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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on October 4, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABENGOA, S.A.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Kingdom of Spain (State or other jurisdiction of incorporation or organization)	8711 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Campus Palmas Altas
C/ Energía Solar 1
41014, Seville, Spain
Tel: + 34 954 93 71 11
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Abengoa Solar Inc.
11500 West 13th Avenue
Lakewood, Co 80215
Tel: + 1 (303) 928 - 8500
Attn: Christopher Hansmeyer

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Christopher C. Paci DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104 + 1 (212) 335-4500	Michael J. Willisch Davis Polk & Wardwell LLP Paseo de la Castellana, 41 28046 Madrid + 34 91 768 9610

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Class B shares, par value €0.01 per share(2)(3)(4)	$621,230,000	$80,205

(1)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)
Includes Class B shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the Class B shares are first bona fide offered to the public.

(3)
Includes Class B shares subject to the underwriters' option to purchase additional shares.

(4)
American depositary shares evidenced by American depositary receipts issuable upon deposit of the Class B shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (Registration No. 333-             ). Each American depositary share represents five Class B shares.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated October 4, 2013

Prospectus

182,500,000 Class B Shares

(either in the form of shares or American Depositary Shares)
€           per Class B share and $             per ADS

        Abengoa, S.A. (the "Issuer", "we", "Abengoa" or the "Company") is offering 182,500,000 Class B shares, including in the form of shares or American Depositary Shares, or ADSs, in the offering. The ADSs may be evidenced by American Depositary Receipts, or ADRs, and each ADS represents the right to receive five Class B shares. We refer to this offering of Class B shares as the "offering".

        We have been approved to list our ADSs on the NASDAQ Global Select Market under the symbol "ABGB," subject to official notice of issuance. The Class B shares are listed on the Madrid and Barcelona Stock Exchanges and traded through the Automated Quotation System of such stock exchanges under the symbol "ABG.P." The closing price of our Class B shares on October 3, 2013 was €2.19 per Class B share (or $2.96 per Class B share and $14.82 per ADS based on the U.S. dollar: euro exchange rate on September 27, 2013). It is anticipated that the initial public offering price per Class B share will be based on the closing price of the Class B shares on the Madrid and Barcelona Stock Exchanges on the date of pricing. The price per ADS will be the approximate U.S. dollar equivalent based on the prevailing exchange rate on such date. We have two classes of shares outstanding, Class A shares and Class B shares. The Class B shares are entitled to the same per share dividend as the Class A shares. Each Class B share carries one vote per share. By comparison, each Class A share carries 100 votes per share.

        Investing in the Class B shares and/or the ADSs involves risks. See "Risk Factors" beginning on page 26.

	Per Class B share	Per ADS	Total(1)
Public Offering Price	€	$	$
Underwriting Discount(2)	€	$	$
Proceeds to Abengoa (before expenses)	€	$	$

(1)
Assumes all Class B shares sold are in the form of ADSs and includes only the securities sold in the offering.

(2)
The Company is paying certain expenses of the underwriters. See "Expenses Relating to This Offering" and "Underwriting".

        We have granted the underwriters the right to purchase up to an additional 27,375,000 Class B shares to cover over-allotments in connection with the offering.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Citigroup	HSBC

Citigroup	HSBC	BofA Merrill Lynch	Banco Santander
Canaccord Genuity		Société Générale Corporate & Investment Banking

        The date of this prospectus is                           , 2013.

        We are responsible only for the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

ENFORCEABILITY OF CIVIL LIABILITIES

        We are a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain ("Spain"). Substantially all of our directors and officers and certain other persons named in this prospectus reside in Spain and all or a significant portion of the assets of the directors and officers and certain other persons named in this prospectus and a significant portion of our assets is located in Spain. As a result, it may not be possible for you to effect service of process within the United States upon such persons or to enforce against them or against us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in Spain, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

CURRENCY PRESENTATION AND DEFINITIONS

        In this prospectus, all references to "euro" or "€" are to the single currency of the participating member states of the European and Monetary Union of the Treaty Establishing the European Community, as amended from time to time, and all references to "U.S. Dollar" and "$" are to the lawful currency of the United States.

Definitions

        Unless otherwise specified or the context requires otherwise in this prospectus:

  •
  references to "Abengoa," "Group," "we," "us", "the Company" and "our" refer to Abengoa, S.A., together with its subsidiaries unless the context otherwise requires;

  •
  references to "Additional Notes" are to the €250,000,000 aggregate principal amount of senior unsecured Notes due 2018 issued on October 3, 2013;

  •
  references to "Annual Consolidated Financial Statements" refer to the audited Consolidated Financial Statements of Abengoa and its subsidiaries as of and for the years ended December 31, 2012, 2011 and 2010, including the related notes thereto, prepared in accordance with IFRS as issued by the IASB (as such terms are defined herein);

  •
  references to "backlog" refer principally to projects, operations and services for which we have signed contracts and in respect of which we have received non-binding commitments from customers or other operations within our Group, where the related revenues are not eliminated in consolidation. Commitments may be in the form of written contracts for specific projects, purchase orders, subscriptions or indications of the amount of time and materials we need to make available for customers' projects. Our backlog includes expected revenue based on engineering and design specifications that may not be final and could be revised over time, and also includes expected revenue for government and maintenance contracts that may not specify actual monetary amounts for the work to be performed. For these contracts, our backlog is based on an estimate of work to be performed, which is based on our knowledge of our customers' stated intentions or our historic experience. We do not include in backlog expected future sales from our concession activities, such as energy sales, transmission and water sales or commodity sales. Our definition of backlog may not necessarily be the same as that used by other companies engaged in activities similar to ours. As a result, the amount of our backlog may not be comparable to the backlog reported by such other companies;

  •
  references to the "Befesa Sale" refer to Abengoa's sale of 100% of Abengoa's shares in its subsidiary, Befesa Medio Ambiente, S.L.U. ("Befesa"), to funds advised by Triton Partners;

  •
  references to the "Cemig Sales" refer to (i) the sale by Abengoa of 100% of the shareholding of NTE Nordeste Transmissora de Energia S.A. ("NTE") and 50% of the shareholding of União de Transmissoras de Energia Elétrica Holding S.A. ("UNISA") to Transmissão Aliança de Energia

    Elétrica S.A. ("TAESA"), an affiliate of Companhia Energetica de Minas Gerais, S.A. ("Cemig"), which occurred on November 30, 2011 (the "First Cemig Sale") and (ii) the sale of our remaining 50% interest in UNISA, which occurred on June 30, 2012 (the "Second Cemig Sale"), which are described in more detail in Note 2 to the unaudited pro forma condensed consolidated financial information;

  •
  references to "Concession-Type Infrastructures" or "Concession-Type Infrastructures activity" refer to the operation by us of assets under long-term arrangements, such as "take or pay" contracts, feed-in and ad hoc tariffs or power or water purchase agreements;

  •
  references to "Deposit Agreement" refer to the deposit agreement to be entered into between Citibank, N.A., as depositary, us and all owners and holders from time to time of the ADSs issued thereunder. The rights of the holders of ADSs are governed by the Deposit Agreement;

  •
  references to "Engineering and Construction" or our "Engineering and Construction activity" refer to our traditional engineering activities in the energy and water sectors, with more than 70 years of experience in the market and development of thermo-solar technology. Abengoa is specialized in carrying out complex turn-key projects for thermo-solar plants, solar-gas hybrid plants, conventional generation plants, biofuels plants and water infrastructures, as well as large-scale desalination plants and transmission lines, among others;

  •
  references to "IFRIC 12" refer to International Financial Reporting Interpretations Committee's Interpretation 12—Service Concessions Arrangements;

  •
  references to "IFRS as issued by the IASB" refer to International Financial Reporting Standards as issued by the International Accounting Standards Board;

  •
  references to "Industrial Production" or our "Industrial Production activity" refer to our traditional activity in the development and production of biofuels and, only until the Befesa Sale, providing a variety of recycling services to industrial customers. The company holds an important leadership position in these activities in the geographical markets in which it operates;

  •
  references to "Interim Consolidated Financial Statements" refer to the Interim Consolidated Condensed Financial Statements of Abengoa and its subsidiaries as of June 30, 2013 prepared in accordance with IFRS as issued by the IASB (as such terms are defined herein);

  •
  references to "non-recourse subsidiaries" refer to our subsidiaries through which we engage in projects involving the design, construction, financing, operation and maintenance of large scale, complex operational assets or infrastructures, which are either owned by such subsidiaries or held under concession for a period of time. The projects undertaken by these non-recourse subsidiaries are initially financed through non-recourse, medium-term bridge loans and later by non-recourse project finance. The assets and liabilities, results of operations, and cash flows of our non-recourse subsidiaries are consolidated in our Annual Consolidated Financial Statements and Interim Consolidated Financial Statements;

  •
  references to "OECD" refer to the Organization of Economic Co-operation and Development, an international organization of 34 member countries consisting of advanced economies;

  •
  references to "Plan" refer to the senior management share purchase plan approved by the Board of Directors of Abengoa and by shareholders at an Extraordinary General Shareholders' Meeting on October 16, 2005;

  •
  references to "Plan Two" refer to the variable pay scheme for the senior management approved by the Board of Directors of Abengoa on July 24, 2006 and December 11, 2006;

  •
  references to "Plan Three" refer to the variable pay scheme for directors approved by the Board of Directors of Abengoa on January 24, 2011;

  •
  references to "R&D&i" refer to our research and development and innovation;

  •
  references to "Securities" refer to the Class B shares (including in the form of ADSs) offered in the offering (including to cover any over-allotments);

  •
  references to "t" and "tons" are to metric tons (one metric ton being equal to 1,000 kilograms or 2,205 pounds);

  •
  references to "total net fixed assets" refer to the sum of intangible assets and property, plant and equipment, and fixed assets and projects, net of depreciation, amortization and provisions for impairment charges;

  •
  references to the "2005 Credit Facility" refer to the €600 million commercial credit facility granted to us by a syndicate of lenders under an agreement executed on July 20, 2005 which matured and was repaid and extinguished on July 20, 2012; and

  •
  references to the "2006 Credit Facility" refer to the €600 million commercial credit facility granted to us by a syndicate of lenders under an agreement executed on June 29, 2006 which matured and was repaid and extinguished on July 20, 2012.

PRESENTATION OF FINANCIAL INFORMATION

        The selected financial information as of and for the six-month periods ended June 30, 2013 and 2012 and as of and for the years ended December 31, 2012, 2011 and 2010 is derived from, and qualified in its entirety by reference to our Interim Consolidated Financial Statements and our annual consolidated financial statements and related notes, which are included elsewhere in this prospectus, which are prepared in accordance with IFRS as issued by the IASB. The selected financial information as of and for the years ended December 31, 2009 and 2008 is derived from our audited consolidated financial statements as of and for the years ended December 31, 2009 and 2008, prepared in accordance with IFRS as issued by the IASB, using as a basis our consolidated financial statements prepared in accordance with IFRS as adopted by the European Union for those years, which are not included herein. There are no differences applicable to the Company, between IFRS as issued by the IASB and IFRS as adopted by the EU for any of the periods presented. The financial information as of and for the years ended December 31, 2012, 2011 and 2010 included in this prospectus has been recasted in order to enhance the comparability of our financial disclosures for those years with 2013 and subsequent periods, to give effect to the facts described below. We have also recasted our Annual Consolidated Financial Statements as of and for the years ended December 31, 2012, 2011 and 2010 included elsewhere in this prospectus. In addition, we have recasted the consolidated financial information for the six-month period ended June 30, 2012 included in our Interim Consolidated Financial Statements, which are also included elsewhere in this prospectus.

        In 2012, the segment Technology and Other has been reclassified from the Industrial Production activity to the Engineering and Construction activity. For comparability purposes, we have also reclassified information for 2011 and 2010 accordingly.

        Certain numerical figures set out in this prospectus, including financial data presented in millions or thousands and percentages describing market shares, have been subject to rounding adjustments, and, as a result, the totals of the data in this prospectus may vary slightly from the actual arithmetic totals of such information. Percentages and amounts reflecting changes over time periods relating to financial and other data set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" are calculated using the numerical data in our Annual Consolidated Financial Statements or the tabular presentation of other data (subject to rounding) contained in this prospectus, as applicable, and not using the numerical data in the narrative description thereof.

Application of IFRS 10 and 11

        IFRS 10 and 11 came into effect on January 1, 2013 under IFRS as issued by the IASB and have been initially applied in our Interim Consolidated Financial Statements as of June 30, 2013. According to IAS 8 Accounting policies, changes in accounting estimates and errors, IFRS 10 and 11 are required to be retrospectively applied, recasting the comparison information presented for the year 2012 in order to make it comparable with the information as of June 30, 2013. Consequently, the Company has recasted the information presented in the Annual Consolidated Financial Statements as of December 31, 2012, to make it comparable with the information as of June 30, 2013. Financial information as of and for the years ended December 31, 2011 and 2010 has not been recasted according to the transition guidance of IFRS 10 and 11. Consequently, the comparative information presented for the years 2011, 2010, 2009 and 2008 is not comparable with the more recent periods presented.

Application of IFRIC 12

        Service concession agreements are recorded in accordance with the provisions of IFRIC 12. IFRIC 12 is applicable to public-to-private service concession arrangements where the grantor of the concession governs what services the operator must provide using the infrastructure, to whom and at what price and also controls any significant residual interest in the infrastructure at the end of the term of the arrangement. When the operator of the infrastructure is also responsible for the engineering, procurement and construction of such asset, IFRIC 12 requires the separate accounting for the revenue and margins associated with the construction activities, which is not eliminated in consolidation even between companies within the same consolidated group, and for the subsequent operation and maintenance of the infrastructure. In such cases, the investment in the infrastructure used in the concession arrangement cannot be classified as property, plant and equipment of the operator, but rather must be classified as a financial asset or an intangible asset, depending on the nature of the payment rights established under the contract. The infrastructures accounted for by us as service concessions under IFRIC 12 are mainly related to the activities concerning power transmission lines, desalination plants and thermo-solar electricity generation plants outside of Spain and, with effect from January 1, 2011 (as explained below), in Spain.

        The analysis on whether IFRIC 12 applies to certain contracts and activities involves various complex factors and it is significantly affected by legal interpretation of certain contractual agreements or other terms and conditions with public sector entities. The application of IFRIC 12 requires extensive judgment in relation with, among other factors, (i) the identification of certain infrastructures and contractual agreements in the scope of IFRIC 12, (ii) the understanding of the nature of the payments in order to determine the classification of the infrastructure as a financial asset or as an intangible asset and (iii) the timing and recognition of the revenue from construction and concessionary activity.

        Thermo-solar electricity generation plants have been affected by numerous laws and regulation which have made difficult and very judgmental their consideration as concessionary assets. The following are the main laws, regulations or agreements with the government which have been considered as the most relevant to our analysis of the application of IFRIC 12 to its thermo-solar assets in Spain:

  •
  the Electricity Sector Act and Royal Decree 661/2007; which regulates the activity of the production of electricity under the special regime for renewable energy producers;

  •
  Royal Decree-Law 6/2009 of April 30 ("RDL 6/2009"); which adopts certain measures in the energy sector, approves a subsidized rate, and creates a "Pre-Allocation Registry";

  •
  Individual rulings issued to us in January and March 2011, from the Spanish Ministry of Industry for each of our thermo-solar installations, confirming earliest commissioning dates, economic terms of the feed-in tariff/premium economic schemes and other issues related to the legal and economic regime of the plants; and

v

  •
  Royal Decree 9-2013 of July 12, whereby the Government adopted urgent measures to ensure financial stability in the electrical system (see Note 33.9 "Subsequent events" to our Annual Consolidated Financial Statements included elsewhere in this prospectus).

        As a result of IFRIC 12 on Service Concession Arrangements coming into effect on January 1, 2008 and in accordance with IAS 8 as established in paragraph 29 of the aforementioned IFRIC 12, we began to apply this interpretation retrospectively with no significant impact on its Consolidated Financial Statements as of that date, since it had already been applying a similar accounting policy to the interpretation concurrently and in anticipation of the changes for its concession-type assets, mainly related to the international concession business for electricity transmission and desalination, with the exception of its thermo-solar assets in Spain. The Electricity Sector Act and Royal Decree 661/2007, which regulates the activity of the production of electricity under the special regime for renewable energy producers in Spain, is a statutory legal regime that created a legal relationship between the Spanish government and the developers of the plants. This legal relationship is of a public/administrative law nature, meaning that it is a legal relationship that is not governed by the Spanish Civil Code or Spanish Commercial Code in any respect (which governs relationships among private parties). This legal relationship is not a bilateral relationship, meaning that it could be changed unilaterally by the Spanish government by way of introducing changes in the laws and regulations governing the statutory legal regime. For that reason, we concluded that these assets did not meet the characteristics of concessionary assets as defined under the Interpretation at the transition date.

        The introduction of RDL 6/2009, created a very high level of uncertainty as to whether our thermo-solar plants in Spain would be entitled to participate in the Special Regime remuneration system, as well as to the continued availability of benefits under the Special Regime remuneration system for the duration of the useful life of our Spanish thermo-solar plants. Registration in the new system of the Pre-Allocation Registry under RDL 6/2009 did not guarantee that all of the thermo-solar plants accepted into the Pre-Allocation Registry would be immediately granted the right to participate in the Special Regime remuneration system. Due to the legal uncertainty created during this period, in the second half of 2010 we determined to pursue a strategy to maximize legal certainty for purposes of finally and definitively establishing a legal and binding arrangement for the generation and sale of electricity on terms designed to ensure a reasonable level of return on its investment in Spanish thermo-solar plants and reducing the uncertainty introduced by the economic and political circumstances and the various regulatory changes that were being discussed. We implemented this strategy by applying for administrative rulings from the Ministry of Industry's General Directorate for Energy Policy and Mining. Our aim was to ensure that it had entered into a bilateral contractual relationship with the Spanish government on mutually binding terms and conditions that could not be amended unilaterally and that, in the case of default or breach by the Spanish government, would give us the recourse to bring claims based on the damages caused by such default or breach. The rulings do not guarantee that we will be successful in any claim brought by it against the Spanish government. However, if we had not obtained the rulings and only relied on the regulatory framework established by the Electricity Sector Act and Royal Decree 661/2007 to participate in the Special Regime, a unilateral change by the Spanish government to that framework affecting all producers equally would have left the Company without legal recourse. These rulings therefore substantially reduced the uncertainty that contributed to our original conclusion that its Spanish thermo-solar plants were not within the scope of IFRIC 12.

        For the foregoing reasons, we did not consider the entry into the Pre-Allocation Registry to constitute the beginning of a service concession arrangement in accordance with the guidance in IFRIC 12 and only considered a service concession arrangement with the Spanish government within the scope of IFRIC 12 to come into existence upon the receipt of the administrative rulings in 2011, as it was through those rulings that the Spanish government confirmed, on an individual basis for each thermo-solar plant, the economic terms of the feed-in tariff and the commissioning dates for each asset, creating a bilateral contractual relationship and an obligation on our part to supply the services at the established terms. In this regard, in June 2013 we commenced a private-law action against the Spanish government for breach of contract based on the administrative ruling issued in respect of one of its thermo-solar plants. In that action we are seeking performance by the Spanish government in accordance with the terms of that administrative ruling or, in the alternative, money damages in an amount equivalent to the difference between the profit it would have obtained under the administrating ruling and the profit that we will obtain under the Spanish government's special-regime tariff. In addition, in June 2013 we also submitted a demand for arbitration against the Spanish government alleging that the Spanish government's regulatory reforms of the electricity sector have breached our legitimate expectations under the administrative rulings issued in respect of its thermo-solar facilities and constitute expropriation. Further, we are seeking compensation through money damages, in an amount yet to be determined. (see Note 33.9 to our Annual Consolidated Financial Statements included elsewhere in this prospectus).

        Furthermore, during the first eight months of 2011, in view of the complex regulatory and accounting issues raised by the application of IFRIC 12 to those assets, and as a result of a review conducted by our home country regulator, the CNMV, we decided to gather the opinions of legal and accounting experts on this topic to support its analysis and conclusions. After completing that analysis with the CNMV in August 2011, we concluded that its Spanish thermo-solar assets were required to be included in the scope of IFRIC 12. As such, and because the change was driven by a change in facts and circumstances, we originally began to apply IFRIC 12 to such assets prospectively from that date (September 1, 2011). As a result, from January 1, 2008 through September 1, 2011, we originally determined that these assets were not under the scope of IFRIC 12, and therefore such plants were accounted for in accordance with IAS 16 as "Property, Plant & Equipment in Projects" and classified under the "Fixed Assets in Projects" line item. Capitalized costs derived from the construction of the plants were recorded in "Other Operating Income—Work performed by the entity and capitalized and other". Once IFRIC 12 began to be applied to these assets on September 1, 2011, we reclassified its solar-thermal plant assets from "Property, Plant and Equipment in Projects" to "Intangible Assets in Projects" and, in accordance with IAS 11, the total contract revenue for the construction of the plants (including amounts previously eliminated in consolidation) began to be recognized from September 1, 2011 based on the "percentage of completion" method, up to the finalization of construction of the plants.

        During the year 2013, in connection with the SEC Staff's review of this Registration Statement, we have reconsidered the assumptions and conclusions made in 2011, which led to the application of the accounting policy for thermo-solar plants in Spain described above. As a result, on June 30, 2013, we decided, based on the provisions of IAS 8.14, to apply an alternative acceptable accounting treatment which would better reflect the reliability and comparability of financial information, consisting of the revision of the method in which it applied IFRIC 12 to its thermo-solar assets in Spain already constructed or under construction upon application of IFRIC 12 and of the revision of the date on which IFRIC 12 was applied to these assets (January 1, 2011 instead of September 1, 2011). The revised accounting treatment has consisted in applying IFRIC 12 prospectively from January 1, 2011 (as this was the date the administrative rulings were received) by derecognizing, in accordance with IFRIC 12.8 and IAS 16, our thermo-solar plant assets previously recognized at cost as "Property, Plant and Equipment in Projects" and recognizing those thermo-solar plant assets at fair value as "Intangible Assets in Projects". The difference of €165 million has been recorded as a sale of property, plant and equipment on January 1, 2011 within "Other Operating Income" on the consolidated income statement for the year ended December 31, 2011. From January 1, 2011, only the remaining contract revenue, costs and margins generated after such date for the ongoing construction of the plants began to be recognized based on the "percentage of completion" accounting method, up to the end of construction of the plants, in accordance with IAS 11. In addition, the revenue and operating profit that was previously deferred upon original adoption of IFRIC 12 and that was being recognized prospectively during fiscal years 2011 (from September 1, 2011) and 2012 have been eliminated. The change in application date also resulted in the recognition of revenues and costs associated with the construction activities that occurred between January 1, 2011 and September 1, 2011 that had been previously eliminated in consolidation. In accordance with the terms and requirements of IAS 8 for Accounting Policies, Changes in Accounting Estimates and Errors, we applied this change in accounting policy by recasting its 2012 and 2011 consolidated financial statements. Total recasted revenues and operating profits related to our thermo-solar activity in Spain amounted to €843 million and €234 million, respectively, for the year ended December 31, 2011 (including the one-time gain of €165million recorded within "other operating income"), versus €649 million and €60 million, respectively, which had been recognized during this same period prior to the voluntary accounting change described above. The application of IFRIC 12 also resulted in an increase in intangible assets in projects of €1,808 million as of December 31, 2011.

        The consolidated income statement and statement of financial position within our Annual Consolidated Financial Statements as well as the unaudited pro forma condensed consolidated financial information as presented elsewhere herein, have not been recasted to retrospectively apply IFRIC 12 to our thermo-solar electricity generation plants in Spain for any period prior to January 1, 2011.

Befesa Sale

        On June 13, 2013, we entered into a share purchase agreement for the sale of 100% of our shares in our subsidiary Befesa (the "Befesa Sale") to funds advised by Triton Partners (the "Triton Funds"). After customary net debt adjustments and subject to certain adjustments, total consideration to us amounts to €620 million which is comprised of €348 million total cash, of which a payment of €331 million was received at closing and deferred compensation of €17 million (including €15 million in escrow pending resolution of ongoing litigation and a €2 million long-term receivable from a Befesa customer), a €48 million subordinated vendor note with a five-year maturity and a €225 million (par value) subordinated convertible instrument with a 15-year maturity (subject to two five-year extensions) accruing interest of 6 month Euribor in effect at closing date plus a 6% spread and which, upon the occurrence of certain triggering events including, but not limited to, Befesa's failure to meet certain financial targets or the exit of the Triton Funds from Befesa, may be converted into approximately 14% of the shares of Befesa (subject to certain adjustments). In addition, we undertook to ensure that either existing financing or new alternative financing up to the amount drawn down as of December 31, 2012, would be available with substantially the same terms and conditions to Befesa until September 30, 2013. We also had a commitment to provide limited financial guarantees for Befesa until September 30, 2013, after which date the guarantees are being gradually cancelled. Finally, we will provide interim bridge financing to Befesa in connection with the construction of a new plant in Germany in an amount of €15 million. The share purchase agreement contains a two-year non-compete provision concerning Befesa's activities.

        At the end of the six-month period ended June 30, 2013 all the conditions necessary to close the transaction were fulfilled (including the required approvals from the competition authorities). Accordingly, we have recorded the sale as of June 30, 2013, derecognizing the assets and liabilities of this shareholding and recognizing a gain of €0.4 million, included in "Results for the year from discontinued operations, net of taxes" in the Consolidated Income Statement for the six month period ended on June 30, 2013. On July 15, 2013, we received €331 million of cash proceeds corresponding to the price agreed for the shares and the sale of the transaction was definitely closed. We have used the proceeds from the Befesa Sale to replace expiring working capital facilities and to increase our flexibility to manage seasonal fluctuations in our working capital.

        Taking into account the significance of the activities carried out by Befesa to Abengoa, the sale of this shareholding is considered as a discontinued operation in accordance with IFRS 5, Non-Current Assets Held for Sale and Discontinued Operations.

        In accordance with this standard, the results of Befesa until the closing of the sale and the result of this sale are included under a single heading (profit for the year from discontinued operations, net of tax) in our Interim Consolidated Financial Statements. Likewise, the consolidated income statements for the six-month period ended June 30, 2012 and for the years ended December 31, 2012, 2011 and 2010 also include the results of Befesa under a single heading. The Befesa Sale also resulted in the removal of the Industrial Recycling segment from our Industrial Production activity.

Non-GAAP Financial Measures

        This prospectus contains non-GAAP financial measures and ratios, including Consolidated EBITDA, Consolidated Adjusted EBITDA, Corporate EBITDA, Corporate Adjusted EBITDA, Gross Corporate Debt, Net Corporate Debt, Ratio of Net Corporate Debt to Corporate EBITDA and constant currency presentation that are not required by, or presented in accordance with, IFRS as issued by the IASB.

  •
  Consolidated EBITDA is calculated as profit for the year from continuing operations, after adding back income tax expense/(benefit), share of (loss)/profit of associates, finance expense net and depreciation, amortization and impairment charges of Abengoa, S.A. and its subsidiaries.

  •
  Consolidated Adjusted EBITDA is calculated as Consolidated EBITDA, after adding back research and development costs of Abengoa, S.A. and its subsidiaries.

  •
  Corporate EBITDA is calculated as profit for the year from continuing operations, after adding back income tax expense/(benefit), share of (loss)/profit of associates, finance expenses net, depreciation, amortization and impairment charges, less EBITDA from non-recourse activities net of eliminations.

  •
  Corporate Adjusted EBITDA is calculated as Consolidated EBITDA after adding back research and development costs of Abengoa, S.A. and its subsidiaries less EBITDA from non-recourse activities net of eliminations.

  •
  Gross Corporate Debt consists of our (i) long-term debt (debt with a maturity of greater than one year) incurred with credit institutions, plus (ii) short-term debt (debt with a maturity of one year or less) incurred with credit institutions, plus (iii) notes, obligations, promissory notes, financial leases and any other such obligations or liabilities, the purpose of which is to provide finance and generate a financial cost for us, plus (iv) obligations relating to guarantees of third-party obligations (other than intra-Group guarantees), but excluding any non-recourse debt.

  •
  Net Corporate Debt consists of Gross Corporate Debt, excluding obligations relating to guarantees of third parties (other than intragroup guarantees), less total cash and cash equivalents (excluding non-recourse cash and cash equivalents), and short-term financial investments at the end of each period (excluding non-recourse short-term financial investments).

  •
  Ratio of Net Corporate Debt to Corporate EBITDA is Net Corporate Debt over Corporate EBITDA.

        We present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance and liquidity. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our operating results as reported under IFRS as issued by the IASB. Non-GAAP financial measures and ratios are not measurements of our performance or liquidity under IFRS as issued by the IASB and should not be considered as alternatives to operating profit or profit for the year or any other performance measures derived in accordance with IFRS as issued by the IASB or any other generally accepted accounting principles or as alternatives to cash flow from operating, investing or financing activities.

        Some of the limitations of these non-GAAP measures and ratios are:

  •
  they do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  they do not reflect changes in, or cash requirements for, our working capital needs;

  •
  they do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments, on our debts;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often need to be replaced in the future and Consolidated EBITDA does not reflect any cash requirements that would be required for such replacements;

  •
  some of the exceptional items that we eliminate in calculating Consolidated EBITDA and Corporate Adjusted EBITDA reflect cash payments that were made, or will be made in the future; and

  •
  the fact that other companies in our industry may calculate Consolidated EBITDA, Consolidated Adjusted EBITDA, Corporate EBITDA, Corporate Adjusted EBITDA, Gross Corporate Debt and Net Corporate Debt differently than we do, which limits their usefulness as comparative measures.

        In our discussion of operating results, we have included foreign exchange impacts in our revenue by providing constant currency revenue growth. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations. We calculate constant currency amounts by converting our current period local currency revenue using the prior period foreign currency average exchange rates and comparing these adjusted amounts to our prior period reported results. This calculation may differ from similarly titled measures used by others and, accordingly, the constant currency presentation is not meant to substitute for recorded amounts presented in conformity with IFRS nor should such amounts be considered in isolation.

Pro Forma Information

        We present in this prospectus unaudited pro forma condensed consolidated financial information consisting of the unaudited pro forma condensed consolidated income statement of the Group for the year ended December 31, 2012 and for the six-month period ended June 30, 2013 and the unaudited pro forma condensed consolidated statement of financial position of the Group as of June 30, 2013, which has been derived from, and should be read in conjunction with our Interim Consolidated Financial Statements and our Annual Consolidated Financial Statements, included elsewhere in this prospectus.

        We have included the unaudited pro forma condensed consolidated financial information to illustrate, on a pro forma basis, (i) the impact on our consolidated income statement for the year ended December 31, 2012 of the Second Cemig Sale, (ii) the impact on our consolidated income statement for the year ended December 31, 2012 of the issuance of the 6.25% senior unsecured convertible notes due 2019 (the "2019 Convertible Notes"), the 8.875% senior unsecured notes due 2018 (the "Senior Unsecured Notes due 2018") and the Additional Notes, and (iii) the impact on our condensed consolidated income statement for the six-month period ended June 30, 2013 and on our condensed consolidated statement of financial position as of June 30, 2013 of the issuance of the Additional Notes.

        Our consolidated income statement for the year ended December 31, 2012 has been presented on a pro forma basis as if the Second Cemig Sale and the issuance of the 2019 Convertible Notes, the Senior Unsecured Notes due 2018 and the Additional Notes had occurred on January 1, 2012.

        Our consolidated income statement for the six months ended June 30, 2013 has been presented on a pro forma basis as if the issuance of the Additional Notes had occurred on January 1, 2013.

        Our consolidated statement of financial position as of June 30, 2013 has been presented on a pro forma basis as if the issuance of the Additional Notes had occurred on June 30, 2013.

        The unaudited pro forma condensed consolidated financial information contains specific adjustments related to the Second Cemig Sale, the issuance of the 2019 Convertible Notes and the Senior Unsecured Notes due 2018, and the issuance of the Additional Notes (collectively, the "Transactions"), does not purport to represent what our consolidated results of operations would have been if the Transactions had occurred on the date indicated and is not intended to project our consolidated results of operations for any future period

x

or date, nor is it necessary indicative of future results of operations or financial condition. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

Sale of Brazilian Transmission Line Assets

        We sold, in two portions pursuant to three share purchase agreements, 100% of certain Brazilian transmission line assets to TAESA, an affiliate of Cemig.

        On June 2, 2011, Abengoa Concessões Brasil Holding S.A. ("Abengoa Concessões") entered into an agreement with TAESA to sell 50% of its shareholding in a newly formed entity, named UNISA, to which Abengoa Concessões contributed 100% of its interests in four project companies that it controls and that hold power transmission line concessions in Brazil. These four project companies are STE, ATE, ATE II and ATE III. In addition, on June 2, 2011, Abengoa Concessões and Abengoa Construção Brasil Ltda. entered into an agreement with TAESA to sell 100% of the share capital of NTE, another project company that holds a power transmission line concession in Brazil. The sales corresponding to the sale of 100% of the shareholding of NTE and 50% of the shareholding of UNISA are referred to herein as the "First Cemig Sale." The First Cemig Sale closed on November 30, 2011 and, accordingly, is fully reflected in our historical statement of financial position as of and for the year ended December 31, 2011.

        As consideration for the First Cemig Sale, upon closing we received the equivalent of approximately €479 million in net cash proceeds in Brazilian reais and reduced our net consolidated debt by approximately €642 million on our statement of financial position as of December 31, 2011. For the year ended December 31, 2011, we recorded a net gain from the sale of €45 million reflected in the "Other operating income" line item in our consolidated income statement (€43 million after taxes) resulting from the First Cemig Sale. The share purchase agreements for each of UNISA and NTE in respect of the First Cemig Sale provided for a post-closing price adjustment to be paid following the preparation of the audited financial statements of the relevant project companies taking into account, among other variables, changes in the share capital thereof and any dividends or distributions made between signing and closing. No such adjustments were required to be paid under the terms of the share purchase agreements with respect to the First Cemig Sale.

        In addition to the First Cemig Sale, we signed an agreement with TAESA on March 16, 2012 to sell our remaining 50% interest in UNISA, thereby completing the divestment of certain Brazilian transmission line concession assets (STE, ATE, ATE II and ATE III) (the "Second Cemig Sale," and collectively with the First Cemig Sale, the "Cemig Sales"). On June 30, 2012, all the conditions necessary to close the transaction were fulfilled, and on July 2, we received €354 million of cash proceeds corresponding to the total price agreed for the shares. The gain from the Second Cemig Sale of €4.5 million is reflected in the "Other operating income" line item in our consolidated income statement for the year ended December 31, 2012. The Second Cemig Sale includes a post-closing adjustment mechanism similar to that described above relating to the First Cemig Sale, and we similarly do not expect any significant post-closing adjustment to be payable.

        In the consolidated income statement for the years ended December 31, 2012, 2011 and 2010 included in the Annual Consolidated Financial Statements, the profits and losses of NTE and the four project companies we contributed to UNISA (STE, ATE, ATE II and ATE III) are fully consolidated until November 30, 2011. Following such date through December 31, 2011, we included our 50% share in the profits and losses of UNISA following the proportional consolidation method. In our consolidated income statement for the year ended December 31, 2012, the profits and losses of the four project companies are recorded under the equity method as a result of the retrospective application of IFRS 11 from January 1, 2012 until June 30, 2012, when the Second Cemig Sale closed. See "Unaudited Pro Forma Condensed Consolidated Financial Information" for further discussion.

Divestment of Telvent GIT, S.A.

        As of December 31, 2010 and during part of the year 2011 we held a 40% shareholding in Telvent GIT, S.A. and its subsidiaries ("Telvent"). Despite partially reducing our share ownership in Telvent during 2009 through the sale of 7,768,844 ordinary shares for a total amount of €119 million, we remained the largest shareholder and our 40% shareholding, along with our control of certain treasury shares held by Telvent, permitted us to exercise de facto control over Telvent and therefore Telvent's financial information was fully consolidated with our consolidated financial statements for the year ended December 31, 2010 and during the period of 2011 in which we had control over Telvent. On June 1, 2011, we announced the sale of our investment in Telvent (the "Telvent Disposal"), in which we sold our 40% shareholding in Telvent to Schneider Electric S.A. ("SE"). Following the agreement to sell, SE launched a tender offer to acquire all of the remaining Telvent shares. SE launched the tender offer to acquire all Telvent shares at a price of $40 per share in cash, which valued the business at €1,360 million, or a premium of 36%, to Telvent's average share price over the previous 90 days prior to the announcement of the offer. On September 5, 2011, following completion of the customary closing conditions and the receipt of regulatory approvals, the transaction was completed. Our cash proceeds from the Telvent Disposal were €391 million and consolidated net debt reduction was €725 million. In addition, we recorded a gain which is included in the €91 million profit from discontinued operations as reflected on our income statement for the year ended December 31, 2011. As a result, taking into account the significance of Telvent to us, Telvent was treated as discontinued operations in accordance with IFRS 5, Non-Current Assets Held for Sale and Discontinued Operations, and the results obtained from this sale are included under a single heading, "Profit after tax from discontinued operations," in the consolidated income statement for the year 2011, together with the results generated by Telvent until the moment of its sale, and the consolidated income statement for 2010 has been recasted to present Telvent as discontinued operations. The Telvent Disposal also resulted in the removal of our Information Technologies segment. See Note 7 to our Annual Consolidated Financial Statements included elsewhere in this prospectus.

Commencement of Operations of Projects

        The comparability of our results of operations is significantly influenced by the volume of projects that become operational during a particular year. The number of projects becoming operational and the length of projects under construction significantly impact our revenue and operating profit, as well as our consolidated profit after tax during a particular period, which makes the comparison of periods difficult.

        The following table sets forth the principal projects that commenced operations during each of the years ended December 31, 2012, 2011 and 2010 and through June 30, 2013, including the quarter in which operations began.

	Project	2010	2011	2012	2013
Segment
Transmission	ATE IV (Brazil)	3rd quarter
	ATE V (Brazil)	4th quarter
	ATE VI (Brazil)	1st quarter
	ATN		4th quarter
	Manaus (Brazil)				1st quarter
Biofuels	Indiana & Illinois (USA) — Ethanol plants	1st quarter
	Rotterdam (Netherlands) — Ethanol plant	3rd quarter
	Co-generation plants (Brazil)	3rd quarter
	Salamanca (Spain) — Waste to Biofuels plant				2nd quarter
Water	Chennai plant (India)	2nd quarter
	Tlemcem-Honaine Plant (Algeria)		4th quarter
	Quingdao (China)				1st quarter
Solar	Solnova 1 (Spain)	2nd quarter
	Solnova 3 (Spain)	2nd quarter
	Solnova 4 (Spain)	3rd quarter
	Solar Power Plant One (Algeria)		3rd quarter
	Helioenergy 1 (Spain)		3rd quarter
	Helioenergy 2 (Spain)			1st quarter
	Solacor 1 (Spain)			1st quarter
	Solacor 2 (Spain)			1st quarter
	Helios 1 (Spain)			2nd quarter
	Solaben 3 (Spain)			2nd quarter
	Solaben 2 (Spain)			3rd quarter
	Helios 2 (Spain)			3rd quarter
	Shams (UAE)				1st quarter
Cogeneration	Tabasco (Mexico)				2nd quarter

 PRESENTATION OF INDUSTRY AND MARKET DATA

        In this prospectus, we rely on, and refer to, information regarding our business and the markets in which we operate and compete. The market data and certain economic and industry data and forecasts used in this prospectus were obtained from internal surveys, market research, governmental and other publicly available information, independent industry publications and reports prepared by industry consultants. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We believe that these industry publications, surveys and forecasts are reliable but we have not independently verified them.

        Certain market share information and other statements presented herein regarding our position relative to our competitors are not based on published statistical data or information obtained from independent third parties, but reflect our best estimates. We have based these estimates upon information obtained from our customers, trade and business organizations and associations and other contacts in the industries in which we operate.

        Elsewhere in this prospectus, statements regarding our Engineering and Construction, Concession-Type Infrastructures and Industrial Production activities, our position in the industries and geographies in which we operate, our market share and the market shares of various industry participants are based solely on our experience, our internal studies and estimates, and our own investigation of market conditions.

        All of the information set forth in this prospectus relating to the operations, financial results or market share of our competitors has been obtained from information made available to the public in such companies' publicly available reports and independent research, as well as from our experience, internal studies, estimates and investigation of market conditions. We have not funded, nor are we affiliated with, any of the sources cited in this prospectus.

        All third-party information, as outlined above, has to our knowledge been accurately reproduced and, as far as we are aware and are able to ascertain, no facts have been omitted which would render the reproduced information inaccurate or misleading.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this prospectus, including, without limitation, those regarding our future financial position and results of operations, our strategy, plans, objectives, goals and targets, future developments in the markets in which we operate or are seeking to operate or anticipated regulatory changes in the markets in which we operate or intend to operate. In some cases, you can identify forward-looking statements by terminology such as "aim," "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "guidance," "intend," "may," "plan," "potential," "predict," "projected," "should" or "will" or the negative of such terms or other comparable terminology.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and are based on numerous assumptions. Our actual results of operations, financial condition and the development of events may differ materially from (and be more negative than) those made in, or suggested by, the forward-looking statements. Investors should read the section entitled "Risk Factors" and the description of our segments in the section entitled "Business" for a more complete discussion of the factors that could affect us. Important risks, uncertainties and other factors that could cause these differences include, but are not limited to:

  •
  Changes in general economic, political, governmental and business conditions globally and in the countries in which Abengoa does business;

  •
  Difficult conditions in the global economy and in the global markets; changes in interest rates;

  •
  Changes in inflation rates; changes in prices, including increases in the cost of energy and oil and other operating costs;

  •
  Decreases in government expenditure budgets and reductions in government subsidies;

  •
  Changes to national and international laws and policies that support renewable energy sources;

  •
  The effects of the implementation of Royal Decree 9/2013 in Spain;

  •
  Inability to improve competitiveness of our renewable energy services and products;

  •
  Decline in public acceptance of renewable energy sources;

  •
  Legal challenges to regulations, subsidies and incentives that support renewable energy sources;

  •
  Extensive governmental regulation in a number of different jurisdictions, including stringent environmental regulation;

  •
  Our substantial capital expenditure and research and development requirements;

  •
  Management of exposure to credit, interest rate, exchange rate, supply and commodity price risks;

  •
  The termination or revocation of our operations conducted pursuant to concessions;

  •
  Reliance on third-party contractors and suppliers;

  •
  Acquisitions or investments in joint ventures with third parties;

  •
  Unexpected adjustments and cancellations of our backlog of unfilled orders;

  •
  Inability to obtain new sites and expand existing ones;

  •
  Failure to maintain safe work environments; effects of catastrophes, natural disasters, adverse weather conditions, unexpected geological or other physical conditions, or criminal or terrorist acts at one or more of our plants;

  •
  Insufficient insurance coverage and increases in insurance cost;

  •
  Loss of senior management and key personnel; unauthorized use of our intellectual property and claims of infringement by us of others intellectual property;

  •
  Our substantial indebtedness;

  •
  Our ability to generate cash to service our indebtedness changes in business strategy;

  •
  Adverse reactions in financial markets related to the partial shutdown of the United States government that commenced on October 1, 2013; potential or actual default by the United States government on Treasury securities; and actual or potential downgrades to the sovereign credit rating of the United States; and

  •
  Various other factors, including those factors discussed under "Risk Factors" herein.

        Unless required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or developments or otherwise.

 EXCHANGE RATE INFORMATION

        The following table sets forth, for the periods indicated, the Noon Buying Rate certified by the Federal Reserve Bank of New York expressed in U.S. dollar per €1.00. The Noon Buying Rate refers to the exchange for euro, expressed in U.S. dollars per euro, in the City of New York for cable transfers payable in foreign currencies as certified by the Federal Reserve Bank of New York for customs purposes. The rates may differ from the actual rates used in the preparation of the Consolidated Financial Statements and other financial information appearing in this prospectus. We do not represent that the U.S. dollar amounts referred to below could be or could have been converted into euro at any particular rate indicated or any other rate.

        The average rate of the Noon Buying Rate means the average rates for the euro on the last day reported of each month during the relevant period.

        The Federal Reserve Bank of New York Noon Buying Rate of the euro on September 27, 2013 was $1.3537 per €1.00.

	U.S. Dollar per €1.00
	High	Low	Average	Period End
Year
2007	1.4862	1.2904	1.3793	1.4603
2008	1.6010	1.2446	1.4695	1.3919
2009	1.5100	1.2547	1.3955	1.4332
2010	1.4536	1.1959	1.3218	1.3269
2011	1.4875	1.2926	1.4002	1.2973
2012	1.3463	1.2062	1.2909	1.3186
2013 (through September 27, 2013)	1.3692	1.2774	1.3174	1.3537
Month
March 2013	1.3098	1.2782	1.2953	1.2816
April 2013	1.3168	1.2836	1.3025	1.3168
May 2013	1.3192	1.2818	1.2983	1.2988
June 2013	1.3407	1.3006	1.3249	1.3010
July 2013	1.3282	1.2774	1.3088	1.3282
August 2013	1.3426	1.3196	1.3314	1.3196
September 2013 (through September 27, 2013)	1.3537	1.3120	1.3355	1.3537

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class B shares and ADSs. Before investing in the Class B shares and ADSs, you should read this entire prospectus carefully for a more complete understanding of our business and this offering, including the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Information" and our Annual Consolidated Financial Statements and our Interim Consolidated Financial Statements the related notes included elsewhere in this prospectus.

Overview

        We are a leading engineering and clean technology company with operations in more than 70 countries worldwide that provides innovative solutions for a diverse range of customers in the energy and environmental sectors. Over the course of our 70-year history, we have developed a unique and integrated business model that applies our accumulated engineering expertise to promoting sustainable development solutions, including delivering new methods for generating power from the sun, developing biofuels, producing potable water from seawater and efficiently transporting electricity. A cornerstone of our business model has been investment in proprietary technologies, particularly in areas with relatively high barriers to entry. Our Engineering and Construction activity provides sophisticated turnkey engineering, procurement and construction ("EPC") services from design to implementation for infrastructure projects within the energy and environmental sectors and engages in other related activities with a high technology component. Our Concession-Type Infrastructures activity operates, manages and maintains infrastructure assets, usually pursuant to long-term concession agreements under Build, Own, Operate and Transfer ("BOOT") schemes, within four operating segments (Transmission, Solar, Water and Co-generation). Finally, our Industrial Production activity produces a variety of biofuels (ethanol and biodiesel). For the first half of the year 2013, our average number of employees was 27,417 people worldwide across our three business activities and, according to industry publications, we are among the market leaders in the majority of our areas of operation.

        In order to focus our attention on our key markets, we organize our business into three activities: Engineering and Construction, Concession Type Infrastructures and Industrial Production. Each activity is further broken into the following operating segments: Engineering and Construction and Technology and Other within the Engineering and Construction segment; Transmission, Solar, Water and Co-generation within the Concession Type Infrastructures activity; and Biofuels within the Industrial Production activity. Our three activities are focused in the energy and environmental industries, and integrate operations throughout the value chain, including research and development and innovation ("R&D&i"), project development, engineering and construction, and the operation and maintenance of our own assets and those of third parties. Our activities are organized to capitalize on our global presence and scale, as well as to leverage our engineering and technological expertise in order to strengthen our leadership positions.

        We have successfully grown our business, with a compound annual growth rate of our Consolidated EBITDA of 25% during the last ten years ended December 31, 2012. We have also maintained double-digit growth in our consolidated revenue and Consolidated EBITDA on a compound annual growth basis since our 1996 initial public offering on the Spanish Stock Exchanges. As of October 3, 2013, we had a market capitalization of approximately €1.2 billion. As of June 30, 2013, our backlog was €7,133 million.

        Our revenue, Consolidated EBITDA and net fixed assets of the Group and by segment as of and for the six-month period ended June 30, 2013 and the year ended December 31, 2012 are set forth in the following table.

	For the six-month period ended June 30, 2013	For the year ended December 31, 2012(1)
	(unaudited)
	(€ in millions)
Revenue (total)	3,402.3	6,312.0

Engineering and Construction	2,181.5	3,780.6

Engineering and Construction	1,995.7	3,477.8
Technology and Other	185.9	302.8
Concession-Type Infrastructures	236.4	393.1

Solar	134.4	281.6
Transmission	32.7	37.6
Co-generation	48.6	53.2
Water	20.6	20.7
Industrial Production	984.4	2,138.2

Biofuels	984.4	2,138.2

Consolidated EBITDA (total)	530.7	948.6

Engineering and Construction	349.9	623.9

Engineering and Construction	242.0	475.5
Technology and Other	107.9	148.4
Concession-Type Infrastructures	140.1	233.6

Solar	80.8	203.4
Transmission	21.6	15.7
Co-generation	21.4	2.9
Water	16.2	11.6
Industrial Production	40.7	91.1

Biofuels	40.7	91.1

	As of June 30, 2013	As of December 31, 2012(1)(2)
	(unaudited)
	(€ in millions)
Net Fixed Assets (total)	10,174.8	10,729.7

Engineering and Construction	567.0	527.4

Engineering and Construction	235.7	251.9
Technology and Other	331.3	275.5
Concession-Type Infrastructures	7,001.6	6,558.5

Solar	3,224.8	3,059.3
Transmission	2,530.0	2,384.1
Co-generation	863.7	746.8
Water	383.1	368.3
Industrial Production	2,606.2	3,643.8

Biofuels	2,606.2	2,657.9
Industrial Recycling(*)	—	986.0

(*)
Operating segment existing until the sale of shareholding in Befesa.

(1)
Amounts recasted (see "Presentation of Financial Information" and Note 2 to our Annual Consolidated Financial Statements).

(2)
Net Fixed Assets as of December 31, 2012 include the net fixed assets of Befesa, our subsidiary engaged in the industrial recycling industry, which was sold on June 13, 2013. In accordance with IFRS 5, the results generated by Befesa are considered discontinued operation in Abengoa's Interim Consolidated Financial Statements (see "Presentation of Financial Information" and Notes 2 and 7 to our Annual Consolidated Financial Statements).

        Our three activities are as follows:

  •
  Engineering and Construction

    Our Engineering and Construction activity includes two operating segments: Engineering and Construction and Technology and Other.

        Engineering and Construction

    We have over 70 years of experience in the Engineering and Construction activity in the energy and environmental sectors. We are responsible for all phases of the engineering and construction cycle, including project identification and development, basic and detailed engineering, construction and operation and maintenance.

    In the energy sector, we are dedicated primarily to renewable energy (solar, biofuel and biomass), as well as conventional (co-generation and combined-cycle) power plants and power transmission lines. We were recognized by ENR Magazine as the leading international contractor in power transmission and distribution ("T&D") of electricity in terms of revenues, the leading international contractor in power in terms of revenues and the leading international contractor in co-generation and solar in terms of revenues (source: ENR).

    Within the environmental sector, we build water infrastructure, desalination and water treatment plants in Europe, the Americas, Africa and Asia. We are among the market leaders in the construction of water desalination plants through our projects in Algeria, China, India, Ghana and Spain.

        Technology and Other

    The Technology and Other segment includes activities related to the sale of thermo-solar equipment and licensing of solar thermal related technology and water management technology, as well as innovative technology businesses such as hydrogen energy or the management of energy crops.

  •
  Concession-Type Infrastructures

    By leveraging the expertise we have gained over the years in our Engineering and Construction activity and by selectively developing proprietary technologies, we have developed a portfolio of investments in concession-type infrastructures in the energy and environmental sectors where we seek to achieve attractive returns. Many such concessions are held pursuant to long-term agreements in which we operate and maintain assets that we initially constructed under BOOT or BOO schemes. There is limited or no demand risk as a result of arrangements such as feed-in and ad hoc tariff regimes, take-or-pay contracts and power or water purchase agreements, which are long-term contracts with utilities or other offtakers for the purchase and sale of the output of our concession assets. We believe our level of revenue visibility in this business to be very high given the nature of our assets, the long-term arrangements under which they are operated, and the number of projects under construction where off-take remuneration is already in place.

    Our Concession-Type Infrastructure activity includes four operating segments: Transmission, Solar, Water and Co-generation, which operate, respectively, our assets in power transmission, solar power generation (mostly in concentrated solar power technology ("CSP")), water desalination and co-generation. In each instance, we typically partner with leading international or local businesses or parastatals, such as E.ON AG ("E.ON"), Total S.A., Abu Dhabi Future Energy Company ("Masdar"), Centrais Eléctricas Brasileiras S.A. ("Eletrobrás"), General Electric Company ("General Electric"), Cemig, JGC Corporation, Itochu Corporation and Algérienne des Eaux (Algerian Water Authority). In a typical partnership, we make an equity contribution with our partners and then typically finance the infrastructure through non-recourse project financing.

    As of June 30, 2013, the average remaining duration of operation of our concession contract portfolio was 26 years. The capacity of our solar, co-generation and water desalination plants and the scale of our power transmission line networks are each expected to approximately double as projects currently under construction are expected to be completed between 2013 and 2014.

    We manage concession assets on five continents as diverse as power transmission lines in Brazil, Chile and Peru, thermo-solar plants in the United States, Spain, South Africa, the United Arab Emirates and Israel, desalination plants in India, China, the Middle East and North Africa and co-generation plants in Spain and Mexico. We pursue a flexible asset rotation strategy through which we may divest certain assets from time to time on an opportunistic basis to maximize our overall investment returns.

  •
  Industrial Production

    Our Industrial Production activity includes our Biofuels business in which we develop and produce biofuels. These operations are conducted using our own assets and are focused on high growth markets. According to industry publications and our own estimates, we enjoy leadership positions in many of the markets in which we operate.

        Biofuels

    In terms of capacity, according to Ethanol Producer Magazine and the European Renewable Ethanol Association, our Biofuels segment is currently the European market leader in ethanol production and is the seventh largest ethanol producer in North America. We are the only operator with a significant presence in all of the three key biofuel markets: the United States, Europe and Brazil. We are also diversified in terms of revenue sources and, historically, we have benefited from the positive impact of successful hedging policies.

    We believe we have identified a significant market opportunity in second-generation biofuels, which utilize biomass rather than cereal and other food crops as the primary raw material. We have invested continually in R&D&i over the past decade in this business and have developed our own proprietary processes and enzymes. Our pilot plant has been in operation in York (Nebraska, United States) since 2007 and a demonstration plant in Salamanca (Spain) since 2009. We commenced construction of our first second-generation commercial plant in Hugoton (Kansas, United States), for which we have been awarded a total of $132 million in loan guarantee financing and $97 million in grants from the U.S. Department of Energy since 2007. This plant is expected to start operations in the first quarter of 2014 and increase the number of opportunities for us to license our biomass technology to third parties. In addition, we believe that the plant will position our business for potential entry into the biomaterials and bioproducts industry. N-Butanol production on a commercial scale would allow us to diversify our bioenergy business product range, reducing market volatility. A pilot plan for development and implementation of a catalytic technology for N-Butanol production is expected to be running by the end of 2013.

Industry and Market Opportunity

        Over the last decade, global investment in the renewable energy and environmental sectors has witnessed significant growth. Moreover, energy scarcity, the focus on reduction of carbon emissions, and the potential increased costs of building and operating nuclear plants are expected to continue to drive renewable technology. We expect this to continue both in the short- and long-term and expect that this will support demand for our products and services. Overall energy demand is expected to increase by 1.2% per year from 2010 through 2035, while fossil-based energy sources are expected to become more scarce. As a result, biofuel usage is forecast to grow at 5.2% per year from 2010 until 2035 and solar power global installed capacity is expected to grow at 12% per year from 2010 to reach 674 GW by 2035 (source: World Energy Outlook). In addition, total investment of $1.8 trillion is expected in the electricity transmission sector worldwide between 2012 and 2035 (source: International Energy Association), approximately 61% of which is projected in regions where we focus our transmission activity.

        Other macroeconomic trends such as continuous global population growth and increasing water scarcity are expected to result in trends that favor the expertise and focus of our business. According to Global Water Intelligence estimates, the 2013 global water market is worth $556.8 billion and is expected to grow at a rate of around 3.9% per year through 2018. In particular, worldwide installed desalination capacity (industrial and municipal) in 2012 was 75 million m3/d, which corresponds to a water desalination market value of $3,938.3 million, and is expected to grow to $15,188.4 million by 2018. The growth rate for capital expenditure on seawater desalination is expected to be 19.2% during that time.

        In addition, increasing environmental consciousness, reducing carbon and greenhouse gas emissions, increasing focus on security of energy supply in many developed countries, and the related tightening of environmental regulation are important factors that we expect to bolster global demand and provide an impetus to our sustainable development focus.

Our Strengths

Integrated business model with high equity returns

        We operate an integrated business model in which we provide complete services from initial design, construction and engineering to operation and maintenance of infrastructure assets. The combination of our engineering and construction expertise with our track record of operating large and complex infrastructure facilities allows us to benefit from and leverage multiple operating efficiencies within our Group. We believe that our integrated business model allows us to prepare competitive bids for government concession tenders and complete and operate the project on a profitable and timely basis while achieving high equity returns.

        Furthermore, our business mix enables us to share knowledge gained from across our Group and implement best practices across our businesses and geographies, thereby increasing our competitiveness while allowing us to be less dependent on any single business or geography. Our Engineering and Construction activity provides a resilient earnings base and our Concession-Type Infrastructures activity provides long term recurrent cash flows. Together with our Industrial Production activity, our Concession-Type Infrastructures activity also operates in high-growth sectors that offer a wide range of business opportunities. In addition, our business mix allows us to apply our engineering capabilities to create new technologies that are integral to our asset-owned operations and concession projects. The growth of our technological development capabilities enhances our engineering capabilities and increases the development of our asset-based operations.

High revenue visibility driven by strong order backlog and contracted revenue stream

        We have a developed portfolio of businesses focused on EPC and concession project opportunities, many of which are based on customer contracts or long-term concession projects. As of June 30, 2013, our backlog of projects and other operations pending execution stood at €7,133 million, which equalled approximately 21 months of revenue that our Engineering and Construction activity achieved in the previous 12 months. As of June 30, 2013, our concessions had an average remaining life of 26 years. The volume and timing of executing the work in our backlog is important to us in anticipating our operational and financing needs, and we believe our backlog figures reflect our ability to generate revenue in the near term.

        We have an established portfolio of long-term concession projects undertaken in conjunction with partners or on an exclusive basis, which we operate in the power transmission, energy, generation and water infrastructure and energy sectors, typically with terms of 20 to 30 years. Our revenue from concession projects is typically obtained during the term through a period tariff or price per unit payable in exchange for the operation and maintenance of the project. This revenue, which is normally adjusted for inflation, represents a stable and contracted source of cash flow generation for us. In addition, partnerships and non-recourse project finance limits our credit exposure and increases our ability to commit to multiple projects simultaneously. For large projects, we often share the equity contribution by teaming up with various international and local partners. Project finance borrowing allows us to finance the rest of the project through non-recourse debt and thereby insulate the rest of our Group from such credit exposure.

        We have a capital expenditure program focused on the construction of power transmission lines, solar power plants, cogeneration power plants and water infrastructure among other activities. As of June 30, 2013, our total estimated future capital expenditures were €2,325 million, with the significant majority of projects backed by off-take contracts and feed-in tariffs, for most of which long-term financing has been obtained. As a result, we believe that our capital expenditure program provides us with enhanced visibility on short and medium-term growth in revenue and cash flow.

Strong asset portfolio geographically diversified

        Our activities possess a combination of engineering, procurement and construction ("EPC") as well as concession revenue streams originating from a variety of both renewable and conventional technologies and markets with their own demand and supply dynamics. As a result, we are not overly reliant on any particular technology, market or customer. Furthermore, as we have operations on five continents, with 82% and 85% of our consolidated revenue generated outside of Spain for the six-month period ended June 30, 2013 and for the year ended December 31, 2012, respectively, our geographic diversification reduces our exposure to economic conditions in any single country or region. Due to our business and geographic diversification, we have a broad customer base consisting of both private and public sector customers, including leading global utilities, blue chip industrial companies and national, regional and local governmental authorities. In 2012, no single customer accounted for over approximately 5% of our consolidated revenue, excluding work performed for our own assets.

        Our broad geographic diversification with significant activities in the United States, Latin America (including Brazil) and Europe, in particular, gives us deep regional insight and long-standing experience working with local governments, regulators, financial institutions and other partners that we believe assists us to obtain requisite equity and debt financing and conclude successful partnerships with leading international and local firms.

Market leader in high growth energy and environmental markets

        We have a developed portfolio of businesses focused on EPC and concession project opportunities in the attractive and growing energy and environmental markets, which despite short-term challenges are expected to continue growing.

        We have developed a leadership position in the energy sector in recent years, as highlighted by the following:

  •
  we are the leading international contractor in power transmission and distribution of electricity in terms of revenues, the leading international contractor in power in terms of revenues, and the leading international contractor in co-generation and solar in terms of revenues (source: ENR);

  •
  we are a global leader in solar CSP technology, having developed and built the first two commercial tower technology plants (PS10 and PS20) in Seville (Spain), the first integrated solar combined cycle ("ISCC") plant in the world in Ain-Beni-Mathar (Morocco) and the second ISCC plant in Hassi-R'Mel (Algeria) and continuing to work on two of the world's largest CSP plants under construction in Arizona (the Solana project) and California (the Mojave project); and together with Brightsource Energy, Inc. ("Brightsource"), we are jointly developing a project to build and operate the world's two largest solar power towers in Riverside, California; and

  •
  we are a global leader in the biofuels industry, with plants in Europe, the United States and Brazil. We ranked first in Europe and seventh in the United States in first-generation bioethanol in terms of installed capacity (source: Ethanol Producer Magazine and ePURE) and enjoy a global leadership position in the development of technology for the production of second-generation bioethanol on a commercial scale.

        We are also dedicating significant efforts to developing our market position in the environmental sector, specifically within the water desalination industry, where we are ranked the 6th largest company in the world in terms of capacity. Furthermore, in 2012, we were awarded the distinction of "2012 Desalination Company of the Year" for our outstanding contribution in the desalination sector and recognized as one of the top four water companies of the year. Additionally, we were awarded the distinction of "2010 Desalination Deal of the year" for our water desalination project in Qingdao (China) and recognized as the "2009 Desalination Company of the Year" (Source: Global Water Intelligence ("GWI")).

Competitive advantage driven by our cutting edge technology and our extensive Engineering and Construction experience

        Our cutting edge technology is one of our central competitive advantages. Building on our extensive experience in our Engineering and Construction activity of providing turnkey engineering solutions as well as on our resilient earnings base and sustained record of profitability, over the last decade we have focused on using our engineering expertise and know-how to develop cutting edge technologies relating to sustainable development, particularly in technologies for markets with relatively high barriers to entry. Following this approach, we have made significant investments in new technologies at the vanguard of renewable energies such as ISCC plants and second-generation biofuels, which we believe may provide us with an early advantage as their commercial application becomes more widespread.

Strong financial discipline and liquidity profile supported by access to a diverse range of funding sources

        We have successfully grown our business while seeking to enforce strict financial discipline to maintain our strong liquidity position. As of June 30, 2013, we had cash and cash equivalents and short-term financial investments of €3,222 million, which we believe are sufficient to satisfy our short-term liquidity needs. This strong cash position also assists in bidding for large projects. The financing of our projects is executed at two levels: (i) non-recourse debt, which is used at the project company level to fund, as the case may be, the engineering and construction works, operation of the concession-type infrastructures and industrial production projects, and which insulates the rest of the Group from any credit risk; and (ii) corporate debt, which is used to fund the rest of our operations.

        In addition, we have developed a strong network of relationships with international financial institutions and local banks, which have provided us with corporate and non-recourse financing. We have also obtained financial support from international and local development banks and government regulators such as the European Investment Bank, the Inter-American Development Bank, the U.S. Department of Energy, Banco Nacional de Desenvolvimento Econômico e Social ("BNDES") in Brazil and Banco Nacional de Obras y Servicios Públicos ("Banobras") in Mexico. In addition, we have accessed the debt capital markets in different geographies and successfully raised funding through the issuance of bonds and convertible notes.

Entrepreneurial and experienced management team with proven track record and a clearly defined strategy

        Our senior management team holds a significant stake in our equity, has an average of 18 years of experience at our company and has led Abengoa through our significant growth and development, including periods of international expansion across all of our activities and the creation and development of our Solar, Water and Industrial Production businesses over the last decade. This proven growth track record has been possible thanks to our management team's focus on shareholder value and financial discipline across the Group.

        Going forward, our senior management team has a defined and clear strategy and a strong commitment to continue delivering on its proven execution track record in the Engineering and Construction business; building a diversified asset portfolio both in terms of geography and sector in our Concession Type Infrastructures, which will become a sizeable source of cash while committing to invest a maximum equivalent to the E&C margin in a concession; and diversifying into new geographies and outputs our Industrial Production activity.

Our Growth Strategy

        Our objective is to create long-term value for our shareholders by becoming the leading global engineering and clean technology company providing innovative solutions for sustainability in the energy and environmental sectors. Key elements of our strategy for achieving this objective are as follows:

Maintain focus on operational excellence and technological development

        Given the importance of our technological leadership to our competitive advantage, we maintain this strength through significant investment in R&D&i which is undertaken by approximately 750 employees. We intend to maintain this effort to retain or enhance our market positions and cost competitiveness.

Maintain the mix of our business operations to operate a diversified business model

        We have been careful to expand our business in a balanced manner, seeking to ensure that we are not over-reliant on any particular product or service, geography or technology.

Take advantage of opportunities for organic cash flow generation in our growth markets

        We look to establish ourselves early in growth markets so that we can garner leadership positions in our businesses. We have significant experience in expanding into new and diverse markets with different regulatory regimes that allows us to adapt and to become familiar with new markets and technologies more quickly and helps us capitalize on future expansion opportunities in new markets.

        Our business is positioned for growth through the development of both existing operations and new investments. We have strict "return on investment" criteria that attempt to ensure that our growth plans generate long-term, sustainable cash flows for our business. In addition, we maintain strict discipline towards the deployment of new non-committed capital expenditures, committing to such investments only when long-term funding has been secured.

Maintain our competitive position

        We believe that we enjoy competitive advantages in many of our businesses due to factors such as our technological leadership position, know-how and scale, as well as the relatively high barriers to entry in certain key areas. We believe these are important factors in protecting our cash flows and profitability. We intend to continue to focus on efficiency measures and technology investments to seek to maintain our competitive advantages.

Asset rotation

        It is part of our strategy to unlock value through asset rotations, when we think that conditions are appropriate, in order to increase equity returns. We have a successful track record of monetizing certain of our investments, for example:

  •
  in the fourth quarter of 2010, we completed the sale of our 25% interest in two power transmission lines in Brazil that resulted in €102 million of cash proceeds;

  •
  in the third quarter of 2011, we completed the Telvent Disposal, which generated cash proceeds of €391 million;

  •
  in the fourth quarter of 2011, we executed the First Cemig Sale which resulted in the equivalent of €479 million of net cash proceeds in Brazilian reais;

  •
  in the second quarter of 2012, we closed the Second Cemig Sale which resulted in the equivalent of €354 million of net cash proceeds in Brazilian reais;

  •
  in the second quarter of 2013, we closed the sale of our Brazilian subsidiary, Bargoa S.A. ("Bargoa"), for a total sales price of $80 million, which resulted in approximately $50 million of cash proceeds; and

  •
  in the second quarter of 2013, we entered into a share purchase agreement for the sale of 100% of our shares in our subsidiary, Befesa, which specializes in the integral management of industrial waste, to funds advised by Triton Partners. On July 15, 2013, we received €331 million in cash proceeds corresponding to the agreed price for the shares (and deferred compensation and other compensation totaling €289 million) and the sale transaction was closed.

        We intend to continue to actively follow an asset rotation strategy whereby we periodically sell assets or businesses in order to seek to optimize investment returns and free up capital for new investments or debt reduction. We intend to follow an opportunistic approach, whereby we consider to sell assets or businesses when we deem market conditions are attractive to us. Sales of assets or businesses may be material and may happen at any time.

Strengthen and diversify our capital structure and gain financial flexibility

        We are committed to maintaining a sound capital structure and a strong liquidity position. As such, we intend to extend the debt maturities of our existing corporate debt, prefund our cash needs and avoid committing to new projects unless we have first secured long-term financing. We aim to continue to access the global capital markets from time to time, as appropriate and subject to market conditions, in order to further diversify our funding sources.

        Through the execution of the Telvent Disposal, the Cemig Sales and the investment by First Reserve Corporation ("First Reserve"), we reduced our Net Debt by €1,667 million in the year 2011 and €473 million in the year 2012.

        At the project company level, we are also working on diversifying our funding sources by continuing to partner with leading energy companies such as General Electric, Eletrobrás, Cemig and E.ON, to co-fund our new investments.

Recent Developments

        On October 3, 2013, our subsidiary Abengoa Finance, S.A.U. issued an additional €250 million of Senior Unsecured Notes due 2018. We expect to use the entire amount of the net proceeds to prepay maturities on the 2012 Forward Start Facility due in 2014, by no later than the next interest payment date on such facility, which is January 22, 2014.

Our Corporate Information

        Our principal executive offices are located at Campus Palmas Altas, C/ Energía Solar 1, 41014, Seville, Spain, and our telephone number is + 34 954 93 71 11. Our website is located at www.abengoa.com. Information contained in our website is not part of this prospectus.

Our Corporate Structure

        The following table sets forth the three activities through which we conduct our business:

THE OFFERING

        We are offering 182,500,000 Class B shares in the form of shares or American Depositary Shares, or ADSs, as described below, in the offering.

The Offering

Number of Class B shares offered	182,500,000 Class B shares (either in the form of Class B shares or ADSs).
Issue date	October , 2013. The underwriters expect to deliver the Class B shares and ADSs to purchasers thereof on or about October , 2013.
Over-allotment shares	27,375,000 Class B shares (either in the form of Class B shares or ADSs).
Share capital before offering
We have two classes of shares outstanding: Class A shares and Class B shares. Immediately before the offering, we had an aggregate of 84,536,332 Class A shares and 453,526,358 Class B shares outstanding. Holders of our Class A shares may voluntarily convert such shares into Class B shares during pre-set windows until December 31, 2017. See "Description of Share Capital — Bylaws — Share Capital — Class A Shares — Right to Convert Class A Shares into Class B Shares."
Share capital after offering	Immediately after the offering, we will have an aggregate of 84,536,332 Class A shares and 636,026,358 Class B shares outstanding.
Inversión Corporativa IC, S.A. Participation
Inversión Corporativa IC, S.A. has indicated its intention to support the offering. Any Class B shares that are purchased by Inversión Corporativa IC, S.A. would be purchased outside of the United States in reliance on Regulation S under the U.S. Securities Act of 1933, as amended (the "Securities Act").
ADSs
Each ADS represents five Class B shares. ADSs may be evidenced by American Depositary Receipts, or ADRs. The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADR holder as provided in the deposit agreement among us, the depositary, and holders and beneficial owners of ADSs from time to time.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.
Depositary for the ADSs	Citibank, N.A.
Use of proceeds
We will receive approximately €385 million from the sale of Class B shares and ADSs in the offering or €443 million from the sale of Class B shares and ADSs in the offering, if the underwriters exercise their over-allotment option in full. These amounts are net of underwriting fees and commissions and estimated offering expenses of €14.4 million, or €16.5 million if the underwriters exercise their over-allotment option in full. All U.S. dollar proceeds from the sale of ADSs are assumed to be converted into euro at the U.S. dollar: euro exchange rate in effect on September 27, 2013. The principal reasons for the offering is our intention to repay corporate debt maturities, strengthen our balance sheet and improve our capital structure. See "Use of Proceeds."

Listing	We have been approved to list our ADSs on the NASDAQ Global Select Market under the symbol "ABGB", subject to official notice of issuance, and we expect our ADSs to commence trading on the NASDAQ Global Select Market on a when-issued basis on the New York trading day immediately following the date of this prospectus. Our Class B shares are listed on each of the Madrid and Barcelona Stock Exchanges and traded through the Automated Quotation System of the Spanish stock exchanges under the symbol "ABG.P." The closing price of our Class B shares on October 3, 2013 was €2.19 per Class B share (or $2.96 per Class B share and $14.82 per ADS based on the U.S. dollar: euro exchange rate on September 27, 2013). We expect the new Class B shares sold in the offering to be approved for listing on each of the Madrid and Barcelona Stock Exchanges and trading through the Automated Quotation System of the Spanish Stock Exchanges on the third Madrid trading day immediately following the date of this prospectus.
Economic rights
Each Class B share grants its holder the right to receive the same dividend and proceeds upon liquidation as a Class A share. See "Description of Share Capital — Bylaws — Share Capital — Class B Shares — Other Rights."
Voting rights; redemption rights
Each Class B share carries one vote per share. By comparison, each Class A share carries 100 votes per share. The Class B shares are entitled to a separate class vote in connection with certain modifications of the Bylaws or resolutions and other transactions that may negatively affect Class B shares. See "Description of Share Capital — Bylaws — Share Capital — Class B Shares — Voting Rights" and " — Separate Voting in the Event of Modifications of the Bylaws or Resolutions and Other Transactions that May Negatively Affect Class B Shares." Further, Class B shares have redemption rights in certain limited circumstances in connection with a tender offer for our voting shares. See "Description of Share Capital — Bylaws — Share Capital — Class B Shares — Voting Rights — Redemption Rights of Class B Shares."
Taxation	See "Taxation."
Risk factors	See "Risk Factors" beginning on page 26 and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the Class B shares or ADSs.

Lock-ups	We, our controlling shareholders, Inversión Corporativa IC, S.A. and its wholly owned subsidiary Finarpisa, S.A., our officers and all but one of our directors listed in the "Management" section, have agreed that, for a period commencing on the date of this prospectus and ending 180 days after the date of admission to listing of our ADSs on the NASDAQ Global Select Market, we and they will not, without the prior written consent of the representatives of the underwriters, dispose of or hedge any of our Class A shares, Class B shares or ADSs, or any securities convertible into or exchangeable for our Class A shares, Class B shares or ADSs, subject to certain exceptions. One of our major shareholders, First Reserve, and the director appointed by First Reserve have not entered into lock-up agreements with the underwriters and are therefore not prohibited by the underwriting arrangements for the offering from selling Class A shares, Class B shares or ADSs from time to time, to the extent permitted by applicable law. See "Underwriting" for a more detailed discussion of the underwriting arrangements for the offering.

        Unless otherwise indicated, all information contained in this prospectus:

  •
  assumes no exercise of the underwriters' option to purchase up to an additional 27,375,000 Class B shares to cover over-allotments in connection with the offering, if any; and

  •
  assumes the Class B shares to be sold in the offering will be sold at €2.19 per Class B share, which is the closing price of the Class B shares on the Madrid and Barcelona Stock Exchanges on October 3, 2013, and that all the Class B shares to be sold in the offering will be sold solely in the form of Class B shares (rather than in the form of Class B shares and ADSs).

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following tables present summary consolidated financial and business level information for Abengoa, S.A. and its subsidiaries as of and for the six-month period ended June 30, 2013 and for the six-month period ended June 30, 2012 and as of and for each of the years ended December 31, 2012, 2011, 2010, 2009 and 2008.

        The summary financial information as of and for the six-month period ended June 30, 2013 and for the six-month period ended June 30, 2012 as of and for the years ended December 31, 2012, 2011 and 2010 is derived from, and qualified in its entirety by reference to, our Interim Consolidated Financial Statements and our Annual Consolidated Financial Statements and related notes, prepared in accordance with IFRS as issued by the IASB, which are included elsewhere in this prospectus. The selected financial information as of and for the years ended December 31, 2009 and 2008 set forth below has been prepared in accordance with IFRS as issued by the IASB, using as a basis our Consolidated Financial Statements prepared in accordance with IFRS as adopted by the EU for those years, which are not included herein. There are no differences, applicable to the Company, between IFRS as issued by the IASB and IFRS as adopted by the EU for any of the periods presented. As disclosed in "Presentation of Financial Information", the financial information as of and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 has been recasted in order to enhance the comparability of our financial disclosures for those years with 2013 and subsequent periods, to give effect to the facts described below. We have also recasted our Annual Consolidated Financial Statements as of and for the years ended December 31, 2012, 2011 and 2010 included elsewhere in this prospectus. In addition, we have recasted the consolidated financial information for the six-month period ended June 30, 2012 included in our Interim Consolidated Financial Statements, which are also included elsewhere in this prospectus.

  •
  IFRS 10 and 11

    In preparing the Interim Consolidated Financial Statements, the Group applied IFRS 10 and 11 that came into effect on January 1, 2013 under IFRS-IASB. The main impacts of the application of the new standards relate to the de-consolidation of companies that do not fulfill the conditions of effective control during the construction phase, now recorded under the equity method, and to the elimination of the proportional consolidation of the joint ventures, with the equity method being obligatory for recording its interest in the company. According to the terms and requirements established in IAS 8 for Accounting Policies, Changes in Accounting Estimates and Errors and to the specific transition guidance of the new standards, we have recasted the financial information as of and for the year ended December 31, 2012 and for the six-month period ended June 30, 2012. Financial information for prior periods has not been recasted for IFRS 10 and 11 and consequently is not comparable with other periods presented (see "Presentation of Financial Information", Note 2 to our Interim Consolidated Financial Statements and Note 2 to our Annual Consolidated Financial Statements).

  •
  Befesa Sale

    On June 13, 2013 we entered into a share purchase agreement for the sale of 100% of our shares in our subsidiary Befesa. At the end of the six-month period ended June 30, 2013 all the conditions necessary to close the transaction were fulfilled, including the required approvals from the competition authorities. Accordingly, we have recorded the sale as of June 30, 2013, derecognizing the assets and liabilities of this shareholding and recognizing a gain of €0.4 million. On July 15, 2013, we received €331 million of cash proceeds corresponding to the price agreed for the shares and the sale of the transaction was definitely closed. We have used the proceeds from the Befesa Sale to replace expiring working capital facilities and to increase our flexibility to manage seasonal fluctuations in our working capital. Taking into account the significance of the activities carried out by Befesa to Abengoa, the sale of this shareholding is considered as a discontinued operation in accordance with IFRS 5 "Non-Current Assets Held for Sale and Discontinued Operations". In accordance with this standard, the results of Befesa until the closing of the sale and the result of this sale are included under a single heading (profit for the year from discontinued operations, net of tax)

    in our Interim Consolidated Financial Statements. Likewise, the consolidated income statement for the six-month period ended June 30, 2012 and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 also includes the results of Befesa under a single heading (see "Presentation of Financial Information", Note 7 to our Interim Consolidated Financial Statements and Notes 2 and 7 to our Annual Consolidated Financial Statements). The Befesa sale also resulted in the removal of the Industrial Recycling segment from our Industrial Production activity.

  •
  IFRIC 12—Service concession arrangements

    IFRIC 12 "Service Concession Arrangements" became mandatory for annual periods commencing on or after January 1, 2008 and we began to apply it on that date, with the exception of thermo-solar assets in Spain.

    During 2009, 2010 and 2011, the Spanish government issued several laws and resolutions that regulate the market for renewable energy in Spain in general and thermo-solar activities in particular. Due to the legal uncertainty created during this period, we determined that our thermo-solar assets were not within the scope of IFRIC 12 until early 2011, when we received a set of individual rulings from the Spanish Ministry of Industry for each of our thermosolar assets. We originally concluded that through such rulings we were required to apply IFRIC 12 prospectively, from September 1, 2011, to our thermo-solar plants in Spain registered in the Pre-Allocation Registry. Upon prospective application of IFRIC 12, we reclassified the solar-thermal plant assets from "Property, Plant and Equipment in Projects" to "Intangible Assets in Projects" and, in accordance with IAS 11, the total contract revenue for the construction of the plants (including amounts previously eliminated in consolidation) began to be recognized from September 1, 2011 based on the percentage of completion method, up to the finalization of the plants. This treatment deferred recognition of the costs, margins and revenues generated up to that date and previously eliminated in consolidation prospectively, pro rata, over the term of the remaining construction period.

    During the year 2013, in connection with the review by the Staff of the SEC of the Registration Statement of which this prospectus is a part, we re-evaluated the assumptions made in 2011 which led to the application of the accounting policy for thermo-solar plants in Spain described above. On June 30, 2013, we decided, based on the provisions of IAS 8.14, to apply an alternative acceptable accounting treatment which would better reflect the reliability and comparability of financial information, consisting of the revision of the method in which we applied IFRIC 12 to our thermo-solar assets in Spain already constructed or under construction upon application of IFRIC 12 and of the revision of the date on which IFRIC 12 was applied to our thermo-solar assets in Spain (January 1, 2011 instead of September 1, 2011). The revised accounting treatment consisted in applying IFRIC 12 prospectively, from January 1, 2011 by derecognizing, in accordance with IFRIC 12.8 and IAS 16, our thermosolar plant assets previously recognized at cost as "Property, Plant and Equipment in Projects" and recognizing those thermo-solar plant assets at fair value as "Intangible Assets in Projects". The difference of €165 million has been recorded as a sale of property, plant and equipment in "Other Operating Income" on the consolidated income statement for the year ended December 31, 2011. From January 1, 2011, only the remaining contract revenue, costs and margins generated after such date for the ongoing construction of the plants began to be recognized based on the "percentage of completion" accounting method, up to the end of construction of the plants, in accordance with IAS 11. In addition, the revenue and operating profit that was previously deferred upon original adoption of IFRIC 12 and recognized prospectively during fiscal years 2011 and 2012 has been eliminated. The change in application date resulted in the recognition of revenues and costs associated with the construction activities that occurred between January 1, 2011 and September 1, 2011, that were previously eliminated. In accordance with the terms and requirements of IAS 8 for Accounting Policies, Changes in Accounting Estimates and Errors, we applied this change in accounting policy by recasting the 2012 and 2011. The consolidated income statement and statement of financial position within our Annual Consolidated Financial Statements have not been recasted to retrospectively apply IFRIC 12 to our thermo-solar electricity generation plants in Spain for any period prior to January 1, 2011.

        The summary consolidated financial information as of and for the six-month period ended June 30, 2013 and for the six-month period ended June 30, 2012 and as of and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 is also not intended to be an indicator of our financial condition or results of operations in the future. You should review such consolidated financial information together with our Annual Consolidated Financial Statements and Interim Consolidated Financial Statements and notes thereto, included elsewhere in this prospectus.

        The following tables should be read in conjunction with "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", and our Annual Consolidated Financial Statements our Interim Consolidated Financial Statements and related notes included elsewhere in this prospectus.

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(2)(4)	2009(2)(4)	2008(2)
	(€ in millions, except share and per share amounts)
Consolidated Income Statement Data
Revenue	3,402.3	2,953.2	6,312.0	6,689.2	4,360.0	3,039.3	2,467.3
Changes in inventories of finished goods and work in progress	35.8	(0.1)	19.7	64.1	24.1	(22.5)	30.4
Other operating income	141.1	310.3	485.2	598.5	751.6	1,164.6	971.5
Raw materials and consumables used	(2,120.0)	(2,042.9)	(4,241.2)	(4,656.1)	(3,257.2)	(2,667.0)	(2,394.9)
Employee benefit expense	(391.2)	(338.7)	(709.6)	(610.4)	(507.8)	(388.1)	(362.7)
Depreciation, amortization and impairment charges	(238.1)	(151.7)	(422.0)	(230.6)	(228.7)	(255.2)	(122.2)
Other operating expenses	(537.4)	(484.8)	(917.5)	(922.2)	(662.6)	(644.7)	(416.3)

Operating profit	292.5	245.3	526.6	932.5	479.5	226.4	173.2

Finance income	43.9	44.8	84.1	105.4	79.9	23.4	22.8
Finance expense	(285.9)	(263.3)	(544.9)	(573.8)	(367.9)	(180.4)	(226.6)
Net exchange differences	(5.8)	(9.9)	(35.8)	(28.2)	(18.3)	73.2	(61.0)
Other financial income/(expense) net	10.5	(54.8)	(158.0)	(170.3)	(17.7)	(40.2)	(2.5)

Finance expense, net	(237.3)	(283.2)	(654.6)	(666.9)	(324.0)	(124.0)	(267.4)

Share of profit/(loss) of associates	(6.5)	13.8	17.6	4.0	8.5	10.5	8.2

Profit/(loss) before income tax	48.7	(24.1)	(110.4)	269.6	164.0	112.8	(86.0)

Income tax benefit/(expense)	35.2	101.9	171.9	(3.2)	17.4	(22.6)	139.1

Profit for the year from continued operations	83.9	77.8	61.5	266.4	181.4	90.2	53.1

Profit/(loss) for the year from discontinued operations, net of tax	(0.6)	15.7	32.5	129.1	81.9	112.5	112.7

Profit for the year	83.3	93.5	94.0	395.5	263.3	202.7	165.8

Profit/(loss) attributable to non-controlling interest from continued operations	15.9	17.6	37.3	18.6	53.5	9.7	7.5
Profit/(loss) attributable to non-controlling interest from discontinued operations	0.0	0.5	1.3	2.8	2.7	22.7	17.9

Profit for the year attributable to the parent company	67.3	75.3	55.4	374.1	207.2	170.3	140.4

Weighted average number of ordinary shares outstanding (thousands)(5)	538,063	538,063	538,063	466,634	452,348	452,349	452,349
Basic earnings per Share from continued operations (€ per share)	0.13	0.11	0.04	0.53	0.28	0.18	0.10
Basic earnings per Share from discontinued operations (€ per share)	(0.00)	0.03	0.06	0.27	0.18	0.20	0.21
Basic earnings per share attributable to the parent company (€ per share)	0.13	0.14	0.10	0.80	0.46	0.38	0.31
Weighted average number of ordinary shares outstanding (thousands)(5)	538,063	538,063	538,063	466,634	452,348	452,349	452,349
Warrants adjustments (average weighted number of shares outstanding since issue)(5)	19,996	20,025	20,021	3,340	—	—	—
Diluted earnings per Share from continued operations (€ per share)	0.12	0.11	0.04	0.53	n/a (*)	n/a (*)	n/a (*)
Diluted earnings per Share from discontinued operations (€ per share)	(0.00)	0.03	0.06	0.27	n/a (*)	n/a (*)	n/a (*)
Diluted earnings per share attributable to the parent company (€ per share)	0.12	0.13	0.10	0.80	n/a (*)	n/a (*)	n/a (*)
Dividend paid per share (€ per share)(6)	0.072	0.030	0.070	0.040	0.038	0.036	0.034

*
Diluted earnings per share equals basic earnings per share for these periods.

	As of June 30,	As of December 31,
	2013	2012(1)(3)	2011(3)	2010	2009	2008
	(€ in millions)
Consolidated Statement of Financial Position Data
Non-current assets:
Intangible assets	1,263.7	1,556.7	1,290.5	1,793.5	1,490.9	1,056.9
Property, plant and equipment	1,281.3	1,431.6	1,502.9	1,640.3	1,864.2	1,035.1
Fixed assets in projects	7,629.8	7,741.4	7,776.4	5,744.8	3,623.3	2,249.8
Investments in associates carried under the equity method	1,156.3	920.1	51.3	48.6	81.6	50.0
Financial investments	766.9	524.4	411.4	437.8	261.6	306.3
Deferred tax Assets	1,250.1	1,148.3	939.7	885.7	672.1	409.3

Total non-current assets	13,348.1	13,322.6	11,972.2	10,550.6	7,993.7	5,107.4

Non-current assets held for sale (discontinued operations)		—	—	—	—	1,032.4
Current assets:
Inventories	393.7	426.8	384.9	385.0	345.6	316.1
Clients and other receivables	2,126.6	2,271.3	1,806.3	2,141.4	2,002.2	1,343.3
Financial investments	1,174.2	900.0	1,013.9	913.6	482.0	661.7
Cash and cash equivalents	2,047.5	2,413.2	3,738.1	2,983.2	1,546.4	1,333.7

Total current assets	5,742.0	6,011.3	6,943.2	6,423.2	4,376.2	3,654.8

Total assets	19,090.1	19,333.9	18,915.4	16,973.8	12,369.9	9,794.6

Total equity	1,792.4	1,860.4	1,848.0	1,630.3	1,171.1	627.5
Non-current liabilities:
Long-term non-recourse project financing	4,702.5	4,679.0	4,983.0	3,557.9	2,748.0	1,883.4
Long-term corporate financing	4,839.6	4,356.4	4,149.9	4,441.7	2,662.0	2,434.0
Other liabilities	843.0	1,067.4	1,028.2	952.2	747.7	457.6

Total non-current liabilities	10,385.1	10,102.8	10,161.1	8,951.8	6,157.7	4,775.0

Non-current liabilities held for sale (discontinued operations)	—	—	—	—	—	756.8
Current liabilities:
Short-term non-recourse project financing	595.1	577.8	407.1	492.1	185.4	249.3
Short-term corporate financing	412.4	590.4	918.8	719.9	637.5	254.3
Other liabilities	5,905.1	6,202.6	5,580.5	5,179.7	4,218.2	3,131.7

Total current liabilities	6,912.6	7,370.7	6,906.4	6,391.7	5,041.1	3,635.3

Total Liabilities	17,297.7	17,473.6	17,067.5	15,343.5	11,198.8	9,167.1

Cash Flow

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)	2012(1)(2)	2011(2)	2010(2)(4)	2009(2)(4)	2008(2)
	(€ in millions)
Consolidated Cash Flow Statement Data
Gross cash flows from operating activities
Profit for the period from continuing operations	83.9	77.8	61.5	266.4	181.4	90.2	53.1
Adjustments to reconcile consolidated after-tax profit to net cash generated by operating activities	339.8	213.8	709.6	548.6	339.5	425.1	322.3
Variations in working capital and other items	(262.7)	(212.5)	(169.4)	423.5	200.5	99.2	261.2

Total net cash flow generated by (used in) operating activities	160.9	79.1	601.7	1,238.5	721.4	614.5	636.6

Net cash flows from investment activities
Investments	(1,030.6)	(1,553.4)	(3,049.1)	(3,115.9)	(2,132.4)	(1,974.0)	(1,715.3)
Disposals	18.8	127.1	410.5	1,064.0	175.7	335.3	167.8

Total net cash flows used in investment activities	(1,011.8)	(1,426.2)	(2,638.6)	(2,051.9)	(1,956.7)	(1,638.7)	(1,547.5)

Net cash flows generated by finance activities	571.4	234.8	845.1	1,676.0	2,632.9	1,082.9	499.8

Net increase/(decrease) in cash and cash equivalents	(279.6)	(1,112.3)	(1,191.9)	862.6	1,397.6	58.7	(411.1)
Cash and cash equivalents at the beginning of the year	2,413.2	3,723.2	3,723.2	2,983.2	1,546.4	1,333.7	1,697.9
Discontinued operations	(76.4)	(51.7)	(51.7)	(112.9)	(8.5)	76.6	(9.2)
Currency translation difference on cash and cash equivalents	(9.7)	(8.7)	(66.4)	5.2	47.6	77.5	56.1

Cash and cash equivalents at the end of the year	2,047.5	2,550.4	2,413.2	3,738.1	2,983.2	1,546.4	1,333.7

Business and Geographic Activity Data

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(2)(4)
	(€ in millions)
Consolidated Revenue by Activity
Engineering and Construction	2,181.5	1,859.0	3,780.6	4,023.9	2,462.0

Engineering and Construction	1,995.7	1,714.6	3,477.8	3,710.6	2,348.5
Technology and Other	185.9	144.4	302.8	313.3	113.5
Concession-Type Infrastructures	236.4	181.0	393.1	440.3	322.8

Solar	134.4	121.8	281.6	131.5	58.5
Transmission	32.7	17.7	37.6	237.6	202.5
Water	20.6	10.9	20.7	21.0	15.2
Co-generation	48.6	30.6	53.2	50.1	46.6
Industrial Production	984.4	913.2	2,138.2	2,225.0	1,575.2

Biofuels	984.4	913.2	2,138.2	2,225.0	1,575.2

Total revenue	3,402.3	2,953.2	6,312.0	6,689.2	4,360.0

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(4)(2)
	(€ in millions)
Consolidated Revenue by Geography
Spain	604.1	575.4	938.3	1,945.8	1,068.1
United States	1,032.3	780.5	2,078.5	1,346.0	591.3
Europe (excluding Spain)	418.9	391.6	877.8	727.7	490.0
Brazil	371.2	563.7	986.6	1,471.7	1,052.7
Latin America (excluding Brazil)	529.1	468.4	1,026.2	756.9	779.4
Other countries	446.7	173.6	404.6	441.1	378.7

Total revenue	3,402.3	2,953.2	6,312.0	6,689.2	4,360.0

Non GAAP Financial Data

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(2)(4)
	(unaudited)		(unaudited)
	(€ in millions)
Consolidated EBITDA by Activity
Engineering and Construction	349.9	282.7	623.9	707.2	286.5

Engineering and Construction	242.0	215.2	475.5	511.2	260.9
Technology and Other	107.9	67.5	148.4	196.0	25.7
Concession-Type Infrastructures	140.1	109.0	233.6	303.7	209.7

Solar	80.8	90.4	203.4	92.9	42.9
Transmission	21.6	9.6	15.7	193.2	150.5
Water	16.2	6.4	11.6	10.3	10.2
Co-generation	21.4	2.6	2.9	7.2	6.1
Industrial Production	40.7	5.2	91.1	152.1	212.0

Biofuels	40.7	5.2	91.1	152.1	212.0

Consolidated EBITDA(7)	530.7	397.2	948.6	1,163.0	708.2

(1)
Amounts recasted to reflect retrospective application of IFRS 10 and 11 (see Note 2 to our Annual Consolidated Financial Statements and Note 2 to our Interim Consolidated Financial Statements).

(2)
Amounts recasted to reflect the results of Befesa under a single heading in the consolidated income statement and under separate line items in the consolidated cash-flow statements (see Note 7 to our Annual Consolidated Financial Statements and Note 7 to our Interim Consolidated Financial Statements).

(3)
Amounts recasted to reflect retrospective application of change in the application of IFRIC 12. (See Note 2 to our Annual Consolidated Financial Statements and Note 2 to our Interim Consolidated Financial Statements).

(4)
As of December 31, 2010 and during part of the year 2011, we held a 40% shareholding in Telvent. Despite partially reducing our share ownership in Telvent during 2009, we remained the largest shareholder and our 40% shareholding, along with our control of certain treasury shares held by Telvent, permitted us to exercise de facto control over Telvent. Therefore Telvent's financial information was fully consolidated with our consolidated financial statements for the year ended December 31, 2010 and 2009 and the period of 2011 in which we held control over Telvent. On June 1, 2011, we announced the sale of our investment in Telvent to Schneider Electric S.A. ("SE") and on September 5, 2011 the transaction was completed. As a result and taking into account the significance of Telvent to us, Telvent was treated as discontinued operations in accordance with IFRS 5 "Non-Current Assets Held for Sale and Discontinued Operations". The results obtained from this sale are included under a single heading in the consolidated income statement and under separate line items in the consolidated cash flow statement for the year 2011 and the consolidated income statement for 2010 has been recasted to present Telvent as discontinued operations. Information presented above for the year ended December 31, 2009 has also been recasted to present Telvent as discontinued operations. In our consolidated financial statements for the year ended December 31, 2008, Telvent was classified as discontinued operations due to a first intent to sell Telvent that did not finally materialize in that moment, thus financial information for the year ended December 31, 2008 has been obtained directly from our consolidated financial statements for the year ended December 31, 2008. For further information regarding the divestment of Telvent, see Note 7 to our Annual Consolidated Financial Statements included elsewhere herein.

(5)
Number of shares considered in all periods is after the increase in Class B shares distributed for no consideration approved by the Extraordinary General Shareholders' Meeting on September 30, 2012 and considered effective on October 2, 2012 as described in "Principal Shareholders — Major Shareholders" and Note 32 to our Annual Consolidated Financial Statements.

(6)
Dividends paid per share have been calculated considering the post-split number of shares, restating prior periods in order to be consistent with the earnings per share calculation. Dividends paid in 2012 (in two payments in July and April, respectively), 2011, 2010, 2009 and 2008 were €0.070 per share in the aggregate (U.S. $0.088), €0.040 per share (U.S. $0.054), €0.038 per share (U.S. $0.05), €0.036 per share (U.S. $0.054) and €0.034 per share (U.S. $0.044), respectively.

(7)
Consolidated EBITDA is calculated as profit for the year from continuing operations, after adding back income tax expense/(benefit), share of (loss)/profit of associates, finance expense net and depreciation, amortization and impairment charges of Abengoa, S.A. and its subsidiaries. Consolidated EBITDA is not a measurement of performance under IFRS as issued by the IASB and you should not consider Consolidated EBITDA as an alternative to operating income or consolidated profits as a measure of our operating performance, cash flows from operating, investing and financing activities as a measure of our ability to meet our cash needs or any other measures of performance under generally accepted accounting principles. We believe that Consolidated EBITDA is a useful indicator of our ability to incur and service our indebtedness and can assist securities analysts, investors and other parties to evaluate us. Consolidated EBITDA and similar measures are used by different companies for different purposes and are often calculated in ways that reflect the circumstances of those companies. Consolidated EBITDA may not be indicative of our historical operating results, nor are meant to be predictive of potential future results. See "Presentation of Financial Information — Non-GAAP Financial Measures."

  The following table sets forth a reconciliation of Consolidated EBITDA to our consolidated profit for the year from continuing operations:

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(2)(4)
	(unaudited)		(unaudited)
	(€ in millions)
Reconciliation of profit for the year from continuing operations to Consolidated EBITDA
Profit for the year from continuing operations	83.9	77.8	61.5	266.4	181.4
Income tax expenses/(benefits)	(35.2)	(101.9)	(171.9)	3.2	(17.4)
Share of loss/(profit) of associated companies	6.5	(13.8)	(17.6)	(4.0)	(8.5)
Net finance expenses	237.3	283.2	654.6	666.9	324.0

Operating profit	292.5	245.3	526.6	932.5	479.5

Depreciation, amortization and impairment changes	238.1	151.7	422.0	230.6	228.7

Consolidated EBITDA (unaudited)	530.7	397.0	948.6	1,163.0	708.2

The following table sets forth a reconciliation of Consolidated EBITDA to our Net cash generated by operating activities:

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(2)(4)
	(unaudited)		(unaudited)
	(€ in millions)
Reconciliation of Consolidated EBITDA to Net cash generated or used from operating activities
Consolidated EBITDA (unaudited)	530.7	397.0	948.6	1,163.0	708.2
(Profit)/loss from sale of subsidiaries and property, plant and equipment	—	—	—	—	(68.9)
Other cash finance costs and other	(107.0)	(105.4)	(177.5)	(348.0)	(118.4)
Variations in working capital	(68.8)	(31.5)	177.6	784.5	449.5
Income tax (paid)	15.0	(16.3)	(35.5)	(67.6)	(36.2)
Interests (paid)/received	(243.4)	(185.9)	(397.0)	(380.2)	(280.7)
Discontinued operations	34.5	21.3	85.5	86.8	67.9

Net cash generated or used from operating activities	161.0	79.2	601.7	1,238.5	721.4

  Other Financial Data

	Last Twelve Months
	Ended June 30,	Year ended December 31,
	2013	2012(1)(2)(3)	2011(2)(3)	2010(4)(2)
	(unaudited)	(unaudited)
	(€ in millions)
Other Financial Data
Consolidated EBITDA(7)	1,082.3	948.6	1,163.0	708.2
Consolidated Adjusted EBITDA(9)	1,086.7	955.0	1,188.6	744.6
Corporate EBITDA(8)	753.2	663.1	815.3	471.0
Corporate Adjusted EBITDA(9)	857.9	787.5	666.9	507.4
Gross Corporate Debt(10)	5,213.2	4,856.7	4,871.6	5,062.8
Gross Non-Recourse Debt(11)	5,297.6	5,256.8	5,390.1	4,050.0
Net Corporate Debt(12)	2,446.0	2,485.2	1,483.2	2,276.3
Net Corporate Debt as per covenant calculation(13)	1,992.4	1,510.3	247.3	791.9
Ratio of Net Corporate Debt(12) to Corporate EBITDA(8)	3.25	3.75	1.82	4.83
Covenant Net Corporate Debt(13) to Corporate Adjusted EBITDA(9)	2.32	1.92	0.37	1.56
Capital Expenditures	1,896.3	2,214.5	2,912.9	2,094.4
(8)
Corporate EBITDA is calculated as profit for the year from continuing operations, after adding back income tax expense/(benefit), share of (loss)/profits of associates, finance expense net, depreciation, amortization and impairment charges of Abengoa, S.A. and its subsidiaries less EBITDA from non-recourse activities net of eliminations. Corporate EBITDA is not a measurement of performance under IFRS as issued by the IASB and you should not consider Corporate EBITDA as an alternative to operating income or consolidated profits as a measure of our operating performance, cash flows from operating, investing and financing activities, as a measure of our ability to meet our cash needs or any other measures of performance under generally accepted accounting principles. We believe that Corporate EBITDA is a useful indicator of our ability to incur and service our indebtedness and can assist securities analysts, investors and other parties to evaluate us. Corporate EBITDA and similar measures are used by different companies for different purposes and are often calculated in ways that reflect the circumstances of those companies. Corporate EBITDA may not be indicative of our historical operating results, nor are they meant to be predictive of potential future results. See "Presentation of Financial Information — Non-GAAP Financial Measures."

  The following table sets forth a reconciliation of Consolidated EBITDA and Corporate EBITDA to our consolidated profit for the year from continuing operations:

	Six Month Ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(4)(2)
	(unaudited)		(unaudited)
	(€ in millions)
Reconciliation of profit for the year from continuing operations to Consolidated EBITDA
Profit for the year from continuing operations	83.9	77.8	61.5	266.4	181.4
Income tax expenses/(benefits)	(35.2)	(101.9)	(171.9)	3.2	(17.4)
Share of loss/(profit) of associated companies	6.5	(13.8)	(17.6)	(4.0)	(8.5)
Net finance expenses	237.3	283.2	654.6	666.9	324.0

Operating profit	292.5	245.3	526.6	932.5	479.5

Depreciation, amortization and impairment changes	238.1	151.7	422.0	230.6	228.7

Consolidated EBITDA (unaudited)	530.7	397.0	948.6	1,163.0	708.2

	Last Twelve Months Ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010
	(unaudited)
	(€ in millions)
Reconciliation of Consolidated EBITDA to Corporate EBITDA:
Consolidated EBITDA (unaudited)	1,082.3	—	948.6	1,163.0	708.2
Non-recourse EBITDA (unaudited)	(329.1)	—	(285.6)	(347.7)	(237.1)
Corporate EBITDA (unaudited)	753.2	—	663.1	815.3	471.0

(9)
Consolidated Adjusted EBITDA is calculated as Consolidated EBITDA, after adding back research and development costs of Abengoa, S.A. and its subsidiaries. Research and development costs are added back because we consider these expenses as investments in our business that generate returns over the long-term. Corporate Adjusted EBITDA is calculated as Consolidated EBITDA after adding back research and development costs of Abengoa, S.A. and its subsidiaries less EBITDA from non-recourse activities net of eliminations. According to the terms and conditions of the 2012 Forward Start Facility, Adjusted EBITDA does not include the effect of changes in accounting policies resulting from IFRS 10 and 11 and change in the application of IFRIC 12. Consolidated Adjusted EBITDA and Corporate Adjusted EBITDA are not measurements of performance under IFRS as issued by the IASB, and you should not consider Consolidated Adjusted EBITDA or Corporate Adjusted EBITDA as an alternative to operating income or consolidated profits as a measure of our operating performance, cash flows from operating, investing and financing activities as a measure of our ability to meet our cash needs or any other measures of performance under IFRS as issued by the IASB. We believe that Consolidated Adjusted EBITDA and Corporate Adjusted EBITDA are useful indicators of our ability to incur and service our corporate indebtedness, since the leverage ratio in the instruments governing our corporate indebtedness is generally calculated as a ratio of Net Corporate Debt to Corporate Adjusted EBITDA, and can assist investors and other parties to evaluate us. Consolidated Adjusted EBITDA and Corporate Adjusted EBITDA, and similar measures, are used by different companies for different purposes and are often calculated in ways that reflect the circumstances of those companies. Consolidated Adjusted EBITDA and Corporate Adjusted EBITDA may not be indicative of our historical operating results nor are they meant to be predictive of potential future results. See "Presentation of Financial Information — Non-GAAP Financial Measures."

  The following table sets forth a reconciliation of Consolidated Adjusted EBITDA and Corporate Adjusted EBITDA to our consolidated profit for the year from continuing operations:

	Six Month Ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(4)(2)
	(unaudited)		(unaudited)
	(€ in millions)
Reconciliation of profit for the year from continuing operations to Consolidated Adjusted EBITDA
Profit for the year from continuing operations	83.9	77.8	61.5	266.4	181.4
Income tax expenses/(benefits)	(35.2)	(101.9)	(171.9)	3.2	(17.4)
Share of loss/(profit) of associated companies	6.5	(13.8)	(17.6)	(4.0)	(8.5)
Net finance expenses	237.3	283.2	654.6	666.9	324.0

Operating profit	292.5	245.3	526.6	932.5	479.5

Depreciation, amortization and impairment changes	238.1	151.7	422.0	230.6	228.7

Consolidated EBITDA (unaudited)	530.7	397.0	948.6	1,163.0	708.2

Research and development costs	3.3	5.3	6.4	25.6	36.4

Consolidated Adjusted EBITDA (unaudited)	534.0	402.3	955.0	1,188.6	744.6

	Last Twelve Months Ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010
	(unaudited)
	(€ in millions)
Reconciliation of Consolidated Adjusted EBITDA to Corporate Adjusted EBITDA:
Consolidated Adjusted EBITDA (unaudited)	1,086.7	—	955.0	1,188.6	744.6
Non-recourse EBITDA (unaudited)	(329.1)	—	(285.6)	(347.7)	(237.1)
Incorporation IFRS 10-11 and IFRIC 12	100.3	—	118.0	(174.0)	0.0
Corporate Adjusted EBITDA (unaudited)	857.9	—	787.5	666.9	507.4
(10)
Gross Corporate Debt consists of the Group's: (a) long-term debt (debt with a maturity of greater than one year) incurred with credit institutions; plus (b) short-term debt (debt with a maturity of less than one year) incurred with credit institutions; plus (c) notes, obligations, promissory notes, financial leases and any other such obligations or liabilities, the purpose of which is to provide finance and generate a financial cost for the Group; plus (d) obligations relating to guarantees of third-party obligations (other than intra-Group guarantees), but excluding any non-recourse debt.

(11)
Gross Non-Recourse Debt consists of long- and short-term non-recourse debt.

(12)
Net Corporate Debt consists of Gross Corporate Debt excluding obligations relating to guarantees of third-parties (other than intra-Group guarantees), less total cash and cash equivalents (excluding non-recourse cash and cash equivalents) and short-term financial investments (excluding non-recourse short-term financial investments).

(13)
Covenant Net Corporate Debt consists of Gross Corporate Debt, less recourse and non-recourse cash and cash equivalents, and recourse and non-recourse short-term financial investments, without considering the changes in our accounting due to the application of IFRS 10 and 11 and the change in the application of IFRIC 12 "Service Concession Arrangements".

RISK FACTORS

        Investing in our Class B shares and ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information contained in this prospectus, before making any investment decision. Any of the following risks and uncertainties could have a material adverse effect on our business, prospects, results of operations and financial condition. The market price of our Class B shares and ADSs could decline due to any of these risks and uncertainties, and you could lose all or part of your investment.

Risks Related to Our Business and the Markets in Which We Operate

Difficult conditions in the global economy and in the global capital markets have caused, and may continue to cause, a sharp reduction in worldwide demand for our products and services, and negatively impact our access to the levels of financing necessary for the successful development of our existing and future projects and the successful refinancing of our corporate indebtedness

        Our results of operations have been, and continue to be, materially affected by conditions in the global economy and in the global capital markets. Concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, sovereign debt and the instability of the euro have contributed to increased volatility and diminished expectations for the economy and global capital markets going forward. These factors, combined with volatile oil prices, declining global business and consumer confidence and rising unemployment, have precipitated an economic slowdown and have led to a recession and weak economic growth. The economic instability and uncertainty may affect the willingness of companies to make capital expenditures and investment in the markets in which we operate. These events and continuing disruptions in the global economy and in the global capital markets may, therefore, have a material adverse effect on our business, financial condition and results of operations. Moreover, even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility with certain factors, including consumer spending, business investment, government spending, the volatility and strength of capital markets, inflation affecting the business and economic environment and, ultimately, the amount and profitability of our business.

        Generalized or localized downturns or inflationary pressures in our key geographical areas could also have a material adverse effect on the performance of our business. A significant portion of our business activity is concentrated in Spain, Brazil and the United States, and we are significantly affected by the general economic conditions in these countries. Spain has recently experienced negative economic conditions, including high unemployment and significant government debt which we believe could adversely affect our operations in the near future. We are a Spanish company and our share capital is denominated in euro. The effects on the European and global economy of any exit of one or more member states (each a "Member State") from the Eurozone, the dissolution of the euro and the possible redenomination of our share capital, financial instruments or other contractual obligations from euro into a different currency, or the perception that any of these events are imminent, are inherently difficult to predict and could give rise to operational disruptions or other risks of contagion to our business and have a material, adverse effect on our business, financial condition and results of operation. In addition, to the extent uncertainty regarding the European economic recovery continues to negatively impact government or regional budgets or demand for our environmental services, our business and results of operations could be materially adversely affected. Moreover, many of our customers are continually seeking to implement measures aimed at greater cost savings, including efforts to improve cost efficiencies. These and other factors could therefore result in our customers reducing their budgets for spending on our products and services.

        The global capital and credit markets have experienced periods of extreme volatility and disruption since the last half of 2008. Continued disruptions, uncertainty or volatility in the global capital and credit markets may limit our access to additional capital required to operate or grow our business, including our access to non-recourse project finance which we use to fund many of our projects, even in cases where such capital has already been committed. Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to grow our business, or replace financing previously committed for a project that ceases to be available to it. As a result, we may be forced to delay raising capital, issue shorter-term securities than we prefer, or bear a higher cost of capital which could decrease our profitability and significantly reduce our financial flexibility. In the event that we are required to replace previously committed financing to certain projects that subsequently becomes unavailable, we may have to postpone or cancel planned capital expenditures or construction projects.

Decreases in government budgets, reductions in government subsidies and adverse changes in law may adversely affect our business and the development of existing and new projects

        Economic instability and difficult economic conditions in Spain have resulted in a decline in tax revenue obtained by our public administration customers at a time of rising public sector deficits. In Spain, for example, reductions in government infrastructure budgets have had a significant impact on our results of operations as a substantial percentage of our revenue is derived from services we provide as a contractor or subcontractor on various projects with governmental entities, including state-owned companies. In addition, in July 2013, the Spanish government passed a new law related to the electricity sector in Spain, which implementation may have a material adverse impact on our thermo-solar electricity generation activity in Spain which, in turn, may have a material adverse effect on our business, financial condition and results of operations as a whole. See "—We are subject to extensive governmental regulation in a number of different jurisdictions, and our inability to comply with existing regulations or requirements or changes in applicable regulations or requirements may have a negative impact on our business, results of operations or financial condition" and "Regulation—Spain—Solar Regulatory Framework—Royal Decree Law 9/2013" for further information. In the United States, due to the failure of the U.S. Congress to enact a plan by February 28, 2013 to reduce the federal budget deficit by $1.2 trillion, $85 billion of automatic budget cuts went into effect on March 1, 2013 reducing discretionary spending by all agencies of the Federal government for the remainder of the Federal fiscal year ending September 30, 2013. These cuts affect, among others, the U.S. Treasury's program providing for cash grants in lieu of investment tax credits. See "Regulation—United States Regulations—Solar Regulation—Renewable Energy Incentives in the United States—Cash Grant in Lieu of ITC." In addition, a number of states and municipal authorities are experiencing severe fiscal pressures as they seek to address mounting budget deficits. These factors may adversely affect demand for our products and services by such customers and therefore the growth of our business.

        Poor economic conditions have affected, and continue to affect, government budgets and threaten the continuation of government subsidies such as feed-in tariffs, tax benefits and other similar subsidies that benefit our business. Such conditions may also lead to adverse changes in law, such as the recent change in Spanish tax law affecting our ability to deduct finance expenses. The reduction or elimination of such subsidies or adverse changes in law could have a material adverse impact on the profitability of our existing projects and the development of new projects undertaken in reliance on the continuation of such subsidies.

The revenue from the solar and biofuel projects that we undertake in our Concession-Type Infrastructures and Industrial Production activities, respectively, may be adversely affected if there is a decline in public acceptance and support of renewable energy

        Certain persons, associations and groups of people could oppose renewable energy projects, citing, for example, misuse of water resources, landscape degradation, land use, food scarcity or price increase and harm to the environment. Moreover, regulation may restrict the development of renewable energy plants in certain areas. In order to develop a renewable energy project, a solar power plant, or other infrastructure project, we are typically required to obtain, among other things, environmental impact permits or other authorizations and building permits, which in turn require environmental impact studies to be undertaken and public hearings and comment periods to be held during which any person, association or group may oppose a project. Any such opposition may be taken into account by government officials responsible for granting the relevant permits, which could result in the permits being delayed or not being granted or being granted solely on the condition that we carry out certain corrective measures to the proposed project.

        As a result, we cannot guarantee that all of the renewable energy plants or infrastructure that we currently plan to develop or, to the extent applicable, are developing will ultimately be authorized or accepted by the local authorities or the local population. For example, the local population could oppose the construction of a renewable energy plant or infrastructure at the local government level, which could in turn lead to the imposition of more restrictive requirements.

        In certain jurisdictions, if a significant portion of the local population were to mobilize against the construction of a renewable energy plant or infrastructure, it may become difficult, or impossible, for us to obtain or retain the required building permits and authorizations. Moreover, such challenges could result in the cancellation of existing building permits or even, in extreme cases, the dismantling of, or the retroactive imposition of changes in the design of, existing renewable energy plants or infrastructure.

        A decrease in acceptance of renewable energy plants or infrastructure by local populations, an increase in the number of legal challenges, or an unfavorable outcome of such legal challenges could have a material adverse effect on our business, financial condition and results of operations.

We rely on certain regulations, subsidies and tax incentives which may be changed or legally challenged

        We rely in a significant part on environmental and other regulation of industrial and local government activities, including regulations mandating, among other things, reductions in carbon or other greenhouse gas emissions and minimum biofuel content in fuel or use of energy from renewable sources. If the businesses to which such regulations relate were deregulated or if such regulations were materially changed or weakened, the profitability of our current and future projects could suffer, which could in turn have a material adverse effect on our business, financial condition and results of operations. In addition, uncertainty regarding possible changes to any such regulations have adversely affected in the past, and may adversely affect in the future, our ability to finance a project or to satisfy other financing needs.

        Subsidy regimes for renewable energy generation have been challenged in the past on constitutional and other grounds (including that such regimes constitute impermissible European Union state aid) in certain jurisdictions. In addition, certain loan guarantee programs in the United States, including those which have enabled the U.S. Department of Energy (the "DOE") to provide loan guarantees in respect of our Solana, Mojave and Hugoton projects, have been challenged on grounds of failure by the appropriate authorities to comply with applicable U.S. federal administrative and energy law. If all or part of the subsidy and incentive regimes for renewable energy generation in any jurisdiction in which we operate were found to be unlawful and, therefore, reduced or discontinued, we may be unable to compete effectively with conventional and other renewable forms of energy or we may be unable to complete certain ongoing projects. For information regarding recent adverse regulatory developments in Spain, see "—We are subject to extensive governmental regulation in a number of different jurisdictions, and our inability to comply with existing regulations or requirements or changes in applicable regulations or requirements may have a negative impact on our business, results of operations or financial condition" and "Regulation—Spain—Solar Regulatory Framework—Royal Decree Law 9/2013" for further information.

        The production from our renewable energy facilities is the subject of various tax relief measures or tax incentives in the jurisdictions in which they operate. These tax relief and tax incentive measures play an important role in the profitability of projects that we develop. In the future, it is possible that some or all of these tax incentives will be suspended, curtailed, not renewed or revoked. If this happens, the profitability of our current plants and our ability to finance future projects would be adversely affected, which could in turn have a material adverse effect on our business, financial condition and results of operations.

We are subject to extensive governmental regulation in a number of different jurisdictions, and our inability to comply with existing regulations or requirements or changes in applicable regulations or requirements may have a negative impact on our business, results of operations or financial condition

        We are subject to extensive regulation of our business in Spain, the United States and in a significant number of the countries in which we operate. Such laws and regulations require licenses, permits and other approvals to be obtained in connection with the operations of our activities. This regulatory framework imposes significant actual, day-to-day compliance burdens, costs and risks on us. In particular, the power plants that we operate in our Concession-Type Infrastructures and Industrial Production activities are subject to strict international, national, state and local regulations relating to their development, construction and operation (including, among other things, land acquisition, leasing and use, and the corresponding building permits, landscape conservation, noise regulation, environmental protection and environmental permits and energy power transmission and distribution network congestion regulations). Non-compliance with such regulations could result in the revocation of permits, sanctions, fines or even criminal penalties. Compliance with regulatory requirements, which may in the future include increased exposure to capital markets regulations, may result in substantial costs to our operations that may not be recovered. In addition, we cannot predict the timing or form of any future regulatory or law enforcement initiatives. Changes in existing energy, environmental and administrative laws and regulations may materially and adversely affect our business, products, services, margins and investments. Our business may also be affected by additional taxes imposed on our activities, reduction of regulated tariffs and other cuts or measures. For example, on December 27, 2012, a Spanish law established a new tax on electricity production, imposing a 7% levy on revenue received from power generation, including the revenues generated by our thermo-solar plants, and thermo-solar plants additionally lost the premium for power generation versus the use of natural gas. See "Regulation—Spain—Law 15/2012 on Tax Measures for Energy Sustainability" for further information. Further, on February 1, 2013, a new law limited remuneration schemes for renewable energy producers by eliminating pool plus premium pricing and established additional measures, including a reduction in the applicable adjustment for changes in the consumer price index. The government also introduced a measure that will exclude from the feed-in tariff the power produced by thermo-solar installations using gas (going forward, payment for this energy will be at market price), although it is yet to be determined how such use of gas will be measured. These laws have materially adversely affected our thermo-solar electricity generation activity in Spain, including causing in certain cases restrictions on dividends of the affected subsidiaries to be triggered due to the decline in revenues caused thereby, and any additional regulatory cuts or measures introduced in the future, may further reduce the earnings generated by our affected subsidiaries which, in turn, may have a material adverse effect on our business, financial condition and results of operations as a whole. In May 2013, we commenced legal proceedings against the Spanish government challenging these measures, and we intend to continue vigorously protecting our interests. In July 2013, the Spanish government passed a new law related to the electric sector in Spain, the goal of which is to achieve financial stability in the sector by approving a new legal and remuneration special regime for installations producing electricity from renewable energy sources, among other things. Until new regulations resulting from the law are developed, the existing regulations shall temporarily continue. Any change arising from the regulations to be approved by the Spanish government within the frame of Royal Decree Law 9/2013 may have a material adverse impact on our thermo-solar electricity generation activity in Spain which, in turn, may have a material adverse effect on our business, financial condition and results of operations as a whole. See "Regulation—Spain—Solar Regulatory Framework—Royal Decree Law 9/2013" for further information. Further, similar changes in laws and regulations could increase the size and number of claims and damages asserted against us or subject us to enforcement actions, fines and even criminal penalties. In addition, changes in laws and regulations may, in certain cases, have retroactive effect and may cause the result of operations to be lower than expected. In particular, our activities in the energy sector are subject to regulations applicable to the economic regime of generation of electricity from renewable sources and to subsidies or public support in the benefit of the production of biofuels from renewable energy sources, which vary by jurisdiction, and are subject to modifications that may be more restrictive or unfavorable to us.

Our business is subject to stringent environmental regulation

        We are subject to significant environmental regulation, which, among other things, requires us to perform environmental impact studies on future projects or changes to projects, obtain regulatory licenses, permits and other approvals and comply with the requirements of such licenses, permits and other approvals. There can be no assurance that:

  •
  governmental authorities will approve these environmental impact studies;

  •
  public opposition will not result in delays, modifications to or cancellation of any proposed project or license; or

  •
  laws or regulations will not change or be interpreted in a manner that increases our costs of compliance or materially or adversely affects our operations or plants or our plans for the companies in which we have an investment or to which we provide our services.

        We believe that we are currently in material compliance with all applicable regulations, including those governing the environment. While we employ robust policies with regard to environmental regulation compliance, there are occasions where regulations are breached. On occasion, we have been found not to be in compliance with certain environmental regulations, and have incurred fines and penalties associated with such violations which to date have not been material in amount. We can give no assurance, however, that we will continue to be in compliance or avoid material fines, penalties, sanctions and expenses associated with compliance issues in the future. Violation of such regulations may give rise to significant liability, including fines, damages, fees and expenses, and site closures. Generally, relevant governmental authorities are empowered to clean up and remediate releases of environmental damage and to charge the costs of such remediation and cleanup to the owners or occupiers of the property, the persons responsible for the release and environmental damage, the producer of the contaminant and other parties, or to direct the responsible parties to take such action. These governmental authorities may also impose a tax or other liens on the responsible parties to secure the parties' reimbursement obligations.

        In Brazil, environmental liability applies to any individual or legal entity (whether public or private) that directly or indirectly causes, by action or omission, any damage to the environment. A sole fact may result in liability of three types (civil, administrative and criminal) independently or cumulatively. Brazilian courts may even lift the corporate veil in circumstances where a company is found to evade an environmental obligation to indemnify damage. When the veil of the corporation is lifted, the shareholders, rather than Abengoa itself, may be personally liable to redress the damage.

        Environmental regulation has changed rapidly in recent years, and it is possible that we will be subject to even more stringent environmental standards in the future. For example, our activities are likely to be covered by increasingly strict national and international standards relating to climate change and related costs, and may be subject to potential risks associated with climate change, which may have a material adverse effect on our business, financial condition or results of operations. We cannot predict the amounts of any increased capital expenditures or any increases in operating costs or other expenses that we may incur to comply with applicable environmental, or other regulatory, requirements, or whether these costs can be passed on to customers through product price increases.

We face pressure to improve the competitiveness of our renewable energy services and products

        To ensure our long-term future, we must be able to compete on a non-subsidized basis with conventional and other renewable energy sources. The current levels of government support for renewable energy are generally intended to grant the industry a "grace period" to reduce the cost per kilowatt-hour of electricity or per gasoline gallon equivalent generated through technological advances, cost reductions and process improvements. Consequently, and as generation or production costs decrease, this level of government support is likely to be gradually phased out for many critical projects in the future, although existing and commissioned projects are expected to continue to benefit from feed-in tariffs or similar government incentives as already set. In the medium- to long-term, a gradual but significant reduction of the tariffs, premiums and incentives for renewable energy is likely. If these reductions continue and/or increase, market participants, including ourselves, may need to reduce prices to remain competitive against other alternatives. If cost reductions and product innovations do not occur, or occur at a slower pace than is required to achieve the necessary price reductions, this could have a material adverse effect on our business, financial condition and results of operations.

        We also face significant competition from other renewable energy providers. With regard to the solar industry, we believe it may see significantly increased competition, as a result of new market entrants and/or substitute renewable energy sources due to increased demand for renewable energy sources. Other contributing factors to this increased competition are lower barriers to entry in these markets due to the increased standardization of technologies, improved funding opportunities and increased governmental support. Although we endeavor to maintain our competitiveness, no assurance can be given that we will succeed. Our failure to compete successfully would negatively impact our ability to grow our business and generate revenue, which could have a material adverse effect on our business, financial condition and results of operations.

Increases in the cost of energy and gas could significantly increase our operating costs

        Some of our activities require significant consumption of energy and gas, and we are vulnerable to material fluctuations in their prices. Although our energy and gas purchase contracts generally include indexing mechanisms, we cannot guarantee that these mechanisms will cover all of the additional costs generated by an increase in energy and gas prices, particularly for long-term contracts, and some of the contracts entered into by us do not include any indexing provisions. Significant increases in the cost of energy or gas, or shortages of the supply of energy and/or gas, could have a material adverse effect on our business, financial condition and results of operations.

Our business has substantial capital expenditure requirements which requires us to have access to the global capital markets for financing

        We have significant capital expenditure requirements which necessitates continued access to the global capital markets, as well as R&D&i costs and extensive construction costs for power transmission lines, solar power plants and installations, co-generation power plants, infrastructure for the production of ethanol and desalination plants. Our capital expenditure and R&D&i requirements depend on the number and type of projects we undertake in the future. Under concessions and other agreements, we have committed to certain future capital expenditures (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Capital Expenditures"). Any recovery of our capital expenditures and R&D&i requirements, especially those made in respect of our concessions, will occur over a substantial period of time. Moreover, we may be unable to recoup our investments in these projects due to delays, cost overruns and general timing issues as to when revenue can be derived from these projects.

        We must also continue to make significant expenditures on R&D&i in order to maintain and improve our competitive position. Furthermore, certain of our competitors may have substantially greater financial resources than we do. Any failure by us to react quickly and effectively to technological changes, or to obtain necessary financing to conduct appropriate R&D&i activities, could have a material adverse effect on our business, financial condition and results of operations.

Transactions with counterparties exposes us to credit risk which we must effectively manage to mitigate the effect of counterparty defaults

        We are exposed to the credit risk implied by default on the part of a counterparty (a customer, provider, partner or financial entity), which could impact our business, financial condition and results of operations. Although we actively manage this credit risk through the use of non-recourse factoring contracts, which involves banks and third parties assuming a counterparty's credit risk, and credit insurance, our risk management strategy may not be successful in limiting our exposure to credit risk, which could adversely affect our business, financial condition and results of operations.

We may be subject to increased finance expenses if we do not effectively manage our exposure to interest rate and foreign currency exchange rate risks

        We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes and foreign currency exchange rate fluctuations. Some of our indebtedness bears interest at variable rates, generally linked to market benchmarks such as EURIBOR and LIBOR. Any increase in interest rates would increase our finance expenses relating to our variable rate indebtedness and increase the costs of refinancing our existing indebtedness and issuing new debt (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Interest Rates"). In addition, we conduct our business and incur costs in the local currency of the countries in which we operate. As we continue expanding our business into existing markets such as North America and Latin America, and into new markets such as the Middle East, North Africa, India, China and Australia, we expect that a large and increasing percentage of our revenue and cost of sales will be denominated in currencies other than our reporting currency, the euro. As a result, we will become subject to increasing currency translation risk, whereby changes in exchange rates between the euro and the other currencies in which we do business could result in foreign exchange losses.

        We seek to actively manage these risks by entering into interest rate options and swaps to hedge against interest rate risk and future currency sale and purchase contracts and foreign exchange rate swaps to hedge against foreign exchange rate risk. If our risk management strategies are not successful in limiting our exposure to changes in interest rates and foreign currency exchange rates, our business, financial condition and results of operations could be materially and adversely affected.

Our competitive position could be adversely affected by changes in technology, prices, industry standards and other factors

        The markets in which our activities operate change rapidly because of technological innovations and changes in prices, industry standards, product instructions, customer requirements and the economic environment. New technology or changes in industry and customer requirements may render existing products or services obsolete, excessively costly or otherwise unmarketable. As a result, we must continuously enhance the efficiency and reliability of our existing technologies and seek to develop new technologies in order to remain at the forefront of industry standards and customer requirements. If we are unable to introduce and integrate new technologies into our products and services in a timely and cost-effective manner, our competitive position will suffer and our prospects for growth will be impaired.

The delivery of our products and services to our customers and our performance under our contracts with our customers may be adversely affected by problems related to our reliance on third-party contractors and suppliers

        The supply of some of our contracts includes services, equipment or software which we subcontract to subcontractors, and some of our key products and services use items from third-party suppliers. The delivery of products or services which are not in compliance with the requirements of the subcontract, or the late supply of products and services, can cause us to be in default under our contracts with our customers. To the extent we are not able to transfer all of the risk or be fully indemnified by third-party contractors and suppliers, we may be subject to a claim by our customers as a result of a problem caused by a third-party that could have a material adverse effect on our reputation, business, results of operations and financial condition.

We may be adversely affected by risks associated with acquisitions or investments in joint ventures with third parties

        If we decide to make certain acquisitions or financial investments in order to expand or diversify our business, we may take on additional debt to pay for such acquisitions. Moreover, we cannot guarantee that we will be able to complete all, or any, such external expansion or diversification transactions that we might contemplate in the future. To the extent we do, such transactions expose us to risks inherent in integrating acquired businesses and personnel, such as the inability to achieve projected synergies; difficulties in maintaining uniform standards, controls, policies and procedures; recognition of unexpected liabilities or costs; and regulatory complications arising from such transactions. Furthermore, the terms and conditions of financing for such acquisitions or financial investments could restrict the manner in which we conduct our business, particularly if we were to use debt financing. These risks could have a material adverse effect on our business, financial condition and results of operations.

        In addition, we have made significant investments in certain strategic development projects with third parties, including governmental entities and private entities. In certain cases, these projects are developed pursuant to joint venture agreements over which we only have partial or joint control. Investments in projects over which we have partial or joint control are subject to the risk that the other shareholders of the joint venture, who may have different business or investment strategies than us or with whom we may have a disagreement or dispute, may have the ability to block business, financial or management decisions, such as the decision to distribute dividends or appoint members of management, which may be crucial to the success of the project or our investment in the project, or otherwise implement initiatives which may be contrary to our interests. Our partners may be unable, or unwilling, to fulfill their obligations under the relevant joint venture agreements and shareholder agreements or may experience financial or other difficulties that may adversely impact our investment in a particular joint venture. In certain of our joint ventures, we may also be reliant on the particular expertise of our partners and, as a result, any failure to perform our obligations in a diligent manner could also adversely impact the joint venture. If any of the foregoing were to occur, our business, financial condition and results of operations could be materially and adversely affected.

Our backlog of unfilled orders is subject to unexpected adjustments and cancellations and is, therefore, not a fully accurate indicator of our future revenue or earnings

        At June 30, 2013, our backlog was €7,133 million. Our backlog represents management's estimate of the amount of contract awards that we expect to result in future revenue. Backlog is calculated based on the same criteria for each of our activities. A project for which the related contract has been signed is included in the calculation of the project portfolio value. A signed contract represents a legally binding agreement, meaning a secure revenue source in the future. The sole exception is CSP (Concentrated Solar Power) plants for EPC (Engineering, Procurement and Construction) projects, which are considered in the amount of our backlog despite not having a contract signed, as they have been granted a feed-in tariff. Furthermore, we do not include in backlog predicted sales from our concession activities, such as energy sales, power transmission and water sales or commodity sales, or our industrial production activities, such as biofuel sales. Our backlog does include expected revenue based on engineering and design specifications that may not be final and could be revised over time, and also includes expected revenue for government and maintenance contracts that may not specify actual monetary amounts for the work to be performed. For these contracts, our backlog is based on an estimate of work to be performed, which is based on our knowledge of our customers' stated intentions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Backlog and Concessions" and "Business" for more information. Furthermore, our ability to execute our backlog is dependent on our ability to meet our operational and financing needs, and if we are unable to meet such needs, our ability to execute our backlog could be adversely affected, which could materially affect our business, financial condition and results of operations.

        There can be no assurance that the revenue projected in our backlog will be realized or, if realized, will result in profit. Because of project terminations or suspensions and changes in project scope and schedule, we cannot predict with certainty when, or if, our backlog will be actualized. We can provide no assurance that we will not receive additional cancellations, and, even where a project proceeds as scheduled, it is possible that the customer may default and fail to pay amounts owed to us. Material delays, cancellations or payment defaults could materially affect our business, financial condition and results of operations.

        Our definition of backlog may not necessarily be the same as that used by other companies engaged in activities similar to ours. As a result, the amount of our backlog may not be comparable to the backlog reported by such other companies.

We have international operations, including in emerging markets, that could be subject to economic, social and political uncertainties

        We operate our activities in a range of international locations, including Australia, Latin America (including Brazil), China, India, North America, the Middle East and Africa, and expect to expand our operations into new locations in the future. Accordingly, we face a number of risks associated with operating in different countries that may have a material adverse impact on our business, financial condition and results of operations. These risks include, but are not limited to, adapting to the regulatory requirements of such countries, compliance with changes in laws and regulations applicable to foreign corporations, the uncertainty of judicial processes, and the absence, loss or non-renewal of favorable treaties, or similar agreements, with local authorities or political, social and economic instability, all of which can place disproportionate demands on our management, as well as significant demands on our operational and financial personnel and business. As a result, we can provide no assurance that our future international operations will remain successful.

        In addition, we conduct business in various emerging countries worldwide. Our activities in these countries involve a number of risks that are more prevalent than in developed markets, such as economic and governmental instability, the possibility of significant amendments to, or changes in, the application of governmental regulations, the nationalization and expropriation of private property, payment collection difficulties, social problems, substantial fluctuations in interest and exchange rates, changes in the tax framework or the unpredictability of enforcement of contractual provisions, currency control measures and other unfavorable interventions or restrictions imposed by public authorities. In recent months, political upheaval, civil unrest and, in some cases, regime change and armed conflict, have occurred in certain countries in the Middle East and North Africa, including Egypt, Syria, Libya and Tunisia. Such events have increased political instability and economic uncertainty in certain countries in the Middle East and North Africa where we currently operate or may seek to operate. Although our activities in emerging markets are not concentrated in any specific country (other than Brazil), the occurrence of one or more of these risks in a country or region in which we operate could have a material adverse effect on our business, financial condition and results of operations.

Our growth may be limited by our inability to obtain new sites and expand existing ones

        Our ability to maintain our competitive position and meet our growth objectives for our operations and, in particular, our Industrial Production activity and the Co-generation segment of our Concession-Type Infrastructures activity depend on our ability to upgrade existing sites or acquire or lease additional sites in strategically located areas. Our ability to obtain new sites and expand existing sites is limited by regulation and geographic considerations. Government restrictions, including environmental, public health and technical restrictions, limit where our facilities and plants can be located. The process of obtaining planning permission and licenses or permits to build, operate or expand our facilities and plants involve extended hearings and compliance with planning, environmental and other regulatory requirements. We may not be successful in obtaining the planning permissions, licenses or permits we require or such planning permissions, license or permits may contain onerous terms and conditions, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, objections from the public are capable of delaying, and even preventing, the proposed construction of a new or expanded facility or plant and the operation of a facility or plant. As a result, we may not be able to obtain extra site capacity where it is required. In some instances, it is also necessary for us to negotiate separate agreements with local authorities and third parties, such as landowners, who can make demands for additional obligations.

        Our solar power plants can only be constructed in locations with suitable weather conditions, sufficient levels of solar radiation, access to water and suitable topographic features. Accordingly, the number of feasible sites available for solar power plants is limited in many countries, including Spain and the United States, particularly as growth in the number of installed solar plants can restrict the number of sites available for additional plants; recent growth in the number of solar energy operators has increased competition for available sites. Moreover, although we undertake extensive studies before investing in the development of any particular site, the sites we choose to develop might not perform to our expectations. If these constraints on the establishment of solar power plants were to intensify, or if the sites we ultimately choose to develop do not perform as expected, this could have a material adverse effect on our business, financial condition and results of operations.

The construction projects in our Engineering and Construction activity and the facilities we operate in our Concession-Type Infrastructures and Industrial Production activities are inherently dangerous workplaces at which hazardous materials are handled. If we fail to maintain safe work environments, we can be exposed to significant financial losses, as well as civil and criminal liabilities

        The construction projects we undertake in our Engineering and Construction activity and the facilities we operate in our Concession-Type Infrastructures and Industrial Production activity often put our employees and others in close proximity with large pieces of mechanized equipment, moving vehicles, manufacturing or industrial processes, heat or liquids stored under pressure and highly regulated materials. On most projects and at most facilities, we are responsible for safety and, accordingly, must implement safe practices and safety procedures. If we fail to design and implement such practices and procedures or if the practices and procedures we implement are ineffective, our employees and others may become injured and our and others property may become damaged. Unsafe work sites also have the potential to increase employee turnover, increase the cost of a project to our customers or the operation of a facility, and raise our operating costs. Any of the foregoing could result in financial losses, which could have a material adverse impact on our business, financial condition and results of operations.

        In addition, our projects and the operation of our facilities can involve the handling of hazardous and other highly regulated materials, which, if improperly handled or disposed of, could subject us to civil and criminal liabilities. We are also subject to regulations dealing with occupational health and safety. Although we maintain functional groups whose primary purpose is to ensure we implement effective health, safety, and environmental work procedures throughout our organization, including construction sites and maintenance sites, the failure to comply with such regulations could subject us to liability. In addition, we may incur liability based on allegations of illness or disease resulting from exposure of employees or other persons to hazardous materials that we handle or are present in our workplaces.

        Our safety record is critical to our reputation. Many of our customers require that we meet certain safety criteria to be eligible to bid for contracts, and many contracts provide for automatic termination or forfeiture of some, or all, of its contract fees or profit in the event we fail to meet certain measures. As a result, our failure to maintain adequate safety standards could result in reduced profitability or the loss of projects or clients, and could have a material adverse impact on our business, financial condition and results of operations.

Our business may be adversely affected by catastrophes, natural disasters, adverse weather conditions, unexpected geological or other physical conditions, or criminal or terrorist acts at one or more of our plants, facilities and construction sites

        If one or more of our plants, facilities or construction sites were to be subject in the future to fire, flood or a natural disaster, adverse weather conditions, terrorism, power loss or other catastrophe, or if unexpected geological or other adverse physical conditions were to develop at any of our plants, facilities or construction sites, we may not be able to carry out our business activities at that location or such operations could be significantly reduced. This could result in lost revenue at these sites during the period of disruption and costly remediation, which could have a material adverse effect on our business, financial condition and results of operations. In addition, despite security measures taken by us, it is possible that our sites relating to our Concession-Type Infrastructures and Industrial Production activities or other sites, could be affected by criminal or terrorist acts. Any such acts could have a material adverse effect on our business, financial condition and results of operations.

Our insurance may be insufficient to cover relevant risks and the cost of our insurance may increase

        Our business is exposed to the inherent risks in the markets in which we operate. Although we seek to obtain appropriate insurance coverage in relation to the principal risks associated with our business, we cannot guarantee that such insurance coverage is, or will be, sufficient to cover all of the possible losses we may face in the future. If we were to incur a serious uninsured loss or a loss that significantly exceeded the coverage limits established in our insurance policies, the resulting costs could have a material adverse effect on our business, financial condition and results of operations.

        In addition, our insurance policies are subject to review by our insurers. If the level of premiums were to increase in the future, or certain types of insurance coverage were to become unavailable, we might not be able to maintain insurance coverage comparable to those that are currently in effect at comparable cost, or at all. If we were unable to pass any increase in insurance premiums on to our customers, such additional costs could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to litigation and other legal proceedings

        We are subject to the risk of legal claims and proceedings and regulatory enforcement actions in the ordinary course of our business and otherwise. The results of legal and regulatory proceedings cannot be predicted with certainty. We cannot guarantee that the results of current or future legal or regulatory proceedings or actions will not materially harm our business, financial condition and results of operations nor can we guarantee that we will not incur losses in connection with current or future legal or regulatory proceedings or actions that exceed any provisions we may have set aside in respect of such proceedings or actions or that exceed any available insurance coverage, which may have a material adverse effect on our business, financial condition or results of operations. See "Business — Legal Proceedings."

Unauthorized use of our proprietary technology by third parties may reduce the value of our products, services and brand, and impair our ability to compete effectively

        We rely across our business on a combination of trade secret and intellectual property laws, non-disclosure and other contractual agreements and technical measures to protect our proprietary rights. These measures may not be sufficient to protect our technology from third-party infringement and, notwithstanding any remedies available, could subject us to increased competition or cause us to lose market share. In addition, these measures may not protect us from the claims of employees and other third parties.

We also face risks with respect to the protection of our proprietary technology because the markets where our products are sold include jurisdictions that provide less protection for intellectual property than is provided under the laws of the United States or the European Union. Unauthorized use of our intellectual property could weaken our competitive position, reduce the value of our products, services and brand, and harm our business, financial condition and results of operations.

Our business may suffer if we are sued for infringing upon the intellectual property rights of third parties

        We are subject to the risk of adverse claims and litigation alleging our infringement of the intellectual property rights of others. In the future, third parties may assert infringement claims, alleging infringement by our current, or future, services or solutions. These claims may result in protracted and costly litigation, may subject us to liability if we are found to have infringed upon third parties' intellectual property rights, and, regardless of the merits or ultimate outcome, may divert management's attention from the operation of our business.

Our business will suffer if we do not retain our senior management and key employees or if we do not attract and retain other highly skilled employees

        Our future success depends significantly on the full involvement of our senior management and key employees, who have valuable expertise in all areas of our business. Our ability to retain and motivate our senior management and key employees and attract highly skilled employees will significantly affect our ability to run our business successfully and to expand our operations in the future. If we were to lose one or more of our senior management or, for example, valuable local managers with significant experience in the markets in which we operate, we might encounter difficulty in appointing replacements. This could have an adverse impact on our business, financial condition and results of operations.

The analysis of whether IFRIC 12 applies to certain contracts and activities, and the determination of the proper accounting treatment at each period end if it is determined that IFRIC 12 is to be applied, involves various complex factors and is significantly affected by legal and accounting interpretations. If the criteria for us to classify our thermo-solar plants in Spain as service concession agreements within the scope of IFRIC 12 do not continue to be met, or if we had to apply IFRIC 12 retrospectively rather than prospectively, our results of operations for the periods presented in this prospectus would be significantly different

        We account for certain of our Concession-Type Infrastructure assets as service concession agreements in accordance with the provisions of IFRIC 12. The infrastructures accounted for by us as service concessions under IFRIC 12 are mainly related to the activities concerning power transmission lines, desalination plants and thermo-solar electricity generation plants outside of Spain and (with prospective application from January 1, 2011) in Spain.

        The analysis of whether IFRIC 12 applies to certain contracts and activities involves various complex factors and it is significantly affected by legal interpretation of certain contractual agreements or other terms and conditions with public sector entities. In particular, the application of IFRIC 12 requires a determination that the grantor of the concession governs what services the operator must provide using the infrastructure, to whom and at what price and also controls any significant residual interest in the infrastructure at the end of the term of the arrangement. When the operator of the infrastructure is also responsible for the engineering, procurement and construction of such asset, IFRIC 12 requires the separate accounting for the revenue and margins associated with the construction activities, which is not eliminated in consolidation even between companies within the same consolidated group, and for the subsequent operation and maintenance of the infrastructure. In such cases, the investment in the infrastructure used in the concession arrangement cannot be classified as property, plant and equipment of the operator, but rather must be classified as a financial asset or an intangible asset, depending on the nature of the payment rights established under the contract.

        Therefore, the application of IFRIC 12 requires extensive judgment in relation to, among other factors, (i) the identification of certain infrastructures and contractual agreements in the scope of IFRIC 12, (ii) the understanding of the nature of the payments in order to determine the classification of the infrastructure as a financial asset or as an intangible asset and (iii) the timing and recognition of the revenue from construction and concessionary activity.

        Changes in one or more of the factors described above may significantly affect our conclusions as to the appropriateness of the application of IFRIC 12 and, therefore, our results of operations or our financial position. As a result, if we determined that those assets were no longer within the scope of IFRIC 12, the revenue and associated margins realized by us during the construction phase of the affected assets would no longer be recognized in accordance with IFRIC 12 but rather would be eliminated in consolidation, resulting in a decrease in revenue and profits in our consolidated income statement for the period reported, and a reclassification from intangible assets to property, plant and equipment on the consolidated balance sheet. As such, a determination that those assets ceased to be within the scope of IFRIC 12 would affect the comparability of our results of operations and our financial condition for the periods, and as of the dates, before and after the date on which we made that determination.

        For more information about the application of IFRIC 12, see "Presentation of Financial Information—Application of IFRIC 12".

Market perceptions concerning the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely, could adversely affect our business or financial position

        As a result of the credit crisis in Europe, in particular in Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility (the "EFSF") and the European Financial Stability Mechanism (the "EFSM") to provide funding to Eurozone countries in financial difficulties that seek such support. Throughout 2011, the EFSF and EFSM undertook a series of interventions to provide direct financing or other credit support to European governments. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, which will be activated by mutual agreement, to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries after June 2013. In July 2011, the European Council agreed to enlarge the EFSF capital guarantee from €440 billion to €780 billion, a decision which was ratified by all relevant national legislatures in October 2011. In October 2011, the European Council agreed to increase the ability of the EFSF to intervene in sovereign debt markets by granting it the ability to offer insurance to third parties purchasing Eurozone sovereign debt. Throughout 2012, certain Eurozone states announced austerity programs and other cost-cutting initiatives, and the EFSF was permitted to further expand its powers to provide direct loans to certain Eurozone financial institutions, including certain such institutions in Spain. Despite these measures, there can be no assurance that the recent market disruptions in Europe related to sovereign debt, including the increased cost of funding for certain governments and financial institutions, will not continue, nor can there be any assurance that future assistance packages will be available or, even if provided, will be sufficient to stabilize the affected countries and markets in Europe or elsewhere.

        Uncertainty persists regarding the debt burden of certain Eurozone countries and regional governments and the solvency of certain European financial institutions and their respective ability to meet future financial obligations. The protracted adverse market conditions have created doubts as to the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual Member States. These and other concerns could lead to the re-introduction of individual currencies in one or more Member States, or, in more extreme circumstances, the possible dissolution of the euro entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at such time. These potential developments, or market perceptions concerning these and related issues, could adversely affect our business or our financial position, as a significant principal amount of our outstanding debt securities is denominated in euro.

The recoverability of our deferred tax assets depends on our future taxable income, which depends on management estimates that are uncertain

        Our management assesses the recoverability of deferred tax assets on the basis of estimates of future taxable profit. These estimates are derived from the projections included in our five- and ten-year strategic plans, which are prepared on a yearly basis and reviewed twice a year for the accuracy of the assumptions used. As of June 30, 2013, a significant portion of our deferred tax assets are tax credits, which include mostly tax loss carryforwards in Brazil, the United States and Spain and tax credits relating to tax incentives principally generated in Spain from our investments in R&D&i and export activities, whose recoverability depends mostly on our capacity to generate future taxable income in such countries. Based on our current estimates we expect to generate sufficient future taxable income to achieve the realization of our current tax credits and tax loss carryforwards, supported by our historical trend of business performance. However, our current and deferred income taxes may be impacted by events and transactions arising in the normal course of business as well as by special non-recurring items. Changes in the assumptions and estimates made by management may result in the de-recognition of these deferred tax assets on our balance sheet if we consider that it is not probable that taxable profit will be available against which the deductible temporary difference can be utilized, with a corresponding charge to income tax expense in the consolidated income statement, although there would be no impact on cash flows.

Risks Related to the Engineering and Construction Activity

Our current and future fixed-price contracts may result in significant losses if costs are greater than anticipated

        Many of our EPC contracts are fixed-price contracts which contain inherent risks because we agree to the selling price of the project at the time we enter into the contract. The selling price is based on estimates of the ultimate cost of the contract and we assume substantially all of the risks associated with completing the project, as well as the post-completion warranty obligations. Most EPC contracts are fixed-price turnkey projects where we are responsible for all aspects of the work, from engineering through construction, as well as commissioning, all for a fixed selling price.

        In addition, we assume a project's technical risk and associated warranty obligations on all of our projects, meaning that we must tailor products and systems to satisfy the technical requirements of a project even though, at the time the project is awarded, we may not have previously produced such a product or system. Warranty obligations can range from re-performance of engineering services to modification or replacement of equipment. We also assume the risks related to revenue, cost and gross profit realized on such contracts that can vary, sometimes substantially, from the original projections due to changes in a variety of other factors, including but not limited to:

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  engineering design changes;

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  unanticipated technical problems with the equipment being supplied or developed by us, which may require that we spend our own money to remedy the problem;

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  changes in the cost of components, materials or labor;

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  difficulties in obtaining required governmental permits or approvals;

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  changes in local laws and regulations;

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  changes in local labor conditions;

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  project modifications creating unanticipated costs;

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  delays caused by adverse weather conditions; and

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  project owners', suppliers' or subcontractors' failure to perform.

        These risks may be exacerbated by the length of time between signing a contract and completing the project because most of the projects that we execute are long-term. In addition, we sometimes bear the risk of delays caused by unexpected conditions or events. We may be subject to penalties if portions of the long-term, fixed-priced projects are not completed in accordance with agreed-upon time limits.

Failure by us to successfully defend against claims made against us by customers, suppliers or subcontractors, or failure by us to recover adequately on claims made against customers, suppliers or subcontractors, could materially adversely affect our business, financial condition and results of operations

        Our projects generally involve complex engineering, procurement of supplies and construction management. We may encounter difficulties in the engineering, equipment delivery, schedule changes and other factors, some of which are beyond our control, that affect our ability to complete the project in accordance with the original delivery schedule or to meet the contractual performance obligations. In addition, we rely on third-party partners, equipment manufacturers and subcontractors to assist us with the completion of our contracts. As such, claims involving customers, suppliers and subcontractors may be brought against us, and by us, in connection with our project contracts. Claims brought against us include back charges for alleged defective or incomplete work, breaches of warranty and/or late completion of the project and claims for cancelled projects. The claims and back charges can involve actual damages, as well as contractually agreed upon liquidated sums. Claims brought by us against customers include claims for additional costs incurred in excess of current contract provisions arising out of project delays and changes in the previously agreed scope of work. Claims between us and our suppliers, subcontractors and vendors include claims like any of those described above. These project claims, if not resolved through negotiation, are often subject to lengthy and expensive litigation or arbitration proceedings. Charges associated with claims could materially adversely affect our business, financial condition and results of operations.

The performance of our Engineering and Construction activity is substantially dependent on the growth of our Concession-Type Infrastructures activity

        Our Engineering and Construction activity is our largest activity by revenue. A significant component of the revenue of our Engineering and Construction activity relates to works on owned assets and the construction of new infrastructure assets used in the Concession-Type Infrastructures activity, primarily power plants, power transmission lines and water infrastructure. As a result, revenue and profits from our Engineering and Construction activity are substantially dependent on global demand for new power plants, power transmission lines and water infrastructure, and the ability of our Concession-Type Infrastructures activity to win concession-type arrangements associated with such infrastructure. If we are unsuccessful in growing our Concession-Type Infrastructures activity and obtaining new concession-type arrangements, whether due to reductions in capital expenditures we plan to make on owned assets over the next several years following significant expenditures in recent years, declines in global demand for new power plants, power transmission lines and water infrastructure or otherwise, revenue and profits from our Engineering and Construction activity will decline, which could materially adversely affect our business, results of operations and financial condition.

The nature of our Engineering and Construction activity exposes us to potential liability claims and contract disputes which may reduce our profits

        Our Engineering and Construction activity engages in operations where failures in design, construction or systems can result in substantial injury or damage to third parties. In addition, the nature of our Engineering and Construction activity results in customers, subcontractors and vendors occasionally presenting claims against us for recovery of cost they incurred in excess of what they expected to incur, or for which they believe they are not contractually liable. We have been, and may in the future, be named as a defendant in legal proceedings where parties may make a claim for damages or other remedies with respect to our projects or other matters. These claims generally arise in the normal course of our business. When it is determined that we have liability, we may not be covered by insurance or, if covered, the financial amount of these liabilities may exceed our policy limits.

Risks Related to the Concession-Type Infrastructures Activity

Development, construction and operation of new projects may be adversely affected by factors commonly associated with such projects

        The development, construction and operation of conventional power plants, renewable energy facilities, water infrastructure plants, power transmission lines and a number of our other projects can be time-consuming and highly complex. In connection with their development and financing, we must generally obtain government permits and approvals and sufficient financing, as well as enter into land purchase or leasing agreements, equipment procurement and construction contracts, operation and maintenance agreements, fuel supply and transportation agreements and any off-take arrangements. Factors that may affect our ability to construct new projects include, among others:

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  delays in obtaining regulatory approvals, including environmental permits;

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  shortages or changes in the price of equipment, materials or labor and related budget overruns;

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  adverse changes in the political and/or regulatory environment in the jurisdictions in which we operate;

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  adverse weather conditions or natural disasters, accidents or other unforeseen events; and

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  the inability to obtain financing on satisfactory terms or at all.

        Any of these factors may cause delays in commencement or completion of our projects and may increase the cost of projects. If we are unable to complete contemplated projects, the costs incurred in connection with such projects may not be recoverable, which may have an adverse effect on our business, financial condition and results of operations.

The concession agreements under which we conduct some of our operations are subject to revocation or termination

        Certain of our operations are conducted pursuant to concessions granted by various governmental bodies. Generally, these concessions give us rights to provide services for a limited period of time, subject to various governmental regulations. The governmental bodies responsible for regulating these services often have broad powers to monitor our compliance with the applicable concession contracts and can require us to supply them with technical, administrative and financial information. Among other obligations, we may be required to comply with investment commitments and efficiency and safety standards established in the concession. Such commitments and standards may be amended in certain cases by the governmental bodies. Our failure to comply with the concession agreements or other regulatory requirements may result in concessions not being granted, upheld or renewed in our favor, or, if granted, upheld or renewed, may not be done on as favorable terms as currently applicable. This could have a material adverse effect on our business, financial condition and results of operations. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting our Results of Operations — Backlog and Concessions".

Revenue from our Concession-Type Infrastructures activity is significantly dependent on regulated tariffs or other long-term fixed rate arrangements that restrict our ability to increase revenue from these operations

        The revenue that we generate from our Concession-Type Infrastructures activity is significantly dependent on regulated tariffs or other long-term fixed rate arrangements. Under most of our concession agreements, a tariff structure is established in such agreements, and we have limited, or no possibility to independently raise tariffs beyond the established rates. Similarly, under a long-term power purchase agreement, we are required to deliver power at a fixed rate for the contract period, with limited escalation rights. In addition, we may be unable to adjust our tariffs or rates as a result of fluctuations in prices of raw materials, exchange rates, labor and subcontractor costs during the construction phase and the operating phase of these projects, or any other variations in the conditions of specific jurisdictions in which our concession-type infrastructure projects are located, which may reduce our revenue. Moreover, in some cases, if we fail to comply with certain pre-established conditions, the government or customer (as applicable) may reduce the tariffs or rates payable to us. In addition, during the life of a concession, the relevant government authority may unilaterally impose additional restrictions on our tariff rates, subject to the regulatory frameworks applicable in each jurisdiction. Governments may also postpone annual tariff increases until a new tariff structure is approved without compensating us for lost revenue. Furthermore, changes in laws and regulations may, in certain cases, have retroactive effect and expose us to additional compliance costs or interfere with our existing financial and business planning. In the case that any one or more of these events occur, this could have a material adverse effect on our business, financial condition and results of operations.

Our Water segment depends significantly on public spending on infrastructure-related water projects and services, and reduced government spending could adversely affect our business, financial condition and results of operations

        During 2012 and the first half of 2013, the majority of the revenue from the Water segment of our Concession-Type Infrastructures activity was generated from contracts with governmental entities. Many of these public entities with which we do business are municipalities with limited budgets that are susceptible to annual fluctuations from year to year. The budgets of such municipalities are often dependent on the collection of local taxes or national government grants. As a result, resources that may be available to municipalities for infrastructure-related projects and services may become limited, with little or no notice. In addition, measures aimed at correcting the current economic environment have increased budget deficits of many of the national, regional and local governments and public administrations with which we do business, and no assurance can be given that funding for infrastructure-related projects and services will remain available at previous levels. Furthermore, the competition from competitors for publicly funded works has become increasingly intense, which may affect our margins in the future. Our dependence on public spending, coupled with increasing competition, may lead to reductions in our water concession revenue, which could have an adverse effect on our business, financial condition and results of operations.

Revenue from our power generation facilities is partially exposed to market electricity prices

        In addition to regulated incentives, revenue from certain of our projects partially depends on market prices for sales of electricity. Market prices may be volatile and are affected by various factors, including the cost of raw materials, user demand, and if applicable, the price of greenhouse gas emission rights.

        In several of the jurisdictions in which we operate, we are exposed to remuneration schemes which contain both regulated incentive and market price components. In such jurisdictions, the regulated incentive component may not compensate for fluctuations in the market price component, and, consequently, total remuneration may be volatile.

        There can be no assurance that market prices will remain at levels which enable us to maintain profit margins and desired rates of return on investment. A decline in market prices below anticipated levels could have a material adverse effect on our business, financial condition and results of operations.

Our solar projects will be negatively affected if there are adverse changes to national and international laws and policies that support renewable energy sources

        Recently, certain countries, such as the United States, a market that has become our principal market, have enacted policies of active support for renewable energy. These policies have included feed-in tariffs and renewable energy purchase obligations, mandatory quotas and/or portfolio standards imposed on utilities and certain tax incentives (such as the Investment Tax Credit in the United States). See "Regulation."

        Although support for renewable energy sources by governments and regulatory authorities in the jurisdictions in which we operate has historically been strong, and European authorities, along with the United States government, have reaffirmed their intention to continue such support, certain policies currently in place may expire, be suspended or be phased out over time, cease upon exhaustion of the allocated funding or be subject to cancellation or non-renewal. Accordingly, we cannot guarantee that such government support will be maintained in full, in part or at all. In Spain, after years of strong support, the Spanish government has adopted a series of measures (including measures with retroactive effect) that have significantly and adversely affected the prospects of renewable energy in Spain. See "Regulation —Spain—Solar Regulatory Framework—Law 15/2012 on Tax Measures for Energy Sustainability," "Regulation—Spain—Solar Regulatory Framework—Royal Decree Law 2/2013, and "Regulation—Spain—Solar Regulatory Framework—Royal Decree Law 9/2013."

        Recently, the United States Congress reduced funding for a loan guarantee program that benefits, among other energy-related projects, solar power generation. In addition, on March 1, 2013, due to the failure of the U.S. Congress to enact a plan by February 28, 2013 to reduce the federal budget deficit by $1.2 trillion, $85 billion of automatic budget cuts (known as "sequestration") went into effect reducing discretionary spending by all agencies of the Federal government for the remainder of the Federal fiscal year ending September 30, 2013. These cuts affect, among others, the U.S. Treasury's program providing for cash grants in lieu of investment tax credits.

        If the governments and regulatory authorities in the jurisdictions in which we operate were to further decrease or abandon their support for development of solar energy due to, for example, competing funding priorities, political considerations or a desire to favor other energy sources, renewable or otherwise, the power plants we plan to develop in the future could become less profitable or cease to be economically viable. Such an outcome could have a material adverse effect on our business, financial condition and results of operations.

Lack of power transmission capacity availability, potential upgrade costs to the power transmission grid, and other systems constraints could significantly impact our ability to build photovoltaic ("PV") and CSP plants and generate solar electricity power sales

        In order to deliver electricity from our PV and CSP plants to our customers, our projects need to connect to the power transmission grid. The lack of available capacity on the power transmission grid could substantially impact our projects and cause reductions in project size, delays in project implementation, increases in costs from power transmission upgrades, and potential forfeitures of any deposit we have made with respect to a given project. These power transmission issues, as well as issues relating to the availability of large systems such as transformers and switch gear, could significantly impact our ability to build PV and CSP plants and generate solar electricity sales.

Risks Related to Our Industrial Production Activity

The ability of our Industrial Production activity to operate at a profit is largely dependent on managing the spread among the prices of inputs (grain, sugarcane, natural gas and others) and outputs (ethanol, sugar, DGS and others), the prices of which are subject to significant volatility and uncertainty

        The results of the Biofuels segment of our Industrial Production activity are highly impacted by commodity prices, including the spread between the cost inputs that we must purchase and the price of outputs that we sell. Prices and supplies are subject to, and determined by, market forces over which we have no control, such as weather, domestic and global demand, shortages, export prices, and various governmental policies in the United States, Europe, Brazil and around the world. As a result of price volatility for these commodities, the operating results of the Biofuels segment of our Industrial Production activity may fluctuate substantially. Increases in input or decreases in output prices may make it unprofitable to operate our plants. In the last quarter of 2011 and 2012, our Biofuels segment was adversely affected by rising raw materials costs of grains and sugar resulting from drought conditions in the United States and heavy rainfall in Brazil, respectively, as well as low gasoline demand that depressed ethanol prices. No assurance can be given that we will be able to purchase corn and natural gas at, or near, favorable prices and that we will be able to sell ethanol, sugar or distillers grains at, or near, favorable prices. Consequently, our results of operations and financial position may be adversely affected by increases in the price of inputs or decreases in the price of outputs.

Our revenue may decrease, and operating costs may increase, if we do not effectively manage our exposure to commodity prices and supply risks through our hedging arrangements and other strategies

        We are exposed to fluctuations in the price and supply of commodities in the Biofuels segment of our Industrial Production activity. The Biofuels segment of our Industrial Production activity competes with the food market for the supply of grain, such as wheat, barley, corn, sorghum, and sugar. Consequently, any increases in the cost of grains increase our costs of ethanol production. We use hedging arrangements, including future sale and purchase contracts and options listed on organized markets, as well as over-the-counter contracts, to mitigate these risks. Such arrangements, however, do not fully eliminate our exposure to commodity prices and supply risk, which could materially and adversely affect our business, financial condition and results of operations.

The price of ethanol from sugarcane is directly correlated to the price of sugar and is becoming closely positively correlated to the price of oil, so that a decline in the price of sugar will adversely affect our revenue from the sale of ethanol and a decline in the price of oil may adversely affect our revenue from the sale of ethanol

        The price of ethanol, generally, is closely associated with the price of sugar, and, to some degree, is increasingly correlated to the price of oil. A significant portion of our ethanol production in Brazil is produced at sugarcane mills that produce both ethanol and sugar. Because sugarcane millers are able to alter their product mix in response to the relative prices of ethanol and sugar, this results in the prices of both products being directly correlated, and the correlation between ethanol and sugar may increase over time. In addition, sugar prices in Brazil are determined by prices in the global market, so that there is a strong correlation between Brazilian ethanol prices and global sugar prices.

        Because flex-fuel vehicles allow consumers to choose between gasoline and ethanol at the fuel pump, ethanol prices are now becoming increasingly positively correlated to gasoline prices and, consequently, oil prices. We believe that the positive correlation between these products will increase over time. Accordingly, a decline in sugar prices will have an adverse effect on the financial performance of our ethanol and sugar businesses, and a decline in oil prices may have a material adverse effect on our business, financial condition and results of operations. However, biofuels are not the only alternative fuel for the transportation sector currently under development in the market. Future demand for fuel will depend on the relative attractiveness of other technologies, such as electric vehicles, synthetic fuels and other fossil fuels such as methane or liquid petroleum gas. Certain of these technological initiatives receive public support from governments. If biofuels do not remain an attractive alternative fuel competitive with gasoline and other emerging technologies, such occurrence may have an adverse effect on our business, financial condition and results of operations.

We rely on third-party distribution agreements for our products which we may not be able to maintain

        We currently have several long-term contracts for the distribution of ethanol and biodiesel for a number of our plants. If these long-term contracts were not renewed, or were renewed on terms less favorable to us, it may have an adverse effect on our business, financial condition and results of operations.

The Biofuels segment of our Industrial Production activity may be adversely affected due to a change in the public opinion regarding the use of grain and sugar for the production of ethanol

        We may face adverse public opinion to the use of grain and sugar for the production of ethanol. Governments responding to public pressure may put in place measures to divert the supply of grain and sugar away from ethanol production and towards the food market, thereby inhibiting our current ethanol production activities or our plans for future expansion, which could have a material adverse effect on our business, financial condition and results of operations.

Our revenue from the Biofuels segment of our Industrial Production activity may be affected by adverse weather conditions, disease, government programs, competition, government regulation and various factors beyond our control

        Adverse weather conditions, disease, plantings, government programs and policies, competition and changes in global demand are factors that have historically caused damage to, and affected related prices in, grain and sugar cane crops, reducing our pool of supply for ethanol production, which may have a material adverse effect on our business, financial condition and results of operations. In addition, government regulation of biofuels, including the elimination of existing subsidies for biofuels in some of the markets in which we operate, may have the result of changing consumer preferences or the prices by which we produce and market such biofuels.

Our Industrial Production activity is subject to an increasingly demanding level of governmental regulations and environmental legislation

        Our Industrial Production activity is subject to an increasingly demanding level of governmental regulations. Among other things, these laws and regulations impose comprehensive local, state, municipal, foreign and supranational statutory and regulatory requirements concerning, among other matters, the treatment, acceptance, identification, storage, handling, transportation and disposal of industrial by-products, hazardous and solid waste materials, air emissions and soil contamination. In addition, environmental liability in Brazil is strict and joint. As a result, we may be held liable for damages caused to the environment by third parties hired by us for waste disposal and other services. There can be no assurance that potential liabilities, expenditures, fines and penalties associated with environmental laws and regulations will not be imposed on us in the future or that such liabilities, expenditures, fines or penalties will not have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Indebtedness

We operate with a high amount of indebtedness and we may incur significant additional debt

        Our operations are capital intensive and we operate with a significant amount of indebtedness, which, as of June 30, 2013, totaled €10,549.6 million, of which €5,252.0 million was corporate financing and €5,297.6 million was non-recourse financing. Additionally, we have additional corporate borrowing capacity of €581.0 million which we may incur without triggering a breach of our financial covenants. Moreover, as a result of our implementation of the new accounting standards set forth in IFRS 10, which came into effect on January 1, 2013, for purposes of the Interim Consolidated Financial Statements and, with respect to 2012, the Annual Consolidated Financial Statements, we have de-consolidated companies that do not fulfill the conditions of effective control of the interest during the construction phase in terms of decision making for their integration in our financial statements according to the equity method. However, it is expected that these projects will be fully consolidated again once they enter into operation and we gain control over them, with corresponding significant increases in our long-term non-recourse project financing, among others. Our indebtedness may increase, from time to time, in the future for various reasons, including fluctuations in operating results, capital expenditures and potential acquisitions or joint ventures. Our substantial indebtedness could have important consequences to you. For example, it could:

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  make it more difficult for us to successfully refinance upcoming maturities;

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  make it more difficult for us to satisfy our obligations with respect to our outstanding debt obligations;

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  increase our vulnerability to general adverse economic and industry conditions;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, R&D&i and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the market in which we operate;

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  place us at a competitive disadvantage compared to our competitors that have less debt; and

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  limit our ability to borrow additional funds.

        If operating cash flows and other resources (for example, any available debt or equity funding or the proceeds of asset sales or short-term financing lines) are not sufficient to repay obligations as they mature or fund liquidity needs, we may be forced to do one or more of the following:

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  delay or reduce capital expenditures;

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  forego business opportunities, including acquisitions; or

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  restructure or refinance all, or a portion, of our debt on or before maturity,

any or all of which could have a material adverse effect on our business, financial condition and results of operations and, therefore, on the ability of the obligors under that debt to perform their respective obligations in respect of our debt.

        If we were to fail to satisfy any of our debt service obligations or to breach any related financial or operating covenants, the lender could declare the full amount of the indebtedness to be immediately due and payable and could foreclose on any assets pledged as collateral. Further, certain of our financing arrangements contain cross-default provisions such that a default under one particular financing arrangement could automatically trigger defaults under other financing arrangements. Such cross-default provisions could, therefore, magnify the effect of an individual default. As a result, any default under any indebtedness to which we are a party could result in a substantial loss to us or could otherwise have a material adverse effect on our and our subsidiaries' ability to perform our and their respective obligations in respect of any of our debt obligations.

        Despite our significant current leverage, the terms of the indentures and other agreements governing our outstanding indebtedness will permit us and our subsidiaries, joint ventures and associates to incur substantial additional debt, including secured debt, in the future. If we incur additional debt, the related risks we now face could intensify.

        Furthermore, we rely to a significant extent on short-term financing lines to finance our working capital requirements. If these lines are withdrawn, reduced or otherwise not available to us, we could be required to seek other sources of financing which could involve incurring substantial additional debt, including secured debt, in the future, if available. If we are not able to replace any short-term financing lines with other sources of financing on a timely basis, or at all, this would have a material adverse effect on our liquidity position.

Our operating flexibility may be reduced by restrictive covenants in the agreements governing our indebtedness and other financial obligations

        The agreements governing our indebtedness and other financial obligations applicable to us and certain of our subsidiaries contain various negative and affirmative covenants, including the requirement to maintain certain specified financial ratios. Depending on the agreement, these covenants reduce our operating flexibility as they limit our and certain of our subsidiaries' ability to, among other things: incur additional indebtedness; make distributions, loans, and other types of restricted payments; liquidate or dissolve the applicable companies; enter into any spin-off, transformation, merger, or acquisition, subject to certain exceptions set forth in the applicable agreement; and change the nature or scope of the lines of business. If we or any of our applicable subsidiaries violate any of these covenants, a default may result, which, if not cured or waived, could result in the acceleration of our debt and could limit the ability of our subsidiaries to make distributions to us.

To service our indebtedness, we will require a significant amount of cash. We have generated significant negative cash outflows in the last three fiscal years and our liabilities at the end of each of those years have exceeded our tangible assets. Our ability to generate cash depends on many factors beyond our control.

        As a result of the investments we have made in our activities in the years ended December 31, 2012, 2011 and 2010, which totaled €2,214.5 million, €2,912.9 million and €2,094.4 million, respectively, and in the first half of 2013, which totaled €765.9 million in capital expenditures, we have generated a significant amount of negative cash outflows during each of those periods, and our liabilities at each respective period end have exceeded our tangible assets.

        Our ability to make payments on, and to refinance, our indebtedness and fund planned capital expenditures and R&D&i initiatives will depend on our ability to generate cash in the future. In addition, a substantial part of the non-recourse financing of our project companies is fully amortized over the term of such debt, and we rely on cash flows from such operating companies to meet our payment obligations thereunder. Our cash flow, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facilities will be adequate to meet our future liquidity needs for at least twelve months. We cannot assure you, however, that our business will generate sufficient cash flow from operations; that ongoing cost savings and operating improvements will be realized on schedule; that we will be able to maintain the same terms for our payments and collections and therefore maintain our negative working capital balance; or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs or to enable us to pursue our uncommitted capital expenditure plan (see "Management's Discussion and Analysis of Financial Condition and Results of

Operations—Liquidity and Capital Resources"). We may need to refinance all, or a portion, of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, or at all.

We may not be able to raise the funds necessary to finance a mandatory prepayment of amounts outstanding under certain of our credit facilities in the event of a change of control if so required by a majority of the lenders or a change of control offer required by the indentures governing our outstanding debt securities

        Under the terms of certain of our credit facilities, the majority of the lenders (as defined in each such facility) under each such facility have the right to require early repayment of all outstanding borrowings under such facility, together with accrued interest and all accrued commissions and expenses, upon a person or entity other than our current controlling shareholder gaining control of us. Under the terms of our outstanding debt securities, we are required to offer to repurchase such debt securities if Abengoa experiences a change of control as defined in the indentures governing such debt securities. We may be unable to raise sufficient funds at the time of a change of control to make such mandatory repayment of all outstanding borrowings under those credit facilities or repurchase such debt securities.

Existing and potential future defaults by subsidiaries, joint ventures or associates pursuant to non-recourse indebtedness could adversely affect us

        We attempt to finance certain of our projects and significant investments, including capital expenditures typically relating to concessions or fixed tariff take-or-pay agreements, primarily under loan agreements and related documents which, except as noted below, require the loans to be repaid solely from the revenue of the project being financed thereby, and provide that the repayment of the loans (and interest thereon) is secured solely by the shares, physical assets, contracts and cash flow of that project company. This type of financing is usually referred to herein as "non-recourse debt" or "project financing." As of June 30, 2013, we had €10,549.6 million outstanding indebtedness on a consolidated basis, of which €5,297.6 million was non-recourse debt.

        While the lenders under our non-recourse project financings do not have direct recourse to us or our subsidiaries (other than the project borrowers under those financing), defaults by the project borrowers under such financings can still have important consequences for us and our subsidiaries, including, without limitation:

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  reducing our receipt of dividends, fees, interest payments, loans and other sources of cash, since the project company will typically be prohibited from distributing cash to us and our subsidiaries during the pendency of any default;

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  causing us to record a loss in the event the lender forecloses on the assets of the project company; and

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  the loss or impairment of investors' and project finance lenders' confidence in us.

Any of these events could have a material adverse impact on our financial condition and results of operations.

Any future credit rating downgrade may impair our ability to obtain financing and may significantly increase our cost of indebtedness

        Credit ratings affect the cost and other terms upon which we are able to obtain financing (or refinancing). Rating agencies regularly evaluate us and their ratings of our default rate and existing capital markets debt are based on a number of factors, including the credit rating of the Kingdom of Spain, where we are incorporated. On April 26, 2012, Standard & Poor's ("S&P") Rating Services downgraded the debt of Spain from "A" to "BBB+", citing concerns related to the negative economic growth and the capital adequacy of certain Spanish financial institutions. This was followed by rating downgrades by Fitch Ratings, Inc. ("Fitch") on June 7, 2012, which lowered Spain's rating from "A" to "BBB" with a negative outlook and

Moody's Investors Service, Inc. ("Moody's") on June 13, 2012, which likewise lowered Spain's rating from "A3" to "Baa3." S&P announced on October 10, 2012 that it had further lowered its long-term sovereign credit rating of the Kingdom of Spain to "BBB-" from "BBB+" and the short-term sovereign credit rating to A-3 from A-2, with a negative outlook on the long-term rating.

        Partially as a result of the downgrade of Spain, where we are incorporated, on July 17, 2012, Moody's downgraded our corporate family rating and probability of default rating from "Ba3" to "B1" with a stable outlook. Concurrently, Moody's downgraded the rating on certain of our existing high-yield notes from "Ba3" to "B1." On November 30, 2012 Moody's changed to negative from stable the outlook on the B1 rating of our corporate family and such high-yield notes and downgraded them on March 20, 2013 from B1 to B2 with a stable outlook. On December 27, 2012, S&P changed the perspective of the B+ rating from stable to watch negative of our corporate family and such high yield notes and S&P downgraded them on April 3, 2013 to "B" with negative outlook.

        In addition, on July 25, 2012, Fitch downgraded our long-term issuer default rating from "BB" to "B+" with a stable outlook.

        Any future downgrade of the Kingdom of Spain, our corporate family or of our outstanding nonconvertible debt securities may impede our ability to obtain financing on commercially acceptable terms, or on any terms at all, or it may interfere with our ability to implement our corporate strategy. There can be no assurance that further credit ratings downgrades, either of Spain or our Group, will not occur. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Ownership of the ADSs and Class B shares

The trading price of our ADSs and dividends paid on our ADSs may be materially adversely affected by fluctuations in the exchange rate for converting euros into U.S. dollars

        Market prices for our ADSs may fall if the value of euros declines against the U.S. dollar. The U.S. dollar amount of cash dividends and other cash payments made to holders of our ADSs would be reduced if the value of euros declines against the U.S. dollar.

Holders of our ADSs may not be able to exercise their voting rights due to delays in notification to and by the depositary

        The rights of shareholders under Spanish law to take actions such as voting their shares, receiving dividends and distributions, bringing derivative actions, examining our accounting books and records and exercising appraisal rights are available only to shareholders of record. Because the depositary, through its custodian, will be the record holder of the Class B shares underlying the ADSs, a holder of ADSs will not be entitled to the same rights as a shareholder. In its capacity as an ADS holder, an investor in the Company's ADSs will not able to vote, bring a derivative action, examine our accounting books and records or exercise appraisal rights, except through the depositary.

        The depositary for our ADSs may not receive voting materials for our Class B shares represented by our ADSs in time to ensure that holders of our ADSs can instruct the depositary to vote their shares. In addition, the depositary's liability to holders of our ADSs for failing to carry out voting instructions or for the manner of carrying out voting instructions is limited by the Deposit Agreement governing our ADR facility. As a result, holders of our ADSs may not be able to exercise their right to vote and may have limited recourse against the depositary or us, if their shares are not voted according to their request. Although holders or owners of ADSs who withdraw Class B shares from the depositary may vote those Class B shares directly, such holders or owners of the ADSs may not receive sufficient advance notice of shareholder meetings to enable them to withdraw the shares and vote at such meetings.

Holders of our ADSs will have limited recourse if we or the depositary fail to meet our respective obligations under the Deposit Agreement.

        The Deposit Agreement expressly limits our obligations and liability and those of the depositary. Neither we nor the depositary will be liable if either:

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  is prevented from or delayed in performing any obligation by circumstances beyond our/their control;

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  exercises or fails to exercise discretion under the Deposit Agreement; or

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  takes any action based upon the advice of, or information from, legal counsel, accountants, any person presenting ordinary shares for deposit, any holder or owner of our ADSs or any other person believed by us or the depositary in good faith to be competent to give such advice or information. In addition, the depositary has the obligation to participate in any action, suit or other proceeding with respect to our ADSs which may involve it in expense or liability only if it is indemnified. These provisions of the Deposit Agreement will limit the ability of holders of our ADSs to obtain recourse if we or the depositary fails to meet their obligations under the Deposit Agreement or if they wish to involve us or the depositary in a legal proceeding.

Because Inversión Corporativa IC, S.A., as the direct and indirect holder of 59.97% of our Class A shares, will control the majority of the voting power of our outstanding share capital, other shareholders will be unable to affect the outcome of shareholder votes with respect to most events.

        Our Class A shares have 100 votes per share and our Class B shares have one vote per share. Inversión Corporativa IC, S.A. directly and indirectly owns 59.97% of our issued and outstanding Class A shares, representing 59.20% of the combined voting power of our aggregate issued and outstanding Class A and Class B shares and 47.11% of the economic interest in our outstanding Class A and Class B shares. In the event that all holders of Class A shares other than Inversión Corporativa IC, S.A. convert their Class A shares to Class B shares, Inversión Corporativa IC, S.A. would hold 94.88% of the total combined voting power of our aggregate issued and outstanding Class A and Class B shares (subject to its agreement entered into on August 27, 2012 with us not to exercise voting rights in excess of 55.93% of the voting power in the Company unless its ecomonic rights in us exceed such amount). Accordingly, Inversión Corporativa IC, S.A. has and is expected to maintain the ability to determine the outcome of shareholder votes with respect to most events that may require shareholder approval, including:

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  mergers, consolidations and other business combinations;

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  election or non-election of directors;

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  removal of directors; and

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  certain amendments to our Bylaws.

        As a result, Inversión Corporativa IC, S.A. may be able to effectively approve or prevent a merger, consolidation or other business combination, elect or not elect directors, approve or prevent the removal of a director and approve or prevent amendments to our Bylaws. Inversión Corporativa IC, S.A.'s interests in any of these matters may be contrary to the interests of the rest of the holders of our Class B shares.

        On September 30, 2012, the Extraordinary General Shareholders' Meeting approved a modification of our Bylaws to enable the holders of Class B shares to enforce certain minority protection rights afforded by Spanish corporate laws to holders of shares representing specified percentages of a company's share capital, including among others the right to request the calling of an extraordinary general meeting of shareholders, to add items to the agenda of any general shareholders meeting and to challenge resolutions passed by the board of directors. Notwithstanding this, holders of Class B shares will not, in practice, be able to appoint directors by virtue of the proportional representation mechanism (representación proporcional), which is only available to holders of at least 5% of the Company's share capital.

        For more information regarding the shareholdings of Inversión Corporativa IC, S.A., see "Principal Shareholders — Major Shareholders."

Our dual-class share structure with different voting rights could discourage others from pursuing any change of control transactions that holders of our Class B shares and ADSs may view as beneficial

        We have two classes of voting shares. Holders of Class A shares are entitled to 100 votes per share, while holders of Class B shares are entitled to one vote per share. Inversión Corporativa IC, S.A. directly and indirectly owns 59.97% of our issued and outstanding Class A shares, representing 59.20% of the combined voting power of our aggregate issued and outstanding Class A and Class B shares and 47.11% of the economic interest in our outstanding Class A and Class B shares.

        Due to the disparate voting rights attached to our Class A and Class B shares, holders of our Class A shares and, in particular, Inversión Corporativa IC, S.A. will have significant voting power over matters requiring shareholder approval, including election of directors and significant corporate transactions, such as a merger or sale of our company or our assets. Because this concentrated control could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class B shares and ADSs may view as beneficial, the market price of our Class B shares and ADSs could be adversely affected.

        In addition, holders of ADSs and Class B shares may not have the same protections as the Class A shares in the event of a takeover bid by a third-party offeror for all of the outstanding voting shares of Abengoa. Under Spanish tender offer legislation, it is not clear whether in such event the offeror would be obligated to offer to holders of Class B shares the same price per share that it offers to holders of our Class A shares. Our Bylaws provide holders of Class B shares with the right to have their shares redeemed under certain circumstances for consideration equal to the price per share offered to holders of the Class A shares in a takeover bid launched for 100% of the voting shares not providing the same treatment for holders of Class A shares and of Class B shares. Because the inclusion of such redemption right in our Bylaws may discourage others from pursuing a voluntary takeover bid that holders of our Class B shares and ADSs may view as beneficial, the market price of our Class B shares and ADSs could be adversely affected.

While our Class B shares and ADSs have similar economic rights to our Class A shares, they may trade at different prices from our Class A shares

        While our Class B shares have different voting rights from our Class A shares, the two classes of shares are similar in terms of the economic rights that attach to them. In particular, each Class B share grants its holder, among other things, the rights to receive the same dividend, the same payment on liquidation, the same restitution of contributions in the event of any capital reduction, the same distribution of reserves of any kind or of the issue premium and any other allocations as the Class A shares. Moreover, in the event of any capital increase, holders of the Class A shares and Class B shares are both entitled to preemptive subscription rights allowing them, upon exercise of such rights, to maintain their respective percentage ownership interest in the share capital of Abengoa.

        Despite having similar economic rights, however, the Class A shares and the Class B shares have traded in the past at different prices from each other. We cannot provide you with any assurance that the trading price of the Class B shares and ADSs will be correlated with the trading price of the Class A shares in the future.

Holders of our ADSs in the United States may not be able to participate in offerings of rights, warrants or similar securities to holders of our ordinary shares on the same terms and conditions as holders of our ordinary shares

        In the event that we offer rights, warrants or similar securities to the holders of our ordinary shares or distribute dividends payable, in whole or in part, in securities, the Deposit Agreement provides that the depositary (after consultation with us) shall have discretion as to the procedure to be followed in making such rights or other securities available to ADS holders including disposing of such rights or other securities and distributing the net proceeds in U.S. dollars to ADS holders. We generally would be required to register with the SEC any public offering of rights, warrants or other securities made to our ADS holders unless an exemption from the registration requirements of the U.S. securities laws is available. Registering such an offering with the SEC can be a lengthy process which may be inconsistent with the timetable for a global capital raising operation. Consequently, we may in the future elect not to make such an offer in the United States, including to our ADS holders in the United States and rather only conduct such an offering in an "offshore" transaction in accordance with Regulation S under the Securities Act, as amended. Therefore, there can be no assurance that our ADS holders will be able to participate in such an offering in the same manner as our ordinary shareholders. In such event, the percentage ownership interest and voting power of the Class B shareholders would decline relative to the percentage ownership interest and voting power of the Class A shareholders and, in particular, Inversión Corporativa IC, S.A.

There may not be a public market for our ADSs and Class B shares and the price of the ADSs and Class B shares may fluctuate significantly

        There is currently subject to official notice of issuance, no public market for our ADSs. While we have been approved to list our ADSs on the NASDAQ Global Select Market, an active or liquid public market for our ADSs may not develop or be sustained. If an active trading market is not developed and maintained, the liquidity and market price of our ADSs could be negatively affected.

The liquidity and market price of our Class B shares could be materially adversely affected as a result of their exclusion from the IBEX 35

        The IBEX 35 is the benchmark stock market index of the Bolsa de Madrid, Spain's principal stock exchange. The index is a market capitalization weighted index comprised of the 35 most liquid stocks in such stock exchange. The composition of the IBEX 35 is reviewed twice annually (in June and December) by Sociedad de Bolsas, S.A. At each review, the 35 listed companies with the highest trading volume over the previous six months are chosen for inclusion in the IBEX 35, provided that the average free float market capitalization of the stock is at least 0.3% of the total market capitalization of the index. Any candidate stock must also have either been traded on at least a third of all trading days in the previous six months, or rank in the top 20 overall in market capitalization. In the event that a candidate stock does not comply with those rules during the relevant review period, that candidate stock is no longer eligible for inclusion in the IBEX 35. If any changes to the composition of the IBEX 35 are made, they take effect on the first trading day of July or January.

        Our Class B shares were one of the 35 stocks that comprise the IBEX 35 since their initial admission to listing on October 24, 2012. After its meeting on June 12, 2013, however, the Technical Advisory Committee of Sociedad de Bolsas, S.A. notified us of the exclusion of our Class B shares from the IBEX 35 index with effective date of July 1, 2013. Some mutual funds and investors hold and trade securities as a result of their inclusion in the IBEX 35. The liquidity and market price of our Class B shares could be materially adversely affected as a result of the exclusion of our Class B shares from the IBEX 35.

As a "foreign private issuer" in the United States, we are exempt from certain rules under the U.S. securities laws and are permitted to file less information with the SEC than U.S. companies

        As a "foreign private issuer," we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our ordinary shares and ADSs. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. Although we must comply with Spanish listing rules on insider reporting of share ownership and on protection of inside information, there may be less publicly available information concerning us than there is for U.S. public companies.

Judgments of U.S. courts may not be enforceable against us

        Judgment of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the U.S. may not be enforceable in courts in Spain. As a result, our shareholders who obtain a judgment against us in the U.S. may not be able to require us to pay the amount of the judgment.

There are limitations on enforceability of civil liabilities under U.S. federal securities laws

        We are a Spanish company. Most of our officers and directors are residents of Spain and not the United States. It may be difficult or impossible to serve legal process on persons located outside the United States and to force them to appear in a U.S. court. It may also be difficult or impossible to enforce a judgment of a U.S. court against persons outside the United States, or to enforce a judgment of a foreign court against such persons in the United States. We believe that there may be doubt as to the enforceability against persons in Spain, whether in original actions or in actions for the enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States, including its federal securities laws. Because we are a foreign private issuer, our directors and officers will not be subject to rules under the Exchange Act that under certain circumstances would require directors and officers to forfeit to us any "short-swing" profits realized from purchases and sales, as determined under the Exchange Act and the rules thereunder, of our equity securities. However, under Spanish listing rules, our directors must not deal in any of our securities on considerations of a short-term nature.

        Individual shareholders of a Spanish company (including U.S. persons) have the right under Spanish law to bring lawsuits on behalf of the company in which they are a shareholder, and on their own behalf against the company, in certain limited circumstances. Spanish law does not permit class action lawsuits by shareholders, except in limited circumstances.

Future sales of the Class B shares and/or the ADSs and/or equity related securities in the public market could adversely affect the trading price of the Class B shares and the ADSs and our ability to raise funds in new stock offerings

        Future sales of substantial amounts of the Class B shares and/or the ADSs and/or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of the Class B shares and the ADSs and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of the Class B shares and/or the ADSs or the availability of the Class B shares and/or the ADSs and/or equity related securities for future sale will have on the trading price of the Class B shares and the ADSs.

        We, our controlling shareholders, Inversión Corporativa IC, S.A. and its wholly owned subsidiary Finarpisa, S.A., our officers and all but one of our directors listed in the "Management" section, have agreed to certain limitations on the ability to dispose of or hedge any of our Class A shares, Class B shares or ADSs, or any securities convertible into or exchangeable for our Class A shares, Class B shares or ADSs, for a period of time commencing on the date of this prospectus. One of our major shareholders, First Reserve, and the director appointed by First Reserve have not entered into lock-up agreements with the underwriters and are therefore not prohibited by the underwriting arrangements for the offering from selling Class A shares, Class B shares or ADSs from time to time, to the extent permitted by applicable law (see "Underwriting"). Future sales of substantial amounts of the Class B shares and/or the ADSs and/or equity-related securities in the public market by First Reserve or the perception that such sales could occur, could further adversely affect prevailing trading prices of the Class B shares and the ADSs and could impair our ability to raise capital through future offerings of equity or equity-related securities.

        The price of the Class B shares and the ADSs could be depressed by investors' anticipation of the potential sale in the market of substantial additional amounts of Class B shares and ADSs. Disposals of the Class B shares and/or the ADSs would increase their offer in the market and depress their price.

The trading market for securities such as the Class B shares and the ADSs may be volatile and may be adversely impacted by many events

        The market for securities issued by issuers such as us, such as the Class B shares and the ADSs, is influenced by economic and market conditions and, to varying degrees, market conditions, interest rates, currency exchange rates and inflation rates in other European and other industrialized countries. There can be no assurance that events in Spain, Europe, the United States or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the Class B shares or the ADSs or that economic and market conditions will not have any other adverse effect. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the Class B shares or the ADSs. Any trading by arbitrageurs could, in turn, affect the trading prices of the Class B shares or ADSs.

USE OF PROCEEDS

        We estimate that the net proceeds to us from the offering, after deducting underwriting fees and commissions will be approximately €385 million, or €443 million if the underwriters' over-allotment option is exercised in full, assuming an initial offering price of €2.19, which is calculated based on the closing price of the Class B shares as of October 3, 2013.

        A €0.10 increase (decrease) in the assumed initial public offering price of €2.19 per Class B share would increase (decrease) the net proceeds from the offering by €17.59 million, after deducting underwriting fees, commissions and estimated aggregate offering expenses payable by us and assuming no exercise of the underwriters' over-allotment option and no other change to the number of Class B shares offered (including in the form of ADSs) as set forth on the cover page of this prospectus.

        The main purposes for the offering are our intentions to repay corporate debt maturities, strengthen our balance sheet, improve our capital structure and increase our financial flexibility.

        We intend to repay some of our corporate debt maturities due in 2013 and 2014 totaling approximately €323 million including: the first installment due under the Official Credit Institute Loan (€50 million); the entirety of the EIB R&D&i 2007 Credit Facility and the EIB 2007 Credit Facility (€109 million); installments due under the Swedish Export Buyer Credit Agreement and the Second Swedish Credit Agreement (€127 million); and certain corporate loans of some of our subsidiaries (€37 million). These corporate debt maturities carry interest costs of Euribor plus all-in margins ranging between 0.643% and 4.75% (the facilities identified in the previous sentence are described in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Financing Arrangements — Corporate Debt"). We expect the repayments to occur gradually during 2013 (approximately €47 million) and 2014 (approximately €276 million). The specific timing and amounts of these repayments will depend in part on the amount of net proceeds to us from the offering.

        We intend to deposit the remaining proceeds in cash and cash equivalents in order to reinforce our liquidity position and strengthen our balance sheet.

        We do not currently have any agreements or understandings to make any acquisition of other businesses. To the extent that the net proceeds we receive from the offering are not immediately applied for the above purposes, we intend to invest our net proceeds in interest-bearing bank deposits that may be withdrawn upon demand.

        The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of the offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying a significant portion of the net proceeds of the offering.

        In the last twelve months we have issued, at the corporate level, €400 million of 2019 Convertible Notes and €250 million of Senior Unsecured Notes due 2018. On October 3, 2013, our subsidiary Abengoa Finance, S.A.U. issued €250 million of Additional Notes. The net proceeds from the 2019 Convertible Notes were used in part to repurchase for cash €99.9 million in principal amount of the 2014 Convertible Notes for consideration of approximately €108 million, to repay €207 million of the 2010 Forward Start Facility which matured in July 2013, to repay €22 million of bank corporate debt in the first half of 2013, and the remainder will be used to repay other short-term corporate debt maturing throughout 2013, as deemed necessary. The net proceeds from the Senior Unsecured Notes due 2018 will be used to repay maturities of €200 million on the 2012 Forward Start Facility in 2014 and 2015, and the remainder to repay other existing corporate debt of different subsidiaries, as deemed necessary. We expect to use the entire amount of the net proceeds of the Additional Notes of €247 million to prepay maturities on the 2012 Forward Start Facility due in 2014. Proceeds from all of these issuances will remain in cash and equivalents until used. The interest rates of the repaid maturities range from 3.6% to 15%.

        There have been no other increases in corporate indebtedness in the last twelve months. Additional non-recourse indebtedness has been incurred at the non-recourse level, the proceeds of which have gone entirely to finance the related projects.

 DIVIDEND POLICY

        Our dividend policy is subject to our performance and financial condition, our investment and capital expenditure requirements, possible future acquisitions, expected future results of operations, cash flows, terms of our indebtedness and other factors. The terms and conditions of our indebtedness impose certain restrictions regarding distribution of dividends. Furthermore, certain of the assets of certain of our subsidiaries are restricted and additional financial information regarding our consolidated subsidiaries is included as Appendix XXII to our Annual Consolidated Financial Statements given the extent of our restricted net assets.

        On February 21, 2013, our Board of Directors proposed a dividend of €0.072 per share, which represents a payout ratio of 70%, which is calculated as the total amount distributed as a dividend divided by the profit for the year attributable to the parent company for the year 2012. The dividend was approved by the General Shareholders' Meeting held on April 7, 2013, and was distributed in one gross payment on April 9, 2013.

        In 2012, during the General Ordinary Shareholders' Meeting held on April 1 a dividend in respect of the year ended December 31, 2011 of €0.07 per share, taking into account the increase in our Class B share capital as a result of our Extraordinary General Shareholders' Meeting, was approved. Part of the dividend (€0.03 per share) was paid on April 11, 2012 and the remaining part (€0.04 per share) was paid on July 4, 2012. This distribution represented a dividend payout ratio of 10%, which was calculated as the total amount distributed as a dividend divided by the profit for the year attributable to the parent company for the year 2011, and amounted to a total dividend of €37.7 million.

        The dividend protection clause existing in our outstanding convertible bonds permits us, with respect to the dividends that may be paid in respect of each fiscal year through the fiscal year ended December 31, 2017, to increase the dividend per share paid in respect of each such year by €0.002 per share over the prior year, without triggering any adjustment to the conversion price.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents, short-term financial investments and total capitalization as of June 30, 2013:

  •
  on a historical basis;

  •
  as adjusted to give effect to (i) the application of the proceeds from the issuance of the 2019 Convertible Notes and (ii) the application of the proceeds from the issuance of the Senior Unsecured Notes due 2018; and (iii) the issuance of the Additional Notes and the application of the proceeds therefrom. The proceeds of the Additional Notes will be used to prepay maturities on the 2012 Forward Start Facility due in 2014, by no later than the next interest payment date on such facility, which is January 22, 2014; and

  •
  as further adjusted to give effect to the offering and the application in 2013 and 2014 of the proceeds therefrom.

        This table should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Annual and Interim Consolidated Financial Statements and the accompanying notes thereto appearing elsewhere in this prospectus.

	Historical as of June 30, 2013	As adjusted(1)	As further adjusted(1)(4)
	(unaudited) (€ in millions)
Cash and cash equivalents(2)	2,047.5	1,609.5	1,671.3
Short-term financial investments(3)	1,174.2	1,174.2	1,174.2

Total cash and cash equivalents and short-term financial investments	3,221.7	2,783.7	2,845.5

Corporate financing (short- and long-term):
Bank loans	2,917.1	2,232.0	1,908.5
Notes and bonds	2,171.9	2,171.9	2,171.9
Additional Notes	—	250.0	250.0
Obligations under finance leasing	41.9	41.9	41.9
Other liabilities	121.1	121.1	121.1

Total corporate debt and other liabilities	5,252.0	4,816.9	4,493.4

Non-recourse debt	5,297.6	5,297.6	5,297.6

Total debt	10,549.6	10,114.5	9,791.0

Total equity	1,792.4	1,792.4	2,192.1

Total capitalization	12,342.0	11,906.9	11,983.1

Notes:

(1)
We have prepared the information presented in the "as adjusted" and "as further adjusted" columns for illustrative purposes only. Information presented in the "as adjusted" column gives effect to the application of the net proceeds from the issuance of the 2019 Convertible Notes and the issuance of the Senior Unsecured Notes due 2018, and the issuance of the Additional Notes and the application of the proceeds therefrom (see "Use of Proceeds"). The proceeds of the Additional Notes will be used to prepay maturities on the 2012 Forward Start Facility due in 2014, by no later than the next interest payment date on such facility, which is January 22, 2014 (see "Use of Proceeds"). Information presented in the "as further adjusted" column gives effect to this offering and the application of the net proceeds therefrom (see "Use of Proceeds"). As such, the information presented in the "as adjusted" and "as further adjusted" columns addresses pro forma situations and, therefore, does not represent our actual financial position or results. Consequently, such information may not be indicative of our total capitalization as of the date of this prospectus. Investors are cautioned not to place undue reliance on this pro forma information.

(2)
Cash and cash equivalents include cash on hand, bank deposits and other short-term investments which are highly liquid in nature with an original term of three months or less.

(3)
Short-term financial investments primarily constitute short-term fixed income securities as well as any shares of companies listed on any stock exchange. In most of our corporate indebtedness, our leverage ratio is based on net indebtedness which offsets short-term financial investments as well as cash and cash equivalents against gross corporate indebtedness.

(4)
A €0.10 increase (decrease) in the assumed initial public offering price of €2.19 per Class B share would decrease or increase our "as further adjusted" total Net Corporate Debt by €17.59 million, after deducting underwriting fees, commissions and estimated aggregate offering expenses payable by us and assuming no exercise of the underwriters' over-allotment option and no change to the number of Class B shares offered (including in the form of ADSs) as set forth on the cover page of this prospectus. A 1,000,000 share increase (decrease) in the number of Class B shares offered (including in the form of ADSs) in the offering would decrease or increase our "as further adjusted" total Net Corporate Debt by €2.11 million, after deducting underwriting fees, commissions and estimated aggregate offering expenses payable by us and assuming no exercise of the underwriters' over-allotment option and no change to the assumed initial public offering price of the Class B shares as set forth on the cover page of this prospectus.

 DILUTION

        Our pro forma consolidated net tangible book value as of June 30, 2013 was €(5,701) million, or €(10.59) per share (either per Class A share or per Class B share). Pro forma consolidated net tangible book value per share represents pro forma consolidated tangible assets (which excludes goodwill and other intangibles from pro forma consolidated assets), less pro forma consolidated liabilities, divided by the aggregate number of shares outstanding. See "Unaudited Pro Forma Condensed Consolidated Financial Information" for further information.

        Following the sale by us of Class B shares (including in the form of ADSs) in the offering at an assumed initial public offering price of €2.19 per share (being the closing price of our Class B shares set forth on the cover page of this prospectus) and the receipt of the net proceeds of €385 million, and assuming no exercise of the underwriters' over-allotment option and after deducting the underwriting fees and commissions and estimated offering expenses payable by us, our pro forma consolidated net tangible book value at June 30, 2013, as adjusted, would have been €(7.38) per Class B share. This represents an immediate increase in pro forma consolidated net tangible book value to existing stockholders of €3.21 per share and an immediate dilution to new investors of €(9.57) per Class B share. Dilution per Class B share represents the difference between the price per share to be paid by new investors for the Class B shares sold in the offering and the pro forma consolidated net tangible book value per Class B share immediately after the offering of the Class B shares. The following table illustrates this per share dilution:

Assumed initial public offering price	€2.19
Pro forma consolidated net tangible book value per share as of June 30, 2013	(10.59)
Increase in net tangible book value per share attributable to new investors	3.21
Pro forma consolidated net tangible book value per share, as adjusted for this offering	(7.38)
Dilution per share to new Class B investors	€(9.57)

        A €0.10 increase (decrease) in the assumed initial public offering price of €2.19 per Class B share (being the closing price of our Class B shares set forth on the cover page of this prospectus), would increase (decrease) our pro forma consolidated net tangible book value, as adjusted for the offering, by €17.59 million and the dilution per Class B share to new investors by €0.02, in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remain the same, no exercise of the underwriters' over-allotment option and after deducting the underwriting fees and commissions and estimated offering expenses payable by us. A 1,000,000 share increase (decrease) in the number of Class B shares offered (including in the form of ADSs) in the offering would increase (decrease) our pro forma net tangible book value, as adjusted for this offering, by €2.11 million and the dilution per Class B share to new investors by €0.01, in each case assuming no change to the assumed initial public offering price of the Class B shares offered as set forth on the cover page of this prospectus, no exercise of the underwriters' over-allotment option and after deducting underwriting fees, commissions and estimated aggregate offering expenses payable by us. The adjusted information discussed above is illustrative only. Our adjusted net tangible book value following the completion of this offering is subject to adjustments based on the actual initial public offering price of the Class B shares, the number of Class B shares sold in the offering and other terms of the offering determined at pricing.

        The following table sets forth the number of Class B shares (as applicable) purchased, the total consideration paid, or to be paid to us, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, at an assumed initial public offering price of €2.19 per Class B share

(being the closing price of our Class B shares set forth on the cover page of this prospectus), before deducting underwriting fees and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price per Share
	Number	Percent	Amount	Percent
			(in €)		(in €)
Existing stockholders class A shares	84,536,332	12%	103,134,325	12%	1.22
Existing stockholders class B shares	453,526,358	63%	380,962,141	43%	0.84
Existing stockholders total shares	538,062,690	75%	484,096,466	55%	0.90
New class B investors in this offering	182,500,000	25%	399,675,000	45%	2.19

Total	720,562,690	100%	883,771,466	100%	1.23

        A €0.10 increase (decrease) in the assumed initial public offering price of €2.19 per Class B share (being the closing price of our Class B shares set forth on the cover page of this prospectus), would increase (decrease) total consideration paid by new Class B investors by €18.25 million, total consideration paid by all stockholders by €18.25 million and the average price per share paid by all stockholders by €0.03, in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, no exercise of the underwriters' over-allotment option and after deducting the underwriting fees and commissions and estimated offering expenses payable by us. A 1,000,000 share increase (decrease) in the number of Class B shares offered (including in the form of ADSs) in the offering would increase (decrease) total consideration paid by new Class B investors by €2.19 million, total consideration paid by all stockholders by €2.19 million and the average price per share paid by all stockholders by €0.001, in each case assuming no change to the assumed initial public offering price of the Class B shares offered as set forth on the cover page of this prospectus, no exercise of the underwriters' over-allotment option and after deducting underwriting fees, commissions and estimated aggregate offering expenses payable by us.

Supplemental Dilution Information

        For purposes of the calculation of pro forma consolidated net tangible book value and pro forma consolidated net tangible book value per share set forth above, we have excluded goodwill and other intangibles, including service concession agreements. For the reasons set forth below, we believe that it is useful for investors that we present supplemental dilution information that does not exclude service concession agreements from the calculation of pro forma consolidated net tangible book value and pro forma consolidated net tangible book value per share. We refer to these measures calculated to include service concession agreements as supplemental pro forma consolidated net tangible book value and supplemental pro forma consolidated net tangible book value per share.

        Service concession agreements are accounted for as intangible assets in accordance with IFRIC 12, representing the right to future cash flows under existing concession arrangements, for a net amount of €6,086 million as of June 30, 2013, for which construction has been financed through non-recourse loans and which are linked to the financing of fixed assets in projects.

        Management believes that it is appropriate to include service concession agreements in the calculation of pro forma consolidated net tangible book value and pro forma consolidated net tangible book value per share because the recovery of the book value of such assets is not subject to significant uncertainty or illiquidity and our historical experience has been that these assets may be sold separately from other assets of the business.

        In order to sell intangible assets representing the rights to cash flows under existing concession arrangements, we must obtain approval of the public entity counterparty. We have been successful in obtaining these approvals when we have requested them.

        We actively pursue an asset rotation strategy with respect to the investments and projects included in our Concession-Type Infrastructures segment. It is part of our strategy to unlock value through asset rotations, when we think that conditions are appropriate, in order to increase equity returns. We have a successful track record of monetizing these investments:

  •
  in the fourth quarter of 2010, we completed the sale of our 25% interest in two power transmission lines in Brazil that resulted in €102 million of cash proceeds;

  •
  in the third quarter of 2011, we completed the Telvent Disposal, which generated cash proceeds of €391 million;

  •
  in the fourth quarter of 2011, we executed the First Cemig Sale which resulted in the equivalent of €479 million of net cash proceeds in Brazilian reais;

  •
  in the second quarter of 2012, we closed the Second Cemig Sale which resulted in the equivalent of €354 million of net cash proceeds in Brazilian reais;

  •
  in the second quarter of 2013, we closed the sale of Bargoa, for a total sales price of $80 million, which resulted in approximately $50 million of cash proceeds; and

  •
  in the second quarter of 2013, we entered into a share purchase agreement for the sale of 100% of our shares in our subsidiary, Befesa, which specializes in the integral management of industrial waste, to funds advised by Triton Partners. On July 15, 2013, we received €331 million in cash proceeds corresponding to the agreed price for the shares (and deferred compensation and other compensation totaling €289 million) and the sale transaction was closed.

We intend to continue to actively follow an asset rotation strategy whereby we periodically sell assets or businesses in order to seek to optimize investment returns and free up capital for new investments or debt reduction. We intend to follow an opportunistic approach, whereby we consider to sell assets or businesses when we deem market conditions are attractive to us. Sales of assets or businesses may be material and may happen at any time.

        Had consolidated pro forma net tangible book value and pro forma consolidated net tangible book value per share been calculated so as to include service concession agreements in such calculations, supplemental pro forma consolidated net tangible book value as of June 30, 2013 would have been €385 million, or €0.72 per Class B share. Furthermore, following the sale by us of Class B shares (including in the form of ADSs) in the offering at an assumed initial public offering price of €2.19 per share (being the closing price of our Class B shares set forth on the cover page of this prospectus) and the receipt of the net proceeds of €385 million, assuming no exercise of the underwriters' over-allotment option and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, supplemental pro forma consolidated net tangible book value at June 30, 2013, as adjusted, would have been €1.06 per Class B share. This would have represented an immediate increase in supplemental pro forma consolidated net tangible book value to existing stockholders of €0.35 per share and an immediate dilution to new investors of €1.13 per share. Dilution per share represents the difference between the price per share to be paid by new investors for the Class B shares sold in the offering and supplemental consolidated net tangible book value per Class B share, as adjusted for the offering of the Class B shares. The following table illustrates this per share dilution:

Assumed initial public offering price	€2.19
Supplemental pro forma consolidated net tangible book value per Class B share as of June 30, 2013	0.72
Increase in net tangible book value per Class B share attributable to new investors	0.35
Supplemental pro forma consolidated net tangible book value per Class B share, as adjusted for this offering	1.06

Dilution per share to new Class B investors	€(1.13)

        A €0.10 increase (decrease) in the assumed initial public offering price of €2.19 per Class B share (being the closing price of our Class B shares set forth on the cover page of this prospectus), would have increased (decreased) supplemental pro forma consolidated net tangible book value after this offering by €17.59 million and the dilution per share to new investors by €0.02, in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remained the same, no exercise of the underwriters' over-allotment option and after deducting the underwriting fees and commissions and estimated offering expenses payable by us. A 1,000,000 share increase (decrease) in the number of Class B shares offered (including in the form of ADSs) in the offering would increase (decrease) our supplemental pro forma consolidated net tangible book value, as adjusted for this offering, by €2.11 million and the dilution per Class B share to new investors by €0.001, in each case assuming no change to the assumed initial public offering price of the Class B shares offered as set forth on the cover page of this prospectus, no exercise of the underwriters' over-allotment option and after deducting underwriting fees, commissions and estimated aggregate offering expenses payable by us. Our adjusted net tangible book value following the completion of this offering is subject to adjustments based on the actual initial public offering price of the Class B shares, the number of Class B shares sold in the offering and other terms of the offering determined at pricing.

        For further information on our service concession agreements, see Note 2.25 to the Annual Consolidated Financial Statements.

MARKET PRICE OF OUR CLASS A AND CLASS B SHARES

        The following table sets forth, for the periods indicated, the high and low trading prices, and average daily trading volume for our ordinary shares since the fiscal year ended December 31, 2007, and for our Class A shares and Class B shares from October 25, 2012, on the Automated Quotation System of the Spanish Stock Exchanges.

	Price per Share		Average Daily Trading (in number of shares)
	High	Low
	(Amounts in euros)
2007	36.96	21.74	502,003
2008	24.40	10.15	437,434
2009	22.70	8.65	345,802
2010	24.04	13.37	518,718
2011	24.00	14.80	584,219
2012
Class A Shares	3.59	1.83	2,623,446
Class B Shares	2.74	1.77	1,674,680
2009
First quarter	13.25	8.65	305,958
Second quarter	18.25	10.26	405,834
Third quarter	21.00	15.13	333,439
Fourth quarter	22.70	17.66	339,520
2010
First quarter	24.04	18.43	521,572
Second quarter	21.90	13.37	768,428
Third quarter	21.20	16.02	431,439
Fourth quarter	15.65	20.19	360,106
2011
First quarter	24.00	17.17	589,151
Second quarter	23.42	19.40	595,267
Third quarter	21.01	15.27	622,844
Fourth quarter	17.88	14.8	528,581
2012
First quarter	3.44	2.74	2,983,107
Second quarter	2.58	1.83	3,842,081
Third quarter	3.14	1.84	2,750,008
Fourth quarter
Class A Shares	3.59	1.91	918,586
Class B Shares	2.74	1.77	1,674,680

	Price per Share		Average Daily Trading (in number of shares)
	High	Low
	(Amounts in euros)
2013
First quarter
Class A Shares	2.68	1.90	462,041
Class B Shares	2.59	1.67	1,852,561
Second quarter
Class A Shares	2.25	1.68	266,485
Class B Shares	1.93	1.54	1,360,292
Most recent six months:
March
Class A Shares	2.42	2.18	346,881
Class B Shares	2.16	1.86	1,404,262
April
Class A Shares	2.19	1.90	211,645
Class B Shares	1.90	1.67	1,487,976
May
Class A Shares	2.16	2.08	485,067
Class B Shares	1.87	1.81	1,595,571
June
Class A Shares	2.25	1.68	361,039
Class B Shares	1.93	1.54	1,682,958
July
Class A Shares	2.05	1.58	272,961
Class B Shares	1.80	1.26	1,599,463
August
Class A Shares	2.70	1.91	371,380
Class B Shares	2.24	1.68	1,554,486
September
Class A Shares	2.56	2.10	437,615
Class B Shares	2.29	1.95	1,229,014
October (through October 3, 2013)
Class A Shares	2.49	2.33	476,000
Class B Shares	2.25	2.13	1,144,409

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial Information sets forth the unaudited pro forma condensed consolidated income statement of Abengoa, S.A. and its subsidiaries for the year ended December 31, 2012 and for the six month period ended June 30, 2013, as well as the unaudited pro forma condensed consolidated statement of financial position of the Group as of June 30, 2013, which has been derived from, and should be read in conjunction with our consolidated financial statements as of and for the year ended December 31, 2012 and with our Interim Consolidated Financial Statements prepared in accordance with IFRS as issued by the IASB, included elsewhere in this prospectus.

        We have included the unaudited pro forma condensed consolidated financial information to illustrate, on a pro forma basis:

  (a)
  The impact on our consolidated income statement for the year ended December 31, 2012 of the Second Cemig Sale. Prior to this sale, in November 2011, we sold 100% of our shareholding of NTE and 50% of our shareholding of UNISA to Transmissao Alianca De Energia Electrica S.A. ("TAESA"), an affiliate of Cemig.

    The Second Cemig Sale has no impact in the unaudited pro forma condensed statements of financial position as of June 30, 2013 or in the consolidated condensed income statement for the six months ended June 30, 2013 because the historical financial information at that date already reflects the impact of the Second Cemig Sale.

  (b)
  The impact on our consolidated income statement for the year ended December 31, 2012 of the issuance of the 2019 Convertible Notes, the Senior Unsecured Notes due 2018 in January and February, 2013, respectively.

    In order to prepare the unaudited pro forma consolidated income statement for the year ended December 31, 2012, we have assumed that the net proceeds from the 2019 Convertible Notes were used in part to repurchase €99.9 million in principal amount of the 2014 Convertible Notes and the remainder was used to repay €207 million of the 2010 Forward Start Facility maturing in July 2013, to repay €22 million of bank corporate debt in the first half of 2013, and the remainder will be used to repay other short-term corporate debt maturing throughout 2013. We have further assumed that the net proceeds from the Senior Unsecured Notes due 2018 will be used to repay maturities of €200 million on the 2012 Forward Start Facility in 2014, and the remainder to repay other existing corporate debt of different subsidiaries.

    The issuance of the 2019 Convertible Notes and the Senior Unsecured Notes due 2018 has no significant impact on the unaudited pro forma condensed consolidated income statement for the six-month period ended June 30, 2013, because the historical financial information as of that date already reflects almost six months and five months of the impact of the issuance of the 2019 Convertible Notes and the Senior Unsecured Notes due 2018 since the issue date in January and February, 2013, respectively.

  (c)
  The impact on our condensed consolidated income statement for the year ended December 31, 2012 and for the six-month period ended June 30, 2013 of the Additional Notes issued on October 3, 2013.

    In order to prepare the unaudited pro forma condensed consolidated income statement for the year ended December 31, 2012 and for the six-month period ended June 30, 2013, we have assumed that the net proceeds from the Additional Notes will be used to repay maturities of €247 million on the 2012 Forward Start Facility due 2014.

        The events described above are herein referred to the "Transactions" and are described in more detail in Note 2 to this "Unaudited Pro Forma Condensed Consolidated Financial Information".

        The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2012 is presented only through "Profit for the year from continuing operations" and includes specific adjustments related to the Transactions.

        The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and reflects estimates and certain assumptions made by the Company's management that are considered reasonable by it under the circumstances as of the date of this prospectus and which are based on the information available at the time of the preparation of the unaudited pro forma condensed consolidated financial information. Actual adjustments may differ materially from the information presented herein. The unaudited pro forma condensed consolidated financial information does not purport to represent what the Company's income statement and consolidated statement of financial position would have been if the Transactions had occurred on the dates indicated and is not intended to project the Company's consolidated results of operations or consolidated financial position for any future period or date.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2012

	Historical Abengoa, S.A. Consolidated(3)	Pro Forma adjustments for the Second Cemig Sale(4)	Pro Forma adjustments for the Gain from the Second Cemig Sale(5)	Pro Forma Adjustments for 2019 Convertible Notes the Senior Unsecured Notes due 2018(6) and the Additional Notes(6)	Pro Forma Consolidated
	(€ in millions)
Revenue	6,312.0	—	—	—	6,312.0
Changes in inventories of finished goods and work in progress	19.7	—	—	—	19.7
Other operating income	485.2	—	(4.5)	—	480.7
Raw materials and consumables used	(4,241.2)	—	—	—	(4,241.2)
Employee benefit expenses	(709.6)	—	—	—	(709.6)
Depreciation, Amortization and impairment charges	(422.0)	—	—	—	(422.0)
Other operating expenses	(917.5)	—	—	—	(917.5)
Operating Profit	526.6	—	(4.5)	0.0	522.1
Finance income	84.1	—	—	—	84.1
Finance expenses	(544.9)	—	—	(23.8)	(568.7)
Net exchange differences	(35.8)	—	—	—	(35.8)
Other net finance income/expenses	(158.0)	—	—	—	(158.0)
Finance cost net	(654.6)	—	0.0	(23.8)	(678.4)
Share of (Loss)/Profit of Associates	17.6	(13.8)	—	—	3.8
Profit (Loss) before Income Tax	(110.4)	—	(4.5)	(23.8)	(138.7)
Income tax Benefit	171.9	—	1.8	7.1	180.8
Profit (Loss) for the year from continuing operations (1)	61.5	—	(2.7)	(16.7)	42.1
Profit/(loss) attributable to non-controlling interests from continuing operations	37.3	—	—	—	37.3
Profit (Loss) for the Year attributable to the Parent Company	24.2	—	(2.7)	(16.7)	4.8
Number of ordinary shares outstanding (millions)	538.1	—	—	—	538.1
Earnings per Share from continuing operations (€ per share)	0.04	—	—	—	0.01
Basic Earnings per Share attributable to the parent company (€ Per Share)	0.04	—	—	—	0.01
Weighted average number of ordinary shares affecting the diluted earnings per share (thousands)	558.1	—	—	—	558.1
Diluted Earnings per share from continuing operations (€ per share)	0.04	—	—	—	0.01
Diluted earnings per share attributable to the parent company (€ per share)	0.04	—	—	—	0.01

(1)
Excludes non-recurring profits and losses, see Note 1 to the Unaudited Pro Forma Consolidated Financial Information.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE SIX MONTH ENDED JUNE 30, 2013

	Historical Abengoa, S.A. Consolidated(3)	Pro Forma Adjustments for Additional Notes(7)	Pro Forma Consolidated
	(€ in millions)
Revenue	3,402.3	—	3,402.3
Changes in inventories of finished goods and work in progress	35.8	—	35.8
Other operating income	141.1	—	141.1
Raw materials and consumables used	(2,120.0)	—	(2,120.0)
Employee benefit expenses	(391.2)	—	(391.2)
Depreciation, Amortization and impairment charges	(238.1)	—	(238.1)
Other operating expenses	(537.4)	—	(537.4)
Operating Profit	292.5	0.0	292.5
Finance income	43.9	—	43.9
Finance expenses	(285.9)	(6.5)	(292.4)
Net exchange differences	(5.8)	—	(5.8)
Other net finance income/expenses	10.5	—	10.5
Finance cost net	(237.3)	(6.5)	(243.8)
Share of Profit (Loss) of Associates	(6.5)	—	(6.5)
Profit (Loss) before Income Tax	48.7	(6.5)	42.2
Income tax Benefit	35.2	1.9	37.1
Profit (Loss) for the year from continuing operations (1)	83.9	(4.6)	79.3
Profit (Loss) for the year from discontinued operations, net of tax	(0.6)		(0.6)
Profit (Loss) for the period	83.3	(4.6)	78.7
Profit/(loss) attributable to non-controlling interests from continuing operations	15.9	—	15.9
Profit (Loss) for the Year attributable to the Parent Company	67.3	(4.6)	62.7
Number of ordinary shares outstanding (millions)	538.1	—	538.1
Earnings per Share from continuing operations (€ per share)	0.13	—	0.12
Basic Earnings per Share attributable to the parent company (€ Per Share)	0.13	—	0.12
Weighted average number of ordinary shares affecting the diluted earnings per share (thousands)	558.1	—	558.1
Diluted Earnings per share from continuing operations (€ per share)	0.12	—	0.11
Diluted earnings per share attributable to the parent company (€ per share)	0.12	—	0.11

(1)
Excludes non-recurring profits and losses, see Note 1 to the Unaudited Pro Forma Consolidated Financial Information.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS OF JUNE 30, 2013

	Historical Abengoa, S.A. Consolidated(3)	Pro Forma Adjustments for the Additional Notes(8)	Pro Forma Consolidated
	(€ in millions)
Assets
Non-current assets
Intangible assets	1,263.7	—	1,263.7
Property, plant & equipment	1,281.3	—	1,281.3
Fixed Assets in Projects (Project Finance)	7,629.8	—	7,629.8
Other Non-current Assets	3,173.3	—	3,173.3
Total Non-Current Assets	13,348.1	—	13,348.1
Current assets
Inventories	393.7	—	393.7
Clients and Other Receivables	2,126.6	—	2,126.6
Financial Investments	1,174.2	—	1,174.2
Cash and Cash Equivalents	2,047.5	—	2,047.5
Total Current Assets	5,742.0	—	5,742.0
Total Assets	19,090.1	—	19,090.1

	Historical Abengoa, S.A. Consolidated(3)	Pro Forma Adjustments for the Additional Notes(8)	Pro Forma Consolidated
	(€ in millions)
Shareholders' Equity and Liabilities
Total Equity	1,792.4	—	1,792.4
Non-Current Liabilities
Long-term Non-Recourse Financing (Project Financing)	4,702.5	—	4,702.5
Corporate Financing	4,839.6	—	4,839.5
Other Non-Current Liabilities	843.0	—	843.0
Total Non-Current Liabilities	10,385.1	—	10,385.1
Current Liabilities
Short-term Non-Recourse Financing (Project Financing)	595.1	—	595.1
Corporate Financing	412.4	—	412.4
Trade Payables and Other Current Liabilities	5,620.3	—	5,620.3
Other Current Liabilities	284.8	—	284.8
Total Current Liabilities	6,912.6	—	6,912.6
Total Shareholders' Equity and Liabilities	19,090.1	—	19,090.1

 Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

1.     Basis of Preparation

        The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X of the SEC. In preparing the unaudited pro forma condensed consolidated financial information we have taken into consideration the accounting policies applied to prepare our historical consolidated financial statements, prepared in accordance with IFRS as issued by the IASB, included elsewhere in this prospectus.

        The unaudited pro forma adjustments to the unaudited pro forma condensed consolidated financial information give effect to events directly attributable to the Transactions and are factually supportable. The adjustments to the unaudited pro forma condensed consolidated income statement are expected to have a continuing impact. The adjustment to the unaudited pro forma condensed consolidated statement of financial position has been included regardless of whether it has a continuing impact or is non-recurring.

        Material non-recurring profits and losses that result directly from the Transactions have not been included in the unaudited pro forma condensed consolidated income statement. The gain directly attributable to the Second Cemig Sale that closed on June 30, 2012 is reflected in our historical consolidated income statement for the year ended December 31, 2012. This gain is presented as pro forma adjustments and is excluded from the unaudited pro forma condensed consolidated income statement for the year ended December 31, 2012.

        We have assumed that the Transactions have been completed on:

  •
  January 1, 2012 for the purpose of presenting the unaudited pro forma condensed income statement for the year ended December 31, 2012 in connection with the Second Cemig Sale and the issuance of the 2019 Convertible Notes, the Senior Unsecured Notes due 2018 and the Additional Notes.

  •
  January 1, 2013 for the purpose of presenting the unaudited pro forma condensed income statement for the six months ended June 30, 2013 in connection with the Additional Notes.

  •
  June 30, 2013 for the purpose of presenting the unaudited condensed statement of financial position as of June 30, 2013 in connection with the Additional Notes.

        In relation to the pro forma adjustments described in Notes 4 and 5 below, the difference between historical and pro forma effective tax rates is due to the fact that the sale of our remaining 50% interest in UNISA under the Second Cemig Sale corresponds to entities that generated profit and recognized tax expense at the nominal rate in Brazil, which contributed to a lower income tax benefit on a consolidated basis in the historical financial statements. The pro forma adjustments result in a decrease of the profit for the year and an increase of the tax benefit, which explains the fluctuation of the effective tax rates.

2.     Description of the Transactions

The Second Cemig Sale

        On March 16, 2012, Abengoa Concessoes Brasil Holding S.A. ("Abengoa Concessoes") entered into an agreement with Transmissao Aliança de Energia Electrica S.A. ("TAESA"), an affiliate of Cemig, to sell the remaining 50% of its shareholding in an entity, named Uniao de Transmissoras de Energia Eléctrica Holding S.A. ("UNISA"), to which Abengoa Concessoes contributed 50% of its interests in four project companies that hold power transmission line concessions in Brazil. These four project companies are STE—Sul Transmissora de Energia S.A., ATE Transmissora de Energia S.A., ATE II Transmissora de Energia S.A. and ATE III Transmissora de Energia S.A. The Second Cemig Sale closed on June 30, 2012, and we received proceeds for €354 million on July 2, 2012. The gain from the Second Cemig Sale of €4.5 million is reflected in the "Other operating income" line item in our historical consolidated condensed income statement for the year ended December 31, 2012.

        The transaction includes a post-closing price adjustment mechanism that will involve a limited review of the financial statements of UNISA taking into account, among other variables, changes in the share capital thereof and any dividends or distributions made between signing and closing. We do not expect any significant adjustment to the price to be payable.

        Our historical consolidated income statement for the year ended December 31, 2012 includes our 50% share in the profits and losses of UNISA for the six-month period ended June 30, 2012 up to the date of the sale, following the equity method.

The issuance of the 2019 Convertible Notes and the Senior Unsecured Notes due 2018

        On January 17, 2013, we issued €400 million of 2019 Convertible Notes and used the net proceeds to repurchase €99.9 million in principal amount of our 2014 Convertible Notes for a consideration of approximately €108 million, to repay €215 million of syndicated bank debt including accrued interest maturing in 2013, €22 million of bank corporate debt in the first half of 2013, and the remainder will be used to repay other short-term corporate debt, thereby extending the maturity profile of our corporate debt.

        On February 5, 2013, our subsidiary Abengoa Finance, S.A.U., issued €250 million of Senior Unsecured Notes due 2018 unconditionally guaranteed by us and certain of our subsidiaries. We expect to use such funds to pre-pay €200 million of our syndicated bank debt and the remainder to repay other corporate bank facilities, thereby extending the maturity profile of our corporate debt.

The issuance of the Additional Notes

        On October 3, 2013, our subsidiary Abengoa Finance, S.A.U., issued €250 million principal amount of additional notes (the "Additional Notes") that constitute a further issuance of, and form single series with, the outstanding existing notes due in 2018 issued in February 2013. The Additional Notes are unconditionally guaranteed by us and certain of our subsidiaries. We expect to use such funds to pre-pay part of our 2012 Forward Start Facility no later than the net interest payment date on such facility, which is January 22, 2014, thereby extending the maturity profile of our corporate debt.

3.     Historical Abengoa, S.A. Consolidated

        This column is derived from the Annual Consolidated Financial Statements and Interim Consolidated Financial Statements included elsewhere in this prospectus. Historical financial information has been recasted (see "Presentation of Financial Information" and Note 2 to our Annual Consolidated Financial Statements).

4.     Pro forma adjustments for the Second Cemig Sale for the unaudited pro forma condensed consolidated income statement for the year ended December 31, 2012

        This pro forma adjustment for the Second Cemig Sale to the unaudited pro forma condensed consolidated income statement for the year ended December 31, 2012 is necessary to reflect our results of operations, excluding the remaining 50% of the operations of UNISA and this adjustment reflect the impact on share of (loss)/profit of associates.

5.     Pro forma adjustments for the Gain from the Second Cemig Sale for the unaudited pro forma condensed consolidated income statement for the year ended December 31, 2012

        This pro forma adjustment reflects the elimination of the non-recurring gain of €4.5 million directly attributable to the Second Cemig Sale which is reflected in our Annual Consolidated Financial Statements in the line item "Other operating income".

6.
Pro Forma Adjustments for the issuance of the 2019 Convertible Notes, the Senior Unsecured Notes due 2018 and the Additional Notes for the unaudited pro forma condensed consolidated income statement for the year ended December 31, 2012

        Pro forma adjustments for the issuance of the 2019 Convertible Notes and the Senior Unsecured Notes due 2018 and the Additional Notes for the unaudited pro forma condensed consolidated income statement are necessary to reflect the net impact in finance expenses amounting to €23.8 million due to the increase in finance expenses as a consequence of the issuance of the 2019 Convertible Notes and the Senior Unsecured Notes due 2018 (€73.5 million) and the decrease in finance expenses due to the repayment of corporate financing (€49.7 million).

        The calculation for the impact in finance expenses is shown below:

		Amount	Effective Interest Rate	€ million
	Notes issued:
	Senior Unsecured Notes due 2018	250	9.2750%	23.2
	Additional Notes	250	8.7958%	22.0
	2019 Convertible Notes	400	7.0833%	28.3

1	Total	900		73.5

	Debt repaid:
	2014 Convertible Notes	100	15.0515%	15.0
	2010 Forward Start Facility	207	3.6769%	7.6
	2012 Forward Start Facility	447	3.6381%	16.2
	Other facilities	118	9.3030%	10.9

2	Total	872		49.7

(3) =	(1) - (2) Additional cost			23.8

7.     Pro forma adjustment for the issuance of Additional Notes for the unaudited pro forma condensed consolidated income statement for the six month period ended June 30, 2013

        Pro forma adjustment for the issuance of Additional Notes for the unaudited pro forma condensed consolidated income statement are necessary to reflect the net impact in finance expenses to €6.5 million due to the increase in finance expenses as a consequence of the issuance of the Additional Notes (€11.0 million) and the decrease in finance expenses due to the repayment of corporate financing (€4.5 million).

        The calculation for the impact in finance expenses is shown below:

		Amount	Effective Interest Rate	€ million
	Notes issued:
1	Additional Notes	250	8.7958%	11.0
	Debt repaid:
2	2012 Forward Start Facility	247	3.6381%	4.5
(3) =	(1) - (2) Additional cost			6.5

8.     Pro forma adjustment for the issuance of Additional Notes for the unaudited pro forma condensed consolidated statement of financial position as of June 30, 2013

        These pro forma adjustments reflect the repayment of debt with the proceeds of the issuance of the Additional Notes if this issuance had occurred as of June 30, 2013. The adjustments reflect the increase in corporate financing (non-current) of €247.1 million (net transaction costs) due to the Additional Notes issued on October 3, 2013 and the decrease in corporate financing (non-current) of €247.1 million for the repayment of €247.1 million on the 2012 Forward Start Facility.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following tables present selected consolidated financial and business level information for Abengoa, S.A. and its subsidiaries as of and for the six-month period ended June 30, 2013 and for the six-month period ended June 30, 2012 and as of and for each of the years ended December 31, 2012, 2011, 2010, 2009 and 2008.

        The selected financial information as of and for the six-month period ended June 30, 2013 and for the six-month period ended June 30, 2012 and as of and for the years ended December 31, 2012, 2011 and 2010 is derived from, and qualified in its entirety by reference to, our Interim Consolidated Financial Statements and our Annual Consolidated Financial Statements and related notes, prepared in accordance with IFRS as issued by the IASB, which are included elsewhere in this prospectus. The selected financial information as of and for the years ended December 31, 2009 and 2008 set forth below has been prepared in accordance with IFRS as issued by the IASB, using as a basis our Consolidated Financial Statements prepared in accordance with IFRS as adopted by the EU for those years, which are not included herein. There are no differences, applicable to the Company, between IFRS as issued by the IASB and IFRS as adopted by the EU for any of the periods presented. As disclosed in "Presentation of Financial Information", financial information as of and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 has been recasted in order to enhance the comparability of our financial disclosures for those years with 2013 and subsequent periods, to give effect to the facts described below. We have also recasted our Annual Consolidated Financial Statements as of and for the years ended December 31, 2012, 2011 and 2010 included elsewhere in this prospectus, as well as the consolidated financial information for the six-month period ended June 30, 2012 included in our Interim Consolidated Financial Statements, which are also included elsewhere in this prospectus.

  •
  IFRS 10 and 11

    In preparing the Interim Consolidated Financial Statements, the Group applied IFRS 10 and 11 that came into effect on January 1, 2013 under IFRS-IASB. The main impacts of the application of the new standards relate to the de-consolidation of companies that do not fulfill the conditions of effective control during the construction phase, now recorded under the equity method, and to the elimination of the proportional consolidation of the joint ventures, with the equity method being obligatory for recording its interest in the company. According to the terms and requirements established in IAS 8 "Accounting Policies, Changes in Accounting Estimates and Errors" and to the specific transition guidance of the new standards, we have recasted the financial information as of and for the year ended December 31, 2012 and for the six-month period ended June 30, 2012. Financial information for prior periods has not been recasted for IFRS 10 and 11 and consequently is not comparable with other periods presented (see "Presentation of Financial Information", Note 2 to our Interim Consolidated Financial Statements and Note 2 to our Annual Consolidated Financial Statements).

  •
  Befesa Sale

    On June 13, 2013 we entered into a share purchase agreement for the sale of 100% of our shares in our subsidiary Befesa. At the end of the six-month period ended June 30, 2013 all the conditions necessary to close the transaction were fulfilled, including the required approvals from the competition authorities. Accordingly, we have recorded the sale as of June 30, 2013, derecognizing the assets and liabilities of this shareholding and recognizing a gain of €0.4 million. On July 15, 2013, we received €331 million of cash proceeds corresponding to the price agreed for the shares and the sale of the transaction was definitely closed. We have used the proceeds from the Befesa Sale to replace expiring working capital facilities and to increase our flexibility to manage seasonal fluctuations in our working capital. Taking into account the significance of the activities carried out by Befesa to Abengoa, the sale of this shareholding is considered as a discontinued operation to in accordance with IFRS 5 "Non-Current Assets Held for Sale and Discontinued Operations." In accordance with this standard, the results of Befesa until the closing of the sale and the result of this sale are included under a single heading (profit for the year from discontinued operations, net of tax)

    in our Interim Consolidated Financial Statements. Likewise, the consolidated income statement for the six-month period ended June 30, 2012 and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 also includes the results of Befesa under a single heading (see "Presentation of Financial Information," Note 7 to our Interim Consolidated Financial Statements and Notes 2 and 7 to our Annual Consolidated Financial Statements). The Befesa Sale also resulted in the removal of the Industrial Recyclin of segment from our Industrial Production activity.

  •
  IFRIC 12—Service concession arrangements

    IFRIC 12 "Service Concession Arrangements" became mandatory for annual periods commencing on or after January 1, 2008 and we began to apply it on that date, with the exception of thermo-solar assets in Spain.

    During 2009, 2010 and 2011, the Spanish government issued several laws and resolutions that regulate the market for renewable energy in Spain in general and thermo-solar activities in particular. Due to the legal uncertainty created during this period, we determined that our thermo-solar assets were not within the scope of IFRIC 12 until early 2011, when we received a set of individual rulings from the Spanish Ministry of Industry for each of our thermosolar assets. We originally concluded that through such rulings we were required to apply IFRIC 12 prospectively, from September 1, 2011, to our thermo-solar plants in Spain registered in the Pre-Allocation Registry. Upon prospective application of IFRIC 12, we reclassified the solar-thermal plant assets from "Property, Plant and Equipment in Projects" to "Intangible Assets in Projects" and, in accordance with IAS 11, the total contract revenue for the construction of the plants (including amounts previously eliminated in consolidation) began to be recognized from September 1, 2011 based on the percentage of completion method, up to the finalization of the plants. This treatment deferred recognition of the costs, margins and revenues generated up to that date and previously eliminated in consolidation prospectively, pro rata, over the term of the remaining construction period.

    During the year 2013, in connection with the review by the Staff of the SEC of the Registration Statement of which this prospectus is a part, we re-evaluated the assumptions made in 2011 which led to the application of the accounting policy for thermo-solar plants in Spain described above. On June 30, 2013, we decided, based on the provisions of IAS 8.14, to apply an alternative acceptable accounting treatment which would better reflect the reliability and comparability of financial information, consisting of the revision of the method in which we applied IFRIC 12 to our thermo-solar assets in Spain already constructed or under construction upon application of IFRIC 12 and of the revision of the date on which IFRIC 12 was applied to our thermo-solar assets in Spain (January 1, 2011 instead of September 1, 2011). The revised accounting treatment consisted in applying IFRIC 12 prospectively, from January 1, 2011 by derecognizing, in accordance with IFRIC 12.8 and IAS 16, our thermosolar plant assets previously recognized at cost as "Property, Plant and Equipment in Projects" and recognizing those thermo-solar plant assets at fair value as "Intangible Assets in Projects". The difference of €165 million has been recorded as a sale of property, plant and equipment in "Other Operating Income" on the consolidated income statement for the year ended December 31, 2011. From January 1, 2011, only the remaining contract revenue, costs and margins generated after such date for the ongoing construction of the plants began to be recognized based on the "percentage of completion" accounting method, up to the end of construction of the plants, in accordance with IAS 11. In addition, the revenue and operating profit that was previously deferred upon original adoption of IFRIC 12 and recognized prospectively during fiscal years 2011 and 2012 has been eliminated. The change in application date resulted in the recognition of revenues and costs associated with the construction activities that occurred between January 1, 2011 and September 1, 2011, that were previously eliminated. In accordance with the terms and requirements of IAS 8 for Accounting Policies, Changes in Accounting Estimates and Errors, we applied this change in accounting policy by recasting the 2012 and 2011 Annual Consolidated Financial Statements. The consolidated income statement and statement of financial position within our Annual Consolidated

    Financial Statements have not been recasted to retrospectively apply IFRIC 12 to our thermo-solar electricity generation plants in Spain for any period prior to January 1, 2011.

        The selected consolidated financial information as of and for the six-month period ended June 30, 2013 and for the six-month period ended June 30, 2012 and as of and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 is also not intended to be an indicator of our financial condition or results of operations in the future. You should review such selected consolidated financial information together with our Annual Consolidated Financial Statements and Interim Consolidated Financial Statements and notes thereto, included elsewhere in this prospectus.

        The following tables should be read in conjunction with "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", and our Annual Consolidated Financial Statements and our Interim Consolidated Financial Statements and related notes included elsewhere in this prospectus.

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(2)(4)	2009(2)(4)	2008(2)
	(€ in millions, except share and per share amounts)
Consolidated Income Statement Data
Revenue	3,402.3	2,953.2	6,312.0	6,689.2	4,360.0	3,039.3	2,467.3
Changes in inventories of finished goods and work in progress	35.8	(0.1)	19.7	64.1	24.1	(22.5)	30.4
Other operating income	141.1	310.3	485.2	598.5	751.6	1,164.6	971.5
Raw materials and consumables used	(2,120.0)	(2,042.9)	(4,241.2)	(4,656.1)	(3,257.2)	(2,667.0)	(2,394.9)
Employee benefit expense	(391.2)	(338.7)	(709.6)	(610.4)	(507.8)	(388.1)	(362.7)
Depreciation, amortization and impairment charges	(238.1)	(151.7)	(422.0)	(230.6)	(228.7)	(255.2)	(122.2)
Other operating expenses	(537.4)	(484.8)	(917.5)	(922.2)	(662.6)	(644.7)	(416.3)

Operating profit	292.5	245.3	526.6	932.5	479.5	226.4	173.2

Finance income	43.9	44.8	84.1	105.4	79.9	23.4	22.8
Finance expense	(285.9)	(263.3)	(544.9)	(573.8)	(367.9)	(180.4)	(226.6)
Net exchange differences	(5.8)	(9.9)	(35.8)	(28.2)	(18.3)	73.2	(61.0)
Other financial income/(expense) net	10.5	(54.8)	(158.0)	(170.3)	(17.7)	(40.2)	(2.5)

Finance expense, net	(237.3)	(283.2)	(654.6)	(666.9)	(324.0)	(124.0)	(267.4)

Share of profit/(loss) of associates	(6.5)	13.8	17.6	4.0	8.5	10.5	8.2

Profit/(loss) before income tax	48.7	(24.1)	(110.4)	269.6	164.0	112.8	(86.0)

Income tax benefit/(expense)	35.2	101.9	171.9	(3.2)	17.4	(22.6)	139.1

Profit for the year from continued operations	83.9	77.8	61.5	266.4	181.4	90.2	53.1

Profit/(loss) for the year from discontinued operations, net of tax	(0.6)	15.7	32.5	129.1	81.9	112.5	112.7

Profit for the year	83.3	93.5	94.0	395.5	263.3	202.7	165.8

Profit/(loss) attributable to non-controlling interest from continued operations	15.9	17.6	37.3	18.6	53.5	9.7	7.5
Profit/(loss) attributable to non-controlling interest from discontinued operations	0.0	0.5	1.3	2.8	2.7	22.7	17.9

Profit for the year attributable to the parent company	67.3	75.3	55.4	374.1	207.2	170.3	140.4

Weighted average number of ordinary shares outstanding (thousands)(5)	538,063	538,063	538,063	466,634	452,348	452,349	452,349
Basic earnings per Share from continued operations (€ per share)	0.13	0.11	0.04	0.53	0.28	0.18	0.10
Basic earnings per Share from discontinued operations (€ per share)	(0.00)	0.03	0.06	0.27	0.18	0.20	0.21
Basic earnings per share attributable to the parent company (€ per share)	0.13	0.14	0.10	0.80	0.46	0.38	0.31
Weighted average number of ordinary shares outstanding (thousands)(5)	538,063	538,063	538,063	466,634	452,348	452,349	452,349
Warrants adjustments (average weighted number of shares outstanding since issue)(5)	19,996	20,025	20,021	3,340	—	—	—
Diluted earnings per Share from continued operations (€ per share)	0.12	0.11	0.04	0.53	n/a(*)	n/a(*)	n/a(*)
Diluted earnings per Share from discontinued operations (€ per share)	(0.00)	0.03	0.06	0.27	n/a(*)	n/a(*)	n/a(*)
Diluted earnings per share attributable to the parent company (€ per share)	0.12	0.13	0.10	0.80	n/a(*)	n/a(*)	n/a(*)
Dividend paid per share (€ per share)(6)	0.072	0.030	0.070	0.040	0.038	0.036	0.034

*
Diluted earnings per share equals basic earnings per share for these periods.

	As of June 30,	As of December 31,
	2013	2012(1)(3)	2011(3)	2010	2009	2008
	(€ in millions)
Consolidated Statement of Financial Position Data
Non-current assets:
Intangible assets	1,263.7	1,556.7	1,290.5	1,793.5	1,490.9	1,056.9
Property, plant and equipment	1,281.3	1,431.6	1,502.9	1,640.3	1,864.2	1,035.1
Fixed assets in projects	7,629.8	7,741.4	7,776.4	5,744.8	3,623.3	2,249.8
Investments in associates carried under the equity method	1,156.3	920.1	51.3	48.6	81.6	50.0
Financial investments	766.9	524.4	411.4	437.8	261.6	306.3
Deferred tax Assets	1,250.1	1,148.3	939.7	885.7	672.1	409.3

Total non-current assets	13,348.1	13,322.6	11,972.2	10,550.6	7,993.7	5,107.4

Non-current assets held for sale (discontinued operations)		—	—	—	—	1,032.4
Current assets:
Inventories	393.7	426.8	384.9	385.0	345.6	316.1
Clients and other receivables	2,126.6	2,271.3	1,806.3	2,141.4	2,002.2	1,343.3
Financial investments	1,174.2	900.0	1,013.9	913.6	482.0	661.7
Cash and cash equivalents	2,047.5	2,413.2	3,738.1	2,983.2	1,546.4	1,333.7

Total current assets	5,742.0	6,011.3	6,943.2	6,423.2	4,376.2	3,654.8

Total assets	19,090.1	19,333.9	18,915.4	16,973.8	12,369.9	9,794.6

Total equity	1,792.4	1,860.4	1,848.0	1,630.3	1,171.1	627.5
Non-current liabilities:
Long-term non-recourse project financing	4,702.5	4,679.0	4,983.0	3,557.9	2,748.0	1,883.4
Long-term corporate financing	4,839.6	4,356.4	4,149.9	4,441.7	2,662.0	2,434.0
Other liabilities	843.0	1,067.4	1,028.2	952.2	747.7	457.6

Total non-current liabilities	10,385.1	10,102.8	10,161.1	8,951.8	6,157.7	4,775.0

Non-current liabilities held for sale (discontinued operations)	—	—	—	—	—	756.8
Current liabilities:
Short-term non-recourse project financing	595.1	577.8	407.1	492.1	185.4	249.3
Short-term corporate financing	412.4	590.4	918.8	719.9	637.5	254.3
Other liabilities	5,905.1	6,202.6	5,580.5	5,179.7	4,218.2	3,131.7

Total current liabilities	6,912.6	7,370.7	6,906.4	6,391.7	5,041.1	3,635.3

Total Liabilities	17,297.7	17,473.6	17,067.5	15,343.5	11,198.8	9,167.1

Cash Flow

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)	2012(1)(2)	2011(2)	2010(2)(4)	2009(2)(4)	2008(2)
	(€ in millions)
Consolidated Cash Flow Statement Data
Gross cash flows from operating activities
Profit for the period from continuing operations	83.9	77.8	61.5	266.4	181.4	90.2	53.1
Adjustments to reconcile consolidated after-tax profit to net cash generated by operating activities	339.8	213.8	709.6	548.6	339.5	425.1	322.3
Variations in working capital and other items	(262.7)	(212.5)	(169.4)	423.5	200.5	99.2	261.2

Total net cash flow generated by (used in) operating activities	160.9	79.1	601.7	1,238.5	721.4	614.5	636.6

Net cash flows from investment activities
Investments	(1,030.6)	(1,553.4)	(3,049.1)	(3,115.9)	(2,132.4)	(1,974.0)	(1,715.3)
Disposals	18.8	127.1	410.5	1,064.0	175.7	335.3	167.8

Total net cash flows used in investment activities	(1,011.8)	(1,426.2)	(2,638.6)	(2,051.9)	(1,956.7)	(1,638.7)	(1,547.5)

Net cash flows generated by finance activities	571.4	234.8	845.1	1,676.0	2,632.9	1,082.9	499.8

Net increase/(decrease) in cash and cash equivalents	(279.6)	(1,112.3)	(1,191.9)	862.6	1,397.6	58.7	(411.1)
Cash and cash equivalents at the beginning of the year	2,413.2	3,723.2	3,723.2	2,983.2	1,546.4	1,333.7	1,697.9
Discontinued operations	(76.4)	(51.7)	(51.7)	(112.9)	(8.5)	76.6	(9.2)
Currency translation difference on cash and cash equivalents	(9.7)	(8.7)	(66.4)	5.2	47.6	77.5	56.1

Cash and cash equivalents at the end of the year	2,047.5	2,550.4	2,413.2	3,738.1	2,983.2	1,546.4	1,333.7

Business and Geographic Activity Data

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(2)(4)
	(€ in millions)
Consolidated Revenue by Activity
Engineering and Construction	2,181.5	1,859.0	3,780.6	4,023.9	2,462.0

Engineering and Construction	1,995.7	1,714.6	3,477.8	3,710.6	2,348.5
Technology and Other	185.9	144.4	302.8	313.3	113.5
Concession-Type Infrastructures	236.4	181.0	393.1	440.3	322.8

Solar	134.4	121.8	281.6	131.5	58.5
Transmission	32.7	17.7	37.6	237.6	202.5
Water	20.6	10.9	20.7	21.0	15.2
Co-generation	48.6	30.6	53.2	50.1	46.6
Industrial Production	984.4	913.2	2,138.2	2,225.0	1,575.2

Biofuels	984.4	913.2	2,138.2	2,225.0	1,575.2

Total revenue	3,402.3	2,953.2	6,312.0	6,689.2	4,360.0

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(4)(2)
	(€ in millions)
Consolidated Revenue by Geography
Spain	604.1	575.4	938.3	1,945.8	1,068.1
United States	1,032.3	780.5	2,078.5	1,346.0	591.3
Europe (excluding Spain)	418.9	391.6	877.8	727.7	490.0
Brazil	371.2	563.7	986.6	1,471.7	1,052.7
Latin America (excluding Brazil)	529.1	468.4	1,026.2	756.9	779.4
Other countries	446.7	173.6	404.6	441.1	378.7

Total revenue	3,402.3	2,953.2	6,312.0	6,689.2	4,360.0

Non GAAP Financial Data

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(2)(4)
	(unaudited)		(unaudited)
	(€ in millions)
Consolidated EBITDA by Activity
Engineering and Construction	349.9	282.7	623.9	707.2	286.5

Engineering and Construction	242.0	215.2	475.5	511.2	260.9
Technology and Other	107.9	67.5	148.4	196.0	25.7
Concession-Type Infrastructures	140.1	109.0	233.6	303.7	209.7

Solar	80.8	90.4	203.4	92.9	42.9
Transmission	21.6	9.6	15.7	193.2	150.5
Water	16.2	6.4	11.6	10.3	10.2
Co-generation	21.4	2.6	2.9	7.2	6.1
Industrial Production	40.7	5.2	91.1	152.1	212.0

Biofuels	40.7	5.2	91.1	152.1	212.0

Consolidated EBITDA(7)	530.7	397.2	948.6	1,163.0	708.2

(1)
Amounts recasted to reflect retrospective application of IFRS 10 and 11 (see Note 2 to our Annual Consolidated Financial Statements and Note 2 to our Interim Consolidated Financial Statements).

(2)
Amounts recasted to reflect the results of Befesa under a single heading in the consolidated income statement and under separate line items in the consolidated cash-flow statements (see Note 7 to our Annual Consolidated Financial Statements and Note 7 to our Interim Consolidated Financial Statements).

(3)
Amounts recasted to reflect retrospective application of change in the application of IFRIC 12 (see Note 2 to our Annual Consolidated Financial Statements and Note 2 to our Interim Consolidated Financial Statements).

(4)
As of December 31, 2010 and during part of the year 2011, we held a 40% shareholding in Telvent. Despite partially reducing our share ownership in Telvent during 2009, we remained the largest shareholder and our 40% shareholding, along with our control of certain treasury shares held by Telvent, permitted us to exercise de facto control over Telvent. Therefore Telvent's financial information was fully consolidated with our consolidated financial statements for the year ended December 31, 2010 and 2009 and the period of 2011 in which we held control over Telvent. On June 1, 2011, we announced the sale of our investment in Telvent to Schneider Electric S.A. ("SE") and on September 5, 2011 the transaction was completed. As a result and taking into account the significance of Telvent to us, Telvent was treated as discontinued operations in accordance with IFRS 5 "Non-Current Assets Held for Sale and Discontinued Operations". The results obtained from this sale are included under a single heading in the consolidated income statement and under separate line items in the consolidated cash flow statement for the year 2011 and the consolidated income statement for 2010 has been recasted to present Telvent as discontinued operations. Information presented above for the year ended December 31, 2009 has also been recasted to present Telvent as discontinued operations. In our consolidated financial statements for the year ended December 31, 2008, Telvent was classified as discontinued operations due to a first intent to sell Telvent that did not finally materialize in that moment, thus financial information for the year ended December 31, 2008 has been obtained directly from our consolidated financial statements for the year ended December 31, 2008. For further information regarding the divestment of Telvent, see Note 7 to our Annual Consolidated Financial Statements included elsewhere herein.

(5)
Number of shares considered in all periods is after the increase in Class B shares distributed for no consideration approved by the Extraordinary General Shareholders' Meeting on September 30, 2012 and considered effective on October 2, 2012 as described in "Principal Shareholders—Major Shareholders" and Note 32 to our Annual Consolidated Financial Statements.

(6)
Dividends paid per share have been calculated considering the post-split number of shares, restating prior periods in order to be consistent with the earnings per share calculation. Dividends paid in 2012 (in two payments in July and April, respectively), 2011, 2010, 2009 and 2008 were €0.070 per share in the aggregate (U.S. $0.088), €0.040 per share (U.S. $0.054), €0.038 per share (U.S. $0.05), €0.036 per share (U.S. $0.054) and €0.034 per share (U.S. $0.044), respectively.

(7)
Consolidated EBITDA is calculated as profit for the year from continuing operations, after adding back income tax expense, share of (loss)/profit of associates, finance expense net and depreciation, amortization and impairment charges of Abengoa, S.A. and its subsidiaries. Consolidated EBITDA is not a measurement of performance under IFRS as issued by the IASB and you should not consider Consolidated EBITDA as an alternative to operating income or consolidated profits as a measure of our operating performance, cash flows from operating, investing and financing activities as a measure of our ability to meet our cash needs or any other measures of performance under generally accepted accounting principles. We believe that Consolidated EBITDA is a useful indicator of our ability to incur and service our indebtedness and can assist securities analysts, investors and other parties to evaluate us. Consolidated EBITDA and similar measures are used by different companies for different purposes and are often calculated in ways that reflect the circumstances of those companies. Consolidated EBITDA may not be indicative of our historical operating results, nor are meant to be predictive of potential future results. See "Presentation of Financial Information—Non-GAAP Financial Measures."

  The following table sets forth a reconciliation of Consolidated EBITDA to our consolidated profit for the year from continuing operations:

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(2)(4)
	(unaudited)		(unaudited)
	(€ in millions)
Reconciliation of profit for the year from continuing operations to Consolidated EBITDA
Profit for the year from continuing operations	83.9	77.8	61.5	266.4	181.4
Income tax expenses/(benefits)	(35.2)	(101.9)	(171.9)	3.2	(17.4)
Share of loss/(profit) of associated companies	6.5	(13.8)	(17.6)	(4.0)	(8.5)
Net finance expenses	237.3	283.2	654.6	666.9	324.0

Operating profit	292.5	245.3	526.6	932.5	479.5

Depreciation, amortization and impairment changes	238.1	151.7	422.0	230.6	228.7

Consolidated EBITDA (unaudited)	530.7	397.0	948.6	1,163.0	708.2

The following table sets forth a reconciliation of Consolidated EBITDA to our Net cash generated by operating activities:

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(2)(4)
	(unaudited)		(unaudited)
	(€ in millions)
Reconciliation of Consolidated EBITDA to Net cash generated or used from operating activities
Consolidated EBITDA (unaudited)	530.7	397.0	948.6	1,163.0	708.2
(Profit)/loss from sale of subsidiaries and property, plant and equipment	—	—	—	—	(68.9)
Other cash finance costs and other	(107.0)	(105.4)	(177.5)	(348.0)	(118.4)
Variations in working capital	(68.8)	(31.5)	177.6	784.5	449.5
Income tax (paid)	15.0	(16.3)	(35.5)	(67.6)	(36.2)
Interests (paid)/received	(243.4)	(185.9)	(397.0)	(380.2)	(280.7)
Discontinued operations	34.5	21.3	85.5	86.8	67.9

Net cash generated or used from operating activities	161.0	79.2	601.7	1,238.5	721.4

Other Financial Data

	Last Twelve Months Ended June 30,	Year ended December 31,
	2013	2012(1)(2)(3)	2011(2)(3)	2010(4)(2)
	(unaudited)	(unaudited)
	(€ in millions)
Other Financial Data
Consolidated EBITDA(7)	1,082.3	948.6	1,163.0	708.2
Consolidated Adjusted EBITDA(9)	1,086.7	955.0	1,188.6	744.6
Corporate EBITDA(8)	753.2	663.1	815.3	471.0
Corporate Adjusted EBITDA(9)	857.9	787.5	666.9	507.4
Gross Corporate Debt(10)	5,213.2	4,856.7	4,871.6	5,062.8
Gross Non-Recourse Debt(11)	5,297.6	5,256.8	5,390.1	4,050.0
Net Corporate Debt(12)	2,446.0	2,485.2	1,483.2	2,276.3
Net Corporate Debt as per covenant calculation(13)	1,992.4	1,510.3	247.3	791.9
Ratio of Net Corporate Debt(12) to Corporate EBITDA(8)	3.25	3.75	1.82	4.83
Covenant Net Corporate Debt(13) to Corporate Adjusted EBITDA(9)	2.32	1.92	0.37	1.56
Capital Expenditures	1,896.3	2,214.5	2,912.9	2,094.4
(8)
Corporate EBITDA is calculated as profit for the year from continuing operations, after adding back income tax expense/(benefit), share of (loss)/profits of associates, finance expense net, depreciation, amortization and impairment charges of the ABENGOA, S.A. and its subsidiaries less EBITDA from non-recourse activities net of eliminations. Corporate EBITDA is not a measurement of performance under IFRS as issued by the IASB and you should not consider Corporate EBITDA as an alternative to operating income or consolidated profits as a measure of our operating performance, cash flows from operating, investing and financing activities, as a measure of our ability to meet our cash needs or any other measures of performance under generally accepted accounting principles. We believe that Corporate EBITDA is a useful indicator of our ability to incur and service our indebtedness and can assist securities analysts, investors and other parties to evaluate us. Corporate EBITDA and similar measures are used by different companies for different purposes and are often calculated in ways that reflect the circumstances of those companies. Corporate EBITDA may not be indicative of our historical operating results, nor are they meant to be predictive of potential future results. See "Presentation of Financial Information—Non-GAAP Financial Measures."

The following table sets forth a reconciliation of Consolidated EBITDA and Corporate EBITDA to our consolidated profit for the year from continuing operations:

	Six Month Ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(4)(2)
	(unaudited)		(unaudited)
	(€ in millions)
Reconciliation of profit for the year from continuing operations to Consolidated EBITDA
Profit for the year from continuing operations	83.9	77.8	61.5	266.4	181.4
Income tax expenses/(benefits)	(35.2)	(101.9)	(171.9)	3.2	(17.4)
Share of loss/(profit) of associated companies	6.5	(13.8)	(17.6)	(4.0)	(8.5)
Net finance expenses	237.3	283.2	654.6	666.9	324.0

Operating profit	292.5	245.3	526.6	932.5	479.5

Depreciation, amortization and impairment changes	238.1	151.7	422.0	230.6	228.7

Consolidated EBITDA (unaudited)	530.7	397.0	948.6	1,163.0	708.2

	Last Twelve Months Ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010
	(unaudited)
	(€ in millions)
Reconciliation of Consolidated EBITDA to Corporate EBITDA:
Consolidated EBITDA (unaudited)	1,082.3	—	948.6	1,163.0	708.2
Non-recourse EBITDA (unaudited)	(329.1)	—	(285.6)	(347.7)	(237.1)
Corporate EBITDA (unaudited)	753.2	—	663.1	815.3	471.0
(9)
Consolidated Adjusted EBITDA is calculated as Consolidated EBITDA, after adding back research and development costs of ABENGOA, S.A. and its subsidiaries. Research and development costs are added back because we consider these expenses as investments in our business that generate returns over the long-term. Corporate Adjusted EBITDA is calculated as Consolidated EBITDA after adding back research and development costs of ABENGOA, S.A. and its subsidiaries less EBITDA from non-recourse activities net of eliminations. According to the terms and conditions of the 2012 Forward Start Facility, Adjusted EBITDA does not include the effect of changes in accounting policies resulting from IFRS 10 and 11 and change in the application of IFRIC 12. Consolidated Adjusted EBITDA and Corporate Adjusted EBITDA are not measurements of performance under IFRS as issued by the IASB, and you should not consider Consolidated Adjusted EBITDA or Corporate Adjusted EBITDA as an alternative to operating income or consolidated profits as a measure of our operating performance, cash flows from operating, investing and financing activities as a measure of our ability to meet our cash needs or any other measures of performance under IFRS as issued by the IASB. We believe that Consolidated Adjusted EBITDA and Corporate Adjusted EBITDA are useful indicators of our ability to incur and service our corporate indebtedness, since the leverage ratio in the instruments governing our corporate indebtedness is generally calculated as a ratio of Net Corporate Debt to Corporate Adjusted EBITDA, and can assist investors and other parties to evaluate us. Consolidated Adjusted EBITDA and Corporate Adjusted EBITDA, and similar measures, are used by different companies for different purposes and are often calculated in ways that reflect the circumstances of those companies. Consolidated Adjusted EBITDA and Corporate Adjusted EBITDA may not be indicative of our historical operating results nor are they meant to be predictive of potential future results. See "Presentation of Financial Information—Non-GAAP Financial Measures."

The following table sets forth a reconciliation of Consolidated Adjusted EBITDA and Corporate Adjusted EBITDA to our consolidated profit for the year from continuing operations:

	Six Month Ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(4)(2)
	(unaudited)		(unaudited)
	(€ in millions)
Reconciliation of profit for the year from continuing operations to Consolidated Adjusted EBITDA
Profit for the year from continuing operations	83.9	77.8	61.5	266.4	181.4
Income tax expenses/(benefits)	(35.2)	(101.9)	(171.9)	3.2	(17.4)
Share of loss/(profit) of associated companies	6.5	(13.8)	(17.6)	(4.0)	(8.5)
Net finance expenses	237.3	283.2	654.6	666.9	324.0

Operating profit	292.5	245.3	526.6	932.5	479.5

Depreciation, amortization and impairment changes	238.1	151.7	422.0	230.6	228.7

Consolidated EBITDA (unaudited)	530.7	397.0	948.6	1,163.0	708.2

Research and development costs	3.3	5.3	6.4	25.6	36.4

Consolidated Adjusted EBITDA (unaudited)	534.0	402.3	955.0	1,188.6	744.6

	Last Twelve Months Ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010
	(unaudited)
	(€ in millions)
Reconciliation of Consolidated Adjusted EBITDA to Corporate Adjusted EBITDA:
Consolidated Adjusted EBITDA (unaudited)	1,086.7	—	955.0	1,188.6	744.6
Non-recourse EBITDA (unaudited)	(329.1)	—	(285.6)	(347.7)	(237.1)
Incorporation IFRS 10-11 and IFRIC 12	100.3	—	118.0	(174.0)	0.0
Corporate Adjusted EBITDA (unaudited)	857.9	—	787.5	666.9	507.4
(10)
Gross Corporate Debt consists of the Group's: (a) long-term debt (debt with a maturity of greater than one year) incurred with credit institutions; plus (b) short-term debt (debt with a maturity of less than one year) incurred with credit institutions; plus (c) notes, obligations, promissory notes, financial leases and any other such obligations or liabilities, the purpose of which is to provide finance and generate a financial cost for the Group; plus (d) obligations relating to guarantees of third-party obligations (other than intra-Group guarantees), but excluding any non-recourse debt.

(11)
Gross Non-Recourse Debt consists of long- and short-term non-recourse debt.

(12)
Net Corporate Debt consists of Gross Corporate Debt excluding obligations relating to guarantees of third-parties (other than intra-Group guarantees), less total cash and cash equivalents (excluding non-recourse cash and cash equivalents) and short-term financial investments (excluding non-recourse short-term financial investments).

(13)
Covenant Net Corporate Debt consists of Gross Corporate Debt, less recourse and non-recourse cash and cash equivalents, and recourse and non-recourse short-term financial investments, without considering the changes in our accounting due to the application of IFRS 10 and 11 and the change in the application of IFRIC 12 Service Concession Arrangements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion should be read together with, and is qualified in its entirety by reference to our Annual Consolidated Financial Statements and our Interim Consolidated Financial Statements, that are included elsewhere in this prospectus, which have been prepared in accordance with IFRS as issued by the IASB. The following discussion contains forward looking statements that reflect our plans, estimates and beliefs, which are based on assumptions we believe to be reasonable. Our actual results could differ materially from those discussed in these forward looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

Overview

        We are a leading engineering and clean technology company with operations in more than 70 countries worldwide that provides innovative solutions for a diverse range of customers in the energy and environmental sectors. Over the course of our 70-year history, we have developed a unique and integrated business model that applies our accumulated engineering expertise to promoting sustainable development solutions, including delivering new methods for generating power from the sun, developing biofuels, producing potable water from seawater and efficiently transporting electricity. A cornerstone of our business model has been investment in proprietary technologies, particularly in areas with relatively high barriers to entry. Our Engineering and Construction activity provides sophisticated turnkey engineering, procurement and construction ("EPC") services from design to implementation for infrastructure projects within the energy and environmental sectors and engages in other related activities with a high technology component. Our Concession-Type Infrastructures activity operates, manages and maintains infrastructure assets, usually pursuant to long-term concession agreements under Build, Own, Operate and Transfer ("BOOT") schemes, within four operating segments (Transmission, Solar, Water and Co-generation). Finally, our Industrial Production activity produces a variety of biofuels (ethanol and biodiesel). For the first half of the year 2013, our average number of employees was 27,417 people worldwide across our three business activities and, according to industry publications, we are among the market leaders in the majority of our areas of operation.

        In order to focus our attention on our key markets, we organized our business into three activities: Engineering and Construction, Concession-Type Infrastructures and Industrial Production. Each activity is further broken into the following reporting segments: Engineering and Construction and Technology and Other segments within the Engineering and Construction activity; Transmission, Solar, Water and Co-generation segments within the Concession-Type Infrastructures activity; and Biofuels within the Industrial Production activity. Previously, we organized our business according to five reporting segments: Engineering; Bioenergy; Information Technologies; Environmental Services; and Solar.

        In 2012, the segment Technology and Other has been reclassified from the activity Industrial Production to Engineering and Construction, which reflects better the nature of its operations. For comparability purposes, we have also reclassified information for 2011 and 2010 accordingly.

        Our three activities are focused in the energy and environmental industries, and integrate operations throughout the value chain, including R&D&i, project development, engineering and construction, and the operation and maintenance of our own assets and those of third parties. Our activities are organized to capitalize on our global presence and scale, as well as to leverage our engineering and technological expertise in order to strengthen our leadership positions.

        We have successfully grown our business, with a compound annual growth rate of our Consolidated EBITDA of 25% during the last ten years ended December 31, 2012. We have also maintained double-digit growth in our consolidated revenue and Consolidated EBITDA on a compound annual growth basis since our 1996 initial public offering on the Spanish Stock Exchanges. As of October 3, 2013, we had a market capitalization of approximately €1.2 billion. As of June 30, 2013, our backlog was €7,133 million.

        Our revenue, Consolidated EBITDA and net fixed assets of the Group and by segment as of and for the six-month period ended June 30, 2013 and year ended December 31, 2012 are set forth in the following tables.

	For the six months ended June 30,	For the year ended December 31,
	2013	2012(1)
	(unaudited)
	(€ in millions)
Revenue (total)	3,402.3	6,312.0

Engineering and Construction	2,181.5	3,780.6

Engineering and Construction	1,995.7	3,477.8
Technology and Other	185.9	302.8
Concession-Type Infrastructures	236.4	393.1

Solar	134.4	281.6
Transmission	32.7	37.6
Co-generation	48.6	53.2
Water	20.6	20.7
Industrial Production	984.4	2,138.2

Biofuels	984.4	2,138.2

Consolidated EBITDA (total)	530.7	948.6

Engineering and Construction	349.9	623.9

Engineering and Construction	242.0	475.5
Technology and Other	107.9	148.4
Concession-Type Infrastructures	140.1	233.6

Solar	80.8	203.4
Transmission	21.6	15.7
Co-generation	21.4	2.9
Water	16.2	11.6
Industrial Production	40.7	91.1

Biofuels	40.7	91.1

	As of June 30,	As of December 31,
	2013	2012(1)(2)
	(unaudited)
	(€ in millions)
Net Fixed Assets (total)	10,174.8	10,729.7

Engineering and Construction	566.9	527.4

Engineering and Construction	235.7	251.9
Technology and Other	331.3	275.5
Concession-Type Infrastructures	7,001.6	6,558.5

Solar	3,224.8	3,059.3
Transmission	2,530.0	2,384.1
Co-generation	863.7	746.8
Water	383.1	368.3
Industrial Production	2,606.2	3,643.8

Biofuels	2,606.2	2,657.9
Industrial Recycling(*)	—	986.0

(*)
Operating segment existing until the sale of shareholding in Befesa.

(1)
Amounts recasted (see "Presentation of Financial Information" and Note 2 to our Annual Consolidated Financial Statements).

(2)
Net Fixed Assets as of December 31, 2012 include the net fixed assets of Befesa, our subsidiary engaged in the industrial recycling industry, which was sold on June 13, 2013. In accordance with IFRS 5, the results generated by Befesa are considered discontinued operation in Abengoa's Interim Consolidated Financial Statements (see "Presentation of Financial Information" and Notes 2 and 7 to our Annual Consolidated Financial Statements).

Factors Affecting the Comparability of Our Results of Operations

IFRS 10 and 11

        In preparing the Interim Consolidated Financial Statements, the Group applied IFRS 10 and 11 that came into effect on January 1, 2013 under IFRS-IASB.

        The main impacts of the application of the new standards IFRS 10 and 11, as well as the amendments to IAS 27 and 28, in relation to what was systematically applied previously, relate to:

  (i)
  The de-consolidation of companies that do not fulfill the conditions of effective control of the interest during the construction phase in terms of decision making for their integration in the Annual Consolidated Financial Statements according to the equity method. It is expected that these projects will be fully consolidated again once they enter into operation and we gain control over them, with corresponding significant increases in fixed assets in projects (project finance) and long-term non-recourse project financing, among others.

  (ii)
  The elimination of the proportional consolidation of the joint ventures, with the equity method being obligatory for recording its interest in the company.

        According to the terms and requirements established in IAS 8 "Accounting Policies, Changes in Accounting Estimates and Errors" and to the specific transition guidance of the new standards, we have recasted the financial information as of and for the year ended December 31, 2012 and for the six-month period ended June 30, 2012 in order to make it comparable with the information at June 30, 2013. Financial information for prior periods has not been recasted, according to the transition guidance of the new standards, and consequently is not comparable with other periods presented (see "Presentation of Financial Information", Note 2 to our Interim Consolidated Financial Statements and Note 2 to our Annual Consolidated Financial Statements).

        The effect of the de-consolidation of the affected companies and their integration according to the equity method on the consolidated statements of financial position as of December 31, 2012 is shown below:

Concept	12.31.12
(€ in millions)
Assets
Intangible assets and Property, Plant & Equipment	(25,212)
Fixed assets in projects (project finance)	(2,385,770)
Investments in associates carried under the equity method	855,627
Financial investments	76,393
Deferred tax assets	(18,976)
Current assets	237,834
Total assets	(1,260,104)
Equity and liabilities
Equity	(19,959)
Long-term non-recourse project financing	(1,707,460)
Long-term corporate financing	(40)
Other non-current liabilities	(189,989)
Current liabilities	657,344
Total equity and liabilities	(1,260,104)

        In addition, the effect of this de-consolidation on the consolidated income statement for the year ended December 31, 2012 is shown below:

Concept	For the Year ended December 31, 2012
(€ in millions)
Revenue	(57,235)
Other operating income	(64,756)
Operating expenses	62,745
Operating profit	(59,246)
Financial expense, net	27,487
Share of profit/(loss) of associates carried under the equity method	19,477
Profit before income tax	(12,282)
Income tax benefit	7,823
Profit for the period from continuing operations	(4,459)
Profit/(loss) attributable to non-controlling interests	4,459
Profit for the period attributable to the parent company	0

Application of IFRIC 12

        Service concession agreements are recorded in accordance with the provisions of IFRIC 12. IFRIC 12 is applicable to public-to-private service concession arrangements where the grantor of the concession governs what services the operator must provide using the infrastructure, to whom and at what price and also controls any significant residual interest in the infrastructure at the end of the term of the arrangement. When the operator of the infrastructure is also responsible for the engineering, procurement and construction of such asset, IFRIC 12 requires the separate accounting for the revenue and margins associated with the construction activities, which is not eliminated in consolidation even between companies within the same consolidated group, and for the subsequent operation and maintenance of the infrastructure. In such cases, the investment in the infrastructure used in the concession arrangement cannot be classified as property, plant and equipment of the operator, but rather must be classified as a financial asset or an intangible asset, depending on the nature of the payment rights established under the contract. The infrastructures accounted for by us as service concessions under IFRIC 12 are mainly related to the activities concerning power transmission lines, desalination plants and thermo-solar electricity generation plants outside of Spain and, with effect from January 1, 2011 (as explained below), in Spain.

        The analysis on whether IFRIC 12 applies to certain contracts and activities involves various complex factors and it is significantly affected by legal interpretation of certain contractual agreements or other terms and conditions with public sector entities. The application of IFRIC 12 requires extensive judgment in relation with, among other factors, (i) the identification of certain infrastructures and contractual agreements in the scope of IFRIC 12, (ii) the understanding of the nature of the payments in order to determine the classification of the infrastructure as a financial asset or as an intangible asset and (iii) the timing and recognition of the revenue from construction and concessionary activity.

        Thermo-solar electricity generation plants have been affected by numerous laws and regulation which have made difficult and very judgmental their consideration as concessionary assets. The following are the main laws, regulations or agreements with the government which have been considered as the most relevant to our analysis of the application of IFRIC 12 to its thermo-solar assets in Spain:

  •
  the Electricity Sector Act and Royal Decree 661/2007; which regulates the activity of the production of electricity under the special regime for renewable energy producers;

  •
  Royal Decree-Law 6/2009 of April 30 ("RDL 6/2009"); which adopts certain measures in the energy sector, approves a subsidized rate, and creates a "Pre-Allocation Registry";

  •
  Individual rulings issued to us in January and March 2011, from the Spanish Ministry of Industry for each of our thermo-solar installations, confirming earliest commissioning dates, economic terms of the feed-in tariff/premium economic schemes and other issues related to the legal and economic regime of the plants; and

  •
  Royal Decree 9-2013 of July 12, whereby the Government adopted urgent measures to ensure financial stability in the electrical system (see Note 33.9 "Subsequent events" to our Annual Consolidated Financial Statements included elsewhere in this prospectus).

        As a result of IFRIC 12 on Service Concession Arrangements coming into effect on January 1, 2008 and in accordance with IAS 8 as established in paragraph 29 of the aforementioned IFRIC 12, we began to apply this interpretation retrospectively with no significant impact on its Consolidated Financial Statements as of that date, since it had already been applying a similar accounting policy to the interpretation concurrently and in anticipation of the changes for its concession-type assets, mainly related to the international concession business for electricity transmission and desalination, with the exception of its thermo-solar assets in Spain. The Electricity Sector Act and Royal Decree 661/2007, which regulates the activity of the production of electricity under the special regime for renewable energy producers in Spain, is a statutory legal regime that created a legal relationship between the Spanish government and the developers of the plants. This legal relationship is of a public/administrative law nature, meaning that it is a legal relationship that is not governed by the Spanish Civil Code or Spanish Commercial Code in any respect (which governs relationships among private parties). This legal relationship is not a bilateral relationship, meaning that it could be changed unilaterally by the Spanish government by way of introducing changes in the laws and regulations governing the statutory legal regime. For that reason, we concluded that these assets did not meet the characteristics of concessionary assets as defined under the Interpretation at the transition date.

        The introduction of RDL 6/2009, created a very high level of uncertainty as to whether our thermo-solar plants in Spain would be entitled to participate in the Special Regime remuneration system, as well as to the continued availability of benefits under the Special Regime remuneration system for the duration of the useful life of our Spanish thermo-solar plants. Registration in the new system of the Pre-Allocation Registry under RDL 6/2009 did not guarantee that all of the thermo-solar plants accepted into the Pre-Allocation Registry would be immediately granted the right to participate in the Special Regime remuneration system. Due to the legal uncertainty created during this period, in the second half of 2010 we determined to pursue a strategy to maximize legal certainty for purposes of finally and definitively establishing a legal and binding arrangement for the generation and sale of electricity on terms designed to ensure a reasonable level of return on its investment in Spanish thermo-solar plants and reducing the uncertainty introduced by the economic and political circumstances and the various regulatory changes that were being discussed. We implemented this strategy by applying for administrative rulings from the Ministry of Industry's General Directorate for Energy Policy and Mining. Our aim was to ensure that it had entered into a bilateral contractual relationship with the Spanish government on mutually binding terms and conditions that could not be amended unilaterally and that, in the case of default or breach by the Spanish government, would give us the recourse to bring claims based on the damages caused by such default or breach. The rulings do not guarantee that we will be successful in any claim brought by it against the Spanish government. However, if we had not obtained the rulings and only relied on the regulatory framework established by the Electricity Sector Act and Royal Decree 661/2007 to participate in the Special Regime, a unilateral change by the Spanish government to that framework affecting all producers equally would have left the Company without legal recourse. These rulings therefore substantially reduced the uncertainty that contributed to our original conclusion that its Spanish thermo-solar plants were not within the scope of IFRIC 12.

        For the foregoing reasons, we did not consider the entry into the Pre-Allocation Registry to constitute the beginning of a service concession arrangement in accordance with the guidance in IFRIC 12 and only considered a service concession arrangement with the Spanish government within the scope of IFRIC 12 to come into existence upon the receipt of the administrative rulings in 2011, as it was through those rulings that the Spanish government confirmed, on an individual basis for each thermo-solar plant, the economic terms of the feed-in tariff and the commissioning dates for each asset, creating a bilateral contractual relationship and an obligation on our part to supply the services at the established terms. In this regard, in June 2013 we commenced a private-law action against the Spanish government for breach of contract based on the administrative ruling issued in respect of one of its thermo-solar plants. In that action we are seeking performance by the Spanish government in accordance with the terms of that administrative ruling or, in the alternative, money damages in an amount equivalent to the difference between the profit it would have obtained under the administrating ruling and the profit that we will obtain under the Spanish government's special-regime tariff. In addition, in June 2013 we also submitted a demand for arbitration against the Spanish government alleging that the Spanish government's regulatory reforms of the electricity sector have breached our legitimate expectations under the administrative rulings issued in respect of its thermo-solar facilities and constitute expropriation. Further, we are seeking compensation through money damages, in an amount yet to be determined. (see Note 33.9 to our Annual Consolidated Financial Statements included elsewhere in this prospectus).

        Furthermore, during the first eight months of 2011, in view of the complex regulatory and accounting issues raised by the application of IFRIC 12 to those assets, and as a result of a review conducted by our home country regulator, the CNMV, we decided to gather the opinions of legal and accounting experts on this topic to support its analysis and conclusions. After completing that analysis with the CNMV in August 2011, we concluded that its Spanish thermo-solar assets were required to be included in the scope of IFRIC 12. As such, and because the change was driven by a change in facts and circumstances, we originally began to apply IFRIC 12 to such assets prospectively from that date (September 1, 2011). As a result, from January 1, 2008 through September 1, 2011, we originally determined that these assets were not under the scope of IFRIC 12, and therefore such plants were accounted for in accordance with IAS 16 as "Property, Plant & Equipment in Projects" and classified under the "Fixed Assets in Projects" line item. Capitalized costs derived from the construction of the plants were recorded in "Other Operating Income—Work performed by the entity and capitalized and other". Once IFRIC 12 began to be applied to these assets on September 1, 2011, we reclassified its solar-thermal plant assets from "Property, Plant and Equipment in Projects" to "Intangible Assets in Projects" and, in accordance with IAS 11, the total contract revenue for the construction of the plants (including amounts previously eliminated in consolidation) began to be recognized from September 1, 2011 based on the "percentage of completion" method, up to the finalization of construction of the plants.

        During the year 2013, in connection with the SEC Staff's review of this Registration Statement, we have reconsidered the assumptions and conclusions made in 2011, which led to the application of the accounting policy for thermo-solar plants in Spain described above. As a result, on June 30, 2013, we decided, based on the provisions of IAS 8.14, to apply an alternative acceptable accounting treatment which would better reflect the reliability and comparability of financial information, consisting of the revision of the method in which it applied IFRIC 12 to its thermo-solar assets in Spain already constructed or under construction upon application of IFRIC 12 and of the revision of the date on which IFRIC 12 was applied to these assets (January 1, 2011 instead of September 1, 2011). The revised accounting treatment has consisted in applying IFRIC 12 prospectively from January 1, 2011 (as this was the date the administrative rulings were received) by derecognizing, in accordance with IFRIC 12.8 and IAS 16, our thermo-solar plant assets previously recognized at cost as "Property, Plant and Equipment in Projects" and recognizing those thermo-solar plant assets at fair value as "Intangible Assets in Projects". The difference of €165 million has been recorded as a sale of property, plant and equipment on January 1, 2011 within "Other Operating Income" on the consolidated income statement for the year ended December 31, 2011. From January 1, 2011, only the remaining contract revenue, costs and margins generated after such date for the ongoing construction of the plants began to be recognized based on the "percentage of completion" accounting method, up to the end of construction of the plants, in accordance with IAS 11. In addition, the revenue and operating profit that was previously deferred upon original adoption of IFRIC 12 and that was being recognized prospectively during fiscal years 2011 (from September 1, 2011) and 2012 have been eliminated. The change in application date also resulted in the recognition of revenues and costs associated with the construction activities that occurred between January 1, 2011 and September 1, 2011 that had been previously eliminated in consolidation. In accordance with the terms and requirements of IAS 8 for Accounting Policies, Changes in Accounting Estimates and Errors, we applied this change in accounting policy by recasting its 2012 and 2011 consolidated financial statements. Total recasted revenues and operating profits related to our thermo-solar activity in Spain amounted to €843 million and €234 million, respectively, for the year ended December 31, 2011 (including the one-time gain of €165million recorded within "other operating income"), versus €649 million and €60 million, respectively, which had been recognized during this same period prior to the voluntary accounting change described above. The application of IFRIC 12 also resulted in an increase in intangible assets in projects of €1,808 million as of December 31, 2011.

        The consolidated income statement and statement of financial position within our Annual Consolidated Financial Statements as well as the unaudited pro forma condensed consolidated financial information as presented elsewhere herein, have not been recasted to retrospectively apply IFRIC 12 to our thermo-solar electricity generation plants in Spain for any period prior to January 1, 2011.

Acquisitions and Divestments

        As discussed in Note 6.2 to our Annual Consolidated Financial Statements and our Interim Consolidated Financial Statements, certain acquisitions and divestments impacted our scope of consolidation and, therefore, our results of operations, including principally the following transactions.

Sale of Befesa

        On June 13, 2013, we entered into a share purchase agreement for the sale of 100% of our shares in our subsidiary Befesa to funds advised by Triton Partners (the "Triton Funds"). After customary net debt adjustments and subject to certain adjustments, total consideration to us amounts to €620 million which is comprised of €348 million total cash, of which a payment of €331 million was received at closing and deferred compensation of €17 million (including €15 million in escrow pending resolution of ongoing litigation and a €2 million long-term receivable from a Befesa customer), a €48 million subordinated vendor note with a five-year maturity and a €225 million (par value) subordinated convertible instrument with a 15-year maturity (subject to two five-year extensions) accruing interest of 6 month Euribor in effect at closing date plus a 6% spread and which, upon the occurrence of certain triggering events including, but not limited to, Befesa's failure to meet certain financial targets or the exit of the Triton Funds from Befesa, may be converted into approximately 14% of the shares of Befesa (subject to certain adjustments). In addition, we undertook to ensure that either existing financing or new alternative financing up to the amount drawn down as of December 31, 2012, would be available with substantially the same terms and conditions to Befesa until September 30, 2013. We also had a commitment to provide limited financial guarantees for Befesa until September 30, 2013, after which date the guarantees are being gradually cancelled. Finally, we will provide interim bridge financing to Befesa in connection with the construction of a new plant in Germany in an amount of €15 million. The share purchase agreement contains a two-year non-compete provision concerning Befesa's activities.

        At the end of the six-month period ended June 30, 2013 all the conditions necessary to close the transaction were fulfilled (including the required approvals from the competition authorities). Accordingly, we have recorded the sale as of June 30, 2013, derecognizing the assets and liabilities of this shareholding and recognizing a gain of €0.4 million, included in "Results for the year from discontinued operations, net of taxes" in the Consolidated Income Statement for the six month period ended on June 30, 2013. On July 15, 2013, we received €331 million of cash proceeds corresponding to the price agreed for the shares and the sale of the transaction was definitely closed. We have used the proceeds from the Befesa Sale to replace expiring working capital facilities and to increase our flexibility to manage seasonal fluctuations in our working capital.

        Taking into account the significance of the activities carried out by Befesa to Abengoa, the sale of this shareholding is considered as a discontinued operation in accordance with IFRS 5 "Non-Current Assets Held for Sale and Discontinued Operations".

        In accordance with this standard, the results of Befesa until the closing of the sale and the result of this sale are included under a single heading (profit for the year from discontinued operations, net of tax). In our Interim Consolidated Financial Statements. Likewise, the consolidated income statement for the six-month period ended June 30, 2012 and for the years ended December 31, 2012, 2011, 2010 and 2009 also includes the results of Befesa under a single heading. The Befesa Sale also resulted in the removal of the Industrial Recycling segment from our Industrial Production activity.

Sale of Brazilian Transmission Line Assets

        We sold, in two portions pursuant to three share purchase agreements, 100% of certain Brazilian transmission line assets to TAESA, an affiliate of Cemig.

        On June 2, 2011, Abengoa Concessões entered into an agreement with TAESA to sell 50% of its shareholding in a newly formed entity, named UNISA, to which Abengoa Concessões contributed 100% of its interests in four project companies that it controls and that hold power transmission line concessions in Brazil. These four project companies are STE, ATE, ATE II and ATE III. In addition, on June 2, 2011, Abengoa Concessões and Abengoa Construção Brasil Ltda. entered into an agreement with TAESA to sell 100% of the share capital of NTE, another project company that holds a power transmission line concession in Brazil. The sales corresponding to the sale of 100% of the shareholding of NTE and 50% of the shareholding of UNISA are referred to herein as the "First Cemig Sale." The First Cemig Sale was closed on November 30, 2011 and, accordingly, is fully reflected in our historical statement of financial position as of December 31, 2011.

        As consideration for the First Cemig Sale, upon closing we received the equivalent of approximately €479 million in net cash proceeds in Brazilian reais and reduced our net consolidated debt by approximately €642 million on our statement of financial position as of December 31, 2011. For the year ended December 31, 2011, we recorded a net gain from the sale of €45 million reflected in the "Other operating income" line item in our consolidated income statement (€43 million after taxes) resulting from the First Cemig Sale. The share purchase agreements for each of UNISA and NTE in respect of the First Cemig Sale provided for a post-closing price adjustment to be paid following the preparation of the audited financial statements of the relevant project companies taking into account, among other variables, changes in the share capital thereof and any dividends or distributions made between signing and closing. No such adjustments were required to be paid under the terms of the share purchase agreements with respect to the First Cemig Sale.

        In addition to the First Cemig Sale, we signed an agreement with TAESA on March 16, 2012 to sell our remaining 50% interest in UNISA, thereby completing the divestment of certain Brazilian transmission line concession assets (STE, ATE, ATE II and ATE III) (the "Second Cemig Sale," and collectively with the First Cemig Sale, the "Cemig Sales"). On June 30, 2012, all the conditions necessary to close the transaction were fulfilled, and on July 2, we received €354 million of cash proceeds corresponding to the total price agreed for the shares. The gain from the Second Cemig Sale of €4.5 million is reflected in the "Other operating income" line item in our consolidated income statement for the year ended December 31, 2012. The Second Cemig Sale includes a post-closing adjustment mechanism similar to that described above relating to the First Cemig Sale, and we similarly do not expect any significant post-closing adjustment to be payable.

        In the consolidated income statement for the years ended December 31, 2011 and 2010 included in our Annual Consolidated Financial Statements, the profits and losses of NTE and the four project companies we contributed to UNISA (STE, ATE, ATE II and ATE III) are fully consolidated until November 30, 2011. Following such date until December 31, 2011, we included our 50% share in the profits and losses of UNISA following the proportional consolidation method. In the consolidated income statement for the year ended December 31, 2012 the profits and losses of the four project companies are recorded under the equity method as a result of the retrospective application of IFRS 11 from January 1, 2012 until June 30, 2012, when the Second Cemig Sale closed. See "Unaudited Pro Forma Condensed Consolidated Financial Information" for further discussion.

Business combination of the Rioglass Group

        Rioglass Group ("Rioglass") was incorporated in 2006 as a joint venture between us and its former shareholders. Rioglass manufactures and sells parabolic trough mirrors for solar thermal plants, using an exclusive technology developed internally.

        Since the incorporation of Rioglass, solar-thermal energy has experienced a strong development worldwide. Global installed capacity has reached 1,560 MW in operation, mainly in Spain and the United States. Recently, we experienced a significant international expansion in other geographies, with plants in construction in the Middle East, Africa and India and with ambitious plans to develop new solar thermal plants in several countries such as South Africa, Australia, China, India, Saudi Arabia and Chile.

        On January 16, 2012 Abengoa Solar, S.A. signed an agreement with Rioglass Laminar, S.L. to acquire an additional share of Rioglass Holding, S.A. With this acquisition, and once the agreement's closing conditions have been fulfilled, we became the majority shareholder of Rioglass and obtained control of the management of the group, a business which is key to our strategy of international expansion. As a result, Rioglass, which was integrated proportionally, has started to be fully consolidated as of January 1, 2012.

        Since the business combination was achieved in stages according to IFRS 3, we have re-measured our previously held equity interest in the acquiree at our acquisition-date fair value, which consists primarily in the value of committed sales from Rioglass for the use of technology and mirrors, linked to relations and contracts existing with clients in the construction of solar thermal plants in Spain, the United States, South Africa, Mexico and India. This valuation has represented a gain of €85,247 thousand. The difference between the fair value of the stake acquired in Rioglass group and the fair value of the identifiable assets and liabilities acquired, amounting to €38,919 thousand, has been recorded as goodwill.

        Additionally, according to IFRS 3, we have finalized the evaluation of the identifiable assets and liabilities acquired in order to perform the purchase price allocation, considering all identifiable fixed and intangible assets, liabilities and contingent liabilities to the extent they are subject to recognition according to IFRS. Among the assets identified, higher values have been assigned to technology and customer relationships. See Note 6.3 to our Annual Consolidated Financial Statements included elsewhere in this prospectus.

Divestment of Telvent GIT, S.A.

        As of December 31, 2010 and during part of the year 2011 we held a 40% shareholding in Telvent. Despite partially reducing our share ownership in Telvent during 2009 through the sale of 7,768,844 ordinary shares, we remained the largest shareholder and our 40% shareholding, along with our control of certain treasury shares held by Telvent, permitted us to exercise de facto control over Telvent and therefore Telvent's financial information was fully consolidated with our consolidated financial statements for the year ended December 31, 2010 and during the period of 2011 in which we held control over Telvent. On June 1, 2011, we announced the sale of our investment in Telvent (the "Telvent Disposal"), in which we sold our 40% shareholding in Telvent to Schneider Electric S.A. ("SE"). Following the agreement to sell, SE launched a tender offer to acquire all of the remaining Telvent shares. SE launched the tender offer to acquire all Telvent shares at a price of $40 per share in cash, which valued the business at €1,360 million, or a premium of 36%, to Telvent's average share price over the previous 90 days prior to the announcement of the offer. On September 5, 2011, following completion of the customary closing conditions and the receipt of regulatory approvals, the transaction was completed. Our cash proceeds from the Telvent Disposal were €391 million and consolidated net debt reduction was €725 million. In addition, we recorded a gain which is included in the €91 million profit from discontinued operations as reflected on our income statement for the year ended December 31, 2011. As a result, taking into account the significance of Telvent to us, Telvent was treated as discontinued operations in accordance with IFRS 5, Non-Current Assets Held for Sale and Discontinued Operations, and the results obtained from this sale are included under a single heading, "Profit after tax from discontinued operations," in the consolidated income statement for the year 2011, together with the results generated by Telvent until the moment of its sale, and the consolidated income statement for 2010 has been recasted to present Telvent as discontinued operations. The Telvent Disposal also resulted in the removal of our Information Technologies segment. See Note 7 to our Annual Consolidated Financial Statements.

Commencement of Operations of Projects

        The comparability of our results of operations is significantly influenced by the volume of projects that become operational during a particular year. The number of projects becoming operational and the length of projects under construction significantly impact our revenue and operating profit, as well as our consolidated profit after tax during a particular period, which makes the comparison of periods difficult.

        The following table sets forth the principal projects that commenced operations during each of the years ended December 31, 2012, 2011 and 2010 and through June 30, 2013, including the quarter in which operations began.

	Project	2010	2011	2012	2013
Segment
Transmission	ATE IV (Brazil)	3rd quarter
	ATE V (Brazil)	4th quarter
	ATE VI (Brazil)	1st quarter
	ATN		4th quarter
	Manaus (Brazil)				1st quarter
Biofuels	Indiana & Illinois (USA) — Ethanol plants	1st quarter
	Rotterdam (Netherlands) — Ethanol plant	3rd quarter
	Co-generation plants (Brazil)	3rd quarter
	Salamanca (Spain) — Waste to Biofuels plant				2nd quarter
Water	Chennai plant (India)	2nd quarter
	Tlemcem-Honaine Plant (Algeria)		4th quarter
	Qingdao (China)				1st quarter
Solar	Solnova 1 (Spain)	2nd quarter
	Solnova 3 (Spain)	2nd quarter
	Solnova 4 (Spain)	3rd quarter
	Solar Power Plant One (Algeria)		3rd quarter
	Helioenergy 1 (Spain)		3rd quarter
	Helioenergy 2 (Spain)			1st quarter
	Solacor 1 (Spain)			1st quarter
	Solacor 2 (Spain)			1st quarter
	Helios 1 (Spain)			2nd quarter
	Solaben 3 (Spain)			2nd quarter
	Solaben 2 (Spain)			3rd quarter
	Helios 2 (Spain)			3rd quarter
	Shams (UAE)				1st quarter
Cogeneration	Tabasco (Mexico)				2nd quarter

Factors Affecting Our Results of Operations

Commodity Prices

        Our Industrial Production activity is particularly sensitive to commodity price changes. The Biofuels segment of our Industrial Production activity is affected by the availability of supply of grains such as wheat, barley, corn and sorghum as well as sugar. We acquire grain and sugar as raw materials to produce ethanol and distillers, grains and solubles ("DGS"). Consequently, any increase in the cost of such grains increases our cost of ethanol production. Our Biofuels segment is exposed to, among other factors, fluctuations in the cost of grain caused by meteorological conditions, such as droughts or excessive rainfall. Furthermore, the output price of ethanol is exposed to regional changes in price. Ethanol prices fluctuate in response to domestic and international prices, competition, governmental policies and regulations, meteorological conditions, market demand for gasoline and market demand for ethanol as an alternative or additive to gasoline. To mitigate these effects, when acquiring raw materials for the production of ethanol, we engage in commodity hedging transactions so as to ensure that there is a sufficient margin between the costs of our raw materials and the price of ethanol sold, which is known in the industry as a "crush margin." Furthermore, in Brazil, we also grow our own sugarcane, which partially insulates us against any extreme price fluctuations in Brazil and allows our ethanol production plants to remain properly supplied.

        In addition, our Engineering and Construction and Industrial Production activities and the Solar segment of our Concession-Type Infrastructures activity require significant consumption of energy, predominantly electricity and natural gas, and we are, therefore, exposed to fluctuations in their price. Although our energy consumption costs account for a relatively small portion of our total operating expenses, the price of energy is volatile and shortages can occur leading to unexpected price increases. To mitigate this risk, some of our energy and gas contracts include mechanisms to limit price increases such as caps, indexing any cost increase to an increase in output price or permitting a pass-through of the cost increase to the customer. Significant increases in energy or oil costs or shortages in supply can have an adverse effect on our business. However, we also benefit from increases in energy prices through our Biofuels segment and our Engineering and Construction activity when plants are not subject to the fixed tariff regime. As the Solar segment of our Concession-Type Infrastructures activity generates revenue from the sale of electricity produced, increases in energy prices may increase our revenue generated by our solar power plants and, in the Biofuels segment of our Industrial Production activity, our biofuel process plants in Europe and Brazil contain co-generation units that produce excess electricity which is sold to public utilities such as Eletrobrás in Brazil.

        To mitigate certain risks of variation in market prices of commodities, we seek to hedge our exposure through the use of forward sale and purchase contracts and options listed on organized markets, as well as over-the-counter contracts with financial entities. Nevertheless, our actions may not be successful and such arrangements expose us to the credit risk of our counterparties.

Regulation

        We operate in a significant number of regulated markets and our Engineering and Construction and Industrial Production activities and the Solar segment of our Concession-Type Infrastructures activity are, in particular, subject to extensive regulation by governmental agencies in a number of the countries in which they operate. The degree of regulation that each one of our reporting segments is subject to varies according to country. In a number of the countries in which we operate, regulation is carried out by national regulatory authorities. In some countries, such as the United States, Brazil and, to a certain degree, Spain, there are various additional layers of regulation at the state, regional and/or local level. In countries such as these, the degree of state, regional and/or local regulation may also be materially different for reporting segments within the particular country, if the reporting segments are located in different states and/or localities.

Renewable Energies

        Demand for a number of our products and services from our operations including our Engineering and Construction and Industrial Production activities and the Solar segment of our Concession-Type Infrastructures activity, depends significantly on government legislation, regulation, incentives and subsidies aimed at promoting greater use of renewable energies and sustainable products and services. This governmental action has been driven by political change largely precipitated from public perception of climate change and desired action from government, particularly in the United States and Europe.

        In our Solar segment, various key jurisdictions, including the United States and Europe, have introduced or bolstered regulation concerning the use of solar and other renewable energies. The United States unveiled legislative changes, and the European Union passed the new Renewable Energies Directive ("RED") and the Fuel Quality Directive ("FQD") in April 2009, both of which, among other things, impose renewable energy targets for 2020. The RED covers energy consumption as a whole, including for heating and cooling, and lays down legally binding rather than indicative national targets such that the EU, as a whole, achieves a 20% share of renewable energy by 2020. The FQD establishes a 10% renewable energy in transport target by 2020. In our Biofuels segment, we have benefited from regulation which has facilitated the development of new technologies and enabled biofuel producers to operate profitably.

        Spain, after many years of strong support for solar and other renewable energies, has recently enacted several new laws introducing regulatory changes which adversely affect the solar industry, including our solar activities in Spain. These regulatory changes include a new law adopted on December 27, 2012 which imposes a 7% levy on revenue received from power generation, including the revenue we generate from thermo-solar plants, and excludes from the feed-in tariff the power produced by thermo-solar installations using gas (going forward, payment for this energy will be at market price). A new law adopted on February 1, 2013 limiting remuneration schemes for renewable energy produced by eliminating pool plus premium pricing and changing the applicable adjustment for changes in the consumer price index. See "Regulation—Spain—Solar Regulatory Framework—Law 15/2012 on Tax Measures for Energy Sustainability" and "Regulation—Spain—Solar Regulatory Framework—Royal Decree Law 2/2013."

        Taken by themselves, these regulatory changes adversely affect our thermo-solar electricity generation activity in Spain, and therefore the results of our Solar segment. However, based on the bilateral legal relationship established between us and the Spanish government in the individual rulings that we obtained in early 2011 from the Ministry of Industry, we believe that we have legal recourse to bring claims for the impact on the profitability of our plants caused by the Spanish government's nonperformance, although those rulings do not guarantee that we would be successful in any claim brought by us against the Spanish government. In this regard, in June 2013, we commenced a private-law action against the Spanish government in the civil court of first instance (juzgado de primera instancia) in Seville for breach of contract based on the administrative ruling issued in respect of our Helios I thermo-solar plant. In that action we are seeking performance by the Spanish government in accordance with the terms of that administrative ruling or, in the alternative, money damages in an amount equivalent to the difference between the profit we would have obtained under the administrating ruling and the profit that we will obtain under the Spanish government's special-regime tariff. The civil court has dismissed our complaint on the procedural ground that we must first exhaust our administrative remedies before the Ministry of Industry. We believe the dismissal was improper under applicable case-law and have appealed the lower court's decision to the appellate court (audiencia provincial) in Seville. Also in June 2013, we submitted a demand for arbitration on behalf of our subsidiary CSP Equity Investment S.a.r.l. against the Spanish government as a signatory to the Energy Charter Treaty. CSP Equity Investment holds our equity interests in the Helioenergy 1 and 2, Solaben 2 and 3, and Solacor 1 and 2 thermo-solar plants. Our demand for arbitration alleges that the Spanish government's regulatory reforms of the electricity sector have breached CSP Equity Investment's legitimate expectations under the administrative rulings issued in respect of those facilities and constitute expropriation. Further, we are seeking compensation through money damages, in an amount yet to be determined. The arbitral proceeding will be conducted in The Hague in accordance with the rules of the Arbitration Institute of the Stockholm Chamber of Commerce before a panel of three arbitrators. Two of the three arbitrators have been appointed; the chair of the arbitral tribunal is in the process of being appointed.

        In July 2013, the Spanish government passed a new law related to the electric sector in Spain, the goal of which is to achieve financial stability in the sector by approving a new legal and remuneration special regime for installations producing electricity from renewable energy sources, among other things. Until new regulations resulting from the law are developed, the existing regulations shall temporarily continue. Any change arising from the regulations to be approved by the Spanish government within the frame of Royal

Decree Law 9/2013 may have an impact in the business, financial conditions or operating results of the activities of electric energy under the new special regime. See "Regulation—Spain—Solar Regulatory Framework—Royal Decree Law 9/2013" for further information.

        Certain government policies may expire or be phased out over time, cease due to lack of funding or upon exhaustion of the allocated funding or be subject to cancellation or non-renewal by the applicable authority, including in Spain as a result of austerity measures introduced in recent years. See "Regulation—Spain—Solar Regulatory Framework—Law 15/2012 on Tax Measures for Energy Sustainability" and "Regulation—Spain—Solar Regulatory Framework—Royal Decree Law 2/2013." As we cannot guarantee that such government support will be maintained in full, in part or at all, the market for our products and services and our corresponding results of operations could be materially adversely affected.

Research, Development and Innovation

        Under Spanish law, our expenditures associated with technological innovation activities are entitled, among other things, to a deduction in corporate tax between 8% and 42% (between 12% and 42% for fiscal periods commencing after the entry into force of Law 2/2011, March 4, 2011 on Sustainable Economy), according to the technological level of the project, for the fiscal year in which they were incurred, provided that such expenditures were incurred in accordance with cost accounting and were specifically undertaken in connection with identified projects. These deductions may be applied in assessments of tax periods that end in the 18 years subsequent to the tax period in which they were generated, provided that the other requirements of the corporate income tax regulations are complied with. The amount of deferred tax assets corresponding to R&D tax deductions amounted to €69.9 million as of December 31, 2012. (Pursuant to Law 14/2013 of September 27 to support entrepreneurs and their internationalization, for fiscal years initiated as from January 1, 2013 and at the discretion of the tax payer, under certain circumstances, upon a 20% reduction of the R&D&i tax deduction, this deduction will not be subject to the ordinary limitations in the application of tax deductions and in case of lack of tax quota of the period in which to apply this tax deduction, it will be refundable in cash. The maximum R&D tax deduction either applicable or refundable is €3 million per year and €1 million for technological innovation.) In addition to these deductions, which can be generated during the period of creation of an intangible asset, Spanish law allows the application of another tax incentive during the period of utilization of certain intangible assets. Pursuant to Article 23 of the Revised Text of the Spanish Income Tax Act, we may apply for tax incentives for the transfer of use of intangible assets. Such incentives consist in a 50% exemption of the revenue generated by the transfer of use of such intangible assets which is applied directly to the taxable income (i.e., licensing revenue or royalties). (Pursuant to Law 14/2013 of September 27 to support entrepreneurs and their internationalization, this tax incentive has been modified with effects as from September 28, 2013. For the transfer of use of intangible assets carried out as from such date, this tax incentive will consist in a 60% reduction of the profit generated by the transfer of use of such intangible assets.) This incentive is expected to be recurring over the coming years. As it is not a deduction to be applied to the income tax payable, it is not carried forward and does not generate a deferred tax asset as is the case with R&D tax deductions.

        In the United States, we participate in loan guarantee programs with the DOE that are aimed at promoting the rapid deployment of renewable energy and electric power transmission projects. The programs provide loan guarantees to renewable energy projects, related manufacturing facilities and electric power transmission projects. As part of these programs, in June 2011, the DOE offered us a conditional commitment for a $1,202 million loan guarantee to support the construction and start-up of our Mojave solar project, a 280 MW CSP solar plant in the Mojave Desert, California. In addition, on December 21, 2010, the DOE announced a final commitment for a $1,450 million loan guarantee to support the construction and start-up of one of the largest CSP power plants in the world (Solana), which we are constructing pursuant to a power purchase agreement with Arizona Public Service. Furthermore, our Solar and Biofuels segments have also received DOE research grants of $145.8 million and in 2010, our Biofuels segment signed a four-year $35.5 million contract to develop technology for advanced biorefining of distillers, grain and corn blends.

Environmental

        Our business is subject to significant environmental regulation, which, among other things, requires us to perform environmental impact studies on future projects, obtain regulatory licenses, permits and other approvals and to comply with the requirements of such licenses, permits and approvals. Over recent years, environmental regulation has increased and changed rapidly and has caused a corresponding increase in our cost of compliance and has impacted our financial condition. Furthermore, if we fail to be in compliance, we may become subject to significant liability, including fines, penalties, damages, fees and expenses and closures.

Spanish Export Tax Credit

        Through our increasing international presence and a corresponding increase in our overseas investments and exports, we have claimed tax benefits provided under Article 37, Export Tax Credit (Deducción por actividades de exportación "DAEX") of the Spanish Corporate Income Tax law, in connection with our overseas investments and exports of goods and services from Spain. Export tax credits provided in connection with overseas investments is calculated as a percentage of investments through the acquisition of interest in foreign companies or the incorporation of subsidiaries established abroad. This percentage, which was initially set at 25%, has been progressively reduced since 2007 to reach 3% in 2010 and 0% in 2011. We had a right to these tax incentives but did not claim them over a period of several years, and in 2008 determined to claim these credits for the tax period ended December 31, 2008 and for certain prior years. The claiming of this export tax credit during 2008 for that tax period and prior periods had a significant impact on our income tax expense in that year. We also claimed the export tax credit in 2009 and in 2010, but only for the credit generated in the corresponding fiscal year, as a result of which the amount of such tax credit in each such year was substantially less than the tax credit claimed in 2008 in respect of 2008 and prior years. A portion of the export tax credit claimed in 2008, 2009 and 2010 was treated as government grants and recognized in other operating income in those periods. No distinction was made with respect to the recognition or measurement of the related deferred tax assets in the balance sheet. The Export Tax Credit was repealed with effect from January 1, 2011. As of December 31, 2011, we have recognized the full amount of Export Tax Credits generated through 2010. The amount of deferred tax assets recognized for this credit totalled €257.0 million as of December 31, 2012. The amount recognized in 2011 corresponds to tax credits generated in prior periods. The recognition of this tax credit was made after updating the forecasts used for the valuation of the deferred tax assets due to a regulatory change that increased the limit for applying these credits from 50% to 60% of the income tax payable. We also took into account the fact that an income tax audit by the Spanish tax authorities of the Spanish tax group for the periods 2005 to 2008, which was finalized on January 26, 2012, provided favorable results for the Company with respect to the application of this tax credit.

Spanish Export Tax Incentive

        International projects involving the export of goods and services from Spain receive special treatment in Spain, generating a tax incentive applicable to the taxable income base for the year, which exempts any profits from abroad. These are not deductions to be applied to the income tax payable amount, but rather incentives that are applied directly to reduce the taxable income of the current year. Therefore, they are recognized directly in the income statement as a lower tax expense, and they do not result in the capitalization of any deferred tax asset.

Backlog and Concessions

        We believe that our backlog is a significant indicator of the growth of our Engineering and Construction ("E&C") business and provides useful trend information and revenue visibility based on our activities over the previous two years. Backlog serves to measure the total euro value of work to be performed on contracts awarded, in progress and customer subscriptions, but does not include estimated revenue streams from the operating phase of any of our concession-based projects, which are reported in a different operating segment. Backlog consists principally of projects, operations and services for which we have signed contracts and in respect of which we have received non-binding commitments from customers or other operations within our Group, where the related revenues are not eliminated upon consolidation. Commitments may be in the form of written contracts for specific projects, purchase orders, or indications of the amount of time and materials we need to make available for customers' anticipated projects. The volume and timing of executing the work in our backlog is important to us in anticipating our operational and financing needs and our ability to execute our backlog is dependent on our ability to meet such operational and financing needs. Our work to be performed in our backlog is typically completed within 12 to 24 months. Backlog is provided on a net basis after accounting for intra-group eliminations. As of June 30, 2013 and December 31, 2012, 2011, 2010 and 2009, our backlog (excluding intra group sales) was approximately €7,133 million, €6,679 million, €7,535 million, €6,253 million and €5,017 million, respectively.

        In recent years, our backlog has grown significantly across our activities and we expect that our backlog will drive our results of operations in the near term as we undertake projects and operations. While our backlog has increased in recent years, it has fluctuated on a quarter-to-quarter basis due to the signing of new contracts, more of which have historically tended to be executed as the year progresses as customers make purchases under their capital budgets, as well as the pace of execution of existing contracts. As a result of the changes in our backlog, whether due to the signing of new contracts or commitments, the pace of execution of our contracts or otherwise, our results of operations for certain of the financial periods discussed in this prospectus may not be directly comparable with our results of operations for other financial periods discussed herein or future financial periods. See "Risk Factors — Risks Related to Our Business and the Markets in Which We Operate — Our backlog of unfilled orders is subject to unexpected adjustments and cancellations and is, therefore, not a fully accurate indicator of our future revenue or earnings."

        As of June 30, 2013, the average remaining life of our concessions and concession-type agreements was approximately 26 years. We believe that the average life of our concessions and concession-type agreements is a significant indicator of our forecasted revenue streams and the growth of our business. Concessions consist of long-term projects awarded to, and undertaken by us (in conjunction with other companies or on an exclusive basis) typically over a term of 20 to 30 years. Such projects typically include the construction phase, as well as future provisions associated with the operation and maintenance services provided during the concession period. In order to maintain or grow our business, we must obtain extensions to our current concessions and concession-type agreements or secure new concessions to replace our concessions as they expire. Furthermore, the revenue that we generate from our concession projects is significantly dependent on regulated tariffs. Under most of our concession agreements, there is an established tariff structure that provides us with limited or no possibility to adjust our tariffs as a result of fluctuations in prices of raw materials, exchange rates, labor and subcontractor costs or any other variations in the conditions of specific jurisdictions in which our concessions are located.

Capital Expenditures

        Our business has significant capital expenditure requirements, including construction as well as R&D&i costs. Our capital expenditure requirements include asset and concession construction costs of power transmission lines, solar power plants and co-generation power plants, as well as infrastructure for the production of ethanol and desalination plants. We finance these capital projects primarily through non-recourse debt issued by a project finance company, along with debt incurred at the corporate level. Consequently, a significant part of our business is capital-intensive and our new assets under construction are highly leveraged. Over the last few years, the costs associated with our requirements have increased significantly, largely due to our increased business activity. See "— Liquidity and Capital Resources — Capital Expenditures." As a result, these increases have resulted in an increase of our non-recourse debt and related increased service costs, resulting in significantly reduced available cash flow from our project finance companies. As of June 30, 2013, our total corporate debt was €5,252.0 million and our total non-recourse debt was €5,297.6 million.

Interest Rates

        We incur significant indebtedness during the course of our operations. The interest rate risk arises mainly from indebtedness with variable interest rates. To mitigate the interest rate risk, we primarily use interest rate swaps and interest rate options which, in exchange for a fee, offer protection against a rise in interest rates. Our results of operations can be affected by changes in interest rates with respect to the unhedged portion of our indebtedness that bears interest at floating rates, which typically bears a spread over EURIBOR, LIBOR and Taxa de Juros de Longo Prazo ("TJLP"), for our Brazilian operations.

        If the EURIBOR interest rates had risen by 25 basis points on December 31, 2012, while the rest of the variables remained constant, the effect on the income statement would have been a profit of €4,004 thousand (profit of €15,923 thousand in 2011), on a net basis and giving effect to the cost of the hedged position, mainly due to the fair value increase due to the time value of the interest rate caps designated as hedges, and the effect in equity would have been an increase of €52,163 thousand (increase of €44,077 thousand in 2011) in other reserves as a result of the fair value increase of interest rate swaps and caps designated as hedges.

        A significant increase in interest rates could also reduce the profitability of our projects in the development stage for which we have not yet secured financing and make it more costly for us to submit bids for concessions or third-party construction contracts. In addition, while the financing costs of our subsidiaries tend to be high during the early years of a relevant concession or construction contract, during which the cash flows from the assets support a significant amount of debt in relation to relatively low revenue, we may have opportunities to refinance such debt as such concessions or construction contracts become more mature and their revenue, cash flow and debt coverage ratios improve.

Exchange Rates

        Our functional currency is the euro, but our revenue and expenses are denominated in the local currency of the jurisdictions in which we operate. As we have globally expanded our business, a large and increasing percentage of our revenue is now derived from countries outside of the Eurozone. For the year ended December 31, 2012, 85.1% of our consolidated revenue was derived from countries outside of the Eurozone, principally the United States and Latin America (primarily Brazil).

        As a result, fluctuations in the value of foreign currencies relative to the euro impact our operating results. Impacts associated with fluctuations in foreign currency are discussed in more detail under "— Quantitative and Qualitative Disclosure About Market Risk — Foreign Exchange Rate Risk." In countries with currencies other than the euro, assets and liabilities are translated into euro using end-of-period exchange rates; revenue, expenses and cash flows are translated using average rates of exchange. The following tables illustrate the average rates of exchange used.

Period	Euro average per U.S. dollar
Year ended December 31, 2012	0.777787
Year ended December 31, 2011	0.718857
Year ended December 31, 2010	0.755149

        We are exposed to foreign exchange rate fluctuations principally between the euro and our U.S. Dollar denominated debt. In order to mitigate these exchange risks, we enter into forward exchange contracts and currency options which hedge the fair value of our future cash flows.

        If the exchange rate of the U.S. dollar had risen (decreased) by an average of 10% against the euro throughout the year ended December 31, 2012, while the rest of the variables remained constant, the effect in the profit and loss accounts would have been a decrease (increase) in profit of €10,602 thousand (decrease of €1,206 thousand in 2011), mainly due to our U.S. dollar unhedged net liability position in companies with euro functional currency and a decrease in other reserves of €2,440 thousand (increase of €3,338 in 2011), as a result of the cash flow hedging effects on highly probable future transactions.

        In addition, we are generally exposed to foreign currency exchange translation risk with respect to our subsidiaries whose reporting currency is other than the euro. The contribution of these subsidiaries to our consolidated financial statements is significantly affected by the fluctuations in exchange rate between their reporting currency and the euro. Our primary foreign exchange translation risk results from our Brazilian and U.S. subsidiaries.

        In our discussion of operating results, we have included foreign exchange impacts in our revenue by providing constant currency revenue growth. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations. We calculate constant currency amounts by converting our current period local currency revenue using the prior period foreign currency average exchange rates and comparing these adjusted amounts to our prior period reported results. This calculation may differ from similarly titled measures used by others and, accordingly, the constant currency presentation is not meant to substitute for recorded amounts presented in conformity with GAAP nor should such amounts be considered in isolation.

Key Performance Indicators

        In addition to the factors described above, we closely monitor the following key drivers of our businesses' operating performance to plan for our current needs, and to adjust our expectations, financial budgets and forecasts appropriately.

		As of December 31,
	As of June 30, 2013
		2012	2011	2010
	(unaudited) (€ in millions)
Key Performance Indicator
Engineering and Construction
Backlog	7,133	6,679	7,535	6,253
Concession-Type Infrastructure
Solar
MW under development	110	0	250	2,325
MW under construction	710	910	910	930
MW in operation	943	743	493	193

Total MW	1,763	1,653	1,653	3,448
Transmission
Km of transmission under development	5,771	—	—	—
Km of transmission under construction	4,631	5,217	4,928	4,820
Km of transmission in operation	1,631	1,476	3,903	4,413

Total Km	12,033	6,693	8,831	9,230
Water
Capacity of desalination in operation (m3/day)	660,000	660,000	560,000	375,000

Industrial Production
Biofuels production (ML/Yr)	964	2,439	2,758	3,105

The Global Economy

        Our results of operations have been and continue to be affected by conditions in the global economy. Concerns over inflation, energy costs, geopolitical issues, sovereign debt and government austerity programs and the availability and cost of credit have contributed to increased volatility and diminished expectations for the economy going forward. These factors, combined with volatile oil prices, declining global business and consumer confidence and increased unemployment, have precipitated an economic slowdown which has been followed by inconsistent signs of growth. For example, in our Engineering and Construction activity, the global downturn resulted in a significant decline in investment and current projects under negotiation or in progress slowed down significantly. These declines were largely driven by reduced spending by governments, public administrations and utility companies and a resultant increase in competition for remaining projects.

        Notwithstanding conditions in the global economy generally, some operations within our segments have experienced positive effects due to increased government spending in certain sectors as part of stimulus measures to combat weak economic conditions. For example, there has been recent increased public spending in infrastructure, renewable energies and the water desalination sectors which are all currently experiencing significantly increased growth in certain countries. In addition, a significant part of our business is regulated or benefits from long-term offtake contracts, which provide some protection from the global economic downturn.

Engineering and Construction

        The revenue and profitability of our Engineering and Construction activity is determined by the demand for our services with respect to new infrastructure, mainly in the energy sector. We primarily monitor the amount of our backlog as a significant indicator of our forecasted revenue streams and the growth of that activity. The margins we are able to achieve with respect to the services we provide in our Engineering and Construction activity drive that activity's revenue and profitability.

Concession-Type Infrastructures

        The revenue of our Concession-Type Infrastructures activity is determined by the amount of MW capacity under operation in our thermo solar and co-generation plants, the number of kilometers available and operating in our power transmission lines and the volume (in cubic meters) of water treated in our desalination plants. We are currently making significant investments in the development of such assets (as of June 30, 2013 we had €7,001.6 million of net fixed assets and are continuously looking for new opportunities in the area of public private concession agreements (examples include the Solana and Mojave projects in the United States, the new power transmission lines in Peru and Chile and the co-generation plant in Tabasco (Mexico), which are all in the pre-construction or construction phases) that will contribute to our Concession-Type Infrastructures activity's revenue in the future.

Industrial Production

        The profitability of our Industrial Production activity is mainly affected by zinc and aluminum prices, the volume of waste treated, the volume (in ML) of bioethanol produced, crush margin, which is determined by the commodity input price (mainly for corn, sugarcane and natural gas) and output prices (mainly prices for ethanol and sugar), and prices for the byproducts sold, such as electricity or DGS.

Critical Accounting Policies and Estimates

        The preparation of our consolidated financial statements in conformity with IFRS requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the specific circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        An understanding of the accounting policies for these items is important to understand the consolidated financial statements. The following discussion provides more information regarding the estimates and assumptions used for these items in accordance with IFRS and should be considered in conjunction with the our consolidated financial statements.

        The most critical accounting policies, which reflect significant management estimates and judgment to determine amounts in the our consolidated financial statements, are as follows:

  •
  Impairment of intangible assets and goodwill.

  •
  Consolidation through de facto control.

  •
  Revenue from construction contracts.

  •
  Income taxes and recoverable amount of deferred tax assets.

  •
  Share-based payments.

  •
  Derivative financial instruments.

  •
  Concession agreements.

        Some of these accounting policies require the application of significant judgment by management to select the appropriate assumptions to determine these estimates. These assumptions and estimates are based on our historical experience, advice from experienced consultants, forecasts and other circumstances and expectations as of the close of the financial period. The assessment is considered in relation to the global economic situation of the industries and regions where the Group operates, taking into account future development of our businesses. By their nature, these judgments are subject to an inherent degree of uncertainty; therefore, actual results could materially differ from the estimates and assumptions used. In such cases, the carrying values of assets and liabilities are adjusted.

        As of the date of preparation of our Annual Consolidated Financial Statements and our Interim Consolidated Financial Statements, no relevant changes in the estimates made are anticipated and, therefore, no significant changes in the value of the assets and liabilities recognized at December 31, 2012 are expected.

        Although these estimates and assumptions are being made using all available facts and circumstances, it is possible that future events may require management to amend such estimates and assumptions in future periods. Changes in accounting estimates are recognized prospectively, in accordance with IAS 8, in the consolidated income statement of the year in which the change occurs. The Group significant accounting policies are more fully described in Note 2 to the Annual Consolidated Financial Statements for the year ended December 31, 2012 and our Interim Consolidated Financial Statements, presented elsewhere in this prospectus.

Impairment of intangible assets and goodwill

        Goodwill and intangible assets which have not yet come into operation or that have an indefinite useful life are not amortized and are tested for impairment on an annual basis or whenever there is an impairment indicator. Goodwill is tested for impairment within the Cash-Generating Unit to which it belongs. Other intangible assets are tested individually, unless they do not generate cash flows independently from other assets, in which case they are tested within the Cash-Generating Unit to which they belong.

        For those cash generating units with high potential growth, we use cash flow projections for a period of 10 years based on the cash flows identified in the Group's strategic plans, which are reviewed and approved every six months by the management of the Group. The residual value is calculated based on the cash flows of the latest year projected using a steady or nil growth rate. The use of a 10 year period is based on the consideration that this is the minimum period that needs to be used in order to appropriately reflect all the potential growth of these cash generating units. In addition, 10 years projections are prepared based on the historical experience within the Group in preparing long-term strategic plans, which are considered reliable and are prepared on the basis of the Group's internal control system. These cash flows are considered reliable since they can easily adapt to the changes of the market and of the business segment to which cash generating units belong, based on our past experience on cash flows and margins and on future expectations.

        For other cash generating units we use cash flows projections based on a period of 5 years, calculating the residual value based on the cash flows of the latest year projected, using a growth rate which does not exceed the long term rate for the market in which the cash generating units operates.

        Projected cash flows are discounted using a discount rate based on the weighted average cost of capital ("WACC") (see Note 2.8 to our Annual Consolidated Financial Statements), adjusted for the specific risks associated to the business unit to which the cash generating unit belongs.

        Based on values in use calculated in accordance with the assumptions and hypotheses described above and in Note 8 to the Annual Consolidated Financial Statements and our Interim Consolidated Financial Statements, the recoverable amount of the cash generating units to which goodwill was assigned is higher than their carrying amount. Detailed sensitivity analysis has been carried out and we have concluded that the carrying amount of the cash generating units will be recovered in full. Main variables considered in the sensitivity analysis are growth rates, discount rates based on the WACC and the main variables of each business.

        As of June 30, 2013, our market capitalization (€900 million) was significantly below our total equity (€1,792.4 million). When such circumstances occur, we perform an analysis of the market drivers that can explain such a difference in order to consider them in the impairment analysis performed on our intangible assets and goodwill. We believe that our market value has been negatively influenced during a long period of time by the uncertainty resulting from electricity sector reform announced in 2012 by the government of Spain but undefined until July 2013, as well as the general economic situation in Spain, despite the fact that less than 20% of our consolidated revenue is actually generated in Spain. Since the government of Spain communicated the latest set of regulatory measures for the electricity sector on July 12, 2013, thereby reducing a significant part of this uncertainty, our Class B stock price has increased by 38%, resulting in a market capitalization of €1.2 billion as of October 3, 2013. Moreover, we believe our market capitalization is affected by our level of indebtedness, as our refinancing risk may be high relative to certain other borrowers due to our exposure to Spanish financial institutions, which have restricted lending in recent years in response to the financial crisis. For these reasons, which explain in our view the value assigned by the market to our shares, has not changed our conclusions on the impairment analysis performed on our goodwill and intangible assets. We will continue to monitor the evolution of our market capitalization in order to identify potential impairment indicators in the future.

        During the six-month period ended June 30, 2013, and the years 2012, 2011 and 2010 there were no intangible assets with indefinite useful life or intangible assets not yet in use that were impaired.

Consolidation through de facto control

        De facto control describes the situation where an entity does not hold majority of the voting shares in another entity, but is deemed to have control for reasons other than potential voting rights, contract or the Bylaws.

        Judgment is required in applying the control concept to assess whether de facto control exists. The loss of de facto control in cases where applicable would not have a significant impact on the assets, liabilities, results of operations and cash flows of the Group.

Revenue from construction contracts

        Revenue from construction contracts is recognized using the percentage-of-completion method for contracts whose outcome can be reliably estimated and it is probable that they will be profitable. When the outcome of a construction contract cannot be reliably estimated, revenue is recognized only to the extent it is probable that contract costs incurred will be recoverable.

        As described in Note 2.26.b) to our Annual Consolidated Financial Statements and our Interim Consolidated Financial Statements, the percentage of completion is determined at the date of every consolidated statement of financial position based on the actual costs incurred as a percentage of total estimated costs for the entire contract.

        Revenue recognition using the percentage-of-completion method involves the use of estimates of certain key elements of the construction contracts, such as total estimated contract costs, allowances or provisions related to the contract, period of execution of the contract and recoverability of the claims. We have established, over the years, a robust project management and control system, with periodic monitoring of each project. This system is based on the long-track experience of the Group in constructing complex infrastructures and installations. As far as practicable, we apply past experience in estimating the main elements of construction contracts and rely on objective data such as physical inspections or third parties confirmations. Nevertheless, given the highly tailored characteristics of the construction contracts, most of the estimates are unique to the specific facts and circumstances of each contract.

        Although estimates on construction contracts are periodically reviewed on an individual basis, we exercise significant judgments and not all possible risks can be specifically quantified.

        It is important to point out that, as stated in Note 2.4.2 to our Annual Consolidated Financial Statements on the measurement of property, plant and equipment, in the internal asset construction projects outside the scope of IFRIC 12 on Service Concession Arrangements (see Note 2.25 to our Annual Consolidated Financial Statements), the totality of the revenues and profits between group companies is eliminated, meaning that said assets are shown at their acquisition cost.

Income taxes and recoverable amount of deferred tax assets

        The current income tax provision is calculated on the basis of relevant tax laws in force at the date of the Statement of Financial Position in the countries in which the subsidiaries and associates operate and generate taxable income. Subsidiaries which are not included in the consolidated income tax returns filed in Spain file income tax returns in numerous tax jurisdictions around the world.

        Determining income tax payable requires judgment in assessing the timing and the amount of deductible and taxable items, as well as the interpretation and application of tax laws in different jurisdictions. Due to this fact, contingencies or additional tax expenses could arise as a result of tax inspections or different interpretations of certain tax laws by the corresponding tax authorities.

        We recognize deferred tax assets for all deductible temporary differences and all unused tax losses and tax credits to the extent that it is probable that future taxable profit will be available against which they can be utilized.

        We consider it probable that we will have sufficient taxable profit available in the future to enable a deferred tax asset to be recovered when:

  •
  there are sufficient taxable temporary differences relating to the same tax authority, and the same taxable entity is expected to reverse either in the same period as the expected reversal of the deductible temporary difference or in periods into which a tax loss arising from the deferred tax asset can be carried back or forward;

  •
  it is probable that the taxable entity will have sufficient taxable profit, relating to the same tax authority and the same taxable entity, in the same period as the reversal of the deductible temporary difference (or in the periods into which a tax loss arising from the deferred tax asset can be carried back or forward); or

  •
  tax planning opportunities are available to the entity that will create taxable profit in appropriate periods.

        As of December 31, 2012, our deferred tax assets corresponded mainly to tax loss carryforwards in Brazil, Spain and the United States, and to tax credits for export activities and R&D and other tax deductions generated in Spain, as shown in the following table:

As of December 31, 2012
(€ in millions)
Tax credits for Tax Loss Carryforwards:
Spain	117
Brazil	130
United States	43
Other	78

368

Tax credits for deductions to be applied in future periods:
Spanish Export Tax Credit (DAEX)	257
R&D&i Tax Credits in Spain	70
Tax Credits for deduction on reinvestment of certain benefits in Spain	51
Tax Credits for environmental investments in Spain	12
Tax Credits for double taxation in Spain	12
Tax Credits for donations and other (mainly in Spain)	40

442

        The jurisdictions where we have tax credits and where we have also recorded tax losses are Brazil and the United States (mainly coming from the bioenergy business). The subsidiaries in these jurisdictions, which include not only the biofuel business but also solar and water, are expected to generate taxable profit in the upcoming years, as described in more detail below.

        We have tax loss carryforwards in Brazil of €130 million as of December 31, 2012. Tax credits for tax loss carryforwards in Brazil were mainly generated in recent years with very poor weather conditions which affected our sugar cane production. In 2011 and 2012 we made investments to improve the quality of the plantations and to increase the milling capacity of the facilities, as well as in the cogeneration plant in order to increase the profitability of the assets. The tax loss carryforwards are expected to offset future taxable income in Brazil, as there is no time limit under Brazilian tax legislation for their application. In addition, in 2012 an internal restructuring was carried out in Brazil in order to obtain additional benefits from certain intangible assets related to our bioenergy business. We expect to generate taxable income that will help to use the tax credits we have in this jurisdiction. We also operate in Brazil through our Engineering and Construction activity. In this jurisdiction, we generated taxable losses amounting to €38 million in 2012 and €28 million in 2011, and taxable income amounting to €53 million in 2010.

        Therefore, our management focuses its assessment of the recoverability of our deferred tax assets mostly on our capacity to generate future taxable income in the United States and Spain. Tax credits for tax loss carryforwards in the United States expire in 20 years. In order to utilize these tax loss carryforwards, which amount to approximately €43 million, we would need to generate future taxable income of approximately €119 million. However, our ability to generate future taxable income in our Biofuels segment in the United States is dependent on managing the spread among the prices of inputs (grain, natural gas and others) and outputs (ethanol, DGS and others), which are subject to significant volatility and uncertainty, as we disclose in "Risk Factors — Risks Related to Our Industrial Production Activity." In this jurisdiction, we generated taxable losses amounting to €30 million in 2012, €24 million in 2011 and €35 million in 2010.

        During the last three years the taxable losses generated by the Company in the United States have been driven mainly by specific tax advantages like bonus depreciations and the application of specific Modified Accelerated Cost Recovery System ("MACRS") in our Biofuels segment. Those taxable losses were related to new ethanol plants that we brought into operation within the last three years. Without the application of such tax advantages, the US Bioenergy business would have achieved taxable income in all three years.

        Most of the taxable losses reported in this jurisdiction have been generated by 7-years MACRS applied by the ethanol plants put in place in 2008. In addition, during 2010 the Company elected to apply a 50% bonus depreciation over its two new ethanol plants put in operation during that year. Those taxable losses will reverse in the future.

        During 2012, the Company has experienced unexpected operational losses explained by the following events:

  •
  The 2012 corn harvest has resulted in the lowest crop yield during the last 30 years and the tightest global corn stocks supply in 39 years (USDA report data) because of the deep drought that affected most of the producer countries. This unexpected and unusual situation has resulted in a significant increase in the price of the corn grain up to historical levels ($8.50 per bushel) which significantly reduced our margins. In addition, a drop in gasoline consumption, and therefore ethanol demand, had an impact on the price of ethanol during the year. Furthermore, an overcapacity of ethanol in the industry and an increase to inventory levels of the renewable identification number ("RIN") have caused the use of this RIN instead of the actual production of the ethanol to meet the Renewable Fuel Standard (RFS) minimum level required.

  •
  Although the Company has generated operational taxable losses during the year 2012, results forecasted for 2013 and subsequent years are expected to be sufficient to offset the accumulated net tax operating losses of the Company. Abengoa Bioenergy US Holding is expected to generate taxable income beginning in 2014. Estimated projected taxable income assessed by the Company has been prepared using external third parties report numbers of the minimum level of margin and benefit that the Company will capture based on the future secured demand for ethanol and the estimated level of prices of corn. The first half of 2013 showed signs of recovery in crush spreads, from a historical low in 2012. During the first half of the year, the average crush spread has increased up to the 60 cents per gallon range with new maximums well over one dollar per gallon forecasted by the late summer. Ethanol production is expected to increase slightly but remain low throughout the third quarter 2013, as many plants closed and now struggle to find cash to restart operations despite the improved economics. The E10 blend wall still remains although blenders are pushing against it due to the high RIN values as they await the EPA's release of the 2014 Renewable Volume Obligation requirements in late September 2013. A 2013-14 corn crop that is expected to solidly replenish grain stocks, low ethanol stocks and decreasing feedstock costs is supporting the improvement of crush margins.

        Tax loss carryforwards in Spain were mainly generated from applying certain tax incentives, such as Spanish Export Tax Incentive. In Spain, we have over €559 million in tax credits and tax loss carryforwards, of which €117 million represent tax loss carryforwards. These tax credits and tax loss carryforwards expire over a period ranging from 15 to 18 years, and their recoverability is based on our ability to generate taxable income of €2.4 billion from our Spanish subsidiaries over this time period. We expect to generate this taxable income from our Engineering and Construction business, which has been growing consistently year-after-year, from our Spanish solar business, where we continue to bring new assets into operation at profitable margins, and from the contribution of our recurring Spanish biofuels businesses. Our ability to generate sufficient taxable income in Spain is dependent on the achievement of the above. Spain has recently experienced negative economic conditions, including high unemployment and significant government debt, which may adversely affect investment by customers in new projects. See "Risk Factors — Risks Related to Our Business and the Markets in Which We Operate — Decreases in government budgets, reductions in government subsidies and adverse changes in law may adversely affect our business and the development of existing and new projects." In addition, our ability to generate taxable income in Spain may be affected by the performance of our thermo-solar segment, which is subject to changes in regulation (see "Risk Factors — Risks Related to the Concession-Type Infrastructures Activity — Our solar projects will be negatively affected if there are adverse changes to national and international laws and policies that support renewable energy sources"), as our Engineering and Construction business in Spain relies on the construction of new thermo-solar plants. In this jurisdiction, we generated taxable income amounting to €194 million in 2012 and €224 million in 2011 and taxable losses amounting to €176 million in 2010.

        Our management assesses the recoverability of deferred tax assets on the basis of estimates of future taxable profit. These estimates are derived from the projections included in our five- and ten-year strategic plans, which are prepared on a yearly basis and reviewed twice a year for the accuracy of the assumptions used. Based on our current estimates we expect to generate sufficient future taxable income to achieve the realization of our current tax credits and tax loss carryforwards, supported by our historical trend of business performance.

        In assessing the recoverability of our deferred tax assets, our management also considers the foreseen reversal of deferred tax liabilities and tax planning strategies. To the extent management relies on deferred tax liabilities for the realizability of our deferred tax assets, such deferred tax liabilities are expected to reverse in the same period and jurisdiction and are of the same character as the temporary differences giving rise to the deferred tax assets. We consider that the recovery of our current deferred tax assets is probable without counting on potential tax planning strategies that we could use in the future.

        During the year ended December 31, 2012, most of the items that generate tax benefit are items that reduce our taxable income and which do not generate tax credits. Tax credits described above show capitalized deductions amounting to €442 million, a decrease of €26 million with respect to the previous year. During recent years, the weight of capitalized deductions in the income tax benefit of the year was much higher than in the year 2012. Export tax credit under Article 37 (DAEX) was especially significant, with a capitalized amount of €260 million as of December 31, 2011. This deduction ended in 2011. During the year 2012 we still generated deductions, but in an amount lower than in prior years and less significant than other items when analyzing the reconciliation of income tax benefit. Therefore, we expect that the balance of unused tax credit in Spain will decline significantly in the future as a result of the taxable income we expect to generate in Spain.

        Our current and deferred income taxes may be impacted by events and transactions arising in the normal course of business as well as by special non-recurring items. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred tax assets and the timing of income tax payments.

        Actual collections and payments may materially differ from these estimates as a result of changes in tax laws as well as unforeseen future transactions impacting the income tax balances.

Share-based payments

        We maintain various share-based incentive plans for some of our managers and employees at parent and subsidiary companies level. The most significant of these plans was granted in 2005 making available to 99 managers of Abengoa linked to the achievement of certain business objectives. Based on its specific conditions, the share-based plan is considered a cash-settled share-based payment, by means of which the company rewards the services provided by the managers, incurring a liability for an amount based on the value of the shares. Note 29 to our Annual Consolidated Financial Statements and our Interim Consolidated Financial Statements, reflects the information detailing the expenses incurred from employee benefits.

        The fair value of the services received in exchange for the granting of the option is recognized as a personnel expense using the Black-Scholes valuation model. Certain inputs are used in the Black-Scholes model to generate variables such as the share price, the estimated return per dividend, the expected life of the option (5 years), the interest rates and the share market volatility, as appropriate.

        The total amount charged to expenses during the vesting period is determined by reference to the fair value of a hypothetical option to sell ("put") granted by the company to the managers, excluding the effect of the vesting conditions that are not market conditions, and including in the hypotheses only the number of options that are expected to become exercisable. In this regard, the number of options it is expected will become exercisable is considered in the calculation.

        The determination of the fair value of the services requires the use of estimates and certain assumptions. At the end of each financial year, we revise the estimates of the number of options that are expected to become exercisable and recognize the impact of this revision of the original estimates, where appropriate, in the consolidated income statement. Changes in the estimates and assumptions used in the valuation model could impact the results of operations.

Derivatives and hedging

        Derivatives are recorded at fair value. The Company applies hedge accounting to all hedging derivatives that qualify to be accounted for as hedges under IFRS.

        When hedge accounting is applied, hedging strategy and risk management objectives are documented at inception, as well as the relationship between hedging instruments and hedged items. Effectiveness of the hedging relationship needs to be assessed on an ongoing basis. Effectiveness tests are performed prospectively and retrospectively at inception and at each reporting date, following the dollar offset method or the regression method, depending on the type of derivatives.

        We have three types of hedges:

  •
  Fair value hedge for recognized assets and liabilities

    Changes in fair value of the derivatives are recorded in the consolidated income statement, together with any changes in the fair value of the asset or liability that is being hedged.

  •
  Cash flow hedge for forecasted transactions

    The effective portion of changes in fair value of derivatives designated as cash flow hedges are recorded temporarily in equity and are subsequently reclassified from equity to profit or loss in the same period or periods during which the hedged item affects profit or loss. Any ineffective portion of the hedged transaction is recorded in the consolidated income statement as it occurs.

    When options are designated as hedging instruments (such as interest rate options described in Note 14 to our Annual Consolidated Financial Statements and our Interim Consolidated Financial Statements), the intrinsic value and time value of the financial hedge instrument are separated. Changes in intrinsic value which are highly effective are recorded in equity and subsequently reclassified from equity to profit or loss in the same period or periods during which the hedged item affects profit or loss. Changes in time value are recorded in the consolidated income statement, together with any ineffectiveness.

    When the hedged forecasted transaction results in the recognition of a non-financial asset or liability, gains and losses previously recorded in equity are included in the initial cost of the asset or liability.

    When the hedging instrument matures or is sold, or when it no longer meets the requirements to apply hedge accounting, accumulated gains and losses recorded in equity remain as such until the forecast transaction is ultimately recognized in the consolidated income statement. However, if it becomes unlikely that the forecast transaction will actually take place, the accumulated gains and losses in equity are recognized immediately in the consolidated income statement.

  •
  Net investment hedges in foreign operation

    Hedges of a net investment in a foreign operation, including the hedging of a monetary item considered part of a net investment, are recognized in a similar way to cash flow hedges. The foreign currency transaction gain or loss on the non-derivative hedging instrument that is designated as, and is effective as, an economic hedge of the net investment in a foreign operation is reported in the same manner as a translation adjustment. That is, reported in the cumulative translation adjustment section of equity to the extent it is effective as a hedge, as long as the following conditions are met: the notional amount of the non-derivative instrument matches the portion of the net investment designated as being hedged and the non-derivative instrument is denominated in the functional currency of the hedged net investment. In that circumstance, no hedge ineffectiveness would be recognized in earnings.

    Amounts recorded in equity are reclassified to the consolidated income statement when the foreign operation is sold or otherwise disposed of.

        Contracts held for the purposes of receiving or making payment of non-financial elements in accordance with expected purchases, sales or use of goods ("own-use contracts") of the Group are not recognized as derivative instruments, but as executory contracts. In the event that such contracts include embedded derivatives, they are recognized separately from the host contract, if the economic characteristics of the embedded derivative are not closely related to the economic characteristics of the host contract. The options contracted for the purchase or sale of non-financial elements which may be cancelled through cash outflows are not considered to be own-use contracts.

        Changes in fair value of derivative instruments which do not qualify for hedge accounting are recognized immediately in the consolidated income statement. Trading derivatives are classified as current assets or liabilities.

        In addition, during 2013, 2010 and 2009 the Group issued convertible bonds to qualified investors and institutions with an outstanding amount of €750.1 million, maturing between one (1) and six (6) years. In accordance with the terms and conditions of the issuances, the bonds qualify as hybrid instruments which are bifurcated into a debt component and an embedded derivative. Embedded derivatives are recognized initially at fair value and at each closing date they are re-measured at fair value, with the change in fair value being recorded in the consolidated income statement (see Note 20.3 to our Annual Consolidated Financial Statements and our Interim Consolidated Financial Statements).

        The inputs used to calculate fair value of our derivatives are based on prices observable on not quoted markets, through the application of valuation models (Level 2). The valuation techniques used to calculate fair value of our derivatives include discounting estimated future cash flows, using assumptions based on market conditions at the date of valuation or using market prices of similar comparable instruments, amongst others. The valuation of derivatives and the identification and valuation of embedded derivatives and own-use contracts requires the use of considerable professional judgment. These determinations were based on available market information and appropriate valuation methodologies. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Concession agreements

        Service concession agreements are recorded in accordance with the provisions of IFRIC 12. IFRIC 12 is applicable to public-to-private service concession arrangements where the grantor of the concession governs what services the operator must provide using the infrastructure, to whom and at what price and also controls any significant residual interest in the infrastructure at the end of the term of the arrangement. When the operator of the infrastructure is also responsible for the engineering, procurement and construction of such asset, IFRIC 12 requires the separate accounting for the revenue and margins associated with the construction activities, which is not eliminated in consolidation even between companies within the same consolidated group, and for the subsequent operation and maintenance of the infrastructure. In such cases, the investment in the infrastructure used in the concession arrangement cannot be classified as property, plant and equipment of the operator, but rather must be classified as a financial asset or an intangible asset, depending on the nature of the payment rights established under the contract. The infrastructures accounted for by us as service concessions under IFRIC 12 are mainly related to the activities concerning power transmission lines, desalination plants and thermo-solar electricity generation plants outside of Spain and, with effect from January 1, 2011, in Spain.

        The analysis on whether the IFRIC 12 applies to certain contracts and activities involves various complex factors and it is significantly affected by legal interpretation of certain contractual agreements or other terms and conditions with public sector entities. The application of IFRIC 12 requires extensive judgment in relation with, among other factors, (i) the identification of certain infrastructures and contractual agreements in the scope of IFRIC 12, (ii) the understanding of the nature of the payments in order to determine the classification of the infrastructure as a financial asset or as an intangible asset and (iii) the timing and recognition of the revenue from construction and concessionary activity.

        The following are the laws, regulations or agreements with the government most relevant to our analysis of the application of IFRIC 12 to our thermo-solar assets in Spain:

  •
  the Electricity Sector Act and Royal Decree 661/2007; which regulates the activity of the production of electricity under the special regime for renewable energy producers;

  •
  Royal Decree-Law 6/2009 of April 30 (RDL 6/2009); which adopts certain measures in the energy sector, approves a subsidized rate, and creates a "Pre-Allocation Registry";

  •
  Individual rulings issued to us in January and March 2011, from the Spanish Ministry of Industry for each of our thermo-solar installations, confirming earliest commissioning dates, economic terms of the feed-in tariff/premium economic schemes and other issues related to the legal and economic regime of the plants; and

  •
  Royal Decree 9-2013 of July 12, whereby the Government adopted urgent measures to ensure financial stability in the electrical system.

        The Pre-Allocation Registry created a high level of uncertainty as to whether the thermo-solar plants in Spain would be entitled to participate in the Special Regime remuneration system, as well as whether that regulatory regime would continue to change. Acceptance into the Pre-Allocation Registry did not guarantee that all of the plants accepted into it would be immediately granted the right to participate in the Special Regime remuneration system. There were still far more plants (and, consequently, generating capacity from renewable sources) that had achieved final registration in the Pre-Allocation Registry and were therefore ready to be placed into service and to benefit from the Special Regime remuneration system than the Ministry of Industry had anticipated in its national strategic plan for the Spanish electricity sector. It was widely believed by operators within the renewable energy sector that the Spanish government would not be in a position to grant participation in the Special Regime to every project accepted into the Pre-Allocation Registry, and that further changes to the regulatory framework were therefore very likely to be made to address a widening tariff deficit.

        For that reason, we decided in the second half of 2010 to pursue a strategy to maximize regulatory certainty for purposes of establishing a legal and binding arrangement for the generation and sale of electricity on terms designed to ensure a reasonable level of return on our investment in our Spanish thermo-solar plants and removing the uncertainty introduced by the economic and political circumstances and the various regulatory changes that were being discussed, including RDL 6/2009. We implemented this strategy by applying for an administrative ruling for each of our 13 plants from the Ministry of Industry's General Directorate for Energy Policy and Mining. Our aim was to ensure that we had entered into a bilateral contractual relationship with mutually binding terms and conditions that could not be amended unilaterally and that, in case of default or breach by the Spanish government, would give us the recourse to bring claims based on the damages caused by such default or breach.

        For the foregoing reasons, we did not consider the entry into the Pre-Allocation Registry to constitute the beginning of a service concession arrangement in accordance with the guidance in IFRIC 12 and only considered a service concession arrangement with the Spanish government within the scope of IFRIC 12 to come into existence upon the receipt of the administrative resolutions in 2011, as it was through those rulings that the Spanish government confirmed, on an individual basis for each thermo-solar plant, the economic terms of the feed-in tariff and the commissioning dates for each asset, creating a bilateral contractual relationship and an obligation on our part to supply the services at the established terms.

        The rulings established a bilateral legal relationship with mutually binding terms and conditions that could not be amended unilaterally and that, in case of nonperformance by the Spanish government, would give us the legal recourse to bring claims based on the impact on the profitability of our plants, although those rulings do not guarantee that we would be successful in any claim brought by us against the Spanish government. If we had not obtained the rulings and only relied on the regulatory framework established by the Electricity Sector Act and Royal Decree 661/2007 to participate in the Special Regime, a unilateral change by the Spanish government to that framework affecting all producers equally would have left us without legal recourse. These rulings therefore substantially reduced the uncertainty that contributed to our original conclusion that our Spanish thermo-solar plants were not within the scope of IFRIC 12.

        In this regard, in June 2013, we commenced a private-law action against the Spanish government in the civil court of first instance (juzgado de primera instancia) in Seville for breach of contract based on the administrative ruling issued in respect of our Helios I thermo-solar plant. In that action we are seeking performance by the Spanish government in accordance with the terms of that administrative ruling or, in the alternative, money damages in an amount equivalent to the difference between the profit we would have obtained under the administrating ruling and the profit that we will obtain under the Spanish government's special-regime tariff. The civil court has dismissed our complaint on the procedural ground that we must first exhaust our administrative remedies before the Ministry of Industry. We believe the dismissal was improper under applicable case-law and have appealed the lower court's decision to the appellate court (audiencia provincial) in Seville. Also in June 2013, we submitted a demand for arbitration on behalf of our subsidiary CSP Equity Investment S.a.r.l. against the Spanish government as a signatory to the Energy Charter Treaty. CSP Equity Investment holds our equity interests in the Helioenergy 1 and 2, Solaben 2 and 3, and Solacor 1 and 2 thermo-solar plants. Our demand for arbitration alleges that the Spanish government's regulatory reform of the electricity sector have breached CSP Equity Investment's legitimate expectations under the administrative rulings issued in respect of those facilities and constitute expropriation. Further, we are seeking compensation through money damages in an amount yet to be determined. The arbitral proceeding will be conducted in The Hague in accordance with the rules of the Arbitration Institute of the Stockholm Chamber of Commerce before a panel of three arbitrators. Two of the three arbitrators have been appointed; the chair of the arbitral tribunal is in the process of being appointed.

        Furthermore, during the first eight months of 2011, in view of the complex regulatory and accounting issues raised by the application of IFRIC 12 to those assets, and as a result of a review conducted by our home country regulator, the CNMV, we decided to gather the opinions of legal and accounting experts on this topic to support our analysis and conclusions. After completing that analysis with the CNMV in August 2011, we concluded that our Spanish thermo-solar assets were included in the scope of IFRIC 12. As such, and because the change was driven by a change in the facts and circumstances occurring until that date, we began to apply IFRIC 12 prospectively from September 1, 2011. As described above, from January 1, 2008 through September 1, 2011, we determined that these assets were not under the scope of IFRIC 12, and therefore such plants were accounted for in accordance with IAS 16 as "Property, Plant & Equipment in Projects" and classified under the "Fixed Assets in Projects" line item. Capitalized costs derived from the construction of the plants were recorded in "Other Operating Income—Work performed by the entity and capitalized and other". Upon the original prospective application of IFRIC 12, we reclassified the solar-thermal plant assets from "Property, Plant and Equipment in Projects" to "Intangible Assets in Projects" and, in accordance with IAS 11, the total contract revenue for the construction of the plants (including amounts previously eliminated in consolidation) began to be recognized from September 1, 2011 based on the percentage of completion method, up to the finalization of the plants. This treatment deferred recognition of the costs, margins and revenues generated up to that date and previously eliminated in consolidation prospectively, pro rata, over the term of the remaining construction period.

        During the year 2013, in connection with the review by the Staff of the SEC of the Registration Statement of which this prospectus is a part, we re-evaluated the assumptions made in 2011 which led to the application of the accounting policy for thermo-solar plants in Spain described above. On June 30, 2013, we decided, based on the provisions of IAS 8.14, to apply an alternative acceptable accounting treatment which would better reflect the reliability and comparability of financial information, consisting of the revision of the method in which we applied IFRIC 12 to our thermo-solar assets in Spain already constructed or under construction upon application of IFRIC 12 and of the revision of the date on which IFRIC 12 was applied to our thermo-solar assets in Spain (January 1, 2011 instead of September 1, 2011). The revised accounting treatment consisted in applying IFRIC 12 prospectively, from January 1, 2011 by derecognizing, in accordance with IFRIC 12.8 and IAS 16, our thermo-solar plant assets previously recognized at cost as "Property, Plant and Equipment in Projects" and recognizing those thermo-solar plant assets at fair value as "Intangible Assets in Projects". The difference of €165 million has been recorded as a sale of property, plant and equipment on January 1, 2011 in "Other Operating Income" on the consolidated income statement for the year ended December 31, 2011. From January 1, 2011, only the remaining contract revenue, costs and margins generated after such date for the ongoing construction of the plants began to be recognized based on the "percentage of completion" accounting method, up to the end of construction of the plants, in accordance with IAS 11. In addition, the revenue and operating profit that was previously deferred upon original adoption of IFRIC 12 and recognized prospectively during fiscal years 2011 from September 1, 2011 and 2012 has been eliminated. The change in application date resulted in the recognition of revenues and costs associated with the construction activities that occurred between January 1, 2011 and September 1, 2011, that were previously eliminated. In accordance with the terms and requirements of IAS 8 for Accounting Policies, Changes in Accounting Estimates and Errors, we applied this change in accounting policy by recasting the 2012 and 2011 annual consolidated financial statements.

        Changes in one or more of the factors or judgments described above may significantly affect the conclusions as to the appropriateness of the application of IFRIC 12, its date of first-time application, or the method of applying it for the first time; and, therefore, would have impacted our results of operations or financial position. See "— Factors Affecting the Comparability of our Results of Operation — Application of IFRIC 12" and Notes 2.1.1 and 10.1 to our Annual Consolidated Financial Statements and our Interim Consolidated Financial Statements for further information.

        In the event that one or more of the factors or judgments described above change, it is possible that the requirements of IFRIC 12 would not be met and we would no longer be able to conclude that our thermo solar assets in Spain should be classified as service concession agreements and thus within the scope of IFRIC 12. As a result, from the date on which we determined that those assets were no longer within the scope of IFRIC 12, the revenue and associated margins realized by us during the construction phase of the affected assets would no longer be recognized in accordance with IFRIC 12 but rather would be eliminated in consolidation, resulting in a decrease in revenue and profits in our consolidated income statements for the periods reported. Our determination that those assets ceased to be within the scope of IFRIC 12 would affect the comparability of our results of operations and our financial condition for the periods and as of the dates before and after the date on which we made that determination. (For more information, see "Risk Factors — Risks Related to Our Business and the Markets in which We Operate — The analysis of whether IFRIC 12 applies to certain contracts and activities, and the determination of the proper accounting treatment at each period end if it is determined that IFRIC 12 is to be applied, involves various complex factors and is significantly affected by legal and accounting interpretations. If the criteria for us to classify our thermo-solar plants in Spain as service concession agreements within the scope of IFRIC 12 do not continue to be met, or if we had to apply IFRIC 12 retrospectively rather than prospectively, our results of operations for the periods presented in this prospectus would be significantly different".)

New accounting standards

a)
Standards, interpretations and amendments published by the IASB effective from January 1, 2013 applied retrospectively to the Annual Consolidated Financial Statements for the years ended December 31, 2012, 2011 and 2010.

  In preparing the Interim Consolidated Financial Statements, the Group applied the following new standards and amendments that came into effect on January 1, 2013 under the IFRS approved by the International Accounting Standards Board:

  •
  IFRS 10 'Consolidated Financial Statements'. IFRS 10 supersedes current consolidation requirements of IAS 27 and establishes principles for the presentation and preparation of Consolidated Financial Statements when an entity controls one or more other entities. IFRS 10 modifies the current definition of control. The new definition of control sets out the following three elements: power over the investee; exposure, or rights, to variable returns from involvement with the investee; and the ability to use power over the investee to affect the amount of the investor's returns.

  •
  IFRS 11 'Joint arrangements'. IFRS 11, supersedes the actual IAS 31 about joint ventures and under this standard investments in joint arrangements are classified either as joint operations or joint ventures, depending on the contractual rights and obligations each investor has rather than just the legal structure of the joint arrangement. Joint operations arise where a joint operator has rights to the assets and obligations relating to the arrangement and hence accounts for its interest in assets, liabilities, revenue and expenses. Joint ventures arise where the joint operator has rights to the net assets of the arrangement and accounts for its interest under the equity method. Proportional consolidation of joint ventures is no longer allowed.

  •
  IFRS 12 'Disclosures of interests in other entities'. IFRS 12 defines the required disclosures of interests in subsidiaries, associates, joint ventures and non-controlling interests.

  •
  IAS 27 (amendment) 'Separated financial statements'. After IFRS 10 has been published, IAS 27 covers only separate financial statements.

  •
  IAS 28 (amendment) 'Associates and joint ventures'. IAS 28 has been amended to include the requirements for joint ventures to be accounted for under the equity method following the issuance of IFRS 11.

  •
  IFRS 10, IFRS 11 and IFRS 12 (amendments) 'Transition guidance'.

  The main impacts of the application of the new standards IFRS 10 and 11, as well as the amendments to IAS 27 and 28, in relation to what was systematically applied previously, relate to:

  (i)
  The de-consolidation of companies that do not fulfill the conditions of effective control of the interest during the construction phase in terms of decision making for their integration in the Consolidated Financial Statements according to the equity method. It is expected that these projects will be fully consolidated again once they enter into operation and we gain control over them, with corresponding significant increases in fixed assets in projects (project finance) and long-term non-recourse project financing, among others.

  (ii)
  The elimination of the proportional consolidation of the joint ventures, with the equity method being obligatory for recording its interest in the company.

  According to the terms and requirements established in IAS 8 'Accounting Policies, Changes in Accounting Estimates and Errors', the above standards and amendments are required to be retrospectively applied, recasting the comparison information presented for the year 2012 in order to make it comparable with the information at June 30, 2013. Consequently, the Company has recasted the information presented in the Annual Consolidated Financial Statements as of December, 31, 2012, to make it comparable with the information as of June 2013. Our Annual Consolidated Financial

  Statements as of December, 31, 2011 and 2010 have not been recasted according to the transition guidance of this IFRS.

  The effect of the de-consolidation of the affected companies and their integration according to the equity method on the consolidated statements of financial position as of December 31, 2012 and on the consolidated income statement for the year ended on such date is shown in Note 2 to our Interim Consolidated Financial Statements and Note 2 to our Annual Consolidated Financial Statements.

b)
Standards, interpretations and amendments published by the IASB effective from January 1, 2013 applied prospectively.

•
IFRS 13 'Fair value measurement'. IFRS 13 defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements.

  The main impact relates to the measurement of the financial derivatives, call options on Abengoa own shares that were signed to hedge the convertible notes as well as the embedded derivative in the convertible notes (see Note 11).

  •
  IAS 1 (amendment) 'Financial statements presentation'. The main change resulting from this amendment is a requirement to group items presented in 'Other comprehensive income' (OCI) on the basis of whether they will be subsequently reclassified to profit or loss or not (reclassification adjustments).

c)
Standards, interpretations and amendments published by the IASB that will be effective for periods beginning on or after January 1, 2014.

•
IAS 32 (amendment) 'Compensation of financial assets for financial liabilities'. IAS 32 amendment is mandatory for periods beginning on or after January 1, 2014 and is to be applied retroactively.

•
IFRS 9, 'Financial instruments'. This Standard will be effective as from January 1, 2015 under IFRS-IASB.

Explanation of Income Statement Items

Revenue

        Revenue consists of the fair value of consideration received for the sale of goods or services excluding any related charges resulting from operations, before any discounts or returns and excluding intra-group transactions. Revenue from the sale of goods is recognized when we deliver the goods to the client, the client accepts them and it is reasonably certain that the related receivables will be collectible. Revenue from the sale of services is recognized in the period in which the service is provided, using the percentage of completion method based on the specific contractual terms and conditions of each service agreement, when the revenue of the service contract and the associated costs, as well as the percentage of completion, can be estimated reliably and when it is reasonably certain that the related receivables will be collectible. When one or more of such elements of the service contract cannot be estimated reliably, ordinary income from the sale of service is recognized only to the extent of the expenses recognized that are recoverable. In addition, revenue is generated by the construction and operation of our concession projects is recognized in accordance with IFRIC 12 as described under "— Critical Accounting Policies and Estimates — Concession Agreements." Revenue in each of our business activities is generated as follows:

        Engineering and Construction.    Revenue is generated primarily from infrastructure construction contracts, engineering services and maintenance services of electrical, mechanical and industrial infrastructures.

        Concession-Type Infrastructures.    Revenue is generated primarily from the management and operation of our infrastructure related to power transmission lines, thermo-solar plants, water treatment plants, and co-generation plants which are all regulated through long-term sale agreements.

        Industrial Production.    Revenue is generated primarily from the production and sale of biofuel products including ethanol, sugar, biodiesel, distillers, grains and solubles, and electricity from co-generation plants.

Changes in inventories of finished goods and work in progress

        Changes in inventories include the result of changes in inventories of finished products and work in progress during the year.

Other operating income

        Other operating income includes income from government grants, income from work performed on our own assets, and capitalized and all other income not captured within any other income line item, including income for various services.

Raw materials and consumables used

        Raw materials consumed include the purchase and consumption of raw materials and changes in inventories of raw materials and other inventories. Primary raw materials include energy in all businesses, wheat, barley, corn, sorghum and sugarcane in our Biofuels segment and steel and iron in our Engineering and Construction activity.

Employee benefit expenses

        Employee benefit expenses include wages and salaries, social security costs and costs associated with our employee stock option plans, along with other employee retributions.

Depreciation, amortization and impairment charges

        This line item includes the depreciation of tangible assets, amortization of intangible assets with a finite useful life, charges for the impairment of assets related to the value of goodwill, and tangible and intangible assets which have been reduced at period end in the event that their book value is lower than their recoverable amount.

Other operating expenses

        Other operating expenses include external services, including expenses for leases, repairs and maintenance, research and development costs, expenses for independent professional services, such as accounting, banking, consultancy, legal and other advisory fees and commissions, expenses for transportation and supplies, taxes for external services and other management and general expenses.

Operating profit

        Operating profit consists of revenue, changes in inventories, other operating income, raw materials consumed, employee benefit expenses, depreciation, amortization and impairment charges, research and development costs and other operating expenses.

Finance income

        Finance income includes income earned from cash deposited with financial institutions and changes in the fair value of some interest rate derivative financial instruments.

Finance expenses

        Finance expenses includes expenses due to interest and similar expenses, including interest on our outstanding corporate and non-recourse indebtedness and changes in the fair value of some interest rate derivative financial instruments.

Net exchange differences

        Net exchange differences include gains and losses originating from exchange differences related to assets and liabilities denominated in foreign currencies and changes in the fair value of exchange rate derivatives.

Other net finance income/expenses

        Other net finance income/expenses includes changes in the fair value of the embedded derivative component of our existing convertible bonds, dividend income from equity instruments, disposals and changes in the fair value of financial investments and changes in the fair value of some commodity derivatives.

Finance expense net

        Finance expense net represents the total of financial income, financial expenses, net exchange differences and other financial income/expenses.

Share of (loss)/profit of associates

        Share of (loss)/profit of associates includes the results of companies accounted for using the equity method over which we exercise a significant influence but which are neither subsidiaries nor jointly controlled entities.

Profit before income tax

        Profit before income tax represents our profit before the payment of corporate income tax.

Income tax benefit/expense

        Income tax benefit/expense includes all current and deferred taxes, as calculated in accordance with the relevant tax laws in force in the jurisdictions in which we operate.

Profit for the year from continuing operations

        Profit for the year from continuing operations represents the profit before income taxes after the deduction of corporate income tax, generated by the continuing operations of the Group.

Profit/(loss) from discontinued operations, net of tax

        Profit/(loss) from discontinued operations, net of tax represents the profit before income taxes after the deduction of corporate income tax generated by the discontinued operations of the Group plus any gain or loss, net of tax, from the disposal of discontinued operations of the Group.

Profit for the year

        Profit for the year represents the total of profit for the year from continuing operations plus profit/(loss) from discontinued operations, net of tax.

Profit attributable to non-controlling interest

        Profit attributable to non-controlling interest represents profit for the year from continuing operations that is allocated to non-controlling interests in accordance with their percentage of the ownership of the affected subsidiaries.

Profit for the year attributable to the Parent Company

        Profit for the year attributable to the Parent Company represents profit for the year after the deduction of corporate income tax and profit attributable to non-controlling interests.

Results of Operations

        The tables below illustrate our results of operations for the six-month periods ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010.

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)(2)(3)	2012(1)(2)(3)	2011(2)(3)	2010(2)(4)
	(€ in millions)
Consolidated Income Statement Data
Revenue	3,402.3	2,953.2	6,312.0	6,689.2	4,360.0
Changes in inventories of finished goods and work in progress	35.8	(0.1)	19.7	64.1	24.1
Other operating income	141.1	310.3	485.2	598.5	751.6
Raw materials and consumables used	(2,120.0)	(2,042.9)	(4,241.2)	(4,656.1)	(3,257.2)
Employee benefit expense	(391.2)	(338.7)	(709.6)	(610.4)	(507.8)
Depreciation, amortization and impairment charges	(238.1)	(151.7)	(422.0)	(230.6)	(228.7)
Other operating expenses	(537.4)	(484.8)	(917.5)	(922.2)	(662.6)

Operating profit	292.5	245.3	526.6	932.5	479.5

Finance income	43.9	44.8	84.1	105.4	79.9
Finance expense	(285.9)	(263.3)	(544.9)	(573.8)	(367.9)
Net exchange differences	(5.8)	(9.9)	(35.8)	(28.2)	(18.3)
Other financial income/(expense) net	10.5	(54.8)	(158.0)	(170.3)	(17.7)

Finance expense, net	(237.3)	(283.2)	(654.6)	(666.9)	(324.0)

Share of profit/(loss) of associates	(6.5)	13.8	17.6	4.0	8.5

Profit before income tax	48.7	(24.1)	(110.4)	269.6	164.0

Income tax benefit/(expense)	35.2	101.9	171.9	(3.2)	17.4

Profit for the year from continued operations	83.9	77.8	61.5	266.4	181.4

Profit/(loss) for the year from discontinued operations, net of tax	(0.6)	15.7	32.5	129.1	81.9

Profit for the year	83.3	93.5	94.0	395.5	263.3

(1)
Amounts recasted to reflect retrospective application of IFRS 10 and 11 (see Note 2 to our Annual Consolidated Financial Statements and Note 2 to our Interim Consolidated Financial Statements).

(2)
Amounts recasted to reflect the results of Befesa under a single heading in the consolidated income statement and under separate line items in the consolidated cash-flow statements (see Note 7 to our Annual Consolidated Financial Statements and Note 7 to our Interim Consolidated Financial Statements).

(3)
Amounts recasted to reflect retrospective application of change in the application of IFRIC 12 (see Note 2 to our Annual Consolidated Financial Statements and Note 2 to our Interim Consolidated Financial Statements).

(4)
As of December 31, 2010, 2009, and during part of the year 2011, we held a 40% shareholding in Telvent. Despite partially reducing our share ownership in Telvent during 2009, we remained the largest shareholder and our 40% shareholding, along with our control of certain treasury shares held by Telvent, permitted us to exercise de facto control over Telvent. Therefore Telvent's financial information was fully consolidated with our consolidated financial statements for the years ended December 31, 2010 and 2009 and the period of 2011 in which we held control over Telvent. On June 1, 2011, we announced the sale of our investment in Telvent to Schneider Electric S.A. ("SE") and on September 5, 2011 the transaction was completed. As a result and taking into account the significance of Telvent to us, Telvent was treated as discontinued operations in accordance with IFRS 5 "Non-Current Assets Held for Sale and Discontinued Operations". The results obtained from this sale are included under a single heading in the consolidated income statement and under separate line items in the consolidated cash flow statement for the year 2011 and the consolidated income statement for 2010 has been recasted to present Telvent as discontinued operations. For further information regarding the divestment of Telvent, see Note 7 to our Annual Consolidated Financial Statements included elsewhere herein.

Geographic Reporting

        We report our results in accordance with the following six geographic regions:

  •
  Spain;

  •
  United States;

  •
  Europe (excluding Spain);

  •
  Latin America (excluding Brazil);

  •
  Brazil; and

  •
  Other (remaining overseas markets).

Comparison of the Six Month Periods Ended June 30, 2013 and June 30, 2012

Revenue

        Revenue increased by 15.2%, to €3,402.3 million for the six-month period ended June 30, 2013, from €2,953.2 million for the same period of 2012. On a constant currency basis, revenue for the six-month period ended June 30, 2013 would have been €3,489.0 million, representing an increase of €535.8 million, or 18.1%, compared to the same period of the previous year. The increase in consolidated revenues was due to the increased revenue contribution from all our operating segments in the six-month period ended June 30, 2013 versus the same period of the previous year, but was mostly attributable to the Engineering and Construction business.

        Within Engineering and Construction, revenues increased by €322.5 million due to the ongoing construction of the Mojave thermosolar plant in the United States (the 280 MW solar plant in California, causing a €137.6 million increase period-over-period), of the two thermo solar plants in South Africa (a 100 MW CSP plant and a 50 MW Solar tower technology CSP plant, causing a €191.2 million increase period-over-period), of the 200 MW PV plant in Imperial Valley, California (causing a €113.6 million increase period-over-period), of the 450 MW combined cycle plant in Poland (€59.6 increase period-over-period) and of the wind farm in Uruguay (causing a €61.1 million increase period-over-period). These effects were partially offset by a lower activity of construction of transmission lines in Brazil, given that 2012 was a year of very high execution, with large projects such as Norte Brazil (€139.0 million decrease period-over-period) and Manaus and a lower contribution of the Solana 280 MW solar plant in Arizona (€76.5 million decrease period-over-period) and lower revenues from the construction of thermo-solar plants in Spain (causing a €155.7 million decrease period-over-period). The Technology and Other activity included in our Engineering and Construction activity performed also well with revenues increasing by €41.4 million year-over-year in the first half of 2013. This increase was due primarily to the increase in sale of solar components such as technology and mirrors used in the construction of solar plants in the United States, Spain and South Africa and to the water technology components used in the construction of the desalination plants in Tenes (Algeria) and Ghana.

        Our Concession-Type Infrastructures activity has also continued its growth path showing a 30.6% increase in the six-month period ended June 30, 2013 with respect to the same period of the prior year, which was due to a solid performance in our four segments. Revenues from our Solar segment increased 10.4% in the period due to the solar plants in Spain that entered into operation in the second half of 2012 (Solaben 2 and Helios 2) and to the larger contribution of solar plants that entered in operation in the first half of 2012 (Helios 1 and Solaben 3). Revenues in our Transmission segment also increased by 84.7% up to €32.7 million during the first six month of 2013 from €17.7 million in the same period of last year; this increase is mainly attributable to the entry in operation of the power transmission line in Manaus which covers 586 km. Our water segment activity also increased by 89.0%, achieving a €9.7 million growth period-over-period during the first six months, mostly due to the entry in operation in the first quarter of 2013 of the desalination plant in Qingdao (China). Finally, revenues in our Co-generation segment increased by €18 million up to €48.6 million in the first half of 2013, compared to the same period of 2012; this increase was mainly due to the entry in operation in the first quarter of 2013 of the co-generation plant in Tabasco (Mexico).

        Revenue from our Industrial Production activity also increased by 7.8% during the six-month period ended June 30, 2013 versus the same period in the previous year. This revenue increase reflects the generally improved ethanol market conditions during the second quarter of 2013, with stronger RIN's (Renewable Identification Number) values. Revenues increased mainly due to the general increase in ethanol prices in the United States and Europe, partially offset by the decrease in volumes sold in the period. In Brazil revenues increased period-over-period due to increased volumes, as the harvest campaign in 2013 started approximately one month earlier than in 2012, and to an increase in ethanol prices.

Revenue by geographic regions

        The following table sets forth our revenue for the six-month periods ended June 30, 2013 and 2012 by geographic region.

	For the Six months ended June,
	2013		2012
		% of Revenue		% of Revenue
	(€ in millions, except percentages)
Revenue
Spain	604.1	17.8%	575.4	19.5%
United States	1,032.3	30.3%	780.5	26.4%
Europe (excluding Spain)	418.9	12.3%	391.6	13.3%
Latin America (excluding Brazil)	529.1	15.6%	468.4	15.9%
Brazil	371.2	10.9%	563.7	19.1%
Other (remaining overseas markets)	446.7	13.1%	173.6	5.8%

Total	3,402.3	100%	2,953.2	100%

        Revenue from our international operations (all activities outside of Spain) increased by 17.7% to €2,798.2 million for the first half of 2013, compared to the same period of the previous year. Our international operations accounted for 82.2% of our total revenue, with the Americas (Latin America and the United States) representing 56.8% of our total revenue and the United States representing the largest geographic region with 30.3% of revenue.

        Spain.    Revenue increased by 5.0% to €604.1 million for the six-month period ended June 30, 2013, from €575.4 million in the same period of 2012. The increase in revenues was primarily attributable to the entry in operation of new solar plants in Spain in the second half of 2012 and first half of 2013 (Solaben 2 and

Helios 2) and to the larger contribution of solar plants that entered into operation in the first half of 2012 (Helios 1 and Solaben 3). In Engineering and Construction, revenues remained stable as the decrease in revenues from the construction of solar plants in Spain was offset by an increase of our Technology and Other segment. Revenues in Biofuels also remained stable in this region period-over-period.

        United States.    Revenue increased by 32.3% to €1,032.3 million for the first half of 2013, from €780.5 million in the same period of 2012. The increase in revenue was primarily attributable to the construction of the Mojave solar power plant, which resulted in a €137.6 million increase period-over-period and the construction of the 200MW PV plant that we are building in the Imperial Valley of California, which resulted in an increase of €113.6 million period-over-period. Additionally, the increase was partially attributable to the increase in sales of solar components, such as technology and mirrors used in the construction of the mentioned US solar plants, which resulted in an increase of €33.0 million. These effects were partially offset by a lower contribution of the construction of the Solana solar plant in Arizona which is expected to enter into operation in the third quarter of 2013 (€76.5 million lower contribution in the six-month period ended June 30, 2013 compared to the corresponding period of the previous year).

        Europe (excluding Spain).    Revenue increased by 7.0% to €418.9 million for the first six months of 2013, from €391.6 million for the first six months of 2012. The increase in revenue was primarily attributable to the construction of the 450 MW combined cycle plant in Poland (€59.6 increase period-over-period). This effect was partially offset by a decrease in revenues in our Biofuels segment, due to lower volumes sold in the six-month period ended June 30, 2013 compared to the same period of the previous year.

        Latin America (excluding Brazil).    Revenue increased by 12.9% to €529.1 million during the first half of 2013, from €468.4 million in the same period of 2012. The increase in revenue was primarily attributable to revenue from the construction of a wind farm in Uruguay.

        Brazil.    Revenue decreased by 34.1% to €371.2 million for the first half of the year 2013, from €563.7 million for the same period of 2012 mainly due to a lower activity of construction of transmission lines in Brazil, given that 2012 was a year of very high execution, with large projects such as Norte Brazil (€139.0 million decrease period-over-period) and Manaus finalized in 2013 (€47.1 decrease period-over-period). This decrease has been partially offset by the increase in revenues caused by the entry in operation of Manaus transmission line, with €17.0 million contribution in the six-month period ended June 30, 2013. In addition, we have signed several new transmission line projects in the region that are expected to contribute to future years' revenues.

        Other (remaining overseas markets).    Revenue increased by 157.3% to €446.7 million in the first half of 2013, from €173.6 million in the same period of 2012. The increase in revenue was primarily attributable to the construction of the two thermo solar plants in South Africa, a 100 MW CSP plant and a 50 MW Solar tower technology CSP plant, causing a €191.2 million increase period-over-period.

Other operating income

	For the Six Months ended June 30,
	2013	2012
	(€ in millions)
Other operating income
Work performed by the entity and capitalized, and other	44.3	246.9
Grants	6.7	5.8
Income from various services	90.1	57.5

Total	141.1	310.3

        Other operating income decreased by 54.5% to €141.1 million during the first half of 2013, from €310.2 million in the first half of 2012 mainly due to a lower amount capitalized in the construction of transmission lines in Brazil. Grants during the period remained roughly in line versus the same period of last year. Income from various services in the first half of 2013 includes the gain obtained in the sale of our Brazilian subsidiary Bargoa, S.A. amounting to €34.2 million before taxes. Excluding this impact, Income from various services, which corresponds to other minor income, has remained stable period-over-period.

Raw materials consumed

        Raw materials consumed increased by 3.8% to €2,120.0 million for the first half of 2013, from €2,042.9 million in the same period of 2012, due to the increase in revenue in our three activities. Raw materials consumed decreased as a percentage of revenue from 69.2% for the first half of 2012 to 62.3% for the same period of this year. This decrease was mainly due to a lower contribution to the revenue mix from the construction of transmission lines in Brazil, and thermosolar plants in Spain, which is an activity intensive in raw materials and due to a higher contribution to the revenue mix from concessions in Brazil and thermosolar plants.

Employee benefits expenses

        Employee benefits expenses increased by 15.5% to €391.2 million during the first half of 2013, from €338.7 million in the same eriod of 2012. This was due to an increase in employee headcount in the period, mainly due to a net increase in our construction operations. Employee benefit expenses also increased due to the entry in operations of solar plants in Spain and of the desalination plant in Qingdao (China) and due to an increase in our biofuels business in Brazil as the harvest campaign started approximately one month earlier than in the previous period.

Depreciation, amortization and impairment charges

        Depreciation, amortization and impairment charges increased by 57.0% to €238.1 million in the first half of 2013, from €151.7 million in the same period of 2012. Depreciation and amortization charges also increased as a percentage of revenue from 5.1% in the first six months of 2012 to 7.0% in the same period of 2013.

        The increase is mainly due to an increase in the depreciation and amortization in our Solar segment, mainly as a result of the beginning of the amortization of the solar plants in Spain that entered into operation in the second half of 2012 and first half of 2013 (Solaben 2 and Helios 2) and to the larger contribution of solar plants that entered into operation in the first half of 2012 (Helios 1 and Solaben 3). Depreciation and amortization also increased in other segments: increase in Cogeneration and other mainly attributable to Tabasco cogeneration plant, which entered into operations in the first quarter of 2013 and increase in Transmission lines mainly due to the Manaus transmission line in Brazil, which entered into operations in the first quarter of 2013.

Other operating expenses

        The following table below sets forth our other operating expenses for the six-month periods ended June 30, 2013 and 2012.

	For the Six Months ended June 30,
	2013		2012
		% of revenue		% of revenue
	(€ in millions, except percentages)
Other operating expenses
Research and development costs	3.3	0.1%	5.3	0.1%
Leases and fees	53.4	1.6%	41.0	1.4%
Repairs and maintenance	32.9	1.0%	27.1	0.9%
Independent professional services	216.8	6.4%	186.2	6.3%
Transportation	34.4	1.0%	34.4	1.2%
Supplies	50.0	1.5%	46.2	1.6%
Other external services	85.4	2.5%	85.0	3.0%
Taxes	39.1	1.1%	23.2	0.8%
Other management expenses	22.1	0.6%	36.4	1.2%

Total	537.4	15.8%	484.8	16.4%

        Other operating expenses increased by 10.8% to €537.4 million for the six-month period ended June 30, 2013, from €484.9 million for the same period of 2012. This increase is primarily due to increases in operations across all of our activities, which has been partially offset by a decrease in "Other management expenses" and "Other external services". Part of our efforts in research and development are capitalized and then amortized over the useful life of the identified projects. Our total investment in R&D including both capitalized and expensed costs amounted to €38.3 million in the first half of 2013, which represents an increase of 32.5% with respect to the €28.9 million capitalized and expensed in the same period of 2012. As a percentage of revenue, other operating expenses decreased from 16.4% in the first half of 2012 to 15.8% for the comparable period of 2013.

Operating profit

        Operating profit increased by 19.3% to €292.5 million during the first half of 2013, from €245.3 million for the same period of 2012. Operating profit has also increased as a percentage of revenues, from 8.3% during the first half of 2012 to 8.6% during the first half of 2013, mainly due to the improvement in the raw materials and consumables used and other operating expenses as percentage of revenues, as explained above.

Finance income

        The following table below sets forth our finance income for the six-month periods ended June 30, 2013 and 2012.

	For the Six Months ended June 30,
	2013	2012
	(€ in millions)
Finance income
Income from loans and debts	18.5	39.5
Gains from interest-rate derivatives: cash flow hedges	20.1	5.3
Gains from interest-rate derivatives: non-hedging	5.3	—

Total	43.9	44.8

        Finance income decreased by 2.0% during the first half of 2013, from €44.8 million for the first six months of 2012 to €43.9 million for the same period in 2013. The decrease was primarily due to lower income from loans and debts from our short-term deposits in Brazil, which was partially offset by higher gains on cash-flow hedge interest-rate derivatives, mainly due to the increase in the time value of our interest rate options resulting from an increase in the expected future interest rates.

Finance expenses

        The following table below sets forth our finance expenses for the six-month periods ended June 30, 2013 and 2012.

	For the Six Months ended June 30,
	2013	2012
	(€ in millions)
Finance expenses
Expenses due to interest:
— Loans from credit entities	85.1	101.9
— Other debts	140.8	114.7
Losses from interest-rate derivatives: cash flow hedges	56.3	46.2
Losses from interest-rate derivatives: non-hedging	3.7	0.6

Total	285.9	263.3

        Finance expenses increased slightly by 8.6% to €285.9 million for first half of 2013, from €263.3 million for the same period in 2012.

        The increase in finance expenses in the first six months of 2013, compared to the first six months of 2012, was mainly due to the increase in interest from other debts due to the convertible notes and ordinary notes issued during the first months of 2013 and to higher losses coming from interest rate derivatives hedging cash flows. Most of the losses from interest rate derivatives accounted for as cash flow hedges correspond to interest rate swaps where the fixed rate payable is currently higher than the variable interest rate receivable referenced to Euribor. These swaps have an impact in our income statement when interest accrued in the hedged loan is recorded in the consolidated income statement. Losses from interest rate cash flow hedges were higher in the six-month period ended June 30, 2013 when compared to the same period of the previous year due a lower average level of Euribor during the first six months of 2013 compared to the average level of Euribor for the first six months of 2012.

Net exchange differences

        The following table below sets forth our exchange differences for the six-month periods ended June 30, 2013 and 2012.

	For the Six Months ended June 30,
	2013	2012
	(€ in millions)
Net exchange differences
Gains and losses from foreign exchange transactions	(5.8)	0.6
Gains and losses from foreign exchange contracts: cash flow hedges	0.0	(10.7)
Gains and losses from foreign exchange contracts: fair value hedges	—	—
Gains and losses from foreign exchange contracts: non-hedging	—	0.1

Total	(5.8)	(9.9)

        Net exchange differences remained relatively stable period-over-period at low levels, representing 0.2% of revenues in the six-month period ended June 30, 2013 and 0.3% of revenues in the six-month period ended June 30, 2012. In general, we use exchange rate derivatives to hedge our foreign exchange operations. As a result, and due to the application of hedge accounting, most of our exchange rate differences are offset by the effect of our cash-flow hedge derivatives.

Other net finance income/expenses

	For the Six Months ended June 30,
	2013	2012
	(€ in millions)
Other finance income
Profits from the sale of financial assets	—	0.7
Income on financial assets	0.3	0.4
Other finance income	9.3	8.0
Changes in the fair value of the derivatives embedded in the convertible bonds and options over shares	94.5	14.1
Total	104.1	23.2

Other finance expenses
Losses from sale of financial assets	—	(0.1)
Other finance expenses	(51.8)	(54.1)
Changes in the fair value of the derivatives embedded in the convertible bonds and options over shares	—	—
Outsourcing of payables	(31.5)	(23.4)
Loss from commodities forward contracts: cash-flow hedge	(10.3)	(0.3)
Total	(93.6)	(77.9)

Other net finance income/expenses	10.5	(54.8)

        In the first half of 2013 Total other finance income increased to €104.1 million from €23.2 million mainly due to a gain of €94.5 million corresponding to the change in fair value of derivatives embedded in the convertible bonds issued, net of the change in fair value of call options on the Company's own shares. The change in fair value of both instruments is primarily due to the decrease in the Company's share price, which is a principal variable in the valuation of the embedded derivatives and the options. This income has been mainly caused by the decrease in fair value of the derivative embedded in the notes issued in January 2013, due to the decrease in fair value from the issuance date to June 30, 2013 amounting to €62.6 million.

        Total other finance expense increased to €93.6 million during the first half of 2013 compared to €77.9 million for the same period of 2012. Expenses related to outsourcing of payables have increased period-over-period due to a larger volume of payables outsourced. We outsource the payment to suppliers through different financial institutions, which handle the administration of invoices payable and agree to settle them at predefined dates with our suppliers. We in turn settle the invoices directly with the financial institutions, generally 180 days after the invoice date, reporting the balance in accounts payable until paid. Suppliers have the option to anticipate the collection of their invoices to an earlier date from the financial institutions, which also charges the suppliers a discount fee. Commodity derivatives losses in the six-month period ended June 30, 2013 correspond to the interruption of the hedging relationship, when the transaction hedged is no longer expected to occur, with no corresponding significant amount in the same period of 2012. In addition, other finance losses for the six-month period ended June 30, 2013 correspond primarily to bank fees and commissions, financial guarantees, letters of credit and costs related to wire transfers, as well as losses from partial repayment of the convertible notes due 2014.

Finance expense net

        Finance expense net decreased by 16.2% to €237.3 million for the six-month period ended June 30, 2013, from €283.2 million for the same period of 2012. The decrease in finance expense net was attributable to the aforementioned changes in Finance income, Finance expense, Net exchange differences and Other net finance income/expenses.

Profit before income tax

        Profit before income tax increased from a loss of 24.1 M€ in the first half of 2012 to €48.7 million income in the same period of 2013. This increase was attributable to the aforementioned results of the period.

Income tax benefit/expense

        We had an income tax benefit of €35.2 million for the first six months of 2013, compared to an income tax benefit of €101.9 million in the same period of 2012. In the first six months of 2013 we had a net cash-in for income tax for an amount of €13.9 million, which resulted from a refund of amounts previously paid in excess in the Spanish tax group which offset amounts paid in other jurisdictions. In the same period of the previous year, the cash-in amounted to €4.1 million. Collections for Income tax in both periods are lower than income recorded because the subsidiaries within the consolidated group that generate profits usually generate income tax expenses and pay taxes whereas companies with negative taxable income recognize income tax benefit but they do not obtain a tax refund; instead, they generate tax loss carryforwards that can be offset in future periods. Different types of tax credits generate an income in the income tax expense calculation but they do not reduce the amount of income tax paid in the current period. Rather, they reduce the amount payable in the future.

        For the first six months of 2013, Income tax benefit corresponded primarily to the recognition of certain Spanish export tax incentives generated in the period related to the export of goods and services from Spain (€22.8 million for the six-month period ended June 30, 2013 and €21.5 million for the same period of the previous year) and tax benefits that the Company generated in the period from the application of a tax incentive for the transfer of the use of intangible assets, as specified in Article 23 of the revised text of the Spanish Income Tax Act (€3.6 million for the six-month period ended June 30, 2013 and €5.9 million for the same period of the previous year). This benefit results in a direct deduction from taxable income of 50% of the revenue generated from granting the use of the related intangible assets (i.e. licensing revenue, etc.). There were also differences in foreign tax rates related to companies based in jurisdictions with statutory tax rates different from Spanish statutory tax rate (€7.9 million of positive impact for the six-month period ended June 30, 2013 and €5.1 million in the same period of the previous year). Finally, we have recorded other non-taxable income and expense which include, among other things, income tax expenses corresponding to the previous period and permanent differences arising in other jurisdictions amounting to €17.5 million in the six-month period ended June 30, 2013 and €32.5 million in the same period of the previous year. In addition, in 2012 we recorded a non-taxable income from the capital gain recognized after taking control of the Rioglass group (€25.6 million).

Profit/(loss) from discontinued operations, net of tax

        In the first six months of 2013, and according to IFRS 5, Non-Current Assets Held for Sale and Discontinued Operations, we present the results from Befesa, amounting to €(0.6) million loss net of tax as discontinued operations. In the same period of the previous year, and according to IFRS 5, Non-Current Assets Held for Sale and Discontinued Operations, we present the results from Befesa, amounting to €15.7 million profit net of tax as discontinued operations.

Profit attributable to non-controlling interests

        Profit attributable to non-controlling interests for the six-month period ended June 30, 2013, amounting to €15.9 million, are in line with profit attributable to non-controlling interest in the same period of the previous year, which amounted to €17.6 million.

Profit attributable to the parent company

        Profit attributable to the parent company decreased by 10.6% to €67.3 million for the first half of 2013, compared to €75.3 million for the same period of 2012. This decrease was attributable to the results explained above.

Total comprehensive income

        Total comprehensive income increased from a negative amount of €(91.7) million for the six-month period ended June 30, 2012 to a positive amount of €36.0 million for the six-month period ended June 30, 2013.

        Other comprehensive income increased to €(53.7) million for first half of 2013, compared to €(176.4) million for the same period of 2012.

        In the first half of 2013, we recorded €83.3 million directly in equity corresponding to the change in fair value of cash flow hedges, mostly corresponding to interest rate derivatives. The impact was mainly due to long-term swaps maturing in 2020 and subsequent years, which are very sensitive to changes in interest rates and which have fixed rates payable that are lower than expected variable interest rate receivable (see Note 14 to our Annual Consolidated Financial Statements and "—Quantitative and Qualitative Disclosure About Market Risk" for further information on hedging and derivatives). This effect was offset by negative translation differences recorded in equity which corresponds mainly to our subsidiaries with Brazilian real as their functional currency, which experienced a depreciation of 7% against the euro during the period.

        In the first half of 2012, we recorded €(128.2) million directly in equity corresponding to the change in fair value of cash flow hedges, mostly corresponding to interest rate derivatives. The impact was mainly due to long-term swaps maturing in 2020 and subsequent years, which are very sensitive to changes in interest rates and which have fixed rates payable that are higher than expected variable interest rate receivable. In addition, we recorded €(83.9) million translation differences in equity which corresponds mainly to our subsidiaries with Brazilian real as their functional currency, which experienced a depreciation of 8% against the euro during the period.

Comparison of Years Ended December 31, 2012 and December 31, 2011

Revenue

        Revenue decreased by 5.6%, to €6,312.0 million for the year ended December 31, 2012, from €6,689.2 million for the year ended December 31, 2011. On a constant currency basis, revenue for the year ended December 31, 2012 would have been €6,295.8 million, representing a decrease of €393.4 million, or 5.9%, compared to the previous year. The decrease in consolidated revenues for the year ended December 31, 2012 was primarily attributable to the decrease in revenue in our Engineering and Construction activity related to a significantly lower contribution from Engineering and Construction work in Spain of approximately €1,104.3 million, as a result of the general slow-down in the Spanish economy and also due to a decrease in revenue from the construction of thermo-solar plants in Spain, which represented revenue of approximately €638.0 million in 2012 compared to €843.3 million in 2011 (including the two segments of this activity, Engineering and Construction and Technology and Other). Revenue also decreased due to a lower revenue contribution in 2012 compared to 2011 from our engineering and construction activities related to our CSP project in Abu Dhabi and to our cogeneration plant project in Tabasco (Mexico), which totaled approximately a decrease of €220.2 million in 2012. On the other hand, within Engineering and Construction, revenues increased by €553.5 million due to the ongoing construction of thermo-solar plants in the United States (the 280 MW Solana solar plant in Arizona and the 280 MW Mojave solar plant in California), by €207.3 million due to the combined- cycle electricity power plant in Morelos, Mexico, and by €119.9 million due to the construction of power transmission lines in Latin America. The rest of our Engineering and Construction activity included in the Technology and Other line decreased due primarily to the lower construction of thermo-solar plants in Spain mentioned above, which was partially offset by the sale of solar components, such as technology and mirrors used in the construction of the U.S. solar plants, and to the full consolidation of the Rioglass plants after we assumed full control of the group, which represented an increase of €59.4 million.

        Revenue from our Concession-Type Infrastructures activity decreased by 10.7% mainly due to the deconsolidation of transmission line concessions in Brazil resulting from the application of IFRS 10 and 11. This effect was partially offset by an increase in our Solar segment, with a 114% increase due to additional MW of capacity entering into operation, due to the increase in revenue from new solar plants in Spain which entered into operations in 2012 (Solacor 1 and 2, Helios 1 and 2 and Solaben 2 and 3), as well as a larger contribution from the combined cycle Solar Power Plant One ("SPP1") in Hassi R'Mel (Algeria), which entered into operation in the third quarter of 2011.

        Revenue from our Industrial Production activity decreased during the year ended December 31, 2012 when compared to the previous year by 3.9% because of decreasing volumes sold during 2012 and a weakening of ethanol prices. Margins have decreased significantly in our biofuels segment due to an increase in corn prices and low ethanol prices. In order to preserve cash flows, we temporarily stopped production at two plants in the United States (Colwich and Portales). Other plants in the United States and in Spain have been temporarily stopped for the same reason, and for security improvements but are all currently operating. The net carrying amount of the two ethanol production facilities, Colwich and Portales, are $22.4 million and $24.9 million, respectively. Based on the tests performed, no impairment charges have been deemed necessary for any of these plants.

Revenue by geographic regions

        The following table sets forth our revenue for the years ended December 31, 2012 and 2011 by geographic region.

	Year ended December 31
	2012		2011
		% of revenues		% of revenues
	(€ in millions except percentages)
Consolidated Revenue by Geography
Spain	938.3	14.9%	1,945.8	29.1%
United States	2,078.5	32.9%	1,346.0	20.1%
Europe (excluding Spain)	877.8	13.9%	727.7	10.9%
Brazil	986.6	15.6%	1,471.7	22.0%
Latin America (excluding Brazil)	1,026.2	16.3%	756.9	11.3%
Other countries	404.6	6.4%	441.1	6.6%

Total	6,312.0	100%	6,689.2	100%

        Revenue from our international operations (all activities outside of Spain) increased by 13.3% to €5,373.7 million for the year ended December 31, 2012, compared to the previous year. Our international operations accounted for 85.1% of revenue, with the Americas (Latin America and the United States) representing 64.8% of total revenue and the United States representing the largest geographic region with 32.9% of revenue.

        Spain.    Revenue decreased by 51.8% to €938.3 million for the year ended December 31, 2012, from €1,945.8 million for the year ended December 31, 2011. The decrease in revenue was primarily attributable to the significantly lower contribution from other Engineering and Construction work in Spain of €1,104.3 million, due to the general slowdown in the Spanish economy and to a lower activity of construction of thermo-solar plants in Spain, which had a significant impact in our business activity in the region. Revenue due to the construction of thermo-solar assets in Spain amounted to approximately €638.0 million in 2012 compared to €843.3 million in 2011. On the other hand, revenues from concession assets increased by €159.3 million, mostly from new solar plants in Spain which came into operation throughout 2012 (Solacor 1 and 2, Helios 1 and 2, and Solaben 2 and 3).

        United States.    Revenue increased by 54.4% to €2,078.5 million for the year ended December 31, 2012, from €1,346.0 for the year ended December 31, 2011. The increase in revenue was primarily attributable to the construction of the Solana and Mojave solar power plants, which began in the first and third quarters of 2011, respectively, and resulted in a €553.5 million increase year-over-year. Additionally, the increase was partially attributable to the increase in sales of solar components, such as technology and mirrors used in the construction of the US solar plants, which resulted in an increase of €45.0 million, and also due to the revenue contribution from the construction of the 200MW PV plant that we are building in the Imperial Valley of California, which resulted in a year-over-year increase of €30.0 million.

        Europe (excluding Spain).    Revenue increased by 20.6% to €877.8 million for the year ended December 31, 2012, from €727.7 million for the year ended December 31, 2011. The increase in revenue was primarily attributable to an increase in ethanol sales throughout Europe of €50.4 million, as a result of expanded ethanol production capacity at the Rotterdam plant and the construction of a 450 MW combined cycle plant in Poland which accounted for an increase of €10.0 million.

        Latin America (excluding Brazil).    Revenue increased by 35.6% to €1,026.2 million for the year ended December 31, 2012, from €756.9 million for the year ended December 31, 2011. The increase in revenue was primarily attributable to revenue from the construction of the combined-cycled electricity power plant in Morelos (Mexico).

        Brazil.    Revenue decreased by 33.0% to €986.6 million for the year ended December 31, 2012, from €1,471.7 million for the year ended December 31, 2011. The decrease in revenue was primarily attributable to the de-consolidation of several transmission lines in Brazil upon application of IFRS 10 and 11 (mainly the companies sold under the Cemig Sales) and to a lower level of construction of power transmission lines in Brazil when compared to the previous year.

        Other (remaining overseas markets).    Revenue decreased by 8.3% to €404.6 million for the year ended December 31, 2012, from €441.1 million for the year ended December 31, 2011. The decrease in revenues was due the de-consolidation in 2012 of the desalination plant in Honaine (Algeria), as a result of the adoption of IFRS 10 and 11 as of January 1, 2012, which contributed to revenues in the last quarter of 2011.

Other operating income

	For the Years ended December 31,
	2012	2011
	(€ in millions)
Other operating income
Work performed by the entity and capitalized, and other	282.6	265.4
Prospective application of IFRIC 12	—	164.5
Business combination of Rioglass Group	85.2	—
Grants	13.8	74.8
Income from various services	103.6	93.8

Total	485.2	598.5

        Other operating income decreased by 18.9% to €485.2 million for the year ended December 31, 2012, from €598.5 million for the year ended December 31, 2011. This decrease was mainly due to the prospective application of IFRIC 12 since January 2011. Upon the prospective application of IFRIC 12, we derecognized, in accordance with IFRIC 12.8 and IAS 16, the thermo-solar plant assets previously recognized at cost as "Property, Plant and Equipment in Projects" and recognized those thermo-solar plant assets at fair value as "Intangible Assets in Projects". The difference of €165 million was recorded as a sale of property, plant and equipment in "Other Operating Income" on the consolidated income statement for the year ended December 31, 2011. This effect was partially offset by an €85 million gain included in "Business combination of Rioglass Group" during the year ended December 31, 2012, where we have achieved control by increasing our ownership in stages. In addition, construction works performed for our own assets were higher in 2012 than in 2011. Finally, our subsidiary, Abengoa Bioenergy U.S. Holding, recorded an income of €26 million during the last quarter of 2012 corresponding to a collection from Chicago Title Insurance Company after a favorable and final jury verdict in a litigation process against that company. Grants decreased mainly due to a €50 million amount corresponding to DAEX tax deduction recorded in 2011 with no corresponding amount in 2012 (see Note 24.2 to our Annual Consolidated Financial Statements for further detail). Income from various services in 2012 primarily includes profits generated by the sale of the second 50% of the shareholding of STE, ATE, ATE II and ATE III amounting €4.5 million and other minor income. In 2011 it primarily includes profits generated by the sale of 50% of the Brazilian transmission line amounting to €45 million.

Raw materials consumed

        Raw materials consumed decreased by 8.9% to €4,241.2 million for the year ended December 31, 2012, from €4,656.1 million for the year ended December 31, 2011 due to the decrease in revenue in our three activities. Raw materials consumed decreased as a percentage of revenue from 69.6% for the year ended

December 31, 2011 to 67.2% for the year ended December 31, 2012. This decrease was due to lower levels of operations in our Biofuels segment, which activity declined as a result of the increase in raw materials costs.

Employee benefits expenses

        Employee benefit expenses increased by 16.2% to €709.6 million for the year ended December 31, 2012, from €610.4 million for the year ended December 31, 2011. This was due to an increase in employee headcount (excluding the effect of the sale of Telvent) with significant growth largely attributable to our construction operations. In addition, the commencement of operations of the new solar plants in Spain which came into operation during 2012 (Solacor 1 and 2, Helios 1 and 2, Solaben 2 and 3), and the combined cycle SPP1 plant in Algeria which entered into operation in the third quarter of 2011 have also increased our employee benefits expenses in our Solar segment.

        Employee benefit expenses have increased as a percentage of revenue, standing at 11.2% for the year ended December 31, 2012, compared to 9.1% in the same period of 2011.

Depreciation, amortization and impairment charges

        Depreciation, amortization and impairment charges increased by 83.0% to €422.0 million for the year ended December 31, 2012, from €230.6 million for the year ended December 31, 2011. Depreciation and amortization charges also increased as a percentage of revenue from 3.4% in 2011 to 6.7% in 2012. The increase is mainly due to a large amount of amortization and depreciation in our Solar segment amounting to €68.0 million, mainly as a result of the beginning of the amortization of the solar plants in Spain that entered into operation in 2012 (Solacor 1 and 2, Helios 1 and 2 and Solaben 2 and 3). In addition, our depreciation expenses also increased by €28.3 million in our biofuels business in Brazil due to an increase in our property plant and equipment resulting from an investment in new machinery. The increase was also due to the full consolidation of the Rioglass Group plants after we assumed full control and to the amortization of intangibles assets identified in this business combination which represented an increase of €18.9 million. In addition, in 2011 we recorded a reversal of an impairment for €42 million recognized in prior years on the lands acquired in the United States in connection with the Mojave Solar project once we obtained a Conditional Commitment to issue a Federal Guarantee from the Department of Energy with no similar movement in 2012 (see Note 9 to our Annual Consolidated Financial Statements). Additionally, the year-over-year increase was partially attributable to the increase in capitalized development costs amortization of €20.7 million.

Other operating expenses

        The following table below sets forth our other operating expenses for the years ended December 31, 2012 and 2011.

	For the Years ended December 31
	2012		2011
		% of revenue		% of revenue
	(€ in millions except percentages)
Other operating expenses
Research and development costs	6.4	0.1%	25.6	0.4%
Leases and fees	100.1	1.6%	73.1	1.1%
Repairs and maintenance	66.7	1.1%	59.0	0.9%
Independent professional services	284.3	4.5%	325.6	4.9%
Transportation	77.6	1.2%	67.5	1.0%
Supplies	102.1	1.6%	120.1	1.8%
Other external services	140.1	2.2%	122.5	1.8%
Taxes	53.8	0.9%	64.0	1.0%
Other management expenses	86.3	1.4%	64.7	1.0%

Total	917.4	14.5%	922.1	13.8%

        Other operating expenses decreased by 0.5% to €917,4 million for the year ended December 31, 2012, from €922.1 million for the year ended December 31, 2011. This decrease is primarily due to a decrease in independent professional services and in research and development expenses. Part of our efforts in research and development are capitalized and then amortized over the useful life of the identified projects. Our total investment in R&D including both capitalized and expensed costs amounted to €91.2 million in the year ended December 31, 2012, which represents an increase of 0.8% with respect to the €90.6 million capitalized and expensed in the year ended December 31, 2011. In addition, supplies also contributed to the decrease due to the decrease in operations across our activities in 2012. On the other hand, these decreases were partially offset by higher expenses in leases and fees, transportation and other external services. As a percentage of revenue, other operating expenses increased from 13.8% for the year ended December 31, 2011 to 14.5% for the year ended December 31, 2012.

Operating profit

        Operating profit decreased by 43.5% to €526.6 million for the year ended December 31, 2012, from €932.5 million for the year ended December 31, 2011. Operating profit has decreased as a percentage of revenues, from 13.9% during fiscal year 2011 to 8.3% during fiscal year 2012. The decrease in operating profit for the fiscal year 2012, compared to 2011, was mostly due to the decline in other the operating income discussed above and a decrease in operating margins in our Biofuels segment due to extremely adverse market conditions as well as due to the prospective application of IFRIC 12 since January 1, 2011, explained above.

Finance income

        The following table below sets forth our finance income for the years ended December 31, 2012 and 2011.

	For the Years ended December 31,
	2012	2011
	(€ in millions)
Finance income
Income from loans and debts	73.9	85.1
Gains from interest-rate derivatives: cash flow hedges	10.2	17.2
Gains from interest-rate derivatives: non-hedging	0.0	3.1

Total	84.1	105.4

        Finance income decreased by 20.2% for the year ended December 31, 2012, from €105.4 million for the year ended December 31, 2011 to €84.1 million for the year ended December 31, 2012. The decrease was primarily due to lower income from loans and debts from our short-term deposits in Brazil and at a lesser extent to lower gains on cash-flow hedge interest-rate derivatives.

Finance expenses

        The following table below sets forth our finance expenses for the years ended December 31, 2012 and 2011.

	For the Years ended December 31,
	2012	2011
	(€ in millions)
Finance expenses
Expenses due to interest:
— Loans from credit entities	217.3	237.2
— Other debts	219.4	204.0
Losses from interest-rate derivatives: cash flow hedges	103.9	131.7
Losses from interest-rate derivatives: non-hedging	4.3	1.0

Total	544.9	573.9

        Finance expenses decreased by 5.0% to €544.9 million for the year ended December 31, 2012, from €573.9 million for the year ended December 31, 2011.

        Finance expenses decreased in the year ended December 31, 2012 when compared to the year ended December 31, 2011, as an increase in interest from other debts was offset by a decrease in losses from interest rate derivatives and a decrease in interest from loans with credit entities. Interest from other debts increased mainly due to a larger volume in our non-recourse factoring arrangements. Amounts outstanding from non-recourse financing have been higher during the year ended December 31, 2012 compared to the year ended December 31, 2011, but capitalized interest has also been higher, as non-recourse financing increased primarily to finance projects under construction and interest expenses are capitalized during the construction period. Finally, losses from interest rate derivatives were higher in the year 2011 than in 2012.

        Losses from cash flow hedge interest-rate derivatives for the year ended December 31, 2012 and 2011 are due to transfers from equity to financial expense when the hedged item is impacting the consolidated income statement (€75.7 million and €49.8 million, respectively) and to a decrease in time value of the interest rate options (€24.2 million and €64.3 million, respectively). In order to hedge our long term debt, some of the interest rate options contracted have long term maturities, which cause their time value to be considerably sensitive to changes in interest rates. Transfers from equity to finance expense have resulted in a loss during the period because most of the interest rate options have a strike price higher than current variable interest rates. Similarly, most of our swaps have a fixed rate higher than current variable interest rates.

Net exchange differences

        The following table below sets forth our exchange differences for the years ended December 31, 2012 and 2011.

	For the Years ended December 31,
	2012	2011
	(€ in millions)
Net exchange differences
Gains and losses from foreign exchange transactions	7.1	(30.3)
Gains and losses from foreign exchange contracts: cash flow hedges	(22.9)	(5.4)
Gains and losses from foreign exchange contracts: fair value hedges	—	7.6
Gains and losses from foreign exchange contracts: non-hedging	(20.0)	—

Total	(35.8)	(28.2)

        Net exchange differences increased to a net foreign exchange loss of €35.8 million for the year ended December 31, 2012, from a net foreign exchange loss of €28.2 million for the year ended December 31, 2011. In general, we use exchange rate derivatives to hedge our foreign exchange operations. As a result, most of our exchange rate differences are offset by the effect of our cash-flow hedge derivatives. The net loss for the year ended December 31, 2012 was mainly due to a loss from exchange rate derivatives recorded as a result of discontinuing a hedge relationship when the hedged transaction is no longer expected to occur, and to inefficiencies in different hedges generating exchange rate differences that have not been perfectly offset with the differences generated by the hedged item.

        Net exchange differences that subsist for the year ended December 31, 2011 are primarily due to the negative impact of foreign exchange transactions, for an amount of €32.3 million, due to the unfavorable evolution of the Brazilian real-U.S. Dollar exchange rate related to the U.S. Dollar-denominated debt financings of our Brazilian subsidiaries. The U.S. Dollar-denominated debt of our Brazilian subsidiaries outstanding as of December 31, 2011 amounts to €229.9 million. The Company hedged €68.1 million with derivative instruments as of December 31, 2011.

Other net finance income/expenses

	For the Years ended December 31,
	2012	2011
	(€ in millions)
Other finance income
Profits from the sale of financial assets	1.0	1.2
Income on financial assets	0.3	3.8
Other finance income	16.9	23.9
Changes in the fair value of the derivatives embedded in the convertible bonds and options over shares	9.2	—

Total	27.4	28.9

Other finance expenses
Losses from sale of financial assets	—	(0.1)
Other finance expenses	(76.5)	(84.6)
Changes in the fair value of the derivatives embedded in the convertible bonds and options over shares	—	(29.7)
Outsourcing of payables	(88.5)	(65.7)
Loss from commodities forward contracts: non hedging	(20.4)	(19.1)
Total	(185.4)	(199.2)

Other net finance income/expenses	(158.0)	(170.3)

        Other net finance expense decreased to €158.0 million for the year ended December 31, 2012, from €170.3 million for the year ended December 31, 2011.

        In the year ended December 31, 2012, "Total other finance income" decreased to €27.4 million from €28.9 million mainly due to a decrease in 2012 in other finance income, which corresponds mainly to interest from deposits and cash and cash equivalents in both periods, due to a lower volume of deposits. This decrease was partially offset by a gain of €9.2 million corresponding to the change in fair value of derivatives embedded in the convertible bonds issued, net of the change in fair value of call options on the Company's own shares. The change in fair value of both instruments is primarily due to the decrease in the Company's share price, which is a principal variable in the valuation of the embedded derivatives and the options. For the year ended December 31, 2011, the net effect of the change in fair value of derivatives embedded in the convertible bonds issued and the change in fair value of call options on the Company's own shares resulted in a net loss of €29.7 million classified in Other finance expense.

        Other finance expense decreased to €185.4 million for the year ended December 31, 2012 from €199.2 million for the year ended December 31, 2011, mainly due to a decrease in other finance expenses, which correspond to bank fees and commissions, financial guarantees, letters of credit and costs related to wire transfers and a decrease of the net effect of changes in fair value of the derivatives embedded in the convertible notes and options over our own shares explained above. Expenses related to outsourcing of payables have increased in the year ended December 31, 2012 in comparison to the previous year due to a larger volume of payables outsourced during the period. We outsource the payment to suppliers through different financial institutions, which handle the administration of invoices payable and agree to settle them at predefined dates with our suppliers. We in turn settle the invoices directly with the financial institutions, generally 180 days after the invoice date, reporting the balance in accounts payable until paid. Suppliers have the option to anticipate the collection of their invoices to an earlier date from the financial institutions, which also charges the suppliers a discount fee. Finally, commodity derivatives losses correspond to the interruption of the hedging relationship, when the transaction hedged is no longer expected to occur, for both periods.

Finance expense net

        Finance expense net decreased by 1.8% to €654.6 million for the year ended December 31, 2012, from €666.9 million for the year ended December 31, 2011. The decrease in finance expense net was attributable to the aforementioned change in Finance income, Finance expense, Net exchange differences and Other net finance income/expenses.

Profit before income tax

        Profit before income tax decreased by 141.0% period-over-period to a loss of €110.4 million for the year ended December 31, 2012, compared to €269.6 million for the year ended December 31, 2011. This decrease was attributable to the aforementioned results of the period.

Income tax benefit/expense

        We had an income tax benefit of €171.9 million for the year ended December 31, 2012, compared to an income tax expense of €3.2 million for the year ended December 31, 2011, although we actually paid income tax for an amount of €35.7 million in 2012 and €67.6 million in 2011. The subsidiaries within the consolidated group that generate profits usually generate income tax expenses and pay taxes whereas companies with negative taxable income recognize income tax benefit but they do not obtain a tax refund; instead, they generate tax loss carryforwards that can be offset in future periods. Different types of tax credits generate an income in the income tax expense calculation but they do not reduce the amount of income tax paid in the current period. Rather, they reduce the amount payable in the future.

        For the year ended December 31, 2012, Income tax benefit corresponded primarily to the recognition of certain Spanish export tax incentives generated in the period related to the export of goods and services from Spain (€20.2 million) and tax benefits that the Company generated in the period from the application of a tax incentive for the transfer of the use of intangible assets, as specified in Article 23 of the Revised Text of the Spanish Corporate Income Tax Act (€13.1 million). This benefit results in a direct deduction from taxable income of 50% of the revenue generated from granting the use of the related intangible assets (i.e. licensing revenue, etc.). We have also recorded deferred tax assets for tax loss carryforwards generated in prior years in other tax jurisdictions for €21.6 million and for deductions in the amount of €8.4 million. In addition, there was a significant positive impact on income tax benefit for the year ended December 31, 2012 caused by non-taxable income from the capital gain recognized after taking control of the Rioglass group (€25.6 million) and there were also differences in foreign tax rates related to companies based in jurisdictions with statutory tax rates different from Spanish statutory tax rate (€11.1 million of positive impact). Finally, we have recorded other non-taxable income and expense which include, among other things, income tax expenses corresponding to the previous period and permanent differences arising in other jurisdictions as a result of the re-evaluation of assets and liabilities.

Profit from discontinued operations, net of tax

        The decrease in Profit from discontinued operations, net of tax from €129.1 million for the year ended December 31, 2011 to €32.5 million for the year ended December 31, 2012 is due to the fact that in 2011, this line includes the results of Telvent until the sale of this company and the gain obtained in the sale (for a total amount of €91.5 million) and the results of Befesa (amounting to €37.6 million) while in 2012 this line includes only the results of Befesa until its sale, amounting to €32.5 million.

Profit attributable to non-controlling interests

        Profit attributable to non-controlling interests increased to €38.7 million for the year ended December 31, 2012, from €21.3 million for the year ended December 31, 2011. The increase is mainly due to the positive net income of the Rioglass Group that we have started to fully consolidate after taking control of

Rioglass and to the net income of several engineering and construction companies in Brazil in which we hold a 51% interest.

Profit attributable to the parent company

        Profit attributable to the parent company decreased by 85.2% to €55.4 million for the year ended December 31, 2012, compared to €374.1 million for the year ended December 31, 2011. This decrease was attributable to the results explained above.

Total comprehensive income

        Total comprehensive income decreased to €(263.3) million for the year ended December 31, 2012, compared to €74.8 million for the year ended December 31, 2011 due to the decrease of Profit attributable to the parent company explained above and to the decrease in Other comprehensive income.

        Other comprehensive income decreased by 11.4% to €(357.3) million for the year ended December 31, 2012, compared to €(320.7) million for the year ended December 31, 2011. These amounts are significantly lower than Profit attributable to the parent company for each period mainly due to the impact of change in fair value of cash flow hedges and Currency translation differences recognized directly in Equity in both periods, as disclosed in our Annual Consolidated Financial Statements (see our Consolidated Statements of Comprehensive Income on page F-7).

        In the year ended December 31, 2012, we recorded €(237.8) million directly in equity corresponding to change in fair value of cash flow hedges. Of this amount, €(183.1) million corresponds to interest rate derivatives, mainly interest rate swaps. These losses are principally related to long-term swaps maturing in 2020 and subsequent years, which are very sensitive to changes in interest rates and which have fixed rates payable that are higher than current variable interest rate receivable. The rest of the impact of cash flow hedges recorded in equity corresponds mainly to derivatives on commodities, for an amount of €(46.2) million during the period, mostly related to derivatives on grain in our Biofuels segment. For both types of derivatives, these effects have been partially offset by the amounts transferred to income statements during the period once the hedged items impact the income statement, for a total amount of €96.2 million (see Note 14 to our Annual Consolidated Financial Statements and "—Liquidity and Capital Resources—Quantitative and Qualitative Disclosure About Market Risk" for further information on hedging and derivatives). In addition, during the year 2012 we have also recorded €(256.3) million of translation differences in equity, which corresponds mainly to our subsidiaries with Brazilian real as their functional currency, which has experienced a depreciation of 11% against the euro during the year.

        In the year ended December 31, 2011, we recorded €(123.8) million directly in equity corresponding to change in fair value of cash flow hedges. Of this amount, €(217.5) million correspond to interest rate derivatives, mainly interest rate swaps. Similarly to the year 2012, these losses were principally related to long-term swaps maturing in 2020 and subsequent years, which are very sensitive to changes in interest rates and which have fixed rates payable higher than their current variable interest rate receivable. This effect was partially offset by a positive amount of €101.2 million recorded directly in equity corresponding to the change in fair value of derivatives on commodities, related to derivatives over grain in our Biofuels segment and other commodities. We also had a minor impact corresponding to foreign exchange forwards. In addition, during the year 2011 we recorded €(239.9) million of translation differences in equity, which correspond mainly to our subsidiaries with Brazilian real as their functional currency, which experienced a depreciation of 8% against the euro during the year.

Comparison of Years Ended December 31, 2011 and December 31, 2010

Revenue

        Revenue increased by 53.4% to €6,689.2 million for the year ended December 31, 2011, from €4,360.0 million for the year ended December 31, 2010. On a constant currency basis, revenue for the year ended December 31, 2011 would have been €6,745.9 million, representing an increase of €2,385.9 million, or 54.7%, compared to the year ended December 31, 2010. The increase in revenues was largely attributable the prospective application of IFRIC 12 since January 1, 2011. Upon prospective application of IFRIC 12, we derecognized, in accordance with IFRIC 12.8 and IAS 16, the thermo-solar plant assets previously recognized at cost as "Property, Plant and Equipment in Projects" and recognized those thermo-solar plant assets at fair value as "Intangible Assets in Projects." The difference was recorded as a sale of property, plant and equipment in "Other Operating Income" on the consolidated income statement for the year ended December 31, 2011. From January 1, 2011, the remaining contract revenue and margins for the ongoing construction of the plants (which previously was eliminated in consolidation) began to be recognized based on the "percentage of completion" accounting method, up to the end of construction of the plants, in accordance with IAS 11, which had an impact in revenues related to thermo-solar assets in Spain for the fiscal year 2011 of €843.3 million, with no impact in the fiscal year 2010. The increase in revenue was also attributable to increased business in our Engineering and Construction activity, and the commencement of construction and completion of various projects (Solana and the CSP plant in Abu Dhabi (United Arab Emirates), power transmission lines in Latin America and the co-generation plant in Tabasco (Mexico)), along with the contribution for the entire period from assets in the Concession-Type Infrastructures activity that entered into operation through 2010 (Solnova 1, Solnova 3, Solnova 4, three thermal solar plants in Spain of 50 MW each) and, in the Industrial Production segment, a full year of operations of the ethanol plants located in Rotterdam (the Netherlands) and Indiana and Illinois (both the United States). In addition, revenue for the year ended December 31, 2011 increased due to an increase in ethanol volumes sold in the Biofuels segment, due to expanded capacity in the United States and Europe (new plants entering into operation throughout 2010 in Rotterdam (the Netherlands), and Indiana and Illinois (both the United States). Finally, the impact of foreign exchange of €56.7 million resulted mostly from the net effect of depreciation of the Brazilian real with respect to the euro and the appreciation of the U.S. Dollar with respect to the euro in 2011, compared to 2010.

Revenue by geographic regions

        The following table sets forth our revenue for the years ended December 31, 2011 and December 31, 2010 by geographic region.

	For the Years ended December 31,
	2011		2010
		% of total		% of total
	(€ in millions except percentages)
Revenue
Spain	1,945.8	29.1%	1,068.1	24.5%
United States	1,346.0	20.1%	591.3	13.6%
Europe (excluding Spain)	727.7	10.9%	489.9	11.2%
Latin America (excluding Brazil)	756.9	11.3%	779.4	17.9%
Brazil	1,471.7	22.0%	1,052.7	24.1%
Other (remaining overseas markets)	441.1	6.6%	378.7	8.7%

Total	6,689.2	100%	4,360.1	100%

        Our commitment to geographic diversification remains one of the key factors behind our continued growth in revenue during the year ended December 31, 2011. Revenue from our international operations (all activities outside of Spain) increased by 44.1% to €4,743.4 million for the year ended December 31, 2011, compared to the same period in the previous year. Our international operations accounted for 71% of revenue, with the Americas (Latin America and the United States) representing 53% of total sales and Brazil representing the largest geographic region (outside of Spain) with 22% of revenue.

        Spain.    Revenue increased by 82.2% to €1,945.8 million for the year ended December 31, 2011, from €1,068.1 million for the year ended December 31, 2010. The increase in revenue was due to the application from January 1, 2011 of IFRIC 12 to our thermo-solar plants in Spain (with an impact of €843.3 million) the impact of a full year of operations of the Solnova 1, Solnova 3 and Solnova 4 solar power plants (which entered in operation into the second and third quarters of 2010), as well as the increased volumes of industrial waste treated and increases in ethanol and biodiesel prices during the year ended December 31, 2011, compared to the year ended December 31, 2010.

        United States.    Revenue increased by 127.6% to €1,346.0 million for the year ended December 31, 2011, from €591.4 million for the year ended December 31, 2010. The increase in revenue was primarily attributable to the commencement of operations of the new bioethanol plants in Indiana and Illinois (both the United States), during the first quarter of 2010, and revenue recognized under service concession agreements related to the construction of the Solana solar power plant, which began in the first quarter of 2011.

        Europe (excluding Spain).    Revenue increased by 48.5% to €727.7 million for the year ended December 31, 2011, from €489.9 million for the year ended December 31, 2010. The increase in revenue was primarily attributable to ethanol sales throughout Europe, as a result of expanded ethanol production capacity due to the entry into production of the Rotterdam plant in the third quarter of 2010.

        Latin America (excluding Brazil).    Revenue decreased by 2.9% to €756.9 million for the year ended December 31, 2011, from €779.4 million for the year ended December 31, 2010. The variation in revenue was primarily attributable to decreased revenue recognized under service concession agreements related to decreased construction activity of power transmission lines in Peru due to the partial entry into operation of ATN, a 572 km power transmission line, partially offset by the continued construction according to schedule of a 300 MW co-generation plant and 45 km power transmission line in Tabasco (Mexico).

        Brazil.    Revenue increased by 39.8% to €1,471.7 million for the year ended December 31, 2011, from €1,052.7 million for the year ended December 31, 2010. The increase in revenue was primarily attributable to increased revenue recognized under service concession agreements related to significant progress on the construction of power transmission lines in Brazil, including the Manaus, Linha Verde and the Norte Brasil projects. Also contributing to the increase in revenue was the commencement of operations of the two co-generation plants in São Paulo (Brazil) in the third quarter of 2010 and the ATE IV-VII power transmission lines in the second quarter of 2010.

        Other (remaining overseas markets).    Revenue increased by 16.5% to €441.1 million for the year ended December 31, 2011, from €378.7 million for the year ended December 31, 2010.

Other operating income

	For the Years ended December 31,
	2011	2010
	(€ in millions)
Other operating income
Work performed by the entity and capitalized and other	429.9	533.4
Grants	74.8	86.1
Income from various services	93.8	132.1

Total	598.5	751.6

        Other operating income decreased by 20.4% to €598.5 million for the year ended December 31, 2011, from €751.6 million for the year ended December 31, 2010. This decrease was mainly due to a lower amount of costs capitalized during the construction of thermo-solar plants in Spain, due to the prospective application of IFRIC 12 since January 1, 2011. Upon prospective application of IFRIC 12, the remaining contract revenue and margins as of that date for the ongoing construction of the thermo-solar plants in Spain began to be recognized based on the percentage of completion accounting method, up to the end of construction of the plants, in accordance with IAS 11. This new accounting method resulted in an increase of revenues in our Engineering and Construction activity for the fiscal year 2011 and a corresponding decrease in Other Operating income — Work performed by the entity and capitalized. In addition, upon prospective application of IFRIC 12, we derecognized, in accordance with IFRIC 12.8 and IAS 16, the thermo-solar plant assets previously recognized at cost as "Property, Plant and Equipment in Projects" and recognized those thermo-solar plant assets at fair value as "Intangible Assets in Projects." The difference, amounting to €165 million, was recorded as a sale of property, plant and equipment in "Other Operating Income" on the consolidated income statement for the year ended December 31, 2011, which partially offset the decrease mentioned above. In addition, we recorded income from export activity deductions amounting to €50.0 million, in cases where these investment tax credits are considered grants under IAS 20. Additionally, a €45 million gain has been included in "Income from various services" arising from the sale of the 50% shares in companies STE, ATE, ATE II and ATE III, and 100% in NTE, all of them transmission power line concessions in Brazil.

Raw materials consumed

        Raw materials consumed increased by 43% to €4,656.1 million for the year ended December 31, 2011, from €3,257.2 million for the year ended December 31, 2010. The increase in raw materials and consumables used was primarily attributable to the continued growth of our operations, as well as the commencement of operations of certain projects, including the ethanol plants in Rotterdam (the Netherlands), Indiana and Illinois (both in the United States) and the ISCC plant in Hassi R'Mel (Algeria), and the construction/execution on concessional assets including power transmission lines in Brazil and Peru and the construction of a 300 MW co-generation plant and 45 km power transmission line in Tabasco (Mexico).

Employee benefits expenses

        Employee benefit expenses increased by 20.2% to €610.4 million for the year ended December 31, 2011 from €507.8 million for the year ended December 31, 2010. This was primarily due to an increase in employee headcount across all three activities with significant growth largely attributable to increased construction operations, the commencement of operations of ethanol plants in Indiana and Illinois (both the United States) and Rotterdam (the Netherlands), as well as four solar power plants in Spain (Solnova 1, Solnova 3, Solnova 4 and Helioenergy 1) and an ISCC plant in Hassi R'Mel (Algeria) all becoming operational. As a percentage of revenue, employee benefit expenses declined from 11.6% to 9.1% for the year ended December 31, 2010 and 2011, respectively, mainly due to larger contributions to revenues from Biofuels, which has a lower proportion of personnel expenses with respect to other segments, and to the fact that we carried out more work through subcontractors in our Engineering and Construction activity, which in turn increased the independent professional services expenses as a percentage of revenues.

Depreciation, amortization and impairment charges

        Depreciation, amortization and impairment charges increased slightly by 0.8% to €230.6 million for the year ended December 31, 2011, from €228.7 million for the year ended December 31, 2010. The net change is due to the increase in depreciation and amortization, primarily attributable to the commencement of operations of the Solnova 1, Solnova 3 and Solnova 4 solar power plants, our ethanol plant in Rotterdam, our co-generation plants in Brazil and the ATE IV, V, VI and VII power transmission lines in Brazil, partially offset by the decrease for reversal of impairment on the Mojave project and the Cemig Sales.

Other operating expenses

        The following table below sets forth our other operating expenses for the years ended December 31, 2011 and December 31, 2010.

	For the Years ended December 31,
	2011		2010
		% of revenue		% of revenue
	(€ in millions except percentages)
Other operating expenses
Research and development costs	25.6	0.4%	36.4	0.8%
Leases and fees	73.1	1.1%	53.5	1.2%
Repairs and maintenance	59.0	0.9%	42.7	1.0%
Independent professional services	325.6	4.9%	176.8	4.0%
Transportation	67.5	1.0%	51.9	1.2%
Supplies	120.1	1.8%	110.1	2.5%
Other external services	122.5	1.8%	54.7	1.3%
Taxes	64.0	1.0%	55.7	1.3%
Other management expenses	64.7	1.0%	80.8	1.9%

Total	922.1	13.8%	662.6	15.2%

        Other operating expenses increased by 39.2% to €922.1 million for the year ended December 31, 2011, from €662.2 million for the year ended December 31, 2010 primarily due to increases in independent professional services and other external services, supplies related to the continued growth of our operations, as well as increased construction activity and the commencement of operations of certain projects included mostly in the Solar segment of our Concessions-Type Infrastructure activity.

        As a percentage of revenue, Other operating expenses decreased from 15.2% in 2010 to 13.8% in 2011. However, independent professional services increased mainly due to the fact that we did more work through subcontractors in our Engineering and Construction activity, especially in the construction of the bioethanol plant in Hugoton, Kansas and the Mojave Solar plant in California (both in the United States) and in projects in Chile and Mexico.

Operating profit

        Operating profit increased by 94.5% to €932.5 million for the year ended December 31, 2011, from €479.5 million for the year ended December 31, 2010. This increase was primarily attributable to the application of IFRIC 12 discussed above, additional capacity entering into operation and full contribution from assets that came online in prior periods across our Industrial Production and Concession-Type Infrastructures activities. Operating margin for the year 2011 increased to 13.9% from 11.0% in 2010 due to the prospective application of IFRIC 12 since January 1, 2011, explained above, and the general margin improvement across our remaining segments.

Finance income

        The following table below sets forth our finance income for the year ended December 31, 2011 and December 31, 2010.

	For the Years ended December 31,
	2011	2010
	(€ in millions)
Finance income
Income from loans and debts	85.1	49.4
Gains from interest-rate derivatives: cash flow hedges	17.2	28.8
Gains from interest-rate derivatives: non-hedging	3.1	1.7

Total	105.4	79.9

        Finance income increased by 31.9% to €105.4 million for the year ended December 31, 2011, from €79.9 million for the year ended December 31, 2010. The increase in finance income was primarily due to an increase in the average outstanding balance of short term financial investments in Brazil, where we benefit from higher interest rates.

Finance expenses

        The following table below sets forth our finance expenses for the year ended December 31, 2011 and December 31, 2010.

	For the Years ended December 31,
	2011	2010
	(€ in millions)
Finance expenses
Expenses due to interest:
— Loans from credit entities	237.2	173.8
— Other debts	204.0	121.7
Losses from interest-rate derivatives: cash flow hedges	131.7	68.9
Losses from interest-rate derivatives: non-hedging	1.0	3.6

Total	573.9	368.0

        Finance expenses increased by 56.0% to €573.9 million for the year ended December 31, 2011, from €368.0 million for the year ended December 31, 2010. The increase in finance expenses was primarily due to interest expense payable on a higher average amount of indebtedness during the year ended December 31, 2011 and interest expense accrued on debt from project companies entering into operation during 2011, as interest expenses is capitalized during the construction period. The main non-recourse projects that entered into operation during the year 2011 were Helioenergy 1 solar thermal plant in Spain (with €78 million debt as of December 31, 2011), Solar Power Plant One ("SPP1") in Algeria (with €244 million debt as of December 31, 2011), the desalination plant in Honaine (Algeria) (with €155 million debt as of December 31, 2011) and the ATN power transmission lines in Peru (with €54 million debt as of December 31, 2011). All these projects were in construction as of December 31, 2010, so their interest expenses during 2010 were capitalized.

        On the other hand, losses from interest-rate derivatives designated as cash flow hedges, for an amount of €131.7 million are due to transfers from equity to financial expense when the hedged item is impacting the consolidated income statement (€67.5 million) and to a decrease in time value of the interest rate options (€64.3 million). In order to hedge our long term debt, some of the interest rate options contracted have long term maturities, which causes their time value to be considerably sensitive to changes in interest rates. In the year ended December 31, 2011, losses from interest rate cash flow hedges include a loss of €64.3 million resulting from a decrease in time value of the interest rate options, mainly due to a significant decrease in the swap curve during the period. Transfers from equity to finance expense have also resulted in a loss during the period because most of the interest rate options have a strike higher than current variable interest rates. Similarly, most of our swaps have a fixed rate higher than current variable interest rates. Contracted fixed rates are disclosed under "Quantitative and Qualitative Disclosures About Market Risk — Market Risk — Interest Rate Risk." On the other hand, decreases in variable interest rates have resulted in lower interest expenses accrued by our financing, which offsets the negative impact of our derivatives.

Net exchange differences

        The following table below sets forth our exchange differences for the year ended December 31, 2011 and December 31, 2010.

	For the Years ended December 31,
	2011	2010
	(€ in millions)
Net exchange differences
Gains and losses from foreign exchange transactions	(30.3)	11.6
Gains and losses from foreign exchange contracts: cash flow hedges	(5.4)	—
Gains and losses from foreign exchange contracts: fair value hedges	7.6	(18.2)
Gains and losses from foreign exchange contracts: non-hedging	—	(11.7)

Total	(28.1)	(18.3)

        Negative net exchange differences increased to a €28.1 million loss for the year ended December 31, 2011, from a €18.3 million loss for the year ended December 31, 2010. In general, as discussed in — Quantitative and Qualitative Disclosure About Market Risk" we use exchange rate derivatives to hedge our foreign exchange operations. As a result, most of our exchange rate differences are offset by the effect of our cash-flow hedge derivatives. Net exchange differences that subsist for the year ended December 31, 2011 are primarily due to the negative impact of foreign exchange transactions, for an amount of €32.3 million, due to the unfavorable evolution of the Brazilian real-U.S. Dollar exchange rate related to the U.S. Dollar-denominated debt financings of our Brazilian subsidiaries. The U.S. Dollar denominated debt of the Brazilian subsidiaries outstanding as of December 31, 2011 and 2010 amounts to €229.9 million and €340.3 million, respectively. We have hedged €68.1 million and €136.8 million with derivative instruments as of December 31, 2011 and 2010, respectively.

        Net losses from foreign exchange contracts designated as cash flow hedges, for an amount of €5.4 million, are primarily related to foreign exchange forward purchase contracts designated by subsidiaries whose functional currency is the euro as cash flow hedges of purchases denominated in U.S. Dollar.

Other net finance income/expenses

	For the Years ended December 31,
	2011	2010
	(€ in millions)
Other finance income
Profits from the sale of financial assets	1.2	3.8
Income on financial assets	3.8	—
Other finance income	23.9	11.0
Changes in the fair value of the derivatives embedded in the convertible bonds and options over shares	—	42.9
Commodity derivatives gains: Cash flow hedge	—	2.0

Total	28.9	59.7

Other finance expenses
Losses from sale of financial assets	(0.1)	—
Other finance expenses	(84.6)	(17.8)
Changes in the fair value of the derivatives embedded in the convertible bonds and options over shares	(29.7)	—
Outsourcing of payables	(65.7)	(58.9)
Commodity derivatives losses: Cash flow hedge	—	(0.6)
Loss from commodities forward contracts: non hedging	(19.1)	—
Total	(199.2)	(77.4)

Other net finance income/expenses	(170.3)	(17.6)

        Other net finance expense increased to €170.3 million for the year ended December 31, 2011, from €17.7 million for the year ended December 31, 2010.

        Total other finance income decreased to €28.9 million in the year ended December 31, 2011 from €59.7 million in the previous year mainly due to the impact of the change in fair value of the derivatives embedded in our convertible bonds, net of the change in fair value of options over our own shares assigned for hedging purposes. The net effect resulted in a net loss of €29.7 million classified in "Other finance expense" compared to a net gain for an amount of €42.9 million for the year ended December 31, 2010 classified in "Other finance income", mainly due to the decrease in our share price, which represents a key variable in the valuation of the derivatives and the call options. Other finance income of €23.9 million for the year ended December 31, 2011 corresponds mainly to interest from deposits and cash and cash equivalents, which have increased year over year.

        Other finance expense increased to €199.2 million in the year ended December 31, 2011 from €77.4 million in the previous year partially due to an increase in the cost of outsourcing payments, caused by a larger volume of payables outsourced during the year. We outsource the payment to suppliers through different financial institutions, which handle the administration of invoices payable and agree to settle them at predefined dates with our suppliers. Abengoa in turn settles directly the invoices with the financial institutions, generally 180 days after the invoice date, reporting the balance in accounts payable until paid. Suppliers have the option to anticipate the collection of their invoices at an earlier date from the financial institutions, which also charges them a discount fee. In addition, Other finance expense also increased due to the change in change in fair value of the derivatives embedded in the convertible bonds, net of the change in fair value of options over our own shares explained above. Finally, other finance expenses of €84.6 million for the year ended December 31, 2011 correspond primarily to bank fees and commissions, financial guarantees, letters of credit and costs related to wire transfers, as well as the cost of outsourcing payments to suppliers and they increased mainly due to an increase in all the types of expenses resulting from a general increase in the activity in 2011.

Finance expense net

        Finance expense net increased by 105.8% to €666.9 million for the year ended December 31, 2011, from €324.0 million for the year ended December 31, 2010. The increase in finance expense net was attributable to the aforementioned changes in finance income, finance expense, net exchange differences and other net finance income/expenses.

Profit before income tax

        Profit before income tax increased by 64.4% between the periods to €269.6 million for the year ended December 31, 2011, compared to €164.0 million for the year ended December 31, 2010. This increase was attributable to the aforementioned results for the period.

Income tax benefit/expense

        We had an income tax expense of €3.2 million for the year ended December 31, 2011, compared to income tax benefit of €17.4 million for the year ended December 31, 2010 (although the amount of income tax actually paid increased from €36.2 million in 2010 to €67.6 million in 2011). As discussed above, the subsidiaries within the consolidated group that generate profits usually generate income tax expenses and pay taxes whereas companies with negative taxable income recognize income tax benefit but they do not obtain a tax refund; instead, they generate tax loss carryforwards that can be offset in future periods. Different types of tax credits generate an income in the income tax expense calculation but they do not reduce the amount of income tax paid in the current period, they will reduce the amount payable in the future.

        The fluctuation in income tax benefit was mainly attributable to the deduction originated by the recognition of certain Spanish export tax incentives generated in the period related to the export of goods and services from Spain, due to our increased export activity, mainly to Latin America, for an amount of €34.3 million in 2011, compared to €28.8 million for the year ended December 31, 2010. The application of these Spanish tax incentives is expected to be recurring in the coming years since we expect to continue to perform these export activities in the future.

        Additionally, the tax benefit for the year ended December 31, 2011 is also due to the recognition of overseas investment tax incentives provided under Article 37 of the Revised Text of the Spanish Corporate Income Tax Act (DAEX) which resulted in the recognition a tax benefit of €29.5 million for the year ended December 31, 2011, compared to €17.4 million for the previous year. The percentage of this tax credit, which was initially set at 25% of the amount invested, has been progressively reduced since 2007 to reach 3% in 2010 and 0% in 2011. As such, the amount recognized in 2011 corresponds to tax credits generated in prior periods. We have recognized this tax credit after updating the forecasts used for the valuation of our deferred tax assets due to a regulatory change that increased the limit for applying these credits from 50% to 60% of the income tax payable. We also took into account the fact that an income tax audit by the Spanish tax authorities of the Spanish tax group for the periods 2005 to 2008 finalized on January 26, 2012 with favourable results for the Company with respect to the application of this tax credit. As of December 31, 2011, we have recognized the full amount of DAEX generated through 2010. The amount of deferred tax assets recognized for this credit totalled €259.7 million as of December 31, 2011.

        Lastly, the income tax benefit for the year ended December 31, 2011 is also due to the application of the tax incentive generated in the period for the transfer of the use of intangible assets governed by article 23 of the Revised Text of the Spanish Income Tax Act, which totalled €12.4 million in 2011 compared to €25.7 million in 2010.

Profit from discontinued operations, net of tax

        Profit from discontinued operations, net of tax, increased by 57.5% to €129.1 million for the year ended December 31, 2011, compared to €81.9 million for the year ended December 31, 2010. The increase is primarily due to the gain realized on the sale of Telvent which amounted, together with the results generated by Telvent until the moment of its sale, to €91.5 million. The results of Befesa amounted to €37.6 million and €34.0 million in 2011 and 2010, respectively.

Profit attributable to non-controlling interests from continuing operations

        Profit attributable to non-controlling interests decreased by 65.3% to €18.6 million for the year ended December 31, 2011, from €53.5 million for the year ended December 31, 2010. The decrease is primarily the result of the sale of our 40% stake in Telvent.

Profit attributable to the parent company

        Profit attributable to the parent company increased by 80.6% to €374.1 million for the year ended December 31, 2011, compared to €207.2 million for the year ended December 31, 2010. This increase was attributable to the aforementioned results for the period.

Other comprehensive income

        Total comprehensive income decreased to €74.8 million for the year ended December 31, 2011, compared to €487.8 million for the year ended December 31, 2010 due to the decrease in Other comprehensive income.

        Other comprehensive income decreased to €(320.7) million for the year ended December 31, 2011, compared to €224.5 million for the year ended December 31, 2010 (see our Consolidated Statements of Comprehensive Income on page F-7).

        In the year ended December 31, 2011, we recorded €(123.8) million directly in equity corresponding to the change in fair value of cash flow hedges. Of this amount, €(217.5) million corresponds to interest rate derivatives, mainly interest rate swaps. Similarly to the year 2012, these losses were mainly related to long-term swaps maturing in 2020 and subsequent years, which are very sensitive to changes in interest rates and which have fixed rates payable that are higher than current variable interest rate receivable. This effect was partially offset by a positive amount of €101.2 million recorded directly in equity corresponding to the change in fair value of derivatives on commodities, related to derivatives over grain in our Biofuels segment and other commodities. We also had a minor impact corresponding to foreign exchange forwards (see Note 14 to our Annual Consolidated Financial Statements and "—Quantitative and Qualitative Disclosure About Market Risk" for further information on hedging and derivatives). In addition, during the year 2011 we also recorded €(239.9) million of translation differences in equity, which corresponds mainly to our subsidiaries with Brazilian real as their functional currency, which experienced a depreciation of 8% against the euro during the year.

        In the year ended December 31, 2010, we recorded €(86.0) million directly in equity corresponding to change in fair value of cash flow hedges, mainly related to interest rate derivatives. Similarly to the year 2011, these losses were mostly related to long-term swaps maturing in 2020 and subsequent years, which are very sensitive to changes in interest rates and which have fixed rates payable higher than current variable interest rate receivable. This effect has been partially offset by the amounts transferred to income statements during the period once the hedged items have an impact in the income statement, for a total amount of €35.7 million. In addition, during the year 2010 we recorded €244.0 million of translation differences in equity, which corresponds to our subsidiaries with Brazilian real as their functional currency, which experienced an appreciation of 13% against the euro during the year and to our subsidiaries with the U.S. Dollar as their functional currency, which experienced an appreciation of 9% against the euro during the year.

Segment Reporting

        We organize our business into the following three activities — Engineering and Construction, Concession-Type Infrastructures and Industrial Production, which in turn comprise seven operating segments:

  •
  Engineering and Construction:  relates to our traditional engineering activities in the energy and water sectors, with more than 70 years of experience in the market as well as the development of solar technology.

        This activity comprises two operating segments:

    •
    Engineering and Construction — Abengoa is specialized in carrying out complex turn-key projects for thermosolar plants, solar-gas hybrid plants, conventional generation plants, biofuels plants and water infrastructures, as well as large-scale desalination plants and transmission lines, among others; and

    •
    Technology and Other — This segment includes those activities related to the development of thermo-solar technology, water management technology and innovative technology businesses such as hydrogen energy or the management of energy crops.

  •
  Concession-Type Infrastructures:  groups together the company's proprietary concession assets that generate revenues governed by long term sales agreements, such as take-or-pay contracts, tariff contracts or power purchase agreements. This activity includes the operation of electric (solar, generation or wind) energy generation plants and transmission lines. These assets generate low demand risk and we focus on operating them as efficiently as possible.

        This activity is currently composed of four operating segments:

    •
    Solar — Operation and maintenance of solar energy plants, mainly using solar-thermal technology;

    •
    Transmission — Operation and maintenance of high-voltage transmission power line infrastructures;

    •
    Water — Operation and maintenance of facilities aimed at generating, transporting, treating and managing potable water, including desalination and water treatment and purification plants; and

    •
    Co-generation — Operation and maintenance of conventional electricity plants.

  •
  Industrial Production:  covers Abengoa's businesses with a high commodity component, our biofuels business. The company holds an important leadership position in this activity in the geographical markets in which it operates. In biofuels, we are engaged in the production and development of biofuels, mainly bioethanol for transport, which uses cereals, sugar cane and oil seeds (soya, rape and palm) as raw materials.

Comparison of Six Months Ended June 30, 2013 and June 30, 2012

Revenue by activity

        The following table sets forth our revenue for the six months ended June 30, 2013 and 2012 by our three activities and seven segments.

	Six months ended June 30,
	2013		2012
		% of revenue		% of revenue
	(€ in millions, except percentages)
Revenue
Engineering and Construction	2,181,5	64.1%	1,859.0	62.9%

Engineering and Construction	1,995.7	58.7%	1,714.6	58.1%
Technology and Other	185.9	5.5%	144.4	4.9%
Concession-Type Infrastructures	236.4	6.9%	181.0	6.1%

Solar	134.4	4.0%	121.8	4.1%
Transmission	32.7	1.0%	17.7	0.6%
Water	20.6	0.6%	10.9	0.4%
Co-generation	48.6	1.4%	30.6	1.0%
Industrial Production	984.4	28.9%	913.2	30.9%

Biofuels	984.4	28.9%	913.2	30.9%
Total	3,402.3	100.0%	2,953.2	100.0%

        Engineering and Construction.    Revenue increased by 17.3% to €2,181.5 million for the first six months of 2013, from €1,859.0 million for the first six months of 2012. The increase in revenue was primarily attributable to the revenue growth of the two segments of this activity.

  •
  Engineering and Construction:  Revenue increased by 16.4% to €1,995.7 million for the six months ended June 30, 2013, from €1,714.6 million for the six months ended June 30, 2012. On a constant currency basis, revenue for the six months ended June 30, 2013 would have been €2,061.5 million, representing an increase of €346.9 million, or 20%, compared to the previous period. The increase in revenues was primarily attributable to the ongoing construction of a thermo-solar plant in the United States (the 280 MW Mojave solar plant in California), due to the construction of thermo-solar plants in South Africa (a 100 MW CSP plant and a 50 MW Solar Tower-technology CSP plant), due to the revenue contribution from the construction of the 200MW PV plant that we are building in the Imperial Valley of California, and the construction of a 450 MW combined cycle plant in Poland. These effects were partially offset by a lower activity of construction of transmission lines in Brazil, given that 2012 was a year of very high execution with large projects such as Norte Brazil and Manaus, together with lower contribution of the Solana 280 MW solar plant in Arizona and lower revenues from the construction of thermosolar plants in Spain.

  •
  Technology and Other:  Revenue increased by 28.7% to €185.9 million for the six months ended June 30, 2013, from €144.4 million for the six months ended June 30, 2012. On a constant currency basis, revenue for the six months ended June 30, 2013 would have been €187.2 million, representing an increase of €42.7 million, or 30%, compared to the previous period. The increase in revenues was mainly due to the sale of solar components, such as technology and mirrors used in the construction of solar plants in Spain and in the construction of the US solar plants, and the sale of water technology components used in the construction of the desalinations plants in Tenes (Algeria) and in Nungua (Ghana).

        Concession-Type Infrastructures.    Revenue increased by 30.6% to €236.4 million for the six months ended June 30, 2013, from €181.0 million for the six months ended June 30, 2012. Our concession business has continued its growth due to new assets entering into operation and a strong performance of assets already in operation.

  •
  Solar:  Revenue increased by 10.4% to €134.4 million for the six months ended June 30, 2013, from €121.8 million for the six months ended June 30, 2012. On a constant currency basis, revenue for the six months ended June 30, 2013 would have been €135.6 million, representing an increase of €13.8 million, or 11%, compared to the previous period. The increase was mainly attributable to solar plants in Spain which entered in operation during the second half of 2012 (Solaben 2 and Helios 2) and to the larger contribution of solar plants that entered in operation in the first half of 2012 (Helios 1 and Solaben 3). As a result, the average capacity in terms of installed MW available throughout the period increased by 200 MW. These four 50MW CSP plants in Spain entered into operation throughout 2012 and therefore made no contribution to the previous period's results. This resulted in a net electricity production of 489.4 GWh for the six months ended June 30, 2013 compared to 413.4 GWh produced during the six months ended June 30, 2012.

  •
  Transmission:  Revenue increased by 84.6% to €32.7 million for the six months ended June 30, 2013, from €17.7 million for the six months ended June 30, 2012. On a constant currency basis, revenue for the six months ended June 30, 2013 would have been €37.4 million, representing an increase of €19.7 million, or 111%, compared to the previous period. The increase was primarily attributable to the entry into operation in the first quarter of 2013 of the power transmission lines in Manaus which cover 586 km.

    During both periods, we were able to maintain high levels of availability (a determining factor for the Transmission segment's revenue generation), above 99% during both periods, in line with availability levels for previous years.

  •
  Co-generation:  Revenue increased by 58.9% to €48.6 million for the first six months ended June 30, 2013, from €30.6 million for the six months ended June 30, 2012. On a constant currency basis, revenue for the six months ended June 30, 2013 would have been €48.8 million, representing an increase of €18.3 million, or 60%, compared to the previous period. This increase was mainly due to the entry into operation in the first quarter of 2013 of a co-generation plant in Tabasco (Mexico) of 300 MW.

  •
  Water:  Revenue increased by 89.2% to €20.6 million for the six months ended June 30, 2013, from €10.9 million for the six months ended June 30, 2012. On a constant currency basis, revenue for the six months ended June 30, 2013 would have been €21.2 million, representing an increase of €10.2 million, 94%, compared to the previous period. This increase was mainly due to the entry into operation in the first quarter of 2013 of a desalination plant in Qingdao (China) of 100,000 m3/day.

        Industrial Production:    Revenue increased by 7.8% to €984.4 million for the six months ended June 30, 2013, from €913.2 million for the six months ended June 30, 2012.

  •
  Biofuels:  Revenue increased by 7.8% to €984.4 million for the six months ended June 30, 2013, from €913.2 million for the six months ended June 30, 2012. On a constant currency basis, revenue for the six months ended June 30, 2013 would have been €997.4 million, representing an increase of €84.2 million, or 9%, compared to the previous period. This increase was mainly due to the a general increase in ethanol prices in United States and Europe during the period, which resulted in a total positive impact on revenues of €95.6 million in the six months ended June 30, 2013. This positive effect was partially offset by the reduction of volumes sold of ethanol in the six months ended June 30, 2013, with 964 MI, compared to the same period of the previous year, with 1,085 Ml, with a total negative impact on revenues of €24.1 million. The business recorded during the period an average plant utilization of 80%, compared to 85% during the same period in 2012. As of June 30, 2013, all of our plants were in operation.

    Sugar sales, an important part of the Brazilian business, recorded an increase as the harvest campaign started approximately one month earlier than in the previous year, with 148 ktn sold during the six months ended June 30, 2012 from 27 ktn sold during the same period of the prior year with an impact on revenues in the amount of €55.1 million. This positive effect was partially offset by the reduction of the average sugar prices (the NY11 sugar average quote, as a reference, declined from an average of 22.9 c$/lb for the first six months ended June 30, 2011, to an average 17.8 c$/lb for the first six months ended June 30, 2012).

Consolidated EBITDA by activity

        The following table sets forth our Consolidated EBITDA for the first six months ended June 30, 2013 and 2012 by our three activities and seven segments.

	For the six months ended June 30,
	2013	2012
	(€ in millions)
Consolidated EBITDA
Engineering and Construction	349.9	282.7

Engineering and Construction	242.0	215.2
Technology and other	107.9	67.5
Concession-Type Infrastructures	140.1	109.0

Solar	80.8	90.4
Transmission	21.6	9.6
Water	16.2	6.4
Co-generation	21.4	2.6
Industrial Production	40.7	5.2

Biofuels	40.7	5.2
Total	530.7	397.0

        Engineering and Construction.    Consolidated EBITDA increased by 23.8% to €349.9 million for the six months ended June 30, 2013, from €282.7 million for the six months ended June 30, 2012. Consolidated EBITDA margin (Consolidated EBITDA as a percentage of revenue) increased to 16.0% for the six months ended June 30, 2013, compared to 15.2% in the same period of 2012.

  •
  Engineering and Construction:  Consolidated EBITDA increased by 12.5% to €242.0 million for the six months ended June 30, 2013, from €215.2 million for the six months ended June 30, 2012. The Consolidated EBITDA margin decreased slightly to 12.1% for the six months ended June 30, 2013, compared to 12.6% for the same period in 2012, due to the mix of projects in execution during the first six months ended June 30, 2013, which contributed with lower margins, compared with the same period of previous year.

  •
  Technology and Other:  Consolidated EBITDA increased by 59.8% to €107.9 million for the six months ended June 30, 2013, from €67.5 million for the six months ended June 30, 2012. The increase was primarily attributable to the higher margin of solar components, such as technology and mirrors used in the construction of solar plants in the United States and South Africa, together with water technology components used in the construction of the desalinations plants in Tenes (Algeria) and in Nungua (Ghana).

        Concession-Type Infrastructures.    Consolidated EBITDA increased by 28.5% to €140.1 million for the six months ended June 30, 2013, from €109.0 million for the six months ended June 30, 2012. Consolidated EBITDA margin in these activities decreased to 59.3% for the six months ended June 30, 2013, compared to 60.3% in the same period of 2012.

  •
  Solar:  Consolidated EBITDA decreased by 10.6% to €80.8 million for the six months ended June 30, 2013, from €90.4 million for the same period in 2012. The decrease in the consolidated EBITDA was primarily attributable to the measures adopted in Spain related to the electric system such the elimination of the remuneration option of receiving the production market price (pool price) plus a premium or the new tax on electricity production, imposing a 7% levy on revenue received from power generation, together with worse weather conditions especially during the first three months in 2013, resulting in lower margins of the Spanish solar plants. These negative effects have been partially offset by the entry into operation of four solar plants (Helios 1 and 2, Solaben 2 and 3) during the second half of 2012.

  •
  Transmission:  Consolidated EBITDA increased by 124.8% to €21.6 million for the six months ended June 30, 2013, from €9.6 million for the same period in 2012, mainly due the entry into operation in the first quarter of 2013 of the Brazilian transmission lines in Manaus which has higher operating margins than the average for the segment. Inflation did not have a relevant impact on operating margins, as contracts are indexed to inflation.

  •
  Co-generation:  Consolidated EBITDA increased by 723.1% to €21.4 million for the six months ended December 30, 2013, from €2.6 million for the same period in 2012, mainly due to the entry into operation in the first quarter of 2013 of a 300 MW co-generation plant in Tabasco (Mexico) which has significantly higher operating margins than the average for the segment.

  •
  Water:  Consolidated EBITDA increased by 153.1% to €16.2 million for the six months ended June 30, 2013, from €6.4 million for the same period in 2012. The increase was primarily attributable to the entry into operation in the first quarter of 2013 of a desalination plant in Qingdao (China) of 100,000 m3/day. The cost of electricity, the main item of the cost structure of the segment, did not have a meaningful impact, as it is passed through to the final client through the tariff.

        Industrial Production.    Consolidated EBITDA increased by 681.3% to €40.7 million for the six months ended June 30, 2013, from €5.2 million for the same period in 2012. Consolidated EBITDA margin in this segment increased to 4.1% for the six months ended June 30, 2013 from 0.6% in 2012.

  •
  Biofuels:  Consolidated EBITDA increased by 681.3% to €40.7 million for the six months ended June 30, 2013, from €5.2 million for the same period in 2012. The increase was primarily attributable to a favorable evolution of the average cash spread in the United States and Europe. As ethanol prices increased more than grain prices (the main cost component of the crush formula), the average crush spread for the business saw a positive evolution for the six months ended June 30, 2013 compared with the same period of the previous period. The average market crush spread in the United States increased to an average $0.57/gal during the six months ended June 30, 2013, from an average of $0.48/gal during for the same period in 2012. Market crush spread (corn based) for Europe saw an increase to an average 139.8c/m3 for the six months ended June 30, 2013, from an average 128.8c/m3 for the same period in 2012. The total combined positive impact of increasing ethanol prices and declining grain prices in the United States and Europe was €12.5 M€

Comparison of Years Ended December 31, 2012 and December 31, 2011

Revenue by activity

        The following table sets forth our revenue for the years ended December 31, 2012 and 2011 by our three activities and seven segments.

	For the Years ended December 31,
	2012		2011
		% of revenue		% of revenue
	(€ in millions, except percentages)
Revenue
Engineering and Construction	3,780.6	59.9%	4,023.9	60.2%

Engineering and Construction	3,477.8	55.1%	3,710.6	55.5%
Technology and Other	302.8	4.8%	313.3	4.7%
Concession-Type Infrastructures	393.1	6.2%	440.3	6.6%

Solar	281.6	4.5%	131.6	2.0%
Transmission	37.6	0.6%	237.6	3.6%
Water	20.7	0.3%	21.0	0.3%
Co-generation	53.2	0.8%	50.1	0.7%
Industrial Production	2,138.3	33.9%	2,225.0	33.3%

Biofuels	2,138,2	33.9%	2,225.0	33.3%
Total	6,312.0	100.0%	6,689.2	100.0%

        Engineering and Construction.    Revenues decreased by 6.0% to €3,780.6 million for the year ended December 31, 2012, from €4,023.9 million for the year ended December 31, 2011. The decrease in revenues was primarily attributable to the prospective application of IFRIC 12 since January 1, 2011 and as a result of lower contribution from our Engineering and Construction work in the Spanish economy.

  •
  Engineering and Construction:  Revenues decreased by 6.3% to €3,477.8 million for the year ended December 31, 2012, from €3,710.6 million for the year ended December 31, 2011. On a constant currency basis, revenue for the year ended December 31, 2012 would have been €3,499.8 million, representing a decrease of €210.7 million, or 5.7%, compared to the same period of the previous year. The decrease in revenues was mostly attributable to the decrease in revenue related to the construction of thermo-solar plants in Spain, which represented approximately €553.6 million in 2012 compared to approximately €650.7 million in 2011. Revenues also decreased as a result of lower contribution from our Engineering and Construction work in Spain due to the general slowdown in the Spanish economy. However, our revenues decrease in this activity was partially offset by the ongoing construction of thermo solar plants in the United States (the 280 MW Solana solar plant in Arizona and the 280 MW Mojave solar plant in California), a combined cycle electricity power plant in Morelos, Mexico, and power transmission lines in Latin America also contributed to an increase in revenue.

  •
  Technology and Other:  Revenue decreased by 3.4% to €302.8 million for the year ended December 31, 2012, from €313.3 million for the year ended December 31, 2011 mainly due to the decrease in the construction of thermo-solar assets in Spain. The impact on revenues in Technology and Other of the construction of thermo-solar plants in Spain prospectively from January 1, 2011 was €192.6 million for the fiscal year 2011 compared to €84.3 million for the fiscal year 2012. This decrease was partially offset by the sale of solar components, such as technology and mirrors used in the construction of our U.S. thermo-solar plants, and to the full consolidation of the Rioglass plants after we assumed full control of the group, which represented an increase of €59.4 million. On a constant currency basis, revenue for year ended December 31, 2012 would have been the same since all business activity for this segment in 2012 related to Spain.

        Concession-Type Infrastructures.    Revenue decreased by 10.7% to €393.1 million for the year ended December 31, 2012, from €440.3 million for the year ended December 31, 2011. The 10.7% year-over-year decrease in revenues was primarily due to the sale of transmission line concessions in Brazil (Cemig Sales) in the fourth quarter of 2011 and second quarter of 2012 and to a lesser extent due to the de-consolidation of certain companies within our concession-type infrastructure activity as a result of the adoption of IFRS 10 and 11 as of January 1, 2012 (please see Note 2.1.3 of our Annual Consolidated Financial Statements as of December 31, 2012).

  •
  Solar:  Revenue increased by 114.1% to €281.6 million for the year ended December 31, 2012, from €131.5 million for the year ended December 31, 2011. On a constant currency basis, revenue for year ended December 31, 2012 would have been €281.0 million, representing an increase of €149.4 million, or 113.6%, compared to the previous year. The increase was mainly attributable to solar plants in Spain which entered into operation in 2012 (Solacor 1 and 2, Helios 1 and 2, Solaben 2 and 3), as well as a larger contribution from the combined cycle SPP1 plant in Hassi R'Mel (Algeria), which entered into operation in the second quarter of 2011. As a result, the average capacity in terms of installed MW available throughout the period increased, compared to the previous year. 300 MW of additional capacity (represented by six 50MW CSP plants in Spain since September 2011) entered into operation along with full contribution from assets that came online throughout the course of the previous period and therefore only partially contributed to the previous period's results. This resulted in a net electricity production of 963.9 GWh for the year 2012 compared to 390.9 GWh produced during the year ended December 31, 2011.

    Pricing policies have very limited impact on the Solar segment's results, as we operate in heavily regulated markets and all the assets are generally awarded a fixed tariff scheme, operate under a power purchase agreement, or other forms of regulated tariff.

  •
  Transmission:  Revenue decreased by 84.2% to €37.6 million for the year ended December 31, 2012, from €237.6 million for the year ended December 31, 2011. On a constant currency basis, revenue for year ended December 31, 2012 would have been €41.7 million, representing a decrease of €195.9 million, or 82.4%, compared to the same period of the previous year. The decrease was primarily attributable to the sale of transmission line concessions in Brazil (Cemig Sales) in the fourth quarter of 2011 and second quarter of 2012. As a result, segment capacity declined to 1,476 km in operation at the end of December 2012 from 3,903 km at the end of December 2011. The decrease in km has also been affected by the sale of certain transmission lines in Chile, which were consolidated through equity method and did not therefore contribute to revenue. Also, the de-consolidation of a company within our transmission segment as a result of the adoption of IFRS 10 and 11 as of January 1, 2012 had a negative impact in our revenues for the fiscal year 2012 compared to 2011.

    During both periods, we were able to maintain high levels of availability (a determining factor for the Transmission segment's revenue generation), above 99% during both periods, in line with availability levels for previous years.

  •
  Co-generation:  Revenue increased by 6.3% to €53.2 million for the year ended December 31, 2012, from €50.1 million for the year ended December 31, 2011. Foreign currency exchange rates had no significant impact on revenues for the year ended December 31, 2012.

  •
  Water:  Revenue decreased by 1.7% to €20.7 million for the year ended December 31, 2012, from €21.0 million for the year ended December 31, 2011. On a constant currency basis, revenue for year ended December 31, 2012 would have been €21.3 million, representing an increase of €0.3 million, or 1.4%, compared to the same period of the previous year. The slight decrease in revenues was due the de-consolidation in 2012 of the desalination plant in Honaine (Algeria), as a result of the adoption of IFRS 10 and 11 as of January 1, 2012, which contributed to revenues in the last quarter of 2011. In terms of volumes of water desalinated, during the year 2012 the company registered an increase to 98.7 million m3, from 86.0 million m3 during 2011.

  Industrial Production:

  •
  Biofuels:  Revenue decreased by 3.9% to €2,138.2 million for the year ended December 31, 2012, from €2,225.0 million for the year ended December 31, 2011. On a constant currency basis, revenue for the year ended December 31, 2012 would have been €2,100.5 million, representing a decrease of €124.5 million, or 5.6%, compared to the same period of the previous year. Our Biofuels segment experienced high pressure on costs and margins, which is leading to an erosion of profitability both in the United States and, to a lesser extent, in Europe and Brazil. Given the difficult market conditions, and in order to preserve cash flows, five plants have been temporarily idled in the United States during the period, which contributed to the decrease in revenue during 2012 compared to 2011. Consequently, volumes sold in the year ended December 31, 2012 decreased compared to the same period of the previous year, with 2,439 Ml, with a total negative impact on revenues of €118.1 million. The business recorded during the period an average plant utilization of 85%, compared to 92% during 2011.

    Sugar sales, an important part of the Brazilian business, recorded an increase due to an exceptional harvest in the last quarter of the year, growing to 412 ktn sold during the year ended December 31, 2012 from 360 ktn sold during the same period of the prior year with an impact on revenues in the amount of €19.9 million.

    Additionally, a general decrease in ethanol and sugar prices during the period, resulted in a total negative impact on revenues of €70.6 million and €2.5 million for the years 2012 and 2011, respectively. Average ethanol prices in the United States experienced a decrease, while remaining flat in the European Union. Average sugar prices declined too (the NY11 sugar average quote, as a reference, declined from an average of 27.0 c$/lb. for 2011 to an average 21.6 c$/lb. for the year 2012).

Consolidated EBITDA by activity

        The following table sets forth our Consolidated EBITDA for the years ended December 31, 2012 and 2011 by our three activities.

	For the Years ended December 31,
	2012	2011
	(€ in millions)
Consolidated EBITDA
Engineering and Construction	623.9	707.2

Engineering and Construction	475.5	511.2
Technology and other	148.4	196.0
Concession-Type Infrastructures	233.6	303.7

Solar	203.4	92.9
Transmission	15.7	193.2
Water	11.6	10.3
Co-generation	2.9	7.2
Industrial Production	91.1	152.1

Biofuels	91.1	152.1

Total	948.6	1,163.0

        Engineering and Construction.    Consolidated EBITDA decreased by 11.8% to €623.9 million for the year ended December 31, 2012, from €707.2 million for the year ended December 31, 2011. Consolidated EBITDA margin (Consolidated EBITDA as a percentage of revenue) decreased to 16.5% for the year ended December 31, 2012, compared to 17.6% in the same period of 2011, due to the prospective application of IFRIC 12 since January 1, 2011.

  •
  Engineering and Construction:  Consolidated EBITDA decreased by 7.0% to €475.5 million for the year ended December 31, 2012, from €511.2 million for the year ended December 31, 2011. Consolidated EBITDA margin remained at similar level, 13.7% for the year ended December 31, 2012, compared to 13.8% in 2011. This decrease was mainly due to the decrease in EBITDA related to the construction of thermo-solar plants in Spain, which represented €68.9 million in the Engineering and Construction segment in 2012 compared to €106.5 million in 2011. In 2011 EBITDA in Engineering and Construction included a one-time income of €56 million recorded in "Other Operating Income" resulting from the prospective application of IFRIC 12 on January 1, 2011 (see Note 2.1.1 to our Annual Consolidated Financial Statements).

  •
  Technology and Other:  Consolidated EBITDA decreased by 24.3% to €148.4 million for the year ended December 31, 2012, from €196.0 million for the year ended December 31, 2011. The decrease was primarily attributable to the decrease in EBITDA related to the construction of thermo-solar plants in Spain, which represented €44.0 million in the Technology and Other segment in 2012 compared to €128.3 million in 2011. In 2011 EBITDA in Technology and Other included a one-time income of €109 million recorded in "Other Operating Income" resulting from the prospective application of IFRIC 12 on January 1, 2011 (see Note 2.1.1 to our Annual Consolidated Financial Statements). This decrease was partially offset by the impact of the acquisition of the Rioglass Group, in which we already had a 50% equity interest. The transaction is a business combination achieved in stages and according to IFRS 3, we remeasured our previously held equity interest in the acquiree at its acquisition-date fair value and we recorded a profit amounting to €85.0 million in Technology and Other operating income. The decrease in terms of the EBITDA margin from 62.8% for 2011 compared to 49.0% in 2012 for the Technology and Other reportable segment was attributable to the decrease in the construction of thermo-solar plants in 2012 and due to higher margin technology licensing fees in 2011 associated with the construction of our two 280 MW thermo-solar projects in the United States (Solana and Mojave), where new technology was being deployed.

        Concession-Type Infrastructures.    Consolidated EBITDA decreased by 23.1% to €233.6 million for the year ended December 31, 2012, from €303.7 million for the year ended December 31, 2011. Consolidated EBITDA margin in these activities decreased to 59.4% for the year ended December 31, 2012, compared to 69.0% in the same period of 2011. The 23.1% year-over-year decrease in EBITDA was primarily due to the sale of transmission line concessions in Brazil (Cemig Sales) in the fourth quarter of 2011 and second quarter of 2012 and to a lesser extent due to the de-consolidation of certain companies within our concession-type infrastructure activity as a result of the adoption of IFRS 10 and 11 as of January 1, 2012 (please see Note 2.1.3 of our Annual Consolidated Financial Statements as of December 31, 2012). The decrease in margin was primarily attributable to the Cemig Sales, and the transmission lines that had a higher level of EBITDA margin as a percentage of revenues than other assets.

  •
  Solar:  Consolidated EBITDA increased by 118.9% to €203.4 million for the year ended December 31, 2012, from €92.9 million for the year ended December 31, 2011. The increase was primarily attributable to plants that entered into operation in 2012 (Solacor 1 and 2, Helios 1 and 2, Solaben 2 and 3). The Consolidated EBITDA margin rose to 72.2% for the year ended December 31, 2012 from 70.6% for the year ended December 31, 2011. This increase is due to the increased efficiency of newer plants that generated proportionally more energy compared to the previous ones, as well as increased contribution from those plants that have been remunerated through a higher pool+premium rather than tariff payments. This scheme, however, has been modified after the latest sector reform, as it is described in "Regulation" section, whereby the premium payment is eliminated from 2013 onwards, resulting in the obligation to choose between the stabilized tariff or the pool price. This scheme awards a lower remuneration compared to the pool+premium scheme awarded from the second year of operation, considering the market prices for the period (source: OMIE) and the resolutions set forth in the Royal Decree 661/2007. Considering that operating costs are related to the output produced, this results in an increase in the plant EBITDA margin from the second year of operation. These positive effects have been offset by the fact that thermo-solar plants that have recently entered into operation and have started to generate EBITDA, during the initial stage of operation, typically tend to have lower EBITDA margin until the plant reaches full efficiency after the start-up phase.

  •
  Transmission:  Consolidated EBITDA decreased by 91.9% to €15.7 million for the year ended December 31, 2012, from €193.2 million for the year ended December 31, 2011, mainly due to the sale of the power transmission lines sold in Brazil which had higher operating margins than the average for the segment. Also, the de-consolidation of a company within our transmission segment in Brazil as a result of the adoption of IFRS 10 and 11 as of January 1, 2012 had a negative impact in our EBITDA for the fiscal year 2012 compared to 2011.

    Inflation did not have a relevant impact on operating margins, as contracts are indexed to inflation.

  •
  Co-generation:  Consolidated EBITDA decreased by 59.8% to €2.9 million for the year ended December 31, 2012, from €7.2 million for the year ended December 31, 2011, mainly due to higher costs of operation and maintenance during 2012 when compared to the year ended December 31, 2011.

  •
  Water:  Consolidated EBITDA increased by 12.6% to €11.6 million for the year ended December 31, 2012, from €10.3 million for the year ended December 31, 2011. The increase both in consolidated EBITDA and in EBITDA margin was primarily attributable to our desalination plant in Skikda (Algeria) which contributed at a higher margin in 2012 compared to 2011, thus improving our overall EBITDA margin. The cost of electricity, the main item of the cost structure of the segment, did not have a meaningful impact, as it is passed through to the final client through the tariff.

  Industrial Production.

  •
  Biofuels:  Consolidated EBITDA decreased by 40.1% to €91.1 million for the year ended December 31, 2012, from €152.1 million for the year ended December 31, 2011. The decrease was primarily attributable to extremely adverse market conditions, especially in the United States resulting in heavy margin erosions and to the lack of improved performances of the European and Brazilian markets, offset in part by income of €26 million during the last quarter of 2012 corresponding to a collection from Chicago Title Insurance Company after a favorable and final jury verdict in a legal proceeding against that company. The reasons for this low margin situation are the severe drought in the Midwest in the United States, causing an increase in corn prices above $7.0 per bushel and the decline in gasoline consumption wich in turn has led to low ethanol prices. In Europe the third quarter. European crush margins for the third quarter stood at an average of approximately €180 per cubic meter compared to less than €130 per cubic meter for the first half and the fourth quarter of the year, leading to a slight recovery of performance in the region quantified as €2.2 million. In general, an unfavorable evolution of raw material costs, in particular grain prices in the United States, led to margin erosion for the segment during 2012 in comparison to 2011.

    As a result of declining ethanol prices and increasing grain prices (the main cost component of the crush formula), the average crush spread for the business saw a negative evolution for 2012 compared to 2011, especially in the United States, despite the hedging activity the business conducts in order to protect sales margins. Taking into account our hedging strategies policy, see "—Quantitative and Qualitative Disclosure About Market Risk—", the total combined negative impact of €152.8 million in terms of consolidated EBITDA for 2012 was a consequence of declining ethanol prices and increased corn prices in the United States was €152.8 million. In detail, the average market crush spread in the United States decreased to an average $0.42/gal during 2012 from an average of $0.69/gal during 2011. Market crush spread (corn based) for Europe saw a slight increase during the period, to an average 141.9€/m3 for 2012 from an average 139.8€/m3 for 2011.

    Additionally, our subsidiary, Abengoa Bioenergy U.S. Holding, recorded an income of €26 million during the last quarter of 2012 corresponding to a collection from Chicago Title Insurance Company after a favorable and final jury verdict in a litigation process against that company.

Comparison of Years Ended December 31, 2011 and December 31, 2010

Revenue by activity

        The following table sets forth our revenue for the years ended December 31, 2011 and December 31, 2010 by our three activities and seven segments.

	For the Years ended December 31,
	2011		2010
		% of Revenue		% of Revenue
	(€ in millions, except percentages)
Revenue
Engineering and Construction	4,023.9	60.2%	2,462.0	56.5%

Engineering and Construction	3,710.6	55.5%	2,348.5	53.9%
Technology and Other	313.3	4.7%	113.5	2.6%
Concession-Type Infrastructures	440.3	6.6%	322.8	7.4%

Solar	131.6	2.0%	58.5	1.3%
Transmission	237.6	3.6%	202.5	4.6%
Water	21.0	0.3%	15.2	0.3%
Co-generation	50.1	0.7%	46.6	1.1%
Industrial Production	2,225.0	33.3%	1,575.2	36.1%

Biofuels	2,225.0	33.3%	1,575.2	36.1%

Total	6,689.2	100.0%	4,360.0	100.0%

        Engineering and Construction.    Revenue increased by 63.4% to €4,023.9 million for the year ended December 31, 2011, from €2,462.0 million for the year ended December 31, 2010. The increase in revenues was primarily attributable to the prospective application of IFRIC 12 since January 1, 2011 and also due to the increase business activity in the two segments comprising our Engineering and Construction activity.

  •
  Engineering and Construction:  Revenue increased by 58.0% to €3,710.6 million for the year ended December 31, 2011, from €2,348.5 million for the year ended December 31, 2010. On a constant currency basis, revenue for 2011 would have been €3,721.8 million, representing an increase of €1,373.3 million, or 58.5%, compared to the same period of the previous year. The increase in revenues was mostly attributable to the prospective application of IFRIC 12 since January 1, 2011. Upon prospective application of IFRIC 12, from January 1, 2011, the remaining contract revenue and margins for the ongoing construction of the plants began to be recognized based on the "percentage of completion" accounting method, up to the end of construction of the plants, in accordance with IAS 11, which resulted in revenues in our Engineering and Construction activity related to thermo-solar assets in Spain for the fiscal year 2011 of approximately €650.7 million compared to €0.0 million for the fiscal year 2010 when revenues related to ongoing construction of thermo-solar assets was eliminated in consolidation. The increase in revenue was also attributable to the construction revenue from the 280 MW CSP Solana plant in Arizona and the 280 MW CSP Mojave plant in California (both in the United States) (construction started at the end of 2010 and mid-2011, respectively), the 100 MW CSP plant in Abu Dhabi (United Arab Emirates) and the co-generation plant in Tabasco (Mexico) and the power transmission lines in Manaus and Rio Madeira (Brazil).

  •
  Technology and Other:  Revenue increased by 176.1% to €313.3 million for the year ended December 31, 2011, from €113.5 million for the year ended December 31, 2010. On a constant currency basis, revenue for 2011 would have been €314.4 million, representing an increase of €200.9 million, or 177.0%, compared to the previous year. The increase in revenues was mostly attributable the prospective application of IFRIC 12 since January 1, 2011, explained above. The impact on revenues of applying IFRIC 12 to our thermo-solar plants in Spain prospectively from January 1, 2011 was €192.6 million for the fiscal year 2011 compared to €0.0 million for the fiscal year 2010.

        Concession-Type Infrastructures.    Revenue increased by 36.4% to €440.3 million for the year ended December 31, 2011, from €322.8 million for the year ended December 31, 2010. The increase was primarily attributable to the commencement of operations of plants under service concession agreements.

  •
  Solar:  Revenue increased by 124.7% to €131.6 million for the year ended December 31, 2011, from €58.5 million for the year ended December 31, 2010. On a constant currency basis, revenues for 2011 would have been €133.1 million, representing an increase of €74.6 million, or 128%, compared to the pervious year. Revenues increased due to the startup of Solnova 1, Solnova 3 and Solnova 4 solar power plants, in the second and third quarters of 2010, as well as an integrated solar-combined cycle plant in Hassi R'Mel (Algeria) in the first half of 2011 and a thermo-solar plant of 50 MW (Helioenergy 1) in the third quarter of 2011. As a result, the average capacity in terms of installed MW available throughout the year increased compared to the previous year. 300 MW of additional capacity (represented by three 50MW CSP plants in Spain and one 150MW Integrated Solar-Combined Cycle plant in Algeria) entered into operation along with full contribution from assets that came online throughout the course of the previous year and therefore only partially contributed to the previous year's results. This resulted in a net electricity production of 390.9 GWh for the year ended December 31, 2011 compared to 180.0 GWh produced during the year ended December 31, 2010.

    Pricing policies have very limited impact on the Solar segment's results, as we operate in heavily regulated markets and all the assets are awarded a fixed tariff scheme, a power purchase agreement, or other forms of regulated tariffs.

  •
  Transmission:  Revenue increased by 17.3% to €237.6 million for the year ended December 31, 2011, from €202.5 million for the year ended December 31, 2010. On a constant currency basis, revenue for 2011 would have been €237.3 million, representing an increase of €34.8 million, or 17%, compared to the previous year. The increase was primarily attributable to the commencement of operations of the power transmission lines ATE IV-VII, Brazil, in the third quarter of 2010 and to the progressive entry into operation throughout 2011 of power transmission line ATN in Peru. At the end of the year (December 2011) the business registered the sale of certain assets to the Brazilian company Cemig, which did not have a material impact on revenues. However, segment capacity decreased to 3,903 km in operation at the end of December 2011 compared to 4,413 km at the end of December 2010.

    During both years, we were able to maintain high levels of availability (a determining factor for the Transmission segment's revenue generation), above 99% during both years, in line with availability levels for previous years.

  •
  Co-generation:  Revenue increased by 7.6% to €50.1 million for the year ended December 31, 2011, from €46.6 million for the year ended December 31, 2010 primarily due to higher tariffs. Foreign currency exchanges rate had no significant impact on revenue growth.

  •
  Water:  Revenue increased by 38.3% to €21.0 million for the year ended December 31, 2011, from €15.2 million for the year ended December 31, 2010. On a constant currency basis, revenue for 2011 would have been €21.8 million, representing an increase of €6.6 million, or 43%, compared to the previous year. The increase was primarily attributable to the entry into operation in the last quarter of 2011 of the desalination plant in Honaine (Algeria).

    In terms of volumes of water desalinated, during 2011 the company registered an increase to 59.3 million m3, from 35.7 million of m3 during 2010.

        Industrial Production.

  •
  Biofuels:  Revenue increased by 41.4% to €2,225.0 million for the year ended December 31, 2011, from €1,575.2 million for the year ended December 31, 2010. On a constant currency basis, revenue for 2011 would have been €2,267.3 million, representing an increase of €692.1 million, or 44%, compared to the previous year. The increase was mainly attributable to the full year of operations of the new bioethanol plant in Rotterdam (Netherlands) and in Indiana and Illinois (United States) in the year ended December 31, 2011 and to the increases in ethanol and biodiesel prices during the year ended December 31, 2011, compared to the year ended December 31, 2010.

    Volumes sold in 2011 increased compared to the previous year, with 2,758 Ml of biofuel sold compared to 2,553 Ml. This was attributable to the ramp-up of our Rotterdam plant, which entered into operation in the second half of 2010, and the operation at full capacity of our US plants. During 2010 our Portales facility in New Mexico was kept idle, while our Indiana and Illinois facilities entered into operation during first quarter of 2010. As a result of these factors, average plant utilization was 93% during 2011, compared to 89% in 2010.

    Revenue from sugar sales, an important part of our Brazilian business, was relatively unchanged from 2010 to 2011, with no material variation in terms of volumes.

    2011 was a positive year for output prices, as the Biofuels segment benefited from increasing ethanol and sugar prices. Both US and EU average ethanol prices were higher during the course of 2011 compared to 2010. Sugar prices in Brazil also increased (the NY11 sugar average quote, as a reference, rose from an average of 22.1 c$/lb. for 2010 to an average 27.0 c$/lb. for 2011). The increase in output prices, combined with the increase in volumes sold described in the previous paragraph, resulted in an increase in revenues during the year ended December 31, 2011, compared to the year ended December 31, 2010.

Consolidated EBITDA by activity

        The following table sets forth our Consolidated EBITDA for the year ended December 31, 2011 and December 31, 2010 by our three activities and seven segments.

	For the Years ended December 31,
	2011	2010
	(€ in millions)
Consolidated EBITDA
Engineering and Construction	707.2	286.5

Engineering and Construction	511.2	260.9
Technology and other	196.0	25.7
Concession-Type Infrastructures	303.7	209.7

Solar	92.9	42.9
Transmission	193.2	150.5
Water	10.3	10.2
Co-generation	7.2	6.1
Industrial Production	152.1	212.0

Biofuels	152.1	212.0

Total	1,163.0	708.2

        Engineering and Construction.    Consolidated EBITDA increased by 146.8% to €707.2 million for the year ended December 31, 2011, from €286.5 million for the year ended December 31, 2010. Consolidated EBITDA margins increased to 17.6%, compared to 11.6% for the year ended December 31, 2010. The increase in EBITDA was primarily attributable to the prospective application of IFRIC 12 since January 1, 2011 and also due to the increase business activity in the two segments comprising our Engineering and Construction activity. In addition, the increase in EBITDA margins was also primarily attributable to the prospective application of IFRIC 12 since January 1, 2011.

  •
  Engineering and Construction:  Consolidated EBITDA increased by 96.0% to €511.2 million for the year ended December 31, 2011, from €260.9 million for the year ended December 31, 2010. The increase in EBITDA was primarily attributable to the impact in EBITDA of applying IFRIC 12 to our thermo solar plants in Spain prospectively from January 1, 2011, which was €106.5 million for the fiscal year 2011 compared to €0.0 million for the fiscal year 2010. In 2011 EBITDA in Engineering and Construction included a one-time income of €56 million recorded in "Other Operating Income" resulting from the prospective application of IFRIC 12 on January 1, 2011 (see Note 2.1.1 to our Annual Consolidated Financial Statements). The increase in Consolidated EBITDA was also attributable to the increase in revenue from the construction of the 280 MW CSP Solana plant in Arizona and the 280 MW CSP Mojave plant in California (both in the United States) and the 100 MW CSP plant in Abu Dhabi (United Arab Emirates), to the progress in the construction of the co-generation plant in Tabasco (Mexico) and the power transmission lines in Manaus and Rio Madeira (Brazil). EBITDA margins as a percentage of revenues increased due to the fact that many of these projects, in particular those related to the construction of solar plants, include the deployment of new technology which is priced above average for the segment.

  •
  Technology and Other:  Consolidated EBITDA increased by 662.6% to €196.0 million for the year ended December 31, 2011, from €25.7 million for the year ended December 31, 2010. The increase in EBITDA was primarily attributable to the prospective application of IFRIC 12 since January 1, 2011 mentioned above. The impact on EBITDA of applying IFRIC 12 to our thermo-solar plants in Spain prospectively from January 1, 2011 was €128.3 million for the fiscal year 2011 compared to

    €0.0 million for the fiscal year 2010. In 2011 EBITDA in Technology and Other included a one-time income of €109 million recorded in "Other Operating Income" resulting from the prospective application of IFRIC 12 on January 1, 2011 (see Note 2.1.1 to our Annual Consolidated Financial Statements). The increase was also attributable to higher technological sales mostly relating to thermo-solar in the energy sector.

        Concession-Type Infrastructures.    Consolidated EBITDA increased by 44.8% to €303.7 million for the year ended December 31, 2011, from €209.7 million for the year ended December 31, 2010. Consolidated EBITDA margin in these activities was 69.0% for the year ended December 31, 2011, compared to 65.0% in the same period of 2010. The increase was primarily attributable to the higher level of performance of assets already in operation.

  •
  Solar:  Consolidated EBITDA increased by 116.7% to €92.9 million for the year ended December 31, 2011, from €42.9 million for the year ended December 31, 2010. The increase was primarily attributable to the entry in operation during 2011 of a thermo-solar plant of 150 MW (Solar Power Plant One) and a 50 MW plant (Helioenergy 1) versus the entry into operation in 2010 of only three thermo-solar plants of 50 MW each. However, the EBITDA margin has declined to 70.6% for the year ended December 31, 2011 from 73.3% for the year ended December 31, 2010, mostly due to the fact that the Helioenergy 1 plant entered into operation towards the end of 2011, when there is typically less solar radiation, fewer daylight hours and worse weather conditions, resulting in lower margins, to the fact that the 150 MW hybrid solar-gas plant operates with lower margins compared to the other assets contributing to the segment results and to the fact that in general, during the initial stage of operation of any thermo-solar plant the EBITDA margin tends to be lower until the plant reaches full efficiency after the start-up phase.

    Finally, margin decreased due to the higher weight that the segment's solar thermal installations have within the portfolio, as they are characterized by lower margins than photovoltaic assets.

  •
  Transmission:  Consolidated EBITDA increased by 28.4% to €193.2 million for the year ended December 31, 2011, from €150.5 million for the year ended December 31, 2010 due to increased operational efficiency throughout 2011 of power transmission lines in Brazil.

    Inflation did not have a relevant impact on operating margins, as contracts are indexed to inflation.

  •
  Co-generation:  Consolidated EBITDA increased by 18.0% to €7.2 million for the year ended December 31, 2011, from €6.1 million for the year ended December 31, 2010.

  •
  Water:  Consolidated EBITDA increased by 1.0% to €10.3 million for the year ended December 31, 2011, from €10.2 million for the year ended December 31, 2010. EBITDA generally remained in line with that of the prior year. The cost of electricity, the main item of the cost structure of the segment, did not have a meaningful impact, as it is passed through to the final client through the tariff.

        Industrial Production.

  •
  Biofuels:  Consolidated EBITDA decreased by 28.2% to €152.1 million for the year ended December 31, 2011, from €212.0 million for the year ended December 31, 2010. The decrease was primarily attributable to an unfavorable evolution of raw material costs during 2011, in particular grain prices in the United States (during the first part of the year) and in the European Union, which led to margin erosion for the segment during 2011 in comparison to the previous year, offsetting the revenue expansion achieved in the period.

    As a result of substantial increases in grain prices (the main cost component of the crush formula), the average crush spread for the business saw a strongly negative evolution in Europe during 2011 compared to the previous year, despite the hedging activity the business conducts in order to protect sales margins. The average market crush spread (corn based) for Europe decreased to an average

    139.8€/m3 for 2011 from an average 165.5€/m3 for 2010. Market crush spread in the US increased to an average $0.69/gal during 2011 from an average $0.59/gal during 2010.

Liquidity and Capital Resources

        The liquidity and capital resources discussion which follows contains certain estimates as of the date of this prospectus of our estimated future sources and uses of liquidity (including estimated future capital resources and capital expenditures) and future financial and operating results. These estimates, while presented with numerical specificity, necessarily reflect numerous estimates and assumptions made by us with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our businesses, all of which are difficult or impossible to predict and many of which are beyond our control. These estimates reflect subjective judgement in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business, economic, regulatory, financial and other developments. As such, these estimates constitute forward-looking information and are subject to risks and uncertainties that could cause our actual sources and uses of liquidity (including estimated future capital resources and capital expenditures) and financial and operating results to differ materially from the estimates made here, including, but not limited to, our performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this prospectus. See "Cautionary Statements Regarding Forward-Looking Language".

        In addition, these estimates reflect assumptions of our management as of the time that they were prepared as to certain business decisions that were and are subject to change. These estimates also may be affected by our ability to achieve strategic goals, objectives and targets over the applicable periods. The estimates cannot, therefore, be considered a guarantee of future sources and uses of liquidity (including estimated future capital resources and capital expenditures) and future financial and operating results, and the information should not be relied on as such. Without disclaiming responsibility to have a reasonable basis for the prospective financial information included in this prospectus, none of us, the Board, the underwriters or any of our or their respective advisors or representatives or any of our or their respective affiliates assumes any responsibility for the validity, accuracy or completeness of such information. None of us, the Board, the underwriters, or our or their respective affiliates, advisors, officers, directors or representatives intends to, and each of them disclaims any obligation to, update, revise or correct these estimates, except as otherwise required by law, including if the estimates are or become inaccurate (even in the short term).

        The inclusion in this prospectus of these estimates should not be deemed an admission or representation by us, the Board, the underwriters or our or their respective affiliates that such information is viewed by us, the Board, the underwriters or our or their respective affiliates as material information of ours. Such information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Abengoa contained in this prospectus. None of us, the Board, the underwriters or our or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any prospective investor or other person regarding our ultimate performance compared to the information contained in these estimates or that forecasted results will be achieved. In light of the foregoing factors and the uncertainties inherent in the information provided above, investors are cautioned not to place undue reliance on these estimates.

        We believe that our existing liquidity and cash flow will be sufficient to meet our requirements and commitments for the foreseeable future as indicated by the information related to our main sources and uses of liquidity found elsewhere in this section.

        We utilize a combination of corporate debt and non-recourse debt to finance our cash needs and the growth of our business. Our primary source of liquidity has historically been cash generated from our operations and financing activities.

        Cash generated by operations includes mostly the EBITDA generated in the period as well as cash flow generated from working capital. We use different tools that have allowed the company to generate cash flows from working capital in the past: (i) we outsource payment to suppliers through financial institutions that process payments 180 days after approval of invoices, (ii) we use non-recourse factoring for many of our receivables (see — Quantitative and Qualitative Disclosure About Market Risk — Credit Risk") and (iii) we attempt to negotiate advances from customers related to construction works we perform in our Engineering and Construction segment. The use of these tools allows many of our projects to be cash flow positive throughout their life. Non-recourse factoring allows us to collect on invoices as soon as they are certified by our customers (based on percentage of completion milestones agreed to in our contracts). Our outsourcing of payables implies suppliers are paid through a financial institution 180 days after the invoices are internally approved (which requires us in certain cases to maintain cash deposits within the relevant financial institutions or otherwise on a restrictive basis), having the option to collect in advance with a discount. Therefore, in quarters of high execution and invoicing, we can generate significant cash flows from collections, whereas payments on work performed are generally made in the subsequent two quarters. This causes certain seasonality in our cash flows, with cash typically generated towards the end of the year, and payments made in the first half of the year.

        As of June 30, 2013 we had €5,252 million of Gross Corporate Debt and €2,685 million of cash and cash equivalents and short-term financial investments, excluding non-recourse entities compared to €4,946 million and €2,271 million as of December 31, 2012, respectively. As of June 30, 2013, we had €412 million of short-term Corporate Debt, representing 8% of our total Corporate Debt. Such debt includes €215 million under the 2010 Forward Start Facility that is due in July 2013 (and has been repaid), which is not financed with drawdowns under the 2012 Forward Start Facility available to us on such date.

        We have historically refinanced or renewed our bilateral credit agreements and other indebtedness coming due at or prior to maturity, and in 2012 we refinanced the remaining amounts due under our 2010 Forward Start Facility and certain of our other syndicated facilities with the signing on April 27, 2012 of a new forward start facility agreement with a group of lenders (the "2012 Forward Start Facility"), with final maturity on July 20, 2016. The original aggregate principal amount under the 2012 Forward Start Facility was €1,566 million, however, following two increases of the aggregate principal amount on May 22, 2012 and July 11, 2012 of €47 million and €50 million, respectively, the 2012 Forward Start Facility provides for borrowings up to €1,663 million divided into Tranche A and Tranche B amounting to €1,350.7 million and €312.5 million, respectively. Drawdowns under Tranche A are designated as July 20, 2012 under Sub-Tranches A1, A2 and A3, and July 20, 2013 under Sub-Tranche A4 which correspond to payment or maturity dates of our other syndicated finance facilities. Drawdowns under Tranche B are designated as July 20, 2012 under Sub-Tranches B3 and B4 and July 20, 2013 under Sub-Tranche B2 which correspond to payment or maturity dates of existing indebtedness. The drawdown date for Sub-Tranche B1 is available after July 2, 2012. The terms and conditions of the 2012 Forward Start Facility are broadly in line with those of our existing 2010 Forward Start Facility. As of June 30, 2013, borrowings under the 2012 and 2010 Forward Start Facility amounted to €551 million and €1,278 million respectively. The remaining €1,073 million has been drawn under the 2012 Forward Start Facility will be used solely to refinance existing indebtedness and cannot be used for any other purpose. Therefore the drawdown will have no impact on our leverage ratios.

        Credit ratings affect the cost and other terms upon which we are able to obtain liquidity through financing (or refinancing). Our corporate family rating and probability of default rating have been recently downgraded by several rating agencies. On July 17, 2012, Moody's downgraded our corporate family rating and probability of default rating from "Ba3" to "B1" with a stable outlook. Concurrently, Moody's downgraded the rating on certain of our existing high-yield notes from "Ba3" to "B1." On November 30, 2012 Moody's changed to negative from stable the outlook on the "B1" rating of our corporate family and such high-yield notes and downgraded them on March 20, 2013 from "B1" to "B2" with a stable outlook. On December 27, 2012, S&P changed the perspective of the "B+" rating from stable to watch negative of our corporate family and such high yield notes and downgraded them on April 3, 2013 to "B" with negative outlook. In addition, on July 25, 2012, Fitch downgraded our long-term issuer default rating from "BB" to "B+" with a stable outlook.

        Such downgrades and any future downgrade of our corporate family or of our outstanding securities may adversely affect our ability to obtain financing on commercially acceptable terms, or at all, and therefore materially adversely affect our liquidity position (including our ability to repay our outstanding indebtedness) and our ability to implement our corporate strategy.

        Our principal liquidity and capital requirements consist of the following:

  •
  capital expenditures for existing and new plants and operations;

  •
  debt service requirements on our existing and future debt;

  •
  costs and expenses relating to the operation of our businesses; and

  •
  acquisitions of new companies to expand our existing product and service lines and geographic presence.

        We proactively manage our cash needs by preparing an annual financial plan, which is approved by the Board of Directors, and continually monitoring the provisions of our liquidity reserve (which includes credit facilities and cash and cash equivalents), based on expected cash flows. We fund in advance disbursements for major cash requirements, such as capital expenditures and debt repayments. In addition, as a general rule, we do not commit our own equity in projects until the associated long term financing is obtained.

        As of June 30, 2013, our known material future commitments in the short-term and long-term, with and without recourse, were €5,252 million and €5,298 million, respectively. For further discussion of our contractual obligations, see "— Non-Recourse Debt" and "— Corporate Debt."

        In addition, as of June 30, 2013, our estimated capital expenditures for the rest of 2013 through 2015, broken down between our Concession-Type Infrastructures and Industrial Production activities (we do not have any capital expenditures in our Engineering and Construction activity) and between committed and uncommitted, are as follows:

	Total	Rest of 2013	2014	2015
	(unaudited and estimated) (€ in millions)
Activity
Committed
Concession-Type Infrastructures	1,776	1,242	350	184
Industrial Production	99	80	19	0

Total Committed	1,875	1,322	369	184

Uncommitted
Concession-Type Infrastructures	450	158	122	170
Industrial Production	0	0	0	0

Total Uncommitted	450	158	122	170

Total Capex Plan	2,325	1,480	491	354

        To finance our committed capital expenditures plan, we have secured commitments for the provision of €1,383 million of non-recourse debt and obtained commitments from our partners in these projects for €161 million, with the remaining €331 million to be contributed by us as equity. We intend to finance our equity contribution to these projects through cash on hand, cash flows generated from operating activities and cash from the corporate financing arrangements we have in place. The table that follows breaks down the amounts estimated to be raised from these sources of capital by year for the rest of 2013 through 2015:

	Total	Rest of 2013	2014	2015
	(unaudited and estimated) (€ in millions)
Source of Capital
Equity from Abengoa	331	240	44	47
Partners	161	122	32	7
Non-Recourse Debt	1,383	960	293	130

Total	1,875	1,322	369	184

        In the last three years, due to the increase in capital expenditures incurred to develop our portfolio of segments in power transmission, solar plants, biofuels and water desalination plants, we have invested €2,214 million, €2,913 million and €2,094 million in 2012, 2011 and 2010, respectively, which has resulted in negative cash flow. These projects are developed over long periods of time, many of which are over 12-month periods. As a result, a high amount of our fixed or intangible assets are still under construction (€2,060 million as of June 30, 2013, or 21% of our total tangible and intangible assets excluding goodwill) and therefore are not yet generating cash flow from operations. However, as these projects become operational, during 2013, 2014 and 2015 they will start contributing to the operating result under our Concession-Type Infrastructures activity and therefore will generate cash flow from operations.

        The amount of total assets under the scope of IFRS 10 which were under construction as of June 30, 2013 was approximately €2,834 million. See "—Factors Affecting the Comparability of Our Results of Operations."

        The expected start-up date of the most significant assets under construction as of June 30, 2013 are as follows:

Description of assets	Location	Capacity	Abengoa (Equity Ownership %)	Expected start up
Solar
Solana*	USA	280 MW	100%	Q3 2013
Mojave*	USA	280 MW	100%	Q2 2014
Solaben 1-6**	Spain	50 MW × 2	100%	Q3 2013
South Africa Through*	South Africa	100 MW	51%	Q1 2015
South Africa Tower*	South Africa	50 MW	51%	Q4 2014
Water
Tenes	Algeria	200 ML/day	51%	Q3 2014
Ghana	Ghana	60 ML/day	51%	Q1 2015
Zapotillo**	Mexico	3,8 m3/sec	100%	Q4 2016
Cogeneration and other
Uruguay wind	Uruguay	50 MW	50%	Q1 2014
Cadonal wind**	Uruguay	50 MW	50%	Q2 2014
Transmission
Norte Brasil	Brazil	2,375 km	51%	Q2 2014
Linha Verde	Brazil	987 km	51%	Q4 2013
ATS	Peru	900 km	100%	Q4 2013
ATN 3**	Peru	355 km	100%	Q3 2016
Quadra I	Chile	79 km	100%	Q3 2013
Quadra II	Chile	50 km	100%	Q3 2013
Bioenergy
Hugoton*	USA	95 ML	100%	Q1 2014

*
Project falling under the scope of IFRS 10 and is therefore consolidated through the equity method until entry into operation.

**
Uncommitted project (financing and partner's contribution still pending to be secured).

        As of June 30, 2013, our cash and cash equivalents were €2,048 million and short-term financial investments were €1,174 million. We also had other current assets (clients and other receivables and inventories) amounting to €2,127 million. Our undrawn corporate credit lines amounted to €101 million.

        We aim to maintain our strong liquidity position, extend the debt maturities of our existing corporate loans and bonds, continue to access the capital markets from time to time, as appropriate, and further diversify our funding sources. Our debt maturities for the following twelve months amount to €1,008 million, out of which €595 million relate to non-recourse financing to be repaid with cash flows to be generated from the projects in respect of which that financing was incurred and €412 million relate to corporate debt maturities. Additionally, in January 2013, we issued a €250 million bond due in 2018 and a €400 million convertible bond due in 2019, the proceeds of which, net of €25 million fees, were used to repay, in part, €99.9 million of our convertible bond due in 2014 and certain corporate bank maturities totalling €22 million. The remainder of the proceeds from these issuances were used to repay €215 million of the 2012 Forward Start Facility Agreement in July 2013 and the rest is intended to be used to repay corporate bank debt maturities. Net interest expense estimate for 2013 is approximately €730 million and we expect to pay a €39 million dividend to our shareholders.

        Additionally, we estimate capital expenditures commitments for the next twelve months of approximately €1,507 million, out of which €1,107 million are expected to be financed with non-recourse debt already committed but not yet drawn upon, €138 million with committed contributions from partners and €262 million with corporate funds from Abengoa. We also have other current liabilities (trade payables, tax liabilities, derivative financial liabilities and provisions) for a total amount of €5,905 million. Some of these payables benefit from required cash deposits, recorded under short term financial investments and Cash and cash equivalents that may only be used specifically to pay confirmed suppliers through financial institutions. This amount was approximately €1,000 million as of June 30, 2013. Consequently, we estimate that our main uses of liquidity in the next twelve months will amount to approximately €10,188 million, which is covered with existing cash and cash equivalents and short-term financial investments as of June 30, 2013 totaling €3,222 million, other current assets (clients and other receivables and inventories) amounting to €2,127 million, committed contributions from partners and non-recourse debt for a total amount of €1,245 million, undrawn credit lines of €180 million, the net proceeds of the bonds issued in January 2013 (net of the buy-back of our convertible bond due in 2014 and fees) of €504 million and estimated profit for the year from continuing operations adjusted by non-monetary items during the next twelve months (prior to interest and working capital) of approximately €800 million. Our estimate for the next twelve months is based on our profit from continuing operations adjusted by non-monetary items for the first half of 2013 of €423.7 million and positive forecasts of the growth of our different businesses, including projected increases in profit in our Engineering and Construction segment and on better than expected crush spreads in our Bioenergy segment. This estimate is based upon management's estimates as of the date of this prospectus and due to certain assumptions is inherently uncertain and may differ significantly from our actual profit for the year from continuing operations adjusted by non-monetary items generated in that period. See "Cautionary Statements Regarding Forward-Looking Statements." We also intend to continue to rotate assets as part of our strategy when we consider that market conditions are adequate. For example, in May 2013, we closed the sale of Bargoa, which manufactures telecommunication components, to the U.S. company Corning Incorporated for a total amount of $80 million, which resulted in $50 million of cash proceeds. In July 2013, we received €331 million of cash proceeds corresponding to the price agreed for the sale of our subsidiary Befesa, together with a deferred compensation of €17 million (including €15 million in escrow pending resolution of ongoing litigation and a €2 million long-term receivable from a Befesa customer), a €48 million subordinated vendor note with a five-year maturity and a €225 million (par value) subordinated convertible instrument with a 15-year maturity. We expect to generate additional sources of liquidity from asset rotation in the next twelve months, although we do not count on it for our liquidity analysis. We have identified a pipeline of assets amounting to approximately €3.1 billion to be rotated in the next 18 months, which we believe would result in approximately €1.5 billion of cash proceeds. These opportunities relate to our power transmission business in Latin America, our renewable and conventional power assets and others.

        As a result of the above, we estimate that our preliminary main sources of liquidity for 2013 will amount to approximately €8,471 million. However, we intend to continue to apply the same working capital policy during 2013 as that disclosed above in the third paragraph of this section and maintain our same payment and collection terms. Consequently, we expect to end the year with a negative working capital balance of approximately €3,000 million (defined as "inventories" plus "clients and other trade receivables" minus "trade payables and other current liabilities"), in line with our negative working capital balance at the end of 2012 and 2011 (€3,257 million and €3,039 million, respectively). Trade payables and other current liabilities includes "credits for services" of approximately €988 million that relate to recurrent amounts payable to subcontractors in our Engineering and Construction segment as part of our other operating expenses. This assumption is supported by our contracted Engineering and Construction backlog for 2013 and an expected improvement in our biofuels segment.

        Additionally, we have extra corporate borrow capacity of €581 million without incurring a breach in our financial covenants.

        The table below breaks down our main uses and sources of liquidity estimated for the next twelve months:

Total
(estimated) (€ In millions)
Main sources of liquidity (as of June 30, 2013)
Cash and cash equivalents	2,048
Short term financial investments	1,174
Clients and other receivables	2,127
Inventories	394
Non-Recourse debt secured and not disbursed	1,107
Contributions from partners	138
Undrawn credit lines	180
Profit for the period from continuing operations adjusted by non-monetary items for the next twelve months	800
Bond issuances 2013, excluding convertible 2014 buy-back	504

Subtotal	8,471

Estimated negative working capital balance ("inventories" plus "clients and other trade receivables" minus "trade payables and other current liabilities") in the next twelve months	3,000

Total	11,471

Total
(estimated) (€ In millions)
Main uses of liquidity next 12 month (as of June 30, 2013)
Corporate debt maturities	412
Non-recourse debt maturities	595
Trade Payables and other current liabilities	5,620
Current tax liabilities	235
Derivative financial liabilities	38
Provisions for other tax liabilities and charges	12
Deposits linked to supplier payments	1,000
Net interest payments	730
Capital expenditures	1,507
Dividend payment	39

Total	10,188

        Additionally, we have estimated uncommitted capital expenditures for the next twelve months of approximately €219 million, without a significant contribution from Abengoa. These opportunities remain uncommitted subject to the availability of the necessary funds from Abengoa, partners and long-term financial arrangements. Therefore, our ability to meet our financial commitments as explained above is in part dependent on the availability of funds or foregoing or otherwise not undertaking our uncommitted capital expenditures in 2013.

        We aim to continue to raise equity funding at the project company level through partnerships.

        We only intend to engage in those opportunities after financing has been committed. As of June 30, 2013, the following significant projects that have been awarded are included in our uncommitted capital expenditures plan, for which we are currently seeking financing: two 50 MW CSP plants in Spain and a contract for the development of El Zapotillo aqueduct project in Mexico. We closed financing for the two 50 MW CSP plants in Spain (Solaben 1-6) on September 30, 2013.

        Our liquidity plans are subject to a number of risks and uncertainties, some of which are outside of our control. Macro-economic conditions could limit our ability to successfully execute our business plans and, therefore, adversely affect our liquidity plans. See "Risk Factors."

Cash Flow

        The following table sets forth consolidated cash flow data each of the three years ended December 31, 2012, 2011 and 2010 and for the six months ended June 30, 2013 and 2012.

	Six months ended June 30,		Year ended December 31,
	2013	2012(1)	2012(1)	2011(1)	2010(1)
	(unaudited)
Consolidated Cash Flow Statement Data
Gross cash flows from operating activities
Profit for the year from continued operations	83.9	77.8	61.5	266.4	181.4
Adjustments to reconcile consolidated after-tax profit to net cash generated by operating activities	339.8	213.8	709.6	548.6	339.5
Variations in working capital and other items	(262.7)	(212.5)	(169.4)	423.5	200.5

Total net cash flow generated by (used in) operating activities	160.9	79.1	601.7	1,238.5	721.4

Net cash flows from investment activities
Investments	(1,030.6)	(1,553.4)	(3,049.1)	(3,115.9)	(2,132.4)
Disposals	18.8	127.1	410.5	1,064.0	175.7

Total net cash flows used in investment activities	(1,011.8)	(1,426.2)	(2,638.6)	(2,051.9)	(1,956.7)

Net cash flows generated by finance activities	571.4	234.8	845.1	1,676.0	2,632.9

Net increase/(decrease) in cash and cash equivalents	(279.6)	(1,112.3)	(1,191.9)	862.6	1,397.6
Cash and cash equivalents at the beginning of the year	2,413.2	3,723.2	3,723.2	2,983.2	1,546.4
Discontinued operations	(76.4)	(51.7)	(51.7)	(112.9)	(8.5)
Currency translation difference on cash and cash equivalents	(9.7)	(8.7)	(66.4)	5.2	47.6

Cash and cash equivalents at the end of the year	2,047.5	2,550.4	2,413.2	3,738.1	2,983.2

(1)
Amounts recasted (see "Presentation of Financial Information" and Note 2 to our Annual Consolidated Financial Statements).

Net Cash Flows from Operating Activities

        For the six-month period ended June 30, 2013, we generated €160.9 million of net cash flows from operating activities compared to €79.1 million during the same period last year mostly due to higher profit for the period from continuing operations adjusted by non-monetary items (€423.7 million in the first six months of 2013 compared to €291.6 million in the first six months of 2012), which was partially offset by a larger consumption of working capital (€68.8 million compared to €31.5 million in the first six months of 2013 and 2012, respectively) and larger net interest and taxes paid, net of discontinued operations (€193.9 million compared to €180.9 million in the first six months of 2013 and 2012, respectively).

        For the year ended December 31, 2012, we generated net cash in our operating activities of €601.7 million, compared to net cash generated from operating activities of €1,238.5 million for the year ended December 31, 2011. The decrease in net cash flow from operating activities was mainly due to a positive contribution to operating cash from working capital of €784.4 million during the year ended December 31, 2011 versus €177.6 million during the same period of 2012. The reduced generation of cash from working capital in 2012 was mainly due to larger amounts paid to our suppliers, especially in our Engineering and Construction activity, as well as to the low margins in our Biofuels segment during 2012. As a result of our working capital financing policies, whereby we pay suppliers 180 days from date of invoice, a lot of the strong execution performed in the last quarter of 2011 to bring several solar assets into operation was paid out to suppliers during 2012. This resulted in large cash outflows during this period, which was paid, in part, with existing cash on the balance sheet, with cash generated from operations during the period before the payment of interest and taxes, and by temporarily using funds from corporate financing. Finally, interest paid was lower for the year ended December 31, 2012 compared with the prior year (€464.3 million vs €471.4 million), while interest received was also lower (€67.3 million (2012) vs. €91.2 million (2011)), all resulting in a significantly lower cash generated by operations period over period.

        We follow a policy of drawing down on our corporate bank debt facilities as soon as they are contracted. Therefore our main source of corporate financing is cash on balance sheet. As of December 31, 2012 the Company had approximately €145 million of undrawn corporate financing lines. We additionally had €1,073 million drawn under the 2012 Forward Start Facility, which will only be used to refinance existing indebtedness upon their maturities and therefore this drawdown will have no impact on our leverage ratios.

        For the year ended December 31, 2011, we generated net cash flows from operating activities of €1,238.5 million, compared to net cash generated in operating activities of €721.4 million for the year ended December 31, 2010. The increase in net cash flow from operating activities was mainly due to higher non-monetary adjustments to net profit (€548.6 million vs. €339.5 million for the year ended December 31, 2011 and 2010, respectively), mostly related to non-cash financial costs and derivatives adjustments, and a positive contribution from working capital of €784.4 million during the year ended December 31, 2011 versus €450.0 million during 2010. The cash contribution from working capital was primarily attributable to a large increase in trade payables during the period, amounting to €1,215.6 million versus an increase of €548.6 million in 2010. As a result of our working capital financing policies, whereby we pay suppliers 180 days from the date of invoice, a lot of the work performed during the period to bring several solar assets, the ethanol plant in Rotterdam and a power transmission line in Peru into operation remained unpaid at year end, whereas the related receivables were collected through non-recourse factoring in significantly less time. The contribution to cash flow from operations from working capital has allowed us to finance part of our investments during the period without the need to access corporate financing. Such contribution, however, is seasonal in nature, as payments to suppliers are made during the first months of the succeeding year.

Net Cash Used in Investing Activities

        For the six-month period ended June 30, 2013, net cash used in investing activities was €1, 011.8 million compared to €1,426.2 million in the same period of 2012 due to lower investment executed in the period as a result of approaching the end of the construction phase of some of our more relevant projects (Solana, CSP plants in Spain and our cogeneration plan for Pemex).

        For the year ended December 31, 2012, net cash used in investing activities was €2,639.0 million, compared to €2,051.9 million for the year ended December 31, 2011. The increase in net cash used in investing activities corresponds to the execution of our capital expenditure plan, which was more intense during 2012 compared to 2011. Our main expenditures during 2012 have been the construction of several solar plants in Spain, the construction of solar plants of Mojave in California and Solana in Arizona (both in the United States), the construction of power transmission lines in Brazil and Peru, the construction of a second-generation biofuels commercial plant in Hugoton, Kansas (United States), the construction of a co-generation plant in Tabasco (Mexico) and the construction of a desalination plant in Ghana. The corporate contributions into these investments amounted to approximately €1,189 million (mostly related to Abengoa's equity funding of solar plants in Spain and United States, transmission lines in Brazil and a cogeneration plant in Mexico), which were primarily funded with cash and cash equivalents on balance sheet, as corporate financing remained broadly stable during the year.

        For the year ended December 31, 2011, net cash used in investing activities was €2,051.9 million, compared to €1,956.7 million for the year ended December 31, 2010. The increase in net cash used in investing activities was primarily attributable to the construction of the power transmission lines in Brazil and Peru and a co-generation plant in Mexico; and the construction of the Solacor 1 and 2, Solaben 2 and 3, Helios 1 and 2 and Helioenergy 1 and 2 solar power plants in Spain, the Solar Power Plant One integrated solar-combined cycle power plant in Hassi R'Mel (Algeria), the construction of solar power plants in Arizona and California (both the United States), and the desalination plants in Qingdao (China) and Algeria, as well as the payment of the deferred purchase price of the entities acquired in 2010 (NTE Transmissora de Energía, S.A. and STE Transmissora de Energía, S.A.).

Net Cash Generated from Financing Activities

        For the six-month period ended June 30, 2013, net cash flow from financing activities was €571.3 million compared to €234.7 million in the first six months of 2012. The net cash generated from financing activities during the first six months of 2013 related to proceeds from loans and borrowings of €1,096.9 million, which was offset by a repayment of loans and borrowings of €366.8 million, the acquisition of treasury shares totaling €84.9 million, dividends paid to shareholders totaling €38.7 million and the effect of discontinued operations of €35.1 million. The proceeds from loans and borrowings related mostly to the issuance during the first months in 2013 of the 2019 Convertible Notes and the Senior Unsecured Notes due 2018 for an amount of €400 million and €250 million respectively. For the six-month period ended June 30, 2012, net cash generated from financing activities related to proceeds from loans and borrowings of €314.1 million, mostly linked to CSP solar assets in Spain, which was offset by a repayment of loans and borrowings of €6.1 million, dividends paid to shareholders of €16.1 million and the effect of discontinued operations of €52.9 million.

        For the year ended December 31, 2012, net cash flow from financing activities was €845.1 million, compared to €1,676.0 million for the year ended December 31, 2011. The net cash generated from financing activities during 2012 corresponds to proceeds from loans and borrowings of €757.0 million, repayments of loans and borrowings of €229.6 million, dividends paid to shareholders of €36.6 million, other finance activities of €6 million and the effect of discontinued operations of €360.4 million. The proceeds from loans and borrowings relates mostly to new non-recourse financings of €242 million obtained for our solar plants under construction (the thermal solar plants Solaben, Solacor and Helios in Spain) and to a extent to transmission lines in Brazil, for €432 million (Manaus, Linha Verde), the cogeneration plant for Pemex in Mexico and the consruction of a wind farm in Uruguay for €84 million.

        For the year ended December 31, 2011, net cash flow from financing activities was €1,676.0 million, compared to €2,632.9 million for the year ended December 31, 2010. The decrease was primarily attributable to the fact that net cash generated from financing activities in the year ended December 31, 2010 included the proceeds from issuances of €250 million of convertible notes due 2017, €500 million of notes due 2016 and $650 million of notes due 2017.

Clients and other receivable accounts

	As of June 30,	As of December 31,
	2013	2012	2011	2010
	(unaudited)
	(€ in millions)
Clients and other receivable accounts:
Trade receivables	822.5	1,064.8	577.1	735.2
Unbilled revenues	522.0	393.2	493.4	711.4
Bad debt provisions	(55.9)	(46.1)	(29.1)	(23.4)
Tax receivables	583.3	621.0	618.0	492.4
Other debtors	254.7	238.3	146.9	225.8

Total	2,126.6	2,271.3	1,806.3	2,141.4

        As of June 30, 2013, clients and other receivable accounts decreased by €144.7 million, or 6.4%, compared to December 31, 2012. This decrease was primarily due to the decrease in accounts receivable from the Engineering and Construction projects of the Mojave solar plant in California, the solar plants in South Africa and the Hugoton second generation biofuels plant in the United States, due to collections during the period for a total amount of €243.5 million. This effect was partially offset by the increase in unbilled revenues in most of our Engineering and Construction companies during the six-month period ended June 30, 2013. Unbilled revenues are related to projects in our Engineering and Construction activity (especially large projects under construction). As a general rule, we aim to bill amounts under unbilled revenues within the three months following completion of the work being performed on the project. Nevertheless, given the highly tailored characteristics of some construction contracts, some projects may take longer to be billed due to specific billing milestones in the contracts. These balances do not include any receivables relating to customer claims being supported by contracts signed with such customers.

        As of December 31, 2012, clients and other receivable accounts increased by €465.0 million, or 25.7%, compared to December 31, 2011. This increase was primarily due to the application of IFRS 10 and 11 as of December 31, 2012 as the de-consolidation of certain entities previously consolidated globally or proportionally resulted in the recognition of accounts receivable of the Group with those companies. This effect was partially offset with the decrease in unbilled revenues due to our ongoing effort to bill within three months following the completion of the work being performed on the project. Unbilled revenues were related to projects in our Engineering and Construction activity (especially large projects under construction, such as Solana and Mojave (two solar thermal plants in the United States), several transmission lines in Latin America, the solar thermal plant Shams-1 facility in Abu Dhabi (United Arab Emirates) and the combined cycled electricity power plant in Morelos (Mexico)). Of the total amount of unbilled revenues outstanding as of June 30, 2013 of €522.0 million, we have billed approximately 22.8% as of August 31, 2013. Of the total amount of unbilled revenues outstanding as of December 31, 2012, 37.2% has been carried forward to June 30, 2013. The unbilled balance that has not been billed yet will be billed in the upcoming months according to the milestones of each specific project, which means approximately 10% per month, except for those projects that will be billed at the end of the construction, so that the total amount is realizable. These balances do not include any receivables relating to customer claims being supported by contracts signed with such customers.

        As of December 31, 2011, clients and other receivable accounts decreased by €335.1 million, or 15.6%, compared to December 31, 2010. This decrease was primarily the result of the deconsolidation of trade receivables and other accounts receivable of Telvent of €474 million, as a result of our divestment of Telvent, in September 2011 which were partially offset by the increase in unbilled revenues related to new engineering and construction activities (especially in large projects in construction such as several transmission lines in Latin America, the solar-thermal plant Shams-1 facility in Abu Dhabi in the United Arab

Emirates and the Colectora Porto Velho electrical substation) of €116 million and an increase in VAT tax receivables from milestones reached in projects under construction.

Concessions

        As of June 30, 2013, the average remaining life of our concessions was approximately 26 years. Concessions consist of long-term projects awarded to, and undertaken by, Group entities (in conjunction with other companies or on an exclusive basis), typically over a term of 20 to 30 years. For further information on our backlog and concessions, see "— Factors Affecting our Results of Operations — Backlog and Concessions."

Financing Arrangements

        We utilize two main sources of financing to meet our financial commitments: corporate debt and non-recourse debt. We use our corporate debt to finance our investments (including in joint ventures and financing at the project company level) and for general corporate purposes. Our corporate debt is used by all of our activities and is primarily incurred by the Company with upstream guarantees from our main operating subsidiaries. We define non-recourse as debt that is generally used for constructing or acquiring an asset, which is guaranteed by the assets and cash flows of the company or group of companies carrying out the financed activities. We generally finance the construction of our own operations by means of non-recourse debt at the project company level. Non-recourse debt is the principal means of financing for project construction in our Engineering and Construction activity, our Concession-Type Infrastructures activity and our Industrial Production activity. We believe that we have sufficient corporate debt in place, together with non-recourse debt and cash flows, to fund and adequately support our existing operations and finance our expansion.

        The Company is subject to one single financial covenant under the majority of the corporate facilities consisting of the maintenance of a Corporate Net Finance Debt to Consolidated EBITDA (as such terms are defined therein) lower than 3.00x until December 30, 2014 and lower than 2.50x thereafter. As of June 30, 2013 this ratio stood at 2.32x which means that the Company has an additional €581 million corporate borrow capacity without incurring a breach of covenants, considering the last twelve month consolidated EBITDA (as defined therein) of €857.9 million.

        As of June 30, 2013, we had a total net debt (including other loans and borrowings) as calculated below of €7,327.9 million outstanding, the majority of which is long-term financing. Our borrowings consist principally of corporate debt and non-recourse debt and loans received from public organizations in connection with certain of our projects. As of June 30, 2013, we had €5,252 million of indebtedness with recourse at the corporate level, €5,297.6 million of non-recourse debt and €3,221.7 million of cash and cash equivalents and short-term financial investments, resulting in total net debt (including other loans and borrowings) of €7,327.9 million.

        The table below sets forth our total net debt (excluding other loans and borrowings) as of December 31, 2012 and 2011 and as of June 30, 2013.

	As of June 30,	As of December 31,
	2013	2012	2011
	(unaudited)
	(€ in millions)
Corporate debt:
Long-term and short-term bank loans	(2,917.1)	(3,042.1)	(3,131.9)
Long-term and short-term notes and bonds	(2,171.9)	(1,674.8)	(1,656.7)
Long-term and short-term finance lease liabilities	(41.9)	(39.9)	(40.9)
Long-term and short-term other loans and borrowings	(121.1)	(190.0)	(239.1)

Total corporate debt	(5,252.0)	(4,946.8)	(5,068.6)

Non-recourse debt:
Long-term non-recourse debt	(4,702.5)	(4,679.0)	(4,983.0)
Short-term non-recourse debt	(595.1)	(577.8)	(407.1)

Total non-recourse debt	(5,297.6)	(5,256.8)	(5,390.1)

Total indebtedness	(10,549.6)	(10,203.6)	(10,458.7)

Short-term financial investment	1,174.2	900.0	1,013.9
Cash and cash equivalents	2,047.5	2,413.2	3,738.1

Total net debt (including other loans and borrowings)	(7,327.9)	(6,890.4)	(5,706.7)
Less: Long-term and short-term other loans and borrowings	121.1	190.0	239.1

Total net debt	(7,206.8)	(6,700.4)	(5,467.6)

Corporate Debt

        As of June 30, 2013, we had €5,252.0 million of corporate debt outstanding. For the year 2012, our average corporate debt outstanding during the period had an average effective annual interest rate of approximately 8.1%, including cost of interest rate hedges.

        Our bank loan financings as of June 30, 2013 primarily consist of the following:

2012 Forward Start Facility Agreement

Overview

        On April 27, 2012, we entered into a forward start facility agreement (the "2012 Forward Start Facility Agreement") with a group of lenders which was amended and restated as of May 22, 2012 and July 11, 2012 as additional financial institutions acceded to the agreement as lenders, raising the total aggregate amount to €1,663 million. The 2012 Forward Start Facility Agreement provides, among other things, for borrowings of up to €1,663,209,640.77, comprising up to €1,350,723,529.62 by way of a facility ("Tranche A") and up to €312,486,111.15 by way of a further facility ("Tranche B"). Tranche A comprises four sub-tranches in the amounts of €97,053,557.32 ("Sub-Tranche A1"), €50,018,511.99 ("Sub-Tranche A2"), €199,034,587.89 ("Sub-Tranche A3") and €1,004,616,872.42 ("Sub-Tranche A4"). Tranche B comprises four sub-tranches in the amounts of €234,152,777.81 ("Sub-Tranche B1"), €50,000,000 ("Sub-Tranche B2"), €18,333,333.33 ("Sub-Tranche B3") and €10,000,000.01 ("Sub-Tranche B4"). The commitments under the 2012 Forward Start Facility Agreement mature on July 20, 2016. The 2012 Forward Start Facility Agreement is governed by Spanish law. As of June 30, 2013, borrowings under the 2012 Forward Start Facility amounted to €551 million.

Purpose

        All funds drawn under Sub-Tranche A1 were used for the partial refinancing of the repayment installments under the 2005 Credit Facility, which was paid on July 20, 2012. All funds drawn down under Sub-Tranche A2 were used for the partial refinancing of the repayment installments under the 2006 Credit Facility, which was paid on July 20, 2012. All funds drawn down under Sub-Tranche A3 were used for the refinancing of the repayment installments under the 2010 Forward Start Facility, which was paid on July 20, 2012. All funds drawn down under Sub-Tranche A4 have been used for the partial refinancing of the repayment installments under the 2010 Forward Start Facility on July 20, 2013.

        All funds drawn down under Sub-Tranche B1 are to be used by us for general corporate purposes and to finance the working capital and/or investment needs of the Group. All funds drawn down under Sub-Tranche B2 are to be used for the partial refinancing of the repayment installments under the 2010 Forward Start Facility, will be payable July 20, 2013 (to the extent not covered with the drawdown under Sub-Tranche A4). All funds drawn down under Sub-Tranche B3 are to be used for the refinancing of the partial repayment installment under the 2005 Credit Facility, which was paid on July 20, 2012 and the repayment installment under the 2010 Forward Start Facility, which was paid on July 20, 2012 and will be payable July 20, 2013. All funds drawn down under Sub-Tranche B4 are to be used for the partial repayment installment under the 2006 Credit Facility, which was paid on July 20, 2012 and the partial repayment installment under the 2010 Forward Start Facility, which was paid on July 20, 2012 and July 20, 2013.

Borrower

        Abengoa is the original borrower under the 2012 Forward Start Facility Agreement.

Guarantees

        The 2012 Forward Start Facility Agreement is guaranteed on a senior basis by the following guarantors: Abeínsa Ingeniería y Construcción Industrial S.A., Abencor Suministros S.A., Abener Energía S.A., Abengoa Bioenergía S.A., Abengoa Bioenergy Company, LLC, Abengoa Mexico S.A., Abentel Telecomunicaciones S.A., ASA Investment Brasil Ltda., Befesa Desulfuración S.A., Ecoagrícola S.A., Instalaciones Inabensa S.A., Negocios Industriales y Comerciales S.A., Abeinsa Infraestructuras Medio Ambiente S.A., Bioetanol Galicia S.A., Abengoa Bioenergy New Technologies, LLC, Abengoa Bioenergy of Nebraska LLC, Teyma Gestión de Contratos de Construcción e Ingeniería S.A., Inabensa Río Ltda, Teyma Internacional S.A., Nicsamex S.A., Abentey Gerenciamiento de Projectos de Engenharia e Construções Ltda, Abengoa Bioenergy Trading Europe B.V., Abengoa Concessoes Brasil Holding, Teyma USA & Abener Engineering and Construction Services General Partnership, Europea de Construcciones Metálicas S.A., Construcciones Metálicas Méxicanas Comemsa S.A., Abengoa Solar S.A., Abengoa Water S.L., Siema Technologies S.L, Abener Teyma Hugoton General Partnership, Abener Teyma Mojave General Partnership, Abengoa Solar New Technologies, S.A., Centro Morelos 264 SA de C.V. and Teyma Uruguay ZF S.A. (the "2012 Facility Guarantors").

        The respective guarantees of the 2012 Forward Start Facility Agreement provided by Abengoa Bioenergía and Befesa Medio Ambiente, S.L.U. ("Befesa") and Abengoa Solar, S.A. ("Abengoa Solar") (if at such time Abengoa Solar had provided a guarantee) may be extinguished in respect of any such company (along with the guarantees provided by any of their respective subsidiaries) if any of these companies sell, whether by public offerings or otherwise, 10% or more of their share capital, provided that, after the release of the guarantee (which shall be automatic subject to Abengoa maintaining at least 50% of their share capital) of either Befesa, Abengoa Bioenergía or Abengoa Solar in such circumstances, the release of the guarantee of the remaining two subsidiaries subsequent to such public offerings is subject to the unanimous consent of the lenders under the 2012 Forward Start Facility Agreement (which shall not be unreasonably withheld). Consequently, the Befesa Sale required the consent of the lenders and such consent was obtained.

        With respect to the guarantees of the remaining 2012 Facility Guarantors, in the event of certain sales of 10% or more of their share capital, the guarantees provided by each guarantor will be automatically extinguished, subject to certain exceptions.

Guarantor Coverage Test

        The 2012 Forward Start Facility Agreement requires that the total consolidated assets and the aggregate EBITDA of the 2012 Facility Guarantors jointly with Abengoa represent at least 75% of total consolidated assets and 75% of Consolidated EBITDA, respectively. In calculating consolidated assets and Consolidated EBITDA, the following items are excluded: (i) Group companies created for the sole purpose of undertaking projects under a system of long-term financing without recourse against another Group member; (ii) acquisitions made without recourse financing; (iii) the assets and EBITDA of Befesa and/or Abengoa Bioenergía and/or Abengoa Solar in the event of disposal of their shares as provided therein; and (iv) Group companies in respect of which legal restrictions exist on their guaranteed amounts payable by us pursuant to the 2012 Forward Start Facility Agreement (but only insofar as such restrictions affect the whole of the guaranteed amounts). If this specified minimum is not satisfied, then we must ensure that additional guarantors accede to the 2012 Forward Start Facility Agreement in order to maintain compliance with the guarantor coverage test.

        In the event that a guarantee provided by Befesa, Abengoa Bioenergía or Abengoa Solar is subsequently released pursuant to the abovementioned provisions described under the section "Guarantees," the 2012 Forward Start Facility Agreement requires that the aggregate EBITDA of the remaining 2012 Facility Guarantors jointly with Abengoa represents at least 85% of total consolidated assets and 85% of Consolidated EBITDA.

Security

        The obligations under the 2012 Forward Start Facility Agreement are not secured.

Amount and Repayment of Borrowings

        The principal drawn down under any tranche of the 2012 Forward Start Facility Agreement is repayable in successive installments on July 20, 2014 and July 20, 2015 and July 20, 2016 in the following amounts:

Repayment Date	Principal to be repaid under Sub- Tranche A1	Principal to be repaid under Sub- Tranche A2	Principal to be repaid under Sub- Tranche A3	Principal to be repaid under Sub- Tranche A4
	(euros)
July 20, 2014	27,174,996.05	14,005,183.36	55,729,684.61	281,292,724.28
July 20, 2015	30,086,602.77	15,505,738.72	61,700,722.25	311,431,230.45
July 20, 2016	39,391,958.50	20,507,589.92	81,604,181.04	411,892,917.69

Repayment Date	Principal to be repaid under Sub- Tranche B1	Principal to be repaid under Sub- Tranche B2	Principal to be repaid under Sub- Tranche B3	Principal to be repaid under Sub- Tranche B4
	(euros)
July 20, 2014	65,562,777.79	14,000,000.00	5,133,333.33	2,800,000.00
July 20, 2015	72,587,361.12	15,500,000.00	5,683,333.33	3,100,000.00
July 20, 2016	96,002,638.90	20,500,000.00	7,516,666.67	4,100,000.00

        The interest payable under the 2012 Forward Start Facility Agreement shall be paid each successive interest period, which shall be one, three or six months, as selected by us at the time of drawdown through certain procedures, as defined therein.

        As of June 30, 2013, €551 million is outstanding under the 2012 Forward Start Facility Agreement.

Mandatory Prepayment

        We are obligated to repay Tranche A and Tranche B on a pro rata basis with the proceeds from a sale by public offering of the shares of Befesa and/or Abengoa Bioenergía and/or Abengoa Solar of which we are the direct or indirect owner, to the extent necessary in order that the Debt Ratio (as defined and calculated therein) is equal to or less than 2.0 at the end of the relevant period (as defined therein).

        In the event of sale of assets corresponding to Discontinued Activities (as defined therein), 30% of the net cash proceeds must be put towards mandatory prepayment to each of the Tranches and Sub-Tranches under the 2012 Forward Start Facility. In the event of sale of a participation in the share capital of certain Group companies, 30% of the net cash proceeds that exceeds the nominal amount of such share capital and the proportional debt of the relevant sold company will be put towards mandatory prepayment. In the event of sale of other assets exceeding €10 million, 30% of net cash proceeds that exceeds the book value of such assets, once discounted for their replacement value, as applicable, must be put towards mandatory prepayment. In each case, provided however, the amounts put towards mandatory prepayment shall not exceed €90 million per fiscal year and/or transaction related to the same business of the Group within 12 months, or €400 million for the life of the 2012 Forward Start Facility.

        This obligatory early repayment shall not exceed €100 million with respect to the proceeds of such sale of shares in Befesa, €50 million with respect to the proceeds of such sale of shares in Abengoa Bioenergía and €100 million with respect to the proceeds of such sale of shares in Abengoa Solar. Such obligatory early repayment is limited to the principal amount pending repayment under Tranche A and Tranche B at the date of the repayment.

Interest Rates and Fees

        The annual interest rate on borrowings is calculated based on EURIBOR, plus a margin. From the date of the first drawdown of funds made by us under Tranche A or Tranche B to January 27, 2013, the margin will be set at 3.75%; after January 27, 2013 until January 27, 2015, the margin will be set at 4.00%; and after January 27, 2015 until July 20, 2016, the final maturity date, the margin will be set at 4.25%.

        We are also obligated to pay a commitment fee on undrawn amounts under Tranche A and B. Other fees are also payable, including an agency commission, structuring commission, loyalty commission and certain mandatory costs.

Covenants

        Availability of amounts under the 2012 Forward Start Facility Agreement is subject to compliance with a financial maintenance covenant. At the end of each annual and semi-annual consolidated financial statement period, the ratio of Net Finance Debt to Consolidated EBITDA (as such terms are defined therein) should be lower than 3.00 to 1.00 until December 30, 2014, following which the ratio should be lower than 2.50 to 1.00.

        Subject in each case to certain exceptions, the 2012 Forward Start Facility Agreement also contains negative covenants and restrictions, including, among other things, restrictions on the granting of security, restrictions on the provision of loans and guarantees, restrictions on the disposal of assets and restrictions on a change of business. Furthermore, we must retain certain ownership levels of the guarantors (at least 50% of the share capital) as well as of Abengoa Solar, Befesa and Abengoa Bioenergía, limit the net debt of our non-guarantor subsidiaries (excluding non-recourse debt) and apply the proceeds from certain sales of the shares of Abengoa Solar, Befesa and Abengoa Bioenergía in specified ways as described above. Consequently, the Befesa Sale required the consent of the lenders and such consent was obtained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions and

Divestments—Sale of Befesa." The 2012 Forward Start Facility Agreement also contains affirmative covenants such as for the mandatory periodic reporting of financial and other information and for notification upon the occurrence of any default and certain other events.

        Under the 2012 Forward Start Facility Agreement, we are obligated to not permit the Net Financial Debt (as defined therein) of the subsidiaries who are not 2012 Facility Guarantors (excluding the indebtedness of project companies and certain acquisitions without recourse) at any time to exceed €100 million. Nevertheless, in the event that either Befesa or Abengoa Bioenergía or Abengoa Solar are no longer 2010 Facility Guarantors in accordance with certain provisions of the 2012 Forward Start Facilities Agreement, the maximum limit increases to €150 million.

Change of Control

        The Majority of the Lenders (as defined in the 2012 Forward Start Facility Agreement) have the ability to require early repayment of all outstanding borrowings under the 2012 Forward Start Facility Agreement, together with accrued interest and all accrued commissions and expenses, upon a person or entity gaining control of us. Control of the borrower is described as either: (i) the ownership of more than 50% of our capital; or (ii) the ability and power to: (a) control 50% or more of our voting shares; (b) appoint or remove 50% or more of the members of our management; or (c) create directives regarding our operating and financial policies.

Events of Default

        The 2012 Forward Start Facility Agreement contains provisions governing certain events of default, including the failure to make payment of the amounts due, defaults under other agreements evidencing indebtedness over a certain threshold, failure to comply with covenants or other obligations, material misrepresentations, events which have a material adverse effect on us, certain bankruptcy events, a cessation of business and the loss of control over any guarantor or Abengoa Solar except in compliance with the 2012 Forward Start Facility Agreement. The occurrence of an event of default could result in the acceleration of payment obligations under the 2012 Forward Start Facility Agreement.

2010 Forward Start Facility Agreement

Overview

        On April 22, 2010, we entered into a forward start facility agreement (the "2010 Forward Start Facility Agreement") with a group of lenders. The 2010 Forward Start Facility Agreement provided, among other things, for borrowings of up to €1,571,181,618, comprising up to €1,216,584,396 by way of a facility ("Tranche A") and up to €354,597,222 by way of a further facility ("Tranche B"). Tranche A comprised a sub-tranche in an amount of €380,243,807 ("Sub-Tranche A1"), a sub-tranche in an amount of €389,589,930 ("Sub-Tranche A2") and a sub-tranche in an amount of €446,750,659 ("Sub-Tranche A3"). The 2010 Forward Start Facility Agreement matured on July 20, 2013 and was fully repaid. The 2010 Forward Start Facility Agreement was governed by Spanish law.

Purpose

        All funds drawn under Sub-Tranche A1 were used for the partial refinancing of the repayment installments under the 2005 Credit Facility, payable on July 20, 2010 and July 20, 2011. All funds drawn down under Sub-Tranche A2 were used for the partial refinancing of the repayment installments under the 2006 Credit Facility, payable on July 20, 2010 and July 20, 2011. All funds drawn down under Sub-Tranche A3 were used for the partial refinancing of the repayment installments under the €600 million commercial credit facility granted to us by a syndicate of lenders under an agreement executed on July 24, 2007 which was paid on July 20, 2011. Funds drawn down under Tranche B must be used by us for general corporate purposes.

Borrower

        Abengoa was the original borrower under the 2010 Forward Start Facility.

Guarantees

        The guarantors were the same as those in the 2012 Forward Start Facility Agreement.

        The respective guarantees of the 2010 Forward Start Facility Agreement provided by Abengoa Bioenergía and Befesa Medio Ambiente, S.L. ("Befesa") and Abengoa Solar, S.A. ("Abengoa Solar") (if at such time Abengoa Solar had provided a guarantee) could have been extinguished in respect of any such company (along with the guarantees provided by any of their respective subsidiaries) if any of these companies sold by certain public offerings 10% or more of their share capital, provided that, after the release of the guarantee (which would be automatic, subject to Abengoa maintaining at least 50% of their share capital) of either Befesa, Abengoa Bioenergía or Abengoa Solar in such circumstances, the release of the guarantee of the remaining two subsidiaries subsequent to such public offerings was subject to the unanimous consent of the lenders under the 2010 Forward Start Facility Agreement. Consequently, the Befesa Sale required the consent of the lenders and such consent was obtained.

        With respect to the guarantees of the remaining 2010 Facility Guarantors, in the event of certain sales of 10% or more of their share capital, the guarantees provided by each guarantor would be automatically extinguished, subject to certain exceptions.

Guarantor Coverage Test

        The 2010 Forward Start Facility Agreement required that the total consolidated assets and the aggregate EBITDA of the 2010 Facility Guarantors jointly with Abengoa represented at least 75% of total consolidated assets and 75% of Consolidated EBITDA, respectively. In calculating consolidated assets and Consolidated EBITDA, the following items were excluded: (i) Group companies created for the sole purpose of undertaking projects under a system of long-term financing without recourse against another Group member; (ii) acquisitions made without recourse financing; (iii) the assets and EBITDA of Befesa and/or Abengoa Bioenergía and/or Abengoa Solar in the event of disposal of their shares as provided therein; and (iv) Group companies in respect of which legal restrictions exist on their guaranteed amounts payable by us pursuant to the 2010 Forward Start Facility (but only insofar as such restrictions affect the whole of the guaranteed amounts). If this specified minimum was not satisfied, then we would have ensured that additional guarantors acceded to the 2010 Forward Start Facilities Agreement in order to maintain compliance with the guarantor coverage test.

        In the event that a guarantee provided by Befesa, Abengoa Bioenergía or Abengoa Solar was subsequently released pursuant to the provisions described under the section entitled "Guarantees," the 2010 Forward Start Facility Agreement required that the aggregate EBITDA of the remaining 2010 Facility Guarantors jointly represent at least 85% of total consolidated assets and 85% of Consolidated EBITDA.

Security

        The obligations under the 2010 Forward Start Facility Agreement were not secured.

Amount and Repayment of Borrowings

        The principal drawn down under any tranche of the 2010 Forward Start Facility Agreement was repaid on July 20, 2013 in the following amounts:

Repayment Date	Principal to be repaid under Sub- Tranche A1	Principal to be repaid under Sub- Tranche A2	Principal to be repaid under Sub- Tranche A3	Principal to be repaid under Tranche B	Total Principal to be repaid
	(euros)
July 2013	233,996,189	311,671,944	446,750,659	289,259,790	1,281,678,582

        The interest payable under the 2010 Forward Start Facility Agreement was paid each successive interest period, which was one, three or six months, as selected by us at the time of drawdown through certain procedures, as defined therein.

        The full amount under the 2010 Forward Start Facility was drawn. All amounts outstanding under the 2010 Forward Start Facility Agreement were repaid in full July 20, 2013 as indicated in the table above.

Mandatory Prepayment

        We were obligated to repay Tranche A and Tranche B on a pro rata basis with the proceeds from a sale by public offering of the shares of Befesa and/or Abengoa Bioenergía and/or Abengoa Solar, to the extent necessary in order that the Debt Ratio (as defined and calculated therein) was equal to or less than 2.0 at the end of the relevant period (as defined therein). This obligatory early repayment could not exceed €100 million with respect to the proceeds of such sale of shares in Befesa, €50 million with respect to the proceeds of such sale of shares in Abengoa Bioenergía and €100 million with respect to the proceeds of such sale of shares in Abengoa Solar. The said obligatory early repayment was limited to the principal amount pending repayment under Tranche A and Tranche B at the date of the repayment.

Interest Rates and Fees

        The annual interest rate on borrowings was calculated based on EURIBOR, plus a margin. From the date of the first drawdown of funds made by us under Tranche A or Tranche B to July 20, 2012, the margin was 2.75% and after July 20, 2012 until the final maturity date on July 20, 2013, the margin was 3.00%.

        We were also obligated to pay a commitment fee on undrawn amounts under Tranche A and B. Other fees were also payable, including an agency commission, structuring commission, loyalty commission and certain mandatory costs.

Covenants

        Availability of amounts under the 2010 Forward Start Facility Agreement were subject to compliance with a financial covenant. As of the end of each annual and semi-annual Consolidated Financial Statement period, the ratio of Net Finance Debt to Consolidated EBITDA (as such terms are defined therein) should have been equal to or less than 3.00 to 1.00.

        Subject in each case to certain exceptions, the 2010 Forward Start Facility Agreement also contained negative covenants and restrictions, including, among other things, restrictions on the granting of security, restrictions on the provision of loans and guarantees, restrictions on the disposal of assets and restrictions on a change of business. Furthermore, we had to retain certain ownership levels of the guarantors (at least 50% of the share capital) as well as of Abengoa Solar, Befesa and Abengoa Bioenergía, limit the net debt of our non-guarantor subsidiaries (excluding non-recourse debt) and apply the proceeds from certain sales of the shares of Abengoa Solar, Befesa and Abengoa Bioenergía in specified ways. Consequently, the Befesa Sale required the consent of the lenders and such consent was obtained. The 2010 Forward Start Facility

Agreement also contained affirmative covenants such as for the mandatory periodic reporting of financial and other information and for notification upon the occurrence of any default and certain other events.

        Under the 2010 Forward Start Facility Agreement, we were obligated to not permit the Net Financial Debt (as defined therein) of its subsidiaries who were not 2010 Facility Guarantors (excluding the indebtedness of project companies and certain acquisitions without recourse) at any time to exceed €100 million. Nevertheless, in the event that either Befesa or Abengoa Bioenergía or Abengoa Solar were no longer 2010 Facility Guarantors in accordance with certain provisions of the Forward Start Facilities Agreement, the maximum limit increased to €150 million.

Change of Control

        The majority of the lenders had the ability to require early repayment of all outstanding borrowings under the 2010 Forward Start Facility Agreement, together with accrued interest and all accrued commissions and expenses, upon a person or entity gaining control of us. Control of the borrower was described as either: (i) the ownership of more than 50% of our capital; or (ii) the ability and power to: (a) control 50% or more of our voting shares; (b) remove 50% or more of the members of our management; or (c) create directives regarding our operating and financial policies.

Events of Default

        The 2010 Forward Start Facility Agreement contained provisions governing certain events of default, including, the failure to make payment of the amounts due, defaults under other agreements evidencing indebtedness over a certain threshold, failure to comply with covenants or other obligations, material misrepresentations, events which had a material adverse effect on us, certain bankruptcy events, a cessation of business and the loss of control over any guarantor or Abengoa Solar except in compliance with the 2010 Forward Start Facility Agreement. The occurrence of an event of default could have resulted in the acceleration of payment obligations under the 2010 Forward Start Facility Agreement.

Bilateral Facilities Loan with Official Credit Institute 2007 due July 2016

Overview

        On July 18, 2007, we entered into a €150.0 million facility agreement (the "Official Credit Institute Loan") with the Instituto de Crédito Oficial which was amended and restated on July 11, 2012. Repayment of principal under the loan shall be made on July 18, 2016. The Official Credit Institute Loan is governed by Spanish law. As of June 30, 2013, €150 million were outstanding under the Official Credit Institute Loan.

Purpose

        All funds drawn down under the Official Credit Institute Loan must be used for financing our plan of international expansion.

Borrowers

        Abengoa is the original borrower under the Official Credit Institute Loan.

Guarantees

        The guarantors are the same as those in the 2012 Forward Start Facility Agreement.

  Guarantor Coverage Test

        The guarantor coverage test is substantially similar to the provision contained in the 2012 Forward Start Facility Agreement.

Security

        The obligations under the Official Credit Institute Loan are not secured.

Amount and Repayment of Borrowings

        The principal drawn down under the Official Credit Institute Loan is repayable in successive installments on the dates and in the amounts below:

  •
  July 18, 2014: €50 million;

  •
  July 18, 2015: €50 million; and

  •
  July 18, 2016: €50 million.

        We are obligated to prepay the facility with the proceeds obtained from any initial public offering of the shares of Befesa Medio Ambiente, S.L., Abengoa Bioenergía, S.A. and/or Abengoa Solar, S.A. held by us directly or indirectly so that the Leverage Ratio (as defined in the Official Credit Institute Loan) calculated pro forma on the basis of the last Audited Consolidated Financial Statements available is equal to or below 2.0 at the end of the period referred to by such Audited Consolidated Financial Statements. In the event of sale of assets corresponding to Discontinued Activities (as defined therein), 30% of the net cash proceeds must be put towards mandatory prepayment of the Official Credit Institute Loan. In the event of sale of a participation in the share capital of certain Group companies (excluding any public offering of the shares of Befesa Medio Ambiente S.L., Abengoa Bioenergía S.A. and/or Abengoa Solar, S.A.), 30% of the net cash proceeds that exceeds the nominal amount of such share capital and the proportional debt of the relevant sold company will be put towards mandatory prepayment. In the event of sale of other assets exceeding €10 million, 30% of net cash proceeds that exceeds the book value of such assets, once discounted for their replacement value, as applicable, must be put towards mandatory prepayment. In each case, provided however, the amounts put towards mandatory prepayment shall not exceed €33,75 million per fiscal year and/or transaction related to the same business of the Group within 12 months, or €150 million for the life of the Official Credit Institute Loan.

        This obligatory early repayment shall not exceed €100 million with respect to the proceeds of such sale of shares in Befesa, €50 million with respect to the proceeds of such sale of shares in Abengoa Bioenergía and €100 million with respect to the proceeds of such sale of shares in Abengoa Solar. Such obligatory early repayment is limited to the principal amount pending repayment at the date of the repayment.

        The interest under the Official Credit Institute Loan must be paid at the end of each successive Interest Period (as defined in the Official Credit Institute Loan), which must be of one, three or six months, as selected by us at the time of drawdown.

        All amounts outstanding under the Official Credit Institute Loan must be repaid in full on July 18, 2016.

Interest Rates and Fees

        The annual interest rate on borrowings is calculated based on EURIBOR, plus a margin. The margin is currently 4.75%.

        Any unpaid due amounts drawn down under the Official Credit Institute Loan will accrue default interest equal to the application of the applicable interest rate indicated above, calculated based on EURIBOR for one-month deposits (as calculated in the Official Credit Institute Loan) and increased by 2%. Due and unpaid interest will be capitalized, the foregoing default interest rate being therefore applicable to such amount once capitalized.

Covenants

        We are subject to compliance with a financial covenant. Our Net Debt to Consolidated EBITDA Ratio (as defined in the Official Credit Institute Loan) should be lower than 3.00 to 1.00 until December 30, 2014, following which the ratio should be lower than 2.50 to 1.00.

        Subject in each case to certain exceptions, the Official Credit Institute Loan contains negative covenants and restrictions, including among others: restrictions on the granting of security, on the provision of loans and guarantees on the disposal of assets, on a change of business and on the incurrence of certain type of debt by certain subsidiaries. Furthermore, subject to certain exceptions, we must not sell or dispose of significant stakes of the share capital of our subsidiaries and must retain directly or indirectly at least 50% of the share capital of Befesa Medio Ambiente, S.L, Abengoa Bioenergía, S.A., and Abengoa Solar. Consequently, the Befesa Sale required the consent of the lenders and such consent was obtained. Non-recourse subsidiaries are not subject to certain of the negative covenants. The Credit Facility Agreement also contains other affirmative covenants such as for the mandatory periodic reporting of financial and other information and for notification upon the occurrence of any event of default.

Change of Control

        The change of control provision is substantially similar to the provision contained in the 2010 Forward Start Facility Agreement.

Events of Default

        The events of default are substantially similar to the provision contained in the 2010 Forward Start Facility Agreement.

Bilateral Facilities Loan with the European Investment Bank (R&D&i) 2007 due August 2014

Overview

        On July 20, 2007, we entered into a credit facility agreement (the "EIB R&D&i 2007 Credit Facility") with the European Investment Bank for an amount of €49 million which was deposited in Abengoa's bank account on August 3, 2007. The commitments under the EIB R&D&i 2007 Credit Facility mature on August 3, 2014. The EIB R&D&i 2007 Credit Facility is governed by Spanish law. As of June 30, 2013, €49 million were outstanding under the EIB R&D&i 2007 Credit Facility.

Purpose

        All funds drawn down under the EIB R&D&i 2007 Credit Facility are required to be used exclusively for financing an investment program in the R&D&i field of our main business areas.

Borrowers

        The original borrower under the EIB R&D&i 2007 Credit Facility is the Company.

Guarantees

        The guarantors are Abeínsa Ingeniería y Construcción Industrial S.A., Abencor Suministros S.A., Abener Energía S.A., Abengoa Bioenergía S.A., Abengoa Bioenergy Company, LLC, Abengoa Mexico S.A., Abentel Telecomunicaciones S.A., ASA Investment Brasil Ltda., Befesa Desulfuración S.A., Ecoagrícola S.A., Instalaciones Inabensa S.A., Negocios Industriales y Comerciales S.A., Abeinsa Infraestructuras Medio Ambiente S.A., Bioetanol Galicia S.A., Abengoa Bioenergy New Technologies, LLC, Abengoa Bioenergy of Nebraska LLC, Teyma Gestión de Contratos de Construcción e Ingeniería S.A., Inabensa Río Ltda, Teyma Internacional S.A., Nicsamex S.A., Abentey Gerenciamiento de Projectos de Engenharia e Construções Ltda,

Abengoa Bioenergy Trading Europe B.V., Abengoa Concessoes Brasil Holding, Teyma USA & Abener Engineering and Construction Services General Partnership, Europea de Construcciones Metálicas S.A., Construcciones Metálicas Méxicanas Comemsa S.A., Abengoa Solar S.A., Abengoa Water S.L., Siema Technologies S.L, Abener Teyma Hugoton General Partnership, Abener Teyma Mojave General Partnership, Abengoa Solar New Technologies, S.A., Centro Morelos 264, S.A. de C.V. and Teyma Uruguay ZF S.A.

Guarantor Coverage Test

        The guarantor coverage test is substantially similar to the provision contained in the 2010 Forward Start Facility Agreement.

Security

        The obligations under the EIB R&D&i 2007 Credit Facility are not secured.

Amount and Repayment of Borrowings

        Subject to a required prepayment, the principal drawn down under the EIB R&D&i 2007 Credit Facility is repayable in a single installment on August 3, 2014.

        We are obligated to prepay the facility with the proceeds obtained from any initial public offering of the shares of Befesa Medio Ambiente, S.L. and/or Abengoa Bioenergía, S.A. held by Abengoa directly or indirectly so that the Leverage Ratio (as defined in the EIB R&D&i 2007 Credit Facility) calculated pro forma on the basis of the last Audited Consolidated Financial Statements available is equal to or below 2.0 at the end of the period referred to by such Audited Consolidated Financial Statements. Other instances in which the European Investment Bank may trigger mandatory early repayments are (i) when the cost of the Project is reduced to an amount which causes the Financing (as defined in the EIB R&D&i 2007 Credit Facility) of the European Investment Bank to account for more than 75% of the total cost of the Project (as defined in the EIB R&D&i 2007 Credit Facility); (ii) upon a change of control (see infra Change of Control section) of Abengoa; or (iii) upon a partial or total early repayment by us of a Syndicated Loan (as defined in the EIB R&D&i 2007 Credit Facility) or any other debt incurred by us having a maturity date longer than one year under the terms and conditions and subject to the exceptions set out in the EIB R&D&i 2007 Credit Facility.

        The interest payable under the EIB R&D&i 2007 Credit Facility shall be paid each successive Interest Period (as defined in the EIB R&D&i 2007 Credit Facility), namely on February 3, May 3, August 3 and November 3 of each year.

        All amounts outstanding under the EIB R&D&i 2007 Credit Facility must be repaid in full on August 3, 2014.

Interest Rates and Fees

        The annual interest rate on borrowings is calculated based on EURIBOR for three month deposits (as calculated in the EIB R&D&i 2007 Credit Facility), plus a margin. The margin for the first drawdown of funds made by us was set at 0.60%. The margin may be increased up to 0.85% on the basis of our Leverage Ratio (as defined in the EIB R&D&i 2007 Credit Facility).

        Any unpaid due amounts drawn down under the EIB R&D&i 2007 Credit Facility will accrue default interest equal to the highest of the following: (i) EURIBOR for one-month deposits (as calculated in the EIB R&D&i 2007 Credit Facility) plus 2%; or (ii) the interest rate resulting from the foregoing paragraph plus 0.25%. Due and unpaid interest will be capitalized, the foregoing default interest rate being therefore applicable to such amount once capitalized.

Covenants

        Abengoa is subject to compliance with a financial covenant. As of the end of each annual and semi-annual Consolidated Financial Statement period, the Debt Ratio (as defined in the EIB R&D&i 2007 Credit Facility) of Abengoa should be equal to or less than 3.00.

        Subject in each case to certain exceptions, the EIB R&D&i 2007 Credit Facility contains negative covenants and restrictions, including among others: restrictions on the granting of security on the provision of loans and guarantees, on the disposal of assets, on a change of business and on the incurrence of certain types of debt by certain subsidiaries. Furthermore, we must retain directly or indirectly at least 50% of the share capital of Befesa Medio Ambiente, S.L, Abengoa Bioenergía, S.A. and the other guarantors. Consequently, the Befesa Sale required the consent from the European Investment Bank and such consent was obtained. Non-recourse subsidiaries are not subject to certain of the negative covenants. The EIB R&D&i 2007 Credit Facility also contains other affirmative covenants such as the execution of the Project as described in the EIB R&D&i 2007 Credit Facility, the maintenance of the installations and materials of the Project, the exploitation of the Project, mandatory periodic reporting of financial and other information or the notification upon the occurrence of any event of default.

Change of Control

        The change of control provision is substantially similar to the provision contained in the 2010 Forward Start Facility Agreement.

Events of Default

        The events of default are substantially similar to the provision contained in the 2010 Forward Start Facility Agreement.

Loan with the European Investment Bank, October 1, 2007

Overview

        On October 1, 2007, we entered into a credit facility agreement (the "EIB 2007 Credit Facility Agreement") with the European Investment Bank for an amount of €60 million of borrowing availability which we received on October 8, 2007. The commitments under the EIB 2007 Credit Facility Agreement mature on August 3, 2014. The EIB 2007 Credit Facility Agreement is governed by Spanish law. As of June 30, 2013, €60 million were outstanding under the EIB 2007 Credit Facility Agreement and a total of €109 million was outstanding between the EIB R&D&i 2007 Credit Facility and the EIB 2007 Credit Facility Agreement.

Purpose

        All funds drawn down under the EIB 2007 Credit Facility Agreement are required to be used exclusively for financing an investment program in the R&D&i field of our main business areas.

Borrowers

        Abengoa is the original borrower under the EIB 2007 Credit Facility Agreement.

Guarantees

        On October 1, 2007, pursuant to the EIB 2007 Credit Facility Agreement, the Instituto de Crédito Oficial, Caja de Ahorros y Pensiones de Barcelona, and Caja de Ahorros del Mediterráneo (the "Guarantors") and the European Investment Bank, entered into a personal guarantee agreement (the "Bank Guarantee Agreement") whereby the Instituto de Crédito Oficial and Caja de Ahorros y Pensiones de Barcelona committed each to guarantee 33.3333333333% of our monetary obligations vis-à-vis the European

Investment Bank under the Credit Facility Agreement, while Caja de Ahorro del Mediterráneo committed to guarantee 33.3333333334%. The Bank Guarantee Agreement is governed by Spanish law.

        On October 1, 2007, we (as "Counter Guarantor") and the same guarantors as those in the 2012 Forward Start Facility Agreement guaranteed the Guarantors.

        Covenants and events of Guarantors release under the Counter-guarantee Agreement are substantially similar to the provisions contained under 2010 Forward Start Facility Agreement.

Guarantor Coverage Test

        The guarantor coverage test is substantially similar to the provision contained in the 2010 Forward Start Facility Agreement.

Security

        In the event that we or the Joint and Several Guarantors breach the Counter Guarantee Agreement or diminish the solvency on the basis of which the Guarantors entered into such Agreement, the Counter Guarantee Agreement provides for the constitution of pledges over (i) listed securities, securing the maximum amount of principal guaranteed by the Guarantors under the Bank Guarantee Agreement; or (ii) credit rights of the Counter Guarantor (i.e., Abengoa) over a cash deposit in a bank to be determined by the Guarantors in an amount equal to the one determined in the Bank Guarantee Agreement. The following, inter alia, are considered breaches of the Counter Guarantee Agreement or as an event of diminution of our solvency and/or the Joint and Several Guarantors: failure to make any payment under the Counter Guarantee Agreement; breach of the Net Debt to Consolidated EBITDA ratio (as defined in the Counter Guarantee Agreement); and certain bankruptcy events or cross defaults resulting in early repayments equal to or over €3 million in total.

Amount and Repayment of Borrowings

        Subject to a required prepayment, the principal drawn down under the EIB 2007 Credit Facility Agreement is repayable in a single installment on August 3, 2014.

        We are obligated to make an early repayment, inter alia, if the cost of the R&D&i program (the "Project") is reduced to an amount which causes the Financing (each as defined in the EIB 2007 Credit Facility Agreement) of the European Investment Bank to account for more than 75% of the total cost of the Project, upon a change of control of Abengoa (see infra Change of Control section), or if certain conditions or circumstances affect the Guarantors (for example, if the Guarantors cease being an accepted guarantor under the EIB 2007 Credit Facility Agreement or if they breach their obligations with the European Investment Bank under the Bank Guarantee Agreement).

        The interest payable under the EIB 2007 Credit Facility Agreement shall be paid during each successive Interest Period (as defined in the EIB 2007 Credit Facility Agreement), namely on February 3, May 3, August 3 and November 3 of each year.

        All amounts outstanding under the EIB 2007 Credit Facility Agreement must be repaid in full on August 3, 2014.

Interest Rates and Fees

        The annual interest rate on borrowings is calculated based on EURIBOR for three month deposits (as calculated in the EIB 2007 Credit Facility Agreement), plus a 0.043% margin.

Covenants

        Under the Counter Guarantee Agreement, as of the end of each annual and semi-annual Consolidated Financial Statement period, our Net Debt to Consolidated EBITDA ratio (as defined in the Counter Guarantee Agreement) must be equal to or below 3.50.

        Subject in each case to certain exceptions, the EIB 2007 Credit Facility Agreement contains negative covenants and restrictions, including among others: restrictions on the granting of security, on the provision of loans and guarantees, on the disposal of assets, on a change of business and on the incurrence of certain type of debt by certain subsidiaries. Furthermore, we must retain directly or indirectly at least 50% of the share capital of Befesa Medio Ambiente, S.L. and Abengoa Bioenergía, S.A. Consequently, the Befesa Sale required the consent of the European Investment Bank and such consent was obtained. Non-recourse subsidiaries are not subject to certain of the negative covenants. The EIB 2007 Credit Facility Agreement also contains affirmative covenants, such as the execution of the Project as described in the EIB 2007 Credit Facility Agreement, the maintenance of the installations and materials of the Project, the exploitation of the Project, mandatory periodic reporting of financial and other information and the notification upon the occurrence of any event of default.

Change of Control

        The change of control provision is substantially similar to the provision contained in the 2010 Forward Start Facility Agreement.

Events of Default

        The events of default are substantially similar to the provision contained in the 2010 Forward Start Facility Agreement.

Swedish Export Buyer Credit Agreement

Overview

        On March 2, 2010, Instalaciones Inabensa S.A. entered into a Swedish export buyer credit agreement (the "Swedish Credit Agreement") with a group of lenders. The Swedish Credit Agreement provides, among other things, for borrowings of up to €247,730,631. The commitments under the Swedish Credit Agreement mature on October 31, 2020. On December 10, 2010, the Swedish Credit Agreement was increased in the amount of €128,759,382. The Swedish Credit Agreement is governed by Swedish law. As of June 30, 2013, €348 million was outstanding under the Swedish Credit Agreement.

Purpose

        All amounts borrowed by Instalaciones Inabensa S.A. under the Swedish Credit Facility Agreement shall be applied to finance 100% of the EKN Premium (as defined in the Swedish Credit Facility Agreement) up to a maximum of €13,030,631, 100% of the costs of Eligible Goods and Services, as defined in the Swedish Credit Agreement, consisting primarily of rectifier and inverter stations up to a maximum aggregate amount of €222.7 million and 100% of the interest incurred under the Swedish Credit Agreement up to a maximum of €12 million.

Borrower

        The original borrower under the Swedish Credit Agreement is Instalaciones Inabensa S.A.

Guarantee

        The Swedish Credit Agreement is guaranteed on a senior basis by Abengoa.

Security

        The obligations under the Swedish Credit Agreement are not secured.

Amount and Repayment of Borrowings

        The borrower shall repay the loans made to it under the Swedish Credit Agreement in seventeen equal semi-annual installments. Any amount outstanding on October 31, 2020 shall be repaid in full on that date.

Interest Rates and Fees

        The annual interest rate on borrowings is EURIBOR plus a margin. The annual interest rate on borrowings is calculated based on EURIBOR, plus a margin. The all in cost is EURIBOR plus 2.85%. Interest payments on each loan made under the Swedish Credit Agreement shall be made on the last day of the six-month period following the utilization date for that loan and every other successive interest period for that loan shall have a six month duration.

Covenants

        Availability of amounts under the Swedish Credit Agreement is subject to compliance with a financial covenant. As of the end of each financial year, the Debt Ratio (as such term is defined in the Swedish Credit Agreement) should not exceed 3.00. Net Financial Debt and EBITDA (which are components of the Debt Ratio) shall be calculated and interpreted on a consolidated basis in accordance with the GAAP applicable to our Audited Consolidated Financial Statements which shall be expressed in euro.

        Subject in each case to certain exceptions, the Swedish Credit Agreement also contains negative covenants and restrictions, including, among other things, restrictions on the granting of security, restrictions on the provision of loans and guarantees, restrictions on the disposal of assets and restrictions on a change of business. The Swedish Credit Agreement also contains affirmative covenants such as for the mandatory periodic reporting of financial and other information and for notification upon the occurrence of any default and certain other events.

Change of Control

        The Guarantor may not sell, lease, transfer or otherwise dispose of any shares or capital shares representing the capital or the Borrower unless such disposition does not result in a Change of Control (as defined in the Swedish Credit Agreement). Any disposal by means of granting security, granting an option or similar arrangements which may if realized and/or exercised result in a Change of Control shall not be permitted.

Events of Default

        The Swedish Credit Agreement contains provisions governing certain events of default, including a failure to make payment of the amounts due, defaults under other agreements evidencing indebtedness over a certain threshold, failure to comply with covenants or other obligations, material misrepresentations, events which have a material adverse effect on us, certain bankruptcy events, a cessation of business and the loss of control over any Guarantor except in compliance with the Swedish Credit Agreement. The occurrence of an event of default could result in the acceleration of payment obligations under the Swedish Credit Agreement.

Second Swedish Credit Agreement

Overview

        On August 11, 2010, our subsidiary Abener Energía S.A. entered into a Second Swedish Credit Agreement (the "Second Swedish Credit Agreement") which was amended on October 19, 2010, May 4,

2011 and January 25, 2012. The Facility Framework Agreement provides, among other things, for borrowings of up to €299,253,894. Sixteen individual loan agreements have been borrowed under the Second Swedish Credit Agreement amounting €269,365,984 maturing between 2018 and 2022. The Second Swedish Credit Agreement is governed by English law.

Purpose

        All amounts borrowed by Abener Energía S.A. under the Second Swedish Credit Agreement shall be applied to 100% of the EKN Premium (as defined in the Second Swedish Credit Agreement), 100% of the costs of Eligible Goods and Services (as defined in the Second Swedish Credit Agreement), 100% of the local costs up to a maximum of 30% of imported costs.

Guarantee

        We guarantee the Second Swedish Credit Agreement on a senior basis.

Amount and Repayment of Borrowings

        The borrower shall repay the loans made to it under the Second Swedish Credit Agreement in seventeen equal semi-annual installments. Any amount outstanding on the Final Maturity Date (as defined in the Second Swedish Credit Agreement) shall be repaid in full on that date.

Interest Rates and Fees

        The annual interest rate on borrowings is calculated based on EURIBOR, plus a margin. The all in cost is EURIBOR plus 2.85%. Interest payments on each loan made under the Second Swedish Credit Agreement shall be made on the last day of the six-month period following the utilization date for that loan and every other successive interest period for that loan shall have six month duration.

Covenants

        Availability of amounts under the Second Swedish Credit Agreement is subject to compliance with a financial covenant. The Debt Ratio (as such term defined in the Second Swedish Credit Agreement) should be equal to or less than 3.00, as of the end of each annual and semi-annual Consolidated Financial Statement period. Net Financial Debt and Consolidated EBITDA shall be calculated and interpreted on a consolidated basis in accordance with the GAAP applicable to our Audited Consolidated Financial Statements which shall be expressed in euro.

        Subject in each case to certain exceptions, the Second Swedish Credit Agreement also contains negative covenants and restrictions, including, among other things, restrictions on the granting of security, restrictions on the provision of loans and guarantees, restrictions on the disposal of assets and restrictions on a change of business. The Second Swedish Credit Agreement also contains affirmative covenants such as for the mandatory periodic reporting of financial and other information and for notification upon the occurrence of any default and certain other events.

Change of Control

        The Guarantor may not sell, lease, transfer or otherwise dispose of any shares or capital shares representing the capital or the Borrower unless such disposition does not result in a Change of Control (as defined in the Second Swedish Credit Agreement). Any disposal by means of granting security, granting an option or similar arrangements which may if realized and/or exercised result in a Change of Control shall not be permitted.

Events of Default

        The Second Swedish Credit Agreement contains provisions governing certain events of default, including a failure to make payment of the amounts due, defaults under other agreements evidencing indebtedness over a certain threshold, failure to comply with covenants or other obligations, material misrepresentations, events which have a material adverse effect on us, certain bankruptcy events, a cessation of business and the loss of control over any Guarantor or Abengoa Solar except in compliance with the Second Swedish Credit Agreement. The occurrence of an event of default could result in the acceleration of payment obligations under the Second Swedish Credit Agreement.

        Our bond financings as of June 30, 2013 consist of the following:

Convertible Notes due 2014

Overview

        On July 24, 2009, Abengoa issued €200 million aggregate principal amount of 6.875% Senior Unsecured Convertible Notes due 2014 (the "2014 Convertible Notes"). Deutsche Bank AG, London Branch acted as fiscal agent and paying, transfer and conversion agent, Deutsche Bank Luxembourg S.A. acted as registrar and Deutsche Bank, S.A.E. acted as commissioner. The 2014 Convertible Notes are governed by English law. The terms and conditions of the 2014 Convertible Notes were amended in December 2012.

        On January 17, 2013, the Company bought back €99.9 million principal amount of 2014 Convertible Notes, leaving €100.1 million aggregate principal amount outstanding as of the date of this prospectus.

Ranking

        The 2014 Convertible Notes are direct, unconditional, unsubordinated and unsecured obligations of the Company ranking pari passu and ratably, without any preference among themselves, and equally with all our other existing and future unsecured and unsubordinated indebtedness, but, in the event of winding-up, save for such obligations that may be preferred by provisions of law that are mandatory and of general application.

Guarantees

        The obligations under the 2014 Convertible Notes are not guaranteed.

Interest Rates, Payment Dates and Maturity

        The 2014 Convertible Notes bear interest at 6.875% per annum. Interest on the 2014 Convertible Notes is payable semi-annually in arrears in equal installments on January 24 and July 24 of each year. The 2014 Convertible Notes will mature on July 24, 2014.

Conversion

        The 2014 Convertible Notes are convertible into fully paid Class A shares or Class B shares of Abengoa credited in the number determined by dividing the aggregate nominal amount of the Notes by the applicable conversion price and adjusted upon the occurrence of certain events, including, among others, the change in our share capital or the issuance of certain securities by us. The conversion price was initially set at €21.12 per ordinary share of Abengoa and adjusted upon the occurrence of certain events, including, among others, the change in our share capital or the issuance of certain securities by us. In July 2012, the conversion price was adjusted to €20.84 per ordinary share of the Company following a dividend payment (€0.35 per share) in excess of the dividend threshold permitted without adjustment in the conversion price (€0.21 per share). The conversion price has been adjusted to €4.17 per share of Abengoa due to the distribution of Class B shares as approved by the Extraordinary General Shareholders' Meeting of Abengoa held on September 30, 2012.

        The 2014 Convertible Notes are only convertible during the conversion period beginning on and including September 3, 2009 and ending on and including July 16, 2014, subject to certain adjustments. However, should we redeem the 2014 Convertible Notes, the conversion period will end on the seventh Trading Day (as defined therein) before the date fixed for redemption.

Optional Redemption by Abengoa

        We may redeem all the 2014 Convertible Notes in whole, but not in part, at the principal amount, together with accrued and unpaid interest to such date, under the following circumstances:

  •
  if, at any time after August 8, 2012, the value of the principal amount of €50,000 of the 2014 Convertible Notes exceeds €65,000 according to a certain method of valuation described therein; or

  •
  if holders of the 2014 Convertible Notes constituting 85% of the nominal amount of the 2014 Convertible Notes originally issued have been exercised and/or purchased and/or redeemed; or

  •
  at any time between 60 and 150 days after the occurrence of either: (i) a tender offer made in accordance with Spanish law and regulations to all of our shareholders (other than the offeror or persons acting with the offeror) to acquire all or any of our Class A shares or Class B shares where the offeror will obtain control (as defined therein) immediately following the tender offer (the "2014 Convertible Notes Tender Offer Triggering Event"); or (ii) the acquisition of 80% of our voting shares by Inversión Corporativa IC, S.A. and/or any person or persons controlled by Inversión Corporativa IC, S.A.

Optional Redemption by the Noteholders

        The holders of the 2014 Convertible Notes will have the right to require Abengoa to redeem the 2014 Convertible Notes upon the occurrence of a 2014 Convertible Notes Tender Offer Triggering Event or if Inversión Corporativa IC, S.A. and/or any person or persons controlled by Inversión Corporativa IC, S.A. acquires 80% of our voting shares.

Covenants

        We are restricted from taking certain actions while the conversion right attached to the 2014 Convertible Notes remains exercisable, including, among others, the issuance of certain securities, the modification of certain rights attached to our shares, the reduction of our share capital and the creation of certain liens, mortgages, pledges or security interests.

        We are also obligated to undertake certain actions while the conversion right attached to the 2014 Convertible Notes remains exercisable, including, among others, to reasonably endeavor to have the 2014 Convertible Notes and the shares issued upon conversion of the 2014 Convertible Notes admitted to listing and to trading on the relevant stock exchanges.

Events of Default

        The 2014 Convertible Notes contain provisions governing certain events of default, including, among others, failure to make payment of principal, premium or interest on the 2014 Convertible Notes, certain failures to perform or to observe any other obligation under the 2014 Convertible Notes, certain other indebtedness of ours or a Material Subsidiary (as defined therein) becoming due and payable prior to its stated maturity otherwise than at our option or that of a Material Subsidiary, the failure to pay certain indebtedness or judgments and our bankruptcy or insolvency or that of a Material Subsidiary. The occurrence of any of the events of default in the 2014 Convertible Notes would permit the acceleration of all obligations outstanding under the 2014 Convertible Notes.

Convertible Notes due 2017

Overview

        On February 3, 2010, the Company issued €250 million aggregate principal amount of 4.5% notes due 2017 (the "2017 Convertible Notes"). Deutsche Bank AG, London Branch acted as fiscal agent and principal paying agent and Deutsche Bank, S.A.E. acted as commissioner. The 2017 Convertible Notes are governed by English law. The terms and conditions of the 2017 Convertible Notes were amended in December 2012.

Ranking

        The 2017 Convertible Notes have the same ranking as the 2014 Convertible Notes.

Guarantees

        The obligations under the 2017 Convertible Notes are not guaranteed.

Interest Rates, Payment Dates and Maturity

        The 2017 Convertible Notes bear interest at 4.5% per annum. Interest on the 2017 Convertible Notes is payable semi-annually in arrears in equal installments on February 3 and August 3 of each year, commencing on August 3, 2010. The 2017 Convertible Notes will mature on February 3, 2017.

Conversion

        The 2017 Convertible Notes are convertible into fully paid Class A shares or Class B shares of Abengoa credited in the number determined by dividing the aggregate nominal amount of the Notes by the applicable conversion price and adjusted upon the occurrence of certain events, including, among others, the change in our share capital or the issuance of certain securities by us. The conversion price was initially set at €30.27 per ordinary share of Abengoa and adjusted upon the occurrence of certain events, including, among others, the change in our share capital or the issuance by us of certain securities. In July 2012, the conversion price was adjusted to €29.87 per ordinary share of the Company following a dividend payment (€0.35 per share) in excess of the dividend threshold permitted without adjustment in the conversion price (€0.21 per share). The conversion price has been adjusted to €5.97 per share of Abengoa due to the distribution of Class B shares as approved by the Extraordinary General Shareholders' Meeting of Abengoa held on September 30, 2012

        The 2017 Convertible Notes are only convertible during the conversion period beginning on and including March 16, 2010 and ending on and including January 23, 2017, subject to certain adjustments. However, should we redeem the 2017 Convertible Notes the conversion period will end on the ninth Trading Day (as defined therein) before the date fixed for redemption.

Optional Redemption by Abengoa

        We may redeem all the 2017 Convertible Notes in whole, but not in part, at the principal amount, together with accrued and unpaid interest to such date, in the following circumstances:

  •
  if, at any time after February 24, 2013, the value of the principal amount of €50,000 of the 2017 Convertible Notes exceeds €65,000 according to a certain method of valuation described therein; or

  •
  if, at any time, holders of the 2017 Convertible Notes constituting 85% of the nominal amount of the 2017 Convertible Notes originally issued have been exercised and/or purchased and/or redeemed; or

  •
  at any time between 60 and 150 days after the occurrence of either: (i) a tender offer made in accordance with Spanish law and regulations to our shareholders (other than the offeror or persons acting with the offeror) to acquire all or any of our Class A shares or Class B shares where the offeror will obtain control (as defined therein) of Abengoa immediately following the tender offer (the "2017

    Convertible Notes Tender Offer Triggering Event"); or (ii) the acquisition of 80% of our voting shares by Inversión Corporativa IC, S.A. and/or any person or persons controlled by Inversión Corporativa IC, S.A.

Optional Redemption by the Noteholders

        The holders of the 2017 Convertible Notes will have the right to require us to redeem the 2017 Convertible Notes upon the occurrence of a 2017 Convertible Notes Tender Offer Triggering Event or if Inversión Corporativa IC, S.A. acquires 80% of our voting shares.

        On February 3, 2015, holders of the 2017 Convertible Notes will have the right to require Abengoa to redeem the 2017 Convertible Notes at the principal amount together with accrued and unpaid interest to such date.

Covenants

        The 2017 Convertible Notes have the same covenants as the 2014 Convertible Notes.

Events of Default

        The 2017 Convertible Notes have the same events of default provisions as the 2014 Convertible Notes.

Notes due 2015

Overview

        On December 1, 2009, we issued €300 million aggregate principal amount of 9.625% Notes due 2015 (the "2015 Notes"). Deutsche Bank AG, London Branch acted as fiscal agent and principal paying agent and Deutsche Bank, S.A.E. acted as commissioner. The 2015 Notes are governed by English law.

Ranking

        The 2015 Notes are direct, unconditional, unsubordinated and unsecured obligations ranking at least equally, without any preference among themselves, with all of our other present and future unsecured and unsubordinated obligations, save for such obligations that may be preferred by provisions of law that are mandatory and of general application.

Interest Rates, Payment Dates and Maturity

        The 2015 Notes bear interest at 9.625% per annum. Interest on the 2015 Notes is payable semi-annually in arrears in equal installments on June 1 and December 1 of each year. The 2015 Notes will mature on February 25, 2015.

Guarantees

        The payment of all sums payable by us under the 2015 Notes are unconditionally and irrevocably guaranteed on a joint and several basis by certain subsidiaries (collectively, the "2015 Notes Guarantors") which are, Abeinsa Ingeniería y Construcción Industrial S.A., Abencor Suministros S.A., Abener Energía S.A., Abengoa Bioenergía S.A., Abengoa Bioenergy Company, LLC, Abengoa Bioenergy New Technologies, Inc., Abengoa Bioenergy of Nebraska, LLC, Abengoa Bioenergy Trading Europe, B.V., Abengoa Concessões Brasil Holding S.A., Abengoa México S.A. de C.V., Abengoa Solar España, S.A., Abentel Telecomunicaciones S.A., Abentey Gerenciamento de Projectos de Engenharia e Construções, ltda, ASA Investment Brasil ltda, Abeinsa Infraestructuras de Medio Ambiente, S.A., Befesa Desulfuración S.A., Bioetanol Galicia, S.A., Construcciones Metálicas Mexicanas COMEMSA, S.A. de C.V., Ecoagrícola S.A., Europea de Construcciones Metálicas, S.A:, Inabensa Rio ltda, Instalaciones Inabensa S.A., Negocios Industriales y Comerciales S.A., Nicsamex, S.A. de

C.V., Teyma Gestión de Contratos de Construcción e Ingeniería, S.A., Teyma Internacional, S.A., Teyma USA & Abener Engineering and Construction Services General Partnership, Abener Teyma Hugoton General Partnership, Abener Teyma Mojave General Partnership, Abengoa Solar New Technologies, S.A., Centro Morelos 264 S.A. de C.V. and Teyma Uruguay ZF S.A. The obligations of each 2015 Notes Guarantor under its guarantee constitute (or will constitute) direct, unconditional, unsubordinated and unsecured obligations of such 2015 Notes Guarantor ranking at least equally with all other present and future unsecured and unsubordinated obligations of such 2015 Notes Guarantor.

        If two rating agencies assign the 2015 Notes an Investment Grade Rating, as defined therein (the "2015 Notes Rating Release Event"), and no event of default under the 2015 Notes has occurred and is continuing, each of the 2015 Notes Guarantors will be released from its obligations under its guarantee. If certain other events constituting a release event occur with respect to a 2015 Notes Guarantor and no event of default has occurred and is continuing, the relevant 2015 Notes Guarantor will be released from its obligations under its guarantee.

Optional Redemption by the Noteholders

        Upon the occurrence of certain Change of Control events (as defined therein), each holder of the 2015 Notes may require us to redeem or purchase the Notes, in whole or in part, at 101% of their principal amount, plus accrued and unpaid interest up to the date of such redemption or purchase.

Covenants

        The 2015 Notes contain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

  •
  incur additional indebtedness;

  •
  make restricted payments, including dividends or other distributions;

  •
  create certain liens; and

  •
  sell assets.

        These covenants are subject to important exceptions and qualifications. If a Rating Release Event occurs (as defined therein), we and our subsidiaries will be released from their respective obligations under certain of these covenants.

Events of Default

        The 2015 Notes have the same events of default provisions as the 2014 Convertible Notes.

Notes due 2016

Overview

        On March 31, 2010, we issued €500 million aggregate principal amount of 8.50% Notes due 2016 (the "2016 Notes"). Deutsche Bank AG, London Branch acted as fiscal agent and principal paying agent and Deutsche Bank, S.A.E. acted as commissioner. The 2016 Notes are governed by English law.

Ranking

        The 2016 Notes are our direct, unconditional, unsubordinated and unsecured obligations ranking at least equally, without any preference among themselves, with all our other present and future unconditional unsubordinated and unsecured obligations, save for such obligations that may be preferred by provisions of law that are mandatory and of general application.

Interest Rates, Payment Dates and Maturity

        The 2016 Notes bear interest at 8.50% per annum. Interest on the 2016 Notes is payable semi-annually in arrears on March 31 and September 30 of each year. The 2016 Notes will mature on March 31, 2016.

Guarantees

        The 2016 Notes have the same guarantee provisions as the 2015 Notes.

Optional Redemption by Abengoa

        We may redeem the 2016 Notes in whole or in part at any time, at a redemption price equal to the principal amount of such 2016 Notes plus accrued and unpaid interest up to the date for such redemption plus a premium amount equal to the greater of: (i) 1% of the principal amount of such notes; or (ii) the excess, if any, of the present value at such redemption date of the redemption price of such 2016 Notes at March 31, 2016 (excluding accrued but unpaid interest to such redemption date), discounted with the Benchmark Yield (as defined therein) plus 75 basis points, over the principal amount of such 2016 Notes on such redemption date.

        In addition, in the event that we become obligated to pay additional amounts (as defined therein) to holders of the 2016 Notes as a result of changes affecting withholding taxes applicable to payments on the 2016 Notes, we may redeem the 2016 Notes in whole but not in part at any time at the principal amount of the 2016 Notes plus accrued interest to the redemption date.

Optional Redemption by the Noteholders

        The 2016 Notes have the same optional redemption by the noteholder provision as the 2015 Notes.

Covenants

        The 2016 Notes have the same covenants as the 2015 Notes.

Events of Default

        The 2016 Notes have the same events of default provisions as the 2015 Notes.

Notes due 2017

Overview

        On October 28, 2010, our direct wholly owned subsidiary Abengoa Finance S.A.U. issued $650 million aggregate principal amount of 8.875% Senior Notes due 2017 (the "2017 Notes"). Deutsche Trustee Company Limited acted as trustee and Deutsche Bank Trust Company Americas acted as paying agent, transfer agent and registrar. The 2017 Notes are governed by New York law.

Ranking

        The 2017 Notes are senior obligations of Abengoa Finance S.A.U. ranking at least equally, without any preference among themselves, with all the other present and future unsecured and unsubordinated obligations of Abengoa Finance S.A.U., save for such obligations that may be preferred by provisions of law that are mandatory and of general application.

Interest Rates, Payment Dates and Maturity

        The 2017 Notes bear interest at 8.875% per annum. Interest on the 2017 Notes is payable semi-annually in arrears on May 1 and November 1 of each year. The 2017 Notes will mature on November 1, 2017.

Guarantees

        The payment of all sums payable by us under the 2017 Notes are unconditionally and irrevocably guaranteed on a joint and several basis by certain entities (collectively, the "2017 Notes Guarantors") which are, Abengoa, S.A., Abeinsa Ingeniería y Construcción Industrial S.A., Abencor Suministros S.A., Abener Energía S.A., Abengoa Bioenergía S.A., Abengoa Bioenergy Company, LLC, Abengoa Bioenergy New Technologies, Inc., Abengoa Bioenergy of Nebraska, LLC, Abengoa Bioenergy Trading Europe, B.V., Abengoa Concessões Brasil Holding S.A., Abengoa México S.A. de C.V., Abengoa Solar España, S.A., Abentel Telecomunicaciones S.A., Abentey Gerenciamento de Projectos de Engenharia e Construções, ltda, ASA Investment Brasil ltda, Abeinsa Infraestructuras de Medio Ambiente, S.A., Befesa Desulfuración S.A., Bioetanol Galicia, S.A., Construcciones Metálicas Mexicanas COMEMSA, S.A. de C.V., Ecoagrícola S.A., Europea de Construcciones Metálicas, S.A:, Inabensa Rio ltda, Instalaciones Inabensa S.A., Negocios Industriales y Comerciales S.A., Nicsamex, S.A. de C.V., Teyma Gestión de Contratos de Construcción e Ingeniería, S.A., Teyma Internacional, S.A., Teyma USA & Abener Engineering and Construction Services General Partnership, Abener Teyma Hugoton General Partnership; Abener Teyma Mojave General Partnership, Abengoa Solar New Technologies, S.A., Centro Morelos 264 S.A. de C.V. and Teyma Uruguay ZF S.A.

        The 2017 Notes have the same guarantee provisions as the 2015 Notes.

Optional Redemption by Abengoa

        Abengoa Finance S.A.U. may redeem the 2017 Notes in whole or in part at any time, at a redemption price equal to the principal amount of such 2017 Notes plus accrued and unpaid interest up to the date for such redemption plus a premium amount equal to the greater of: (i) 1% of the principal amount of such notes; or (ii) the excess, if any, of the present value at such redemption date of the redemption price of such 2017 Notes at November 1, 2017 (excluding accrued but unpaid interest to such redemption date), discounted with the Treasury Rate (as defined therein) plus 50 basis points, over the principal amount of such 2017 Notes on such redemption date.

        In addition, in the event that Abengoa Finance S.A.U. becomes obligated to pay additional amounts (as defined therein) to holders of the 2017 Notes as a result of changes affecting withholding taxes applicable to payments on the 2017 Notes, Abengoa Finance S.A.U. may redeem the 2017 Notes in whole but not in part at any time at the principal amount of the 2017 Notes plus accrued interest to the redemption date.

Optional Redemption by the Noteholders

        The 2017 Notes have the same optional redemption by the noteholder provision as the 2015 Notes.

Covenants

        The 2017 Notes covenants which are similar to the covenants in the 2015 Notes.

Events of Default

        The 2017 Convertible Notes contain provisions governing certain events of default, including, among others, failure to make payment of principal, premium or interest on the 2017 Convertible Notes, certain failures to perform or to observe any other obligation under the 2017 Convertible Notes, certain other indebtedness of the Material Subsidiary (as defined therein) becoming due and payable prior to its stated maturity otherwise than at our option or that of a Material Subsidiary, the failure to pay certain indebtedness or judgments and our bankruptcy or insolvency or that of a Material Subsidiary. The occurrence of any of the events of default in the 2017 Convertible Notes would permit the acceleration of all obligations outstanding under the 2017 Convertible Notes.

        Subsequent to December 31, 2012, we completed two additional financings as follows:

Convertible Notes due 2019

Overview

        On January 17, 2013, the Company issued €400 million aggregate principal amount of 6.25% notes due 2019 (the "2019 Convertible Notes"). Deutsche Bank AG, London Branch acted as fiscal agent and principal paying agent and Deutsche Bank, S.A.E. acted as commissioner. The 2019 Convertible Notes are governed by English law.

Ranking

        The 2019 Convertible Notes have the same ranking as the 2017 Convertible Notes and the 2014 Convertible Notes.

Guarantees

        The obligations under the 2019 Convertible Notes are not guaranteed.

Interest Rates, Payment Dates and Maturity

        The 2019 Convertible Notes bear interest at 6.25% per annum. Interest on the 2019 Convertible Notes is payable semi-annually in arrears in equal installments on January 17 and July 17 in each year, commencing on July 17, 2013. The 2019 Convertible Notes will mature on January 17, 2019.

Conversion

        The 2019 Convertible Notes are convertible into fully paid Class B shares of the Company credited in the number determined by dividing the aggregate nominal amount of the Notes by the applicable conversion price.

Optional Redemption by the Issuer

        Following the occurrence of a Tender Offer Triggering Event, the holder of each 2019 Convertible Note will have the right to require the Issuer to redeem that 2019 Convertible Note on the Put Date at the Put Price (each as defined in the terms and conditions of the 2019 Convertible Notes), together with accrued interest to (but excluding) the Put Date.

        Following the occurrence of a Relevant Person Triggering Event, the holder of each 2019 Convertible Note will have the right to require the Issuer to redeem that 2019 Convertible Note on the Put Date at its principal amount together with accrued interest to (but excluding) the Put Date.

Covenants

        The 2019 Convertible Notes have substantially the same covenants as the 2014 Convertible Notes and the 2017 Convertible Notes.

Events of Default

        The 2019 Convertible Notes have the same events of default provisions as the 2014 Convertible Notes and the 2017 Convertible Notes.

Notes due 2018

Overview

        On February 5, 2013, our direct wholly owned subsidiary Abengoa Finance S.A.U. issued €250 million aggregate principal amount of 8.875% Senior Notes due 2018 (the "Senior Unsecured Notes due 2018"). On

October 3, 2013, Abengoa Finance S.A.U. issued €250 million of Additional Notes (together with the Senior Unsecured Notes due 2013, the "2018 Notes"). Deutsche Trustee Company Limited acted as trustee, Deutsche Bank AG, London Branch, acted as paying agent and Deutsche Bank Luxembourg S.A., acted as transfer agent and registrar. The 2018 Notes are governed by New York law.

Ranking

        The 2018 Notes are senior obligations of Abengoa Finance S.A.U. ranking at least equally, without any preference among themselves, with all the other present and future unsecured and unsubordinated obligations of Abengoa Finance S.A.U., save for such obligations that may be preferred by provisions of law that are mandatory and of general application.

Interest Rates, Payment Dates and Maturity

        The 2018 Notes bear interest at 8.875% per annum. Interest on the 2018 Notes is payable semi-annually in arrears on August 5 and February 5 of each year. The 2018 Notes will mature on February 5, 2018.

Guarantees

        The 2018 Notes have the same guarantee provisions as the 2015 Notes.

Optional Redemption by Abengoa

        Abengoa Finance S.A.U. may redeem the 2018 Notes in whole or in part at any time, at a redemption price equal to the principal amount of such 2018 Notes plus accrued and unpaid interest up to the date for such redemption plus a premium amount equal to the greater of: (i) 1% of the principal amount of such notes; or (ii) the excess, if any, of the present value at such redemption date of the redemption price of such 2018 Notes at February 5, 2018 (excluding accrued but unpaid interest to such redemption date), discounted with the Bund rate (as defined therein) plus 50 basis points, over the principal amount of such 2018 Notes on such redemption date.

        In addition, in the event that Abengoa Finance S.A.U. becomes obligated to pay additional amounts (as defined therein) to holders of the 2018 Notes as a result of changes affecting withholding taxes applicable to payments on the 2018 Notes, Abengoa Finance S.A.U. may redeem the 2018 Notes in whole but not in part at any time at the principal amount of the 2018 Notes plus accrued interest to the redemption date.

Optional Redemption by the Noteholders

        The 2018 Notes have the same optional redemption by the noteholder provision as the 2015 Notes.

Covenants

        The 2018 Notes covenants which are similar to the covenants in the 2015 Notes.

Events of Default

        The 2018 Notes have the same events of default provisions as the 2015 Notes.

        The repayment schedule of our corporate debt with respect to the bank finance portion thereof, as of June 30, 2013, is as follows:

	One Year or Less	Between One and Two Years	Between Two and Three Years	Between Three and Four Years	Subsequent
	(€ in millions)
Syndicated Loans and 2010 Forward Start Facility and 2012 Forward Start Facility	214.9	455.2	505.1	681.0	0.0
Loan with Official Credit Institute	1.5	49.9	49.9	50.0	0.0
Loan with the European Investment Bank (R&D&i)	0.1	109.0	0.0	0.0	0.0
Abener Energía S.A. Financing	26.8	26.8	26.8	26.8	79.6
Instalaciones Inabensa, S.A. Financing	62.0	57.9	55.7	53.5	68.1
Other loans	44.2	82.2	45.0	20.0	125.1

Total	349.5	781.0	682.5	831.3	272.8

        The repayment schedule of our corporate debt with respect to the capital markets portion thereof, as of June 30, 2013, is as follows:

	One Year or Less	Between One and Two Years	Between Two and Three Years	Between Three and Four Years	Subsequent
	(€ in millions)
2014 Convertible Notes	—	100.1	—	—	—
2017 Convertible Notes	—	—	—	250.0	—
2019 Convertible Notes	—	—	—	—	400.0
2015 Notes	—	300.0	—	—	—
2016 Notes	—	—	500.0	—	—
2017 Notes	—	—	—	—	499.6
2018 Notes	—	—	—	—	250.0

Total	—	400.1	500.0	250.0	1,149.6

        The debt referenced in the table above is subject to fixed and floating interest rate payments, as described in the facilities or instruments thereto.

        At the corporate level we also incur purchase obligations for the purchase of goods or services that are enforceable and legally binding on us. These contractual commitments specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the appropriate timing of the transactions.

Non-Recourse Debt

        Compared to corporate debt, non-recourse debt has certain key advantages, including a clearly defined risk profile, lower funding costs, generally longer terms and its ability to enable higher leverage on a project company basis.

        We incur non-recourse debt either through special-purpose project companies that are established to finance multiple projects or businesses and in certain instances, special-purpose project companies established for a single project. In each case, the project company enters into the financing agreement directly with the relevant lender for a specific project. The basis of the financing agreement between the project company and lender details the allocation of the cash flows generated by the project and the amortization schedule of payments owed under the financing agreement. Under such arrangements, any claims against the assets of the project company are subordinated to those of the lender or lenders, if multiple projects have been financed through the project company, until the financing is repaid in full, but the lender or lenders only have recourse to the project company's assets and not to the shareholder of the project company or the sponsor of the project. Consequently, the cross-default provisions of Abengoa's borrowings do not apply to defaults of project companies, thus safeguarding the non-recourse nature of the project financings. We also incur non-recourse debt as corporate debt of a subsidiary of Abengoa, S.A. under which the holders of such debt do not have recourse to Abengoa, S.A. or any of its other subsidiaries.

        Our non-recourse debt contains customary financial covenants, including maintaining or exceeding certain financial ratios, and limitations on capital expenditures and additional debt.

        Our activities, in particular our Engineering and Construction activity, regularly operate as contractors or service providers to the project company to either construct or maintain the project for third-party owner or sponsor of the project and may also undertake certain obligations for the project company. Although we are usually required to provide credit and other support to the project company in relation to its trading activities (by way of performance bonds, guarantees or other commitments), we do not provide, with certain limited exceptions, any credit support for the repayment of the project company's debt obligations. We have, from time to time, provided guarantees of obligations of certain project companies incurred under working capital facilities of such project companies, other contingent obligations, and letters of credit or guarantees replacing amounts withdrawn by us from debt service reserve accounts held by project companies. These guarantees, letters of credit and other contingent liabilities have been incurred from time to time for reasons relating to the unique circumstances of the relevant project company or the history of its acquisition or development.

	As of June 30, 2013	As of December 31, 2012
	(€ in millions)
Project Financing
Long-Term	4,702.5	4,679.0
Short-Term	595.1	577.8

Total	5,297.6	5,256.8

        The repayment schedule of our non-recourse debt, as of June 30, 2013, is as follows, and is generally in accordance with the projected cash flows of the related projects.

Total	Less than One Year	Between One and Three Years	Between Three and Five Years	More than Five Years
(€ in millions)
5,297.6	595.1	992.1	597.0	3,113.4

Off-balance Sheet Arrangements

        The total value of off-balance sheet arrangements and third-party guarantees increased by approximately €1,254.1 million from €4,716.0 million as of December 31, 2011 to €5,970.1 million as of December 31, 2012. Such figure comprises (i) guarantees provided by financial institutions (bank bonds and surety insurance) for the benefit of third parties; and (ii) the overall value of guarantees undertaken by the group for the benefit of third parties.

        With respect to guarantees provided by financial institutions for the benefit of third parties, this subset comprises bank bonds and surety insurance directly deposited by such Group companies and those deposited by the Company to any company in the group as guarantee to third parties (clients, financial entities, public entities and other third parties). Such commitments totaled €1,541.3 million as of December 31, 2012 (€1,033.2 million in December 31, 2011).

        With respect to guarantees provided by Group companies for the benefit of third parties, this subset comprises a range of declarations of intent and commitments undertaken by group companies and the

Company vis-à-vis group companies in support of their operations with third parties. Such guarantees totaled €4,428.8 million as of December 31, 2012 and €3,682.8 million as of December 31, 2011.

        For further discussion, see Note 23.1 to our Annual Consolidated Financial Statements included elsewhere in this prospectus.

Tabular Disclosure of Contractual Obligations

        The following table summarizes our contractual obligations as of December 31, 2012.

	Total	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years
	(Amounts in millions of euros)
Project Financing	5,256.7	577.8	802.7	529.0	3,347.2
Borrowings	3,042.1	536.1	1,410.1	915.0	180.9
Notes and Bonds	1,674.8	30.9	475.9	1,168.0	0.0
Financial Leases	39.9	11.9	12.1	2.2	13.7
Other loans and borrowings	190.0	11.6	89.4	66.1	22.9
Operating lease obligations	14.4	5.7	5.4	2.8	0.5
Purchase Obligations	1,718.0	1,617.7	97.1	2.0	1.2
Derivative financial instruments	361.8	46.6	48.9	13.7	252.6
Accrued Interest Estimate during the Useful Life of Loans	3,243.5	453.6	926.4	602.2	1,261.3
        We have contractual obligations to make future payments in connection with bank debt, notes and bonds and lease agreements. In addition, during the normal course of business, we enter into agreements where we commit to future purchases of goods and services from third parties.

        Project Financing refers to non-recourse loans obtained by certain Group entities dedicated to long-term projects for the development of integrated products. For more detailed information on Project Financing refer to Note 19 to our Annual Consolidated Financial Statements.

        Borrowings include our long-term and short-term amounts outstanding, mainly under our syndicated loan agreement for €1,830 million. These obligations are more fully discussed in Note 20 to our Annual Consolidated Financial Statements and in "— Liquidity and Capital Resources".

        Notes and Bonds refer to the carrying value of issuances made during 2009 and 2010, which are described in detail in "— Liquidity and Capital Resources" and in Note 20 to our Annual Consolidated Financial Statements. Furthermore, such amounts do not reflect the two additional bond issuances in early 2013 discussed above, or the use of proceeds thereof.

        Financial Leases includes obligations owed to third parties in connection with technical installations, machinery and other tangible assets acquired under finance lease agreements. The amount shown in the table above corresponds to the minimum lease payments.

        Other Loans and Borrowings represent interest-free loans and other loans obtained from governmental entities in connection with research and development projects as well as obligations for certain sale and lease back agreements included in Note 20 to our Annual Consolidated Financial Statements.

        Operating Lease Obligations represent the amount of future minimum lease payments for operating lease contracts that certain Group companies have entered into, mainly in connection with buildings and equipment.

        Purchase Obligations include agreements for the purchase of goods or services that are enforceable and legally binding on the Group and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the appropriate timing of the transactions.

        Accrued Interest Estimate during the useful life of loans represents the estimation for the total amount of interest estimated to be paid or accumulated over the useful life of loans, notes and bonds.

Capital Expenditures

        Our business has significant capital expenditure requirements, including construction of concession-type infrastructure and other industrial facilities, as well as R&D&i costs. Our capital expenditure requirements include construction costs of power transmission lines, solar power plants, co-generation power plants, infrastructure for the production of ethanol, and desalination plants. While we generally seek to maintain a balance of non-recourse debt and corporate debt to encourage financial discipline, the majority of our capital expenditures are financed by non-recourse debt and funding, when applicable, from partners in a particular project. We incur corporate debt to finance our investments, acquisitions and general purpose requirements. Our corporate debt has the benefit of upstream guarantees from our operating subsidiaries which are subject to debt/EBITDA ratios as discussed above. The funding of our corporate capital expenditure is covered by existing cash and corporate EBITDA generation. We incur non-recourse debt on a project-by-project basis, and we do not commit to any projects that we have been awarded prior to securing long-term financing.

        The table below sets forth our historic capital expenditures by our three activities for the six months ended June 30, 2013, and the years ended December 31, 2012, 2011 and 2010.

	Six months ended June 30,	Year ended December 31,
	2013	2012	2011	2010
	(€ in millions)
Engineering and Construction	49.7	111.3	143.3	184.0
Concession-type Infrastructures	682.8	1,951.0	2,531.0	1,507.9
Industrial Production	33.4	152.2	238.6	402.5

Total	765.9	2,214.5	2,912.9	2,094.4

        As of June 30, 2013, we had committed capital expenditures of €1,875 million, of which €331 million is expected to be undertaken by subsidiaries in our corporate group and financed through corporate debt or equity contributions. The remaining €1,544 million consists of commitments that are expected to be undertaken by our project companies and will be financed primarily through non-recourse debt and funding from partners at project companies. Corporate entities also engage in regular maintenance capital expenditures as necessary in order to ensure the adequate performance of our existing facilities.

        The following table represents management's estimate, as of June 30, 2013, of the costs to complete our committed capital expenditures. The estimates presented in the table below may differ significantly from the actual costs which are incurred in connection with these expenditures. See "Risk Factors — Risks Related to Our Business and the Markets in Which We Operate — Our business has substantial capital expenditure requirements which requires us to have access to the global capital markets for financing." See also "Cautionary Statements Regarding Forward-Looking Statements."

Activity	Pending Capex Total(1)	Capex Expected to be Financed from the Corporate Group(1)
	(€ in millions)
Concession-Type Infrastructures	1,776	338
Industrial Production	99	-7

Total(2)	1,875	331

(1)
Figures refer in both cases to capital expenditures pending execution.

(2)
As of the date of this prospectus, the committed capital expenditures of our Engineering and Construction activity was de minimis.

        The figures above include our two most significant capital expenditures being undertaken in the United States:

  •
  A 30-year power purchase agreement with Arizona Public Service Company to operate and sell the output of the 280 MW CSP plant (Solana) which represents $1,900 million of total expected investment. We have obtained a $1,450 million loan guarantee from the DOE for the Solana project, covering approximately 75% of the total investment. On October 2, 2013, we announced that Liberty Interactive Corporation is investing $300 million in the limited liability company that holds the Solana project. Liberty's investment is attributed to its Liberty Ventures Group.

  •
  A 25-year power purchase agreement with Pacific Gas and Electric Company to operate and sell the output of a 280 MW CSP plant in the Mojave Desert, which represents an expected total investment of $1,600 million. We have obtained a $1,202 million loan guarantee from the DOE for the Mojave project, covering approximately 75% of the total investment. The Mojave project is also eligible for the 30% Investment Tax Credit Renewable Energy Grant.

        In addition to the investment projects included in our committed capital expenditures plan, we also manage an uncommitted capital expenditures plan that consists of investment opportunities for which we have not yet secured committed long-term non-recourse debt financing. Our uncommitted capital expenditures plan is focused on investment projects in our Concession-Type Infrastructures activity related to the construction and operation of two CSP plants and a water management project that meet our internal rate of return criteria. As of June 30, 2013, we had uncommitted capital expenditures of € 450 million. We estimate that the aggregate amount that will be required to fund our equity contribution for these opportunities will be approximately €120 million. The remaining €330 million are un-commitments expected to be undertaken by our project companies and to be financed primarily through non-recourse debt and funding from partners at project companies. This estimate is based upon management's estimates as of the date of this prospectus and due to certain assumptions (including assumptions regarding financing conditions) is inherently uncertain and may differ significantly from our actual equity contribution if we were to undertake such projects. See "Cautionary Statements Regarding Forward-Looking Statements."

        As of June 30, 2013, the following significant projects that have been awarded are included in our uncommitted capital expenditures plan, for which we are currently seeking financing: two 50 MW CSP plants in Spain and a contract for the development of El Zapotillo aqueduct project in Mexico.

        None of the foregoing projects is included in our committed capital expenditure table above as each remains uncommitted, subject to obtaining long-term financing. Once we obtain long-term financing for a project, it will be transferred to our committed capital expenditures plan.

        Additionally, we have a pipeline of projects in the development stage for which we are either in the process of tendering or negotiating. Our pipeline represents projects that we have yet to be awarded and as such are not included in our uncommitted capital expenditures plan.

Dividends

        During 2012, we paid €37.7 million in dividends (€0.07 per share), a first payment of €0.03 per share was made on April 11 and the remaining €0.04 per share was paid on July 4, which represented a dividend payout ratio of 10%. We have stated an increase of €0.002 per share per year in the dividend protection clause existing in both of our outstanding convertible bonds, which is consistent with dividend increases from recent years. Our dividend policy is subject to our performance and financial condition, our investment and capital expenditure requirements, possible future acquisitions, expected future results of operations, cash flows, terms of our indebtedness and other factors.

        On April 7, 2013, our General Shareholders' Meeting was held, which approved, among other resolutions agreed to by our Board of Directors, a dividend payment of €0.072 per share which was entirely paid in one gross payment on April 9, 2013. The €0.072 per share dividend payment represents a dividend payout ratio of 70%.

Quantitative and Qualitative Disclosure About Market Risk

        Our activities are undertaken through our segments and are exposed to market risk, credit risk, liquidity risk and capital risk. Risk management is the responsibility of our corporate finance department in accordance with mandatory internal management rules. The internal management rules provide written policies for the management of overall risk, as well as for specific areas, such as exchange rate risk, credit risk, interest rate risk, liquidity risk, use of hedging instruments and derivatives, and the investment of excess cash.

Market Risk

        We are exposed to market risk, such as movement in foreign exchange rates, interest rates, changes in the prices of assets and commodities purchased (principally zinc, aluminum, grain, ethanol, sugar and gas). All of these market risks arise in the normal course of business and we do not carry out speculative operations. For the purpose of managing these risks, we use a series of forward sale contracts, swaps and options on exchange rates, interest rates and raw materials. None of the derivative contracts signed has an unlimited lose exposure.

Foreign Exchange Rate Risk

        Foreign exchange risks arise (i) from commercial transactions to be settled in the future, for which assets and liabilities are not denominated in the functional currency of the entity and (ii) from financial liabilities denominated in a different currency from the functional currency of the subsidiary.

        Risks from commercial transactions: To manage foreign exchange risks arising from commercial transactions, we purchase forward purchase/sale contracts. Such contracts provide protection related to the fair value of future cash flow. Approximately 95% of projected transactions which are not denominated in our functional currency qualify as highly probable forecast transactions for hedge accounting purposes. The main exchange rate exposures relate to the U.S. Dollar and the euro. Our foreign exchange risks mainly relate to our operations in connection with purchases and sales in a currency other than the functional currency, mostly affecting the U.S. Dollar against the euro. These purchases and sales, other than in the functional currency, are hedged through our purchase of future currency sale/purchase contracts. Specifically, an appreciation of the U.S. Dollar against the euro would result in a decrease/increase of our purchase costs/sale price in the profit and loss account, which would be compensated by the derivatives purchased, to the extent that the transactions have been hedged. We would recognize a net gain or loss in the income statement from the net assets or liabilities that remain unhedged.

        The total notional amount of the financial instruments relating to amounts receivable and payable outstanding in foreign currencies for each of the years ended December 31, 2012, 2011 and 2010 was as follows:

	Collections Hedging			Payments Hedging
Exchange Rate	2012	2011	2010	2012	2011	2010
	(€ in thousands)
Dirham (United Arab Emirates)	15,344	—	—	7,325	—	—
Dirham (Morocco)	—	—	2,047	6	90	134
Dollar (Australia)	—	—	6,888	29	—	—
Dollar (Canada)	—	354	4,864	144	233	3,466
Dollar (USA)	76,765	81,920	229,748	209,104	349,858	655,489
Euro	20,093	6,374	1,834	50,480	54,664	18,539
Franc (Switzerland)	—	—	—	2,881	—	2,795
Krona (Sweden)	—	—	—	880	—	—
Pound Sterling (UK)	—	—	—	32	3	386
Dinar (Kuwait)	—	—	1,679	—	—	—
Peso (Mexico)	98	—	260	10	—	—
Rand (South Africa)	52,094	—	—	10,707	—	—
Sol (Peru)	—	—	243	—	29,111	48,715
Zloty (Poland)	199,081	—	—	76,928	—	—

Total	363,475	88,648	247,563	358,526	433,959	729,524

        At the end of 2012, the fair value of the exchange rate derivatives was:

	Collections Hedging 2012	Payments Hedging 2012
	(€ in thousands)
Exchange Rate
Dirham (United Arab Emirates)	167	(148)
Dollar (Australia)	—	(1)
Dollar (Canada)	—	8
Dollar (USA)	307	(6,714)
Euro	551	(936)
Franc (Switzerland)	—	17
Krona (Sweden)	—	(6)
Rand (South Africa)	(1,029)	179
Zloty (Poland)	(18,267)	8,267

Total	(18,271)	666

        In the event that the exchange rate of the U.S. Dollar had risen (/decreased) by 10% against the euro on December 31, 2012, with the rest of the variables remaining constant, the effect in the profit and loss accounts would have been a decrease in profit (/loss) of €10.60 million, mainly due to our U.S. Dollar unhedged net liability position in companies with euro functional currency and a decrease in other reserves of €2.44 million, respectively, as a result of the cash flow hedging effects on highly-probable future transactions.

Interest Rate Risk

        Interest rate risks arise mainly from our financial liabilities at variable interest rate. To mitigate interest rate risk, we use interest rate swaps and interest rate options (caps and collars).

        As a result, the notional amounts hedged, strikes contracted and maturities, depending on the characteristics of the debt on which the interest rate risk is being hedged, are very diverse, including the following:

  a)
  Corporate debt: between 66% and 100% of the notional amount, with maturities up to 2021 and average guaranteed interest rates of between 1.05% and 4.75% for loans referenced to the 1-month and 3-month EURIBOR rates; and

  b)
  Non-recourse debt:

  1)
  Non-recourse debt in euro: between 75% and 100% of the notional amount, maturities until 2032 and average guaranteed interest rates of between 2.00% and 5.25%; and

  2)
  Non-recourse debt in U.S. Dollars: between 80% and 100% of the notional amount, maturities until 2028 average guaranteed interest rates of between 0.35% and 5%.

        In connection with our interest rate derivative positions, the most significant impact on our consolidated financial statements are derived from the changes in EURIBOR, which represents the reference interest rate for the majority of our corporate and non-recourse debt.

        In relation to our interest rate swaps positions, an increase in EURIBOR above the contracted fixed interest rate would create an increase in our financial expense which would be positively mitigated by our hedges, reducing our financial expenses to our contracted fixed interest rate. However, an increase in EURIBOR that does not exceed the contracted fixed interest rate would not be offset by our derivative position and would result in a net financial loss recognized in our consolidated income statement. Conversely, a decrease in EURIBOR below the contracted fixed interest rate would result in lower interest expense on our variable rate debt, which would be offset by a negative impact from the mark-to-market of our hedges, increasing our financial expenses up to our contracted fixed interest rate, thus resulting in a likely neutral effect.

        In relation to our interest rate options positions, an increase in EURIBOR above the strike price would result in higher interest expenses which would be positively mitigated by our hedges, reducing our financial expenses to our capped interest rate, whereas a decrease of EURIBOR below the strike price would result in lower interest expenses.

        In addition to the above, our results of operations can be affected by changes in interest rates with respect to the unhedged portion of our indebtedness that bears interest at floating rates.

        In the event that EURIBOR interest rates had risen by 25 basis points on December 31, 2012, with the rest of the variables remaining constant, the effect in the income statement would have been a profit of €4.00 million, mainly due to the fair value increase due to the time value of the interest rate caps designated as hedges and an increase of €52.16 million in other reserves as a result of the fair value increase of interest rate swaps, caps and collars designated as hedges.

Commodity Risk

        The risk of commodity price changes through both the sale of products and services as well as the purchase of commodities for production processes. In general, we use forward purchase contracts and options that are listed on organized markets, as well as over-the-counter ("OTC") contracts with financial institutions, to mitigate the risk of market price fluctuations.

        The most significant impacts on our consolidated financial statements derived from commodity risks are related to the price and supply of grains such as wheat, barley, corn and sorghum, sugar, ethanol and gas. Prior to the completion of the Befesa Sale, our commodity risks also included the prices of zinc, aluminum and steel.

        In relation to our bioethanol production, prices of inputs (grain, sugarcane, natural gas and others) and prices of outputs (ethanol, sugar, DGS and others) are affected by market forces that are independent from each other. Consequently, an increase in the cost of grains or other inputs would increase our production costs for ethanol, sugar, DGS and other products. These increases may be compensated by hedges in place to cover highly probable future purchases that have been contracted to fix the purchase price of inputs, which could neutralize some input price volatility on a transaction-by-transaction basis.

        In addition, an increase in ethanol, sugar, DGS and other production costs cannot be directly converted into higher selling prices, since the prices of these outputs are referenced to market trading prices. We seek to mitigate the volatility in the output prices by purchasing OTC derivatives.

        These hedging strategies are implemented in order to manage the spread between the prices of inputs and outputs by securing the production costs of each transaction where the output prices are fixed by contract. As a result of the combination of these two strategies, increases or decreases in market prices of ethanol and/or grains affect the spread that can be secured for each transaction, but do not eliminate volatility in net income, since the spread fluctuates in each transaction.

        Gas hedging strategies are carried out together with other commodities, as described above, in order to manage our exposure to changes in energy prices. Therefore, depending on forward production sales and on the types of contracts, we may hedge the cost of our natural gas consumption. These hedging transactions are usually OTC natural gas swaps that are only traded with investment-grade counterparties and are recorded as financial derivatives for cash flow hedging. As of December 31, 2012, we have only traded natural gas hedging swaps in the United States, and have no hedging in place in Europe, although our ethanol sale contracts with Repsol YPF, S.A. ("Repsol") enable us to pass on this cost. We do not have any energy contracts that could generate material losses to our consolidated financial statements if the corresponding energy prices were to decrease.

        In addition, certain of our subsidiaries have engaged in purchase and sale transactions in the grain and ethanol markets, in accordance with management trading policy. These operations reflect the implementation of management-approved strategies for the purchase and sale of forward and swap contracts, mainly for grain and ethanol, which are controlled and reported on daily following the procedures established under our trading policy. As a risk-mitigation element, we set daily limits or "stop losses" for each strategy and, depending on the market in which we are operating, the financial instruments purchased and the risks defined in the transaction.

        In relation to zinc and steel, the most significant impact derives from increases in their prices, which would result in an increase in our revenue. This increase would be compensated by hedges to cover company sales that have been purchased to fix the price for approximately two-year periods, resulting in a likely neutral effect.

        In relation to the cost of aluminum, which is purchased and then sold, an increase in the price of aluminum would result in an increase in both our cost (from the purchase transactions) and our revenue (from sale transactions) resulting in a natural hedge.

        The table below shows a breakdown of the maturities of notional amounts for the commodity price derivatives designated as cash flow hedges for each of the years ended December 31, 2012, 2011 and 2010, including zinc and aluminum derivatives obtained prior to the completion of the Befesa Sale:

2012	Ethanol	Gas	Grain	Zinc	Aluminum	Others
	(Gallons)	(MWh)	(Bushels)	(Tons)	(Tons)	(Tons)
Year 2013	14,987,300	5,202,000	32,090,000	67,920	800	908
Subsequent	—	—	—	36,000	—	—

Total	14,987,300	5,202,000	32,090,000	103,920	800	908

2011	Ethanol	Gas	Grain	Zinc	Aluminum	Others
	(Gallons)	(MWh)	(Bushels)	(Tons)	(Tons)	(Tons)
Year 2012	1,800,735	5,700,000	16,090,000	62,400	25,772	283,178
Subsequent	—	—	—	67,920	—	—

Total	1,800,735	5,700,000	16,090,000	130,320	25,772	283,178

2010	Ethanol	Gas	Grain	Zinc	Aluminum	Others
	(Gallons)	(MWh)	(Bushels)	(Tons)	(Tons)	(Tons)
Year 2011	621,288	5,580,000	52,909,635	70,026	22,171	300,004
Subsequent	—	—	—	62,400	17,231	—

Total	621,288	5,580,000	52,909,635	132,426	39,402	300,004

        The table below shows a breakdown of the maturities of the fair value of commodity price derivatives designated as cash flow hedges at the years ended December 31, 2012, 2011 and 2010, including zinc and aluminum derivatives obtained prior to the completion of the Befesa Sale:

2012	Ethanol	Gas	Grain	Zinc	Aluminum	Others
	(€ in thousands)
Year 2013	(387)	(369)	(368)	6,818	135	76
Following	—	—	—	(4,164)	—	—

Total	(387)	(369)	(368)	2,654	135	76

2011	Ethanol	Gas	Grain	Zinc	Aluminum	Others
	(€ in thousands)
Year 2012	750	(5,319)	3,090	15,653	(4,902)	4,367
Following	—	—	—	13,940	—	—

Total	750	(5,319)	3,090	29,593	(4,902)	4,367

2010	Ethanol	Gas	Grain	Zinc	Aluminum	Others
	(€ in thousands)
Year 2011	702	(523)	52	(20,460)	(3,176)	(9,002)
Following	—	—	—	(10,168)	(1,647)	—

Total	702	(523)	52	(30,628)	(4,823)	(9,002)

        There were no commodity price derivatives not designated as hedges as of December 31, 2012, 2011 and 2010.

        At December 31, 2012, if the price of zinc had increased by 10%, with all other variables remaining constant, the effect on the income statement would have been a profit of €3.90 million, due to the unhedged portion of our sale transactions and a decrease in other reserves of €5.29 million, due to the effect of cash flow hedges that we maintain.

        At December 31, 2012, if the price of grain had increased by 10%, with all other variables remaining constant, the effect in the consolidated income statement would have been a loss of €35,092 thousand and a reduction in other reserves of €16,391 thousand due to open derivative contracts primarily grain sales held by the Group.

        At December 31, 2012, if the price of ethanol had increased by 10%, with all other variables remaining constant, the effect in the consolidated income statement would have been a profit of €11,035 thousand and null impact in other reserves due to open derivative contracts primarily ethanol purchases held by the Group.

        For additional information about our financial instrument and hedging activity refer to Note 4, Note 12 and Note 14 of our Annual Consolidated Financial Statements included elsewhere in this prospectus.

Credit Risk

        Trade and other receivables, current financial investments and cash are the main financial assets of the company and present the greatest exposure to credit risk in the event that a third-party does not comply with its obligations.

        Most of our receivables relate to our customers who operate in a range of industries and countries with contracts that require ongoing payments as the project advances, the service is rendered or upon delivery of the product. It is common practice for us to reserve the right to cancel the work in the event of a material breach, especially non-payment. In addition, we rely on written confirmation for the non-recourse purchase of accounts receivable (factoring). In these arrangements, we pay a bank fee to assume the credit risk as well as interest charges for the financing component.

        In this regard, derecognizing of factored accounts receivable is taken only when all the requirements of IAS 39, Financial instruments; Recognition and Measurement are met. Therefore, we consider whether or not the risks and rewards inherent in the ownership of the asset have been transferred, including a comparison of our risk before and after the transfer, considering the amounts and timing of net cash payments to be received. Once the risk to the grantor company has been eliminated or is considered to be substantially reduced, it is considered that the financial asset in fact has been transferred.

        In general, our greatest risk is the risk of not collecting a trade account receivable. This is our greatest risk because it may be of significant value in the development of a project or in the provision of a service and it is not within our control. However, for those contracts in which there is a possibility of customer payment delay, with no commercial justification, could theoretically be identified as a risk associated to the financial asset, and so we establish that, not only should the risk of legal insolvency (bankruptcy, etc.) be covered, but also that of de facto or evident insolvency (arising from the client's management of its own cash, even though there is no "general moratorium").

        As indicated, it is our policy to transfer the credit risk associated with our customers and other accounts receivable through the use of non-recourse factoring. As such, with regard to considering risks inherent with debtors and other accounts receivable on the statement of financial position, amounts can be excluded that relate to works completed and awaiting certification for which factoring contracts are in place, as well as amounts which could be factored which are outstanding to be submitted to the financial entity providing the factoring, and also those debtors included which are covered by an insurance policy.

        The following table shows the maturity detail of trade receivables for each of the years ended December 31, 2012, 2011, and 2010:

	Balance as of December 31,
	2012	2011	2010
	(€ in thousands)
Maturity
Up to 3 months	941,048	444,780	499,954
Between 3 and 6 months	49,271	64,227	137,282
Over 6 months	74,519	68,095	97,981

Total	1,064,838	577,102	735,217

Liquidity Risk

        The objective of our financing and liquidity policy is to ensure that we maintain sufficient funds to meet our financial obligations as they fall due.

        To ensure there are sufficient funds available for debt repayment in relation to its cash-generating capacity, the Corporate Financial Department annually prepares and the Board of Directors reviews a Financial Plan that details all the financing needs and how such financing will be provided. We fund in advance disbursements for major cash requirements, such as capital expenditures, debt repayments and working capital requirements. In addition, as a general rule, we do not commit our own equity in projects until the associated long term financing is obtained.

        We have maintained our financing needs covered for 2012 since we completed refinancing in 2012 of syndicated loans as well as new financing transactions in subsidiaries which have the support of export credit agencies. In addition, in January and February 2013, we issued €400 million convertible notes due 2019 and €250 million ordinary notes due 2018 in order to extend debt maturities.

        We aim to maintain our strong liquidity position, extend the debt maturities of our existing corporate loans and bonds, continue to access the capital markets from time to time, as appropriate, and further diversify our funding sources. We aim to continue to raise equity funding at the project company level through partnerships.

        In accordance with the above, we have a policy to diversify our sources of finance in order to prevent concentration of financing sources that may limit our working capital liquidity risk.

Capital risk

        We manage capital risk to ensure the continuity of the activities of our subsidiaries from an equity standpoint by maximizing the return for the shareholders and optimizing the structure of equity and debt in the respective companies or projects.

        The leverage objective of the activities of the company is not measured based on the level of debt on own resources, but on the nature of the activities:

  •
  For activities financed through non-recourse financing, each project is assigned a leverage objective based on the cash and cash flow generating capacity, generally, of contracts that provide these projects with highly recurrent and predictable levels of cash flow generation.

  •
  For activities financed with corporate financing, the objective is to maintain reasonable leverage, defined as three (3) times Corporate EBITDA over Net Corporate Debt (excluding the non-recourse EBITDA and the non-recourse financing).

INDUSTRY AND MARKET OPPORTUNITY

        Over the last decade, global investment in the renewable energy and environmental sectors has witnessed significant growth. Moreover, energy scarcity, the focus on reduction of carbon emissions, and the potential increased costs of building and operating nuclear plants are expected to continue to drive renewable technology. We expect this to continue both in the short- and long-term and expect that this will support demand for our products and services. Overall energy demand is expected to increase by 1.2% per year from 2010 through 2035, while fossil-based energy sources are expected to become more scarce. As a result, biofuel usage is forecast to grow at 5.2% per year from 2010 until 2035 and solar power global installed capacity is expected to grow at 12% per year from 2010 to reach 674 GW by 2035 (source: World Energy Outlook). In addition, total investment of $1.8 trillion is expected in the electricity transmission sector worldwide between 2012 and 2035 (source: International Energy Association), approximately 61% of which is projected in regions where we focus our transmission activity. Additionally, generation from renewable sources is expected to increase significantly from 2012 to 2030, according to Bloomberg's Global Renewable Energy Market Outlook 2013.

        Other macroeconomic trends such as continuous global population growth and increasing water scarcity are expected to result in trends that favor the expertise and focus of our business. According to Global Water Intelligence estimates, the 2013 global water market is worth $556.8 billion and is expected to grow at a rate of around 3.9% per year through 2018. In particular, worldwide installed desalination capacity (industrial and municipal) in 2012 was 75 million m3/d, which corresponds to a water desalination market value of $3,938.3 million, and is expected to grow to $15,188.4 million by 2018. The growth rate for capital expenditure on seawater desalination is expected to be 19.2% during that time.

        In addition, increasing environmental consciousness, reducing carbon and greenhouse gas emissions, increasing focus on security of energy supply in many developed countries, and the related tightening of environmental regulation are important factors that we expect to bolster global demand and provide an impetus to our sustainable development focus.

Energy Sector

Solar

        Solar energy is one of the largest sources of renewable energy, the market for which has become increasingly prominent in recent years. The principal factors that have contributed to the development of this industry are the following: (i) political will and environmental awareness; (ii) the need of countries with limited fossil fuel resources to reduce non-renewable energy dependence; and (iii) the increased cost and price volatility of fossil fuels.

        Among the different types of renewable energy, solar energy has become a technologically proven option. Solar technologies are grouped in two large families: (i) Photovoltaics, or PV, which use sunlight to directly generate electricity; and (ii) thermal solar power, also known as CSP, which is where our expertise largely lies and which uses the direct irradiation of the sun to heat fluid to power steam turbines which generate electricity.

CSP Industry

        CSP plants have two principal components: (i) solar fields, where mirrors are placed to concentrate solar irradiation in order to heat a fluid to high temperatures; and (ii) a conventional steam turbine cycle, which uses the heat produced by the solar field to generate steam that is then used to generate electricity in a turbine generator, in a manner that is similar to a conventional turbine.

        Within the CSP market, there are currently two technologies in an advanced stage of maturity: parabolic trough technology and solar tower, or central receiver, technology. We have proprietary technology in both of these areas and have constructed and operate facilities for the operation of these technologies.

        The key factors that we believe make CSP technology an attractive focus for investment by grid operators and utilities, including two key factors that differentiate CSP technology from other technologies, are: (i) dispatchability (the ability to dispatch energy when there is demand beyond storage capabilities), and (ii) the possibility of integration with conventional technologies to increase efficiency and reduce costs. We believe these factors will drive growth in the CSP market in the coming years as well as improve the competitiveness of CSP relative to other conventional and renewable technologies.

        As with all renewable energy sources in their initial development stages, government or industry subsidies are important in maintaining competitiveness with conventional energy sources while the technology develops and matures. These subsidies are typically determined up front for existing projects, and are subject to change. In addition, in the future, factors such as increased competition in the value chain, economies of scale in project development and new technologies are expected to reduce the costs of solar energy production, with the overall objective of achieving cost parity with other conventional energy sources.

CSP Market

        In recent years, the CSP industry has made significant progress and developed very rapidly. As of August 2013, this progress is continuing globally with more than 2,200 MW estimated to be under construction and several thousand additional MW estimated to be under development. In Spain alone, it is expected that in 2014 there will be approximately 2,400 MW in operation, and, under the price guaranteed feed-in tariff regime whereby price and offtake are guaranteed by the government, there is no requirement for a power purchase agreement as is the case in the United States.

        Currently, Spain has the largest installed capacity in the world. With more than 2,100 MW operating and with over 200 MW under construction it is the leading European market in terms of CSP projects under construction. The key reasons for Spain's leading position relate to its numerous environmental advantages for the development of solar power, including levels of solar irradiation that reach of up to 2,100 kW/m2 per year in southern parts of the country.

        The development of the United States market, which along with Spain is our second core market, has been slow in recent years but is now developing quickly. Currently, there is an estimated pipeline of more than 7,000 MW that is expected to be constructed in the coming years. Currently, the United States, with over 1,300 MW under construction, is the leading global market in terms of CSP projects under construction. In terms of solar resources, California, Arizona, Nevada, New Mexico, Colorado and Texas are the most attractive states in the United States.

Transmission

        Growth and development in the electrical power transmission industry comes from several factors: (i) increasing global demand for electricity, (ii) inadequate and insufficient electrical grid capacity, (iii) construction of new power plants and demand-response facilities, and (iv) the particular demands of a growing segment of renewable power plants. Due to the unique requirements of locating renewable power plants in remote areas, new renewable power plants will need more transmission infrastructure to bring electrical power to where it is needed. In addition, electrical grid operators and utilities in several countries are studying proposals, such as the European Medgrid project, to link existing national grids into larger, international networks. In the United States, numerous entities at the federal, state, and local levels are investing in large power transmission line projects which are expected to account for an investment of $1,849 billion (nominal) dollars by 2035 (source: World Energy Outlook).

Cogeneration

        Cogeneration, the simultaneous production of electricity and heat using a single fuel source such as natural gas, harnesses heat that would otherwise be wasted in the generation of power.

        The cogeneration process increases thermal efficiency and reduces emissions of carbon dioxide that are a normal part of the power generation process. Cogeneration may reduce global carbon dioxide emissions arising from new generation by 2015 by more than 4% (170 Mt / year), while by 2030 these reductions could increase to more than 10% (950 Mt / year), which is equivalent to one and a half times India's total annual emissions of carbon dioxide from power generation. Cogeneration can therefore make a meaningful contribution towards the achievement of emissions stabilization necessary to avoid major climate disruption.

        By reducing the need for transmission and distribution network investment, and the displacement of generation plants with higher costs, the increased use of cogeneration can reduce power sector investments by $795 billion over the next 20 years from 2012, or approximately 7% of total projected power sector investment for 2005 through 2030.

        A number of European cogeneration studies cite the potential of cogeneration and project a more than a doubling of cogeneration power capacity by 2025, which would represent an EU cogeneration electricity capacity share of more than 17%. The EU cogeneration potential analysis is ongoing and will improve in the future, as the European Union Cogeneration Directive is implemented. The Cogeneration Directive requires member states to undertake comprehensive national studies of the potential for cogeneration.

        The current share of total U.S. electrical capacity from cogeneration plants is approximately 8% and could rise to 12 - 21% by 2015 according to some estimates.

        Cogeneration currently accounts for around 9% of global power generation. Its economic potential, however, is likely to be greater.

Water Infrastructure

        As per Global Water Intelligence, the estimated combined size of the water and wastewater treatment plant market in 2013 is $55,625 million and is expected to grow to $71,578 million by 2018. The size of the industrial water market is estimated at $3,608.2 million for 2013 and projected to grow to $6,035.2 million by 2018.

        There are five fundamental drivers for this projected growth in the water sector.

  •
  Growing water scarcity. Capital expenditures on water resource development (not including water transfer) are set to grow at an annual rate of 4.4% through 2018.

  •
  The need for better sanitation in rapidly growing cities. Overall, capital expenditures on wastewater are growing by 5.0% per year.

  •
  Pressure to deliver better performance. The market for systems related to smart water networks, including automation control and metered water networks, is expected to grow by 9.8% per year.

  •
  Managing the effluents from the resources industries. The pursuit of more marginal energy and mineral resources is bringing with it a whole new set of water-related treatment challenges. The market for equipment for the oil, gas and mining industries is expected to grow by 13.0%.

  •
  Growing corporate awareness of water risk. Businesses are expected to increase their investment in water and wastewater treatment technology equipment by 7.2% per year.

        Taking into account these drivers, the top country markets categorized by their estimated compound annual growth rate in capital expenditures from 2011 to 2018, are: India (17.6%), Malaysia (12.3%), Brazil (12.2%), Saudi Arabia (10.9%), Colombia (10.0%), Indonesia (9.9%), the Russian Federation (9.4%), China (9.0%), Mexico (9.0%) and the United States (4.0%). Among these countries, the current main markets are the United States, China, Brazil, India and Mexico.

        We are present in the main markets in which desalination is expected to grow most significantly in the coming years, including Asia-Pacific, the Middle East, North Africa and the United States, where our main competitors are primarily large international companies. In 2010, our Qingdao (China) project was awarded the distinction of the "Desalination Deal of the Year" for 2009. Also, in April 2009, Global Water Intelligence awarded its Global Water Award to Befesa Agua as the best desalination company of the year for Befesa Agua's outstanding contribution to the desalination industry in 2008. We are ranked eighth in the world in desalination plant supply in terms of capacity installed since 2000 according to Global Water Intelligence.

Bioethanol

        The development of the industry for bioethanol has been supported by several long-term underlying factors: (i) the requirement of certain countries for energy independence; (ii) growing climate change awareness; (iii) volatile and higher oil and petroleum prices; (iv) continued increases in corn yields; and (v) continued government and legislative support.

        The bioethanol industry is somewhat cyclical and highly dependent on several factors, including the balance of supply and demand (and in particular, new capacity being added or shut down), raw materials prices (primarily corn, wheat and sugarcane) and oil prices. The industry has grown significantly since the beginning of 2009 on the back of new regulation aimed at increasing the share of renewable energy used in the transport sector.

        According to the Global Renewable Fuel Alliance, in 2012, world ethanol production was 21.89 Bgal, with a CAGR of 8.34% between 2006 and 2012.

        The United States is the largest ethanol producer in the world, with over 50% of the market. Until 2005, Brazil was the world's largest ethanol producer, and today it is still the number one exporter of ethanol.

        Although growth in Brazil's ethanol production has generally been very strong, the progression has not been uniform. After a two-year climb from 3.2 to 4.1 Bgal in 1997-98, production fell to a low of 2.8 Bgal three years later and has since recovered to 5.5 Bgal in 2012 according to the Renewable Fuel Association.

        Europe is a large ethanol production market, with over 1.2 Bgal of production in 2012. The Climate Change Package, or CCP, established by the EU, includes the "20/20/20" mandatory goals for 2020, one of which mandates a 20% share for renewable energy in the EU total energy mix. Part of this 20% share is a 10% minimum target for renewable energy consumed in transport to be achieved by all Member States. This directly supports our European ethanol business.

        Other government bodies have also enacted protocols to support the bioethanol market. For example, the United States has recently outlined its biofuels blending mandates (renewable fuel standard), which require 36 Bgal of biofuels to be blended into the fuel supply by 2022.

 BUSINESS

Overview

        We are a leading engineering and clean technology company with operations in more than 70 countries worldwide that provides innovative solutions for a diverse range of customers in the energy and environmental sectors. Over the course of our 70-year history, we have developed a unique and integrated business model that applies our accumulated engineering expertise to promoting sustainable development solutions, including delivering new methods for generating power from the sun, developing biofuels, producing potable water from seawater, efficiently transporting electricity. A cornerstone of our business model has been investment in proprietary technologies, particularly in areas with relatively high barriers to entry. Our Engineering and Construction activity provides sophisticated turnkey engineering, procurement and construction ("EPC") services from design to implementation for infrastructure projects within the energy and environmental sectors and engages in other related activities with a high technology component. Our Concession-Type Infrastructures activity operates, manages and maintains infrastructure assets, usually pursuant to long-term concession agreements under Build, Own, Operate and Transfer ("BOOT") schemes, within four operating segments (Transmission, Solar, Water and Co-generation). Finally, our Industrial Production activity produces a variety of biofuels (ethanol and biodiesel). For the six months period ended on June 30, 2013, our average number of employees was 27,417 people worldwide across our three business activities and, according to industry publications, we are among the market leaders in the majority of our areas of operation.

        In order to focus our attention on our key markets, we organize our business into three activities: Engineering and Construction, Concession Type Infrastructures and Industrial Production. Each activity is further broken into the following operating segments: Engineering and Construction and Technology and Other within the Engineering and Construction activity; Transmission, Solar, Water and Co-generation within the Concession Type Infrastructures activity; and Biofuels Production activity. Our three activities are focused in the energy and environmental industries, and integrate operations throughout the value chain, including research and development and innovation ("R&D&i"), project development, engineering and construction, and the operation and maintenance of our own assets and those of third parties. Our activities are organized to capitalize on our global presence and scale, as well as to leverage our engineering and technological expertise in order to strengthen our leadership positions.

        We have successfully grown our business, with a compound annual growth rate of our Consolidated EBITDA of 25% during the last ten years ended December 31, 2012. We have also maintained double-digit growth in our consolidated revenue and Consolidated EBITDA on a compound annual growth basis since our 1996 initial public offering on the Spanish Stock Exchanges. As of October 3, 2013, we had a market capitalization of approximately €1.2 billion. As of June 30, 2013, our backlog was €7,133 million.

        Our revenue, Consolidated EBITDA and net fixed assets of the Group and by segment as of and for the six months ended June 30, 2013, for the year ended December 31, 2012 and as of June 30, 2013 are set forth in the following tables.

	For the six months ended June 30,	For the year ended December 31,
	2013	2012(1)
	(unaudited) (€ in millions)
Consolidated Revenue by Activity
Engineering and Construction	2,181.5	3,780.6

Engineering and Construction	1,995.7	3,477.8
Technology and Other	185.9	302.8
Concession-Type Infrastructures	236.4	393.1

Solar	134.4	281.6
Transmission	32.7	37.6
Water	20.6	20.7
Co-generation	48.6	53.2
Industrial Production	984.4	2,138.2

Biofuels	984.4	2,138.2

Total revenue	3,402.3	6,312.0

Consolidated EBITDA by Activity
Engineering and Construction	349.9	623.9

Engineering and Construction	242.0	475.5
Technology and Other	107.9	148.4
Concession-Type Infrastructures	140.1	233.6

Solar	80.8	203.4
Transmission	21.6	15.7
Water	16.2	11.6
Co-generation	21.4	2.9
Industrial Production	40.7	91.1

Biofuels	40.7	91.1

Consolidated EBITDA	530.7	948.6

	As of June 30,	As of December 31,
	2013	2012(1)(2)
	(unaudited)
	(€ in millions)
Net Fixed Assets by Activity
Engineering and Construction	567.0	527.4

Engineering and Construction	235.7	251.9
Technology and Other	331.3	275.5
Concession-Type Infrastructures	7,001.6	6,558.5

Solar	3,224.8	3,059.3
Transmission	2,530.0	2,384.1
Water	383.1	368.3
Co-generation	863.7	746.8
Industrial Production	2,606.2	3,643.8

Biofuels	2,606.2	2,657.8
Industrial Recycling(*)		986.0

Total net assets	10,174.8	10,729.7

(*)
Operating segment existing until the sale of shareholding in Befesa.

(1)
Amounts recasted (see "Presentation of Financial Information" and Note 2 to our Annual Consolidated Financial Statements).

(2)
Net Fixed Assets as of December 31, 2012 include the net fixed assets of Befesa, our subsidiary engaged in the industrial recycling industry, which was sold on June 13, 2013. In accordance with IFRS 5, the results generated by Befesa are considered discontinued operation in Abengoa's Interim Consolidated Financial Statements (see "Presentation of Financial Information" and Notes 2 and 7 to our Annual Consolidated Financial Statements).

        Our three activities are as follows:

  •
  Engineering and Construction

    Our Engineering and Construction activity includes two operating segments: Engineering and Construction and Technology and Other.

        Engineering and Construction

    We have over 70 years of experience in the Engineering and Construction activity in the energy and environmental sectors. We are responsible for all phases of the engineering and construction cycle, including project identification and development, basic and detailed engineering, construction and operation and maintenance.

    In the energy sector, we are dedicated primarily to renewable energy (solar, biofuel and biomass), as well as conventional (co-generation and combined-cycle) power plants and power transmission lines. In 2012, we were recognized by ENR Magazine as the leading international contractor in power transmission and distribution ("T&D") of electricity in terms of revenues, the leading international contractor in power in terms of revenues and the leading international contractor in co-generation and solar in terms of revenues (source: ENR).

    Within the environmental sector, we build water infrastructure, desalination and water treatment plants in Europe, the Americas, Africa and Asia. We are among the market leaders in the construction of water desalination plants through our projects in Algeria, China, India, Ghana and Spain.

        Technology and Other

    The Technology and Other segment includes activities related to the sale of thermo-solar equipment and licensing of solar thermal related technology and water management technology, as well as innovative technology businesses such as hydrogen energy or the management of energy crops.

  •
  Concession-Type Infrastructures

    By leveraging the expertise we have gained over the years in our Engineering and Construction activity and by selectively developing proprietary technologies, we have developed a portfolio of investments in concession-type infrastructures in the energy and environmental sectors where we seek to achieve attractive returns. Many such concessions are held pursuant to long-term agreements in which we operate and maintain assets that we initially constructed under BOOT schemes. There is limited or no demand risk as a result of arrangements such as feed-in and ad hoc tariff regimes, take-or-pay contracts and power or water purchase agreements, which are long-term contracts with utilities or other offtakers for the purchase and sale of the output of our concession assets. We believe our level of revenue visibility in this business to be very high given the nature of our assets, the long-term arrangements under which they are operated, and the number of projects under construction where off-take remuneration is already in place.

    Our Concession-Type Infrastructure activity includes four operating segments: Transmission, Solar, Water and Co-generation, which operate, respectively, our assets in power transmission, solar power generation (mostly in concentrated solar power technology ("CSP")), water desalination and co-generation. In each instance, we typically partner with leading international or local businesses or parastatals, such as E.ON AG ("E.ON"), Total S.A., Abu Dhabi Future Energy Company ("Masdar"), Centrais Eléctricas Brasileiras S.A. ("Eletrobrás"), General Electric Company ("General Electric"), Cemig, JGC Corporation, Itochu Corporation and Algérienne des Eaux (Algerian Water Authority). In a typical partnership, we make an equity contribution with our partners and then typically finance the infrastructure through non-recourse project financing.

    As of June 30, 2013, the average remaining duration of operation of our concession contract portfolio was 26 years. The capacity of our solar, co-generation and water desalination plants and the scale of our power transmission line networks are each expected to approximately double as projects currently under construction are expected to be completed between 2013 and 2014.

    We manage concession assets on five continents as diverse as power transmission lines in Brazil, Chile and Peru, thermo-solar plants in the United States, Spain, South Africa and the United Arab Emirates, desalination plants in India, China, the Middle East and North Africa and co-generation plants in Spain and Mexico. We pursue a flexible asset rotation strategy through which we may divest certain assets from time to time on an opportunistic basis to maximize our overall investment returns.

  •
  Industrial Production

    Our Industrial Production activity includes one operating segment: Biofuels, in which we develop and produce biofuels. These operations are conducted using our own assets and are focused on high growth markets. According to industry publications and our own estimates, we enjoy a leadership position in many of the markets in which we operate.

        Biofuels

    In terms of capacity, according to Ethanol Producer Magazine and the European Renewable Ethanol Association, our Biofuels segment is currently the European market leader in ethanol production and is the seventh largest ethanol producer in North America. We are the only operator with a significant presence in all of the three key biofuel markets: the United States, Europe and Brazil. We are also diversified in terms of revenue sources and, historically, we have benefited from the positive impact of successful hedging policies.

    We believe we have identified a significant market opportunity in second-generation biofuels, which utilize biomass rather than cereal and other food crops as the primary raw material. We have invested continually in R&D&i over the past decade in this business and have developed our own proprietary processes and enzymes. Our pilot plant has been in operation in York (Nebraska, United States) since

    2007 and a demonstration plant in Salamanca (Spain) since 2009. We commenced construction of our first second-generation commercial plant in Hugoton (Kansas, United States), for which we have been awarded a total of $132 million in loan guarantee financing and $97 million in grants from the U.S. Department of Energy since 2007. This plant is expected to start operations in the first quarter of 2014 and increase the number of opportunities for us to license our biomass technology to third parties. In addition, we believe that the plant will position our business for potential entry into the biomaterials and bioproducts industry. N-Butanol production on a commercial scale would allow us to diversify our bioenergy business product range, reducing market volatility. A pilot plan for development and implementation of a catalytic technology for N-Butanol production is expected to be running by the end of 2013.

History and Development of our Group

        Abengoa was formed under the laws of the Kingdom of Spain in Seville on January 4, 1941 as a limited liability company and was subsequently changed to a limited corporation (sociedad anónima) on March 20, 1952. We were originally founded as Sociedad Abengoa S.L. in Seville by Javier Benjumea Puigcerver and José Manuel Abaurre Fernández-Pasalgua and with three friends and other family members. Our initial vision was to manufacture a mono-phase meter for measurement of electric currents. However, we changed course due to supply problems and, soon after, we began offering engineering consultancy services, carrying out technical studies and completing construction works within the energy sector. Our registered office is at C/ Energía Solar, no. 2, Seville (Spain). Our headquarters are located at Campus Palmas Altas, C/ Energía Solar, 1, 41014, Seville, Spain. The telephone number for our headquarters is +34 954 93 71 11.

        Abengoa expanded throughout Spain in the 1950s and started its international expansion in the 1960s, first to Latin America, then to the United States and Canada, rest of Europe, Africa, Asia and other parts of the world. Today, Abengoa operates in more than 70 countries with offices and projects in more than 35 of them, with Spain accounting for less than 26% of total revenues during 2012. Abengoa is the parent company of the Group, which as of June 30, 2013 was made up of 584 companies, being the parent company itself, 532 subsidiaries, 17 associates and 34 joint ventures. Additionally, the Group has a number of shareholdings of less than 20% in various further entities.

        We currently conduct our traditional engineering and industrial construction business through our subsidiary Abeinsa.

        We entered the environmental services business in the 1980s with our participation in water infrastructure projects in Spain. With the acquisition of Befesa in 2000, a company specializing in industrial waste management, we reorganized our environmental activities under Befesa. In 2006, Befesa acquired BUS Group AB, the founder of the original Befesa and the largest European recycler of steel dust, which acquisition made Befesa a European leader in industrial waste recycling. On June 13, 2013, we entered into a share purchase agreement for the sale of Befesa to funds advised by Triton Partners. On July 15, 2013, we received €331 of cash proceeds corresponding to the price agreed for the shares and the sale transaction was closed.

        We entered the bioenergy business in the 1990s. In late 1990s, we identified the need for a renewable energy alternative for the transport sector. We had a clear vision to achieve a critical mass in first generation bioethanol (or "cereal" bioethanol) and to make second generation bioethanol (or "biomass" bioethanol) commercially available through investments in R&D&i. We built our first two plants in Spain and in 2001 we acquired High Plains Corporation in the United States, a bioethanol producer with three plants. This new business line was organized as Abengoa Bioenergía. In 2007, we acquired Dedini Agro and entered the Brazilian bioenergy market.

        Until September 5, 2011, we conducted our information technology business through Telvent. We first entered this business when we acquired Sainco, a traffic automation company, in the late 1960s. As Sainco grew and broadened its spectrum of solutions and geographical reach, Abengoa decided to take the company public to finance its growth. As part of the reorganization undertaken prior to going public in 2004, the brand name of Telvent was adopted. In 2008, we acquired DTN Holding Company Inc., a leader in delivering real time business information to key decision makers in the agriculture, energy and environmental industries. As of December 31, 2010 and 2009 and during part of the year 2011, we held a 40% shareholding in Telvent. On June 1, 2011, we announced the sale of our investment in Telvent to Schneider Electric S.A. and on September 5, 2011 the transaction was completed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting the Comparability of our Results of Operations — Acquisitions and Divestments — Divestment of Telvent GIT, S.A." for further discussion.

        Abengoa began its solar power activity in 1984 when the company was one of the participants in the construction of the Solar Platform in Almería, Spain. Since then, multiple R&D&i projects have been carried out to develop different types of receivers for tower plants and parabolic trough technology, which were partially supported by the European Union Framework Programmes. These first steps were taken in Abengoa's Engineering and Construction and Industrial Production business units. In 2007, with the inauguration of the first tower technology commercial plant, PS10 (11 MW), as well as the world's largest low-concentration photovoltaic plant, Sevilla PV, with 1.2 MW of power output capacity, Abengoa Solar was incorporated as a business unit.

        Abengoa was formerly present in the wind sector through its ownership of Desarrollos Eolicos S.A., a fully owned subsidiary that was sold in 2001 to the Dutch company Nuon.

        On July 27, 2010, Abengoa Cõncessoes Brasil Holding, S.A., a subsidiary in the Concession-Type Infrastructures segment, concluded an agreement with the company State Grid International to sell its 25% shareholding in the companies ETEE (Expansión Transmisora de Energía Eléctrica, S.A.) and ETIM (Expansión Transmissora Itumbiara Marimbondo), which are responsible for the concession of the 794 kilometers of transmission lines that joins the power stations of the city of Itumbiara, in Soiás, Brazil, and Marimbondo, in the state of Minas Gerais, Brazil.

        On June 2, 2011, Abengoa Concessões entered into an agreement with TAESA to sell 50% of its shareholding in a newly formed entity, named UNISA, to which Abengoa Concessões contributed 100% of its interests in four project companies that it controlled and that hold power transmission line concessions in Brazil. These four project companies are STE, ATE, ATE II and ATE III. In addition, on June 2, 2011, Abengoa Concessões and Abengoa Construção Brasil Ltda. entered into an agreement with TAESA to sell 100% of the share capital of NTE, another project company that holds a power transmission line concession in Brazil. We subsequently signed an agreement with TAESA on March 16, 2012 to sell our remaining 50% interest in UNISA, thereby completing the divestment of certain Brazilian transmission line concession assets (STE, ATE, ATE II and ATE III). See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting the Comparability of our Results of Operations — Acquisitions and Divestments — Sale of Brazilian Transmission Line Assets" and "Unaudited Pro Forma Condensed Consolidated Financial Information" for further discussion.

        In October 2011, we issued 17,142,858 Class B shares and warrants to purchase an additional 4,020,124 Class B shares to First Reserve as part of their €300 million investment in Abengoa. As a result of the First Reserve investment, First Reserve acquired approximately 0.2% of the voting rights of our share capital. For further information on First Reserve, see "Principal Shareholders — Major Shareholders."

Industry and Market Opportunity

        Over the last decade, global investment in the renewable energy and environmental sectors has witnessed significant growth. Moreover, energy scarcity, the focus on reduction of carbon emissions, and the potential increased costs of building and operating nuclear plants are expected to continue to drive renewable technology. We expect this to continue both in the short- and long-term and expect that this will support demand for our products and services. Overall energy demand is expected to increase by 1.2% per year from 2010 through 2035, while fossil-based energy sources are expected to become more scarce. As a result, biofuel usage is forecast to grow at 5.2% per year from 2010 until 2035 and solar power global installed capacity is expected to grow at 12% per year from 2010 to reach 674 GW by 2035 (source: World Energy Outlook). In addition, total investment of $1.8 trillion is expected in the electricity transmission sector worldwide between 2012 and 2035 (source: International Energy Association), approximately 61% of which is projected in regions where we focus our transmission activity.

        Other macroeconomic trends such as continuous global population growth and increasing water scarcity are expected to result in trends that favor the expertise and focus of our business. According to Global Water Intelligence estimates, the 2013 global water market is worth $556.8 billion and is expected to grow at a rate of around 3.9% per year through 2018. In particular, worldwide installed desalination capacity (industrial and municipal) in 2012 was 75 million m3/d, which corresponds to a water desalination market value of $3,938.3 million, and is expected to grow to $15,188.4 million by 2018. The growth rate for capital expenditure on seawater desalination is expected to be 19.2% during that time.

        In addition, increasing environmental consciousness, reducing carbon and greenhouse gas emissions, increasing focus on security of energy supply in many developed countries, and the related tightening of environmental regulation are important factors that we expect to bolster global demand and provide an impetus to our sustainable development focus.

Our Strengths

Integrated business model with high equity returns

        We operate an integrated business model in which we provide complete services from initial design, construction and engineering to operation and maintenance of infrastructure assets. The combination of our engineering and construction expertise with our track record of operating large and complex infrastructure facilities allows us to benefit from and leverage multiple operating efficiencies within our Group. We believe that our integrated business model allows us to prepare competitive bids for government concession tenders and complete and operate the project on a profitable and timely basis while achieving high equity returns.

        Furthermore, our business mix enables us to share knowledge gained from across our Group and implement best practices across our businesses and geographies, thereby increasing our competitiveness while allowing us to be less dependent on any single business or geography. Our Engineering and Construction activity provides a resilient earnings base and our Concession-Type Infrastructures activity provides long term recurrent cash flows. Together with our Industrial Production activity, our Concession-Type Infrastructures activity also operates in high-growth sectors that offer a wide range of business opportunities. In addition, our business mix allows us to apply our engineering capabilities to create new technologies that are integral to our asset-owned operations and concession projects. The growth of our technological development capabilities enhances our engineering capabilities and increases the development of our asset-based operations.

High revenue visibility driven by strong order backlog and contracted revenue stream

        We have a developed portfolio of businesses focused on EPC and concession project opportunities, many of which are based on customer contracts or long-term concession projects. As of June 30, 2013, our backlog of projects and other operations pending execution stood at €7,133 million, which equalled approximately 23 months of revenue that our Engineering and Construction activity achieved in the previous 12 months. As of June 30, 2013, our concessions had an average remaining life of 26 years. The volume and timing of executing the work in our backlog is important to us in anticipating our operational and financing needs, and we believe our backlog figures reflect our ability to generate revenue in the near term.

        We have an established portfolio of long-term concession projects undertaken in conjunction with partners or on an exclusive basis, which we operate in the power transmission, energy, generation and water infrastructure and energy sectors, typically with terms of 20 to 30 years. Our revenue from concession projects is typically obtained during the term through a period tariff or price per unit payable in exchange for the operation and maintenance of the project. This revenue, which is normally adjusted for inflation, represents a stable and contracted source of cash flow generation for us. In addition, partnerships and non-recourse project finance limits our credit exposure and increases our ability to commit to multiple projects simultaneously. For large projects, we often share the equity contribution by teaming up with various international and local partners. Project finance borrowing allows us to finance the rest of the project through non-recourse debt and thereby insulate the rest of our Group from such credit exposure.

        In addition, we have a capital expenditure program focused on the construction of power transmission lines, solar power plants, cogeneration power plants and water infrastructure among other activities. As of June 30, 2013, our total estimated future capital expenditures were €2,325 million, with the significant majority of projects backed by off-take contracts and feed-in tariffs, for most of which long-term financing has been obtained. As a result, we believe that our capital expenditure program provides us with enhanced visibility on short and medium-term growth in revenue and cash flow.

Strong asset portfolio geographically diversified

        Our activities possess a combination of engineering, procurement and construction ("EPC") as well as concession revenue streams originating from a variety of both renewable and conventional technologies and markets with their own demand and supply dynamics. As a result, we are not overly reliant on any particular technology, market or customer. Furthermore, as we have operations on five continents, with 82% and 85% of our consolidated revenue generated outside of Spain for the six months ended June 30, 2013 and for the year ended December 31, 2012, respectively, our geographic diversification reduces our exposure to economic conditions in any single country or region. Due to our business and geographic diversification, we have a broad customer base consisting of both private and public sector customers, including leading global utilities, blue chip industrial companies and national, regional and local governmental authorities. In 2012, no single customer accounted for over approximately 5% of our consolidated revenue, excluding work performed for our own assets.

        Our broad geographic diversification with significant activities in the United States, Latin America (including Brazil) and Europe, in particular, gives us deep regional insight and long-standing experience working with local governments, regulators, financial institutions and other partners that we believe assists us to obtain requisite equity and debt financing and conclude successful partnerships with leading international and local firms.

Market leader in high growth energy and environmental markets

        We have a developed portfolio of businesses focused on EPC and concession project opportunities in the attractive and growing energy and environmental markets, which despite short-term challenges are expected to continue growing.

        We have developed a leadership position in the energy sector in recent years, as highlighted by the following:

  •
  we are the leading international contractor in power transmission and distribution of electricity in terms of revenues, the leading international contractor in power in terms of revenues, and the leading international contractor in co-generation and solar in terms of revenues (source: ENR).

  •
  we are a global leader in solar CSP technology, having developed and built the first two commercial tower technology plants (PS10 and PS20) in Seville (Spain), the first integrated solar combined cycle ("ISCC") plant in the world in Ain-Beni-Mathar (Morocco) and the second ISCC plant in Hassi-R'Mel (Algeria) and continuing to work on two of the world's largest CSP plants under construction in Arizona (the Solana project) and California (the Mojave project); and together with Brightsource

    Energy, Inc. ("Brightsource"), we are jointly developing a project to build and operate the world's two largest solar power towers in Riverside, California.

  •
  we are a global leader in the biofuels industry, with plants in Europe, the United States and Brazil. We ranked first in Europe and seventh in the United States in first-generation bioethanol in terms of installed capacity (source: Ethanol Producer Magazine and ePURE) and enjoy a global leadership position in the development of technology for the production of second-generation bioethanol on a commercial scale.

        We are also dedicating significant efforts to developing our market position in the environmental sector, specifically within the water desalination industry, where we are ranked the 6th largest company in the world in terms of capacity according to Global Water Intelligence. Furthermore, in 2012, we were awarded the distinction of "2012 Desalination Company of the Year" for our outstanding contribution in the desalination sector and recognized as one of the top four water companies of the year. Additionally, we were awarded the distinction of "2010 Desalination Deal of the year" for our water desalination project in Qingdao (China) and recognized as the "2009 Desalination Company of the Year" (Source: Global Water Intelligence ("GWI")).

Competitive advantage driven by our cutting edge technology and our extensive Engineering and Construction experience

        Our cutting edge technology is one of our central competitive advantages. Building on our extensive experience in our Engineering and Construction activity of providing turnkey engineering solutions as well as on our resilient earnings base and sustained record of profitability, over the last decade we have focused on using our engineering expertise and know-how to develop cutting edge technologies relating to sustainable development, particularly in technologies for markets with relatively high barriers to entry. Following this approach, we have made significant investments in new technologies at the vanguard of renewable energies such as ISCC plants and second-generation biofuels, which we believe may provide us with an early advantage as their commercial application becomes more widespread.

Strong financial discipline and liquidity profile supported by access to a diverse range of funding sources

        We have successfully grown our business while seeking to enforce strict financial discipline to maintain our strong liquidity position. As of June 30, 2013, we had cash and cash equivalents and short-term financial investments of €3,222 million, which we believe are sufficient to satisfy our short-term liquidity needs. This strong cash position also assists in bidding for large projects. The financing of our projects is executed at two levels: (i) non-recourse debt, which is used at the project company level to fund, as the case may be, the engineering and construction works, operation of the concession-type infrastructures and industrial production projects, and which insulates the rest of the Group from any credit risk; and (ii) corporate debt, which is used to fund the rest of our operations.

        In addition, we have developed a strong network of relationships with international financial institutions and local banks, which have provided us with corporate and non-recourse financing. We have also obtained financial support from international and local development banks and government regulators such as the European Investment Bank, the Inter-American Development Bank, the U.S. Department of Energy, Banco Nacional de Desenvolvimento Econômico e Social ("BNDES") in Brazil and Banco Nacional de Obras y Servicios Públicos ("Banobras") in Mexico. In addition, we have accessed the debt capital markets in different geographies and successfully raised funding through the issuance of bonds and convertible notes.

Entrepreneurial and experienced management team with proven track record and a clearly defined strategy

        Our senior management team holds a significant stake in our equity, has an average of 18 years of experience at our company and has led Abengoa through our significant growth and development, including periods of international expansion across all of our activities and the creation and development of our Solar, Water and Industrial Production businesses over the last decade. This proven growth track record has been possible thanks to our management team's focus on shareholder value and financial discipline across the Group.

        Going forward, our senior management team has a defined and clear strategy and a strong commitment to continue delivering on its proven execution track record in the Engineering and Construction business; building a diversified asset portfolio both in terms of geography and sector in our Concession Type Infrastructures, which will become a sizeable source of cash while committing to invest a maximum equivalent to the E&C margin in a concession; and diversifying into new geographies and outputs our Industrial Production activity.

Our Growth Strategy

        Our objective is to create long-term value for our shareholders by becoming the leading global engineering and clean technology company providing innovative solutions for sustainability in the energy and environmental sectors. Key elements of our strategy for achieving this objective are as follows:

Maintain focus on operational excellence and technological development

        Given the importance of our technological leadership to our competitive advantage, we maintain this strength through significant investment in R&D&i which is undertaken by over approximately 800 employees. We intend to maintain this effort to retain or enhance our market positions and cost competitiveness.

Maintain the mix of our business operations to operate a diversified business model

        We have been careful to expand our business in a balanced manner, seeking to ensure that we are not over-reliant on any particular product or service, geography or technology.

Take advantage of opportunities for organic cash flow generation in our growth markets

        We look to establish ourselves early in growth markets so that we can garner leadership positions in our businesses. We have significant experience in expanding into new and diverse markets with different regulatory regimes that allows us to adapt and to become familiar with new markets and technologies more quickly and helps us capitalize on future expansion opportunities in new markets.

        Our business is positioned for growth through the development of both existing operations and new investments. We have strict "return on investment" criteria that attempt to ensure that our growth plans generate long-term, sustainable cash flows for our business. In addition, we maintain strict discipline towards the deployment of new non-committed capital expenditures, committing to such investments only when long-term funding has been secured.

Maintain our competitive position

        We believe that we enjoy competitive advantages in many of our businesses due to factors such as our technological leadership position, know-how and scale, as well as the relatively high barriers to entry in certain key areas. We believe these are important factors in protecting our cash flows and profitability. We intend to continue to focus on efficiency measures and technology investments to seek to maintain our competitive advantages.

Asset rotation

        It is part of our strategy to unlock value through asset rotations, when we think that conditions are appropriate, in order to increase equity returns. We have a successful track record of monetizing certain of our investments, for example:

  •
  in the fourth quarter of 2010, we completed the sale of our 25% interest in two power transmission lines in Brazil that resulted in €102 million of cash proceeds;

  •
  in the third quarter of 2011, we completed the Telvent Disposal, which generated cash proceeds of €391 million;

  •
  in the fourth quarter of 2011, we executed the First Cemig Sale which resulted in the equivalent of €479 million of net cash proceeds in Brazilian reais;

  •
  in the second quarter of 2012, we closed the Second Cemig Sale which resulted in the equivalent of €354 million of net cash proceeds in Brazilian reais;

  •
  in the second quarter of 2013, we closed the sale of our Brazilian subsidiary, Bargoa, for a total sales price of $80 million, which resulted in approximately $50 million of cash proceeds; and

  •
  in the second quarter of 2013, we entered into a share purchase agreement for the sale of 100% of our shares in our subsidiary, Befesa, which specializes in the integral management of industrial waste, to funds advised by Triton Partners. On July 15, 2013, we received €331 in cash proceeds corresponding to the agreed price for the shares (and deferred compensation and other compensation totaling €289 million) and the sale transaction was closed.

        We intend to continue to actively follow an asset rotation strategy whereby we periodically sell assets or businesses in order to seek to optimize investment returns and free up capital for new investments or debt reduction. We intend to follow an opportunistic approach, whereby we consider to sell assets or businesses when we deem market conditions are attractive to us. Sales of assets or businesses may be material and may happen at any time. We expect to continue with our asset rotation strategy through the rest of 2013 and 2014. We have identified a pipeline of assets to be rotated in the next 18 months, which could result in up to approximately €1.5 billion of cash proceeds and an additional approximately €1.5 billion of net debt reduction at the consolidated level as a result of the deconsolidation of the assets rotated. These opportunities relate to our power transmission business in Latin America, our renewable and conventional power assets and other assets. Our asset rotation plans constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including, but not limited to, our performance, industry performance, the availability of buyers for our assets at the prices we seek, general business and economic conditions, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this prospectus. See "Cautionary Statements Regarding Forward-Looking Statements".

Strengthen and diversify our capital structure and gain financial flexibility

        We are committed to maintaining a sound capital structure and a strong liquidity position. As such, we intend to extend the debt maturities of our existing corporate debt, prefund our cash needs and avoid committing to new projects unless we have first secured long-term financing. We aim to continue to access the global capital markets from time to time, as appropriate and subject to market conditions, in order to further diversify our funding sources.

        Through the execution of the Telvent Disposal, the Cemig Sales and the investment by First Reserve Corporation ("First Reserve"), we reduced our Net Debt by €1,667 million in the year 2011 and €473 million in the year 2012.

        At the project company level, we are also working on diversifying our funding sources by continuing to partner with leading energy companies such as General Electric, Eletrobrás, Cemig and E.ON, to co-fund our new investments.

Certain Financial Targets

        Financial targets prepared by our management ("Targets") are derived from our strategic planning process and were updated as part of our preparation for this offering. The Targets we present below were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding financial projections or IFRS or the guidelines established by the Instituto de Auditores — Censores Jurados de Cuentas de España with respect to prospective financial information, but, in the view of our management, were prepared on a reasonable basis, reflected the best estimates and judgements available to our management at the time, and presented, to the best of our management's knowledge and belief, the expected course of action and the expected future financial performance of our company as of the date they were prepared. However, the Targets are not facts and should not be relied upon as being necessarily indicative of future results.

        Our management and our Board will periodically review and revise our strategic plan in light of business, financial, regulatory and other conditions at the time it is reviewed and revised, which may involve changes to the Targets set forth below. We do not intend to continue to publicly disclose these Targets or any adjustments thereto resulting from such review and revision or otherwise, except as required by applicable law.

        None of our independent auditors, nor any other independent accountants, compiled, examined or performed any procedures with respect to the Targets, nor have they expressed any opinion or any other form of assurance on the Target or their achievability, and such parties assume no responsibility for, and disclaim any association with, the Targets. The ultimate achievability of the Targets is also subject to numerous risks and uncertainties including, but not limited to, the risks and uncertainties described in this prospectus.

        The Targets, while presented with numerical specificity, necessarily reflect numerous estimates and assumptions made by us with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our businesses, all of which are difficult or impossible to predict and many of which are beyond our control. The Targets reflect subjective judgement in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business, economic, regulatory, financial and other developments. As such, the Targets constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including, but not limited to, our performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this prospectus. See "Cautionary Statements Regarding Forward-Looking Language". The Targets are in respect of certain years during the 2013-2018 period. The Targets are not in respect any interim period of any such year or any period after 2018. Actual results may vary significantly from the Targets during any interim period of any year due to seasonality in our business or otherwise. The Targets are dependent upon our ability to reduce our Corporate Capex (as defined below), while maintaining our levels of EBITDA generation. They are also dependent upon our ability to maintain our working capital levels, which in turn is dependent upon our ability to generate EBITDA and manage working capital levels through other means, including our outsourcing of payments to suppliers, use of non-recourse factoring for many of our receivables and use of advances from customers, among others. None of us, the Board, the underwriters or our or their respective affiliates, advisors, officers, directors or representatives can give any assurance that the Targets will be realized or that actual results will not vary significantly from the Targets. The Targets cover multiple years and therefore by their nature become less reliable with each successive year.

        In addition, the Targets reflect assumptions of our management as of the time that they were prepared as to certain business decisions that were and are subject to change. The Targets also may be affected by our ability to achieve strategic goals, objectives and targets over the applicable periods. The Targets cannot, therefore, be considered a guarantee of future operating or financial results, and the information should not be relied on as such. The inclusion of the Targets should not be regarded as an indication that we, the Board or any our advisors or representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and should not be relied upon as such. None of us, the Board, the underwriters or any of our or their respective advisors or representatives or any of our or their respective affiliates assumes any responsibility for the validity, accuracy or completeness of the prospective financial information included herein.

        The Targets do not take into account any circumstances or events occurring after the date they were prepared. None of us, the Board, the underwriters, or our or their respective affiliates, advisors, officers, directors or representatives intends to, and each of them disclaims any obligation to, update, revise or correct the Targets, except as otherwise required by law, including if the Targets are or become inaccurate (even in the short term).

        The inclusion in this prospectus of the Targets should not be deemed an admission or representation by us, the Board, the underwriters or our or their respective affiliates that such information is viewed by us, the Board, the underwriters or our or their respective affiliates as material information of ours. Such information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Abengoa contained in this prospectus.

        None of us, the Board, the underwriters or our or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any prospective investor or other person regarding our ultimate performance compared to the information contained in the Targets or that forecasted results will be achieved.

        In light of the foregoing factors and the uncertainties inherent in the information provided above, investors are cautioned not to place undue reliance on the Targets.

        Certain of the Targets, including free cash flow, may be considered non-GAAP financial measures. We are providing the Targets to you because we believe they could be useful in evaluating whether or not to make an investment in our Class B shares. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies.

        The Targets should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding us contained elsewhere in this prospectus.

Corporate Leverage Target

        We intend to achieve a Ratio of Net Corporate Debt to Corporate EBITDA of c. 3.0x in 2013 (c. 2.5x giving effect to the offering, compared with c. 3.7x in 2012 and c. 3.2x in the six months ended June 30, 2013 using last twelve months Corporate EBITDA) and c. 2.5x from 2014 onwards (c. 2.0x giving effect to the offering).

Corporate Capital Expenditures Target

        We intend to progressively reduce our annual Corporate Capex from an approximately €1.2 billion investment in 2012 to approximately €450 million per annum from 2014. We define Corporate Capex as the equity contributions made by us to fund capital expenditures for existing and new plants and operations under our committed and uncommitted capital expenditure plans, as well as to finance investments in our research and development and innovation programs and to fund regular maintenance capital expenditures as necessary in order to ensure the adequate performance of our existing facilities.

Free Cash Flow Target

        We intend to generate positive free cash flow at the corporate level by 2014 before asset disposals. We define free cash flow to mean Corporate EBITDA minus Corporate Capex minus interest expense on Net Corporate Debt minus income tax paid plus/minus change in Working Capital.

Our Business

        Our operations are conducted through three segments: Engineering and Construction, Concession-Type Infrastructures and Industrial Production.

Engineering and Construction

Overview

        Our Engineering and Construction activity is dedicated to the engineering and construction of electrical, mechanical and instrumental infrastructures in the energy, industrial, water transport and services sectors, as well as the development of innovative technology for our businesses. Our Engineering and Construction activity works mainly on an EPC work basis, with a strong technology and R&D&I component. Through our Engineering and Construction activity, we provide services throughout Europe, North America, Latin America, the Middle East, Africa and Asia-Pacific. The segment includes two activities: Engineering and Construction, and Technology and Other.

        Our Engineering and Construction activity had revenue of €2,181.5 million and Consolidated EBITDA of €349.9 million for the six months ended June 30, 2013, and revenue of €3,780.6 million and Consolidated EBITDA of €623.9 million for the year ended December 31, 2012. In addition, our Engineering and Construction activity had total net fixed assets of €567.0 million and €527.4 million as of June 30, 2013 and as of December 31, 2012 respectively.

Engineering and Construction

        Our Engineering and Construction segment had revenue of €1,995.7 million and Consolidated EBITDA of €242.0 million for the six months ended June 30, 2013, and revenue of €3,477.8 million and Consolidated EBITDA of €475.5 million for the year ended December 31, 2012. In addition, our Engineering and Construction segment had total net fixed assets of €235.7 million and €251.9 million as of June 30, 2013 and as of December 31, 2012, respectively.

Operations

        Our core areas of operation are the development, design and construction on an EPC basis of renewable energy (solar, ethanol, biodiesel and biomass) plants; power transmission lines; conventional energy (co-generation and combined cycle) plants; water treatment, desalination plants, other hydraulic infrastructures and industrial installations.

Solar Energy

        Within the field of solar energy, our Engineering and Construction activity has significant experience in designing and constructing some of the largest and most complex facilities. In 2009, our Engineering and Construction activity completed the construction of PS20, a 20 MW tower solar-thermal technology power plant in Seville (Spain), for the solar segment of our Concession-Type Infrastructures activity. Our Engineering and Construction activity's other work for the Solar segment of our Concession-Type Infrastructures activity includes the construction of several solar 50 MW trough power plants in Spain, three of which became operational during 2010, eight of which became operational during 2011 and 2012 and a further two of which are under construction as of the date of this prospectus. We also have two solar-thermal projects, each 280 MW, under construction in the United States: Solana, Arizona (United States) in which we sell electricity to the Arizona Public Service Company and Mojave, California (United States) in which we sell electricity to the Pacific Gas and Electric Company. In South Africa we are building two solar-thermal projects, one solar thermal plant with 100 MW of capacity with parabolic trough technology, and a 50 MW tower solar-thermal technology power plant, both of which will sell electricity to the local national grid for 20 years. Additionally, we have built the Shams-1 facility in Abu Dhabi (United Arab Emirates), with a power capacity of 100 MW. Our Engineering and Construction activity's work for other entities in the solar energy field includes the construction of the world's first integrated solar combined cycle ("ISCC") plant with 150 MW in Hassi R'Mel (Algeria), as well as the construction of a 470 MW power plant located in Ain-Beni-Mathar (Morocco), for the Office National de I'Electricité ("ONE"), the Moroccan power utility, both of which have recently entered into operation. Both plants, in Algeria and Morocco, will use combined cycle technology integrated with a solar field of parabolic trough collectors.

        In June 2012, we were selected to construct and operate a 200 MW photovoltaic plant in Imperial Valley, California (United States). The construction of this plant started during the second half of 2012. The value of the contract is $360 million.

        In March 2013, we signed an agreement with BrightSource Energy Inc., a leading concentrating solar thermal technology company, to jointly develop, build and operate the world's two largest solar power towers in California. As joint partners, we will work together with BrightSource to obtain permits and financing for the 500 MW Palen Solar Electric Generating System. We will build the plants as the engineering, procurement and construction contractor, and will manage the operations and maintenance of the plants once they are operating. BrightSource will provide the solar field technology and plant design.

Transmission

        Our Engineering and Construction activity has built more than 26,000 km of power transmission lines in the last ten years for internal and external customers, with a proven global expertise in both EPC and Operation and Maintainance. As of December 31, 2012, the Engineering and Construction activity had 1,476 km of high voltage power transmission lines in operation for proprietary use and 5,217 km of such lines under construction. As of June 30, 2013, of the total backlog of €7,713 million in the Engineering and Construction activity, approximately 24% was related to power transmission projects. In August 2013 we were selected by Ukrenergo, the national energy company of Ukraine, to develop an electricity transmission project that includes construction of a 187 kilometer line that will connect the Zaporizhia nuclear power plant with the substation in Kakhovska. In March 2013 we were selected by Mexico's Federal Electricity Commission (CFE) to develop a new electricity transmission project in Mexico. The contract includes the engineering, construction and start-up of a 201 km transmission line and two substations. We were also chosen by the Kenya Electricity Transmission Company of the Kenyan Ministry of Energy for an electricity transmission project that includes construction of a 132 km transmission line and extension of an existing substation in Kenya. In January 2013, we were awarded a water project in Chile worth $65 million to supply water to the mining industry in the Copiapó valley from the desalination plant in Caldera, in the Atacama region. In December 2012, we were chosen by ANEEL to carry out three new power transmission lines in Brazil, for a total of more than 2,400 km. During the previous year, our Engineering and Construction activity was awarded a contract by the state owned Power Grid Corporation of India Limited to construct a 170 km power transmission line in Karnataka (India), connecting various localities in the environs of the city of Bangalore. In the year ended December 31, 2011, in Spain, we worked on several projects for Red Eléctrica de España, the Spanish power transmission system operator. In 2009, our Engineering and Construction activity was awarded the contracts for the A4 and A7 packages of an 800 kilovolts direct current ("DC") power transmission line in India, running from Biswanath Chariyali, Assam to Agra, Uttar Pradesh and from Gorakhpur to the Gomti River, both in Uttar Pradesh. These projects, which require the construction of a total of 401 km of DC power transmission lines, are under construction, with a total of more than 900 km of lines built in the region as of today.

Biofuels

        In the biofuels sector, we have constructed several plants for our Industrial Production activity on a turnkey construction basis. These include an ethanol plant in Rotterdam (The Netherlands), with capacity to produce up to 480 million liters of ethanol from corn or wheat, and two ethanol plants in Indiana and Illinois (both in the United States), each with a capacity of 340 million liters. These three plants came into operation in 2010.

        We are currently constructing one of the first and few commercial-scale second generation bioethanol production plants in Kansas, United States, which is due to start operation between the end of 2013 and the beginning of 2014. This plant, with a 95 million liter capacity, will be able to convert cellulosic biomass, mainly agricultural waste products, into ethanol.

Power Plants

        We have significant expertise in the design and construction of conventional power plants. In December 2010, our Engineering and Construction activity announced plans to develop a 300 MW co-generation plant in Tabasco (Mexico), in partnership with General Electric Energy Financial Services. The plant, currently under construction, will supply the Nuevo Pemex gas processing complex with power and steam. In April 2012, we were selected by Elektrociepłownia Stalowa Wola S.A., Poland's partially state-owned energy and gas distribution company, to undertake the engineering and construction of a 450 MW combined cycle plant in Poland, the largest such power plant to be in Poland. In December 2011, we were awarded a contract to construct a 640 MW combined-cycled electricity power plant for Mexico's Federal Electricity Commission, which is part of the Morelos Integral Project, an initiative to develop central Mexico's infrastructure. Our Engineering and Construction segment's other power plant projects include providing repowering work on a 270 MW plant in El Sauz (Mexico), in 2003, where we converted the plant from a single cycle thermal plant to a combined cycle plant. In June 2013 we were selected by U.S. power company, Portland General Electric (PGE) to develop a 440-megawatt (MW) combined cycle power plant to supply electrical energy to half the population of Portland, Oregon (USA). We will be responsible for the engineering, design and construction of the combined cycle power plant under the engineering, procurement and construction (EPC) "turnkey" system. The estimated time for the project is 36 months. We have also built five co-generation plants with over 250 MW in Spain and two co-generation plants, which use biomass as fuel, in Brazil with 70 MW of capacity each adjacent to our bioenergy plants.

Water Infrastructure

        We have extensive experience bidding on and executing EPC projects in the water infrastructure sector globally. Our Engineering and Construction activity specializes in the design and construction of large desalination plants, particularly those using reverse osmosis technologies. Reverse osmosis is a common method of desalination consisting of the separation of the various components of a liquid solution through the forces applied to a semi-permeable membrane. In addition to reverse osmosis desalination plants, our Engineering and Construction activity designs and constructs waste water treatment stations and plants and designs, constructs and overhauls hydroelectric plants, irrigation lines and piping lines (including repairing, improving, reconstructing aqueducts, tunnels, drains, service roads and bridges, and installing monitoring and automation equipment). Since 2000, our Engineering and Construction activity has constructed seven desalination plants with capacity totaling 660,000 m3/day and it is currently constructing two additional plants with capacity totaling 260,000 m3/day. In October 2011, we were awarded a contract by Conagua, the Mexican water commission to perform construction, equipping and maintenance works for a 139 km aqueduct project to supply potable water to 1.5 million people. In July 2012, we were chosen by ACWA Power International to develop a desalination plant using reverse osmosis technology in Barka, Oman. The project will have the capacity to supply more than 225,000 people with a capacity to desalinate 45,000 m3/day. We will be responsible for the design, engineering and construction of the plant as well as its subsequent operation and maintenance support. We are currently bidding on multiple new EPC projects and considering new opportunities in various countries and regions, including China, India, Latin America, the Middle East, North Africa and the United States.

Other Selected Expertise

        Our Engineering and Construction activity also designs, supplies, manufactures, assembles and tests mechanical systems associated with hydroelectric power plants, thermal plants, combined-cycle plants, co-generation plants, gas plants, and the chemical and petrochemical industry. In addition, our Engineering and Construction activity provides thermal and acoustic insulation and supplies and installs refractory material, fire protection systems and smoke sectoring curtains. Examples of such projects include repair and insulation works for Repsol, BP plc ("BP") and Compañía Española de Petróleos, S.A.'s refineries in Spain. Our Engineering and Construction activity also provides installation and infrastructure services in chemical and gas production plants, nuclear and thermal power plants, and individual buildings.

        Our Engineering and Construction activity includes EPC activities related to the engineering and installation of electrical, mechanical and instrumental infrastructure for the energy, industrial, transportation and services sectors. Our Engineering and Construction activity also provides electrical installations for thermal and combined-cycle power plants, substations and transformation centers, airport infrastructure, industrial infrastructure, individual buildings and maritime and railway transportation. Projects include providing the electrical installation for the electric substations of the Alta Velocidad Española ("AVE") high speed train line running between Madrid and Valencia, Spain, commissioned in 2010.

        Our Engineering and Construction activity provides engineering and integration services on an EPC basis for telecommunications networks. Its main telecommunications customer is Telefónica de España,  S.A.U., for which it provides construction and maintenance services. We also provide products and services for the deployment and installation of telecommunication networks.

Maintenance and Service

        Our Engineering and Construction activity provides operation and maintenance services for conventional and renewable energy power plants. The operation and maintenance services for power plants include preventive, scheduled and corrective maintenance of equipment and systems and the operation thereof to ensure that the facility operates reliably and meets its technical specifications with a view to minimizing fuel consumption and greenhouse gas emissions while maximizing production. In 2009, the Engineering and Construction activity conducted operation and maintenance activities at the Ain Beni Mathar ISCC plant in Ain-Beni-Mathar (Morocco), of 470 MWe. Our Engineering and Construction activity also provides various operation and maintenance services in chemical and gas production plants and nuclear and thermal power plants. Such work includes services provided for maintenance and instrumentation, operation and loading, and modifications for both the Almaraz and Trillo nuclear power plants in Spain.

Industry and Competition

        The prevailing economic and financial climate is having a mixed impact on the industrial engineering and construction industry in developed markets. Investment and current projects under negotiation or in progress have slowed significantly, competition is robust, customers are facing significant difficulties in acquiring funding and their insolvency risk is high. However, there have been indications of increased public spending in infrastructure in the mid-term and growth in renewable energies. Other developments in this industry include increased international demand in both established and emerging markets for sustainable and renewable energy infrastructure. In addition, the strong growth in emerging markets in the last few years resulted in significant investment in energy infrastructure to meet increased demands resulting from the rapid industrialization of these economies. This investment is also to an extent, strategically driven, as local governments seek to stimulate their economies through infrastructure spending.

        Our Engineering and Construction activity also performs significant work for our Concession-Type Infrastructures and Industrial Production activities. As a result, this activity is impacted by factors relevant to the industries in which those two activities operate.

        According to the World Economy Outlook update by the International Monetary Fund, a number of events during the first half of 2011, including the earthquake and tsunami in Japan and the conflict in certain countries in the Middle East and North Africa, have interrupted the beginning of an economic recovery which was observed during 2010. Nevertheless, the World Economy Outlook considers this temporary and the return to economic recovery is expected to be delayed rather than derailed altogether. Projections indicate a modest increase of activity in advanced economies and robust growth in developing and emerging economies with global growth expected to be about 4% with real GDP growth in major advanced economies. These underlying trends should have a positive impact across our segments.

        Our Engineering and Construction activity faces a different set of competitors depending on the type of project. Some of our key competitors in certain markets are: Técnicas Reunidas, Mitsubishi and Korean Electric Power Corporation ("KEPCO") in conventional energy; Actividades de Construcción y Servicios, S.A. ("ACS") and Acciona, S.A. ("Acciona") in solar power; Colombian grid operator ("ISA"), Eletrobrás and Cemig in power transmission in Latin America; and Elecnor, S.A., ACS, Acciona and Duro Felguera, S.A. in Spain. In the water area, our principal competitors in Spain are Obrascón Huarte Lain, S.A., Acciona, S.A. and Sacyr Vallehermoso, S.A. and internationally include Asociación de Empresas Constructoras de Ámbito Nacional ("SEOPAN"), Veolia Environnement S.A., Hyflux Ltd., Doosan Ltd., Suez Environnement S.A., GE Water and Process Technologies, Ltd., Fisia Italimpianti S.p.A and Aquatech, Ltd.

Customers and Contracts

        Our Engineering and Construction activity's customer base includes public administrations and large corporations such as Comisión Federal de Electricidad and Petróleos Mexicanos ("Pemex") in Mexico, ONE in Morocco, Agência Nacional de Energia Elétrica ("ANEEL") (the Brazilian Electricity Regulatory Agency) in Brazil, Abu Dhabi Transmission & Despatch Company in the United Arab Emirates, Agencia de Promoción de la Inversión Privada ("Proinversion") in Peru and Power Grid Corporation of India Limited ("PowerGrid") in India. Our customer base also includes our own Concession-Type Infrastructures and Industrial Production activities. No individual customer represented more than approximately 10% of consolidated revenue of our Engineering and Construction activity. Approximately 30% of the Engineering and Construction activity's customers are based in Spain, while 70% are international.

        In the water area of our Engineering and Construction activity, a limited number of EPC customers, many of which are government entities, currently account for a substantial portion of our revenue.

        Revenue from the solar area of our Engineering and Construction activity comes from selling equipment and technology and industrial heating installations. We sell solar plant equipment and technology to solar developers. In the industrial heat market, our clients are industrial players who engage us for the construction and operation of installations and for maintenance or heating services.

        Our Engineering and Construction activity has different types of contracts depending on the nature of the work to be performed. For EPC projects, contracts are fixed price or cost-plus contracts, usually running for a short period of time of up to 36 months and end after completion and startup. For water projects, we perform turnkey EPC projects for the design and construction of infrastructures and plants, which we usually undertake at non-revisable fixed prices.

Suppliers

        The principal products used by the Engineering and Construction activity include structural steel, metal plate, concrete, cable and various electrical and mechanical components such as turbines and boilers. These products and components are subject to raw material (aluminum, copper, nickel, iron ore, etc.) availability and commodity price fluctuations, which the Engineering and Construction activity monitors on a regular basis. Our Engineering and Construction activity has access to numerous global supply sources and we do not foresee any supply constraints that might have a material adverse effect on our business in the near term. However, the availability of these products, components and raw materials may vary significantly from year to year due to factors including customer demand, producer capacity, market conditions and specific material shortages.

        Although water infrastructure plants utilize essential equipment, such as pumps or membranes, we procure such equipment in mature markets where we generally use a large number of suppliers and are not dependent on any single supplier.

        We own interests in companies that produce and supply key components for the construction of CSP plants, such as Rioglass Solar, S.A. ("Rioglass Solar"), Construcciones Métalicas Mexicanas Comemsa, S.A. de C.V. ("Comemsa") and Europea de Construcciones Métalicas, S.A. ("Eucomsa"). Rioglass Solar specializes in the manufacture of parabolic-shaped mirrors, which are one of the key components for parabolic trough plants. Both Eucomsa and Comemsa focus on the manufacture of galvanized reticulated metal structures, such as steel towers for power transmission and structures for parabolic troughs and heliostats. Both Eucomsa and Comemsa undertake R&D&i activities in order to develop robust and reliable structures at lower costs. The Engineering and Construction activity also owns an interest in Sol3g, S.L., a company that designs and sells high-concentration PV modules.

Technology and Other

        Our Technology and Other segment had revenue of €185.9 million and Consolidated EBITDA of €107.9 million for the six months ended June 30, 2013, and revenue of €302.8 million and Consolidated EBITDA of €148.4 million for the year ended December 31, 2012. In addition, our Technology and other segment had total net fixed assets of €331.3 million and €275.5 million as of June 30, 2013 and as of December 31, 2012 respectively.

        The Technology and Other segment includes those activities related to the development of solar-thermal technology, water management technology and innovative technology businesses such as hydrogen energy or the management of energy crops.

Concession-Type Infrastructures

Overview

        Our Concession-Type Infrastructures activity oversees the construction, operation and maintenance of power transmission infrastructure, conventional (co-generation) and renewable energy (solar) plants, and water generation, transportation and management facilities (including desalination, treatment and water purification plants and water pipelines). Within this activity we have grouped four segments: Transmission, Solar, Water and Co-generation. We engage our Engineering and Construction activity for a significant portion of our Concession-Type Infrastructures activity's projects. We undertake these activities through our own asset-owned operations and through concession-based arrangements. These arrangements are governed by long-term sales arrangements such as take-or-pay contracts, feed-in tariff arrangements and power or water purchase agreements, with limited demand risk. In our Concession-Type Infrastructures activity, we participate in public tenders for the construction and operation of certain infrastructure assets.

        Our work in concessions generally has four functions: building, operating, owning and transferring of infrastructure. Typically, the concessionaire agrees to construct an infrastructure project for the owner (usually a public administration in the case of public infrastructure projects), procures the necessary financing and operates it for a fixed or variable period of time and at the end of which the concession returns to the owner. During the term of the concession, the concessionaire has ownership of the infrastructure.

        Our Concession-Type Infrastructures activity had revenue of €236.4 million and Consolidated EBITDA of €140.1 million for the six months ended June 30, 2013, and revenue of €393.1 million and Consolidated EBITDA of €233.6 million for the year ended December 31, 2012. In addition, our Concession-Type Infrastructures activity had total net fixed assets of €7,001.6 million and 6,558.5 million as of June 30, 2013 and as of December 31, 2012, respectively.

Transmission

        The Transmission segment had revenue of €32.7 million and Consolidated EBITDA of €21.6 million for the six months ended June 30, 2013, and revenue of €37.6 million and Consolidated EBITDA of €15.7 million for the year ended December 31, 2012. In addition, our Transmission segment had total net fixed assets of €2,530.0 million and €2,384.1 as of June 30, 2013 and as of December 31, 2012 respectively.

        Within our Concession-Type Infrastructures activity, the Transmission segment operates power transmission lines for a certain period of time after construction is completed. The power transmission lines are constructed by our Engineering and Construction activity. During the period of operation, our Concession-Type Infrastructures activity generates revenue by charging the electrical grid an annual fee for operating the power transmission lines. The prices of the service, fixed at the award of the project and regulated in the concession contract, are invoiced monthly to the companies that use the infrastructure. The amount the Engineering and Construction activity is able to charge is usually set in the concession contract. As of June 30, 2013, the Concession-Type Infrastructures activity had approximately 1,631 km of high-voltage power transmission lines in operation and a further 5,217 km of high voltage power transmission lines under construction that will come under the Concession-Type Infrastructures activity's operation upon their completion. In Brazil, Peru and Chile, the Concession-Type Infrastructures activity has 21 projects totaling 12,033 km of power transmission concessions, which excludes four transmission lines that we fully divested to Cemig pursuant to the Second Cemig Sale that closed on June 30, 2012.

Country	Number of Projects(1)	Total km of Power Transmission Concessions(1)
Brazil	14	9,935
Chile	3	139
Peru	4	1,959

Total	21	12,033

(1)
Includes greenfield projects, projects under construction and projects in operation.

        In 2009, Consorcio Amazonas, C.A., a joint venture in which we hold a 50.5% interest, with Eletrobrás holding the remaining 49.5% interest, was awarded a 30-year contract by ANEEL to construct and operate a 586 km 500 kV power transmission line connecting Oriximiná, Itacoatiara and Cariri in Brazil. The line will supply power to the city of Manaus, the capital of the state of Amazonas and an important technological center in the northwest of Brazil. The Engineering and Construction activity is scheduled to begin the operation and maintenance of this power transmission line in the second quarter of 2013.

        In 2009, ANEEL also awarded a contract to Consorcio Integração Norte Brasil S.A. (of which we own a 51% interest) to construct, maintain and operate the Colectora Porto Velho electrical substation, power transmission lines, and two current converter stations in Eastern Brazil for 30 years. This project is expected to have a capacity of 3,150 MW, a DC voltage of 600 kV and will span a distance of 2,375 km. Operation of this project is scheduled to begin in the last quarter of 2013. In 2009, we were also awarded by ANEEL a new power transmission line, Linha Verde of 987 km at a voltage of 230 kV, operation of which is expected to begin in the third quarter of 2013.

        In 2008, our Transmission segment was awarded a concession contract for the design, construction, administration, operation and maintenance over a 30-year period of a 572 km power transmission line running through six Peruvian states to be developed by Abengoa's project company Abengoa Transmisión del Norte ("ATN"). For Abengoa Peru, the parent of the project company, this power transmission line represents its first significant concession. Most segments of this power transmission line became operational in December 2010, while the remaining segments became operational during 2011. Through directing the administration, operation and maintenance of the line for the next 30 years, we believe ATN may become one of Peru's principal providers of high-voltage power transmission.

        In April 2010, Abengoa Transmisión Sur ("ATS") was awarded a concession contract for the construction, administration, operation and maintenance over a 30-year period of a 900 km power transmission line in Chilca (Peru), which is expected to begin operation in the fourth quarter of 2013.

        On July 27, 2010, as part of our asset rotation strategy, we entered into an agreement with State Grid International to sell 25% shareholding in Expansion Transmissora de Energia Eléctrica S.A. and Expansion Transmissão Itumbiara Marimbondo, which are responsible for concessions relating to 794 km of power transmission lines that join the power stations of the city of Itumbiara, in Solás, and Marimbondo, in Minas Gerais, Brazil. The sale of these shareholdings, which was completed in the fourth quarter of 2010, resulted in a cash inflow of €102 million and a profit of €69 million.

        In December 2010, we were awarded the construction, operation and maintenance of a 108 km power transmission line by ANEEL ("Lote I") in Itacaiúnas-Carajas, Brazil which is expected to begin operation in the fourth quarter of 2012.

        Over the course of 2011 and 2012, we entered into the Cemig Sales which comprised the following: (i) on June 2, 2011, we sold 50% of our interest in four project companies: STE — Sul Transmissora de Energia S.A. ("STE"), ATE Transmissora de Energia S.A. ("ATE"), ATE II Transmissora de Energia S.A. ("ATE II") and ATE III Transmissora de Energia S.A. ("ATE III"); (ii) also on June 2, 2011 we sold 100% of the share capital of NTE Nordeste Transmissora de Energia S.A. and; (iii) on March 16, 2012, we signed an additional share purchase agreement to sell our remaining 50% interest in project companies STE, ATE, ATE II and ATE III (on June 30, 2012, all closing conditions were fulfilled). See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting the Comparability of Our Results of Operations — Acquisitions and Divestments — Sale of Brazilian Transmission Line Assets" for further discussion.

        In June 2012, we were awarded the construction, operation and maintenance of an 80 km power transmission line by Sierra Gorda Sociedad Contractual Minera, known as the "Sierra Gorda" project, to cross the Atacama Desert from North to South, linking various mining centers in Northern Chile. The concession is for a period of 20 years and portions of the line are expected to begin operation in 2013.

        In December 2012, we were awarded by ANEEL the construction, operation and maintainance of three 500 kV AC power transmission lines, which will cover a total of 2,472 km across 8 states in Brazil.

        The projects began in March 2013 and come into operation in the same month in 2016. The first concession comprises four transmission lines covering 1,816 km and two electricity stations in the states of Tocantins, Piauí, Bahía and Maranhao; while the second concession involves the construction of a 286 km transmission line and two substations in the states of Ceará, Paraíba and Río Grande do Norte. The third and final concession won by Abengoa consists of a single transmission line of 370 km between the Estreito and Itabirito 2 stations in the state of Minas Gerais.

        In February 2013, we were selected by the Peruvian Ministry of Energy and Mining through the private investment promotion agency AoInversion, the construction, operation and maintainance of three power transmission lines covering a total distance of 354 km in Peru.

        In May 2013, we were chosen by ANEEL to carry out the engineering, design, construction, maintenance and commission of three new electricity commissions in Brazil which will cover 2,920 km. The first concession comprises a transmission line covering 615 km in the states of Pernambuco, Piauí and Ceará. The second concession involves the construction of a 544 km transmission line in the states of Maranhao, Piauí and Ceará. The third concession consists of various transmission lines with a combined length of 1,761 km, construction of a new substation and extending a further three substations, all located in the states of Pará and Tocantins.

        A complete list of our power transmission line concessions as of June 30, 2013 is set out below:

	Project	Kilometers		Abengoa Stake	Concession- Type Contract	Concessionaire	Status (Operational Start Date)
Brazil	ATE IV (São Mateus)	85		100%	BOOT	ANEEL	Operating (Sept-10)
	ATE V (Londrina)	132		100%	BOOT	ANEEL	Operating (Oct-10)
	ATE VI (Campos Novos)	131		100%	BOOT	ANEEL	Operating (Jan-10)
	ATE VII (Foz do Iguaçu)	115		100%	BOOT	ANEEL	Operating (Aug-09)
	Manaus	586		50.5%	BOOT	ANEEL	Operating (Q1 2013)
	Norte Brasil	2,375		51%	BOOT	ANEEL	Construction (Q2 2014)
	Linha Verde	987	(1)	50.5%	BOOT	ANEEL	Construction (Q4 2013)
	ATE VIII	108		100%	BOOT	ANEEL	Construction (Q3 2013)
	ATE XVI	1,816		100%	BOOT	ANEEL	Pre-Construction(3) (Q3 2016)
	ATE XVII	286		100%	BOOT	ANEEL	Pre-Construction (Q2 2016)
	ATE XVIII	383		100%	BOOT	ANEEL	Pre-Construction (Q1 2016)
	ATE XIX	630		100%	BOOT	ANEEL	Pre-Construction (Q3 2016)
	ATE XX	541		100%	BOOT	ANEEL	Pre-Construction (Q3 2016)
	ATE XXI	1,760		100%	BOOT	ANEEL	Pre-Construction (Q3 2016)

Total		9,935
Peru	ATN	572	(1)	100%	BOOT	MEM	Operating (Dec-11)
	ATS	900		100%	BOOT	MEM	Construction (Q4 2013)
	ATN 2	132		100%	BOOT	MEM	Construction (Q4 2013)
	ATN 3	355		100%	BOOT	MEM	Construction (Q3 2016)

Total		1,959
Chile	Palmucho	10		100%	BOO(1)	Endesa	Operating (Nov-07)
	Quadra I	79		100%	BOO	Sierra Gorda SCM	Construction (Q3 2013)
	Quadra II	50		100%	BOO	Sierra Gorda SCM	Construction (Q3 2013)

Total		139

Total Power Transmission Lines		12,033

(1)
"BOO" means Build, Own and Operate.

(2)
"MEM" means the Ministerio de Energía y Minas.

(3)
Pre-construction includes projects that have been awarded for which financing has not yet been secured.

Solar

        The Solar segment had revenue of €134.4 million and Consolidated EBITDA of €80.8 million for the six months ended June 30, 2013, and revenue of €281.6 million and Consolidated EBITDA of €203.4 million for the year ended December 31, 2012. In addition, our Solar segment had total net fixed assets of €3,244.8 million and €3,059.3 million as of June 30, 2013 and as of December 31, 2012, respectively.

        Within our Concession-Type Infrastructures activity, our Solar segment designs, develops, oversees the engineering and construction of and operates solar power plants and installations. Our Solar segment operates in Europe, the United States, Latin America, the Middle East, North Africa, India, China and

Australia. Our Solar segment has invested in solar power plants and has developed expertise in the three core solar technologies — solar towers, parabolic troughs and photovoltaics. We are also working to develop more efficient solar technologies. Our Solar segment is the leader in the Spanish solar industry in terms of MW allocated in the Pre-Allocation Registry of the Ministry of Industry, Tourism and Trade (having been awarded 13 plants totaling 650 MW). We also operate an integrated solar combined-cycle power plant in Algeria, with a capacity of 150 MW.

        Our Solar segment has a portfolio of approximately 943 MW of plants in operation and 710 MW of plants under construction. The table below provides a breakdown of our solar plants as of the date of this prospectus.

Location	Operational Name	Production Capacity	Status
Spain
Solúcar Platform, Seville	PS10	11 MW	In operation
	PS20	20 MW	In operation
	Solnova 1	50 MW	In operation
	Solnova 3 & 4	50 MW each	In operation
Écija Platform, Seville	Helioenergy 1 & 2	50 MW each	In operation
Extremadura Platform, Cáceres	Solaben 3	50 MW	In operation
	Solaben 2	50 MW	In operation
	Solaben 1 & 6	50 MW each	In operation
Ciudad Real Platform, Castilla-La Mancha	Helios 1	50 MW	In operation
	Helios 2	50 MW	In operation
Córdoba Platform, Córdoba	Solacor 1 & 2	50 MW each	In operation
United States	Solana, Arizona	280 MW	Under construction
	Mojave, California	280 MW	Under construction
Algeria	Hassi-R' Mel	150 MW	In operation
South Africa	Kaxu Solar One	100 MW	Under construction
	Khi Solar One	50 MW	Under construction
Israel	Ashalim	110 MW	Pre-Construction(1)

Location	Operational Name	Production Capacity	Status
Spain
Solúcar Platform, Seville	Seville PV	1.2 MW	In operation
Solúcar Platform, Seville	Casaquemada	1.9 MW	In operation
Jaén	Linares	1.9 MW	In operation
Seville	Las Cabezas	5.7 MW	In operation
Seville	Copero	1.0 MW	In operation

(1)
Pre-construction includes projects that have been awarded for which financing has not yet been secured.

Solar Power Plants under construction and development

        Our Solar segment oversees the engineering and construction of our solar power plants. As of the date of this prospectus, we oversee the engineering and construction of 4 solar power plants with a total installed capacity of 810 MW, 560 MW in the United States and 150 MW in South Africa. We have also 110 MW in Israel in Pre-Construction.

        In the international market, during 2012, we continued construction of the following plants: Shams 1, a 100 MW CSP plant in the United Arab Emirates; Solana, a 280 MW CSP plant, with six hours of molten salt storage, located in Gila Bend, Arizona; and a 280 MW CSP plant in Mojave, California. Additionally, in the last quarter of 2012, we started construction of a 100 MW CSP plant, with three hours of molten salt storage, and a 50 MW Solar Tower-technology CSP plant, with two hours of molten salt storage, both located in Upington, South Africa.

        The process of constructing a CSP solar power plant takes approximately 18 to 36 months, depending on the size of the plant and whether it will have capacity to store solar energy. The process of constructing a PV plant is generally much shorter, typically six months or less. The construction of a plant is performed by a contractor pursuant to a turnkey construction contract entered into based on market rates. Our Engineering and Construction activity is the principal contractor for our Concession-Type Infrastructures activity to construct its CSP and PV projects. On occasion, we enter into turnkey construction contracts with temporary business associations (unión temporal de empresas) in which our Engineering and Construction activity or other companies may participate. We undertake a large part of the basic and sophisticated engineering work in the plants using our own solar technologies.

        We are involved in the development of solar power plants from the initial stage. These activities principally involve site selection, securing land rights, assessment of solar resources, administrative processing and obtaining relevant authorizations and connections to the required power grid and related infrastructure. These activities average between one and three years for CSP and PV plants but can vary significantly between regions and countries. Once a potential site has been located and the relevant land rights have been secured, we proceed to present the project to the appropriate authorities with respect to both the generation facilities and evacuation infrastructure. During the administrative process, we are required to submit extensive documentation to the relevant authorities for each site in order to obtain the necessary permits, licenses and authorizations. Depending on the jurisdiction, this process may involve simply an application to the competent public authority or, in addition, a submission of the project for public consultation, such as is generally the case in the United States.

        In recent years, we have focused on developing solar power plants in Spain. As a result, we currently have a portfolio of 650 MW which have been filed with the power register (Registro de Potencia) of the Spanish Ministry of Industry, Tourism and Trade, and therefore have the licenses required to commence construction. Solar power plants in Spain work under feed-in tariff schemes, establishing a regulated price, or a premium plus market price, for all the energy produced. This scheme, however, has been modified after the latest sector reform, as described in the "Regulation" section. In Spain, we have partnered with a number of companies, including E.ON, Itochu Corporation and JGC Corporation, to construct and operate CSP plants.

        In February 2008, our Solar segment signed a power purchase agreement with Arizona Public Service, the largest electric company in Arizona (United States), pursuant to which we are building and will operate one of the largest CSP power plants in the world (Solana). On December 21, 2010, the DOE announced a final commitment for a $1,450 million loan guarantee to our Solar segment to support the construction and start-up of the plant. This commitment helped us close the financing of the plant in December 2010. We commenced construction shortly after securing such financing. Once operational, the plant will have a generation capacity of 280 MW, six hours of molten salt heat storage, and will be able to supply to 70,000 homes.

        In California, we have started construction in 2011 on the Mojave power plant equipped with parabolic trough technology in the Mojave Desert and benefitting from a power purchase agreement ("PPA") signed in 2009 with the electric utility Pacific Gas and Electric Company. This project obtained a $1,202 million loan guarantee from the DOE in order to support its construction and start-up of the Mojave Solar power plant. When it is brought on line, Mojave Solar, with a gross generation capacity of 280 MW, will be able to supply power to 90,000 households.

        In July 2011, we launched the first hybrid solar-gas plant in Hassi-R' Mel (Algeria), with 150 MW capacity that will generate electricity using both natural gas and solar energy. This combination of conventional and sustainable technologies enables energy to be produced from the sun without compromising the functionality and stability of the power grid.

        In December 2011, the South African Department of Energy selected us to construct and operate a 100 MW parabolic-trough solar plant and a 50 MW superheated steam tower technology solar plant together with our joint venture partner, Industrial Development Corporation. We own a 51% interest in such joint venture. These plants obtained non-recourse financing throughout 2012 and are under construction at the date of this prospectus. In August 2013, Abengoa achieved an important milestone in the department of these projects with the announcement of the completion of the construction of the Khi Solar One tower.

        In June 2013 a joint company created by Abengoa and Shikun & Binui, an Israeli based global infrastructure group, was selected to build, own and operate a 110 MW solar trough plant with storage located in the Negev desert. Construction is expected to start in 2014 in the Ashalim area of the Negev Desert once the power purchase agreement and the project financing are closed.

Solar Power Plants in Operation

        Plants in operation include the production and sale of electricity as well as the operation and maintenance of solar power plants. Once a CSP or PV solar power plant enters into operation, it generates revenue by selling the electricity generated. The production level and price are two factors that directly affect the amount of revenue generated. Electricity sales are therefore critical to maximize income from electricity generation. The mechanisms used to determine the sale price of electricity vary from jurisdiction and include regimes based on regulated tariffs to those where an ad hoc tariff is negotiated and agreed for each project. Once the plant is operational, we also provide all materials, tools and labor and cover all costs of staffing in connection with the plants preventive and scheduled maintenance.

        In CSP, we have seventeen commercial plants in operation totaling 931 MW. The first to become operational was PS10, an 11 MW solar tower power plant that commenced operations in 2007. Two years later, PS20, a 20 MW solar tower plant, started up, also located in the Solúcar Platform. In 2008, a solar trough plant was installed at PS10, the first commercial operating solar trough plant in Spain and representing part of our continuing efforts to increase our familiarity with the latest technologies. In 2010, three 50 MW trough technology plants commenced operations, making for a total of 181 MW of CSP in operation. In 2011, 2012, and as of the date of this prospectus, twelve plants commenced operations: ten 50 MW plants, all in Spain (Helioenergy 1 and 2, Solacor 1 and 2, Solaben 2 and 3, Helios 1 and 2, Solaben 1 and 6), a 150 MW hybrid solar-gas plant in Hassi-R' Mel (Algeria) and the first large scale concentrating solar power plant in the Middle East, Abu Dhabi (United Arab Emirates), with 100 MW of power output capacity.

        In the field of PV energy, our first 1.2 MW PV plant, located in Seville (Spain), has now completed its third year of commercial production, thereby demonstrating the commercial viability of the low concentration technology it utilizes. The 1 MW Copero plant in Seville (Spain) is also in operation, as well as the 1.9 MW Casaquemada PV plant in Sanlucar la Mayor, Seville (Spain), the 1.9 MW Linares PV plant in Linares (Spain) and the 5.7 MW Las Cabezas PV plant in Las Cabezas de San Juan, Seville (Spain), all of which have reached expected levels of production.

Water Infrastructure

        The Water segment had revenue of €20.6 million and Consolidated EBITDA of €16.2 million for the six months ended June 30, 2013, and revenue of €20.7 million and Consolidated EBITDA of €11.6 million for the year ended December 31, 2012. In addition, our Water segment had total net fixed assets of €383.1 million and €368.3 million as of June 30, 2013 and as of December 31, 2012 respectively.

        Within our Concession-Type Infrastructures activity, our Water segment constructs and operates water generation, transportation and management facilities, including desalination, treatment and water purification plants and water pipelines pursuant to long-term concession agreements. In recent years, the number of partnerships between the public and the private sectors to manage and execute water infrastructure projects on a concession basis has grown significantly. The form of a particular concession may vary significantly depending on the type of project, the country involved, the individual public-private negotiations and the specific purpose of the concession.

        We currently have a portfolio of ten operational concession projects. We are in the process of constructing two additional concessions in Tenes (Algeria) (200,000 m3/day) and a desalination plant in Nungua (Ghana) (60,000 m3/day). These projects are scheduled to be in operation between 2013 and 2014.

        The table below shows certain information regarding our current operating concessions in our Water segment as of the date of this prospectus. All such concessions were built and are currently operated under BOOT schemes.

Project Name	Location	Type of Plant	Year of Commencement	Duration	Capacity	Abengoa Equity Interest
Iniciativas Hidroeléctricas de Aragón y Cataluña, S.A	Huesca and Lerida, Spain	Hydroelectric plant	1997	50 years	12 GWh/year	95%
Iniciativas Hidroeléctricas, S.A	Seville, Spain	Hydroelectric plant	2003	35 years	10 GWh/year	50%
Canal de Navarra	Navarre, Spain	Irrigation systems	2006	35 years	14 sectors including 2,611 Ha	10%
Almeria	Almeria, Spain	Seawater desalination plant	2005	15 years	50,000 m3/day	50%
Cartagena	Murcia, Spain	Seawater desalination plant	2006	15 years	65,000 m3/day	37.5%
Bajo Almanzora	Almería, Spain	Seawater desalination plant	2007	15 years	45,000 m3/day	40%
Skikda	Skikda, Algeria	Seawater desalination plant	2009	25 years	100,000 m3/day	34%
Chennai	Chennai, India	Seawater desalination plant	2010	25 years	100,000 m3/day	25%
Honaine	Honaine, Algeria	Seawater desalination plant	2011	30 years	200,000 m3/day	51%
Qingdao	Qingdao, China	Seawater desalination plant	2013	25 years	100,000 m3/day	92%

Co-generation Power Plants

        The Co-generation segment had revenue of €48.6 million and Consolidated EBITDA of €21.4 million for the six months ended June 30, 2013, and revenue of €53.2 million and Consolidated EBITDA of €2.9 million for the year ended December 31, 2012. In addition, our Co-generation segment had total net fixed assets of €863.7 million and €746.8 million as of June 30, 2013 and as of December 31, 2012 respectively.

        Within our Concession-Type Infrastructures activity, our Co-generation segment participates in public tenders for the development and operation of combined heat and power plants under concession schemes. We also seek opportunities in the private sector.

        In August 2009, our Co-generation segment was awarded a contract by the Mexican state-owned oil and gas utility Pemex to operate a 300 MW co-generation plant in Tabasco (Mexico), for 20 years. Commercial operation of this plant partially began at the end of 2012. The 40% of the capital for this plant that is not being provided by our project lenders is being provided by General Electric.

        In 2010, our Co-generation segment conducted operation and maintenance activities at four participating co-generation power plants, located in Murcia, Huelva, Granada and Almeria (all Spain). The total power output of these facilities is 107 MW.

Industry and Competition

        Over the past 24 months the energy landscape has changed significantly in part due to: political upheaval and civil unrest in certain countries in the Middle East and North Africa, the incident at the Fukushima Daiichi nuclear plant in Japan, new moratoria on shale gas drilling in the Canadian province of Quebec and France, expectations of strong economic growth in China and uncertainty surrounding global agreements regarding greenhouse gas emissions including Canada's withdrawal from the Kyoto Protocol. Despite these changes and the uncertain economic environment, world energy demand is expected to increase due principally to demand growth experienced by many large non-OECD economies such as China and India (1.9% and 3.2% per year respectively in the period from 2010 to 2035 according to World Energy Outlook 2012) and renewable energy is expected to play a more important role in satisfying energy demands which may lead to more projects available under BOOT schemes.

        According to the International Energy Agency ("IEA"), global energy consumption is expected to gradually increase to 17,197 Mtoe by 2035, a 35% increase from 2010. In the same period, demand for renewable energy (wind, solar, geothermal, marine, biomass and hydro) is expected to almost triple from 1,684 Mtoe in 2010 to 3,079 Mtoe in 2035, and the share of renewables in the electricity generation market is expected to increase from 20% in 2010 to 30% in 2035 (Source: World Energy Outlook 2012, IEA).

        In order to meet growing energy demand, significant investment must be made in the power sector in order to increase installed production capacity and to expand and improve T&D infrastructure. The IEA estimates a total investment of $16,867 billion for the 2012-2035 period, or an average of $733 billion per year as follows:

  •
  total investment in new power plants estimated at $9,986 billion, out of which $4,472 billion or 46% corresponds to renewables excluding hydro (62% including hydro);

  •
  total investment in power transmission infrastructure estimated at $1,839 billion globally, of which $1,137 billion is located in markets where we have historically focused (mainly the U.S., India, China and Latin America); and

  •
  total investment in biofuels of $360 billion, out of which $240 billion is expected to be in bioethanol.

(Source: World Energy Outlook 2012)

        According to Bloomberg New Energy Finance, in 2010 renewable energy for the first time surpassed fossil fuels in new power plant investments. Investment in new wind, solar, biomass and marine projects totaled $187 billion compared with $157 billion for fossil fuels (excluding nuclear energy). 2010 was also the first time that expenditure in developing countries, mainly China, exceeded that in the developed world and this trend is expected to continue. Investment in renewable energy may double to $395 billion per year by 2020 led by growth in offshore wind and solar projects.

        We face several different competitors in our Concession-Type Infrastructures activity. In the Transmission segment, our principal competitors are Eletrobrás, Cemig and ISA. In the Water segment, our principal competitors are Veolia Environnement S.A., Hyflux Ltd., Doosan Ltd., Suez Environnement, S.A, Fisia Italimpianti S.p.A. and Aquatech, Ltd. The principal competitors of our Solar segment along the CSP value chain are Spanish companies ACS, SENER Ingeniería y Sistemas, S.A. ("SENER") and Acciona, and the American companies Florida Power Corporation and The Light Group LLC in the promotion and operation activities, and BrightSource Energy Inc., Ausra/Areva, and SkyFuel Inc. in technology. In PV, there are multiple competitors in both promotion and technology. In the Co-generation segment, we have numerous international and regional competitors, including utilities. Our principal competitors in the Spanish co-generation market are Iberdrola Cogeneración, S.R.L.U., Endesa Cogeneración y Renovables, S.A.U., Sacyr Vallehermoso, S.A., Gas Natural SDG, S.A. (Gas Natural Fenosa), DETISA and Dragados, S.A. In the international co-generation market, our competitors include ACS, Iberdrola Ingeniería y

Construcción, S.A.U., Cobra Instalaciones y Servicios, S.A., Grupo Isolux Corsán, S.A., Samsung Group and Itochu Corporation.

Customers and Contracts

        Revenue from our Concession-Type Infrastructures activity comes from selling water, electricity, and power transmission line capacity. Our customers vary from governments in countries where feed-in-tariffs are in place (in the case of Spain, utilities are the electricity offtakes; but a government agency pays the tariff and premium), to electrical and water utilities, with which we would typically sign power purchase agreements.

        Our Concession-Type Infrastructures activity primarily utilizes concession contracts, which include the operation and maintenance of the asset for a significant period of time, typically 20 to 30 years. There are several forms of concession contracts, but the most frequently used are BOO and BOOT.

Industrial Production

Overview

        Our Industrial Production activity develops and produces biofuels for transportation which are used as components of gasoline or for direct blending with gasoline or diesel. We also produce DGS, sugar from our production plants in Brazil, electricity and carbon dioxide as by-products of the ethanol production process for sale to third parties. This activity includes the segment of Biofuels. Our Biofuels segment is located in Spain, France, The Netherlands, the United States and Brazil.

        Our Biofuel segment had revenue of €984.4 million and Consolidated EBITDA of €40.7 million for the six months ended June 30, 2013, and revenue of €2,138.2 million and Consolidated EBITDA of €91.1 million for the year ended December 31, 2012. In addition, our Industrial Production activity had total net fixed assets of €2,606.2 million and 2,657.8 million as of June 30, 2013 and as of December 31, 2012, respectively.

        The Biofuels segment is dedicated to the production and development of biofuels, primarily ethanol for transport that employs cereal and sugarcane as raw materials. Our ethanol production facilities in Europe, the United States and Brazil have a combined production capacity of 2,915 million liters ("Ml") in operation. We also have a biodiesel plant in Spain, with a capacity of 225 Ml per year. We are the only company with a significant presence in Europe, the United States and Brazil, the three largest biofuel markets in the world.

        Ethanol is used for Ethyl Butyl Ether ("ETBE") production, as a component of all gasoline or for direct blending with gasoline. Biodiesel is used for direct blending with diesel or in a pure form as a substitute for diesel. We also produce by-products from our biofuel production, including DGS, sugar, electricity and carbon dioxide, which are sold to third parties.

        We are Europe's largest bioethanol producer with an annual production capacity of 1,275 Ml. We operate three ethanol plants in Spain in Cartagena, Murcia; Teixeiro, La Coruña; and Babilafuente, Salamanca. These three ethanol plants have a combined annual production capacity of 545 Ml. In addition we operate a fourth plant in Lacq (France), which has an annual production capacity of 250 Ml; a new 480 Ml ethanol production capacity plant in Rotterdam (The Netherlands) commenced operation in September 2010 and is Europe's largest ethanol plant by production capacity.

        We also produce biodiesel at a production plant in San Roque, Cádiz (Spain), which began supplying biodiesel in March 2009 and produces 225 Ml of biodiesel annually. This plant is located on the premises of a CEPSA refinery; CEPSA is also the customer for a significant portion of the facility's output.

        We are one of the largest ethanol producers in the United States, with an annual production capacity of over 1,440 Ml. Most of the ethanol produced in the United States is marketed in the form of e10 (90% gasoline and 10% ethanol), although sales of e85 (a mixture of 15% gasoline and 85% ethanol) have been increasing steadily. In 2010, construction work was completed on two 340 Ml production capacity plants located in Madison, Illinois, and Mount Vernon, Indiana; both plants became fully operational in early 2010.

In September 2011, we received a $132 million loan guarantee from the DOE to support the funding for the construction of the first commercial scale biorefinery facility to produce renewable ethanol fuel from cellulosic plant fiber in Hugoton, Kansas. Our plants of Colwich (Kansas) and Portales (New Mexico) are temporarily shut down since the first quarter of 2012 due to unfavourable market conditions.

        We are a significant producer of ethanol and sugar in Brazil, operating three sugarcane ethanol plants which have a crush consumption capacity of 6.5 million tons of sugarcane for the production of approximately 200 Ml of ethanol and a sugar production capacity of 645,000 tons per year. Brazil is one of the world's largest markets for ethanol and ethanol production and is expected to continue as such, due to the success of flex-fuel vehicles that can run on either gasoline or ethanol. Flex-fuel vehicles currently account for nearly 90% of the vehicles sold in Brazil. In 2010, we finished the construction of two energy co-generation units at our sugarcane ethanol plants, each with an installed capacity of 70 MW and one of which can be upgraded to 140 MW. The plants use sugarcane "bagasse" as the raw material to fuel their boilers, which produce the steam to generate electricity and heat for production processes. These plants became operational in August and September 2010, and their excess output is fully connected to the power grid operated by Eletrobrás, a major Brazilian power utility.

        We believe there is a significant market opportunity for us in the second-generation biofuels industry, which utilize biomass rather than cereal and other food crops as the primary raw material. We have invested continually in R&D&i over the past decade and have developed our own proprietary process and enzymes. We have been operating a pilot plant in York, Nebraska (United States) since 2007 and a demonstration plant in Salamanca, Spain since 2009. We have commenced construction of our first second-generation commercial plant in Hugoton, Kansas (United States), for which we were awarded $132 million loan guarantee financing from DOE and $88 million in grants since 2007 from the DOE. This plant is expected to start operations in 2013 and will result in significant cost saving, while also providing opportunities to license its biomass technology to third parties. In addition, the plant will position us well to potentially enter the industries of biomaterials and bioproducts.

        In April 2013, we began operating the first demonstration plant using waste-to-biofuels technology. The demonstration plant in Babilafuente (Salamanca, Spain) has the capacity to treat 25,000 tons of municipal solid waste from which up to 1.5 million liters of bioethanol will be produced for use as fuel.

        A list of our biofuel production facilities as of June 30, 2013 is set out below:

Region	Plant	Ethanol Capacity (million liters per year)	Status
Europe	Murcia, Spain	150	Operating since 1999
	La Coruña, Spain	195	Operating since November 2003
	Salamanca, Spain	200	Operating since April 2006
	Lacq, France	250	Operating since June 2007
	Rotterdam, The Netherlands	480	Operating since September 2010
	San Roque, Spain	225 (biodiesel)	Operating since February 2009
United States	York, Nebraska	208	Acquired in November 2001
	Colwich, Kansas	95	Acquired in November 2001
	Portales, New Mexico	114	Acquired in November 2001
	Ravenna, Nebraska	341	Operating since September 2007
	Evansville, Indiana	341	Operating since Q1 2010
	Tricity, Illinois	341	Operating since Q1 2010
	Hugoton, Kansas	95	Expected operation in the first quarter of 2014
Brazil	São Luis, São Paulo	3 million tons crushed capacity, 91 Ml of ethanol, 285 thousand tons of sugar	Acquired in September 2007
	São João, São Paulo	3.5 million tons crushed capacity, 144 Ml of ethanol, 360 thousand tons of sugar	Acquired in September 2007
	Santo Antonio de Posse, São Paulo	0.4 million tons crushed capacity; 30 thousand tons of sugar	Under leasing agreement

        All of the above plants (other than those in York, Nebraska; Colwich, Kansas; Portales, New Mexico — all in the United States — and Brazil) were constructed by our Engineering and Construction segment.

Operations

        The operations of our Industrial Production activity's Biofuels segment represents a single integrated process that includes production; raw materials procurement; ethanol origination; and the trading of ethanol, DGS and sugar.

Production

        We produce ethanol at our facilities in Europe, the United States and Brazil from cereal grains and sugarcane by means of biochemical processes and treatments. One of our European production facilities also generates biodiesel. In the process of producing ethanol and biodiesel, we generate various secondary byproducts, including DGS, sugar, electricity and carbon dioxide, which are collected and sold to third parties.

Procurement of Raw Materials

        Raw materials account for approximately 60% to 70% of the production costs of biofuels. The most important typically for production are corn, wheat, barley and sorghum. The production of biodiesel relies on various oils, including soybean and palm. Since operations began, the Biofuels segment of our Industrial Production activity has built up experience in the supply and logistics of commodities. We have also established direct supply agreements with farmers and traders to secure the necessary volume of raw materials for our plants.

        In Brazil, we grow sugarcane while preserving sustainable rural development, biodiversity and regional economic growth. Our production plants are supplied through agreements with landowners, performing the required tasks for use of the land, and by providing the necessary resources and advice to farmers in order to start production.

Ethanol, DGS and Sugar Trading

        We trade in ethanol, DGS and sugar to manage our demands for these products. We have established offices in key markets for global ethanol trading, including Rotterdam (The Netherlands); St. Louis, Missouri (United States); and São Paulo (Brazil). Market fluctuations, political conditions in different geographical areas and other factors affecting our business, both in terms of acquisition of raw materials and in the production of marketed products, are analyzed globally to obtain a better view of international markets.

Products

  Ethanol

        We produce ethanol at our facilities in Europe and the United States from cereal grains, and in Brazil from sugarcane. Ethanol is obtained to produce either ETBE or for direct blending with gasoline as e85, e25 and e10. In addition to its renewable origin and being biodegradable, distilled ethanol has many advantages over fossil fuels, it contributes to the reduction of greenhouse gas emissions, increases energy autonomy and diversification, reduces fossil fuel dependence, stimulates growth in local economies, creates jobs in rural areas, and creates cleaner fuels that produce less sulfur dioxide and fewer particles.

  Biodiesel

        Biodiesel is a renewable fuel formed by long-chain fatty acid methyl or ethyl esters. It is obtained through the chemical reaction of methanol (or ethanol) with vegetable oils (rape, sunflower, soy or palm). Biodiesel does not contain sulfur and, when compared with diesel derived from oil, produces lower emissions of greenhouse gas (including carbon dioxide), carbon monoxide and particles and other polluting products.

  DGS

        DGS, a high protein compound used as feedstock for cattle, is obtained as a secondary product from the extraction of starch from cereal grains. In Europe and the United States, DGS is subject to strict quality controls that guarantee that its nutritional properties and products derived therefrom meet relevant food safety legislation. In Europe, Bureau Veritas certifies that our DGS is in compliance with the standards set by the relevant European food quality and safety requirements. Work is also being conducted to obtain a European specification for the product. In the United States, our DGS product fulfills the specifications required by the Association of American Feed Control Officials, which is responsible for developing and implementing uniform and equitable laws, regulations, standards and enforcement policies for regulating the manufacture, distribution and sale of animal foods.

  Sugar

        In Brazil, we produce sugar from sugarcane grinding. Liquid is separated from bagasse during grinding and undergoes the necessary filtration and chemical processes to neutralize its pH. Currently, we have an estimated 675,000 tons of crystal sugar production, of which most is exported, taking advantage of the optimal location of our plants near ports.

  Electricity

        Some of our biofuel process plants contain co-generation units to produce the necessary steam and electricity to run the ethanol production process. Excess electricity generated is sold to public utilities such as Eletrobrás in Brazil. Each of our plants in Spain and our facility in Rotterdam (The Netherlands) has a gas turbine co-generation plant. Our facilities in Brazil generate steam and heat from the combustion of bagasse obtained after the sugarcane milling process for use in the biofuel production process and in generating electricity. The aggregate amount of capacity from co-generation units was 280 MW as of December 31, 2012. Out of these co-generation units, units with a capacity of 234 MW are operated under long-term contracts, such as feed-in-tariffs or PPAs. However, these are not included in our Concession-Type Infrastructures activity as these are bioethanol assets.

  Carbon Dioxide

        At some of our plants, the carbon dioxide emissions from the production of ethanol are captured and sold to third parties. At our facilities in York, Nebraska and Colwich, Kansas (both the United States); captured carbon dioxide is sold to third parties who process the gas and sell it for use in the beverage and flash freezing industries. For our 480 MI ethanol plant in Rotterdam (The Netherlands), we have been carrying out studies regarding the possibility of supplying the carbon dioxide emissions from the plant's production to greenhouses.

Competition

        Our main competitors in the global biofuel market are The Archer Daniels Midland Company, Cosan Limited, CropEnergies AG, Green Plains Renewable Energy, Grupo São Martinho, The Andersons Inc., Verbio, Ensus, Poet Bio Refining and Valero.

Customers and Contracts

        Our customer base is mainly comprised of oil companies, including Repsol, CEPSA, Total S.A and BP, and traders, including Cargill, Incorporated.

        We have long-term supply contracts for the delivery of ethanol from two of our Spanish facilities and for the delivery of biodiesel from our biodiesel plant. For the remaining facilities, the production is sold under supply contracts ranging in duration from one to six months. To monitor and converse profit margins, we purchase raw materials according to the same time horizon in which we set ethanol production.

Suppliers

        In our European operations, we consolidate the purchasing of raw materials (cereal grains, oleaginous seeds and vegetable oils) necessary for the operation of our European ethanol and biodiesel plants with the marketing of associated co-products through a single entity: our fully owned subsidiary Ecoagrícola, S.A. For the past ten years, Ecoagrícola, S.A. has sourced its materials by means of two well-differentiated mechanisms: purchasing on the free market and direct contracting with farmers.

        We also centralize the critical functions of grain procurement, ethanol and DGS co-product marketing, and hedging and risk management for all commodities, including energy needs for our U.S. operations. The concentration of these functions into one specialized entity for our biofuel business in the United States is critical to achieve our goals of consistency, efficiency, and identification as one common brand.

        With respect to our Brazilian operations, we have reached agreements with local farmers for the supply of sugarcane that satisfies the feedstock requirements for our production facilities in Brazil.

Research, Development and Innovation

        R&D&i involves activities which continuously improve our processes and products, but also generating new future options with breakthrough technologies. R&D&i is undertaken by our activities in furtherance of the demands of our respective markets to provide the necessary competitive capacities for us on an ongoing basis. The goal of our R&D&i program is to provide innovative solutions for sustainability, create value over the long-term and continue to provide us with a competitive edge.

        We have continued to increase our efforts in R&D&i (despite the prolonging of the global financial crisis during this period), based on our strong belief that to achieve real future benefits, such investment requires continuous input which should not be adversely affected by economic cycles.

        We have strengthened our presence, and in certain cases, our technological leadership, in various institutions, public forums and private forums in which cooperation is encouraged among large technology companies, and where the short- and long-term future of R&D&i is decided.

        We have undertaken R&D&i in accordance with the requirements identified for our markets. The majority of our projects are aligned with the research and development objectives of the public administrations of Spain (the Ministry of Industry and Energy), of Europe (under research and development framework programs) and of the United States (the DOE).

        We collaborate with some of the most reputable research centers in the world, such as the DOE in the United States, National Renewable Energy Laboratory in the United States, Deutsche Zentrum für Luft und Raumfahrt in Germany and Centro de Investigaciones Energéticas, Medioambientales y Tecnológicas in Spain. In addition, we have received substantial economic support from government entities such as the DOE and the European Union.

        During this period, we have made strategic investments in pioneering companies in the United States and Canada, developing and owning technologies which are defined as "high priority," such as new Concentrated Solar Power plants, second generation biofuels, biorefineries and water treatment technologies, with the objective of enabling internationalization and the generation of value through these technologies in key emerging markets.

        In the years ended December 31, 2012, 2011 and 2010, our investment in R&D&i totaled €91 million, €91 million and €69 million, respectively, including investments in our recycling segment sold in June 2013. Of our investment in R&D&i, amounts expensed represented €7 million, €26 million and €36 million, respectively and amounts capitalized represented €84 million, €62 million and, €32 million, respectively. As of June 30, 2013, we have approximately 800 people engaged in R&D&i activities in different centers, mainly in Seville (Spain), Madrid (Spain), St. Louis, Missouri (United States) and Denver, Colorado (United States). Management estimates that investment in R&D&i in 2013 will be approximately €110 million.

Abengoa Research

        Abengoa Research, created in February 2011, is engaged in technological research and development activities within the fields of energy and sustainable development. This research center, a forerunner in private research in Spain, is intended as a top-rank science and technology center, valorizing our accumulated knowledge by developing existing and future real applications. By engaging in R&D, Abengoa Research seeks to expand upon existing knowledge while generating new approaches, rooted in our scientific knowledge of the state of the art and the multidisciplinary skill sets of our human team.

        The company's specific objectives are akin to those of a research center but are tailored to Abengoa's strategy and geared towards the present and future business needs and interests of the company. This includes generating and exploiting patents and other intellectual and industrial property and conducting studies, preparing reports and performing scientific-technical projects.

        Projects to date have focused on the areas of research in which Abengoa is currently interested: solar power, bioenergy, water, waste, hydrogen, marine power, and so on. The center has also been working on an Abengoa-specific strategic technology agenda for the coming years in relation to the areas described above.

Engineering and Construction

        R&D&i is a strategic area in our Engineering and Construction activity for future planning. R&D&i activities are undertaken by a number of different Group entities through the investigation, development and application of new technologies which focus on combating climate change and contribute to sustainable development, including, inter alia:

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  reducing carbon dioxide and other greenhouse gas emissions in the construction sector;

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  developing hydrogen technology with pioneering R&D&i projects in the area of clean electricity generation through hydrogen batteries;

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  improving energy efficiency through the development of new technologies;

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  developing electrical storage systems to improve grids dispatchability reducing transport loses; and

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  investigating and innovating in the field of new renewable energy sources.

Concession-Type Infrastructures

        Our R&D&i in our Concession-Type Infrastructures activity is undertaken in partnership with numerous research institutes and universities in Spain and elsewhere.

        At our two research centers in Spain and the United States, the R&D&i team of our Concession-Type Infrastructures activity's Solar segment is involved in the research of high-temperature concentration of solar power and photovoltaic research. Our Solar segment has undertaken various R&D&i projects with the backing of the DOE, while also continuing to work on different projects within the Seventh Framework Program of the European Union, including the Solugas Consortium in collaboration with the Deutsche Zentrum für Luft und Raumfahrt and New Algerian Company, among others, and on the Innpacto projects against the backdrop of the Centro de Investigaciones Energéticas, Medioambientales y Tecnológicas programs in Spain. Our Solar segment R&D&i team also collaborates with leading research centers worldwide, including universities and technological institutes. The independent research centers with which the Solar segment's R&D&i team has worked include the National Renewable Energy Laboratory in the United States, Centro de Investigaciones Energéticas, Medioambientales y Tecnológicas in Spain and the Aerospace Centre in Germany. In addition to the Solúcar Platform, considered one of the world's leading centers in solar energy research, our Solar segment has increased its R&D&i capabilities with the inauguration of the Soland R&D center, with more than 3,500 m2 of labs. Our Solar segment's main R&D&i programs are focused on: increasing the efficiency of its CSP tower technology; reducing the components cost of its CSP through technology and high concentrated photovoltaic (HCPV); and increasing the dispatchability of our thermal storage technology.

        Our R&D&i in the Water segment is structured into three areas: desalination, water treatment and water cycle sustainability. The desalination area focuses on improving the efficiency of the reverse osmosis process and lowering our investment, operation and maintenance costs and is also engaged in the validation and conceptual design of a new and cost-effective remineralization process for desalination plants. The water treatment area seeks to optimize membrane-based water treatment processes so as to save energy and produce less sludge, develop sludge treatment and elimination technologies as supercritical oxidation. The water cycle sustainability area seeks to optimize energy use in water infrastructure, develop hydro power and marine energy capabilities, create sustainable water management models, and develop and apply sustainability criteria in the design of the water area's solutions. In addition, our Water segment's R&D&i team also collaborates with leading universities, institutes, and public bodies including Foundation Euskoiker, the School of Industrial Engineering in Bilbao (Spain), the Spanish Ministry of Industry, Tourism and Trade, the Ministry of Innovation and Science and the Center for Industrial Technological Development.

Intellectual Property

        Given the progress that we have made in our technology development, in particular in CSP and bioproducts technologies, we have created the office of patents and technological surveillance as a fundamental tool for protecting our intellectual property. The office of patents and technological surveillance determines whether or not to file patents in relation to the knowledge, products and technology that we produce. Currently, we have applied for 235 patents, of which 97 have been granted.

        The office of patents and technological surveillance has implemented intellectual property ("IP") protection policies and procedures throughout our businesses. These IP protection policies and procedures are applied to all knowledge that has, or might have, commercial value whether or not it is capable of being patented, including R&D&i and know-how, and any documentation (in printed or electronic format) that contains any confidential proprietary information.

        The measures that we take to protect our IP include the entry into confidentiality, non-disclosure and/or non-compete agreements with employees, service providers and counterparties, as appropriate, and the dissemination throughout the Group of an internal security code and internal security protocol.

        In addition, we take steps to protect the trademarks, business names and distinctive designs used in connection with our activities, products and services, although not all of these have been registered in the jurisdictions in which we operate.

        Although we take measures to protect our intellectual property, we do not consider that our business is dependant on any single patent or license, new manufacturing process or other types of intellectual property.

Information Technology

        We use information technology developed in-house and also provided by third parties for processing plant maintenance, construction management and operational management. Our systems integrate data and generate stock, orders and efficient sourcing and delivery routes. We are presently implementing a group-wide data warehouse and business intelligence system and a global sourcing (purchasing and procurement) system across all of our businesses. We utilize software and other information technology licensed from third parties to manage communications with our suppliers and customers.

        We believe that our information technology systems infrastructure that supports our various business operations is secure and robust. Our critical system servers are housed offsite in data centers. The remaining system servers are housed in secure, temperature-controlled internal data rooms. We have back-up and disaster recovery plans in place which are reviewed on a periodic basis.

Environmental Matters

        Our activities are subject to significant environmental regulation. This requires, among other things, that we commission environmental impact studies for future projects and that we obtain licenses, permits and other authorizations required to construct and operate relevant projects. In recent years, there has been a significant increase in environmental regulation in Spain, the European Union and other jurisdictions in which we operate. These include regulations in relation to carbon dioxide emissions and limitations on polluting emissions from large plants and facilities. See "Regulation." See also "Risk Factors—Risks Related to Our Business and the Markets in Which We Operate—Our business is subject to stringent environmental regulation."

        We have specifically established within our management regulations, applicable to all of our activities, the obligation to implement environmental management systems certified under the ISO 14001 standard of the International Organization for Standardization. As of December 31, 2012, 92.84% of Group companies, in terms of sales volume, had environmental management systems certified under the ISO 14001 standard and 98.04% held valid ISO 9001 standard certificates for their quality management systems.

Insurance

        We maintain the types and amounts of insurance coverage that we believe are consistent with customary industry practices in the jurisdictions in which we operate, and consider our insurance coverage to be adequate for our business. Our insurance policies cover employee-related accidents and injuries, property damage, machinery breakdowns, fixed assets, facilities and liability deriving from our activities or products, including environmental liability. We maintain business interruption insurance for interruptions resulting from incidents covered by insurance policies. Our insurance policies also cover directors' and officers' liability and third-party insurance. We have not had any material claims under our insurance policies that would either invalidate our insurance policies or cause a material increase to our insurance premiums. We cannot assure you, however, that our insurance coverage will adequately protect us from all risks that may arise or in amounts sufficient to prevent any material loss. See "Risk Factors—Risks Related to Our Business and the Markets in which We Operate—Our insurance may be insufficient to cover relevant risks and the cost of our insurance may increase."

Risk Management and Internal Control

        Our risk management system comprises two distinct systems that collectively manage risk at all levels of our Group: our shared management systems, which aim to mitigate business risks and our internal control systems which are organized to permit compliance with Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX") to mitigate risks related to the reliability of financial information. The system operates live and undergoes continual modification to remain up to date with our business and with employees also being issued a risk management manual. In addition, we have internal auditing to ensure the compliance with and the proper functioning of our risk management system.

        The risk management system includes the identification, evaluation, response, monitoring and reporting of risks and is fully integrated into our strategic planning process, our business objectives and our daily operations.

        We have implemented common management systems in order to coordinate and streamline our worldwide operations across our activities. Our systems are based on two key pillars of: (i) the definition of a set of management standards for the Group's activities; and (ii) monitoring of project and business performance in real time in order to take appropriate corrective measures, if required.

        The mission of our shared management systems is based on the following specific objectives:

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  Unification of actions: To establish a single criterion for the carrying out of actions in all our businesses and geographies.

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  Reinforcement of corporate identity: To achieve a strong corporate identity recognizable by key stakeholders.

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  Control and reduction of risks: To manage risks in a uniform manner and thus mitigate them.

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  Optimization of management: To be efficient and effective in the management of the company both within businesses and geographically.

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  Value creation for stakeholders: To differentiate and individualize the management of the main stakeholders in order to provide the greatest value-add to each one.

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  Profitability: To contribute to financial performance through active management.

        Our risk management system uses a systematic approach to identify events and to evaluate, prioritize, monitor and respond to any risks which may prevent the successful execution of our strategy, business objectives and daily operations.

        The main objectives sought through the risk management system are the following:

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  To understand and control the risks to which the Group is exposed.

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  To establish a system which optimizes the evaluation of risk management by the entire Group, allowing us to successfully assume and manage a greater number of risks and better understand each risk in order that we can adopt more efficient control.

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  To achieve a closer alignment between our strategy and our identified risks and controls by the Group.

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  To increase senior management assurance with each decision-making process to better achieve the business objectives of the Group.

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  To increase transparency of risk management and relations with stakeholders through more precise risk evaluation methods.

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  To ensure compliance with all applicable risk management regulations and best market practices.

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  To establish clear roles and responsibilities in the Group in order to focus on fundamental aspects of management.

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  To reduce profit volatility and avoid unwanted outcomes for the Group.

        We also have a model that is aimed at identifying the potential risks in our business. This model considers four key areas that are subdivided into 20 further categories of risks, which contemplate more than 130 potential risk scenarios for the Group. The four key areas are the following:

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  Strategic risks: Corporate governance, strategic and R&D&i projects, mergers, acquisitions and divestments, planning and assignment of resources, market dynamics, communication and relations with investors.

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  Operational risks: Human resources, information technologies, physical assets, sales, supply chain, threats or catastrophes.

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  Financial risks: Cash flow and credit, markets, taxation, capital structure, accounting and reporting.

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  Compliance risks: Regulations, laws and codes of ethics and conduct.

        We were among the first European companies to have undertaken to voluntarily comply with the SOX requirements regarding auditor attestations as to the effectiveness of our internal controls over financial reporting. Since 2007, Abengoa has performed internal control-compliance audits in line with the Public Company Accounting Oversight Board ("PCAOB") standards, pursuant to the requirements set forth in Section 404 of SOX. The independent auditors' report dated February 21, 2013 for the year ended December 31, 2012, which expresses an unqualified opinion on our internal control over financial reporting in relation to our consolidated financial statements as of and for the year ended December 31, 2012 in accordance with IFRS-EU and not for the purpose of this prospectus, is available on our website. The SOX audits are used to mitigate the risks related to the reliability of financial information, through a combined system of control procedures and activities in key areas of the Company.

        We have a commitment to transparency and good governance practices; our annual report now includes six independent verification reports carried out by external auditors covering the following areas: annual accounts, our SOX internal control system according to the PCAOB standards, corporate social responsibility reporting, greenhouse gas emissions inventory, corporate governance reporting and designing risk management systems according to the principles and guidelines established in ISO 31000.

Employees

        We believe relations with our employees are good and we have not experienced any significant labor disputes or work stoppages. Certain businesses participate in a series of share-based incentive schemes for directors and employees. Such programs are linked to the achievement of certain agreed upon management objectives.

        For the six months period ended June 30, 2013, the average number of employees was 27,417 employees. The table below breaks down our employees by activity:

Average Number of Employees
Activity
Engineering and Construction	19,008
Concession-Type Infrastructures	311
Industrial Production	8,098

Total	27,417

Legal Proceedings

        We are involved in a number of legal, governmental, fiscal and arbitration proceedings and investigations in connection with our operations in the normal course of business. These may include actions by regulatory authorities, tax authorities, suppliers and customers, employment-related claims, contractual disputes, claims for personal injury or property damage that occur in connection with our products or services performed in relation to projects or construction sites, tax assessments, environmental claims and other matters. We establish reserves for litigation and other contingent liabilities where we consider it probable that a claim will be resolved unfavorably and where we can reasonably estimate the potential loss involved. As of June 30, 2013, we have established a reserve amounting to €26.0 million allocated to cover liabilities for litigation and other claims where Group companies are defendants. While we do not expect these proceedings, either individually or in the aggregate, to have a material adverse effect on our financial position or results of operations, because of the nature of these proceedings, we are not able to predict their ultimate outcomes, some of which may be unfavorable to us.

        We have briefly summarized below the most significant of these proceedings.

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  In May 2000, Abengoa Puerto Rico S.E., a subsidiary of Abengoa, S.A, brought a lawsuit against the Electricity Power Authority (Autoridad de Energía Eléctrica, "AEE") of Puerto Rico and terminated the agreement that both parties had entered into in relation to an EPC project for the construction of an electricity power station in Puerto Rico, in which the AEE was the Principal Contractor. The referred lawsuit contained different claims such as, inter alia, withholding payments, defaulted invoices, loss of future profits, damages and several other costs, which tentatively amounted to $40 million. In response to the lawsuit brought by Abengoa Puerto Rico, S.E., the AEE brought a counterclaim premised upon unlawful termination and consequential damages relating to the agreement with Abengoa Puerto Rico, S.E. and, at the same time, brought an additional lawsuit for the same amount against Abengoa and its insurer, American International Insurance Co. of Puerto Rico. The amount claimed by the AEE is approximately $450 million.

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  On February 15, 2010, our subsidiary, Centro Tecnológico Palmas Altas, S.A. ("CTPA") filed a suit against Geco Alvicorp, S.L, claiming the non-existence of a termination clause in the purchase and sale agreement of certain plots in Huerta del Huracán, Spain entered into by the parties in 2007 and pursuant to which CTPA sold the plots for €46.7 million. Subsequently, Geco Alvicorp, S.L. claimed the existence of such a termination condition and has claimed the return of the purchase price plus interest. On February 16, 2011, the court ruled in CTPA's favor. Geco Alvicorp, S.L. appealed this decision on April 27, 2011; such appeal was denied on July 12, 2012. Geco has appealed this decision to the High Court of Justice (Tribunal Supremo).

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  In March 2011, we initiated an arbitration procedure before the International Center for the Settlement of Investment Disputes in Washington, D.C. against the Mexican State for an alleged breach of the international treaty between Mexico and Spain for the reciprocal protection of investments. The arbitration procedure concerned the non-renewal of a license for a waste plant in Mexico. On April 18, 2013, an arbitration order was issued in our favor that ordered the defendant to pay us $38.2 million plus interest.

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  In December 2011, two related arbitration proceedings before the International Court of Arbitration of the International Chamber of Commerce with seat in New York, United States were concluded in which our subsidiary ASA Bioenergy Holding A.G. ("ASA") filed various claims for certain breaches of contract by Mr. Adriano Gianetti Dedini Ometto and Adriano Ometto Agrícola Ltda. (the "Adriano Defendants") relating to a share purchase agreement, dated August 4, 2007 with respect to the shares of Adriano Ometto Participações Ltda. In each of the proceedings, the Adriano Defendants had filed various counterclaims. Both arbitration proceedings were decided in ASA's favor, in the approximate amounts of $20.7 million and $169.2 million respectively. Although the Adriano Defendants have appealed such arbitral awards, we believe the chances of success are low.

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  On April 29, 2013, the European Commission decided to initiate an inspection on us, along with all the companies directly or indirectly under our control, including Abengoa Bioenergy Trading Europe BV, regarding our possible participation in anticompetitive agreements or actions which were allegedly aimed at manipulating the results of Platt's Market on Close (MOC) price assessment as well as denying the access of one or more companies to participation in the MOC price assessment process. According to such European Commission's decision, the suspected anticompetitive conduct, agreements and/or mutually coordinated concrete actions have allegedly existed since 2002 and would likely involve various markets for which the Platts MOC process is used to report prices, including markets for biofuels. We understand that the investigation is still in a preliminary phase, and the European Commission has not initiated formal proceedings. We believe that we and the relevant companies within the Group (including Abengoa Bioenergy Trading Europe B.V.) have at all times complied with the applicable competition laws. We are actively cooperating with the European Commission in its investigation. Nevertheless, we cannot predict the final outcome of any judicial proceedings that could be instigated in relation to the subject matter of the investigation. Should the European Commission or any subsequent judicial proceedings find that the Group has participated in anti-competitive practices, it could potentially entail (i) the imposition of fines calculated on the basis of the revenue in the affected markets, which in no case, however, may exceed ten per cent of the Group's total revenue in the year immediately preceding the imposition of the fine; and (ii) the filing of civil law claims for losses and damages by injured third parties. The imposition of fines, the cost of losses and damages and the resulting negative publicity could have a material adverse effect on the Group.

 REGULATION

Overview

        We operate in a significant number of regulated markets. Our Engineering and Construction and Industrial Production activities and the Solar segment of our Concession-Type Infrastructures activity are, in particular, subject to extensive regulation by governmental agencies in a number of the countries in which we operate. The degree of regulation to which our activities are subject varies by country. In a number of the countries in which we operate, regulation is carried out by national regulatory authorities. In some countries, such as the United States and, to a certain degree, Spain, there are various additional layers of regulation at the state, regional and/or local levels. In countries such as these, the scope, nature and extent of regulation may differ among the various states, regions and/or localities.

        While we believe the requisite authorizations, permits and approvals for our existing activities have been obtained and that our activities are operated in substantial compliance with applicable laws and regulations we remain subject to a varied and complex body of laws and regulations that both public officials and private parties may seek to enforce. The following is a description of the primary industry-related regulations applicable to our activities and currently in force in certain of the principal markets in which we operate.

European Union

Bioenergy Regulation

        Directive 2003/30/EC of the European Parliament and the Council, of May 8, 2003, on the promotion of the use of biofuels or other renewable fuels for transport ("Directive 2003/30/EC") set Member States national indicative targets by December 31, 2010 of 5.75% of biofuel in the content of petrol or diesel sold for transport purposes in each Member State.

        This legislation was superseded by two directives that resulted from the European Council of June 2008, in which the Council furthered its aim to develop and fulfill effective sustainability criteria for biofuels and to ensure commercial availability of second-generation biofuels, and underlined the need to assess the possible impacts of biofuel production on agricultural food products and to take action, if necessary, to address shortcomings. As a consequence, in 2009, the following new legislation was adopted:

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  Directive 2009/28/EC (the "2009 Renewable Energy Directive") on the promotion of the use of energy from renewable sources, which sets a minimum mandatory target of 20% renewable energy consumption in the European Union by 2020, and a minimum mandatory target of 10% renewable energy in the consumption of transport fuel for all Member States by 2020.

  •
  Directive 2009/30/EC establishes a mandatory minimum 6% reduction in the greenhouse gas emissions of road transport in the European Union between 2011 and 2020. It also increases the percentage of ethanol that can be used in mixtures with gasoline to operate motor vehicles.

        The Directives also implement a certification system to ensure the compliance of biofuels sold in the European Union with the regulated criteria of sustainability, including a minimum reduction of 35% in the emission of greenhouse gases during their life cycle compared with average emissions from petrol and diesel (increased to 50% from January 2017). A similar certification scheme is now under discussion for solid biomass.

        The Directives are presently under review in order to address concerns regarding indirect land use change arising from the promotion of biofuels.

        Following the adoption of the Directives, the European Union has adopted regulations in order to correctly implement its policy on the importation of biofuels. For instance, Commission Implementing Regulation (EU) No. 211/2012 classifies a blend of 70% ethanol and 30% petrol as denatured ethanol in the Combined Nomenclature. Council Implementing Regulation (EU) No. 157/2013 of February 18, 2013

imposes a definitive antidumping duty on imports of bioethanol originated in the United States. Similar trade defence actions have been undertaken to protect the European biodiesel market.

Solar Regulation

        The Kyoto Protocol, ratified by the European Union and its Member States on May 31, 2002, imposed on the European Union a target of reducing its emissions of greenhouse gases by 8%. On November 26, 1997, the European Union published a white paper (the "White Paper") which outlined a strategy and a community-wide action plan aimed at doubling energy production from renewable energy sources in the European Union to 12% of total energy consumption by 2010 from 6% in 1996. The White Paper proposed a number of measures to promote the use of renewable energy sources, including measures designed to provide better access for renewable energy sources to the electricity market.

        Directive 2001/77/EC of the European Parliament and Council of September 27, 2001 (the "2001 Renewable Energy Directive") encourages the development of electricity produced from renewable energy sources (non-fossil fuel sources such as wind, solar, hydropower, biomass and relief gas) by requiring Member States to set indicative national targets for the consumption of electricity produced from renewable energy sources consistent with the European Commission's target of generating 12% of the European Union's energy and 22% of the European Union's electricity from renewable energy sources by 2010. The 2001 Renewable Energy Directive was amended and repealed by the 2009 Renewable Energy Directive which set mandatory national overall targets consistent with at least a 20% share of energy from renewable energy sources in the European Union's gross final consumption of energy in 2020.

Spain

Bioenergy Regulation

        The use of biofuel has various environmental, energy and socio-economic benefits over petroleum fuels, making it a potentially useful tool in the implementation of European policies against climate change and reducing dependence on oil.

        EU institutions have issued several directives in order to establish strict technical and environmental specifications for different petroleum products. These directives have been enacted into Spanish legislation. Recent regulation has resulted in the incorporation of innovative development in the legislation governing this activity, including the introduction of the obligation of trading low sulfur fuel in Spain (in accordance with the EU strategy on air quality and environmental protection) and the incorporation of provisions concerning the use of biofuels.

        Subsequently, Royal Decree 61/2006, of January 31, providing specifications for petrol, diesel, fuel oil and liquefied petroleum gases and which regulates the use of certain biofuels (Real Decreto, 61/2006 de 31 enero por el que se determinan las especificaciones gasolinas, gasóleos, fuelóleos y gases licuados del petróleo y se regula el uso de determinados biocarburantes) ("Royal Decree 61/2006"), was issued in order to comply with the necessary information procedure in relation to technical regulations. Royal Decree 61/2006 introduced the indicative value of 5.75% as the minimum percentage (to be applied in Spain not later than December 31, 2010) of biofuel content in all petrol and diesel sold for transportation purposes. This percentage was increased to 5.83% in the 2005-2010 Renewable Energy Plan.

        Royal Decree 1027/2006, of September 15, modified Royal Decree 61/2006 regarding the sulfur content of marine fuels, in accordance with Directive 2005/33/EC of the European Parliament and Council, of July 6, 2005 which amends Directive 1999/32/EC regarding the sulfur content of marine fuels. Royal Decrees 1088/2010, of September 3, 459/2011 of April 11 and 1361/2011 of October 7 updated the applicable specifications and targets with relatively few changes. Royal Decree 459/2011 increases the biodiesel target to 7% which is helpful for the Spanish biodiesel industry.

        On November 4, 2011, Royal Decree 1597/2011 was approved, regulating biofuels and bioliquids sustainability criteria, the National Sustainability Verification System and the dual value of some biofuels to the effects of their counting (Real Decreto 1579/2011, de 4 de noviembre, que regula los criterios de sostenibilidad de los biocarburantes y biolíquidos, el Sistema Nacional de Verificación de la Sostenibilidad y el doble valor de algunos biocarburantes a efectos de su cómputo).

        In relation to the Spanish tax regime, incentives have been introduced to encourage biofuel trading. Law 38/1992, of December 28, on Special Taxes, (Ley 38/1992, de 28 diciembre, de Impuestos Especiales) imposes, until December 31, 2012, zero percent taxation for ethanol and biodiesel used as fuel. This incentive is no longer applicable Furthermore, article 51.3 of the Special Taxes Law exempts the importation of biofuel used in projects to develop clean products.

        Finally, Law 12/2007, of July 2, substantially modified the Hydrocarbon Sector Law, (Ley 34/1998, de 7 de octubre, del Sector de Hidrocarburos) in order to adapt it to the Directive 2003/55/EC of the European Parliament and the Council of June 26, 2003. Specifically, the Hydrocarbon Sector Law was modified by Law 12/2007 in several key areas:

  •
  It clarifies the standard target by introducing the distinction between different biofuels and expanding the list of products that are considered biofuels;

  •
  It confirms the reference to Title III of the Hydrocarbons Law to regulate the distribution and sale of these products;

  •
  It sets out annual targets for biofuels and other trading renewable fuels for the period 2008-2010; and

  •
  It enables the Minister of Industry, Tourism and Trade to pass any regulation promoting the incorporation of biofuels and other renewable fuels in order to achieve the annual objectives fixed.

        Order ITC/2877/2008 introduced the most significant changes in the fuel distribution automotive sector since the liberalization of the sector in 1999. Under article 6 of the Order, the Spanish Energy Commission is responsible for issuing certificates of biofuels and controls and supervises the compliance with the biofuel trading obligations. In this context, the Spanish Energy Commission issued Circular 2/2009, of February 26, which has been replaced by Circular 4/2012, of July 12 (Circular 4/2012, de 12 de julio, de la Comisión Nacional de Energía, por la que se regula la puesta en marcha de la gestión del mecanismo de fomento del uso de biocarburantes y otros combustibles renovables con fines de transporte) which defines the operation of the mechanism of certification of biofuels and other renewable fuels sold or consumed for transport purposes. Furthermore, in accordance with Article 11 of the Order ITC/2877/2008 the Spanish Energy Commission issued the Circular 1/2010, of March 25, which has been replaced by Circular 5/2012, of July 12 (Circular 5/2012, de 12 de julio, de la Comisión Nacional de Energía, por la que se regulan los procedimientos de constitución, gestión y reparto del fondo de pagos compensatorios del mecanismo de fomento del uso de biocarburantes y otros combustibles renovables con fines de transporte), which regulates the proceedings of the compensation payment fund for the mechanisms to promote the use of biofuels and other renewable fuels for transport.

        Royal Decree 459/2011, of April 11, establishes the new mandatory targets for biofuel use in Spain for 2011, 2012 and 2013. In particular, the mandatory targets established in the Royal Decree for biofuel content in fuel sold for transport purposes are the following: 6.2% for 2011, 6.5% for 2012 and 6.5% for 2013 for biofuels, and 6.0% for 2011, 7.0% for 2012 and 7.0% for 2013 for biodiesel.

        Order IET, 822/2012, of April 20, has established for two years, extendable for two additional years by a resolution of the Secretary of the Spanish Department of Energy, the assignment of biodiesel production output for the valuation of the compliance of biofuels mandatory goals, in favor of Spanish and European biodiesel plants to comply the biofuels mandatory targets set out in the Directive 2009/28/CE.

        Order IET/2199/2012, of October 9, postponed "sine die" the public tender for biodiesel production assignment established in Order IET/822/2012 due to the threat of an increase in the oil prices for final consumers. The publication of a new order is anticipated to take place in the first quarter of 2013.

        Order IET/2736/2012, of December 20 modified Order IET/822/2012, and introduced the following changes:

  1.
  It widens maximum annual target in 0.5 million tons.

  2.
  Legitimation to be an applicant is open to any production facility or unit, without any geographical restriction.

  3.
  Call for public tender must be made through resolution from the Secretary of State for Energy.

        Resolution 5 February, 2013 of the Secretary of State for Energy, called for a procedure for biodiesel production assignment.

        Royal Law Decree 4/2013 of February 22 (Real Decreto-Ley 4/2013 de 22 de febrero de medidas de apoyo al emprendedor y de estímulo del crecimiento y de la creación de empleo) includes in Article 41a lower biofuels targets 2013 on going (from 6.5% to 4.1%), of bioethanol in gasoline (froml 4.1% to 3.9%), and biodiesel to diesel (from 7% to 4.1%). Its Article 42 delays "sine die" sustainability request.

Water Regulatory Framework

        Spain is currently the only country within the European Union in which we operate our Water segment. The Spanish water regulatory framework, which primarily regulates the desalination process and the water concessions needed for the operation of our thermo-solar plants, is included in the Water Law as approved by Royal Legislative Decree 1/2001, of July 20 (the "Water Law"), and developed by the Royal Decree 849/1986, of April 11, which approves the regulation of public water.

        The Water Law regulates the use of hydraulic public property, in addition to authorizations and public concessions necessary in accordance with Law 22/1988, of July 28, on coasts, and other applicable regulations. The Water Law also regulates hydraulic infrastructures, which are defined as the construction of infrastructure for collection, extraction, desalination, storage, regulation, piping, control and use of water, including its drainage and purification, processing and reuse. In addition, Law 26/2007, of October 23, on environmental responsibility establishes a preventive and reparative administrative responsibility framework, applicable to water operators whose activities impact on the environment.

Solar Regulation

Overview

        The Kyoto Protocol was adopted on December 11, 1997 and introduced mandatory targets for participating countries to reduce emissions of greenhouse gases by at least 5% against 1990 levels in the five-year period between 2008 and 2012. The Kyoto Protocol came into effect on February 16, 2005. The European Commission announced in March 2007 new targets for reducing emissions of greenhouse gases among the EU Member States. These targets include a unilateral commitment to reduce overall EU greenhouse gas emission levels by 20% from 1990 levels by 2020. In addition, the European Commission made a conditional offer to increase this percentage reduction to 30% if other major emitting countries make a corresponding commitment to reduce emissions. The European Union and its Member States announced their willingness to continue negotiations to reach an international legally binding agreement to be in force starting on January 1, 2013, when the first commitment period of the Kyoto Protocol expires. In any case, the Kyoto Protocol has led to the implementation of policies and actions to promote and support the use of energy from renewable sources, which have been favorable to the renewable energy sector and, in particular, the solar energy sector.

        The renewable energy industry benefits from government subsidies and incentives in Spain, the United States and the other markets in which we operate. Internationally, the most common public incentives in the renewable energy sector include, among others, the following systems:

  •
  Green certificates.  Producers of renewable energy receive a "green certificate" for each megawatt-hour they generate and suppliers of energy have an obligation to purchase part of the energy that they supply from renewable sources.

  •
  Investment grants and direct subsidies.  These apply to the costs of installation of generating plants.

  •
  Tax exemptions or relief.  These include Investment Tax Credits ("ITCs"), cash grants in lieu of tax credits, accelerated depreciation, among others, in the United States.

  •
  System of direct support of prices.  These include regulated tariffs and premiums. The system previously in effect in Spain involved a regulatory guarantee to purchase the energy generated by a renewable energy plant for an allotted period of time at a fixed tariff per kilowatt-hour ("kWh") for a maximum annual number of hours, so that the producer was ensured of a reasonable return on its investment. This system will be totally replaced in the coming weeks in accordance with Royal Decree Law 9/2013.

Solar Regulatory Framework

        In Spain, the principal source of the regulation of electricity is the Law 54/1997 of November 27, Electricity Sector Act (the "Electricity Sector Act"), which was amended by, among others, Law 17/2007 of July 4, for the adoption of Directive 2003/54/EC of the European Parliament and Council of June 26, 2003. The goals of the Electricity Sector Act are to guarantee the supply of quality electricity at the lowest possible cost, liberalize the electricity market and promote renewable energy. To this end, the Electricity Sector Act included the obligation to establish a development plan for renewable energy to ensure that renewable energy sources provide at least 12% of Spain's total energy demand by 2010. In addition to highlighting the need for a special scheme to support generation of electricity from renewable energy sources, the Electricity Sector Act ordered the public authorities to take necessary measures to meet these objectives. This prompted the adoption by the Spanish government of the Renewable Energies Development Plan 2000-2010 ("REDP 2000-2010") in 1999.

        The REDP 2000-2010 sought to promote the construction of electricity generation facilities under the so-called Special Regime (as defined below) through various measures, including the establishment of incentives that would make it attractive to developers to build and operate these facilities. These incentives include the obligation to purchase electricity produced form renewable energy sources and the setting of purchase prices at a fixed tariff rate or at market price plus a premium. On August 26, 2005, the Spanish government updated REDP 2000-2010 through the Renewable Energies Plan 2005-2010 ("REP 2005-2010"). The main objective of REP 2005-2010 was to foster the development of the Special Regime more quickly than had been achieved under the REDP 2000-2010. REP 2005-2010 was focused mainly on fostering technologies such as mini-hydro, biomass and solar (where the pace development was clearly lower than that expected under the REDP 2000-2010). REP 2005-2010 also increased the targets of power generation from renewable energy sources and adjusted the tariff and premiums regime. REP 2005-2010 established the following non-binding objectives for 2010: 12.1% of primary energy consumption to be supplied by renewable energy; 30.3% of gross electricity consumption to be supplied with renewable energy sources; and, the consumption of biofuels to be 5.83% of the total consumption of petrol and diesel for transport.

        In order to comply with the mandatory renewable energy targets set out in the Directive 2009/28/EC ("2009 Renewable Energy") Directive of the European Parliament and of the Council of April 23, 2009 on the Promotion of the Use of Energy from Renewable Sources, Spain, as well as other EU Member States, must develop a national action plan, called a National Renewable Energy Action Plan ("NREAP"). Spain's NREAP

was issued on June 30, 2010 and sent to the European Commission. According to Spain's NREAP, the target of primary energy consumption to be supplied by renewable energy sources in 2020 is set at 22.7% and the target of gross electricity consumption to be supplied with renewable energy sources is set at 42.3%.

        In 2011, a new Renewable Energies Plan has been developed, REP 2011-2020 including new targets according to the 2009 Renewable Energy Directive with regard to the promotion of energy use from renewable sources, which states general targets of at least 20% of energy from renewable sources in gross final energy in the European Union and a minimum share of 10% of transport consumption to be supplied with renewable energy sources in each Member State by 2020.

        In Spain, the target means that renewable sources should represent at least 20% of the final energy consumption in 2020, the same target as for the EU, with a minimum contribution of 10% of renewable sources for transportation in that same year.

General legal framework for CSP plants under the Special Regime

        The Electricity Sector Act provides that generators of electricity can operate under one of the following two regimes: (i) the ordinary regime regulated mainly by the Electricity Sector Act, Royal Decree 2019/1997 and Royal Decree 1955/2000 (the "Ordinary Regime"); and (ii) the special regime regulated mainly by the Electricity Sector Act and the recently repealed Royal Decree 661/2007 of May 25, which is being applied temporarily until a new Royal Decree is issued in the coming weeks in accordance with Royal Decree Law 9/2013 (the "Special Regime"). Facilities eligible to benefit from the Special Regime are facilities that have installed capacity of 50 megawatts ("MW") or less and either: (i) use co-generation or other methods of electricity production associated with non-electrical activities and which involve high energy efficiency; (ii) use any of the qualifying renewable energy sources as primary energy, provided that the plant's owner does not perform generation activities under the Ordinary Regime; or (iii) use non-renewable waste as a primary energy source. Qualifying renewable energy sources include solar, wind, biomass, geothermal power, and biofuel.

        The concentrating solar power ("CSP") plants that we develop and operate fall within the Special Regime. The Special Regime was created with the objective of promoting environmentally efficient technologies and energy supply sources. In order to achieve this objective and foster the construction of facilities to this end, under the recently repealed Royal Decree 661/2007 the Special Regime granted two primary advantages to facilities built under this regime. First, for those qualifying facilities there was a regulatory purchase guarantee of the energy output produced (provided its delivery to the grid was technically feasible). Second, generators subject to the Special Regime sold the electricity generated at any of their facilities by using either of the following options:

  (i)
  Delivering their output to the electricity system through the power transmission or distribution grid, and in return receiving a regulated feed-in tariff expressed in euro cents per kilowatt-hour applicable for all scheduling periods. Pursuant to Royal Decree 661/2007, the energy so transferred was not acquired by the local distribution company, but instead supplied to the power transmission or distribution grid (the "Feed-in-Tariff Remuneration System"); or

  (ii)
  Selling electricity in the pool at the sale price set by the organized market or the price freely negotiated by the owner or representative of the facilities, supplemented, as the case may be, by a premium expressed in euro cents per kilowatt-hour (the "Market Remuneration System"). Under this alternative, participation in the market could be carried out through the pool, through the forward market (run by the Market Operator), or through executing bilateral contracts.

        As regards the Market Remuneration System, caps and floors were provided in respect of certain technologies (including CSP and wind power energy). This means that the total remuneration received by such facilities (i.e. the sum of the reference market price or the price freely negotiated, plus the corresponding premium) was subject to the applicable caps and floors.

        In both cases, Special Regime generators were in effect participating in the wholesale energy market. In the Feed-in-Tariff Remuneration System the electricity supplied by the generation facilities was physically integrated in the pool (at zero price) and the generators were paid the marginal pool price (settled by the Market Operator) plus the difference up to the regulated feed-in tariff prices. Such difference (known as an "equivalent premium") was settled by the National Energy Commission (the "CNE"). In the Market Remuneration System, the electricity supplied by generation facilities was paid at the price agreed with the purchasers (either the marginal pool price or the physical bilateral contract price), but these generators were also be paid the premium to which they were entitled by the CNE.

        In addition, there were other sources of remuneration (the so-called "add-ons") that subsidized the income of the generation facilities under the Special Regime depending on the type of facility and the regime in which the facility fell (for example, the efficiency add-ons for co-generation facilities that satisfied performance requirements and the reactive energy add-ons for maintaining certain power factor values).

        Royal Decree Law 9/2013 completely overhauled this system and eliminated the feed-in tariff (see "—Royal Decree Law 9/2013").

Economic regime: Registration in public registers

        Royal Decree 661/2007 required that in order to benefit from the economic regime under the Special Regime (whether Feed-in-Tariff Remuneration System or Market Remuneration System), the generation facility had to obtain final registration at the Registro Administrativo de Instalaciónes de Producción en Regimen Especial ("RAIPRE") at both regional (i.e. Autonomous Community) level and at the national level following its construction and start-up. Registration occurred when the plant was finished and ready to operate. Following the completion of construction, the facility was granted the status as a Special Regime facility and it was be provisionally registered at the RAIPRE for a three-month period. During this period, the developer of the facility must apply for final registration (this provisional registration is only necessary when the owner of the facility intended to carry out trials prior to its definitive start-up). In order to be definitively registered in the RAIPRE, the developer had to provide, among other things: (i) the report from the grid operator or the manager of the distribution network, showing proper completion of the procedures for access and connection, and (ii) evidence of compliance with the requirements of Article 4 of Royal Decree 2019/1997. Once the facility had achieved final registration at the RAIPRE, the Regional Authorities had to communicate the registration within one month to the General Directorate of Energy Policy and Mines (Dirección General de Politica Energética y Minas) ("DGPEM"). Registration was overseen by the national authorities where the plant's power exceeded 50 MW, and by the Regional Authorities where lower. The registry was the same.

        As an additional requirement to benefit from the Special Regime, the Spanish government were launched a prior-registration requirement of allocation pursuant to which only those projects that were registered at the relevant Pre-Allocation Registry (as defined below) were entitled to receive the remuneration as Special Regime generation facilities.

        CSP projects.    Royal Decree Law 6/2009 required all projects under the Special Regime (except for PV projects, which were expressly excluded and governed by Royal Decree 1578/2008) to register at the Pre-Allocation Registry as an additional requirement in order to benefit from the Special Regime.

        As of the date of this prospectus, we have 650 MW/15 CSP projects duly registered at the RAIPRE and in commercial operation. Our PV projects in commercial operation are also duly registered under the Special Regime. Royal Decree 1614/2010, of December 7 (Royal Decree 1614/2010) introduced the concept of "equivalent working hours," which were defined as the total net output of a plant in any given year (expressed in kWh) divided by the plant's nominal capacity (expressed in kW). Royal Decree 1614/2010 sets a maximum number of equivalent working hours per year in respect of CSP plants that can benefit from the regulated tariff. Any electricity generated corresponding to the excess beyond such maximum number is be remunerated at the electricity "pool" market price. The maximum number of equivalent working hours per year depends upon the specific technology used by the CSP plant.

Royal Decree Law 1/2012

        Royal Decree Law 1/2012, of January 27, 2012 suspended registration of new renewable energy projects under special regime in the Pre-Allocation Registry established under RDL 6/2009. Further, it cancels the economic incentives for renewable projects established under Royal Decree 661/2007 for projects not duly registered in the Pre-Allocation Registry as of January 28, 2012.

        Notwithstanding the foregoing, the Royal Decree Law 1/2012 does not affect the economic regime and incentives (consisting of feed-in tariff and pool plus premium schemes, as applicable) in respect to projects currently registered in the Pre-Allocation Registry.

Law 15/2012 on Tax Measures for Energy Sustainability

        On December 27, 2012, the Spanish Parliament approved Law 15/2012 which became effective on January 1, 2013 ("Law 15/2012"). The aim of Law 15/2012 is to try to combat the problem so-called "tariff deficit", which reached roughly €24 billion in December 2011 and increased during 2012.

        Law 15/2012 provides for an electricity sales tax which is levied on activities related to electricity production. The tax is triggered by the sale of the electrical power and affects both traditional electricity generation and electricity generated from renewable sources, known as "special regime" generation. The tax (at a single rate of 7%) is levied on the total income received from the power produced at each of the installations.

        Furthermore, Law 15/2012 provides for a tax trigger in the production and storage of nuclear energy waste, taxes on gas consumption for power generation (the so-called "green cent") and other measures.

        Finally, Law 15/2012 provides for certain amendments to the Electricity Sector Act. Under the current Special Regime power generation regulations of the Electricity Sector Act, up to 15% of the power produced by CSP installations can be generated by using natural gas; this means that the power produced by using natural gas as a source is not be entitled to a premium nor to feed-in tariff and will be paid at market price only. A ministerial order will further establish the technical rules for the calculation of the power attributable to natural gas use.

Royal Decree Law 2/2013

        Royal Decree Law 2/2013, of February 1, ("Royal Decree Law 2/2013") establishes two additional measures to cut the so-called "tariff deficit" of the Spanish electricity sector and to guarantee the financial viability of the electricity sector within the current financial crisis framework. Namely:

  •
  The first measure cancels the premium established in electricity sector regulations for Special Regime installations that sell their energy produced to the market (i.e. those falling under option b) of article 24.1 of RD 661/2007). Therefore, it limits the remuneration schemes available for special regimen installations under Royal Decree 661/2007, which will only be entitled either to feed-in tariff or market price (therefore, they forego entitlement to additional premium when the power is paid at market price). This means in practice that all special regimen producers are forced to choose feed-in tariff as their remuneration scheme.

  •
  The second measure establishes an annual indexation for reviewing all energy sector regulated costs, including special regime feed-in tariffs, by reference to a modified Consumer Price Index that excludes nonprocessed foods and energy products.

        The Spanish government adopted certain regulatory and tax measures, which were announced on July 12, 2013, to solve the so-called tariff deficit of the Spanish electricity sector and to guarantee the financial viability of the electricity sector within the current financial crisis framework. It is foreseeable that these measures shall not be only limited to the electricity production under the special regime, but it would affect all producers under the different technologies, both the Special and Ordinary Regime, as well as transmission and distribution grid. Additionally, it is not likely in the short term that the suspension of the pre-allocation procedures will be revoked.

Royal Decree Law 9/2013

        Royal Decree-Law 9/2013, of July 12, on the adoption of urgent measures to guarantee the financial stability of the electric system, was published in the Spain's Official State Gazette on July 13, 2013, and entered into force on July 15, 2013 (hereinafter "RDL 9/2013").

        The purpose of RDL 9/2013 is to adopt a series of measures to ensure the sustainability of the electricity system and to combat the so-called "tariff deficit".

        The measures adopted therein are focused primarily on the following areas, among others: (i) the legal and financial regime for the existing electricity production facilities using renewable energy sources, cogeneration and residual waste; (ii) the remunerative regime for transport and distribution activities; (iii) the State's Guarantee of the Securitization Fund to cover the Deficit in the National Electricity Sector; and (iv) certain aspects related to payments for capacity, assumption of the cost of the social bond and review of the access tolls.

        By amending article 30.4 of the Spanish Electricity Sector, RDL 9/2013 abolishes the financial system based on a regulated tariff applicable to electricity production facilities using renewable energy sources (commonly referred to as "Special Regime installations"), even for power plants in operation at the time the RDL 9/2013 entered into force. RDL 9/2013 establishes a new remuneration system different from the current model (RDL 9/2013 repealed Royal Decree 661/2007). Unlike previous reforms, which tweaked the feed-in tariff scheme applicable in Spain since 2007, in this case the entire system of regulated revenues has been altered. The Government has elected to untie its aid from electricity output and to base payments on standard values of investment and operating and maintenance costs, the method for determining which is still not entirely known. The principle driving the new regulations is that the incentives that each kind of electricity producer receives should be equivalent to the costs that it cannot recover on the electricity market (competing with other technologies). This would enable a "well-run and efficient enterprise" to recover the costs of building and running a plant, plus a reasonable return on their investment. In the case of plants eligible for premiums when RDL 9/2013 entered into force, producers will now receive, together with the pool price for the energy produced, a payment tied to the standard investment and operating costs for the relevant kind of plant, and the revenue received in the market independently of the amount of energy they generated. This "payment for investment" (in €/MW of installed capacity) would be supplemented in the case of technologies with running costs in excess of the pool price with an "operating payment" (in €/MWh produced).

        The payment parameters may be reviewed every six years.

        According to the provisions of RDL 9/2013, the new remunerative regime enables the special regime installations to obtain reasonable profitability in relation to a standard facility applicable in each case. Reasonable profitability shall be calculated, before taxes, on the average yield of Spanish government 10-year bonds on the secondary market, applying the appropriate differential. Nevertheless, for those special regime installations that, on the date of entry into force of RDL 9/2013, were entitled to premium-based remuneration, reasonable profitability will be set, before tax, on the average yield of Spanish government 10-year bonds on the secondary market in the preceding 10 years plus 300 basis points, which in any event may be reviewed every six years.

        In accordance with the aim of the reform, RDL 9/2013 expressly repeals (i) article 4 of Royal Decree Law 6/2009, of April 30, on the adoption of certain measures in the energy sector and the social bond discount rate, (ii) Royal Decree 661/2007 and (iii) Royal Decree 1578/2008, of September 26, on the remuneration of production of electric energy by means of solar photovoltaic technology for installations completed after the deadline to take advantage of the remuneration regime set out in Royal Decree 661/2007 for said technology.

        The above-mentioned repealed legislation will continue to apply on a transitional basis until new provisions have been approved to fully implement RDL 9/2013. The new rules came into force on July 14, 2013 (when RDL 9/2013 came into force). Settlements after that date and until the new implementing regulations are adopted will be made in accordance with the previous regime (Royal Decree 661/2007). However, following the implementation of such new regulations, payments made during such period will be recalculated in accordance with the new regulations. The difference between the amounts received under the prior regime and those calculated under the new regime will be deducted from the first six settlements that follow the approval of the new implementing regulations.

        Additionally, any change arising from the regulations to be approved by the Spanish government within the frame of Royal Decree Law 9/2013 may have a material impact in the business, financial conditions or operating results of the activities of electric energy under the Special Regime and therefore, on our business, financial condition and results of operations. The effects that finally derive from this reform for electricity production facilities using renewable energy sources that are currently operating are still unclear and depend on the parameters that are established under the future regulations that will implement the provisions of RDL 9/2013. Therefore, to be able to fully quantify and assess the impact of the new regimen, we have to wait until such further regulations have entered into force.

Applicable tax regime: Special provisions

        Historically, the Spanish taxation framework has been very favorable for renewable energy but the existing tax benefits are beginning to be phased out. However, there is a trend that has seen increases in the tax benefits from research, development and technological innovation, as demonstrated by the recent legislative initiatives in this area, including:

  •
  The income tax deduction for R&D&i for companies which was made permanent under Royal Decree 3/2009 of March 27.

  •
  The introduction of various measures conducive to investment in R&D&i and investments related to the protection of the environment in the Law 2/2011, March 4, 2011 on Sustainable Economy Law, such as increasing the percentage of the deduction applicable to innovative activities from 8% to 12% within the ambit of the deduction for R&D&i.

  •
  The introduction of a measure conductive to improve and facilitate the application and recovery of the R&D&i tax deduction in Law 14/2013 of September 27 to support entrepreneurs and their internationalization, by virtue of which, for fiscal years initiated as from January 1, 2013 and at the discretion of the tax payer, under certain circumstances, upon a 20% reduction of the R&D&i tax deduction, this deduction will not be subject to the ordinary limitations in the application of tax deductions and in case of lack of tax quota of the period in which to apply this tax deduction, it will be refundable in cash. The maximum R&D tax deduction either applicable or refundable is €3 million per year and €1 million for technological innovation.

Tax deductions for research, development and innovation

        The tax deduction for R&D&i is regulated in Article 35 of Legislative Royal Decree 4/2004 of March 5, approving the revised corporate income tax ("TRLIS"). For purposes of the deduction, the definitions of each of the concepts of research, development and technological innovation in Article 35 of the TRLIS are of significant importance, which differentiates between research and development and the concept of technological innovation. Article 35 of TRLIS states explicitly that certain specific activities are considered research and development for purposes of the deduction. Expenses relating to the qualifying R&D&i activities are entitled to a 25% deduction for the period in which they were incurred (or 42% for those expenses that exceed the average expenditure over the preceding two years for this purpose), provided that such expenses were incurred in accordance with cost accounting and were specifically undertaken in connection with identified projects. In addition, investments in tangible fixed assets and intangible assets made in connection with R&D&i are entitled to a deduction of 8% and an expenditure corresponding to qualified personnel exclusively engaged with the R&D&i is entitled to a deduction of 17%.

        Expenditures associated with technological innovation activities are entitled to a deduction of 8% for the period in which they were incurred (12% for fiscal periods commencing after the entry into force of Law 2/2011, March 4, 2011 on Sustainable Economy), provided that such expenses were incurred in accordance with cost accounting and were specifically undertaken in connection with identified projects. These deductions may be applied in assessments of tax periods that end in the 18 years subsequent to the tax period in which they were generated, provided that the other requirements of the corporate income tax regulations are complied with.

Tax deductions for environmental investments

        This deduction, which is regulated in Article 39 of the TRLIS, gives tax incentives for investments which seek to protect the environment. Such investments include investments in new assets that are intended for use in the active exploitation of renewable energy sources, including specifically the use of solar energy for conversion into heat or electricity. Such investments have historically been entitled to a deduction of 10%. However, Law 35/2006 gradually eliminates this deduction by reducing the percentage of deductions according to the schedule.

Periods Commencing from the Following Dates	% of Environmental Investment
01/01/2006	10
01/01/2007	8
01/01/2008	6
01/01/2009	4
01/01/2010	2
01/01/2011 and after	0

        Therefore, for fiscal years beginning after January 1, 2011, deductions for environmental investments will no longer apply. These deductions may be applied in the assessments of tax periods that end in the 15 years subsequent to the tax period in which they were generated, provided that the other requirements of the corporate income tax regulations are complied with.

        However, as from the entry into force of Law 2/2011, March 4, on Sustainable Economy, investments in tangible assets for the protection of the environment consisting of facilities to prevent air, noise or water pollution will be entitled to a deduction of 8%.

United States Regulations

        Our operations within the Biofuels segment of our Industrial Production activity and the Solar segment of our Concession-Type Infrastructures activity are subject to significant regulation in the United States.

Bioenergy Regulation

Federal Renewable Fuel Standard ("RFS")

        The Energy Policy Act of 2005 ("EPACT 2005") set the first United States renewable fuel volume mandate. The renewable fuel program established by the Environmental Protection Agency ("EPA") under EPACT 2005 required that 4 Bgal of renewable fuels be blended into gasoline for 2006, a volume mandate that increased to 7.5 Bgal for 2012. The Energy Independence and Security Act of 2007 ("EISA") modified and expanded the RFS in a number of respects: increased the renewable fuel volume mandate to 9 Bgal for 2012 and set increasing volume mandates through 2022, when the volume mandate will reach 36 Bgal of total renewable fuels. EISA also sets complementary annual volume mandates for "advanced biofuel" as well as two specific kinds of renewable fuels, cellulosic biofuel and biomass-based diesel. Of particular note, EISA defines advanced biofuel, cellulosic biofuel, and biomass-based diesel as having at least 50% less "lifecycle greenhouse gases ("GHG") emissions"—"the aggregate quantity of greenhouse gas emissions (including direct emissions and significant indirect emissions such as significant emissions from land use changes). . . related to the full fuel life cycle, including all stages of fuel and feedstock production and distribution. . . "—than the gasoline or diesel the renewable fuels are replacing. Specifically, EISA defines "advanced biofuel" as "renewable fuel, other than ethanol derived from corn starch that has life cycle greenhouse gas emissions. . . that are at least 50% less than baseline life cycle greenhouse gas emissions" as determined by EPA. EISA defines "cellulosic biofuel" as "renewable fuel derived from any cellulose, hemi-cellulose, or lignin that is derived from renewable biomass and that has life cycle gas emissions. . . that are at least 60% less than baseline life cycle greenhouse gas emissions" as determined by EPA." The EPA announced in May 2012 its determination that ethanol produced from grain sorghum (or milo) at facilities that use biogas digesters in combination heat and power technology meets the 50% GHG emissions reduction threshold requirement for an advanced biofuel. Further, EISA defines "biomass-based diesel" as renewable fuel defined as "biodiesel" under the Energy Policy Act of 1992 and which has life cycle GHG emissions which EPA determines to be at least 50% less than baseline lifecycle GHG emissions.

        In addition, EISA requires that any renewable fuel which is to be counted towards the RFS and is produced at a facility which commences construction after December 19, 2007, achieve at least a 20% reduction in life cycle GHG emissions compared to baseline life cycle GHG emissions. (This life cycle GHG emissions reduction requirement, coupled with EPA's inclusion in the implementing regulations of an analysis of indirect emissions from international land use changes related to biofuel production, may serve to exclude some biofuels from counting towards the RFS.) In May 2012, the EPA announced that ethanol produced from grain sorghum (or milo) at facilities that use natural gas meets the minimum 20% GHG emissions reduction threshold for renewable fuels. Under the Clean Air Act (the "CAA"), as amended by EISA and EPACT 2005, EPA possesses the authority to waive or adjust downward RFS requirements if the EPA Administrator, in consultation with the Secretary of Energy and the Secretary of Agriculture, determines that an RFS requirement or requirements would severely harm the economy or the environment, or if there is an inadequate domestic supply of a renewable fuel or fuels. The EPA is specifically required to review the availability of cellulosic biofuel and, if necessary, to downwardly adjust the annual volume mandate for cellulosic ethanol. After determining that limited production of cellulosic biofuel is occurring, EPA reduced the annual volume mandate for that fuel each of 2011 and 2012. However, EPA did not reduce or modify the advanced biofuel or total renewable fuel annual volume mandates. A number of lawsuits were filed challenging EPA's cellulosic biofuel and certain other mandates as being too high, and based upon those lawsuits, the 2011 and 2012 volumes for cellulosic biofuels were eliminated. The EPA Administrator also has authority under the CAA, in certain circumstances, to revise upwardly or downwardly the GHG reduction percentages required of renewable fuel, advanced biofuel, cellulosic biofuel, and/or biomass-based diesel.

        As implemented under EPA's March 2010 regulations, the RFS requires producers and importers of gasoline and diesel to meet the various volume mandates for total renewable fuel and the various renewable fuel types. Producers and importers of gasoline and diesel must purchase renewable fuel (or renewable fuel credits, called "renewable identification numbers") in an amount equal to or greater than a certain percentage, set by EPA, of their gasoline or diesel production and/or importation. EPA sets the percentages so that, if producers and importers produce and import gasoline and diesel in the volumes EPA projects, and if each producer and importer meets its obligations under the RPS, then total renewable fuel, advanced biofuel, cellulosic biofuel, and biomass-based diesel will be produced in the amounts required by EISA (or downwardly adjusted by EPA pursuant to its authority under EISA). Additionally, renewable fuel producers face recordkeeping and reporting obligations. The EPA has published proposed, but not final, renewable fuel standards for the year 2013.

Grants and Loan Guarantees from Department of Agriculture and Department of Energy

        The Food, Conservation, and Energy Act of 2008 ("Farm Bill") authorized a number of United States Department of Agriculture ("USDA") programs that promote the development and expansion of bio-energy production. The USDA Biorefinery Assistance Program under Farm Bill Section 9003 provides to eligible entities both grants to construct demonstration "advanced biofuel" refineries and loan guarantees for the development, construction, and retrofitting of commercial-scale bio-refineries that produce "advanced biofuels." As under the RFS, "advanced biofuel" is defined as fuel derived from renewable biomass other than corn kernel starch. Under Farm Bill Section 9003, loan guarantees are capped at $250 million and grant funding is capped at a percentage of the project cost. The USDA Bioenergy Program for Advanced Biofuels under Farm Bill Section 9005 provides payments to eligible producers of advanced biofuels to support expanded production. Payments are based on: the amount of funding available; the number of producers participating in the program; the amount of advanced biofuel being produced; the duration of production by the eligible producer; and, the net nonrenewable energy content of the advanced biofuel, if sufficient data is available. The bioenergy program for advanced biofuels will provide no more than 5% of total available funds to producers with an annual refining capacity of 150,000,000 gallons or more of advanced biofuel. Mandatory funding is available under both the Biorefinery Assistance Program and the Program for Advanced Biofuels through fiscal year 2012 but mandatory funding was not included for the year 2013. Legislation is currently being proposed that would extend the Farm Bill beyond its Sept 30, 2013, expiration date. The Biomass Research and Development Initiative, a collaboration of the USDA and the DOE created under Farm Bill Section 9008, provides grant funding and other financial assistance to eligible projects addressing the research, development, and demonstration of biofuels and bio-based projects and the methods, practices, and technologies for their production. The initiative is geared towards addressing three main areas: feedstock development, biofuels and bio-based products development, and biofuels development analysis. The USDA Repowering Assistance Program under Farm Bill Section 9004 provides payments to eligible bio-refineries to encourage the use of renewable biomass as a replacement fuel source for fossil fuels used to provide process heat or power in their operation.

        The USDA published in the Federal Register in April 2010 proposed rules implementing the Bioenergy Program for Advanced Biofuels (Farm Bill Section 9005) and Repowering Assistance Program (Farm Bill Section 9004) that would have served to exclude from the program most foreign entities, as well as subsidiaries of most foreign entities. USDA similarly published in the Federal Register in April 2010 a proposed rule implementing the Biorefinery Assistance Program (Farm Bill Section 9003) that would have made most foreign entities, as well as subsidiaries of most foreign entities, ineligible for loan guarantees from the program. Interim final rules published by the USDA in February 2011 eliminated the provisions limiting foreign entity participation in the three programs.

        The DOE, acting pursuant to Section 1705 of EPACT 2005 (as amended by the American Reinvestment and Recovery Act ("ARRA")), guaranteed loans to certain eligible projects, including "[l]eading edge biofuel projects that will use technologies performing at the pilot or demonstration scale that the Secretary determines are likely to become commercial technologies and will produce transportation fuels that substantially reduce life-cycle greenhouse gas emissions compared to other transportation fuels." In order to have qualified for a guarantee under the Section 1705 Program, physical construction must have commenced at the primary site of the project on or before September 30, 2011. National Environmental Policy Act ("NEPA") review must have been completed prior to the issuance of a loan guarantee. Loan guarantees under Section 1705 were limited to projects meeting the prevailing wage requirements set forth in the Davis-Bacon Act of 1931. The DOE loan guarantees were issued to bio-refineries located in Hugoton, Kansas (Abengoa) and Emmetsburg, Iowa. A number of industry associations representing bioenergy producers asked the government to make changes to the loan guarantee program, including stipulating that the existence of the RFS suffices to show that there is a reasonable prospect that advanced biofuel makers will be able to repay loans, extending the September 2011 construction commencement deadline, and carving out loan guarantee funds that would be dedicated to bio-energy projects.

        The USDA's Business and Industry Loan Guarantee program and Rural Energy for America Program ("REAP") are other potential sources of loan guarantees or grant money for eligible bio-energy producers. Both EISA and the ARRA authorized the DOE to make grants related to biofuel. DOE in the past made a number of grants to fund biomass research and development. EPACT 2005 Section 932 authorized federal funding of eligible cellulosic bio-refinery demonstration projects. The USDA Biomass Crop Assistance Program provides eligible growers of renewable crops in certain areas with payments for growing the crops as well as payments to sellers of eligible biomass materials to qualified biomass conversion facilities. The USDA disburses value-added producer grants to incentivize eligible independent agricultural producers to engage in activities such as biofuels production.

        In December 2012, EPA approved a pathway to allow grain sorghum to be used as a feedstock for both conventional biofuels and for advanced biofuels under the RFS. Per the EPA analysis, sorghum based ethanol produced at dry mill facilities that use natural gas has a smaller GHG footprint than corn based ethanol (30% reduction compared to baseline gasoline versus 20% for corn). We have two plants that historically use 100% sorghum (Colwich and Portales), and we are looking at the feasibility of using sorghum in York and Ravenna. The ability to qualify as an Advanced Biofuel and help to fill that requirement (and to receive a higher value for that ethanol) is a great potential for Colwich especially.

Other Federal Programs and Requirements Impacting Bioenergy Producers

        A number of other programs and requirements exist to promote bio-energy production and development. The Energy Policy Act 1992 set a number of alternative fuel use and other requirements applicable to certain vehicles in federal and state government fleets. The Federal Highway Administration Surface Transportation Research, Development, and Deployment program provides some funding of bio-based research.

        EPA possesses authority under the CAA to regulate fuels and fuel additives, and EPA until October 13, 2010 limited gasoline composition to 10% ethanol for most vehicles. On October 13, 2010, EPA granted a partial waiver of its rule to allow for the sale of gasoline with up to 15% ethanol (E15) for use in light-duty motor vehicles from model year 2007 or newer. On January 21, 2011, EPA granted another partial waiver allowing the sale of E15 for use in light-duty motor vehicles from model years 2001- 2006. The CAA and EPA regulations require that manufacturers of gasoline and diesel fuels and fuel additives produced and commercially distributed for use in highway motor vehicles must register their gasoline and diesel fuels and fuel additives with EPA, and all individual fuel and fuel additive manufacturers involved in manufacturing E15 must register. On April 2, 2012, EPA approved the first E15 registration applications. The misfueling mitigation conditions of EPA's waiver must also be met before E15 can be lawfully sold. On June 15, 2012, EPA approved the first plans for satisfying the misfueling mitigation conditions of the E15 partial waivers, and some companies have now met all of the Clean Air Act requirements related to E15 and may lawfully introduce E15 into the marketplace. Since a number of states restrict the sale of some gasoline-ethanol blends, changes in state law may be needed before E15 may be sold in certain states and local requirements and practical concerns, such as dispenser and tank compatibility, may also need to be addressed. EPA also allows vehicle fuels to be sold containing higher levels of ethanol (such as E85, which is 85% ethanol), but these fuels are intended only to be used in vehicles certified as "flexible fuel."

        Ethanol imported into the United States faces an ad valorem tariff of 2.5%; a secondary tariff of $0.54/gallon expired on December 31, 2011.

State and Local Incentives for and Programs Concerning Bioenergy Production

        In addition to federal government support, many states have enacted laws or programs incentivizing or impacting bio-energy production. Programs and incentives come in the form of grants, loans, tax exemptions, job training programs, direct payments and mandates requiring the use of biofuels or low carbon fuels. For example, California implemented a low carbon fuel standard ("LCFS") that requires a 10% reduction in transportation fuel carbon intensity by 2020. California's LCFS is the subject of litigation and was enjoined from December 2011 to April 2012. The litigation continues, but the injuction preventing California from enforcing the LCFS has been removed.

        In Kansas, a newly constructed biomass-to-energy facility is exempted from state property taxes for up to 10 taxable years immediately following the taxable year in which construction or installation is completed. To fall within the exemption, we would need to establish that the plant meets the definition of a biomass-to-energy facility, which requires the use of biomass to produce at least 500,000 gallons of cellulosic alcohol fuel, liquid or gaseous fuel, or other sources of energy in a quantity with energy content at least equal to that of 500,000 gallons of cellulosic alcohol fuel. The Kansas Development Finance Authority may also issue revenue bonds to cover the costs of construction or expansion of a biomass-to-energy facility. An upcoming legislative initiative known as the Master Limited Partnerships (MLP) Parity Act would allow renewable energy project developers looking for private investment funding to benefit from the same opportunities enjoyed by oil, natural gas, coal extraction and pipeline developers. Such projects can frequently access more liquid capital at a lower cost.

Environmental Permitting and Compliance

        Bio-energy facilities face numerous potential permitting, licensing, and land use requirements and are subject to various federal, state, and local environmental laws, including laws governing: the discharge of materials into the air, water, and ground; the use, handling, storage, generation, transportation and disposal of hazardous materials, access to and use of water resources; and, employee health and safety. These environmental laws can require the installation of pollution control equipment or operational changes for the purpose of limiting potential or actual environmental impacts. Violations of these laws or permit conditions may result in significant fines, the revocation of permits (including the potential for facility shutdown), criminal sanctions, and/or natural resources damage claims. Prior to development, permitting authorities may require that bio-energy projects consider and address, among other things, the impact on water resources and water quality, endangered species and other biological resources, existing land uses and zoning, agricultural resources, archaeological, paleontological, recreational and cultural considerations, and the impact on the landscape. Project approvals may be conditioned upon the project being modified, including to involve mitigation measures.

        Potentially applicable federal permits might be required under the CAA, the Endangered Species Act ("ESA"), the Clean Water Act ("CWA"), the National Historic Preservation Act, and the National Wilderness Preservation Act, among other federal laws. Depending upon a number of factors (including facility location and potential to emit), the CAA may require bioenergy facilities to obtain preconstruction and operating permits, model potential emission impacts, install control technology to mitigate emission impacts, and purchase offsets to cover remaining emission impacts. In many instances, EPA has delegated its CAA authority to state or local authorities, who are then primarily responsible for issuing air emission permits. Some bioenergy facilities emit various pollutants regulated under the CAA, including volatile organic compounds ("VOCs"), oxides of nitrogen ("NOx"), carbon dioxide ("CO2"), particulate matter ("PM") and hazardous air pollutants ("HAPs"). A number of CAA standards, are potentially applicable to a facility if it exceeds certain emission thresholds (such as for pollutants regulated as "hazardous") or contains certain pieces of equipment (such as boilers, heaters, or liquid storage tanks of a certain size). EPA has recently taken steps to regulate GHG emissions under the CAA. As such, bioenergy facility operation or expansion may face regulatory requirements relating to GHG emissions reporting and reduction. The ESA is intended to protect endangered species by prohibiting the take of listed animals without a permit. The ESA makes it unlawful to harm a listed animal either directly or by significantly modifying its habitat in a way that interferes with the animal's breeding, feeding, or sheltering patterns. The CWA makes it unlawful to fill wetlands or other waters without a permit, or to make point source discharges into navigable waters or their tributaries without a permit. The Emergency Planning and Community Right-to-Know Act and Sections 112(r)(1) and 112(r)(7) of the CAA may impose certain risk management planning, inventory reporting, release reporting, and other requirements upon biofuel facilities storing substances regulated under these acts in excess of certain quantities. Permits from other federal agencies may be required if federal lands, federally regulated natural resources, military zones, or other areas of federal competence are involved or may be impacted by the construction or operation of a renewable energy facility. The Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 may subject bioenergy producers who arrange for the disposal of hazardous wastes to investigation or clean-up costs related to disposal sites.

        Projects involving discretionary federal action must normally comply with NEPA, which requires assessment of the project's environmental impacts and includes public review and involvement. If a project does not fall under a categorical exclusion or exemption, then an environmental assessment ("EA") or an environmental impact statement ("EIS") must be prepared. An EA is the less rigorous assessment, can take approximately six months to complete, and will result in either a "finding of no significant impact" ("FONSI") or a finding that significant impacts are likely. If a FONSI is issued, NEPA review is complete. If, on the other hand, the EA finds significant impacts to be likely, an EIS must be prepared (which can take a year or longer) describing the environmental impact of the project and possible alternatives.

        Various states have also implemented environmental laws and regulations that impact renewable energy projects. State or local approvals might be needed: to obtain air emission permits; to address impacts upon historic resources, state endangered species act considerations, considerations under state corollaries to the CWA, traffic, GHG emissions, or urban encroachment; to remove agricultural preservation restrictions; for wastewater and storm water discharges, water rights permits, water supply assessments, lake and streambed alterations, a utility license, or various land use approvals, among other reasons. As one example, California released in November 2011 air quality guidance addressing stationary and mobile source emissions associated with bio-refineries that could result in stricter air pollution control requirements than have previously been imposed. Certain state environmental laws require the preparation of an environmental impact report similar to the federal impact statement, while some states require a meeting to be held to solicit comments from affected local landowners and local authorities.

        Litigation or third party appeals challenging or seeking to delay permits for bio-energy facilities could delay or prevent the construction or operation of these facilities.

Federal Tax Incentives

        The federal tax credits available to producers of biofuel vary according to the type of biofuel produced and the feedstock used to produce that fuel. Producers of blended fuel mixtures were eligible for an excise or income tax credit of $.45 per gallon of ethanol (regardless of feedstock) that was blended with gasoline and sold or used as fuel in a trade or business, but these credits expired on December 31, 2011. Producers of cellulosic biofuel, such as ethanol produced from wood chips and plant wastes, currently are eligible for a maximum $1.01 per gallon tax credit, which is scheduled to expire on December 31, 2013. Blenders of biodiesel and renewable diesel fuel are also eligible for a tax credit of $1.00 per gallon blended into motor fuels and these credits are scheduled to expire on December 31, 2013.

        In addition, under the same program as that applicable to solar energy property, an owner of eligible bioenergy property may be eligible to apply for a cash payment from the United States Department of the Treasury in the amount of a one-time federal income investment tax credit equal to 30% of the tax basis of the eligible property if construction began in 2009, 2010 or 2011 and the property is placed in service before January 1, 2017. See "—Solar Regulation—Cash Grant in Lieu of ITC."

Accelerated Depreciation

        Owners of eligible biofuel property may also benefit from accelerated depreciation of the property over a five-year period under the Modified Accelerated Cost Recovery System ("MACRS") under the United States Internal Revenue Code of 1986, as amended. In addition, some property used in biofuel projects may qualify for bonus depreciation for equipment placed in service before January 1, 2014. Under the same statute a deduction of 50% of the cost of qualifying property is permitted in the first year for property placed in service in 2012 and 2013. Bonus depreciation under this statute expires on December 31, 2013.

Solar Regulation

        Federal, state and local energy laws and regulations apply to the development, ownership, business organization and operation of power generation facilities in the United States. The United States federal government regulates the sale of electricity at wholesale and certain environmental matters, and state and local governments regulate the construction of power generation facilities, the sale of electricity at retail, and certain other environmental and permitting matters.

United States Federal Regulation of the Electricity Industry

        The United States federal government regulates the wholesale sale of electric power and the transmission of electricity in interstate commerce through the Federal Energy Regulatory Commission ("FERC"), which draws its jurisdiction from the Federal Power Act ("FPA"), as amended, and from other federal legislation such as the Public Utility Regulatory Policies Act of 1978 ("PURPA"), the Energy Policy Act of 1992 ("EPACT 1992") and the EPACT 2005. EPACT 2005 repealed the Public Utility Holding Company Act of 1935 and replaced it with the Public Utility Holding Company Act of 2005 ("PUHCA").

  Regulation of Electricity Generators

        The FPA provides FERC with exclusive ratemaking jurisdiction over all "public utilities" that engage in wholesale sales of electricity and/or the transmission of electricity in interstate commerce. The owners of renewable energy facilities are therefore generally subject to FERC's ratemaking jurisdiction. FERC may authorize a public utility to make wholesale sales of electric energy and related products at negotiated or "market-based" rates if the public utility can demonstrate that it does not have, or that it has adequately mitigated, horizontal and vertical market power and that it cannot otherwise erect barriers to market entry. Entities granted market-based rate approval face ongoing filing and compliance requirements. In granting market- based rate approval to a wholesale generator, FERC also typically grants blanket authorizations under Section 204 of the FPA and FERC's regulations for the issuance of securities and the assumption of debt liabilities.

        If the criteria for market-based rate authority are not met, FERC has the authority to impose conditions on the exercise of market rate authority that are designed to mitigate market power or to withhold or rescind market-based rate authority altogether and require sales to be made based on cost-of-service rates, which could in either case result in a reduction in rates. FERC also has the authority to assess substantial civil penalties (up to $1 million per day per violation) for failure to comply with tariff provisions or the requirements of the FPA.

        FERC approval under the FPA may be required prior to a change in ownership or control of a 10% or greater voting interest, directly or through one or more subsidiaries, in any public utility (including one of our U.S. project companies) or any public utility assets. FERC approval may also be required for a public utility to have common officers or directors with certain affiliates.

        FERC also implements the requirements of PUHCA applicable to "holding companies" having direct or indirect interests of 10% or more in companies that (among other activities) own or operate facilities used for the generation of electricity for sale, which includes renewable energy facilities. PUHCA imposes certain record-keeping, reporting and accounting obligations on such holding companies and certain of their affiliates. However, holding companies that own only exempt wholesale generators ("EWGs"), foreign utility companies, and certain qualifying facilities under PURPA are exempt from the federal access to books and records provisions of PUHCA. EWGs are owners or operators of electric generation facilities (including producers of renewable energy, such as solar projects) that are engaged exclusively in the business of owning and/or operating generating facilities and selling electricity at wholesale. An EWG cannot make retail sales of electricity, may only own or operate the limited interconnection facilities necessary to connect its generating facility to the grid, and faces restrictions in transacting business with affiliated regulated utilities.

Regulation of Electricity Sales

        Electricity transactions in the United States may be bilateral in nature, whereby two parties contract for the sale and purchase of electricity subject to various governmental approval processes or guidelines that may apply to the contract, or they may take place within a single, centralized clearing market for purchases and sales of energy, electric generating capacity and ancillary services. Given the limited interconnections between power transmission systems in the United States and differences among market rules, regional markets have formed as part of the power transmission systems operated by regional transmission organizations (known as "RTOs" or independent system operators ("ISOs")) in places such as California, the Midwest, New York, Texas, the Mid-Atlantic region and New England.

Reliability Standards

        EPACT 2005 amended the FPA to grant FERC jurisdiction over all users, owners, and operators of the bulk power system for the purpose of enforcing compliance with certain standards for the reliable operation of the bulk power system. Pursuant to its authority under the FPA, FERC certified the North American Electric Reliability Corporation ("NERC") as the entity responsible for developing reliability standards, submitting them to FERC for approval, and overseeing and enforcing compliance with them, subject to FERC review. NERC, in turn, has delegated certain monitoring and enforcement powers to regional reliability organizations. Users, owners, and operators of the bulk power system meeting certain materiality thresholds are required to register with the NERC compliance registry and comply with FERC-approved reliability standards.

State Regulation of the Electricity Industry in the United States

        State regulatory agencies in the United States have jurisdiction over the rates and terms of electricity service to retail customers. Regulated investor-owned utilities often must obtain state approval for the contracts through which they purchase electricity, including renewable energy, if they seek to pass along the costs of these contracts to their ratepayers. Different states apply different standards for determining acceptable prices for utility procurement contracts, including contracts for the purchase of renewable energy. In some states, electricity generation is deregulated and electricity supply is provided by retail or wholesale third party suppliers, as determined in that states' regulatory scheme. Several states hold auctions for the wholesale supply of power to be sold through utilities to retail customers that do not choose a third party competitive electric supplier.

        In certain states, approval of the construction of new power generation facilities, including solar power plants, is obtained from a state agency, with only limited regulatory approvals required from other state agencies and local governments. However, in many states the permitting process for power plants, including solar power plants, is also subject to land-use and similar regulations established at the county and municipal government level. In other cases, state and local authorizations may involve a more extensive approval process, possibly including an environmental impact evaluation and opposition by interested parties or utilities.

Renewable Energy Incentives in the United States

        In general, the United States has used a mix of tax incentives, at the federal level, and mandatory quotas and portfolio standards, at the level of individual states, to incentivize investment in renewable energy generation capacity, including solar power. Each of these types of U.S. renewable energy incentives are discussed below.

  Investment Tax Credit

        Owners of eligible solar energy property (which includes most kinds of solar energy generation equipment) that is placed in service before January 1, 2017 generally may claim a one-time federal income investment tax credit ("ITC") equal to 30% of the tax basis of the eligible property. An owner of eligible solar energy property who claims the ITC must reduce the tax basis of the eligible property by an amount equal to one half of the credit. The ITC is subject to recapture (in declining amounts) if the owner sells or ceases use of the property during the five-year period following the placed-in-service date. Once the 30% ITC expires at the end of 2016, the permanent 10% ITC shall remain in effect.

  Cash Grant in Lieu of ITC

        In lieu of claiming the ITC, an owner of eligible solar energy property may be eligible to apply for a cash payment from the United States Department of the Treasury equal to the amount of the ITC it otherwise would be eligible to claim. Eligible solar energy property will qualify for the cash grant if its owner is not a "disqualified person" and it is the case that either: (1) the eligible property is placed in service in 2009, 2010 or 2011; or (2) construction of the eligible property begins in 2009, 2010 or 2011 and the property is placed in service before January 1, 2017. "Disqualified persons" include governments, tax-exempt organizations, tax-exempt energy cooperatives and partnerships and other pass-through entities any partner (or other holder of an equity or profits interest) of which is a government, tax-exempt organization or tax-exempt energy cooperative unless their interest is held through a taxable corporation. A non-U.S. person or entity (including a non-U.S. government) will be considered a disqualified person unless 50% or more of the gross income derived from the eligible property would be subject to U.S. tax. Grants paid are subject to recapture if the property becomes disqualified (as a result of either change in use or change in ownership) during the five-year period following the placed-in-service date. Grant recipients are required to reduce the tax basis of the eligible solar energy property in the same manner and amount as if they were claiming the ITC. Unless DOT concludes differently based on its own cost basis evaluation for eligible costs and in such case grant recipients must adjust the tax basis accordingly.

        Due to the failure of the U.S. Congress to enact a plan by February 28, 2013 to reduce the federal budget deficit by $1.2 trillion, and in accordance with the Budget Control Act of 2011, President Obama on March 1, 2013 issued an order imposing $85 billion of automatic federal budget cuts, known as "sequestration," across all agencies of the Federal government for the remainder of the Federal fiscal year ending September 30, 2013. Payments issued under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009 for specified energy property in lieu of tax credits are subject to sequestration. Accordingly, every award of a grant under the U.S. Treasury's Section 1603 program made to an applicant on or after March 1, 2013 through September 30, 2013, regardless of when the application was received by the U.S. Treasury, will be reduced by the percentage required to comply with President Obama's sequestration order. On March 5, 2013, the U.S. Treasury issued a communication that it is implementing a reduction to all awards under its Section 1603 program for the remainder of Federal fiscal year 2013 in the amount of 8.7%, implying a cut of $319 million. The U.S. Treasury did not indicate whether the 8.7% sequestration rate it announced supersedes the 5.1% sequestration rate set forth in OMB's earlier sequestration report. Furthermore, it is not possible to predict at this time whether the Congress will enact a plan before September 30, 2013 to reduce the federal budget deficit by $1.2 trillion. If it does not, President Obama will be required to order sequestration for Federal fiscal year 2014 and the sequestration rate applicable to the U.S. Treasury's Section 1603 program may change. On April 10, 2013, the OMB issued a sequestration preview report to President Obama and Congress in which the budget account funding for the Section 1603 program in 2014 is reduced by 7.3%. A final report will be issued prior to 2014.

  Accelerated Depreciation

        Owners of eligible solar energy property also benefit from accelerated depreciation of the property over a five-year period under the Modified Accelerated Cost Recovery System ("MACRS") under the United States Internal Revenue Code of 1986, as amended. Most of the equipment used in CSP and PV projects qualifies for five-year depreciation under MACRS. In addition, some equipment used in CSP and PV projects may qualify for bonus depreciation for equipment placed in service. For property placed in service from September 8,

2010 through December 31, 2011, the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 allowed first year depreciation to equal 100% of the cost of qualifying property. Under the same statute, a deduction of 50% of the cost of qualifying property is permitted in the first year for property placed in service in 2012 and 2013. Bonus depreciation under this statute expires on December 31, 2013.

  Loan Guarantee Program

        The DOE, in an effort to promote the rapid deployment of renewable energy and electric power transmission projects, is authorized to grant guarantees with respect to certain loans to renewable energy projects and related manufacturing facilities and electric power transmission projects under Sections 1703 and 1705 of the EPACT 2005. The ARRA amended the EPACT 2005 to include Section 1705. In order to have qualified for the Section 1705 Program, physical construction must have commenced at the primary site of the project on or before September 30, 2011. NEPA review must have been completed prior to the issuance of a loan guarantee. In May 2011, the Section 1705 Program expired by statute, and DOE announced that it would no longer accept new applications under that program. On September 30, 2011 the Section 1705 loan guarantee program closed with no further loan guarantees to be issued.

        Loan guarantees under Section 1703 continue to be available for solar. However, eligibility is limited. The applicant must be located in the United States and may include foreign ownership so long as the project is located in one of the fifty states, the District of Columbia or a U.S. territory. The project must employ a new or significantly improved technology that is not a commercial technology. A commercial technology is defined as in general use in the commercial marketplace in the United States at the time the term sheet is issued by the Department of Energy. A technology is considered to be in commercial use if it has been installed in and is being used in three or more commercial projects in the United States and has been in operation in each such commercial project for at least five years. The project must also pay prevailing wages under the Davis-Bacon Act.

  DOE Research Grants, State Energy Funding, Workforce Training, and Other Initiatives under the ARRA

        The DOE received funding under the ARRA which it has disbursed or is in the process of disbursing to increase solar power production. Some funds were allocated as grants to support research, development, demonstration, and deployment projects. Funds were awarded to states on the basis of their electric consumption to fund energy efficiency, renewable energy, and other energy programs. ARRA funds were allocated with the purpose of providing workforce training with respect to renewable energy and energy efficiency. A number of initiatives were funded by the DOE with ARRA monies, including initiatives addressing solar market transformation, the integration of PV generation into the distribution system, and base load CSP generation.

  U.S. State-Level Incentives

        In addition to federal legislation, many states have enacted legislation, principally in the form of renewable portfolio standards ("RPS"), which generally require electric utilities to generate or purchase a certain percentage of their electricity supplied to consumers from renewable resources. In certain states it is not only mandatory to meet these percentages from renewable resources, which in general are on the increase, but also electric utilities may be required to generate or purchase a percentage of their electricity supplied to consumers from specific renewable energy technologies, including solar technology. Depending upon the state, various certifications, permits, contracts and approvals may be required in order for a project to qualify for particular RPS programs. Some states, for example, require that only renewable energy generated in-state counts towards the RPS. According to the Database of State Incentives for Renewable Energy, as of December 2012, 29 states, the District of Columbia, Puerto Rico and the Northern Mariana Islands have implemented an RPS, and eight states, Guam and the United States Virgin Islands have set voluntary renewable energy generation goals. Although there is currently no federal RPS program, there have been proposals to create a federal RPS standard for renewable energy.

        Renewable Energy Certificates ("RECs") are typically used in conjunction with RPS programs as tradable certificates demonstrating that a certain number of kWh have been generated from renewable resources. Under many RPS programs, a utility may generally demonstrate, through its ownership of RECs, that it has supported an amount of renewable energy generation equal to its state-mandated RPS percentage. The sale of RECs can represent a significant additional revenue stream for renewable energy generators. In RPS states where a liquid REC market does not exist, renewable energy can be bought or sold through "bundled" power purchase agreements, where the power purchase agreement price includes the price for renewable energy attributes. Some states require that RECs and the associated electricity be purchased together in order to count towards the RPS. In states that do not have RPS requirements, certain entities buy RECs voluntarily. These RECs generally have lower prices than RECs that are used to meet RPS obligations. The price of RECs can vary significantly, depending on their availability, which is turn depends upon the amount of renewable generation that has been put in service in a state that has implemented RPS requirements. In some states, the number of successful projects has generated more RECs than required to meet the applicable RPS requirements for a given year or years, leading to steep drops in the market price for RECs. Additionally, demand for RECs can be driven by requirements (such as those imposed under the California Environmental Quality Act) that development projects mitigate potential significant GHG impacts identified in connection with environmental clearances.

        Effective December 10, 2011, California enacted legislation that increases its existing RPS to 25% by 2016 and 33% by 2020, and expands the program to cover publicly-owned utilities, in addition to investor-owned utilities ("IOUs"). In addition, the California Solar Initiative ("CSI") sets a goal of 1,940 MW of solar capacity by the end of 2016. The CSI provides monetary incentives for solar installation between 1 kW and 5 MW in size as well as grants for research, development, and demonstration. California's feed-in-tariff program obligates IOUs to purchase solar generation at a standard price until a purchase threshold is crossed. Colorado set an RPS of 30% by 2020 for IOUs, permits the trading of RECs, and requires that 3% of the RPS be met by distributed generation in 2020 for IOUs. Arizona set an RPS of 15% by 2025, with 30% of the RPS to be met from distributed generation. A Texas law signed in August 2005 requires that 5,880 MW of new renewable generation be built by 2015. The law also set a target of having 10,000 MW of renewable generation capacity by 2025. Additionally, Texas law establishes a minimum of 500 MW of non-wind renewable generation, and doubles the RPS compliance value provided by non-wind generation.

        Other incentives that states and localities have adopted to encourage the development of renewable resources include property and state tax exemptions and abatements, state grants, and rebate programs. In addition, a number of states collect electricity surcharges on residential and commercial users and through public benefit funds reinvest some of these funds in renewable energy projects. California offers a property tax incentive for certain solar energy system installed between January 1, 1999 and December 31, 2016. The Arizona Department of Revenue provides a corporate tax credit based on production for solar, wind, or biomass systems that are 5 MW or larger and are installed on or after December 31, 2010 and before January 1, 2021.

        Solar generation may also be incentivized by state GHG emission reduction measures, such as California's cap and trade scheme, which is set to cap and reduce GHG emissions from the electricity and other sectors starting in 2013.

Environmental Permitting and Compliance

        Construction and operation of solar power plants and the generation and power transmission of renewable energy is subject to environmental regulation by United States federal, state and local authorities. Typically, environmental laws and regulations require a lengthy and complex process for obtaining licenses, permits and approvals prior to construction, operation or modification of a generation project or power transmission facilities. Prior to development, permitting authorities may require that project developers consider and address, among other things, the impact on water resources and water quality, endangered species and other biological resources, existing land uses and zoning, agricultural resources, archaeological, paleontological, recreational and cultural considerations, and impact on landscape. Potentially applicable federal permits might be required under NEPA, the ESA, CWA, the National Historic Preservation Act, and the National Wilderness Preservation Act, among other federal laws. The Federal Land Policy and Management Act ("FLPMA") provides the Bureau of Land Management ("BLM") with discretion to provide rights-of-way for power plants and electric power transmission facilities on federal lands, and BLM has developed detailed regulations for the management of its lands. Additional approvals would be needed if projects or power transmission lines were to be located on Forest Service or tribal lands. Project approvals may be conditioned upon the project being modified, including to involve mitigation measures.

        A project that is located on federal land (as well as other projects involving federal agency action) must comply with NEPA, which requires assessment of the project's environmental impacts and includes public review and involvement. If a project does not fall under a categorical exclusion or exemption, then an EA or an EIS must be prepared. An EA is the less rigorous assessment, can take approximately six months to complete, and will result in either a FONSI or a finding that significant impacts are likely. If a FONSI is issued, NEPA review is complete. If, on the other hand, the EA finds significant impacts to be likely, an EIS must be prepared (which can take a year or longer) describing the environmental impact of the project and possible alternatives. The DOE and the BLM are jointly preparing a solar energy programmatic environmental impact statement ("Solar PEIS") in order to facilitate the permitting and sponsoring of large scale solar electric power plants on public lands in the Western United States. The DOE and BLM released a draft Solar PEIS in December 2010, a supplement to the draft Solar PEIS on October 27, 2011, the final Solar PEIS on July 24, 2012 and the Record of Decision for the Solar PEIS on October 12, 2012. The Solar PEIS is intended to serve as a roadmap for solar energy development by establishing solar energy zones., totaling about 285,000 acres of public lands, characterized by significant solar resources, good energy transmission potential, and relatively low conflict with biological, cultural and historic resources. Within these zones, the Solar PEIS has the goal of providing incentives for development, including faster and simpler permitting, improved mitigation strategies, and other economic incentives.

        On October 12, 2012, the Secretary of the Interior signed the Record of Decision to establish a comprehensive Solar Energy Program to administer the development of utility-scale solar resources on BLM-administered public lands in six southwestern states. The Solar Energy Program decisions will guide the processing of all new utility-scale solar energy applications on BLM-administered lands. The BLM's Solar Energy Program would only apply to projects capable of generating 20 MW or more. Decisions on projects that are on non BLM-administered land and on projects capable of generating less than 20 MW will be made in accordance with existing land use requirements, current applicable policy, and individual site-specific NEPA analyses.

        Permits from other federal agencies may be required if federal lands, federally regulated natural resources, endangered species, military zones, or other areas of federal competence are involved or may be impacted by the construction or operation of a renewable energy facility. The ESA is intended to protect endangered species by prohibiting the take of listed animals without a permit. The ESA makes it unlawful to harm a listed animal either directly or by significantly modifying its habitat in a way that interferes with the animal's breeding, feeding, or sheltering patterns. The CWA makes it unlawful to fill wetlands or other waters without a permit, or to make point source discharges into navigable waters or their tributaries without a permit.

        Various states have also implemented environmental laws and regulations that impact renewable energy projects. State or local approvals might be needed to obtain air emission permits, to address impacts upon historic resources, to remove agricultural preservation restrictions, to address state endangered species act considerations, for wastewater and storm water discharges, for water rights permits, a utility license, or various land use approvals, among other reasons. Certain state environmental laws require the preparation of an environmental impact report similar to the federal impact statement, while some states require a meeting to be held to solicit comments from affected local landowners and local authorities. Utility scale solar power plant technologies require access to water resources, potentially triggering permitting scrutiny (as well as necessitating the navigation of water rights regulations that vary from state to state).

        Litigation or third party appeals challenging or seeking to delay permits for renewable energy facilities and associated power transmission infrastructure could delay or prevent the construction or operation of renewable energy facilities and result in financial penalties for failure to complete or operate the facilities.

        The California Energy Commission, the California Department of Fish and Game, the BLM and United States Fish and Wildlife Service are working to develop a streamlined permitting process for renewable generation facilities including a plan for the development of solar generation and the protection of environmental resources in the Mojave and Colorado deserts. These agencies are drafting the Desert Renewable Energy Conservation Plan ("DRECP") to address how entities with jurisdiction over renewable energy and transmission projects and related facilities in the desert of California should conserve natural communities and species pursuant to the California Natural Community Conservation Planning Act (NCCP Act), the ESA, and the Federal Land Policy and Management Act ("FLPMA") while also facilitating the permitting of renewable energy projects in accordance with California's RPS and the federal government's goal of increasing renewable energy generation on public land. The agencies are preparing a joint EIR/EIS for the DRECP and for a possible amendment to the California Desert Conservation Area (CDCA) Plan of 1980, as amended, and released a scoping report for the EIR/EIS in December 2011.

Regulation of Solar Storage

        Solar storage is a nascent industry in the United States. Energy storage solutions are being explored for solar and other renewable and distributed generation of electricity, and some support has been available from the federal government from agencies such as the Department of Energy, in the form of grants and loans. Additional support or encouragement can be found in a number of states. However, no concerted legal or regulatory effort has been made to develop a framework that would make energy storage an attractive alternative for the supply of electricity to end users of power. To date, energy storage has been considered to be generally too expensive to be viable for the supply of electricity.

        Several issues have stood in the way. There is no federal energy policy that supports a national renewable portfolio standard. Further, the existing system of ISOs and RTOs that manage the bulk transmission grids and wholesale markets for pricing electricity frequently establish low prices for electricity sold in off hours, making it difficult to retrieve the cost of stored power sold into the grid at that time. At present, most states do not have regulations that specifically address issues related to stored power, including interconnection to the grid, nor does the federal government. However, as stored electricity becomes more common some such regulation is likely. The FERC issued a Notice of Proposed Rulemaking in June 2012 in Docket Nos. RM11-24-000 and AD10-13-000 seeking comments on proposed regulations that, if adopted, will inter alia impact the accounting for energy storage technologies. The California Public Utilities Commission ("CPUC") initiated a docket to review issues related to energy storage and develop regulations. CPUC Energy Storage Proceeding R.10-12-007. In December 2012, the CPUC staff issued a report deferring energy procurement policy recommendations related to storage. The lack of defined regulation creates uncertainty. In addition, whether power that is stored and later injected into the grid will qualify for RPS programs and how the amount that is eligible for RECs will be computed is unknown. For example, it is uncertain whether RECs will apply to the amount of power generated by the renewable generation or to the amount taken from storage after line losses.

Brazil

        Our operations within the power transmission-lines portions of our Engineering and Construction and Concession-Type Infrastructures activities and the Biofuels segment of our Industrial Production activity are subject to significant regulation in Brazil.

Industrial Engineering and Construction Regulation

The Governmental Policy and Legislative Framework for the Electricity Sector

        The electricity sector has undergone two major institutional reforms: the first in the 1990s and another in 2003, which aimed at modifying the rules applying to the National Interconnected System ("SIN") and resulted in its current form. The first change in the sector occurred after the enactment of Law No. 8,987 of 1995, as amended, which established the system for the concessions and permissions for rendering public services (the "Concessions' General Act"), and with the enactment of Law No. 9,074 of 1995 as amended, which sets forth specific rules for the concession of electricity public services. This law, inter alia: (i) established the granting, duration and extension of concessions and permissions; (ii) set forth the free access principle for the power transmission and distribution systems; (iii) released free consumers (as defined below) from the commercial monopoly of distribution concessionaires, allowing them to choose their supplier; and (iv) introduced the independent power producer and the cell producer agents. This law is regulated by Decree No. 1,717 of 1995, which establishes the procedures for extending the concessions granted before the enactment of the Concessions' General Act for a period up to 20 (twenty) years, and by Decree No. 2,003 of 1996, governing the independent producers' and self-producers' system. In addition, Decree No. 7,805 of 2012, which regulates the Provisional Measure ("Medida Provisoria") No. 579 of 2012, later converted into Law No. 12,783 of 2013 sets forth the rules for further extending the concession contracts up to 30 (thirty) years, for one period only.

        Law No. 9,427 of 1996, as amended, inter alia, created the National Electric Energy Agency ("ANEEL"), the regulatory agency concerned with supervising the production, power transmission, distribution and trading of electricity, and it is regulated by Decree No. 2,335 of 1997. Such law granted ANEEL the authority, inter alia, to run public tenders for concessions and permissions, as well as to execute and manage the agreements for delivering public services and to grant certain authorizations. Law No. 9,478 of 1997, as amended, created the National Committee on Energy Policy ("CNPE"), chaired by the Minister of Mining and Energy ("MME"), with the duty of advising the President of the Republic on the national policies in this domain.

        The first phase of the reform was concluded with the enactment in May 1998 of Law No. 9,648, later amended, which regulates competition in the electricity sector. Among many other provisions, it sets forth rules for: (i) the trading, import and export of power; (ii) the division, into separate agreements, of the purchase and sale of energy, and the free access to the power transmission and distribution systems; (iii) the creation of the Electric System National Operator ("ONS"), a legal entity organized under the private law, in charge of the coordination and operational control of the facilities for the generation and power transmission of interconnected electric systems in Brazil; and (iv) the free negotiation of energy, within the scope of the Wholesale Market of Electricity ("MAE"), to be created by a market agreement.

        The second phase of the reform redefined the sector's institutional model, mainly concerning the energy market, by setting forth as chief goals the need for the system's expansion while keeping tariffs low and competition present in power generation.

        The new institutional framework was established by Laws No. 10,848 and 10,847 of 2004 in an effort to restructure the electricity industry to better provide consumers with a secure electricity supply combined with low tariffs by expanding electricity generation and services.

        Law No. 10,848 created two co-existing energy markets: a regulated market, for the protection of customers, and a free market to encourage consumers which are able to buy directly from producers on a competitive basis ("free consumers"). Law No. 10,848 also created the Chamber of Electric Energy Trading ("CCEE") to manage the agreements for the purchase and sale of energy in the regulated contracting environment ("ACR") and the ascertainment and settlement of contractual differences in the free contracting environment ("ACL"). This law further authorized the creation of the Committee on the Monitoring of the Electricity Sector ("CMSE"), under the aegis of the government, to monitor the supply conditions of the electricity market and the advising of preventive actions for guaranteeing this supply.

        On May 28, 2009, Provisional Measure No. 450 of 2008 became Law No. 11,943, as amended, which authorizes the Federal Government to participate in the Guarantee Fund for Electric Energy Enterprises (Fundo de Garantia a Empreendimentos de Energia Elétrica). Such fund aims to provide financial guarantees proportional to the participation, direct or indirect, of federal or state companies of the electric industry in special purpose companies, created for the development of electric related projects of the Growth Acceleration Program (Programa de Aceleração do Crescimento — PAC).

        More recently, the government passed Provisional Measure No. 577 of 2012, which establishes specific rules for the termination of concessions in the event of bankruptcy or forfeiture and for intervention by the granting authority, acting through ANEEL, in the management of concessionaires in order to ensure the adequate rendering of services and compliance with contractual, regulatory and legal provisions. The goal of the Provisional Measure is to ensure the continuation of the service and its rules on administrative intervention are stricter than the ones of the Concessions' General Act.

        In addition, the government issued Provisional Measure No. 579 of 2012, which establishes that concession agreements expiring between 2015 and 2017 may be extended once, in 2013, thus before their expiration date, for a period of up to 30 years. This Provisional Measure came as a response of the government to the problem of the expiration of many concession agreements between 2015 and 2017. The concessionaires had until October 15, 2012 to express their interest in renewing their concessions. The deadline was later extended to December 4, 2012. Decree No. 7,805 of 2012, previously mentioned, regulates this Provisional Measure. This Provisional Measure has been in the center of heated debates among the many stakeholders. In general lines, the main issue lays in the fact that after the renewal, concessionaires will be remunerated only for the investment they make in the operation and maintenance of equipment, failing to receive higher revenues, which include the amortization of assets. The government will indemnify the concessionaires for these other costs, but the companies argue about what is to be considered in calculation of the indemnity amount. As a partial response to the problem, the government issued Provisional Measure No. 591 on November 29, 2012, establishing that assets belonging to transmission concessionaires prior to May 31, 2005 and which have not yet been fully amortized shall also be compensated. This Provisional Measure is no longer in force. However, this rule has been incorporated in Law No. 12,783 of 2013 and is still applicable.

        The above mentioned Provisional Measures were submitted to the Brazilian Congress, in accordance with the Federal Constitution, and have been converted into Law No. 12.767 on December 27, 2012 and into Law No. 12.783 on January 10, 2013.

The Transmission Sector

        The power transmission of electricity over long distances is undertaken through a basic power transmission network comprised of power transmission lines and respective substations with a tension equal or superior to 230kV. The objective of the basic power transmission network is to enable the integration between remote energy sources and load centers represented by terminal substations, so as to serve the distributors, or large clients directly. The power transmission lines in Brazil are generally extensive as the majority of the important hydroelectric plants are located away from the electricity consumers. Currently, Brazil is almost totally interconnected.

        The basic power transmission network is a large and complex system which allows the electrical integration between different water basins or between different regions of Brazil, thus enabling constant interchanges of energy with the aim of optimizing the operating costs of the generation matrix (operating with a complement of thermal energy), by replacing high-cost thermal generation with hydraulic generation.

        In addition, the basic power transmission network permits free access by the interested user agents, while its tariff, known as the TUST (Tarifa de Uso do Sistema de Transmissão), is fixed at differentiated values, depending on the point of the system accessed by the interested party.

        Although the vast majority of electricity power transmission takes place in Brazil through the basic power transmission network, there are some locations in the North Region of the country, such as Amazonas, Roraima, Amapá and some areas of Pará, which are not covered by such network. This area is served by an isolated system grid. Amazonas, Amapá, and part of the State of Pará are expected to leave the isolated system grid by the end of 2013, when the construction of transmission line Tucuruí-Macapá-Manaus shall be concluded. The isolated system grids must comply with several specific ANEEL Resolutions. Planning and monitoring of the systems' operation in the North Region is undertaken by the North Region's Operational Technical Group, created by Ordinance MINFRA No. 895 of 1990. Law No. 12,111 of 2009, regulated by Decree No. 7,246 of 2010, aims to encourage the competitiveness of power suppliers in the isolated systems and establishes the provisions for the interconnection of part of an isolated system to the SIN and determines quality and safety standards similar to those set forth in the SIN. It also redefines the distribution criteria of the CCC — the Fossil Fuel Compensation Account, created by Law No. 5,899 of 1973 — which is a fee paid by consumers of power distribution companies that operate in the ACR.

Brazilian Regulatory Authorities

  National Energy Policy Council — CNPE

        The CNPE, is a body created in August 1997 aimed at advising the Brazilian President with respect to the creation and development of a national energy policy. The Minister of Mines and Energy is the person responsible for the presidency of the CNPE. The majority of its members are ministers of the Brazilian government. The CNPE was created to optimize the use of Brazil's energy resources and to ensure the supply of energy to the country.

  Ministry of Mines and Energy — MME

        The MME is the primary authority of the Brazilian energy sector, having as its main role the definition of policies, guidelines and regulatory framework of the sector. Since the enactment of Law No. 10,848 of 2004, the Federal Government, through the MME, has taken over from ANEEL responsibilities such as the creation of regulations governing the granting of concessions and the definition of rules for public tender offers for concessions of public services and electric energy facilities.

  National Electric Energy Agency — ANEEL

        Based on the general policy established by the CNPE and MME, the Brazilian electricity sector is regulated by ANEEL, an independent federal regulatory agency. After the enactment of the Law No. 10,848 of 2004, ANEEL's primary responsibility is to regulate and monitor the electricity sector. ANEEL's current responsibilities include, among others, (i) managing concessions for electric energy generation, power transmission and distribution, including the approval of electricity tariffs, (ii) proposing and enacting regulations for the electricity sector, (iii) implementing and regulating the exploitation of various energy sources, including the use of hydroelectric energy, (iv) promoting public tender offers for the granting of new concessions, (v) settling administrative disputes between producers and purchasers of electricity and (vi) defining the criteria and methodology for the determination of power transmission and distribution tariffs.

  National Electric System Operator — ONS

        The ONS was created in 1998 as a non-profit private entity comprised of free consumers and players engaged in the generation, power transmission and distribution of electric energy, in addition to importers and exporters of electricity. The main role of the ONS is to coordinate and control the generation and power transmission operations in the SIN in accordance with ANEEL's regulation and supervision. The principal objectives and responsibilities of the ONS comprise, inter alia, (i) operational planning for the generation sector; (ii) organizing the use of the SIN and international interconnections; (iii) guaranteeing that all players of the sector have access to the power transmission network in a non-discriminatory manner; (iv) planning for the expansion of the electric energy system; (v) proposing plans to the MME for extensions of the basic grid; and (vi) proposing and submitting new rules for the operation of the power transmission system for ANEEL's approval.

  Electric Energy Trading Chamber — CCEE

        The CCEE was created by Law No. 10,848 of 2004 and established by Decree No. 5,177 of 2004 and took over the responsibilities previously performed by MAE (Wholesale Electricity Market) as well as its organizational and operational structures. The CCEE is responsible for, inter alia: (i) preparing and performing electricity auctions within the ACR by delegation of ANEEL; (ii) registering all the power purchase agreements in the ACR, Contratos de Comercialização de Energia no Ambiente Regulado ("CCEAR"); (iii) registering the agreements resulting from market adjustments and the volume of power contracted in the free market; and (iv) accounting for and clearing of short-term transactions.

  Energy Research Company — EPE

        The EPE was created by Law No. 10,847 of 2004 and established by Decree No. 5,184 of 2004. The main purpose of the EPE is to carry out studies and research in order to acquire and provide background information to Brazilian energy sector planning activities. Its primary responsibilities include, among others: (i) the performance of studies and projections with respect to the Brazilian energy matrix; (ii) the execution of research to support integrated planning of energy resources; (iii) the development of studies to support generation and power transmission expansion; (iv) the performance of feasibility studies for electricity generation, including both technical- economic and social-environmental aspects; and (v) the coordination of efforts to obtain pre-construction environmental licenses for hydro power plants and power transmission lines.

  Power Sector Monitoring Committee — CMSE

        The CMSE is an advisory board under direct coordination of the MME. Its primary objective is to monitor and evaluate the continuity of electricity supply and its safety throughout Brazil. Its main attributions include, among others, (i) monitoring the generation, power transmission, distribution, commercialization, import and export of electricity; and (ii) assessment of electricity supply and service conditions.

Concessions

        Companies or consortia that wish to build and operate electricity power transmission facilities pertaining to the basic network are deemed providers of a public utility and are thus eligible for concessions by ANEEL, acting as representative of the granting authority. In most cases, concessions are granted by public auctions where the concessionaire is the bidder that makes the bid with the lowest annual permitted revenue. The agreements define the regulatory regime under which the delivery of public services will be carried out, as set forth by the Concessions' General Act. The concession agreements grant rights to use certain electricity installations during a period of usually 30 years. An existing concession may be renewed at the granting authority's discretion, upon request of the concessionaire, with a 36 month prior notice to the original termination date of the concession agreement ANEEL shall reply to the request within 18 months prior to the expiration of the term of the concession agreement. In case of renewal of the agreements, the economic conditions of these agreements, including the annual permitted revenues, will be adjusted based on factors that maintain the economic and financial balance of the concession, including the amortization of the investments made by the concessionaires in the power transmission installations.

        The Concessions' General Act and the concession agreements establish, inter alia, the requirements that a concessionaire must comply with when providing electricity services, the rights of the consumers, as well as the obligations of the concessionaire and the granting authority. Furthermore, the concessionaire must comply with regulations governing the energy sector. The main provisions of both the Concessions' General Act and the concession agreements are summarized as follows:

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  Adequate Service:  The concessionaire must render adequate services in terms of regularity, continuity, efficiency, safety and accessibility;

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  Use of Land:  The concessionaire may use public land or request the granting authority to expropriate necessary private land for the benefit of the concessionaire. In this case, the concessionaire must compensate the affected private landowners;

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  Strict Liability:  The concessionaire is strictly liable for all damages arising from the provision of its services. See "— Penalties";

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  Changes in Controlling Interest:  The granting authority must approve any direct change in the concessionaire's controlling interest;

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  Intervention by the Granting Authority:  The granting authority, through ANEEL, may intervene in the concession, by means of an act, to ensure the adequate performance of services, as well as the full compliance with applicable contractual, regulatory and legal provisions. Within 30 days of the act date, ANEEL is required to begin an administrative proceeding to establish the causes and to determine liability, in which the concessionaire is entitled to contest the intervention. The shareholders of the concessionaire under intervention will have 60 (sixty) days from the act date to submit to ANEEL a recovery plan and correction of errors and transgressions which gave rise to intervention. During the term of the administrative proceeding, a person appointed by the granting authority (interventor) becomes responsible for carrying on the concession and the terms of office for officers and members of the supervisory board (Conselho Fiscal) shall be suspended during the intervention. The interventor will be paid with funds from the concessionaire. The intervention term shall be up to one year, renewable at the discretion of ANEEL;

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  Early Termination of the Concession:  The termination of the concession agreement may be accelerated by means of expropriation and/or forfeiture. Expropriation results in the early termination of a concession due to the public interest, which must be expressly declared by law. Forfeiture must be declared by the granting authority after the issuance of a final administrative ruling by ANEEL or the MME attesting that the concessionaire, among others: (i) has failed to render adequate service or to comply with applicable law or regulation; (ii) no longer has the technical, financial or economic capacity to provide adequate service; or (iii) has not complied with penalties assessed by the granting authority. The concessionaire may contest any expropriation or forfeiture in the court. The concessionaire is entitled to indemnification for its investments in expropriated assets that have not been fully amortized or depreciated, after the deduction of any amount that must be paid by the concessionaire as penalty;

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  Expiration:  When the concession expires, all assets, rights and privileges that are materially related to the rendering of the electricity services revert to the Brazilian government. Following the expiration, the concessionaire is entitled to indemnification for its investments in assets that have not been fully amortized or depreciated as of the expiration date;

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  Remuneration:  Power transmission concessionaires are remunerated on the basis of compensation authorized under the concession agreement, which is the annual permitted revenues (Receita Anual Permitida) ("RAP"). Rather than relating to the volume of electricity transmitted, these payments are set by the granting authority upon the granting of each concession. Under the relevant power transmission services agreement ("CPST") and based on the annual permitted revenues, ONS is responsible for calculating the amounts owed to power transmission concessionaires on a monthly basis. Based on this calculation, and depending on the agreements executed individually with ONS, power transmission system users make direct monthly payments to the concessionaires;

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  Revisions Under Concessions' General Act and the concession agreements:  There are both annual revisions — related to investments in power transmission grids and substations previously agreed upon with the granting authority, and special revisions — related to changes in the tax regime, regulatory tariffs, compensation for certain investments made by the concessionaires for which prior approval by ANEEL is not legally required, or other unforeseen events that, at the discretion of the granting authority, affect the economic and financial balance of the concession agreement. Depending on the nature of the event, the granting authority may conduct a revision unilaterally or at the request of the interested concessionaire; and

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  Affordable Pricing:  Client's right to obtain the rendering of the electricity services continuously and with maximum efficiency for the lowest possible price.

        Under the power transmission service agreements and under the concession agreements, the reduction of the revenues can occur based on the following terms:

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  by a variable amount equivalent to a maximum of 12.5% of the RAP amount, in the event of an operating unavailability of the grid and substations of a power transmission concessionaire;

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  if the operating unavailability occurs following a reduction at the maximum percentage of 12.5%, ONS may charge an additional penalty equivalent to a maximum of 2% of the RAP amount for the preceding 12 month period. This penalty applies to each event of unavailability, without limitation, the CPST also provides that the variable reduction and the additional penalty will not apply in the event of unavailability in the first six months of operations of new power transmission facilities;

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  the variable reduction and the additional penalty shall similarly not be applied to events of operating unavailability resulting from force majeure, interruptions authorized or requested by the granting authority or events of unavailability as a result of the inefficiency of ONS or of any other concessionaire; or

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  if the unavailability continues for more than 30 consecutive days, the granting authority may initiate legal proceedings to terminate the concession.

        ANEEL may also reduce the annual permitted revenues at any time if the concessionaire starts receiving revenues from other activities.

Regulation of Electricity Utilities — Transmission

  The governmental or administrative authorizations required to construct and operate power transmission networks

        Before the auction for the concession of power transmission lines, the environmental impact assessment and environmental impact reports shall be conducted and must be approved by the proper environmental agency. After the auction, the concession is granted by a presidential decree, followed by the execution of the concession agreement, which is registered and filed with ANEEL. Next, the concessionaire should apply for ANEEL's approval of the Basic Project for Power Transmission Facilities relating to the concession. The previous license (licença prévia), which is the first environmental permit that allows the development of the environmental studies, and the installation license (licença de instalação), which is the permit that authorizes the construction of the project, should be obtained at different stages from the environmental agencies. The Declaration of Public Interest from ANEEL, the operating license (licença de operação) issued by the environmental agency, as well as the release certificate issued by the ONS are also required.

  The Requirements that Must be Met to Obtain Access to such Public Service

        The regulation in force sets forth that the contracting of power transmission services should be executed through CPSTs, agreements for power transmission system use ("CUSTs"), connection agreements and supplementary services agreements. CPSTs are executed between the ONS, the concessionaires of the public utility for electricity power transmission and the owners of the power transmission assets. The CUSTs are executed among the ONS, the power transmission concessionaires represented by the ONS and the users of the basic power transmission network. The latter may be: (i) agents holding a concession or permission for providing the public delivery of power distribution; (ii) power generation agents directly connected to the basic grid or not connected to the basic grid but operating centrally, whether concessionaires or authorized companies; (iii) consumers connected to the basic grid; and (iv) importers and exporters of electricity directly connected to the basic grid.

        There are three types of connection agreements: agreements for a power transmission system connection ("CCTs"), agreements for facilities' sharing and agreements for power transmission system connection compliance ("CCT-TAs"). These agreements are executed between the power transmission concessionaires and the connecting agents, while the ONS is an interested third- party to such agreements.

        There is also the Guarantee Agreement (Contrato de Constituição de Garantia), which is an agreement between ONS acting on its own behalf and on behalf of representatives of power transmission concessionaires and the custodian bank which provides ONS with access to funds available in user-designated bank accounts in the event the latter fails to satisfy payments owed to the power transmission concessionaires and to ONS provided for in the corresponding CUST.

  Governmental Incentives to Encourage Expansion of the Power Transmission Grid

        There are special credit lines available to entrepreneurs from the National Bank for Economic and Social Development (Banco Nacional de Desenvolvimento Econômico e Social — BNDES). Also, Law No. 11,488 of 2007, as amended, created the Special Incentive Regimen for the Development of Infrastructure (Regime Especial de Incentivos para o Desenvolvimento da Infra-Estrutura — REIDI), which is a general tax incentive to infrastructure projects, directly applies to the expansion of the power transmission grids.

        A recent innovation regarding the granting of the REIDI was established through ANEEL?s Decree No. 274/2013, which stipulated all the data that must be included in the application for its proper approval, which includes, among other requirements, the description of the project, technical and legal information, and the perspective of investment in equipment, materials and machines. All these data must be filled into a specific petition and sent to ANEEL.

  The Rates and Terms for the Provision of Power Transmission Services

        Power Transmission companies are remunerated through the RAP, regardless of the use of their facilities, which is available to ONS and users. This income results from the tariff for the use of the TUST.

  Charges and Tariffs Owed by Power Transmission Concessionaires

        The Electricity Services Inspection Fee (Taxa de Fiscalização de Serviços de Energia — TFSEE), was created by Law No. 9,427, as amended, and regulated by Decree No. 2,410. TFSEE is an annual fee payable directly to ANEEL in 12 monthly payments, and is calculated based on the type of service rendered and in proportion to the size of the concession. It is equivalent to 0.5% of the annual economic benefit earned by the concessionaire. Electricity power transmission concessionaires also must invest each year a minimum of 1% of their net operating revenues in electricity research and development.

  Penalties

        The regulation issued by ANEEL governs the imposition of sanctions against the participants of the energy sector and classifies the appropriate penalties based on the nature and importance of the breach (including warnings, fines, temporary suspension from the right to participate in public auctions for new concessions, licenses or authorizations and forfeiture). For each breach, the fine may be up to 2% of the concessionaire revenues (net of value-added tax and services tax) in the 12 months period preceding any assessment notice. In addition, electricity generation, distribution and power transmission concessionaires are strictly liable for any direct or consequential damages caused to third parties as a result of inappropriate provision of electricity services at their facilities. In case ONS is incapable of determining liability for the damages to a particular concessionaire, permissionaire or authorized agent, or if the damages are caused by ONS, liability is proportionately allocated to the power transmission, distribution and generation agents in accordance with the voting rights of each category under the ONS bylaws.

  Reinforcements and Improvements

        The granting authority may unilaterally amend the concession agreements, including in the event of alterations to the project or previously unforeseen specifications (such as power transmission reinforcements and improvements). A concessionaire is entitled to the economic and financial balance of the concession agreement and, therefore, receives additional revenues by way of amortization of its investments in the implementation of these reinforcements or improvements.

        Until May 2005, a concessionaire's obligation to implement reinforcements was subject to specific prior authorization from ANEEL, which would then set the corresponding additional revenues. Improvements would not require prior authorization or additional revenues. The then existing regulation, however, failed to clearly define reinforcement and improvement. Thus, on May 23, 2005, ANEEL issued Resolution No. 158, distinguishing the projects and installations that would be considered as reinforcements and those deemed to be classified as improvements. In July 2011, Resolution No. 158 was replaced by Resolution No. 443.

        Improvements are the installation, replacement or remodeling of equipment in order to ensure regular, continued, safe and updated electricity power transmission services, pursuant to the relevant concession agreement and network procedures. The costs incurred from improvements will not be taken into account in subsequent revisions of the annual permitted revenues. Nonetheless, the concessionaire can claim for the reestablishment of economic and financial balance of the concession.

        Reinforcements are the implementation of new power transmission facilities, or replacement or adjustment of existing facilities, as recommended in previously approved plans for the expansion of the power transmission system. They are subject to prior authorization by ANEEL and are intended to increase the power transmission capacity or the reliability of the SIN, or also to implement a physical alteration of the configuration of the electric grid or of a given facility. Through ANEEL Resolution No. 443, certain types of reinforcements may be implemented by power transmission concessionaires directly, without prior authorization by ANEEL, provided that they are the result of a request by ONS with a view to expanding power transmission capacity or the reliability of the SIN. In this case, however, ANEEL will not have previously established the additional revenues to which the concessionaire would be entitled for the reinforcement. These revenues, therefore, are calculated based on the special and included in the annual revision of the RAP. In addition, Resolution No. 443 does not assure that all costs incurred by the concessionaire for the investments in reinforcements will be taken into account for establishing the relevant RAP.

        Finally, concessionaires that are not subject to periodic revision of the RAP could be compelled to make investments within the scope of expansion plans or at the request of ONS, which would not require prior approval by ANEEL and, consequently, are not included in the prior definition of RAP. In such event, pursuant to Resolution No. 443, concessionaires will be entitled to apply for acknowledgement of the investments by means of a special revision of the RAP pursuant to a procedure and parameters not clearly defined by ANEEL, including time periods. The lack of a clear definition could result in mismatched investment disbursements and RAP payments. However, additional fixed revenues from revisions will be retroacted until the reinforcement operations begin.

Bioenergy Regulatory Framework

  The Requirements to Produce Energy from Alternative Sources — Especially Biomass

        Pursuant to Law No. 9,074 of 1995, Decree No. 2,003 of 1996 and ANEEL Resolution No. 390 of 2009, a company or a consortium that is interested in producing and trading electric energy in an amount superior to 5 MW from biomass sources — such as bagasse of sugar cane — shall request to ANEEL an authorization to be an Independent Power Producer (an "IPP").

        The interested company shall submit to ANEEL a request and fulfill certain requirements, such as evidence of compliance with tax, social security, FGTS (employee's dismissal fund), and local, state and federal obligations.

        Upon accomplishment of the requirements, ANEEL first issues an order, which allows the interested company to: (i) have access to consult the concessionaries and distributors of energy and also the Electric System National Operator ("ONS"); (ii) obtain the environmental license and authorizations from other federal, state or local public authorities; and also (iii) initiate all measures regarding the construction or expansion of the power plant, at its own risk.

        Following the issuance of the corresponding order and upon accomplishment of other requirements, ANEEL examines: (i) the availability of the fuel, when applicable; (ii) installed capacity to be granted by the plant; and (iii) access to the transmission and distribution grids. ANEEL also verifies the historical record of the company and its economic group and the existence of any prior penalties. Once the prerequisites are accomplished, ANEEL grants an authorization and the corresponding IPP is then allowed to trade the energy produced at its own risk.

        The authorized company shall keep in its files and at ANEEL's disposal: (i) the environmental impact assessment and environmental impact report or related reports and studies; (ii) project documents; and (iii) commissioned studies and reports.

  Access to the Transmission and Distribution Systems

        According to the above-mentioned legislation, an IPP has the right to access the power transmission and distribution grids, connecting its system, through payment of the power transmission and distribution tariffs, calculated on the basis of the criteria established by ANEEL (the "TUST" and the "TUSD", respectively).

        For this purpose, the corresponding IPP executes agreements for the use of the power transmission and distribution systems (the "CUSTs" and the "CUSDs", respectively) and agreements for the connection to the power transmission and distribution systems (the "CCT" and "CCD", respectively). According to ONS procedures, certain of our project companies have been exempted from executing the "CUSTs".

  The Purchase and Sale of Energy from Biomass Sources

        The energy from alternative sources can be traded not only in the regulated contracting environment (the "ACR") but also in the free contracting environment (the "ACL") where the clauses and price are freely negotiated by the parties, by the execution of power purchase agreements of alternative energy (the "CCEI").

        In the ACL, an IPP with an installed power of up to 30 MW can sell energy from biomass sources (and other renewable sources as well) to: (i) other generation agents; and (ii) consumers able to buy directly from the generators on a competitive basis ("Free Consumers") or small consumers, usually with a small business, with an installed load of between 500 kW and 3 MW ("Special Consumers").

        In the ACR, the trade of energy is preceded by a public auction, where the price and conditions of the power purchase agreements are previously established by ANEEL.

        In this regard, we have participated in two public auctions for the purchase of energy from biomass sources in June 2007 and August 2008.

  Governmental Incentives

        The enactment of Law No. 10,438 of 2002, as amended, led to the development of a policy fostering alternative energy sources and also to co-generation, which formulated several strategies.

        One of them is the reduction of the TUST or TUSD, as applicable, to plants with an installed power of up to 30 MW, on a percentage not inferior to 50%.

        Another initiative in this area is the Program for Fostering Alternative Sources of Electricity ("PROINFA"), whereby Electrobras undertakes to purchase energy generated from wind power, small hydroelectric power plants and biomass projects in the SIN. The cost of energy supplied is divided among the final consumers supplied through the SIN, pursuant to the conditions set forth in law and its regulation. BNDES has opened a credit line for investments in PROINFA projects. The same law created the Energy Development Account, the funds of which may be used for the payment of the difference between the 'economic value corresponding to the specific technology of each source' and the 'value corresponding to the generation of competitive energy' from plants that do not take part in PROINFA.

        Another advantage is the shortening of the grace period for Free Consumers to buy energy from small hydroelectric power plants, wind, solar, and biomass power plants.

        In the isolated systems, Law No. 9,648 of 1998, as amended by Law No. 10,438 of 2002, establishes, as incentives for the use of renewable alternative energy sources to replace the oil-based thermoelectric generation, benefits in the sharing of the amounts deposited in the Fuel Consumption Account ("CCC").

        Furthermore, pursuant to Law No. 11,097 of 2005, as amended, which introduced biodiesel into the Brazilian energy matrix, the minimum percentage required for the addition of biodiesel to diesel oil sold in the country is 5%. This percentage must be achieved within eight years after the publication of the above mentioned law.

  Tax Incentives

        Law No. 11,488 of 2007 establishes a special tax regime related to the improvement of Brazilian infrastructure (REIDI) and an IPP can benefit from such special regime during the installation of its plant.

  Ethanol

        Mainly derived from sugarcane, Brazilian ethanol has been commercially produced for more than 70 years, when its addition to gasoline became compulsory. The current legal percentage of ethanol to this blend is 25%.

        There are favorable tax treatments to ethanol transactions available under the following taxes: Contribution for the Financing of Social Security ("COFINS"), Social Integration Program ("PIS"), the Manufactured Goods Tax ("IPI"), the State VAT ("ICMS"), Contribution for Intervention in Economic Domain ("CIDE") and the Import Duty.

        According to Law No. 10,833 of 2003, COFINS will not be levied on export transactions. The same rule applies to PIS, in accordance with Law No. 10,637 of 2002, as amended.

        Export transactions are also exempt from IPI in accordance with Decree No. 7,212 of 2010 and ICMS in the state of São Paulo, as established by Item V of Article 7 of Book 1 of São Paulo Estate Decree No. 45,490 of 2000.

        In São Paulo State, the ICMS rate levied on internal transactions with mineral diesel is 12% as stated by Item VI, of Article 54, of São Paulo Estate Decree No. 45,490 of 2000.

        The CIDE Contribution rate levied on import and commercial transactions is reduced to zero as determined by Decree No. 5,060 of 2004.

        The import tax rate levied on ethanol import transactions is set at 20%. However, in April 2010 the Foreign Trade Chamber ("CAMEX"), of the Ministry of Development, Industry and Foreign Trade enacted the CAMEX Regulation No. 21 of 2010 reducing this rate to zero.

  Biodiesel

        As mentioned above, in January 2005 the Brazilian government enacted Law No. 11,097, later amended, to insert biodiesel on the list of the Brazilian energy matrix. The idea behind the National Biodiesel Production and Use Program, launched in 2004, was to gradually replace the use of petroleum-based fuels with clean and renewable fuels.

        To achieve this, it has been mandatory since January 2008 to add a minimum percentage of biodiesel to mineral diesel sold to end consumers nationwide. This percentage is now set at the 5% level.

        The Decree No. 5,297 of 2004 establishes reducing coefficients to PIS and COFINS Contributions according to the nature of the raw material, producer and region of production.

        As stated by Decree No. 6,006 of 2006, the IPI rate levied on transactions with biodiesel under the Standard Classification of Goods No. 3824.90.29 is reduced to zero. (It is important to note that the Brazilian government can increase this rate without enacting a specific law, due to the lawfulness principle). This Decree was later revoked and replaced by Decree No. 7,660 of 2011 and the IPI rate is now set at 10%.

        Like ethanol, there are no taxes levied on export transactions.

        ICMS Covenant No. 113 of 2006 (amended by ICMS Covenant No. 27 of 2011) reduces the ICMS rate levied on interstate transactions with biodiesel resulting from the industrialization of grains, suet, seeds and palm.

  Abengoa Bioenergia Agroindústria Ltda.

        Abengoa Bioenergia Agroindústria Ltda. is a Group Company duly authorized by ANEEL as an IPP to produce energy from bagasse of sugarcane in two thermoelectric power plants (UTE São Luíz and UTE São João) located in the State of São Paulo.

        ANEEL issued Resolution No. 284 on July 6, 2004 in favor of Dedini S.A. Indústria e Comércio to explore the UTE São Luiz with installed capacity of 40,000 KW; such capacity was increased to 70,400 KW pursuant to Resolution No. 836 on March 6, 2007. After some corporate operations, the rights and duties set forth in such resolution were assigned to Abengoa Bioenergia Agroindustria Ltda. through ANEEL Resolution No. 2,431 of 2010.

        Regarding the UTE São João, with an installed capacity of 70,000 KW, ANEEL issued Resolution No. 279 of 2004 in favor of Dedini Açúcar e Álcool Ltda., and also upon certain corporate transactions, the corresponding rights and obligations set forth in this resolution were assigned to Abengoa Bioenergia Agroindustria Ltda. through ANEEL (Resolution No. 2,433 of 2010).

MANAGEMENT

Board of Directors of Abengoa, S.A.

        The Board of Directors of Abengoa comprises the following 15 members:

Name	Position	Date of Appointment	Age
Felipe Benjumea Llorente	Executive Chairman	06/25/1983	55
José B. Terceiro(1)	Executive Vice-Chairman Lead Director	04/15/2007	69
Manuel Sánchez Ortega	Chief Executive Officer	10/25/2010	50
José Joaquín Abaurre Llorente(2)	Director	06/25/1988	62
José Luis Aya Abaurre(2)	Director	06/25/1983	65
José Borrell Fontellés(3)	Director	07/27/2009	66
María Teresa Benjumea Llorente(2)	Director	04/15/2007	64
Javier Benjumea Llorente(2)	Director	06/25/1983	60
Mercedes Gracia Díez(3)	Director	12/12/2005	56
Ricardo Martínez Rico(3)	Director	10/25/2011	48
Claudi Santiago Ponsa(4)	Director	02/23/2012	56
Ignacio Solís Guardiola(2)	Director	04/15/2007	62
Fernando Solís Martínez-Campos(2)	Director	04/15/2007	57
Carlos Sundheim Losada(2)	Director	04/15/2007	62
Alicia Velarde Valiente(3)	Director	04/06/2008	49

(1)
Representative of Aplicaciones Digitales, S.L.

(2)
Director represents or was proposed to be appointed Director by Inversión Corporativa IC, S.A.

(3)
Independent director.

(4)
Director represents or was proposed to be appointed Director by First Reserve.

        The business address of the members of the Board of Directors of Abengoa is Campus Palmas Altas, calle Energía Solar 1, 41014 Seville, Spain.

        Felipe Benjumea Llorente, Javier Benjumea Llorente and María Teresa Benjumea Llorente are siblings. José Joaquín Abaurre Llorente and José Luis Aya Abaurre are cousins. José Joaquín Abaurre Llorente is the cousin of Felipe Benjumea Llorente, Javier Benjumea Llorente and María Teresa Benjumea Llorente. Ignacio Solís Guardiola and Fernando Solís Martínez-Campos are cousins.

        There are no potential conflicts of interest between the private interests or other duties of the members of the Board of Directors listed above and their duties to Abengoa.

        The following is the biographical information of members of our Board of Directors.

Felipe Benjumea Llorente

        Mr. Benjumea Llorente obtained a Degree in Law at the Universidad de Deusto.

        He joined Abengoa in 1983 as a member of the Board of Directors, and in 1989 he was appointed Managing Director. He has been the CEO of Abengoa and Chairman of the Board of Directors since 1991. Since 2002, he has been the Chairman of the Focus-Abengoa Foundation.

        He is also Chairman of Inversión Corporativa IC, S.A. since July 2008, the University Cooporation Society of Loyola Andalucía and the Technology and Science Advisory Board of the Spanish Ministry of Education and Science. He is also a member of the Boards of Directors of the U.S. – Spain Council, Council of the Universidad Pontificia de Salamanca, Loyola Andalucía University Foundation, the Sacred Family of Vocational Schools Foundation and the Confederación Española de Directivos y Ejecutivos.

        He has been a member of the Boards of Directors of Sociedad General de Cablevisión (1993-1996), La Papelera Española (1987-1995), Thyssen Industrie (1989-1993), Hispano Inmobiliaria de Gestión (1989-1998), Banco Santander Central Hispano (1990-2002), Iberia Líneas Aéreas de España (2007-2010), the Operating Company of the Spanish Electricity Market ("OMEL") (1998-2011), Garanair (2011) and Iberia, LAE, Sociedad Anonima Operadora (2011-2012).

José B. Terceiro

        Mr. Terceiro is a Professor of Applied Economics at the University of Madrid. Mr. Terceiro also serves as Executive Vice Chairman of Abengoa, S.A. representing Aplicaciones Digitales, S.L. He has been on our Board since April 4, 2007. He is also a member of the Audit Committee and the Appointments and Remuneration Committee. He serves as a member of the Board of Directors of Bioetanol Galicia, S.A., representing Aplicaciones Digitales SL. He has served as a member of the Boards of Directors of Grupo Prisa, Iberia Líneas Aéreas de España and Corporación Caixa Galicia. He has been Subsecretary of the Spanish Cabinet Office (1981-1982).

Manuel Sánchez Ortega

        Mr. Sánchez holds a degree in Industrial Electrical Engineering from the ICAI in Madrid and has a master's degree in Business Administration from the Instituto Panamericano de Alta Dirección de Empresas (IPADE), Mexico. Mr. Sánchez joined our Information Technologies business in 1989 as a software engineer. He later went on to perform duties as project director and sales director within our Information Technologies business. In 1995, he was named Executive Vice President in Mexico, where he lived for five years. In 2000, upon his return to Spain, he was named Executive Vice President of the Energy and Environment subsidiary of our Information Technologies business. In 2001 Mr. Sánchez was named general manager of our Information Technologies business, of which he was appointed the Chief Executive Officer in 2002 and Chairman in 2004, serving in that capacity until he was appointed as Chief Executive Officer of Abengoa. He has been a member of Bioenergy's Board of Directors since 2007. Since October 25, 2010, Mr. Sánchez has served as Abengoa's Chief Executive Officer.

José Joaquín Abaurre Llorente

        Mr. Abaurre serves as a member of the Board of Directors of Abengoa. He has held this post since June 25, 1988. He is also a member of the Audit Committee. Mr. Abaurre Llorente is an expert in audiovisual activities.

José Luis Aya Abaurre

        Mr. Aya serves as a member of the Board of Directors of Abengoa. He has held this post since June 25, 1983. He also is a member of the Appointments and Remuneration Committee. Moreover, he serves as a member of the Board of Directors of Inversión Corporativa IC, S.A. Mr. Aya Abaurre trained as a Technical Agricultural Engineer.

José Borrell Fontellés

        Mr. Borrell is Professor of Introduction to Economic Analysis at Madrid's Universidad Complutense and Chairman of the European University Institute in Florence. He studied aeronautic engineering at the Universidad Politécnica in Madrid, and also holds a doctorate in Economic Sciences, a master's degree in Operations Research from Stanford University and a master's degree from Paris' Institut Français du Pétrole. He worked as an engineer at Compañía Española de Petróleos (1972-1981), and, between 1982 and 1996, he served successively as Spanish Secretary General for Budget, Secretary of State for Finance and Minister for Public Works, Telecommunications, Transport and the Environment. He was President of the European Parliament for the first half of the 2004-2009 legislative term and President of the Development Assistance

Committee for the second. Mr. Borrell was appointed chairman of the Appointments and Remuneration Committee on July 23, 2012.

María Teresa Benjumea Llorente

        Ms. Benjumea serves as a member of the Board of Directors of Abengoa. She has held this position since April 14, 2007. She developed her professional experience in the sector of decoration.

Javier Benjumea Llorente

        Mr. Benjumea graduated with a degree in Business Administration and also earned a master's in Senior Company Management. He joined Abengoa in 1980 as Deputy Chairman. In 1986, he was appointed Managing Director and was Co-Chairman from 1995 to 2007. He is also a director of Inversión Corporativa IC, S.A., Vice-Chairman of Sevillana-Endesa and a member of the Board of Directors of, among others, Telefónica de Argentina, S.A., the newspaper ABC, Estudios de Política Exterior, S.A., and the Association for Managerial Progress. He is also Chairman of the Board of Trustees of the Sagrada Familia Professional Schools Foundation. Additionally, he has served as a member of the Board of Trustees of the Focus-Abengoa Foundation, a member of the Governing Body and the Board of Trustees of the Comillas-ICAI University Foundation, Permanent Academician of the Andalusian Academy of Social Sciences and the Environment, a member of the Board of Trustees of the Royal Palace of Seville and of the Andalusian Association of Foundations, and a member of the Board of Trustees of the Forja XXI Foundation.

Mercedes Gracia Díez

        Ms. Gracia is a Professor of Econometrics at Madrid's Universidad Complutense and at Centro Universitario de Estudios Financieros. She serves as an Independent Director of the Board of Directors of Abengoa. She is the chairman of the Audit Committee and a member of the Appointments and Remuneration Committee. Her academic papers have been published in the Journal of Business and Economic Statistics, Review of Labor Economics and Industrial Relations, Applied Economics and the Journal of Systems and Information Technology. She also served as Director of Balance Sheet Management at Caja Madrid (1996-1999). Additionally, she served as Head of the Economics and Law Division of the Agencia Nacional de Evaluación y Prospectiva.

Ricardo Martínez Rico

        Mr. Martínez Rico studied at the Universidad de Zaragoza, obtaining a first class bachelor's degree in Business Administration. He joined Abengoa on October 24, 2011 as a director. He is the founding partner and current president and chief executive officer of Equipo Económico, a Madrid based consulting firm. In addition, Mr. Martínez-Rico is a member of the advisory board to the President of the U.S. Chamber of Commerce of the United States. Previously he was head of Spain's Economic and Commercial Office in Washington, D.C. (2006) and in 2003 he was appointed Deputy Finance Minister of the Spanish government (2003-2004). Mr. Martínez-Rico was also Spain's spokesman on the European Budgetary Council and European Council for Regional Policy.

Claudi Santiago Ponsa

        Mr. Santiago Ponsa studied at Georgetown University and he also earned a master's degree in Computer Science from the Universitat Autònoma de Barcelona as well as completing further postgraduate studies at INSEAD in France. He previously spent 31 years with General Electric (1980 to 2011), serving as President and Chief Executive Officer of GE Oil & Gas from 1999 to 2011. He has been a member of the Board of Directors of Abengoa since February 23, 2012.

Ignacio Solís Guardiola

        Mr. Solís graduated from the Universidad de Seville with a specialty in private law. He currently serves as a Regional Director for private banking of Lloyds Bank, which he joined in 1989. He has been a member of the Board of Directors of Abengoa since 2007.

Fernando Solís Martínez-Campos

        Mr. Solís is a law graduate with postgraduate studies at the Instituto de Empresa, Spain, the University of Colorado and Harvard University. He is currently a member of the Boards of Directors of Concesur and Cabimar. He has been a member of the Board of Directors of Abengoa since 2007.

Carlos Sundheim Losada

        Mr. Sundheim holds a degree in Industrial Engineering from the Escuela Técnica Superior de Ingenieros in Seville. He has been employed at different departments of Banco Urquijo-Hispano Americano LMTD, London, and as manager of production and maintenance of Minas de Herrerías, S.A., Huelva, commercial deputy director in export of Rio Tinto Minera, S.A., Madrid, manager of Algebra, S.L., Seville and general manager of Abecomsa, S.A., Seville.

Alicia Velarde Valiente

        Ms. Velarde graduated magna cum laude from the Instituto Católico de Enseñanza, Colegio Pablo VI. She also holds a degree in Law from the Universidad San Pablo. In 1990, Ms. Velarde passed the notary examination and became a notary public. During the 1994-1995 academic year she taught civil law at the Universidad Francisco de Vitoria, where she remained until 1999. She is still affiliated with this university, where, from 1999, she teaches canon law.

Senior Management of Abengoa, S.A.

        The senior management of Abengoa is made up of the following members:

Name	Position
Felipe Benjumea Llorente	Executive Chairman
José B. Terceiro(1)	Executive Vice-Chairman
Manuel Sánchez Ortega	Chief Executive Officer
Bárbara Zubiría Furest	Co-Chief Financial Officer, Capital Markets and Investor Relations
Jesús García-Quilez Gómez	Co-Chief Financial Officer, Financial Markets
Javier Garoz Neira	Biofuels Executive Vice President
Alfonso González Domínguez	Engineering and Construction (Transmission & Cogeneration) Executive Vice President
Santiago Seage Medela	Solar Executive Vice President
Carlos Cosín Fernández	Water Executive Vice President
José Domínguez Abascal	Technical General Secretary
Álvaro Polo Guerrero	Human Resources Director
Luis Fernández Mateo	Director of Organization, Quality and Budgets
Juan Carlos Jiménez Lora	Director of Planning and Control
Germán Bejarano García	Assistant Chief Executive Officer and International Institutional Relations Director
Fernando Martínez Salcedo	General Secretary for Sustainability
Miguel Ángel Jiménez-Velasco Mazarío	General Secretary
José Fernando Cerro Redondo	Head of Legal Services
Luis Enrique Pizarro Maqueda	Chief Audit Officer
José Marcos Romero	Appointments and Remuneration Officer
Enrique Borrajo Lovera	Consolidation Officer
Izaskun Artucha Corta	Strategy Development Officer

(1)
Representative of Aplicaciones Digitales, S.L.

        The business address of the members of the senior management of Abengoa is Campus Palmas Altas, calle Energía Solar 1, 41014 Seville, Spain.

        There are no potential conflicts of interest between the private interests or other duties of the members of the senior management of Abengoa listed above and their duties to Abengoa. There is no family relationship between any of the Company's directors and members of our senior management.

        Below are the biographies of those members of the senior management of Abengoa which do not also serve on our Board of Directors.

Bárbara Zubiría Furest

        Ms. Zubiría Furest has been the Co-Chief Financial Officer, Capital Markets and Investor Relations of Abengoa since May 2013. From December 2010 to May 2013, she was the Director of Investor Relations and Reporting. Prior to that, she was Chief Accounting Officer (Principal Financial and Accounting Officer) and Head of Investor Relations at Telvent, where she was Chief Financial Reporting Officer from October 2006, Head of Investor Relations from March 2008 and Chief Accounting Officer from November 2008. From April 2005 to October 2006, Ms. Zubiria served as Telvent's Chief Audit Officer. Before joining Telvent in 2005, Ms. Zubiría worked as a manager in the Global Offering Services (GOS) group of Deloitte & Touche in Madrid, Spain, focusing on U.S. and international reporting and SEC compliance. She also worked as a financial auditor for 3 years, both for Arthur Andersen in Miami, Florida and then in Madrid, and for KPMG in Miami. Ms. Zubiría earned a Bachelor of Business Administration, cum laude, with a specialty in accounting, and a

Master of Science (Accounting and Auditing) from Florida International University (FIU) in Miami, Florida. She is licensed as a Certified Public Accountant (CPA) by the State of Florida. She also completed an Executive Management Development program from IESE Business School, Spain.

Jesús Angel García-Quilez Gómez

        Mr. García-Quílez Gómez has been the Co-Chief Financial Officer, Financial Markets of Abengoa since May 2013. He previously served in the Control, Treasury and Financial Departments, and as Head of Corporate Finance since 2002. He holds a degree in Business Administration from Seville University and an Executive MBA from San Telmo Business School.

Javier Garoz Neira

        Mr. Garoz is currently the Biofuels Executive Vice President. Since he joined Abengoa back in 2000 and prior to the sale of Telvent, he served in a number of positions within Telvent, the latest as its Chief Operating Officer and Head of Strategy. He also served as Abengoa's Strategy Development Officer. During his career, he has developed a broad managerial experience in numerous positions within several companies. He holds a degree in Business Administration with a specialization in Marketing and Business Development and a master in B.A. from the IESE Business School.

Alfonso González Domínguez

        Mr. González has been Engineering and Construction (Transmission and Cogeneration) Executive Vice President since 2006. He joined Abengoa in 1990. Since then, he has held several management positions, including Managing Director of Sainsel and Divisional Manager of Water within our environmental services sector. He was also the Managing Director of Inabensa and the director of our engineering activities. Previously, he worked for five years as Project Engineer in different Spanish nuclear plants and for five years as Program CN234 Director for Construcciones Aeronáuticas S.A., a company subsequently acquired by Airbus Military Company S.A.S.

Santiago Seage Medela

        Mr. Seage has been the Solar Executive Vice President since 2006. Previously, he had been responsible for Abengoa's Strategy and Corporate Development. Before joining Abengoa, he was a partner with McKinsey & Company. He holds a degree in Business Management from ICADE University in Madrid.

Carlos Cosín Fernández

        Mr. Cosín is currently the Water Executive Vice President of Abengoa, since December 2011. He has been working for Abengoa since 2005, first as International Division Manager in Abeinsa Infraestructuras de Medio Ambiente, S.A., and since beginning of 2011, as the head of the Water business area. He has been in charge of developing water activities worldwide under EPC or BOOT models. Before that, he held several high level positions in Veolia or USfilter, among which stands out the ownership of his private company. He holds a degree in Engineering from the Universidad Politécnica de Madrid.

José Domínguez Abascal

        Prof. Domínguez has been the Technical General Secretary of Abengoa since 2008. Previously, he was the General Secretary of Universities, Investigation and Technology of the Junta de Andalucía (2004 to 2008). Prof. Domínguez has been Professor of engineering at the Universidad de Las Palmas de Gran Canarias and Universidad de Sevilla. He holds a doctorate in Industrial Engineering from the Universidad de Sevilla.

Álvaro Polo Guerrero

        Mr. Polo has been the Human Resources Director of Abengoa since 2000. He holds a degree in Law from the Universidad de Sevilla, a master's degree in general management from the IESE Business School at the Universidad de Navarra, and a certificate in Executive Human Resources Education from the University of Michigan Ross School of Business.

Luis Fernández Mateo

        Mr. Mateo has been Director of Organization, Quality and Budgets since 2007. He holds a degree in Economic Sciences and Business from Universidad Pontificia Comillas and also obtained a degree in Business Administration from the Instituto de Estudios Superiores de la Empresa.

Juan Carlos Jiménez Lora

        Mr. Jiménez has been the Planning and Control Director of Abengoa since 2011. From 1996 to 2010 he was Head of Investor Relations. Previously, he served as the Group Financial Controller for five years. He holds a degree in Business Administration.

Germán Bejarano García

        Mr. Bejarano García has been Chairman's Adviser and International Institutional Relations Director since 2008. He holds a degree in Economics and Business Administration from the Universidad Autónoma de Madrid, a Diplôme d'Études Approfondies from Université de Nancy II and a Diplôme d'Études Supérieures Européennes, Centre Universitaire Européen de Nancy. He held various positions in the Spanish Civil Service since 1988 when he joined the Ministry of Economy and Finance as a Senior Economist and Trade Specialist working at the General Technical Secretariat and the Treasury. He was also the representative of the Spanish government at the Inter-American Development Bank, where he was appointed as Executive Director and Alternate Executive Director (1992-1998). In addition, he served as Vice-Secretary General for Economic and Budgetary Matters at the Ministry of Economy and Finance of the Spanish government in 1999 and Director General for Economic International Relations at the Ministry of Foreign Affairs (2000-2004). He also served as Spain's ambassador to Malaysia (2004-2007) and Brunei Darussalam (2005-2007).

Fernando Martínez Salcedo

        Mr. Martínez is the General Secretary for Sustainability for Abengoa. He previously served in a variety of roles, including as Director of the Metropolitan Company of Waters of Seville and Vice President of the AIE Municipal Companies of Seville. He holds a degree in Geography from the Universidad Complutense de Madrid and an Executive MBA from the Fundacion San Telmo.

Miguel Ángel Jiménez-Velasco Mazarío

        Mr. Jiménez-Velasco Mazarío has been General Secretary of Abengoa since 2003. He holds a degree in Law from the Universitat de Barcelona and a master's degree in Senior Business Management and Finance from the Instituto Internacional de Empresas at the Universidad de Deusto. Since 2003, he has served as General Counsel of Abengoa and was appointed Secretary and Advisory Lawyer of the Board of Directors of Abengoa.

José Fernando Cerro Redondo

        Mr. Cerro is the Head of Legal Services of Abengoa. He holds a degree in law and has served as a State Attorney (Abogado del Estado) in Spain. He joined the company in 2011 as Deputy Secretary-General. He has been Secretary of the Board of Directors of Correos, S.A. and Head of its Legal Department as well as Secretary of the Board of Directors of Chronoexpress. As a State Attorney (Abogado del Estado), he was

responsible for the coordination between the civil and commercial law trials under the "Subdirección General de los Servicios Contenciosos", and prior to that, he was responsible for the area of criminal law (specializing in tax law crimes) in Madrid's Regional Superior Court of Justice.

Luis Enrique Pizarro Maqueda

        Mr. Pizarro has been the Chief Audit Officer of Abengoa since 2005. Previously, he worked as an Internal Audit manager for the savings bank Caja San Fernando and at Arthur Andersen as a financial auditor. He holds a degree in Business Administration from Seville University, a degree in Law magna cum laude from the University Pablo de Olavide, and an Executive MBA from the IESE Business School at Navarra University, and is licensed as a certified public accountant in Spain.

José Marcos Romero

        Mr. Marcos has been the Appointments and Remuneration Officer of Abengoa since 2007. He joined Abengoa in 1968, and has held a variety of accounting and administrative positions throughout his career.

Enrique Borrajo Lovera

        Mr. Borrajo has been the Consolidation Officer of Abengoa since 2007. He joined Abengoa in 2000 in its internal audit department. He holds a degree in Business Administration from the University of Córdoba and an Executive MBA from the Fundation San Telmo.

Izaskun Artucha Corta

        Ms. Artucha is the Head of Strategy and Corporate Development at Abengoa. Prior to joining Abengoa in 2011, she developed a seven-year career in investment banking at Citigroup in London. She holds a degree in Business Administration and a specialisation degree in Finance and Actuarial Science from Universidad Pontificia de Comillas — ICADE.

Compensation

Compensation of Board of Directors

        The total fixed and variable remuneration paid to Abengoa's directors for the year ended December 31, 2012 amounted to €13,887 thousand.

        Total remuneration of the directors for the year ended December 31, 2012 was as follows (amounts in thousands of euros):

Name	Daily Expenses for Attendance and Other Remuneration as Officer	Compensation as Member of Board Committee	Compensation as Officer of Other Group Companies	Compensation for Sr. Management — Executive Officer Duties and Other Remunerations	Total
Felipe Benjumea Llorente	93	—	—	4,390	4,483
Aplicaciones Digitales, S.L.(1)	295	—	—	2,804	3,099
Manuel Sánchez Ortega	93	—	—	4,390	4,483
Carlos Sebastian Gascón.(2)	33	28		—	61
Mercedes Gracia Díez	160	40	—	—	200
Claudi Santiago Ponsa.(3)	55				55
Alicia Velarde Valiente	110	40	—	—	150
José Borrell Fontellés	200	100	—	—	300
Ricardo Martínez Rico	107	10	13	—	130
José Luis Aya Abaurre	110	40	—	—	150
José Joaquín Abaurre Llorente	110	40	—	—	150
María Teresa Benjumea Llorente	78	—	24	—	102
Javier Benjumea Llorente	78	—	—	220	298
Ignacio Solís Guardiola	78	—	—	—	78
Fernando Solís Martinez-Campos	78	—	—	—	78
Carlos Sundheim Losada	70	—	—	—	70

TOTAL	1,748	298	37	11,804	13,887

(1)
Represented by José B. Terceiro Lomba.

(2)
For Board service through February 23, 2012.

(3)
For Board service since February 23, 2012.

        The total fixed and variable remuneration paid to the management (excluding executive Board members) of Abengoa for the year ended December 31, 2012 amounted to €13,574 thousand.

Stock Option Plans and Other Remuneration for Directors and Senior Management

Abengoa Share Purchase Plan

        On February 2, 2006, Abengoa implemented a Share Acquisition Plan, or Plan, which was approved by the Board of Directors of Abengoa on January 23, 2006. The Plan, which is available on the same terms to all participants, is available to members of the senior management of Abengoa and its subsidiaries (collectively, the "Abengoa Group"). Under the Plan, participants are entitled to purchase up to 3,200,000 shares of Abengoa (the "Plan Shares"). Subsequently, the number of Plan Shares has been adjusted due to the increase in Class B shares charged against our unrestricted reserves, as approved by the Extraordinary General Shareholders' Meeting on September 30, 2012.

        The material terms of the Plan are as follows:

  1.
  Participants: 122 members of the senior management of the Abengoa Group (business group directors, business unit directors, technical and research and development officers and corporate services officers) from all its subsidiaries and business areas are eligible to participate in the Plan if they desire to do so. The Plan is not open to any member of Abengoa's Board of Directors. As of December 31, 2012, there were 98 participants in the Plan.

  2.
  Shares Available for Purchase: Up to 3,200,000 Plan Shares were initially available. The Plan Shares were already issued and in circulation and were purchased on the open market, at the then current market price, over a period that extended initially to December 31, 2006 (this period was subsequently extended as explained below), in accordance with the Spanish Stock Exchange Act. A total of 3,166,000 Plan Shares were purchased as of December 31, 2012 and, as of that same date, the number of converted Plan Shares amounted to 12,251,425, as adjusted by the Extraordinary General Shareholders' Meeting.

  3.
  Financing: As an incidental feature of the Plan, each participant may only utilize the proceeds of an individual bank loan from Banco Sabadell, S.A. or Bankia, S.A. (together referred to as the "Bank") to finance the purchase of Plan Shares. The same standard loan terms apply to all participants. The loans must be repaid by June 30, 2013. Each loan is secured by a pledge of 100% of the participant's Class A shares and the rights to Class B shares received by the participants of the Plan following the distribution of Class B shares approved in our Extraordinary General Shareholders' Meeting on September 30, 2012 and is guaranteed by the Company to the extent set forth under paragraph 9 below. Except for the pledge of the Plan Shares, the loan is non-recourse to the participant. The maximum amount of indebtedness related to all such loans is €87 million (including expenses, commissions and interests). As of December 31, 2012 and 2011, the amounts drawn by all participants under these loans amounted to €61 million and €59 million, respectively.

  4.
  Share Purchase: The Plan Shares have been purchased by the Bank for the participants and the acquisition cost for all participants has been the average acquisition price, plus associated commissions and other costs, for all of the Plan Shares purchased under the Plan for all participants.

  5.
  Term: The initial duration of the Plan was five complete financial years (2006 - 2010) plus six months (until June 30, 2011). The Plan has since been extended by an additional two years until December 31, 2012, with an additional period to allow for verification of compliance by the parties of their obligations ending on June 30, 2013. The Plan requires the annual accomplishment by the participant of annual management objectives set for the participant by the management of the Abengoa Group company by which the participant is employed. If the annual objectives are not met by the participant, the Bank from which the participant borrowed the funds to purchase their Plan Shares may sell a percentage of the Plan Shares purchased for such participant as follows:

        2006 — 30%
        2007 — 30%
        2008 — 15%
        2009 — 15%
        2010 — 10%

  6.
  As of December 31, 2010, the participants had achieved the annual objectives required by the Plan.

  7.
  Restrictions on Sales: A participant could not transfer, sell, borrow against or otherwise dispose of the Plan Shares purchased by him, initially, before July 1, 2011. When the Plan was extended, these restrictions were extended under identical conditions.

  8.
  Repurchase Option: Under the Plan, Abengoa has a repurchase option under which Abengoa can require a participant to sell the Plan Shares back to the Company on the occurrence of certain events, such as death, disability or retirement of the participant or termination of the employment of the participant with the Abengoa Group company.

  9.
  Shortfall on Sale of Plan Shares: At the end of the five years and six months term of the Plan, if the amount realized on a sale of the Plan Shares does not entirely cover the amount owed under the loan and costs and taxes on capital gains, Abengoa will compensate the participant with the necessary amount to repay the loan plus accrued and unpaid interest and pay such taxes.

  10.
  In 2011, we entered into agreements with the participating financial entities and directors of said Plan for its extension for an additional period of two years until December 31, 2012.

The above terms are incorporated in the form of agreement that each participant in the Plan enters into with Abengoa. In order to compensate the Plan participants under the terms of the share acquisition plan for the negative difference between the fair market value of the shares at the time of expiration of the Plan and the amounts owed by the participants under the bank loans initially received to finance their acquisition of the shares, on June 10, 2013 we repurchased from the participants 2,450,285 Class A shares and 9,801,140

Class B shares and cancelled on their behalf the obligations outstanding under the banks loans. The percentage of Class A shares and Class B shares owned by directors and officers as of the date of this prospectus is therefore 2.5% and 1.9%, respectively. See Note 29 to our Annual Consolidated Financial Statements for further information regarding compensation expense recorded in recent years.

Extraordinary Variable Compensation Plan

        On July 24, 2006 and December 11, 2006, our Board of Directors approved an extraordinary variable pay scheme for directors ("Plan Two"), as proposed by the Appointments and Remuneration Committee. This plan included 190 beneficiaries (the "Participants") over a five year period from 2007 to 2011 and required the achievement, on an individual level, of objectives as set out in Abengoa's Strategic Plan as well as the individual's continued ongoing service throughout the period of the plan.

        In addition, given that the acquisition of B.U.S. Group AB was completed only shortly following the establishment of the plan, on October 22, 2007, our Board of Directors approved that the directors of B.U.S. Group AB (10 directors) enter the plan under the same conditions.

        The following conditions must be fulfilled in order for a Participant to earn compensation under Plan Two:

          (a)    The Participant must remain in the employment of Abengoa or one of our subsidiaries throughout the term of Plan Two.

          (b)    For each fiscal year of Plan Two, the Participant was entitled to receive an annual bonus under the bonus plan of the company with which the Participant was employed for that year, based on the achievement of at least 90% of the objectives other than bookings or quality specified in such company's bonus plan. Failure to earn a bonus under that company's bonus plan in one year does not disqualify a Participant from being eligible to earn compensation under the Plan in another year.

          (c)    Fulfillment of the consolidated five-year budget of Abengoa or the relevant subsidiary by which Participant is employed corresponding to the fiscal years 2007-2011 according to the Internal Strategic Plan dated June, 2006.

        In case of termination of the employment of a Participant (whether voluntary or by dismissal) before the end of the term of Plan Two, Plan Two will terminate with respect to that Participant, and the Participant will not be entitled to receive any payment under Plan Two. In the case of death of a Participant, Plan Two will terminate with respect to that Participant and, at the end of the term of Plan Two, the heirs of the Participant will be entitled to receive the compensation earned under Plan Two by the Participant for the fiscal years completed prior to the death of the Participant. In the case of either retirement of a Participant on reaching 65 years of age or total disability (that prevents the Participant from being able to do any other type of work) before the end of the term of Plan Two, Plan Two will terminate with respect to that Participant and the Participant will be entitled to receive the compensation earned under Plan Two for fiscal years completed to the date of his retirement. In addition, the Participant will be entitled to receive compensation for the fiscal year in which the Participant retired if the objectives for that fiscal year are fulfilled. This Plan Two expired in January 2013 by the fulfillment of itself.

        On January 24, 2011, our Board of Directors approved an extraordinary variable pay scheme for directors ("Plan Three") as proposed by our Appointments and Remuneration Committee. This plan includes 104 beneficiaries over a five year period from 2011 to 2015, and requires the achievement, on an individual level, of objectives as set out in Abengoa's Strategic Plan as well as the individual's continued ongoing service throughout the period of the plan. Conditions are the same in either plan.

Board Practices

        Under Spanish Law, the board of directors of a Spanish corporation is responsible for management, administration and representation in all matters concerning our business, subject to the provisions of our Bylaws and resolutions adopted at General Shareholders' Meetings by a majority vote of the shareholders. Under Spanish law, the board of directors may delegate its powers to an executive committee or other delegated committee or to one or more executive officers, unless the shareholders, through a meeting, have specifically delegated certain powers to the board and have not approved the board's delegation to others.

Corporate Governance Practices

        Companies listed on the NASDAQ Global Select Market must comply with certain corporate governance standards provided under Section 5600 of the NASDAQ Listing Rules. NASDAQ listed companies that are foreign private issuers are permitted to follow home-country practices in lieu of Section 5600, except in those specific instances where home-country practices are not permitted.

        The Audit Committee of our Board of Directors currently is made up of a majority of independent members. In accordance with the transitional provisions of Section 5600, we intend to comply with the requirement that the Audit Committee be made up solely of independent directors within 12 months after the effective date of the registration statement of which this prospectus is a part.

        We will comply with the requirement of Section 5600 of the NASDAQ Listing Rules in the first annual report on Form 20-F that we file after the effective date of the registration statement of which this prospectus is a part.

Audit Committee

        The Audit Committee of Abengoa comprises the following five members plus the Secretary to the Audit Committee:

Name	Position
Mercedes Gracia Díez(1)	Chairman
José Joaquín Abaurre Llorente(1)	Member
José B. Terceiro(2)	Member
Ricardo Martínez Rico(1)	Member
Alicia Velarde Valiente(1)	Member
Miguel Ángel Jiménez-Velasco Mazarío	Secretary to the Audit Committee

(1)
Independent member of the Audit Committee.

(2)
Representative of Aplicaciones Digitales, S.L.

        The duties and functions of our Audit Committee include, among others, to report information on the annual financial statements, as well as on our quarterly and semi-annual financial statements that must be presented to the regulatory or supervisory bodies of the securities markets on which the Company is listed. In addition, our Audit Committee proposes the appointment of the external financial auditors to the Board of Directors, and oversees our internal audit services, our financial information reporting process and our internal control systems. The Audit Committee meets as often as necessary in order to discharge its functions, and at least once every quarter.

        Mr. Jiménez-Velasco, the Secretary to the Board of Directors of the Company, serves as Secretary to the Audit Committee in accordance with the Audit Committee Charter.

Appointments and Remuneration Committee

        The Appointments and Remuneration Committee of Abengoa comprises of the following six members:

Name	Position
José Borrell Fontellés(1)(3)	Chairman
Mercedes Gracia Díez(1)	Member
José Luis Aya Abaurre	Member
José B. Terceiro(2)	Member
Alicia Velarde Valiente(1)	Member
José Marcos Romero	Secretary

(1)
Independent member of the Appointments and Remuneration Committee.

(2)
Representative of Aplicaciones Digitales, S.L.

(3)
Mr. Borrell was appointed chairman of the Appointments and Remuneration Committee on July 23, 2012, following the resignation of his predecessor, Ms. Gracia, who remains a member of such committee.

        The duties and functions of our Appointments and Remuneration Committee include, among others, the duty to inform our Board of Directors of appointments, re-elections, terminations and remuneration of the Board and its members, as well as upon general remuneration and incentives policy for the Board and senior management. The Appointments and Remuneration Committee meets as often as necessary in order to perform its functions, and at least once every six months.

Benefits upon Termination of Employment

        Neither we nor our subsidiaries maintain any directors' service contracts providing for benefits upon termination of service.

Employees

        The average number of employees for the six month period ended June 30, 2013 was 27,417. During 2012, 2011 and 2010, on a consolidated basis, the average number of employes was, 26,141, 24,605 and 26,128 employees, respectively, including locally hired staff in our foreign offices but excluding temporary employees. In addition, the 2011 and 2010 figures do not include employees of Telvent GIT, S.A. We believe our relations with our employees are good and we have not experienced any significant labor disputes or work stoppages. Certain businesses are participating in a series of share-based incentive schemes for directors and employees. Such programs are linked to the achievement of certain agreed upon management objectives.

        The following tables show the average number of our full-time employes during the first half of 2013 on a consolidated basis broken down based on business segment and geographical location:

Employee Numbers by Segment Group	Average Number of Employees
Engineering and Construction	19,008
Concession-Type Infrastructures	311
Industrial Production	8,098
Total	27,417

Employee Numbers by Location	Average Number of Employees
United States	1,216
Latin America	16,521
Spain	7,761
Europe (excluding Spain)	928
Africa	376
Asia and Oceania	615
Total	27,417

RELATED PARTY TRANSACTIONS

Related Party Transactions

        In the ordinary course of our business, we carry out transactions with related parties in accordance with established market practice and specific legal requirements. In particular, these related party transactions include the supply of business, administrative and financial services. All transactions between Abengoa, S.A. and our subsidiaries and related companies for the years ended December 31, 2012, 2011 and 2010 occurred within the ordinary course of our business.

        For a summary of our revenue and expenses and receivables and payables with related parties, please see Note 23 of our Annual Consolidated Financial Statements and to the Interim Consolidated Financial Statements included elsewhere in this prospectus.

        On January 9, 2013, Abengoa entered into certain stock loan agreements with Inversión Corporativa IC, S.A. for a total amount of 11,047,468 Class B shares to facilitate stock borrow liquidity to investors in the 2019 Convertible Notes. This loan was cancelled on July 8, 2013. The total compensation that Abengoa paid to Inversión Corporativa IC, S.A. was fifty two thousand euros.

 PRINCIPAL SHAREHOLDERS

Major Shareholders

        Our major shareholders as of the date of this prospectus, after giving effect to the increase in Class B share capital approved on September 30, 2012 by our Extraordinary General Shareholders' Meeting, resulting in the distribution for no consideration to all existing shareholders of four Class B shares for each Class A share or Class B share held, and the conversion of 5,775,217 Class A shares into Class B, are as follows:

Name:	Number of Class A shares beneficially held	Percentage of Class A shares issued	Number of Class B shares beneficially held	Percentage of Class B shares issued
Inversión Corporativa IC, S.A.	45,234,723	53.51%	180,938,892	39.90%
First Reserve Corporation	—	—	85,714,290	18.90%
Finarpisa, S.A.(1)	5,465,183	6.46%	21,860,732	4.82%

(1)
Finarpisa is a wholly owned subsidiary of Inversión Corporativa.

        Our controlling shareholders Inversión Corporativa IC, S.A. and its wholly owned subsidiary Finarpisa, S.A., have agreed that, for a period commencing on and ending 180 days after the date of admission to listing of our ADSs on the NASDAQ Global Select Market, they will not, without the prior written consent of and subject to certain exceptions, dispose of or hedge any of our Class A shares, Class B shares or ADSs, or any securities convertible into or exchangeable for our Class A shares, Class B shares or ADSs. One of our major shareholders, First Reserve, has not entered into any lock-up agreement with the underwriters and is therefore not prohibited by the underwriting arrangements for the offering from selling Class A shares, Class B shares or ADSs from time to time, to the extent permitted by applicable law. See "Underwriting".

Shareholders in the United States

        Because some of our ordinary shares are held by brokers and other nominees, the number of shares held by and the number of beneficial holders with addresses in the United States is not fully ascertainable. As of June 30, 2013, there were holders of our Class A and Class B shares with addresses in the United States, whose shareholdings represented approximately 3.91% of our outstanding shares.

Control of the Company

        Inversión Corporativa IC, S.A. beneficially owns, either directly or indirectly through Finarpisa, S.A., 50,699,906 of our Class A shares and 202,799,624 of our Class B shares and 59.20% of the total combined voting power of our Class A shares and Class B shares outstanding.

        Inversión Corporativa IC, S.A. is beneficially owned by more than 300 shareholders, including, directly or indirectly, various members of the founding families of Abengoa, including our directors Felipe Benjumea Llorente, Javier Benjumea Llorente, María Teresa Benjumea Llorente, José Joaquín Abaurre Llorente and José Luis Aya Abaurre.

Arrangements for Change in Control of the Company

        We are not aware of any arrangements the operation of which may at a later time result in a change of control.

Shareholdings by Directors and Senior Management

        The following table shows the number of our Class A shares and Class B shares beneficially owned by our directors and senior management as of June 30, 2013:

Directors and senior management:	Number of Class A shares beneficially owned	Number of Class B shares beneficially owned
Felipe Benjumea Llorente(1)(4)	814,111	3,256,444
José B. Terceiro(2)	925,814	3,703,256
José Joaquín Abaurre Llorente(4)	1,900	7,600
José Luis Aya Abaurre(4)	55,076	220,304
José Borrell Fontellés	3,000	12,000
María Teresa Benjumea Llorente(4)	12,390	49,560
Javier Benjumea Llorente(4)	3,888	15,552
Mercedes Gracia Díez	0	2,500
Ricardo Martinez Rico	0	2,565
Claudi Santiago Ponsa	200	800
Ignacio Solís Guardiola	17,000	68,000
Fernando Solís Martínez-Campos(3)	85,272	341,088
Carlos Sundheim Losada	47,027	188,108
Alicia Velarde Valiente	400	1,600
Manuel Sánchez Ortega	99,300	397,200
Germán Bejarano García	0	0
Carlos Cosín Fernández	0	0
Santiago Seage Medela	0	142,000
Javier Garoz Neira	1,684	6,736
Alfonso González Domínguez	0	86,800
Juan Carlos Jiménez Lora	3,800	15,200
Miguel Ángel Jiménez-Velasco Mazarío	40	160
Luis Fernández Mateo	5,612	22,448
Fernando Martínez Salcedo	0	0
José Domínguez Abascal	6,000	0
Álvaro Polo Guerrero	12,100	48,400
Jesús García-Quilez Gómez	3,000	12,000
José Fernando Cerro Redondo	0	0
Luis Enrique Pizarro Maqueda	0	0
José Marcos Romero	15,000	60,000
Enrique Borrajo Lovera	0	0
Bárbara Zubiría Furest	0	0
Izaskun Artucha Corta	0	0

(1)
Held indirectly through Ardachon, S.L.

(2)
Held as representative of Aplicaciones Digitales, S.L.

(3)
Of such 85,272 Class A shares and 341,088 Class B shares, 34,440 and 137,760, respectively, are held indirectly through Dehesa del Mesto, S.A.

(4)
Does not include shares of Abengoa owned indirectly through Inversión Corporativa IC, S.A. See "—Control of the Company."

        Except for Aplicaciones Digitales which owns 1.02%, none of our directors or members of our senior management is the owner of more than one percent of our ordinary shares, and no director or member of our senior management has voting rights with respect to our ordinary shares that are different from any other holder of our ordinary shares.

DESCRIPTION OF SHARE CAPITAL

        We are a public limited liability company (sociedad anónima) organized under the laws of the Kingdom of Spain and our affairs are governed by our Bylaws and the Spanish Capital Corporations Law (Ley de Sociedades de Capital). We were incorporated in Seville, Spain, on January 4, 1941, as a private limited company and became a public company limited by shares on March 20, 1952, under the name of "Abengoa, S.A.", effective as of the same date. We are registered in the Commercial Registry of Seville. We have filed copies of our complete Bylaws as an exhibit to the registration statement of which this prospectus forms a part. Please refer to Exhibit 3.1 to the registration statement of which this prospectus is a part for complete details of our Bylaws.

        On December 31, 2008, 2009 and 2010, our share capital stood at €22,617,420 represented by 90,469,680 shares of the same class, with a nominal value of €0.25 each. Our share capital increased by €67,852,260 in 2011 due to the increase in the unit nominal value from €0.25 to €1.00 per share, charged against freely disposable profits, which was agreed at the Annual General Shareholders' Meeting held on April 10, 2011. On this date, we received shareholder approval to amend our By-laws and create three different classes of shares, as follows: (i) Class A shares, with a par value of €1.00 each, belonging to the same class and series, each share carrying 100 votes, of which 84,536,332 shares have been issued and outstanding as of the date of this prospectus, (ii) Class B shares, with a par value of €0.01 each, belonging to the same class and series, each share carrying one vote, with certain privileges as established in Article 8 of the By-laws, as amended of which 453,526,358 shares have been issued and remain outstanding; and (iii) Class C shares, with a par value of €0.01 each, belonging to the same class and series, being shares without voting rights, with certain privileges as established in Article 8 of the By-laws, as amended of which no shares have been issued or are currently outstanding.

        In October 2011, we issued 17,142,858 Class B shares and warrants to purchase an additional 4,020,124 Class B shares to First Reserve as part of their €300 million investment in Abengoa, which meant an increase of €171,429 in share capital.

        On September 30, 2012, the Extraordinary General Shareholders' Meeting approved an increase in Class B share capital, charged to our freely available reserves, which has been distributed for no consideration to all existing shareholders on the basis of four Class B shares for each Class A share or Class B share which they held. The main purpose of the transaction is to provide our Class B shares with greater liquidity, which we expect to increase our financial flexibility and access to equity capital markets while preserving shareholder stability. In addition, holders of Class A shares were granted a right to convert such shares into Class B shares, which they may exercise until December 31, 2017.

        In accordance with the shareholder approval of the amendments to our share capital and classes of shares, the Class C Shares shall not have any capital allocated to them until the issuance of shares of such class is authorized in accordance with applicable legal requirements.

        As of the date of this prospectus, after giving effect to (i) the increase in Class B share capital approved on September 30, 2012 by the Extraordinary General Shareholders' Meeting (resulting in the distribution for no consideration to all existing shareholders of four Class B shares for each Class A share or Class B share held) and (ii) the voluntary conversions of Class A shares to Class B shares, our share capital is €89,071,595.58, represented by 84,536,332 Class A shares, with a par value of €1.00 each, and 453,526,358 Class B shares, with a par value of €0.01 each. The shares are in book-entry form, indivisible and each share confers on holders identical financial rights, although each Class A share carries 100 voting rights and each Class B share carries one voting right. Co-owners of one share must designate a single person to exercise their shareholders' rights, but they are jointly and severally liable to Abengoa for all the obligations deriving from their status as shareholders.

        The Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal, known as Iberclear (the Spanish Central Securities Depository) maintains a registry reflecting the number of shares held by each of its member entities ("entidad participante") as well as the amount of these shares held on behalf of beneficial owners. Each member entity, in turn, maintains a registry of the owners of these shares. Transfers of shares quoted on a Spanish stock exchange must be made through or with the participation of a member of a Spanish stock exchange that is an authorized stockbroker by book-entry or delivery of evidence of title to the buyer.

        Following the offering, our share capital will consist of 84,536,332 Class A shares, with a par value of €1.00 each, and 636,026,358 Class B shares, with a par value of €0.01 each (assuming that the underwriters do not exercise their option to purchase additional Class B shares). If the underwriters exercise their option to purchase additional Class B shares in full, we expect the number of issued and outstanding Class B shares to increase to 663,401,358.

        Each ADS represents the right to receive five Class B shares. Initial settlement of our ADSs will take place on the settlement date of the offering through the Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. See "Description of American Depositary Shares" below for a description of the rights of ADS holders. Each person owning a beneficial interest in our ADSs held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of our ADSs. Persons wishing to obtain certificates for their ADSs must make arrangements with DTC.

        The following are summaries of our Bylaws and a summary of the Spanish Capital Corporations Law insofar as they relate to the material terms of our Class A, Class B and Class C shares.

Bylaws

Share Capital

        The Company's share capital is divided into three classes: Class A shares, Class B shares and Class C shares. As of the date of this document, 84,536,332 Class A shares and 453,526,358 Class B shares are outstanding. No Class C shares are currently outstanding.

Class A Shares

        Class A shares, with a par value of one (1) euro as endow their owners with the following rights established under Spanish law and in our Bylaws:

  Voting Rights.

        Each Class A share carries one hundred (100) voting rights.

  Pre-Emptive Rights and Rights to Free Assignment of New Shares.

        Except in the case of inexistence or exclusion of pre-emptive rights or of rights to free assignment or any similar pre-emptive rights, successive capital increases or successive issues of convertible or exchangeable bonds or any other security or instrument which could give rise to subscription for, conversion into, exchange for or acquisition of or in any other way grants the right to receive Company shares, shall be carried out by the Company with one of the following structures: (i) in the case of capital increases, the simultaneous issue of Class A shares, Class B shares and Class C shares (if previously issued) in the proportion that the number of shares of each class bears to the total number of shares of all classes already issued into which our share capital is divided at the time of the issuance triggering such preemptive rights; or (ii) in the case of the issue of other securities which could give rise to subscription for, conversion into, exchange for or acquisition of or in any other way grants the right to receive Company shares, holders of Class A shares, Class B shares and Class C shares shall have preemptive rights to subscribe for such security in the proportion indicated under (i) above.

        With full observance of the principle of proportionality previously referred to, based on the proportion that the number of shares of each class bears to the total number of shares of all classes already issued into which our share capital is divided at the time of the issuance triggering such pre-emptive rights, the pre-emptive rights, rights to free assignment of shares and any other similar pre-emptive right of holders of Class A shares shall be exercised only over Class A shares (or convertible or exchangeable bonds, warrants or other securities and instruments granting rights to subscription or acquisition of the same).

        In the case of capital increases effected using reserves or premiums obtained from prior issuances of shares to increase the par value of the issued and outstanding shares, the Class A shares as a class shall be entitled to a par value increase in the proportion that the aggregate par value of the issued and outstanding Class A shares at the time of the execution of the resolution respecting such capital increase bears to the Company's share capital represented by the Class A shares, Class B shares and Class C shares issued and outstanding at such time.

        Notwithstanding the above, the General Shareholders' Meeting shall be entitled to increase the share capital by charge to reserves through the issue of new Class A shares only, provided that a favorable vote of the majority of the shares of each Class then outstanding is separately obtained, and otherwise at all times respecting an equal treatment between all classes of shares.

        Class A pre-emptive rights, rights to free assignment of shares and any other similar preemptive right shall be exercised only over class A shares granting the holder the right to acquire, convert, subscribe or to receive class A shares (or convertible or exchangeable bonds, warrants or other securities and instruments granting rights to subscription or acquisition of the same).in any other way, provided that the principle of proportionality set forth in the above paragraph is fully respected.

        Capital increases using reserves or premiums obtained from the issuance of shares executed by increasing the nominal value of the shares of both classes, class A shares as a whole shall be entitled to a nominal value increase in a proportion similar to the total nominal value of the class A shares in circulation at the time of the execution of the agreement it represents with regards to the Company's stock capital represented by the class A shares and by the class B shares, and by the class C shares issued and circulating at such time.

        Notwithstanding the above, the General Meeting shall be entitled to increase the share capital by charge to reserves through the issue of only new Class A shares, provided always that a favourable vote is separately obtained by the majority of the shares in each of the various classes of shares outstanding, and otherwise at all times respecting an equal treatment between all classes of shares.

  Right to Convert Class A Shares into Class B Shares

        Each Class A share confers on its holder a right to obtain its conversion into a Class B share, exercisable up until December 31, 2017.

        The conversion right shall be exercised by its holder by providing the Company (or, alternatively, the nominee entity appointed for such purpose, through the participating entity in Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (Iberclear), by any means allowing to establish receipt, of a notice, deemed to be issued on a firm, irrevocable and unconditional basis, in which the holder shall express the total number of Class A shares it holds and the exact number of Class A shares over which it wishes to exercise its conversion right, so that the Company may carry out the necessary acts and pass the necessary resolutions to effect said conversion and may duly report this to the Spanish National Securities Market Commission by issuing the relevant communication of a relevant fact.

        The above described notice shall be accompanied by the relevant certificate attesting to the legitimate ownership of the relevant Class A shares, issued by an entity participating in the systems managed by Iberclear, or by an intermediary or custodian financial entity, or a managing entity of the shares, on the terms provided in the rules on representation of securities in book entry form or through any other means of evidence to which the Company accords sufficient validity for the purposes hereof.

        Upon the Class A shareholder exercising its conversion right, the share capital of the Company shall be deemed reduced in the amount of the difference between the par value of the Class A shares on which the right is exercised and the par value of the same number of Class B shares, which amount shall increase the restricted reserve which, for these purposes and pursuant to the provisions of section 335.c) of the Capital Corporations Law, the Company shall have established in advance.

        It shall be the Board of Directors' duty, with express power of substitution in favour of the Chairman or the Chief Executive Officer, to determine the term, frequency and procedures to exercise the conversion right, including where appropriate, the assessment of the adequacy of the equivalent means of evidence referred to above, as well as any other aspects as may be necessary for the effective exercise of said right, all of which shall be duly reported through the issue of the relevant communication of a relevant fact.

  Other Rights

        Without prejudice to the provisions described under "— Pre-Emptive Rights and Rights to Free Assignment of New Shares" above, each Class A share confers upon its holder the remaining rights, including the financial rights recognized under Spanish law and the Bylaws, to which shareholders are entitled as shareholders in the company.

Class B Shares

        Class B shares carry the following rights established under Spanish law and in the Bylaws:

  Voting Rights

        Each Class B share, with a par value of one cent euro (€0.01), carries the right to one vote.

  Pre-Emptive Rights and Rights to Free Assignment of New Shares

        With full observance of the principle of proportionality previously referred to based on the proportion that the number of shares of each class bears to the total number of shares of all classes already issued into which our share capital is divided at the time of the issuance triggering such pre-emptive rights, the pre-emptive rights, rights to free assignment of shares and any other similar pre-emptive right of holders of Class B shares shall be exercised only over Class B shares (or convertible or exchangeable bonds, warrants or other securities and instruments granting rights to subscription or acquisition of the same).

        In the case of capital increases effected using reserves or premiums obtained from prior issuances of shares to increase the par value of the issued and outstanding shares, the Class B shares as a class shall be entitled to a par value increase in the proportion that the aggregate par value of the issued and outstanding Class B shares at the time of the execution of the resolution respecting such capital increase bears to the Company's share capital represented by the Class A shares, Class B shares and Class C shares issued and outstanding at such time.

        Notwithstanding the above, the General Shareholders' Meeting shall be entitled to increase the share capital by charge to reserves through the issue of new Class B shares only, provided that a favorable vote of the majority of the shares of each Class then outstanding is separately obtained, and otherwise at all times respecting an equal treatment between all classes of shares.

  Other Rights

        Except as described under "— Voting Rights" and "—Pre-Emptive Rights and Rights to Free Assignment of New Shares" above and to the regulations in force, and notwithstanding the Class B shares having a lower par value per share, each Class B share confers the same rights, including financial rights, as a Class A share, and we shall grant Class B shareholders the same treatment recognized for Class A shareholders insofar as it does not contradict the stipulations of the regulations in force. In particular, each Class B share grants its holder the right to receive the same dividend, the same liquidation quota, the same restitution of contributions in the event of capital reduction, distribution of reserves of any kind (including, as the case may be, premiums for attendance at a general shareholders' meeting), issuing premiums and any other allocations as a holder of Class A shares shall receive, all the aforesaid in the same terms as are applied to Class A shares.

        In the event of a capital reduction due to losses through the reduction of the par value of the shares, Class A and Class B shares shall be affected in proportion to their respective par values.

  Separate Voting in the Event of Modifications of the Bylaws or Resolutions and Other Transactions that May Negatively Affect Class B Shares

        Bylaws or resolution amendments that may directly or indirectly prejudice or adversely affect the pre-emptive rights or privileges of Class B shares (including any amendment of the provisions of the Bylaws relating to Class B shares or to any resolution that may prejudice or adversely affect Class B shares relative to the Class A shares or that may benefit or favorably affect Class A shares relative to Class B shares) shall require, in addition to being approved pursuant to the provisions of the Bylaws, the approval by holders of a majority of the then issued and outstanding Class B shares. By way of explanation but without limiting the generality of the foregoing, such separate class voting right shall apply to the following: (i) the elimination or modification of the principle of proportionality among the Class A shares, the Class B shares and the Class C shares (if previously issued) relative to the total number of the Company's issued and outstanding shares in connection with the issuance of new shares or securities or instruments that may give rise to subscription for, conversion into, exchange for or acquisition of, or in any other way grants the right to receive, the Company's shares; (ii) the partial or total exclusion, applied in an unequal manner, of the pre-emptive and other analogous rights that may be attached under Spanish law and the Bylaws to Class A shares, Class B shares and Class C shares (as the case may be); (iii) the repurchase or acquisition of the Company's own shares in a manner that may affect Class A shares, Class B shares and Class C shares (as the case may be) unequally, whether in the applicable terms and conditions, the purchase price or in any other manner, and which may exceed that which is produced under the framework of ordinary operation of treasury stock or which may give rise to amortization of shares or to the reduction of capital in an unequal manner for Class A shares, Class B shares or Class C shares (as the case may be); (iv) the approval of a structural modification to the Company that results in unequal treatment of Class A shares and Class B shares in any aspect; (v) the exclusion of the shares of the Company from trading on any secondary stock exchange or securities market except through the launching of a delisting public tender offer that provides for the payment of the same consideration to holders of the Class A shares, Class B shares and Class C shares (as the case may be); and (vi) the issuance of Class C shares or of any other class of preferred or privileged shares that may be created in the future.
        Notwithstanding the foregoing, separate class voting shall not be required to approve any resolution authorizing a partial or total exclusion of pre-emptive rights and other analogous rights that may be applicable under Spanish law and the Bylaws in relation to Class A shares, Class B shares and Class C shares (as the case may be) where such exclusion applies in an equal manner across all such share classes.

  Redemption Rights of Class B Shares

        In the event that a tender offer is made for the acquisition of all of the voting shares of the Company, following which the offeror, together with any persons acting in concert with the offeror, (i) directly or indirectly holds 30% or more of the voting rights of the Company (except where another person, individually or together with other persons acting in concert with it, already held a percentage of voting rights equal to or greater than that held by the offeror after such tender offer), or (ii) becoming the holder of a shareholding below 30%, appoints a number of directors to the Company's Board of Directors that, either by themselves or collectively with those already appointed previously (as the case may be), constitute more than 50% of the Company's Board of Directors, each holder of Class B shares shall be entitled to have all of its Class B shares redeemed by the Company except where the holders of Class B shares had the right to participate in such tender offer in the same manner and on the same terms and conditions and, in any events, for the same consideration, as the holders of Class A shares (each such event under clauses (i) and (ii) above, a "Redemption Event"). In the event that the total nominal share capital represented by the Class B shares that are presented for redemption exceeds 25% of the nominal share capital of the Company, the number of shares that each holder will be allowed to have redeemed will be determined on a pro rata basis. As of this date, all of the Class B shares would be entitled to redemption, as the total sum of their nominal value is below the aforesaid 25% limit.

  Redemption Procedure

        Upon a Redemption Event, for the purpose of information and within seven calendar days from the date of either the settlement of the tender offer or the offeror's appointment of directors to the Company's Board of Directors who, either by themselves or collectively with those already appointed (as the case may be), constitute more than 50% of our Board of Directors, we shall publish an announcement informing holders of Class B shares of the procedure for exercising their redemption rights in relation to such Redemption Event in the Commercial Registry Official Gazette, in the Spanish Stock Exchange Listing Bulletin, on our website and in a national newspaper of general circulation.

        Each holder of Class B shares may exercise its redemption rights within two months from the date of the last of the announcements mentioned in the paragraph above, by notifying us. We shall ensure that said notice for the exercise of the redemption rights may be issued through the systems established by Iberclear.

        The redemption price that the Company shall promptly pay for each Class B share surrendered by a holder for redemption shall be equal to the consideration paid by the offeror in the tender offer to holders of Class A shares giving rise to the Redemption Event, as increased by interest accruing at the legal interest rate on the aforementioned amount from the date of issuance of the notice of the exercise of redemption rights by such holder until the date payment is actually made to such holder. The Company's directors shall be authorized to execute such resolutions and take such actions as may be necessary or appropriate to ensure that the Company fully complies with its obligation to pay the redemption price for any Class B shares as to which the redemption rights are exercised.

        Upon payment of the redemption price, the share capital of the Company shall be deemed reduced in the amount of the par value of the redeemed shares. The amount of the reduction of share capital must not exceed one quarter of the total share capital of the Company. The corporate resolutions approving the issuance shall establish the terms for the exercise of the redemption rights. We will place priority on the redemption requests placed by those shareholders who exclusively hold Class B shares and by those who, holding both Class A and Class B shares, provide evidence that they refused to accept, either totally or partially, the takeover bid that triggered the Redemption Event. In this case, the Company will reduce its share capital by meeting all such priority redemption requests in proportion to the number of Class B shares held by each shareholder.

        As to any non-monetary consideration paid in the offer, it shall be valued at its market value as of the initial settlement date of the offer, which valuation must be accompanied by a report issued by an independent expert appointed by the Company, selected from among audit firms of international renown.

  Restrictions on Payment of Dividends until Redemption Price is Paid

        From the moment the tender offer is commenced until the payment in full of the redemption price (including any accrued interest thereon) in respect of any Class B shares as to which redemption rights have been exercised, the Company may not pay any dividend, distribution or other similar payment whatsoever to its shareholders, regardless of whether such dividend, distribution or other similar payments are paid in cash, securities of the Company or any of its subsidiaries or in the form of any other securities, assets or rights.

Class C Shares

        Class C shares with a par value of one cent (0.01) of euro carry the following rights established under Spanish law and in the Bylaws:

  Voting Rights

        Class C shares do not carry voting rights.

  Preferential Dividend

        Each Class C share confers on its holder the right to receive an annual minimum preferential dividend charged against ordinary distributable profits for each fiscal year at the end of which such Class C share is outstanding, of one euro cent (€0.01) per Class C share ("Preferential Dividend").

        The Company is required to declare and pay the Preferential Dividend before paying out any dividend whatsoever to holders of voting shares that is charged against the ordinary distributable profits earned by the Company in each fiscal year.

        The Preferential Dividend in respect of Class C shares must be paid within nine months after the end of the fiscal year in respect of which it is due. The aggregate amount of the Preferential Dividend paid on the outstanding Class C shares in respect of any fiscal year shall not exceed the sum of distributable profits earned by the Company in such fiscal year.

        In the event that the Company does not earn sufficient distributable profits in any fiscal year to pay the Preferential Dividend on all Class C shares existing at the close of such fiscal year, the Preferential Dividend shall not be paid out and the part of the aggregate sum of said Preferential Dividend exceeding the distributable profits earned by the Company in such year shall not accumulate as a dividend to be paid out in the future.

        The total or partial failure to pay out the Preferential Dividend in respect of any fiscal year due to failure to earn sufficient distributable profits for full payment of the Preferential Dividend in such fiscal year shall not confer any voting rights on the Class C shares.

  Other Dividends and Distributions

        Each Class C share confers the right of the holder to receive, in addition to the Preferential Dividend, the same dividend, the same liquidation quota, the same restitution of contributions in the event of share capital reduction, distribution of reserves of all kinds or the issuance premium and whatsoever other allocations and distributions as our voting shares, all in the same terms and conditions that correspond to voting shares.

  Preferential Liquidation Right

        Each Class C share confers on its holder the right to receive, in the event the Company is wound up and liquidated, an amount (the "Preferential Liquidation Quota") equivalent to the paid up value of Class C shares.

        The Company shall pay out the Preferential Liquidation Quota for Class C shares before paying any liquidation quota whatsoever to holders of voting shares. Regarding the rest of the liquidation quota that may correspond to them, they shall be entitled to the same rights as voting shares.

  Redemption Rights for Class C Shares

        In the event that a tender offer for all or part of the shares of the Company is made and wholly or partially settled, each holder of Class C shares shall be entitled to have its Class C shares redeemed pursuant to the procedure established for the redemption of Class B shares, provided that such redemption right shall not be available if the holder of Class C shares had the right to participate in such tender offer in the same manner and on the same terms and conditions and, in any events, for the same consideration, as the holders of Class A shares (each such tender offer, a "Class C Shares Redemption Event").

        Notwithstanding the above, the number of Class C shares redeemed as a consequence of a Class C Shares Redemption Event may not represent a percentage of the total number of Class C shares issued and outstanding at the date of the Class C Shares Redemption Event that is greater than the proportion that (a) the sum of Class A shares and Class B shares (as the case may be) (i) held by persons to whom the tender offer giving rise to the Class C Shares Redemption Event is made, (ii) held by the offeror in said tender and (iii) held by persons acting in concert with such offeror or persons who signed agreements with the offeror in relation to the offer, bears to (b) all of the Class A shares and Class B shares (as the case may be) issued and outstanding on the date of the tender offer giving rise to the Class C Shares Redemption Event.

        Notwithstanding the above, the General Shareholders' Meeting shall be entitled to increase the share capital by charge to reserves through the issue of new Class C shares only, provided that a favorable vote of the majority of the shares of each Class then outstanding is separately obtained, and otherwise at all times respecting an equal treatment between all classes of shares.

  Pre-Emptive Right and Rights to Free Assignment of New Shares

        With full observance of the principle of proportionality based on the proportion that the number of shares of each share class bears to the total number of shares of all classes already issued into which our share capital is divided at the time of the issuance triggering such pre-emptive rights, the pre-emptive rights, rights to free assignment of shares and any other similar pre-emptive right of holders of Class C shares shall be exercised only over Class C shares (or convertible or exchangeable bonds, warrants or other securities and instruments granting rights to subscription or acquisition of the same).

        In the case of capital increases effected using reserves or premiums obtained from prior issuances of shares to increase the par value of the issued and outstanding shares, the Class C shares as a class shall be entitled to a par value increase in the proportion that the aggregate par value of the issued and outstanding Class C shares at the time of the execution of the resolution approving such capital increase bears to the Company's share capital represented by the Class A shares, Class B shares and Class C shares issued and outstanding at such time.

        Notwithstanding the above, the General Meeting shall be entitled to increase the share capital by charge to reserves through the issue of only new Class C shares, provided always that a favorable vote is separately obtained by the majority of the shares in each of the various classes of shares outstanding, and at all times respecting an equal treatment between all classes of shares.

  Separate Voting in the Event of Modifications of the Bylaws or Agreements and Other Operations that May Negatively Affect Class C Shares

        Notwithstanding Article 103 of the Spanish Capital Corporations Law, the Bylaws or any resolution amendments that may directly or indirectly prejudice or adversely affect the pre-emptive rights or privileges of Class C shares (including any amendment of the provisions of the Bylaws relating to Class C shares or to any resolution that may prejudice or adversely affect Class C shares relative to the Class A shares and/or Class B shares or that may benefit or favorably affect Class A shares and/or Class B shares relative to Class C shares) shall require, in addition to being approved pursuant to the provisions of the Bylaws, the approval by holders of a majority of the then issued and outstanding Class C shares. By way of explanation but without limiting the generality of the foregoing, such separate class voting right shall apply to the following: (i) the elimination or modification of the principle of proportionality among the Class A shares, the Class B shares and the Class C shares relative to the total number of the Company's issued and outstanding shares in connection with the issuance of new shares or securities or instruments that may give rise to subscription for, conversion into, exchange for or acquisition of, or in any other way grants the right to receive, the Company's shares; (ii) the partial or total exclusion, applied in an unequal manner, of the pre-emptive and other analogous rights that may be attached under Spanish law and the Bylaws to Class A shares and/or Class B shares and Class C shares (as the case may be); (iii) the repurchase or acquisition of the Company's own shares in a manner that may affect Class A shares and/or Class B shares relative to Class C shares unequally, whether in the applicable terms and conditions, the purchase price or in any other manner, and which may exceed that which is produced under the framework of ordinary operation of treasury stock or which may give rise to amortization of shares or to the reduction of capital in an unequal manner for Class A shares, Class B shares or Class C shares (as the case may be); (iv) the approval of a structural modification to the Company that results in unequal treatment of Class A shares Class B shares (as the case may be) relative to Class C shares in any aspect; (v) the exclusion of the shares of the Company from trading on any secondary stock exchange or securities market except through the launching of a delisting tender offer that provides for the payment of the same consideration to holders of the Class A shares, Class B shares and Class C shares (as the case may be); and (vi) the issuance of any other class of preferred or privileged shares that may be created in the future.

        Notwithstanding the provisions of Article 293 of the Spanish Capital Corporations Law, any agreement by us to increase capital by any method and under any formula whatsoever entailing the first issue of Class C shares shall also require approval, in addition to the approval in compliance with the applicable law and the provisions of Article 30 of the Bylaws, of the majority of Class B shares then issued and outstanding.

  Payment for Shares

        The general meeting of shareholders or the Board of Directors by delegation may from time to time make calls upon the shareholders in respect of any amounts unpaid on their shares. Each shareholder shall pay the specified amount at the established time or times. If an amount called in respect of a share by the general meeting of shareholder is not paid before or on the day appointed for payment, Abengoa may, at its discretion, adopt any of the following decisions:

        (a)    institute legal proceedings to enforce compliance with the obligation to pay the amount called on the shares plus legal interest and to seek damages sustained as a result of non-payment;

        (b)    take enforced collection action against the shareholder, seizing his or her property to satisfy the amount called on the shares plus interest. The enforcement order can be issued on the basis of certification by Abengoa accrediting that the debtor is a shareholder and the resolution adopted by the Board of Directors to issue a call on shares; or

        (c)    execute the transfer of the shares before a notary public and replace the original share certificate with a duplicate. All expenses incurred in this respect shall be for the account of the defaulting member. If, for any reason, the shares cannot be sold, Abengoa has the right to terminate the contract with the defaulting member and cancel the shares in question, with the corresponding reduction of capital. Any amounts already paid on the shares shall revert to Abengoa.

        The transferee of shares that are not fully paid up shall be jointly and severally liable with all previous transferors, as the Directors may determine, for the payment of sums due on shares. The liability of the transferor shall expire three years from the date of the transfer. All shares shall be freely transferable, there being no restrictions or limitations in this respect.

        The Bylaws do not contain any provision relating to sinking funds or potential liability of shareholders to further capital calls.

General Meetings

        General meetings of shareholders may be at the Annual General Shareholders' Meeting and extraordinary general meetings. The Annual General Shareholders' Meeting is held within the first six months of each fiscal year in order to review, among other things, the management of the Company, and to approve, if applicable, the annual financial statements for the previous fiscal year. Extraordinary general meetings of shareholders are those meetings that are not ordinary. The requirements mentioned below concerning the constitution and adoption of resolutions are applicable to both categories of general meetings.

        The Annual General Shareholders' Meeting of Abengoa is held in Seville, during the first six months of each year on a date fixed by the Board of Directors. Extraordinary general meetings may be called by the Board of Directors whenever deemed appropriate or at the request of shareholders representing at least 5% of Abengoa's share capital or 5% of the voting shares. Notices of all general meetings are published in the

Commercial Registry's Official Bulletin and in one Seville area newspaper at least one month prior to the meeting or by any other means (including publication on our website) authorized under applicable law. Shareholders representing at least 5% of Abengoa's share capital or 5% of the voting shares have the right to request the publication of an amended notice including one or more additional agenda items.

        A holder of a minimum of three hundred and seventy-five (375) shares, whether they are Class A shares or Class B shares, shall have the right to attend the general meeting, provided that the shareholder registers prior to the date on which the meeting is to be held and presents an attendance card issued in his name and stating the number, class and series of shares and the number of votes to which such holder is entitled. The card shall be issued by the entity responsible for book-entry registration to those shareholders who present proof of shares entered in the register five days prior to the scheduled date of the meeting.

        Any shareholder entitled to attend a general meeting shall have the right to be represented at the general meeting by any person. If the proxy is also a shareholder and eligible to attend the meeting in his own right, a private written instrument of proxy issued specifically for the relevant meeting should suffice to document the proxy.

        Legal persons, minors and persons under civil disqualification may be represented at meetings by their legal representatives, who shall present evidence of their powers of attorney to the chair of the general meeting, without prejudice to the provisions contained in the Spanish Capital Corporations Law in relation to family representation and general powers of attorney.

        General Meetings shall be held in Seville on the day designated in the notice calling them. Sessions however may be extended during one or more consecutive days. Said extensions may be agreed upon request by the Board of Directors or by shareholders holding at least twenty-five percent (25%) of the equity present or represented at the relevant meeting or twenty-five percent (25%) of the voting shares.

        Action is taken at the Annual General Shareholders' Meeting on the following matters: the approval of the management of the Company by the directors during the previous fiscal year; the approval of the annual accounts from the previous fiscal year; and the application of the previous fiscal year's income or loss. All other matters can be considered at either the Annual General Shareholders' Meeting or an extraordinary general meeting if the matter is within the authority of the meeting and is included on the agenda.

        Shareholders representing 1% of the share capital or 1% of voting shares are entitled to request the presence of a Notary Public to record the minutes of the general meeting.

        Shareholders representing 5% of the share capital or 5% of the voting shares of the Company are entitled to call a General Meeting to resolve on a corporate action claiming liability against directors, and to bring, even in the absence of a resolution of the General Meeting or despite the existence of a contrary resolution of the General Meeting, a corporate action claiming liability of directors, as well as to challenge, settle or waive such action.

        The quorum required for business to be transacted at a general meeting (either the Annual General Shareholders' Meeting or an extraordinary general meeting) shall be the holders present in person or by proxy of at least 25% of the issued voting share capital. In the event that a meeting stands adjourned because the quorum requirement is not met, there shall be no minimum quorum required at the adjourned meeting.

        Under the Spanish Capital Corporations Law, the rights of shareholders may only be changed by an amendment to the Bylaws that complies with the quorum requirements explained above, plus the affirmative vote of the majority of the shares of the class that will be affected by the amendment. As noted above, holders of Class B shares and holders of Class C shares (if any) are entitled to vote as separate classes in the event of any modification of the Bylaws or resolution for transaction that may adversely affect such Class B and Class C shares.

        However, certain resolutions, specifically those relating to the issue of bonds, the increase or reduction of capital, a change of corporate form, the merger, demerger, global assignment of assets and liabilities, cancellation or restriction of preemptive rights, or the transfer of the registered office abroad of Abengoa and, in general, any amendment to the Bylaws, can only be taken at General Shareholders' Meetings when the holders of at least 50% of the issued voting share capital are present in person or by proxy.

        In the event that a meeting stands adjourned because the quorum requirement is not met, such decisions can be taken at the adjourned meeting when holders of at least 25% of the issued voting share capital are present in person or by proxy. The interval between the first and second call for a shareholders' meeting must be at least 24 hours. However, when less than 50% of the voting share capital is present at the meeting in person or by proxy, a reinforced majority of two thirds of the voting share capital present in person or by proxy is required for the adoption of the aforementioned resolutions (merger, demerger, increase or reduction of capital, etc.).

        Abengoa's shareholders may, at any time, request certifications of resolutions adopted by the general meeting.

        A resolution passed in a shareholders' meeting is binding on all shareholders, unless such resolution is: (i) contrary to Spanish law or our Bylaws; or (ii) prejudicial to our interests and beneficial to one or more shareholders or third parties. In the case of resolutions contrary to Spanish law, the right to contest is extended to all shareholders, directors and interested third parties. In the case of resolutions prejudicial to our interests or contrary to our Bylaws, such right is extended to shareholders who attended the shareholders' meeting and recorded their opposition in the minutes of the meeting, to shareholders who were absent and to those unlawfully prevented from casting their vote as well as to members of the Board of Directors. In certain circumstances (such as a modification of corporate purpose or change of the corporate form, transfer of domicile to a foreign country, intra-European Union merger with transfer of domicile to another European Union country or incorporation of a limited liability European holding company if the dissenting shareholder is a partner of the promoter companies), Spanish corporate law gives dissenting or absent shareholders the right to withdraw from the Company. If this right were exercised, we would be obliged to purchase the relevant shareholding(s) at prices determined in accordance with established formula or criteria relating to the average price of the shares within certain periods of time.

        The regulations that govern the general meeting were approved by resolution of the Board of Directors on February 24, 2003 and by resolution of the general meeting of shareholders on June 29, 2003, and were amended by resolution of the Extraordinary General Shareholders Meeting on September 30, 2012. The existence of such regulations is obligatory for all corporations listed on a Spanish stock exchange following the adoption of Law 26/2003.

Appointment of Directors

        The general meeting of shareholders — or, where appropriate, the Board of Directors exercising the power legally conferred on it to fill vacancies arising from time to time caused by the resignation or removal of a director during a term — shall appoint the members of the Board of Directors in accordance with the applicable laws. Abengoa's directors are elected for terms of four years. They may be re-elected for one or further four-year terms.

        Under Spanish corporate law, shareholders who voluntarily aggregate their shares so that the capital stock so aggregated is equal to or greater than the result of dividing the total capital stock by the number of directors have the right to appoint a corresponding proportion of the members of the Board of Directors (disregarding fractions). Shareholders who exercise this right may not vote on the appointment of other directors.

        Vacancies occurring in the period between re-elections may be filled by shareholders appointed by the Board of Directors until the following annual general meeting is held. A director appointed in the manner aforesaid shall be subject to retirement at the same time as if he had become a director on the day on which the director in whose place he is appointed was last elected a director.

        Directors shall vacate their office on expiration of the appointment, death or resignation and by resolution of the general meeting in the case of incapacity or removal.

        In addition to compliance with all legal and statutory requirements as to eligibility, directors appointed to the Board shall also be solvent and possess the knowledge, standing, expertise and professional experience required to fulfill the duties of a director.

        In conducting the business of Abengoa, directors shall discharge their duties with due care, exercising good business judgment, and due loyalty. They may be held liable by Abengoa and third parties for damages when they act contrary to the provisions of the Spanish Capital Corporations Law or the Bylaws or act without due care.

        In such cases, all the members of the Board who carried out the detrimental act or who adopted the detrimental resolution shall be jointly and severally liable, except those who can prove that they played no part in any such action and were either unaware of it, did all in their power to prevent any damage or, at least, expressed their objection to it.

        Likewise and by virtue of their office, directors are bound, among others and in particular, to:

          (a)    Avoid conflicts of interest and report any potential conflicts to the Board of Directors, through the Secretary to the Board of Directors;

          (b)    Refrain from holding offices in competing companies or in companies belonging to the group of a competitor of Abengoa. In this sense, directors shall not hold any office, either directly or through an intermediary, in rival companies or undertakings or in the groups of such companies or undertakings, nor shall they provide representation or consultation services to them. They shall consult the Board of Directors before accepting any executive office or directorship of any other company or entity;

          (c)    Refrain from using non-public information pertaining to Abengoa for their own benefit;

          (d)    Refrain from making improper use of corporate assets and from using their position in Abengoa for personal gain without the corresponding consideration;

          (e)    Refrain from using business opportunities made known to them in the course of their work as directors of Abengoa for their own benefit;

          (f)    Refrain from voting on proposals for the appointment, removal and remuneration of directors in which they have a personal interest; and

          (g)    Inform the Board of Directors of any securities or derivates they hold, whether directly or indirectly, in the Company.

        In compliance with the duty of loyalty to Abengoa by which they are bound, directors shall not authorize and, should the case arise, shall report, any operations carried out by members of their own family or by companies in which they hold an executive office or a significant ownership interest, when they are not subject to the conditions and controls referred to above.

        The duty to act as loyal representatives requires directors to inform Abengoa of any shares, options on shares or equity derivatives that it holds in the Company either directly or through companies in which they have a significant shareholding, in accordance with the internal Code of Market Conduct.

        Directors shall abstain from taking part in deliberations and votes relating to proposals for the appointment, re-election or removal of directors in which they have a personal interest. Voting on such matters shall be by secret ballot.

        The Board of Directors of Abengoa is composed of 15 directors.

        The Board of Directors shall meet when it is in the interest of Abengoa to do so, at the discretion of the chairman or at the request of at least two directors, at the registered office of the Company or elsewhere. It shall meet at least three times a year, and the first meeting of the year shall be held in the first quarter. Meetings shall be summoned by the secretary on the instructions of the chairman or, in his absence or incapacity, on the instructions of the director taking his place. The notice, which shall state the agenda, place, day and hour of the meeting, shall be delivered to the members of the Board in writing no less than ten days prior to the meeting. However, notice requirements may be dispensed with if all the members of the Board are present or give their written consent to such a meeting. Decisions can be taken by voting in writing provided that all members so agree.

        No business may be transacted at a meeting of the Board of Directors unless half plus one of the directors are present in person or by proxy, except in the event that a meeting is held without notice, in which case all the members of the Board of Directors must be present.

        Directors may appoint another director as their proxy. There is no restriction on the number of instruments of proxy that any one director may hold for a specific meeting. Proxies may be granted in any written form, including telegram, telex or telefax, and shall be addressed to the chairman of the Board.

        Resolutions shall be carried by a majority vote of those present at the meeting in person or by proxy. In the event of an equality of votes, the chairman of the Board of Directors shall have the casting vote.

        The Board of Directors of Abengoa has made available, from the year 1998, the Regulations that regulate its operation and the operation of its Committees. The existence of Regulations that govern the structure and functions of the Board of Directors and its supervision and control is obligatory for all corporations listed on a Spanish stock exchange in accordance with Law 26/2003, of July 17, 2003.

Pre-emptive Rights

        Pursuant to the Spanish Capital Corporations Law, shareholders have pre-emptive rights to subscribe for any new shares, and bonds convertible into shares issued by Abengoa. However, the pre-emptive rights of holders of shares may not be available under special circumstances if they are excluded by a resolution passed at a general meeting in accordance with Articles 304.2, 308, 416.2, 504, 505 and 506 of the Spanish Capital Corporations Law or by the Board of Directors pursuant to the authority to do so conferred to it by a shareholders' resolution.

        Further, pre-emptive rights are not available in the event of an increase in capital in connection with (i) the conversion of convertible bonds into shares in accordance with their terms, (ii) a merger or a public exchange offer in which shares are issued as consideration; (iii) an acquisition of assets from another company in which shares are issued as consideration; or (iv) in the case of capital increases with non-monetary contributions or by way of capitalization of credits held vis-à-vis the Company.

        Preemptive rights are transferable, may be traded on the Automated Quotation System and may be of value to existing shareholders because new shares may be offered for subscription at prices lower than prevailing market prices.

        In the case of a listed company, when the shareholders authorize the Board of Directors to issue new shares or bonds convertible into shares, they can also authorize the Board of Directors to not grant pre-emptive rights in connection with such new shares or bonds convertible into shares if it is in the best interests of the company.

Shareholder Suits

        Shareholders in their capacity as shareholders may bring actions challenging resolutions adopted at general meetings. The court of first instance in the company's corporate domicile has exclusive jurisdiction over shareholder suits.

        Under the Spanish Capital Corporations Law, directors are liable to the company and the shareholders and creditors of the company for acts and omissions contrary to Spanish law or the company's Bylaws and for failure to carry out the duties and obligations required of directors. Directors have such liability even if the transaction in connection with which the acts or omissions occurred is approved or ratified by the shareholders.

        The liability of the directors is joint and several, except to the extent any director can demonstrate that he or she did not participate in decision making relating to the transaction at issue, was unaware of its existence or being aware of it, did all that was possible to mitigate any damages or expressly disagreed with the decision-making relating to the transaction.

Reporting Requirements

Acquisition of Shares

        Spanish law requires any person or group, which as a result of an acquisition or transfer of shares, reaches, increases its ownership above or decreases its ownership below 3%, 5%, 10%, 15%, 20%, 25%, 30%, 35%, 40%, 45%, 50%, 60%, 70%, 75%, 80% or 90% of the capital stock of a company listed on a Spanish stock exchange, to report such acquisition or transfer to (i) the company whose securities are being acquired and (ii) the CNMV.

        The individual or legal entity obliged to carry out the notification must serve it by means of the standard form approved by the CNMV within four business days from the date on which the transaction is acknowledged (Royal Decree 1362/2007 deems a transaction to be acknowledged within two business days from the date on which such transaction is entered into).

        In certain circumstances established by Royal Decree 1362/2007, the notification requirements on the acquisition or transfer of shares also apply to any person or legal entity that, independently of the ownership of the shares, may acquire, transmit or exercise the voting rights granted by those shares, provided that the proportion of voting rights reaches, increases above or decreases below, the percentages set forth by Spanish law.

        The ownership thresholds that trigger these reporting obligations are reduced to 1% and any multiple of 1% for purchasers residing in designated tax havens or jurisdictions where such ownership is not taxable or where no effective mechanisms exist for the exchange of tax information, pursuant to current regulation. Furthermore, any person or legal entity must similarly report any acquisition or transfer, regardless of size, of equity securities of a company listed on a Spanish stock exchange if such person or legal entity is a member of the Board of Directors of such company.

        All directors must report to us and the CNMV the percentage and number of voting rights held by them at the time of becoming or ceasing to be a member of the Board of Directors. Additionally, in accordance with Royal Decree 1333/2005 members of the Board of Directors of Abengoa and certain members of the Senior Management (as defined in the Royal Decree) must notify us and the CNMV about all transactions carried out by them or by any person or entity to whom they have a direct relationship regarding shares or financial instruments which carry a right to acquire or dispose of shares attaching voting rights of Abengoa or regarding derivatives or other financial instruments linked to said shares.

        Moreover, pursuant to article 30.6 of Royal Decree 1362/2007, in the context of a takeover bid, the following transactions should be notified to the CNMV: (i) any acquisition reaching or exceeding 1% of the voting rights of the Company, and (ii) any increase or decrease in the percentage of voting rights held by holders of 3% or more of the voting rights in the Company. The CNMV will immediately make public this information.

Disclosure of Net Short Positions

        Net short positions on shares listed on the Spanish Stock Exchanges equal to, or in excess of, 0.2% of the relevant issuer's share capital and any increases or reductions thereof by 0.1% are required to be disclosed to the CNMV by no later than the first trading day following the transaction. If the net short position reaches 0.5%, and also at every 0.1% above that, the CNMV will disclose the net short position to the public.

Acquisition of Own Shares

        In application of the law, the maximum percentage permitted in relation to the own shares held by Abengoa is 10% of its share capital. If an acquisition or series of acquisitions of shares of Abengoa reaches or exceeds or causes Abengoa's and its affiliates holdings to reach or exceed 1% of Abengoa's voting shares, Abengoa must notify its final holding of treasury stock to the CNMV. If such threshold is reached as a result of a series of acquisitions, such reporting obligation will only arise after the closing of the acquisition which, taken together with all acquisitions made since the last of any such notifications, causes Abengoa's and its affiliates holdings to exceed, 1% of Abengoa's voting shares. Sales and other dispositions of Abengoa's treasury stock will not be deducted in the calculation of such threshold. This requirement also applies if the stock is acquired by a majority-owned subsidiary of Abengoa.

Shareholder Agreements

        Parties which enter into, extend or amend certain types of shareholders' agreements regarding publicly-traded corporations must notify the relevant corporation and the CNMV and provide them with a copy of the relevant clauses of the document, which should also be deposited with the commercial register. These agreements must be registered in the Company's file at the Commercial Registry of Seville and shall be published as a Relevant Event through the CNMV and at the Company's webpage.

        Shareholders' agreements that need to be notified are agreements whose objective is the exercise of the right to vote in General meetings and agreements that restrict or condition the free transferability of shares or bonds convertible into shares.

        Such a shareholders' agreement has no effect with respect to the regulation of the right to vote in General meetings and restrictions or conditions on the free transferability of shares and bonds convertible into shares until such time as the aforementioned notifications, deposits and publications are made.

        Upon request by the interested parties, the CNMV may waive the requirement to report, deposit and publish the agreement when publishing the shareholders' agreement could cause harm to the company.

        Currently, Abengoa is aware of the existence of the following agreements between shareholders:

Agreement between Inversión Corporativa IC, S.A., Finarpisa, S.A. and First Reserve Corporation

        According to the terms and conditions provided in the investment agreement (the "Investment Agreement") between Abengoa and First Reserve Fund XII, L.P., which subsequently assigned its contractual rights and obligations thereunder to First Reserve Alfajor Holding, S.à.r.l. (the "Investor"), Inversión Corporativa and Finarpisa, S.A., shareholders of Abengoa, entered into an agreement on October 3, 2011, which regulates the exercise of their respective rights to vote in Abengoa's general meetings in relation with the proposal, appointment, ratification, reelection or substitution of a director in representation of the Investor.

        Inversión Corporativa and Finarpisa, S.A. jointly and severally have undertaken, subject to the terms and conditions stated in the Investment Agreement, as applicable:

  (i)
  through their respective domanial directors ("consejeros dominicales") at the Board of Directors of Abengoa to vote in favor of (x) the appointment to such Board of the Investor's nominee for the Director designated by the Investor pursuant to the cooptación procedure provided under the Spanish Capital Corporations Law, and (y) the proposal to recommend to Abengoa's shareholders the election of any replacement Director designated by the Investor to the Board of Directors at Abengoa's annual general meeting of shareholders;

  (ii)
  to vote, at the corresponding annual general meeting of shareholders of Abengoa, in favour of the appointment of the Investor's nominee for the Designated Investor Director to be appointed to the Board of Directors; and

  (iii)
  so long as the Investor or any of its permitted transferees owns any Class B shares or any other security convertible into, or exchangeable for, Class B shares issued pursuant to the Investment Agreement or any other transaction document, not to propose, or request to the Board of Directors to recommend, to the shareholders any amendment to the Abengoa's organizational documents that would adversely modify the equal rights of Class B shares and Class A shares in relation to dividends or other distributions as currently set forth in the organizational documents and, if proposed by any shareholder or by the Board of Directors, to vote against such amendment.

Shareholders Agreement between Inversión Corporativa IC, S.A., and Abengoa, S.A.

        Inversión Corporativa IC, S.A. has entered into a shareholders' agreement with Abengoa, whereby the first undertakes, directly or indirectly through its subsidiary Finarpisa S.A., among other things, (i) to exercise their voting rights up to a maximum of 55.93% of the total voting rights in the Company in the event that, as a result of the exercise of the right of holders of Class A shares to convert such shares into Class B shares, the total percentage of voting rights it holds increases in relation to the total voting rights in the Company, and (ii) that their voting rights shall not be higher than four times their economic rights from the total rights of the Company and that, if so occurred, it will sell or transfer Class A shares or Class B shares in the amount required to maintain that ratio.

Registration Rights Agreement between Abengoa, S.A. and FR Alfajor Holdings S.à. r.l.

        On November 4, 2011, we entered into an agreement with FR Alfajor Holdings S.à. r.l. ("FRAH"), an affiliate of First Reserve, relating to certain registration rights granted in connection with the purchase of our Class B shares by First Reserve in October 2011. Under the registration rights agreement, we are responsible, subject to certain exceptions, for the expenses of any offering of our common shares held by FRAH other than underwriting discounts and selling commissions. The registration rights agreement contains customary indemnification provisions.

Demand Registration Rights

        Under the registration rights agreement, subject to certain exceptions, FRAH may require us to effect a registration under the Securities Act for the sale of their Class B shares of our company. However, we are not obliged to effect any such registration when (1) the request for registration does not cover that number of shares with an anticipated gross offering price of at least €60.0 million, or (2) we elect to only issue Class B shares on the Spanish Stock Exchanges and not also ADSs on the NASDAQ Global Select Market.

Piggyback Registration Rights

        Under the registration rights agreement, if we propose to register the offer and sale of any of our securities under the Securities Act, in connection with the public offering of such securities, FRAH will be entitled to certain "piggyback" registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations.

F-3 Registration Rights

        Under the registration rights agreement, and at such time as we are eligible to do so, FRAH may make a written request that we file a Registration Statement on Form F-3 for an offering of FRAH's Class B shares. In addition, during such time when we have an effective Registration Statement on Form F-3, FRAH may make a written request to register the offer and sale of their shares on a shelf registration statement on Form F-3, so long as the request covers at least that number of shares with an anticipated aggregate offering price of at least €60.0 million.

Termination

        The rights of FRAH under the registration rights agreement terminate on the date upon which FRAH ceases to hold any of our Class B shares.

Share Repurchases

        Pursuant to Spanish corporate law, we may only repurchase our own shares within certain limits and in compliance with the following requirements:

  •
  the repurchase must be authorized by the General Shareholders' Meeting by a resolution establishing the maximum number of shares to be acquired, the minimum and maximum acquisition price and the duration of the authorization, which may not exceed five years from the date of the resolution;

  •
  the aggregate par value of the shares repurchased, together with the aggregate par value of the shares already held by us and our subsidiaries, must not exceed 10% of our share capital;

  •
  the acquisition may not lead to net equity being lower than the share capital plus non-distributable reserves in accordance with Spanish corporate law and our Bylaws; and

  •
  the shares repurchased must be fully paid, and must be free of ancillary contributions ("prestaciones accesorias").

        Treasury shares do not have voting rights or economic rights (e.g., the right to receive dividends and other distributions and liquidation rights), except the right to receive bonus shares, which will accrue proportionately to all of our shareholders. Treasury shares are counted for purposes of establishing the quorum for shareholders' meetings and majority voting requirements to pass resolutions at shareholders' meetings.

        Directive 2003/6/EC of the European Parliament and the European Council dated January 28, 2003 on insider dealing and market manipulation establishes rules in order to ensure the integrity of European Community financial markets and to enhance investor confidence in those markets. Article 8 of this directive establishes an exemption from the market manipulation rules regarding share buy-back programs by companies listed on a stock exchange in an EU Member State. European Commission Regulation No. 2273/2003, dated December 22, 2003, implemented the aforementioned directive with regard to exemptions for buy-back programs. Article 3 of this regulation states that in order to benefit from the exemption provided for in Article 8 of the directive, a buy-back program must comply with certain requirements established under such regulation and the sole purpose of the buy-back program must be to reduce the share capital of an issuer (in value or in number of shares) or to meet obligations arising from either of the following:

  •
  debt financial instruments exchangeable into equity instruments; or

  •
  employee share option programs or other allocations of shares to employees of the issuer or an associated company.

        In addition, the CNMV issued on December 19, 2007 Circular 3/2007 setting out the requirements to be met by liquidity contracts entered into by issuers with financial institutions for the management of its treasury shares to constitute an accepted market practice and, therefore, be able to rely on a safe harbour for the purposes of market abuse regulations.

Restrictions on Investments in Spanish Companies

        The Spanish Stock Exchanges and other securities markets are open to foreign investors.

        Under Abengoa's Bylaws, all the shares forming part of the share capital of the company are transferable to foreign investors, provided all statutory and legal requirements are met.

        Pursuant to Law 18/1992, of July 1, 1992, and Royal Decree 664/1999, of April 23, 1999, foreign investors may freely invest in shares of Spanish companies (as well as transfer invested capital, capital gains and dividends out of Spain without limitation, subject to applicable taxes and exchange controls) and need only notify the Spanish Ministry of Economy of their investment after it has been made and for administrative, economic and statistical purposes, for the purposes of its registration with the Spanish Registry of Foreign Investments. The shares underlying the ADSs are so registered.

        In addition, if a foreign investor is an individual or entity resident in designated tax havens, this investor is also required to file a prior notification of investment with the Spanish Ministry of Economy and Finance as well as after consummating the transaction. This prior notification is not necessary when the investment is made in transferable securities (whether or not trading on the official secondary market) or when the foreign holding in the Spanish target company does not exceed 50%.

        Law 19/2003 of July 4, 2003, which has as its purpose the establishment of a regulatory regime relating to capital flows to and from legal or natural persons abroad and the prevention of money laundering, generally provides for the liberalization of the regulatory environment with respect to acts, businesses, transactions and other operations between Spanish residents and non-residents of Spain in respect of which charges or payments abroad will occur, as well as money transfers, variations in accounts or financial debit or credits abroad. These operations must be reported to the Ministry of the Economy and the Bank of Spain only for informational and statistical purposes.

        The most important developments resulting from Law 19/2003 are the obligations on financial intermediaries to provide to the Spanish Ministry of Economy and Finance and the Bank of Spain information corresponding to client transactions.

Tender Offers

        Tender offers are governed in Spain by Law 24/1988 on the Securities Market (as amended by Law 6/2007 of April 13) and Royal Decree 1066/2007, of July 27, 2007, which have implemented Directive 2004/25/EC of the European Parliament and of the Council of April 21, 2004.

        Tender offers in Spain may qualify as either mandatory or voluntary offers.

        Mandatory public tender offers must be launched for all the shares of the target company or other securities that might directly or indirectly give the right to subscription thereto or acquisition thereof (including convertible and exchangeable bonds) at an equitable price when any person acquires control of a Spanish company listed on the Spanish Stock Exchanges, whether such control is obtained:

  •
  by means of the acquisition of shares or other securities that directly or indirectly give the right to subscribe or acquire voting shares in such company;

  •
  through agreements with shareholders or other holders of said securities; or

  •
  as a result of other situations of equivalent effect as provided in the regulations (i.e., indirect control acquired through mergers, share capital decreases, target's treasury stock variations or securities exchange or conversion, etc.).

        A person is deemed to have obtained the control of a target company, individually or jointly with concerted parties, whenever:

  •
  it acquires directly or indirectly a percentage of voting rights equal to or greater than 30%; or

  •
  it has acquired a percentage of less than 30% of the voting rights and appoints, in the 24 months following the date of acquisition of said percentage, a number of directors that, together with those already appointed, if any, represent more than one-half of the members of the target company's board of directors. Regulations also set forth certain situations where directors are deemed to have been appointed by the bidder or persons acting in concert therewith unless evidence to the contrary is provided.

        For the purposes of calculating the percentages of voting rights acquired, the regulations establish the following rules:

  •
  percentages of voting rights corresponding to (i) companies belonging to the same group as the bidder; (ii) members of the board of directors of the bidder or of companies of its group; (iii) persons acting in concert with or for the account of the bidder; (iv) voting rights exercised freely and over an extended period by the bidder under proxy granted by the actual holders or owners of such rights, in the absence of specific instructions with respect thereto; and (v) shares held by a nominee, such nominee being understood as a third party whom the bidder totally or partially covers against the risks inherent in acquisitions or transfers of the shares or the possession thereof, will be deemed to be held by the bidder;

  •
  both the voting rights arising from the ownership of shares and those enjoyed under a usufruct or pledge or upon any other title of a contractual nature will be counted towards establishing the number of voting rights held;

  •
  the percentage of voting rights shall be calculated based on the entire number of shares carrying voting rights, even if the exercise of such rights has been suspended; treasury shares held directly or indirectly by the target company as per the information available on the date of calculation of the percentage of voting rights shall be excluded; and non-voting shares shall be taken into consideration only when they carry voting rights pursuant to applicable law; and

  •
  acquisitions of securities or other financial instruments giving the right to the subscription, conversion, exchange or acquisition of shares which carry voting rights will not result in the obligation to launch a tender offer until any such subscription, conversion, exchange or acquisition occurs.

        Notwithstanding the foregoing, upon the terms established in the regulations, the CNMV will conditionally dispense with the obligation to launch a mandatory bid when another person or entity not concerted with the potential bidder directly or indirectly holds an equal or greater voting percentage in the target company.

        The price of the mandatory tender offer is deemed equitable when it is at least equal to the highest price paid by the bidder or by any person acting in concert therewith for the same securities during the 12 months prior to the announcement of the tender offer. Other rules to calculate such equitable price are set forth in the regulations. However, the CNMV may change the price so calculated in certain circumstances (extraordinary events affecting the price, evidence of market manipulation, etc.).

        Mandatory offers must be launched within one month from the acquisition of the control of the target company.

        Voluntary tender offers may be launched when a mandatory offer is not required. Voluntary offers are subject to the same rules established for mandatory offers except for the following:

  •
  they might be subject to certain conditions (such as amendments to the bylaws or adoption of certain resolutions by the target company, acceptance of the offer by a minimum number of securities, approval of the offer by the shareholders' meeting of the bidder; and any other deemed by the CNMV to be in accordance with law), provided that such conditions can be met before the end of the acceptance period of the offer; and

  •
  they must not be launched at an equitable price. However, if they are not launched at an equitable price and upon settlement of the tender offer shares representing at least 50% of the voting rights are tendered in the offer (excluding voting rights already held by the offeror and those belonging to shareholders who entered into an agreement with the offeror regarding the tender offer), the offeror may become obliged to launch a mandatory tender offer.

        In any case, by virtue of an amendment to the Spanish Securities Act operated by Law 1/2012, of June 22, the price in a voluntary tender offer must be the higher of (i) the equitable price and (ii) the price resulting from an independent valuation report, and must at least consist of cash as an alternative if certain circumstances have occurred during the two years prior to the announcement of the offer (basically, the trading price for the shares being affected by price manipulation practices, market or share prices being affected by natural disasters, force majeure, or other exceptional events, or the target company being subject to expropriation or confiscation resulting in significant impair of the company's real value).

        Spanish regulations on tender offers set forth further provisions, including:

  •
  subject to shareholder approval within 18 months from the date of announcement of the tender offer, the board of directors of a target company will be exempt from the rule prohibiting frustrating action against a foreign bidder whose board of directors is not subject to an equivalent passivity rule;

  •
  defensive measures included in a listed company's bylaws and transfer and voting restrictions included in agreements among a listed company's shareholders will remain in place whenever the company is the target of a tender offer, unless the shareholders resolve otherwise (in which case any shareholders whose rights are diluted or otherwise adversely affected will be entitled to compensation at the target company's expense); and

  •
  squeeze-out and sell-out rights will apply provided that following a mandatory tender offer (or as a result of a voluntary offer for all the target's share capital) the bidder holds securities representing at least 90% of the target company's voting capital and the tender offer has been accepted by the holders of securities representing at least 90% of the voting rights other than those held by the bidder previously to the offer.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        Citibank, N.A. ("Citibank") has agreed to act as the depositary bank for the American Depositary Shares. Citibank's depositary offices are located at 388 Greenwich St. New York NY 10013. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank International Plc., Madrid Branch, located at Parque Empresarial La Moraleja, Avenida Europe 19 2800, Alcobendas, Madrid, Spain.

        We will appoint Citibank as depositary bank pursuant to a deposit agreement. A copy of the Deposit Agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website (www.sec.gov). Please refer to Registration Number 333-                           when retrieving such copy.

        We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. We urge you to review the Deposit Agreement in its entirety.

        Each ADS represents the right to receive five Class B shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

        If you become an owner of ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The Deposit Agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class B shares will continue to be governed by the laws of Spain, which may be different from the laws in the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the "direct registration system" or "DRS"). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company ("DTC"), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

        As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

        Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to Spanish laws and regulations.

        The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Shares

        Whenever we make a free distribution of Class B shares for the securities on deposit with the custodian, we will deposit the applicable number of Class B shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the Class B shares deposited or modify the ADS-to-Class B shares ratio, in which case each ADS you hold will represent rights and interests in the additional Class B shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new ADSs or the modification of the ADS-to-Class B shares ratio upon a distribution of Class B shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Class B shares so distributed.

        No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the Class B shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

        Whenever we intend to distribute rights to purchase additional Class B shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

        The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the Deposit

Agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new Class B shares other than in the form of ADSs.

        The depositary bank will not distribute the rights to you if:

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  We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

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  We fail to deliver satisfactory documents to the depositary bank; or

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  It is not reasonably practicable to distribute the rights.

        The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

        The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

        If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Spain would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

        Whenever we intend to distribute property other than cash, Class B shares or rights to purchase additional Class B shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

        If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

        The depositary bank will not distribute the property to you and will sell the property if:

  •
  We do not request that the property be distributed to you or if we ask that the property not be distributed to you;

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  We do not deliver satisfactory documents to the depositary bank; or

  •
  The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

        The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

        Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary bank will provide notice of the redemption to the holders.

        The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Class B shares

        The Class B shares held on deposit for your ADSs may change from time to time. For example, there may be a change in par value, a split-up, cancellation, consolidation or reclassification of such Class B shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

        If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the Class B shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the Deposit Agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Class B shares

        The depositary bank may create ADSs on your behalf if you or your broker deposit Class B shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class B shares to the custodian. Your ability to deposit Class B shares and receive ADSs may be limited by U.S. and Spanish legal considerations applicable at the time of deposit.

        The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Class B shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

        When you make a deposit of Class B shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

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  The Class B shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

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  All preemptive (and similar) rights, if any, with respect to such Class B shares have been validly waived or exercised.

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  You are duly authorized to deposit the Class B shares.

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  The Class B shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the Deposit Agreement).

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  The Class B shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

        As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

  •
  ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

  •
  provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

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  provide any transfer stamps required by the State of New York or the United States; and

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  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

        To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

        As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Class B shares at the custodian's offices. Your ability to withdraw the Class B shares may be limited by U.S. and Spanish law considerations applicable at the time of withdrawal. In order to withdraw the Class B shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class B shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

        If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Class B shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

        You will have the right to withdraw the securities represented by your ADSs at any time except for:

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  Temporary delays that may arise because (i) the transfer books for the Class B shares or ADSs are closed, or (ii) Class B shares are immobilized on account of a shareholders' meeting or a payment of dividends.

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  Obligations to pay fees, taxes and similar charges.

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  Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

        The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

        As a holder, you generally have the right under the Deposit Agreement to instruct the depositary bank to exercise the voting rights for the Class B shares represented by your ADSs. The voting rights of holders of Class B shares are described in "Description of Share Capital — Bylaws" of this prospectus.

        At our request, the depositary bank will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

        If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder's ADSs in accordance with such voting instructions.

        Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. If the Depositary does not receive instructions from a holder as of the ADS record date on or before the date established by the Depositary for such purpose, such holder shall be deemed, and the Depositary shall deem such holder, to have instructed the Depositary to give a discretionary proxy to a person designated by us to vote the deposited securities; provided, however, that no such discretionary proxy shall be given by the Depositary with respect to any matter to be voted upon as to which we inform the Depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of deposited securities will be adversely affected.

Fees and Charges

        As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service		Fees
•	Issuance of ADSs	Up to $0.05 per ADS issued
•	Cancellation of ADSs	Up to $0.05 per ADS cancelled
•	Distribution of cash dividends or other cash distributions	Up to $0.05 per ADS held
•	Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights.	Up to $0.05 per ADS held
•	Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to $0.05 per ADS held
•	Depositary Services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary bank

        As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

  •
  fees for the transfer and registration of Class B shares charged by the registrar and transfer agent for the Class B shares in Spain (i.e., upon deposit and withdrawal of Class B shares);

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  expenses incurred for converting foreign currency into U.S. dollars;

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  expenses for cable, telex and fax transmissions and for delivery of securities;

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  taxes and duties upon the transfer of securities (i.e., when Class B shares are deposited or withdrawn from deposit); and

  •
  fees and expenses incurred in connection with the delivery or servicing of Class B shares on deposit.

        Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The Depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

        The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the Depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the Depositary may agree from time to time.

Amendments and Termination

        We may agree with the depositary bank to modify the Deposit Agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would materially prejudice any of their substantial rights under the Deposit Agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the Class B shares represented by your ADSs (except as permitted by law).

        We have the right to direct the depositary bank to terminate the Deposit Agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

        After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

        The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the Deposit Agreement.

        The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The Deposit Agreement limits our obligations and the depositary bank's obligations to you. Please note the following:

  •
  We and the depositary bank are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

  •
  The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

  •
  The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class B shares, for the validity or worth of the Class B shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the Deposit Agreement, for the timeliness of any of our notices or for our failure to give notice.

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  We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

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  We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

  •
  We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the Deposit Agreement or in our Bylaws or in any provisions of or governing the securities on deposit.

  •
  We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

  •
  We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class B shares but is not, under the terms of the Deposit Agreement, made available to you.

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  We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

  •
  We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.

  •
  No disclaimer of any Securities Act liability is intended by any provision of the Deposit Agreement.

Pre-Release Transactions

        Subject to the terms and conditions of the Deposit Agreement, the depositary bank may issue to broker/dealers ADSs before receiving a deposit of Class B shares. These transactions are commonly referred to as "pre-release transactions" and are entered into between the depositary bank and the applicable broker/dealer. The Deposit Agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

        The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

  •
  Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

  •
  Distribute the foreign currency to holders for whom the distribution is lawful and practical.

  •
  Hold the foreign currency (without liability for interest) for the applicable holders.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon the completion of the offering, we will have 636,026,358 outstanding Class B shares (including in the form of ADSs) representing approximately 88% of our issued and outstanding Class A shares and Class B shares, in the aggregate. Holders of Class A shares have a right to convert such shares into an aggregate of 84,536,332 Class B shares, which they may exercise until December 31, 2017. All of the Class B shares (including in the form of ADSs) sold in the offering will be freely transferable by persons other than our affiliates without restriction or further registration under the Securities Act. Sales of substantial amounts of our Class B shares and ADSs in the public market could adversely affect the prevailing market price of our Class B shares and ADSs. In addition, immediately following the offering, our controlling shareholder, Inversión Corporativa IC, S.A., will beneficially own Class A shares and Class B shares. Prior to the offering, there has been no public market in the United States for our Class B shares and ADSs, and, while we have been approved to list our ADSs on the NASDAQ Global Select Market, subject to official notice of issuance, we cannot assure you that a regular trading market will develop in our Class B shares and ADSs in the United States.

TAXATION

        The following is a summary of the material Spanish and U.S. federal income tax consequences to U.S. Holders (as defined below) of the ownership and disposition of Class B shares or ADSs. This summary is based upon Spanish tax laws as referred to below and U.S. tax laws (including the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations, rulings, judicial decisions and administrative pronouncements), and the Convention Between the United States of America and the Kingdom of Spain for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, signed February 22, 1990, (the "Treaty"), all in effect as of the date hereof and all of which are subject to changes in wording or administrative or judicial interpretation occurring after the date hereof, possibly with retroactive effect. In addition, the summary is based in part on representations of the Depositary and assumes that each obligation provided for in or otherwise contemplated by the Deposit Agreement or any other related agreements will be performed in accordance with its terms. To the extent that the following discussion relates to matters of Spanish tax law, it represents the opinion of DLA Piper Spain, S.L.U., our Spanish counsel, and to the extent that the discussion relates to matters of U.S. federal income tax law, it represents the opinion of DLA Piper LLP (US), our U.S. counsel.

        As used herein, the term "U.S. Holder" means a beneficial owner of one or more Class B shares or ADSs:

  (a)
  that is, for U.S. federal income tax purposes, one of the following:

  (i)
  a citizen or resident of the United States;

  (ii)
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof; or

  (iii)
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source;

  (b)
  that holds the Class B shares or ADSs as capital assets for U.S. federal income tax purposes;

  (c)
  that owns, directly, indirectly or by attribution, less than 10% of the share capital or voting stock of Abengoa; and

  (d)
  whose holding is not effectively connected with a permanent establishment in Spain.

        This summary does not address all of the tax considerations that may apply to holders that are subject to special tax rules, such as U.S. expatriates, insurance companies, tax-exempt organizations, certain financial institutions, persons subject to the alternative minimum tax, dealers and certain traders in securities, persons holding Class B shares or ADSs as part of a straddle, hedging, conversion or other integrated transaction, persons who acquired their Class B shares or ADSs pursuant to the exercise of employee stock options or otherwise as compensation, partnerships or other entities classified as partnerships for U.S. federal income tax purposes or persons whose functional currency is not the U.S. dollar. Such holders may be subject to U.S. federal income tax consequences different from those set forth below.

        In addition, this summary does not address the Spanish tax consequences applicable to "look through" entities (such as trusts or estates) that may be subject to the tax regime applicable to such non-Spanish tax resident entities under the Spanish NRIT.

        If a partnership holds Class B shares or ADSs, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partnership, or partner in a partnership, that holds Class B shares or ADSs is urged to consult its own tax advisor regarding the specific tax consequences of owning and disposing of the Class B shares or ADSs.

        The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before shares are delivered to the depositary ("pre-release"), or intermediaries in the chain of ownership between holders and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. Holders of American depositary shares. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. Holders. Accordingly, the availability of foreign tax credits to U.S. Holders of ADSs and the reduced tax rate for dividends received by certain non-corporate U.S. Holders of ADSs, each as described below, could be affected by actions taken by such parties or intermediaries.

        For purposes of the Treaty and U.S. federal income tax, U.S. Holders of ADSs will generally be treated as owners of the underlying Class B shares represented by such ADSs. Accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying Class B shares represented by those ADSs.

        This discussion assumes that Abengoa is not, and will not become, a passive foreign investment company ("PFIC"), for U.S. federal income tax purposes, as discussed below under "— U.S. Federal Income Tax Considerations — Passive foreign investment company rules."

        Potential investors in Class B shares or ADSs should consult their own tax advisors concerning the specific Spanish and U.S. federal, state and local tax consequences of the ownership and disposition of Class B shares or ADSs in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. In particular, potential investors are urged to consult their own tax advisors concerning whether they are eligible for benefits under the Treaty.

        On January 14, 2013, the U.S. Ambassador to Spain and the Spanish Minister of Finance and Public Administration signed a new Protocol amending the Treaty (the "2013 Protocol"). Among other things, the 2013 Protocol amends the articles of the Treaty related to dividends, capital gains, interest and limitation on benefits. The 2013 Protocol will enter into force three months after the United States and Spain notify each other that their required internal procedures have been complied with. If the 2013 Protocol goes into effect, the capital gains on disposal of the Class B shares and ADSs will not be taxable in Spain regardless of the size of the U.S. Holder's stake in our capital. Potential investors are urged to consult their own tax advisors concerning whether the 2013 Protocol has been entered into force and, if so, the tax implications thereof and the applicability of the Treaty under the amended limitation on benefits clause.

Spanish Tax Considerations

        This information has been prepared in accordance with the following Spanish tax legislation in force at the date of this prospectus, including:

  •
  the Second Additional Provision of Law 13/1985, of May 25, on investment ratios, own funds and information obligations of financial intermediaries as amended by, among others, Law 19/2003 of July 4 on legal rules governing foreign financial transactions and capital movements and various money laundering prevention measures, Law 23/2005, dated November 18, 2005 on certain tax measures to promote productivity and Law 4/2008 of December 23, which abolishes Net Wealth Tax, provides for a monthly Value Added Tax refund system and introduces other amendments to Spanish tax legislation and Law 6/2011, of April 11, which modifies Law 13/1985, Law 24/1988, dated July 28, on the Securities Exchange, and Royal Decree 1298/1986 of June 28, about the adaptation of the current law about financial entities to the law of the European Union, ("Law 13/1985"), as well as Royal Decree 1065/2007, of July 27, as amended by Royal Decree 1145/2011, of July 29 ("Royal Decree 1145/2011"); and

  •
  the Royal Legislative Decree 5/2004, of March 5, promulgating the Consolidated Text of the NRIT Law along with Law 19/1991, dated June 6, 1991 on Wealth Tax, as amended by Law 4/2008, of December 23, which abolishes Wealth Tax, provides for a monthly Value Added Tax refund system and introduces other amendments to Spanish legislation and by Royal Decree-law 13/2011, of September 16, and the Law 16/ 2012, of December 27, which re-establish temporarily Wealth Tax, and Royal Decree 1776/2004, of July 30, promulgating the NRIT Regulations and Law 29/1987, of December 18, on Inheritance and Gift Tax.

        The acquisition and transfer of the Class B shares will be exempt from indirect taxes in Spain, i.e., exempt from Transfer Tax and Stamp Duty, in accordance with the Consolidated Text of such tax promulgated by Royal Legislative Decree 1/1993, of September 24, and exempt from Value Added Tax, in accordance with Law 37/1992, of December 28, regulating such tax.

Spanish tax considerations concerning the Class B shares and ADSs

        Ownership of the Class B shares by U.S. Holders will not in itself create the existence of a permanent establishment in Spain.

Taxation of dividends

        Under Spanish law, dividends paid by Abengoa to U.S. Holders of Class B shares or ADSs are subject to Spanish NRIT, withheld at source on the gross amount of dividends, currently at a 21% tax rate. For these purposes, upon distribution of the dividend, Abengoa or its paying agent will withhold an amount equal to the tax due according to the rules set forth above (i.e., applying the current withholding tax rate of 21%).

        If the depositary (as defined for Spanish law purposes) of the U.S. Holder is resident, domiciled or represented in Spain and it provides timely evidence (i.e. a certificate from the U.S. Internal Revenue Service ("IRS") stating that, to the best knowledge of the IRS, the U.S. Holder is resident of the United States within the meaning of the Treaty and entitled to its benefits (currently, IRS Form 6166)) of the U.S. Holder's right to obtain the Treaty-reduced rate (currently 15%), it will immediately receive the excess amount withheld. For these purposes, the relevant certificate of residence must be provided before the tenth day following the end of the month in which the dividends were paid. The tax residence certificate is valid only for a period of one year from the date of issuance.

        If the certificate referred to in the above paragraph is not provided within said term but you qualify for the reduced tax rate provided for in the Treaty, you may afterwards obtain a refund of the amount withheld in excess of the rate provided for in the Treaty from the Spanish tax authorities following the refund procedure described below under "— Spanish refund procedure".

        Notwithstanding the foregoing, Spanish NRIT provides an exemption for the first €1,500 of any dividends received annually by U.S. tax resident individuals who do not operate through a permanent establishment in Spain or through a tax haven. However, Spanish withholding tax will nevertheless be required to be deducted from the gross amount of the dividends paid. U.S. tax resident individuals will have to seek a refund of such withholding taxes from the Spanish tax authorities following the refund procedure described below under "— Spanish refund procedure."

      Spanish refund procedure

        According to Spanish Regulations on NRIT (Royal Decree 1776/2004, dated July 30, and an Order dated December 17, 2010), a refund for the amount withheld in excess of the Treaty-reduced rate, and in the case of qualifying individuals, a refund for the amount withheld on the first €1,500 of dividends received in a single year can be obtained from the relevant Spanish tax authorities.

        U.S. Holders may claim the amount withheld from the Spanish Treasury within the first four years by filing with the Spanish tax authorities beginning in February of the following year in which the amount has been withheld (i) the relevant Spanish tax form (210 form) along with, (ii) a certificate of residency issued by the IRS, among other documents.

        U.S. Holders are urged to consult their own tax advisors regarding refund procedures and any U.S. tax implications thereof.

Taxation of capital gains

        The rate applicable to capital gains derived from the transfer of Class B shares or ADSs of U.S. Holders is currently 21% under Spanish law.

        However, under the Treaty, capital gains realized by U.S. Holders arising from the disposition of Class B shares or ADSs will not be taxed in Spain, provided that the seller has not maintained a direct or indirect holding of 25% or more in our capital during the 12 months preceding the disposition of the Class B shares or ADSs. U.S. Holders will be required to establish that they are entitled to the exemption from tax under the Treaty by providing to the relevant Spanish tax authorities a Spanish tax form (Form 210) together with a certificate of tax residence issued by the IRS stating that to the best knowledge of the IRS, such U.S. Holder is a U.S. resident within the meaning of the Treaty (currently, IRS Form 6166). This certificate is generally valid for a period of one year from the date of issuance.

        Additionally, capital gains derived from the transfer of Class B shares in an official Spanish secondary stock market by a U.S. Holder will be exempt from taxation in Spain. For purposes of this exemption, a certificate of tax residence shall be provided in the terms described in the previous paragraph.

Wealth Tax

        In accordance with Royal Decree-Law 13/2011, dated September 16, 2011 and Law 19/1991, dated June 6, 1991, U.S. tax resident individuals who held Class B shares or ADSs on December 31, 2012 are subject to Spanish Wealth Tax (Impuesto sobre el Patrimonio) at a rate varying from 0.2% and 2.5% of the average market value of Class B shares or ADSs during the last quarter of the year. The Spanish Parliament has approved Law 16/2012 on certain tax measures (Ley 16/2012, de 27 de diciembre, por la que se adoptan diversas medidas tributarias dirigidas a la consolidación de las finanzas públicas y al impulso de la actividad económica) ("Law 16/2012"), according to which Wealth Tax will also be restored for tax period 2013.

        U.S. Holders that are entities are not subject to Wealth Tax.

        Notwithstanding the foregoing, Spanish Regulations on Wealth Tax provides for an exemption of first €700,000 of taxable base.

        U.S. Holders who are individuals holding Class B shares or ADSs should consult their own tax advisors with respect to the applicability of the Spanish Wealth Tax.

Inheritance and Gift Tax

        Transfers of Class B shares or ADSs on death and by gift to individuals are subject to Spanish inheritance and gift taxes (Impuesto sobre Sucesiones y Donaciones), regardless of the residence of the heir or beneficiary. The applicable tax rate, after applying relevant personal, family and wealth factors ranges from between 7.65% and 81.6%. While inheritance and gift taxes are generally state taxes, certain autonomous communities have the right to establish their own tax rates and deductions and to control the management and settlement of such taxes.

        Gifts granted to corporations non-resident in Spain for tax purposes are subject to NRIT currently at a 21% tax rate on the fair market value of the Class B shares or ADSs. If the donee is a United States tax resident corporation, the exemptions available under the Treaty will be applicable.

        U.S. Holders holding Class B shares or ADSs should consult their own tax advisors with respect to the specific Spanish tax consequences of the disposition or acquisition of our Class B shares or ADSs by gift or bequest upon death.

U.S. Federal Income Tax Considerations

Taxation of dividends from the Class B shares or ADSs

        Distributions received by a U.S. Holder on Class B shares or ADSs, including the amount of any Spanish taxes withheld, other than certain pro rata distributions of Class B shares to all shareholders (including ADS holders), will constitute foreign-source dividend income to the extent paid out of Abengoa's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Because Abengoa does not maintain calculations of its earnings and profits under U.S. federal income tax principles it is expected that distributions will be reported to U.S. Holders as dividends. The amount of the dividend a U.S. Holder will be required to include in income will equal the U.S. dollar value of the euros received, calculated by reference to the exchange rate in effect on the date the payment is received by the Depositary (in the case of ADSs) or by the U.S. Holder (in the case of Class B shares), regardless of whether the payment is converted into U.S. dollars on the date of receipt. If the dividend is converted to U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of its receipt. If a U.S. Holder realizes gain or loss on a sale or other disposition of euros, it will be U.S.-source ordinary income or loss. Corporate U.S. Holders will not be entitled to claim the dividends-received deduction with respect to dividends paid by Abengoa. Subject to certain exceptions for short-term and hedged positions and the discussion above regarding concerns expressed by the U.S. Treasury, the U.S. dollar amount of dividends received by certain non-corporate U.S. Holders of Class B shares or ADSs will be subject to taxation at rates lower than those applicable to other ordinary income if the dividends are "qualified dividends." Distributions received by a U.S. Holder on Class B shares or ADSs will be qualified dividends if (i) Abengoa is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for purposes of the qualified dividend rules and (ii) Abengoa was not, for the year prior to the year in which the dividends are paid, and is not, for the year in which the dividends are paid, a PFIC. Abengoa expects to be eligible for the benefits of the comprehensive income tax treaty between the United States and Spain, which has been approved by the IRS for the purposes of the qualified dividend rules. Further, Abengoa believes that it was not a PFIC for U.S. federal income tax purposes with respect to its 2012 taxable year, it does not expect to be a PFIC for its current taxable year, and it does not anticipate becoming a PFIC in the foreseeable future. See " — Passive foreign investment company rules" below. Non-corporate U.S. Holders should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to be taxed at these favorable rates.

        Certain pro rata distributions of Class B shares to all shareholders (including ADS holders) are not generally subject to tax.

        Spanish income taxes withheld from dividends on Class B shares or ADSs at a rate not exceeding the applicable rate under the Treaty will be creditable against a U.S. Holder's U.S. federal income tax liability, subject to applicable restrictions and limitations that may vary depending upon the U.S. Holder's circumstances and the discussion above regarding concerns expressed by the U.S. Treasury. Spanish taxes that are refundable or withheld in excess of the rate applicable under the Treaty will not be eligible for credit against a U.S. Holder's federal income tax liability. See "— Spanish Tax Considerations — Spanish tax considerations concerning the Class B shares and ADSs — Taxation of dividends" above for a discussion of how to obtain the applicable Treaty rate. Instead of claiming a credit, a U.S. Holder may elect to deduct foreign taxes (including the Spanish taxes) in computing its taxable income, subject to generally applicable limitations. An election to deduct foreign taxes (instead of claiming foreign tax credits) applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States. The limitations on foreign taxes eligible for credit are calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex. Therefore, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Taxation upon sale or other disposition of Class B shares or ADSs

        A U.S. Holder will recognize U.S.-source capital gain or loss on the sale or other disposition of Class B shares or ADSs, which will be long-term capital gain or loss if the U.S. Holder has held such Class B shares or ADSs for more than one year. The amount of the U.S. Holder's gain or loss will be equal to the difference between such U.S. Holder's tax basis in the Class B shares or ADSs sold or otherwise disposed of and the amount realized on the sale or other disposition, in each case as determined in U.S. dollars. Net long-term capital gain recognized by certain non-corporate U.S. Holders will be taxed at a lower rate than the rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

        As discussed under "— Spanish Tax Considerations — Spanish tax considerations concerning the Class B shares and ADSs — Taxation of capital gains" above, gain realized by a U.S. Holder on the sale or other disposition of Class B shares or ADSs will be exempt from Spanish tax on capital gains under the Treaty. If a U.S. Holder is eligible for the exemption from Spanish tax on capital gains but does not follow appropriate procedures for obtaining the exemption, it will not be entitled to credit the amount of Spanish tax on capital gains paid against its U.S. federal income tax liability.

Passive foreign investment company rules

        Abengoa believes that it was not a PFIC in its most recent taxable year and will not be a PFIC for U.S. federal income tax purposes for its current taxable year, and Abengoa does not expect to become a PFIC in the foreseeable future. However, because PFIC status depends upon the composition of a company's income and assets and the market value of its assets (including, among others, less than 25% owned equity investments) from time to time, there can be no assurance that Abengoa will not be considered a PFIC for any taxable year. If Abengoa were treated as a PFIC for any taxable year during which a U.S. Holder held a Class B share or ADS, certain adverse tax consequences could apply to the U.S. Holder.

        If Abengoa were treated as a PFIC for any taxable year during which a U.S. Holder held a Class B share or ADS, gain recognized by a U.S. Holder on a sale or other disposition of the Class B share or ADS would be allocated ratably over the U.S. Holder's holding period for the Class B share or ADS. The amounts allocated to the taxable year of the sale or other disposition and to any year before Abengoa became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect in that year for individuals or corporations, as appropriate, and an interest charge would be imposed on the resulting tax liability. The same treatment would apply to any distribution in respect of Class B shares or ADSs to the extent it exceeds 125% of the average of the annual distributions on Class B shares or ADSs received by the U.S. Holder during the preceding three years or the U.S. Holder's holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the Class B shares or ADSs.

        In addition, if Abengoa were treated as a PFIC in a taxable year in which it pays a dividend or in the prior taxable year, the favorable dividend rate discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

Medicare Tax

        Certain U.S. Holders, including individuals, estates and certain trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests. For individuals, the additional Medicare tax applies to the lesser of (i) "net investment income" or (ii) the excess of modified adjusted gross income over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" includes the taxpayer's gross investment income reduced by deductions that are allocable to such income. Potential investors should consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of Class B shares or ADSs.

Information reporting and backup withholding

        Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless the U.S. Holder is a corporation or other exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

        Certain U.S. Holders who are individuals may be required to report information relating to their ownership of an interest in certain foreign financial assets, including stock and securities of a non-U.S. person, subject to exceptions (including an exception for stock and securities held through a U.S. financial institution). Other U.S. Holders may be subject to similar rules in the future. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the Class B shares or ADSs.

UNDERWRITING

        The offering consists of an offering of a total of 182,500,000 Class B shares, including Class B shares in the form of ADSs.

        Citigroup Global Markets Limited and HSBC Securities (USA) Inc. are acting as representatives of the underwriters named below in respect of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter the number of Class B shares, including Class B shares in the form of ADSs, set forth opposite the underwriter's name.

Underwriter	Number of Class B shares
Citigroup Global Markets Limited
HSBC Securities (USA) Inc.
Merrill Lynch International
BANCO SANTANDER, S.A.
Canaccord Genuity Inc.
Société Générale

Total	182,500,000

        The underwriters may elect to take delivery of all or a portion of the Class B shares purchased in the offering in the form of ADSs. Offers and sales of Class B shares and ADSs in the offering in the United States will be made by the underwriters through their U.S. broker-dealer affiliates, which must be registered with the SEC under the U.S. Securities Exchange Act of 1934, as amended.

        In consideration of the agreement by the underwriters to purchase the Class B shares, including in the form of ADSs, pursuant to the offering we will pay to the underwriters selling, underwriting and management commissions totaling       % of the aggregate offering price of the Class B shares sold in such offering (including any Class B shares purchased by the underwriters to cover over-allotments).

        The underwriting agreement provides that the obligations of the underwriters to purchase the Class B shares (including in the form of ADSs) included in the offering are subject to approval of legal matters by counsel and to other conditions. The underwriters in the offering are obligated to purchase all the Class B shares (including in the form of ADSs) in the offering (other than those covered by the over-allotment option described below) if they purchase any of the Class B shares or ADSs in the offering.

        Class B shares and ADSs sold by the underwriters in the offering to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Class B shares or ADSs sold by the underwriters in the offering to securities dealers may be sold at a discount from the initial public offering price not to exceed €             or $             per Class B share and ADS, respectively. If all of the Class B shares and ADSs are not sold in the offering at the initial offering price, the representatives may change the public offering price and other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

        The underwriters in the offering may sell more Class B shares (including in the form of ADSs) than the total number set forth in the table above. In order to allow the underwriters in the offering to cover any such over-allotments, we have granted to the underwriters in the offering an option, exercisable for 30 days from the date of this prospectus, to purchase up to 27,375,000 additional Class B shares (the "over-allotment shares") at the public offering price less the underwriting commissions described above. The representatives named above, on behalf of the underwriters in the offering, may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter in the offering must purchase a number of over-allotment shares (in the form of Class B shares or ADSs) approximately proportionate to that underwriter's initial purchase commitment. Any over-allotment shares (in the form of Class B shares or ADSs) issued or sold under the option will be issued and sold on the same terms and conditions as the other Class B shares and ADSs that are the subject of the offering.

        The underwriters have entered into agreements in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer the Class B shares or ADSs.

        No action has been or will be taken in any jurisdiction, except in the United States, that would permit a public offering of the Class B shares or ADSs, or the possession, circulation or distribution of a prospectus or any other material relating to us or the Class B shares or ADSs, where action for that purpose is required.

        We, our controlling shareholders, Inversión Corporativa IC, S.A. and its wholly owned subsidiary Finarpisa, S.A., our officers and all but one of our directors listed in the "Management" section have agreed that, for a period commencing on the date of this prospectus and ending 180 days after the date of admission to listing of our ADSs on the NASDAQ Global Select Market, we and they will not, without the prior written consent of the representatives of the underwriters named above and subject to certain exceptions, dispose of or hedge any of our Class A shares, Class B shares or ADSs, or any securities convertible into or exchangeable for our Class A shares, Class B shares or ADSs. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. One of our major shareholders, First Reserve, and the director appointed by First Reserve have not entered into lock-up agreements with the underwriters and are therefore not prohibited by the underwriting arrangements for the offering from selling Class A shares, Class B shares or ADSs from time to time, to the extent permitted by applicable law.

        We have been approved to list our ADSs on the NASDAQ Global Select Market under the symbol "ABGB" subject to official notice of issuance, and we expect our ADSs to commence trading on the NASDAQ Global Select Market on a when-issued basis on the New York trading day immediately following the date of this prospectus. Our Class B shares are listed on each of the Madrid and Barcelona Stock Exchanges and traded through the Automated Quotation System of the Spanish Stock Exchanges under the symbol "ABG.P." The closing price of our Class B shares on October 3, 2013 was €2.19 per Class B share (or $14.82 per ADS based on the U.S. dollar: euro exchange rate on September 27, 2013). We expect the new Class B shares sold in the offering to be approved for listing on each of the Madrid and Barcelona Stock Exchanges and trading through the Automated Quotation System of the Spanish Stock Exchanges on the third Madrid trading day immediately following the date of this prospectus. It is anticipated that the initial public offering price per Class B share will be based on the closing price of the Class B shares on the Madrid and Barcelona Stock Exchanges on the date of pricing. The price per ADS will be the approximate U.S. dollar equivalent based on the prevailing exchange rate on such date.

        The following table shows the underwriting fees and commissions that we are to pay to the underwriters in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	No Exercise	Full Exercise
Per Class B share	€	€
Per ADS	$	$
Total(1)	$	$

(1)
Assumes all Class B shares are sold in the form of ADSs.

        We have agreed to reimburse the underwriters for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority, or FINRA, in an amount not to exceed $100,000.

        In order to facilitate the offering of the Class B shares, Citigroup Global Markets Limited, as stabilization agent, for the account of the underwriters, may engage in transactions that stabilize, maintain or otherwise affect the price of the Class B shares and ADS. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional Class B shares. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing Class B shares and ADSs in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the option to purchase additional Class B shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class B shares and ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Class B shares and ADSs in the open market to stabilize the price of the Class B shares and ADSs. The underwriting syndicate also may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class B shares and ADSs in the offering, if the syndicate repurchases previously distributed Class B shares and ADSs to cover syndicate short positions or to stabilize the price of the Class B shares and ADS. These activities may raise or maintain the market price of the Class B shares and ADSs above independent market levels or prevent or retard a decline in the market price of the Class B shares and ADSs. These activities may be undertaken on the Spanish Stock Exchanges, the NASDAQ Global Select Market, in the over-the-counter market or otherwise. If the stabilization agent commences any of these transactions, it may discontinue them at any time.

        Our controlling shareholder, Inversión Corporativa IC, S.A., has indicated its intention to support the offering. Any Class B shares that are purchased by Inversión Corporativa IC, S.A. would be purchased outside of the United States in reliance on Regulation S under the Securities Act.

        We expect that the closing date of the offering, or fecha de operación bursátil, will be on or about the Madrid trading day immediately following the date of this prospectus. Under Spanish law, on the closing date, purchasers become unconditionally obligated to pay for, and entitled to delivery of, securities purchased in the offering. In order to expedite the registration of the Class B shares offered in the offering, it is expected that the representatives, on behalf of the final purchasers of the Class B shares, will subscribe for the Class B shares offered in the offering on the closing date. Payment for such Class B shares is expected to be made to us on such date, and the Class B shares offered in the offering will come into existence once registered with the Commercial Registry of Seville and recorded in book-entry form in the records of Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. ("Iberclear"). We expect that the Class B shares sold in the offering will be delivered to purchasers against payment in euros on or about                                        , 2013 through the facilities of Iberclear. We expect that the ADSs sold in the offering will be delivered to purchasers against payment in U.S. dollars on or about                           , 2013.

        The underwriters or their respective affiliates from time to time have provided in the past, and may provide in the future one or more investment banking, financial advisory, broker dealer or commercial banking services to us and our affiliates in the ordinary course of business for which they have received, or may receive, customary fees and commissions. In addition, all of the underwriters except Canaccord Genuity Inc. are lenders (either directly or through their respective affiliates) under certain of our facilities and other credit arrangements, including in certain cases under our Second Swedish Credit Agreement and our Swedish Export Buyer Credit Agreement, which we intend to partially prepay, as described in "Use of Proceeds". In their capacity as lenders, such underwriters may, in the future, seek a reduction of a loan commitment to us, or impose incremental pricing or collateral requirements with respect to such facilities or credit arrangements, in the ordinary course of business. See "Risk Factors—Risks Related to Our Indebtedness." In addition, the underwriters who are lenders to us and their affiliates routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Securities offered hereby. Any such short positions could adversely affect future trading prices of the Securities. Moreover, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities and to reimburse the underwriters for certain expenses relating to the offering.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, an offer to the public of any of our Securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our Securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any of our Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our Securities to be offered so as to enable an investor to decide to purchase any of our Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        Any offer or sale of the Securities may only be made to persons in the United Kingdom who are "qualified investors" or otherwise in circumstances that do not require publication by the Company of a prospectus pursuant to section 85(1) of the UK Financial Services and Markets Act 2000. Any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, investment professionals falling within Article 19(5), or fall within section 49(2)(a) to (d) ("high net worth; unincorporated associations, etc.") of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or other persons to whom such investment or investment activity may lawfully be made available

(together, "relevant persons"). Persons who are not relevant persons should not take any action on the basis of this prospectus and should not act or rely on it.

Notice to Prospective Investors in Hong Kong

        This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The Securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and each underwriter has agreed that it will not offer or sell any Securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may not be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Securities are subscribed or purchased under Section 275 by a relevant person which is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Korea

        This prospectus should not be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell our securities in the Republic of Korea ("Korea"). We are not making any representation with respect to the eligibility of any recipients of this prospectus to acquire the Securities under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the "FSCMA"), the Foreign Exchange Transaction Act (the "FETA"), and any regulations thereunder. The Securities have not been registered with the Financial Services Commission of Korea (the "FSC") in any way pursuant to the FSCMA, and the Securities may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the Securities may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold Securities complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold Securities.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

        In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Australia

        No prospectus, disclosure document, offering material or advertisement in relation to the Securities has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of Securities within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus or any other prospectus, disclosure document, offering material or advertisement relating to the Securities in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

Notice to Prospective Investors in France

        No prospectus (including any amendment, supplement, or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another Relevant Member State and notified to the Autorité des marchés financiers. No Securities have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors ("Permitted Investors") consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors

(investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code moniétaire et financier and belonging to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account, with "qualified investors" and "limited circle of investors" having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code moniétaire et financier; none of this prospectus or any other materials related to the offer or information contained therein relating to the Securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any Securities acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code moniétaire et financier and applicable regulations thereunder.

Notice to Prospective Investors in Italy

        The offering of the Securities has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Societá e la Borsa, or the CONSOB) pursuant to Italian securities legislation and, accordingly, the Securities may not and will not be offered, sold or delivered, nor may or will copies of this prospectus or any other documents relating to the Securities or the offer be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or Regulation No. 11522, or in other circumstances where an exemption from the rules governing solicitations to the public at large applies in accordance with Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended, or the Italian Financial Law, and Article 33 of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

        Any offer, sale or delivery of the Securities or distribution of copies of this prospectus or any other document relating to the Securities or the offer in Italy may and will be effected in accordance with all Italian securities, tax, exchange control, and other applicable laws and regulations, and in particular, will be:

  •
  made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended, or the Italian Banking Law, the Italian Financial Law, Regulation No. 11522, and any other applicable laws and regulations;

  •
  in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and

  •
  in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

        Any investor purchasing the Securities in the offer is solely responsible for ensuring that any offer or resale of the Securities it purchased in the offer occurs in compliance with applicable laws and regulations. This prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party residing in or located in Italy for any reason. No person residing in or located in Italy other than the original recipients of this document may rely on it or its content. In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospective Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions, warranties and representations set out under the heading "— Notice to Prospective Investors in the European Economic Area" above shall apply to Italy.

Notice to Prospective Investors in Switzerland

        The Securities may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus nor any other solicitation for investments in the Securities may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the

Federal Act on Investment Funds of March 18, 1994. This prospectus may not be copied, reproduced, distributed or passed on to others without the initial purchasers' prior written consent. This prospectus is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of the Securities on any Swiss stock exchange or other Swiss regulated market and this prospectus may not comply with the information required under the relevant listing rules. The Securities have not and will not be registered with the Swiss Federal Banking Commission and have not and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994, does not extend to acquirers of the Securities.

Notice to Prospective Investors in Spain

        Neither the Securities nor this prospectus have been approved or registered in the administrative registries of the Spanish National Securities Exchange Commission (Comisión Nacional del Mercado de Valores or CNMV). Accordingly, the Securities may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of articles 30bis of the Spanish Securities Market Law of July 28, 1988 (Ley 24/1988, de 28 Julio, del Mercado de Valores), as amended and restated, and supplemental rules enacted thereunder.

Notice to Prospective Investors in Germany

        The Securities will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz über die Erstellung, Billigung und Veröffentlichung des Prospekts, der beim öffentlichen Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veröffenlichen ist — Wertpapierprospektgesetz) as of June 22, 2005, effective as of July 1, 2005, as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospekt) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.

Notice to Prospective Investors in The Netherlands

        The Securities may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus nor any other document in respect of the offering may be distributed in or from the Netherlands, other than to individuals or legal entities which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of the Securities is publicly announced that the offer is exclusively made to said individuals or legal entities.

Notice to Prospective Investors in Argentina

        We have not made, and will not make, any application to obtain an authorization from the National Securities Exchange Commission (Comisión Nacional de Valores or the "CNV") for the public offering of the Securities in Argentina. The CNV has not approved the Securities, the offering nor any document relating to the offering of the Securities. The Securities will not be offered or sold in Argentina, except in transactions that will not constitute a public offering of securities within the meaning of Section 16 of the Argentine Public Offering Law N° 17,811, as amended. Argentine insurance companies may not purchase the Securities.

Notice to Prospective Investors in Brazil

        The offer of securities described in this prospectus will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, and under CVM Rule (Instrução) No. 400, of December 29, 2003, as amended. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Mobiliários in Brazil. Any representation to the contrary is untruthful and unlawful. Any public offering or distribution, as defined under Brazilian laws and regulations, of the interests in Brazil is not legal without such prior registration. Documents relating to the offering of the securities, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of the securities is not a public offering of securities in Brazil, nor may they be used in connection with any offer for sale of the securities to the public in Brazil. This prospectus is addressed to you personally, upon your request and for your sole benefit, and is not to be transmitted to anyone else, to be relied upon by anyone else or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without our prior, express and written consent.

Notice to Prospective Investors in Chile

        Neither we nor the Securities are registered in the Securities Registry (Registro de Valores) or the Foreign Securities Registry (Registro de Valores Extranjeros) of the Chilean Securities and Insurance Commission (Superintendencia de Valores y Seguros de Chile or the "SVS"), or subject to the control and supervision of the SVS. This prospectus and other offering materials relating to the offer of the Securities do not constitute a public offer of, or an invitation to subscribe for or purchase, the Securities in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not "addressed to the public at large or to a certain sector or specific group of the public").

Notice to Prospective Investors in Colombia

        The Securities have not been and will not be registered in the Colombian National Registry of Securities and Issuers (Registro Nacional de Valores y Emisores) maintained by the Colombian Superintendency of Finance (Superintendencia Financiera de Colombia) and may not be offered, sold or negotiated or otherwise be subject to brokerage activities in Colombia, except under circumstances which do not constitute a public offering of securities under applicable Colombian securities laws and regulations. Furthermore, foreign financial entities must abide by the terms of Part 4 of Decree 2555 of 2010 to privately market and offer the Securities to their Colombian clients.

Notice to Prospective Investors in Peru

        Neither the Securities nor this prospectus have or will be registered with or approved by the Peruvian Capital Markets Superintendency (Superintendencia del Mercado de Valores). Accordingly, the Securities cannot be offered or sold in Peru, except if such offering is considered a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes, among others, that any particular offer may qualify as private if it is directed exclusively to institutional investors.

Notice to Prospective Investors in Mexico

        The Securities are not being offered, sold or traded in Mexico pursuant to, and do not constitute, an oferta pública (public offering) in accordance with the Ley del Mercado de Valores, as amended (Mexican Securities Market Law, or "LMV"), or Disposiciones de carácter general aplicables a las emisoras de valores y a otros participantes del mercado de valores (the general rules, regulations and other general provisions issued by the Comisión Nacional Bancaria y de Valores (Mexican Banking and Securities Commission, or "CNBV"), or "General Issuer's Rules"), nor is the offering contemplated hereby being authorized by the CNBV; therefore, any such Securities may not be offered or sold publicly, or otherwise be the subject of brokerage activities, in

Mexico, except pursuant to a private placement exemption or other exemptions set forth in the Mexican Securities Market Law. As such, this offering can be made to any person in Mexico so long as the offering is conducted on a direct and personal basis and it complies, among other requirements as set forth under the LMV and the General Issuer's Rules, with the following:

  (i)
  it is made to persons who are inversionistas institucionales (institutional investors) within the meaning of Article 2, Roman numeral XVII, of the LMV and regarded as such pursuant to the laws of Mexico, or inversionistas calificados (qualified investors) within the meaning of Article 2, Roman numeral XVI, of the LMV, and have the income, assets or qualitative characteristics provided for under Article 1, Roman numeral XIII of the General Issuer's Rules, which require maintenance, in average over the past year, of investments in securities (within the meaning of the LMV) for an amount equal or greater than 1,500,000 Unidades de Inversión (Investment Units or "UDIs"), or in each of the last 2 years had a gross annual income equal to or greater than 500,000 UDIs;

  (ii)
  it is made to persons who are stockholders of companies which fulfill their corporate purpose exclusively or substantially with such securities (e.g., investment companies authorized to invest in such securities);

  (iii)
  it is made pursuant to a plan or applicable program for employees or groups of employees of Abengoa or affiliates of Abengoa; or

  (iv)
  it is made to less than 100 persons, to the extent such persons do not qualify under (i), (ii) or (iii) above.

        In identifying proposed purchasers for the Securities in Mexico, the underwriters will only contact persons or entities whom they reasonably believe are within one of the four categories described in the immediately preceding paragraph in items (i) through (iv). The underwriters may further require you to expressly reiterate that you fall into one of the above mentioned categories, that you further understand that the private offering of shares has less documentary and information requirements than public offerings do, and to waive the right to claim on any lacking thereof.

        This prospectus may not be publicly distributed in Mexico, whether through mass media to indeterminate subjects or otherwise, and they are not intended to serve as an application for the registration of the Securities on the CNBV or listing of the Securities on the Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange, or "BMV"), nor as a prospectus in connection with a public offering in Mexico. This prospectus is solely our responsibility and have not been reviewed or authorized by the CNBV. The CNBV has not assessed or passed on the investment quality of the Securities, our solvency, liquidity or credit quality or the accuracy or completeness of the information provided in this prospectus. In making an investment decision, all investors, including any S-41 Mexican investors who may acquire Securities from time to time, must rely on their own review and examination of our company. The acquisition of the Securities by an investor who is a resident of Mexico will be made under its own responsibility.

EXPENSES RELATING TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting fees and commissions, that we expect to incur in connection with the offering. With the exception of the SEC registration fee, the NASDAQ listing fee and the Financial Industry Regulatory Association filing fee, all amounts are estimates.

SEC Registration Fee	$80,205
NASDAQ Listing Fee	150,000
Financial Industry Regulatory Association Filing Fee	81,722
Printing and Delivery Expenses	744,535
Legal Fees and Expenses	4,737,950
Accounting Fees and Expenses	888,839
Miscellaneous	316,749
Total	$7,000,000

 LEGAL MATTERS

        The validity of the Class B shares and certain other matters under Spanish law will be passed upon for us by DLA Piper Spain, S.L.U., Madrid, Spain, our Spanish counsel, and for the underwriters by Pérez-Llorca Abogados, S.L.P. y Cía. S. Com. P., Madrid, Spain, Spanish counsel to the underwriters.

        Certain matters under U.S. federal and New York law, including the validity of the issuance of the ADSs will be passed upon for us by DLA Piper LLP (US), our U.S. counsel. Certain matters with respect to U.S. federal and New York law will be passed upon for the underwriters by Davis Polk & Wardwell LLP, U.S. counsel to the underwriters.

EXPERTS

        Our consolidated financial statements for the year ended December 31, 2012 contained in this prospectus have been audited by Deloitte, S.L., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus (which contains an explanatory paragraph relating to the retrospective change to the method of accounting for IFRIC 12 in 2012 and 2011 from an accounting principle that was acceptable to one that is preferable, to the retrospective change to the amounts previously reported for 2012, 2011 and 2010 in accordance with IFRS 5 — Non-current assets held for sale and discontinued operations due to the sale of the subsidiary Befesa and to the retrospective change to the amounts previously reported for 2012 due to the adoption of IFRS 10 — Consolidated Financial Statements and IFRS 11 — Joint Arrangements. As allowed by the transition guidance in IFRS 10 — Consolidated Financial Statements and 11 — Joint Arrangements, amounts previously reported for 2011 and 2010 have not been retrospectively adjusted. Such changes are described in Note 2.1.1, Note 2.1.2 and Note 2.1.3 to the Annual Consolidated Financial Statements, respectively), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Our consolidated financial statements for the years ended December 31, 2011 and 2010 contained in this prospectus have been audited by PricewaterhouseCoopers Auditores, S.L., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus (which contains an explanatory paragraph relating to the change in the manner for which Abengoa, S.A. accounts for its solar-thermal plants in Spain and to the sale of its ownership interest in the subsidiary Befesa, as discussed in Note 2.1.1 and Note 2.1.2 to the Annual Consolidated Financial Statements, respectively), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        At the proposal of the Board of Directors and the Audit Committee, our General Shareholders' Meeting held on April 1, 2012 approved the appointment of Deloitte, S.L. as our independent registered public accounting firm for our consolidated group and for our subsidiaries for the fiscal years ending December 31, 2012, 2013 and 2014. As a consequence, PricewaterhouseCoopers Auditores, S.L., was dismissed as independent registered public accounting firm of the Company.

        The report of PricewaterhouseCoopers Auditores, S.L. on the Company's consolidated financial statements for the fiscal years ended December 31, 2011 and 2010 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

        During the fiscal years ended December 31, 2011 and 2010 and through April 1, 2012 there were no disagreements with PricewaterhouseCoopers Auditores, S.L. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures that, if not resolved to the satisfaction of PricewaterhouseCoopers Auditores, S.L., would have caused PricewaterhouseCoopers Auditores, S.L. to make reference to the matter in their report on the financial statements for such years.

        During the fiscal years ended December 31, 2011 and 2010 and through April 1, 2012, there have been no reportable events (as defined in Regulation S-K 304(a)(1)(v)).

        From April 1, 2012, PricewaterhouseCoopers Auditores, S.L. was engaged solely to issue an audit report on our Consolidated Financial Statements as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011, prepared in accordance with IFRS as issued by the IASB, included in this prospectus.

        We have provided a copy of this disclosure to PricewaterhouseCoopers Auditores, S.L. and have requested that PricewaterhouseCoopers Auditores, S.L. furnish us with a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated October 4, 2013, is filed as Exhibit 23.3 to this prospectus.

        During the two most recent fiscal years prior to the appointment of Deloitte, S.L. as independent registered public accounting firm, we did not consult with Deloitte, S.L. regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Deloitte, S.L. concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(I)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act covering the Class B shares and ADSs to be sold in this offering. A related registration statement on Form F-6 is being filed to register the issuance of the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our Class B shares and ADSs.

        Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. However, we are allowed four months to file our annual report with the SEC instead of approximately three, and we are not required to disclose certain detailed information regarding executive compensation that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

        As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount, and at the same time, as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer.

        You may review and copy the registration statement, reports and other information we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC.

        For further information on the Public Reference Room, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC's website at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this prospectus.

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm on consolidated financial statements as of December 31, 2012 and for the year ended December 31, 2012	F-2
Report of Independent Registered Public Accounting Firm on consolidated financial statements as of December 31, 2011 and 2010 and for each of the years ended December 31, 2011 and 2010	F-3
Consolidated statements of financial position as of December 31, 2012, 2011 and 2010	F-4
Consolidated income statements for the years ended December 31, 2012, 2011 and 2010	F-6
Consolidated statements of comprehensive income for the years ended December 31, 2012, 2011 and 2010	F-7
Consolidated statements of changes in equity for the years ended December 31, 2012, 2011 and 2010	F-8
Consolidated cash flow statements for the years ended December 31, 2012, 2011 and 2010	F-9
Notes to the consolidated financial statements	F-11
Appendices to the consolidated financial statements	F-151
Consolidated condensed statements of financial position as of June 30, 2013 and December 31, 2012	F-275
Consolidated income statements for the six month periods ended June 30, 2013 and June 30, 2012	F-277
Consolidated statements of comprehensive income for the six month periods ended June 30, 2013 and June 30, 2012	F-278
Consolidated statements of changes in equity for the six month periods ended June 30, 2013 and 2012	F-279
Consolidated condensed cash flow statements for the six month periods ended June 30, 2013 and June 30, 2012	F-280
Notes to the consolidated condensed interim financial statements for the six month period ended June 30, 2013	F-281

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders of
Abengoa, S.A.:

Seville, Spain

        We have audited the accompanying consolidated statement of financial position of Abengoa, S.A. and subsidiaries (the "Company") as of December 31, 2012, and the related consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of changes in equity, the consolidated cash flow statement and related notes to the consolidated financial statements for the year then ended. These consolidated financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Abengoa, S.A. and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in conformity with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board.

        As discussed in Note 2.1.1 to the consolidated financial statements, the Company retrospectively changed its method of accounting for International Financial Reporting Standards Committee ("IFRIC") 12-Service Concession Arrangements in 2012 and 2011 from an accounting principle that was acceptable to one that is preferable. Additionally as discussed in Note 2.1.2, the Company retrospectively changed the amounts previously reported for the years ended 2012, 2011 and 2010 in accordance with IFRS 5-Non-current assets held for sale and discontinued operations due to the sale of the subsidiary Befesa Medio Ambiente, S.L.U. Finally as discussed in Note 2.1.3, the Company retrospectively changed the amounts previously reported for the year ended 2012 due to the adoption of IFRS 10-Consolidated Financial Statements and IFRS 11-Joint Arrangements. As allowed by the transition guidance in IFRS 10-Consolidated Financial Statements and lFRS 11-Joint Arrangements, 2011 and 2010 have not been retrospectively adjusted.

/s/ DELOITTE, S.L.

Seville, Spain
September 5, 2013

 Report of Independent Registered Public Accounting Firm

To the shareholders of
Abengoa, S.A.
Seville, Spain

        We have audited the accompanying consolidated statements of financial position of Abengoa, S.A. and its subsidiaries as of December 31, 2011 and 2010 and the related consolidated income statements, statements of comprehensive income, statements of changes in equity and cash flow statements for each of the two years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abengoa, S.A. and its subsidiaries at December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2011 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

        As discussed in Note 2.1.1. to the consolidated financial statements, the Company changed the manner for which it accounts for its solar-thermal plants in Spain. Additionally as discussed in Note 2.1.2. to the consolidated financial statements, the Company has reflected the sale of its ownership interest in Befesa Medio Ambiente, S.L.U.

PricewaterhouseCoopers Auditores, S.L.

Seville, Spain
September 5, 2013

ABENGOA

Consolidated financial statements

Consolidated statements of financial position as of December 31, 2012, 2011 and 2010
 – Amounts in thousands of euros –

Assets	Note(1)	12/31/2012(2)	12/31/2011(2)	12/31/2010
Non-current assets
Goodwill		1,115,275	1,118,186	1,427,312
Other intangible assets		441,470	172,341	366,200

Intangible assets	8	1,556,745	1,290,527	1,793,512

Property, plant & equipment	9	1,431,599	1,502,908	1,640,287

Intangible assets in projects		6,024,694	5,891,155	3,115,212
Property, plant & equipment in projects		1,716,693	1,885,283	2,629,584

Fixed assets in projects (project finance)	10	7,741,387	7,776,438	5,744,796

Investments in associates carried under the equity method	11	920,140	51,270	48,585

Available for sale financial assets	13	41,552	39,134	50,467
Other receivable accounts	15	451,166	252,148	259,750
Derivative assets	14	31,683	120,115	127,553

Financial investments		524,401	411,397	437,770

Deferred tax assets	24	1,148,324	939,707	885,666

Total non-current assets		13,322,596	11,972,247	10,550,616

Current assets
Inventories	16	426,826	384,894	385,016

Trade receivables		1,027,481	1,070,473	1,446,599
Credits and other receivables		1,243,825	735,820	694,844

Clients and other receivables	15	2,271,306	1,806,293	2,141,443

Available for sale financial assets	13	8,143	22,267	29,868
Other receivable accounts	15	880,376	924,288	862,407
Derivative assets	14	11,500	67,349	21,321

Financial investments		900,019	1,013,904	913,596

Cash and cash equivalents	17	2,413,184	3,738,117	2,983,155

Total current assets		6,011,335	6,943,208	6,423,210

Total assets		19,333,931	18,915,455	16,973,826

(1)
Notes 1 to 33 are an integral part of these Consolidated Financial Statements

(2)
Amounts recasted (see Note 2.1 'Basis of Preparation')

ABENGOA

Consolidated financial statements

Consolidated statements of financial position as of December 31, 2012, 2011 and 2010
– Amounts in thousands of euros –

Equity and liabilities	Note(1)	12/31/2012(2)	12/31/2011(2)	12/31/2010
Equity attributable to owners of the Parent
Share capital	18	90,144	90,641	22,617

Parent company reserves	18	628,406	599,216	322,011

Other reserves	18	(280,266)	(179,390)	(98,947)

Fully or proportionally consolidated entities		(153,246)	42,943	265,041
Associates		(14,134)	(1,589)	1,455

Accumulated currency translation differences	18	(167,380)	41,354	266,496

Retained earnings	18	847,251	882,578	677,498

Non-controlling Interest		742,208	413,636	440,663

Total equity		1,860,363	1,848,035	1,630,338

Non-current liabilities
Long-term non-recourse project financing	19	4,678,993	4,982,975	3,557,971

Borrowings		2,506,005	2,281,496	2,633,751
Notes and bonds		1,643,926	1,625,763	1,690,816
Financial lease liabilities		28,049	32,064	36,250
Other loans and borrowings		178,464	210,535	80,882

Corporate financing	20	4,356,444	4,149,858	4,441,699

Grants and other liabilities	21	194,420	223,902	171,402

Provisions and contingencies	22	118,277	119,349	153,789

Derivative liabilities	14	407,551	388,700	289,997

Deferred tax liabilities	24	276,550	232,109	312,271

Personnel liabilities	33	70,599	64,154	24,629

Total non-current liabilities		10,102,834	10,161,047	8,951,758

Current liabilities
Short-term non-recourse project financing	19	577,779	407,135	492,139

Borrowings		536,052	850,353	632,757
Notes and bonds		30,881	31,009	32,501
Financial lease liabilities		11,885	8,841	16,493
Other loans and borrowings		11,566	28,556	38,147

Corporate financing	20	590,384	918,759	719,898

Trade payables and other current liabilities	25	5,955,589	5,230,496	4,730,822

Income and other tax payables		179,275	255,621	342,970

Derivative liabilities	14	54,200	78,604	91,443

Provisions for other liabilities and charges		13,507	15,758	14,458

Total current liabilities		7,370,734	6,906,373	6,391,730

Equity and liabilities		19,333,931	18,915,455	16,973,826

(1)
Notes 1 to 33 are an integral part of these Consolidated Financial Statements

(2)
Amounts recasted (see Note 2.1 'Basis of Preparation')

ABENGOA

Consolidated financial statements

Consolidated income statements for the years ended December 31, 2012, 2011 and 2010
– Amounts in thousands of euros –

		For the year ended December 31,
	Note(1)	2012(2)	2011(2)	2010(2)
Revenue	27	6,311,952	6,689,156	4,360,045
Changes in inventories of finished goods and work in progress		19,722	64,083	24,110
Other operating income	28	485,228	598,471	751,571
Raw materials and consumables used		(4,241,234)	(4,656,094)	(3,257,195)
Employee benefit expenses	29	(709,552)	(610,396)	(507,780)
Depreciation, amortization and impairment charges		(422,013)	(230,555)	(228,713)
Other operating expenses	8 & 28	(917,507)	(922,177)	(662,586)

Operating profit		526,596	932,488	479,453

Financial income	30	84,066	105,375	79,914
Financial expense	30	(544,853)	(573,784)	(367,925)
Net exchange differences	30	(35,798)	(28,154)	(18,316)
Other financial income/(expense), net	30	(158,008)	(170,307)	(17,657)

Financial expense, net		(654,593)	(666,870)	(323,984)

Share of profit/(loss) of associates carried under the equity method	11	17,561	3,975	8,520

Profit/(loss) before income tax		(110,436)	269,593	163,989

Income tax benefit/(expense)	31	171,913	(3,188)	17,393

Profit for the year from continuing operations		61,477	266,405	181,382

Profit/(loss) from discontinued operations, net of tax	7	32,543	129,077	81,929

Profit for the year		94,020	395,482	263,311

Profit/(loss) attributable to non-controlling interests from continuing operations	18	37,305	18,568	53,411
Profit/(loss) attributable to non-controlling interests from discontinued operations		1,345	2,769	2,738

Profit for the year attributable to the parent company		55,370	374,145	207,162

Weighted average number of ordinary shares outstanding (thousands)	32	538,063	466,634	452,348
Basic earnings per share from continuing operations (€ per share)	32	0.04	0.53	0.28
Basic earnings per share from discontinued operations (€ per share)	32	0.06	0.27	0.18

Basic earnings per share attributable to the parent company (€ per share)		0.10	0.80	0.46

Weighted average number of ordinary shares affecting the diluted earnings per share (thousands)	32	558,084	469,982	452,348
Diluted earnings per share from continuing operations (€ per share)	32	0.04	0.53	0.28
Diluted earnings per share from discontinued operations (€ per share)	32	0.06	0.27	0.18

Diluted earnings per share attributable to the parent company (€ per share)		0.10	0.80	0.46

(1)
Notes 1 to 33 are an integral part of these Consolidated Financial Statements

(2)
Amounts recasted (see Note 2.1 'Basis of Preparation')

ABENGOA

Consolidated financial statements

Consolidated statements of comprehensive income for the years ended December 31,
2012, 2011 and 2010
– Amounts in thousands euros –

	For the year ended December 31,
	2012(2)	2011(2)	2010(2)
Profit for the year	94,020	395,482	263,311

Items that may be subject to transfer to income statement:
Change in fair value of available for sale financial assets	1,390	(2,568)	1,226
Change in fair value of cash flow hedges	(237,802)	(123,769)	(85,978)
Currency translation differences	(256,257)	(239,878)	244,043
Tax effect	68,100	32,217	27,583
Other movements	(91)	3,452	12,680

Net income/(expense) recognized directly in equity	(424,660)	(330,546)	199,554

Available for sale financial assets	—	—	(59)
Cash flow hedges	96,172	7,578	35,744
Tax effect	(28,852)	2,273	(10,705)

Transfers to income statement	67,320	9,851	24,980

Other comprehensive income/(expense)	(357,340)	(320,695)	224,534

Total comprehensive income/(expense) for the year	(263,320)	74,787	487,845

Total comprehensive income/(expense) attributable to non-controlling interest	(9,080)	6,227	66,419

Total comprehensive income/(expense) attributable to the parent company	(254,920)	68,560	421,426

Total comprehensive income/(expense) attributable to the parent company from continuining operations	(264,920)	(106,364)	310,364
Total comprehensive income/(expense) attributable to the parent company from discontinued operations	10,680	174,924	111,062

Notes 1 to 33 are an integral part of these Consolidated Financial Statements

(2)
Amounts recasted (see Note 2.1 'Basis of Preparation')

ABENGOA

Consolidated financial statements

Consolidated statements of changes in equity for years ended December 31, 2012, 2011 and 2010
– Amounts in thousands euros –

	Attributable to the Owners of the Company
	Share capital	Parent company and other reserves	Accumulated currency translation differences	Retained earnings	Total	Non-controlling interest	Total equity
	22,617	211,133	34,438	534,514	802,702	368,274	1,170,976

Profit for the year after taxes	—	—	—	207,162	207,162	56,149	263,311
Change in fair value of available for sale financial assets	—	1,148	—	—	1,148	19	1,167
Change in fair value of cash flow hedges	—	(46,846)	—	—	(46,846)	(3,388)	(50,234)
Currency translation differences	—	—	232,058	—	232,058	11,985	244,043
Tax effect	—	15,224	—	—	15,224	1,654	16,878
Other movements	—	12,680	—	—	12,680	—	12,680
Other comprehensive income/(expense)	—	(17,794)	232,058	—	214,264	10,270	224,534
Total comprehensive income/(expense)	—	(17,794)	232,058	207,162	421,426	66,419	487,845
Treasury shares	—	(2,000)	—	—	(2,000)	—	(2,000)
Distribution of 2009 profit	—	31,800	—	(48,989)	(17,189)	—	(17,189)
Transactions with owners	—	29,800	—	(48,989)	(19,189)	—	(19,189)
Scope variations, acquisitions and other movements	—	(75)	—	(15,189)	(15,264)	5,970	(9,294)

Balance at December 31, 2010	22,617	223,064	266,496	677,498	1,189,675	440,663	1,630,338

Balance at January 1, 2011	22,617	223,064	266,496	677,498	1,189,675	440,663	1,630,338

Profit for the year after taxes	—	—	—	374,145	374,145	21,337	395,482
Change in fair value of available for sale financial assets	—	(2,547)			(2,547)	(21)	(2,568)
Change in fair value of cash flow hedges	—	(115,859)	—	—	(115,859)	(332)	(116,191)
Currency translation differences	—	—	(225,142)		(225,142)	(14,736)	(239,878)
Tax effect	—	34,511	—	—	34,511	(21)	34,490
Other movements	—	3,452	—	—	3,452	—	3,452
Other comprehensive income/(expense)	—	(80,443)	(225,142)	—	(305,585)	(15,110)	(320,695)
Total comprehensive income/(expense)	—	(80,443)	(225,142)	374,145	68,560	6,227	74,787
Treasury shares	—	(47,795)	—	—	(47,795)	—	(47,795)
Capital increase	68,024	231,976	—	—	300,000	—	300,000
Distribution of 2010 profit	—	93,024	—	(111,118)	(18,094)	—	(18,094)
Transactions with owners	68,024	277,205	—	(111,118)	234,111	—	234,111
Acquisitions	—	—	—	(34,677)	(34,677)	(32,626)	(67,303)
Scope variations	—	—	—	—	—	(217,746)	(217,746)
Capital increase in subsidiaries with non-controlling interest	—	—	—	—	—	212,614	212,614
Other movements	—	—	—	(23,270)	(23,270)	4,504	(18,766)
Scope variations, acquisitions and other movements	—	—	—	(57,947)	(57,947)	(33,254)	(91,201)

Balance at December 31, 2011(2)	90,641	419,826	41,354	882,578	1,434,399	413,636	1,848,035

Retroactive application IFRS 10 and 11 (see Note 2.1)	—	—	—	—	—	20,584	20,584

Balance at January 1, 2012(2)	90,641	419,826	41,354	882,578	1,434,399	434,220	1,868,619

Profit for the year after taxes	—	—	—	55,370	55,370	38,650	94,020
Change in fair value of available for sale financial assets	—	1,440	—	—	1,440	(50)	1,390
Change in fair value of cash flow hedges	—	(141,442)	—	—	(141,442)	(189)	(141,631)
Currency translation differences	—	—	(208,734)	—	(208,734)	(47,523)	(256,257)
Tax effect	—	39,217	—	—	39,217	31	39,248
Other movements	—	(91)	—	—	(91)	—	(91)
Other comprehensive income/(expense)	—	(100,876)	(208,734)	—	(309,610)	(47,731)	(357,341)
Total comprehensive income/(expense)	—	(100,876)	(208,734)	55,370	(254,240)	(9,081)	(263,321)
Treasury shares	—	69	—	—	69	—	69
Capital increase	4,305	(4,305)	—	—	—	—	—
Capital decrease	(4,802)	4,802	—		—	—	—
Distribution of 2010 profit	—	33,735	—	(71,399)	(37,664)	—	(37,664)
Scope variations, acquisitions and other movements	(497)	34,301	—	(71,399)	(37,595)	—	(37,595)
Acquisitions	—	—	—	(1,125)	(1,125)	46,328	45,203
Capital increase in subsidiaries with non-controlling interest	—	—	—	—	—	272,012	272,012
Scope variations and other movements	—	(5,111)	—	(18,173)	(23,284)	(1,271)	(24,555)
Scope variations, acquisitions and other movements	—	(5,111)	—	(19,298)	(24,409)	317,069	292,660

Balance at December 31, 2012(2)	90,144	348,140	(167,380)	847,251	1,118,155	742,208	1,860,363

(2)
Amounts recasted (see Note 2.1 'Basis of Preparation')

ABENGOA

Consolidated financial statements

Consolidated cash flow statements for the years ended December 31, 2012, 2011 and 2010
– Amounts in thousands of euros –

		For the year ended December 31,
	Note(1)	2012(2)	2011(2)	2010(2)
I. Profit for the year from continuing operations		61,477	266,405	181,382

Non-monetary adjustments
Depreciation, amortization and impairment charges		422,013	230,555	228,713
(Profit)/loss through sale of financial assets		—	—	(68,917)
Finance (income)/expenses	30	362,801	356,032	242,799
Fair value (gains)/losses on derivative financial instruments	30	75,137	93,296	(46,948)
Shares of (profits)/losses from associates	11	(17,561)	(3,975)	(8,520)
Income tax	31	(171,913)	3,188	(17,393)
Prospective application of IFRIC 12		—	(164,535)	—
Changes in consolidation and other non-monetary items		39,117	33,995	9,769

II. Profit for the year from continuing operations adjusted by non monetary items		771,071	814,961	520,885

Variations in working capital and discontinued operations
Inventories		(56,989)	(40,978)	(39,585)
Clients and other receivables		(402,415)	(324,573)	(97,729)
Trade payables and other current liabilities		636,523	1,215,554	548,574
Financial investments and other current assets/liabilities		(66,736)	68,765	(90,581)
Discontinued operations		67,176	(134,311)	128,841

III. Variations in working capital and discontinued operations		177,559	784,457	449,520

Income tax paid		(35,477)	(67,610)	(36,198)
Interest paid		(464,325)	(471,421)	(320,843)
Interest received		67,358	91,250	40,146
Discontinued operations		85,487	86,829	67,891

A. Net cash provided by operating activities		601,673	1,238,466	721,401

Acquisition of subsidiaries		(517,002)	(122,921)	(16,006)
Investment in property, plant & equipment	9 & 10	(234,441)	(331,378)	(1,083,477)
Investment in intangible assets	8 & 10	(1,980,010)	(2,581,523)	(1,010,916)
Other non-current assets/liabilities		(215,174)	(194,828)	(200,979)
Discontinued operations		(102,491)	114,783	178,963

I. Investments		(3,049,118)	(3,115,867)	(2,132,415)

Disposal of subsidiaries		9,456	861,231	97,643
Sale of property, plant & equipment	9 & 10	1,399	7,730	6,951
Sale of intangible assets	8 & 10	60	9,493	2,657
Other non-current assets/liabilities	6	354,270	—	—
Proceeds from contribution of partners to investments in projects		297,443	185,524	68,475
Discontinued operations		(252,151)	—	—

II. Disposals		410,477	1,063,978	175,726

B. Net cash used in investing activities		(2,638,641)	(2,051,889)	(1,956,689)

Proceeds from loans and borrowings		757,057	2,041,784	3,269,827
Repayment of loans and borrowings		(229,655)	(730,069)	(496,106)
Dividends paid to company's shareholders	18	(36,632)	(18,094)	(17,189)
Other finance activities		(6,075)	300,000	(1,100)
Discontinued operations		360,386	82,426	(122,521)

C. Net cash provided by financing activities		845,081	1,676,047	2,632,911

Net increase/(decrease) in cash and cash equivalents		(1,191,887)	862,624	1,397,623

Cash, cash equivalents and bank overdrafts at beginning of the year	17	3,723,204	2,983,155	1,546,431
Translation differences cash or cash equivalent		(66,445)	5,238	47,554
Discontinued operations		(51,688)	(112,900)	(8,453)

Cash and cash equivalents at end of the year		2,413,184	3,738,117	2,983,155

(1)
Notes 1 to 33 are an integral part of these Consolidated Financial Statements

(2)
Amounts recasted (see Note 2.1 'Basis of Preparation')

ABENGOA

Consolidated financial statements

ABENGOA

Consolidated financial statements

Notes to the consolidated financial statements

Note 1. — General information

        Abengoa, S.A. is the parent company of the Abengoa Group (referred to hereinafter as 'Abengoa', 'the Group' or 'the Company'), which at the end of 2012, was made up of 618 companies: the parent company itself, 563 subsidiaries, 21 associates and 33 joint ventures. Additionally, as of the end of 2012, certain subsidiaries were participating in 224 temporary joint operations (UTE) and, furthermore, the Group held a number of interests, of less than 20%, in several other entities.

        Abengoa, S.A. was incorporated in Seville, Spain on January 4, 1941 as a Limited Liability Company and was subsequently transformed into a Limited Liability Corporation ('S.A' in Spain) on March 20, 1952. Its registered office is Campus Palmas Altas, C/ Energía Solar no 1, 41014 Seville.

        The Group's corporate purpose is set out in Article 3 of the Bylaws. It covers a wide range of activities, although Abengoa is principally an applied engineering and equipment manufacturer, providing integrated project solutions to customers in the following sectors: energy, telecommunications, transport, water utilities, environmental, industrial and service.

        Abengoa's shares are represented by class A and B shares are listed on the Madrid and Barcelona Stock Exchange and on the Spanish Stock Exchange Electronic Trading System (Electronic Market). Class A shares have been listed since November 29, 1996 and class B shares since October 25, 2012. The Company presents mandatory financial information on a quarterly and semiannually basis.

        Abengoa is an international company that applies innovative technology solutions for sustainability in the energy and environment sectors, generating electricity from renewable resources, converting biomass into biofuels and producing drinking water from sea water. The Company supplies engineering projects under the 'turnkey' contract modality and operates assets that generate renewable energy, produce biofuel, manage water resources, desalinate sea water and treat sewage.

        The Group has identified 3 main business activities (Engineering and Construction, Concession-type Infrastructures and Industrial Production).

        Abengoa's activities are focused on the energy and environmental sectors, and integrate operations throughout the value chain including R+D+i, project development, engineering and construction and operating and maintenance for its own the assets and third parties.

        Abengoa's activity and the internal and external management information are organized under the following three activities:

  •
  Engineering and construction: includes our traditional engineering activities in the energy and water sectors, with more than 70 years of experience in the market and development of thermo-solar technology. Abengoa is specialized in carrying out complex turn-key projects for thermo-solar plants, solar-gas hybrid plants, conventional generation plants, biofuels plants and water infrastructures, as well as large-scale desalination plants and transmission lines, among others.

  •
  Concession-type infrastructures: groups together the company's proprietary concession assets that generate revenues governed by long term sales agreements, such as take-or-pay contracts, tariff contracts or power purchase agreements. This activity includes the operation of electric (solar, cogeneration or wind) energy generation plants and transmission lines. These assets generate low demand risk and we focus on operating them as efficiently as possible.

  •
  Industrial production: covers Abengoa's businesses with a high technological component, such as biofuels and industrial waste recycling (until the sale of shareholding in Befesa Medio

ABENGOA

Consolidated financial statements

    Ambiente, S.L.U., see Note 7.1). The company holds an important leadership position in these activities in the geographical markets in which it operates.

        These Consolidated Financial Statements were approved by the Chief Executive Officer on February 21, 2013 and as indicated in Note 2 they have been recasted and approved by the Chief Executive Officer on August 28, 2013.

        All public documents on Abengoa may be viewed at www.abengoa.com.

Note 2. — Significant accounting policies

        The significant accounting policies adopted in the preparation of the accompanying Consolidated Financial Statements are set forth below:

2.1.
Basis of presentation

  The Consolidated Financial Statements as of December 31, 2012, 2011 and 2010 and for the three years ended December 31, 2012, 2011 and 2010 have been prepared from the accounting records of Abengoa, S.A. and its subsidiaries in accordance with International Financial Reporting Standards (herein, IFRS), as issued by the International Accounting Standard Board (IASB) and, they present the Group's equity and financial position at December 31, 2012, 2011 and 2010 and the consolidated results of its operations, the changes in the consolidated equity and the consolidated cash flows for the years ended December 31, 2012, 2011 and 2010.

  The financial information contained in these consolidated financial statements has been recasted to give retroactive effect to several changes in our accounting, in order to enhance the comparability of our financial disclosures with 2013 and subsequent periods. We have recasted our audited financial statements for the fiscal year ended December 31, 2012 to reflect the impact of IFRS 10 and 11; for the fiscal years ended December 31, 2012 and 2011 to reflect the change in the application of IFRIC 12-Service Concession Arrangements and for the fiscal years ended December 31, 2012, 2011 and 2010 to present Befesa as a discontinued operation according to IFRS 5. The reasons and effects of these changes are fully disclosed in the following paragraphs.

  A consolidated statement of financial position at the beginning of the first period presented (January 1, 2010) has not been considered necessary according to IAS 1 (40A), as the retrospective application of the change in the application of IFRIC 12 has no impact on the statement of financial position as of that date.

  Unless otherwise stated, the accounting policies as set out below have been applied consistently throughout all periods shown within these Consolidated Financial Statements.

  The Consolidated Financial Statements have been prepared under the historical cost convention, modified by the revaluation of certain available-for-sale non-current financial assets under IFRS 1 and with the exception of those situations where IFRS requires that financial assets and financial liabilities are valued at fair value.

  The preparation of the Consolidated Financial Statements under IFRS requires the use of certain critical accounting estimates. It also requires that Management exercises its judgment in the process of applying Abengoa's accounting policies. Note 3 provides further information on those areas which involve a higher degree of judgment or areas of complexity for which the assumptions or estimates made are significant to the financial statements.

  The amounts included within the documents comprising the Consolidated Financial Statements (Consolidated Statement of Financial Position, Consolidated Income Statement, Consolidated Statement of Comprehensive Income, Consolidated Statement of Changes in Equity, Consolidated

ABENGOA

Consolidated financial statements

  Cash Flow Statement and notes herein) are, unless otherwise stated, all expressed in thousands of Euros (€).

  Unless otherwise stated, any presented percentage of interest in subsidiaries, joint ventures (including temporary joint operations) and associates includes both direct and indirect ownership.

  Certain prior period amounts have been reclassified to conform to current year presentation.

  2.1.1.
  IFRIC12—Service concession arrangements

    Service concession agreements are recorded in accordance with the provisions of IFRIC 12. IFRIC 12 is applicable to public-to-private service concession arrangements where the grantor of the concession governs what services the operator must provide using the infrastructure, to whom and at what price and also controls any significant residual interest in the infrastructure at the end of the term of the arrangement. When the operator of the infrastructure is also responsible for the engineering, procurement and construction of such asset, IFRIC 12 requires the separate accounting for the revenue and margins associated with the construction activities, which is not eliminated in consolidation even between companies within the same consolidated group, and for the subsequent operation and maintenance of the infrastructure. In such cases, the investment in the infrastructure used in the concession arrangement cannot be classified as property, plant and equipment of the operator, but rather must be classified as a financial asset or an intangible asset, depending on the nature of the payment rights established under the contract. The infrastructures accounted for by us as service concessions under IFRIC 12 are mainly related to the activities concerning power transmission lines, desalination plants and thermo-solar electricity generation plants outside of Spain and, with effect from January 1, 2011 (as explained below), in Spain.

    The analysis on whether IFRIC 12 applies to certain contracts and activities involves various complex factors and it is significantly affected by legal interpretation of certain contractual agreements or other terms and conditions with public sector entities. The application of IFRIC 12 requires extensive judgment in relation with, among other factors, (i) the identification of certain infrastructures and contractual agreements in the scope of IFRIC 12, (ii) the understanding of the nature of the payments in order to determine the classification of the infrastructure as a financial asset or as an intangible asset and (iii) the timing and recognition of the revenue from construction and concessionary activity.

    Thermo-solar electricity generation plants have been affected by numerous laws and regulation which have made difficult and very judgmental their consideration as concessionary assets. The following are the main laws, regulations or agreements with the government which have been considered as the most relevant to the Company's analysis of the application of IFRIC 12 to its thermo-solar assets in Spain:

    •
    the Electricity Sector Act and Royal Decree 661/2007; which regulates the activity of the production of electricity under the special regime for renewable energy producers;

    •
    Royal Decree-Law 6/2009 of April 30 (RDL 6/2009); which adopts certain measures in the energy sector, approves a subsidized rate, and creates a "Pre-Allocation Registry";

    •
    Individual rulings issued to us in January and March 2011, from the Spanish Ministry of Industry for each of our thermo-solar installations, confirming earliest commissioning dates, economic terms of the feed-in tariff/premium economic schemes and other issues related to the legal and economic regime of the plants; and

ABENGOA

Consolidated financial statements

    •
    Royal Decree 9-2013 of July 12, whereby the government adopted urgent measures to ensure financial stability in the electrical system (see Note 33.9 "Subsequent events").

    As a result of IFRIC 12 on Service Concession Arrangements coming into effect on January 1, 2008 and in accordance with IAS 8 as established in paragraph 29 of the aforementioned IFRIC 12, Abengoa began to apply this interpretation retrospectively with no significant impact on its Consolidated Financial Statements as of that date, since it had already been applying a similar accounting policy to the interpretation concurrently and in anticipation of the changes for its concession-type assets, mainly related to the international concession business for electricity transmission and desalination, with the exception of its thermo-solar assets in Spain. The Electricity Sector Act and Royal Decree 661/2007, which regulates the activity of the production of electricity under the special regime for renewable energy producers in Spain, is a statutory legal regime that created a legal relationship between the Spanish government and the developers of the plants. This legal relationship is of a public/administrative law nature, meaning that it is a legal relationship that is not governed by the Spanish Civil Code or Spanish Commercial Code in any respect (which governs relationships among private parties). This legal relationship is not a bilateral relationship, meaning that it could be changed unilaterally by the Spanish government by way of introducing changes in the laws and regulations governing the statutory legal regime. For that reason, the Company concluded that these assets did not meet the characteristics of concessionary assets as defined under the Interpretation at the transition date.

    The introduction of RDL 6/2009, created a very high level of uncertainty as to whether our thermo-solar plants in Spain would be entitled to participate in the Special Regime remuneration system, as well as to the continued availability of benefits under the Special Regime remuneration system for the duration of the useful life of our Spanish thermo-solar plants. Registration in the new system of the Pre-Allocation Registry under RDL 6/2009 did not guarantee that all of the thermo-solar plants accepted into the Pre-Allocation Registry would be immediately granted the right to participate in the Special Regime remuneration system. Due to the legal uncertainty created during this period, in the second half of 2010 Abengoa's Board and senior management determined to pursue a strategy to maximize legal certainty for purposes of finally and definitively establishing a legal and binding arrangement for the generation and sale of electricity on terms designed to ensure a reasonable level of return on its investment in Spanish thermo-solar plants and reducing the uncertainty introduced by the economic and political circumstances and the various regulatory changes that were being discussed. Abengoa implemented this strategy by applying for administrative rulings from the Ministry of Industry's General Directorate for Energy Policy and Mining. The Company's aim was to ensure that it had entered into a bilateral contractual relationship with the Spanish government on mutually binding terms and conditions that could not be amended unilaterally and that, in the case of default or breach by the Spanish government, would give the Company the recourse to bring claims based on the damages caused by such default or breach. The rulings do not guarantee that the Company will be successful in any claim brought by it against the Spanish government. However, if Abengoa had not obtained the rulings and only relied on the regulatory framework established by the Electricity Sector Act and Royal Decree 661/2007 to participate in the Special Regime, a unilateral change by the Spanish government to that framework affecting all producers equally would have left the Company without legal recourse. These rulings therefore substantially reduced the uncertainty that contributed to the Company's original conclusion that its Spanish thermo-solar plants were not within the scope of IFRIC 12.

ABENGOA

Consolidated financial statements

    For the foregoing reasons, the Company did not consider the entry into the Pre-Allocation Registry to constitute the beginning of a service concession arrangement in accordance with the guidance in IFRIC 12 and only considered a service concession arrangement with the Spanish government within the scope of IFRIC 12 to come into existence upon the receipt of the administrative rulings in 2011, as it was through those rulings that the Spanish government confirmed, on an individual basis for each thermo-solar plant, the economic terms of the feed-in tariff and the commissioning dates for each asset, creating a bilateral contractual relationship and an obligation on the Company's part to supply the services at the established terms. In this regard, in June 2013 the Company commenced a private-law action against the Spanish government for breach of contract based on the administrative ruling issued in respect of one of its thermo-solar plants. In that action the Company is seeking performance by the Spanish government in accordance with the terms of that administrative ruling or, in the alternative, money damages in an amount equivalent to the difference between the profit it would have obtained under the administrating ruling and the profit that the Company will obtain under the Spanish government's special-regime tariff. In addition, in June 2013 the Company also submitted a demand for arbitration against the Spanish government alleging that the Spanish government's regulatory reforms of the electricity sector have breached the Company's legitimate expectations under the administrative rulings issued in respect of its thermo-solar facilities and constitute expropriation. Further, the Company is seeking compensation through money damages, in an amount yet to be determined (see Note 33.9 "Subsequent events").

    Furthermore, during the first eight months of 2011, in view of the complex regulatory and accounting issues raised by the application of IFRIC 12 to those assets, and as a result of a review conducted by the Company's home country regulator, the CNMV, the Company decided to gather the opinions of legal and accounting experts on this topic to support its analysis and conclusions. After completing that analysis with the CNMV in August 2011, the Company concluded that its Spanish thermo-solar assets were required to be included in the scope of IFRIC 12. As such, and because the change was driven by a change in facts and circumstances, the Company originally began to apply IFRIC 12 to such assets prospectively from that date (September 1, 2011). As a result, from January 1, 2008 through September 1, 2011, the Company originally determined that these assets were not under the scope of IFRIC 12, and therefore such plants were accounted for in accordance with IAS 16 as "Property, Plant & Equipment in Projects" and classified under the "Fixed Assets in Projects" line item. Capitalized costs derived from the construction of the plants were recorded in "Other Operating Income—Work performed by the entity and capitalized and other". Once IFRIC 12 began to be applied to these assets on September 1, 2011, the Company reclassified its solar-thermal plant assets from "Property, Plant and Equipment in Projects" to "Intangible Assets in Projects" and, in accordance with IAS 11, the total contract revenue for the construction of the plants (including amounts previously eliminated in consolidation) began to be recognized from September 1, 2011 based on the "percentage of completion" method, up to the finalization of construction of the plants.

    During the year 2013, in connection with the SEC Staff's review of this Registration Statement, the Company has reconsidered the assumptions and conclusions made in 2011, which led to the application of the accounting policy for thermo-solar plants in Spain described above. As a result, on June 30, 2013, the Company decided, based on the provisions of IAS 8.14, to apply an alternative acceptable accounting treatment which would better reflect the reliability and comparability of financial information, consisting of the revision of the method in which it applied IFRIC 12 to its thermo-solar assets in Spain already constructed or under construction

ABENGOA

Consolidated financial statements

    upon application of IFRIC 12 and of the revision of the date on which IFRIC 12 was applied to these assets (January 1, 2011 instead of September 1, 2011). The revised accounting treatment has consisted in applying IFRIC 12 prospectively from January 1, 2011 (as this was the date the administrative rulings were received) by derecognizing, in accordance with IFRIC 12.8 and IAS 16, the Company's thermo-solar plant assets previously recognized at cost as "Property, Plant and Equipment in Projects" and recognizing those thermo-solar plant assets at fair value as "Intangible Assets in Projects". The difference of €165 million has been recorded as a sale of property, plant and equipment on January 1, 2011 within "Other Operating Income" on the consolidated income statement for the year ended December 31, 2011. From January 1, 2011, only the remaining contract revenue, costs and margins generated after such date for the ongoing construction of the plants began to be recognized based on the "percentage of completion" accounting method, up to the end of construction of the plants, in accordance with IAS 11. In addition, the revenue and operating profit that was previously deferred upon original adoption of IFRIC 12 and that was being recognized prospectively during fiscal years 2011 (from September 1, 2011) and 2012 have been eliminated. The change in application date also resulted in the recognition of revenues and costs associated with the construction activities that occurred between January 1, 2011 and September 1, 2011 that had been previously eliminated in consolidation. In accordance with the terms and requirements of IAS 8 for Accounting Policies, Changes in Accounting Estimates and Errors, the Company applied this change in accounting policy by recasting its 2012 and 2011 consolidated financial statements. Total recasted revenues and operating profits related to the Company's thermo-solar activity in Spain amounted to €843 million and €234 million, respectively, for the year ended December 31, 2011 (including the one-time gain of €165million recorded within "other operating income"), versus €649 million and €60 million, respectively, which had been recognized during this same period prior to the voluntary accounting change described above.

    The following table shows the impact of the voluntary change in accounting policy on the consolidated statements of financial position as of December, 31 2012 and December 31, 2011 and on the consolidated income statements for the years ended December 31, 2012 and 2011. The recasting did not have any impact on the consolidated financial statements as of or for the year ended December 31, 2010.

Concept	12.31.12	12.31.11
Assets
Fixed assets in projects (project finance)	69,595	173,986
Deferred tax assets	(20,879)	(52,196)

Total assets	48,716	121,790

Equity and liabilities
Equity	48,716	121,790

Total equity and liabilities	48,716	121,790

ABENGOA

Consolidated financial statements

Concept	12.31.12	12.31.11
Revenue	(808,484)	194,326
Other operating income	—	(240,500)
Operating expenses	704,093	220,160
I. Operating profit	(104,391)	173,986
IV. Profit before income tax	(104,391)	173,986
V. Income tax benefit	31,317	(52,196)
VI. Profit for the period from continuing operations	(73,074)	121,790
VII. Profit/(loss) attributable to non-controlling interests	(3,033)	5,055

VIII. Profit for the period attributable to the parent company	(70,041)	116,735

    The impact of this voluntary change in accounting policy on the basic and diluted earnings per share for the years ended December 31, 2012 and 2011 was €0.13 and €0.25 per share, respectively.

  2.1.2.
  Discontinued operations

    As described in Note 7, the Company closed the sale of shares of Befesa Medio Ambiente, S.L.U. ('Befesa') in June 30, 2013. At the end of the six month period ended on June 30, 2013, all the conditions necessary to close the transaction were fulfilled and on July 15, 2013 we received €331 million of cash proceeds corresponding to the price agreed for the shares and the sale transaction was definitely closed. The Company has recorded the sale in the Consolidated condensed interim financial statements as of June 30, 2013.

    Taking into account the significance of the activities carried out by Befesa to Abengoa, the sale of this shareholding is considered as a discontinued operation to in accordance with IFRS 5, Non-Current Assets Held for Sale and Discontinued Operations.

    In accordance with this standard, the results of Befesa until the closing of the sale and the result of this sale are included under a single heading in Abengoa's Consolidated Condensed Interim Financial Statements for the six month period ended June 30, 2013. In addition, the Consolidated Interim Income Statement for the six month period ended June 30, 2012, included for comparison purposes in Abengoa's Consolidated Condensed Interim Financial Statements for the six month period ended June 30, 2013 also includes the results of Befesa under a single heading. Accordingly, the Company has also presented Befesa as a discontinued operation in these Consolidated Financial Statements as of December, 31, 2012, 2011 and 2010, to make them comparable with the Consolidated Condensed Interim Financial Statements for the six month period ended June 30, 2013.

  2.1.3.
  New accounting standards

  a)
  Standards, interpretations and amendments published by the IASB effective from January 1, 2013 applied retrospectively to the Annual Consolidated Financial Statements for the year ended December 31, 2012.

      In preparing the Consolidated Condensed Interim Financial Statements as of June 30, 2013, the Group has applied the following new standards and amendments that came into effect on January 1, 2013 under the IFRS approved by the International Accounting Standards Board:

      •
      IFRS 10, 'Consolidated Financial Statements'. IFRS 10 supersedes current consolidation requirements of IAS 27 and establishes principles for the presentation and preparation of Consolidated Financial Statements when an

ABENGOA

Consolidated financial statements

        entity controls one or more other entities. IFRS 10 modifies the current definition of control. The new definition of control sets out the following three elements: power over the investee; exposure, or rights, to variable returns from involvement with the investee; and the ability to use power over the investee to affect the amount of the investor's returns.

      •
      IFRS 11 'Joint arrangements'. IFRS 11, supersedes the actual IAS 31 about joint ventures and under this standard investments in joint arrangements are classified either as joint operations or joint ventures, depending on the contractual rights and obligations each investor has rather than just the legal structure of the joint arrangement. Joint operations arise where a joint operator has rights to the assets and obligations relating to the arrangement and hence accounts for its interest in assets, liabilities, revenue and expenses. Joint ventures arise where the joint operator has rights to the net assets of the arrangement and accounts for its interest under the equity method. Proportional consolidation of joint ventures is no longer allowed.

      •
      IFRS 12 'Disclosures of interests in other entities'. IFRS 12 defines the required disclosures of interests in subsidiaries, associates, joint ventures and non-controlling interests.

      •
      IAS 27 (amendment) 'Separated financial statements'. After IFRS 10 has been published, IAS 27 covers only separate financial statements.

      •
      IAS 28 (amendment) 'Associates and joint ventures'. IAS 28 has been amended to include the requirements for joint ventures to be accounted for under the equity method following the issuance of IFRS 11.

      •
      IFRS 10, IFRS 11 and IFRS 12 (amendments) 'Transition guidance'.

      The main impacts of the application of the new standards IFRS 10 and 11, as well as the amendments to IAS 27 and 28, in relation to what was systematically applied previously, relate to:

      (i)
      The de-consolidation of companies that not fulfill the conditions of effective control of the interest during the construction phase in terms of decision making for their integration in the Consolidated Financial Statements according to the equity method.

      (ii)
      The elimination of the proportional consolidation of the joint ventures, with the equity method being obligatory for recording its interest in the company.

      According to the terms and requirements established in IAS 8 'Accounting policies, changes in accounting estimates and errors', the above standards and amendments are required to be retrospectively applied, recasting the comparison information presented for the year 2012 in order to make it comparable with the information at June 30, 2013. Consequently, the Company has recasted the information presented in the Consolidated Financial Statements as of December, 31, 2012, to make it comparable with the information as of June 2013. Consolidated Financial Statements as of December, 31, 2011 and 2010 have not been recasted according to the transition guidance of this IFRS.

ABENGOA

Consolidated financial statements

      The effect of the de-consolidation of the affected companies and their integration according to the equity method on the consolidated statements of financial position as of December 31, 2012 is shown below:

Concept	12.31.12
Assets
Intangible assets and Property, Plant & Equipment	(25,212)
Fixed assets in projects (project finance)	(2,385,770)
Investments in associates carried under the equity method	855,627
Financial investments	76,393
Deferred tax assets	(18,976)
Current assets	237,834

Total assets	(1,260,104)

Equity and liabilities
Equity	(19,959)
Long-term non-recourse project financing	(1,707,460)
Long-term corporate financing	(40)
Other non-current liabilities	(189,989)
Current liabilities	657,344

Total equity and liabilities	(1,260,104)

      In addition, the effect of this de-consolidation on the consolidated income statement for the year ended December 31, 2012 is shown below:

Concept	12.31.12
Revenue	(57.235)
Other operating income	(64.756)
Operating expenses	62.745
I. Operating profit	(59.246)
II. Financial expense, net	27.487
III. Share of profit/(loss) of associates carried under the equity method	19.477
IV. Profit before income tax	(12.282)
V. Income tax benefit	7.823
VI. Profit for the period from continuing operations	(4.459)
VII. Profit/(loss) attributable to non-controlling interests	4.459

VIII. Profit for the period attributable to the parent company	0

      Subsidiary companies included in the consolidation perimeter using the participation method, due to the application of new accounting standards, are disclosed in Appendix XXIII.

    b)
    Standards, interpretations and amendments published by the IASB effective from January 1, 2013 applied prospectively.

    •
    IFRS 13 'Fair value measurement'. IFRS 13 defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements.

ABENGOA

Consolidated financial statements

      The main impact relates to the measurement of the financial derivatives, call options on Abengoa own shares that were signed to hedge the convertible notes as well as the embedded derivative in the convertible notes (see Note 11).

      •
      IAS 1 (amendment) 'Financial statements presentation'. The main change resulting from this amendment is a requirement to group items presented in 'Other comprehensive income' (OCI) on the basis of whether they will be subsequently reclassified to profit or loss or not (reclassification adjustments).

    c)
    Standards, interpretations and amendments published by the IASB that will be effective for periods beginning on or after January 1, 2014.

    •
    IAS 32 (amendment) 'Compensation of financial assets for financial liabilities'. IAS 32 amendment is mandatory for periods beginning on or after January 1, 2014 and is to be applied retroactively.

    •
    IFRS 9, 'Financial instruments'. This Standard will be effective as from January 1, 2015 under IFRS-IASB.

2.2.
Principles of consolidation

  In order to provide information on a consistent basis, the same principles and standards applied to the parent company have been applied to all other consolidated entities.

  All subsidiaries, associates and joint ventures included in the consolidated group for the years 2012, 2011 and 2010 that form the basis of these Consolidated Financial Statements are set out in Appendices I (XIII, XVIII), II (XIV, XIX), III and IV (XV, XX), respectively.

  Note 6 of these Consolidated Financial Statements reflects the information on the changes in the composition of the Group.

  a)
  Subsidiaries

    Subsidiaries are those entities over which Abengoa has control.

    Control is achieved when the Company:

    •
    has power over the investee;

    •
    is exposed, or has rights, to variable returns from its involvement with the investee; and

    •
    has the ability to use its power to affect its returns.

    The Company reassesses whether or not it controls an investee when facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

    When the Company has less than a majority of the voting rights of an investee, it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The Company considers all relevant facts and circumstances in assessing whether or not the Company's voting rights in an investee are sufficient to give it power, including:

    •
    the size of the Company's holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

    •
    potential voting rights held by the Company, other vote holders or other parties;

    •
    rights arising from other contractual arrangements; and

ABENGOA

Consolidated financial statements

    •
    any additional facts and circumstances that indicate that the Company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders' meetings.

    Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary.

    The Group uses the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group and includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Any contingent consideration is recognized at fair value at the acquisition date and subsequent changes to its fair value are recognized in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. Acquisition-related costs are expensed as incurred. Identifiable assets acquired, liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest's proportionate share of the acquirer's net assets.

    The value of non-controlling interest in equity and the consolidated results are shown, respectively, under 'Non-controlling interest' of the Consolidated Statements of Financial Position and 'Profit attributable to non-controlling interest' in the Consolidated Income Statements.

    Profit or loss and each component of other comprehensive income are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

    When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group's accounting policies.

    All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

    In compliance with Article 155 of Spanish Corporate Law (Ley de Sociedades de Capital), the parent company has notified to all these companies that, either by itself or through another subsidiary, it owns more than 10 per 100 of their capital. Appendix IX lists the Companies external to the Group which have a share equal to or greater than 10% of a subsidiary of the parent company under consolidation.

  b)
  Associates and joint ventures

    An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

    A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

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Consolidated financial statements

    The results and assets and liabilities of associates or joint ventures are incorporated in these Consolidated Financial Statements using the equity method of accounting. Under the equity method, an investment in an associate or a joint venture is initially recognized in the consolidated statement of financial position at cost and adjusted thereafter to recognize the Group's share of the profit or loss and other comprehensive income of the associate or joint venture. When the Group's share of losses of an associate or a joint venture exceeds the Group's interest in that associate or joint venture, the Group discontinues recognizing its share of further losses. Additional losses are recognized only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate or joint venture.

    An investment in an associate or a joint venture is accounted for using the equity method from the date on which the investee becomes an associate or a joint venture.

    Profits and losses resulting from the transactions of the Company with the associate or joint venture are recognized in the Group's Consolidated Financial Statements only to the extent of interests in the associate or joint venture that are not related to the Group.

    As of December 31, 2012, 2011 and 2010 there are no significant contingent liabilities in the Group's interests in joint ventures.

    In compliance with Article 155 of Spanish Corporate Law (Ley de Sociedades de Capital), the parent company has notified to all these companies that, either by itself or through another subsidiary, it owns more than 10 per 100 of their capital.

  c)
  Interest in joint operations and temporary joint operations (UTEs)

    A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

    When a group entity undertakes its activities under joint operations, the Group as a joint operator recognises in relation to its interest in a joint operation:

    •
    Its assets, including its share of any assets held jointly.

    •
    Its liabilities, including its share of any liabilities incurred jointly.

    •
    Its revenue from the sale of its share of the output arising from the joint operation.

    •
    Its share of the revenue from the sale of the output by the joint operation.

    •
    Its expenses, including its share of any expenses incurred jointly.

    The Group accounts for the assets, liabilities, revenues and expenses relating to its interest in a joint operation in accordance with the IFRSs applicable to the particular assets, liabilities, revenues and expenses.

    When a group entity transacts with a joint operation in which a group entity is a joint operator (such as a purchase of assets), the Group does not recognize its share of the gains and losses until it resells those assets to a third party.

    'Unión Temporal de Empresas' (UTE) are temporary joint operations generally formed to execute specific commercial and/or industrial projects in a wide variety of areas and particularly

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Consolidated financial statements

    in the fields of engineering and construction and infrastructure projects. They are normally used to combine the characteristics and qualifications of the UTE's partners into a single proposal in order to obtain the most favorable technical assessment possible. UTE are normally limited as standalone entities with limited action, since, although they may enter into commitments in their own name, such commitments are generally undertaken by their investors, in proportion to each investor's share in the UTE.

    The partners' shares in the UTE normally depend on their contributions (quantitative or qualitative) to the project, are limited to their own tasks and are intended solely to generate their own specific results. Each partner is responsible for executing its own tasks and does so in its own interests.

    The fact that one of the UTE's partners acts as project manager does not affect its position or share in the UTE. The UTE's partners are collectively responsible for technical issues, although there are strict pari passu clauses that assign the specific consequences of each investor's correct or incorrect actions.

    UTE are not variable-interest or special-purpose entities. UTE do not usually own assets or liabilities on a standalone basis. Their activity is conducted for a specific period of time that is normally limited to the execution of the project. The UTE may own certain fixed assets used in carrying out its activity, although in this case they are generally acquired and used jointly by all the UTE's investors, for a period similar to the project's duration, or prior agreements are signed by the partners on the assignment or disposal of the UTE's assets upon completion of the project.

    UTE in which the Company participates are operated through a management committee comprised of equal representation from each of the temporary joint operation partners, and such committee makes all the decisions about the temporary joint operation's activities that have a significant effect on its success. All the decisions require consent of each of the parties sharing power, so that all the parties together have the power to direct the activities of the UTE. Each partner has rights to the assets and obligations relating to the arrangement. As a result, these temporary joint operations are consolidated proportionally.

    The proportional part of the UTE's Consolidated Statement of Financial Position and Consolidated Income Statement is integrated into the Consolidated Statement of Financial Position and the Consolidated Income Statement of the Company in proportion to its interest in the UTE on a line-by-line basis.

    As of December 31, 2012, 2011 and 2010 there are no significant material liabilities in relation to the Group's shareholdings in the UTE.

  d)
  Transactions with non-controlling interests

    Transactions with non-controlling interests are accounted for as transactions with equity owners of the group. When the Group acquires non-controlling interests, the difference between any consideration paid and the carrying value of the proportionate share of net assets acquired is recorded in equity. Gains or losses on disposals of non-controlling interests are also recorded in equity.

    When the group ceases to have control or significant influence, any retained interest in the entity is remeasured to its fair value, and any difference between fair value and its carrying amount is recognized in profit or loss. In addition, any amount previously recognized in other

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Consolidated financial statements

    comprehensive income in respect of that entity is accounted for as if the group had directly disposed of the related assets or liabilities.

    Companies and entities which are third parties for the Group and which hold a share equal to or larger than 10% in the share capital of any company included in the consolidation group are disclosed in Appendix IX.

2.3.
Intangible assets

a)
Goodwill

    Goodwill is recognized as the excess between (A) and (B), where (A) is the sum of the considerations transferred, the amount of any non-controlling interest in the acquiree and in the case of a business combination achieved in stages, the fair value on the acquisition date of the previously held interest in the acquire and (B) the net value, at the acquisition date, of the identifiable assets acquired, the liabilities and contingent liabilities assumed, measured at fair value. If the resulting amount is negative, in the case of a bargain purchase, the difference is recognized as an income directly in the Consolidated Income Statement.

    Goodwill relating to the acquisition of subsidiaries is included in intangible assets, while goodwill relating to associates is included in investments in associates.

    Goodwill is carried at initial value less accumulated impairment losses (see Note 2.8). Goodwill is allocated to Cash Generating Units (CGU) for the purposes of impairment testing, these CGU's being the units which are expected to benefit from the business combination that generated the goodwill.

  b)
  Computer programs

    Costs paid for licenses for computer programs are capitalized, including preparation and installation costs directly associated with the software. Such costs are amortized over their estimated useful life. Maintenance costs are expensed in the period in which they are incurred.

    Costs directly related with the production of identifiable computer programs are recognized as intangible assets when they are likely to generate future economic benefit for a period of one or more years and they fulfill the following conditions:

      •
      It is technically possible to complete the production of the intangible asset;

      •
      Management intends to complete the intangible asset;

      •
      The Company is able to use or sell the intangible asset;

      •
      There are technical, financial and other resources available to complete the development of the intangible asset; and

      •
      Disbursements attributed to the intangible asset during its development may be reliably measured.

    Costs directly related to the production of computer programs recognized as intangible assets are amortized over their estimated useful lives which do not exceed 10 years.

    Costs that do not meet the criteria above are recognized as expenses when incurred.

  c)
  Research and development cost

    Research costs are recognized as an expense when they are incurred.

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Consolidated financial statements

    Development costs (relating to the design and testing of new and improved products) are recognized as an intangible asset when all the following criteria are met:

      •
      It is probable that the project will be successful, taking into account its technical and commercial feasibility, so that the project will be available for its use or sale;

      •
      It is probable that the project will generate future economic benefits;

      •
      Management intends to complete the project;

      •
      The Company is able to use or sell the intangible asset;

      •
      There are appropriate technical, financial or other resources available to complete the development of the intangible asset; and

      •
      The costs of the project/product can be measured reliably.

    Once the product is in the market, capitalized costs are amortized on a straight-line basis over the period for which the product is expected to generate economic benefits, which is normally 5 years, except for development assets related to the thermo-solar plant using tower technology which are amortized over 25 years.

    Development costs that do not meet the criteria above are recognized as expenses when incurred.

    Grants or subsidized loans obtained to finance research and development projects are recognized as income consistently with the expenses they are financing (following the rules described above).

  d)
  Emission rights of greenhouse gases for own use

    Under this head the Company records greenhouse gas emissions rights obtained through allocation by the competent national authority, which are used against the emissions discharged in the course of the Group's production activities. These emission rights are measured at their acquisition cost and are derecognized from the Consolidated Statement of Financial Position when used, under the National Assignation Plan for Greenhouse Gas Permits or when they expire.

    Emission rights are tested for impairment to establish whether their acquisition cost is greater than their fair value. If impairment is recognized and, subsequently, the market value of the rights recovers, the impairment loss is reversed through the Consolidated Income Statement, up to the limit of the original carrying value of the rights.

    When greenhouse gases are released into the atmosphere, the releasing company provides for the tonnage of CO2 released at the average purchase price per ton of rights acquired. Any emissions in excess of the value of the rights purchased in a certain period will give rise to a provision for the cost of the rights at that date.

    In the event that the emission rights are not for own use but intended to be traded in the market, the contents of Note 2.13 will be applicable.

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Consolidated financial statements

2.4. Property, plant and equipment

2.4.1.  Presentation

  For the purposes of preparing these Consolidated Financial Statements, property, plant and equipment has been divided into the following categories:

  a)
  Property, plant and equipment

    Includes property, plant and equipment of companies or project companies which have been self-financed or financed through external financing with recourse facilities.

  b)
  Property, plant and equipment in Projects

    Includes property, plant and equipment of companies or project companies which are financed through non-recourse project finance (for further details see Notes 2.5 and 10 on Fixed Assets in Projects).

2.4.2.  Measurement

  In general, property, plant and equipment is measured at historical cost, including all expenses directly attributable to the acquisition, less depreciation and impairment losses, with the exception of land, which is presented net of any impairment losses.

  Subsequent costs are capitalized when it is probable that future economic benefits associated with that asset can be separately and reliably identified.

  Work carried out by a company on its own property, plant and equipment is valued at production cost. In internal construction projects of our own assets carried out by our Engineering and Construction segment which are not under the scope of IFRIC 12 on Service Concession Arrangements (see Note 2.25), internal margins are eliminated. The corresponding costs are recognized in the individual expense line item in the accompanying income statements. The recognition of an income for the sum of such costs through the line item 'Other income- Work performed by the entity and capitalized, and other' results in these costs having no impact in operating profit. The corresponding assets are capitalized and included in property, plant and equipment in the accompanying balance sheets.

  All other repair and maintenance costs are charged to the Consolidated Income Statement in the period in which they are incurred.

  Costs incurred during the construction period may also include gains or losses from foreign-currency cash-flow hedging instruments for the acquisition of property, plant and equipment in foreign currency, transferred from equity.

  With regard to investments in property, plant and equipment located on land belonging to third parties, an initial estimate of the costs of dismantling the asset and restoring the site to its original condition is also included in the carrying amount of the asset. Such costs are recorded at their net present value in accordance with IAS 37.

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Consolidated financial statements

  The annual depreciation rates of property, plant and equipment (including property, plant and equipment in projects) are as follows:

Items	% of depreciation
Lands and buildings
Buildings	2% – 3%
Technical installations and machinery
Installations	3% – 4% – 12% – 20%
Machinery	12%
Other fixed assets
Data processing equipment	25%
Tools and equipment	15% – 30%
Furniture	10% – 15%
Works equipment	30%
Transport elements	8% – 20%

        Waste ponds and similar assets are depreciated on the basis of the volume of waste in the ponds.

  The assets' residual values and useful economic lives are reviewed, and adjusted if necessary, at the end of the accounting period of the company which owns the asset.

  When the carrying amount of an asset is higher than its recoverable amount, the carrying amount is reduced immediately to reflect the lower recoverable amount.

2.5. Fixed assets in projects (project finance)

  This category includes property, plant and equipment and intangible assets of consolidated companies which are financed through Non-recourse Project Finance, that are raised specifically and solely to finance individual projects as detailed in the terms of the loan agreement.

  These non-recourse Project Finance assets are generally the result of projects which consist of the design, construction, financing, application and maintenance of large-scale complex operational assets or infrastructures, which are owned by the company or are held under a concession agreement for a period of time. The projects are initially financed through non-recourse medium-term bridge loans and later by Non-recourse Project Finance.

  In this respect, the basis of the financing agreement between the Company and the bank lies in the allocation of the cash flows generated by the project to the repayment of the principal amount and interest expenses, excluding or limiting the amount secured by other assets, in such a way that the bank recovers the investment solely through the cash flows generated by the project financed, any other debt being subordinated to the debt arising from the non-recourse financing applied to projects until the non-recourse debt has been fully repaid. For this reason, fixed assets in projects are separately reported on the face of the Consolidated Statement of Financial Position, as is the related non-recourse debt in the liability section of the same statement.

  In addition, within the fixed assets in projects line item of the Consolidated Statement of Financial Position, assets are sub-classified under the following two sub-headings, depending upon their nature and their accounting treatment:

  •
  Intangible assets: includes fixed assets financed through non-recourse loans, mainly related to Service Concession Arrangements, which are accounted for as intangible assets in accordance with IFRIC 12 (see Note 2.25). The rest of the assets shown under this heading are the

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Consolidated financial statements

    intangible assets owned by the project company, the description and accounting treatment of which are set forth in Note 2.3.

  •
  Property, plant and equipment: includes tangible fixed assets which are financed through a non-recourse loan and are not subject to a concession agreement as described below. Their accounting treatment is described in Note 2.4.

  Non-recourse project finance typically includes the following guarantees:

  •
  Shares of the project developers are pledged.

  •
  Assignment of collection rights.

  •
  Limitations on the availability of assets relating to the project.

  •
  Compliance with debt coverage ratios.

  •
  Subordination of the payment of interest and dividends to meeting financial covenant ratios.

  Once the project finance has been repaid and the non-recourse debt and related guarantees fully extinguished, any remaining net book value reported under this category is reclassified to the Property, Plant and Equipment or Intangible Assets line items, as applicable, in the Consolidated Statement of Financial Position.

2.6. Current and non-current classification

  Assets are classified as current assets if they are expected to be realized in less than 12 months after the date of the Consolidated Statements of Financial Position. Otherwise, they are classified as non-current assets.

  Liabilities are classified as current liabilities unless an unconditional right exists to defer their repayment by at least 12 months following the date of the Consolidated Statement of Financial Position.

2.7. Borrowing costs

  Interest costs incurred in the construction of any qualifying asset are capitalized over the period required to complete and prepare the asset for its intended use. A qualifying asset is an asset that necessarily takes a substantial period of time to get ready for its internal use or sale, which in Abengoa is considered to be more than one year.

  Costs incurred relating to non-recourse factoring are expensed when the factoring transaction is completed with the financial institution.

  Remaining borrowing costs are expensed in the period in which they are incurred.

2.8. Impairment of non-financial assets

  Abengoa reviews its property, plant and equipment, intangible assets with finite and indefinite useful life and goodwill to identify any indicators of impairment quarterly. In addition, goodwill and intangible assets with indefinite useful life or that are not yet in operation are tested for impairment on an annual basis.

  These assets are impaired when the carrying amount of the Cash Generating Unit to which it belongs is lower than its recoverable amount. The recoverable amount is the higher of the market value less related cost to sell and the value in use, which is the present value of estimated future cash flows.

ABENGOA

Consolidated financial statements

  The recoverable amount of an asset is the higher of its fair value less costs to sell and its value in use, defined as the present value of the estimated future cash flows to be generated by the asset. In the event that the asset does not generate cash flows independently of other assets, Abengoa calculates the recoverable amount of the Cash-Generating Unit to which the asset belongs.

  Assumptions used to calculate value in use include a discount rate, growth rates and projected changes in both selling prices and costs. The discount rate is estimated by Management, pre-tax, to reflect both changes in the value of money over time and the risks associated with the specific Cash-Generating Unit. Growth rates and changes in prices and costs are projected based upon internal and industry projections and management experience respectively. Financial projections range between 5 and 10 years depending on the growth potential of each Cash Generating Unit.

  To calculate the value in use of the major goodwill balances (Recycling, Biofuels), the following assumptions were made:

  •
  10-year financial projections were used for those Cash-Generating Units (CGUs) that have high growth potential based on cash flows taken into account in the strategic plans for each business unit, considering a residual value based on the flow in the final year of the projection.

    The use of these 10-year financial projections was based on the assumption that it is the minimum period necessary for the discounted cash flow model to reflect all potential growth in the CGUs in each business segment showing significant investments.

    The aforementioned estimated cash flows were considered to be reliable due to their capacity to adapt to the real market and/or business situation faced by the CGU in accordance with the business's margin and cash-flow experience and future expectations.

    These cash flows are reviewed and approved every six months by Senior Management so that the estimates are continually updated to ensure consistency with the actual results obtained.

    In these cases, given that the period used is reasonably long, the Group then applies a zero growth rate for the cash flows subsequent to the period covered by the strategic plan.

  •
  For concession assets with a defined useful life and with a specific financial structure, cash flow projections until the end of the project are considered and no terminal value is assumed.

    Concession assets have a contractual structure that permits to estimate quite accurately the costs of the project (both in the construction and in the operations periods) and revenue during the life of the project.

    Projections take into account real data based in the contract terms and fundamental assumptions based in specific reports prepared by experts, assumptions on demand and assumptions on production. Additionally, assumptions on macro-economic conditions are also taken into account, such as inflation rates, future interest rates, etc. and sensitivity analysis are performed over all major assumptions which can have a significant impact in the value of the asset.

  •
  5-year cash flow projections are used for all other CGUs, considering the residual value to be the cash flow in the final year projected.

  •
  Cash flow projections of CGUs located in other countries are calculated in the functional currency of those CGUs and are discounted using rates that take into consideration the risk corresponding to each specific country and currency. Present values obtained with this method are then converted to euros at the year-end exchange rate of each currency.

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Consolidated financial statements

  •
  Taking into account that in most CGUs its specific financial structure is linked to the financial structure of the projects that are part of those CGUs, the discount rate used to calculate the present value of cash-flow projections is based in the weighted average cost of capital (WACC) for the type of asset, adjusted, if necessary, in accordance with the business of the specific activity and with the risk associated with the country where the project is performed.

  •
  In any case, sensitivity analyses are performed, especially in relation with the discount rate used, residual value and fair value changes in the main business variables, in order to ensure that possible changes in the estimates of these items do not impact the possible recovery of recognized assets.

  •
  Accordingly, the following table provides a summary of the discount rates used (WACC) and growth rates to calculate the recoverable amount for Cash-Generating Units with the operating segment to which it pertains:

Operating segment	Discount rate	Growth Rate
Engineering and construction
Engineering and construction	8% – 11%	0%
Concession-type infraestructure
Solar	5% – 7%	0%
Water	5% – 8%	0%
Transmission lines	5% – 6%	0%
Cogeneration	6% – 9%	0%
Industrial production
Biofuels	5% – 8%	0%
Recycling	6% – 10%	0%

  In the event that the recoverable amount of an asset is lower than its carrying amount, an impairment charge for the difference recorded in the Consolidated Income Statement under the item 'Depreciation, amortization and impairment charges'. With the exception of goodwill, impairment losses recognized in prior periods which are later deemed to have been recovered are credited to the same income statement heading.

2.9. Financial Investments (current and non-current)

  Financial investments are classified into the following categories, based primarily on the purpose for which they were acquired:

  a)
  financial assets at fair value through profit and loss;

  b)
  loans and accounts receivable;

  c)
  financial assets held to maturity; and

  d)
  available for sale financial assets.

  Classification of each financial asset is determinated by management upon initial recognition, and is reviewed at each year end.

  a)
  Financial assets at fair value through profit and loss

    This category includes the financial assets acquired for trading and those initially designated at fair value through profit and loss. A financial asset is classified in this category if it is acquired

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Consolidated financial statements

    mainly for the purpose of sale in the short term or if it is so designated by Management. Financial derivatives are also classified as acquired for trading unless they are designated as hedging instruments.

    These financial assets are recognized initially at fair value, without including transaction costs. Subsequent changes in fair value are recognized under 'Gains or losses from financial assets at fair value' within the 'Finance income or expense' line of the Consolidated Income Statement for the period.

  b)
  Loans and accounts receivables

    Loans and accounts receivables are non-derivative financial assets with fixed or determinable payments, not listed on an active market.

    Following the application of IFRIC 12, certain assets under concessions can qualify as financial receivables (see Note 2.25).

    Loans and accounts receivables are initially recognized at fair value plus transaction costs and subsequently measured at amortized cost in accordance with the effective interest rate method. Interest calculated using the effective interest rate method is recognized under 'Interest income from loans and debts' within the 'Finance income' line of the Consolidated Income Statement.

  c)
  Financial assets held to maturity

    This category includes non-derivative financial assets expected to be held to maturity which have fixed or determinable payments.

    These assets are initially recognized at fair value plus transaction costs and subsequently measured at their amortized cost under the effective interest rate method. Interest calculated under the effective interest rate method is recognized under 'Other finance income' within the 'Other net finance income/expense' line of the Consolidated Income Statement.

  d)
  Available for sale financial assets

    This category includes non-derivative financial assets which do not fall within any of the previously mentioned categories. For Abengoa, they primarily comprise interests in other companies that are not consolidated.

    Financial assets available for sale are initially recognized at fair value plus transaction costs and subsequently measured at fair value, with changes in fair value recognized directly in equity, with the exception of translation differences of monetary assets, which are charged to the Consolidated Income Statement. Dividends from available-for-sale financial assets are recognized under 'Other finance income' within the 'Other net finance income/expense' line of the Consolidated Income Statement when the right to receive the dividend is established.

    When available-for-sale financial assets are sold or impaired, the accumulated amount recorded in equity is transferred to the Consolidated Income Statement. To establish whether the assets have been impaired, it is necessary to consider whether the reduction in their fair value is significantly below cost and whether it will be for a prolonged period of time. The cumulative gain or loss reclassified from equity to profit or loss when the financial assets are impaired is the difference between their acquisition cost (net of any principal repayment and amortization) and current fair value, less any impairment loss on that financial asset previously recognized in profit or loss. Impairment losses recognized in the Consolidated Income Statement are not subsequently reversed through the Consolidated Income Statement.

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Consolidated financial statements

    Acquisitions and disposals of financial assets are recognized on the trading date, i.e. the date upon which there is a commitment to purchase or sell the asset. Available for sale financial assets are derecognized when the right to received cash flows from the investment has expired or has been transferred and all the risks and rewards derived from owning the asset have likewise been substantially transferred.

    At the date of each Consolidated Statement of Financial Position, the Group evaluates if there is any objective evidence that the value of any financial asset or any group of financial assets has been impaired.

2.10.  Derivative financial instruments and hedging activities

  Derivatives are recorded at fair value. The Company applies hedge accounting to all hedging derivatives that qualify to be accounted for as hedges under IFRS.

  When hedge accounting is applied, hedging strategy and risk management objectives are documented at inception, as well as the relationship between hedging instruments and hedged items. Effectiveness of the hedging relationship needs to be assessed on an ongoing basis. Effectiveness tests are performed prospectively and retrospectively at inception and at each reporting date, following the dollar offset method or the regression method, depending on the type of derivatives.

  The Company has three types of hedges:

  a)
  Fair value hedge for recognized assets and liabilities

    Changes in fair value of the derivatives are recorded in the Consolidated Income Statement, together with any changes in the fair value of the asset or liability that is being hedged.

  b)
  Cash flow hedge for forecasted transactions

    The effective portion of changes in fair value of derivatives designated as cash flow hedges are recorded temporarily in equity and are subsequently reclassified from equity to profit or loss in the same period or periods during which the hedged item affects profit or loss. Any ineffective portion of the hedged transaction is recorded in the Consolidated Income Statement as it occurs.

    When options are designated as hedging instruments (such as interest rate options described in Note 14), the intrinsic value and time value of the financial hedge instrument are separated. Changes in intrinsic value which are highly effective are recorded in equity and subsequently reclassified from equity to profit or loss in the same period or periods during which the hedged item affects profit or loss. Changes in time value are recorded in the Consolidated Income Statement, together with any ineffectiveness.

    When the hedged forecasted transaction results in the recognition of a non-financial asset or liability, gains and losses previously recorded in equity are included in the initial cost of the asset or liability.

    When the hedging instrument matures or is sold, or when it no longer meets the requirements to apply hedge accounting, accumulated gains and losses recorded in equity remain as such until the forecast transaction is ultimately recognized in the Consolidated Income Statement. However, if it becomes unlikely that the forecast transaction will actually take place, the accumulated gains and losses in equity are recognized immediately in the Consolidated Income Statement.

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Consolidated financial statements

  c)
  Net investment hedges in foreign operation

    Hedges of a net investment in a foreign operation, including the hedging of a monetary item considered part of a net investment, are recognized in a similar way to cash flow hedges. The foreign currency transaction gain or loss on the non-derivative hedging instrument that is designated as, and is effective as, an economic hedge of the net investment in a foreign operation shall be reported in the same manner as a translation adjustment. That is, reported in the cumulative translation adjustment section of equity to the extent it is effective as a hedge, as long as the following conditions are met: the notional amount of the non-derivative instrument matches the portion of the net investment designated as being hedged and the non-derivative instrument is denominated in the functional currency of the hedged net investment. In that circumstance, no hedge ineffectiveness would be recognized in earnings.

    Amounts recorded in equity will be reclassified to the Consolidated Income Statement when the foreign operation is sold or otherwise disposed of.

    Contracts held for the purposes of receiving or making payment of non-financial elements in accordance with expected purchases, sales or use of goods ('own-use contracts') of the Group are not recognized as derivative instruments, but as executory contracts. In the event that such contracts include embedded derivatives, they are recognized separately from the host contract, if the economic characteristics of the embedded derivative are not closely related to the economic characteristics of the host contract. The options contracted for the purchase or sale of non-financial elements which may be cancelled through cash outflows are not considered to be own-use contracts.

    Changes in fair value of derivative instruments which do not qualify for hedge accounting are recognized immediately in the Consolidated Income Statement. Trading derivatives are classified as a current assets or liabilities.

2.11.
Fair value estimates

  The fair value of financial instruments traded on active markets (such as officially listed derivatives), is determined by the market value as of the date of the Consolidated Statement of Financial Position.

  A market is considered active when quoted prices are readily and regularly available from stock markets or financial intermediaries, among others, and these prices reflect current market transactions that regularly occur between parties operating independently.

  The fair value of financial instruments which are not listed or which do not have readily available market values is determined by applying various valuation techniques that use assumptions based upon market conditions as of the date of the Consolidated Statement of Financial Position. The fair value of interest rate swaps is calculated as the present value of estimated future cash flows. The fair value of forward exchange rate contracts is measured on the basis of market forward exchange rates as at the date of Consolidated Statement of Financial Position.

  The nominal value of receivables and payables less estimated impairment adjustments is assumed to be similar to their fair value due to their short-term nature. The fair value of financial liabilities is estimated as the present value of contractual future cash outflows, using market interest rate available to the Group for similar financial instruments.

  Detailed information on fair values is included in Note 12.

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2.12.
Inventories

  Inventories are valued at the lower of cost or net realizable value. In general, cost is determined by using the first-in-first-out (FIFO) method. The cost of finished goods and work in progress includes design costs, raw materials, direct labor, other direct costs and general manufacturing costs (assuming normal operating capacity). Borrowing costs are not included. The net realizable value is the estimated sales value in the normal course of business, less applicable variable selling costs.

  Cost of inventories includes the transfer from equity of gains and losses on qualifying cash-flow hedging instruments related with the purchase of raw materials or with foreign exchange contracts.

2.13.
Carbon emission credits (CERs)

  Several Abengoa entities are involved in a number of external projects to reduce CO2 emissions through participation in Clean Development Mechanisms (CDM) and Joint Implementation (JI) programs with those countries/parties which are purchasing Carbon Emission Credits (CERs) and Emission Reduction Credits (ERUs), respectively. CDMs are projects in countries which are not required to reduce emission levels, whilst JIs are aimed at developing countries which are required to reduce emissions.

  Both projects are developed in two phases:

  1)
  Development phase, which, in turn, has the following stages:

  •
  Signing an ERPA agreement (Emission Reduction Purchase Agreement), to which certain offer costs are associated.

  •
  PDD (Project Design Document) development.

  •
  Obtaining a certification from a qualified third party regarding the project being developed and submitting the certification to the United Nations, where it is registered in a database.

    Thus, the Group currently holds various agreements for consultancy services within the framework of the execution of Clean Development Mechanisms (CDM). Costs incurred in connection with such consultancy services are recognized by the Group as non-current receivables.

  2)
  Phase of annual verification of the reductions in CO2 emissions. After this verification, the company receives Carbon Emission Credits (CERs), which are registered in the National Register of Emission Rights. CERs are recorded as inventories and measured at market value.

  Likewise, the company may hold Emission Allowances assigned by the competent EU Emission Allowance Authority (EUAs), which may also be measured at market price if held for sale. In case of the EUA are held for own use see Note 2.3.d.

  Furthermore, there are carbon fund holdings aimed at financing the acquisition of emissions from projects which contribute to a reduction in greenhouse gas emissions in developing countries through CDM's and JI's, as discussed above. Certain Abengoa companies have holdings in such carbon reduction funds which are managed by an external Fund Management team. The Fund directs the resources of the funds to purchasing Emission Reductions through CDM's and JI's projects.

  The company with holdings in the fund incurs in a number of costs (ownership commissions, prepayments and purchases of CER's). From the start, the holding is recorded on the balance sheet based upon the original Carbon Emission Credit (CER) allocation agreement; however this amount will be allocated over the life of the fund. The price of the CER is fixed for each ERPA. Based upon its

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Consolidated financial statements

  percentage holding, and on the fixed price of the CER, it receives a number of CER's as obtained by the Fund from each project.

  These contributions are considered as long-term investments and are recognized in non-current assets in the Consolidated Statements of Financial Position under the heading of 'Other receivables accounts'.

2.14.
Biological assets

  Abengoa recognizes sugar cane in production as biological assets. The production period of sugar cane covers the period from preparation of the land and sowing the seedlings until the plant is ready for first production and harvesting. Biological assets are classified as property, plant and equipment in the Consolidated Statement of Financial Position. Biological assets are recognized at fair value, calculated as the market value less estimated harvesting and transport costs.

  Agricultural products harvested from biological assets, which in the case of Abengoa are cut sugar cane, are classified as inventories and measured at fair value less estimated sale costs at the point of sale or harvesting.

  Fair value of biological assets is calculated using as a reference the forecasted market price of sugarcane, which is estimated using public information and estimates on future prices of sugar and ethanol. Fair value of agricultural products is calculated using the price of sugar cane made public on a monthly basis by the Cane, Sugar and Alcohol Producers Board (Consecana).

  Gains or losses arising as a result of changes in the fair value of such assets are recorded, within 'Other operating income' caption in the Consolidated Income Statement.

  To obtain the fair value of the sugar cane while growing, a number of assumptions and estimates have been made in relation to the area of land sown, the estimated TRS (Total Recoverable Sugar contained within the cane) per ton to be harvested and the average degree of growth of the agricultural product in the different areas sown.

2.15.
Clients and other receivables

  Clients and other receivables relate to amounts due from customers for sales of goods and services rendered in the normal course of operation.

  Clients and other receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest rate method, less provision for impairment. Trade receivables due in less than one year are carried at their face value at both initial recognition and subsequent measurement, provided that the effect of not discounting flows is not significant.

  A provision for impairment of trade receivables is recorded when there is objective evidence that the Group will not be able to recover all amounts due as per the original terms of the receivables. The existence of significant financial difficulties, the probability that the debtor is in bankruptcy or financial reorganization and the lack or delay in payments are considered evidence that the receivable is impaired.

  The amount of the provision is the difference between the asset's carrying amount and the present value of estimated future cash flows discounted at the effective interest rate. When a trade receivable is uncollectable, it is written off against the bad debt provision.

  Clients and other receivables which have been factored with financial entities are derecognized and hence removed from assets on the Consolidated Statement of Financial Position only if all risks and rewards of ownership of the related financial assets have been transferred, comparing the Company's

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  exposure, before and after the transfer, to the variability in the amounts and the calendar of net cash flows from the transferred asset. Once the Company's exposure to this variability has been eliminated or substantially reduced, the financial asset has been transferred, and is derecognized from the Consolidated Statement of Financial Position (See Note 4.b).

2.16.
Cash and cash equivalents

  Cash and cash equivalents include cash in hand, cash in bank and other highly-liquid current investments with an original maturity of three months or less which are held for the purpose of meeting short-term cash commitments.

  In the Consolidated Statement of Financial Position, bank overdrafts are classified as borrowings within current liabilities.

2.17.
Share capital

  Parent company shares are classified as equity. Transaction costs directly attributable to new shares are presented in equity as a reduction, net of taxes, to the consideration received from the issue.

  Treasury shares are classified in Equity-Parent company reserves. Any amounts received from the sale of treasury shares, net of transaction costs, are classified equity.

2.18.
Government grants

  Non-refundable capital grants are recognized at fair value when it is considered that there is a reasonable assurance that the grant will be received and that the necessary qualifying conditions, as agreed with the entity assigning the grant, will be adequately complied with.

  Grants related to income are recorded as liabilities in the Consolidated Statement of Financial Position and are recognized in 'Other operating income' in the Consolidated Income Statement based on the period necessary to match them with the costs they intend to compensate.

  Grants related to fixed assets are recorded as non-current liabilities in the Consolidated Statement of Financial Position and are recognized in 'Other operating income' in the Consolidated Income Statement on a straight-line basis over the estimated useful economic life of the assets.

2.19.
Loans and borrowings

  External resources are classified in the following categories:

  a)
  Non-recourse financing applied to projects (project financing) (see note 19);

  b)
  Corporate financing (see Note 20);

  Loans and borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost and any difference between the proceeds initially received (net of transaction costs incurred in obtaining such proceeds) and the repayment value is recognized in the Consolidated Income Statement over the duration of the borrowing using the effective interest rate method.

  Interest free loans, mainly granted for research and development projects, are initially recognized at fair value in liabilities in the Consolidated Statement of Financial Position. The difference between proceeds received from the loan and its fair value is initially recorded within 'Grants and other liabilities' in the Consolidated Statement of Financial Position, and subsequently recorded in 'Other operating income—grants' in the Consolidated income statement when the costs financed with the loan are expensed. In the case of interest free loans received for development projects where we

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  record an intangible asset, income from the grant will be recognized according to the useful life of the asset, at the same path as we record its amortization.

  Commissions paid for obtaining credit lines are recognized as transaction costs if it is probable that part or all of the credit line will be drawn down. If this is the case, commissions are deferred until the credit line is drawn down. If it is not probable that all or part of the credit line will be drawn down, commission costs are expensed in the period.

    2.19.1. Convertible notes

    Pursuant to the Terms and Conditions of each of the convertible notes issued, when investors exercise their conversion right, the Company may decide whether to deliver shares of the company, cash, or a combination of cash and shares (see Note 20.3 for further information).

    In accordance with IAS 32 and 39, since Abengoa has a contractual right to choose the type of payment and one of these possibilities is paying through a variable number of shares and cash, the conversion option qualifies as an embedded derivative. Thus, the convertible bond is considered a hybrid instrument, which includes a component of debt and an embedded derivative for the conversion option held by the bondholder.

    The Company initially measures the embedded derivative at fair value and classifies it under the derivative financial instruments liability heading. At the end of each period, the embedded derivative is re-measured and changes in fair value are recognized under 'Other net finance income or expense' within the 'Finance expense net' line of the Consolidated Income Statement. The debt component of the bond is initially recorded as the difference between the proceeds received for the notes and the fair value of the aforementioned embedded derivative. Subsequently, the debt component is measured at amortized cost until it is settled upon conversion or maturity. In general, debt issuance costs are recognized as a deduction in the value of the debt in the Consolidated Statement of Financial Position and included as part of its amortized cost.

    2.19.2. Ordinary notes

    The company initially recognizes ordinary notes at fair value, net of issuance costs incurred. Subsequently, notes are measured at amortized cost until settlement upon maturity. Any other difference between the proceeds obtained (net of transaction costs) and the redemption value is recognized in the Consolidated Income Statement over the term of the debt using the effective interest rate method.

2.20.
Current and deferred income taxes

  Income tax expense for the period comprises current and deferred income tax. Income tax is recognized in the Consolidated Income Statement, except to the extent that it relates to items recognized directly in equity. In these cases, income tax is also recognized directly in equity.

  Current income tax expense is calculated on the basis of the tax laws in force or about to enter into force as of the date of the Consolidated Statement of Financial Position in the countries in which the subsidiaries and associates operate and generate taxable income.

  Deferred income tax is calculated in accordance with the Consolidated Statement of Financial Position liability method, based upon the temporary differences arising between the carrying amount of assets and liabilities and their tax base. However, deferred income tax is not recognized if it arises from initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither the accounting nor the taxable profit or loss. Deferred income tax is

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  determined using tax rates and regulations which are enacted or substantially enacted at the date of the Consolidated Statement of Financial Position and are expected to apply and/or be in force at the time when the deferred income tax asset is realized or the deferred income tax liability is settled.

  Deferred tax assets are recognized only when it is probable that sufficient future taxable profit will be available to use deferred tax assets.

  Deferred taxes are recognized on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary differences is controlled by the Group and it is not probable that temporary differences will reverse in the foreseeable future.

2.21.
Employee benefits

a)
Share plans

    Certain Group companies have obligations in connection with certain share-based incentive plans for managers and employees. These plans are linked to the achievement of certain management objectives during the upcoming years. When the shares have an active market (which is the case for plans linked to Abengoa shares), personnel expense is recognized during the vesting period based on their fair value at grant date. In either case, the impact of these share plans on Abengoa's Consolidated Financial Statements is not significant. When there is non active market for the shares granted by the plan, personnel expense is recognized on the basis of the repurchase price identified in the plan during the vesting period.

    Share plans are considered a cash-settled share-based payment plans in accordance with IFRS 2, since the company compensates the participants for their services in exchange for the assumption of the market risk on the shares. By use of the guarantee on the loan, Abengoa guarantees participants, up to the end of the plan period, no personal losses in conjunction with a change in the price of the shares purchased. As such, Abengoa measures and recognizes at the end of each reporting period, a liability based on the value of the shares. Upon expiration of the Plan, employees may sell the shares to repay the individual loan or may otherwise repay the loan as they wish.

  b)
  Bonus schemes

    The Group records the amount annually accrued in accordance with the percentage of compliance with the plan's established objectives as personnel expense in the Consolidated Income Statement

    Expenses incurred from employee benefits are disclosed in Note 29.

2.22.
Provisions and contingencies

  Provisions are recognized when:

  •
  There is a present obligation, either legal or constructive, as a result of past events;

  •
  It is more likely than not that there will be a future outflow of resources to settle the obligation; and

  •
  The amount has been reliably estimated.

  Provisions are initially measured at the present value of the expected outflows required to settle the obligation and subsequently valued at amortized cost following the effective interest method. The balance of Provisions disclosed in the Notes reflects management's best estimate of the potential exposure as of the date of preparation of the Consolidated Financial Statements.

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  Contingent liabilities are possible obligations, existing obligations with low probability of a future outflow of economic resources and existing obligations where the future outflow cannot be reliably estimated. Contingences are not recognized in the Consolidated Statements of Financial Position unless they have been acquired in a business combination.

2.23.
Trade payables and other liabilities

  Trade payables and other liabilities are obligations arising from the purchase of goods or services in the ordinary course of business and are recognized initially at fair value and are subsequently measured at their amortized cost using the effective interest method.

  Other liabilities are obligations not arising from the purchase of goods or services in the normal course of business and which are not treated as financing transactions.

  Advances received from customers are recognized as 'Trade payables and other current liabilities'.

2.24.
Foreign currency transactions

a)
Functional currency

    Financial statements of each subsidiary within the Group are measured and reported in the currency of the principal economic environment in which the subsidiary operates (subsidiary's functional currency). The Consolidated Financial Statements are presented in euro, which is Abengoa's functional and reporting currency.

  b)
  Transactions and balances

    Transactions denominated in a currency different from the subsidiary's functional currency are translated into the subsidiary's functional currency applying the exchange rates in force at the time of the transactions. Foreign currency gains and losses that result from the settlement of these transactions and the translation of monetary assets and liabilities denominated in foreign currency at the year-end rates are recognized in the Consolidated Income Statement, unless they are deferred in equity, as occurs with cash-flow hedges and net investment in foreign operations hedges.

  c)
  Translation of the financial statements of foreign companies within the Group

    Income Statements and Statements of Financial Position of all Group companies with a functional currency different from the group's reporting currency (Euro) are translated to Euros as follows:

    1)
    All assets and liabilities are translated to Euros using the exchange rate in force at the closing date of the Financial Statements.

    2)
    Items in the Income Statement are translated into Euros using the average annual exchange rate, calculated as the arithmetical average of the average exchange rates for each of the twelve months of the year, which does not differ significantly from using the exchange rates of the dates of each transaction.

    3)
    The difference between equity, including profit or loss calculated as described in (2) above, translated at the historical exchange rate, and the net financial position that results from translating the assets, and liabilities in accordance with (1) above, is recorded in equity in the Consolidated Statement of Financial Position under the heading 'Accumulated currency translation differences'.

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    Results of companies carried under the equity method are translated at the average annual exchange rate calculated described in (2) above.

    Adjustments to the goodwill and the fair value that arise on the acquisition of a foreign company are treated as assets and liabilities of the foreign company and are translated at the year-end exchange rate.

2.25.
Service concession arrangements

  As established in IFRIC 12, Service Concession Arrangements are public-to-private arrangements in which the public sector controls or regulates the service provided with the infrastructure and their prices, and it is contractually guaranteed to gain, at a future time, ownership of the infrastructure through which the service is provided. The infrastructures accounted for by the Group as concessions are mainly related to the activities concerning power transmission lines, desalination plants, cogeneration plants and certain thermo-solar electricity generation plants. The infrastructure used in a concession can be classified as a financial asset or an intangible asset, depending on the nature of the payment entitlements established in the agreement.

  The Group recognizes an intangible asset within 'Fixed assets in projects' to the extent that it has a right to charge final customers for the use of the infrastructure. This intangible asset is subject to the provisions of IAS 38 and is amortizable, taking into account the estimated period of commercial operation of infrastructure. The Group recognizes and measures revenue, costs and margin for providing construction services during the period of construction of the infrastructure in accordance with IAS 11 'Construction contracts' and revenue for other services in accordance with IAS 18 'Revenue'.

  Service Concession Arrangements are accounted for in accordance with the following criteria:

  1)
  Total construction costs, including associated financing costs, are recorded as intangible assets within 'Fixed assets in projects'. Profits attributable to the construction phase of the infrastructure are recognized using the percentage of completion method, based on the fair value assigned to the construction phase and the concession phase.

  2)
  The intangible asset is usually amortized on a straight-line basis over the period of the concession.

  3)
  The amounts recognized in the Consolidated Income Statement during the period of the concession are as follows:

  •
  Ordinary income: the annual updated concession fee income is recognized in each period.

  •
  Operating costs: operating and maintenance costs and general overheads and administrative costs are charged to the Consolidated Income Statement in accordance with the nature of the cost incurred (amount due) in each period. Fixed assets are amortized as per point 2) above.

  •
  Financial costs: financing costs and exchange rate differences arising from repayable debt denominated in foreign currencies are charged to the Consolidated Income Statement.

  4)
  At the end of each period, each project is tested for impairment if the invested costs are considered not recoverable.

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  In those concession agreements where the grantor of the concession is responsible for the payment of the operator's expenses and retains substantially all the legal risks associated with the concession, the asset arising from the construction phase of the project is reported as a non-current receivable within the line item Loans (non-current portion) under the non-current Financial accounts receivable caption of the Consolidated Statement of Financial Position, provided that it is possible to calculate the amount. The non-current receivable is measured at amortized cost in accordance with the effective interest rate method and gradually reduced during the term of the contract against the annual fees received (see also note 2.26.c). Interest calculated using the effective interest rate method is recognized within the line item 'Interest income from loans and debt', under the 'Finance income' caption of the Consolidated Income Statement.

2.26.
Revenue recognition

a)
Ordinary income

    Ordinary income comprises the fair value of sales of goods or services, excluding VAT or similar taxes, any discounts or returns and excluding sales between Group entities.

    Ordinary income is recognized as follows:

    •
    Income from the sale of goods is recognized when the Group delivers the goods to the client, the client accepts them and it is reasonably certain that the related receivables will be collectible.

    •
    Income from the sale of services is recognized in the period in which the service is provided.

    •
    Interest income is recognized using the effective interest rate method. When a receivable is considered impaired, the carrying amount is reduced to its recoverable amount, discounting the estimated future cash flows at the original effective interest rate of the instrument and recording the discount as a reduction in interest income. Income from interest on loans that have been impaired is recognized when the cash is collected or on the basis of the recovery of the cost when the conditions are guaranteed.

    •
    Dividend income is recognized when the right to receive payment is established.

  b)
  Construction contracts

    Costs incurred in relation to construction contracts are recognized when incurred. When the outcome of a construction contract cannot be reliably estimated, revenues are only recognized up to the amount of the costs incurred to date that are likely to be recovered.

    When the outcome of a construction contract can be reliably estimated and it is probable that it will be profitable, revenue from the contract is recognized over the term of the contract. When it is probable that the costs of the project will be greater than its revenue, expected loss is recognized immediately as an expense. To determine the appropriate amount of revenue to be recognized in any period, the percentage of completion method is applied. The percentage of completion method considers, at the date of the Statement of Financial Position, the actual costs incurred as a percentage of total estimated costs for the entire contract. Costs incurred in the period which relate to future project activities are not included when determining the percentage of completion. Prepayments and certain other assets are recognized as inventories, depending upon their specific nature.

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Consolidated financial statements

    Partial billing that has not yet been settled by the clients and withholdings are included under the Trade and other receivables heading.

    Gross amounts owed by clients for ongoing works in which the costs incurred plus recognized profits (minus recognized losses) exceed partial billing are presented as assets under the heading of 'Unbilled revenue' within 'Clients and other receivables' heading of the Statement of Financial Position.

    On the other hand, amounts outstanding from customers for work in progress for which the billing to date is greater than the costs incurred plus recognized profits (less recognized losses) are shown as liabilities within the line item 'Advance payments from clients' in the Trade payables and other current liabilities caption of the Consolidated Statement of Financial Position.

    Lastly, as stated in point 2.4.2 on the measurement of property, plant and equipment in internal asset construction projects outside the scope of IFRIC 12 on Service Concession Arrangements (see Note 2.25), revenues and profits between group companies are eliminated, meaning that such assets are shown at their acquisition cost.

  c)
  Concession contracts

    Concession contracts are public-private agreements for periods usually between 20 and 30 years including both the construction of infrastructure and future services associated with the operation and maintenance of assets in the concession period.

    Revenues are obtained during the concession period via an annual charge payable by the grantor of the concession, which, in certain cases, is adjusted for inflation (see note 2.25 for revenue recognition). Typically the annual charge is updated based upon the official pricing index of the country and in the currency in which the fee is denominated and the fluctuations in local currency against a currency basket.

2.27.
Leases

  Lease contracts of fixed assets in which a Group company is the lessee and substantially retains all the risks and rewards associated to the ownership of the assets are classified as finance leases.

  Finance leases are recognized at inception of the lease at the lower of the fair value of the leased asset and the present value of the minimum lease payments over the contract term. Each lease payment is distributed between debt and financing costs, in a way which establishes a constant interest rate on the outstanding debt. The amounts to be paid over the lease term, net of financing costs, are recognized as non-current and current payables, as appropriate. The interest portion of the financing costs is charged to the Consolidated Income Statement over the period of the lease agreement, in order to obtain a constant periodic interest rate on the balance of the outstanding debt in each period. Assets acquired under finance lease agreements are depreciated over the shorter of the useful life of the asset and the lease term.

  Lease agreements undertaken by the Group in which the entity entering into the agreement does not substantially retain all the risks and rewards associated with the ownership of the asset are classified as operating leases. Payments made under operating leases are charged to the Consolidated Income Statement (net of any incentives received from the lessor) on a straight-line basis over the lease term.

2.28.
Dividend distribution

  Dividends paid to the shareholders of the parent company of the Group are recognized as a liability in the period in which the dividend payment is approved by the shareholders.

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2.29.
Segment reporting

  Information on the Group's operating segments is presented in accordance with internal information provided to the Group's Chief Operating Decision Maker (CODM). The CODM, responsible for assigning resources and evaluating the performance of the operating segments, has been identified as the CEO and the Chairman.

  As described in Note 5, the CODM reviews the business by 7 operating segments (8 operating segments until the sale of shareholding in Befesa Medio Ambiente, S.L.U. (Befesa)) which are in turn grouped, for business purposes, into three activities: Engineering & Construction, Concession-type Infrastructures and Industrial Production.

  Geographically, the Group reports financial information by 6 regions which are Spain (home market), USA, Europe (excluding Spain), Latin America (excluding Brazil), Brazil and other (the remaining overseas markets).

  For detailed information on segment reporting, see Note 5.

2.30.  Environmental assets

  Equipment, installations and systems used to eliminate, reduce or control possible environmental impacts are recognized applying the same criteria used for other similar assets.

  Provisions made for environmental restoration, costs of restructuring and litigations are recognized when the company has a legal or constructive obligation as a result of past events, it becomes probable that an outflow of resources will be necessary to settle the obligation and the outflow can be reliably estimated.

  Note 33.7 gives additional information on the Group's environmental policies.

2.31.  Severance payments

  Severance payments are made to employees in the event that the company terminates their employment contract prior to the normal retirement age or when the employee voluntarily accepts redundancy in the terms offered by the employer. The Group recognizes severance payments when it is demonstrably committed to third parties to provide indemnities for leaving the company or to dismiss the current workers in accordance with a detailed formal plan, with no possibility of retracting.

2.32.  Non-current Assets held for sale and discontinued operations

  The Group classifies property, plant and equipment, intangible assets and disposal groups (groups of assets that are to be sold together with their directly associated liabilities) as non-current assets held for sale when, at the date of the Consolidated Statement of Financial Position, an active program to sell them has been initiated by Management and the sale is foreseen to take place within the following twelve months.

  The Group includes in discontinued operations those business lines which have been sold or otherwise disposed of or those that meet the conditions to be classified as held-for-sale. Discontinued operations also include those assets which are included in the same sale program together with the business line. Entities which are acquired exclusively with a view for resale are also classified as discontinued operations.

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Consolidated financial statements

  Assets held for sale or disposal groups are measured at the lower of their carrying value or fair value less estimated costs necessary to sell them. They are no longer amortized or depreciated from the moment they are classified as non-current assets held for sale.

  Assets held for sale and the components of disposal groups are presented in the Consolidated Statement of Financial Position grouped under a single heading as 'Assets held for sale and discontinued operations'. Liabilities are also grouped under a single heading as 'Liabilities held for sale and discontinued operations'.

  The after-tax profit or loss on discontinued operations is presented in a single line within the Consolidated Income Statement under the heading 'Profit (loss) from discontinued operations, net of tax'.

Note 3. — Critical accounting policies

        The preparation of the Consolidated Financial Statements in conformity with IFRS requires to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates under different assumptions or conditions. The most critical accounting policies, which reflect significant management estimates and judgment to determine amounts in the Consolidated Financial Statements are:

  •
  Impairment of intangible assets and goodwill

  •
  Consolidation through de facto control

  •
  Revenue from construction contracts

  •
  Income taxes and recoverable amount of deferred tax assets

  •
  Share-based payments

  •
  Derivative financial instruments and hedging

  •
  Concession agreements

        Some of these accounting policies require the application of significant judgment by management to select the appropriate assumptions to determine these estimates. These assumptions and estimates are based on our historical experience, advice from experienced consultants, forecasts and other circumstances and expectations as of the close of the financial period. The assessment is considered in relation to the global economic situation of the industries and regions where the Group operates, taking into account future development of our businesses. By their nature, these judgments are subject to an inherent degree of uncertainty; therefore, actual results could materially differ from the estimates and assumptions used. In such cases, the carrying values of assets and liabilities are adjusted.

        As of the date of preparation of these Consolidated Financial Statements, no relevant changes in the estimates made are anticipated and, therefore, no significant changes in the value of the assets and liabilities recognized at December 31, 2012 are expected.

        Although these estimates and assumptions are being made using all available facts and circumstances, it is possible that future events may require management to amend such estimates and assumptions in future periods. Changes in accounting estimates are recognized prospectively, in accordance with IAS 8, in the Consolidated Income Statement of the year in which the change occurs. The Group significant accounting policies have been fully described in Note 2.

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Consolidated financial statements

Impairment of intangible assets and goodwill

        Goodwill and Intangible assets which have not yet come into operation or that have an indefinite useful life are not amortized and are tested for impairment on an annual basis or whenever there is an impairment indicator. Goodwill is tested for impairment within the Cash-Generating Unit to which it belongs. Other intangible assets are tested individually, unless they do not generate cash flows independently from other assets, in which case they are tested within the Cash-Generating Unit to which they belong.

        For those cash generating units with high potential growth, the Group uses cash flow projections for a period of 10 years based on the cash flows identified in the Group's strategic plans, which are reviewed and approved every six months by the management of the Group. The residual value is calculated based on the cash flows of the latest year projected using a steady or nil growth rate. The use of a 10 year period is based on the consideration that this is the minimum period that needs to be used in order to appropriately reflect all the potential growth of these cash generating units. In addition, 10 years projections are prepared based on the historical experience within the Group in preparing long-term strategic plans, which are considered reliable and are prepared on the basis of the Group's internal control system. These cash flows are considered reliable since they can easily adapt to the changes of the market and of the business segment to which cash generating units belong, based on the Group's past experience on cash flows and margins and on future expectations.

        For other cash generating units the Group uses cash flows projections based on a period of 5 years, calculating the residual value based on the cash flows of the latest year projected, using a growth rate which does not exceed the long term rate for the market in which the cash generating units operates.

        Projected cash flows are discounted using the Weighted Average Cost of Capital (see Note 2.8), adjusted for the specific risks associated to the business unit to which the cash generating unit belongs.

        Based on values in use calculated in accordance with the assumptions and hypotheses described above and in Note 8 for the years 2012, 2011 and 2010, the recoverable amount of the cash generating units to which goodwill was assigned is higher than their carrying amount. Detailed sensitivity analysis has been carried out and the Management is confident that the carrying amount of the cash generating units will be recovered in full. Main variables considered in sensitivity analysis are growth rates, discount rates based in weighted average cost of capital (WACC) and the main variables of each business.

        During the years 2012, 2011 and 2010 there were no intangible assets with indefinite useful life or intangible assets not yet in use that were impaired.

Consolidation through de facto control

        De facto control describes the situation where an entity does not hold majority of the voting shares in another entity, but is deemed to have control for reasons other than potential voting rights, contract or the Bylaws.

        Judgment is required in applying the control concept to assess whether de facto control exists. The loss of de facto control in cases where applicable would not have a significant impact on the assets, liabilities, results of operations and cash flows of the Group.

Revenue from construction contracts

        Revenue from construction contracts is recognized using the percentage-of-completion method for contracts whose outcome can be reliably estimated and it is probable that they will be profitable. When the outcome of a construction contract cannot be reliably estimated, revenue is recognized only to the extent it is probable that contract costs incurred will be recoverable.

ABENGOA

Consolidated financial statements

        As described in Note 2.26.b), the percentage of completion is determined at the date of every Consolidated Statement of Financial Position based on the actual costs incurred as a percentage of total estimated costs for the entire contract.

        Revenue recognition using the percentage-of-completion method involves the use of estimates of certain key elements of the construction contracts, such as total estimated contract costs, allowances or provisions related to the contract, period of execution of the contract and recoverability of the claims. The Company has established, over the years, a robust project management and control system, with periodic monitoring of each project. This system is based on the long-track experience of the Group in constructing complex infrastructures and installations. As far as practicable, the Group applies past experience in estimating the main elements of construction contracts and relies on objective data such as physical inspections or third parties confirmations. Nevertheless, given the highly tailored characteristics of the construction contracts, most of the estimates are unique to the specific facts and circumstances of each contract.

        Although estimates on construction contracts are periodically reviewed on an individual basis, we exercise significant judgments and not all possible risks can be specifically quantified.

        It is important to point out that, as stated in Note 2.4.2 on the measurement of property, plant and equipment, in the internal asset construction projects outside the scope of IFRIC 12 on Service Concession Arrangements (see Note 2.25), the totality of the revenues and profits between group companies is eliminated, meaning that said assets are shown at their acquisition cost.

Income taxes and recoverable amount of deferred tax assets

        Determining income tax expense requires judgment in assessing the timing and the amount of deductible and taxable items, as well as the interpretation and application of tax laws in different jurisdictions. Due to this fact, contingencies or additional tax expenses could arise as a result of tax inspections or different interpretations of certain tax laws by the corresponding tax authorities.

        Group Management assesses the recoverability of deferred tax assets on the basis of estimates of the future taxable profit. In making this assessment, Management considers the foreseen reversal of deferred tax liabilities, projected taxable profit and tax planning strategies. This assessment is carried out on the basis of internal projections, which are updated to reflect the Group's most recent operating trends.

        The Group's current and deferred income taxes may be impacted by events and transactions arising in the normal course of business as well as by special non-recurring circumstances. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred tax assets and the timing of income tax payments.

        Actual collections and payments may materially differ from these estimates as a result of changes in tax laws as well as unforeseen future transactions impacting the income tax balances.

Share-based payments

        The Group maintains various share-based incentive plans for some of its managers and employees at parent and subsidiary companies level. The most significant of these plans was granted in 2005 making available to 99 managers of Abengoa linked to the achievement of certain business objectives. Based on its specific conditions, the share-based plan is considered a cash-settled share-based payment, by means of which the company rewards the services provided by the managers, incurring a liability for an amount based on the value of the shares.

ABENGOA

Consolidated financial statements

        Note 29 to this Consolidated Report reflects the information detailing the expenses incurred from employee benefits.

        The fair value of the services received in exchange for the granting of the option is recognized as a personnel expense using the Black-Scholes valuation model. Certain inputs are used in the Black-Scholes model to generate variables such as the share price, the estimated return per dividend, the expected life of the option (5 years), the interest rates and the share market volatility, as appropriate.

        The total amount charged to expenses during the vesting period is determined by reference to the fair value of a hypothetical option to sell ('put') granted by the company to the managers, excluding the effect of the vesting conditions that are not market conditions, and including in the hypotheses only the number of options that are expected will become exercisable. In this regard, the number of options it is expected will become exercisable is considered in the calculation.

        The determination of the fair value of the services requires the use of estimates and certain assumptions. At the end of each financial year, the company revises the estimates of the number of options that are expected will become exercisable and recognizes the impact of this revision of the original estimates, where appropriate, in the Consolidated Income Statement. Changes in the estimates and assumptions used in the valuation model could impact the results of operations.

Derivatives and hedging

        The Group uses derivatives in order to mitigate risks arising from foreign exchange, interest rates and changes in the prices of assets and commodities purchased (principally zinc, aluminum, grain, ethanol, sugar and gas). Derivatives are initially recognized at fair value on the date that the derivative contract is entered into, and are subsequently re-measured at fair value at each reporting date (see Note 2.10 and 2.19.1 for a full description of the accounting policy for derivatives).

        Contracts held for the purposes of receiving or making payment of non-financial elements in accordance with expected purchases, sales or use of goods (own-use contracts) of the Group are not recognized as financial derivative instruments, but as executory contracts. In the event that such contracts include embedded derivatives, those derivatives are recorded separately from the original contract, if the economic characteristics of the embedded derivative are not closely related to the economic characteristics of the original host contract. Options contracted for the purchase or sale of non-financial elements which may be cancelled through cash outflows are not considered to be 'own-use contracts'.

        The inputs used to calculate fair value of our derivatives are based on prices observable on not quoted markets, through the application of valuation models (Level 2). The valuation techniques used to calculate fair value of our derivatives include discounting estimated future cash flows, using assumptions based on market conditions at the date of valuation or using market prices of similar comparable instruments, amongst others. The valuation of derivatives and the identification and valuation of embedded derivatives and own-use contracts requires the use of considerable professional judgment. These determinations were based on available market information and appropriate valuation methodologies. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Concession agreements

        The analysis on whether the IFRIC 12 applies to certain contracts and activities involves various complex factors and it is significantly affected by legal interpretation of certain contractual agreements or other terms and conditions with public sector entities.

ABENGOA

Consolidated financial statements

        Therefore, the application of IFRIC 12 requires extensive judgment in relation with, amongst other factors, (i) the identification of certain infrastructures (and not contractual agreements) in the scope of IFRIC 12, (ii) the understanding of the nature of the payments in order to determine the classification of the infrastructure as a financial asset or as an intangible asset and (iii) the recognition of the revenue from construction and concessionary activity.

        Changes in one or more of the factors described above may significantly affect the conclusions as to the appropriateness of the application of IFRIC 12 and, therefore, the results of operations or our financial position (see Note 10.1).

Note 4. — Financial risk management

        Abengoa's activities are undertaken through its operating segments and are exposed to various financial risks: market risk (including currency risk, interest rate risk and price risk), credit risk, liquidity risk and capital risk.

        The risk management model attempts to minimize the potential adverse impact of such risks upon the Group's financial performance. Risk is managed by the Group's Corporate Finance Department, which is responsible for identifying and evaluating financial risks in conjunction with the Group's operating segments, quantifying them by project, region and company.

        Written internal risk management policies exist for global risk management, as well as for specific areas of risk, such as foreign exchange risk, credit risk, interest rate risk, liquidity risk, the use of hedging instruments and derivatives and the investment of cash surpluses.

        In addition, there are official written management regulations regarding key controls and control procedures for each company and the implementation of these controls is monitored through internal audit procedures.

        The Group is affected by the following financial risks:

  a)
  Market risk

    Market risk arises when group activities are exposed fundamentally to financial risk derived from changes in foreign exchange rates, interest rates and changes in the fair values of certain raw materials.

    To hedge such exposure, Abengoa uses currency forward contracts, options and interest rate swaps as well as future contracts for commodities. The Group does not generally use derivatives for speculative purposes.

    •
    Foreign exchange rate risk: the international activity of the Group generates exposure to foreign exchange rate risk. Foreign exchange rate risk arises when future commercial transactions and assets and liabilities recognized are not denominated in the functional currency of the group company that undertakes the transaction or records the asset or liability. The main exchange rate exposure for the Group relates to the US Dollar against the Euro.

      To control foreign exchange risk, the Group purchases forward exchange contracts. Such contracts are designated as fair-value or cash-flow hedges, as appropriate.

      In the event that the exchange rate of the US Dollar had risen by 10% against the Euro as of December 31, 2012, with the rest of the variables remaining constant, the effect in the Consolidated Income Statement would have been a loss of €10,602 thousand (loss of €1,206 thousand in 2011 and profit of €24,522 thousand in 2010) mainly due to the

ABENGOA

Consolidated financial statements

      US Dollar net liability position of the Group in companies with Euro functional currency and an decrease of €2,440 thousand (increase of €3,338 thousand in 2011 and increase of €10,897 thousand in 2010) in other reserves as a result of the cash flow hedging effects on highly probable future transactions.

      Details of the financial hedging instruments and foreign currency payments as of December 31, 2012, 2011 and 2010 are included in Note 14 of these Notes to these Consolidated Financial Statements.

    •
    Interest rate risk arises mainly from financial liabilities at variable interest rates.

      Abengoa actively manages its risks exposure to variations in interest rates associated with its variable interest debt.

      In non-recourse financing (see Note 19), as a general rule, the Company enters into hedging arrangements for at least 80% of the amount and the timeframe of the relevant financing.

      In corporate financing (see Note 20), as general rule, 80% of the debt is covered throughout the term of the debt; in addition, in 2009 and 2010, Abengoa issued notes at a fixed interest rate.

      The main interest rate exposure for the Group relates to the variable interest rate with reference to the Euribor.

      To control the interest rate risk, the Group primarily uses interest rate swaps and interest rate options (caps and collars), which, in exchange for a fee, offer protection against an increase in interest rates.

      In the event that Euribor had risen by 25 basic points as of December 31, 2012, with the rest of the variables remaining constant, the effect in the Consolidated Income Statement would have been a profit of €4,004 thousand (profit of €15,923 thousand in 2011 and profit of €13,324 thousand in 2010) mainly due to the increase in fair value of interest rate caps, due to the time value of such caps designated as hedges and an increase of €52,163 thousand (increase of €44,077 thousand in 2011 and increase of €40,692 thousand in 2010) in other reserves as a result of the fair value increase of interest rate swaps, caps and collars designated as hedges.

      A breakdown of the interest rates derivatives as of December 31, 2012, 2011 and 2010 is provided in Note 14 of these Notes to the Consolidated Financial Statements.

    •
    Risk of change in commodities prices arises both through the sale of the Group's products and the purchase of commodities for production processes. The main risk of change in commodities prices for the Group is related to the price of zinc, aluminum, grain, ethanol, sugar and gas.

      In general, the Group uses futures and options listed on organized markets, as well as OTC (over-the-counter) contracts with financial institutions, to mitigate the risk of market price fluctuations.

      At December 31, 2012, if the price of zinc had increased by 10%, with the rest variables remaining constant, the effect in the Consolidated Income Statement would have been a profit of €3,900 thousand (profit of €2,174 thousand in 2011 and profit of €2,045 thousand in 2010) and a reduction in other reserves of €5,293 thousand

ABENGOA

Consolidated financial statements

      (reduction of €13,468 thousand in 2011 and increase of €1,017 thousand in 2010) as a result of the cash flow hedging effects.

      At December 31, 2012, if the price of grain had increased by 10%, with the rest variables remaining constant, the effect in the Consolidated Income Statement would have been a loss of €35,092 thousand (null in 2011 and 2010) and a reduction in other reserves of €16,391 thousand (reduction of €2,661 thousand in 2011 and increase of €22,982 thousand in 2010) due to open derivative contracts primarily grain sales held by the Group.

      At December 31, 2012, if the price of ethanol had increased by 10%, with the rest variables remaining constant, the effect in the Consolidated Income Statement would have been a profit of €11,035 thousand (null in 2011 and 2010) and null impact in other reserves (increase of €969 thousand in 2011 and null impact in 2010) due to open derivative contracts primarily ethanol purchases held by the Group.

      A breakdown of the commodity derivative instruments as of December 31, 2012, 2011 and 2010 is included in Note 14 to these Consolidated Financial Statements.

      In addition, certain Bioenergy Business Group companies engage in purchase and sale transactions in the grain and ethanol markets, in accordance with a management policy for trading transactions.

      Management has approved and supplemented trading strategies to control the purchase and sale of forward and swap contracts, mainly for sugar, grain and ethanol, which are reported on a daily basis, following the internal procedures established in the Transactions Policy. As a risk-mitigation element, the company sets daily limits or 'stop losses' for each strategy, depending on the markets in which it operates, the financial instruments purchased and the risks defined in the transaction.

      These transactions are measured monthly at fair value through the Consolidated Income Statement. In 2012, Abengoa recorded profit of €11,768 thousand (loss of €4,593 thousand in 2011 and profit of €12,305 thousand in 2010), €11,768 thousand of which related to profit on settled transactions (loss of €4,567 thousand in 2011 and profit of €11,061 thousand in 2010) and €0 thousand to open derivative contracts valued at the year ended (loss of €26 thousand in 2011 and profit of €1,244 thousand in 2010).

  b)
  Credit risk

    The main financial assets exposed to credit risk derived from the failure of the counterparty to meet its obligations are trade and other receivables, current financial investments and cash.

    a)
    Clients and other receivables (see Note 15).

    b)
    Current financial investments and cash (see Notes 13, 14, 15 and 17).

    •
    Clients and other receivables: Most receivables relate to clients operating in a range of industries and countries with contracts that require ongoing payments as the project advances, the service is rendered or upon delivery of the product. It is a common practice for the company to reserve the right to cancel the work in the event of a material breach, especially non-payment.

      In general, and to mitigate the credit risk, as a requirement prior to any commercial contract or business agreement, the company generally holds a firm commitment from

ABENGOA

Consolidated financial statements

      a leading financial institution to purchase the receivables through a non-recourse factoring arrangement. Under these agreements, the company pays the bank for assuming the credit risk and also pays interest for the discounted amounts. The company always assumes the responsibility that the receivables are valid.

      Abengoa derecognizes the factored receivables from the Consolidated Statement of Financial Position when all the conditions of IAS 39 for derecognition of assets are met. In other words, an analysis is made to determine whether all risks and rewards of the financial assets have been transferred, comparing the company's exposure, before and after the transfer, to the variability in the amounts and the calendar of net cash flows from the transferred asset. Once the company's exposure to this variability has been eliminated or substantially reduced, the financial asset has been transferred.

      In general, Abengoa considers that the most significant risk related to these assets within its activity is the risk of uncollectibility, since: a) trade receivables may be quantitatively significant during the progress of work performed for a project or service rendered; b) it would not be within the company's control. However, the risk of delays in payment is considered low in these contracts and typically relates to technical problems, i.e. associated with the technical risk of the service provided and, therefore, within the company's control.

      In any case, to hedge those contracts in which the possibility of a payment delay from the client, with no commercial justification, could theoretically be identified as a risk associated to the financial asset, Abengoa establishes that, not only should the risk of legal insolvency (bankruptcy, etc.) be covered, but also that of de facto or evident insolvency (arising from the client's management of its own cash, even though there is no 'general moratorium').

      If the company concludes that the risk associated to the contract has been transferred to the financial institution, the receivable is derecognized in the Consolidated Statement of Financial Position at the time it is transferred, in accordance with IAS 39.20.

      Taking into account this general policy of using non-recourse factoring, to have an accurate estimate of the Group's exposure to credit risk, it would be necessary to exclude from the accounts receivable balance unbilled revenues for which factoring arrangements exist, trade receivables not yet sent to factoring and receivables covered by credit insurance contracts.

      An ageing of trade receivables as of December 31, 2012, 2011 and 2010 is included in Note 15 'Clients and other receivable accounts'. The same note also discloses the credit quality of the clients as well as the movement on provisions for receivables for the years ended December 31, 2012, 2011 and 2010.

    •
    Financial investments: to control credit risk in financial investments, the Group has established corporate criteria which require that counterparties are always highly rated financial entities and government debt, as well as establishing investing limits with periodic review.

ABENGOA

Consolidated financial statements

  c)
  Liquidity risk

    Abengoa's liquidity and financing policy is intended to ensure that the company keeps sufficient funds available to meet its financial obligations as they fall due. Abengoa uses two main sources of financing:

    •
    Non-recourse project financing, which is typically used to finance any significant investment (see Notes 2.5 and 19). The repayment profile of each project is established on the basis of the projected cash flow generation of the business, allowing for variability depending on whether the cash flows of the transaction or project can be forecast accurately. This ensures that sufficient financing is available to meet deadlines and maturities, which mitigates the liquidity risk significantly.

    •
    Corporate Financing, used to finance the activities of the remaining companies which are not financed under the aforementioned financing model. This means of financing is managed through Abengoa S.A., which pools cash held by the rest of the companies so as to be able to re-distribute funds in accordance with the needs of the Group (see Notes 2.19 and 20) and to ensure that the necessary resources are obtained from the bank and capital markets.

    To ensure there are sufficient funds available for debt repayment in relation to its cash-generating capacity, the Corporate Financial Department annually prepares and the Board of Directors reviews a Financial Plan that details all the financing needs and how such financing will be provided. We fund in advance disbursements for major cash requirements, such as capital expenditures, debt repayments and working capital requirements. In addition, as a general rule, we do not commit our own equity in projects until the associated long term financing is obtained.

    Abengoa has maintained its financing needs covered for 2012 since it completed refinancing in 2012 of syndicated loans as well as new financing transactions in subsidiaries which have the support of export credit agencies. In addition, in January and February 2013 the Company has issued €400 million convertible notes due 2019 and €250 million ordinary notes due 2018 in order to extend its debt maturities (see Note 33.9).

    We aim to maintain our strong liquidity position, extend the debt maturities of our existing corporate loans and bonds, continue to access the capital markets from time to time, as appropriate, and further diversify our funding sources. We aim to continue to raise equity funding at the project company level through partnerships.

    In accordance with the foregoing, the sources of financing are diversified, in an attempt to prevent concentrations that may affect our liquidity risk.

    The expected sources of liquidity for the upcoming twelve months, estimated in approximately €11,471 million, comprise mainly cash and cash equivalents, other current assets (clients and other receivables and inventories), committed contributions from partners and non-recourse debt, undrawn credit lines and expected cash generated from operating activities during the next twelve months. These sources exceed the uses of liquidity expected for the upcoming twelve months, estimated in approximately €9,188 million, which comprise mainly debt maturities, forecasted interest payments and other current liabilities (trade payables, tax liabilities and provisions). The Company also intends to continue to rotate assets as part of our strategy when we consider that market conditions are adequate.

ABENGOA

Consolidated financial statements

    An analysis of the Group's financial liabilities classified into relevant maturity groupings based on the remaining period is included in the following Notes to these Consolidated Financial Statements:

Current and non-current	Notes to the Consolidated Financial Statements
Financial debt	Note 19 Non-recourse financing and Note 20 Corporate financing
Lease-back	Note 20 Corporate financing
Finance lease	Note 20 Corporate financing
Borrowings and other loans	Note 20 Corporate financing
Trade and other accounts payable	Note 25 Trade payables and other current liabilities
Derivatives and hedging instruments	Note 14 Financial derivatives instruments
Other liabilities	Note 21 Grant and other liabilities
  d)
  Capital risk

    The Group manages capital risk to ensure the continuity of the activities of its subsidiaries from an equity standpoint by maximizing the return for the shareholders and optimizing the structure of equity and debt in the respective companies or projects.

    Since the admission of its shares to trade on the stock market, the company has grown in the following ways:

    •
    Cash flows generated by conventional businesses;

    •
    Financing of new investments through non-recourse financing, which also generates induced business for conventional businesses;

    •
    Corporate financing, either through banks or capital markets;

    •
    Issuance of new shares of subsidiaries through organized markets;

    •
    Assets rotation or divestitures, such as the wind activity divestiture, divestiture of Telvent or the sale of mature concessional shares, such as the sale in two portions of certain transmission line concession activity in Brazil (for details see Note 6.2.b.).

    •
    Capital increase carried out for €300 million in 2011.

    The leverage objective of the activities of the company is not measured based on the level of debt on own resources, but on the nature of the activities:

    •
    For activities financed through Non-recourse Financing each project is assigned a leverage objective based on the cash and cash flow generating capacity, generally, of contracts that provide these projects with highly recurrent and predictable levels of cash flow generation.

    •
    For activities financed with Corporate Financing, the objective is to maintain reasonable leverage, defined as three (3) times corporate Ebitda over Net Corporate Debt (excluding the Ebitda and the non-recourse financing).

ABENGOA

Consolidated financial statements

Note 5. — Financial information by segment

5.1.
Information by business segment

  As indicated in Note 1, the Abengoa's activity is grouped under the following three activities which are in turn composed of seven operating segments (eight operating segments until the sale of Abengoa's shareholding in Befesa Medio Ambiente, S.L.U. (Befesa)) as defined by IFRS 8:

  •
  Engineering and construction; includes our traditional engineering activities in the energy and water sectors, with more than 70 years of experience in the market as well as the development of solar technology.

    This activity comprises two operating segments:

    •
    Engineering and construction — Abengoa is specialized in carrying out complex turn-key projects for thermo-solar plants, solar-gas hybrid plants, conventional generation plants, biofuels plants and water infrastructures, as well as large-scale desalination plants and transmission lines, among others. This activity covers the operating segment.

    •
    Technology and other — This segment includes those activities related to the development of thermo-solar technology, water management technology and innovative technology businesses such as hydrogen energy or the management of energy crops.

  •
  Concession-type infrastructures; groups together the company's proprietary concession assets that generate revenues governed by long term sales agreements, such as take-or-pay contracts, tariff contracts or power purchase agreements. This activity includes the operation of electric (solar, cogeneration or wind) energy generation plants and transmission lines. These assets generate low demand risk and we focus on operating them as efficiently as possible.

    This activity currently comprises four operating segments:

    •
    Solar — Operation and maintenance of solar energy plants, mainly using thermo-solar technology;

    •
    Transmission — Operation and maintenance of high-voltage transmission power line infrastructures;

    •
    Water — Operation and maintenance of facilities aimed at generating, transporting, treating and managing water, including desalination and water treatment and purification plants;

    •
    Cogeneration — Operation and maintenance of conventional cogeneration electricity plants.

  •
  Industrial production; covers Abengoa's businesses with a commodity component, such as biofuels and industrial waste recycling (until the sale of shareholding in Befesa Medio Ambiente, S.L.U., see Note 7.1). The company holds an important leadership position in these activities in the geographical markets in which it operates.

    This activity comprises two operating segments (one operating segment from the sale of Abengoa's shareholding in Befesa):

    •
    Biofuels — Production and development of biofuels, mainly bioethanol for transport, which uses cereals, sugar cane and oil seeds (soya, rape and palm) as raw materials.

ABENGOA

Consolidated financial statements

    •
    Recycling — Industrial waste recycling, principally steel dust, aluminum and zinc. This segment disappears after the sale of the shareholding in Befesa Medioambiente, S.L.U., which is presented as discontinued operations in these financial statements as of December 31, 2012, 2011 and 2010.

  Abengoa's CODM assesses the performance and assignment of resources according to the above identified segments. The segment 'Technology and other' has been reclassified from the activity Industrial Production to Engineering and Construction, which reflects better the nature of its operations. The CODM in Abengoa considers the revenues as a measure of the activity and the EBITDA (Earnings before interest, tax, depreciation and amortization) as measure of the performance of each segment. In order to assess performance of the business, the CODM receives reports of each reportable segment using revenues and EBITDA. Net interest expense evolution is assessed on a consolidated basis given that the majority of the corporate financing is incurred at the holding level and that most of the related assets are held at project companies which are financed through non-recourse project finance. The depreciation, amortization and impairment charges are assessed on a consolidated basis in order to analyze the evolution of net income and to determine the dividend pay-out ratio. These charges are not taken into consideration by CODM for the allocation of resources because they are non-cash charges.

  The process to allocate resources by the CODM takes place prior to the award of a new project. Prior to presenting a bid, the company must ensure that the non-recourse financing for the new project has been obtained. These efforts are taken on a project by project basis. Once the project has been awarded, its evolution is monitored at a lower level and the CODM receives periodic information (revenues and EBITDA) on each operating segment's performance.

  a)
  The following table shows the Segment Revenues and EBITDA for the years 2012, 2011 and 2010:

	Revenue			Ebitda
Item	2012	2011	2010	2012	2011	2010
Engineering and construction
Engineering and construction	3,477,832	3,710,580	2,348,561	475,544	511,249	260,856
Technology and other	302,786	313,310	113,493	148,358	195,997	25,660

Total	3,780,618	4,023,890	2,462,054	623,902	707,246	286,516

Concession-type infraestructure
Solar	281,566	131,526	58,529	203,357	92,916	42,887
Transmission lines	37,626	237,618	202,505	15,726	193,218	150,523
Water	20,679	21,041	15,213	11,625	10,327	10,159
Cogeneration and other	53,243	50,111	46,591	2,896	7,195	6,116

Total	393,114	440,296	322,838	233,604	303,657	209,685

Industrial production
Biofuels	2,138,220	2,224,970	1,575,152	91,103	152,140	211,965

Total	2,138,220	2,224,970	1,575,152	91,103	152,140	211,965

Total	6,311,952	6,689,156	4,360,045	948,609	1,163,043	708,166

ABENGOA

Consolidated financial statements

  The reconciliation of segment EBITDA with the profit attributable to owners of the parent is as follows:

Line	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Total segment EBITDA	948,609	1,163,043	708,166
Amortization and depreciation	(422,013)	(230,555)	(228,713)
Financial cost net	(654,593)	(666,870)	(323,984)
Share in profits/(losses) of associates	17,561	3,975	8,520
Income tax expense	171,913	(3,188)	17,393
Profit/(loss) from discontinued operations, net of tax	32,543	129,077	81,929
Profit/(loss) attributable to non-controlling interests	38,650	21,337	56,149
Profit attributable to the parent company	55,370	374,145	207,162
  b)
  The long term asset and liabilities by Segment at the end of 2012, 2011 and 2010 are as follows:

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Recycling(*)	Balance as of 12.31.12
Assets allocated
Intangible assets	119,837	174,692	183,261	—	5,078	3,121	502,892	567,864	1,556,745
Property plant and equipment	132,099	99,908	33,778	—	—	6,351	1,038,901	120,562	1,431,599
Fixed assets in projects	—	896	2,842,225	2,384,127	363,250	737,285	1,116,057	297,547	7,741,387
Current financial investments	275,599	191,184	208,618	119,122	—	12	59,851	45,633	900,019
Cash and cash equivalents	945,717	87,355	177,399	442,090	23,701	9,188	651,138	76,596	2,413,184

Subtotal allocated	1,473,252	554,035	3,445,281	2,945,339	392,029	755,957	3,368,839	1,108,202	14,042,934

Unallocated assets
Non-current and associated financ. invest.	—	—	—	—	—	—	—	—	1,444,541
Deferred tax assets	—	—	—	—	—	—	—	—	1,148,324
Other current assets	—	—	—	—	—	—	—	—	2,698,132
Subtotal unallocated	—	—	—	—	—	—	—	—	5,290,997

Total Assets	—	—	—	—	—	—	—	—	19,333,931

ABENGOA

Consolidated financial statements

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Recycling(*)	Balance as of 12.31.12
Liabilities allocated
Long-term and short-term corpor. financing	817,704	665,805	961,613	95,732	—	—	2,100,213	75,797	4,716,864
Long-term and short-term non rec. financing	—	76,228	2,129,077	1,267,412	267,181	588,388	559,569	368,917	5,256,772
Long-term lease liabilities	18,301	12	—	—	—	—	16,225	5,396	39,934

Subtotal allocated	836,005	742,045	3,090,690	1,363,144	267,181	588,388	2,676,007	450,110	10,013,570

Unallocated liabilities
Long-term Other loans and borrowings	—	—	—	—	—	—	—	—	190,030
Long-term grants and other liabilities	—	—	—	—	—	—	—	—	194,420
Provisions and contingencies	—	—	—	—	—	—	—	—	131,784
Long-term derivative financial instruments	—	—	—	—	—	—	—	—	407,551
Deferred tax liabilities	—	—	—	—	—	—	—	—	276,550
Long-term personnel liabilities	—	—	—	—	—	—	—	—	70,599
Other current liabilities	—	—	—	—	—	—	—	—	6,189,064

Subtotal unallocated	—	—	—	—	—	—	—	—	7,459,998

Total liabilities	—	—	—	—	—	—	—	—	17,473,568

Equity unallocated	—	—	—	—	—	—	—	—	1,860,363

Total liabilities and equity unallocated	—	—	—	—	—	—	—	—	9,320,361

Total liabilities and equity	—	—	—	—	—	—	—	—	19,333,931

        (*)
        Operating segment existing until the sale of shareholding in Befesa (see Note 7)

ABENGOA

Consolidated financial statements

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Recycling(*)	Balance as of 12.31.11
Assets allocated
Intangible assets	142,224	51,919	—	—	8,438	—	547,581	540,365	1,290,527
Property plant and equipment	165,993	100,807	29,041	—	—	—	1,083,788	123,279	1,502,908
Fixed assets in projects	—	3,583	3,021,349	2,207,713	426,238	587,696	1,251,594	278,265	7,776,438
Current financial investments	174,935	59,279	439,144	226,946	338	10,931	39,372	62,959	1,013,904
Cash and cash equivalents	2,244,426	50,003	71,511	462,737	25,532	13,567	798,285	72,056	3,738,117

Subtotal allocated	2,727,578	265,591	3,561,045	2,897,396	460,546	612,194	3,720,620	1,076,924	15,321,894

Unallocated assets
Non-current and associated financ. invest.	—	—	—	—	—	—	—	—	462,667
Deferred tax assets	—	—	—	—	—	—	—	—	939,707
Other current assets	—	—	—	—	—	—	—	—	2,191,187

Subtotal unallocated	—	—	—	—	—	—	—	—	3,593,561

Total Assets	—	—	—	—	—	—	—	—	18,915,455

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Recycling(*)	Balance as of 12.31.11
Liabilities allocated
Long-term and short-term corpor. financing	1,078,610	717,142	448,968	9,772	—	12,720	2,499,832	21,577	4,788,621
Long-term and short-term non rec. financing	—	72,828	2,515,970	1,043,408	326,974	484,636	570,953	375,341	5,390,110
Long-term and short-term lease liabilities	18,747	42	—	—	—	—	18,403	3,713	40,905

Subtotal allocated	1,097,357	790,012	2,964,938	1,053,180	326,974	497,356	3,089,188	400,631	10,219,636

Unallocated liabilities
Long-term Other loans and borrowings	—	—	—	—	—	—	—	—	239,091
Long-term grants and other liabilities	—	—	—	—	—	—	—	—	223,902
Provisions and contingencies	—	—	—	—	—	—	—	—	135,107
Long-term derivative financial instruments	—	—	—	—	—	—	—	—	388,700
Deferred tax liabilities	—	—	—	—	—	—	—	—	232,109
Long-term personnel liabilities	—	—	—	—	—	—	—	—	64,154
Other current liabilities	—	—	—	—	—	—	—	—	5,564,721

Subtotal unallocated	—	—	—	—	—	—	—	—	6,847,784

Total liabilities	—	—	—	—	—	—	—	—	17,067,420

Equity unallocated	—	—	—	—	—	—	—	—	1,848,035

Total liabilities and equity unallocated	—	—	—	—	—	—	—	—	8,695,819

Total liabilities and equity	—	—	—	—	—	—	—	—	18,915,455

        (*)
        Operating segment existing until the sale of shareholding in Befesa (see Note 7)

ABENGOA

Consolidated financial statements

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Recycling(*)	Balance as of 12.31.10
Assets allocated
Intangible assets	593,838	46,220	—	—	—	—	618,045	535,409	1,793,512
Property plant and equipment	236,890	12,047	254,841	—	—	—	1,040,397	96,112	1,640,287
Fixed assets in projects	—	—	1,460,400	2,110,356	344,144	402,507	1,166,416	260,973	5,744,796
Current financial investments	186,939	4,630	288,164	359,746	10	6,541	25,285	42,281	913,596
Cash and cash equivalents	2,183,395	40,853	180,296	19,649	16,647	6,681	481,210	54,424	2,983,155

Subtotal allocated	3,201,062	103,750	2,183,701	2,489,751	360,801	415,729	3,331,353	989,199	13,075,346

Unallocated assets
Non-current and associated financ. invest.	—	—	—	—	—	—	—	—	486,355
Deferred tax assets	—	—	—	—	—	—	—	—	885,666
Other current assets	—	—	—	—	—	—	—	—	2,526,459

Subtotal unallocated	—	—	—	—	—	—	—	—	3,898,480

Total Assets	—	—	—	—	—	—	—	—	16,973,826

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Recycling(*)	Balance as of 12.31.10
Liabilities allocated
Long-term and short-term corpor. financing	2,150,122	633,250	54,390	33,802	—	14,973	1,918,482	184,806	4,989,825
Long-term and short-term non rec. financing	—	—	1,558,230	1,152,652	267,286	325,717	477,931	268,294	4,050,110
Long-term and short-term lease liabilities	28,345	—	—	—	—	—	21,023	3,375	52,743

Subtotal allocated	2,178,467	633,250	1,612,620	1,186,454	267,286	340,690	2,417,436	456,475	9,092,678

Unallocated liabilities
Long-term Other loans and borrowings	—	—	—	—	—	—	—	—	119,029
Long-term grants and other liabilities	—	—	—	—	—	—	—	—	171,402
Provisions and contingencies	—	—	—	—	—	—	—	—	168,247
Long-term derivative financial instruments	—	—	—	—	—	—	—	—	289,997
Deferred tax liabilities	—	—	—	—	—	—	—	—	312,271
Long-term personnel liabilities	—	—	—	—	—	—	—	—	24,629
Other current liabilities	—	—	—	—	—	—	—	—	5,165,235

Subtotal unallocated	—	—	—	—	—	—	—	—	6,250,810

Total liabilities	—	—	—	—	—	—	—	—	15,343,488

Equity unallocated	—	—	—	—	—	—	—	—	1,630,338

Total liabilities and equity unallocated	—	—	—	—	—	—	—	—	7,881,148

Total liabilities and equity	—	—	—	—	—	—	—	—	16,973,826

        (*)
        Operating segment existing until the sale of shareholding in Befesa (see Note 7)

ABENGOA

Consolidated financial statements

    The criteria used to obtain the assets and liabilities per segment, are described as follows:

    •
    With the only objective of presenting liabilities by segment, Corporate Financing signed by Abengoa, S.A. and Abengoa Finance, S.A.U. has been allocated by segments (see Note 20), since its main purpose is to finance investments in projects and in companies needed to expand businesses and lines of activity of the group.

  c)
  Net Debt by segment as of December 31, 2012, 2011 and 2010 is as follows:

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Recycling(*)	Balance as of 12.31.12
Bank debt and current/non-curr. bond	817,704	665,805	961,613	95,732	—	—	2,100,213	75,797	4,716,864
Obligations under curr./non-curr. financial lease	18,301	12	—	—	—	—	16,225	5,396	39,934
Long-term and short-term non rec. financing	—	76,228	2,129,077	1,267,412	267,181	588,388	559,569	368,917	5,256,772
Current financial investments	(275,599)	(191,184)	(208,618)	(119,122)	—	(12)	(59,851)	(45,633)	(900,019)
Cash and cash equivalents	(945,717)	(87,355)	(177,399)	(442,090)	(23,701)	(9,188)	(651,138)	(76,596)	(2,413,184)

Total net debt (cash)	(385,311)	463,506	2,704,673	801,932	243,480	579,188	1,965,018	327,881	6,700,367

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Recycling(*)	Balance as of 12.31.11
Bank debt and current/non-curr. bond	1,078,610	717,142	448,968	9,772	—	12,720	2,499,832	21,577	4,788,621
Obligations under curr./non-curr. financial lease	18,747	42	—	—	—	—	18,403	3,713	40,905
Long-term and short-term non rec. financing	—	72,828	2,515,970	1,043,408	326,974	484,636	570,953	375,341	5,390,110
Current financial investments	(174,935)	(59,279)	(439,144)	(226,946)	(338)	(10,931)	(39,372)	(62,959)	(1,013,904)
Cash and cash equivalents	(2,244,426)	(50,003)	(71,511)	(462,737)	(25,532)	(13,567)	(798,285)	(72,056)	(3,738,117)

Total net debt (cash)	(1,322,004)	680,730	2,454,283	363,497	301,104	472,858	2,251,531	265,616	5,467,615

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Recycling(*)	Balance as of 12.31.10
Bank debt and current/non-curr. bond	2,150,122	633,250	54,390	33,802	—	14,973	1,918,482	184,806	4,989,825
Obligations under curr./non-curr. financial lease	28,345	—	—	—	—	—	21,023	3,375	52,743
Long-term and short-term non rec. financing	—	—	1,558,230	1,152,652	267,286	325,717	477,931	268,294	4,050,110
Current financial investments	(186,939)	(4,630)	(288,164)	(359,746)	(10)	(6,541)	(25,285)	(42,281)	(913,596)
Cash and cash equivalents	(2,183,395)	(40,853)	(180,296)	(19,649)	(16,647)	(6,681)	(481,210)	(54,424)	(2,983,155)

Total net debt (cash)	(191,867)	587,767	1,144,160	807,059	250,629	327,468	1,910,941	359,770	5,195,927

        (*)
        Operating segment existing until the sale of shareholding in Befesa (see Note 7)

    In order to obtain Net Debt, by segment:

    1.
    With the only objective of presenting liabilities by segment, Corporate Financing signed by Abengoa, S.A. and Abengoa Finance, S.A.U. has been allocated by operating

ABENGOA

Consolidated financial statements

      segment (see Note 20), since its main purpose is to finance investments in projects and in companies needed to expand the businesses and lines of activity of the group.

    2.
    Short-term financial investments and Cash and cash equivalents are presented reducing debt, since both items are considered highly liquid.

  d)
  The investment in property, plant and equipment and intangible assets by segments at the end of 2012, 2011 and 2010 is as follows:

Item	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Engineering and construction
Engineering and construction	43,027	77,083	157,284
Technology and other	68,226	66,218	26,678

Total	111,253	143,301	183,962

Concession-type infraestructure
Solar	863,422	1,410,790	710,311
Transmission lines	848,250	851,221	480,654
Water	53,361	69,356	98,371
Cogeneration and other	159,017	199,599	218,598

Total	1,924,050	2,530,966	1,507,934

Industrial production
Biofuels	152,174	183,645	330,179
Recycling(*)	26,976	54,989	72,318
Total	179,150	238,634	402,497

Total	2,214,453	2,912,901	2,094,393

      (*)
      Operating segment existing until the sale of shareholding in Befesa (see Note 7).
  e)
  The amount of depreciation and amortization expense recognized for each period presented for the service concession and biofuels reportable segments for the years 2012, 2011 and 2010 is as follows:

Item	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Concession-type infraestructure
Solar	114,255	(46,596)	(22,061)
Transmission lines	(16,338)	(43,901)	(37,456)
Water	(4,017)	(5,830)	(4,121)
Cogeneration and other	(3,027)	(416)	(5,333)
Biofuels	(169,512)	(126,766)	(124,307)

ABENGOA

Consolidated financial statements

5.2.
Information by geographic areas

a)
The revenue distribution by geographical region for the years ended December 31, 2012, 2011 and 2010 is as follows:

Geographical region	For the year ended 12.31.12%		For the year ended 12.31.11%		For the year ended 12.31.10%
— USA	2,078,518	32.9	1,345,982	20.1	591,330	13.6
— Latin America (except Brazil)	1,026,211	16.3	756,922	11.3	779,431	17.9
— Brazil	986,563	15.6	1,471,670	22.0	1,052,703	24.1
— Europe (except Spain)	877,758	13.9	727,744	10.9	489,864	11.2
— Other regions	404,599	6.4	441,056	6.6	378,667	8.7
— Spain	938,303	14.9	1,945,782	29.1	1,068,050	24.5

Consolidated Total	6,311,952	100	6,689,156	100	4,360,045	100

Outside Spain amount	5,373,649	85.1	4,743,374	70.9	3,291,995	75.5

Spain amount	938,303	14.9	1,945,782	29.1	1,068,050	24.5

  b)
  The net book value of Property, plant and equipment by geographical region as of December 31, 2012, 2011 and 2010 is as follows:

Geographic region	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Domestic market	1,060,944	1,089,723	2,057,241

— USA	588,890	829,647	787,106
— European Union	784,920	795,552	824,376
— Latin America	689,363	658,215	584,118
— Other regions	24,175	15,054	17,030

Foreign market	2,087,348	2,298,468	2,212,630

Total	3,148,292	3,388,191	4,269,871

  c)
  The net book value of Intangible assets by geographic region as of December 31, 2012, 2011 and 2010 is as follows:

Geographic region	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Domestic market	3,446,466	2,645,804	880,168

— USA	98,640	813,872	562,700
— European Union	17,921	14,587	10,677
— Latin America	3,365,447	2,963,454	2,818,721
— Other regions	652,965	743,965	636,458

Foreign market	4,134,973	4,535,878	4,028,556

Total	7,581,439	7,181,682	4,908,724

ABENGOA

Consolidated financial statements

Note 6. — Changes in the composition of the Group

6.1.
Changes in the consolidation Group

a)
In 2012 a total of 79 subsidiaries (26 in 2011 and 37 in 2010), 5 associates (1 in 2011 and 3 in 2010) and 9 joint ventures (3 in 2011 and 2 in 2010), were added to the consolidation group, which are identified in Appendices I, II, III, IV, XIII, XIV, XV, XVIII, XIX and XX of these Consolidated Financial Statements.

    These changes did not have a significant impact on the overall consolidated amounts in 2012, 2011 and 2010.

    As described in Note 2.1.3 the Group has applied IFRS 10, 11, 12 and amendments to IAS 27 and 28 in 2013, recasting the information presented in 2012 according to the transition guidance of this standard. As a result 5 companies previously considered as subsidiaries and 33 companies previously considered as joint ventures are treated as associates recorded under the equity method in 2012. The effect of the de-consolidation of the affected companies and their integration according to the equity method on the consolidated statements of financial position as of December 31, 2012 and on the consolidated income statement for the year ended December 31, 2012 is shown in Note 2.1.3.

    In addition, during 2012, 14 Temporary joint operations (UTE) (39 in 2011 and 61 in 2010) have commenced their activity or have started to undertake a significant level of activity and were included in the consolidation group. These UTE contributed €90,637 thousand (€160,429 thousand in 2011 and €167,416 thousand in 2010) to the consolidated net sales.

    The amounts set out below represent the Group's proportional interest in the assets, liabilities, revenues and profits of the joint ventures (not fully owned by the Group) which have been included in the Consolidated Financial Statements in 2011 and 2010:

	2011	2010
Non-current assets	1,320,212	428,412
Current assets	237,714	168,635
Non-current liabilities	1,399,471	442,807
Current liabilities	158,455	154,240

	2011	2010
Revenue	161,855	161,427
Expenses	(116,323)	(138,700)
Profit/(loss) after taxes	20,343	13,512

    In 2012, according to IFRS 11, joint ventures are no longer consolidated by proportional integration as they are recorded following the equity method (see Note 2).

ABENGOA

Consolidated financial statements

    On the other hand, the amounts set out below represent the Group's proportional interest in the assets, liabilities, revenues and profits of the UTE which have been included in the Consolidated Financial Statements in 2012, 2011 and 2010:

	2012	2011	2010
Non-current assets	16,366	18,862	66,511
Current assets	131,977	267,608	425,816
Non-current liabilities	25,219	21,922	59,269
Current liabilities	123,124	264,548	433,058

	2012	2011	2010
Revenue	66,419	204,503	224,560
Expenses	(76,795)	(203,119)	(185,189)
Profit/(loss) after taxes	(10,376)	1,384	39,371

    Funds provided by Group companies to the only UTE excluded from the consolidation group (3 in 2011 and 123 in 2010) is nil (€2 thousand in 2011 and €241 thousand in 2010) and are recorded under 'Financial investments' in the Consolidated Statement of Financial Position. Revenues of recorded UTE excluded from the consolidation accounted for 0.00% of the Group's consolidated revenues (0.02% in 2011 and 0.69% in 2010). Net income corresponding to those UTE is nil in 2012 (nil in 2011 and €898 thousand in 2010).

  b)
  In 2012 a total of 46 subsidiaries were no longer included in the consolidation group (84 in 2011 and 27 in 2010), 5 associates (2 in 2011 and 3 in 2010) and 7 joint ventures (3 in 2011 and 0 in 2010), which are identified in Appendices V, VI and VII and which did not have any material impact in the Consolidated Income Statement, except for disposals mentioned in Note 6.2b).

    During 2012, 33 UTE (147 in 2011 and 40 in 2010) were excluded from the consolidated group because they had ceased their activities or had become insignificant in relation to overall group activity levels. The proportional consolidated revenues of these UTE in 2012 were €271 thousand (€26,294 thousand in 2011 and €2,783 thousand in 2010).

  c)
  During 2012, Rioglass group, which was consolidated under the equity method until December 31, 2011, started to be fully consolidated due to the business combination conducted in this period (see Note 6.3).

    During 2011, no companies changed the method of consolidation due to a change in its shares with the exception of the Brazilian transmission line companies which were consolidated globally until November 30, 2011 and proportionally after the sale of the first portion and until the sale of the second portion on March 16, 2012 (see Note 6.2.b).

    During the year 2010, the Company changed its method of consolidation for Helioenergy 1 and 2 from full consolidation to proportional consolidation.

6.2.
Main acquisitions and disposals

a)
Acquisitions

•
There were no significant acquisitions during the year 2012.

•
On March 17, 2011, the Board of Directors of Proyectos de Inversiones Medioambientales, S.L. (the bidding company), a subsidiary of Abengoa, S.A., agreed

ABENGOA

Consolidated financial statements

      to formulate a public tender offer to acquire the shares in Befesa Medio Ambiente, S.A. (Befesa), in order to delist Befesa's shares from the Spanish official secondary markets on which it was listed, in accordance with Article 34.5 and subsequent articles of the Securities Market Act and Article 10 and subsequent articles of Royal Decree 1066/2007 and other applicable legislation.

      On April 25, 2011, the General Shareholders' Meeting of Befesa approved the resolution to delist the shares representing the share capital of the Affected Company from stock markets and the subsequent public tender offer for the shares. The offer was to acquire 710,502 Befesa shares, which represent 2.62% of its share capital at 23.78 Euros per share.

      On August 24, 2011 the Governing Body of the Bilbao Stock Exchange reported the delisting of the shares of Befesa Medioambiente, S.A. from trading, effective August 25, 2011, upon the forced sale of shares by Proyectos de Inversiones Medioambientales, S.L. As of the date of issuance of these financial statements Befesa's shares have been delisted from trading due to the successful tender offer process.

    •
    On November 2, 2011, Abengoa reached an agreement with Qualitas Venture Capital (QVC) to acquire its 38% stake in the aluminum recycling business for €34 million, which resulted in a final 98.25% ownership by Abengoa in the aluminum recycling company on November 24, 2011, date on which approval was obtained from the competent authorities. In 2007 Abengoa and QVC integrated their respective aluminum waste recycling activities in the Abengoa division responsible for this business. The transaction gave Abengoa a 60.25% stake in the company.

    •
    On October 8, 2010, Abengoa concessoes Brasil Holding, S.A., a subsidiary in the Engineering and Construction segment, closed a purchase agreement, which became effective on December 31, 2010 once the contractual obligations between the parties were met, at a price of €117 million, for the remaining 49.9% of the company STE Transmissora de Energia, S.A. held by Control y Montajes Industriales—CYMI, S.A. and for 49.99% of the company NTE Transmissora de Energia, S.A. These companies are the operators of two Transmission Lines concessions in Brazil.

  b)
  Disposals

  •
  On March 16, 2012, the Company reached an agreement with Compañía Energética Minas Gerais (CEMIG) to sell the 50% stake that Abengoa S.A. still owned in four transmission line concessions in Brazil (STE, ATE, ATE II and ATE III). On July 2, we received €354 million of cash proceeds corresponding to the total price agreed for the shares. The gain from this sale has amounted to €4 million and is recorded in 'Other operating income' in the Consolidated Income Statements.

  •
  On September 5, 2011, Abengoa, S.A. closed an agreement with Schneider Electric, S.A. for the sale of 40% of its shares in Telvent GIT, S.A. The sale of said shares brought in cash proceeds of €391 million and a net profit from discontinued operations, including gain, of €91 million, reflected in the section 'Profit (loss) from discontinued operations, net of tax' of the Consolidated Income Statement. For more information on the sale of the shares of Telvent GIT, S.A. (see Note 7.2).

  •
  In addition, on November 30, 2011, Abengoa, S.A. closed an agreement with Compañía Energética Minas Gerais (CEMIG) through Transmissora Aliança de Energía

ABENGOA

Consolidated financial statements

      Eléctrica, S.A. (TAESA) for the sale of 50% shares in the companies STE, ATE, ATE II and ATE III, and 100% in NTE. The sale of said shares generated cash proceeds of €479 million and a gain of €45 million reflected in the section 'Other operating income' in the Consolidated Income Statement (€43 million after tax). Of the €45 million gain, €10.6 million is attributable to recognizing the investment retained at fair value at the date when control is lost, according to IAS 27, and the remaining €34.4 million correspond to the profit obtained in the sale.

    •
    On July 27, 2010, Abengoa concessoes Brasil Holding, S.A., a subsidiary in the Engineering and Construction segment, concluded an agreement with the company State Grid International to sell its 25% shareholding in the companies ETEE (Expansión Transmisora de Energía Eléctrica, S.A.) and ETIM (Expansión Transmissão Itumbiara Marimbondo), which are responsible for the concession of the 794 kilometers of transmission lines that joins the power stations of the city of Itumbiara, in Soiás, and Marimbondo, in the state of Minas Gerais. The sale of these shareholdings resulted in cash proceeds of €102 million and a gain of €69 million, recognized under the 'Other operating income' section of the consolidated income statement (€45 million after income taxes).

6.3.
Business combinations

  Rioglass Group was incorporated in 2006 as a joint venture between Abengoa and its former shareholders. The group manufactures and sells parabolic trough mirrors for thermo-solar plants, thanks to an exclusive technology developed internally which is specially remarkable due to specific techniques for manufacturing mirrors with tempered glass, very accurate automatic techniques for bending and mirroring and high reflectivity.

  Since the incorporation of Rioglass Group, thermo-solar energy has experienced a very high development worldwide. Global installed capacity has reached 2.615 MW in operation, mainly in Spain and the United States. Recently, we can appreciate a significant international expansion in other geographies, with plants in construction in the Middle East, Africa and India and with ambitious plans to develop new thermo-solar plants in several countries such as South Africa, Australia, China, India, Saudi Arabia and Chile.

  On January 16, 2012, Abengoa Solar, S.A. closed an agreement with Rioglass Laminar, S.L. to acquire an additional share of Rioglass Holding, S.A. With this acquisition and once the conditions for the closing were fulfilled, Abengoa Solar, S.A. became the majority shareholder of Rioglass Holding, S.L. and obtained control of the management of the group, a business which is key in its strategy of international expansion. As a result, Rioglass group, which was integrated proportionally, started to be fully consolidated.

  Since the business combination was achieved in stages, according to IFRS 3, the Company has remeasured its previously held equity interest in the acquiree at its acquisition-date fair value, which has consisted basically in the value of committed sales from Rioglass Group for the use of technology and mirrors, linked to relations and contracts existing with clients in the construction of thermo-solar plants in Spain, the United States, South Africa, Mexico and India. This valuation has represented a gain of €85,247 thousand.

  The difference between the fair value of the stake acquired in Rioglass group and the fair value of the identifiable assets and liabilities acquired, amounting to €38,919 thousand, has been recorded as Goodwill.

ABENGOA

Consolidated financial statements

  Additionally, according to IFRS 3, Directors have finalized the evaluation of the identifiable assets and liabilities acquired in order to perform the purchase price allocation, considering all identifiable fixed and intangible assets, liabilities and contingent liabilities to the extent they are subject to recognition according to IFRS. Among the assets identified, the higher values have been assigned to technology and customer relationships.

Concept	Book value	Fair value
Non-current assets	66,141	187,157
Current assets	64,856	73,564
Non-current and current liabilities	(73,082)	(110,148)
Book value of share capital of acquired net assets	28,958	—

Fair value of acquired net assets	—	150,573

Stake in fair value of acquired net assets (I)	—	75,287

Fair value of the stake acquired (II)	—	114,206

Goodwill (Difference II—I)	—	38,919

  In 2011 and 2010 no significant business combinations were carried out by the Group.

Note 7. — Discontinued operations

7.1.
Sale of shares in Befesa Medio Ambiente, S.L.U.

  On April 18, 2013 the company reached an exclusive agreement with certain investment funds managed by Triton Partners to wholly transfer Abengoa's shareholding in Befesa Medio Ambiente, S.L.U.

  The sale agreement was signed on June 13, 2013, by which the agreed sale price was €1,075 million (considering the net debt adjustments, total consideration to Abengoa amounts to €620 million).

  The sale of this shareholding involves a cash deposit, received on July 15, 2013, of €331 million. The balance of the agreed payment, to complete the aforementioned figure of €620 million, will consist of:

  –
  A deferred payment of €17 million (€15 million held as a deposit until ongoing litigations are resolved and €2 million in long-term receivables from a client of Befesa Medioambiente).

  –
  A credit note of €48 million to mature in five years, accruing annual interest of 2% in the first year, 4% in the second, 6% in the third, 8% in the fourth and 12% in the fifth year, and payable at the expiration of each period.

  –
  A deferred payment of €225 million through a convertible loan with 15 years maturity and subject to two extension options of five years each at the discretion of the venture capital fund. The loan's principal shall be settled with a single repayment at maturity and accrues interest at the 6-month Euribor rate applicable on the date the agreement comes into effect, plus a 6% spread, annual accrual and an option for the fund to capitalise the accrued interest and increase the loan or pay the interest at the end of each accrual period. Certain triggering events, which include Befesa's insolvency, a maximum net debt/ebitda ratio of 8.0 throughout the life of the convertible loan, and failure to meet certain financial objectives in the last three years of the 15-year loan (minimum expected operating cash flow, minimum cash coverage ratio of 1.3) would result in the automatic conversion of the loan into 14.06% of Befesa's

ABENGOA

Consolidated financial statements

    shares. Furthermore, under certain scenarios of sale of Befesa by the fund, and conversion of the convertible loan into the 14.06% of Befesa's shares, the fund can require that Abengoa sells its 14.06% ownership together with the sale of the fund's ownership and under the same conditions applicable to the fund. In any case, if Abengoa does not receive such requirement from the fund, Abengoa can sell its 14.06% ownership coming from the conversion together with the remaining ownership sold by the fund and in this case the sale will be valid only if the acquirer also bought the 14.06%.

  On July 15, 2013, we received €331 million of cash proceeds corresponding to the price agreed for the shares and the sale transaction was definitely closed.

  Taking into account the significance of the activities carried out by Befesa to Abengoa, the sale of this shareholding is considered as a discontinued operation, in accordance with the stipulations and requirements of IFRS 5, Non-Current Assets Held for Sale and Discontinued Operations.

  In accordance with this standard, the results of Befesa until the closing of the sale and the result of this sale are included under a single heading in Abengoa's Consolidated Condensed Interim Financial Statements for the six month period ended June 30, 2013. Accordingly, the Company has also presented Befesa as a discontinued operation in these Consolidated Financial Statements as of December, 31, 2012, 2011 and 2010, to make them comparable with the Condensed Interim Financial Statements for the six month period ended June 30, 2013.

  For years ended December 31, 2012, 2011 and 2010, the breakdown of the Consolidated Income Statements related to Befesa, is as follows:

Concept	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Revenue	605,597	594,327	499,715
Other operating income	15,373	19,546	40,712
Operating expenses	(536,565)	(528,177)	(471,398)
I. Operating profit	84,405	85,696	69,029
II. Financial expense, net	(46,624)	(28,157)	(23,686)
III. Share of profit/(loss) of associates carried under the equity method	4,931	254	523
IV. Profit before income tax	42,712	57,793	45,866
V. Income tax benefit	(10,169)	(20,179)	(11,880)
VI. Profit for the period from continuing operations	32,543	37,614	33,986
VII. Profit/(loss) attributable to non-controlling interests	1,345	2,769	2,671

VIII. Profit for the period attributable to the parent company	31,198	34,845	31,315

7.2.
Sale of shares in Telvent GIT, S.A.

  On June 1, 2011, our 40% owned subsidiary ,Telvent GIT, S.A., entered into an acquisition agreement with Schneider Electric S.A., ('SE'), under which SE launched a tender offer to acquire all Telvent shares. Concurrently with the signing of the acquisition agreement between SE and Telvent, Abengoa entered into an irrevocable undertaking agreement with SE under which we agreed to tender our 40% shareholding in Telvent into the tender.

ABENGOA

Consolidated financial statements

  SE launched the tender offer to acquire all Telvent shares at a price of $40 per share in cash, which represented a company value of €1,360 million, and a premium of 36% to Telvent's average share price over the previous 90 days prior to the announcement of the offer.

  The transaction was closed in September 2011, following completion of the usual closing conditions and once all of the regulatory authorizations had been obtained. The sale generated cash proceeds of €391 million and a total gain from discontinued operations of €91 million for Abengoa, reflected under the heading of 'Profit (loss) from discontinued operations, net of tax' in the income statement for the twelve months ending in December 2011.

  Taking into account the significance of the activities carried out by Telvent GIT, S.A. to Abengoa, the sale of this shareholding was considered as a discontinued operation in accordance with the stipulations and requirements of IFRS 5, Non-Current Assets Held for Sale and Discontinued Operations, and therefore included under a single heading in the consolidated income statement for the twelve month period ending December 31, 2011.

  Likewise, the Consolidated Income Statements for the twelve month period ending December 31, 2010 which is included for comparative purposes in Abengoa's Consolidated Financial Statements also includes the reclassification of the results generated by the activities that are now considered to be discontinued under a single heading.

  Below is the Income Statement of Telvent GIT up to the date of sale and for the year 2010, and a detail of the heading 'Profit/(loss) for the year from discontinued operations' of the Consolidated Income Statement for the year 2011:

Concept	2011	2010
Revenues	435,622	706,389
Operating profit	14,506	73,313
Profit before income tax	(21,305)	53,015
Income tax expense (benefit)	3,446	(5,072)
Profit/(loss) for the year from continuing operations	(17,859)	47,943
Profit/(loss) attributable to non-controlling interests	72	67

Profit/(loss) for the year attributable to the Parent Company	(17,931)	47,876

Concept	Impact 12.31.11
Gain on sale of Telvent	98,636
% result of Telvent consolidation	(7,173)

Profit from discontinued operations, net of tax	91,463

ABENGOA

Consolidated financial statements

Note 8. — Intangible assets

8.1.
The following table sets out the movement of intangible assets in 2012 broken down into those generated internally and other intangible assets:

Cost	Goodwill	Development assets	Software and other	Total
Total cost as of December 31, 2011	1,118,186	151,741	127,307	1,397,234
Additions	2,821	72,350	182,054	257,225
Disposals	(4,182)	—	(863)	(5,045)
Translation differences	(37,199)	(619)	(454)	(38,272)
Change in consolidation	35,649	279	84,406	120,334

Total cost as of December 31, 2012	1,115,275	223,751	392,450	1,731,476

Accumulated amortization	Goodwill	Development assets	Software and other	Total
Total amort. as of December 31, 2011	—	(83,552)	(23,155)	(106,707)
Additions	—	(33,491)	(34,975)	(68,466)
Translation differences	—	220	222	442

Total amort. as of December 31, 2012	—	(116,823)	(57,908)	(174,731)

Net balance at December 31, 2012	1,115,275	106,928	334,542	1,556,745

  Goodwill has remained stable: the increase arising from the business combination of the Rioglass group, by €38,919 thousand, has been offset by the negative effect of translation differences, arising mainly from the depreciation of the Brazilian real with respect to the Euro. Additionally, the business combination of Rioglass has caused that intangible assets identified in the purchase price allocation were recorded at fair value and fully consolidated, in accordance with IFRS 3, which explains the increase in the rest of the intangible assets (see Note 6.3), together with the progress in the construction of several thermo-solar plants in Spain (€172 million) and investment effort in research and development projects (see Note 8.4).

  During 2012 no significant losses for impairment of intangible assets were recorded.

8.2.
The following table sets out the movement of intangible assets in 2011 broken down into those generated internally and other intangible assets:

Cost	Goodwill	Development assets	Software and other	Total
Total cost as of December 31, 2010	1,427,312	171,843	326,479	1,925,634
Additions	—	50,828	45,691	96,519
Disposals	—	—	(6,841)	(6,841)
Translation differences	(36,333)	558	153	(35,622)
Change in consolidation	(272,793)	(25,854)	(238,175)	(536,822)
Reclassifications	—	(37,832)	—	(37,832)
Other movements	—	(7,802)	—	(7,802)

Total cost as of December 31, 2011	1,118,186	151,741	127,307	1,397,234

ABENGOA

Consolidated financial statements

Accumulated amortization	Goodwill	Development assets	Software and other	Total
Total amort. as of December 31, 2010	—	(63,875)	(68,247)	(132,122)
Additions	—	(20,686)	(9,288)	(29,974)
Translation differences	—	(375)	42	(333)
Change in consolidation	—	1,384	54,338	55,722

Total amort. as of December 31, 2011	—	(83,552)	(23,155)	(106,707)

Net balance at December 31, 2011	1,118,186	68,189	104,152	1,290,527

  The decrease in the cost of intangible assets is mainly due to the sale of Telvent GIT, S.A. (see note 7.2) and to translation differences mainly caused by the depreciation of the Brazilian Real against the Euro.

  During 2011 no significant losses for impairment of intangible assets were deemed necessary.

8.3.
The following table sets out the movement of intangible assets in 2010 broken down into those generated internally and other intangible assets:

Cost	Goodwill	Development assets	Software and other	Total
Total cost as of December 31, 2009	1,331,381	104,648	141,812	1,577,841
Additions	15,333	40,180	55,583	111,096
Disposals	—	—	(2,657)	(2,657)
Translation differences	80,598	—	12,651	93,249
Change in consolidation	—	—	—	—
Reclassifications	—	27,015	119,141	146,156
Other movements	—	—	(51)	(51)

Total cost as of December 31, 2010	1,427,312	171,843	326,479	1,925,634

Accumulated amortization	Goodwill	Development assets	Software and other	Total
Total amort. as of December 31, 2009	—	(55,858)	(31,099)	(86,957)
Additions	—	(13,030)	(24,324)	(37,354)
Translation differences	—	—	(6,761)	(6,761)
Reclassifications	—	—	(918)	(918)
Other movements	—	—	(132)	(132)

Total amort. as of December 31, 2010	—	(68,888)	(63,234)	(132,122)

Net balance at December 31, 2010	1,427,312	102,955	263,245	1,793,512

  The increase in the cost of software and other programmes is mainly due to the reclassification made from 'Intangible assets in projects' to 'Intangible assets' after a subsidiary (DTN Company) cancelled its non-recourse financing during 2010. The movement of the exchange rate differences was mainly due to the appreciation of the Brazilian Real and the US Dollar against the Euro.

  During 2010 no significant losses for impairment of intangible Assets were deemed necessary.

8.4.
Development assets

  During 2012, Abengoa made significant Research, Development and Innovation (R&D&i) investment efforts, investing a total of €91,260 thousand (€90,630 thousand in 2011 and €92,628 thousand in 2010) through the development of new technologies in different areas of business (solar technology,

ABENGOA

Consolidated financial statements

  biotechnology, desalination, water treatment and reuse, recycling, hydrogen, energy storage and new renewable energies).

  The following table summarizes the total investments made in R&D&i in 2012, 2011 and 2010:

	Assets as of 12.31.11	Investment during the Fiscal Year	Other movements	Assets as of 12.31.12
Development assets (Note 8.1)	151,741	72,350	(342)	223,749
Development assets in projects (Note 10.1)	64,045	12,304	11,790	88,139
Technological development research 2012	—	6,606	(6,606)	—

Total in the 2012 fiscal year	215,786	91,260	4,842	311,888

	Assets as of 12.31.10	Investment during the Fiscal Year	Other movements	Assets as of 12.31.11
Development assets (Note 8.2)	171,843	50,828	(70,930)	151,741
Development assets in projects (Note 10.1)	53,280	10,765	—	64,045
Technological development research 2011	—	29,037	(29,037)	—

Total in the 2011 fiscal year	225,123	90,630	(99,967)	215,786

	Assets as of 12.31.09	Investment during the Fiscal Year	Other movements	Assets as of 12.31.10
Development assets (Note 8.2)	104,648	40,180	27,015	171,843
Development assets in projects (Note 10.1)	51,636	364	1,280	53,280
Technological development research 2010	—	52,084	(52,084)	—

Total in the 2010 fiscal year	156,284	92,628	(23,789)	225,123

Change in Consolidation (Telvent GIT, S.A.)	—	(23,373)	23,373	—

Total adjusted in 2010 R+D+i	156,284	69,255	(416)	225,123

  The year 2012 has been essential to consolidate Abengoa Research in the commitment of the Company for the technological development and innovation. Abengoa Research works, included within Abengoa activities of energy and environment, consist in research to generate knowledge, consultancy in complex technical problems and long-term technological development. In order to strengthen this activity, in 2012 the Office of patents and technological surveillance has been created, as a fundamental tool for industrial property protection of the Company. Currently, Abengoa has 78 patents registered and 125 patents under request process.

  The strategic technologies of the company also experienced an important progress: the main development asset stem from technologies intered for higher performance of concentrated solar power plants (CSP), for biorefineries, for the treatment of municipal solid wastes (MSW) for energy production, and for water treatment plants.

ABENGOA

Consolidated financial statements

  Most relevant R&D projects carried out during the year 2012 have been, in the thermo-solar technology field, Solugas project, which is a demonstration tower plant with hybrid solar-gas technology. Its construction was finalized in May and it has been in operation since then. In addition, investments have been made to improve direct steam generation plants and in new materials for energy accumulation. In the biofuels segment, we can outline the construction of a pilot plant that produces bioetanol using municipal solid wastes (MSW) as raw material. In this plant, different types of MSW will be tested, in order to adapt technology to different geographies. Additionally, the construction of a pilot plant for the production of biobutanol has been started. This new technology has the advantage that it can use assets and equipment already existing in Abengoa, with no need of additional capital expenditures. Regarding zinc recycling business, investments were made to develop a new technology that permits to recover the zinc which is retained in the slag within the recycling process, improving the product recovery ratio. In the desalination program, we have continued improving efficiency, especially by reducing costs of membranes which are necessary for the reverse osmosis process.

  The expense for Research and development costs for the year ended December 31, 2010 amounted to €37,402 thousand.

8.5.
Goodwill

  The table below shows the breakdown of Goodwill as of December 31, 2012, 2011 and 2010:

Goodwill/Operating segment	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Abener Eng. and Const. Services, LLC (Enginneering and construction)	26,658	27,254	26,436
Abengoa Bioenergía Brasil (Biofuels)	421,084	467,738	505,041
Abengoa Bioenergy USA (Biofuels)	33,741	34,335	33,307
Befesa Aluminio S.L. (Recycling)	38,131	38,131	38,131
Befesa Gest. Res. Ind, S.L. (Recycling)	57,666	57,666	57,666
Befesa Medio Ambiente, S.A. (Recycling)	176,848	176,848	176,848
BUS Group AG Befesa (Recycling)	263,442	263,442	263,442
Rioglass Solar (Enginneering and construction)	38,919	—	—
Telvent GIT	—	—	277,515
Other	58,786	52,772	48,926

Total	1,115,275	1,118,186	1,427,312

  Based on the values in use calculated in accordance with the assumptions and hypothesis described in Notes 2.8 and 3, in 2012, 2011 and 2010 the recoverable amount of the cash generating units to which goodwill was assigned is higher than their carrying amount.

  For each goodwill, sensitivity analysis have been performed, especially in relation to discount rates, terminal values and changes in the main business key variables, to ensure that potential changes in valuation do not make cash generating units fair value lower than its book value.

8.6.
There are no intangible assets with indefinite useful life other than goodwill. There are no intangible assets with restricted ownerships or that may be under pledge as liabilities guarantee.

ABENGOA

Consolidated financial statements

Note 9. — Property, plant and equipment

9.1.
The table below shows the movement on the different categories of Property, plant and equipment (PP&E) for 2012:

Cost	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Total balance as of December 31, 2011	527,574	1,325,091	118,381	124,136	2,095,182
Additions	5,510	43,706	37,426	8,691	95,333
Disposals	(2,825)	(80,553)	(4,406)	(10,823)	(98,607)
Translation differences	993	(5,964)	2,406	(555)	(3,120)
Change in consolidation	(9,942)	35,627	654	33	26,372
Reclassifications	2,369	(11,083)	(58,963)	(13,599)	(81,276)

Total Balance as of December 31, 2012	523,679	1,306,824	95,498	107,883	2,033,884

Accumulated depreciation	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Total accum. deprec. as of December 31, 2011	(90,577)	(436,780)	—	(64,917)	(592,274)
Additions	(15,786)	(89,693)	—	(4,004)	(109,483)
Disposals	—	76,692	—	3,428	80,120
Translation differences	(549)	2,493	—	311	2,255
Change in consolidation	(1,535)	5,493	—	(5,265)	(1,307)
Reclassifications	(567)	5,410	—	13,561	18,404
Other movements	—	—	—	—	—

Total accum. deprec. as of December 31, 2012	(109,014)	(436,385)	—	(56,886)	(602,285)

Net balance at December 31, 2012	414,665	870,439	95,498	50,997	1,431,599

  Property, plant and equipment cost has decreased in December 31, 2012 when compared to December 31, 2011 due to the dismantling of Rontealde (Vizcaya) desulfuration plant and to the reclassification from 'PP&E' to 'Intangible assets in projects' of the fixed assets related with the Mojave solar plant in the United States, once the construction of the plant has started after obtaining the project financing. This effect has been partially offset by the recognition of the Rioglass Group's business combination described in Note 6.3, which has resulted in the consolidation of 100% of the identifiable fixed assets of the group and its valuation at fair value in compliance with IFRS 3.

  During 2012, no significant losses from impairment of PP&E were recorded.

ABENGOA

Consolidated financial statements

9.2.
The table below shows the movement on the different categories of Property, plant and equipment (PP&E) for 2011:

Cost	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Total balance as of December 31, 2010	568,894	1,363,388	189,304	132,353	2,253,939
Additions	17,598	27,862	61,157	16,239	122,856
Disposals	—	(6,178)	—	(1,552)	(7,730)
Translation differences	(2,880)	6,035	(76)	(233)	2,846
Change in consolidation	(7,554)	(90,624)	(2,878)	(34,485)	(135,541)
Reclassifications	(49,321)	24,427	(129,126)	11,814	(142,206)
Other movements	837	181	—	—	1,018

Total balance as of December 31, 2011	527,574	1,325,091	118,381	124,136	2,095,182

Accumulated depreciation	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Total accum. deprec. as of December 31, 2010	(78,367)	(405,397)	—	(129,888)	(613,652)
Additions	(7,859)	(56,472)	—	(7,229)	(71,560)
Disposals and impairment reversal	—	—	—	41,816	41,816
Translation differences	21	(2,454)	—	185	(2,248)
Change in consolidation	1,948	26,628	—	30,783	59,359
Reclassifications	(2,936)	1,100	—	—	(1,836)
Other movements	(3,384)	(185)	—	(584)	(4,153)

Total accum. deprec. as of December 31, 2011	(90,577)	(436,780)	—	(64,917)	(592,274)

Net balance at December 31, 2011	436,997	888,311	118,381	59,219	1,502,908

  The total decrease in the cost of fixed assets is mainly due to changes in the consolidation which occurred after the sale of the shares of Telvent GIT, S.A. (see Note 7.2) and to the reclassification of €123 million from 'PP&E' to 'Intangible fixed asset in projects' of the fixed assets related with the solar plant in the USA (Solana) upon obtaining the Federal Guarantee-backed non-recourse financing for US$1,450 million upon the completion of the previously established conditions.

  The decrease in the accumulated depreciation is mainly due to the reversal of impairment for €42 million recognized in past fiscal years on the lands acquired in the US in connection with the Mojave Solar Projects. Such impairment was reversed during the year 2011 as the US government, through its Department of Energy (DOE), granted Abengoa Solar a Conditional Commitment to issue a Federal Guarantee for US$1,202 million in relation to said project upon completing a series of previously established conditions. Since obtaining the conditional commitment represented an important milestone in the closing of the project financing and the development of the Mojave project within the agreements signed with the utility company, Management considered that the reasons considered to record the impairment had disappeared.

ABENGOA

Consolidated financial statements

  During 2011, no significant losses from impairment of PP&E were deemed necessary.

9.3.
The table below the movement on the different categories of Property, plant and equipment (PP&E) for 2010:

Cost	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Total balance as of December 31, 2009	391,832	1,120,249	775,424	296,076	2,583,581
Additions	22,311	21,243	27,673	16,055	87,282
Disposals	—	—	—	(6,951)	(6,951)
Translation differences	11,109	20,489	5,801	3,972	41,371
Change in consolidation	1,421	3,074	881	499	5,875
Reclassifications	140,886	199,193	(619,767)	(177,157)	(456,845)
Other movements	1,335	(860)	(708)	(141)	(374)

Total balance as of December 31, 2010	568,894	1,363,388	189,304	132,353	2,253,939

Accumulated depreciation	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Total accum. deprec. as of December 31, 2009	(99,191)	(441,563)	—	(178,628)	(719,382)
Additions (changes)	(8,757)	(75,678)	—	(5,080)	(89,515)
Disposals and impairment reversal	10,089	—	—	—	10,089
Translation differences	(767)	(9,905)	—	(5,263)	(15,935)
Change in consolidation	(81)	(1,652)	—	833	(900)
Reclassifications	18,857	126,669	—	58,267	203,793
Other movements	1,485	(3,269)	—	(18)	(1,802)

Total accum. deprec. as of December 31, 2010	(78,365)	(405,398)	—	(129,889)	(613,652)

Net balance at December 31, 2010	490,529	957,990	189,304	2,464	1,640,287

  The total decrease in the costs of PP&E was mainly due to the reclassification from 'PP&E' to 'PP&E assets in projects' of             €-515 million related to bioenergy assets in Brazil for which non-recourse financing was obtained (see Note 10.2). Also, the movements of the exchange rate differences were mainly due to the appreciation of the Brazilian Real against the Euro.

  The net decrease in the accumulated depreciation was mainly due to the reversal of the impairment recorded in past fiscal years on lands acquired in the United States for €28 million in connection with the Solana Solar Project given that the Management of the Group considered that the reasons for which the value impairment of the acquired assets was deemed probable had disappeared. In addition, the Company recorded during the year 2010 an impairment of €-11 million on its Mojave Solar Project, since at the end of 2010 it was not deemed probable that US DOE financing would be obtained for such project. Market value was determined based on the recent purchase price adjusted to take into consideration recent market trends, mainly the downturn of U.S. real estate market in the recent years.

ABENGOA

Consolidated financial statements

  During 2010, no significant losses from impairment of PP&E were deemed necessary.

9.4.
Property, plant and equipment not assigned to operating activities at the year-end is not significant.

9.5.
The companies' policy is to contract all insurance policies deemed necessary to ensure that all Property, plant and equipment is covered against possible risks that might affect it.

9.6.
The amount of capitalized interest costs included in PP&E at December 31, 2012 was €2,051 thousand (€1,669 thousand in 2011 and €21,857 thousand in 2010).

9.7.
At the end of 2012, 2011 and 2010, Property, Plant and Equipment include the following amounts where the group is a lessee under a finance lease:

Concept	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Capitalized finance-lease cost	25,978	25,000	64,473
Accumulated depreciation	(3,395)	(1,237)	(8,655)

Net carrying amount	22,583	23,763	55,818

9.8.
The cost of lands included in the lands and building subcategory amounted to €94,907 thousand at December 31, 2012 (€93,878 thousand in 2011 and €130,194 thousand in 2010).

9.9.
The table below sets out the information related to those assets constructed by the Group during 2012, 2011 and 2010 classified under the heading Property, plant and equipment of the Consolidated Statement of Financial Position):

Concept	12.31.12	12.31.11	12.31.10
Property, plant and equipment constructed by the Group (accumulated)	977,313	950,639	945,205
Revenue generated by property, plant and equipment constructed by the Group	973,553	917,846	691,826
Operating result of property, plant and equipment constructed by the Group	(37,818)	(32,574)	36,921

Note 10. — Fixed assets in projects (project finance)

        As indicated in Note 2.5 included in the Group are several companies which engage in the development of projects including the design, construction, financing, operation and maintenance of owned assets or assets under concession-type agreements which are financed through non-recourse financing.

        This note provides a breakdown of the property, plant and equipment and intangible fixed assets within such companies. Non-recourse financing details related to such companies are disclosed in Note 19 of these Notes to the Consolidated Financial Statements.

ABENGOA

Consolidated financial statements

10.1.
Intangible assets in projects.

a)
The following table shows the movements of intangible assets included in the heading 'Fixed Assets in Projects' for 2012:

Cost	Concessions	Development assets	Software and others	Total
Total as of December 31, 2011	5,873,747	64,045	135,375	6,073,167
Additions	1,806,000	(2,411)	(4,510)	1,799,079
Translation differences	(323,761)	—	(6,528)	(330,289)
Change in consolidation	(1,446,907)	—	(2,938)	(1,449,845)
Reclassifications	122,011	11,790	3,810	137,611

Total as of December 31, 2012	6,031,090	73,424	125,209	6,229,723

Accumulated amortization	Concessions	Development assets	Software and others	Total
Total accum. amort. as of December 31, 2011	(151,671)	(9,704)	(20,637)	(182,012)
Additions	(93,104)	6,257	(3,689)	(90,536)
Translation differences	4,456	—	513	4,969
Change in consolidation	74,043	—	98	74,141
Reclassifications	302	(11,906)	13	(11,591)

Total accum amort. as of December 31, 2012	(165,974)	(15,353)	(23,702)	(205,029)

Net balance at December 31, 2012	5,865,116	58,071	101,507	6,024,694

    During 2012 concession assets increased due to Concession projects in process, mainly solar-thermal power plants in Spain (€511 million), as well as the cogeneration plant in Mexico (€97 million) and transmission lines in Brazil and Peru (€860 million). This increase was partially offset by the implementation of new standards IFRS 10 and IFRS 11 (€-1,375 million), retroactively applied from January 1, 2012 (see Note 2.1.2), and by the net negative effect of translation differences.

    No significant losses from impairment of 'Intangible assets in projects' were recorded during 2012.

  b)
  The following table shows the movements of intangible assets included in the heading 'Fixed Assets in Projects' for 2011:

Cost	Concessions	Development assets	Software and others	Total
Total as of December 31, 2010	3,137,308	53,280	118,583	3,309,171
Additions	2,521,773	10,765	20,484	2,553,022
Disposals	(2,651)	—	—	(2,651)
Translation differences	(28,930)	—	(3,868)	(32,798)
Change in consolidation	(714,591)	—	—	(714,591)
Reclassifications	962,198	—	176	962,374
Other movements	(1,360)	—	—	(1,360)

Total as of December 31, 2011	5,873,747	64,045	135,375	6,073,167

ABENGOA

Consolidated financial statements

Accumulated amortization	Concessions	Development assets	Software and others	Total
Total accum. amort. as of December 31, 2010	(169,207)	(7,583)	(17,169)	(193,959)
Additions	(68,790)	(2,121)	(3,636)	(74,547)
Translation differences	5,397	—	206	5,603
Change in consolidation	80,929	—	—	80,929
Reclassifications	—	—	(38)	(38)

Total accum amort. as of December 31, 2011	(151,671)	(9,704)	(20,637)	(182,012)

Net balance at December 31, 2011	5,722,076	54,341	114,738	5,891,155

    The increase in the cost of concession-type assets is mainly due to the progress in the construction of infrastructure concession assets, mainly the Solana thermosolar Solar plant in the US (€475 million), solar-thermal power plants in Spain (€877 million), the Cogeneration plant in Mexico (€164 million) and various transmission lines in Brazil and Peru (€696 million). In addition, as the Company began to apply IFRIC 12 to its thermosolar plants in Spain starting January 1, 2011, the carrying amount of such assets of €766 million was derecognized in 'PP&E in projects' and subsequently recognized at fair value in 'Intangible assets in projects' for an amount of €931 million.

    On the other hand, intangible assets in projects decreased mainly due to the changes that occurred in the consolidation after the sale of the shares the Brazilian transmission lines (see Note 6.2.b) and due to the movement of the exchange rate differences after the depreciation of the Brazilian Real and the appreciation of the US Dollar against the Euro.

    During 2011, no significant losses from impairment of 'Intangible assets in projects' were deemed necessary.

  c)
  The following table shows the movements of intangible assets included in the heading 'Fixed assets in projects' for 2010:

Cost	Concessions	Development assets	Software and others	Total
Total as of December 31, 2009	2,066,251	51,636	158,749	2,276,636
Additions	883,839	364	15,617	899,820
Disposals	—	—	—	—
Translation differences	181,469	—	3,564	185,033
Change in consolidation	8,361	—	2	8,363
Reclassifications	—	—	(59,349)	(59,349)
Other movements	(2,612)	1,280	—	(1,332)

Total as of December 31, 2010	3,137,308	53,280	118,583	3,309,171

ABENGOA

Consolidated financial statements

Accumulated amortization	Concessions	Development assets	Software and others	Total
Total accum. amort. as of December 31, 2009	(117,880)	—	(16,500)	(134,380)
Additions	(39,708)	(7,088)	(1,867)	(48,663)
Translation differences	(15,875)	—	(351)	(16,226)
Change in consolidation	(32)	—	—	(32)
Reclassifications	5,298	(495)	1,549	6,352
Other movements	(1,010)	—	—	(1,010)

Total accum amort. as of December 31, 2010	(169,207)	(7,583)	(17,169)	(193,959)

Net balance at December 31, 2010	2,968,101	45,697	101,414	3,115,212

    The increase in the cost of the concession-type assets was mainly due to progress in the construction of Solar assets (SPP1 for €50 million), the Transmission Lines of Brazil, Peru and Mexico and the desalinating plants in Algeria for €745 million. In addition, the increase due to translation differences was mainly caused by the appreciation of the Brazilian Real against the Euro.

    During 2010, no significant losses from impairment of Intangible assets in projects were deemed necessary.

  d)
  Capitalized interest cost for the year ended December 31, 2012 amounts to €172,854 thousand (€156,185 thousand in 2011 and €44,866 thousand in 2010).

  e)
  There are no intangible assets with indefinite useful lives. There are no intangible assets restricted for use or pledged as security for liabilities.

  f)
  Appendix VIII to these Consolidated Financial Statements includes certain information on project companies included within the scope of IFRIC 12.

10.2.
Property, plant and equipment in projects

a)
The table below shows a breakdown of the movement in 'Property, plant and equipment assets in projects' for 2012:

Cost	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Total as of December 31, 2011	459,317	1,509,184	227,183	289,522	2,485,206
Additions	13,926	357	81,759	127,284	223,326
Disposals	(444)	—	—	—	(444)
Translation differences	(8,271)	(54,076)	(11,004)	(36,915)	(110,266)
Change in consolidation	1,963	(8,329)	(157,459)	(116)	(163,941)
Reclassifications	(41,644)	—	(3,336)	(27,796)	(72,776)

Total as of December 31, 2012	424,847	1,447,136	137,143	351,979	2,361,105

ABENGOA

Consolidated financial statements

Accumulated depreciation	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Total accum. deprec. as of December 31, 2011	(88,704)	(387,937)	—	(123,282)	(599,923)
Additions	(27,459)	(60,828)	—	(35,840)	(124,127)
Translation differences	1,606	16,483	—	12,919	31,008
Change in consolidation	1,091	14,725	—	(108)	15,708
Reclassifications	8,335	1,122	—	23,465	32,922

Total accum. deprec. as of December 31, 2012	(105,131)	(416,435)	—	(122,846)	(644,412)

Net balance at December 31, 2012	319,716	1,030,701	137,143	229,133	1,716,693

    During 2012, the decrease of fixed assets in projects was mainly due to the implementation of the changes in IFRS 10 and IFRS 11 (€-132 million), retroactively applied from January 1, 2012 (see Note 2.1.2) and the negative effect of the depreciation of the Brazilian Real with respect to the Euro. This decrease was partially offset by the increased biological assets in the bioenergy business in Brazil.

    During 2012, no significant losses from impairment of PP&E in projects were recorded.

  b)
  The table below shows a breakdown of the movement in 'Property, plant and equipment assets in projects' for 2011:

Cost	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Total as of December 31, 2010	463,536	2,236,952	223,549	242,927	3,166,964
Additions	35,248	7,969	760	96,527	140,504
Translation differences	(5,222)	(25,513)	3,199	(19,613)	(47,149)
Reclassifications	(34,245)	(710,224)	(325)	(30,319)	(775,113)

Total as of December 31, 2011	459,317	1,509,184	227,183	289,522	2,485,206

Accumulated depreciation	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Total accum. deprec. as of December 31, 2010	(79,752)	(352,714)	—	(104,914)	(537,380)
Additions (changes)	(41,533)	(44,047)	—	(26,639)	(112,219)
Translation differences	783	8,824	—	8,271	17,878
Reclassifications	31,798	—	—	—	31,798

Total accum. deprec. as of December 31, 2011	(88,704)	(387,937)	—	(123,282)	(599,923)

Net balance at December 31, 2011	370,613	1,121,247	227,183	166,240	1,885,283

ABENGOA

Consolidated financial statements

    The decrease in the total cost of the tangible assets is mainly due to the recognition of the carrying amount of the thermosolar plants in Spain amounting € -766 million and subsequently recognition at fair value in 'Intangible assets in projects' for an amount of €931 million, derived from the application of IFRIC 12 to such plants, as well as for the movement of the exchange rate differences after the depreciation of the Brazilian Real and the appreciation of the US Dollar against the Euro.

    In addition, there was an increase in assets amounting to €105 million following the start of the construction of the first commercial plant for biofuel from biomass, after Federal Guarantee was granted by the US Department of Energy (DOE) for its financing.

    During 2011, no significant losses from impairment of PP&E in projects were deemed necessary.

  c)
  The table below shows a breakdown of the movement in 'Property, plant and equipment assets in projects' for 2010:

Cost	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Total as of December 31, 2009	209,127	661,083	681,320	150,151	1,701,681
Additions	104,625	312,166	541,691	37,712	996,194
Translation Differences	7,396	34,271	98,506	21,795	161,968
Change in consolidation	4,068	5,516	31,816	22	41,422
Reclassifications	138,561	1,221,497	(1,132,298)	33,846	261,606
Other movements	(241)	2,419	2,514	(599)	4,093

Total as of December 31, 2010	463,536	2,236,952	223,549	242,927	3,166,964

Accumulated depreciation	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Total Accum. Deprec. as of December 31, 2009	(27,708)	(181,252)	—	(11,703)	(220,663)
Additions (changes)	(36,753)	(48,610)	—	(34,236)	(119,599)
Translation Differences	(1,763)	(17,947)	—	(8,955)	(28,665)
Change in consolidation	—	—	—	(5)	(5)
Reclassifications	(13,265)	(104,770)	—	(49,906)	(167,941)
Other movements	(263)	(135)	—	(109)	(507)

Total Accum. Deprec. as of December 31, 2010	(79,752)	(352,714)	—	(104,914)	(537,380)

Net Balance at December 31, 2010	383,784	1,884,238	223,549	138,013	2,629,584

    The increase in PP&E assets in projects was mainly due to the progress in the construction of Solar assets in Spain and Algeria (€618 million), Bioenergy assets in the US (€82 million) and recycling and water assets in Spain and China (€82 million). In addition, the increase is due to the reclassification from 'PP&E' to 'PP&E in projects' of €515 million related to Bioenergy assets

ABENGOA

Consolidated financial statements

    in Brazil for which non-recourse financing was obtained (Note 9.2). Finally, the appreciation of the Brazilian Real against the Euro caused an increase of €161 million.

    During 2010, no significant losses from impairment of PP&E in projects were deemed necessary.

  d)
  Borrowing costs capitalized for the years ended December 31, 2012, 2011 and 2010 amounted to €19,484 thousand, €5,881 thousand and €78,316 thousand, respectively.

  e)
  The fixed assets in projects have no mortgage warranty additional to the ones assigned to its non-recourse financing (see Note 19).

  f)
  It is the policy of the Group to enter into a number of insurance policies to cover risks relating to property, plant and equipment.

  g)
  In cases of property plant and equipment over third party land, the company has estimated the dismantling costs of affected items, as well as the rehabilitation costs of the place where they are settled. See Note 22.1.

10.3.
Assets constructed by group

  The table below sets out the information related to those assets constructed by the Group during 2012, 2011 and 2010 classified under the heading fixed assets in projects of the Consolidated Statement of Financial Position (intangible assets and property plant and equipment):

Item	12.31.12	12.31.11	12.31.10
Fixed assets in projects constructed by the Group (accumulated)	7.307.632	7.251.880	5.180.407
Revenue generated by fixed assets in project constructed by the Group	972.047	894.586	939.851
Operating result of fixed assets in project constructed by the Group	88.944	118.549	168.584

Note 11. — Investments in associates

11.1
The table below shows the breakdown and the movement of the investments held in associates for 2012, 2011 and 2010:

Investment in associates	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Initial balance	51,270	48,585	60,452
Translation differences	(18,284)	(295)	949
Changes in consolidation	875,123	3,931	(19,653)
Distribution of dividends	(5,530)	(4,926)	(1,683)
Share of (loss)/profit	17,561	3,975	8,520

Final balance	920,140	51,270	48,585

  The increase in 2012 was mainly due to the initial application of IFRS 10 and 11 from January 1, 2012 (€855.6 million, see Note 2.1.3).

ABENGOA

Consolidated financial statements

11.2.
The tables below shows a breakdown of assets, revenues and operating profit as well as other information of interest for the years 2012, 2011 and 2010 of the associated companies:

Company	% Shares	Assets	Revenues	Operating profit
Abengoa Bioenergy Biomass of Kansas, LLC (ABBK)	100.00	602,738	—	(153)
Agua y Gestión de Servicios Ambientales, S.A.	41.54	96,966	25,165	(1,821)
Al Osais-Inabensa Co. Ltd	50.00	26,922	45,602	(691)
Arizona Solar One, LLC	100.00	1,344,573	—	(39)
ATE VIII Transmissora de Energía S.A.	50.00	23,940	—	(7)
Betearte	33.33	19,367	2,642	(7)
Central Eólica São Tomé Ltda.	18.00	2	—	(1)
Chennai Water Desalination Limited	25.00	94,179	23,792	529
Coaben SA de CV	50.00	15,904	1,204	(1,790)
Cogeneración Motril, S.A.	19.00	26,796	43,687	6,195
Concecutex SA de C.V.	50.00	75,990	4,676	1,091
Concesionaria Costa del Sol S.A.	50.00	32,628	1,008	(691)
Concesionaria Hospital del Tajo, S.A.	20.00	62,172	8,737	1,879
Consorcio Teyma M&C	49.90	67	—	—
Ecología Canaria, S.A.	45.00	5,166	4,948	402
Explotaciones Varias, S.A.	50.00	44,150	276	(64)
Explotadora Hospital del Tajo, S.L.	20.00	1,182	4,243	1
Geida Tlemcen, S.L.	50.00	44,034	—	(84)
Ghenova Ingeniería S.L.	20.00	2,270	—	(3,113)
Green Visión Holding BV	24.00	13,072	7,216	1,798
Hankook R&M Co., Ltd.	25.00	47,260	—	(1,841)
Helio Energy Electricidad Dos, S.A.	50.00	291,480	31,754	310
Helio Energy Electricidad Uno, S.A.	50.00	290,712	33,452	570
Íbice Participações e Consultoria em Energia S.A.	50.00	1,098	—	(5)
Inapreu	50.00	10,948	1,246	(29)
Kaxu Solar One	51.00	214,180	—	(4)
Khi Solar One	51.00	158,368	—	(56)
Ledincor S.A.	49.00	5,050	—	(23)
Lidelir S.A.	49.00	9,360	—	(12)
Mojave Solar LLC	100.00	884,032	—	(275)
Myah Bahr Honaine, S.P.A.	50.00	222,595	37,618	4,701
Parque Eólico Cristalândia Ltda.	20.00	19	—	—
Recytech, S.A.	50.00	18,958	30,714
Red Eléctrica del Sur, S.A. (Redesur)	23.75	39,745	11,490	3,865
Shams Power Company PJSC	20.00	501,580	—	—
Total Abengoa Solar Emirates Investment	50.00	37,598	—	(51)
TSMC Ing. Y Contrucción	33.30	70	—	—

Total 2012		5,265,171	319,470	10,584

ABENGOA

Consolidated financial statements

Company	% Shares	Assets	Revenues	Operating profit
Abenor, S.A.	20.00	5,096	1,619	822
Agua y Gestión de Servicios Ambientales, S.A.	41.54	158,932	28,662	(4,812)
Araucana de Electricidad, S.A.	20.00	5,263	1,111	651
Betearte	33.33	18,421	2,591	388
Chennai Water Desalination Limited	25.00	5,600	13	(3)
Cogeneración Motril, S.A.	19.00	24,180	5,561	5,561
Concesionaria Hospital del Tajo, S.A.	20.00	58,927	7,630	(252)
Consorcio Teyma M&C	49.85	65	—	—
Ecología Canaria, S.A. (Ecansa)	45.00	5,575	5,945	563
Evacuación Valdecaballeros, S.L.	33.97	25,348	—	—
Explotadora Hospital del Tajo, S.L.	20.00	1,335	4,257	—
Green Vision Holding B.V.	24.00	11,932	7,413	1,548
Huepil de Electricidad, S.L.	20.00	38,235	3,646	2,439
Inversiones Eléctricas Transam Chile Limitada	20.00	27,177	—	(11)
Red eléctrica del Sur, S.A.	23.75	50,655	3,833	3,833
Shams Power Company PJSC	20.00	392,618	—	(814)
TSMC Ing. y Construcción	33.30	65	—	—

Total 2011		829,424	72,281	9,913

Company	% Shares	Assets	Revenues	Operating profit
Abenor, S.A.	20.00	4,658	1,622	844
Agua y Gestión de Servicios Ambientales, S.A.	37.38	13,500	—	780
Araucana de Electricidad, S.A.	20.00	4,928	1,121	680
Betearte	33.33	13,934	725	(389)
Chennai Water Desalination Limited	25.00	28,756	—	—
Cogeneración Motril, S.A.	39.00	24,810	1,707	1,707
Concesionaria Hospital del Tajo, S.A.	20.00	59,945	9,623	(233)
Ecología Canaria, S.A. (Ecansa)	45.00	4,943	4,108	543
Evacuación Valdecaballeros, S.L.	44.99	2,632	—	—
Evacuación Villanueva del Rey, S.L.	39.96	—	—	—
Explotadora Hospital del Tajo, S.L.	20.00	1,355	4,451	—
Green Vision Holding B.V.	24.00	9,658	5,283	1,152
Huepil de Electricidad, S.L.	20.00	36,521	3,737	1,575
Inversiones Eléctricas Transam Chile Limitada	20.00	25,163	—	871
Myah Bahr Honaine, S.P.A.	51.00	182,352	—	(213)
Red eléctrica del Sur, S.A.	23.75	41,855	2,958	2,958
Shams One Company LLC (*)	20.00	—	—	—
Shams Power Company PJSC	20.00	2,000	—	—
Telvent DMS LLC	49.00	11,277	5,834	848
TSMC Ing. y Contrucción	33.30	70	—	—
Zoar Eólica, S.L.	33.33	29	(89)	(94)

Total 2010		468,386	41,080	11,029

  (*)
  The Company is incorporated but not disbursed because it is not definitive.

ABENGOA

Consolidated financial statements

Note 12. — Financial instruments by category

        The Group's financial instruments are primarily deposits, trade and other receivables, derivatives and loans. Financial instruments by category (current and non-current), reconciled with the Statement of Financial Position, are as follows:

Category	Notes	Loans and receivables/ payables	Non-hedging derivatives	Hedging derivatives	Investments held to maturity	Available for sale	Balance as of 12.31.12
Available-for-sale financial assets	13	—	—	—	—	49,695	49,695
Derivative financial instruments	14	—	8,781	34,402	—	—	43,183
Financial accounts receivables	15	1,331,542	—	—	—	—	1,331,542
Clients and other receivables	15	2,271,306	—	—	—	—	2,271,306
Cash and cash equivalents	17	2,413,184	—	—	—	—	2,413,184

Total Financial assets		6,016,032	8,781	34,402	—	49,695	6,108,910

Non-recourse financing	19	5,256,772	—	—	—	—	5,256,772
Corporate financing	20	4,946,828	—	—	—	—	4,946,828
Trade and other current liabilities	25	5,955,589	—	—	—	—	5,955,589
Derivative financial instruments	14	—	72,713	389,038	—	—	461,751

Total Financial liabilities		16,159,189	72,713	389,038	—	—	16,620,940

Category	Notes	Loans and receivables/ payables	Non-hedging derivatives	Hedging derivatives	Investments held to maturity	Available for sale	Balance as of 12.31.11
Available-for-sale financial assets	13	—	—	—	—	61,401	61,401
Derivative financial instruments	14	—	41,239	146,225	—	—	187,464
Financial accounts receivables	15	1,176,436	—	—	—	—	1,176,436
Clients and other receivables	15	1,806,293	—	—	—	—	1,806,293
Cash and cash equivalents	17	3,738,117	—	—	—	—	3,738,117

Total Financial assets		6,720,846	41,239	146,225	—	61,401	6,969,711

Non-recourse financing	19	5,390,110	—	—	—	—	5,390,110
Corporate financing	20	5,068,617	—	—	—	—	5,068,617
Trade and other current liabilities	25	5,230,496	—	—	—	—	5,230,496
Derivative financial instruments	14	—	107,755	359,549	—	—	467,304

Total Financial liabilities		15,689,223	107,755	359,549	—	—	16,156,527

ABENGOA

Consolidated financial statements

Category	Notes	Loans and receivables/ payables	Non-hedging derivatives	Hedging derivatives	Investments held to maturity	Available for sale	Balance as of 12.31.10
Available-for-sale financial assets	13	—	—	—	—	80,335	80,335
Derivative financial instruments	14	—	47,243	101,631	—	—	148,874
Financial accounts receivables	15	1,122,157	—	—	—	—	1,122,157
Clients and other receivables	15	2,141,443	—	—	—	—	2,141,443
Cash and cash equivalents	17	2,983,155	—	—	—	—	2,983,155

Total Financial assets		6,246,755	47,243	101,631	—	80,335	6,475,964

Non-recourse financing	19	4,050,110	—	—	—	—	4,050,110
Corporate financing	20	5,161,597	—	—	—	—	5,161,597
Trade and other current liabilities	25	4,730,822	—	—	—	—	4,730,822
Derivative financial instruments	14	—	149,626	231,814	—	—	381,440

Total Financial liabilities		13,942,529	149,626	231,814	—	—	14,323,969

        The information on the financial instruments measured at fair value, is presented in accordance with the following level classification:

a.
Level 1: Quoted prices in active markets for identical assets or liabilities.

b.
Level 2: Measured on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

c.
Level 3: Measured on inputs for the asset or liability that are not based on observable market data (unobservable inputs).

        The following is a breakdown of the Group's assets and liabilities measured at fair value at December 31, 2012, 2011 and 2010 (except assets and liabilities with a carrying amount close to their fair value, non-quoted equity instruments measured at cost and contracts with components that cannot be measured reliably):

Category	Level 1	Level 2	Level 3	Balance as of 12.31.12
Non-hedging derivatives	—	(63,932)	—	(63,932)
Hedging derivatives	—	(354,636)	—	(354,636)
Available-for-sale	3,991	—	45,704	49,695
Total	3,991	(418,568)	45,704	(368,873)

Category	Level 1	Level 2	Level 3	Balance as of 12.31.11
Non-hedging derivatives	—	(66,516)	—	(66,516)
Hedging derivatives	—	(213,324)	—	(213,324)
Available-for-sale	22,267	—	39,134	61,401

Total	22,267	(279,840)	39,134	(218,439)

ABENGOA

Consolidated financial statements

Category	Level 1	Level 2	Level 3	Balance as of 12.31.10
Non-hedging derivatives	—	(102,383)	—	(102,383)
Hedging derivatives	—	(130,183)	—	(130,183)
Available-for-sale	29,868	—	50,467	80,335

Total	29,868	(232,566)	50,467	(152,231)

  The following table shows the changes in the fair value of level 3 assets for the years ended December 31, 2012, 2011 and 2010:

Movements	Amount
Beginning balance as of January 1, 2010	59,406
Transfers to Level 3	—
Gains and losses recognized in the Consolidated Income Statement (see Note 13.1)	—
Gains and losses recognized in Equity (see Note 13.1)	1,207
Change in consolidation, reclassifications and translation differences	(10,146)

Total as of December 31, 2010	50,467

Transfers to Level 3	—
Gains and losses recognized in the Consolidated Income Statement (see Note 13.1)	—
Gains and losses recognized in Equity (see Note 13.1)	(2,547)
Change in consolidation, reclassifications and translation differences	(8,786)

Total as of December 31, 2011	39,134

Transfers to Level 3	—
Gains and losses recognized in the Consolidated Income Statement (see Note 13.1)	—
Gains and losses recognized in Equity (see Note 13.1)	1,390
Change in consolidation, reclassifications and translation differences	5,180

Total as of December 31, 2012	45,704

ABENGOA

Consolidated financial statements

Note 13. — Available-for-sale financial assets

13.1.
The following table shows the detail and the movement on available-for-sale financial assets during 2012, 2011 and 2010:

Available for sale financial assets	Balance
At January 1, 2010	97,964
Additions	12,206
Gain/Losses transferred to equity	1,207
Derecognitions	(31,042)

At December 31 , 2010	80,335

Additions	21,168
Gain/Losses transferred to equity	(2,568)
Derecognitions	(37,534)

At December 31 , 2011	61,401

Additions	2,213
Gain/Losses transferred to equity	1,390
Derecognitions	(15,309)

At December 31, 2012	49,695

Less: Non-current portion	41,552
Current portion	8,143
13.2.
The following table shows those entities which, in accordance with the then current legislation, were not consolidated in the years 2012, 2011 and 2010 and in which the parent company's direct and indirect shareholding is higher than 5% and lower than 20%. The net carrying amount of these holdings is €8,626 thousand at December 31, 2012 (€7,986 thousand in 2011 and €14,126 thousand in 2010).

Non-current financial assets	2012 % Holding	2011 % Holding	2010 % Holding
Banda 26, S.A.	10.00	10.00	10.00
Dyadic Investment	10.00	10.00	10.00
Fundación Soland	16.67	16.67	16.67
Nextell Communication Solutions, S.A.	10.00	10.00	10.00
02 Diesel	—	—	13.80
Soc. Con. Canal Navarra	10.00	10.00	10.00
Sociedad Andaluza de Valoración Biomasa	6.00	6.00	6.00
S21 SEC Gestión	—	—	15.00
Viryanet, Ltd.	7.86	15.10	15.10

Current financial assets	2012 % Holding	2011 % Holding	2010 % Holding
Banda 26, S.A.	10.00	10.00	10.00
BC International Corp.	9.00	9.00	9.90
Chekin	14.28	14.28	14.28
Operador Mercado Ibérico (OMIP)	5.00	5.00	6.08
Medgrid, SAS	5.00	5.00	5.00
Mediación Bursátil, S.V.B., S.A.	8.00	8.00	8.00

ABENGOA

Consolidated financial statements

13.3.
All necessary notifications have been made to the companies in which the Group holds an interest of over 10%, as required under Article 155 of Spanish Corporate Law (Ley de Sociedades de Capital).

13.4.
There are no circumstances which have a material impact on the financial assets on the Group's portfolio, such as litigations, pledges, etc.

13.5.
There are no firm agreements in place regarding the sale or purchase of these investments which could be considered material in relation to the Group's Financial Statements.

13.6.
The amount of interest accrued but not yet collected is not material.

13.7.
There are no fixed-yield securities in arrears. The average rate of return on fixed-yield securities is in line with the market.

13.8.
As of December 31, 2012, 2011and 2010, Abengoa, S.A. held a 3% interest in Yoigo, S.A, a Spanish telecom operator, recorded at a cost of €32,997 thousand and held in the Group through the ownership of Siema Investments, S.L. (a holding company owned 100% by Abengoa, S.A.). Additionally the shareholders of Yoigo have granted this company several 'participative' loans in accordance with a pre-established plan, which involved a total disbursement of €21,030 thousand in 2011 (as of December 31, 2012 y 2011), equivalent to 3% of the total loan made to the company by its shareholders in said years.

  To value this holding, as in prior periods, once Yoigo's activities had commenced, the principal reference point taken is the company's future cash-flow generation on the basis of its current Business Plan, discounted at a rate appropriate to the sector in which this company operates.

  As a result of the purchase of its holding in Yoigo, Siema Investment, S.L. became responsible, for furnishing guarantees to the Spanish Administration as security for compliance with the commitments relating to investment, commercialization, employment and network development acquired by Yoigo, together with other guarantees relating to the Radioelectronic Spectrum Rate, which the Group is required to counter-guarantee, for a total amount of €12,085 thousand (€12,085 thousand in 2011 and 2010).

13.9.
The Group applies IAS 39 to determine whether the carrying amount of an available-for-sale financial asset has been impaired. This process requires significant judgment. To make this judgment, the Group assesses, among other factors, for how long and to what extent the fair value of an investment will be below its cost, considering the financial health and short-term prospects of the company issuing the securities, including factors such as the industry and sector return, changes in the technology and cash flows from operating and financing activities.

ABENGOA

Consolidated financial statements

Note 14. — Derivative financial instruments

14.1.
The fair value of derivative financial instruments as of December 31, 2012, 2011 and 2010 is as follows:

		12.31.12		12.31.11		12.31.10
Concept	Note	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Exchange rate derivatives — cash flow hedge	14.2.a	3,455	21,060	5,499	15,757	1,790	35,245
Exchange rate derivatives — fair value hedge	14.2.b	—	—	15,190	—	5,398	76
Exchange rate derivatives — non-hedge accounting	14.2.c	—	—	—	—	9,171	6,899
Interest rate derivatives — cash flow hedge	14.3.a	23,052	361,824	63,767	309,602	83,974	145,914
Interest rate derivatives — fair value hedge	14.3.b	—	—	—	—	—	—
Interest rate derivatives — non-hedge accounting	14.3.c	—	12,094	—	5,463	339	7,360
Commodity derivatives — cash flow hedge	14.4.a	7,895	6,154	61,769	34,190	6,357	50,579
Commodity derivatives — fair value hedge	14.4.b	—	—	—	—	—	—
Commodity derivatives — non-hedge accounting	14.4.c	—	—	—	—	—	—
Embedded derivatives of convertible bonds and shares options	20.3	8,781	60,619	41,239	102,292	41,845	135,367

Total		43,183	461,751	187,464	467,304	148,874	381,440

Non-current part		31,683	407,551	120,115	388,700	127,553	289,997
Current part		11,500	54,200	67,349	78,604	21,321	91,443

  Derivatives classified as non-hedge accounting are those derivative financial instruments which, although obtained for the purpose of hedging certain market risks (interest rates, exchange rates and commodity prices), do not meet the specific requirements established by IAS 39 to be designated as hedging instruments from an accounting point of view (since, at the inception of the hedge, there was no designation or formal documentation relating to the hedge or the risk management strategy that it was intended to implement) or, having complied with all of the requirements to be designated a hedging instrument, the underlying has been sold or the hedging designation has been interrupted.

  Fair value of derivative assets decreased during 2012 due to the decrease in fair value of call options on Abengoa own shares that were signed to hedge the convertible notes, mainly due to a decrease in the stock price of the shares of Abengoa, which is a principal factor in the evaluation of the embedded derivatives and the options, and to the decrease in the fair value of commodity and interest rate derivatives.

  On the other hand, fair value of derivative liabilities has increased due to the increase in negative interest rate derivatives, which was partially offset by the decrease in fair value of commodity and by the decrease in fair value of the derivative liabilities embedded in the convertible notes issued in 2009 and 2010, described in Note 20.3.

ABENGOA

Consolidated financial statements

  The fair value amount recognized in the Consolidated Income Statement of the 2012 fiscal year for the financial instruments derivatives designated as hedging instruments is a loss of €96,172 thousand (loss of €7,578 thousand in 2011 and loss of €35,744 thousand in 2010).

  Included in the following sections are detailed fair value presentations of each of the categories of derivative financial instruments presented in the table above. The net position of assets and liabilities for each line item of the summary table above reconciles with the net amount of the fair values of collections and payments for exchange rate derivatives, the net amount of the fair values of caps and swaps for interest rates hedges and the net amount of the fair values of commodity price derivatives, respectively.

14.2.
Exchange rate hedges

  The terms 'Collection hedges' and 'Payment hedges' refer to foreign currency derivatives designated as hedging instruments of future cash inflows and outflows associated to highly probable forecasted sales and purchase, respectively, denominated in a foreign currency.

  The following table shows a breakdown of the notional amounts of the financial instruments relating to amounts receivable and payable in foreign currencies as of December 31, 2012, 2011 and 2010:

	Collection hedges			Payment hedges
Exchange Rates	2012	2011	2010	2012	2011	2010
Krona (Sweden)	—	—	—	880	—	—
Dirhams (UAE)	15,344	—	—	7,325	—	—
Dirhams (Morocco)	—	—	2,047	6	90	134
Dollar (Australia)	—	—	6,888	29	—	—
Dollar (Canada)	—	354	4,864	144	233	3,466
Dollar (USA)	76,765	81,920	229,748	209,104	349,858	655,489
Euro	20,093	6,374	1,834	50,480	54,664	18,539
Franc (Switzerland)	—	—	—	2,881	—	2,795
Dinar (Kuwait)	—	—	1,679	—		—
Pound Sterling (UK)	—	—	—	32	3	386
Mexican Peso (Mexico)	98	—	260	10	—	—
Peruvian Sol (Peru)	—	—	243	—	29,111	48,715
Rand (South Africa)	52,094	—	—	10,707	—	—
Zloty (Poland)	199,081	—	—	76,928	—	—

Total	363,475	88,648	247,563	358,526	433,959	729,524

ABENGOA

Consolidated financial statements

  The following table shows a breakdown of the fair values of exchange rate derivatives relating to amounts receivable and payable in foreign currencies as of December 31, 2012, 2011 and 2010:

	Collection hedges			Payment hedges
Exchange Rates	2012	2011	2010	2012	2011	2010
Krona (Sweden)	—	—	—	(6)	—	—
Dinar (Kuwait)	—	—	(14)	—	—	85
Dirhams (UAE)	167	—	211	(148)	—	—
Dirhams (Morocco)	—	—	—	—	3	—
Dollar (Australia)	—	—	—	(1)	—	394
Dollar (Canada)	—	3	—	8	7	—
Dollar (USA)	307	(2,848)	(196)	(6,714)	7,938	2
Euro	551	133	137	(936)	(2,312)	(79)
Franc (Switzerland)	—	—	3,736	17	—	(38,556)
Pound Sterling (UK)	—	—	4,017	—	—	(836)
Mexican Peso (Mexico)	—	—	5,260	—	—	—
Peruvian Sol (Peru)	—	—	—	—	2,008	—
Rand (South Africa)	(1,029)	—	—	179	—	—
Real (Brazil)	—	—	(8)	—	—	—
Yuan (China)	—	—	—	—	—	(14)
Zloty (Poland)	(18,267)	—	—	8,267	—	—

Total	(18,271)	(2,712)	13,143	666	7,644	(39,004)

  a)
  Cash flow hedges

  The table below shows a breakdown of the maturities of notional amounts of exchange rate derivatives designated as cash flow hedges at the end of 2012, 2011 and 2010:

	12.31.12		12.31.11		12.31.10
Notionals	Collections	Payments	Collections	Payments	Collections	Payments
Up to 1 year	150,270	263,340	86,014	243,765	108,501	268,520
Between 1 and 2 years	149,995	95,186	2,079	59,509	21,220	152,082
Between 2 and 3 years	63,210	0	556	329	19,395	35,171
Subsequent years	—	—	—	—	—	—

Total	363,475	358,526	88,648	303,604	149,116	455,773

  The table below shows a breakdown of the maturities of fair value amounts of exchange rate derivatives designated as cash flow hedges at the end of 2012, 2011 and 2010 year end:

	12.31.12		12.31.11		12.31.10
Fair value	Collections	Payments	Collections	Payments	Collections	Payments
Up to 1 year	43	(6,088)	(2,470)	(6,094)	2,475	(21,041)
Between 1 and 2 years	(9,583)	6,754	(162)	(1,462)	1,564	(14,942)
Between 2 and 3 years	(8,731)	—	(80)	11	1,368	(2,879)
Subsequent years	—	—	—	—	—	—

Total	(18,271)	666	(2,712)	(7,546)	5,407	(38,862)

ABENGOA

Consolidated financial statements

  The net amount of the fair value of exchange rate derivatives designated as cash flow hedges transferred to the Consolidated Income Statement in 2012, 2011 and 2010 has been of €1,033 thousand, €-1,163 thousand and €206 thousand, respectively (see Note 18.3).

  The ineffective amount recognized in the Consolidated Income Statement for the years 2012, 2011 and 2010 with respect to exchange rate derivatives designated as cash flow hedges amounts to €-17,193 thousand, €2,225 thousand and €434 thousand, respectively.

  The after-tax gains/losses accumulated in equity in connection with exchange rate derivatives designated as cash flow hedges at December 31, 2012 amounted to €-17,395 thousand (€45,708 thousand in 2011 and €-9,807 thousand in 2010). See note 18.3.

  b)
  Fair value hedges

  The group does not have any exchange rate derivatives designated as fair value hedges at the end of 2012.

  The table below shows a detail of the maturities of notional amounts of exchange rate derivatives designated as fair value hedges at the end of 2011 and 2010:

	12.31.11		12.31.10
Notionals	Collections	Payments	Collections	Payments
Up to 1 year	—	125,961	8,935	18,250
Between 1 and 2 years	—	4,394	—	140,897
Between 2 and 3 years	—	—	—	—
Subsequent years	—	—	—	—

Total	—	130,355	8,935	159,147

  The table below shows a detail of the maturities of fair value amounts of exchange rate derivatives designated as fair value hedges at the end of 2011 and 2010:

	12.31.11		12.31.10
Fair value	Collections	Payments	Collections	Payments
Up to 1 year	—	14,817	155	(427)
Between 1 and 2 years	—	373	5,594	—
Between 2 and 3 years	—	—	—	—
Subsequent years	—	—	—	—

Total	—	15,190	5,749	(427)

  The net amount of the fair value of exchange rate derivatives designated as fair value hedges transferred to the Consolidated Income statement in 2011 and 2010 has been of €7,561 thousand and €-18,261 thousand, respectively (see Note 30.2).

  c)
  Non-hedge accounting derivatives

  At the end of 2012 and 2011 the Group does not hold any exchange rate non-hedge accounting derivatives instruments.

ABENGOA

Consolidated financial statements

  The table below shows a detail of the maturities of notional amounts of non-hedge accounting exchange rate derivatives at the end of 2010:

	12.31.10
Notionals	Collections	Payments
Up to 1 year	84,901	111,264
Between 1 and 2 years	2,547	3,340
Between 2 and 3 years	—	—
Subsequent years	—	—

Total	87,448	114,604

  The table below shows a detail of the maturity of fair value amounts of non-hedge accounting exchange rate derivatives at the end of 2010:

	12.31.10
Fair value	Collections	Payments
Up to 1 year	2,117	—
Between 1 and 2 years	155	—
Between 2 and 3 years	—	—
Subsequent years	—	—

Total	2,272	—

  The net amount of the fair value of exchange rate derivatives charged directly to the Consolidated Income Statement as a result of not meeting all the requirements of IAS 39 to be designated as hedges represented losses of €19,947 thousand in 2012 and losses of €0 thousand in 2011 and €11,695 thousand in 2010 (see Note 30.2).

14.3.
Interest rate hedges

  As stated in Note 4 to these Consolidated Financial Statements, the general hedging policy for interest rates is to purchase call options in exchange of a premium to fix the maximum interest rate cost. Additionally, under certain circumstances, the company also uses floating to fixed interest rate swaps.

  As a result, the notional amounts hedged, strikes contracted and maturities, depending on the characteristics of the debt on which the interest rate risk is being hedged, can be diverse:

  •
  Corporate Financing: we hedge between 66% and 100% of the notional amount, with maturities up to 2021 and average guaranteed interest rates of between 1.05% and 4.75% for loans referenced to the 1-month and 3-month Euribor rates.

  •
  Non-recourse financing;

    •
    Non-recourse financing in Euros: we hedge between 75% and 100% of the notional amount, maturities until 2032 and average guaranteed interest rates of between 2.00% and 5.25%.

    •
    Non-recourse financing in US Dollars: we hedge between 80% and 100% of the notional amount, including maturities until 2028 and average guaranteed interest rates of between 0.35% and 5%.

ABENGOA

Consolidated financial statements

  a)
  Cash flow hedges

    The table below shows a breakdown of the maturities of notional amounts of interest rate derivatives designated as cash flow hedges at the 2012, 2011 and 2010 year end:

	12.31.12		12.31.11		12.31.10
Notionals	Cap/Collar	Swap	Cap	Swap	Cap	Swap
Up to 1 year	100,999	754,090	1,028,726	983,136	465,256	812,722
Between 1 and 2 years	2,832,548	42,526	336,193	822,475	251,942	988,734
Between 2 and 3 years	2,790,374	43,284	2,808,131	30,237	85,595	689,749
Subsequent years	5,605,113	932,066	7,290,053	1,028,597	1,956,820	756,795

Total	11,329,034	1,771,966	11,463,103	2,864,445	2,759,613	3,248,000

    The table below shows a breakdown of the maturity of the fair values of interest rate derivatives designated as cash flow hedges at the 2012, 2011 and 2010 year end:

	12.31.12		12.31.11		12.31.10
Fair value	Cap/Collar	Swap	Cap	Swap	Cap	Swap
Up to 1 year	(6,373)	(37,440)	881	(42,747)	308	(26,917)
Between 1 and 2 years	(13,543)	(11,532)	831	(43,284)	80	(32,539)
Between 2 and 3 years	(12,397)	(9,941)	6,575	(10,550)	308	(17,914)
Subsequent years	20,968	(268,514)	51,369	(208,910)	74,011	(59,277)

Total	(11,345)	(327,427)	59,656	(305,491)	74,707	(136,647)

    The net amount of the fair value of interest rate derivatives designated as cash flow hedges transferred to the Consolidated Income Statement in 2012, 2011 and 2010 has been of €-75,664 thousand, €-49,775 thousand and €45,899 thousand, respectively (see Note 18.3).

    The after-tax gains/losses accumulated in equity in connection with derivatives designated as cash flow hedges at the end of 2012, 2011 and 2010 amount to €-273,966 thousand, €-254,028 thousand and €-85,729 thousand, respectively (see Note 18.3).

    The net amount of the time value component of the cash flow derivatives fair value recognized in the Consolidated Income Statement for the years 2012, 2011 and 2010 has been €-24,221 thousand, €-64,324 thousand and €-3,332 thousand, respectively.

  b)
  Fair value hedges

    The Group does not have any interest rate derivatives designated as fair value hedges at the end of 2012, 2011 and 2010.

ABENGOA

Consolidated financial statements

  c)
  Non-hedges accounting derivatives

    The table below shows a detail of the maturities of notional amounts of interest rate derivatives that not meet the requirements to be designed as hedging instruments at the end of 2012, 2011 and 2010:

	12.31.12			12.31.11			12.31.10
Notionals	Cap	Floor	Swap	Cap	Floor	Swap	Cap	Floor	Swap
Up to 1 year	169,613	—	72,691	—	—	—	—	—	—
Between 1 and 2 years	—	—	—	—	—	9,444	—	—	—
Between 2 and 3 years	—	660,000	—	—	—	—	167,430	—	71,756
Subsequent years	—	300,000	—	—	—	—	11,700	—	—

Total	169,613	960,000	72,691	—	—	9,444	179,130	—	71,756

    The table below shows a detail of the maturities of fair values of non-hedge accounting interest rate derivatives at the end of 2012, 2011 and 2010:

	12.31.12			12.31.11			12.31.10
Fair value	Cap	Floor	Swap	Cap	Floor	Swap	Cap	Floor	Swap
Up to 1 year	—	—	(2,206)	—	—	—	5	—	(19)
Between 1 and 2 years	—	—	—	—	—	(5,463)	—	—	—
Between 2 and 3 years	—	(7,044)	—	—	—	—	172	—	(7,341)
Subsequent years	—	(2,844)	—	—	—	—	162	—	—

Total	—	(9,888)	(2,206)	—	—	(5,463)	339	—	(7,360)

    At the end of 2012, 2011 and 2010, the net amount of the fair value of interest rate derivatives charged directly to the Consolidated Income Statement as a result of not meeting all the requirements of IAS 39 to be designated as hedges represented an impact of €-4,305 thousand, €2,104 thousand and €-1,883 thousand, respectively (see Note 30.1).

    Additionally, a series of interest rate swaps and caps were settled in 2008, generating a positive cash flow upon liquidation. These contracts had been designated as cash flow hedge as a result of the respective effectiveness tests performed. Therefore, applying IAS 39, when the hedging instrument no longer exists and the hedged transaction continues to be probable, the cumulative gain or loss on the hedging instrument that remains recognized in equity from the period when the hedge was effective should remain in equity until the forecasted transaction occurs. This amount will be reclassified to profit or loss in the same period or periods in which the hedged forecasted transaction affects profit or loss. In the present case, it will be reclassified to profit or loss as the finance expense originated by the loan hedged is recognized in the Consolidated Income Statement. As a result, Abengoa will reclassify the profit recognized in equity to the Consolidated Income Statement following the swaplet method, where each interest rate calculation period of the swap is called a swaplet. The basis of this method is that the amount recognized in equity will be equivalent to the sum of the present value of the cash flows of each swaplet (i.e. the difference between the fixed rate and the

ABENGOA

Consolidated financial statements

    forward rate calculated for each swaplet at the last date on which the hedge was effective, discounted to the date when hedge accounting was discontinued).

    The balance calculated for each swaplet is recognized in the Consolidated Income Statement in the period of each swaplet. The amounts transferred from equity to the Consolidated Income Statement in 2012, 2011 and 2010 were a gain of €7,695 thousand, €10,095 thousand and €8,082 thousand, respectively, with an amount of €1,032 thousand (€8,727 thousand in 2011 and €18,822 thousand in 2010) yet to be transferred to the Consolidated Income Statement in the following years.

14.4.
Commodity price hedges

  In relation to hedges of commodity prices, as stated in Note 2.10 of the Consolidated Financial Statements of Abengoa for the year ended on December 31, 2012, the different activities carried on by Abengoa through its different segments (Biofuels, Recycling (until the sale of shareholding in Befesa) and Engineering and construction) expose the group to risks derived from the fair value of certain commodity prices (zinc, aluminum, grain, ethanol and gas).

  To hedge these risks, Abengoa uses derivative contracts and OTC derivatives for commodity prices.

  a)
  Cash flow hedges

    The table below shows a breakdown of the maturities of notional amounts for the commodity price derivatives designated as cash flow hedges at the 2012, 2011 and 2010 year end:

2012	Ethanol (Gallons)	Gas (MWh)	Grain (Bushels)	Zinc (Tons)	Aluminum (Tons)	Other (Tons)
Up to 1 year	14,987,300	5,202,000	32,090,000	67,920	800	908
Between 1 and 2 years	—	—	—	36,000	—	—
Between 2 and 3 years	—	—	—	—	—	—
Subsequent years	—	—	—	—	—	—

Total	14,987,300	5,202,000	32,090,000	103,920	800	908

2011	Ethanol (Gallons)	Gas (MWh)	Grain (Bushels)	Zinc (Tons)	Aluminum (Tons)	Other (Tons)
Up to 1 year	1,800,735	5,700,000	16,090,000	62,400	25,772	283,178
Between 1 and 2 years	—	—	—	67,920	—	—
Between 2 and 3 years	—	—	—	—	—	—
Subsequent years	—	—	—	—	—	—

Total	1,800,735	5,700,000	16,090,000	130,320	25,772	283,178

2010	Ethanol (Gallons)	Gas (MWh)	Grain (Bushels)	Zinc (Tons)	Aluminum (Tons)	Other (Tons)
Up to 1 year	621,288	5,580,000	52,909,635	70,026	22,171	300,004
Between 1 and 2 years	—	—	—	62,400	17,231	—
Between 2 and 3 years	—	—	—	—	—	—
Subsequent years	—	—	—	—	—	—

Total	621,288	5,580,000	52,909,635	132,426	39,402	300,004

ABENGOA

Consolidated financial statements

    The table below shows a breakdown of the maturities of the fair value of commodity price derivatives designated as cash flow hedges at the 2012, 2011 and 2010 year end:

2012	Ethanol	Gas	Grain	Zinc	Aluminum	Other
	(€ thousands)
Up to 1 year	(387)	(369)	(368)	6,818	135	76
Between 1 and 2 years	—	—	—	(4,164)	—	—
Between 2 and 3 years	—	—	—	—	—	—
Subsequent years	—	—	—	—	—	—

Total	(387)	(369)	(368)	2,654	135	76

2011	Ethanol	Gas	Grain	Zinc	Aluminum	Other
	(€ thousands)
Up to 1 year	750	(5,319)	3,090	15,653	(4,902)	4,367
Between 1 and 2 years	—	—	—	13,940	—	—
Between 2 and 3 years	—	—	—	—	—	—
Subsequent years	—	—	—	—	—	—

Total	750	(5,319)	3,090	29,593	(4,902)	4,367

2010	Ethanol	Gas	Grain	Zinc	Aluminum	Other
	(€ thousands)
Up to 1 year	702	(523)	52	(20,460)	(3,176)	(9,002)
Between 1 and 2 years	—	—	—	(10,168)	—	—
Between 2 and 3 years	—	—	—	—	(1,647)	—
Subsequent years	—	—	—	—	—	—

Total	702	(523)	52	(30,628)	(4,823)	(9,002)

    The net amount of the fair value of commodity price derivatives designated as cash flow hedges transferred to the Income statement in 2012, 2011 and 2010 has been of €-21,541 thousand, €58,516 thousand and €-10,361 thousand, respectively (see Note 18.3).

    The after-tax gains/losses accumulated in equity in connection with derivatives designated as cash flow hedges at December 31, 2012 amounted to €8,761 thousand (€28,286 thousand in 2011 and €-5,747 thousand in 2010), see Note 18.3.

  b)
  Fair value hedges

    At the end of 2012, 2011 and 2010, the Group does not have any commodity prices derivatives designated as fair value hedges.

  c)
  Non-hedge accounting derivatives

    At the end of 2012, 2011 and 2010, the Group does not hold non-hedge accounting derivative financial instruments of commodity prices.

    The net amount of the fair value of commodity prices derivatives charged directly to the Consolidated Income Statement as a result of not meeting all the requirements of IAS 39 to be designed as hedges represented losses of €20,428 thousand in 2012 and losses of €19,142 in 2011 and €0 thousand in 2010 (see Note 30.3).

ABENGOA

Consolidated financial statements

Note 15. — Clients and other receivable accounts

15.1.
The breakdown of Clients and Other Receivable Accounts as of December 31, 2012, 2011 and 2010 is as follows:

Item	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Trade receivables	1,064,838	577,102	735,217
Unbilled revenues	393,200	493,371	711,382
Bad debt provisions	(46,086)	(29,077)	(23,366)
Tax receivables	621,034	618,028	492,392
Other debtors	238,320	146,869	225,818

Total	2,271,306	1,806,293	2,141,443

  As a general rule, 'Unbilled revenues' are billed within the three months following completion of the work being performed on the project. Nevertheless, given the highly-tailored characteristics of some construction contracts, some projects may take longer to be billed due to specific billing milestones in the contracts. The total outstanding balances as of December 31, 2012, 2011 and 2010 are supported by contracts signed with such customers and do not include any receivables relating to customer claims.

  At the end of 2012, 2011 and the 2010 there were no balances with related parties (see Note 33.2).

15.2.
The fair value of Clients and other receivable accounts does not differ significantly from its carrying value.

15.3.
The list of Clients and Other Accounts Receivable according to foreign currency as of December 31, 2012, 2011 and 2010 are as follows:

Currency	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Dirhams (Morocco)	16,980	13,196	27,785
Canadian dollar	—	—	21,011
American dollar	169,211	112,837	158,645
New peruvian sol	59,931	36,609	15,471
Argentinian peso	11,278	9,209	24,156
Chilean peso	28,814	21,389	11,780
Mexican peso	85,171	49,332	48,874
Uruguayan peso	12,864	12,993	9,342
Brazilian real	109,984	142,705	152,888
Riyal Saudita	17,375	14,970	3,960
Others	44,601	32,307	46,956

Total	556,209	445,547	520,868

ABENGOA

Consolidated financial statements

15.4.
The following table shows the maturity detail of trade receivables as of December 31, 2012, 2011 and 2010:

Maturity	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Up to 3 months	941,048	444,780	499,954
Between 3 and 6 months	49,271	64,227	137,282
Over 6 months	74,519	68,095	97,981

Total	1,064,838	577,102	735,217

15.5.
The credit quality of outstanding Trade receivables, that are neither past due nor impaired, may be assessed under the following categories:

Categories	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Trade receivables subjet to non-recourse factoring by the bank	728,301	263,288	378,799
Trade receivables subject to recourse factoring by the bank	5,486	11,062	13,332
Trade receivables covered by credit insurance	21,805	34,225	28,813
Trade receivables in cash or by transfer	131,997	103,400	116,963
Trade receivables UTE/Public Entities/Other accounts	177,249	165,127	197,310

Total trade receivables	1,064,838	577,102	735,217

15.6.
The movement in the bad debt provision for 2012, 2011 and 2010 is the following:

Concept	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Initial Balance	(29,077)	(23,366)	(21,377)
Provision for receivables impairment	(22,301)	(4,897)	(13,360)
Receivables written off during the year as uncollectible	(633)	35	5,946
Reversal of unused amounts	6,506	8,450	231
Change in consolidation	0	4,046	—
Reclassifications and other movements	(581)	(13,345)	5,194

Total	(46,086)	(29,077)	(23,366)

  The most significant variations for the year 2012 are due to the recognition of doubtful trade receivables mainly related to water infrastructure projects as well as other minor engineering and construction projects.

  The most significant variations for the year 2011 are mainly due to changes in the consolidation which occurred after the sale of the shares of Telvent GIT, S.A.

  The most significant variation for the year 2010 is the recognition of a bad debt provision in the Engineering and Construction segment for receivables that were not considered recoverable.

15.7.
The Company maintains a number of non-recourse factoring lines of credit. The Company enters into these factoring agreements with certain financial institution by selling the Company's credit rights in certain commercial contracts. The factoring agreements are entered into on a non-recourse basis, meaning that the financial institutions undertake the credit risk associated with the Company's

ABENGOA

Consolidated financial statements

  customers. The Company is responsible for the existence and legitimacy of the credit rights being sold to the financial institutions. Credit rights from recurring customers or with terms of up to one year are supported by annual revolving factoring lines of credit. Credit rights from non-recurring customers or with terms longer than a year are supported with global transfer agreements commencing on the date when the underlying commercial contract comes into force and expiring when the contracted works are completed.

  At the end of the 2012 financial year, approximately €360 million (€346 million in 2011 and €568 million in 2010) were factored and derecognized pursuant to the provisions of IAS39. Additionally there were €196 million (nil in 2011 and 2010) related to the construction agreement of a 640 MW electricity plant in Mexico, which has been assigned to a financial institution. The value of this contract will be settled directly by the customer to the financial institution at the provisional reception of the plant. As a result, Abengoa is effectively being paid according to completion of milestones of the construction works, which is customary practice in EPC contracts.

  The finance cost in the 2012 fiscal year derived from factoring operations amounted to €44 million (€20 million in 2011 and €23 million in 2010).

15.8.
The breakdown of Tax receivables as of December 31, 2012, 2011 and 2010 is as follows:

Item	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Income and other taxes receivable	406,916	309,744	267,665
Social Security debtors	439	544	2,738
VAT charged	141,715	221,368	123,572
Witholdings tax and income tax advance	71,964	86,372	98,417

Total tax receivables	621,034	618,028	492,392

15.9.
The following table shows a breakdown of financial accounts receivable as of December 31, 2012, 2011 and 2010:

Description	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Loans	334,461	168,821	187,937
Fixed-term deposits and down payments and lease deposits	116,677	48,523	68,542
Other financial assets	28	34,804	3,271

Total non-current portion	451,166	252,148	259,750

Loans	24,347	4,147	8,612
Fixed-term deposits and down payments and lease deposits	856,029	914,740	853,589
Other financial assets	—	5,401	206

Total current portion	880,376	924,288	862,407

  This heading includes the loans and other accounts receivable considered as non-derivative financial assets not listed in an active market, with a maturity period of less than twelve months (current assets) or exceeding that period (non-current assets).

  The market value of these assets does not differ significantly from their carrying amount.

ABENGOA

Consolidated financial statements

  As of December 31, 2012 the amount corresponding to entities with non-recourse financing is €354 million (€890 million in 2011 and € 736 million in 2010).

  Loans for an amount of €359 million in 2012 (€173 million in 2011 and €197 million in 2010), mainly includes note receivables with third parties and local administrations for a total amount of €111 million (€93 million in 2011 and €98 million in 2010) and includes certain loans to group companies associates and other related parties, not eliminated in consolidation for a total amount of €244 million (€46 million in 2011 and €84 million in 2010)

  Fixed-term and deposits for an amount of €973 million (€963 million in 2011 and €922 million in 2010) includes primarily restricted investments in fixed-income securities and bank deposits. Under this heading there are reserve accounts for debt servicing in the amount of €93 million (€42 million in 2011 and €21 million in 2010) in current asset (see Note 19.2) and €20 million (€33 million in 2011 and €59 million in 2010) in non-current asset. Fixed-term investments and deposits are invested in financial entities with a high credit quality as stated in Note 4.

  Other financial assets include other receivable amounts considered as non-derivative financial assets not listed in an active market, which are not classified in any of the other categories.

Note 16. — Inventories

16.1.
Inventories as of December 31, 2012, 2011 and 2010 were as follows:

Item	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Goods for resale	39,676	19,871	16,232
Raw materials and other supplies	147,499	138,534	154,744
Work in progress and semi-finished products	3,940	18,117	7,103
Projects in progress	50,856	57,644	44,606
Finished products	103,218	87,854	85,830
Advance Payments to suppliers	81,637	62,874	76,501

Total	426,826	384,894	385,016

  Inventories for entities located outside Spain were €249,233 thousand (€233,034 thousand in 2011 and €239,039 thousand in 2010).

16.2.
There are no restrictions on the availability of inventories, with the exception of guarantees provided for construction projects in the normal course of business, which are released as the contractual milestones of the project are achieved.

ABENGOA

Consolidated financial statements

Note 17. — Cash and cash equivalents

  The following table sets out the detail of Cash and cash equivalents at December 31, 2012, 2011 and 2010:

Concept	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Cash at bank and on hand	1,625,195	1,224,153	1,211,736
Public debt	—	1,272,998	650,569
Bank deposit	545,954	357,350	283,121
Promissory notes	242,035	883,616	837,717
Bonds	—	—	12

Total	2,413,184	3,738,117	2,983,155

  The following breakdown shows the main currencies in which cash and cash equivalent balances are denominated:

	12.31.12		12.31.11		12.31.10
Currency	Domestic companies	Non-domestic companies	Domestic companies	Non-domestic companies	Domestic companies	Non-domestic companies
Euro	639,055	154,258	1,326,679	215,246	2,326,201	164,834
US dollar	404,870	537,019	1,057,552	421,703	93,155	245,094
Canadian Dollar	—	—			—	12,414
Swiss franc	2,541	70	7,120	99	2,759	139
Sterling pound	1,158	71	557	203	367	275
Argentinian peso	—	5,220	—	3,981	479	917
Chilean peso	—	8,511	—	7,140	—	8,316
Mexican peso	0	2,814	141	3,716	33	5,506
Brazilian real	10	521,927	938	626,039	—	87,482
South african rand	344	78,443	—	—	—	—
Others	4,033	52,840	10,403	56,600	7,215	27,969

Total	1,052,011	1,361,173	2,403,390	1,334,727	2,430,209	552,946

  The balance of cash and cash equivalents of entities with non-recourse financing (see Note 19) was €774,152 thousand (€654,547 thousand in 2011 and €565,893 thousand in 2010).

Note 18. — Shareholders' equity

18.1.
Share capital

  As of December 31, 2012 the share capital amounts to €90,143,938.83 represented by two distinct classes of 538,062,690 shares completely subscribed and disbursed:

  •
  85,619,507 class A shares with a nominal value of 1 Euro each, all in the same class and series, each of which grants the holder a total of 100 voting rights ('Class A Shares').

  •
  452,443,183 class B shares with a nominal value of 0.01 Euros each, all in the same class and series, each of which grants One (1) voting right and which afford its holder economic rights identical to the economic rights of Class A shares ('Class B Shares' and, together with class A shares, 'Shares with Voting Rights').

ABENGOA

Consolidated financial statements

  On September 30, 2012, the Extraordinary General Shareholders' Meeting approved a capital increase of 430,450,152 class B shares with a nominal value of €0.01per share, charged to our freely available reserves, which have been distributed for no consideration to all existing shareholders on the basis of four class B shares for each class A share or class B share which they hold ('the Capital increase'). Therefore, no dilution or further concentration with respect to our share capital occurred.

  The General Shareholders' Meeting approved a right of voluntary conversion for the class A shareholders to convert their class A shares with a nominal value of 1 Euro into class B shares with a nominal value of 0.01 Euros during pre-set windows until December 31, 2017. Following the exercise of this right, after each conversion window, .a capital reduction has taken place and will take place, by reducing the par value of a number of class A shares to be determinated by 0.99 euros per share, by creating a non-available reserve.

  Since the approval by the General Shareholder's Meeting of the afore-mentioned conversion right of class A shares into class B shares, four capital conversions have taken place after four conversion windows periods; the last one has finalized on January 15, 2013.

  After such capital conversions the share capital as of January 22, 2013 after the end of the fourth conversion period amounts to €89,513,059.35 represented by two distinct classes of 538,062,690 shares completely subscribed and disbursed: 84,982,255 class A shares and 453,080,435 class B shares.

  Abengoa's shares are represented by book entries. Class A and B shares are listed on the Madrid and Barcelona Stock Exchange and on the Spanish Stock Exchange Electronic Trading System (Electronic Market). Class A shares have been listed since November 29, 1996 and class B shares since October 25, 2012. The Company presents mandatory financial information on a quarterly and semiannual basis.

  In the context of the such Capital increase, Inversión Corporativa IC, S.A. ('Inversión') has undertaken not to sell ('lock-up') Abengoa shares for a period of six months from the date on which the Extraordinary General Shareholders' Meeting was held. Additionally, Inversión has undertaken to (i) limit its right to vote to the 55.93% of total voting rights and (ii) that the percentage of voting shares held by Inversión (whether they are class A shares or class B ordinary shares) over the total shares of the Company shall at no time be lower than one fourth of the percentage of voting rights that those shares provide to Inversión, with respect to the total voting rights in the Company, meaning that its voting rights may not exceed four times its economic rights. Should that threshold be exceeded, Inversión will transfer class A ordinary shares, or convert class A shares into class B shares, in such number as may be necessary to maintain such proportion.

  In accordance with notifications received by the company and in compliance with reporting requirements to communicate shareholding percentages and the information received from relevant parties, shareholders with a significant holding as of December 31, 2012 are as follows:

Shareholders	Share %
Inversión Corporativa IC, S.A. (*)	52.19
Finarpisa, S.A. (*)	6.31

(*)
Inversión Corporativa Group.

  On November 4, 2011, Abengoa, S.A. closed an investment transaction with First Reserve Corporation (FRC), a US Investment Fund specialized in Private Capital and Investments within the energy sector, by virtue of which it invested €300 million in Abengoa's stock capital, through the

ABENGOA

Consolidated financial statements

  issuance of 17,142,858 new class B shares at a nominal value of €0.01 per share, at a nominal price plus a premium of €17.50 per share.

  At the same time, Abengoa issued 4,020,124 warrants of class B shares, at an exercise price of €0.01, which are transmissible, and which shall afford FRC the right to subscribe a class B share from Abengoa for each warrant and to receive a cash sum equivalent to the dividend per share and other distributions, for a period of 5 years. As a consequence of the distribution of class B shares approved by the Extraordinary General Meeting held on September 30, 2012, FRC received 16,080,496 warrants of class B shares, at an exercise price of €0.01.

  The General Shareholders' meeting held on April 1, 2012 approved a dividend of €0.07 per share, which totals €37,664 thousand, compared to €18,094 thousand in the previous year. On April 11, a first payment of €0.03 per share was made and on July 4, 2012 the remaining €0.04 per share was paid.

18.2.
Parent company reserves

  The following table shows the amounts and movements of the Parent Company Reserves in 2012, 2011 and 2010:

Concept	Balance as of 12.31.11	Distribution of 2011 profits	Capital increase	Other movements	Balance as of 12.31.12
Share premium	388,752	—	—	—	388,752
Revaluation reserve	3,679	—	—	—	3,679
Other reserves of the parent company:
— Unrestricted reserves	202,178	26,595	(4,305)	(5,042)	219,426
— Legal reserves	4,607	7,140	4,802	—	16,549

Total	599,216	33,735	497	(5,042)	628,406

Concept	Balance as of 12.31.10	Distribution of 2010 profits	Capital increase	Other movements	Balance as of 12.31.11
Share premium	110,009	—	278,743	—	388,752
Revaluation reserve	3,679	—	—	—	3,679
Other reserves of the parent company:
— Unrestricted reserves	203,716	93,024	(46,767)	(47,795)	202,178
— Legal reserves	4,607	—	—	—	4,607

Total	322,011	93,024	231,976	(47,795)	599,216

Concept	Balance as of 12.31.09	Distribution of 2009 profits	Capital increase	Other movements	Balance as of 12.31.10
Share premium	110,009	—	—	—	110,009
Revaluation reserve	3,679	—	—	—	3,679
Other reserves of the parent company:
— Unrestricted reserves	173,991	31,800	—	(2,075)	203,716
— Legal reserves	4,607	—	—	—	4,607

Total	292,286	31,800	—	(2,075)	322,011

ABENGOA

Consolidated financial statements

  The amount corresponding to 'Other movements' for 2012, 2011 and 2010 is mainly part of operations carried out with treasury shares.

  The Legal Reserve is created in accordance with Article 274 the Spanish Corporate Law (Ley de Sociedades de Capital), which states that in all cases an amount of at least 10% of the earnings for the period will be allocated to this reserve until at least 20% of the share capital is achieved and maintained. The Legal Reserve may not be distributed and, if used to compensate losses in the event that there are no other reserves available to do so, it should be replenished from future profits.

  On November 19, 2007, the company entered into a liquidity agreement on class A shares with Santander Investment Bolsa, S.V. Replacing this liquidity agreement, on January 8, 2013, the company entered into a liquidity agreement on class A shares with Santander Investment Bolsa, S.V. in compliance with the conditions set forth in CNMV Circular 3/2007 of December 19. On November 8, 2012, the company entered into a liquidity agreement on class B shares with Santander Investment Bolsa, S.V. in compliance with the conditions set forth in CNMV Circular 3/2007 of December 19.

  As of December 31, 2012 treasury stock amounted to 14,681,667 shares (2,913,435 shares in 2011 and 225,250 shares in 2010), which 2,939,135 are class A shares and 11,742,532 are class B shares.

  Regarding the operations carried out during the year, the number of treasury stock purchased amounted to 8,201,391 class A shares and 15,458,056 class B shares and treasury stock transferred amounted to 8,175,691 class A shares and 3,715,524 class B shares, with a net result of €-961 thousand recognized in equity (€-2,144 thousand in 2011 and €-1,144 thousand in 2010).

  The proposed distribution of 2012 profits of the Parent Company:

Distribution bases	Balance as of 12.31.12
Profit for the year	115,496

115,496

Distribution	Balance as of 12.31.12
Legal reserve	6,365
Unrestricted reserves	70,390
Dividends	38,741

Total	115,496

  The proposed distribution of 2012 profits involves the payment of €0.072 per share in 2013. The Company paid a dividend of €0.070 per share in 2012.

18.3.
Other reserves

  Other reserves include the impact of the valuation of derivative instruments and available for sale investments at the end of the year.

ABENGOA

Consolidated financial statements

  The following table shows the balances and movements of Other reserves by item for 2012, 2011 and 2010:

Concept	Hedging reserves	Inv. available-for- sale reserves	Total
Balance as of December 31, 2011	(180,034)	644	(179,390)
— Gains/(losses) on fair value for the year	(237,614)	1,440	(236,174)
— Transfer to the Consolidated Income Statement	96,172	—	96,172
— Tax effect	38,876	341	39,217
— Transfers between other reserves and retained earnings	—	(91)	(91)

Balance as of December 31, 2012	(282,600)	2,334	(280,266)

Concept	Hedging reserves	Inv. available-for- sale reserves	Total
Balance as of December 31, 2010	(101,283)	2,336	(98,947)
— Gains/(losses) on fair value for the year	(123,437)	(2,547)	(125,984)
— Transfer to the Consolidated Income Statement	7,578	—	7,578
— Tax effect	33,747	764	34,511
— Transfers between other reserves and retained earnings	3,361	91	3,452

Balance as of December 31, 2011	(180,034)	644	(179,390)

Concept	Hedging reserves	Inv. available-for- sale reserves	Total
Balance as of December 31, 2009	(82,338)	1,185	(81,153)
— Gains/(losses) on fair value for the year	(82,590)	1,207	(81,383)
— Transfer to the Consolidated Income Statement	35,744	(59)	35,685
— Tax effect	15,206	18	15,224
— Transfers between other reserves and retained earnings	12,695	(15)	12,680

Balance as of December 31, 2010	(101,283)	2,336	(98,947)

  For further information on hedging activities, see Note 14.

18.4.
Accumulated currency translation differences

  The amount of accumulated currency translation differences for fully and proportionally consolidated companies and associates at the end of 2012, 2011 and 2010 is as follows:

Concept	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Currency translation differences:
— Fully and proportionally consolidated companies	(165,433)	42,943	265,041
— Associates	(1,947)	(1,589)	1,455

Total	(167,380)	41,354	266,496

ABENGOA

Consolidated financial statements

  For the year 2012, the decrease in the accumulated currency translation differences is mainly due to the depreciation of the Brazilian Real and US Dollar against the Euro.

  For the year 2011, the decrease in the accumulated currency translation differences is mainly due to the depreciation of the Brazilian Real against the Euro, to the sale of the 50% shares held in various Electricity Transmission Lines companies in Brazil (see Note 6.2) and to the deconsolidation of Telvent GIT, S.A. after the sale of its shares.

18.5.
Retained earnings

  The breakdown and movement of Retained earnings during the 2012, 2011 and 2010 fiscal years are as follows:

Concept	Balance as of 12.31.11	Dist. of 2011 profit	2012 profit	Other movements	Balance as of 12.31.12
Reserves in full & proportionate consolidated entities	491,110	298,771	—	(16,938)	772,943
Reserves in equity method investments	17,323	3,975	—	(2,360)	18,938
Parent company dividends and reserves	—	71,399	—	(71,399)	—

Total reserves	508,433	374,145	—	(90,697)	791,881

Consolidated profits for the year	395,482	(395,482)	94,020	—	94,020
Profit/(loss) attributable to non-controlling interest	21,337	(21,337)	38,650	—	38,650

Profit attributable to the parent company	374,145	(374,145)	55,370	—	55,370

Total retained earnings	882,578	—	55,370	(90,697)	847,251

Concept	Balance as of 12.31.10	Dist. of 2010 profit	2011 profit	Other movements	Balance as of 12.31.11
Reserves in full & proportionate consolidated entities	461,984	87,001	—	(57,875)	491,110
Reserves in equity method investments	8,352	9,043	—	(72)	17,323
Parent company dividends and reserves	—	111,118	—	(111,118)	—

Total reserves	470,336	207,162	—	(169,065)	508,433

Consolidated profits for the year	263,311	(263,311)	395,482	—	395,482
Profit/(loss) attributable to non-controlling interest	56,149	(56,149)	21,337	—	21,337

Profit attributable to the parent company	207,162	(207,162)	374,145	—	374,145

Total retained earnings	677,498	—	374,145	(169,065)	882,578

ABENGOA

Consolidated financial statements

Concept	Balance as of 12.31.09	Dist. of 2009 profit	2010 profit	Other movements	Balance as of 12.31.10
Reserves in full & proportionate consolidated entities	360,857	110,071	—	(8,944)	461,984
Reserves in equity method investments	3,351	11,246	—	(6,245)	8,352
Parent company dividends and reserves	—	48,989	—	(48,989)	—

Total reserves	364,208	170,306	—	(64,178)	470,336

Consolidated profits for the year	202,738	(202,738)	263,311	—	263,311
Profit/(loss) attributable to non-controlling interest	32,432	(32,432)	56,149	—	56,149

Profit attributable to the parent company	170,306	(170,306)	207,162	—	207,162

Total retained earnings	534,514	—	207,162	(64,178)	677,498

  Amounts included under 'Other movements' mainly refer to the acquisition of various non-controlling interests , the effects of which is recorded in net equity as required by the revised IFRS 3.

  The Reserves in full and proportionate consolidated entities and equity method investments are as follows:

	Balance as of 12.31.12		Balance as of 12.31.11		Balance as of 12.31.10
Business unit	F.C/P.C	E.M.	F.C/P.C	E.M.	F.C/P.C	E.M.
Engineering and construction	571,151	46,366	402,512	(2,361)	263,851	(4,206)
Concession-type infraestructure	128,205	(33,378)	20,459	7,189	(41,448)	5,051
Industrial production	73,587	5,950	68,139	12,495	239,581	7,507

Total	772,943	18,938	491,110	17,323	461,984	8,352

Note 19. — Non-recourse financing (project financing)

        As indicated in Note 2.2, there are certain entities within the Group for which, in general, the main commercial purpose is the long-term development of integrated products which are financed through non-recourse project finance. This note outlines the non-recourse financing linked to the assets included in Note 10 of these Consolidated Financial Statements.

        Non-recourse financing is generally used for constructing and/or acquiring an asset, exclusively using as guarantee the assets and cash flows of the company or group of companies carrying out the activities financed. In most of the cases, the assets and/or contracts are set up as guarantee to ensure the repayment of the related financing.

        Compared to corporate financing, non-recourse financing has certain key advantages, including a greater leverage period permitted and a clearly defined risk profile.

ABENGOA

Consolidated financial statements

19.1.
The balances and movements for 2012, 2011 and 2010 of non-recourse financing are set out in the table below:

Concept	Non-recourse financing — long term	Non-recourse financing — short term	Total
Balance as of 12.31.11	4,982,975	407,135	5,390,110
Increases	780,859	62,311	843,170
Decreases (reimbursement)	(18,878)	(155,894)	(174,772)
Currency translation differences	(150,735)	(32,826)	(183,561)
Changes in consolidation and reclassifications	(915,228)	297,053	(618,175)

Balance as of 12.31.12	4,678,993	577,779	5,256,772

  During 2012 the increase in non-recourse financing was mainly due to drawings in relation to transmission lines amounting €459 million. In addition, €217 million were drawn in relation with new solar projects and €48 million in relation to the co-generation project in Tabasco, Mexico. On the other hand, non-recourse financing decreased due to de-consolidation of companies resulting from the initial application of IFRS 10 and 11 as of January 1, 2012 (€635 million), and due to translation differences (€-184 million decrease) mainly caused by the depreciation of Brazilian real with respect to the euro.

Concept	Non-recourse financing — long term	Non-recourse financing — short term	Total
Balance as of 12.31.10	3,557,971	492,139	4,050,111
Increases	1,932,494	34,613	1,967,106
Decreases (reimbursement)	(222,192)	(142,127)	(364,319)
Currency translation differences	2,754	(16,062)	(13,308)
Changes in consolidation and reclassifications	(288,052)	38,572	(249,480)

Balance as of 12.31.11	4,982,975	407,135	5,390,110

  The increase occurred in 2011 was mainly due to new financing obtained for the development of new projects in connection with the solar activity for €1,046 million (€439 million for a thermosolar project in the US and €607 million for thermosolar projects in Spain), to the transmission line activities (Brazil) for €232 million, to the cogeneration activities for €147 million and to the zinc recycling activities for €300 million.

  A decrease also occurred mainly due to the financing of the Brazilian Lines companies in the proportional part of the percentage sold for €-249 million (see Note 6.2.b), to the cancellation of the debt previously owned by Befesa Zinc, S.A. with the new financing obtained as indicated above

ABENGOA

Consolidated financial statements

  (€-185 million) and to the effect of the exchange rate differences brought about by the depreciation of the Brazilian Real and the appreciation of the US Dollar against the Euro (€-13 million).

Concept	Non-recourse financing — long term	Non-recourse financing — short term	Total
Balance as of 12.31.09	2,748,015	185,352	2,933,367
Increases	676,761	123,063	799,824
Decreases (reimbursement)	(57,203)	(86,592)	(143,795)
Currency translation differences	140,162	15,823	155,985
Changes in consolidation and reclassifications	50,236	254,493	304,729

Balance as of 12.31.10	3,557,971	492,139	4,050,110

  The increase that occurred during the 2010 fiscal year was mainly due to the new financing obtained for specific projects in connection with the Engineering and Construction activity (€338 million for the energy transmission lines in Brazil and Peru), with the Solar activity for projects in Spain (€381 million), with the Bioenergy activity (€81 million for cogeneration projects in Brazil) as well as due to the effect of an increase of €156 million produced mainly from the effect of the exchange rate differences brought about by the revaluation of the Brazilian Real and the US Dollar against the Euro.

19.2.
Within the assets on the Consolidated Statement of Financial Position and under the Cash and Cash equivalent and Financial Receivables (Current) headings, there are debt service reserve accounts in the amount of €93 million relating to project finance in 2012 (€42 million in 2011 and €21 million in 2010).

19.3.
Appendix X of this consolidated report details the Project companies as of the end of 2012 which are financed by Non-recourse project finance.

19.4.
The repayment schedule for Non-recourse project financing, at the end of 2012 is as follows and is consistent the projected cash flows of the related projects.

2013	2014	2015	2016	2017	Subsequents Years
577,779	528,717	274,026	259,818	269,200	3,347,232

  Included within the amounts repayable there are balances relating to operations financed through non-recourse bridge loans (see Note 19.6) which will be repaid upon granting long-term non-recourse project financing.

ABENGOA

Consolidated financial statements

19.5.
Non-recourse financing projects entered into in 2012, 2011 and 2010 (in Millions of Euros) is as follows:

Project	Year	Country	Amount committed	Amount drawn
Befesa Desalination Developments Ghana Limited	2012	Ghana	67	—
Kaxu Solar One (Pty) Ltd.(*)	2012	Sudáfrica	488	45
Khi Solar One (Pty) Ltd.(*)	2012	Sudáfrica	218	43
Transmisora Baquedano, S.A.	2012	Chile	30	—
Transmisora Mejillones S.A.	2012	Chile	26	—
ATE XIII, Norte Brasil Transmissora de Energía S.A	2012	Brasil	388	338
Abengoa Transmisión Norte S.A. (ATN)	2012	Perú	68	64

Total year 2012			1,285	490

Abengoa Transmisión Norte II, S.A.	2011	Perú	39	—
Abengoa Transmisión Sur, S.A.	2011	Perú	265	—
ATE XI, Manaus Transmissora de Energía	2011	Brasil	331	263
Helios I Hyperion Energy Investments, S.L.	2011	España	144	109
Helios II Hyperion Energy Investments, S.L.	2011	España	145	94
Hugoton (Abengoa Bioenergy Biomass of Kansas, LLC)(*)	2011	USA	102	—
Mojave Solar, LLC(*)	2011	USA	927	—

Total year 2011			1,953	466

Abengoa Agroindustria Ltda.	2010	Brazil	198	76
Abengoa Cogeneración Tabasco S. de R.L. de C.V.	2010	Mexico	344	183
Arizona Solar One Llc	2010	USA	1,085	—
Concecutex, S.A. de C.V.	2010	Mexico	45	11
Helioenergy Electricidad Uno, Dos, S.A.	2010	Spain	320	138
Solaben Electricidad Dos, Tres, S.A.	2010	Spain	340	—
Solacor Electricidad Uno, Dos, S.A.	2010	Spain	353	238

Total year 2010			2,685	646

  (*)
  Project companies included in the consolidation group by the equity method after application of IFRS 10 and 11 effective from January 1, 2013 and retroactively applied from January 1, 2012.

19.6.
Non-recourse project finance applied to projects also includes Non-Recourse Finance in Process. This relates to certain operations which are financed in a similar manner to non-recourse projects, generally by financial entities, and which are earmarked to be future development projects which typically will eventually be financed through non-recourse project finance. Receiving finance in process is in effect similar to receiving traditional customer prepayments during various early phases of construction of a project; Non-recourse finance in process varies slightly from traditional prepayments, however, in that it is not received from customers but from a financial entity. Such funding typically relates to transitional financing phases of a project (typically periods of less than 2-3 years) during the launch and construction phase of goods/projects which once completed and ready for operation become financed under the non-recourse project finance model (See Note 2.5).

  However, if during the transitory period there is a risk of non-compliance with the debt repayment schedule necessary for the formalization of Project Finance (or of construction, which will ultimately

ABENGOA

Consolidated financial statements

  require financing), this would be reclassified to elsewhere on the Consolidated Statement of Financial Position, depending upon the nature of the arrangement, typically being Loans with financial entities.

  The table below lists projects with non-recourse financing in progress as of December 31, 2012 (amount in thousands of euros):

Concept	Linha Verde	ATE VIII (*)	Palmatir
Project start date	November 2009	June 2011	June 2011
Planned end date	March 2014	June 2013	December 2013
Contract price (EPC)	139,633	18,113	97,704
Execution accumulated as of 12/31/12	112,309	10,920	24,854
ST financing start date	February 2011	April 2012	June 2011
ST financing maturity date	October 2013	April 2013	March 2013
Anticipated LT financing start date	June 2013	March 2013	March 2013
LT financing duration	Up to 15,5 years	Up to 15 years	Up to 18.5 years
Total amount of LT financing (€ thousand)	121,902	10,350	42.483

  (*)
  Project companies included in the consolidation group by the equity method after application of IFRS 10 and 11 effective from January 1, 2013 and retroactively applied from January 1, 2012.

19.7.
Current and non-current loans with credit entities include amounts in foreign currencies for the total of €2,722,189 thousand (€2,913,128 thousand in 2011, and €2,281,917 thousand in 2010).

  The equivalent in euros of the most significant foreign-currency-denominated debts held by the Group is as follows:

	12.31.12		12.31.11		12.31.10
Currency	Non-domestic companies	Domestic companies	Non-domestic companies	Domestic companies	Non-domestic companies	Domestic companies
Krona (Sweden)	1,135	—	—	—	—	—
Dinar (Morocco)	—	—	—	—	457,370	—
Dinar (Algeria)	376,902	—	477,442	—	—
Dollar (USA)	899,248	70,148	1,361,714	—	634,255	—
Peso (Mexico)	—	—	21,281	—	12,798	—
Peso (Uruguay)	36,784	—	—	—	—	—
Peso (Chile)	—	—	—	—	8,243	—
Real (Brazil)	1,231,727	—	959,037	—	1,129,350	—
Yuan (China)	106,245	—	93,654	—	39,901	—

Total	2,652,041	70,148	2,913,128	—	2,281,917	—

ABENGOA

Consolidated financial statements

Note 20. — Corporate financing

20.1.
The breakdown of the corporate financing as of December 31, 2012, 2011 and 2010 is as follows:

Non-current	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Credit facilities with financial entities	2,506,005	2,281,496	2,633,751
Notes and bonds	1,643,926	1,625,763	1,690,816
Finance lease liabilities	28,049	32,064	36,250
Other loans and borrowings	178,464	210,535	80,882

Total non-current	4,356,444	4,149,858	4,441,699

Current	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.11
Credit facilities with financial entities	536,052	850,353	632,757
Notes and bonds	30,881	31,009	32,501
Finance lease liabilities	11,885	8,841	16,493
Other loans and borrowings	11,566	28,556	38,147

Total current	590,384	918,759	719,898

Total corporate financing	4,946,828	5,068,617	5,161,597

20.2.
Credit facilities with financial entities

a)
The amount of current and non-current credit facilities with financial entities as of December 31, 2012 includes debts denominated in foreign currencies in the amount of €259,242 thousand (€301,893 thousand in 2011 and €117,121 thousand in 2010).

    The most significant value of exchange for currencies of debts in foreign currencies owed by companies of the Group to financial entities is as follows:

	12.31.12		12.31.11		12.31.10
Currency	Non-domestic companies	Domestic companies	Non-domestic companies	Domestic companies	Non-domestic companies	Domestic companies
Dinar (Morocco)					1,240
Dollar (Canada)					2,228
Dollar (USA)	35,532	190	22,696	54,869	30,493	—
Franc (Switzerland)	—	99	—	—	—	—
Lira (Turkey)					296
Peso (Argentina)					156
Peso (Chile)	—	—	385	—	197	—
Peso (Mexico)	19,730	—	19,012	—	4,187	—
Real (Brazil)	202,719	—	202,757	—	76,349	—
Riyal (Saudi Arabia)	—	—	—	—	—	—
Sol (Peru)	491	—	2,174	—	723	—
Yuan (China)	481	—	—	—	1,252	—

Total	258,953	289	247,024	54,869	117,121	—

ABENGOA

Consolidated financial statements

  b)
  The following table shows a list of credit facilities with financial entities:

Loan details	Year granted	Granted amount	Outstanding	Expiry
Loan with Instituto de Crédito Oficial	2007	151,325	151,325	jul-16
Loan with the European Investment Bank (R&D&i)	2007	109,043	109,043	aug-14
Forward Start Facility 2010*	2010	1,837,848	1,277,763	jul-13
Inabensa financing	2010	376,489	303,043	2020
Abener Energía S.A. financing	2010	268,888	197,703	2021
Forward Start Facility 2012 Section A **	2012	1,350,724	324,044	jul-16
Forward Start Facility 2012 Section B **	2012	312,486	227,549	jul-16
Other borrowings	Various	452,743	451,587	Various

Total			3,042,057

*
Extended with the Forward Start Facility 2012

**
Funds are progressively drewdown until July 2013.

    With the aim of minimizing the volatility in interest rates of financial operations, specific contracts are signed to hedge the possible variations that may occur (See Note 14).

    The long-term syndicated financing loans are raised for the purposes of financing investments and general financing requirements of Abengoa, S.A. and all the companies of the group without non-recourse financing.

    On April 27, 2012, the Company signed the refinancing and syndication of €1,566,210 thousand of its long term corporate debt. The refinancing was led by a group of national and international entities, which acted as arrangers and bookrunners for the transaction. On May 22, 2012 and according to the option included in the contract, the principal amount was increased by €47,000 thousand and on July 11, 2012 it was additionally increased by €50,000 thousand, so the refinancing amounts to 1,663,210 thousand as of December 31, 2012. The refinancing was supported by 37 international financial institutions.

    The new Forward Start Facility is divided in two tranches: Tranche A amounting € 1,350,723 thousand and Tranche B, amounting to €312,487 thousand. Part of tranches A and B were drawn for the purpose of repaying and extinguishing certain syndicated credit facilities agreements borrowed in 2005 and 2006 as well as making a partial repayment under the 2010 Forward Start Facility, in each case on July 20, 2012. In addition, certain amounts under the 2012 Forward Start Facility will be utilized, along with other funds, to repay and extinguish the 2010 Forward Start Facility in July 2013. The new Forward Start Facility can only be drawn with the purpose of repaying the 2010 Forward Start Facility on its repayment dates. As of December 31, 2012, borrowings under the 2012 Forward Start Facility amounted to €551 million.

    The Company also has amounts outstanding under a forward start facility agreement maturing in 2013 dated April 22, 2010 borrowed by Abengoa and jointly and severally guaranteed on a senior basis by certain companies of the Group (the '2010 Forward Start Facility'). On April 27, 2012, the Company signed the 2012 Forward Start Facility described above which made available to us certain tranches by which we can make partial repayments under the 2010 Forward Start Facility, which has had the effect of extending the maturity of our syndicated facilities. Our 2005 Credit Facility and 2006 Credit Facility were extinguished and a partial

ABENGOA

Consolidated financial statements

    repayment under the 2010 Forward Start Facility was made on July 20, 2012, when we made a repayment of €556 million utilizing drawdowns under the 2012 Forward Start Facility and cash on hand. As of December 31, 2012, borrowings under the 2010 Forward Start Facility amounted to €1,278 million.

    The table below shows the maturity of the corporate syndicated financing before and after this refinancing until the issuance of these financial statements:

Million euros	2012	2013	2014	2015	2016
FSF 2010	556	1282	—	—	—
FSF 2012	—	—	466	516	681

    Interest rate applicable to both tranches is Euribor plus a margin of 3.75% until January 20, 2013, 4.00% until January 2015 and 4.25% until July 2016.

    In addition, the bilateral loans with the Official Credit Institute (ICO) and the European Investment Bank (EIB) are aimed at financing specific investment programs, more notably overseas programs, as well as R&D&i programs.

    On July 11, 2012, the €150 million bilateral facilities loan with the Instituto de Crédito Oficial originally signed on July 18, 2007 was amended and restated. The bilateral facilities loan now matures on July 18, 2016, with annual repayments starting in 2014.

    In addition, some subsidiaries of Abengoa S.A. undersigned long-term loans with various entities, including two financing agreements signed with a group of financing entities backed by an EKN (Swedish Export Credit Agency) guarantee to finance industrial machinery in various projects:

    •
    A €247.7 million Swedish law credit facility maturing in 2020 dated March 2, 2010 borrowed by Instalaciones Inabensa S.A. (the 'Swedish Credit Agreement'). On December 10, 2010, this loan was increased in the amount of €128.8 million. As of December 31, 2012, borrowings under this agreement amounted to                           €303 million .

    •
    A €299.3 framework facility agreement dated August 11, 2010 as amended on October 19, 2010 and January 25, 2012 borrowed by Abener Energia, S.A. and jointly and severally guaranteed by Abengoa (the 'Framework Facility Agreement'). Sixteen individual loan agreements have been borrowed under the Framework Facility Agreement amounting to €269.4 million maturing between 2018 and 2022. As of December 31, 2012, borrowings under this agreement amounted to €198 million.

    To ensure that the Company has sufficient funds to repay the debt with respect to its capacity to generate cash flow, Abengoa has to comply with a Corporate Net Debt/EBITDA financial ratio with the financial institutions.

    According to the financing agreements, the maximum limit of this ratio is 3.0 for the years 2012, 2013 and until December 30, 2014 and 2.5 starting December 31, 2014. As of December 31, 2012, 2011 and 2010, Corporate Net Debt/EBITDA financial ratio was 1.80, 0.14 and 1.77 respectively, according to the conditions of the financing agreements.

  c)
  As of December 31, 2012 the debt repayment calendar was as set out in the following table, which has been modified after the convertible notes issuance in January 2013, amounting to €400 million,

ABENGOA

Consolidated financial statements

    and ordinary bonds issuance in February 2013, to €250 million (see Note 33.9 on Subsequent events).

	2013	2014	2015	2016	2017	Subsequent Years	Total
FSF 2010 and 2012	193,222	455,218	505,114	675,802	—	—	1,829,356
EIB financing	56	108,987	—	—	—	—	109,043
ICO financing	1,470	49,942	49,942	49,971	—	—	151,325
Abener Energia SA financing	24,402	26,785	26,785	26,785	26,785	66,161	197,703
Instalaciones Inabensa SA financing	57,955	58,436	56,319	54,230	52,085	24,018	303,043
Remaining loans and credits	258,947	51,125	21,443	17,390	11,991	90,691	451,587

Total	536,052	750,493	659,603	824,178	90,861	180,870	3,042,057

    The exposure of the Group to movements in interest rates and the dates at which prices are revised is specified in Note 4 on the management of financial risks. The fair value is based on discounted cash flows, applying a discount rate being that of the third-party loan.

  d)
  The balance of interest payable is €17,890 thousand as of 2012 (€11,588 thousand in 2011 and €15,413 thousand in 2010) and is included under 'Short-term borrowings'.

  e)
  Real estate pledged against mortgages corporate financing as of December 31, 2012 is not significant.

  f)
  The average interest rates associated with the debt facilities reflect normal levels in each of the regions and areas in which the facility was agreed upon.

  g)
  The average cost of total financing during 2012 was 6.7%.

20.3.
Notes and bonds

  As described in Note 33.9 Subsequent events, in January 2013 the Company has issued €400 million convertible notes due 2019. Part of the proceeds obtained with the issuance of these convertible notes were used to partially repay €99.9 million of the convertible notes due 2014. The table below shows the maturities of the existing notes as of December 31, 2012 without considering the new issuance of 2013.

Concept	2014	2015	2016	2017
Convertible notes Abengoa	200,000	—	—	250,000
Ordinary notes Abengoa	—	300,000	500,000	492,798

Total	200,000	300,000	500,000	742,798

  As described in Note 2.19.1 in Significant accounting policies, in accordance with IAS 32 and 39 and the Terms and Conditions of the issuance, since Abengoa has a contractual right to choose the type of settlement and one of these possibilities is paying through a variable number of shares and cash, the conversion option qualifies as an embedded derivative. Thus, the convertible bonds are considered a hybrid instrument, which includes a component of debt and an embedded derivative for the conversion option held by the bondholder.

ABENGOA

Consolidated financial statements

  Convertible notes 2014

  On July 24, 2009, Abengoa, S.A. issued Convertible Notes, convertible into ordinary shares, to qualified investors and institutions in Europe for the amount of €200 million. The terms and conditions of the issuance are currently as follows:

  a)
  The Notes were issued for two hundred million Euros (€200 million) with maturity set at five (5) years.

  b)
  The Notes accrue a fixed annual interest of 6.875% payable semiannually.

  c)
  The 2014 Convertible Notes are convertible into fully paid class A shares or class B shares of Abengoa, subject to certain liquidity conditions, credited in the number determined by dividing the aggregate nominal amount of the Notes by the applicable conversion price. The conversion price was initially set at €21.12 per ordinary share of Abengoa and was adjusted to €20.84 per share in July 2012 following a dividend payment (€0.35 per share) in excess of the dividend threshold permitted without adjustment in the conversion price (€0.21 per share). In October 2012, the conversion price was adjusted to €4.17 per share of Abengoa due to the distribution of class B shares as approved by the Extraordinary General Shareholders' Meeting held on September 30, 2012.

  d)
  Pursuant to the Terms and Conditions, in the event that investors decide to exercise their right of conversion, the Company may decide to settle the issuance entirely in shares, in cash or in a combination of shares and cash.

  The carrying value amount of the liability component of this note at December 31, 2012 amounted to 178,720 thousand (€167,267 thousand at December 31, 2011).

  Additionally, at December 31, 2012, the fair value of the derivative liability embedded in the convertible bond is €21,313 thousand, while its fair value as of December 31, 2011 amounted to €46,101 thousand. The decrease in fair value has been recorded as an income amounting to €24,788 thousand in 'Other net finance income/expense' in the Consolidated Income Statement for the year ended December 31, 2012 (€4,360 thousand in 2011 and €22,450 thousand in 2010), see Note 30.3.

  The key data for the valuation model were the share price, the estimated profitability of the dividend, an envisaged option maturity life, an interest rate and underlying volatility as set out in the table below:

	12.31.2012	12.31.2011	12.31.2010
'Spot Abengoa' Price (euros)	2.34	3.28	3.68
'Strike' Price (euros)	4.17	4.22	4.22
Maturity	07/24/2014	07/24/2014	07/24/2014
Volatility	65%	43%	34%
Number of shares	47,961,631	47,348,485	47,348,485

  Furthermore, in order to partially hedge the derivatives embedded in the notes convertible, during the years 2011 and 2010 the Company purchased two call options over 7,000,000 Abengoa's own shares with a strike price of €21.125 per share, maturing on July 24, 2014 (over 35,000,000 Abengoa's shares with a strike price of €4.22 after the distribution of class B. shares approved by the Extraordinary General Meeting held on September 30, 2012).

  These options hedge around 73% of the notes in the event of conversion.

ABENGOA

Consolidated financial statements

  The fair value of the options at December 31, 2011, calculated using the Black-Scholes model, was €20,034 thousand, while the fair value was €4,714 thousand at December 31, 2012. The decrease in fair value has been recorded as a finance expense amounting to €15,320 thousand recorded in 'Other net finance income/expense' in the Consolidated Income Statement (an expense of €19,446 thousand in 2011 and an income of €21 thousand in 2010), see Note 30.3.

  The key data for the valuation model included the share price, the estimated profitability of the dividend, the envisaged life of maturity, an interest rate and underlying volatility as set forth in the table below:

	12.31.2012	12.31.2011	12.31.2010
'Spot Abengoa' Price (euros)	2.34	3.28	3.68
'Strike' Price (euros)	4.22	4.22	4.22
Maturity	07/24/2014	07/24/2014	07/24/2014
Volatility	51%	43%	40%
Number of shares	35,000,000	35,000,000	20,000,000

  Convertible notes 2017

  On February 3, 2010, Abengoa, S.A. issued Convertible Notes, convertible into ordinary shares, to qualified investors and institutions for the amount of €250 million. The terms and conditions of the issuance are currently as follows:

  a)
  The Notes were issued for two hundred million Euros (€250 million) with maturity set at five (7) years.

  b)
  The Notes accrue a fixed annual interest of 4.5% payable semiannually.

  c)
  The 2017 Convertible Notes are convertible into fully paid class A shares or class B shares of Abengoa, subject to certain liquidity conditions, credited in the number determined by dividing the aggregate nominal amount of the Notes by the applicable conversion price. The conversion price was initially set at €30.27 per ordinary share of Abengoa and was adjusted to €29.87 per share in July 2012 following a dividend payment (€0.35 per share) in excess of the dividend threshold permitted without adjustment in the conversion price (€0.21 per share). In October 2012, the conversion price was adjusted to €5.97 per share of Abengoa due to the distribution of class B shares as approved by the Extraordinary General Shareholders' Meeting held on September 30, 2012.

  d)
  Pursuant to the Terms and Conditions, in the event that investors decide to exercise their right of conversion, the Company may decide to settle the issuance entirely in shares, in cash or in a combination of shares and cash.

  The carrying value amount of the liability component of this bond at December 31, 2012 amounted to 191,516 thousand (€180,894 thousand at December 31, 2011).

  Additionally, at December 31, 2012, the fair value of the derivative liability embedded in the convertible bond is €39,306 thousand, while its fair value as of December 31, 2011 amounted to €56,191 thousand. The decrease in fair value has been recorded as an income amounting to €16,885 thousand in 'Other net finance income/expense' in the Consolidated Income Statement for the year ended December 31, 2012 (€3,194 thousand in 2011 and €22,185 thousand in 2010), see Note 30.3.

ABENGOA

Consolidated financial statements

  The key data for the valuation model included the share price, the estimated profitability of the dividend, an envisaged option maturity life, an interest rate and underlying volatility as set forth in the table below:

	12.31.2012	12.31.2011	12.31.2010
'Spot Abengoa' Price (euros)	2.34	3.28	3.68
'Strike' Price (euros)	5.97	6.05	6.05
Maturity	02/03/2017	02/03/2017	02/03/2017
Volatility	65%	43%	34%
Number of shares	41,876,047	41,295,010	41,295,010

  Furthermore, in order to partially hedge the derivatives embedded in the notes convertible, during the years 2011 and 2010 the Company purchased two call options over 7,100,000 Abengoa's own shares with a strike price of €30.27 per share, maturing on February 3, 2017 (over 35,500,000 Abengoa's own shares with a strike price of €6.05 after the distribution of class B shares approved by the Extraordinary General Meeting held on September 30, 2012).

  These options hedge around 85% of the notes in the event of conversion.

  The fair value of the options at December 31, 2011, calculated using the Black-Scholes model, was €21,204 thousand, while the fair value was €4,065 thousand at December 31, 2012. The decrease in fair value has been recorded as a finance expense amounting to €17,139 thousand recorded in 'Other net finance income/expense' in the Consolidated Income Statement (€17,812 thousand in 2011 and €1,717 thousand in 2010), see Note 30.3.

  The key data for the valuation model included the share price, the estimated profitability of the dividend an envisaged option maturity life, an interest rate and underlying volatility as set forth in the table below:

	12.31.2012	12.31.2011	12.31.2010
'Spot Abengoa' Price (euros)	2.34	3.28	3.68
'Strike' Price (euros)	6.05	6.05	6.05
Maturity	02/03/2017	02/03/2017	02/03/2017
Volatility	43%	44%	48%
Number of shares	35,500,000	35,500,000	20,000,000

  Ordinary notes Abengoa 2015

  On December 1, 2009, Abengoa S.A. issued ordinary Notes for the amount of €300 million. In summary, the final terms and conditions of the issuance are as follows:

  a)
  The Notes were issued for three hundred million Euros (€300 million) with maturity set at five (5) years.

  b)
  These Notes will accrue a fixed annual interest of 9.625% payable semiannually.

  c)
  These Notes are jointly guaranteed by some subsidiaries of the group.

ABENGOA

Consolidated financial statements

  Ordinary notes Abengoa 2016

  On March 31, 2010, Abengoa S.A. issued ordinary Notes to qualified investors and institutions in Europe for the amount of €500 million. In summary, the final terms and conditions of the issuance are as follows:

  a)
  The Notes were issued for five hundred million Euros (€500 million) with maturity set at six (6) years.

  b)
  The fixed annual payable twice-yearly interest on the Notes is 8.50% annually.

  c)
  The notes are guaranteed jointly by certain subsidiaries of the group.

  Ordinary notes Abengoa 2017

  On October 19, 2010, Abengoa Finance, S.A. Unipersonal, a subsidiary of Abengoa, S.A., placed an ordinary bond issue for USD 650 million among qualified and institutional investors in accordance with Rule 144A of the Securities Act of 1933 and subsequent amendments thereto.

  In summary, the terms and conditions of the issue that were established definitively are:

  a)
  The bond issue is for an amount of six hundred and fifty million United States dollars (USD 650 million) and matures at seven (7) years.

  b)
  The notes will accrue fixed annual interest of 8.875%, payable every six months.

  c)
  The notes are jointly and severally guaranteed by Abengoa, S.A. and certain group subsidiaries.

20.4.
Finance lease liabilities

  Finance lease creditors as of the end of 2012, 2011 and 2010 were:

Finance lease	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Present values of future payments for finance lease	39,934	40,905	52,743
Liabilities: minimum payments for finance lease:
Less than 1 year	13,786	10,382	17,198
From 1 to 5 years	24,105	30,274	26,085
More than 5 years	8,040	4,521	10,709
Net book value:
Technical installations and machinery	24,900	34,093	72,874
Information processing equipment	5,024	9,077	13,754
Other tangible assets	18,064	18,295	7,825
20.5.
Other loans and borrowings

  The following table sets out the movement of Other loans and borrowings at the 2012, 2011 and 2010 year end:

Concept	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Sale and lease back	6,397	15,749	20,418
Derivative premiums payable	97,537	99,761	—
Interest-free loans	14,998	12,942	13,967
Loans with public institutions and others	71,098	110,639	84,644

Total	190,030	239,091	119,029

ABENGOA

Consolidated financial statements

Note 21. — Grants and other liabilities

  Grants and Other Liabilities as of December 31, 2012, 2011 and 2010 are shown in the following table:

Concept	Balances as of 12.31.12	Balances as of 12.31.11	Balances as of 12.31.10
Grants	70,600	113,544	56,818
Suppliers of non-current assets	5,292	7,946	3,184
Long-term trade payables	118,528	102,412	111,400

Grants and other non-current liabilities	194,420	223,902	171,402

Note 22. — Provisions and contingencies

22.1.
Provisions for other liabilities and charge

  The following table shows the movement of the non-current heading of 'Provisions for other liabilities and charges' for the years 2012, 2011 and 2010:

Item	Taxes	Liabilities	Dismantling	Total
Balance as of 01.01.10	54,274	69,813	11,384	135,471
Net increase/(decrease) with impact in profit and loss	864	2,928	(1,202)	2,590
Translation differences	3,005	459	32	3,496
Changes in consolidation	198	356	—	554
Reclassifications and other movements	(1,823)	5,289	8,212	11,678

Balance as of 12.31.10	56,518	78,845	18,426	153,789

Net increase/(decrease) with impact in profit and loss	2,261	(10,017)	2,035	(5,721)
Translation differences	(1,625)	(224)	474	(1,375)
Changes in consolidation	(2,650)	(4,317)	—	(6,967)
Reclassifications and other movements	(14,796)	(22,052)	16,471	(20,377)

Balance as of 12.31.11	39,708	42,235	37,406	119,349

Net increase/(decrease) with impact in profit and loss	(12)	1,626	(1,035)	579
Translation differences	(85)	(798)	(1,060)	(1,943)
Reclassifications and other movements	(6,277)	(571)	7,140	292

Balance as of 12.31.12	33,334	42,492	42,451	118,277

  The provision for dismantling costs has increased in 2012 mainly due to the construction of thermo-solar plants. The dismantling provision is capitalized as a cost of the plant either during the construction period or when the plant enters into operation, depending on the nature of the obligations assumed in each case.

  The most significant variations of 2011 are mainly related to the increase of €9 million for the purpose of covering adequately tax risks, liabilities and dismantling obligations and due to the reduction caused by the reversal of €15 million of provisions, set up during previous years since the reversal was

ABENGOA

Consolidated financial statements

  considered advisable given its current classification as remote contingent liabilities or since the risk for which they were set up had materialized.

  In addition, €14.8 million have been reclassified from the Taxes provision to Other loans and borrowings once a payment schedule has been arranged and €17 million have been reclassified from Liabilities provision to long-term Personnel liabilities given that they correspond to long term compensation liabilities. These two movements have been included in the line 'Reclassifications and other movements' because they did not have any impact in our consolidated income statement.

  Finally, the line item 'Reclassifications and other movements' in 2011 includes a provision recorded for dismantling costs included in the carrying amount of fixed assets related to plants within the Solar operating segment for an amount of €15 million.

  The provision accrued in 2010 for an amount of €14 M was set for with the aim of having the necessary coverage against tax risks, responsibilities and dismantling obligations mainly related to Engineering and Construction, Biofuels and Recycling segments respectively. Also, there was a reversal of provisions in the amount of €-12 M accrued for in previous years since the reversal was considered advisable given its current classification as remote contingent liabilities or since the risk for which it was set up had materialized. In addition, the total reclassification of €11,678 thousand related to better present the Company's financial position, according to the nature of the specific liabilities.

  Provision for tax and legal contingencies

  This provision represents the Group's best estimates in connection with risks relating to tax contingencies arising during the normal course of the Group's business, fundamentally in Latin America, when it is considered probable that there will be an outflow of resources in the medium or long term (which has been estimated being comprised in a period between 2 to 5 years or over 5 years), although the development of the contingencies and the new facts and circumstances that may arise overtime could change such estimated settlement period.

  There are also provisions recorded by Group companies in relation with court rulings and unfavorable tax inspections that are under appeal but have not been resolved yet. For these tax disputes the Group considers that it is probable that there will be an outflow of resources in the medium term (between 2 and 5 years).

  Provision for liabilities

  This provision includes the Group's best estimates of probable cash outflows in connection with litigation, arbitration and claims in progress in which the various group companies are defendants as a result of the activities they carry out. Management considers that these liabilities will likely be settled in the medium or long term (which has been estimated being comprised in a period between 2 to 5 years).

  Dismantling provision

  This provision is intended to cover future expenditures related to the dismantlement of the solar and environmental plants and those expenses deriving from the sealing and closing of waste safety deposits that are operated by several companies in the Industrial Production activity and it will be likely to be settled with an outflow of resources in the long term (over 5 years).

22.2.
Contingent liabilities

  As of December 31, 2012 Abengoa and its Group of companies are involved in certain claims and litigations both against and in their favor. Such matters arise during the Group's normal course of business and represent the technical and economic claims that the contractual parties typically invoke.

ABENGOA

Consolidated financial statements

  We have briefly summarized below the most significant proceedings, which in the Management opinion are not expected to have a material adverse effect in the Consolidated Financial Statements, individually or as a whole, or for which the future outcome cannot be reliably estimated.

  •
  In May 2000, Abengoa Puerto Rico S.E., a subsidiary of Abengoa, S.A, brought a lawsuit against the Electricity Power Authority (Autoridad de Energía Eléctrica, 'AEE') of Puerto Rico and terminated the agreement that both parties had entered into in relation to an EPC project for the construction of an electricity power station in Puerto Rico, in which the AEE was the Principal Contractor. The referred lawsuit contained different claims such as, inter alia, withholding payments, defaulted invoices, loss of future profits, damages and several other costs, which tentatively amounted to $40 million. In response to the lawsuit brought by Abengoa Puerto Rico, S.E., the AEE brought a counterclaim premised upon unlawful termination and consequential damages relating to the agreement with Abengoa Puerto Rico, S.E. and, at the same time, brought an additional lawsuit for the same amount against Abengoa and its insurer, American International Insurance Co. of Puerto Rico. The amount claimed by the AEE is approximately $450 million.

  •
  On February 15, 2010, our subsidiary, Centro Tecnológico Palmas Altas, S.A. ('CTPA') filed a suit against Geco Alvicorp, S.L, claiming the non-existence of a termination clause in the purchase and sale agreement of certain plots in Huerta del Huracán, Spain entered into by the parties in 2007 and pursuant to which CTPA sold the plots for €46.7 million. Subsequently, Geco Alvicorp, S.L. claimed the existence of such a termination condition and has claimed the return of the purchase price plus interest. On February 16, 2011, the court ruled in CTPA's favor. Geco Alvicorp, S.L. appealed this decision on April 27, 2011; such appeal was denied on July 12, 2012. Geco has appealed this decision to the High Court of Justice (Tribunal Supremo).

  •
  In March 2011, we initiated an arbitration procedure before the International Center for the Settlement of Investment Disputes in Washington, D.C. against the Mexican State for an alleged breach of the international treaty between Mexico and Spain for the reciprocal protection of investments. The arbitration procedure concerned the non-renewal of a license for a waste plant in Mexico. On April 18, 2013, an arbitration order was issued in our favor that ordered the defendant to pay us $38.2 million plus interest.

22.3.
Contingent assets

  As of December 31, 2012 Abengoa and its Group of companies have the following most significant contingent assets:

  •
  In December 2011, two related arbitration proceedings before the International Court of Arbitration of the International Chamber of Commerce with seat in New York, United States were concluded in which our subsidiary ASA Bioenergy Holding A.G. ('ASA') filed various claims for certain breaches of contract by Mr. Adriano Gianetti Dedini Ometto and Adriano Ometto Agrícola Ltda. (the 'Adriano Defendants') relating to a share purchase agreement, dated August 4, 2007 with respect to the shares of Adriano Ometto Participações Ltda. In each of the proceedings, the Adriano Defendants had filed various counterclaims. Both arbitration proceedings were decided in ASA's favor, in the approximate amounts of $20.7 million and $169.2 million respectively. Although the Adriano Defendants have appealed such arbitral awards, we believe the chances of success are low. According with IAS 37 on contingent assets and based on the date on which confirmation was received, the Company has not recorded any amount in its Consolidated Income Statement.

ABENGOA

Consolidated financial statements

Note 23. — Third-party guarantees and commitments

23.1.
Third-party guarantees

  At the close of 2012 the overall sum of Bank Bond and Surety Insurance directly deposited by the group companies and all that the parent company deposited to any company in the group as guarantee to third parties (clients, financial entities, Public Entities and other third parties) amounted to €1,541,255 thousand (€1,033,219 thousand in 2011 and €1,133,688 thousand in 2010) out of which €6,464 thousand (€136,910 thousand in 2011 and €123,284 thousand in 2010) are attributed to operations of financial nature and €1,534,791 thousand (€896,309 thousand in 2011 and €1,010,404 thousand in 2010) to those of technical nature.

  In addition, the declarations of intent and commitments undertaken by the Group companies and what the parent company undertook to any company in the group as guarantee to third parties (clients, financial entities, Public Entities and other third parties) amounted to €4,428,780 thousand (€3,682,848 thousand in 2011 and €2,876,221 thousand in 2010) out of which €148,508 thousand (€167,620 thousand in 2011 and €91,165 thousand in 2010) are attributed to operations of financial nature and €4,280,272 thousand (€3,515,229 thousand in 2011 and €2,785,055 thousand in 2010) to those of technical nature.

23.2.
Contractual obligations

  The following table shows the breakdown of the third-party commitments and contractual obligations as of December 31, 2012, 2011 and 2010 (in thousands of Euros):

2012	Total	Up to one year	Between one and three years	Between three and five years	Subsequent
Loans with credit institutions	8,298,829	1,113,831	2,212,839	1,444,057	3,528,102
Notes and bonds	1,674,807	30,881	475,891	1,168,035	—
Liabilities due to financial leases	39,934	11,885	12,140	2,241	13,668
Other loans and borrowings	190,030	11,566	89,393	66,124	22,947
Obligations operating Leases	14,359	5,714	5,412	2,757	476
Purchase commitments	1,718,113	1,617,739	97,120	2,016	1,238
Accrued interest estimate during the useful life of loans	3,243,566	453,647	926,356	602,224	1,261,339

2011	Total	Up to one year	Between one and three years	Between three and five years	Subsequent
Loans with credit institutions	8,521,959	1,257,489	2,640,645	729,295	3,894,530
Notes and bonds	1,656,772	31,009	167,277	789,598	668,888
Liabilities due to financial leases	40,905	8,841	19,121	8,599	4,344
Other loans and borrowings	239,091	28,556	158,614	19,831	32,090
Obligations operating Leases	19,518	4,982	7,343	5,484	1,709
Purchase commitments	1,690,843	1,619,799	51,870	2,345	16,829
Accrued interest estimate during the useful life of loans	3,133,328	357,821	739,888	587,124	1,448,495

ABENGOA

Consolidated financial statements

2010	Total	Up to one year	Between one and three years	Between three and five years	Subsequent
Loans with credit institutions	7,316,618	1,124,896	2,813,849	1,029,151	2,348,722
Notes and bonds	1,723,317	32,501	103,534	451,892	1,135,390
Liabilities due to financial leases	52,743	16,493	18,983	6,578	10,689
Other loans and borrowings	119,029	38,147	37,798	19,200	23,884
Obligations operating Leases	28,702	8,788	13,239	4,539	2,136
Purchase commitments	1,696,935	1,366,658	330,277	—	—
Accrued interest estimate during the useful life of loans	2,331,195	288,764	609,465	519,602	913,364

Note 24. — Tax situation

24.1
Application of rules and tax groups in 2012

  Abengoa, S.A. and 258, 283 and 280 consolidated subsidiaries in 2012, 2011 and 2010, respectively (see Appendices XII, XVII and XXII of these Consolidated Financial Statements) have filed its 2012 income taxes following the rules for tax consolidation in Spain under the 'Special Regime for Tax Consolidation' Number 2/97.

  Befesa Medioambiente, S.L.U and 12 other companies part of the Befesa Group, which was sold in 2013 (see Note 7) have filed its 2012 income taxes following the rules for tax consolidation in Vizcaya, with a group number 13/05/B. The applicable law for the payment of corporate income tax in the Historic Territory of Biscay is Provincial Law 3/1996 of June 26 (taking into account subsequent amendments). Management of the companies part of this tax group has calculated income tax expense for the year 2012 and for all the preceding years open to potential tax audits following tax regulations in force at the end of each years in this region.

  All the other Spanish and foreign companies included in the Consolidation group file income taxes according to the tax regulations in force in each country on an individual basis or under consolidation tax regulations.

  In order to calculate the taxable income of the consolidated tax Group and the consolidated entities individually, the accounting profit is adjusted for temporary and permanent differences, recording the corresponding deferred tax assets and liabilities. At each Consolidated Income Statement date, a current tax asset or liability is recorded, representing income taxes currently refundable or payable. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates.

  Income tax payable is the result of applying the applicable tax rate in force to each tax-paying entity, in accordance with the tax laws in force in the territory and/or country in which the entity is registered. Additionally, tax deductions and credits are available to certain entities, primarily relating to inter-company trades and tax treaties between various countries to prevent double taxation.

ABENGOA

Consolidated financial statements

24.2.
Deferred tax assets and liabilities

  At the end of 2012, 2011 and 2010 the analysis of deferred tax assets and deferred tax liabilities is as follows:

Concept	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Tax credits for tax loss carryforwards	368,419	290,413	305,253
Tax credits for deductions pending application
Tax credits for export activities	256,983	259,683	218,592
Tax credits for R+D+i	69,874	70,899	61,750
Other deductions	115,160	85,744	82,345
Temporary differences
Provisions	40,757	36,596	22,500
Impairment	17,692	9,579	12,950
Share based payments plan	21,665	21,518	6,726
Derivatives financial instruments	188,153	129,592	61,241
Unrealized exchange differences	4,546	66	59,833
Consolidation adjustments, homogenization adjustments and other	65,075	35,617	54,476

Total deferred tax assets	1,148,324	939,707	885,666

Concept	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Accelerated tax amortization	32,109	65,623	44,243
Business combination	76,383	67,544	106,494
Unrealized exchange differences	25	16,620	40,956
Consolidation adjustments, homogenization adjustments and other	168,033	82,322	120,578

Total deferred tax liabilities	276,550	232,109	312,271

  Most of the tax credits for net operating loss carryforwards correspond to Brazil (€130 million), the United States (€43 million), Spain (€117 million) and the Netherlands (€38 million). Tax loss carryforwards in Brazil have been generated in years with poor meteorological conditions which have negatively affected sugarcane production. During 2011 and 2012 investments have been made to improve the quality of biological assets, to increase milling capacity and cogeneration plant capacity, with the ultimate purpose of increasing assets profitability. Tax loss carryforwards in the United States correspond mainly to projects in an initial stage of development or operation and to application of tax incentives. Tax loss carryforwards in Spain correspond mainly to the application of tax incentives.

  Tax credits for deductions have been generated mainly in Spain. Among these tax credits the larger amount corresponds to deduction on export activities (DAEX), which is calculated as a percentage over investments effectively made for the acquisition of foreign companies or capital increases in foreign companies. This percentage, which was initially 25% was gradually reduced since 2007 to reach 3% in 2010, disappearing entirely in 2011. To benefit from this deduction, among other requirements, the acquisition or incorporation of companies should be directly related to the export of goods and services from Spain.

ABENGOA

Consolidated financial statements

  During the year 2012, the Company has not recorded any income in relation to this deduction, as it had been recorded entirely as of December 31, 2011.

  In 2011 and 2010, the Company recorded total income amounting to €65 million and €73 million, respectively, part of which was classified as grants in 'Other operating income'. In relation to the accounting treatment of the DAEX deduction, IAS 12 and IAS 20 (which covers the accounting treatment of government grants) exclude from their scope the accounting treatment of investment tax credits. IAS 20 indicates that a grant may exist in certain tax packages with certain characteristics of 'investment tax credits' and recognizes that on occasions it is difficult to distinguish whether the underlying components of an economic transaction are government grants. In order to determine if the DAEX export tax is within the scope of IAS 12 or IAS 20, the Company analyzes each investment on a case-by-case basis. DAEX export tax deductions are considered government grants when the deduction is fundamental to the decision to make an investment in an asset and is recorded as 'Other operating income- grants' in these cases (€50 million and €73 million were recorded under this heading in 2011 and 2010, respectively). In all other cases the DAEX export tax deduction is considered to be part of the income tax (€15 million and €0 million were recorded under this heading in 2011 and 2010, respectively).

  In addition, efforts in research, development and innovation activities (R&D&i) that Abengoa has been carrying out during the last years have resulted in the generation of important tax deductions, some of which are recorded as deferred tax assets for an amount of €70 million as of December 31, 2012.

  'Other deductions', which have been generated mainly in Spain, correspond primarily to deductions for double taxation (€12 million), environmental deductions (€12 million), deduction for reinvestment of extraordinary benefits (€51 million) and deductions for donations to non-profit organizations (€19 million).

  In relation to tax loss carryforwards and deductions pending to be used recorded as deferred tax assets, the Company evaluates its recoverability projecting forecasted taxable income for the upcoming years and taking into account the Company tax planning strategy. Deferred tax liabilities reversals are also considered in these projections, as well as any limitation established by tax regulations in force in each tax jurisdiction.

  On the other hand, the Company has certain tax credits as of December 31, 2012 which have not been capitalized, as it determined that recoverability of such assets is not probable. These tax credits consist mainly of tax loss carryforwards related to our US subsidiaries amounting to €28,2 million (€21.6 million in 2011), with expiration dates between 2029 and 2031; and R&D&i and environmental tax credits in Spain amounting to €50,3 million (€57.9 million in 2011), with expiration dates between 2022 and 2030.

ABENGOA

Consolidated financial statements

  The movements in deferred tax assets and liabilities during 2012, 2011 and 2010 were as follows:

Deferred tax assets	Amount
As of January 1, 2010	672,088
Increase/Decrease through the consolidated income statement	90,467
Increase/Decrease through other comprehensive income (equity)	24,604
Change in consolidation, various reclassifications and translation diff.	37,096
Other movements	61,411

As of December 31, 2010	885,666

Increase/Decrease through the consolidated income statement	11,613
Increase/Decrease through other comprehensive income (equity)	56,936
Change in consolidation, various reclassifications and translation diff.	(64,451)
Other movements	49,943

As of December 31, 2011	939,707

Increase/Decrease through the consolidated income statement	196,433
Increase/Decrease through other comprehensive income (equity)	60,588
Change in consolidation, various reclassifications and translation diff.	(48,404)

As of December 31, 2012	1,148,324

Deferred tax liabilities	Amount
As of January 1, 2010	246,725
Increase/Decrease through the consolidated income statement	69,017
Increase/Decrease through other comprehensive income (equity)	7,726
Change in consolidation, various reclassifications and translation diff.	(11,197)

As of December 31, 2010	312,271

Increase/Decrease through the consolidated income statement	1,350
Increase/Decrease through other comprehensive income (equity)	22,425
Change in consolidation, various reclassifications and translation diff.	(103,937)

As of December 31, 2011	232,109

Increase/Decrease through the consolidated income statement	1,667
Increase/Decrease through other comprehensive income (equity)	21,340
Change in consolidation, various reclassifications and translation diff.	21,434

As of December 31, 2012	276,550

ABENGOA

Consolidated financial statements

Note 25. — Trade payables and other current liabilities

25.1.
Trade payable and other current liabilities as of the close of 2012, 2011 and 2010 are shown in the following table:

Item	Balance as of 12.31.12	Balance as of 12.31.11	Balance as of 12.31.10
Trade suppliers	3,587,221	3,429,983	2,971,444
Credits for services	989,387	1,049,516	824,364
Down payments from clients	1,036,789	290,227	539,355
Remunerations payable	41,779	38,233	52,965
Suppliers of intangible assets current	228,262	392,885	295,329
Other accounts payable	72,151	29,652	47,365

Total	5,955,589	5,230,496	4,730,822

25.2.
Nominal values of Trade payables and other current liabilities are considered to approximate fair values and the effect of discounting them is not significant.

25.3.
The table above includes amounts payable of €1,229 million at December 31, 2012 (€767 million in 2011 and €651 million in 2010) being 'Confirming without recourse' relating to various agreements entered into with a number of financial entities in which the Group receives 'confirming' services in connection with cash advances from trade receivables. There are linked deposits and cash and cash equivalents for an amount of €454 million (€439 million in 2011 and €262 million in 2010) over the abovementioned cash payments, classified under the 'Financial accounts receivable' heading of the Consolidated Statement of Financial Position, as well as cash linked to such payments of suppliers through confirming in the amount of €486 million (€638 million in 2011 and €210 million in 2010) included under the heading 'Cash and cash equivalents' of the asset of the Consolidated Statement of Financial Position.

Note 26. — Construction contracts

        Further to the information set out in Note 2.26.b) relating to the accounting treatment of construction contracts, the table below includes aggregated information on outstanding construction contracts to which IAS 11 was applied at the end of the years 2012, 2011 and 2010:

2012	Construction contracts
Operating revenues	3,946,966
Advance payments received	1,245,514
Payment withholdings	28,797
Account receivables	2,284,938
Account payables	4,108,388

2011	Construction contracts
Operating revenues	3,663,406
Advance payments received	814,149
Payment withholdings	31,787
Account receivables	1,603,787
Account payables	3,311,785

ABENGOA

Consolidated financial statements

2010	Construction contracts
Operating revenues	2,328,285
Advance payments received	879,840
Payment withholdings	13,473
Account receivables	1,550,295
Account payables	2,900,844

        The amount of unbilled revenue by the end of the years 2012, 2011 and 2010 is €393,200, €493,371 and €711,382 thousand, respectively.

        The aggregated total amount of the costs incurred and the aggregated total profits (less the related losses) recognized since origin for all the ongoing contracts at December 31, 2012 amount to €10,498,336 thousand and €829,611 thousand respectively.

Note 27. — Revenues

        The breakdown of Revenues for the years ended December 31, 2012, 2011 and 2010 is as follows:

Concept	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Product sales	2,495,552	2,437,054	1,740,994
Rendering of services and construction contracts	3,816,400	4,252,102	2,619,051

Total revenue	6,311,952	6,689,156	4,360,045

Note 28. — Other operating income and expenses

        The table below shows the detail of Other Operating Income and Expenses for the years ended December 31, 2012, 2011 and 2010:

Other operating income	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Work performed by the entity and capitalized and other	367,798	429,886	533,351
Grants	13,826	74,778	86,097
Income from various services	103,604	93,807	132,123

Total	485,228	598,471	751,571

Other operating expenses	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Research and development cost	(6,404)	(25,560)	(36,360)
Leases and fees	(100,076)	(73,126)	(53,521)
Repairs and maintenance	(66,732)	(59,017)	(42,723)
Independent professional services	(284,332)	(325,562)	(176,785)
Transportation	(77,613)	(67,532)	(51,856)
Supplies	(102,134)	(120,102)	(110,131)
Other external services	(140,113)	(122,548)	(54,694)
Taxes	(53,754)	(64,023)	(55,713)
Other minor management expenses	(86,349)	(64,707)	(80,803)

Total	(917,507)	(922,177)	(662,586)

ABENGOA

Consolidated financial statements

        Work performed by the entity and capitalized, and other corresponds to income from capitalized costs for an amount of €236.6 million, €394.6 million and €531.1 million for the years 2012, 2011 and 2010, respectively, including mainly the capitalization of costs associated with the construction of our own assets (except for concession assets for which IFRIC 12 is applied). The corresponding costs are recognized in the individual expense line item in the accompanying income statements. The recognition of an income for the sum of such costs through the line item 'Work performed by the entity and capitalized, and other' results in these costs having no impact in operating profit. The corresponding assets are capitalized and included in property, plant and equipment in the accompanying balance sheets. The variation year-over-year is caused by the fact that costs associated with the construction of thermosolar plants in Spain were included in this line item until the prospective application of IFRIC 12 starting September 1, 2011.

        Additionally, other income correspond mainly to the gain amounting to €85 million arising from the business combination of Rioglass Group, where we achieved control by increasing our ownership in stages well as an income of €26 million recorded by Abengoa Bioenergy U.S. Holding in the last quarter of 2012, corresponding to a collection from Chicago Title Insurance Company after a favorable jury verdict in a litigation process against that company. Finally, this heading includes income arising from the fair value adjustment of our biological assets in Brazil, to sales of property plant and equipment and to other minor income.

        As indicated in Note 24.2, Grants in 2012, 2011 and 2010 include income in relation to export activity deductions in cases where it is considered appropriate to apply IAS 20 to these investment tax credits (see Note 24).

        Income from various services in 2012 primarily includes profits generated by the sale of the second 50% of the shareholding of STE, ATE, ATE II and ATE III amounting to €4.5 million and other income by minor services. In 2011 it primarily includes profits generated by the sale of the first 50% of the Brazilian transmission lines amounting to €45 million and in 2010 it mainly includes profits generated by the sale of ETIM and Expansion amounting to €69 million.

        'Leases and fees' mainly includes leases of buildings, offices, machinery and construction equipment required in the ordinary course of operating activities of companies.

        Under 'Other external services' are mainly recorded trips and per diem expenses.

Note 29. — Employee benefit expenses

        The breakdown of Employee Benefit Expense for 2012, 2011 and 2010 is as follows:

Item	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Wages	577,967	475,384	396,939
Social security costs	111,058	103,960	96,319
Stock plans and other employee benefits	20,527	31,052	14,522

Total	709,552	610,396	507,780

a)
Share plans

  On February 2, 2006, Abengoa granted a Share Acquisition Plan, or Plan, which was approved by the Board of Directors of Abengoa on January 23, 2006. The Plan is on the same terms to all participants, members of the senior management of Abengoa and its subsidiaries. Under the Plan, participants were entitled to purchase up to 3,200,000 shares of Abengoa. Subsequently, the number of shares

ABENGOA

Consolidated financial statements

  has been adjusted due to the increase in class B share capital charged to our freely available reserves, approved by the Extraordinary General Meeting held on September 30, 2012 (see Note 18).

  The material terms of the Plan are as follows:

  1.
  Participants: 122 members of the senior management of the Abengoa Group (business group managers, business unit managers, technical and research and development officers and corporate services officers) from all its subsidiaries and business areas are eligible to participate in the Plan if they desire to do so. The Plan is not open to any member of Abengoa's Board of Directors. At the end of 2012, besides the participants excluded from the Plan, there were 98 participants.

  2.
  Shares Available for Purchase: Up to 3,200,000 Abengoa shares (the 'shares'). The shares purchased by Plan participants were already issued and in circulation and were purchased on the open market, at the then current market price, over a period that extended to December 31, 2006, in accordance with the Stock Exchange Act (Spain). A total of 3,166,000 were purchased under the Plan. As such, these shares are not dilutive instruments for earnings per share calculation purposes. At year ended 2012, the number of shares covered by the plan amounted to 12,251,425 shares, adjusted due to capital increase by distribution of class B shares mentioned above.

  3.
  Financing: As a feature of the Plan, each participant utilized the proceeds of an individual bank loan from Banco Sabadell, S.A. or Caja Madrid (collectively the 'Bank') to finance the purchase of shares of Abengoa under the Plan. The same standard loan terms apply to all participants. The interest rate on the loans is a variable rate equal to EURIBOR plus 0.75%. These are bullet and not amortizing loans. The loans must be repaid by the participants by August 7, 2011. Each loan is secured by a pledge of 100% of the participant's shares and is guaranteed by the Company to the extent set forth under paragraph 8 below. Except for the pledge of the shares, the loan is not considered a non-recourse financing to the participant. The maximum amount of indebtedness related to all such loans is €87 million (including expenses, commissions and interests). As of December 31, 2012, 2011 and 2010, the amounts drawn by total participants under these loans amounted to €61 million, €59 million and €64 million, respectively.

  4.
  Share Purchase: The acquisition cost for all participants has been the average acquisition price, plus associated commissions and other costs, for all of the shares purchased under the Plan for all participants.

  5.
  Term and Vesting Period: The duration and vesting period of the Plan is five complete financial years (2006-2010) plus six months (until June 30, 2011) (the requisite service period). The Plan requires the annual accomplishment by the participant of annual management objectives, including specific financial targets and qualitative objectives, set by the management of the Abengoa Group company by which the participant is employed, as well as their continuation as a Group employee through June 30, 2011. If the annual objectives are not met by the participant, the Bank from which the participant borrowed the funds to purchase his/her shares may sell a percentage of the shares purchased for such participant as follows: 2006-30%, 2007-30%, 2008-15%, 2009-15%, 2010-10%.

  6.
  As of December 31, 2010, the participants had consolidated the annual objectives required by the Plan.

  7.
  Restrictions on Sales: A participant may not transfer, sell, borrow against or otherwise dispose of the shares purchased before July 1, 2011.

ABENGOA

Consolidated financial statements

  8.
  Repurchase Option: Under the Plan, Abengoa has a repurchase option under which Abengoa can require a participant to sell the shares back to the Company on the occurrence of certain events, such as death, disability or retirement of the participant or termination of the employment of the participant with the Abengoa Group Company.

  9.
  Shortfall on Sale of Shares: At the end of the five years and six months term of the Plan, if the amount realized on a sale of the shares does not entirely cover the amount owed under the loan and costs and taxes on capital gains, Abengoa will compensate the participant with the necessary amount to repay the loan plus accrued and unpaid interest and pay such taxes.

  10.
  In 2011 agreements were closed with participating financial entities and the directors of said Plan for its extension for an additional period of two years, until December 31, 2012.

  Compensation expense is recognized over the requisite service period (the vesting period), and is determined by reference to the fair value of a hypothetical put option granted by the company to the participant, excluding the effect of vesting conditions that are not market conditions. For these purposes, the calculation takes into account the number of shares that are expected to become exercisable (or vested), which is updated at each year end, recognizing the impact of the revision of the original estimates, if applicable, in the Consolidated Income Statement.

  The fair value of the hypothetical options granted during the year 2012, calculated using the Black-Scholes model was €36,245 thousand (€26,772 thousand in 2011 and €18,858 thousand in 2010), recording a expense during the year 2012 of €9,473 thousand (expense of €7,914 thousand in 2011 and expense of €2,954 thousand in 2010). The key data required for the valuation model were share price, the estimated return per dividend, an expected option life of 5 years, an annual interest rate and share market volatility that are included in the table below:

	12.31.2012	12.31.2011	12.31.2010
'Spot Abengoa' Price (euros)	2.34	3.28	3.68
'Strike' Price (euros)	5.30	5.30	5.10
Maturity	12/31/2012	12/31/2012	06/30/2011
Volatility class A shares	63%	42%	46%
Volatility class B shares	57%	—	—
Number of class A shares	2,450,285	12,398,975	13,821,800
Number of class B shares	9,801,140	—	—
b)
Bonus schemes

  On July 24, 2006 and December 11, 2006, the Board of Directors approved an Extraordinary Variable Compensation Plan for Managers (Plan II) at the proposal of the Remuneration Committee. This plan initially included 190 beneficiaries and had a total cost of €51,630 thousand over a five-year period from 2007 to 2011, inclusive. It required that objectives set forth in the Strategic Plan be attained at an individual level as well as the individual's continued ongoing service throughout the period in question.

  In addition to the aforementioned, given that the acquisition of the company B.U.S. Group AB was completed only shortly after implementation of the Plan, on October 22, 2007 the Board of Directors approved the inclusion of the management team of such company, formed by 10 people, in the Plan under the same conditions as those established for the rest of the beneficiaries, for a total amount of €2,520 thousand. At the close of 2012 financial year, there were 155 participants, and the total cost of the plan was €35,237 thousand.

ABENGOA

Consolidated financial statements

  On October 24, 2011, the Board of Directors approved the extension of the Plan II for a period of one additional year.

  On January 24, 2011, the Board of Directors approved an Extraordinary Variable Compensation Plan for Managers (Plan III), proposed by the Remuneration Committee. The plan, which includes 104 beneficiaries (the participants), has a duration of five years (from 2011 to 2015) and is based on achieving the objectives defined in the Strategic Plan, at an individual level. The plan also requires the individual's continued ongoing service for the entire period considered. The total amount available under the plan for the 104 participants is €56,500 thousand. The company recognizes the corresponding personnel expense in the Consolidated Income Statements for the amounts accrued based on the percentage of consolidation of the objectives. At the end of 2012, there were 103 participants and the total amount of the plan has reached €55,270 thousand.

  The cost recognized through the variable remuneration plans in 2012 was €11,054 thousand (€23,138 thousand in 2011 and €12,956 thousand in 2010), the accumulated cost being €71,933 thousand (€60,879 thousand in 2011 and €37,741 thousand in 2010). The cost of Plan III corresponding to senior Management of the Company recognized in 2012 amounts to €2,380 thousand.

Note 30. — Finance income and expenses

30.1.
Finance income and expenses

  The following table sets forth our Finance income and expenses for the years ended December 31, 2012 , 2011 and 2010:

Finance income	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Interest income from loans and credits	73,864	85,073	49,409
Interest rates benefits derivatives: cash flow hedges	10,185	17,229	28,782
Interest rates benefits derivatives: non-hedging	17	3,073	1,723

Total	84,066	105,375	79,914

Finance expenses	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.11
Expenses due to interest:
— Loans from credit entities	(217,294)	(237,153)	(173,825)
— Other debts	(219,371)	(203,952)	(121,668)
Interest rates losses derivatives: cash flow hedges	(103,866)	(131,710)	(68,876)
Interest rates losses derivatives: non-hedging	(4,322)	(969)	(3,556)

Total	(544,853)	(573,784)	(367,925)

Net financial loss	(460,787)	(468,409)	(288,011)

  For the year ended December 31, 2012 finance income has decreased with respect to the same period of the previous year mainly due to lower interest income from loans and credits in Brazil due to the sale of transmission lines in two parts. In the year ended December 31, 2011 the increase in finance income was primarily due to an increase in the average outstanding balance of short term financial investments in Brazil, where we benefit from higher interest rates.

ABENGOA

Consolidated financial statements

  Interest expenses from loans and credits have remained stable: amounts outstanding from non-recourse financing have been higher during the year 2012 but capitalized interest have also been higher, as non-recourse financing increased primarily to finance projects under construction and interest expenses is capitalized during the construction period. The increase in interest from other debts, mainly due to a larger volume in our non-recourse factoring arrangements, has been practically offset by a decrease in losses from our interest rate derivatives.

  In 2011, Finance expenses increased primarily due to interest expense payable on a higher average amount of indebtedness during the year ended December 31, 2011 and interest expense accrued in debt from project companies entering into operation during 2011. The main non-recourse projects that entered into operation during the year 2011 were Helioenergy 1 solar-thermal plant in Spain (with €78 million debt as of December 31, 2011), Solar Power Plant One ('SPP1') in Algeria (with €244 million debt as of December 31, 2011), the desalination plant in Honaine (Algeria) (with €155 million debt as of December 31, 2011) and the ATN power transmission lines in Peru (with €54 million debt as of December 31, 2011). All these projects were in construction as of December 31, 2010, so their interest expenses during 2010 was capitalized. On the other hand, losses from interest-rate derivatives designated as cash flow hedges, for an amount of €132.0 million are due to transfers from equity to financial expense when the hedged item is impacting the consolidated income statement and to a decrease in time value of the interest rate options.

  Finance expenses increased for the year ended December 31, 2010 primarily due to interest expense payable on a higher average amount of indebtedness during the year ended December 31, 2010, interest expense associated with projects entering into operation (interest expense is capitalized during the construction period) and losses from interest rate derivatives designated as cash-flow hedges, for an amount of €69 million.

  The net financial expenses for non-recourse financing project companies is €-115,254 thousand (€-124,225 thousand in 2011 and €-80,493 thousand in 2010).

30.2.
Net exchange differences

  The following table sets out the exchange rate differences in 2012, 2011 and 2010:

Net exchange differences	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Gains and losses from foreign exchange transactions	7,085	(30,291)	11,640
Gains and losses from foreign exchange contracts: cash flow hedges	(22,936)	(5,424)	0
Gains and losses from foreign exchange contracts: fair value hedges	—	7,561	(18,261)
Gains and losses from foreign exchange contracts: non-hedging	(19,947)	—	(11,695)

Total	(35,798)	(28,154)	(18,316)

  The most significant amounts in net exchange differences during 2012 correspond to a loss from exchange rate derivatives recognized as a result of the interruption of the hedging relationship, when the transaction hedge is no longer expected to occur, to the negative impact of the accumulated translation differences transferred to the Consolidated Income Statement and the exchange rate derivatives related to brazilian transmission line concessions sold (see Note 6.2) and to different

ABENGOA

Consolidated financial statements

  hedges in several subsidiaries that have not been offset perfectly with the differences generated by the hedged item.

  The most significant amounts in net exchange differences during 2011 correspond to the negative impact of foreign exchange transactions, for an amount of €32.3 million, due to the unfavorable evolution of the Brazilian real-U.S. Dollar exchange rate related to the U.S. Dollar-denominated debt financings of out Brazilian subsidiaries.

  The most significant amounts in net exchange differences during 2010 correspond to the effect of the variation of the U.S. Dollar and Brazilian real exchange rates.

  Net exchange rate differences in 2012 for entities with non-recourse financing amounts to €-27,327 thousand (€6,961 thousand in 2011 and €430 thousand in 2010).

30.3.
Other net finance income and expenses

  The following table sets out 'Other net finance income and expenses' in 2012, 2011 and 2010:

Other finance income	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Profits from the sale of financial assets	1,017	1,228	3,786
Income on financial assets	282	3,825	52
Other finance Income	16,877	23,862	10,960
Changes in the fair value of the derivatives embedded in the convertible bonds and options over shares	9,214	—	42,939
Commodity derivatives gains: Cash flow hedge	—	—	2,009

Total	27,390	28,915	59,746

Other finance expenses	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Loss from sale of financial assets	—	(104)	—
Other financial losses	(76,513)	(84,571)	(17,825)
Changes in the fair value of the derivatives embedded in the convertible bonds and options over shares	—	(29,726)	—
Outsourcing of payables	(88,457)	(65,679)	(58,942)
Commodity derivatives losses: Cash flow hedge	—	—	(636)
Commodity derivatives losses: non hedge	(20,428)	(19,142)	—

Total	(185,398)	(199,222)	77,403

Other net finance income/expenses	(158,008)	(170,307)	(17,657)

  In the year ended December 31, 2012 the heading 'Other finance income' mainly includes the change in fair value of embedded derivatives of the convertible bonds, net of change in fair value of the call options over Abengoa's own share, which hedge the embedded derivatives partially, amounting to a net gain of €9,214 thousand (see Note 20.3). In 2011 this impact was a loss classified in 'Other finance expenses'. The remaining balance of 'Other finance income' corresponds mainly to interests from deposits and cash and cash equivalents related to our outsourcing of trade payables (see Note 25.3), which have remained stable period over period.

ABENGOA

Consolidated financial statements

  In the year ended December 31, 2012 in the heading 'Other finance expenses', expenses related to outsourcing of payables have increased with respect to a larger volume of payables outsourced during the period the prior year. Commodity derivatives losses correspond to the interruption of the hedging relationship, when the transaction hedged is no longer expected to occur. Additionally, 'Other finance losses' include finance expenses mainly related to financial guarantees and letters of credit, to wire transfers and other bank fees, losses on available for sale financial assets and other minor finance expenses.

  In the year 2011, total Other finance income decreased mainly due to the changes in fair value of derivatives embedded in convertible notes of Abengoa with regards to previous periods and to changes in the fair value of options over the shares of Abengoa (basically due to the decrease in the price of the shares of Abengoa, which is a principal factor in the valuation of derivatives embedded in the options) for a net sum of €30 million in losses, compared to a net gain in the previous year. In addition, Other finance expense increased due to a larger expense related to the outsourcing of payables caused by a larger volume of payables outsourced during the year.

  The most significant amounts at the end of 2010 primarily correspond to Other finance income for the change in the fair value of the embedded derivative of convertible debt and Other finance expenses mainly related to commission expenses and finance expenses on confirming transactions.

  The net of 'Other incomes and financial expenses' for Non-recourse financing project companies is €-33,607 thousand (€-59,455 thousand in 2011 and €-6,407 thousand in 2010).

30.4.
Non-monetary items of derivative financial instruments

  The table below provides a breakdown of the line item 'Fair value gains on derivative financial instruments' included in the Consolidated Cash Flow Statement for the years ended December 31, 2012, 2011 and 2010:

Fair value gains on derivative financial instruments	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Change in fair value of the embedded derivative of convertible debt and shares options	9,214	(29,726)	42,939
Non-cash profit/(losses) from cash flow hedges	(30,330)	(45,520)	(1,971)
Non-cash profit/(losses) from derivatives—non-hedge accounting	(44,243)	3,277	7,206
Other non-cash gains/losses on derivative instruments	(9,778)	(21,327)	(1,226)
Fair value gains (losses) on derivative financial instruments (non cash items)	(75,137)	(93,296)	46,948

Cash gains (losses) on derivative financial instruments (monetary effect)	(43,277)	(38,223)	(87,502)

Total fair value gains/(loss) on derivative financial instruments (Notes 30.1 & 30.3)	(118,414)	(131,519)	(40,554)

ABENGOA

Consolidated financial statements

Note 31. — Income tax

  Details regarding income tax at the end of 2012, 2011 and 2010 are as follows:

Item	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Current tax	(22,583)	(13.451)	(4.057)
Deferred tax	194,766	10.263	21.450

Total income tax benefit/(expense)	171.913	(3.188)	17.393

        The reconciliation between the theoretical income tax resulting from applying statutory tax rate in Spain to income before income tax and the actual income tax expense recognized in the Consolidated Income Statement for the years 2012, 2011 and 2010 is as follows:

Concept	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Consolidated profit before taxes	(110,436)	269,593	163,989
Regulatory tax rate	30%	30%	30%

Corporate income tax at regulatory tax rate	33,131	(80,878)	(49,197)

Income tax of associates, net	(222)	1,269	2,852
Differences in foreign tax rates	12,099	4,034	11,752
Incentives, deductions and tax losses carryforwards	61,181	76,204	70,122
Non taxable gains	25,573	—	—
Other non-taxable income/(expense)	40,152	(3,817)	(18,137)

Corporate income tax benefit/(expense)	171,913	(3,188)	17,393

  Differences between theoretical tax and actual tax expense arise mainly from:

  •
  Companies based in jurisdictions with statutory tax rates different from Spanish statutory tax rate.

  •
  Application in Spain of tax incentive for the transfer of use of intangible assets under Article 23 of the Revised Text of the Spanish Income Tax Act and application also in Spain of the tax incentive which exempts any profits generated abroad for international projects involving the export of goods and services from Spain. Generation of tax deductions, mainly in Spain, among which we can outline R&D&I deductions, double taxation deductions, deductions on training expenses and deductions on donation expenses. In addition, the Company has recorded deferred tax assets for tax loss carryforwards generated in past years in other tax jurisdictions.

  •
  In 2012, the Company has recorded no taxable gains corresponding to the gain obtained in the business combination achieved in stages over Rioglass Group (see Note 6.3).

  •
  The heading 'Other non-taxable income/(expense)' includes, among others, income tax expenses corresponding to the previous period and permanent differences arising in other jurisdictions as a result of revaluation of assets and liabilities.

Note 32. — Earnings per share

        As explained in Note 18, on September 30, 2012, the Extraordinary General Shareholders' Meeting approved an increase in class B share capital, charged to our freely available reserves, which will be distributed for no consideration to all existing shareholders on the basis of four (4) class B shares for each class A share or

ABENGOA

Consolidated financial statements

class B share which they hold. Therefore, no dilution or further concentration with respect to our share capital has occurred.

        According to IAS 33, when ordinary shares are issued to existing shareholders for no additional consideration, the transaction is equivalent to a share split. In this case, the number of ordinary shares outstanding before the event is adjusted for the proportionate change in the number of ordinary shares outstanding as if the event had occurred at the beginning of the earliest period presented.

32.1.
Basic earnings per share

  Basic earnings per share are calculated by dividing the profit attributable to equity holders of the company by the weighted average number of ordinary shares outstanding during the period.

  The average number of ordinary shares used for the earnings per share calculation has been adjusted to reflect the capital increase described in Note 18, consisting in distributing to all existing shareholders four (4) class B shares for each class A share or class B share which they hold, for no consideration.

  On the other hand, the weighted average number of shares for the year ended on December 31, 2011 is different from the number of shares for the year ended on December 31, 2012 because the latter incorporates during the entire period the capital increase subscribed by FRC in November 2011, as described in Note 18.

Item	For the year ended 12.31.12	For the year ended 12.31.11	For the year ended 12.31.10
Profit from continuing operations attributable to equity holders of the company	24,172	247,837	127,971
Profit from discontinuing operations attributable to equity holders of the company	31,198	126,308	79,191

Average number of ordinary shares outstanding (thousands)	538,063	466,634	452,348

Earnings per share from continuing operations (€ per share)	0.04	0.53	0.28
Earnings per share from discontinuing operations (€ per share)	0.06	0.27	0.18

Earnings per share from profit for the year (€ per share)	0.10	0.80	0.46

32.2.
Diluted earnings per share

  To calculate the diluted earnings per share, the average weighted number of ordinary shares issued and outstanding is adjusted to reflect the conversion of all the potential diluting ordinary shares.

  The potential diluting ordinary shares held by the group correspond to the warrants on Type B shares issued in November 2011. The assumption is that all warrants will be exercised and a calculation is made to determine the number of shares that may have been acquired at fair value based on the monetary value of the subscription rights of the warrants still to be exercised. The difference between the number of shares issued assuming the exercise of the warrants, and the number of shares calculated based on the above, is included in the calculation of the income per diluted share.

  In addition, the average number of ordinary shares used for the earnings per share calculation has been adjusted to reflect the capital increase described in Note 18, consisting in distributing to all

ABENGOA

Consolidated financial statements

  existing shareholders four (4) class B shares for each class A share or class B share which they hold, for no consideration.

Concept	For the year ended 12.31.12	For the year ended 12.31.11
Profit for the year
—Profit from continuing operations attributable to equity holders of the company	24,172	247,837
—Profit from discontinuing operations attributable to equity holders of the company	31,198	126,308
—Adjustments to attributable profit	—	—

Profit used to determine the diluted earnings per share	55,370	374,145

Average weighted number of ordinary shares outstanding (thousands)	538,063	466,634
—Warrants adjustments (average weighted number of shares in outstanding since issue)	20,021	3,348

Average weighted number of ordinary shares affecting the diluted earnings per share (thousands)	558,084	469,982

Diluted earnings per share from continuing operations (€ per share)	0.04	0.53
Diluted earnings per share from discontinuing operations (€ per share)	0.06	0.27

Diluted earnings per share to the profit for the year (€ per share)	0.10	0.80

  For the year ended December 31, 2010, diluted earnings per share were equal to basic earnings per share.

Note 33. — Other information

33.1.
Average number of employees

  The average number of employees during 2012, 2011 and 2010 was:

	Average number of employees in 2012			Average number of employees in 2011			Average number of employees in 2010
Categories	Female	Male	% Total	Female	Male	% Total	Female	Male	% Total
Directors	76	583	2.5	86	594	2.7	109	698	3.1
Management	391	1,724	7.9	382	1,979	9.4	361	1,958	8.8
Engineers	1,108	2,485	13.5	1,124	2,911	16.2	1,483	3,872	20.3
Assistants and professionals	1,255	1,904	11.9	1,353	2,039	13.6	1,539	2,598	15.7
Operators	975	15,640	62.3	919	13,218	56.5	741	12,769	51.1
Interns	214	299	1.9	149	250	1.6	88	170	1.0

Total	4,019	22,635	100	4,013	20,991	100	4,321	22,065	100

ABENGOA

Consolidated financial statements

  The average number of employees is 29% in Spain (34% in 2011 and 37% in 2010) and 71% abroad (66% in 2011 and 63% in 2010).

  The average number of employees during the year with disabilities above or equal to 33% is 115 (108 in 2011 and 127 in 2010).

  The total number of people employed at the end of 2012 was 26,402.

33.2.
Related parties

  The account held by Abengoa with Inversión Corporativa I.C., S.A., as of year-end 2012 and 2011 has a nil balance.

  Dividends distributed to related parties during 2012 amounted to €17,745 thousand (€10,140 thousand in 2011 and €9,344 thousand in 2010).

  During 2012 no new operations exist with related parties.

  As indicated in Note 18.1, Inversión Corporativa is Abengoa's main shareholder, and issues its own separate Consolidated Financial Statements.

  These operations were subject to verification by the Abengoa Audit Committee and the consideration paid for the different transactions has been determined by independent third parties.

33.3.
Employee remuneration and other benefits

  Directors are remunerated as established in article 39 of the Bylaws. The remuneration of Directors is made up of a fixed amount as agreed upon at the General Shareholders' Meeting, and is not necessarily equal for all directors. Additionally, they may participate in profit sharing programs, for a percentage between 5% and 10% (maximum) of the net income of the Company after the declaration of the dividends for the year. Travel expenses related to work undertaken by the board are reimbursed to Directors.

  Salary (both fixed and variable) and allowances paid to the members of the Board of Abengoa S.A. in 2012 were €13,887 thousand (€13,237 thousand in 2011 and €8,912 thousand in 2010), as well as €169 thousand attributed to other items (€156 thousand in 2011 and €138 thousand in 2010).

ABENGOA

Consolidated financial statements

  Detail on individual salaries and benefits in 2012 paid to the Board of Directors are as follows (in thousands of Euros):

Name	Daily expenses for attendance and other remun. as officer	Compensation as member of Board Committee	Compensation as officer of other Group companies	Compensation for Sr. Mgmt.— Executive Officer Duties	Other remunerations	Total 2012
Felipe Benjumea Llorente	93	—	—	4,390	—	4,483
Aplidig, S.L.(1)	295	—	—	2,804	—	3,099
Manuel Sánchez Ortega	93	—	—	4,390	—	4,483
Carlos Sebastián Gascón(2)	33	28	—	—	—	61
Mercedes Gracia Díez	160	40	—	—	—	200
Alicia Velarde Valiente	110	40	—	—	—	150
Jose Borrell Fontelles	200	100	—	—	—	300
Ricardo Martínez Rico	107	10	13	—	—	130
Claudi Santiago Ponsa(3)	55	—	—	—	—	55
José Luis Aya Abaurre	110	40	—	—	—	150
José Joaquín Abaurre Llorente	110	40	—	—	—	150
Maria Teresa Benjumea Llorente	78	—	24	—	—	102
Javier Benjumea Llorente	78	—	—	—	220	298
Ignacio Solís Guardiola	78	—	—	—	—	78
Fernando Solís Martínez-Campos	78	—	—	—	—	78
Carlos Sundhein Losada	70	—	—	—	—	70

Total	1,748	298	37	11,584	220	13,887

Note
(1): Represented by Mr. José B. Terceiro Lomba

Note
(2) To 23.02.12

Note
(3) From 24.02.12

  Detail on individual salaries and benefits in 2011 paid to the Board of Directors is as follows (in thousands of Euros):

Name	Daily expenses for attendance and other remun. as officer	Compensation as member of Board Committee	Compensation as officer of other Group companies	Compensation for Sr. Mgmt. — Executive Officer Duties	Other remunerations	Total 2011
Felipe Benjumea Llorente	679	—	—	3,804	—	4,483
Aplidig, S.L.(1)	180	—	—	2,804	—	2,984
Manuel Sánchez Ortega	679	—	—	3,024	—	3,703
Carlos Sebastián Gascón	166	110	7	—	—	283
Daniel Villalba Vilá(2)	100	72	9	—	—	181
Mercedes Gracia Díez	127	61	—	—	—	188
Miguel Martín Fernández	—	—	—	—	—	—
Alicia Velarde Valiente	110	66	—	—	—	176
Jose Borrell Fontelles	200	100	—	—	—	300
Ricardo Martínez Rico(3)	28	—	12	—	—	40
José Luis Aya Abaurre	110	44	—	—	—	154
José Joaquín Abaurre Llorente	110	44	—	—	—	154
Maria Teresa Benjumea Llorente	78	—	24	—	—	102
Javier Benjumea Llorente	78	—	—	—	177	255
Ignacio Solís Guardiola	78	—	—	—	—	78
Fernando Solís Martínez-Campos	78	—	—	—	—	78
Carlos Sundhein Losada	78	—	—	—	—	78

Total	2,879	497	52	9,632	177	13,237

  Note (1): Represented by Mr. José B. Terceiro Lomba

  Note (2): To 07.25.11

  Note (3): From 10.24.11

ABENGOA

Consolidated financial statements

  Detail on individual salaries and benefits in 2010 paid to the Board of Directors is as follows (in thousands of Euros):

Name	Daily expenses for attendance and other remun. as officer	Compensation as member of Board Committee	Compensation as officer of other Group companies	Compensation for Sr. Mgmt .— Executive Officer Duties	Other remunerations	Total 2010
Felipe Benjumea Llorente	93	—	—	3.390	—	3.483
Aplidig, S.L.(1)	180	—	—	2.804	—	2.984
Manuel Sánchez Ortega(2)	19	—	—	107	—	126
José B. Terceiro Lomba	—	—	25	—	—	25
Carlos Sebastián Gascón	166	110	34	—	—	310
Daniel Villalba Vila	166	110	34			310
Mercedes Gracia Díez	110	44	—	—	—	154
Miguel Martín Fernández(3)	121	33	—	—	—	154
Alicia Velarde Valiente	110	44	—	—	—	154
Jose Borrell Fontelles	200	100	—	—	—	300
José Luis Aya Abaurre	110	44	—	—	—	154
José Joaquín Abaurre Llorente	110	44	—	—	—	154
Maria Teresa Benjumea Llorente	78	—	24	—	—	102
Javier Benjumea Llorente	78	—	—	—	190	268
Ignacio Solís Guardiola	78	—	—	—	—	78
Fernando Solís Martínez-Campos	78	—	—	—	—	78
Carlos Sundhein Losada	78	—	—	—	—	78

Total	1.775	529	117	6.301	190	8.912

  Note

  Note (1): Represented by Mr. José B. Terceiro Lomba

  Note

  Note (2): From 25.10.10

  Note

  Note (3): To 25.10.10

  Additionally, in 2012 overall remuneration for key management of the Company (Senior Management which are not executive directors), including both fixed and variable components, amounted to €13,574 thousand (€7,822 thousand in 2011 and €7,216 thousand in 2010).

  No advanced payments or credits are granted to members of the Board, nor are any guarantees or obligations granted in their favor.

  As of December 31, 2012 there existed €71,199 thousand in non-current personnel compensation obligations (€64,154 thousand in 2011 and €24,629 thousand in 2010).

33.4.
On May 3, 2012 Mrs. Mercedes Gracia Díez was appointed as president of the Audit Committee.

33.5.
In compliance with Royal Decree 1/2010 of July 2, that approves the Capital Corporations Law, the Company informs that no member of the Board of Directors of Abengoa, S.A. and, to its knowledge, none of the individuals related parties as referred to by article 231 in the Capital Corporations Law maintains any direct to indirect share in the capital of companies with the same, analogous or complementary kind of activity that the parent company's corporate purpose, nor has any position in any company with the same, analogous or complementary kind of activity that the parent company's corporate purpose. In addition, no member of the Board of Directors has accomplished any activity with the same, analogous or complementary kind of activity that the parent company's corporate purpose.

ABENGOA

Consolidated financial statements

  As of December 31, 2012, members of the Board of Directors who are in turn directors or management in other subsidiaries included in the consolidation group are:

  Mr. José B. Terceiro Lomba is the president and vocal of the Board of Directors of Bioetanol Galicia, S.A. and Ms. María Teresa Benjumea Llorente is vocal in the Board of Directors of Sociedad Inversora en Energía y Medioambiente, S.A.

  In accordance with the record of significant holding in the Company, and as required by the 'Internal Rules and Regulations for Conduct involving Stock Exchange Matters', the shares and the holding percentages of the Company Directors as of December 31, 2012 are:

	No. of direct voting rights	No. of indirect voting rights	% Total
Felipe Benjumea Llorente	—	84,667,544	0.939
Aplicaciones Digitales S.L.	96,284,656	—	1.068
Manuel Sánchez Ortega	21,642,400	—	0.240
José Joaquín Abaurre Llorente	197,600	—	0.002
José Luis Aya Abaurre	5,727,904	—	0.064
Ma Teresa Benjumea Llorente	1,288,560	—	0.014
Javier Benjumea Llorente	404,352	—	0.005
José Borrell Fontelles	312,000	—	0.004
Mercedes Gracia Díez	52,000	—	0.001
Ricardo Martínez Rico	53,352	—	0.001
Claudi Santiago Ponsa	20,800	—	0.000
Ignacio Solís Guardiola	1,768,000	—	0.020
Fernando Solís Martínez-Campos	5,286,528	3,581,760	0.098
Carlos Sundheim Losada	4,890,808	—	0.054
Alicia Velarde Valiente	41,600	—	0.001

  Throughout out 2012 and 2011 there was no evidence of any direct or indirect conflict of interest situation, in accordance with what is envisaged in Article 229 of the Capital Corporations Law.

33.6.
Audit fees

  The fees and costs obtained by Deloitte, S.L. (2012), PricewaterhouseCoopers, S.L. (2011 and 2010) and other auditors are the following:

	2012				2011			2010
Concept	Deloitte		Other auditors	Total	PwC	Other auditors	Total	PwC	Other auditors	Total
Audit services	3,622		549	4,171	3,892	182	4,074	2,965	1,393	4,358
Other verification services	305		1	306	439	43	482	598	29	627
Financial consulting	1,488	(*)	2,674	4,162	247	1,117	1,364	106	1,736	1,842
Other audit complementary services	544		840	1,384	908	—	908	1,250	—	1,250
Other services	219		2,272	2,491	1,202	2,425	3,627	1,983	2,084	4,067

Total	6,178		6,336	12,514	6,688	3,767	10,455	6,902	5,242	12,144

  (*)
  From this amount, €845 thousand correspond to tax advisory services provided by Deloitte, S.L. prior to their appointment as Group auditors.

ABENGOA

Consolidated financial statements

  The amounts included in the table above show all the fees related to the services provided by the principal auditor (PricewaterhouseCoopers, S.L.) during 2011 and 2010 and by the principal auditor (Deloitte, S.L.) during 2012.

33.7.
Environmental information

  The principles of the environmental policies of Abengoa are based on compliance with the current legal regulations applicable, preventing or minimizing damaging or negative environmental consequences, reducing the consumption of energy and natural resources, and achieving ongoing improvement in environmental conduct.

  In response to this commitment to the sustainable use of energy and natural resources, Abengoa, in its Management Rules and Guidelines for the entire Group, explicitly establishes the obligation to implement and certify environmental management systems in accordance with the ISO 14001 International Standard.

  Consequently, by year-end 2012, the percentage of Companies with Environment Management Systems certified according to the ISO 14001 Standard per sales volume is 92.84% (80.52% in 2011).

  The table below lists the percentage of distribution of the Companies with Certified Environmental Management Systems, broken down by business unit:

Business unit	ISO 14001-certified companies (% of Revenue)
Engineering and Construction	98.15%
Industrial Production	87.38%
Concession-type Infraestructure	97.30%
33.8.
Restricted net assets

  Abengoa considers that its traditional engineering activity represents no more than a valuable tool through which it can construct a more sustainable world, and it applies this philosophy in all its activities such that from concession-type infrastructures, industrial production and engineering and construction, Abengoa applies innovative technology solutions for sustainable development.

  Certain of our consolidated subsidiaries are restricted from remitting certain funds to us in the form of dividends or loans by a variety of regulations, contractual or statutory requirements. These restrictions are related to debt covenants that require the maintenance of debt coverage ratios and net assets ratios which restrict the amount of cash that can be paid to the parent. Also for certain project finance entities that are in construction, no dividends may be distributed until activity commences or, after construction completion, be subject to cash waterfall provision. At December 31, 2012, the accumulated amount of the restrictions for the whole restricted term of these affiliates was €1,404 million. Even though the Company currently does not require any such dividends, loans or advances for working capital and other funding purposes, the Company may in the future require additional cash resources from the subsidiaries due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends to make distributions to shareholders. Despite these restrictions, subsidiaries in operations have been distributing dividends up to the amount allowed by covenant ratios.

  The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3) 'General Notes to Financial Statements' and rule 5-04 (c) 'what schedules are to be filed' and concluded the restricted net assets exceed 25% of the consolidated net assets of the Company as of December 31, 2012. Therefore the

ABENGOA

Consolidated financial statements

  separate condensed financial statements of the Company should be presented (see Appendix XXIV for details).

  At December 31, 2012 the amount of consolidated retained earnings which represents undistributed earnings of 50 percent or less owned entities is €7,282 thousand.

33.9.
Subsequent events

  On January 17, 2013, Abengoa, S.A. issued €400 million aggregate principal amount of 6.25% notes due 2019 (the '2019 Convertible Notes'). In summary, the final terms and conditions of the issuance are as follows:

  a)
  The Notes were issued for four hundred million Euros (€400 million) with maturity set at six (6) years.

  b)
  The Notes accrue a fixed annual interest of 6.25% payable semiannually.

  c)
  The Notes are convertible, at the option of noteholders into fully paid class B shares.

  d)
  In the event that investors decide to exercise their right of conversion, the Company may decide to repay the notes in shares, cash or a combination of cash and shares.

  e)
  The 2019 Convertible Notes are convertible into fully paid class B shares of the Parent Guarantor credited in the number determined by dividing the aggregate nominal amount of the Notes by the applicable conversion price. The conversion price is three Euros and twenty-seven cents of a Euro (€3.27) for each share B of the Company.

  On January 9, 2013, Abengoa entered into certain stock loan agreements with Inversión Corporativa IC, S.A. for a total amount of 11,047,468 Class B shares to facilitate stock borrow liquidity to investors in the 2019 convertible notes.

  On January 17, 2013, we used €108.8 million out of the proceeds from the issuance of the 2019 Convertible Notes to repurchase €99.9 million principal amount of our outstanding 2014 Convertible Notes. The remaining proceeds of the 2019 Convertible Notes will be used to repay syndicated bank debt maturing in 2013 and other short-term corporate debt.

  On February 5, 2013, Abengoa Finance S.A.U. issued € 250 million ordinary Notes. In summary, the final terms and conditions of the issuance are as follows:

  a)
  The Notes were issued for two hundred and fifty million Euros (€250 million) with maturity set at five (5) years.

  b)
  The Notes accrue an annual interest of 8.875% payable semiannually.

  c)
  The notes are guaranteed jointly by certain subsidiaries of the Group.

  On February 2, 2013, Royal Decree 2/2013 of February 1 on urgent measures related to the electric system and financial sector has been published and ratified by Spanish General Courts on February 14. Among other measures, this Royal Decree establishes an amendment starting in 2013 on the mechanism to update tariffs and premiums received by electricity suppliers in application of its sector regulation and several amendments to Royal Decree 661/2007, of May 25, that regulates electricity production activity under the special regime and under the regime derived from the latter. These measures have meant a significant modification in the regulatory framework applicable to the electricity generation with thermo-solar technology in Spain.

  Finally, on 13 July 2013 Royal Decree-Act 9/2013 of 12 July 2013 (hereinafter, 'Royal Decree Act 9/2013 ') was published. This adopts urgent measures to ensure the financial stability of the system in

ABENGOA

Consolidated financial statements

  order to mitigate the tariff deficit. In general, these measures address the following issues: (i) they enable the Government to approve a new legal and economic regime for existing installations for the production of electricity from renewable energy sources; (ii) they approve urgent measures in relation to the system governing the remuneration of distribution and transport activities; (iii) they envisage a set of measures in relation to the Electricity System Deficit Securitisation Fund; and (iv) they establish measures in relation to payments based on capacity, the assumption of the cost of the subsidised rate and the review of access tolls, among other things.

  Although the new legal and economic regime is still pending implementation, Royal Decree-Act 9/2013 establishes the pillars on which the future reform will be based. To this end, Article 30.4 of Act 54/1997 of 27 November 1997 on the Electricity Sector (Ley del Sector Eléctrico) is modified, and recognises the producer's right to earn some income from its participation in the market, with an additional remuneration which, if necessary, can cover the standard investment costs not recovered in the market by an efficient and well managed company. For the calculation of the specific remuneration it shall consider, for a typical installation, the proceeds from the sale of energy generated valued at the production market price, the average operating costs necessary for carrying out the activity, and the value of the initial investment in the typical installation, all this with the aim of acknowledging a reasonable return for producers that, before tax, will be around the average yield in the secondary market for 10-year Government Bonds plus 300 basis points, and that in any case may be reviewed every 6 years.

  In line with the aim of the reform, Royal Decree-Act 9/2013 repeals Article 4 of Royal Decree-Act 6/2009 of 30 April 2009 approving the subsidised rate, Royal Decree 661/2007 of 25 May 2007 which regulates the electricity production activity under the special regime, and Royal Decree 1578/2008 of 26 September 2008 on the remuneration for the production of electricity using solar photovoltaic technology for installations postdating the deadline for maintaining the remuneration of Royal Decree 661/2007 of 25 May 2007 for such technology. However, in order to maintain both the flow of remuneration to the installations and the rest of the procedures, rights and obligations, it is stipulated that the provisions of the above mentioned rules will be applied on a transitional basis until the new legislation has been approved. As a result of the foregoing, until further legislation implementing the reform has been approved, all payment collection rights and settlements paid to the producers from 13 July 2013 shall be on account of the definitive regularisation and pending such regularisation. In addition, any changes arising from the pending legislative development could have an impact on the business, financial terms or operating results in the activities of electricity generation under the special regime. Abengoa will finish assessing the impact of this reform once the Government has published all the necessary details.

  Given that the afore-mentioned measures have been approved and made public after the date of these Consolidated Financial Statements, they correspond to a circumstance occurred in the period 2013 and do not correspond to an evidence or confirmation of conditions that existed prior to the closing of the reporting period 2012. In consequence, under IAS 10 on 'Events after the reporting period', its potential impacts should be considered after the closing of the reporting period 2012. In accordance with the analysis performed by the Company on the potential impacts that these measures could have, considering all the evidence available at the date of issuance of these Consolidated Financial Statements, Management has concluded that the analysis carried out do not indicate an impairment in the carrying amount of assets related to thermosolar electricity generation activity in Spain. As a result, the Company does not expect to have impairment losses nor any default in the financial obligations related to these projects as a consequence of the measures established in Royal Decree 9/2013.

ABENGOA

Consolidated financial statements

  On June 2013 we commenced a private-law action against the Spanish government in the civil court of first instance (juzgado de primera instancia) in Seville for breach of contract based on the administrative ruling issued in respect of our Helios I thermo-solar plant. In that action we are seeking performance by the Spanish government in accordance with the terms of that administrative ruling or, in the alternative, money damages in an amount equivalent to the difference between the profit we would have obtained under the administrating ruling and the profit that we will obtain under the Spanish Government's special-regime tariff. The civil court has dismissed our complaint on the procedural ground that we must first exhaust our administrative remedies before the Ministry of Industry. We believe the dismissal was improper under applicable case-law and have appealed the lower court's decision to the appellate court (audiencia provincial) in Seville. Also in June 2013, we submitted a demand for arbitration on behalf of our subsidiary CSP Equity Investment S.à. r.l. against the Spanish government as a signatory to the Energy Charter Treaty. CSP Equity Investment holds our equity interests in the Helioenergy 1 and 2, Solaben 2 and 3, and Solacor 1 and 2 thermo-solar plants. Our demand for arbitration alleges that the Spanish government's regulatory reforms of the electricity sector have breached CSP Equity Investment's legitimate expectations under the administrative rulings issued in respect of those facilities and constitute expropriation. Further, we are seeking compensation through money damages, in an amount yet to be determined. The arbitral proceeding will be conducted in The Hague in accordance with the rules of the Arbitration Institute of the Stockholm Chamber of Commerce before a panel of three arbitrators. Two of the three arbitrators have been appointed; the chair of the arbitral tribunal is in the process of being appointed.

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
AB Bioenergy France, S.A.	Montardon (FR)	81,953	69.00	Abengoa Bioenergía, S.A.	—	(6)	B
AB Bioenergy Hannover GmbH	Hannover (DE)	98	100.00	Abengoa Bioenergía Inversiones, S.A.	—	(6)	—
Abacus Management, LLC.	Phoenix (US)	—	100.00	Abacus Project Management, Inc.	(*)	(1)	—
Abacus Project Management, Inc.	Phoenix (US)	3,523	100.00	Teyma USA Inc.	—	(1)	B
Abeima Enerji ve Insaat Sanayi Ticaret Limited Sirketi	Ankara (TR)	—	100.00	Befesa Agua Internacional, S.L./Abeinsa Ingeniería y Construcción Industrial, S.A.	(*)	(1)	—
Abeima Teyma Barka, LLC.	Ruwi (OM)	332	70.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Teyma Gest. Ctos. de Const. e Ing., S.A.	(*)	(1)	—
Abeima Teyma Infraestructure Ghana Ltd. (Abeima Teyma Ghana)	Accra (GH)	38	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Teyma Gest. Ctos. de Const. e Ing., S.A.	(*)	(1)	B
Abeima Teyma Zapotillo SRL de C.V.	Mexico D.F. (MX)	—	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Teyma Gest. Ctos. de Const. e Ing., S.A.	(*)	(1)	B
Abeima, LLC.	Delaware (US)	—	100.00	Abeinsa, Inc. LLC.	(*)	(1)	—
Abeinsa Abener Teyma General Partnership	Phoenix (US)	—	100.00	Teyma USA Inc./Abener Engineering and Construction Services, LLC./Abeinsa EPC Inc.	(*)	(1)	—
Abeinsa Asset Management, S.L.	Seville (ES)	22,861	100.00	Abener Energía, S.A./Negocios Industriales y Comerciales, S.A.	—	(1)	—
Abeinsa BD Asia Pacific Pte. Ltd.	Singapore (SG)	66	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Abeinsa Brasil Projetos e Construcoes Ltda	R. de Janeiro (BR)	180	100.00	Abengoa Brasil, S.A./Inabensa Río Ltda.	—	(1)	B
Abeinsa Business Development Private Limited	Bombay (IN)	3,321	100.00	Abeinsa Asset Management, S.L./Abener Inversiones, S.L.	—	(1)	—
Abeinsa Business Development, LLC.	Chesterfield (US)	—	100.00	Abeinsa, Inc. LLC.	(*)	(1)	—
Abeinsa Business Development, S.A.	Seville (ES)	—	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./Negocios Industriales y Comerciales, S.A.	(*)	(1)	—
Abeinsa Business Development, Sp.z.o.o.	Gliwice (PL)	1	100.00	Abeinsa Business Development, S.A.	—	(1)	D
Abeinsa Business Developmet, S.A. de C.V.	Mexico D.F. (MX)	3	100.00	Abeinsa Business Development, S.A./Negocios Industriales y Comerciales, S.A.	(*)	(1)	—
Abeinsa EPC Inc.	Phoenix (US)	—	100.00	Abeinsa, Inc. LLC.	(*)	(1)	B
Abeinsa EPC Kaxu (Pty) Ltd.	Johannesburg (ZA)	—	92.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería, S.A.	(*)	(1)	B
Abeinsa EPC Khi (Pty) Ltd.	Johannesburg (ZA)	—	92.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería, S.A.	(*)	(1)	B
Abeinsa EPC México, S.A de C.V	Mexico D.F. (MX)	1	100.00	Abeinsa Ingeniería y Construcción Industrial S.A./ASA Iberoamérica, S.L.	(*)	(1)	B
Abeinsa EPC, S.A.	Seville (ES)	60	100.00	Abeinsa Ingeniería y Construcción Industrial S.A./Teyma Gest. Ctos. de Const. e Ing., S.A.	(*)	(1)	B
Abeinsa Infraestructuras Medio Ambiente, S.A.	Seville (ES)	447,151	100.00	Abeinsa, Ingeniería y Construcción Industrial, S.L./Negocios Industriales y Comerciales, S.A	—	(1)	B
Abeinsa Ingenieria y Construccion Industrial, S.A.	Seville (ES)	90,642	100.00	Abengoa, S.A./Siema AG	—	(1)	B
Abeinsa Inversiones Latam, S.L.	Madrid (ES)	283,048	100.00	Abengoa Concessões Brasil Holding, S.A./Abeinsa, Ingeniería y Construcción Industrial, S.A.	—	(1)	—
Abeinsa, Inc. LLC.	Delaware (US)	1	100.00	Teyma USA, Inc.	(*)	(1)	—
Abelec, S.A.	Santiago (CL)	2	99.99	Abengoa Chile, S.A.	—	(2)	—
Abema, Ltda.	Santiago (CL)	2	100.00	Abengoa Chile, S.A./Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Abencasa-Abengoa Comer. Y Administraçao, S.A.	R. de Janeiro (BR)	5,334	100.00	Asa Investment AG	—	(1)	—
Abencor Brasil Ltda.	R. de Janeiro (BR)	—	100.00	Abencor Suministros, S.A./Abengoa Construção Brasil Ltda.	(*)	(1)	—
Abencor México, S.A. de C.V	Mexico D.F. (MX)	—	100.00	Abencor Suministros, S.A./Abengoa México, S.A.	(*)	(1)	—
Abencor Perú	Lima (PE)	1	99.99	Abencor Suministros S.A.	—	(1)	—
Abencor Suministros Chile, S.A.	Santiago de Chile (CH)	3	100.00	Abengoa Chile S.A./Abencor Suministros, S.A.	—	(1)	B
Abencor Suministros S.A.	Seville (ES)	4,133	100.00	Negocios Industriales y Comerciales, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	C
Abencor USA, LLC.	Phoenix (US)	—	100.00	Abeinsa, Inc. LLC.	(*)	(1)	—
Abencs Investments , LLC.	Delaware (US)	—	100.00	Abencs LLC.	—	(1)	—
Abener Argelia, S.L.	Seville (ES)	4	100.00	Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	—

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
Abener Energía Ltda	R. de Janeiro (BR)	2	100.00	Abener Energía, S.A./Abeinsa Asset Management, S.L.	(*)	(1)	—
Abener Energía, S.A.	Seville (ES)	54,523	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	B
Abener Energie S.A.R.L.	Oudja (MA)	3	100.00	Abener Energía, S.A.	—	(1)	A
Abener Engineering and Construction Services, LLC. (Abencs)	Chesterfield (US)	27,539	100.00	Abener, S.A.	—	(1)	B
Abener Ghenova Engineering Private Limited.	Mumbai (IN)	151	100.00	Abener Ghenova Ingeniería, S.L./Abener Energía, S.A.	(*)	(1)	D
Abener Ghenova Engineering, Inc.	Phoenix (US)	37	100.00	Abener Ghenova Ingeniería S.L.	—	(1)	B
Abener Ghenova Ingeniería S.L.	Seville (ES)	4,470	90.00	Abener Energía, S.A.	—	(1)	B
Abener México, S.A. De C.V.	Mexico D.F. (MX)	4	100.00	Abengoa México, S.A. de C.V./Abener Energía, S.A.	—	(1)	B
Abener North America Construction Services, Inc.	Chesterfield (US)	40	100.00	Abener Engineering and Construction Services, LLC.	—	(1)	—
Abener Servicios Auxiliares S.A. de C.V.	Mexico D.F. (MX)	3	100.00	Abener Mexico, S.A. de C.V./Abengoa Mexico S.A. de C.V.	(*)	(1)	—
Abener Teyma Abeinsa Glendale General Partnership	Phoenix (US)	—	100.00	Teyma USA Inc./Abener Engineering and Construction Services, LLC./Abeinsa EPC Inc.	(*)	(1)	—
Abener-Ghenova Ingeniería de México, S.A. de C.V.	Mexico D.F. (MX)	3	100.00	Abener Ghenova Ingeniería, S.L./Abeinsa Asset Management, S.L.	(*)	(1)	B
Abengoa Australia (Pty) Ltd.	Sidney (AU)	3,489	100.00	Instalaciones Inabensa, S.A.	—	(1)	B
Abengoa Bioenergia Agroindustria Trading US Inc.	Delaware (US)	—	100.00	Abengoa Bioenergia Agroindústria, Ltda.	(*)	(6)	—
Abengoa Bioenergía Agroindustria. Ltda.	Sao Paulo (BR)	47,963	100.00	Abengoa Bioenergía Brasil, S.A./Abengoa Bioenergia Santa Fe, Ltda.	—	(6)	—
Abengoa Bioenergía Biodiesel S.A.	Seville (ES)	15	100.00	Abengoa Bioenergía Inversiones, S.A./Ecoagrícola, S.A.	—	(6)	—
Abengoa Bioenergía Brasil	Sao Paulo (BR)	888,177	99.99	Asa Bioenergy Holding AG./Abengoa Bioenergia, S.A.	—	(6)	B
Abengoa Bioenergia Inovações Ltda.	Sao Paulo (BR)	350	100.00	ASA Bioenergy Holding, AG	(*)	(6)	—
Abengoa Bioenergía Inversiones, S.A.	Seville (ES)	627,990	100.00	Abengoa Bioenergía, S.A./Abengoa Bioenergía Nuevas Tecnologías, S.A.	—	(6)	B
Abengoa Bioenergía Nuevas Tecnologías, S.A. (ABNT)	Seville (ES)	386	100.00	Abengoa Bioenergía, S.L./Instalaciones Inabensa, S.A.	—	(6)	B
Abengoa Bioenergía Outsourcing, LLC.	Chesterfield (US)	—	100.00	Abengoa Bioenergy Operation, LLC.	—	(6)	—
Abengoa Bioenergía San Roque, S.A.	Cadiz (ES)	21,990	100.00	Abengoa Bioenergía Inversiones, S.A./Ecoagrícola, S.A.	—	(6)	B
Abengoa Bioenergía Santa Fe, Ltda.	Sao Paulo (BR)	4,136	100.00	Abengoa Bioenergía Brasil, S.A./Abengoa Bioenergia Trading Brasil Ltda.	—	(6)	—
Abengoa Bioenergia Trading Brasil Ltda	Sao Paulo (BR)	18	100.00	Abengoa Bioenergia Brasil, S.A./Abengoa Bioenergia Agroindústria, Ltda .	—	(6)	—
Abengoa Bioenergía, S.A.	Seville (ES)	145,522	97.30	Abengoa, S.A./Sociedad Inversora Energía y Medio Ambiente, S.A.	—	(6)	B
Abengoa Bioenergy Corporation, LLC.	Chesterfield (US)	61,058	100.00	Abengoa Bioenergy Operations, LLC.	—	(6)	B
Abengoa Bioenergy Developments, LLC.	Missouri (US)	1	100.00	Abengoa Bioenergy US Holding, LLC.	(*)	(6)	—
Abengoa Bioenergy Engineering & Construction, LLC.	Chesterfield (US)	—	100.00	Abengoa Bioenergy Operations, LLC.	—	(6)	—
Abengoa Bioenergy Funding	Chesterfield (US)	234,629	100.00	Abengoa Bioenergy Meramec Renewable, LLC.	—	(6)	B
Abengoa Bioenergy Germany	Rostock (DE)	11,859	100.00	Abengoa Bioenergía Inversiones, S.A.	—	(6)	—
Abengoa Bioenergy Holdco, Inc.	Chesterfield (US)	602,921	100.00	Abengoa US Holding, LLC/ASA Bioenergy Holding, AG	(*)	(6)	—
Abengoa Bioenergy Hybrid of Kansas, LLC.	Chesterfield (US)	230,494	100.00	Abengoa Bioenergy Technology Holding, Inc.	—	(6)	—
Abengoa Bioenergy Investments , LLC.	Chesterfield (US)	—	100.00	Abengoa Bioenergy US Holding, LLC.	—	(6)	—
Abengoa Bioenergy Maple, LLC.	Chesterfield (US)	234,629	100.00	Abengoa Bioenergy Funding LLC.	—	(6)	B
Abengoa Bioenergy Meramec Renewable, LLC.	Chesterfield (US)	277,119	91.00	Abengoa Bioenergy Holdco, Inc.	—	(6)	B
Abengoa Bioenergy Netherlands B.V.	Rotterdam (NL)	494,710	100.00	Abengoa Bioenergía Inversiones, S.A.	—	(6)	B
Abengoa Bioenergy New Technologies , LLC.	Chesterfield (US)	605	100.00	Abengoa Bioenergy Technology Holding, LLC.	—	(6)	B
Abengoa Bioenergy of Illinois, LLC.	Chesterfield (US)	175,548	100.00	Abengoa Bioenergy Maple, LLC	—	(6)	—

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
Abengoa Bioenergy of Indiana, LLC.	Chesterfield (US)	146,911	100.00	Abengoa Bioenergy Maple, LLC.	—	(6)	—
Abengoa Bioenergy of Kansas, LLC.	Chesterfield (US)	183	100.00	Abengoa Bioenergy Operations,LLC	—	(6)	—
Abengoa Bioenergy Operations , LLC.	Chesterfield (US)	384,075	100.00	Abengoa Bioenergy US Holding, LLC.	—	(6)	B
Abengoa Bioenergy Renewable Power US, LLC.	Chesterfield (US)	341	100.00	Abengoa Bioenergy Operations, LLC.	—	(6)	—
Abengoa Bioenergy Technology Holding , LLC.	Chesterfield (US)	230,494	100.00	Abengoa Bioenergy US Holding, LLC.	—	(6)	—
Abengoa Bioenergy Trading Europe, B.V.	Rotterdam (NL)	18	100.00	Abengoa Bioenergía Inversiones, S.A.	—	(6)	B
Abengoa Bioenergy Trading US, LLC.	Chesterfield (US)	—	100.00	Abengoa Bioenergy Operations, LLC	—	(6)	B
Abengoa Bioenergy UK Limited	Cardiff (UK)	14,503	100.00	Abengoa Bioenergía Inversiones, S.A.	—	(6)	—
Abengoa Bioenergy US Holding, LLC.	Chesterfield (US)	782,692	100.00	Abengoa Bioenergy Holdco, Inc.	—	(6)	B
Abengoa Chile, S.A.	Santiago (CL)	48,167	100.00	Asa Investment, AG/Teyma Abengoa, S.A.	—	(1)	B
Abengoa Cogeneración Tabasco, S. de R.L. de C.V.	Mexico D.F. (MX)	74,379	100.00	Abener Energía, S.A/Abengoa México, S.A. de C.V.	—	(5)	B
Abengoa Colombia, S.A.S.	Bogota (CO)	42	100.00	Abengoa Perú, S.A./Abener Energía, S.A./Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Abengoa Concessoes Brasil Holding S.A.	R. de Janeiro (BR)	862,916	100.00	Abengoa Brasil, S.A./Sociedad Inversora de Líneas de Brasil, S.L.	—	(2)	B
Abengoa Construçao Brasil, Ltda	R. de Janeiro (BR)	166,585	100.00	Befesa Brasil, S.A./Sociedad Inversora de Líneas de Brasil, S.L.	—	(1)	B
Abengoa Finance	Seville (ES)	60	100.00	Abengoa, S.A.	—	(1)	B
Abengoa Hellas Solar Power Systems Limited Liabilities Company	Atenas (GR)	9	100.00	Abengoa Solar, S.A./Abengoa Solar España, S.A.	—	(3)	D
Abengoa Hidrógeno, S.A	Seville (ES)	912	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./Instalaciones Inabensa, S.A.	—	(8)	B
Abengoa México, S.A. de C.V.	Mexico D.F. (MX)	149,806	97.65	Asa Investment, AG	—	(1)	B
Abengoa Perú, S.A.	Lima (PE)	128,306	99.90	Asa Investment AG	—	(1)	B
Abengoa Puerto Rico, S.E.	San Juan (PR)	8	100.00	Siema Investment, S.L./Abencor Suministros, S.A.	—	(1)	A
Abengoa Research, S.L.	Seville (ES)	5,053	100.00	Abeinsa, Ingeniería y Construcción Industrial, S.A.	—	(1)	D
Abengoa SeaPower, S.A.	Seville (ES)	60	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./Instalaciones Inabensa, S.A.	(*)	(1)	—
Abengoa Servicios S.A. De C.V.	Mexico D.F. (MX)	166	100.00	Abengoa México, S.A. de C.V./Servicios Aux. de Admon., S.A	—	(1)	B
Abengoa Solar Power Australia (Pty) Ltd.	Brisbane (AU)	63	100.00	Abengoa Solar Internacional, S.A.	—	(3)	—
Abengoa Solar Engeneering (Beijing), Co. Ltd.	Beijing (CN)	103	100.00	Abengoa Solar, S.A.	—	(3)	D
Abengoa Solar España, S.A.	Seville (ES)	13,346	100.00	Abengoa Solar, S.A./Abengoa Solar PV, S.A.	—	(8)	B
Abengoa Solar Extremadura, S.A.	Cáceres (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.	—	(3)	—
Abengoa Solar GmbH	Berlin (DE)	75	100.00	Abengoa Solar Internacional, S.A.	(*)	(3)	B
Abengoa Solar India Private Limited	Maharashtra (IN)	929	100.00	Abengoa Solar China, S.A./Abengoa Solar, S.A.	—	(8)	B
Abengoa Solar Industrial Systems, LLC.	Colorado (US)	528	100.00	Abengoa Solar, LLC.	—	(8)	B
Abengoa Solar Internacional, S.A.	Seville (ES)	12,501	100.00	Abengoa Solar, S.A.	—	(8)	B
Abengoa Solar Italia, S.R.L.	Rome (IT)	501	100.00	Abengoa Solar Internacional, S.A./Abengoa Solar, S.A.	—	(8)	B
Abengoa Solar New Tecnologies, S.A.	Seville (ES)	3,986	100.00	Abengoa Solar, S.A.	—	(8)	B
Abengoa Solar Operations, LLC.	Delaware (US)	1	100.00	Abengoa Solar, LLC.	—	(3)	—
Abengoa Solar Power South Africa (Pty) Ltd.	Gauteng (ZA)	512	100.00	Abengoa Solar Internacional, S.A.	(*)	(3)	B
Abengoa Solar Power, S.A.	Seville (ES)	250	100.00	Abengoa Solar, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Abengoa Solar PV, LLC.	Colorado (US)	8,971	100.00	Abengoa Solar, LLC.	—	(8)	B
Abengoa Solar S.A.	Seville (ES)	12,060	100.00	Abengoa, S.A./Abengoa Solar España, S.A.	—	(8)	B
Abengoa Solar Saudi Arabia Limited Liability Company	Riyadh (SA)	202	100.00	Abengoa Solar Ventures, S.A./Abengoa Solar Power, S.A.	(*)	(8)	—
Abengoa Solar South Africa (Pty) Ltd.	Gauteng (ZA)	5,994	100.00	South Africa Solar Investments, S.L.	—	(8)	B
Abengoa Solar US Holdings Inc.	Colorado (US)	8	100.00	Abengoa US Holding, LLC.	(*)	(8)	—
Abengoa Solar Ventures S.A	Seville (ES)	26,660	99.90	Abengoa Solar, S.A.	—	(8)	B
Abengoa Solar, LLC.	New York (US)	560,938	100.00	Abengoa Solar US Holdings Inc.	—	(8)	B
Abengoa T&D Corporation	Delaware (US)	732	100.00	Teyma USA Inc.	—	(1)	B
Abengoa Transmisión Norte S.A.	Lima (PE)	175,288	100.00	Abengoa Perú, S.A./Asa Iberoamérica, S.L.	—	(2)	B
Abengoa Transmisión Sur, S.A.	Lima (PE)	64,379	75.00	Asa Iberoamérica, S.L./Abengoa Perú, S.A.	—	(2)	B
Abengoa US Holding, LLC.	Washington (US)	1,162,868	100.00	Abengoa Bioenergía, S.A./Abengoa Solar, S.A./Abeinsa, S.A./Abengoa Water, S.L.U.	(*)	(1)	—
Abengoa US Operations, LLC.	Washington (US)	—	100.00	Abengoa US, LLC.	(*)	(1)	—

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
Abengoa US, LLC.	Washington (US)	—	100.00	Abengoa Bioenergy Holdco, Inc./Abengoa Solar US Holdings, Inc./Abengoa Water Holding USA, Inc./Abener Energia, S. A./Abacus Project Management, Inc./Teyma USA Inc.	(*)	(1)	—
Abengoa Water Beijing Co., Ltd	Beijing (CN)	3	100.00	Abengoa Water, S.L.U.	(*)	(4)	D
Abengoa Water Dalian, S.L.	Seville (ES)	3	100.00	Abengoa Water, S.L.U.	(*)	(8)	—
Abengoa Water Holding USA, Inc.	Delaware (US)	1	100.00	Abengoa US Holding, LLC.	(*)	(4)	—
Abengoa Water Investments Ghana BV	Amsterdam (NL)	1,348	100.00	Abengoa Water Nungua, S.L.U.	—	(8)	—
Abengoa Water Nungua, S.L.U	Seville (ES)	1,315	100.00	Abengoa Water, S.L.U.	—	(8)	—
Abengoa Water S.L.U.	Seville (ES)	10,860	100.00	Abengoa, S.A.	—	(8)	B
Abengoa Water USA, LLC.	Texas (US)	5,072	100.00	Abengoa Water Holding USA, Inc.	—	(8)	—
Abent 3T, S de RL de C.V.	Mexico D.F. (MX)	3	100.00	Abengoa México, S.A. de C.V./Abener Energía S.A.	(*)	(5)	—
Abenta Concessões Brasil	R. de Janeiro (BR)	4	95.84	Abengoa Concessões Brasil Holding, S.A.	—	(2)	—
Abenta Construçao Brasil Ltda	R. de Janeiro (BR)	—	90.00	Abengoa Brasil, Ltda.	—	(1)	B
Abentel Telecomunicaciones, S.A.	Seville (ES)	5,530	100.00	Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	B
Abentey Brasil, Ltda.	Pirassununga (BR)	—	100.00	Abener Energía, S.A./Teyma Internacional,S.A.	—	(1)	B
Abentey Hugoton General Partnership	Chesterfield (US)	8	100.00	Teyma USA Inc./Abener Engineering and Construction Services, LLC.	—	(1)	B
Abentey Mojave General Partnership	Chesterfield (US)	42	100.00	Teyma USA Inc./Abencs Construction Services, L.P.	—	(1)	B
Abratey Construção Ltda.	R. de Janeiro (BR)	—	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(1)	B
ACE Abengoa Cogeneración de Energía S.A	R. de Janeiro (BR)	—	100.00	Abengoa Brasil, S.A./Abengoa Concesssoes Brasil Holding, S.A.	—	(2)	—
Aelsa, Abener El Sauz, S.A. De C.V.	Mexico D.F. (MX)	6	100.00	Abener, S.A./Abengoa, S.A.	—	(1)	B
Aguas de Skikda	Argel (DZ)	10,811	51.00	Geida Skikda, S.L.	—	(4)	D
Aleduca, S.L	Madrid (ES)	7,255	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(8)	—
Alianza Medioambiental, S.L.	Vizcaya (ES)	118,041	100.00	Befesa Medioa Ambiente, S.L.U.	—	(7)	B
Alumninios en Disco S.A. (Aludisc)	Huesca (ES)	2,400	100.00	Befesa Aluminio, S.L.	—	(7)	—
Aprovechamientos Energéticos Furesa, S.A. (Aprofusa)	Murcia (ES)	2,211	98.00	Abeinsa Asset Management, S.L.	—	(5)	C
Aqualdre Zinc ,S.L	San Sebastián (ES)	232	100.00	MRH-Residuos Metálicos, S.L.	(*)	(7)	—
Arao Enerxías Eólica, S.L	A Coruña (ES)	7	70.00	Instalaciones Inabensa, S.A.	—	(5)	—
Asa Bioenergy Holding, AG	Zug (SZ)	430,749	99.98	Abengoa Bioenergía, S.A.	—	(6)	B
Asa Bioenergy of Nebraska, LLC.	Chesterfield (US)	40,195	100.00	Abengoa Bioenergy Operations, LLC	—	(6)	B
Asa E.& E.H., AG	Zug (SZ)	214,592	100.00	Sociedad Inversora Energía y Medio Ambiente, S.A.	—	(1)	A
Asa Iberoamérica, S.L.	Seville (ES)	48,522	100.00	Soc. Inv. Energía y Medio Ambiente, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	D
Asa Investment AG	Zug (SZ)	69,950	100.00	Abeinsa Inversiones Latam, S.L.	—	(1)	B
ASA Investment Brasil Ltda.	R. de Janeiro (BR)	850	100.00	Befesa Brasil/Abengoa Brasil, S.A.	—	(1)	B
ASO Holdings, LLC.	Colorado (US)	263,083	73.52	Abengoa Solar, LLC.	—	(8)	B
ATE IV Sao Mateus Transmissora de Energía	R. de Janeiro (BR)	69,006	76.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	B
ATE IX Transmissora de Energía, S.A.	R. de Janeiro (BR)	—	100.00	Abengoa Brasil, S.A./Abengoa Concesssoes Brasil Holding, S.A.	—	(2)	—
ATE V Londrina Transmissora De Energía S.A	R. de Janeiro (BR)	47,173	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	B
ATE VI Campos Novos Transmissora de Energía ,S.A	R. de Janeiro (BR)	43,672	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	B
ATE VII Foz do Iguacú Transmissora de Energía, S.A.	R. de Janeiro (BR)	29,316	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	B
ATE X Abengoa Brasil Administraçao Predial, Ltda.	R. de Janeiro (BR)	—	100.00	Abengoa Brasil, S.A./Abengoa Concesssoes Brasil Holding, S.A.	—	(1)	—
ATE XI, Manaus Transmissora de Energía, S.A.	R. de Janeiro (BR)	209,456	50.50	Abengoa Concessoes Brasil Holding, S.A.	—	(2)	B

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
ATE XIII, Norte Brasil Transmissora de Energía, S.A	R. de Janeiro (BR)	145,808	51.00	Abengoa Concessoes Brasil Holding, S.A.	—	(2)	B
ATE XIX Transmissora de Energia S.A.	R. de Janeiro (BR)	—	100.00	Abengoa Concessões Brasil Holding S.A./Abengoa Construção Brasil Ltda.	(*)	(2)	—
ATE XVI Transmissora de Energia S.A.	R. de Janeiro (BR)	—	100.00	Abengoa Concessões Brasil Holding S.A./Abengoa Construção Brasil Ltda.	(*)	(2)	—
ATE XVII Transmissora de Energia S.A.	R. de Janeiro (BR)	—	100.00	Abengoa Concessões Brasil Holding S.A./Abengoa Construção Brasil Ltda.	(*)	(2)	—
ATE XVIII Transmissora de Energia S.A.	R. de Janeiro (BR)	—	100.00	Abengoa Concessões Brasil Holding S.A./Abengoa Construção Brasil Ltda.	(*)	(2)	—
ATN 1, Abengoa Trasmisión Sur, S.A.	Lima (PE)	59	100.00	Abengoa Transmisión Norte, S.A./Abengoa Perú, S.A.	—	(2)	B
ATN 2, S.A.	Santiago de Chile (CH)	1	99.98	Abengoa Perú, S.A.	—	(2)	B
Aurorex S.A.	Montevideo (UY)	108	100.00	Teyma Renovables	—	(1)	—
Aznalcóllar Solar, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Baja California 229, S.A. de C.V.	Mexico D.F. (MX)	3	100.00	Abener Energía, S.A./Abener Ghenova Ing., S.A./Abener Servicios Auxiliares, S.A. de C.V.	(*)	(1)	B
Bargoa, S.A.	R. de Janeiro (BR)	23,854	99.98	Abengoa Comer. y Administraçao, S.A./Asa Investment AG	—	(1)	A
Befesa Agua Djerba, S.L.	Seville (ES)	13	100.00	Abengoa Water, S.L.U.	—	(8)	—
Befesa Agua Internacional S.L.	Seville (ES)	3	100.00	Abeinsa Infraestructuras Medio Ambiente/Construcciones y Depuraciones, S.A.(Codesa)	—	(1)	—
Befesa Agua Tenes S.L.	Madrid (ES)	10,026	100.00	Abengoa Water S.L.U.	—	(4)	—
Befesa Aluminio, S.L.	Vizcaya (ES)	59,109	100.00	Befesa Reciclaje de Residuos de Aluminio, S.L.	—	(7)	B
Befesa Aluminium Germany GmbH	Sajonia-Anhalt (DE)	28	100.00	Befesa Salzschlacke GmbH	(*)	(7)	—
Befesa Apa, S.R.L	Bucarest (RO)	10	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Befesa Argentina ,S.A.	Buenos Aires (AR)	6,080	100.00	Alianza Medioambiental, S.L./Befesa Desulfuración, S.A.	—	(7)	B
Befesa Brasil	R. de Janeiro (BR)	1,701	100.00	Asa Investment AG/Alianza Medioambiental, S.L.	—	(7)	—
Befesa CTA Qingdao, S.L.U.	Madrid (ES)	35,163	100.00	Abengoa Water, S.L.U.	—	(4)	B
Befesa Desalination Developments Ghana Limited	Accra (GH)	8	56.00	Abengoa Water Investment Ghana BV	(*)	(4)	—
Befesa Desulfuración, S.A.	Barakaldo (ES)	36,510	90.00	Alianza Medioambiental, S.L.	—	(7)	B
Befesa Escorias Salinas, S.A.	Valladolid (ES)	6,786	100.00	Befesa Aluminio, S.L.	—	(7)	B
Befesa Gest. Res. Ind, S.L. (Begri)	Vizcaya (ES)	79,546	100.00	Alianza Medioambiental, S.L.	—	(7)	B
Befesa Infraestructure India, Pvt. Ltd.	Chennai (IN)	7,602	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	B
Befesa Limpiezas Industriales México S.A. de C.V.	Mexico D.F. (MX)	6	100.00	Befesa México, S.A. De C.V./Abengoa México, S.A. de CV	—	(7)	D
Befesa Medio Ambiente, S.L.U.	Vizcaya (ES)	545,736	100.00	Abengoa, S.A.	—	(7)	B
Befesa México, S.A. De C.V.	Mexico D.F. (MX)	4,023	100.00	Abengoa México, S.A./Alianza Medioambiental, S.L.	—	(7)	B
Befesa PCB	Cartagena (ES)	1,358	100.00	Alianza Medioambiental, S.L.	—	(7)	B
Befesa Perú, S.A.	Lima (PE)	5,457	100.00	Alianza Mediambiental, S.L.	—	(7)	B
Befesa Plásticos, S.L.	Murcia (ES)	5,415	97.40	Alianza Medioambiental, S.L.	—	(7)	B
Befesa Portugal Gestáo de Resíduos Industriais, S.A.	Lisboa (PT)	50	100.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Befesa Reciclaje de Residuos de Aluminio S.L.	Vizcaya (ES)	57,233	100.00	MRH-Residuos Metálicos, S.L.	—	(7)	B
Befesa Salt Slag, Ltd	Gales (UK)	21,399	100.00	Befesa Aluminio, S.L./Befesa Escorias Salinas, S.A.	—	(7)	D
Befesa Salzschlacke GmbH	Hannover (DE)	6,500	100.00	MRH-Residuos Metálicos, S.L.	—	(7)	B
Befesa Scandust AB	Landskrona (SE)	28,044	100.00	Befesa Zinc, S.L.	—	(7)	B
Befesa Servicios Corporativos, S.A.	Madrid (ES)	1,126	100.00	Befesa Medioa Ambiente, S.L.U.	—	(7)	—
Befesa Servicios S.A	Buenos Aires (AR)	597	51.00	Alianza Medioambiental, S.L./Befesa Desulfuración	—	(7)	D
Befesa Silvermet Adana Celik Tozu Geri Donusum AS	Sariseki-Iskenderun (TR)	304	100.00	Befesa Silvermet Turkey, S.L.	—	(7)	—
Befesa Silvermet Iskenderun	Iskenderun (TU)	8,823	100.00	Befesa Silvermet Turkey, S.L.	—	(7)	B
Befesa Silvermet Izmir Celik Tozu Geri Donusum AS	Sariseki-Iskenderun (TR)	741	100.00	Befesa Silvermet Turkey, S.L.	—	(7)	—
Befesa Silvermet Turkey, S.L.	Vizcaya (ES)	6,702	51.00	Befesa Zinc, S.A.U.	—	(7)	—
Befesa Steel R & D, S.L.U.	Vizcaya (ES)	3,336	100.00	MRH-Residuos Metálicos, S.L.	—	(7)	—

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
Befesa Steel Services GmbH	Duisburg (DE)	58,878	100.00	Befesa Zinc Germany	—	(7)	B
Befesa Uruguay	Montevideo (UY)	12	100.00	Teyma Medioambiente, S.A.	—	(1)	—
Befesa Valera S.A.S.	Gravelines (FR)	28,754	100.00	Befesa Zinc, S.A.	—	(7)	B
Befesa Valorización de Azufre,S.L.U.	Vizcaya (ES)	46,344	100.00	Alianza Medioambiental, S.L.	—	(7)	B
Befesa Valorización S.L Sociedad Unipersonal	Cartagena (ES)	3	100.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Befesa Zinc Freiberg GmbH & Co KG	Freiberg (DE)	52,521	100.00	Befesa Zinc, S.A.U.	—	(7)	B
Befesa Zinc Aser, S.A.	Vizcaya (ES)	18,039	100.00	Befesa Zinc, S.L	—	(7)	B
Befesa Zinc Comercial, S.A.	Vizcaya (ES)	60	100.00	Befesa Zinc, S.L.	—	(7)	B
Befesa Zinc Duisburg GmbH	Duisburg (DE)	4,953	100.00	Befesa Steel Services GmbH/Befesa Zinc Germany	—	(7)	B
Befesa Zinc Germany	Duisburg (DE)	273,190	100.00	Befesa Zinc, S.L.	—	(7)	—
Befesa Zinc Gravelines, S.A.S.U.	Gravelines (FR)	8,000	100.00	Befesa Valera, S.A.S.	—	(7)	B
Befesa Zinc Óxido, S.A.U.	Vizcaya (ES)	7,436	100.00	Befesa Zinc, S.A.U.	—	(7)	B
Befesa Zinc Sur, S.L.	Vizcaya (ES)	5,145	100.00	Befesa Zinc, S.A.U.	—	(7)	—
Befesa Zinc, S.L.	Vizcaya (ES)	34,626	100.00	MRH Residuos Metálicos, S.L.	—	(7)	B
Biocarburantes de Castilla y León, S.A.	Salamanca (ES)	66,679	100.00	Abengoa Bioenergía Inversiones, S.A./Ecoagrícola, S.A.	—	(6)	B
Bioetanol Galicia, S.A.	A Coruña (ES)	7,448	100.00	Abengoa Bioenergía Inversiones, S.A./Ecoagrícola, S.A.	—	(6)	B
C.D.Puerto San Carlos S.A. De C.V.	Mexico D.F. (MX)	13,917	100.00	Abener Energía, S.A./Abengoa, S.A./Abengoa México, S.A. de C.V.	—	(1)	B
Cadonal, S.A.	Montevideo (UY)	2	100.00	Holding de Energía Eólica, S.A.	—	(5)	B
Captación Solar, S.A.	Seville (ES)	205	100.00	Abeinsa Asset Management, S.L./Abener Energía, S.A.	—	(1)	—
Captasol Fotovoltaica 1, S.L.	Seville (ES)	57	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 10, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 11, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 12, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 13, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 14, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 15, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 16, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 17, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 18, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 19, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 2, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 20, S.L.	Seville (ES)	1,144	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 21, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 22, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 23, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 24, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 25, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 26, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
Captasol Fotovoltaica 27, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 28, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 29, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 3, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 30, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 31, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 32, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 33, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 34, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 35, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 36, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 37, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 38, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 4, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 40, S.L.	Seville (ES)	59	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 5, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 52, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 58, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 6, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 7, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 72, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 73, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 77, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 8, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 9, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Carpio Solar Inversiones, S.A.	Seville (ES)	130,859	100.00	CSP Equity Investment, S.A.R.L./Abengoa Solar New Technologies S.A.	—	(8)	B
Casaquemada Fotovoltaica, S.L.	Seville (ES)	2,936	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	B
Cedisolar	Ourense (ES)	4,992	57.50	Rioglass Solar Holding, S.A.	—	(3)	—
Centro Industrial y Logístico Torrecúellar, S.A.	Seville (ES)	60	100.00	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	—
Centro Morelos 264 S.A. de C.V	Mexico D.F. (MX)	2	100.00	Abener Energía, S.A./Inst. Inabensa, S.A./Servicios Auxiliares de Administración, S.A.	(*)	(1)	B
Centro Tecnológico Palmas Altas, S.A.	Seville (ES)	12,899	100.00	Abengoa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	B
Cogeneración Villaricos, S.A. (Covisa)	Seville (ES)	5,951	99.22	Abeinsa Asset Management, S.L.	—	(5)	C
Comemsa, Construcc Metalicas Mexicanas, S.A. De C.V.	Queretaro (MX)	21,053	100.00	Europea Const. Metálicas, S.A./Abengoa México, S.A. de C.V.	—	(1)	B
Complejo Medioambiental Tierra de Campos, S.L	Palencia (ES)	46	77.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
Concesionaria del Acueducto el Zapotillo, S.A. de C.V.	Mexico D.F. (MX)	—	100.00	Abengoa México, S.A.C.V./Abeinsa Infraestructuras MedioAmbiente, S.A./Abeinsa, S.A.	(*)	(4)	B
Construcciones y Depuraciones, S.A.	Seville (ES)	7,771	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	B
Construtora Integração Ltda.	R. de Janeiro (BR)	—	51.00	Abengoa Brasil, S.A.	—	(1)	B
Copero Solar Huerta Cinco, S.A.	Seville (ES)	87	50.00	Abengoa Solar España, S.A.	—	(3)	B
Copero Solar Huerta Cuatro, S.A.	Seville (ES)	88	50.00	Abengoa Solar España, S.A.	—	(3)	B
Copero Solar Huerta Diez, S.A.	Seville (ES)	32	50.00	Abengoa Solar España, S.A.	—	(3)	B
Copero Solar Huerta Dos, S.A.	Seville (ES)	92	50.00	Abengoa Solar España, S.A.	—	(3)	B
Copero Solar Huerta Nueve, S.A.	Seville (ES)	42	50.00	Abengoa Solar España, S.A.	—	(3)	B
Copero Solar Huerta Ocho, S.A.	Seville (ES)	81	50.00	Abengoa Solar España, S.A.	—	(3)	B
Copero Solar Huerta Seis, S.A.	Seville (ES)	83	50.00	Abengoa Solar España, S.A.	—	(3)	B
Copero Solar Huerta Siete, S.A.	Seville (ES)	83	50.00	Abengoa Solar España, S.A.	—	(3)	B
Copero Solar Huerta Tres, S.A	Seville (ES)	94	50.00	Abengoa Solar España, S.A.	—	(3)	B
Copero Solar Huerta Uno, S.A.	Seville (ES)	96	50.00	Abengoa Solar España, S.A.	—	(3)	B
CSP Equity Investment, S.A.R.L.	Luxembourg (LU)	341,958	100.00	Abengoa Solar España, S.A.	(*)	(8)	—
Cycon Solar, LTD	Nicosia (CY)	1	66.00	Abengoa Solar Internacional, S.A.	—	(3)	B
Donsplav	Ukraine (UA)	980	51.00	Befesa Aluminio, S.L.	(*)	(7)	—
Ecija Solar Inversiones, S.A	Seville (ES)	85,886	100.00	CSP Equity Investment S.A.R.L./Abengoa Solar, S.A.	—	(8)	B
Ecoagricola, S.A.	Murcia (ES)	586	100.00	Abengoa Bioenergía Inversiones, S.A./Ecocarburantes, S.A.	—	(6)	B
Ecocarburantes Españoles , S.A.	Murcia (ES)	3,798	95.10	Abengoa Bioenergía Inversiones, S.A.	—	(6)	B
Ecovedras SA	Torres Vedras (PT)	39	78.00	Alianza Medioambiental, S.L.	—	(7)	—
Energoprojekt-Gliwice, S.A.	Gliwice (PL)	6,773	100.00	Abener Energía, S.A.	—	(1)	D
Enernova Ayamonte S.A.	Huelva (ES)	2,281	91.00	Abeinsa Asset Management, S.L.	—	(5)	C
Enicar Chile, S.A.	Santiago (CL)	3	100.00	Abengoa Chile, S.A.	—	(2)	—
Epartir, S.A.	Montevideo (UY)	—	100.00	Teyma Sociedad de Inversión, S.A.	(*)	(5)	—
Europea Const. Metálicas, S.A. (Eucomsa)	Seville (ES)	7,124	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./Abengoa Solar, S.A.	—	(1); (8)	B
Evacuación Valdecaballeros	Madrid (ES)	8,984	57.12	Solaben Electricidad Uno, Dos y Seis S.A.	—	(3)	—
Faritel, S.A.	Montevideo (UY)	13	100.00	Teyma Forestal, S.A.	—	(1)	—
Financiera Soteland, S.A.	Montevideo (UY)	380	100.00	Asa Investment AG	—	(1)	—
Fotovoltaica Solar Sevilla, S.A.	Seville (ES)	800	80.00	Abengoa Solar España, S.A.	—	(3)	B
Galdán, S.A	Navarra (ES)	1,485	100.00	Befesa Aluminio, S.L.	—	(7)	—
Geida Skikda, S.L.	Madrid (ES)	7,577	67.00	Abengoa Water S.L.U.	—	(4)	—
GES Investment C.V.	Amsterdam (NL)	—	92.00	ASA Investment AG	(*)	(1)	—
Gestión Integral de Recursos Humanos, S.A.	Seville (ES)	1,263	100.00	Siema Technologies, S.L	—	(1)	B
Girhmex, S.A. De C.V.	Mexico D.F. (MX)	3	100.00	Gestión Integral de Recursos Humanos, S.A./Abengoa México, S.A. de C.V.	(*)	(1)	—
Global Engineering Services LLC.	Delaware (US)	2	100.00	GES Investment C.V.	—	(1)	—
Harper Dry Lake Land Company, LLC.	Delaware (US)	1	100.00	Abengoa Solar, LLC.	—	(3)	—
Helio Energy Electricidad Cinco, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Cuatro, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad DIez, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Doce, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Nueve, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Ocho, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Once, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Siete, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Trece, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
Helio Energy Electricidad Tres, S.A.	Seville (ES)	4,560	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helioenergy Electricidad Veinticinco, S.A	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helioenergy Electricidad Veinticuatro, S.A	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helioenergy Electricidad Veintidos, S.A	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helioenergy Electricidad Veintitres, S.A	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helioenergy Electricidad Veintiuno, S.A	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helios I Hyperion Energy Investments, S.L.	Seville (ES)	120,739	100.00	Hypesol Energy Holding, S.L.	—	(3)	B
Helios II Hyperion Energy Investments, S.L.	Madrid (ES)	113,181	100.00	Hypesol Energy Holding, S.L.	—	(3)	B
Hidro Abengoa, S.A. De C.V.	Mexico D.F. (MX)	4	100.00	Abengoa México, S.A. de C.V./Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Holding de Energía Eólica S.A.	Montevideo (UY)	927	100.00	Teyma Renovables/Instalaciones Inabensa, S.A	—	(1)	B
Hypesol Energy Holding , S.L.	Seville (ES)	236,067	100.00	Abengoa Solar España, S.A./Abengoa Solar New Technologies S.A.	—	(8)	B
Inabensa (Pty) Ltd.	Johannesburg (ZA)	—	100.00	Instalaciones Inabensa, S.A.	(*)	(1)	—
Inabensa Bharat Private Limited	New Delhi (IN)	4,135	100.00	Europea Const. Metálicas, S.A./Instalaciones Inabensa, S.A./Abener Energía, S.A.	—	(1)	A
Inabensa Electric and Electronic Equipment Manufacturing (Tiajin) Co. Ltda.	Tianjin (CN)	190	100.00	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	D
Inabensa Fotovoltaica, S.L.	Seville (ES)	3	100.00	Instalaciones Inabensa, S.A./C.I.L. Torrecuéllar, S.A.	—	(1)	—
Inabensa France, S.A.	Pierrelate (FR)	550	100.00	Instalaciones Inabensa, S.A.	—	(1)	B
Inabensa Holdings	London (UK)	—	100.00	Instalaciones Inabensa, S.A.	(*)	(1)	—
Inabensa Maroc, S.A.	Tanger (MA)	2,373	100.00	Instalaciones Inabensa, S.A.	—	(1)	A
Inabensa Portugal	Lisboa (PT)	280	100.00	Instalaciones Inabensa, S.A.	—	(1)	B
Inabensa Rio Ltda.	R. de Janeiro (BR)	—	100.00	Befesa Brasil, S.A./Abengoa Brasil, S.A.	—	(1)	B
Inabensa Saudí Arabia, LLC.	Dammam (SA)	93	100.00	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	B
Inabensa USA, LLC.	Phoenix (US)	38	100.00	Abeinsa, Inc. LLC.	(*)	(1)	—
Inabensa, LLC.	Ruwi (OM)	366	70.00	Instalaciones Inabensa, S.A.	(*)	(1)	—
Iniciativas Hidroeléctricas de Aragón y Cataluña, S.L. (IHCAC)	Huesca (ES)	4,007	95.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(5)	—
Iniciativas Medioambientales, S.L.	Seville (ES)	8	100.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Insolation 17 S.R.L	Rome (IT)	2	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(8)	—
Insolation 18 S.R.L	Rome (IT)	—	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 10 S.R.L	Palermo (IT)	—	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 11 S.R.L	Palermo (IT)	—	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 12 S.R.L	Palermo (IT)	—	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 13 S.R.L	Palermo (IT)	—	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 14 S.R.L	Palermo (IT)	—	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 15 S.R.L	Rome (IT)	—	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 4 S.R.L	Rome (IT)	—	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 5 S.R.L	Palermo (IT)	—	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 6 S.R.L	Rome (IT)	—	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 7.R.L	Palermo (IT)	—	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 8 S.R.L	Palermo (IT)	—	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 9 S.R.L	Rome (IT)	—	100.00	Abengoa Solar Italia, S.R.L./Abengoa Solar, S.A.	—	(3)	—
Instalaciones Fotovoltaicas Torrecuéllar, 1 S.L.	Seville (ES)	—	100.00	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.	—	(1)	—
Instalaciones Fotovoltaicas Torrecuéllar, 2 S.L.	Seville (ES)	—	100.00	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.	—	(1)	—
Instalaciones Fotovoltaicas Torrecuéllar, 3 S.L.	Seville (ES)	—	100.00	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.	—	(1)	—
Instalaciones Inabensa Insaat Enerji Limited Sirketi	Ankara (TR)	58	100.00	Instalaciones Inabensa, S.A.	—	(1)	B
Instalaciones Inabensa, S.A.	Seville (ES)	17,307	100.00	Nicsa/Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	B
Inversora Enicar, S.A.	Santiago (CL)	2,140	100.00	Abengoa Chile, S.A.	—	(2)	—
Italica Solare S.R.L.	Rome (IT)	15	100.00	Abengoa Solar, S.A.	—	(3)	—
Kaxu CSP O&M Company (Pty) Ltd.	Gauteng (ZA)	16,113	92.00	Abengoa Solar Power South Africa (Pty) Ltd.	(*)	(3)	B
Kaxu CSP South Africa (Pty) Ltd.	Gauteng (ZA)	1,593	51.00	Abengoa Solar South Africa (Pty) Ltd.	—	(3)	B

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
Khi CSP O&M Company (Pty) Ltd.	Gauteng (ZA)	16,113	92.00	Abengoa Solar Power South Africa (Pty) Ltd.	(*)	(3)	B
Khi CSP South Africa (Pty) Ltd.	Gauteng (ZA)	956	51.00	Abengoa Solar South Africa (Pty) Ltd.	—	(3)	B
Klitten, S.A.	Montevideo (UY)	17	100.00	Teyma Construcciones, S.A.	—	(1)	—
L.T. Rosarito y Monterrey, S.A. De C.V.	Mexico D.F. (MX)	3,024	100.00	Asa Investment AG/Abengoa México S.A. de C.V./Instalaciones Inabensa, S.A.	—	(1)	D
Las Cabezas Fotovoltaica, S.L.	Seville (ES)	8,164	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	B
Las Cabezas Solar S.L.	Seville (ES)	3	100.00	Aleduca, S.L.	—	(3)	—
Latifox S.A.	Montevideo (UY)	2	100.00	Teyma Renovables	—	(1)	—
Linares Fotovoltaica, S.L.	Seville (ES)	3,271	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	B
Lineas 612 Norte Noroeste, S.A. De C.V.	Mexico D.F. (MX)	4	100.00	Abengoa México, S.A. de C.V./Abengoa, S.A.	—	(1)	—
Linha Verde Transmisora de Energia, S.A.	Brasilia (BR)	14,489	51.00	Abengoa Concessoes Brasil Holding S.A.	—	(2)	B
Logrosán Solar Inversiones Dos, S.A	Seville (ES)	60	100.00	Abengoa Solar España S.A./Abengoa Solar S.A.	(*)	(8)	—
Logrosán Solar Inversiones, S.A.	Extremadura (ES)	125,113	100.00	CSP Equity Investment, S.A.R.L./Abengoa Solar New Technologies S.A.	—	(8)	B
Manaus Constructora Ltda	R. de Janeiro (BR)	—	50.50	Abengoa Concessões Brasil Holding, S.A.	—	(1)	—
Marismas PV A1, S.L.	Seville (ES)	6,998	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A10, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A11, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A12, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A13, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A14, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A15, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A16, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A17, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A18, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A2, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A3, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A4, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A5, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A6, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A7, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A8, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A9, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B1, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B10, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B11, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B12, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B13, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
Marismas PV B14, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B15, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B16, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B17, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B18, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B2, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B3, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B4, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B5, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B6, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B7, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B8, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B9, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C1, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C10, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C11, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C12, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C13, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C14, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C15, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C16, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C17, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C18, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C2, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C3, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C4, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C5, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C6, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C7, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C8, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C9, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
Marismas PV E1, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV E2, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV E3, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marudhara Akshay Urja Private Limited	Maharashtra (IN)	7	100.00	Abengoa Solar India Private Limited/Abengoa Solar Internacional. S.A.	—	(3)	B
Marusthal Green Power Private Limited	Maharashtra (IN)	7	100.00	Abengoa Solar India Private Limited/Abengoa Solar Internacional, S.A.	—	(3)	B
Mojave Solar Holding, LLC.	Delware (US)	158,318	100.00	Abengoa Solar, LLC.	—	(8)	—
MRH-Residuos Metálicos, S.L.	Vizcaya (ES)	141,363	100.00	Befesa Medioa Ambiente, S.L.U.	—	(7)	—
Mundiland, S.A.	Montevideo (UY)	3,006	100.00	Siema Factory Holding AG	—	(1)	—
NEA Solar Investments, S.A	Seville (ES)	61	100.00	Abengoa Solar, S.A./Abengoa Solar España, S.A.	(*)	(8)	—
NEA Solar O&M, S.A.	Seville (ES)	61	100.00	NEA Solar Investments, S.A/Abengoa Solar España, S.A.	(*)	(8)	—
NEA Solar Power, S.A.	Seville (ES)	61	100.00	NEA Solar Investments, S.A/Abengoa Solar España, S.A.	(*)	(8)	—
Nicefield S.A	Uruguay (UY)	3	100.00	Holding de Energía Eólica, S.A.	—	(5)	B
Nicsa Asia Pacific Private Limited	Singapore (SG)	—	100.00	Negocios Industriales y Comerciales, S.A.	(*)	(1)	—
Nicsa Fornecimiento de Materiais Eléctricos Ltda	R. de Janeiro (BR)	1,503	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./Negocios Industriales y Comerciales, S.A.	—	(1)	—
Nicsa Industrial Supplies Corporation	Houston (US)	790	100.00	Abeinsa, Inc. LLC.	—	(1)	B
Nicsa Mexico, S.A. de C.V.	Mexico D.F. (MX)	4	99.80	Negocios Industriales y Comerciales, S.A./Abengoa México, S.A. de C.V.	—	(1)	B
Nicsa Middle East, FZE	Sharjah (AE)	29	100.00	Negocios Industriales y Comerciales, S.A	—	(1)	B
Nicsa Perú, S.A.	Lima (PE)	3	100.00	Negocios Industriales y Comerciales, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	(*)	(1)	—
Nicsa Suministros Industriales, S.A.	Buenos Aires (AR)	—	100.00	Befesa Argentina, S.A./Teyma Abengoa, S.A.	—	(7)	D
Nicsa, Negocios Industr. y Comer. S.A.	Madrid (ES)	1,791	100.00	Abencor, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	C
Norventus Atlántico, S.L	A Coruña (ES)	7	70.00	Instalaciones Inabensa, S.A.	—	(5)	—
OMEGA Operação e Manutenção de Linhas de Transmissão, S.A.	R. de Janeiro (BR)	175	100.00	Instalaciones Inabesa S.A./Abengoa Brasil, S.A.	—	(1)	B
Omega Sudamérica, S.L	Seville (ES)	3	100.00	Instalaciones Inabensa, S.A./ASA Iberoamérica S.A.	(*)	(1)	—
Palmatir S.A.	Montevideo (UY)	893	100.00	Holding de Energía Eólica, S.A.	—	(5)	B
Palmucho, S.A.	Santiago (CL)	2	100.00	Abengoa Chile, S.A./Enicar Chile, S.A.	—	(2)	B
Pomacocha Power S.A.	Lima (PE)	—	90.00	Abengoa Perú, S.A.	—	(1)	—
Power Structures Inc.	Delaware (US)	—	100.00	Abeinsa, Inc. LLC.	—	(1)	B
Procesos Ecológicos Carmona 1, S.A.	Seville (ES)	63	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Procesos Ecológicos, S.A.	—	(1)	—
Procesos Ecológicos Carmona 2, S.A.	Seville (ES)	90	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Procesos Ecológicos, S.A.	—	(1)	—
Procesos Ecológicos Carmona 3, S.A.	Seville (ES)	60	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Procesos Ecológicos, S.A.	—	(1)	—
Procesos Ecológicos Lorca 1, S.A.	Seville (ES)	180	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Procesos Ecológicos, S.A.	—	(1)	—
Procesos Ecológicos Vilches, S.A.	Seville (ES)	1,299	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Procesos Ecológicos, S.A.	—	(7)	B
Puerto Real Cogeneración, S.A. (Precosa)	Cádiz (ES)	176	99.10	Abeinsa Asset Management, S.L.	—	(5)	B
Qingdao BCTA Desalinataion Co.Ltd.	Qingdao (CH)	37,786	92.59	Befesa CTA Qingdao, S.L.	—	(4)	B
Qingdao Befesa Agua Co., Ltd. (WFOE Qingdao)	Qingdao (CH)	209	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Codesa, S.A.	—	(1)	B
Rajathan Photon Energy	Maharashtra (IN)	7	100.00	Abengoa Solar India Private Limited/Abengoa Solar Internacional, S.A.	—	(3)	B
Residuos Ind. De la Madera de Córdoba, S.A.	Córdoba (ES)	617	71.09	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Rioglass Solar 2	Asturias (ES)	60	99.99	Rioglass Solar Holding, S.A.	—	(8)	B
Rioglass Solar Holding, S.A.	Asturias (ES)	502	50.00	Abengoa Solar, S.A.	—	(8)	B
Rioglass Solar Inc.	Delaware (US)	9,391	100.00	Rioglass Solar Holding, S.A.	—	(8)	B
Rioglass Solar, S.A	Asturias (ES)	6,906	100.00	Rioglass Solar Holding, S.A.	—	(8)	B

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
Royalla PV (Pty) Ltd.	Brisbane (AU)	22	100.00	Abengoa Solar Internacional, S.A.	(*)	(3)	—
S.E.T Sureste Peninsular, S.A. De C.V.	México D.F. (MX)	1,615	100.00	Abengoa México, S.A. de C.V./Instalaciones Inabensa, S.A.	—	(1)	—
Sanlúcar Solar, S.A.	Seville (ES)	8,225	100.00	Abengoa Solar, S.A./Asa Environment	—	(3)	B
SAS Abengoa Bioenergia Biomasse France	Arance (FR)	3	100.00	Abengoa Bioenrgia, S.A.	—	(6)	—
Scios. Aux. Admon., S.A. De C.V. (Saxsa)	México D.F. (MX)	3	99.80	Abengoa México, S.A. de C.V./Abengoa, S.A.	—	(1)	B
Serv. Integ. Manten y Operac., S.A. (Simosa)	Seville (ES)	1,185	100.00	Negocios Industriales y Comerciales, S.A./Abengoa, S.A.	—	(1)	C
Servicios de Ingenieria IMA S.A (SDI -IMA)	Santiago (CL)	2,832	60.00	Abengoa Chile, S.A.	—	(1)	B
Shariket Tenes Lilmiyah Spa	Argel (DZ)	9,871	51.00	Befesa Aguas Tenes, S.L.	—	(4)	D
Siema Factory Holding, AG	Zug (SZ)	9,353	100.00	Siema Investment, S.L.	—	(1)	—
Siema Investment, S.L.	Madrid (ES)	7,000	100.00	Siema Technologies, S.L	—	(1)	—
Siema Technologies, S.L.	Madrid (ES)	24,297	100.00	Abengoa, S.A./Siema AG	—	(1)	B
Siema, AG	Zug (SZ)	8,757	100.00	Sociedad Inversora Energía y Medio Ambiente, S.A.	—	(1)	—
Simosa I.T., S.A	Seville (ES)	61	100.00	Abengoa, S.A./Simosa, S.A.	—	(1)	B
Simosa IT Uruguay S.A.	Montevideo (UY)	2	100.00	Simosa IT, S.A.	—	(1)	B
Simosa IT US, LLC	Chesterfield (US)	—	100.00	Simosa IT, S.A.	—	(1)	B
Sinalan, S.A.	Montevideo (UY)	4	100.00	Teyma Forestal, S.A.	—	(1)	—
Sistemas de Desarrollo Sustentables S.A. De C.V.	México D.F. (MX)	4,678	65.00	Befesa México, S.A. De C.V./Abengoa México, S.A. de CV	—	(7)	B
Soc. Inver. En Ener. y Medioambiente, S.A. (Siema)	Seville (ES)	93,008	100.00	Abengoa, S.A./Negocios Industriales y Comerciales, S.A.	—	(1)	B
Sociedad Inversora Lineas de Brasil, S.L.	Seville (ES)	12,798	100.00	Asa Iberoamérica, S.L.	—	(1)	—
Sol3G	Barcelona (ES)	6,762	100.00	Abengoa Solar, S.A.	—	(8)	D
Solaben Electricidad Diez, S.A.	Cáceres (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Doce, S.A.	Cáceres (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Dos	Cáceres (ES)	62,688	70.00	Abengoa Solar España, S.A./Logrosán Solar Inversiones, S.A.	—	(3)	B
Solaben Electricidad Ocho, S.A.	Cáceres (ES)	60	100.00	Abengoa Solar España, S.A/Abengoa Solar New Technologies,S.A.	—	(3)	—
Solaben Electricidad Quince, S.A.	Cáceres (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Seis	Badajoz (ES)	1,310	100.00	Logrosán Solar Inversiones Dos, S.A./Abengoa Solar NT	—	(3)	B
Solaben Electricidad Tres	Cáceres (ES)	62,401	70.00	Abengoa Solar España, S.A./Logrosán Solar Inversiones, S.A.	—	(3)	B
Solaben Electricidad Uno	Cáceres (ES)	1,460	100.00	Logrosán Solar Inversiones Dos, S.A./Abengoa Solar NT	—	(3)	B
Solacor Electricidad Dos, S.A.	Seville (ES)	58,477	74.00	Carpio Solar Inversiones, S.A.	—	(3)	B
Solacor Electricidad Uno, S.A.	Seville (ES)	57,902	74.00	Carpio Solar Inversiones, S.A.	—	(3)	B
Solar de Receptores de Andalucía, S.A.	Seville (ES)	60	100.00	Abengoa Solar, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solar Nerva, S.L.U.	Huelva (ES)	3	100.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Solar Power Plant One (SPP1)	Argel (DZ)	42,111	51.00	Abener Energía, S.A.	—	(3)	D
Solar Power PV South Africa (Pty) Ltd.	Gauteng (ZA)	101	100.00	Abengoa Solar South Africa (Pty) Ltd.	(*)	(3)	B
Solar Processes, S.A.(PS-20)	Seville (ES)	14,578	100.00	Abengoa Solar España, S.A.	—	(3)	B
Solargate Electricidad Cinco , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Cuatro , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Dos , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Tres , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Uno , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solnova Electricidad Cinco, S.A.	Seville (ES)	3,460	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Solnova Electricidad Cuatro, S.A.	Seville (ES)	28,964	100.00	Solnova Solar Inversiones, S.A.	—	(3)	B
Solnova Electricidad Dos, S.A.	Seville (ES)	4,360	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
Solnova Electricidad Seis , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solnova Electricidad Tres, S.A.	Seville (ES)	30,110	100.00	Solnova Solar Inversiones, S.A.	—	(3)	B
Solnova Electricidad, S.A.	Seville (ES)	30,986	100.00	Solnova Solar Inversiones, S.A.	—	(3)	B
Solnova Solar Inversiones, S.A	Seville (ES)	60	100.00	Abengoa Solar España, S.A.	—	(8)	B
Soluciones Ambientales del Norte Limitada, S.A.	Santiago (CL)	6,645	100.00	Alianza Medioambiental, S.L./Befesa Servicios Corporativos, S.A.	—	(7)	B
Solugas Energía S.A.	Seville (ES)	60	100.00	Abengoa Solar NT, S.A./Abengoa Solar S.A.	—	(3)	—
Son Rivieren (Pty) Ltd.	Gauteng (ZA)	549	100.00	South Africa Solar Investment, S.L.	—	(8)	B
South Africa Solar Investments, S.L.	Seville (ES)	10,000	100.00	Abengoa Solar Internacional, S.A.	—	(8)	—
South Africa Solar Ventures, S.L.	Seville (ES)	50	100.00	Abengoa Solar Internacional, S.A./Abengoa Solar Ventures, S.A	(*)	(8)	—
Subestaciones 611 Baja California, S.A. De C.V.	México D.F. (MX)	4	100.00	Abengoa México, S.A/Abengoa, S.A	—	(1)	D
Tarefix	Delaware (US)	1	92.00	Asa Investment AG	—	(1)	B
Teyma Abengoa, S.A.	Buenos Aires (AR)	49,849	100.00	Asa Investment, AG/Befesa Argentina, S.A.	—	(1)	B
Teyma Construcción, S.A.	Montevideo (UY)	5,859	97.00	Teyma Sociedad de Inversión, S.A.	—	(1)	B
Teyma Forestal, S.A.	Montevideo (UY)	821	100.00	Teyma Renovables	—	(8)	B
Teyma Gestión de Contratos de Construcción e Ingeniería, S.A.	Seville (ES)	55	92.00	Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	B
Teyma India Private Limited	Mumbai (IN)	441	100.00	Teyma Gestión de Contratos de Construcción e Ingeniería, S.A.	—	(1)	B
Teyma Management, LLC.	Phoenix (US)	—	100.00	Teyma USA, Inc.	(*)	(1)	—
Teyma Medioambiente S.A.	Montevideo (UY)	22	100.00	Teyma Uruguay Holding, S.A .	—	(1)	—
Teyma Middle East, S.L.	Seville (ES)	2	100.00	Teyma, S.A./Teyma Int., S.A./Ábacus Project Management Inc./Teyma Uruguay, S.A.	—	(1)	—
Teyma Paraguay, S.A.	Asuncion (PY)	—	100.00	Teyma Servicios de Ingeniería y Construcción Internacional, S.A.	—	(1)	—
Teyma Renovables	Montevideo (UY)	2,257	100.00	Teyma Uruguay Holding S.A.	—	(1)	B
Teyma Servicios de Ingeniería y Construcción Internacional, S.A.	Montevideo (UY)	22	100.00	Teyma Uruguay Holding, S.A.	—	(1)	B
Teyma Sociedad de Inversión, S.A.	Montevideo (UY)	18,220	92.00	Abeinsa Inversiones Latam, S.L.	—	(1)	B
Teyma Uruguay ZF, S.A.	Montevideo (UY)	27	100.00	Teyma Construcción, S.A.	—	(1)	B
Teyma USA & Abener Engineering and Construction Services Partnership	Chesterfield (US)	4	100.00	Abener Engineering and Construction Services, LLC/Teyma USA Inc.	—	(1)	B
Teyma USA, Inc.	Delaware (US)	10,018	100.00	Abengoa US Holding, LLC.	—	(1)	B
Transmisora Baquedano, S.A.	Santiago de Chile (CH)	3,398	99.90	Abengoa Chile, S.A.	(*)	(2)	B
Transmisora Mejillones S.A.	Santiago de Chile (CH)	4,200	99.90	Abengoa Chile, S.A.	(*)	(2)	B
Transportadora Cuyana, S.A.	Buenos Aires (AR)	1	100.00	Teyma Abengoa, S.A./Abengoa, S.A.	—	(1)	B
Transportadora del Norte, S.A.	Buenos Aires (AR)	—	100.00	Abengoa, S.A./Teyma Abengoa, S.A.	—	(1)	B
Transportadora Río Coronda, S.A.	Buenos Aires (AR)	—	100.00	Teyma Abengoa, S.A./Abengoa, S.A.	—	(1)	D
Transportadora Rio de la Plata, S.A.	Buenos Aires (AR)	—	100.00	Teyma Argentina, S.A./Abengoa, S.A.	—	(1)	D
Trinacria Spzoo	Skawina (PL)	4,583	95.05	Befesa Aluminio, S.L.	—	(7)	—
Valorcam S.L	Madrid (ES)	2	80.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
XiNa Community Trust	Gauteng (ZA)	9	100.00	Xina Holding Trust BEE (Pty) Ltd	(*)	(8)	—
Xina Community Trust BEE Holding	Gauteng (ZA)	89	100.00	South Africa Solar Ventures, S.L.	(*)	(8)	—
XiNa CSP South Africa (Pty) Ltd.	Gauteng (ZA)	89	100.00	South Africa Solar Ventures, S.L.	(*)	(8)	—
Zero Emissions Technologies, S.A.	Seville (ES)	60	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./Abengoa Hidrógeno, S.A.	—	(8)	B
Zeroemissions (Beijing) Technology Consulting Service Co. Ltd.	Beijing (CN)	100	100.00	Zero Emissions Technologies, S.A./Zeroemissions Carbon Trust, S.A.	—	(1)	—
Zeroemissions Carbon Trust, S.A	Seville (ES)	125	100.00	Zeroemissions Technologies, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(8)	B

Appendices

Appendix I

Subsidiary companies included in the 2012 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (see Page 8)	Auditor
Zeroemissions do Brasil, Ltda.	R. de Janeiro (BR)	2,884	100.00	Zeroemissions Technologies, S.A./Zeroemissions Carbon Trust,S.A.	—	(1)	B

(*)
Companies incorporated or acquired and consolidated for the first time in the year

(1)
Operating segment activities area: Engineering and Construction

(2)
Operating segment activities area: Transmission

(3)
Operating segment activities area: Solar

(4)
Operating segment activities area: Water

(5)
Operating segment activities areae: Cogeneration and others

(6)
Operating segment activities area: Bioenergy

(7)
Operating segment activities area: Recycling

(8)
Operating segment activities area: Others

A
Audited by PricewaterhouseCoopers Auditores

B
Audited by Deloitte (for legal purposes)

C
Audited by Auditoría y Consulta (for legal purposes)

D
Audited by others auditors (for legal purposes)

Appendices

Appendix II

Associated companies included in the 2012 consolidation perimeter using the participation method

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity	Auditor
Abengoa Bioenergy Biomass of Kansas, LLC.	Chesterfield (US)	206,287	100.00	Abengoa Bioenergy Hybrid of Kansas, LLC.	—	(6)	B
Agua y Gestión de Servicios Ambientales, S.A.	Seville (ES)	7,124	41.54	Abengoa Water, S.L.U.	—	(4)	—
Arizona Solar One, LLC.	Colorado (US)	357,851	100.00	Abengoa Solar Inc.	—	(3)	B
Betearte	Vizcaya (ES)	1,121	33.33	Alianza Medioambiental, S.L.	—	(7)	—
Central Eólica São Tomé Ltda.	Sao Paulo (BR)	—	18.00	Instalaciones Inabensa, S.A./Abengoa Construçao Brasil, Ltda	—	(5)	—
Chennai Water Desalination Limited	Chennai (IN)	7,086	25.00	Abengoa Water S.L.U.	—	(4)	—
Cogeneración Motril, S.A.	Seville (ES)	1,913	19.00	Abeinsa Asset Management, S.L.	—	(5)	—
Concesionaria Hospital del Tajo, S.A.	Madrid (ES)	1,727	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Consorcio Teyma M&C	Montevideo (UY)	12	49.90	Abengoa Chile, S.A.	—	(1)	—
Ecología Canaria, S.A.	Las Palmas (ES)	68	45.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Explotadora Hospital del Tajo, S.L.	Madrid (ES)	1	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Ghenova Ingeniería S.L.	Seville (ES)	1,027	20.00	Abener Energía, S.A.	(*)	(1)	—
Green Visión Holding BV	Arnhem (NL)	3,000	24.00	Abengoa Hidrógeno, S.A.	—	(1)	—
Hankook R&M Co., Ltd.	South Korea (KR)	15,290	25.00	Befesa Zinc Germany	(*)	(7)	—
Kaxu Solar One (Pty) Ltd.	Gauteng (ZA)	9,073	51.00	Abengoa Solar South Africa (Pty) Ltd.	(*)	(3)	B
Khi Solar One (Pty) Ltd.	Gauteng (ZA)	7,877	51.00	Son Rivieren (Pty) Ltd.	(*)	(3)	B
Mojave Solar, LLC.	Berkeley (US)	158,317	100.00	Mojave Solar Holding, LLC	—	(3)	B
Parque Eólico Cristalândia Ltda.	Salvador—Bahía (BR)	1,108	20.00	Instalaciones Inabensa, S.A./Abengoa Concessões Brasil Holding, S.A.	(*)	(5)	—
Red Eléctrica del Sur, S.A. (Redesur)	Lima (PE)	3,738	23.75	Abengoa Perú, S.A.	—	(2)	—
Shams Power Company PJSC	Abu Dabi (AE)	165	40.00	Total Abengoa Solar Emirates Investment Company B.V.	—	(3)	—
TSMC Ing. Y Contrucción	Santiago (CL)	14	33.30	Abengoa Chile, S.A.	—	(1)	—

(*)
Companies incorporated or acquired and consolidated for the first time in the year

(1)
Operating segment activities area: Engineering and Construction

(2)
Operating segment activities area: Transmission

(3)
Operating segment activities area: Solar

(4)
Operating segment activities area: Water

(5)
Operating segment activities areae: Cogeneration and others

(6)
Operating segment activities area: Bioenergy

(7)
Operating segment activities area: Recycling

(8)
Operating segment activities area: Others

A
Audited by PricewaterhouseCoopers Auditores

B
Audited by Deloitte (for legal purposes)

C
Audited by Auditoría y Consulta (for legal purposes)

D
Audited by others auditors (for legal purposes)

Appendices

Appendix III

Joint Ventures included in the 2012 Consolidation Perimeter
using the participation method

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity	Auditor
Abencon, S.A. de C.V.	Mexico D.F. (MX)	1	50.00	Abengoa México, S.A.	—	(1)	—
Abener-Dragados Industrial-México, S.A. De C.V.	Mexico D.F. (MX)	—	50.00	Abener México, S.A.	—	(1)	—
Al Osais-Inabensa Co. Ltd	Dammam (SA)	404	50.00	Inabensa Saudi Arabia LLC.	—	(1)	B
ATE VIII Transmissora de Energía S.A.	R. de Janeiro (BR)	—	50.00	Abengoa Concessões Brasil Holding, S.A.	—	(2)	B
Carmona & Befesa Limpiezas Industriais, Ltda. (C&B)	Setubal (PT)	3	50.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Central Eólica Santo Antonio de Pádua S.A.	Sao Paulo (BR)	1	100.00	Santos Energia Participaçoes, S.A.	(*)	(5)	—
Central Eólica São Cristóvão S.A.	Sao Paulo (BR)	1	100.00	Santos Energia Participaçoes, S.A.	(*)	(5)	—
Central Eólica São Jorge S.A.	Sao Paulo (BR)	1	100.00	Santos Energia Participaçoes, S.A.	(*)	(5)	—
Coaben SA de C.V.	Mexico D.F. (MX)	2	50.00	Abengoa México S.A. de CV/Instalaciones Inabensa, S.A.	—	(1)	B
Concecutex SA de C.V.	Toluca (MX)	7,274	50.00	Abengoa México, S.A. de C.V./Abengoa, S.A.	—	(5)	B
Concesionaria Costa del Sol S.A.	Malaga (ES)	4,585	50.00	Instalaciones Inabensa, S.A.	—	(5)	B
Desarrolladora de Energía Renovable, S.A.P.I. de C.V	Mexico D.F. (MX)	—	50.00	Abengoa México, S.A. de C.V.	(*)	(1)	—
Evacuación Villanueva del Rey, S.L.	Seville (ES)	2	55.24	Helioenergy Electricidad Uno, Dos y Tres, S.A.	—	(3)	—
Explotaciones Varias, S.A.	Seville (ES)	1,907	50.00	Abengoa, S.A.	—	(1)	—
Geida Tlemcen, S.L.	Madrid (ES)	13,584	50.00	Abengoa Water S.L.U.	—	(4)	—
Gestión y Valorización Integral del Centro, S.L.	Madrid (ES)	2	50.00	Befesa Gestión de Residuos Industriales, S.L.	(*)	(7)	—
Helioenergy Electricidad Dos, S.A.	Seville (ES)	42,718	50.00	Écija Solar Inversiones, S.A.	—	(3)	B
Helioenergy Electricidad Uno, S.A.	Seville (ES)	43,600	50.00	Écija Solar Inversiones, S.A.	—	(3)	B
Íbice Participações e Consultoria em Energia S.A.	R. de Janeiro (BR)	554	50.00	Abengoa Concessões Brasil Holding S.A.	(*)	(1)	—
Inapreu, S.A.	Barcelona (ES)	2,318	50.00	Instalaciones Inabensa, S.A.	—	(5)	B
Iniciativas Hidroeléctricas, S.A. (IHSA)	Seville (ES)	1,227	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(5)	B
Ledincor S.A.	Montevideo (UY)	553	49.00	Teyma Forestal, S.A.	(*)	(1)	—
Lidelir S.A.	Montevideo (UY)	928	49.00	Teyma Forestal, S.A.	(*)	(1)	—
Micronet Porous Fibers, S.L.	Vizcaya (ES)	2,209	50.00	Abengoa Water S.L.U.	—	(7)	—
Myah Bahr Honaine, S.P.A.	Algeria (DZ)	21,600	51.00	Geida Tlemcen, S.L.	—	(4)	D
Proecsa, Procesos Ecológicos, S.A.	Seville (ES)	657	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Recytech, S.A.	Fouquiéres (FR)	—	50.00	Befesa Steel Services GmbH	—	(7)	—
Resid. Urbanos de Ceuta, S.L. (Resurce)	Seville (ES)	2,030	50.00	Abengoa, S.A.	—	(1)	—
Santos Energia Participaçoes S.A	Sao Paulo (BR)	1,298	50.00	Instalaciones Inabensa, S.A./Abengoa Construçao Brasil, Ltda	(*)	(5)	—
Servicios Culturales Mexiquenses, S.A. de C.V.	Mexico D.F. (MX)	1	50.00	Abengoa México, S.A. de C.V./Instalaciones Inabensa, S.A.	—	(1)	B
SRC Nanomaterials, S.A	Asturias (ES)	500	50.00	Rioglass Solar, S.A	—	(3)	—
Total Abengoa Solar Emirates Investment Company, B.V.	Amsterdam (NL)	19,116	50.00	Abengoa Solar Ventures, S.A.	—	(8)	D
Total Abengoa Solar Emirates O&M Company, B.V.	Amsterdam (NL)	165	50.00	Abengoa Solar Ventures, S.A.	—	(3)	D

(*)
Companies incorporated or acquired and consolidated for the first time in the year

(1)
Operating segment activities area: Engineering and Construction

(2)
Operating segment activities area: Transmission

(3)
Operating segment activities area: Solar

(4)
Operating segment activities area: Water

(5)
Operating segment activities areae: Cogeneration and others

(6)
Operating segment activities area: Bioenergy

(7)
Operating segment activities area: Recycling

(8)
Operating segment activities area: Others

A
Audited by PricewaterhouseCoopers Auditores

B
Audited by Deloitte (for legal purposes)

C
Audited by Auditoría y Consulta (for legal purposes)

D
Audited by others auditors (for legal purposes)

Appendices

Appendix IV

Temporary Joint Operations included in the 2012 Consolidation Perimeter using the proportional integration method

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (see Page 4)	Auditor
Abastecimiento Ribera	Valencia (ES)	3	30.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Abener Nuevo Pemex Tabasco I	Seville (ES)	—	100.00	Abener Energía, S.A./Instalaciones Inabensa, S.A.	—	(1)	—
Abener-Inabensa Alemania	Seville (ES)	—	100.00	Abener Energía, S.A./Instalaciones Inabensa, S.A.	—	(1)	—
Abener-Inabensa Francia	Seville (ES)	—	100.00	Abener Energía, S.A./Instalaciones Inabensa, S.A.	—	(1)	—
Abto. Boaco	Nicaragua (NI)	2	73.83	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Acceso Avda. Pais Valencia	Alicante (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Adis Seg.Valdestrilla	Madrid (ES)	—	7.00	Instalaciones Inabensa, S.A.	—	(1)	—
Agencia Andaluza de Energía	Seville (ES)	6	35.00	Instalaciones Inabensa, S.A.	—	(1)	—
Albalac	Madrid (ES)	2	33.34	Instalaciones Inabensa, S.A.	—	(1)	—
Almanjayar	Madrid (ES)	2	25.00	Instalaciones Inabensa, S.A.	—	(1)	—
Aparcamiento L'Ordana	Alicante (ES)	5	90.00	Instalaciones Inabensa, S.A.	—	(1)	—
Apca Lote1 Inab-Aben	Seville (ES)	6	100.00	Abengoa, S.A./Instalaciones Inabensa, S.A.	—	(1)	—
Apca Lote2 Inab-Abeng	Seville (ES)	6	100.00	Abengoa, S.A./Instalaciones Inabensa, S.A.	—	(1)	—
Argelia	Madrid (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Armilla	Seville (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Asimel	Madrid (ES)	2	25.00	Instalaciones Inabensa, S.A.	—	(1)	—
Avinyó	Catalonia (ES)	—	40.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Badaia	Vitoria (ES)	3	30.00	Instalaciones Inabensa, S.A.	(*)	(1)	—
Balsa Rosario	Seville (ES)	3	52.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Barras Parada	Madrid (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Báscara	Catalonia (ES)	—	40.00	Construcciones y Depuraciones, S.A.	—	(1)	—
CAC Arequipa	Peru (PE)	3	76.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Abengoa Perú, S.A.	—	(1)	—
Camas-Salteras	Madrid (ES)	1	35.00	Instalaciones Inabensa, S.A.	—	(1)	—
Campello	Alicante (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
CARE Córdoba	Seville (ES)	12	25.00	Instalaciones Inabensa, S.A.	—	(1)	—
Centro I	Seville (ES)	—	25.00	Instalaciones Inabensa, S.A.	—	(1)	—
Centro Morelos Gen.Electrica 622 MW	Seville (ES)	—	100.00	Scios. Aux. Admon., S.A. De CV/Abener Energía, S.A./instalaciones Inabensa, S.A.	—	(1)	—
Chennai EPC	India (IN)	6	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Construcciones y Depuraciones, S.A.	—	(1)	—
Chilca- Montalbo Ute	Seville (ES)	2	100.00	Abencor Suministros S.A./Instalaciones Inabensa, S.A.	—	(2)	—
China Exhibition Center	Seville (ES)	6	34.50	Instalaciones Inabensa, S.A.	—	(1)	—
Ciudad de la Justicia	Madrid (ES)	1	20.00	Instalaciones Inabensa, S.A.	—	(1)	—
Climatización Hosp Sol	Malaga (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Colector Puerto Huelva	Huelva (ES)	6	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Construcciones y Depuraciones, S.A.	—	(1)	—
Colectores Motril	Granada (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Consistorio	Madrid (ES)	6	30.00	Instalaciones Inabensa, S.A.	—	(1)	—
Consorcio La Gloria	Lima (PE)	—	49.00	Abengoa Perú, S.A.	—	(1)	—
Consorcio Norte Pachacutec	Lima (PE)	—	49.00	Abengoa Perú, S.A.	—	(1)	—
Cortes de Pallas	Valencia (ES)	6	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Abener Energía, S.A.	—	(1)	—
CPD Solares	Madrid (ES)	10	35.00	Instalaciones Inabensa, S.A.	—	(1)	—
Cunene	Angola (AO)	25	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Dead Sea—Israel	Seville (ES)	—	100.00	Abener Energía, S.A./Abener Ghenova Ingeniería S.L.	(*)	(1)	—
Edar Montemayor	Cordoba (ES)	—	60.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Edar Motril	Granada (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Edificio ETEA	Zaragoza (ES)	—	40.00	Instalaciones Inabensa, S.A.	—	(1)	—
Edificio ITA	Zaragoza (ES)	3	30.00	Instalaciones Inabensa, S.A.	—	(1)	—
Edificio PICA	Seville (ES)	5	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
El Cerillo-Los Villares	Cordoba (ES)	5	80.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
El Conquero	Huelva (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Electricación L-3	Barcelona (ES)	1	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Electrificación Burgos	Madrid (ES)	2	33.34	Instalaciones Inabensa, S.A.	—	(1)	—
Electrificación Granollers	Madrid (ES)	6	20.00	Instalaciones Inabensa, S.A.	—	(1)	—
Emergencias Nat	Barcelona (ES)	9	33.33	Instalaciones Inabensa, S.A.	—	(1)	—
Emvisesa Palacio Exposiciones	Seville (ES)	2	25.00	Instalaciones Inabensa, S.A.	—	(1)	—
Energía Línea 9	Barcelona (ES)	1	20.00	Instalaciones Inabensa, S.A.	—	(1)	—
Energía Noroeste	Seville (ES)	—	50.00	Instalaciones Inabensa, S.A.	—	(1)	—

Appendices

Appendix IV

Temporary Joint Operations included in the 2012 Consolidation Perimeter using the proportional integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (see Page 4)	Auditor
Energía Palmas Altas	Seville (ES)	—	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Equipamiento Solar Caballería	Madrid (ES)	1	20.00	Instalaciones Inabensa, S.A.	—	(1)	—
Erabil	Vizcaya (ES)	6	20.00	Instalaciones Inabensa, S.A.	—	(1)	—
Explot. Idam Almería	Almeria (ES)	5	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Abengoa Water, S.L.U.	—	(4)	—
Explot.Idam Cartagena	Murcia (ES)	1	37.50	Construcciones y Depuraciones, S.A./Abengoa Water, S.L.U.	(*)	(4)	—
Facultades	Madrid (ES)	1	15.00	Instalaciones Inabensa, S.A.	—	(1)	—
Ferial Badajoz	Madrid (ES)	—	25.00	Instalaciones Inabensa, S.A.	—	(1)	—
Fotovoltaica Expo	Huelva (ES)	7	70.00	Instalaciones Inabensa, S.A.	—	(1)	—
Gallur Castejon	Madrid (ES)	2	33.33	Instalaciones Inabensa, S.A.	—	(1)	—
Guardería La Nucia	Elche (ES)	5	45.00	Instalaciones Inabensa, S.A.	—	(1)	—
H. Campus de la Salud	Seville (ES)	2	20.00	Instalaciones Inabensa, S.A.	—	(1)	—
Hassi R'Mel O&M	Seville (ES)	—	100.00	Abener Energía, S.A./Abengoa Solar España S.A.	—	(4)	—
Helios Campos de San Juan I Ab-Teyma	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
Helios Campos de San Juan II Ab-Teym	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
Honaine	Algeria (DZ)	2	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Hospital Costa del Sol	Malaga (ES)	10	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Inabensa Eucomsa Carhuamayo Carhuaq	Seville (ES)	8	100.00	Eucomsa, Europea Const. Metálicas, S.A./Instalaciones Inabensa, S.A.	—	(1)	—
Inabensa-Intel	Madrid (ES)	5	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Inabensa-Jayton Catral	Elche (ES)	10	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Inabensa-Jayton la Nucia	Alicante (ES)	6	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Inabensa-Jayton Villajoyosa	Elche (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Inabervion	Vizcaya (ES)	10	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Inacom	Madrid (ES)	6	25.00	Instalaciones Inabensa, S.A.	—	(1)	—
Incubadora	Madrid (ES)	2	30.00	Instalaciones Inabensa, S.A.	—	(1)	—
Inelin	Madrid (ES)	6	48.50	Instalaciones Inabensa, S.A.	—	(1)	—
Inst. Hospital Costa del Sol	Malaga (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Instalaciones Hospital VQ	Seville (ES)	6	60.00	Instalaciones Inabensa, S.A.	—	(1)	—
Instalaciones Plataformas Sur	Barcelona (ES)	5	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Isla de la Cartuja	Seville (ES)	—	30.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Itoiz II	Navarra (ES)	4	35.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Júcar-Vinalopó	Valencia (ES)	2	33.34	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Juzgados	Barcelona (ES)	6	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
L`Espluga	Catalonia (ES)	—	40.00	Construcciones y Depuraciones, S.A.	—	(1)	—
La Faisanera	Burgos (ES)	4	30.00	Instalaciones Inabensa, S.A.	—	(1)	—
Lav Buixalleu Salt	Barcelona (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Libia-Líneas	Seville (ES)	—	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Lubet Cádiz	Cadiz (ES)	—	75.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Mantenimiento L-9	Barcelona (ES)	1	20.00	Instalaciones Inabensa, S.A.	—	(1)	—
Mantenimiento Valdeinfierno	Murcia (ES)	2	60.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Construcciones y Depuraciones, S.A.	—	(1)	—
Mataporquera	Madrid (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Meisa-Inabensa	Huelva (ES)	5	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Metro Ligero de Granada	Madrid (ES)	6	40.00	Instalaciones Inabensa, S.A.	—	(1)	—
Minicentrales, Pedrezuela Valmayor	Madrid (ES)	6	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Construcciones y Depuraciones, S.A.	—	(1)	—
Mobiliario La Nucia	Elche (ES)	5	45.00	Instalaciones Inabensa, S.A.	—	(1)	—
Moraira-Teulada	Alicante (ES)	3	42.50	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Nat Electricidad	Madrid (ES)	4	33.33	Instalaciones Inabensa, S.A.	—	(1)	—
O&M Desal. Chennai	India (IN)	6	100.00	Construcciones y Depuraciones, S.A./Abengoa Water, S.L.U.	—	(4)	—
O&M Desal. Honaine	Algeria (DZ)	2	50.00	Abengoa Water, S.L.U.	—	(4)	—
O&M Desal. Skikda	Algeria (DZ)	2	67.00	Construcciones y Depuraciones, S.A./Abengoa Water, S.L.U.	—	(4)	—
Ojén Mijas	Malaga (ES)	—	70.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Ontoria	Vizcaya (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Pabellón Cubierto La Nucia	Alicante (ES)	9	45.00	Instalaciones Inabensa, S.A.	—	(1)	—
Parque Aeronaútico	Seville (ES)	2	40.00	Instalaciones Inabensa, S.A.	—	(1)	—

Appendices

Appendix IV

Temporary Joint Operations included in the 2012 Consolidation Perimeter using the proportional integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (see Page 4)	Auditor
Parque Soland	Seville (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Patrimonio	Seville (ES)	2	35.00	Instalaciones Inabensa, S.A.	—	(1)	—
Paysandu (Alur) Abener Teyma	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	(*)	(1)	—
Peaje Irun (Telvent Inabensa)	Bilbao (ES)	—	20.00	Instalaciones Inabensa, S.A.	—	(1)	—
Pistas Deportivas la Nucia	Seville (ES)	1	45.00	Instalaciones Inabensa, S.A.	—	(1)	—
Quingdao	China (CN)	6	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Construcciones y Depuraciones, S.A.	—	(1)	—
Ranilla	Seville (ES)	2	15.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Retortillo	Seville (ES)	6	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Construcciones y Depuraciones, S.A.	—	(1)	—
Riegos Villareal	Castellon (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Rotonda CV-70	Alicante (ES)	5	45.00	Instalaciones Inabensa, S.A.	—	(1)	—
San Juan Sur	Nicaragua (NI)	2	73.31	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Sant Adriá S/E	Madrid (ES)	2	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Santa Amalia	Badajoz (ES)	5	80.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Sector Vilablareix	Barcelona (ES)	3	33.34	Instalaciones Inabensa, S.A.	—	(1)	—
Sede Universitaria	Elche (ES)	5	45.00	Instalaciones Inabensa, S.A.	—	(1)	—
Seguridad Vial y Tráfico Rodado	Alicante (ES)	9	90.00	Instalaciones Inabensa, S.A.	—	(1)	—
Semi Inabensa	Madrid (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Sigmacat	Madrid (ES)	2	33.00	Instalaciones Inabensa, S.A.	—	(1)	—
Silfrasub.Ave Figueras	Madrid (ES)	2	40.00	Instalaciones Inabensa, S.A.	—	(1)	—
Silvacat	Madrid (ES)	11	35.30	Instalaciones Inabensa, S.A.	—	(1)	—
Sisecat	Madrid (ES)	1	20.95	Instalaciones Inabensa, S.A.	—	(1)	—
Skikda	Algeria (DZ)	2	67.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Construcciones y Depuraciones, S.A.	—	(1)	—
Solaben Logrosan I Abener—Teyma	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
Solaben Logrosan II Abener—Teyma	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
Solaben Logrosan III Abener—Teyma	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
Solaben Logrosan Infraestr. Comunes	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
Solaben Logrosan VI Abener—Teyma	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
Solacor El Carpio I Abener-Teyma	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
Solacor El Carpio II Abener-Teyma	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
Soterramnet 132 Kv	Barcelona (ES)	2	33.34	Instalaciones Inabensa, S.A.	—	(1)	—
Subestación Blanes	Madrid (ES)	2	33.33	Instalaciones Inabensa, S.A.	—	(1)	—
Subestacion Libia Lineas	Madrid (ES)	—	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
Suburbano Mexico	Seville (ES)	12	100.00	Instalaciones Inabensa, S.A./Abeinsa, Ing y Const. Ind., S.A.	—	(1)	—
Tablada	Seville (ES)	6	50.00	Abengoa Water, S.L.U.	—	(4)	—
TEMA Befesa Ferrovial (Saih Duero)	Valladolid (ES)	2	30.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Tenes	Algeria (DZ)	6	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Construcciones y Depuraciones, S.A.	—	(1)	—
Terciario Alcoy	Alicante (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Torre	Bilbao (ES)	6	20.00	Instalaciones Inabensa, S.A.	—	(1)	—
Torre Isla Cartuja	Seville (ES)	12	20.00	Instalaciones Inabensa, S.A.	—	(1)	—
Tranvía de Jaén	Seville (ES)	1	15.00	Instalaciones Inabensa, S.A.	—	(1)	—
Usansolo	Vizcaya (ES)	—	50.00	Instalaciones Inabensa, S.A.	—	(1)	—
UTE—ABENSAIH GUADALETE BARBATE	Cadiz (ES)	3	51.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE—ABENSAIH GUADALQUIVIR	Seville (ES)	3	51.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Abastecimiento Villanueva	Cordoba (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Abastecimientos Cáceres	Extremadura (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Abeima Teyma Barka	Seville (ES)	—	100.00	Construcción e Ingeniería	(*)	(4)	—
UTE Abeima Teyma Nungua	Seville (ES)	7	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	(*)	(1)	—

Appendices

Appendix IV

Temporary Joint Operations included in the 2012 Consolidation Perimeter using the proportional integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (see Page 4)	Auditor
UTE Abener Hassi R'Mel	Seville (ES)	—	100.00	Abener Energía, S.A./Abengoa Solar España S.A.	—	(1)	—
UTE Abener Teyma Biomasa Salamanca	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
Ute Abener Teyma biomasa SAlamanca II	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)	—
UTE Abener Teyma CRS	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
UTE Abener Teyma CRS II	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
UTE Abener Teyma Solar Tabernas	Seville (ES)	—	80.00	Abener Energía, S.A./Abengoa Solar S.A./Teyma Gest. de Ctos. de Constr. e Ingeniería	(*)	(1)	—
UTE Abener-Befesa Agua Sahechores	Leon (ES)	6	80.00	Abeinsa Inf. Medio Ambiente, S.A./Abener Energía, S.A./Abengoa Water, S.L.U.	—	(1)	—
UTE Abener-Inabensa P.Bajos	Seville (ES)	—	100.00	Abener Energía, S.A./Instalaciones Inabensa, S.A.	—	(1)	—
UTE ABENSAIH Construcción	Seville (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE ABENSAIH Mantenimto.	Seville (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Abtmo. Ames-Brión	La Coruña (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Agua Prieta (EP)	Mexico D.F. (MX)	—	100.00	Teyma Gestión de Contratos de Construcción e Ingeniería, S.A.	(*)	(1)	—
UTE Aguas Salobres Sant Feliú	Catalonia (ES)	4	60.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Atabal	Malaga (ES)	3	53.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Baix Lobregat	Catalonia (ES)	6	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Ute Baja California Sur IV	Seville (ES)	—	100.00	Saxsa, S.A. De CV/Abener Energía, S.A./Inst. Inabensa, S.A./Abeinsa, Ing y Const. Ind.	—	(1)	—
UTE Canal Alguerri Balaguer	Lleida (ES)	2	33.34	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Canal Estremera	Madrid (ES)	6	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE CCAC Arequipa	Peru (PE)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Ute Centro Morelos	Compostela (ES)	—	70.00	Instalaciones Inabensa, S.A.	—	(1)	—
UTE Desaladora Bajo Almanzora	Murcia (ES)	2	40.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Edar La Codosera	Caceres (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Elantxobe	Vizcaya (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Emirates I—Abener-Teyma	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
Ute Esclusa Duero	Valladolid (ES)	2	30.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Fontsanta	Catalonia (ES)	5	40.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Fuente Alamo	Murcia (ES)	3	33.00	Construcciones y Depuraciones, S.A.	—	(1)	—
UTE Guadalajara	Guadalajara (ES)	3	55.00	Abengoa Water, S.L.U.	—	(4)	—
UTE Helioenergy Ecija I Ab-Teyma	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
UTE Helioenergy Ecija II Ab-Teyma	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	—	(1)	—
UTE Hidrosur	Malaga (ES)	2	33.33	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Huesna	Seville (ES)	6	33.34	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Idam Carboneras	Almeria (ES)	3	43.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Idam Deca	Almeria (ES)	2	32.25	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Inabensa Abencor Las Bambas	Seville (ES)	6	100.00	Abencor Suministros S.A./Instalaciones Inabensa, S.A.	(*)	(2)	—
UTE Inabensa Teyma Peralta	Seville (ES)	60	100.00	Instalaciones Inabensa, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	(*)	(1)	—
UTE Itoiz	Navarra (ES)	4	35.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Kurkudi	Vizcaya (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Mantenimiento de Presas	Malaga (ES)	2	35.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Marismas Construcción	Seville (ES)	12	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Construcciones y Depuraciones, S.A.	—	(1)	—
UTE Mundaka	Basque Country (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Paneles Informativos	Valladolid (ES)	2	30.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Paulputs Abener-Teyma	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	(*)	(1)	—
Ute Poniente Almeriense	Gador (ES)	12	100.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
UTE Regadío Guiamets	Catalonia (ES)	7	60.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Reus	Catalonia (ES)	4	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Riegos del Canal de Navarra	Navarra (ES)	4	20.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—

Appendices

Appendix IV

Temporary Joint Operations included in the 2012 Consolidation Perimeter using the proportional integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (see Page 4)	Auditor
UTE Riegos Marismas	Seville (ES)	6	70.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Rincón de la Victoria	Malaga (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Sallent	Catalonia (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE San Blas de Fonz	Catalonia (ES)	5	90.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Sanchonuño	Valladolid (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Sant Celoni	Catalonia (ES)	6	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Segria-Sud	Catalonia (ES)	4	60.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Teatinos	Malaga (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Upington Abener-Teyma	Seville (ES)	—	100.00	Abener Energía, S.A./Teyma Gestión de Contratos de Construcción e Ingeniería	(*)	(1)	—
UTE Utrera	Seville (ES)	3	80.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Abengoa Water, S.L.U.	—	(4)	—
UTE Valdeinfierno	Murcia (ES)	2	60.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Construcciones y Depuraciones, S.A.	—	(1)	—
UTE Valdelentisco	Murcia (ES)	5	80.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Vall Baixa	Catalonia (ES)	6	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Ute Vilagracía	Pontevedra (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Xerta Xenia	Catalonia (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
UTE Zapotillo—Abeima Teyma	Seville (ES)	7	100.00	Construcción e Ingeniería	(*)	(1)	—
Winterra-Inabensa C.S. San Paio	Compostela (ES)	2	30.00	Instalaciones Inabensa, S.A.	—	(1)	—
Winterra-Inabensa Monterroso	Compostela (ES)	6	30.00	Instalaciones Inabensa, S.A.	—	(1)	—
Winterra-Inabensa Muelle Trasatl	Compostela (ES)	—	20.00	Instalaciones Inabensa, S.A.	—	(1)	—
Winterra-Inabensa Sarriá	Compostela (ES)	2	30.00	Instalaciones Inabensa, S.A.	—	(1)	—

(*)
Companies incorporated or acquired and consolidated for the first time in the year

(1)
Operating segment activities area: Engineering and Construction

(2)
Operating segment activities area: Transmission

(3)
Operating segment activities area: Solar

(4)
Operating segment activities area: Water

(5)
Operating segment activities areae: Cogeneration and others

(6)
Operating segment activities area: Bioenergy

(7)
Operating segment activities area: Recycling

(8)
Operating segment activities area: Others

A
Audited by PricewaterhouseCoopers Auditores

B
Audited by Deloitte (for legal purposes)

C
Audited by Auditoría y Consulta (for legal purposes)

D
Audited by others auditors (for legal purposes)

Appendices

Appendix V

Subsidiary companies which during 2012, 2011 and 2010 were no longer included in the consolidation perimeter

Company Name	Year of Exit	% Share	Motive
Abengoa Bioenergy of SW Kansas, LLC	2012	100.00	Windup of the company
Almadén Solar, S.A.	2012	51.00	Windup of the company
Befesa Waterbuilt GP, Inc.	2012	51.00	Merged of the company
Befesa Zinc Amoreb., S.A.	2012	100.00	Merged of the company
Bioeléctrica Jienense, S.A.	2012	100.00	Windup of the company
Captasol Fotovoltaica 41, S.L.	2012	100.00	Windup of the company
Captasol Fotovoltaica 44, S.L.	2012	100.00	Windup of the company
Captasol Fotovoltaica 48, S.L.	2012	100.00	Windup of the company
Captasol Fotovoltaica 49, S.L.	2012	100.00	Windup of the company
Captasol Fotovoltaica 50, S.L.	2012	100.00	Windup of the company
Captasol Fotovoltaica 51, S.L.	2012	100.00	Windup of the company
Captasol Fotovoltaica 53, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 54, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 55, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 56, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 57, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 59, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 60, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 61, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 62, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 63, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 64, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 65, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 66, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 67, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 68, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 69, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 71, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 74, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 75, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 76, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 78, S.L.	2012	99.94	Windup of the company
Captasol Fotovoltaica 79, S.L.	2012	99.94	Windup of the company
Insolation 1, S.R.L.	2012	100.00	Windup of the company
Insolation 2, S.R.L.	2012	100.00	Windup of the company
Insolation 19 S.R.L	2012	100.00	Windup of the company
Insolation 20 S.R.L	2012	100.00	Windup of the company
Insolation Sic 16 S.R.L	2012	100.00	Windup of the company
Proyectos de Inversiones Medioambientales, S.L.	2012	100.00	Merged of the company
Solaben Electricidad Nueve, S.A.	2012	100.00	Windup of the company
Solaben Electricidad Once, S.A.	2012	100.00	Windup of the company
Solúcar Andalucía FV1, S.A	2012	100.00	Windup of the company
Solúcar Andalucía FV2, S.A	2012	100.00	Windup of the company

Appendices

Appendix V

Subsidiary companies which during 2012, 2011 and 2010 were no longer included in the consolidation perimeter (Continuation)

Company Name	Year of Exit	% Share	Motive
Solúcar Castilla FV1, S.A	2012	100.00	Windup of the company
Solúcar Castilla FV2, S.A	2012	100.00	Windup of the company
Telvent Implantación de Sistemas S.L	2012	100.00	Windup of the company
ABC Issuing Company, Inc.	2011	100.00	Windup of the company
Abener France, EURL	2011	100.00	Windup of the company
Abengoa Solar PV, S.A.	2011	100.00	Windup of the company
Abentey, S.A.	2011	100.00	Windup of the company
Ashalim Solar Power One Ltd.	2011	100.00	Windup of the company
Befesa Chile Gestión Ambiental Limitada	2011	100.00	Merged of the company
Beijing Blue Shield High & New Tech. Co., Ltd	2011	80.00	Sale of the company
Bioetanol Galicia Novas Tecnoloxías, S.A.	2011	60.00	Windup of the company
BUS France	2011	100.00	Merged of the company
Captasol Fotovoltaica 39 S.L.	2011	100.00	Windup of the company
Captasol Fotovoltaica 42 S.L.	2011	100.00	Windup of the company
Captasol Fotovoltaica 43 S.L.	2011	100.00	Windup of the company
Captasol Fotovoltaica 45 S.L.	2011	100.00	Windup of the company
Captasol Fotovoltaica 46 S.L.	2011	100.00	Windup of the company
Captasol Fotovoltaica 47 S.L.	2011	100.00	Windup of the company
Captasol Fotovoltaica 70 S.L.	2011	99.94	Windup of the company
DTN, Data Transmission Network	2011	100.00	Sale of the company
Fundación Santa Angela Grupos Vulnerables	2011	100.00	Windup of the company
Gestión de Evacuación Don Rodrigo, S.L.	2011	100.00	Windup of the company
Gestión Integral de Proyectos e Ingeniería, S.A. De C.V.	2011	99.80	Sale of the company
Helio Energy Electricidad Catorce S.A.	2011	100.00	Windup of the company
Helio Energy Electricidad Diecinueve S.A.	2011	100.00	Windup of the company
Helio Energy Electricidad Dieciocho, S.A.	2011	100.00	Windup of the company
Helio Energy Electricidad Dieciseis, S.A.	2011	100.00	Windup of the company
Helio Energy Electricidad Diecisiete, S.A.	2011	100.00	Windup of the company
Helio Energy Electricidad Quince, S.A.	2011	100.00	Windup of the company
Helio Energy Electricidad Seis, S.A.	2011	100.00	Windup of the company
Helio Energy Electricidad Veinte, S.A.	2011	100.00	Windup of the company
Inabensa Seguridad S.A.	2011	100.00	Windup of the company
Matchmind Software Ltda (Matchmind Brasil)	2011	100.00	Sale of the company
New Cairo Wastewater Company	2011	100.00	Windup of the company
NTE, Nordeste Transmissora de Energía, S.A.	2011	100.00	Sale of the company
Solaben Electricidad Catorce, S.A	2011	100.00	Windup of the company
Solaben Electricidad Cinco	2011	100.00	Windup of the company
Solaben Electricidad Cuatro	2011	100.00	Windup of the company
Solaben Electricidad Diecinueve, S.A	2011	100.00	Windup of the company
Solaben Electricidad Dieciocho, S.A	2011	100.00	Windup of the company
Solaben Electricidad Dieciseis S.A	2011	100.00	Windup of the company
Solaben Electricidad Diecisiete, S.A	2011	100.00	Windup of the company
Solaben Electricidad Siete, S.A.	2011	100.00	Windup of the company

Appendices

Appendix V

Subsidiary companies which during 2012, 2011 and 2010 were no longer included in the consolidation perimeter (Continuation)

Company Name	Year of Exit	% Share	Motive
Solaben Electricidad Trece, S.A	2011	100.00	Windup of the company
Solaben Electricidad Veinte, S.A	2011	100.00	Windup of the company
Solacor Electricidad Tres, S.A.	2011	100.00	Windup of the company
Solargate Electricidad Diez, S.A.	2011	100.00	Windup of the company
Solargate Electricidad Doce, S.A.	2011	100.00	Windup of the company
Solargate Electricidad Nueve, S.A.	2011	100.00	Windup of the company
Solargate Electricidad Ocho, S.A.	2011	100.00	Windup of the company
Solargate Electricidad Once, S.A.	2011	100.00	Windup of the company
Solargate Electricidad Seis, S.A.	2011	100.00	Windup of the company
Solargate Electricidad Siete, S.A.	2011	100.00	Windup of the company
Solnova Electricidad Diez, S.A.	2011	100.00	Windup of the company
Solnova Electricidad Doce, S.A.	2011	100.00	Windup of the company
Solnova Electricidad Nueve, S.A.	2011	100.00	Windup of the company
Solnova Electricidad Ocho, S.A.	2011	100.00	Windup of the company
Solnova Electricidad Once, S.A.	2011	100.00	Windup of the company
Solnova Electricidad Siete, S.A.	2011	100.00	Windup of the company
Solúcar Extremadura FV1, S.A	2011	100.00	Windup of the company
Solúcar Extremadura FV2, S.A	2011	100.00	Windup of the company
Telvent Arce Sistemas SA	2011	99.99	Sale of the company
Telvent Argentina	2011	100.00	Sale of the company
Telvent Australia Pty Ltd	2011	100.00	Sale of the company
Telvent Brasil, S.A.	2011	100.00	Sale of the company
Telvent Canada, Ltd.	2011	100.00	Sale of the company
Telvent Chile	2011	100.00	Sale of the company
Telvent China	2011	100.00	Sale of the company
Telvent Deutschland Gmbh	2011	100.00	Sale of the company
Telvent Dinamarca	2011	100.00	Sale of the company
Telvent Energía S.A.	2011	100.00	Sale of the company
Telvent Environment, S.A.	2011	100.00	Sale of the company
Telvent Export, S.L	2011	100.00	Sale of the company
Telvent GIT, S.A.	2011	41.09	Sale of the company
Telvent Global Services, S.A. (S.A.U)	2011	100.00	Sale of the company
Telvent México, S.A.	2011	99.34	Sale of the company
Telvent Netherlands BV	2011	100.00	Sale of the company
Telvent Portugal, S:A.	2011	100.00	Sale of the company
Telvent Saudi Arabia, Co. Ltd	2011	100.00	Sale of the company
Telvent Scandinavia AB	2011	100.00	Sale of the company
Telvent Servicios Compartidos, S.A.	2011	100.00	Sale of the company
Telvent Tráfico y Transporte, S.A.	2011	100.00	Sale of the company
Telvent USA Corporation (Telvent Farradyne)	2011	100.00	Sale of the company
Telvent Venezuela C.A	2011	100.00	Sale of the company
Trafinsa, Tráfico e Ingenier., S.A.	2011	100.00	Sale of the company
Transportadora del Atlántico, S.A.	2011	100.00	Windup of the company

Appendices

Appendix V

Subsidiary companies which during 2012, 2011 and 2010 were no longer included in the consolidation perimeter (Continuation)

Company Name	Year of Exit	% Share	Motive
Zeroemissions Eatern Europe, LLC	2011	100.00	Windup of the company
Abengoa Bioenergía Centro-Oeste, Ltda.	2010	100.00	Merged of the company
Abengoa Bioenergía Centro-Sul, Ltda.	2010	100.00	Merged of the company
Abengoa Bioenergía Cogeraçao, S.A.	2010	99.97	Merged of the company
Abengoa Bioenergía Sao Joao,Ltda.	2010	100.00	Merged of the company
Abengoa Bioenergía Sao Luiz, S.A.	2010	100.00	Merged of the company
ATE XII, Porto Velho Transmissora de Energía S.A.	2010	100.00	Sale of the company
ATE XIV Estaçao Transmissora de Energia S.A.	2010	100.00	Sale of the company
Befesa Salzschlacke Süd GmbH	2010	100.00	Merged of the company
BUS Group AG	2010	100.00	Merged of the company
Caseta Technologies, Inc.	2010	100.00	Merged of the company
Derivados de Pintura S.A.	2010	100.00	Merged of the company
Galian 2002, S.L.	2010	100.00	Merged of the company
GD 21, S.L.	2010	100.00	Merged of the company
Limpiezas Industriales Robotizadas, S.A.	2010	100.00	Merged of the company
Matchmind Holding, S.L.	2010	100.00	Merged of the company
Matchmind Ingeniería de Software, S.L.	2010	100.00	Merged of the company
Matchmind S.L.	2010	100.00	Merged of the company
Telvent Corporate Services Inc.	2010	100.00	Windup of the company
Telvent Corporate Services Ltd.	2010	100.00	Windup of the company
Telvent Housing, S.A.	2010	100.00	Merged of the company
Telvent Interactiva S.A.	2010	100.00	Merged of the company
Telvent Miner & Miner, Inc.	2010	100.00	Merged of the company
Telvent Outsourcing, S.A.	2010	100.00	Merged of the company
Telvent Thailandia, Ltd	2010	100.00	Windup of the company
Telvent Traffic North America Inc.	2010	100.00	Merged of the company
Telvent USA, Inc.	2010	100.00	Merged of the company
Tratamiento y Concentración de Líquidos, S.L.	2010	100.00	Merged of the company

Appendices

Appendix VI

Associated companies which during 2012, 2011 and 2010 were no longer included in the consolidation perimeter

Company Name	Year of Exit	% Share	Motive
Abenor, S.A.	2012	20.00	Sale of the company
Araucana de Electricidad, S.A.	2012	20.00	Sale of the company
Huepil de Electricidad, S.L.	2012	20.00	Sale of the company
Inversiones Eléctricas Transam Chile Limitada.	2012	20.00	Sale of the company
Shams One Company LLC	2012	20.00	Windup of the company
Telvent DMS LLC.	2011	49.00	Sale of the company
Zoar Eolica, S.L.	2011	33.33	Windup of the company
Expansion Transmissao Itumbiara Marimbondo, Ltda.	2010	25.00	Sale of the company
Expansion-Transmissao de Energía Electrica Ltda	2010	25.00	Sale of the company
Rio Branco Transmisora de Energia S.A	2010	25.50	Sale of the company

Appendices

Appendix VII

Joint ventures and Temporary Joint Ventures which during 2012 and 2011 were no longer included in the consolidation perimeter

Company Name	Year of Exit	% Share
Abener Inabensa	2012	70.00
Abener Inabensa Germany	2012	70.00
Abener Inabensa NP Tabasco	2012	70.00
Abener Inabensa Paises Bajos	2012	70.00
Abengoa Participaçoes Holding	2012	50.00
ATE II Transmissora de Energia, S.A.	2012	50.00
ATE III Transmissora de Energia, S.A.	2012	50.00
ATE Transsmisora de Energía, S.A.	2012	50.00
Bioener Energía, S.A.	2012	50.00
Chennai	2012	20.00
Chennai O&M	2012	20.00
China Internacional	2012	34.50
Complejo Espacial	2012	50.00
Consorcio Abengoa Perú y Cosapi	2012	50.00
Consorcio Constructor Alto Cayma	2012	25.00
Hassi R'Mel Construction	2012	70.00
Hassi'Mel Construcción	2012	30.00
Honnaine	2012	50.00
Hospital Aranjuez	2012	20.00
Inabensa Apca 1	2012	50.00
Inabensa Apca 1	2012	50.00
Intercambiador Mairena	2012	30.00
Italgest Abengoa Solar, S.r.l	2012	50.00
Marismas Construccion	2012	90.00
Minicentrales	2012	50.00
Perú	2012	70.00
Puerto de Huelva	2012	50.00
Qingdao	2012	20.00
Retortillo	2012	30.00
Sahechores	2012	62.00
Sahechores	2012	30.00
Sigmalac	2012	33.34
Skikda	2012	25.00
STE-Sul Transmissora de Energía, Ltda.	2012	50.00
Tenés EPC	2012	20.00
UTE Selectiva Poniente	2012	50.00
Valdeinfierno	2012	20.00
Winterra-Inabensa E.V. Meixoeiro	2012	30.00
Winterra-Inabensa Guardia Civil	2012	30.00
Zonas Deportivas La Nucia	2012	45.00
Abensaih Construcción UTE	2011	50.00
Abensaih Mantenimiento UTE	2011	50.00

Appendices

Appendix VII

Joint ventures and Temporary Joint Ventures which during 2012 and 2011 were no longer included in the consolidation perimeter (Continuation)

Company Name	Year of Exit	% Share
Acciona—TTT	2011	50.00
Acisa—Indra Sistemas—Telvent	2011	34.00
Alstom Tráfico—TTT	2011	25.00
Baix Llobregat	2011	50.00
Bascara	2011	40.00
Cei Huesca	2011	20.00
Cercanias Tren (Camas-Salteras)	2011	35.00
Chilca Montalbo	2011	80.00
Cobra—TTT	2011	50.00
Consocio Iberinco-T. Tunez	2011	50.00
Consorcio Abengoa Kipreos Ltda	2011	50.00
Consorcio Constructor Alto Cayma	2011	50.00
Consorcio Siga SDI IMA Limitada	2011	50.00
Consorcio Tema/Vaisala	2011	80.00
Contenedores Ortuella	2011	60.00
Dragados Ind.—Electrinic traffic- Indra sistemas—ST—Tekia cons.	2011	22.75
Edif. Plaza d/America (Ferrabe)	2011	35.00
Eidra	2011	42.00
Electronic Traffic—TTT	2011	25.00
Electronic Traffic—TTT	2011	50.00
Electronic Trafic-TTT-Sice	2011	33.00
Energía Noroeste	2011	50.00
Ferrovial, Teyma, Befesa	2011	30.00
Girhmex, S.A. De C.V.	2011	50.00
Grupisa Infraestructuras—TTT	2011	50.00
Inabensa—ST	2011	80.00
Indra sistemas—ST	2011	50.00
Indra sistemas—ST	2011	36.00
Indra Sistemas—TTT	2011	50.00
Indra Sistemas—TTT	2011	50.00
Indra Sistemas—TTT	2011	50.00
Indra Sistemas—TTT	2011	50.00
Inelcy	2011	33.33
Keyland Sistemas de Gestión S.L	2011	50.00
Negratín Almanzora	2011	50.00
Nicsa—ST No 1	2011	50.00
Primapen III	2011	33.33
Rap Fenol	2011	33.33
S/E Modulares	2011	50.00
S/E Orio	2011	20.00
Saima Seguridad—TTT	2011	50.00
Sala Reguladora TF Norte	2011	25.00
Sice—ST	2011	50.00

Appendices

Appendix VII

Joint ventures and Temporary Joint Ventures which during 2012 and 2011 were no longer included in the consolidation perimeter (Continuation)

Company Name	Year of Exit	% Share
Sice—ST	2011	20.00
Sice—ST	2011	50.00
Sice—ST, AIE	2011	50.00
Sice—TTT	2011	50.00
ST—Acisa	2011	65.00
ST—Codinsa	2011	50.00
ST—Daviña No1	2011	80.00
ST—Disel Aire	2011	50.00
ST—E. Otaduy—Excavaciones Cantabricas, A.I.E.	2011	34.00
ST—Etralux	2011	50.00
ST—Etralux	2011	50.00
ST—Etralux	2011	55.00
ST—Etralux	2011	56.00
ST—Etralux	2011	35.00
ST—Etralux no 1	2011	56.00
ST—Getecma	2011	60.00
ST—Getecma	2011	75.00
ST—Inabensa	2011	80.00
ST—Indra	2011	55.00
ST—Indra—Etralux	2011	45.00
ST—Isolux Wat	2011	50.00
ST—Monelec	2011	50.00
ST—Monelec	2011	50.00
ST—Monelec	2011	54.00
ST—Monelec	2011	55.00
ST—Sice—Acisa	2011	54.00
ST—VS Ingenieria y Urbanismo	2011	50.00
Tas—Balzola—Cobra	2011	50.00
TAS—Guillermo Ibargoyen—Inabensa	2011	40.00
Telve Novasoft Ingenieria S.L. Telvent Interactiva S.A. Movipolis	2011	20.00
Telvent Interactiva y Carestream, Ute	2011	50.00
Telvent Interactiva y Fujitsu, Ute	2011	50.00
Telvent Interactiva y Guadaltel, Ute	2011	50.00
Telvent Interactiva y Novasolft II, Ute Proyecto Abregoa	2011	50.00
Telvent Interactiva y Novasolft, Ute Proyecto Archiva	2011	20.00
Telvent UTE	2011	100.00
Telvent-Inabensa	2011	50.00
TTT—Acisa	2011	50.00
TTT—Electronic Trafic	2011	50.00
TTT—Electrosistemas Bach	2011	47.17
TTT—Etra—Sice	2011	50.00
TTT—Etralux—Sice	2011	46.00
TTT—Iceacsa	2011	50.00

Appendices

Appendix VII

Joint ventures and Temporary Joint Ventures which during 2012 and 2011 were no longer included in the consolidation perimeter (Continuation)

Company Name	Year of Exit	% Share
TTT—Idom	2011	50.00
TTT—Inabensa	2011	80.00
TTT—Inabensa—Acisa	2011	34.00
TTT—Indra Sistemas	2011	50.00
TTT—Indra Sistemas	2011	50.00
TTT—Indra Sistemas	2011	50.00
TTT—Indra Sistemas	2011	36.00
TTT—Indra Sistemas	2011	36.00
TTT—Roig Obres Serveis i Medi Ambient	2011	55.00
TTT—Sice	2011	70.00
TTT—Sice	2011	49.00
TTT—Tecnocontrol	2011	50.00
TTT—Tecnocontrol	2011	50.00
TTT- Etra Cataluña	2011	50.00
TTT-Atos Origin-Indra Sistem	2011	33.00
TTT-Cobra-Ansaldo	2011	40.00
TTT-Cobra-Conservación	2011	30.00
TTT-Daviña	2011	80.00
Túnel Rovira	2011	33.00
UTE Cantabria	2011	50.00
UTE Abencor-Inabensa Chicla Montalvo	2011	20.00
UTE Abensaih	2011	65.00
UTE Abensaih 10192C	2011	40.00
UTE Abensaih Guadalete	2011	51.00
UTE Ampliación CCTV	2011	50.00
UTE Ampliación M-30	2011	20.00
UTE Arce sistemas-T.Interac	2011	50.00
UTE Centre Vic	2011	50.00
UTE Electro Roig—TTT	2011	50.00
UTE Etra Cataluña—TTT (UTE Corredors B1)	2011	45.00
UTE Indra—TTT (Radares Centro)	2011	50.00
UTE Levatel	2011	50.00
UTE LFF Consultores y Asesores—TTT—Indra	2011	33.00
UTE Mantenimiento RVCA Andalucía	2011	45.00
UTE Operación Verano	2011	50.00
UTE Res IRIS (Eurocomercial informática y comunicaciones, S.A)	2011	99.00
UTE Saih Sur	2011	33.00
UTE Scada Norte Jordania	2011	20.00
UTE Sevic	2011	50.00
UTE Sice—TTT (Sictram)	2011	40.00
UTE Sice—TTT Accesos Zaragoza II	2011	49.00
UTE T. Interactiva-Caymasa El Sendero	2011	60.00
UTE T.Interac Esri España	2011	50.00

Appendices

Appendix VII

Joint ventures and Temporary Joint Ventures which during 2012 and 2011 were no longer included in the consolidation perimeter (Continuation)

Company Name	Year of Exit	% Share
UTE T.Interac-Sadiel	2011	70.00
UTE Tecnocontrol—TTT	2011	50.00
UTE Telvent Int., S.A.- Indra Sist., S.A.- Isoft Sanidad S.A.-Everis Spain S.L.	2011	22.00
UTE Telvent Interactiva-Novasoft Sica	2011	50.00
Ute Telvent Keyland	2011	80.00
UTE Telvent Tráfico y Transporte—Floria Diseño	2011	51.00
Ute Telvent-Novasoft Aplicaciones TIC Junta de Andalucía	2011	70.00
Ute Tema/Isolux	2011	50.00
UTE Tema/Sufi	2011	50.00
Ute Tema/Tradia	2011	65.00
UTE Teyma-Sadiel-Isotrol	2011	30.00
UTE TH-TO	2011	50.00
UTE TTT—Acisa	2011	50.00
UTE TTT—Acisa—Lectro 90	2011	22.69
UTE TTT—Iceacsa (Explotacion Centro Control Noroeste)	2011	50.00
UTE TTT—Inabensa	2011	50.00
UTE TTT—Inabensa (UTE Jerez-Algeciras)	2011	75.00
UTE TTT—Meym 2000 (Postes SOS Barcelona)	2011	50.00
UTE TTT—TI—Inabensa	2011	40.00
Calatayud	2010	50.00
Campus Aljarafe	2010	25.00
Canal Algerri-Balaguer	2010	33.00
Cartuja	2010	100.00
Cenajo	2010	50.00
Centrales	2010	50.00
Chapin 2002	2010	25.00
Cifuentes	2010	55.00
Cobra—ST	2010	50.00
Cobra—TTT	2010	50.00
Consorcio Abengoa Kipreos Limitada	2010	50.00
Consorcio Ambiental Plata	2010	40.00
Control Aéreo Gava	2010	30.00
E. Otaduy—TTT—Indra Sistemas—Exc. Cantabricas	2010	25.00
Edar Montemayor	2010	60.00
Edar Motril	2010	50.00
EMISA—ST	2010	50.00
European Tank Clening Company	2010	50.00
Fat	2010	40.00
Fenollar	2010	50.00
Gelida	2010	50.00
Huadian Abengoa Solar Development (Beijing) Co.	2010	50.00
Huesna	2010	33.00
Jerez Ferroviaria	2010	100.00

Appendices

Appendix VII

Joint ventures and Temporary Joint Ventures which during 2012 and 2011 were no longer included in the consolidation perimeter (Continuation)

Company Name	Year of Exit	% Share
Lubet Cadiz	2010	75.00
Marismas	2010	10.00
Meirama	2010	60.00
Motril	2010	50.00
Ojen Mijas	2010	70.00
Sector Este	2010	50.00
Segria Sud	2010	60.00
Sice—Indra—ST	2010	20.00
Sigüenza	2010	55.00
ST—Sice	2010	80.00
ST—Tecnocontrol	2010	50.00
ST—Tecnocontrol	2010	50.00
ST-Acisa	2010	50.00
TTT-Acisa	2010	50.00
UTE Ribera	2010	50.00
UTE Riegos Marismas	2010	99.00
UTE T.Interac-Accenture	2010	50.00
UTE Túneles Malmasín	2010	25.00
Vendrell	2010	50.00

Appendices

Appendix VIII

Projects companies subject to the application of IFRIC 12 interpretation based on the concession of services

Kind of Agreement/Project	Activity	Country	Status (*)	% Share	Years of Agreement	Assets/ Investment	Amort. Acum.	Revenues from operational services	Revenues from construction services	Operating Income
Electricity Transmission:
Abengoa Transmisión Sur, S.A	Transmission	Peru	(C)	100.00	2013-2043	309,318	—	—	134,300	(652)
ATN	Transmission	Peru	(O)	100.00	2010-2040	243,948	(12,491)	12,544	4,404	519
ATE IV	Transmission	Brasil	(O)	100.00	2010-2037	89,320	(5,093)	6,423	—	1,243
ATE V	Transmission	Brasil	(O)	100.00	2009-2036	67,458	(4,674)	6,116	—	1,700
ATE VI	Transmission	Brasil	(O)	100.00	2009-2036	71,349	(5,443)	6,595	—	2,046
ATE VII	Transmission	Brasil	(O)	100.00	2009-2036	44,652	(3,820)	4,851	—	1,355
ATE VIII (**)	Transmission	Brasil	(C)	50.00	2013-2041	7,355	—	—	7,355	—
Linha Verde	Transmission	Brasil	(C)	51.00	2011-2039	128,441	—	—	32,617	—
Manaus	Transmission	Brasil	(C)	50.50	2011-2038	762,600	—	—	143,489	—
Norte Brasil	Transmission	Brasil	(C)	51.00	2012-2039	699,368	—	—	436,748	—
ATN 1	Transmission	Peru	(C)	100.00	2013-2043	9,499	—	—	—	23
ATN 2 Las Bambas	Transmission	Peru	(C)	100.00	2013-2031	15,491	—	—	11,486	—
Transmisora Baquedano	Transmission	Chile	(C)	100.00	2012-2032	9,806	—	—	4,899	—
Transmisora Mejillones	Transmission	Chile	(C)	100.00	2012-2032	13,578	—	—	9,762	—
Electricity Sales:
Abengoa Cog. Tabasco	Cogeneration	Mexico	(C)	100.00	2012-2032	491,041	—	—	81,943	—
Solar Power Plant One	Solar	Algeria	(O)	66.00	2011-2035	305,606	(21,249)	43,646	—	21,180
Solnova Electricidad, S.A.	Solar	Spain	(O)	100.00	2010-2040	278,664	(24,555)	33,954	419	16,927
Solnova Electricidad Tres, S.A.	Solar	Spain	(O)	100.00	2010-2040	253,197	(22,152)	31,715		14,956
Solnova Electricidad Cuatro, S.A.	Solar	Spain	(O)	100.00	2010-2040	243,407	(19,297)	33,124		16,544
Helioenergy Electricidad Uno, S.A. (**)	Solar	Spain	(O)	50.00	2011-2041	134,924	(5,617)	16,726		7,425
Helioenergy Electricidad Dos, S.A. (**)	Solar	Spain	(O)	50.00	2012-2042	134,794	(4,220)	15,877		6,822
Solacor Electricidad Uno, S.A.	Solar	Spain	(O)	74.00	2012-2042	268,318	(8,196)	30,505	40,439	12,037
Solacor Electricidad Dos, S.A.	Solar	Spain	(O)	74.00	2012-2042	277,515	(7,706)	27,243	40,439	10,332
Solaben Electricidad Uno, S.A.	Solar	Spain	(C)	100.00	2013-2043	133,327	(2,204)	—	68,321	(18)
Solaben Electricidad Dos, S.A.	Solar	Spain	(O)	70.00	2012-2042	260,112	—	4,691	106,827	(4)
Solaben Electricidad Tres, S.A.	Solar	Spain	(O)	70.00	2012-2042	268,142	(5,078)	17,032	106,396	6,099
Solaben Electricidad Seis, S.A.	Solar	Spain	(C)	100.00	2013-2043	122,124	—	—	78,577	(5)
Helios I Hyperion Investments, S.L.	Solar	Spain	(O)	100.00	2012-2042	267,595	(5,296)	18,759	91,197	7,505
Helios II Hyperion Investments, S.L.	Solar	Spain	(O)	100.00	2012-2042	260,616	(3,591)	12,142	105,400	4,253
Arizona Solar One, LLC (**)	Solar	USA	(C)	100.00	2013-2043	1,242,002	—	—		(59)
Mojave Solar One, LLC (**)	Solar	USA	(C)	100.00	2014-2044	482,702	—	—		(275)
Wind Energy:
Palmatir	Wind	Uruguay	(C)	100.00	2014-2034	28,274	—	—	24,854	—
Desalt water sales:
IDAM Cartagena	Desalation	Spain	(O)	38.00	2006-2020	43,417	(18,607)	3,052	—	615
Chennai Water	Desalation	India	(O)	25.00	2010-2034	78,110	(6,249)	23,792	—	6,273
Aguas de Skikda	Desalation	Algeria	(O)	51.00	2009-2033	93,687	(14,404)	20,679	—	8,425
Myah Barh Honaine (**)	Desalation	Algeria	(O)	51.00	2011-2035	92,503	(4,549)	18,809	(718)	12,189
Qingdao	Desalation	China	(C)	100.00	2012-2036	141,780	—	—	16,283	(290)
Shariket Tenes	Desalation	Algeria	(C)	51.00	2011-2035	128,628	—	—	3,125	(184)
Desalination Developments Ghana	Desalation	Ghana	(C)	56.00	2014-2029	17,882	—	—	—	—
Mant. Infraestructure:
Hospital Costa del Sol (**)	Construction	Spain	(O)	50.00	2011-2048	12,585	(478)	504	—	117
Hospital del Tajo	Construction	Spain	(O)	20.00	2007-2035	1,551	—	—	—	—
Inapreu (**)	Construction	Spain	(O)	50.00	2008-2022	2,945	—	623	—	(75)
Concecutex (**)	Construction	Mexico	(O)	50.00	2012-2031	27,098	—	2,338	—	(84)

(*)
Operative (O), Construction (C)

(**)
Project Companies included in the consolidation group by the equity method after application of IFRS 10 and 11 dated January 1, 2013 and retroactively from January 1, 2012.

Appendices

Appendix IX

Companies not connected with the group but which hold shares equal to or above 10%
of the capital of a subsidiary included in the consolidation

Company Shareholding	Partner	% Share
AB Bioenergy France	Oceol	30.94
Abener Ghenova Ingeniería S.L.	Ingemat, s.l.	10.00
Aguas de Skikda	Algerian Energy Company	49.00
ATE XI, Transmissora de Energía S.A	Chesf/Eletronorte	49.50
ATE XIII, Transmissora de Energía S.A	Centrais Elétricas do Norte S.A/Eletrosul Centrais Elétricas S.A	49.00
Befesa Desalination Developments Ghana Limited	Daye Water Investment Ghana Bv.	44.00
Befesa Desulfuración, S.A.	Fertiberia	10.00
Befesa Servicios S.A	Walter Roman/Alfredo Roman	49.00
Befesa Silvermet Turkey, S.L.	Silvermet Inc	48.99
Construtora Integraçao	Centrais Elétricas Norte Brasil S.A/Eletrosul Centrais Elátricas S.A	49.00
Copero Solar Huerta Cinco, S.A.	Empresa Metropolitana de Abastecimiento de aguas de Sevilla	50.00
Copero Solar Huerta Cuatro, S.A.	Empresa Metropolitana de Abastecimiento de aguas de Sevilla	50.00
Copero Solar Huerta Diez, S.A.	Empresa Metropolitana de Abastecimiento de aguas de Sevilla	50.00
Copero Solar Huerta Dos, S.A.	Empresa Metropolitana de Abastecimiento de aguas de Sevilla	50.00
Copero Solar Huerta Nueve, S.A.	Empresa Metropolitana de Abastecimiento de aguas de Sevilla	50.00
Copero Solar Huerta Ocho, S.A.	Empresa Metropolitana de Abastecimiento de aguas de Sevilla	50.00
Copero Solar Huerta Seis, S.A.	Empresa Metropolitana de Abastecimiento de aguas de Sevilla	50.00
Copero Solar Huerta Siete, S.A.	Empresa Metropolitana de Abastecimiento de aguas de Sevilla	50.00
Copero Solar Huerta Tres, S.A.	Empresa Metropolitana de Abastecimiento de aguas de Sevilla	50.00
Copero Solar Huerta Uno, S.A.	Empresa Metropolitana de Abastecimiento de aguas de Sevilla	50.00
Fotovoltaica Solar Sevilla, S.A.	IDAE	20.00
Geida Skikda, S.L.	sadyt	33.00
Kaxu CSP South Africa (Proprietary) Limited	Industrial Development Corporation (IDC)	49.00
Kaxu Solar One	IDC	49.00
Khi CSP South Africa (Proprietary) Limited	Industrial Development Corporation	49.00
Khi Solar One	IDC/Newshelf1150	49.00
Linha Verde Transmisora de Energia S.A	Eletronorte	49.00
Manaus Constructora Ltda	Eletronorte/Chesf	49.50
Res. Ind. Madera de Córdoba, S.A.	Resto	20.61
Rioglass Solar Holding, S.A	RS laminar	49.77
Servicios de Ingenieria IMA S.A (SDI-IMA)	Gestión, Negocios y Servicios Golondrinas Ltda./Serv. de Ingeniería y Arrendamiento AFI Ltda.	29.00
Shariket Tenes Lilmiyah Spa	Algerian Energy Company (AEC)	49.00
Solaben Electricidad Dos	I-Solar Investment	30.00
Solaben Electricidad Tres	I-Solar Investment	30.00
Solacor Electricidad Dos, S.A.	JGC Corporation	26.00
Solacor Electricidad Uno, S.A.	JGC Corporation	26.00
Solar Power Plant One	New Energy Algeria (NEAL)/SVH (Sonatrach)	34.00

Appendices

Appendix X

Companies with projects financed under the modality of non-recourse financing in 2012

Proyect	Activity	Country	Status (*)		% Abengoa
Concession-type Infrastructure
Abengoa Cogeneración Tabasco, S. de R.L. de C.V.	Cogeneration	Mexico	(C	)	98.83
Abengoa Transmisión Norte S.A.	Transmission	Peru	(O	)	100.00
Abengoa Transmisión Sur, S.A.	Transmission	Peru	(C	)	99.93
Aguas de Skikda	Desalination	Algeria	(O	)	34.17
Arizona Solar One, LLC.	Solar energy generation	USA	(C	)	100.00
ATE IV Sao Mateus Transmissora de Energía	Transmission	Brazil	(O	)	76.00
ATE V Londrina Transmissora De Energía S.A	Transmission	Brazil	(O	)	100.00
ATE VI Campos Novos Transmissora de Energía ,S.A	Transmission	Brazil	(O	)	100.00
ATE VII Foz do Iguacú Transmissora de Energía, S.A.	Transmission	Brazil	(O	)	100.00
ATE VIII Transmissora de Energía S.A.	Transmission	Brazil	(C	)	50.00
ATE X Abengoa Brasil Administraçao Predial, Ltda.	Infraestructure	Brazil	(C	)	100.00
ATE XI, Manaus Transmissora de Energía, S.A.	Transmission	Brazil	(C	)	50.50
ATE XIII, Norte Brasil Transmissora de Energía, S.A	Transmission	Brazil	(C	)	51.00
ATN 2, S.A.	Transmission	Chile	(C	)	99.88
Befesa Desalination Developments Ghana Limited	Desalination	Ghana	(C	)	56.00
Casaquemada Fotovoltaica, S.L.	Solar energy generation	Spain	(O	)	100.00
Centro Industrial y Logístico Torrecúellar, S.A.	Infraestructure	Spain	(O	)	100.00
Centro Tecnológico Palmas Altas, S.A.	Infraestructure	Spain	(O	)	100.00
Concecutex SA de C.V.	Infraestructure	Mexico	(O	)	48.83
Concesionaria Costa del Sol S.A.	Infraestructure	Spain	(O	)	50.00
Copero Solar Huerta Cinco, S.A.	Solar energy generation	Spain	(O	)	50.00
Copero Solar Huerta Cuatro, S.A.	Solar energy generation	Spain	(O	)	50.00
Copero Solar Huerta Diez, S.A.	Solar energy generation	Spain	(O	)	50.00
Copero Solar Huerta Dos, S.A.	Solar energy generation	Spain	(O	)	50.00
Copero Solar Huerta Nueve, S.A.	Solar energy generation	Spain	(O	)	50.00
Copero Solar Huerta Ocho, S.A.	Solar energy generation	Spain	(O	)	50.00
Copero Solar Huerta Seis, S.A.	Solar energy generation	Spain	(O	)	50.00
Copero Solar Huerta Siete, S.A.	Solar energy generation	Spain	(O	)	50.00
Copero Solar Huerta Tres, S.A	Solar energy generation	Spain	(O	)	50.00
Copero Solar Huerta Uno, S.A.	Solar energy generation	Spain	(O	)	50.00
Enernova Ayamonte S.A.	Cogeneration	Spain	(O	)	91.00
Helioenergy Electricidad Dos, S.A.	Solar energy generation	Spain	(O	)	50.00
Helioenergy Electricidad Uno, S.A.	Solar energy generation	Spain	(O	)	50.00
Helios I Hyperion Energy Investments, S.L.	Solar energy generation	Spain	(O	)	100.00
Helios II Hyperion Energy Investments, S.L.	Solar energy generation	Spain	(O	)	100.00
Inapreu, S.A.	Infraestructure	Spain	(O	)	50.00
Iniciativas Hidroeléctricas, S.A. (IHSA)	Wind energy generation	Spain	(O	)	51.00
Kaxu Solar One (Pty) Ltd.	Solar energy generation	South Africa	(C	)	51.00
Khi Solar One (Pty) Ltd.	Solar energy generation	South Africa	(C	)	51.00
Las Cabezas Fotovoltaica, S.L.	Solar energy generation	Spain	(O	)	100.00
Ledincor S.A.	Infraestructure	Uruguay	(O	)	45.08
Lidelir S.A.	Infraestructure	Uruguay	(O	)	45.08
Linares Fotovoltaica, S.L.	Solar energy generation	Spain	(O	)	100.00
Linha Verde Transmisora de Energia, S.A.	Transmission	Brazil	(C	)	51.00
Mojave Solar, LLC.	Solar energy generation	USA	(C	)	100.00
Myah Bahr Honaine, S.P.A.	Desalination	Algeria	(O	)	25.50
Palmatir S.A.	Wind energy generation	Urguay	(C	)	96.00
Palmucho, S.A.	Transmission	Chile	(O	)	100.00
Qingdao BCTA Desalinataion Co.Ltd.	Desalination	China	(C	)	92.59
Sanlúcar Solar, S.A.	Solar energy generation	Spain	(O	)	100.00
Shariket Tenes Lilmiyah Spa	Desalination	Algeria	(C	)	51.00
Solaben Electricidad Dos	Solar energy generation	Spain	(O	)	70.00
Solaben Electricidad Tres	Solar energy generation	Spain	(O	)	70.00

Appendices

Appendix X

Companies with projects financed under the modality of non-recourse financing in 2012 (Continuation)

Proyect	Activity	Country	Status (*)		% Abengoa
Solacor Electricidad Dos, S.A.	Solar energy generation	Spain	(O	)	74.00
Solacor Electricidad Uno, S.A.	Solar energy generation	Spain	(O	)	74.00
Solar Power Plant One (SPP1)	Combined cycle generation	Algeria	(O	)	51.00
Solar Processes, S.A.(PS-20)	Solar energy generation	Spain	(O	)	100.00
Solnova Electricidad Cuatro, S.A.	Solar energy generation	Spain	(O	)	100.00
Solnova Electricidad Tres, S.A.	Solar energy generation	Spain	(O	)	100.00
Solnova Electricidad, S.A.	Solar energy generation	Spain	(O	)	100.00
Solnova Solar Inversiones, S.A	Solar energy generation	Spain	(O	)	100.00
Teyma Forestal, S.A.	Infraestructure	Uruguay	(O	)	92.00
Producción Industrial
AB Bioenergy France, S.A.	Ethanol	France	(O	)	67.14
Abengoa Bioenergía Brasil	Ethanol	Brazil	(O	)	97.30
Abengoa Bioenergy Maple, LLC.	Ethanol	USA	(O	)	88.54
Abengoa Bioenergy of Illinois, LLC.	Ethanol	USA	(O	)	88.54
Abengoa Bioenergy of Indiana, LLC.	Ethanol	USA	(O	)	88.54
Befesa Reciclaje de Residuos de Aluminio S.L.	Aluminim waste recycling	Spain	(O	)	100.00
Befesa Salzschlacke GmbH	Aluminim waste recycling	Germany	(O	)	100.00
Befesa Scandust AB	Zinc waste recycling	Sweden	(O	)	100.00
Befesa Valera S.A.S.	Steel waste recycling	France	(O	)	100.00
Befesa Valorización de Azufre,S.L.U.	Sulfur waste recycling	Spain	(O	)	100.00
Befesa Zinc Óxido, S.A.U.	Zinc waste recycling	Spain	(O	)	100.00
Befesa Zinc, S.L. y subsidiarias	Zinc waste recycling	Spain	(O	)	100.00
(*) Operative (O), Construction (C)

Appendices

Appendix XI

Companies with electricity operations included in the 2012 consolidation perimeter

Company Name	Registered Address	Activity(*)	Comments
Abengoa Cogeneración Tabasco, S. de R.L. de C.V.	México D.F. (MX)	3	Construction phase
Abengoa Transmisión Norte, S.A.	Lima (PE)	9	En actividad
Abengoa Transmisión Sur, S.A.	Lima (PE)	9	Construction phase
Aprofursa, Aprovechamientos Energéticos Furesa, S.A.	Murcia (ES)	1	En actividad
Arao Enerxías Eólica, S.L	A Coruña (ES)	2	Construction phase
Arizona Solar One, LLC	Colorado (USA)	6	Construction phase
ATE IV Sao Mateus Transmissora de Energía, S.A.	Rio de Janeiro (BR)	9	Operational
ATE IX Transmissora de Energía, S.A.	Rio de Janeiro (BR)	9	Construction phase
ATE V Londrina Transmissora de Energía, S.A.	Rio de Janeiro (BR)	9	Operational
ATE VI Campos Novos Transmissora de Energía ,S.A	Rio de Janeiro (BR)	9	Operational
ATE VII- Foz do Iguacú Transmissora de Energía, S.A.	Rio de Janeiro (BR)	9	Operational
ATE VIII Estação Transmissora de Energia S/A	Rio de Janeiro (BR)	9	Construction phase
ATE XI, Manaus Transmissora de Energía	Rio de Janeiro (BR)	9	Construction phase
ATE XIII, Norte Brasil Transmissora de Energía S.A	Rio de Janeiro (BR)	9	Construction phase
ATE XIX Transmissora de Energia S.A.	Rio de Janeiro (BR)	9	Construction phase
ATE XVI Transmissora de Energia S.A.	Rio de Janeiro (BR)	9	Construction phase
ATE XVII Transmissora de Energia S.A.	Rio de Janeiro (BR)	9	Construction phase
ATE XVIII Transmissora de Energia S.A.	Rio de Janeiro (BR)	9	Construction phase
ATN 1, Abengoa Trasmisión Sur, S.A	Lima (PE)	9	Operational
ATN 2, S.A.	Lima (PE)	9	Construction phase
Befesa Plásticos, S.L.	Murcia (ES)	8	Operational
Befesa Valorización de Azufre, SLU	Vizcaya (ES)	8	Operational
Biocarburantes de Castilla y León, S.A.	Salamanca (ES)	3	Operational
Bioetanol Galicia, S.A.	A Coruña (ES)	3	Operational
Captasol Fotovoltaica 1, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 10, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 11, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 12, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 13, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 14, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 15,S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 16, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 17,S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 18, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 19, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 2, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 20, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 21, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 22, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 23, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 24, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 25, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 26, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 27, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 28, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 29, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 3, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 30, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 31, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 32, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 33, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 34, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 35, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 36, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 37, S.L.	Seville (ES)	5	Operational

Appendices

Appendix XI

Companies with electricity operations included in the 2012 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity(*)	Comments
Captasol Fotovoltaica 38, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 4, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 40, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 41, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 44, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 48, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 49, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 5, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 50, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 51, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 52, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 53, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 54, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 55, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 56, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 57, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 58, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 59, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 6, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 60, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 61, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 62, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 63, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 64, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 65, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 66, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 67, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 68, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 69, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 7, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 71, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 72, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 73,S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 74, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 75, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 76, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 77, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 78 S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 79 S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 8, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 9, S.L.	Seville (ES)	5	Operational
Cogeneración Motril, S.A.	Seville (ES)	1	Operational
Cogeneración Villaricos, S.A.	Seville (ES)	1	Operational
Copero Solar Huerta Cinco, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Cuatro, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Diez, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Dos, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Nueve, S.A	Seville (ES)	5	Operational
Copero Solar Huerta Ocho, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Seis, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Siete, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Tres, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Uno, S.A.	Seville (ES)	5	Operational
Cycon Solar, LTD.	Cyprus (GR)	6	Construction phase
Ecocarburantes Españoles , S.A.	Murcia (ES)	3	Operational

Appendices

Appendix XI

Companies with electricity operations included in the 2012 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity(*)	Comments
Enernova Ayamonte S.A.	Huelva (ES)	3	Operational
Fotovoltaica Solar Sevilla, S.A.	Seville (ES)	5	Operational
Helio Energy Electricidad Cinco, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Cuatro, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Diez, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Doce, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Dos, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Nueve, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Ocho, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Once, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Siete, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Trece, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Tres, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Uno, S.A.	Seville (ES)	6	Operational
Helio energy Electricidad Veinticinco, S.A	Seville (ES)	6	Construction phase
Helio energy Electricidad Veintidos, S.A	Seville (ES)	6	Construction phase
Helio energy Electricidad Veintitres, S.A	Seville (ES)	6	Construction phase
Helio energy Electricidad Veintiuno, S.A	Seville (ES)	6	Construction phase
Helioenergy Electricidad Veinticuatro, S.A	Seville (ES)	6	Construction phase
Helios I Hyperion Energy Investments, S.L.	Ciudad Real (ES)	6	Operational
Helios II Hyperion Energy Investments, S.L.	Ciudad Real (ES)	6	Operational
Inabensa Fotovoltaica, S.L.	Seville (ES)	5	Construction phase
Iniciativas Hidroeléctricas de Aragón y Cataluña S.L.	Huesca (ES)	7	Operational
Iniciativas Hidroeléctricas, SA	Seville (ES)	7	Operational
Insolation 1, S.R.L.	Rome (IT)	5	Construction phase
Insolation 2, S.R.L.	Rome (IT)	5	Construction phase
Insolation 3, S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 10 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 11 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 12 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 13 S.R.L	Rome (IT)	5	Construction phase
Insolation Sic 14 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 15 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 16 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 17 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 18 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 19 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 20 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 4 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 5 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 6 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 7.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 8 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 9 S.R.L	Palermo (IT)	5	Construction phase
Instalaciones Fotovoltaicas Torrecuéllar, 1 S.L.	Seville (ES)	5	Construction phase
Instalaciones Fotovoltaicas Torrecuéllar, 2 S.L.	Seville (ES)	5	Construction phase
Instalaciones Fotovoltaicas Torrecuéllar, 3 S.L.	Seville (ES)	5	Construction phase
Italgest Abengoa Solar, S.r.l	Rome (IT)	5	Construction phase
Kaxu Solar One	Pofadder (ZA)	6	Construction phase
Khi Solar One	Upington (ZA)	6	Construction phase
Las Cabezas Solar S.L.	Seville (ES)	5	Construction phase
Linares Fotovoltaica, S.L.	Seville (ES)	5	Operational
Linha Verde Transmisora de Energia S.A	Brasilia (BR)	9	Construction phase
Marismas PV A1, S.L.	Seville (ES)	5	Operational
Marismas PV A10, S.L.	Seville (ES)	5	Operational

Appendices

Appendix XI

Companies with electricity operations included in the 2012 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity(*)	Comments
Marismas PV A11, S.L.	Seville (ES)	5	Operational
Marismas PV A12, S.L.	Seville (ES)	5	Operational
Marismas PV A13, S.L.	Seville (ES)	5	Operational
Marismas PV A14, S.L.	Seville (ES)	5	Operational
Marismas PV A15, S.L.	Seville (ES)	5	Operational
Marismas PV A16, S.L.	Seville (ES)	5	Operational
Marismas PV A17, S.L.	Seville (ES)	5	Operational
Marismas PV A18, S.L.	Seville (ES)	5	Operational
Marismas PV A2, S.L.	Seville (ES)	5	Operational
Marismas PV A3, S.L.	Seville (ES)	5	Operational
Marismas PV A4, S.L.	Seville (ES)	5	Operational
Marismas PV A5, S.L.	Seville (ES)	5	Operational
Marismas PV A6, S.L.	Seville (ES)	5	Operational
Marismas PV A7, S.L.	Seville (ES)	5	Operational
Marismas PV A8, S.L.	Seville (ES)	5	Operational
Marismas PV A9, S.L.	Seville (ES)	5	Operational
Marismas PV B1, S.L.	Seville (ES)	5	Operational
Marismas PV B10, S.L.	Seville (ES)	5	Operational
Marismas PV B11, S.L.	Seville (ES)	5	Operational
Marismas PV B12, S.L.	Seville (ES)	5	Operational
Marismas PV B13, S.L.	Seville (ES)	5	Operational
Marismas PV B14, S.L.	Seville (ES)	5	Operational
Marismas PV B15, S.L.	Seville (ES)	5	Operational
Marismas PV B16, S.L.	Seville (ES)	5	Operational
Marismas PV B17, S.L.	Seville (ES)	5	Operational
Marismas PV B18, S.L.	Seville (ES)	5	Operational
Marismas PV B2, S.L.	Seville (ES)	5	Operational
Marismas PV B3, S.L.	Seville (ES)	5	Operational
Marismas PV B4, S.L.	Seville (ES)	5	Operational
Marismas PV B5, S.L.	Seville (ES)	5	Operational
Marismas PV B6, S.L.	Seville (ES)	5	Operational
Marismas PV B7, S.L.	Seville (ES)	5	Operational
Marismas PV B8, S.L.	Seville (ES)	5	Operational
Marismas PV B9, S.L.	Seville (ES)	5	Operational
Marismas PV C1, S.L.	Seville (ES)	5	Operational
Marismas PV C10, S.L.	Seville (ES)	5	Operational
Marismas PV C11, S.L.	Seville (ES)	5	Operational
Marismas PV C12, S.L.	Seville (ES)	5	Operational
Marismas PV C13, S.L.	Seville (ES)	5	Operational
Marismas PV C14, S.L.	Seville (ES)	5	Operational
Marismas PV C15, S.L.	Seville (ES)	5	Operational
Marismas PV C16, S.L.	Seville (ES)	5	Operational
Marismas PV C17, S.L.	Seville (ES)	5	Operational
Marismas PV C18, S.L.	Seville (ES)	5	Operational
Marismas PV C2, S.L.	Seville (ES)	5	Operational
Marismas PV C3, S.L.	Seville (ES)	5	Operational
Marismas PV C4, S.L.	Seville (ES)	5	Operational
Marismas PV C4, S.L.	Seville (ES)	5	Operational
Marismas PV C5, S.L.	Seville (ES)	5	Operational
Marismas PV C6, S.L.	Seville (ES)	5	Operational
Marismas PV C7, S.L.	Seville (ES)	5	Operational
Marismas PV C8, S.L.	Seville (ES)	5	Operational
Marismas PV C9, S.L.	Seville (ES)	5	Operational
Marismas PV E1, S.L.	Seville (ES)	5	Operational
Marismas PV E2, S.L.	Seville (ES)	5	Operational

Appendices

Appendix XI

Companies with electricity operations included in the 2012 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity(*)	Comments
Marismas PV E3, S.L.	Seville (ES)	5	Operational
Marudhara Akshay Urja Private Limited	Maharashtra (IN)	6	Construction phase
Marusthal Green Power Private Limited	Maharashtra (IN)	6	Construction phase
Mojave Solar LLC	Berkeley (USA)	6	Construction phase
Norventus Atlántico, S.L	A Coruña (ES)	2	Construction phase
Palmatir S.A.	Montevideo (UY)	2	Construction phase
Palmucho, S.A.	Santiago (CL)	9	Operational
Procesos Ecológicos Vilches, S.A.	Seville (ES)	3	Operational
Puerto Real Cogeneración, S.A.	Seville (ES)	3	Operational
Rajathan Photon Energy	Maharashtra (IN)	6	Construction phase
Sanlucar Solar, S.A.(PS-10)	Seville (ES)	6	Operational
Shams Power Company PJSC	Abu Dabi	6	Construction phase
Solaben Electricidad Diez, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Doce, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Dos, S.A.	Badajoz (ES)	6	Operational
Solaben Electricidad Nueve S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Ocho S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Once, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Quince, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Seis, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Tres, S.A.	Badajoz (ES)	6	Operational
Solaben Electricidad Uno, S.A.	Badajoz (ES)	6	Construction phase
Solacor Electricidad Dos, S.A.	Seville (ES)	6	Operational
Solacor Electricidad Uno, S.A.	Seville (ES)	6	Operational
Solar de Receptores de Andalucía S.A.	Seville (ES)	5	Operational
Solar Power Plant One	Argel (DZ)	5	Operational
Solar Processes, S.A.(PS-20)	Seville (ES)	6	Operational
Solargate Electricidad Cinco, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Cuatro, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Dos , S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Tres, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Uno, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Cinco, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Cuatro, S.A.	Seville (ES)	6	Operational
Solnova Electricidad Dos, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Seis, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Tres, S.A.	Seville (ES)	6	Operational
Solnova Electricidad Uno, S.A.	Seville (ES)	6	Operational
Solnova Electricidad, S.A.AZ-50	Seville (ES)	6	Operational
Transmisora Baquedano, S.A.	Santiago (CL)	9	Construction phase
Transmisora Mejillones, S.A.	Santiago (CL)	9	Construction phase

(*)
Electricity operations as described in Note 2.29 in accordance with the provisions of Law 54/1997

(1)
Production under Special Regime: Cogeneration. Primary energy type: Fuel

(2)
Production under Special Regime: Wind. Primary energy type: Wind

(3)
Includes production under Special Regime: Cogeneration. Primary energy type: Natural gas

(4)
Production under Special Regime: Cogeneration. Primary energy type: Natural gas

(5)
Production under Special Regime: Solar Photovoltaic. Primary energy type: Solar light

(6)
Production under Special Regime: Solar. Primary energy type: Solar light

(7)
Production under Special Regime: Hydraulic. Primary energy type: Water

(8)
Production under Special Regime: Other. Primary energy type: Industrial waste (used oils)

(9)
Transport

(10)
Electricity production: Based on hydrogen. Primary type of energy: Hydrogen

Appendices

Appendix XII

Companies taxed under the special regime for company Groups at 31.12.12

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Abengoa S.A.	Seville (ES)	Parent Company
Abeinsa Business Development, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A./Negocios Industriales y Comerciales, S.A.
Abeinsa EPC, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial S.A./Teyma Gestión de Contratos de Construcción e Ingeniería, S.A.
Abeinsa Infraestructuras Medio Ambiente, S.A.	Seville (ES)	Abeinsa, Ingeniería y Construcción Industrial, S.A./Negocios Industriales y Comerciales, S.A
Abeinsa Ingenieria y Construccion Industrial, S.A.	Seville (ES)	Abengoa, S.A./Siema
Abencor Suministros S.A.	Seville (ES)	Negocios Industriales y Comerciales, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Abener Argelia, S.L.	Seville (ES)	Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Abener Energía, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A.
Abener Inversiones, S.L.	Seville (ES)	Abener Energía, S.A./Negocios Industriales y Comerciales, S.A.
Abengoa Bioenergía Biodiesel S.A.	Seville (ES)	Abengoa Bioenergía, S.A./Ecoagrícola, S.A.
Abengoa Bioenergía Inversiones, S.A.	Seville (ES)	Abengoa Bioenergía, S.A./Abengoa Bioenergía Nuevas Tecnologías, S.A.
Abengoa Bioenergía Nuevas Tecnologías, S.A. ABNT	Seville (ES)	Abengoa Bioenergía, S.L./Instalaciones Inabensa, S.A.
Abengoa Bioenergía San Roque, S.A.	Cádiz (ES)	Ecoagrícola, S.A./Abengoa Bioenergía, S.A.
Abengoa Bioenergía, S.A.	Seville (ES)	Abengoa, S.A./Sociedad Inversora Energía y Medio Ambiente, S.A.
Abengoa Finance	Seville (ES)	Abengoa, S.A.
Abengoa Hidrógeno, S.A	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A./Instalaciones Inabensa, S.A.
Abengoa Research, S.L.	Seville (ES)	Abeinsa, Ingeniería y Construcción Industrial, S.A.
Abengoa SeaPower, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A./Instalaciones Inabensa, S.A.
Abengoa Solar España, S.A.	Seville (ES)	Abengoa Solar, S.A./Abengoa Solar PV, S.A.
Abengoa Solar Extremadura, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.
Abengoa Solar Internacional, S.A.	Seville (ES)	Abengoa Solar, S.A.
Abengoa Solar New Tecnologies, S.A.	Seville (ES)	Abengoa Solar, S.A.
Abengoa Solar Power, S.A.	Seville (ES)	Abengoa Solar, S.A./Abengoa Solar PV, S.A.
Abengoa Solar S.A.	Seville (ES)	Abengoa, S.A./Abengoa Solar España, S.A.
Abengoa Solar Ventures S.A	Seville (ES)	Abengoa Solar, S.A.
Abentel Telecomunicaciones, S.A.	Seville (ES)	Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Aleduca, S.L	Madrid (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Aprofursa, Aprovechamientos Energéticos Furesa, S.A.	Murcia (ES)	Abener Inversiones, S.L.
Asa Iberoamérica, S.L.	Seville (ES)	Siema/Abeinsa Ingeniería y Construcción Industrial, S.A.
Aznalcóllar Solar, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Befesa Agua Internacional S.L.	Seville (ES)	Abeinsa Infraestructuras Medio Ambiente/Construcciones y Depuraciones, S.A.(Codesa)
Biocarburantes de Castilla y León, S.A.	Salamanca (ES)	Abengoa Bioenergía, S.A./Ecoagricola, S.A.
Bioeléctrica Jienense, S.A.	Seville (ES)	Abener Inversiones, S.L.
Bioetanol Galicia, S.A.	A Coruña (ES)	Abengoa Bioenergía, S.A.
Captación Solar, S.A.	Seville (ES)	Abener Inversiones, S.L./Abener Energía, S.A.
Captasol Fotovoltaica 1, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 10, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 11, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 12, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 13, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 14, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 15, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 16, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 17, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 18, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 19, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.

Appendices

Appendix XII

Companies taxed under the special regime for company Groups at 31.12.12 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Captasol Fotovoltaica 2, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 20, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 21, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 22, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 23, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 24, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 25, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 26, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 27, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 28, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 29, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 3, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 30, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 31, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 32, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 33 S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 34 S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 35, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 36, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 37, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 38, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 39, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 4, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 40, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 41, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 42, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 43, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 44, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 45, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 46, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 47, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 48, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 49, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 5, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 50, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 52, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 53, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 54, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 55, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 56, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 57, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 58, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 59, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 6, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 60, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 61, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 62, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 63, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 64, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 65, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 66, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 67, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 68, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 69, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 7, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 70, S.L.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.
Captasol Fotovoltaica 71, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 72, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 73, S.L.	Seville (ES)	Abengoa Solar España, S.A.

Appendices

Appendix XII

Companies taxed under the special regime for company Groups at 31.12.12 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Captasol Fotovoltaica 74, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 75, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 76, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 77, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 78, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 79, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 8, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 9, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica51 S.L.	Seville (ES)	Abengoa Solar España, S.A.
Carpio Solar Inversiones, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.
Casaquemada Fotovoltaica, S.L.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Centro Industrial y Logístico Torrecúellar, S.A.	Seville (ES)	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Centro Tecnológico Palmas Altas, S.A.	Seville (ES)	Abengoa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Construcciones y Depuraciones, S.A.	Seville (ES)	Abeinsa Infraestructuras Medio Ambiente, S.A.
Covisa, Cogeneración Villaricos, S.A.	Seville (ES)	Abener Inversiones, S.L.
Ecija Solar Inversiones, S.A	Seville (ES)	Abengoa Solar, S.A.
Ecoagricola, S.A.	Murcia (ES)	Abengoa Bioenergía, S.L./Ecocarburantes, S.A.
Ecocarburantes Españoles , S.A.	Murcia (ES)	Abengoa Bioenergía, S.A.
Enernova Ayamonte S.A.	Huelva (ES)	Abener Inversiones, S.L.
Eucomsa, Europea Const. Metálicas, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A./Abengoa Solar, S.A.
Fotovoltaica Solar Sevilla, S.A.(Sevilla PV)	Seville (ES)	Abengoa Solar España, S.A.
Gestión Integral de Recursos Humanos, S.A.	Seville (ES)	Siema Technologies, S.L
Helio Energy Electricidad Cinco, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Cuatro, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad DIez, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Doce, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Nueve, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Ocho, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Once, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Siete, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Trece, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Tres, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helioenergy Electricidad Veinticinco, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helioenergy Electricidad Veinticuatro, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helioenergy Electricidad Veintidos, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helioenergy Electricidad Veintitres, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helioenergy Electricidad Veintiuno, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helios I Hyperion Energy Investments, S.L.	Seville (ES)	Hypesol Energy Holding, S.L.
Helios II Hyperion Energy Investments, S.L.	Madrid (ES)	Hypesol Energy Holding, S.L.
Hypesol Energy Holding , S.L.	Seville (ES)	Abengoa Solar España, S.A.
Inabensa Fotovoltaica, S.L.	Seville (ES)	Instalaciones Inabensa, S.A./C.I.L. Torrecuéllar, S.A.
Iniciativas Hidroeléctricas de Aragón y Cataluña, S.L. (IHCAC)	Huesca (ES)	Abeinsa Infraestructuras Medio Ambiente, S.A.
Instalaciones Fotovoltaicas Torrecuéllar, 1 S.L.	Seville (ES)	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.
Instalaciones Fotovoltaicas Torrecuéllar, 2 S.L.	Seville (ES)	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.
Instalaciones Fotovoltaicas Torrecuéllar, 3 S.L.	Seville (ES)	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.
Instalaciones Inabensa, S.A.	Seville (ES)	Negocios Industriales y Comerciales, S.A./Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Las Cabezas Fotovoltaica, S.L.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Las Cabezas Solar S.L.	Seville (ES)	Aleduca, S.L.
Linares Fotovoltaica, S.L.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Logrosán Solar Inversiones Dos, S.A	Seville (ES)	Abengoa Solar España S.A./Abengoa Solar S.A.
Logrosán Solar Inversiones, S.A.	Extremadura (ES)	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.
Marismas PV A1, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A10, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.

Appendices

Appendix XII

Companies taxed under the special regime for company Groups at 31.12.12 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Marismas PV A11, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A12, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A13, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A14, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A15, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A16, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A17, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A18, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A2, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A3, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A4, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A5, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A6, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A7, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A8, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A9, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B1, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B10, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B11, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B12, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B13, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B14, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B15, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B16, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B17, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B18, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B2, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B3, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B4, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B5, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B6, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B7, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B8, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B9, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C1, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C10, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C11, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C12, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C13, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C14, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C15, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C16, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C17, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C18, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C2, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C3, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C4, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C5, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C6, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C7, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C8, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C9, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV E1, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV E2, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV E3, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Nicsa, Negocios Industr. y Comer. S.A.	Madrid (ES)	Abencor, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Omega Sudamérica, S.L	Seville (ES)	Instalaciones Inabensa, S.A./ASA Iberoamérica S.A.
Precosa, Puerto Real Cogeneración, S.A.	Cádiz (ES)	Abener Inversiones, S.L.

Appendices

Appendix XII

Companies taxed under the special regime for company Groups at 31.12.12 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Sanlucar Solar, S.A.	Seville (ES)	Abengoa Solar, S.A./Asa Environment
Siema Investment, S.L.	Madrid (ES)	Siema Technologies, S.L
Siema Technologies, S.L.	Madrid (ES)	Abengoa, S.A./Siema
Simosa I.T., S.A	Seville (ES)	Abengoa, S.A./Simosa, S.A.
Simosa, Serv. Integ. Manten y Operac., S.A.	Seville (ES)	Negocios Industriales y Comerciales, S.A./Abengoa, S.A.
Soc. Inver. En Ener. y Medioambiente, S.A. (Siema)	Seville (ES)	Abengoa, S.A./Negocios Industriales y Comerciales, S.A.
Sociedad Inversora Lineas de Brasil, S.L.	Seville (ES)	Asa Iberoamérica, S.L.
Sol3G	Barcelona (ES)	Abengoa Solar, S.A.
Solaben Electricidad Diez, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Doce, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Nueve, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Ocho, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Once, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Quince, S.A	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Seis	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Uno	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solar de Receptores de Andalucía, S.A.	Seville (ES)	Abengoa Solar, S.A./Abengoa Solar NT, S.A.
Solar Processes, S.A.(PS-20)	Seville (ES)	Abengoa Solar España, S.A.
Solargate Electricidad Cinco, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Cuatro, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Dos , S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Tres , S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Uno , S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Cinco, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Solnova Electricidad Cuatro, S.A.	Seville (ES)	Solnova Solar Inversiones, S.A.
Solnova Electricidad Dos, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Solnova Electricidad Seis , S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Tres, S.A.	Seville (ES)	Solnova Solar Inversiones, S.A.
Solnova Electricidad, S.A.	Seville (ES)	Solnova Solar Inversiones, S.A.
Solnova Solar Inversiones, S.A	Seville (ES)	Abengoa Solar España, S.A.
Solúcar Andalucía FV1, S.A	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solúcar Andalucía FV2, S.A	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solúcar Castilla FV1, S.A	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solúcar Castilla FV2, S.A	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solúcar Extremadura FV1, S.A.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar NT, S.A.
Solúcar Extremadura FV2, S.A.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar NT, S.A.
Solugas Energía S.A.	Seville (ES)	Abengoa Solar NT, S.A./Abengoa Solar S.A.
South Africa Solar Investments, S.L.	Seville (ES)	Abengoa Solar Internacional, S.A.
South Africa Solar Ventures, S.L.	Seville (ES)	Abengoa Solar Internacional, S.A./Abengoa Solar Ventures, S.A
Telvent Implantación de Sistemas S.L	Madrid (ES)	Simosa I.T., S.A.
Teyma Gestión de Contratos de Construcción e Ingeniería	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A.
Zero Emissions Technologies, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A./Abengoa Hidrógeno, S.A.
Zeroemissions Carbon Trust, S.A	Seville (ES)	Zeroemissions Technologies, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.

Appendices

Appendix XII

Companies taxed under the special regime for company Groups at 31.12.12 (Continuation)

Befesa Tax Group Number 13/05/B
Name	Tax Address	Shareholding
Befesa Medio Ambiente, S.L.	Vizcaya (ES)	Parent Company
Alianza Medioambiental, S.L.	Vizcaya (ES)	Befesa Medio Ambiente, S.L.
Befesa Aluminio Comercializadora, S.L.	Vizcaya (ES)	Befesa Aluminio, S.L.
Befesa Aluminio, S.L.	Vizcaya (ES)	Befesa Reciclaje de Residuos de Aluminio, S.L.
Befesa Desulfuración, S.A.	Barakaldo (ES)	Alianza Medioambiental, S.L.
Befesa Reciclaje de Residuos de Aluminio, S.L.	Vizcaya (ES)	MRH-Residuos Metálicos, S.L.
Befesa Steel R & D, S.L.U.	Vizcaya (ES)	MRH-Residuos Metálicos, S.L.
Befesa Valorización de Azufre,S.L.U.	Vizcaya (ES)	Alianza Medioambiental, S.L.
Befesa Zinc Aser, S.A.	Vizcaya (ES)	Befesa Zinc, S.A.
Befesa Zinc Comercial, S.A.	Vizcaya (ES)	Befesa Zinc, S.A.
Befesa Zinc Oxido, S.L.	Vizcaya (ES)	MRH-Residuos Metálicos, S.L.
Befesa Zinc, S.A.	Vizcaya (ES)	MRH-Residuos Metálicos, S.L.
MRH-Residuos Metálicos, S.L.	Vizcaya (ES)	Befesa Medio Ambiente, S.L.

Appendices

Appendix XIII

Subsidiary companies included in the 2011 consolidation perimeter using the global integration method

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
AB Bioenergy France, S.A.	Montardon (FR)	81,953	69.00	Abengoa Bioenergía, S.A.	—	(6)	C
AB Bioenergy Hannover GmbH	Hannover (DE)	98	100.00	Abengoa Bioenergía, S.A.	—	(6)	—
Abacus Project Management, Inc.	Phoenix (US)	4,974	100.00	Teyma USA Inc.	—	(1)	A
Abeinsa Brasil Projetos e Construcoes Ltda	R. de Janeiro (BR)	—	100.00	Abengoa Brasil, S.A./Inabensa Río Ltda.	—	(1)	A
Abeinsa Infraestructuras Medio Ambiente, S.A.	Seville (ES)	1	100.00	Abeinsa, Ingeniería y Construcción Industrial, S.A./Negocios Industriales y Comerciales, S.A	—	(1)	A
Abeinsa Ingenieria y Construccion Industrial, S.A.	Seville (ES)	—	100.00	Abengoa, S.A./Siema AG	—	(1)	A
Abelec, S.A.	Santiago (CL)	2	99.99	Abengoa Chile, S.A.	—	(2)	—
Abema Ltda	Santiago (CL)	2	100.00	Abengoa Chile, S.A./Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Abencasa-Abengoa Comer. Y Administraçao, S.A.	R. de Janeiro (BR)	3,946	100.00	Asa Investment AG	—	(1)	—
Abencor Perú	Lima (PE)	1	99.99	Abencor Suministros S.A.	(*)	(1)	—
Abencor Suministros Chile, S.A.	Santiago de Chile (CH)	1	100.00	Abencor Suministros S.A.	(*)	(1)	—
Abencor Suministros S.A.	Seville (ES)	4,133	100.00	Negocios Industriales y Comerciales, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	C
Abencs Investments , LLC	Delaware (US)	—	100.00	Abencs LLC.	—	(1)	—
Abener Argelia, S.L.	Seville (ES)	4	100.00	Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	—
Abener Energia Sp. z o.o.	Gliwice (PO)	1	100.00	Abener Energía, S.A.	(*)	(1)	—
Abener Energía, S.A.	Seville (ES)	54,523	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	A
Abener Energie S.A.R.L.	Oudja (MA)	3	100.00	Abener Energía, S.A.	—	(1)	A
Abener Engineering and Construction Services, Llc. (Abencs)	Chesterfield (US)	27,539	100.00	Abener, S.A.	—	(1)	A
Abener Engineering Privated Limited (AEPL)	Bombay (IN)	2,718	100.00	Abener Energía, S.A./Abener Inversiones, S.L.	—	(1)	A
Abener Inversiones, S.L.	Seville (ES)	22,861	100.00	Abener Energía, S.A./Negocios Industriales y Comerciales, S.A.	—	(1)	—
Abener México, S.A. De C.V.	Mexico D.F. (MX)	4	100.00	Abengoa México, S.A. de C.V./Abener Energía, S.A.	—	(1)	A
Abener North America Construction Services, Inc.	Chesterfield (US)	35	100.00	Abener Engineering and Construction Services, LLC.	—	(1)	—
Abengoa Bioenergía Agroindustria Ltda	Sao Paulo (BR)	53,748	100.00	Abengoa Bioenergía Brasil, S.A./Abengoa Bioenergia Santa Fe, Ltda.	—	(6)	—
Abengoa Bioenergía Biodiesel S.A.	Seville (ES)	—	100.00	Abengoa Bioenergía, S.A./Ecoagrícola, S.A.	—	(6)	—
Abengoa Bioenergía Brasil	Sao Paulo (BR)	819,654	99.99	Asa Bioenergy Holding AG./Abengoa Bioenergia, S.A.	—	(6)	A
Abengoa Bioenergía Inversiones, S.A.	Seville (ES)	60	100.00	Abengoa Bioenergía, S.A./Abengoa Bioenergía Nuevas Tecnologías, S.A.	—	(6)	A
Abengoa Bioenergía Nuevas Tecnologías, S.A. ABNT	Seville (ES)	386	100.00	Abengoa Bioenergía, S.L./Instalaciones Inabensa, S.A.	—	(6)	A
Abengoa Bioenergía Outsourcing, LLC	Chesterfield (US)	—	100.00	Abengoa Bioenergy Operation, LLC.	—	(6)	—
Abengoa Bioenergía San Roque, S.A.	Cadiz (ES)	21,990	100.00	Ecoagrícola, S.A./Abengoa Bioenergía, S.A.	—	(6)	A
Abengoa Bioenergía Santa Fe Ltda.	Sao Paulo (BR)	4,635	100.00	Abengoa Bioenergía Brasil, S.A./Abengoa Bioenergia Trading Brasil Ltda.	—	(6)	—
Abengoa Bioenergia Trading Brasil Ltda	Sao Paulo (BR)	20	100.00	Abengoa Bioenergia Brasil, S.A./Abengoa Bioenergia Agroindústria, Ltda .	—	(6)	—
Abengoa Bioenergía, S.A.	Seville (ES)	98	97.30	Abengoa, S.A./Sociedad Inversora Energía y Medio Ambiente, S.A.	—	(6)	A
Abengoa Bioenergy Biomass of Kansas, LLC.	Chesterfield (US)	28,589	100.00	Abengoa Bioenergy Hybrid of Kansas, LLC.	—	(6)	A
Abengoa Bioenergy Corporation	Chesterfield (US)	60,272	100.00	Abengoa Bioenergy Operations, LLC.	—	(6)	A
Abengoa Bioenergy Engineering & Construction, LLC	Chesterfield (US)	—	100.00	Abengoa Bioenergy Operations, LLC.	—	(6)	—
Abengoa Bioenergy Funding	Chesterfield (US)	238,774	100.00	Abengoa Bioenergy Meramec Renewable, Inc.	—	(6)	A
Abengoa Bioenergy Germany	Rostock (DE)	18,847	100.00	Abengoa Bioenergía, S.A.	—	(6)	—
Abengoa Bioenergy Hybrid of Kansas, LLC.	Chesterfield (US)	28,589	100.00	Abengoa Bioenergy Technology Holding, Inc.	—	(6)	—
Abengoa Bioenergy Investments , LLC	Chesterfield (US)	—	100.00	Abengoa Bioenergy US Holding, Inc.	—	(6)	—
Abengoa Bioenergy Maple, LLC	Chesterfield (US)	178,649	100.00	Abengoa Bioenergy Funding LLC.	—	(6)	A
Abengoa Bioenergy Meramec Renewable, Inc.	Chesterfield (US)	238,774	100.00	Abengoa Bioenergy Operations, LLC	—	(6)	A
Abengoa Bioenergy Netherlands B.V.	Rotterdam (NL)	494,710	100.00	Abengoa Bioenergía, S.A.	—	(6)	A
Abengoa Bioenergy New Technologies , Inc.	Chesterfield (US)	592	100.00	Abengoa Bioenergy Technology Holding, LLC.	—	(6)	A
Abengoa Bioenergy of Illinois, LLC	Chesterfield (US)	173,994	100.00	Abengoa Bioenergy Maple, LLC	—	(6)	—

Appendices

Appendix XIII

Subsidiary companies included in the 2011 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Abengoa Bioenergy of Indiana, LLC	Chesterfield (US)	144,172	100.00	Abengoa Bioenergy Maple, LLC.	—	(6)	—
Abengoa Bioenergy of Kansas, LLC	Chesterfield (US)	181	100.00	Abengoa Bioenergy Operations,LLC	—	(6)	—
Abengoa Bioenergy of SW Kansas, LLC	Chesterfield (US)	—	100.00	Abengoa Bioenergy Hybrid of Kansas, LLC.	—	(6)	—
Abengoa Bioenergy Operations , LLC	Chesterfield (US)	1	100.00	Abengoa Bioenergy US Holding, Inc.	—	(6)	A
Abengoa Bioenergy Renewable Power US,LLC	Chesterfield (US)	347	100.00	Abengoa Bioenergy Operations, LLC.	—	(6)	—
Abengoa Bioenergy Technology Holding , LLC	Chesterfield (US)	28,589	100.00	Abengoa Bioenergy US Holding, Inc.	—	(6)	—
Abengoa Bioenergy Trading Europe, B.V.	Rotterdam (NL)	18	100.00	Abengoa Bioenergía, S.A.	—	(6)	A
Abengoa Bioenergy Trading US, LLC	Chesterfield (US)	—	100.00	Abengoa Bioenergy Operations, LLC	—	(6)	—
Abengoa Bioenergy UK Limited	Cardiff (UK)	37,659	100.00	Abengoa Bioenergía, S.A.	—	(6)	—
Abengoa Bioenergy US Holding, Inc	Chesterfield (US)	781,328	100.00	Asa Bioenergy Holding, AG/Abengoa Bioenergía, S.A.	—	(6)	A
Abengoa Chile, S.A.	Santiago (CL)	18,726	99.90	Asa Investment AG/Teyma Abengoa, S.A.	—	(1)	A
Abengoa Cogeneración Tabasco, S. de R.L. de C.V.	Mexico D.F. (MX)	64,781	100.00	Abener Energía, S.A/Abengoa México, S.A. de C.V.	—	(5)	A
Abengoa Concessoes Brasil Holding S.A.	R. de Janeiro (BR)	891,260	100.00	Abengoa Brasil, S.A./Sociedad Inversora de Líneas de Brasil, S.L.	—	(2)	A
Abengoa Construçao Brasil, Ltda	R. de Janeiro (BR)	166,585	100.00	Befesa Brasil, S.A./Sociedad Inversora de Líneas de Brasil, S.L.	—	(1)	A
Abengoa Finance	Seville (ES)	60	100.00	Abengoa, S.A.	—	(1)	A
Abengoa Hellas Solar Power Systems Limited Liabilities Company	Atenas (GR)	4	100.00	Abengoa Solar, S.A.	—	(3)	C
Abengoa Hidrógeno, S.A	Seville (ES)	912	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./Instalaciones Inabensa, S.A.	—	(8)	A
Abengoa México, S.A. de CV	Mexico D.F. (MX)	33,378	90.00	Asa Investment AG	—	(1)	A
Abengoa Perú, S.A.	Lima (PE)	12,552	99.90	Asa Investment AG	—	(1)	A
Abengoa Puerto Rico, S.E.	San Juan (PR)	8	100.00	Abengoa, S.A./Abencor, S.A.	—	(1)	A
Abengoa Research, S.L.	Seville (ES)	1,053	100.00	Abeinsa, Ingeniería y Construcción Industrial, S.A.	(*)	(1)	C
Abengoa Servicios S.A. De C.V.	Mexico D.F. (MX)	186	100.00	Abengoa México, S.A. de C.V./Servicios Aux. de Admon., S.A	—	(1)	A
Abengoa Solar Power Australia Pty Limited	Brisbane (AU)	—	100.00	Abengoa Solar Internacional, S.A.	(*)	(3)	—
Abengoa Solar Engeneering (Beijing), Co. Ltd.	Beijing (CN)	103	100.00	Abengoa Solar, S.A.	—	(3)	—
Abengoa Solar España, S.A.	Seville (ES)	13,346	100.00	Abengoa Solar, S.A./Abengoa Solar PV, S.A.	—	(8)	A
Abengoa Solar Extremadura, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.	—	(3)	—
Abengoa Solar Inc	New York (US)	122,399	100.00	Abengoa Solar, S.A.	—	(8)	A
Abengoa Solar India Private Limited	Maharashtra (IN)	—	100.00	Abengoa Solar China, S.A./Abengoa Solar, S.A.	—	(3)	A
Abengoa Solar Internacional, S.A.	Seville (ES)	100	99.90	Abengoa Solar, S.A.	—	(3)	A
Abengoa Solar Italia S.r.l.	Rome (IT)	45	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Abengoa Solar New Tecnologies, S.A.	Seville (ES)	3,986	100.00	Abengoa Solar, S.A.	—	(8)	A
Abengoa Solar Power, S.A.	Seville (ES)	60	100.00	Abengoa Solar, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Abengoa Solar PV, Inc	Colorado (US)	4,684	100.00	Abengoa Solar, S.A.	—	(8)	—
Abengoa Solar S.A.	Seville (ES)	9	100.00	Abengoa, S.A./Abengoa Solar España, S.A.	—	(8)	A
Abengoa Solar South Africa (Pty) Ltd	Pretoria (ZA)	100	100.00	Abengoa Solar Internacional, S.A.	—	(3)	A
Abengoa Solar Ventures S.A	Seville (ES)	60	99.90	Abengoa Solar, S.A.	—	(8)	A
Abengoa T&D Corporation	Delaware (US)	728	100.00	Abengoa México, S.A. de C.V.	—	(1)	A
Abengoa Transmisión Norte S.A.	Lima (PE)	174,229	100.00	Abengoa Perú, S.A./Asa Iberoamérica, S.L.	—	(2)	A
Abengoa Transmisión Sur, S.A.	Lima (PE)	3,971	99.99	Asa Iberoamérica	—	(2)	A
Abengoa Water Nungua, S.L.U	Seville (ES)	3	100.00	Abengoa Water, S.L.U.	—	(7)	—
Abengoa Water S.L.U.	Seville (ES)	8,152	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(8)	A
Abenta Concessões Brasil	R. de Janeiro (BR)	4	95.84	Abengoa Concessões Brasil Holding, S.A.	—	(2)	—
Abenta Construçao Brasil Ltda	R. de Janeiro (BR)	—	90.00	Abengoa Brasil, Ltda.	—	(1)	A
Abentel Telecomunicaciones, S.A.	Seville (ES)	5,530	100.00	Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	A
Abentey Brasil, Lda	Pirassununga (BR)	—	100.00	Abener Energía, S.A./Teyma Internacional,S.A.	—	(1)	A
Abentey Hugoton General Partnership	Chesterfield (US)	7	100.00	Teyma USA Inc./Abener Engineering and Construction Services, LLC.	—	(1)	A
Abentey Mojave General Partnership	Chesterfield (US)	2	100.00	Teyma USA Inc./Abencs Construction Services, L.P.	—	(1)	A
Abratey Construção Ltda.	R. de Janeiro (BR)	—	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(1)	A

Appendices

Appendix XIII

Subsidiary companies included in the 2011 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
ACE Abengoa Cogeneración de Energía S.A	R. de Janeiro (BR)	—	100.00	Abengoa Brasil, S.A./Abengoa Concesssoes Brasil Holding, S.A.	—	(2)	—
Aelsa, Abener El Sauz, S.A. De CV	Mexico D.F. (MX)	6	100.00	Abener, S.A./Abengoa, S.A.	—	(1)	A
Aguas de Skikda	Argel (DZ)	10,811	51.00	Geida Skikda, S.L.	—	(4)	—
Aleduca, S.L	Madrid (ES)	3	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(8)	—
Alianza Medioambiental, S.L.	Vizcaya (ES)	65,633	100.00	Befesa Medioa Ambiente, S.A.	—	(7)	A
Almadén Solar, S.A.	Seville (ES)	153	51.00	Abengoa Solar España, S.A.	—	(3)	—
Aludisc, Alumninios en Disco S.A.	Huesca (ES)	2,400	100.00	Befesa Aluminio, S.L.	—	(7)	—
Aprofursa, Aprovechamientos Energéticos Furesa, S.A.	Murcia (ES)	2,211	98.00	Abener Inversiones, S.L.	—	(5)	C
Arao Enerxías Eólica, S.L	A Coruña (ES)	7	70.00	Instalaciones Inabensa, S.A.	—	(5)	—
Arizona Solar One, LLC	Colorado (US)	1	100.00	Abengoa Solar Inc.	—	(3)	A
Asa Bioenergy Holding, AG	Zug (SZ)	421,574	99.98	Abengoa Bioenergía, S.A.	—	(6)	A
Asa Bioenergy of Nebraska, LLC	Chesterfield (US)	39,677	100.00	Abengoa Bioenergy Operations, LLC	—	(6)	A
Asa E.& E.H., AG	Zug (SZ)	214,592	100.00	Sociedad Inversora Energía y Medio Ambiente, S.A.	—	(1)	A
Asa Iberoamérica, S.L.	Seville (ES)	48,540	100.00	Soc. Inv. Energía y Medio Ambiente, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	C
Asa Investment AG	Zug (SZ)	38,032	100.00	Asa Iberoamérica, S.L.	—	(1)	A
ASA Investment Brasil Ltda	R. de Janeiro (BR)	—	100.00	Befesa Brasil/Abengoa Brasil, S.A.	—	(1)	A
ASI Operations Inc.	Delaware (US)	—	100.00	Abengoa Solar Inc.	—	(3)	—
ASO Holdings LLC	Colorado (US)	26,402	100.00	Abengoa Solar Inc.	—	(8)	A
ATE IV Sao Mateus Transmissora de Energía	R. de Janeiro (BR)	70,437	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	A
ATE IX Transmissora de Energía, S.A.	R. de Janeiro (BR)	—	100.00	Abengoa Brasil, S.A./Abengoa Concesssoes Brasil Holding, S.A.	—	(2)	—
ATE V Londrina Transmissora De Energía S.A	R. de Janeiro (BR)	47,430	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	A
ATE VI Campos Novos Transmissora de Energía ,S.A	R. de Janeiro (BR)	43,447	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	A
ATE VII Foz do Iguacú Transmissora de Energía, S.A.	R. de Janeiro (BR)	28,270	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	A
ATE VIII Transmissora de Energía S.A.	R. de Janeiro (BR)	—	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	A
ATE X Abengoa Brasil Administraçao Predial Ltda	R. de Janeiro (BR)	—	100.00	Abengoa Brasil, S.A./Abengoa Concesssoes Brasil Holding, S.A.	—	(5)	A
ATE XI, Manaus Transmissora de Energía	R. de Janeiro (BR)	164,932	50.50	Abengoa Concessoes Brasil Holding, S.A.	—	(2)	A
ATE XIII, Norte Brasil Transmissora de Energía S.A	R. de Janeiro (BR)	58,566	51.00	Abengoa Concessoes Brasil Holding, S.A.	—	(2)	A
ATN 1, Abengoa Trasmisión Sur, S.A.	Lima (PE)	5	100.00	Abengoa Perú, S.A.	—	(2)	—
ATN 2, S.A.	Santiago de Chile (CH)	1	99.98	Abengoa Perú, S.A.	(*)	(2)	—
Aurorex S.A.	Montevideo (UY)	2	100.00	Teyma Renovables	(*)	(1)	—
Aznalcóllar Solar, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Bargoa, S.A.	R. de Janeiro (BR)	18,345	99.98	Abengoa Comer. y Administraçao, S.A./Asa Investment AG	—	(1)	A
Befesa Agua Djerba, S.L.	Seville (ES)	3	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(4)	—
Befesa Agua Internacional S.L.	Seville (ES)	9	100.00	Abeinsa Infraestructuras Medio Ambiente/Construcciones y Depuraciones, S.A.(Codesa)	—	(4)	—
Befesa Agua Tenes S.L.	Madrid (ES)	9,871	100.00	Abengoa Water S.L.U.	—	(4)	—
Befesa Aluminio S.L.	Vizcaya (ES)	59,109	100.00	Befesa Reciclaje de Residuos de Aluminio, S.L.	—	(7)	A
Befesa Apa, S.R.L	Bucarest (RO)	10	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Befesa Argentina ,S.A.	Buenos Aires (AR)	6,080	100.00	Alianza Medioambiental, S.L./Befesa Desulfuración, S.A.	—	(7)	A
Befesa Brasil	R. de Janeiro (BR)	1,061	100.00	Asa Investment AG/Alianza Medioambiental, S.L.	—	(7)	A
Befesa CTA Qingdao S.L.U	Madrid (ES)	34,293	100.00	Abengoa Water, S.L.U.	—	(4)	A
Befesa Desulfuración, S.A.	Barakaldo (ES)	36,509	90.00	Alianza Medioambiental, S.L.	—	(7)	A
Befesa Escorias Salinas, S.A.	Valladolid (ES)	6,787	100.00	Befesa Aluminio, S.L.	—	(7)	A
Befesa Gest. Res. Ind, S.L.	Vizcaya (ES)	79,546	100.00	Alianza Medioambiental, S.L.	—	(7)	A
Befesa Infraestructure India, Pvt. Ltd.	Chennai (IN)	7,602	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	B

Appendices

Appendix XIII

Subsidiary companies included in the 2011 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Befesa Limpiezas Industriales México S.A. de C.V.	Mexico D.F. (MX)	6	100.00	Befesa México, S.A. De C.V./Abengoa México, S.A. de CV	—	(7)	C
Befesa Medio Ambiente, S.A.	Vizcaya (ES)	401,654	100.00	Abengoa, S.A./Proyectos de Inversiones Medioambientales, S.L.	—	(7)	A
Befesa México, S.A. De C.V.	Mexico D.F. (MX)	2,123	100.00	Abengoa México, S.A./Alianza Medioambiental, S.L.	—	(7)	A
Befesa PCB	Cartagena (ES)	1,358	100.00	Alianza Medioambiental, S.L.	—	(7)	A
Befesa Perú, S.A.	Lima (PE)	5,457	100.00	Alianza Mediambiental, S.L.	—	(7)	A
Befesa Plásticos, S.L.	Murcia (ES)	5,415	97.40	Alianza Medioambiental, S.L.	—	(7)	A
Befesa Portugal Gestáo de Resíduos Industriais, S.A.	Lisboa (PT)	50	100.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Befesa Reciclaje de Residuos de Aluminio S.L.	Vizcaya (ES)	55,665	100.00	MRH-Residuos Metálicos, S.L.	—	(7)	A
Befesa Salt Slag, Ltd	Gales (UK)	21,399	100.00	Befesa Aluminio, S.L./Befesa Escorias Salinas, S.A.	—	(7)	C
Befesa Salzschlacke GmbH	Hannover (DE)	6,500	100.00	MRH-Residuos Metálicos, S.L.	—	(7)	A
Befesa Scandust AB	Landskrona (SE)	28,044	100.00	Befesa Zinc, S.L.	—	(7)	A
Befesa Servicios Corporativos, S.A.	Madrid (ES)	2,626	100.00	Befesa Medio Ambiente, S.A.	—	(7)	A
Befesa Servicios S.A	Buenos Aires (AR)	597	51.00	Alianza Medioambiental, S.L./Befesa Desulfuración	—	(7)	C
Befesa Silvermet Adana Steel Dust Recycling	Sariseki-Iskenderun (TR)	20	100.00	Befesa Silvermet Turkey, S.L.	(*)	(7)	—
Befesa Silvermet Iskenderun	IsIskenderun (TU)	8,823	100.00	Befesa Silvermet Turkey, S.L.	—	(7)	A
Befesa Silvermet Izmir Steel Dust Recycling	Sariseki-Iskenderun (TR)	20	100.00	Befesa Silvermet Turkey, S.L.	(*)	(7)	—
Befesa Silvermet Turkey, S.L.	Vizcaya (ES)	8,823	51.00	Befesa Zinc, S.A.U.	—	(7)	—
Befesa Steel R & D, S.L.U.	Vizcaya (ES)	1,908	100.00	MRH-Residuos Metálicos, S.L.	—	(7)	—
Befesa Steel Services GmbH	Duisburg (DE)	58,878	100.00	BUS Germany GmbH	—	(7)	A
Befesa Uruguay	Montevideo (UY)	12	100.00	Teyma Medioambiente, S.A.	—	(1)	—
Befesa Valera S.A.S.	Gravelines (FR)	2,956	100.00	Befesa Zinc, S.A.	—	(7)	A
Befesa Valorización de Azufre,S.L.U.	Vizcaya (ES)	43,843	100.00	Alianza Medioambiental, S.L.	—	(7)	A
Befesa Valorización S.L Sociedad Unipersonal	Cartagena (ES)	3	100.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Befesa Waterbuilt GP, Inc.	Texas (USA)	789	51.00	Abengoa Water S.L.U.	—	(8)	A
Befesa Zinc Freiberg GmbH & Co KG	Freiberg (DE)	52,521	100.00	Befesa Zinc, S.A.U.	—	(7)	A
Befesa Zinc Amoreb., S.A.	Vizcaya (ES)	9,933	100.00	MRH Residuos Metálicos, S.L.	—	(7)	A
Befesa Zinc Aser, S.A.	Vizcaya (ES)	18,039	100.00	Befesa Zinc, S.L	—	(7)	A
Befesa Zinc Comercial, S.A.	Vizcaya (ES)	60	100.00	Befesa Zinc, S.L.	—	(7)	A
Befesa Zinc Duisburg GmbH	Duisburg (DE)	4,953	100.00	Befesa Steel Services GmbH/BUS Germany GmbH	—	(7)	A
Befesa Zinc Gravelines, S.A.S.U.	Gravelines (FR)	8,000	100.00	Befesa Valera, S.A.S.	—	(7)	A
Befesa Zinc Sondika, S.A.	Vizcaya (ES)	4,726	100.00	MRH Residuos Metálicos, S.L.	—	(7)	A
Befesa Zinc Sur, S.L.	Vizcaya (ES)	5,144	100.00	Befesa Zinc, S.A.U.	—	(7)	—
Befesa Zinc, S.L.	Vizcaya (ES)	34,626	100.00	MRH Residuos Metálicos, S.L.	—	(7)	A
Biocarburantes de Castilla y León, S.A.	Salamanca (ES)	43,800	100.00	Abengoa Bioenergía, S.A./Ecoagricola, S.A.	—	(6)	A
Bioeléctrica Jienense, S.A.	Seville (ES)	1,185	100.00	Abener Inversiones, S.L.	—	(1)	—
Bioetanol Galicia, S.A.	A Coruña (ES)	7,448	100.00	Abengoa Bioenergía, S.A.	—	(6)	A
BUS Germany GmbH	Duisburg (DE)	273,190	100.00	Befesa Zinc, S.L.	—	(7)	—
C.D.Puerto San Carlos S.A. De CV	Mexico D.F. (MX)	13,918	100.00	Abener Energía, S.A./Abengoa, S.A./Abengoa México, S.A. de C.V.	—	(1)	A
Cadonal S.A.	Montevideo (UY)	2	100.00	Holding Eólico, S.A.	(*)	(5)	—
Captación Solar, S.A.	Seville (ES)	205	100.00	Abener Inversiones, S.L./Abener Energía, S.A.	—	(1)	—
Captasol Fotovoltaica 1, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 2, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 3, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 4, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 5, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 6, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 7, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—

Appendices

Appendix XIII

Subsidiary companies included in the 2011 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Captasol Fotovoltaica 8, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 9, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 10, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 11, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 12, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 13, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 14, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 15, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 16, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 17, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 18, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 19, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 20, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 21, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 22, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 23, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 24, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 25, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 26, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 27, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 28, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 29, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 30, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 31, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 32, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 33, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 34, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 35, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 36, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 37, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 38, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—

Appendices

Appendix XIII

Subsidiary companies included in the 2011 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Captasol Fotovoltaica 40, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 41, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 44, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 48, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 49, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 50, S.L.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 51, S.L.	Seville (ES)	3	100.00	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 52, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 53, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 54, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 55, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 56, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 57, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 58, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 59, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 60, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 61, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 62, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 63, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 64, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 65, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 66, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 67, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 68, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 69, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 71, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 72, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 73, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 74, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 75, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 76, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 77, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 78, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 79, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A.	—	(3)	—
Carpio Solar Inversiones, S.A.	Seville (ES)	53,149	100.00	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.	—	(8)	A
Casaquemada Fotovoltaica, S.L.	Seville (ES)	2,816	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	A
Central Eólica São Tomé Ltda.	Sao Paulo (BR)	173	18.00	Instalaciones Inabensa, S.A./Abengoa Construçao Brasil, Ltda	(*)	(5)	—
Centro Industrial y Logístico Torrecúellar, S.A.	Seville (ES)	60	100.00	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	—
Centro Tecnológico Palmas Altas, S.A.	Seville (ES)	12,899	100.00	Abengoa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	A
Comemsa, Construcc Metalicas Mexicanas, S.A. De CV	Queretaro (MX)	4,377	100.00	Europea Const. Metálicas, S.A./Abengoa México, S.A. de C.V.	—	(1)	A
Complejo Medioambiental Tierra de Campos, S.L	Palencia (ES)	46	77.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Construcciones y Depuraciones, S.A.	Seville (ES)	7,800	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	A
Construtora Integração Ltda.	R. de Janeiro (BR)	—	51.00	Abengoa Brasil, S.A.	—	(1)	A
Copero Solar Huerta Uno, S.A.	Seville (ES)	96	50.00	Abengoa Solar España, S.A.	—	(3)	A
Copero Solar Huerta Dos, S.A.	Seville (ES)	92	50.00	Abengoa Solar España, S.A.	—	(3)	A
Copero Solar Huerta Tres, S.A	Seville (ES)	94	50.00	Abengoa Solar España, S.A.	—	(3)	A
Copero Solar Huerta Cuatro, S.A.	Seville (ES)	88	50.00	Abengoa Solar España, S.A.	—	(3)	A
Copero Solar Huerta Cinco, S.A.	Seville (ES)	87	50.00	Abengoa Solar España, S.A.	—	(3)	A
Copero Solar Huerta Seis, S.A.	Seville (ES)	83	50.00	Abengoa Solar España, S.A.	—	(3)	A
Copero Solar Huerta Siete, S.A.	Seville (ES)	83	50.00	Abengoa Solar España, S.A.	—	(3)	A

Appendices

Appendix XIII

Subsidiary companies included in the 2011 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Copero Solar Huerta Ocho, S.A.	Seville (ES)	81	50.00	Abengoa Solar España, S.A.	—	(3)	A
Copero Solar Huerta Nueve, S.A.	Seville (ES)	42	50.00	Abengoa Solar España, S.A.	—	(3)	A
Copero Solar Huerta Diez, S.A.	Seville (ES)	32	50.00	Abengoa Solar España, S.A.	—	(3)	A
Covisa, Cogeneración Villaricos, S.A.	Seville (ES)	5,951	99.22	Abener Inversiones, S.L.	—	(5)	C
Cycon Solar, LTD	Nicosia (CY)	1	66.00	Abengoa Solar Internacional, S.A.	—	(3)	—
Dimange Inversiones, S.L.	Madrid (ES)	—	100.00	Captasol Fotovoltaica 56, S.L./Captasol Fotovoltaica 55, S.L	—	(3)	—
Ecija Solar Inversiones, S.A	Seville (ES)	41,562	100.00	Abengoa Solar, S.A.	—	(8)	A
Ecoagricola, S.A.	Murcia (ES)	—	100.00	Abengoa Bioenergía, S.L./Ecocarburantes, S.A.	—	(6)	A
Ecocarburantes Españoles , S.A.	Murcia (ES)	10,172	95.10	Abengoa Bioenergía, S.A.	—	(6)	A
Ecovedras SA	Torres Vedras (PT)	39	78.00	Alianza Medioambiental, S.L.	—	(7)	—
Energoprojekt-Gliwice S.A.	Gliwice (PL)	6,773	100.00	Abener Energía, S.A.	—	(1)	C
Enernova Ayamonte S.A.	Huelva (ES)	2,281	91.00	Abener Inversiones, S.L.	—	(5)	C
Enicar Chile, SA	Santiago (CL)	3	100.00	Abengoa Chile, S.A.	—	(2)	—
Eucomsa, Europea Const. Metálicas, S.A.	Seville (ES)	7,125	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./Abengoa Solar, S.A.	—	(1); (8)	A
Faritel, S.A.	Montevideo (UY)	44	100.00	Teyma Forestal, S.A.	—	(1)	—
Financiera Soteland, S.A.	Montevideo (UY)	241	100.00	Asa Investment AG	—	(1)	—
Fotovoltaica Solar Sevilla, S.A.	Seville (ES)	800	80.00	Abengoa Solar España, S.A.	—	(3)	A
Freener-g LLC	Minneapolis (US)	537	100.00	Abengoa Solar, S.A.	—	(3)	A
Galdán, S.A	Navarra (ES)	1,485	100.00	Befesa Aluminio, S.L.	—	(7)	—
Geida Skikda, S.L.	Madrid (ES)	10,811	67.00	Abengoa Water S.L.U.	—	(4)	—
Gestión Integral de Recursos Humanos, S.A.	Seville (ES)	64	99.98	Siema Technologies, S.L	—	(1)	A
Global Engineering Services LLC	Delaware (US)	2	92.00	Tarefix, S.A.	—	(1)	—
Harper Dry Lake Land Company LLC	Delaware (US)	1	100.00	Abengoa Solar Inc.	—	(3)	—
Helio Energy Electricidad Tres, S.A.	Seville (ES)	—	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Cuatro, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Cinco, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Siete, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Ocho, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Nueve, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad DIez, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Once, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Doce, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Trece, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helioenergy Electricidad Veintiuno, S.A	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helioenergy Electricidad Veintidos, S.A	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helioenergy Electricidad Veintitres, S.A	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helioenergy Electricidad Veinticuatro, S.A	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helioenergy Electricidad Veinticinco, S.A	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helios I Hyperion Energy Investments, S.L.	Seville (ES)	94,730	100.00	Hypesol Energy Holding, S.L.	—	(3)	A
Helios II Hyperion Energy Investments, S.L.	Madrid (ES)	77,064	100.00	Hypesol Energy Holding, S.L.	—	(3)	A
Hidro Abengoa, S.A. De C.V.	Mexico D.F. (MX)	4	100.00	Abengoa México, S.A. de C.V./Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Holding Eólico, S.A.	Montevideo (UY)	2	100.00	Teyma Renovables/Instalaciones Inabensa, S.A	(*)	(1)	—
Hypesol Energy Holding , S.L.	Seville (ES)	180,714	100.00	Abengoa Solar España, S.A.	—	(8)	A
Inabensa Bharat Private Limited	New Delhi (IN)	2,474	100.00	Abener Energía, S.A./Instalaciones Inabensa, S.A.	—	(1)	A
Inabensa Electric and Electronic Equipment Manufacturing (Tiajin)Co. Ltda.	Tianjin (CN)	190	100.00	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	C
Inabensa Fotovoltaica, S.L.	Seville (ES)	3	100.00	Instalaciones Inabensa, S.A./C.I.L. Torrecuéllar, S.A.	—	(1)	—
Inabensa France, S.A.	Pierrelate (FR)	550	100.00	Instalaciones Inabensa, S.A.	—	(1)	A

Appendices

Appendix XIII

Subsidiary companies included in the 2011 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Inabensa Maroc, S.A.	Tanger (MA)	2,373	100.00	Instalaciones Inabensa, S.A.	—	(1)	A
Inabensa Portugal	Lisboa (PT)	280	100.00	Instalaciones Inabensa, S.A.	—	(1)	A
Inabensa Rio Ltda	R. de Janeiro (BR)	—	100.00	Befesa Brasil, S.A./Abengoa Brasil, S.A.	—	(1)	A
Inabensa Saudí Arabia, LLC	Dammam (SA)	93	100.00	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	—
Iniciativas Hidroeléctricas de Aragón y Cataluña SL (IHCAC)	Huesca (ES)	4,007	95.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Iniciativas Hidroeléctricas, SA	Seville (ES)	1,226	51.00	Abeinsa, Ingeniería y Construcción Industrial, S.A./Negocios Industriales y Comerciales, S.A	—	(1)	—
Iniciativas Medioambientales, S.L.	Seville (ES)	8	100.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Insolation 1, S.R.L.	Rome (IT)	45	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation 2, S.R.L.	Rome (IT)	45	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 4 S.R.L	Rome (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 5 S.R.L	Palermo (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 6 S.R.L	Palermo (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 7.R.L	Palermo (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 8 S.R.L	Palermo (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 9 S.R.L	Palermo (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 10 S.R.L	Palermo (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 11 S.R.L	Palermo (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 12 S.R.L	Palermo (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 13 S.R.L	Palermo (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 14 S.R.L	Palermo (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 15 S.R.L	Rome (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 16 S.R.L	Rome (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation 17 S.R.L	Rome (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation 18 S.R.L	Rome (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation 19 S.R.L	Rome (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation 20 S.R.L	Rome (IT)	168	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Instalaciones Fotovoltaicas Torrecuéllar, 1 S.L.	Seville (ES)	3	100.00	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.	—	(1)	—
Instalaciones Fotovoltaicas Torrecuéllar, 2 S.L.	Seville (ES)	3	100.00	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.	—	(1)	—
Instalaciones Fotovoltaicas Torrecuéllar, 3 S.L.	Seville (ES)	3	100.00	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.	—	(1)	—
Instalaciones Inabensa Insaat Enerji Limited Sirketi	Ankara (TR)	58	100.00	Instalaciones Inabensa, S.A.	(*)	(1)	—
Instalaciones Inabensa, S.A.	Seville (ES)	17,307	100.00	Nicsa/Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	A
Instalaciones Inabensa.Pty.Limited	Sidney (AU)	4	100.00	Instalaciones Inabensa, S.A.	—	(1)	A
Inversora Enicar S.A.	Santiago (CL)	2,039	100.00	Abengoa Chile, S.A.	—	(2)	—
Italica Solare S.R.L.	Rome (IT)	15	100.00	Abengoa Solar, S.A.	—	(3)	—
Kaxu CSP South Africa (Proprietary) Limited	Pretoria (ZA)	—	100.00	Abengoa Solar South Africa Limited	—	(3)	A
Khi CSP South Africa (Proprietary) Limited	Gauteng (ZA)	—	100.00	Abengoa Solar South Africa Limited	—	(3)	A
Klitten, S.A.	Montevideo (UY)	12	100.00	Teyma Construcciones, S.A.	—	(1)	—
L.T. Rosarito y Monterrey, S.A. De CV	Mexico D.F. (MX)	2,706	100.00	Asa Investment AG/Abengoa México S.A. de C.V./Instalaciones Inabensa, S.A.	—	(1)	A
Las Cabezas Fotovoltaica, S.L.	Seville (ES)	7,193	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	A
Las Cabezas Solar S.L.	Seville (ES)	3	100.00	Aleduca, S.L.	—	(3)	—
Latifox S.A.	Montevideo (UY)	2	100.00	Teyma Renovables	(*)	(1)	—
Linares Fotovoltaica, S.L.	Seville (ES)	3,173	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	A
Lineas 612 Norte Noroeste, S.A. De C.V.	Mexico D.F. (MX)	2	100.00	Abengoa México, S.A. de C.V./Abengoa, S.A.	—	(1)	—
Linha Verde Transmisora de Energia S.A	Brasilia (BR)	16,833	51.00	Abengoa Concessoes Brasil Holding S.A.	—	(2)	A
Logrosán Solar Inversiones, S.A.	Extremadura (ES)	46,505	100.00	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.	—	(8)	A
Manaus Constructora Ltda	R. de Janeiro (BR)	—	50.50	Abengoa Concessões Brasil Holding, S.A.	—	(1)	A
Marismas PV A1, S.L.	Seville (ES)	7,000	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A2, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A3, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—

Appendices

Appendix XIII

Subsidiary companies included in the 2011 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Marismas PV A4, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A5, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A6, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A7, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A8, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A9, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A10, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A11, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A12, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A13, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A14, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A15, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A16, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A17, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV A18, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B1, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B2, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B3, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B4, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B5, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B6, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B7, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B8, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B9, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B10, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B11, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B12, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B13, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B14, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B15, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B16, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—

Appendices

Appendix XIII

Subsidiary companies included in the 2011 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Marismas PV B17, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV B18, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C1, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C2, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C3, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C4, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C5, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C6, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C7, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C8, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C9, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C10, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C11, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C12, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C13, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C14, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C15, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C16, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C17, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV C18, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV E1, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV E2, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marismas PV E3, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.	—	(3)	—
Marudhara Akshay Urja Private Limited	Maharashtra (IN)	—	100.00	Abengoa Solar India Private Limited/Abengoa Solar Internacional. S.A.	—	(3)	A
Marusthal Green Power Private Limited	Maharashtra (IN)	—	100.00	Abengoa Solar India Private Limited/Abengoa Solar Internacional, S.A.	—	(3)	A
Mojave Solar Holding, LLC	Delware (US)	23,292	100.00	Abengoa Solar Inc.	(*)	(3)	A
Mojave Solar LLC	Berkeley (US)	1	100.00	Mojave Solar Holding, LLC	—	(3)	A
MRH-Residuos Metálicos, S.L.	Vizcaya (ES)	28,668	100.00	Befesa Medio Ambiente, S.A.	—	(7)	A
Mundiland, S.A.	Montevideo (UY)	2,902	100.00	Siema Factory Holding AG	—	(1)	—
Nicefield S.A	Uruguay (UY)	3	100.00	Teyma Forestal, S.A.	(*)	(1)	—
Nicsa Fornecimiento de Materiais Eléctricos Ltda	R. de Janeiro (BR)	1,503	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./Negocios Industriales y Comerciales, S.A.	—	(1)	—
Nicsa Industrial Supplies Corporation	Houston (US)	790	100.00	Negocios Industriales y Comerciales, S.A.	—	(1)	—
Nicsa Mexico, S.A. de CV	Mexico D.F. (MX)	4	99.80	Negocios Industriales y Comerciales, S.A./Abengoa México, S.A. de C.V.	—	(1)	A
Nicsa Middle East, FZE	Sharjah (AE)	29	100.00	Negocios Industriales y Comerciales, S.A	(*)	(1)	A

Appendices

Appendix XIII

Subsidiary companies included in the 2011 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Nicsa Suministros Industriales, S.A.	Buenos Aires (AR)	—	100.00	Befesa Argentina, S.A./Teyma Abengoa, S.A.	—	(7)	A
Nicsa, Negocios Industr. y Comer. S.A.	Madrid (ES)	1,791	100.00	Abencor, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	C
Norventus Atlántico, S.L	A Coruña (ES)	7	70.00	Instalaciones Inabensa, S.A.	—	(5)	—
NRS Consulting Engineers	Texas (USA)	5,057	51.00	Abengoa Water, S.L.U.	—	(8)	A
OMEGA Operação e Manutenção de Linhas de Transmissão S.A.	R. de Janeiro (BR)	175	100.00	Instalaciones Inabesa S.A./Abengoa Brasil, S.A.	—	(1)	A
Palmatir S.A.	Montevideo (UY)	127	100.00	Holding Eólico, S.A.	—	(5)	A
Palmucho, S.A.	Santiago (CL)	2	100.00	Abengoa Chile, S.A./Enicar Chile, S.A.	—	(2)	A
Pomacocha Power S.A.	Lima (PE)	—	90.00	Abengoa Perú, S.A.	(*)	(1)	—
Power Structures Inc.	Delaware (US)	—	100.00	Construcciones Metalicas Mexicanas, S.A. De CV	—	(1)	—
Precosa, Puerto Real Cogeneración, S.A.	Cádiz (ES)	176	99.10	Abener Inversiones, S.L.	—	(5)	A
Procesos Ecológicos Carmona 1, S.A.	Seville (ES)	63	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Procesos Ecológicos, S.A.	—	(1)	—
Procesos Ecológicos Carmona 2, S.A.	Seville (ES)	90	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Procesos Ecológicos, S.A.	—	(1)	—
Procesos Ecológicos Carmona 3, S.A.	Seville (ES)	60	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Procesos Ecológicos, S.A.	(*)	(7)	—
Procesos Ecológicos Lorca 1, S.A.	Seville (ES)	180	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Procesos Ecológicos, S.A.	—	(1)	—
Procesos Ecológicos Vilches, S.A.	Seville (ES)	1,299	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Procesos Ecológicos, S.A.	—	(7)	A
Proecsa, Procesos Ecológicos, S.A.	Seville (ES)	657	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Proyectos de Inversiones Medioambientales, S.L.	Vizcaya (ES)	334,607	100.00	Sociedad Inversora Energía y Medio Ambiente, S.A./Asa Environment AG	—	(1)	—
Qingdao BCTA Desalinataion Co.Ltd.	Qingdao (CH)	34,293	91.71	Befesa CTA Qingdao, S.L.	—	(4)	A
Qingdao Befesa Agua Co., Ltd (WOFE Qingdao)	Qingdao (CH)	180	100.00	Abeinsa Infraestructuras Medio Ambiente, S.A./Codesa, S.A.	(*)	(1)	A
Rajathan Photon Energy	Maharashtra (IN)	—	100.00	Abengoa Solar India Private Limited/Abengoa Solar Internacional, S.A.	—	(3)	A
Residuos Ind. De la Madera de Córdoba, S.A.	Córdoba (ES)	617	71.09	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
S.E.T Sureste Peninsular, S.A. De CV	México D.F. (MX)	2,155	100.00	Abengoa México, S.A. de C.V./Instalaciones Inabensa, S.A.	—	(1)	A
Sanlucar Solar, S.A.	Seville (ES)	8,636	100.00	Abengoa Solar, S.A./Asa Environment	—	(3)	A
SAS Abengoa Bioenergia Biomasse France	Arance (FR)	3	100.00	Abengoa Bioenrgia, S.A.	—	(6)	—
Scios. Aux. Admon., S.A. De CV (Saxsa)	México D.F. (MX)	5	99.80	Abengoa México, S.A. de C.V./Abengoa, S.A.	—	(1)	A
Servicios de Ingenieria IMA S.A (SDI -IMA)	Santiago (CL)	2,304	60.00	Abengoa Chile, S.A.	—	(1)	A
Shariket Tenes Lilmiyah Spa	Argel (DZ)	9,885	51.00	Befesa Aguas Tenes, S.L.	—	(4)	—
Siema AG	Zug (SZ)	8,757	100.00	Sociedad Inversora Energía y Medio Ambiente, S.A.	—	(1)	—
Siema Factory Holding AG	Zug (SZ)	9,353	100.00	Siema Investment, S.L.	—	(1)	—
Siema Investment, S.L.	Madrid (ES)	7,000	100.00	Siema Technologies, S.L	—	(1)	—
Siema Technologies, S.L.	Madrid (ES)	24,297	100.00	Abengoa, S.A./Siema AG	—	(1)	—
Simosa I.T., S.A	Seville (ES)	—	100.00	Abengoa, S.A./Simosa, S.A.	—	(1)	A
Simosa IT Uruguay S.A.	Montevideo (UY)	—	100.00	Simosa IT, S.A.	—	(1)	A
Simosa IT US, LLC	Chesterfield (US)	—	100.00	Simosa IT, S.A.	—	(1)	A
Simosa, Serv. Integ. Manten y Operac., S.A.	Seville (ES)	125	100.00	Negocios Industriales y Comerciales, S.A./Abengoa, S.A.	—	(1)	C
Sinalan, S.A.	Montevideo (UY)	3	100.00	Teyma Forestal, S.A.	—	(1)	—
Sistemas de Desarrollo Sustentables S.A. De C.V.	México D.F. (MX)	4,869	100.00	Befesa México, S.A. De C.V./Abengoa México, S.A. de CV	—	(7)	A
Soc. Inver. En Ener. y Medioambiente, S.A. (Siema)	Seville (ES)	93,008	100.00	Abengoa, S.A./Negocios Industriales y Comerciales, S.A.	—	(1)	A
Sociedad Inversora Lineas de Brasil, S.L.	Seville (ES)	12,798	100.00	Asa Iberoamérica, S.L.	—	(1)	C
Sol3G	Barcelona (ES)	6,762	100.00	Abengoa Solar, S.A.	—	(8)	C
Solaben Electricidad Uno	Badajoz (ES)	1,561	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	A
Solaben Electricidad Dos	Badajoz (ES)	1,561	70.00	Abengoa Solar España, S.A./Logrosán Solar Inversiones, S.A.	—	(3)	A
Solaben Electricidad Tres	Badajoz (ES)	1,561	70.00	Abengoa Solar España, S.A./Logrosán Solar Inversiones, S.A.	—	(3)	A

Appendices

Appendix XIII

Subsidiary companies included in the 2011 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Solaben Electricidad Seis	Badajoz (ES)	1,561	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	A
Solaben Electricidad Ocho, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A/Abengoa Solar New Technologies,S.A.	—	(3)	—
Solaben Electricidad Nueve, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A/Abengoa Solar New Technologies, S.A.	—	(3)	—
Solaben Electricidad Diez, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Once, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Doce, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Quince, S.A	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solacor Electricidad Uno, S.A.	Seville (ES)	33,236	74.00	Carpio Solar Inversiones, S.A.	—	(3)	A
Solacor Electricidad Dos, S.A.	Seville (ES)	33,163	74.00	Carpio Solar Inversiones, S.A.	—	(3)	A
Solar de Receptores de Andalucía, S.A.	Seville (ES)	60	100.00	Abengoa Solar, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solar Nerva SLU	Huelva (ES)	3	100.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Solar Power Plant One (SPP1)	Argel (DZ)	42,111	66.00	Abener Energía, S.A.	—	(3)	A
Solar Processes, S.A.(PS-20)	Seville (ES)	14,578	100.00	Abengoa Solar España, S.A.	—	(3)	A
Solargate Electricidad Uno , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Dos , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Tres , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Cuatro , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Cinco , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solnova Electricidad, S.A.	Seville (ES)	30,986	100.00	Solnova Solar Inversiones, S.A.	—	(3)	A
Solnova Electricidad Dos, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Solnova Electricidad Tres, S.A.	Seville (ES)	30,110	100.00	Solnova Solar Inversiones, S.A.	—	(3)	A
Solnova Electricidad Cuatro, S.A.	Seville (ES)	28,964	100.00	Solnova Solar Inversiones, S.A.	—	(3)	A
Solnova Electricidad Cinco, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Solnova Electricidad Seis , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solnova Solar Inversiones, S.A	Seville (ES)	28,964	99.99	Abengoa Solar España, S.A.	—	(8)	A
Solúcar Andalucía FV1, S.A	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.	—	(3)	—
Solúcar Andalucía FV2, S.A	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.	—	(3)	—
Solúcar Castilla FV1, S.A	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.	—	(3)	—
Solúcar Castilla FV2, S.A	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.	—	(3)	—
Soluciones Ambientales del Norte Limitada S.A	Santiago (CL)	80	100.00	Alianza Mediambiental, S.L./Befesa Servicios Corporativos, S.A.	—	(7)	A
Solugas Energía S.A.	Seville (ES)	60	100.00	Abengoa Solar NT, S.A./Abengoa Solar S.A.	—	(3)	—
Son Rivieren (Pty) Limited	Gauteng (ZA)	—	100.00	South Africa Solar Investment, S.L.	—	(3)	A
South Africa Solar Investments, S.L.	Seville (ES)	4	100.00	Abengoa Solar Internacional, S.A.	(*)	(3)	—
Subestaciones 611 Baja California, S.A. De C.V.	México D.F. (MX)	2	100.00	Abengoa México, S.A/Abengoa, S.A	(*)	(1)	C
Tarefix S.A	Delaware (US)	1	92.00	Asa Investment AG	—	(1)	A
Telvent BV	Amsterdam (NL)	160	100.00	Siema AG	—	(1)	—
Telvent Implantación de Sistemas S.L	Madrid (ES)	3	100.00	Simosa I.T., S.A.	—	(1)	—
Teyma Abengoa, S.A.	Buenos Aires (AR)	36,842	100.00	Asa Investment AG/Asa Iberoamérica, S.L./Befesa Argentina, S.A.	—	(1)	A
Teyma Construcción, S.A.	Montevideo (UY)	3,876	99.00	Teyma Uruguay Holding, S.A.	—	(1)	A
Teyma Forestal SA	Montevideo (UY)	864	100.00	Teyma Renovables	—	(8)	A
Teyma Gestión de Contratos de Construcción e Ingeniería	Seville (ES)	55	92.00	Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	A

Appendices

Appendix XIII

Subsidiary companies included in the 2011 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Teyma India Private Limited	Mumbai (IN)	1	100.00	Teyma Gestión de Contratos de Construcción e Ingeniería, S.A.	(*)	(1)	C
Teyma Medioambiente S.A.	Montevideo (UY)	17	100.00	Teyma Uruguay Holding, S.A .	—	(1)	—
Teyma Middle East, S.L.	Seville (ES)	9	100.00	Teyma, Gestión de Contratos de Construcción e Ingeniería, S.A./Teyma Internacional, S.A./Ábacus Project Management Inc./Teyma Uruguay, S.A.	(*)	(1)	—
Teyma Paraguay, SA.	Asuncion (PY)	—	100.00	Teyma Servicios de Ingeniería y Construcción Internacional, S.A.	—	(1)	—
Teyma Renovables	Montevideo (UY)	951	100.00	Teyma Uruguay Holding S.A.	(*)	(1)	—
Teyma Servicios de Ingeniería y Construcción Internacional, S.A.	Montevideo (UY)	17	100.00	Teyma Uruguay Holding, S.A.	—	(1)	A
Teyma Sociedad de Inversión, S.A.	Montevideo (UY)	2,638	92.00	Asa Investment AG	—	(1)	A
Teyma Uruguay ZF, S.A.	Montevideo (UY)	21	100.00	Teyma Construcción, S.A.	—	(1)	A
Teyma USA & Abener Engineering and Construction Services Partnership	Chesterfield (US)	4	100.00	Abener Engineering and Construction Services, LLC/Teyma USA Inc.	—	(1)	A
Teyma USA Inc.	Delaware (US)	—	100.00	ASA Investment AG	—	(1)	A
Transportadora Cuyana, S.A.	Buenos Aires (AR)	2	100.00	Teyma Abengoa, S.A./Abengoa, S.A.	—	(1)	A
Transportadora del Norte, S.A.	Buenos Aires (AR)	—	100.00	Abengoa, S.A./Teyma Abengoa, S.A.	—	(1)	A
Transportadora Rio de la Plata, S.A.	Buenos Aires (AR)	—	100.00	Teyma Argentina, S.A./Abengoa, S.A.	—	(1)	—
Transportadora Río Coronda	Buenos Aires (AR)	—	100.00	Teyma Abengoa, S.A./Abengoa, S.A.	—	(2)	—
Trinacria Spzoo	Skawina (PL)	4,583	95.05	Befesa Aluminio, S.L.	—	(7)	A
Valorcam S.L	Madrid (ES)	2	80.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Zero Emissions Technologies, S.A.	Seville (ES)	60	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./Abengoa Hidrógeno, S.A.	—	(8)	A
Zeroemissions (Beijing) Technology Consulting Service Co. Ltd	Beijing (CN)	100	100.00	Zero Emissions Technologies, S.A./Zeroemissions Carbon Trust, S.A.	—	(1)	—
Zeroemissions Carbon Trust, S.A	Seville (ES)	125	100.00	Zeroemissions Technologies, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(8)	A
Zeroemissions do Brasil, Ltda	R. de Janeiro (BR)	2,459	100.00	Zeroemissions Technologies, S.A./Zeroemissions Carbon Trust,S.A.	—	(1)	A

(*)
Companies incorporated or acquired and consolidated for the first time in the year

(1)
Operating segment activities area: Engineering and Construction

(2)
Operating segment activities area: Transmission

(3)
Operating segment activities area: Solar

(4)
Operating segment activities area: Water

(5)
Operating segment activities areae: Cogeneration and others

(6)
Operating segment activities area: Bioenergy

(7)
Operating segment activities area: Recycling

(8)
Operating segment activities area: Others

A
Audited by PricewaterhouseCoopers Auditores

B
Audited by Deloitte (for legal purposes)

C
Audited by Auditoría y Consulta (for legal purposes)

D
Audited by others auditors (for legal purposes)

Appendices

Appendix XIV

Associated companies included in the 2011 consolidation perimeter using the participation method

		Sharedholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity	Auditor
Abenor, S.A.	Santiago (CL)	6,851	20.00	Inversiones Eléctricas Transam Chile Ltd./Asa Chile, S.L.	—	(2)	A
Agua y Gestión de Servicios Ambientales, S.A.	Seville (ES)	6,886	37.38	Befesa Medio Ambiente, S.A.	—	(4)	—
Araucana de Electricidad, S.A.	Santiago (CL)	7,324	20.00	Abengoa Chile, S.A./Inversiones Eléctricas Transam Chile Ltd.	—	(2)	A
Betearte	Vizcaya (ES)	1,121	33.33	Alianza Medioambiental, S.L.	—	(7)	—
Chennai Water Desalination Limited	Chennai (IN)	5,700	25.00	Abengoa Water S.L.U.	—	(4)	—
Consorcio Teyma M&C	Montevideo (UY)	11	48.00	Abengoa Chile, S.A.	(*)	(1)	—
Cogeneración Motril, S.A.	Seville (ES)	1,403	39.00	Soc. Inver. En Ener. y Medioambiente, S.A.	—	(5)	—
Concesionaria Hospital del Tajo, S.A.	Madrid (ES)	1	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Ecología Canaria, S.A.	Las Palmas (ES)	68	45.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Evacuación Valdecaballeros	Madrid (ES)	1,060	39.96	Solaben Electricidad Uno, Dos y Seis S.A.	—	(3)	—
Explotadora Hospital del Tajo, S.L.	Madrid (ES)	1,727	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Green Visión Holding BV	Arnhem (NL)	3,000	24.00	Abengoa Hidrógeno, S.A.	—	(1)	—
Huepil de Electricidad, S.L.	Santiago (CL)	11,036	20.00	Inversiones Eléctricas Transam Chile Limitada	—	(2)	A
Inversiones Eléctricas Transam Chile Limitada.	Santiago (CL)	5,032	20.00	Abengoa Chile, S.A.	—	(2)	A
Redesur	Lima (PE)	4,097	23.75	Abengoa Perú, S.A.	—	(2)	—
Shams One Company LLC	Abu Dabi (AE)	14	20.00	Total Abengoa Solar Emirates Investment Company B.V.	—	(3)	—
Shams Power Company PJSC	Abu Dabi (AE)	167	20.00	Total Abengoa Solar Emirates Investment Company B.V.	—	(3)	—
TSMC Ing. Y Contrucción	Santiago (CL)	—	33.30	Abengoa Chile, S.A.	—	(1)	—

(*)
Companies incorporated or acquired and consolidated for the first time in the year

(1)
Operating segment activities area: Engineering and Construction

(2)
Operating segment activities area: Transmission

(3)
Operating segment activities area: Solar

(4)
Operating segment activities area: Water

(5)
Operating segment activities areae: Cogeneration and others

(6)
Operating segment activities area: Bioenergy

(7)
Operating segment activities area: Recycling

(8)
Operating segment activities area: Others

A
Audited by PricewaterhouseCoopers Auditores

B
Audited by Deloitte (for legal purposes)

C
Audited by Auditoría y Consulta (for legal purposes)

D
Audited by others auditors (for legal purposes)

Appendices

Appendix XV

Joint ventures included in the 2011 consolidation perimeter using the proportional integration method

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (See Page 4)	Auditor
Abencon, S.A. de C.V.	Mexico D.F. (MX)	2	50.00	Abengoa México, S.A.	—	(1)	—
Abener Befesa Cortes Pallas	Seville (ES)	—	20.00	Abener Energía, S.A.	—	(1)	—
Abener Befesa Sahechores	Seville (ES)	—	20.00	Abener Energía, S.A.	—	(1)	—
Abener Ghenova Engineering, Inc.	Phoenix (US)	37	50.00	Abener Ghenova Ingeniería S.L.	(*)	(1)	—
Abener Ghenova Ingeniería S.L.	Seville (ES)	2,000	50.00	Abener Energía, S.A.	—	(1)	A
Abener Inabensa	Seville (ES)	—	70.00	Abener Energía, S.A.	—	(1)	—
Abener Inabensa Germany	Seville (ES)	—	70.00	Abener Energía, S.A.	—	(1)	—
Abener Inabensa NP Tabasco	Seville (ES)	—	70.00	Abener Energía, S.A.	—	(1)	A
Abener Inabensa Paises Bajos	Seville (ES)	—	70.00	Abener Energía, S.A.	—	(1)	—
Abener Nuevo Pemex Tabasco I	Seville (ES)	—	30.00	Instalaciones Inabensa, S.A.	—	(5)	—
Abener Teyma Biomasa Salamanca	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)	—
Abener Teyma CRS 2	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)	—
Abener Teyma CRS I	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)	—
Abener Teyma Emirates I	Seville (ES)	—	50.00	Abener Energía, S.A.	—	(1)	A
Abener Teyma Helioenergy 2	Seville (ES)	—	50.00	Abener Energía, S.A.	—	(1)	—
Abener Teyma Helioenergy I	Seville (ES)	—	50.00	Abener Energía, S.A.	—	(1)	—
Abener Teyma Helios 2	Seville (ES)	—	50.00	Abener Energía, S.A.	—	(1)	—
Abener Teyma Helios I	Seville (ES)	—	50.00	Abener Energía, S.A.	—	(1)	—
Abener teyma Solaben 1	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)	—
Abener teyma Solaben 3	Seville (ES)	—	50.00	Abener Energía, S.A.	—	(1)	—
Abener teyma Solaben 6	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)	—
Abener teyma Solaben ic	Seville (ES)	—	50.00	Abener Energía, S.A.	—	(1)	—
Abener Teyma Solaben II	Seville (ES)	—	50.00	Abener Energía, S.A.	—	(1)	—
Abener Teyma Solacor 2	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)	—
Abener Teyma Solacor I	Seville (ES)	—	50.00	Abener Energía, S.A.	—	(1)	—
Abener-Dragados Industrial-México, S.A. De C.V.	Mexico D.F. (MX)	—	50.00	Abener México, S.A.	—	(1)	—
Abener-Inabensa Alemania	Seville (ES)	—	30.00	Instalaciones Inabensa, S.A.	—	(5)	—
Abener-Inabensa Francia	Seville (ES)	—	30.00	Instalaciones Inabensa, S.A.	—	(5)	—
Abener-Inabensa Paises Bajos	Seville (ES)	—	30.00	Instalaciones Inabensa, S.A.	—	(5)	—
Abengoa Participaçoes Holding S.A.	R. de Janeiro (BR)	326,260	50.00	Abengoa Concessões Brasil Holding, S.A.	—	(2)	—
Abensaih Construcción	Seville (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Abensaih Guadalquivir	Seville (ES)	3	51.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Abensaih Mantenimiento	Seville (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Acceso Avda. Pais Valencia	Alicante (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Adis Segovia Valdestrilla	Madrid (ES)	—	7.00	Instalaciones Inabensa, S.A.	—	(5)	—
Agencia Andaluza de Energía	Seville (ES)	6	35.00	Instalaciones Inabensa, S.A.	—	(5)	—
Aguas Salobres	Cataluña (ES)	4	60.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Al Osais-Inabensa Co. Ltd	Dammam (SA)	385	50.00	Inabensa Saudi Arabia LLC.	—	(1)	B
Albalac	Madrid (ES)	2	33.34	Instalaciones Inabensa, S.A.	—	(5)	—
Alcoy	Alicante (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Almanjayar	Madrid (ES)	2	25.00	Instalaciones Inabensa, S.A.	—	(5)	—
Almería	Almería (ES)	2	50.00	Abengoa Water S.L.U.	—	(4)	—
Amés Brión	La coruña (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Aparcamiento L'Ordana	Alicante (ES)	5	90.00	Instalaciones Inabensa, S.A.	—	(5)	—
APCA Inabensa-Abengoa Lote 1	Seville (ES)	6	100.00	Instalaciones Inabensa, S.A.	—	(5)	—
APCA Inabensa-Abengoa Lote 2	Seville (ES)	6	100.00	Instalaciones Inabensa, S.A.	—	(5)	—
Argelia	Madrid (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Armilla	Seville (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Asimel	Madrid (ES)	2	25.00	Instalaciones Inabensa, S.A.	—	(5)	—
Atabal	Málaga (ES)	3	53.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
ATE II Transmissora de Energia, S.A.	R. de Janeiro (BR)	102,650	50.00	Abengoa Participaçoes Holding S.A.	—	(2)	A
ATE III Transmissora de Energia, S.A.	R. de Janeiro (BR)	71,931	50.00	Abengoa Participaçoes Holding S.A.	—	(2)	A
ATE Transsmisora de Energía, S.A.	R. de Janeiro (BR)	46,601	50.00	Abengoa Participaçoes Holding S.A.	—	(2)	A
Avensaih Guadalete—Barbate	Seville (ES)	3	31.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Avinyó	Cataluña (ES)	—	40.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Baja California	Seville (ES)	—	20.00	Instalaciones Inabensa, S.A.	(*)	(5)	—

Appendices

Appendix XV

Joint ventures included in the 2011 consolidation perimeter using the proportional integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (See Page 4)	Auditor
Bajo Almanzora	Almería (ES)	2	40.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Balsa del Rosario	Seville (ES)	3	52.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Barras Parada	Madrid (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Báscara	Cataluña (ES)	—	40.00	Construcciones y Depuraciones, S.A.	(*)	(1)	—
Bioener Energía, S.A.	Vizcaya (ES)	337	50.00	Abengoa Bioenergía, S.A.	—	(6)	—
Boaco	Nicaragua (NI)	2	73.83	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
C&B	Setúbal (Portugal)	5	50.00	Befesa Gestión de Residuos Industriales, S.L.	(*)	(7)	—
CAC Arequipa	Perú (PE)	7	51.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Cáceres	Cáceres (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Camas-Salteras	Madrid (ES)	1	35.00	Instalaciones Inabensa, S.A.	—	(5)	—
Campello	Alicante (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Canal Alguerri	Lleida (ES)	2	33.34	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Canal de Navarra	Navarra (ES)	4	20.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Canal Estremera	Madrid (ES)	6	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Carboneras	Almería (ES)	3	43.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
CARE Córdoba	Seville (ES)	12	25.00	Instalaciones Inabensa, S.A.	—	(5)	—
Cartagena	Murcia (ES)	1	37.50	Abengoa Water S.L.U.	—	(4)	—
Cartuja	Seville (ES)	—	30.00	Construcciones y Depuraciones, S.A.	(*)	(1)	—
CCAC Arequipa	Perú (PE)	3	25.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Cedisolar	Ourense (ES)	4,992	50.00	Rioglass Solar Holding, S.A.	—	(3)	—
Centro I	Seville (ES)	—	25.00	Instalaciones Inabensa, S.A.	(*)	(5)	—
Centro Morelos	Seville (ES)	—	70.00	Abener Energía, S.A.	(*)	(1)	—
Chennai	India (IN)	5	80.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Chennai	India (IN)	1	20.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Chennai	India (IN)	5	80.00	Abengoa Water S.L.U.	—	(4)	—
Chennai O&M	India (IN)	1	20.00	Construcciones y Depuraciones, S.A.	—	(1)	—
China Exhibition Center	Seville (ES)	6	34.50	Instalaciones Inabensa, S.A.	—	(5)	—
China Internacional	Madrid (ES)	2	34.50	Instalaciones Inabensa, S.A.	—	(5)	—
Ciudad de la Justicia	Madrid (ES)	1	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Climatización Hosp Sol	Málaga (ES)	3	50.00	Instalaciones Inabensa, S.A.	(*)	(5)	—
Coaben SA de CV	Mexico D.F. (MX)	1	50.00	Abengoa México S.A. de CV/Instalaciones Inabensa, S.A.	—	(1)	B
Complejo Espacial	Madrid (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Concecutex SA de C.V.	Toluca (MX)	7,122	50.00	Inabensa, S.A./Abengoa México, S.A./Abengoa, S.A.	—	(5)	D
Concesionaria Costa del Sol S.A.	Málaga (ES)	4,585	50.00	Instalaciones Inabensa, S.A.	—	(5)	B
Conquero	Huelva (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Consistorio	Madrid (ES)	6	30.00	Instalaciones Inabensa, S.A.	—	(5)	—
Consorcio Abengoa Perú y Cosapi	Lima (PE)	—	50.00	Abengoa Perú, S.A.	(*)	(1)	—
Consorcio Constructor Alto Cayma	Lima (PE)	—	25.00	Abengoa Perú, S.A.	(*)	(1)	—
Consorcio La Gloria	Lima (PE)	—	49.00	Abengoa Perú, S.A.	(*)	(1)	—
Consorcio Pachacutec	Lima (PE)	—	50.00	Abengoa Perú, S.A.	(*)	(1)	—
Cortés Pallás	Valencia (ES)	5	80.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
CPD Solares	Madrid (ES)	10	35.00	Instalaciones Inabensa, S.A.	—	(5)	—
Deca	Almería (ES)	2	32.25	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Depurbaix	Cataluña (ES)	6	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Edar—Motril	Granada (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Edar Montemayor	Córdoba (ES)	—	50.00	Construcciones y Depuraciones, S.A.	(*)	(1)	—
Edificio ETEA	Zaragoza (ES)	—	40.00	Instalaciones Inabensa, S.A.	(*)	(5)	—
Edificio ITA	Zaragoza (ES)	3	30.00	Instalaciones Inabensa, S.A.	—	(5)	—
Edificio PICA	Seville (ES)	5	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
El Cerrillo	Córdoba (ES)	5	80.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Elantxobe	Guipuzcoa (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Electricación L-3	Barcelona (ES)	1	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Electrificación Burgos	Madrid (ES)	2	33.34	Instalaciones Inabensa, S.A.	—	(5)	—
Electrificación Granollers	Madrid (ES)	6	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Emergencias Nat	Barcelona (ES)	9	33.33	Instalaciones Inabensa, S.A.	(*)	(5)	—
Emvisesa Palacio Exposiciones	Seville (ES)	2	25.00	Instalaciones Inabensa, S.A.	—	(5)	—
Energía Línea 9	Barcelona (ES)	1	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Energía Palmas Altas	Seville (ES)	—	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Equipamiento Solar Caballería	Madrid (ES)	1	20.00	Instalaciones Inabensa, S.A.	—	(5)	—

Appendices

Appendix XV

Joint ventures included in the 2011 consolidation perimeter using the proportional integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (See Page 4)	Auditor
Erabil	Bizakaia (ES)	6	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Esclusa 42	Valladolid (ES)	2	30.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Espluga	Cataluña (ES)	—	40.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Evacuación Villanueva del Rey, S.L.	Seville (ES)	2	33.00	Helioenergy Electricidad Uno, Dos y Tres, S.A.	—	(3)	—
Explotaciones Varias, S.A.	Seville (ES)	1,907	50.00	Abengoa, S.A.	—	(1)	—
Facultades	Madrid (ES)	1	15.00	Instalaciones Inabensa, S.A.	—	(5)	—
Ferial Badajoz	Madrid (ES)	—	25.00	Instalaciones Inabensa, S.A.	—	(5)	—
Fontsanta	Barcelona (ES)	5	40.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Fonz	Tarragona (ES)	5	90.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Fotovoltaica Expo	Huelva (ES)	7	70.00	Instalaciones Inabensa, S.A.	—	(5)	—
Fuente Alamo	Murcia (ES)	3	33.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Gallur Castejon	Madrid (ES)	2	33.33	Instalaciones Inabensa, S.A.	—	(5)	—
Geida Tlemcen, S.L.	Madrid (ES)	13,789	50.00	Abengoa Water S.L.U.	—	(4)	—
Guardería La Nucia	Elche (ES)	5	45.00	Instalaciones Inabensa, S.A.	—	(5)	—
Guiamets	Tarragona (ES)	7	60.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
H. Campus de la Salud	Seville (ES)	2	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Hassi R'Mel Construction	Seville (ES)	—	70.00	Abener Energía, S.A.	—	(1)	—
Hassi R'Mel O&M	Argelia (AR)	—	70.00	Abener Energía, S.A.	—	(1)	—
Hassi'Mel Construcción	Seville (ES)	—	30.00	Abengoa Solar New Technologies, S.A.	—	(8)	—
Helioenergy Electricidad Dos, S.A.	Seville (ES)	28,503	50.00	Écija Solar Inversiones, S.A.	—	(3)	A
Helioenergy Electricidad Uno, S.A.	Seville (ES)	32,562	50.00	Écija Solar Inversiones, S.A.	—	(3)	A
Hidrosur	Almería (ES)	2	33.33	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Honnaine	Argelia (AR)	2	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Honnaine	Argelia (AR)	2	50.00	Abengoa Water S.L.U.	—	(4)	—
Hospital Aranjuez	Madrid (ES)	30	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Hospital Costa del Sol	Málaga (ES)	10	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Huesna	Seville (ES)	6	33.34	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Inabensa Apca 1	Seville (ES)	—	50.00	Abengoa, S.A.	(*)	(1)	—
Inabensa Apca 1	Seville (ES)	—	50.00	Abengoa, S.A.	(*)	(1)	—
Inabensa Eucomsa Perú	Seville (ES)	2	30.00	Europea de Construcc. Metálicas, S.A.	—	(1); (8)	—
Inabensa-Intel	Madrid (ES)	5	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Inabensa-Jayton Catral	Elche (ES)	10	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Inabensa-Jayton la Nucia	Alicante (ES)	6	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Inabensa-Jayton Villajoyosa	Elche (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Inabervion	Vizcaya (ES)	10	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Inacom	Madrid (ES)	6	25.00	Instalaciones Inabensa, S.A.	—	(5)	—
Inapreu, S.A.	Barcelona (ES)	2,318	50.00	Instalaciones Inabensa, S.A.	—	(5)	A
Incubadora	Madrid (ES)	2	30.00	Instalaciones Inabensa, S.A.	(*)	(5)	—
Inelin	Madrid (ES)	6	48.50	Instalaciones Inabensa, S.A.	—	(5)	—
Inst. Hospital Costa del Sol	Málaga (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Instalaciones Hospital VQ	Seville (ES)	6	60.00	Instalaciones Inabensa, S.A.	—	(5)	—
Instalaciones Plataformas Sur	Barcelona (ES)	5	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Intercambiador Mairena	Seville (ES)	2	30.00	Instalaciones Inabensa, S.A.	—	(5)	—
Italgest Abengoa Solar, S.r.l	Rome (IT)	15	50.00	Abengoa Solar, S.A.	—	(3)	—
Itoiz	Navarra (ES)	4	35.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Itoiz II	Navarra (ES)	4	35.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Júcar Vinalopó	Alicante (ES)	2	33.34	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Juzgados	Barcelona (ES)	6	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Kurkudi	Guipuzcoa (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
La Faisanera	Burgos (ES)	4	30.00	Instalaciones Inabensa, S.A.	—	(5)	—
La Codosera	Cáceres (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Lav Buixalleu Salt	Barcelona (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Libia-Líneas	Seville (ES)	—	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Lubet Cádiz	Cádiz (ES)	—	75.00	Construcciones y Depuraciones, S.A.	(*)	(1)	—
Mant. Valdeinfierno	Murcia (ES)	1	20.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Mantenimiento L-9	Barcelona (ES)	1	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Mantenimiento Presas	Málaga (ES)	2	35.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Mantenimiento Valdeinfierno	Murcia (ES)	1	40.00	Construcciones y Depuraciones, S.A.	(*)	(1)	—
Marismas Construccion	Seville (ES)	11	90.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Marismas Construcción	Seville (ES)	1	10.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Mataporquera	Madrid (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Meisa-Inabensa	Huelva (ES)	5	50.00	Instalaciones Inabensa, S.A.	—	(5)	—

Appendices

Appendix XV

Joint ventures included in the 2011 consolidation perimeter using the proportional integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (See Page 4)	Auditor
Metro Ligero de Granada	Madrid (ES)	6	40.00	Instalaciones Inabensa, S.A.	—	(5)	—
Micronet Porous Fibers ; s.L.	Vizcaya (ES)	1,950	50.00	Abengoa Water S.L.U.	—	(7)	—
Minicentrales	Madrid (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Minicentrales	Madrid (ES)	3	50.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Mobiliario La Nucia	Elche (ES)	5	45.00	Instalaciones Inabensa, S.A.	—	(5)	—
Moraira	Alicante (ES)	3	42.50	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Motril	Granada (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Mundaka	Bilbao (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Myah Bahr Honaine, S.P.A.	Argel (DZ)	19,039	51.00	Geida Tlemcen, S.L.	—	(4)	—
Nat Electricidad	Madrid (ES)	4	33.33	Instalaciones Inabensa, S.A.	—	(5)	—
Ojén Mijas	Málaga (ES)	—	70.00	Construcciones y Depuraciones, S.A.	(*)	(1)	—
Ontoria	Vizcaya (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Pabellón Cubierto La Nucia	Alicante (ES)	9	45.00	Instalaciones Inabensa, S.A.	—	(5)	—
Paneles	Valladolid (ES)	2	30.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Parque Aeronaútico	Seville (ES)	2	40.00	Instalaciones Inabensa, S.A.	—	(5)	—
Parque Soland	Seville (ES)	3	50.00	Instalaciones Inabensa, S.A.	(*)	(5)	—
Patrimonio	Seville (ES)	2	35.00	Instalaciones Inabensa, S.A.	—	(5)	—
Peaje Irun (Telvent Inabensa)	Bilbao (ES)	—	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Perú	Seville (ES)	4	70.00	Instalaciones Inabensa, S.A.	—	(5)	—
Perú 2 (Chilca Montalbo)	Seville (ES)	5	80.00	Instalaciones Inabensa, S.A.	(*)	(5)	—
Pistas Deportivas la Nucia	Elche (ES)	1	45.00	Instalaciones Inabensa, S.A.	—	(5)	—
Poniente Almeriense	Almería (ES)	6	50.00	Befesa Gestión de residuos Industriales, S.L.	—	(7)	—
Puerto de Huelva	Huelva (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Puerto de Huelva	Huelva (ES)	3	50.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Qingdao	China (CN)	5	80.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Qingdao	China (CN)	1	20.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Ranilla	Seville (ES)	2	15.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Recytech SA	Fouquiéres (FR)	—	50.00	Befesa Steel Services GmbH	—	(7)	—
Resurce, Resid. Urbanos de Ceuta, S.L.	Seville (ES)	2,030	50.00	Abengoa, S.A.	—	(1)	—
Retortillo	Seville (ES)	4	70.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Retortillo	Seville (ES)	2	30.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Reus	Tarragona (ES)	4	65.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Ribera	Valencia (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Riegos Marismas	Seville (ES)	6	99.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Rincón Vict	Málaga (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Río Cunene	Angola (AN)	25	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Rioglass Solar 2	Asturias (ES)	60	50.00	Rioglass Solar Holding, S.A.	—	(8)	A
Rioglass Solar Holding, S.A.	Asturias (ES)	500	50.00	Abengoa Solar, S.A.	—	(8)	A
Rioglass Solar Inc.	Delaware (US)	4,696	50.00	Rioglass Solar Holding, S.A.	—	(8)	A
Rioglass Solar, S.A	Asturias (ES)	6,906	50.00	Rioglass Solar Holding, S.A.	—	(8)	A
Rotonda CV-70	Alicante (ES)	5	45.00	Instalaciones Inabensa, S.A.	—	(5)	—
Sahechores	León (ES)	4	62.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Sahechores	León (ES)	2	30.00	Abengoa Water S.L.U.	—	(4)	—
Saih Duero	Valladolid (ES)	2	30.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Sallent	Barcelona (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
San Juan del Sur	Nicaragua (NI)	2	73.31	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Sanchonuño	Valladolid (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Sant Adriá S/E	Madrid (ES)	2	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Sant Celoni	Gerona (ES)	6	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Sector Vilablareix	Barcelona (ES)	3	33.34	Instalaciones Inabensa, S.A.	—	(5)	—
Sede Universitaria	Elche (ES)	5	45.00	Instalaciones Inabensa, S.A.	—	(5)	—
Segriá Sud	Cataluña (ES)	4	60.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Seguridad Vial y Tráfico Rodado	Alicante (ES)	9	90.00	Instalaciones Inabensa, S.A.	—	(5)	—
Semi Inabensa	Madrid (ES)	3	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Servicios Culturales Mexiquenses, S.A. de C.V.	Mexico D.F. (MX)	1	50.00	Abengoa México, S.A. de C.V./Instalaciones Inabensa, S.A.	—	(1)	A
Sigmacat	Madrid (ES)	2	33.00	Instalaciones Inabensa, S.A.	—	(5)	—
Sigmalac	Madrid (ES)	6	33.34	Instalaciones Inabensa, S.A.	—	(5)	—
Silfrasub.Ave Figueras	Madrid (ES)	2	40.00	Instalaciones Inabensa, S.A.	—	(5)	—
Silvacat	Madrid (ES)	11	35.30	Instalaciones Inabensa, S.A.	—	(5)	—
Sisecat	Madrid (ES)	1	20.95	Instalaciones Inabensa, S.A.	—	(5)	—
Skikda	Argelia (AR)	1	25.00	Construcciones y Depuraciones, S.A.	—	(1)	—

Appendices

Appendix XV

Joint ventures included in the 2011 consolidation perimeter using the proportional integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (See Page 4)	Auditor
Skikda	Argelia (AR)	1	42.00	Abengoa Water S.L.U.	—	(4)	—
Skikda EPC	Argelia (AR)	1	42.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Skikda O&M	Argelia (AR)	1	25.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Soterramnet 132 Kv	Barcelona (ES)	2	33.34	Instalaciones Inabensa, S.A.	—	(5)	—
SRC Nanomaterials, S.A	Asturias (ES)	500	50.00	Rioglass Solar, S.A	(*)	(3)	—
Sta. Amalia	Badajoz (ES)	5	80.00	Construcciones y Depuraciones, S.A.	—	(1)	—
STE-Sul Transmissora de Energía, Ltda.	R. de Janeiro (BR)	27,692	50.00	Abengoa Participaçoes Holding S.A.	—	(2)	A
Subestación Blanes	Madrid (ES)	6	33.33	Instalaciones Inabensa, S.A.	—	(5)	—
Subestacion Libia Lineas	Madrid (ES)	—	50.00	Instalaciones Inabensa, S.A.	—	(5)	—
Suburbano Mexico	Seville (ES)	6	50.00	Instalaciones Inabensa, S.A.	—	(5)	D
Tablada	Seville (ES)	6	50.00	Abengoa Water S.L.U.	—	(4)	—
Teatinos	Málaga (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Tenés	Argelia (AR)	5	80.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Tenés EPC	Argelia (AR)	1	20.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Torre	Bilbao (ES)	6	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Torre Isla Cartuja	Seville (ES)	12	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Total Abengoa Solar Emirates Investment Company, B.V.	Amsterdam (NL)	50	50.00	Abengoa Solar Ventures, S.A.	—	(8)	D
Total Abengoa Solar Emirates O&M Company, B.V.	Amsterdam (NL)	105	50.00	Abengoa Solar Ventures, S.A.	—	(3)	D
Tranvía de Jaén	Seville (ES)	1	15.00	Instalaciones Inabensa, S.A.	—	(5)	—
Usansolo	Vizcaya (ES)	—	50.00	Instalaciones Inabensa, S.A.	(*)	(5)	—
Ute Guadalajara	Guadalajara (ES)	3	55.00	Abengoa Water S.L.U.	—	(4)	—
Ute Selectiva Poniente	España (ES)	3	50.00	Abengoa Water S.L.U.	—	(4)	—
Ute Utrera	Seville (ES)	3	50.00	Abengoa Water S.L.U.	—	(4)	—
Valdeinfierno	Murcia (ES)	1	20.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Valdeinfierno	Murcia (ES)	1	40.00	Construcciones y Depuraciones, S.A.	—	(1)	—
Valdelentisco	Murcia (ES)	5	80.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Vall Baixa	Lérida (ES)	6	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Vilagarcía	Pontevedra (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	(*)	(1)	—
Villanueva	Cordoba (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Villarreal	Castellón (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Winterra-Inabensa C.S. San Paio	Compotela (ES)	2	30.00	Instalaciones Inabensa, S.A.	—	(5)	—
Winterra-Inabensa E.V. Meixoeiro	Compotela (ES)	1	30.00	Instalaciones Inabensa, S.A.	—	(5)	—
Winterra-Inabensa Guardia Civil	Compotela (ES)	2	30.00	Instalaciones Inabensa, S.A.	—	(5)	—
Winterra-Inabensa Monterroso	Compotela (ES)	6	30.00	Instalaciones Inabensa, S.A.	—	(5)	—
Winterra-Inabensa Muelle Trasatl	Compotela (ES)	—	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Winterra-Inabensa Sarriá	Compotela (ES)	2	30.00	Instalaciones Inabensa, S.A.	—	(5)	—
Xerta-Xenia	Lérida (ES)	3	50.00	Abeinsa Infraestructuras Medio Ambiente, S.A.	—	(1)	—
Zonas Deportivas La Nucia	Alicante (ES)	5	45.00	Instalaciones Inabensa, S.A.	—	(5)	—

(*)
Companies incorporated or acquired and consolidated for the first time in the year

(1)
Operating segment activities area: Engineering and Construction

(2)
Operating segment activities area: Transmission

(3)
Operating segment activities area: Solar

(4)
Operating segment activities area: Water

(5)
Operating segment activities areae: Cogeneration and others

(6)
Operating segment activities area: Bioenergy

Appendices

Appendix XV

Joint ventures included in the 2011 consolidation perimeter using the proportional integration method (Continuation)

(7)
Operating segment activities area: Recycling

(8)
Operating segment activities area: Others

A
Audited by PricewaterhouseCoopers Auditores

B
Audited by Deloitte (for legal purposes)

C
Audited by Auditoría y Consulta (for legal purposes)

D
Audited by others auditors (for legal purposes)

Appendices

Appendix XVI

Companies with electricity operations included in the 2011 consolidation perimeter

Company Name	Registered Address	Activity (*)	Comments
Abengoa Cogeneración Tabasco, S. de R.L. de C.V.	México D.F. (MX)	4	Construction phase
Abengoa Hellas Solar Power Systems Limited Liabilities Company	Atenas (GR)	6	Construction phase
Abengoa Solar Australia Pty Limited	Melbourne (AU)	6	Construction phase
Abengoa Solar Engeneering (Beijing), Co. Ltd.	Beijing (China)	1	Construction phase
Abengoa Solar India Private Limited	Maharashtra (IN)	5	Construction phase
Abengoa Solar Sicilia S.R.L.	Rome (IT)	5	Construction phase
Abengoa Solar South Africa	Pretoria (ZA)	5	Construction phase
Abengoa Transmisión Norte, S.A.	Lima (PE)	9	Operational
Abengoa Transmisión Sur, S.A.	Lima (PE)	9	Construction phase
Abenor, S.A.	Santiago (CL)	9	Operational
Almadén Solar, S.A.	Seville (ES)	6	Operational
Aprofursa, Aprovechamientos Energéticos Furesa, S.A.	Murcia (ES)	1	Operational
Arao Enerxías Eólica, S.L	A Coruña (ES)	2	Construction phase
Araucana de Electricidad, S.A.	Santiago (CL)	9	Operational
Arizona Solar One, LLC	Colorado (US)	6	Operational
ATE Transsmisora de Energía, S.A.	R. de Janeiro (BR)	9	Operational
ATE II Transmissora de Energia, S.A.	R. de Janeiro (BR)	9	Operational
ATE III Transmissora de Energia, S.A.	R. de Janeiro (BR)	9	Operational
ATE IV Sao Mateus Transmissora de Energía, S.A.	R. de Janeiro (BR)	9	Operational
ATE V Londrina Transmissora de Energía, S.A.	R. de Janeiro (BR)	9	Operational
ATE VI Campos Novos Transmissora de Energía, S.A	R. de Janeiro (BR)	9	Operational
ATE VII- Foz do Iguacú Transmissora de Energía, S.A.	R. de Janeiro (BR)	9	Operational
ATE VIII Estação Transmissora de Energia S/A	R. de Janeiro (BR)	9	Construction phase
ATE IX Transmissora de Energía, S.A.	R. de Janeiro (BR)	9	Construction phase
ATE XI, Manaus Transmissora de Energía	R. de Janeiro (BR)	5	Construction phase
ATE XIII, Norte Brasil Transmissora de Energía S.A	R. de Janeiro (BR)	5	Construction phase
ATE XV Transmissora de Energia S.A.	R. de Janeiro (BR)	5	Construction phase
Abengoa participaçoes Holding	R. de Janeiro (BR)	9	Construction phase
Abratey Construção Ltda.	R. de Janeiro (BR)	9	Operational
ATN 1, Abengoa Trasmisión Sur, S.A	Lima (PE)	9	Construction phase
Befesa Desulfuración, S.A.	Barakaldo (ES)	8	Operational
Befesa Plásticos, S.L.	Murcia (ES)	8	Operational
Biocarburantes de Castilla y León, S.A.	Salamanca (ES)	3	Operational
Bioetanol Galicia, S.A.	A Coruña (ES)	3	Operational
Captasol Fotovoltaica 1, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 2, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 3, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 4, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 5, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 6, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 7, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 8, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 9, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 10, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 11, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 12, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 13, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 14, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 15,S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 16, S.L.	Seville (ES)	5	Operational

Appendices

Appendix XVI

Companies with electricity operations included in the 2011 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity (*)	Comments
Captasol Fotovoltaica 17,S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 18, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 19, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 20, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 21, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 22, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 23, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 24, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 25, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 26, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 27, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 28, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 29, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 30, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 31, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 32, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 33, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 34, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 35, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 36, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 37, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 38, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 40, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 41, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 44, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 48, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 49, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 50, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 51, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 52, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 53, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 54, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 55, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 56, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 57, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 58, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 59, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 60, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 61, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 62, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 63, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 64, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 65, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 66, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 67, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 68, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 69, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 71, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 72, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 73,S.L.	Seville (ES)	5	Construction phase

Appendices

Appendix XVI

Companies with electricity operations included in the 2011 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity (*)	Comments
Captasol Fotovoltaica 74, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 75, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 76, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 77, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 78 S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 79 S.L.	Seville (ES)	5	Construction phase
Cogeneración Motril, S.A.	Seville (ES)	1	Operational
Copero Solar Huerta Uno, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Dos, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Tres, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Cuatro, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Cinco, S.A.	Paris (FR)	5	Operational
Copero Solar Huerta Seis, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Siete, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Ocho, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Nueve, S.A	Seville (ES)	5	Operational
Copero Solar Huerta Diez, S.A.	Seville (ES)	5	Operational
Cogeneración Villaricos, S.A.	Seville (ES)	1	Operational
Cycon Solar, LTD.	Cyprus (GR)	6	Construction phase
Ecocarburantes Españoles, S.A.	Murcia (ES)	3	Operational
Enernova Ayamonte S.A.	Huelva (ES)	4	Operational
Evacuación Valdecaballeros, S.L.	Madrid (ES)	6	Construction phase
Fotovoltaica Solar Sevilla, S.A.	Seville (ES)	5	Operational
Freener-g, LLC	Minneapolis (US)	5	Operational
Harper Dry Lake Land Company LLC.	Victorville (US)	6	Construction phase
Helio Energy Electricidad Uno, S.A.	Seville (ES)	6	Operational
Helio Energy Electricidad Dos, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Tres, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Cuatro, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Cinco, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Siete, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Ocho, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Nueve, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Diez, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Once, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Doce, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Trece, S.A.	Seville (ES)	6	Construction phase
Helio energy Electricidad Veintiuno, S.A	Seville (ES)	6	Construction phase
Helio energy Electricidad Veintidos, S.A	Seville (ES)	6	Construction phase
Helio energy Electricidad Veintitres, S.A	Seville (ES)	6	Construction phase
Helioenergy Electricidad Veinticuatro, S.A	Seville (ES)	6	Construction phase
Helio energy Electricidad Veinticinco, S.A	Seville (ES)	6	Construction phase
Helios I Hyperion Energy Investments, S.L.	Seville (ES)	6	Construction phase
Helios II Hyperion Energy Investments, S.L.	Madrid (ES)	6	Construction phase
Huepil de Electricidad, S.L.	Santiago (CL)	9	Operational
Inabensa Fotovoltaica, S.L.	Seville (ES)	5	Construction phase
Iniciativas Hidroeléctricas de Aragón y Cataluña S.L.	Huesca (ES)	7	Operational
Iniciativas Hidroeléctricas, SA	Seville (ES)	7	Operational
Insolation 1, S.R.L.	Rome (IT)	5	Construction phase
Insolation 2, S.R.L.	Rome (IT)	5	Construction phase

Appendices

Appendix XVI

Companies with electricity operations included in the 2011 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity (*)	Comments
Insolation 3, S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 4 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 5 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 6 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 7.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 8 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 9 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 10 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 11 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 12 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 13 S.R.L	Rome (IT)	5	Construction phase
Insolation Sic 14 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 15 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 16 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 17 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 18 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 19 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 20 S.R.L.	Rome (IT)	5	Construction phase
Instalaciones Fotovoltaicas Torrecuéllar, 1 S.L.	Seville (ES)	5	Construction phase
Instalaciones Fotovoltaicas Torrecuéllar, 2 S.L.	Seville (ES)	5	Construction phase
Instalaciones Fotovoltaicas Torrecuéllar, 3 S.L.	Seville (ES)	5	Construction phase
Italgest Abengoa Solar, S.r.l	Rome (IT)	5	Construction phase
Kaxu CSP South Africa (Proprietary) Limited	Gauteng (ZA)	6	Construction phase
Khi CSP South Africa (Proprietary) Limited	Gauteng (ZA)	6	Construction phase
Las Cabezas Fotovoltaica, S.L.	Seville (ES)	5	Operational
Las Cabezas Solar S.L.	Seville (ES)	5	Construction phase
Linares Fotovoltaica, S.L.	Seville (ES)	5	Operational
Linha Verde Transmisora de Energia S.A	Brasilia (BR)	9	Construction phase
Marismas PV A1, S.L.	Seville (ES)	5	Operational
Marismas PV A2, S.L.	Seville (ES)	5	Operational
Marismas PV A3, S.L.	Seville (ES)	5	Operational
Marismas PV A4, S.L.	Seville (ES)	5	Operational
Marismas PV A5, S.L.	Seville (ES)	5	Operational
Marismas PV A6, S.L.	Seville (ES)	5	Operational
Marismas PV A7, S.L.	Seville (ES)	5	Operational
Marismas PV A8, S.L.	Seville (ES)	5	Operational
Marismas PV A9, S.L.	Seville (ES)	5	Operational
Marismas PV A10, S.L.	Seville (ES)	5	Operational
Marismas PV A11, S.L.	Seville (ES)	5	Operational
Marismas PV A12, S.L.	Seville (ES)	5	Operational
Marismas PV A13, S.L.	Seville (ES)	5	Operational
Marismas PV A14, S.L.	Seville (ES)	5	Operational
Marismas PV A15, S.L.	Seville (ES)	5	Operational
Marismas PV A16, S.L.	Seville (ES)	5	Operational
Marismas PV A17, S.L.	Seville (ES)	5	Operational
Marismas PV A18, S.L.	Seville (ES)	5	Operational
Marismas PV B1, S.L.	Seville (ES)	5	Operational
Marismas PV B2, S.L.	Seville (ES)	5	Operational
Marismas PV B3, S.L.	Seville (ES)	5	Operational
Marismas PV B4, S.L.	Seville (ES)	5	Operational

Appendices

Appendix XVI

Companies with electricity operations included in the 2011 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity (*)	Comments
Marismas PV B5, S.L.	Seville (ES)	5	Operational
Marismas PV B6, S.L.	Seville (ES)	5	Operational
Marismas PV B7, S.L.	Seville (ES)	5	Operational
Marismas PV B8, S.L.	Seville (ES)	5	Operational
Marismas PV B9, S.L.	Seville (ES)	5	Operational
Marismas PV B10, S.L.	Seville (ES)	5	Operational
Marismas PV B11, S.L.	Seville (ES)	5	Operational
Marismas PV B12, S.L.	Seville (ES)	5	Operational
Marismas PV B13, S.L.	Seville (ES)	5	Operational
Marismas PV B14, S.L.	Seville (ES)	5	Operational
Marismas PV B15, S.L.	Seville (ES)	5	Operational
Marismas PV B16, S.L.	Seville (ES)	5	Operational
Marismas PV B17, S.L.	Seville (ES)	5	Operational
Marismas PV B18, S.L.	Seville (ES)	5	Operational
Marismas PV C1, S.L.	Seville (ES)	5	Operational
Marismas PV C2, S.L.	Seville (ES)	5	Operational
Marismas PV C3, S.L.	Seville (ES)	5	Operational
Marismas PV C4, S.L.	Seville (ES)	5	Operational
Marismas PV C4, S.L.	Seville (ES)	5	Operational
Marismas PV C5, S.L.	Seville (ES)	5	Operational
Marismas PV C6, S.L.	Seville (ES)	5	Operational
Marismas PV C7, S.L.	Seville (ES)	5	Operational
Marismas PV C8, S.L.	Seville (ES)	5	Operational
Marismas PV C9, S.L.	Seville (ES)	5	Operational
Marismas PV C10, S.L.	Seville (ES)	5	Operational
Marismas PV C11, S.L.	Seville (ES)	5	Operational
Marismas PV C12, S.L.	Seville (ES)	5	Operational
Marismas PV C13, S.L.	Seville (ES)	5	Operational
Marismas PV C14, S.L.	Seville (ES)	5	Operational
Marismas PV C15, S.L.	Seville (ES)	5	Operational
Marismas PV C16, S.L.	Seville (ES)	5	Operational
Marismas PV C17, S.L.	Seville (ES)	5	Operational
Marismas PV C18, S.L.	Seville (ES)	5	Operational
Marismas PV E1, S.L.	Seville (ES)	5	Operational
Marismas PV E2, S.L.	Seville (ES)	5	Operational
Marismas PV E3, S.L.	Seville (ES)	5	Operational
Marudhara Akshay Urja Private Limited	Maharashtra (IN)	6	Construction phase
Marusthal Green Power Private Limited	Maharashtra (IN)	6	Construction phase
Mojave Solar LLC	Berkeley (US)	6	Construction phase
Norventus Atlántico, S.L	A Coruña (ES)	2	Construction phase
Palmucho, S.A.	Santiago (CL)	9	Operational
Puerto Real Cogeneración, S.A.	Seville (ES)	3	Operational
Procesos Ecológicos Vilches, S.A.	Seville (ES)	3	Operational
Rajathan Photon Energy	Maharashtra (IN)	6	Construction phase
Sanlucar Solar, S.A.(PS-10)	Seville (ES)	6	Operational
Shams Power Company PJSC	Abu Dabi	6	Construction phase
Solaben Electricidad Uno, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Dos, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Tres, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Seis, S.A.	Badajoz (ES)	6	Construction phase

Appendices

Appendix XVI

Companies with electricity operations included in the 2011 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity (*)	Comments
Solaben Electricidad Ocho S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Nueve S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Diez, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Once, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Doce, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Quince, S.A.	Badajoz (ES)	6	Construction phase
Solacor Electricidad Uno, S.A.	Seville (ES)	6	Construction phase
Solacor Electricidad Dos, S.A.	Seville (ES)	6	Construction phase
Solar de Receptores de Andalucía S.A.	Seville (ES)	5	Operational
Solar Nerva SLU	Huelva (ES)	5	Construction phase
Solar Power Plant One	Argel (DZ)	6	Operational
Solar Processes, S.A.(PS-20)	Seville (ES)	6	Operational
Solargate Electricidad Uno, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Dos, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Tres, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Cuatro, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Cinco, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad, S.A.AZ-50	Seville (ES)	6	Operational
Solnova Electricidad Uno, S.A.	Seville (ES)	6	Operational
Solnova Electricidad Dos, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Tres, S.A.	Seville (ES)	6	Operational
Solnova Electricidad Cuatro, S.A.	Seville (ES)	6	Operational
Solnova Electricidad Cinco, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Seis, S.A.	Seville (ES)	6	Construction phase
Solúcar Andalucía FV1, S.A	Seville (ES)	5	Construction phase
Solúcar Andalucía FV2, S.A	Seville (ES)	5	Construction phase
Solúcar Castilla FV1, S.A	Seville (ES)	5	Construction phase
Solúcar Castilla FV2, S.A	Seville (ES)	5	Construction phase
Son Rivieren (Pty) Limited	Gauteng (ZA)	6	Construction phase
STE-Sul Transmissora de Energía, Ltda.	R. de Janeiro (BR)	9	Operational

(*)
Electricity operations as described in Note 2.29 in accordance with the provisions of Law 54/1997

(1)
Production under Special Regime: Cogeneration. Primary energy type: Fuel

(2)
Production under Special Regime: Wind. Primary energy type: Wind

(3)
Includes production under Special Regime: Cogeneration. Primary energy type: Natural gas

(4)
Production under Special Regime: Cogeneration. Primary energy type: Natural gas

(5)
Production under Special Regime: Solar Photovoltaic. Primary energy type: Solar light

(6)
Production under Special Regime: Solar Termosolar. Primary energy type: Solar light

(7)
Production under Special Regime: Hydraulic. Primary energy type: Water

(8)
Production under Special Regime: Other. Primary energy type: Industrial waste (used oils)

(9)
Transport.

(10)
Electricity production: Based on hydrogen. Primary type of energy: Hydrogen

Appendices

Appendix XVII

Companies taxed under the special regime for company groups at 31.12.11

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Abengoa S.A.	Seville (ES)	Parent Company
Abeinsa Ingenieria y Construccion Industrial, S.A.	Seville (ES)	Abengoa, S.A./Siema
Abencor Suministros S.A.	Seville (ES)	Negocios Industriales y Comerciales, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Abener Argelia, S.L.	Seville (ES)	Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Abener Energía, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A.
Abener Inversiones, S.L.	Seville (ES)	Abener Energía, S.A./Negocios Industriales y Comerciales, S.A.
Abengoa Bioenergía Biodiesel S.A.	Seville (ES)	Abengoa Bioenergía, S.A./Ecoagrícola, S.A.
Abengoa Bioenergía Inversiones, S.A.	Seville (ES)	Abengoa Bioenergía, S.A./Abengoa Bioenergía Nuevas Tecnologías, S.A.
Abengoa Bioenergía Nuevas Tecnologías, S.A. ABNT	Seville (ES)	Abengoa Bioenergía, S.L./Instalaciones Inabensa, S.A.
Abengoa Bioenergía San Roque, S.A.	Cádiz (ES)	Ecoagrícola, S.A./Abengoa Bioenergía, S.A.
Abengoa Bioenergía, S.A.	Seville (ES)	Abengoa, S.A./Sociedad Inversora Energía y Medio Ambiente, S.A.
Abengoa Finance	Seville (ES)	Abengoa, S.A.
Abengoa Hidrógeno, S.A	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A./Instalaciones Inabensa, S.A.
Abengoa Research, S.L.	Seville (ES)	Abeinsa, Ingeniería y Construcción Industrial, S.A.
Abengoa Solar España, S.A.	Seville (ES)	Abengoa Solar, S.A./Abengoa Solar PV, S.A.
Abengoa Solar Extremadura, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.
Abengoa Solar Internacional, S.A.	Seville (ES)	Abengoa Solar, S.A.
Abengoa Solar New Tecnologies, S.A.	Seville (ES)	Abengoa Solar, S.A.
Abengoa Solar Power, S.A.	Seville (ES)	Abengoa Solar, S.A./Abengoa Solar PV, S.A.
Abengoa Solar PV, S.A.	Seville (ES)	Abengoa Solar, S.A.
Abengoa Solar S.A.	Seville (ES)	Abengoa, S.A./Abengoa Solar España, S.A.
Abengoa Solar Ventures S.A	Seville (ES)	Abengoa Solar, S.A.
Abentel Telecomunicaciones, S.A.	Seville (ES)	Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Aleduca, S.L	Madrid (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Aprofursa, Aprovechamientos Energéticos Furesa, S.A.	Murcia (ES)	Abener Inversiones, S.L.
Asa Iberoamérica, S.L.	Seville (ES)	Siema/Abeinsa Ingeniería y Construcción Industrial, S.A.
Aznalcóllar Solar, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Biocarburantes de Castilla y León, S.A.	Salamanca (ES)	Abengoa Bioenergía, S.A./Ecoagricola, S.A.
Bioeléctrica Jienense, S.A.	Seville (ES)	Abener Inversiones, S.L.
Bioetanol Galicia, S.A.	A Coruña (ES)	Abengoa Bioenergía, S.A.
Captación Solar, S.A.	Seville (ES)	Abener Inversiones, S.L./Abener Energía, S.A.
Captasol Fotovoltaica 1, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 10, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 11, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 12, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 13, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 14, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 15, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 16, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 17, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 18, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 19, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 2, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 20, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 21, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 22, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 23, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 24, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 25, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 26, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.

Appendices

Appendix XVII

Companies taxed under the special regime for company groups at 31.12.11 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Captasol Fotovoltaica 27, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 28, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 29, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 3, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 30, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 31, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 32, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 33 S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 34 S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 35, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 36, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 37, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 38, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 39, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 4, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 40, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 41, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 42, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 43, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 44, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 45, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 46, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 47, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 48, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 49, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 5, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 50, S.L.	Seville (ES)	Abengoa Solar España, S.A./Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 52, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 53, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 54, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 55, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 56, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 57, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 58, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 59, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 6, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 60, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 61, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 62, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 63, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 64, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 65, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 66, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 67, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 68, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 69, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 7, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 70, S.L.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.
Captasol Fotovoltaica 71, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 72, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 73, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 74, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 75, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 76, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 77, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 78, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 79, S.L.	Seville (ES)	Abengoa Solar España, S.A.
Captasol Fotovoltaica 8, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 9, S.L.	Seville (ES)	Abengoa Solar España, S.A./Casaquemada Fotovoltaica, S.L.

Appendices

Appendix XVII

Companies taxed under the special regime for company groups at 31.12.11 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Captasol Fotovoltaica51 S.L.	Seville (ES)	Abengoa Solar España, S.A.
Carpio Solar Inversiones, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.
Casaquemada Fotovoltaica, S.L.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Centro Industrial y Logístico Torrecúellar, S.A.	Seville (ES)	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Centro Tecnológico Palmas Altas, S.A.	Seville (ES)	Abengoa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Covisa, Cogeneración Villaricos, S.A.	Seville (ES)	Abener Inversiones, S.L.
Dimange Inversiones, S.L.	Madrid (ES)	Captasol Fotovoltaica 56, S.L./Captasol Fotovoltaica 55, S.L
Ecija Solar Inversiones, S.A	Seville (ES)	Abengoa Solar, S.A.
Ecoagricola, S.A.	Murcia (ES)	Abengoa Bioenergía, S.L./Ecocarburantes, S.A.
Ecocarburantes Españoles , S.A.	Murcia (ES)	Abengoa Bioenergía, S.A.
Enernova Ayamonte S.A.	Huelva (ES)	Abener Inversiones, S.L.
Eucomsa, Europea Const. Metálicas, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A./Abengoa Solar, S.A.
Fotovoltaica Solar Sevilla, S.A.(Sevilla PV)	Seville (ES)	Abengoa Solar España, S.A.
Gestión Integral de Recursos Humanos, S.A.	Seville (ES)	Siema Technologies, S.L
Helio Energy Electricidad Catorce S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Cinco, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Cuatro, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Diecinueve S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Dieciocho, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Dieciseis, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Diecisiete, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad DIez, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Doce, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Nueve, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Ocho, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Once, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Quince, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Seis, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Siete, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Trece, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Tres, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helio Energy Electricidad Veinte, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Helioenergy Electricidad Veinticinco, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helioenergy Electricidad Veinticuatro, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helioenergy Electricidad Veintidos, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helioenergy Electricidad Veintitres, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helioenergy Electricidad Veintiuno, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helios I Hyperion Energy Investments, S.L.	Seville (ES)	Hypesol Energy Holding, S.L.
Helios II Hyperion Energy Investments, S.L.	Madrid (ES)	Hypesol Energy Holding, S.L.
Hypesol Energy Holding , S.L.	Seville (ES)	Abengoa Solar España, S.A.
Inabensa Fotovoltaica, S.L.	Seville (ES)	Instalaciones Inabensa, S.A./C.I.L. Torrecuéllar, S.A.
Inabensa Seguridad, S.A.	Seville (ES)	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Instalaciones Fotovoltaicas Torrecuéllar, 1 S.L.	Seville (ES)	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.
Instalaciones Fotovoltaicas Torrecuéllar, 2 S.L.	Seville (ES)	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.
Instalaciones Fotovoltaicas Torrecuéllar, 3 S.L.	Seville (ES)	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.
Instalaciones Inabensa, S.A.	Seville (ES)	Negocios Industriales y Comerciales, S.A./Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Las Cabezas Fotovoltaica, S.L.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Las Cabezas Solar S.L.	Seville (ES)	Aleduca, S.L.
Linares Fotovoltaica, S.L.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Logrosán Solar Inversiones, S.A.	Extremadura (ES)	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.
Marismas PV A1, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.

Appendices

Appendix XVII

Companies taxed under the special regime for company groups at 31.12.11 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Marismas PV A10, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A11, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A12, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A13, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A14, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A15, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A16, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A17, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A18, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A2, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A3, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A4, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A5, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A6, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A7, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A8, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV A9, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B1, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B10, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B11, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B12, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B13, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B14, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B15, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B16, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B17, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B18, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B2, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B3, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B4, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B5, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B6, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B7, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B8, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV B9, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C1, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C10, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C11, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C12, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C13, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C14, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C15, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C16, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C17, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C18, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C2, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C3, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C4, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C5, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C6, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C7, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C8, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV C9, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV E1, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV E2, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Marismas PV E3, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar España, S.A.
Nicsa, Negocios Industr. y Comer. S.A.	Madrid (ES)	Abencor, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Precosa, Puerto Real Cogeneración, S.A.	Cádiz (ES)	Abener Inversiones, S.L.

Appendices

Appendix XVII

Companies taxed under the special regime for company groups at 31.12.11 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Sanlucar Solar, S.A.	Seville (ES)	Abengoa Solar, S.A./Asa Environment
Siema Investment, S.L.	Madrid (ES)	Siema Technologies, S.L
Siema Technologies, S.L.	Madrid (ES)	Abengoa, S.A./Siema
Simosa I.T., S.A	Seville (ES)	Abengoa, S.A./Simosa, S.A.
Simosa, Serv. Integ. Manten y Operac., S.A.	Seville (ES)	Negocios Industriales y Comerciales, S.A./Abengoa, S.A.
Soc. Inver. En Ener. y Medioambiente, S.A. (Siema)	Seville (ES)	Abengoa, S.A./Negocios Industriales y Comerciales, S.A.
Sociedad Inversora Lineas de Brasil, S.L.	Seville (ES)	Asa Iberoamérica, S.L.
Sol3G	Barcelona (ES)	Abengoa Solar, S.A.
Solaben Electricidad Catorce, S.A	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Cinco, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Cuatro, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT,S.A.
Solaben Electricidad Diecinueve, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Dieciocho, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Dieciseis, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Diecisiete, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Diez, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Doce, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Nueve, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Ocho, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Once, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Quince, S.A	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Seis	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Siete, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Trece, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Uno	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solaben Electricidad Veinte, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solacor Electricidad Tres, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solar de Receptores de Andalucía, S.A.	Seville (ES)	Abengoa Solar, S.A./Abengoa Solar NT, S.A.
Solar Processes, S.A.(PS-20)	Seville (ES)	Abengoa Solar España, S.A.
Solargate Electricidad Cinco, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Cuatro, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Diez, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Doce , S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Dos , S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Nueve, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Ocho, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Once , S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Seis, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Siete, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Tres , S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solargate Electricidad Uno , S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Cinco, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Solnova Electricidad Cuatro, S.A.	Seville (ES)	Solnova Solar Inversiones, S.A.
Solnova Electricidad Diez, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Doce, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Dos, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Solnova Electricidad Nueve, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Ocho, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Once, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Seis , S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Siete, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Tres, S.A.	Seville (ES)	Solnova Solar Inversiones, S.A.
Solnova Electricidad, S.A.	Seville (ES)	Solnova Solar Inversiones, S.A.
Solnova Solar Inversiones, S.A	Seville (ES)	Abengoa Solar España, S.A.
Solúcar Andalucía FV1, S.A	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solúcar Andalucía FV2, S.A	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solúcar Castilla FV1, S.A	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solúcar Castilla FV2, S.A	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solúcar Extremadura FV1, S.A.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar NT, S.A.

Appendices

Appendix XVII

Companies taxed under the special regime for company groups at 31.12.11 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Solúcar Extremadura FV2, S.A.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar NT, S.A.
Solugas Energía S.A.	Seville (ES)	Abengoa Solar NT, S.A./Abengoa Solar S.A.
South Africa Solar Investments, S.L.	Seville (ES)	Abengoa Solar Internacional, S.A.
Telvent Implantación de Sistemas S.L	Madrid (ES)	Simosa I.T., S.A.
Teyma Gestión de Contratos de Construcción e Ingeniería	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A.
Zero Emissions Technologies, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A./Abengoa Hidrógeno, S.A.
Zeroemissions Carbon Trust, S.A	Seville (ES)	Zeroemissions Technologies, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.

Grupo Fiscal Befesa Número 13/05/B
Name	Tax Address	Shareholding
Proyectos de Inversiones Medioambientales, S.L.	Vizcaya (ES)	Parent Company
Alianza Medioambiental, S.L.	Vizcaya (ES)	Befesa Medio Ambiente, S.A.
Befesa Desulfuración, S.A.	Barakaldo (ES)	Alianza Medioambiental, S.L.
Befesa Medio Ambiente, S.A.	Vizcaya (ES)	Abengoa, S.A./Proyectos de Inversiones Medioambientales, S.L.
Befesa Steel R & D, S.L.U.	Vizcaya (ES)	MRH-Residuos Metálicos, S.L.
Befesa Valorización de Azufre,S.L.U.	Vizcaya (ES)	Alianza Medioambiental, S.L.
Befesa Zinc Amorebieta, S.A.	Vizcaya (ES)	MRH-Residuos Metálicos, S.L.
Befesa Zinc Aser, S.A.	Vizcaya (ES)	Befesa Zinc, S.L.
Befesa Zinc Comercial, S.A.	Vizcaya (ES)	Befesa Zinc, S.L.
Befesa Zinc Sondika, S.A.	Vizcaya (ES)	MRH-Residuos Metálicos, S.L.
Befesa Zinc, S.L.	Vizcaya (ES)	MRH-Residuos Metálicos, S.L.
MRH-Residuos Metálicos, S.L.	Vizcaya (ES)	Befesa Medio Ambiente, S.A.

Grupo Fiscal Befesa Número 00109BSC
Name	Tax Address	Shareholding
Befesa Reciclaje de Residuos de Aluminio, S.L.	Vizcaya (ES)	Parent Company
Befesa Aluminio, S.L.	Vizcaya (ES)	Befesa Reciclaje de Residuos de Aluminio, S.L.

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Abengoa Bioenergy France, S.A.	Montardon (FR)	81,953	69.00	Abengoa Bioenergía, S.A.	—	(6)	A;D
Abengoa Bioenergy Hannover GmbH	Hannover (DE)	98	100.00	Abengoa Bioenergía, S.A.	—	(6)	—
Abacus Project Management, Inc.	Phoenix (US)	4,974	100.00	Teyma USA Inc.	(*)	(1)	A
ABC Issuing Company, Inc.	Chesterfield (US)	1	100.00	Abengoa Bioenergy Operations, LLC.	—	(6)	—
Abeinsa Brasil Projetos e Construcoes Ltda.	R. de Janeiro (BR)	—	100.00	Abengoa Brasil, S.A./Inabensa Río Ltda.	—	(1)	A
Abeinsa Ingenieria y Construccion Industrial, S.A.	Seville (ES)	90,642	100.00	Abengoa, S.A./Siema AG	—	(1)	A
Abelec, S.A.	Santiago (CL)	2	99.99	Abengoa Chile, S.A.	—	(2)	—
Abema Ltda.	Santiago (CL)	2	100.00	Abengoa Chile, S.A./Befesa Agua, S.A.U.	—	(1)	—
Abencasa-Abengoa Comer. Y Administraçao, S.A.	R. de Janeiro (BR)	5,150	100.00	Asa Investment AG	—	(1)	—
Abencor Suministros S.A.	Seville (ES)	4,133	100.00	Negocios Industriales y Comerciales, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	C
Abener Engineering and Construction Services, LLC.	Chesterfield (US)	27,539	100.00	Abener, S.A.	—	(1)	A
Abener North America Construction Services, Inc.	Chesterfield (US)	8	100.00	Abener Engineering and Construction Services, LLC.	—	(1)	—
Abencs Construction Services, L.P.	Chesterfield (US)	22	100.00	Abener Engineering and Construction Services, LLC.	—	(1)	—
Abencs Investments, LLC.	Delaware (US)	11	100.00	Abencs LLC.	—	(1)	—
Abener Argelia, S.L.	Seville (ES)	4	100.00	Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	—
Abener Energía, S.A.	Seville (ES)	54,523	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	A
Abener Energie, S.A.R.L.	Oudja (MA)	3	100.00	Abener Energía, S.A.	—	(1)	A
Abener Engineering Privated Limited	Bombay (IN)	879	100.00	Abencs LLC.	—	(1)	A
Abener France, EURL	Paris (FR)	3	100.00	Abener Energía, S.A.	—	(1)	—
Abener Inversiones, S.L.	Seville (ES)	22,861	100.00	Abener Energía, S.A./Negocios Industriales y Comerciales, S.A.	—	(1)	—
Abener México, S.A. De C.V.	Mexico D.F. (MX)	4	100.00	Abengoa México, S.A. de C.V./Abener Energía, S.A.	—	(1)	A
Abengoa Bioenergía Agroindustria Ltda.	Sao Paulo (BR)	53,748	100.00	Abengoa Bioenergía Brasil, S.A./Abengoa Bioenergia Santa Fe, Ltda.	—	(6)	—
Abengoa Bioenergía Biodiesel S.A.	Seville (ES)	—	100.00	Abengoa Bioenergía, S.A./Ecoagrícola, S.A.	—	(6)	—
Abengoa Bioenergía Brasil	Sao Paulo (BR)	819,654	99.99	Asa Bioenergy Holding AG./Abengoa Bioenergia, S.A.	—	(6)	A
Abengoa Bioenergía Inversiones, S.A.	Seville (ES)	60	100.00	Abengoa Bioenergía, S.A./Ecoagrícola, S.A.	—	(6)	—
Abengoa Bioenergía Nuevas Tecnologías, S.A.	Seville (ES)	386	100.00	Abengoa Bioenergía, S.L./Instalaciones Inabensa, S.A.	—	(6)	A
Abengoa Bioenergía Outsourcing, LLC.	Chesterfield (US)	—	100.00	Abengoa Bioenergy Operation, LLC.	—	(6)	—
Abengoa Bioenergía San Roque, S.A.	Cadiz (ES)	21,990	100.00	Ecoagrícola, S.A./Abengoa Bioenergía, S.A.	—	(6)	A
Abengoa Bioenergía Santa Fe Ltda.	Sao Paulo (BR)	4,635	100.00	Abengoa Bioenergía Brasil, S.A./Abengoa Bioenergia Trading Brasil Ltda.	—	(6)	—
Abengoa Bioenergia Trading Brasil Ltda.	Sao Paulo (BR)	20	100.00	Abengoa Bioenergia Brasil, S.A./Abengoa Bioenergia Agroindústria, Ltda .	—	(6)	—
Abengoa Bioenergía, S.A.	Seville (ES)	145,522	97.30	Abengoa, S.A./Sociedad Inversora Energía y Medio Ambiente, S.A.	—	(6)	A
Abengoa Bioenergy Biomass of Kansas, LLC.	Chesterfield (US)	28,589	100.00	Abengoa Bioenergy Hybrid of Kansas, LLC.	—	(6)	—
Abengoa Bioenergy Corporation	Chesterfield (US)	60,272	100.00	Abengoa Bioenergy Operations, LLC.	—	(6)	A
Abengoa Bioenergy Engineering & Construction, LLC.	Chesterfield (US)	—	100.00	Abengoa Bioenergy Operations, LLC.	—	(6)	—
Abengoa Bioenergy Funding	Chesterfield (US)	231,609	100.00	Abengoa Bioenergy Meramec Renewable, Inc.	—	(6)	—
Abengoa Bioenergy Germany	Rostock (DE)	18,847	100.00	Abengoa Bioenergía, S.A.	—	(6)	—
Abengoa Bioenergy Hybrid of Kansas, LLC.	Chesterfield (US)	28,589	100.00	Abengoa Bioenergy Technology Holding, Inc.	—	(6)	—
Abengoa Bioenergy Investments , LLC.	Chesterfield (US)	347	100.00	Abengoa Bioenergy US Holding, Inc.	—	(6)	—
Abengoa Bioenergy Maple, LLC.	Chesterfield (US)	231,609	100.00	Abengoa Bioenergy Funding LLC.	—	(6)	A
Abengoa Bioenergy Meramec Renewable, Inc.	Chesterfield (US)	273,552	83.81	Abengoa Bioenergy Operations, LLC	—	(6)	A
Abengoa Bioenergy Netherlands B.V.	Rotterdam (NL)	494,710	100.00	Abengoa Bioenergía, S.A.	—	(6)	A
Abengoa Bioenergy New Technologies, Inc.	Chesterfield (US)	592	100.00	Abengoa Bioenergy Technology Holding, LLC.	—	(6)	—
Abengoa Bioenergy of Illinois, LLC.	Chesterfield (US)	173,994	100.00	Abengoa Bioenergy Maple, LLC	—	(6)	—
Abengoa Bioenergy of Indiana, LLC.	Chesterfield (US)	144,172	100.00	Abengoa Bioenergy Maple, LLC.	—	(6)	—
Abengoa Bioenergy of Kansas, LLC.	Chesterfield (US)	181	100.00	Abengoa Bioenergy Operations,LLC	—	(6)	—
Abengoa Bioenergy of SW Kansas, LLC.	Chesterfield (US)	—	100.00	Abengoa Bioenergy Hybrid of Kansas, LLC.	—	(6)	—

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Abengoa Bioenergy Operations , LLC.	Chesterfield (US)	368,674	100.00	Abengoa Bioenergy US Holding, Inc.	—	(6)	A
Abengoa Bioenergy Renewable Power US, LLC.	Chesterfield (US)	347	100.00	Abengoa Bioenergy Operations, LLC.	—	(6)	—
Abengoa Bioenergy Technology Holding , LLC	Chesterfield (US)	28,589	100.00	Abengoa Bioenergy US Holding, Inc.	—	(6)	—
Abengoa Bioenergy Trading Europe, B.V.	Rotterdam (NL)	18	100.00	Abengoa Bioenergía, S.A.	—	(6)	A
Abengoa Bioenergy Trading US, LLC.	Chesterfield (US)	—	100.00	Abengoa Bioenergy Operations, LLC	—	(6)	—
Abengoa Bioenergy UK Limited	Cardiff (UK)	37,659	100.00	Abengoa Bioenergía, S.A.	—	(6)	—
Abengoa Bioenergy US Holding, Inc.	Chesterfield (US)	461,112	100.00	Asa Bioenergy Holding/Abengoa Bioenergía, S.A.	—	(6)	A
Abengoa Chile, S.A.	Santiago (CL)	24,241	99.90	Asa Investment AG/Teyma Abengoa, S.A.	—	(1)	A
Abengoa Cogeneración Tabasco, S. de R.L. de C.V.	Mexico D.F. (MX)	39,177	100.00	Abener Energía, S.A/Abengoa México, S.A. de C.V.	—	(5)	B
Abengoa Concessoes Brasil Holding S.A.	R. de Janeiro (BR)	722,458	100.00	Abengoa Brasil, S.A./ Sociedad Inversora de Líneas de Brasil, S.L.	—	(2)	A
Abengoa Construçao Brasil, Ltda.	R. de Janeiro (BR)	156,516	100.00	Befesa Brasil, S.A./Sociedad Inversora de Líneas de Brasil, S.L.	—	(1)	—
Abengoa Finance	Seville (ES)	60	100.00	Abengoa, S.A.	(*)	(1)	A
Abengoa Hellas Solar Power Systems Limited Liabilities Company	Athens (GR)	4	99.30	Abengoa Solar, S.A.	—	(3)	—
Abengoa México, S.A. de C.V.	Mexico D.F. (MX)	29,567	90.00	Asa Investment AG	—	(1)	A
Abengoa Perú, S.A.	Lima (PE)	15,171	99.90	Asa Investment AG	—	(1)	A
Abengoa Puerto Rico, S.E.	San Juan (PR)	8	100.00	Abengoa, S.A./Abencor, S.A.	—	(1)	A
Abengoa Servicios S.A. De C.V.	Mexico D.F. (MX)	173	100.00	Abengoa México, S.A. de C.V./Servicios Aux. de Admon., S.A	—	(1)	A
Abengoa Solar Australia Pty Limited	Melbourne (AU)	—	100.00	Abengoa Solar China, S.A.	—	(3)	—
Abengoa Solar Engeneering (Beijing), Co. Ltd.	Beijing (China)	103	100.00	Abengoa Solar, S.A.	—	(3)	—
Abengoa Solar España, S.A.	Seville (ES)	500	100.00	Abengoa Solar, S.A./Abengoa Solar PV, S.A.	—	(8)	A
Abengoa Solar Extremadura, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.	—	(3)	—
Abengoa Solar Inc.	New York (US)	122,399	100.00	Abengoa Solar, S.A.	—	(8)	A
Abengoa Solar India Private Limited	Maharashtra (IN)	—	100.00	Abengoa Solar China, S.A./Abengoa Solar, S.A.	—	(3)	A
Abengoa Solar Internacional, S.A.	Seville (ES)	60	99.90	Abengoa Solar, S.A.	—	(3)	—
Abengoa Solar New Technologies, S.A.	Seville (ES)	3,986	100.00	Abengoa Solar, S.A.	—	(8)	A
Abengoa Solar Power, S.A.	Seville (ES)	60	100.00	Abengoa Solar, S.A./Abengoa Solar PV, S.A.	(*)	(3)	—
Abengoa Solar PV, Inc.	Colorado (US)	4,684	100.00	Abengoa Solar, S.A.	—	(8)	—
Abengoa Solar PV, S.A.	Seville (ES)	12,846	100.00	Abengoa Solar, S.A.	—	(8)	A
Abengoa Solar, S.A.	Seville (ES)	12,060	100.00	Abengoa, S.A./Abengoa Solar España, S.A.	—	(8)	A
Abengoa Solar Sicilia Sr.l	Rome (IT)	15	100.00	Abengoa Solar, S.A.	—	(3)	—
Abengoa Solar South Africa (Pty) Ltd.	Pretoria (ZA)	100	100.00	Abengoa Solar Internacional, S.A.	—	(3)	A
Abengoa Solar Ventures, S.A.	Seville (ES)	60	99.90	Abengoa Solar, S.A.	—	(8)	—
Abengoa T&D Corporation	Delaware (US)	562	100.00	Abengoa México, S.A. de C.V.	—	(1)	A
Abengoa Transmisión Norte, S.A.	Lima (PE)	174,856	100.00	Abengoa Perú, S.A./Asa Iberoamérica, S.L.	—	(2)	A
Abengoa Transmisión Sur, S.A.	Lima (PE)	3,971	99.99	Asa Iberoamérica	(*)	(2)	A
Abenta Concessões Brasil	R. de Janeiro (BR)	4	95.84	Abengoa Concessões Brasil Holding, S.A.	(*)	(2)	—
Abenta Construçao Brasil Ltda.	R. de Janeiro (BR)	—	90.00	Abengoa Brasil, Ltda.	—	(1)	A
Abentel Telecomunicaciones, S.A.	Seville (ES)	5,530	100.00	Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	A
Abentey Brasil, Ltda.	Pirassununga (BR)	—	100.00	Abener Energía, S.A./Teyma Internacional,S.A.	—	(1)	A
Abentey Hugoton General Partnership	Chesterfield (US)	8	100.00	Teyma USA Inc./Abener Engineering and Construction Services, LLC.	(*)	(1)	—
Abentey Mojave General Partnership	Chesterfield (US)	4	100.00	Teyma USA Inc./Abencs Construction Services, L.P.	(*)	(1)	—
Abentey, S.A.	Montevideo (UY)	—	100.00	Teyma Servicios de Ingeniería y Construcción Internacional, S.A./Abener Energía, S.A.	—	(1)	—
Aelsa, Abener El Sauz, S.A. De C.V.	Mexico D.F. (MX)	6	100.00	Abener, S.A./Abengoa, S.A.	—	(1)	A
Aguas de Skikda	Argel (DZ)	10,811	51.00	Geida Skikda, S.L.	—	(4)	—
Aleduca, S.L.	Madrid (ES)	7,000	100.00	Abengoa Solar PV, S.A.	—	(8)	—
Alianza Medioambiental, S.L.	Vizcaya (ES)	65,633	100.00	Befesa Medioa Ambiente, S.A.	—	(7)	A
Almadén Solar, S.A.	Seville (ES)	153	51.00	Abengoa Solar España, S.A.	—	(3)	—
Aludisc, Alumninios en Disco, S.A.	Huesca (ES)	2,400	100.00	Befesa Aluminio, S.L.	—	(7)	—
Aprofursa, Aprovechamientos Energéticos Furesa, S.A.	Murcia (ES)	2,211	98.00	Abener Inversiones, S.L.	—	(5)	C

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Arao Enerxías Eólica, S.L.	A Coruña (ES)	3	70.00	Instalaciones Inabensa, S.A.	(*)	(5)	—
Arizona Solar One, LLC.	Colorado (US)	1	100.00	Abengoa Solar Inc.	—	(3)	—
Asa Bioenergy Holding, AG	Zug (SZ)	430,749	99.98	Abengoa Bioenergía, S.A.	—	(6)	A
Asa Bioenergy of Nebraska, LLC.	Chesterfield (US)	39,677	100.00	Abengoa Bioenergy Operations, LLC	—	(6)	A
Asa Environment & Energy Holding, AG	Zug (SZ)	214,592	100.00	Siema AG	—	(1)	A
Asa Iberoamérica, S.L.	Seville (ES)	24,935	100.00	Siema AG/Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	—
Asa Investment AG	Zug (SZ)	38,032	100.00	Asa Iberoamérica, S.L.	—	(1)	A
ASA Investment Brasil Ltda.	R. de Janeiro (BR)	—	100.00	Befesa Brasil/Abengoa Brasil, S.A.	—	(1)	A
Ashalim Solar Power One Ltd.	Tel Aviv (IS)	—	100.00	Abengoa Solar, S.A.	(*)	(3)	—
ASI Operations Inc.	Colorado (US)	—	100.00	Abengoa Solar Inc.	(*)	(3)	—
ASO Holdings LLC.	Colorado (US)	26,402	100.00	Abengoa Solar Inc.	(*)	(8)	—
ATE II Transmissora de Energia, S.A.	R. de Janeiro (BR)	245,554	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	A
ATE III Transmissora de Energia, S.A.	R. de Janeiro (BR)	169,624	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	A
ATE IV Sao Mateus Transmissora de Energía, S.A.	R. de Janeiro (BR)	76,967	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	A
ATE IX Transmissora de Energía, S.A.	R. de Janeiro (BR)	—	100.00	Abengoa Brasil, S.A./Abengoa Concesssoes Brasil Holding, S.A.	—	(2)	—
ATE Transsmisora de Energía, S.A.	R. de Janeiro (BR)	123,234	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	A
ATE V Londrina Transmissora De Energía, S.A.	R. de Janeiro (BR)	54,808	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	A
ATE VI Campos Novos Transmissora de Energía,S.A.	R. de Janeiro (BR)	48,541	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	A
ATE VII Foz do Iguacú Transmissora de Energía,S.A.	R. de Janeiro (BR)	31,986	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	A
ATE VIII Estação Transmissora de Energia S.A.	R. de Janeiro (BR)	—	100.00	Abengoa Brasil, S.A./Abengoa Concesssoes Brasil Holding, S.A.	—	(2)	—
ATE X Abengoa Brasil Administraçao Predial Ltda.	R. de Janeiro (BR)	—	100.00	Abengoa Brasil, S.A./Abengoa Concesssoes Brasil Holding, S.A.	—	(5)	A
ATE XI, Manaus Transmissora de Energía, S.A.	R. de Janeiro (BR)	—	50.50	Abengoa Concessoes Brasil Holding, S.A.	—	(2)	A
ATE XIII, Norte Brasil Transmissora de Energía, S.A.	R. de Janeiro (BR)	16,085	51.00	Abengoa Concessoes Brasil Holding, S.A.	—	(2)	A
ATE XV Transmissora de Energia, S.A.	R. de Janeiro (BR)	—	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	—
ATE XVI Transmissora de Energia, S.A.	R. de Janeiro (BR)	—	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(2)	—
ATE XVII Transmissora de Energia, S.A.	R. de Janeiro (BR)	—	100.00	Abengoa Concessoes Brasil Holding, S.A./Abengoa Brasil Ltda.	—	(1)	—
ATN 1	Lima (PE)	5	100.00	Abengoa Perú, S.A.	(*)	(2)	—
Aznalcóllar Solar, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Bargoa, S.A.	R. de Janeiro (BR)	23,515	99.98	Abengoa Comer. y Administraçao, S.A./ Asa Investment AG	—	(1)	A
Befesa Agua, S.A.U.	Seville (ES)	35,910	100.00	Befesa Medio Ambiente, S.A.	—	(1)	A
Befesa Agua Internacional, S.L.	Seville (ES)	3	100.00	Befesa Agua S.A.U./Construcciones y Depuraciones, S.A.	—	(1)	—
Befesa Agua Nungua, S.L.	Seville (ES)	3	100.00	Befesa Agua, S.A.U.	(*)	(4)	—
Befesa Agua Tenes, S.L.	Madrid (ES)	8,863	100.00	Befesa Agua, S.A.U.	—	(4)	—
Befesa Aluminio, S.L.	Vizcaya (ES)	59,109	100.00	Befesa Reciclaje de Residuos de Aluminio, S.L.	—	(7)	A
Befesa Apa, S.R.L.	Bucarest (RO)	10	100.00	Befesa Agua Internacional, S.L.	—	(1)	—
Befesa Argentina ,S.A.	Buenos Aires (AR)	6,080	100.00	Alianza Medioambiental, S.L./Befesa Desulfuración, S.A.	—	(7)	A
Befesa Brasil	R. de Janeiro (BR)	1,656	100.00	Asa Investment AG /Alianza Medioambiental, S.L.	—	(7)	A
Befesa Chile Gestión Ambiental Limitada	Santiago (CL)	189	100.00	Abengoa Chile, S.A./Alianza Medioambiental, S.L.	—	(8)	A
Befesa CTA Qingdao S.L.U.	Madrid (ES)	8,390	100.00	Befesa Agua, S.A.U.	—	(4)	A
Befesa Desulfuración, S.A.	Barakaldo (ES)	36,510	90.00	Alianza Medioambiental, S.L.	—	(7)	A
Befesa Escorias Salinas, S.A.	Valladolid (ES)	6,787	100.00	Befesa Aluminio, S.L.	—	(7)	A

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Befesa Gest. Res. Ind, S.L.	Vizcaya (ES)	79,546	100.00	Alianza Medioambiental, S.L.	—	(7)	A
Begri Portugal	Lisboa (PT)	50	100.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Befesa Infraestructure India, Pvt. Ltd.	Chennai (IN)	17	100.00	Befesa Agua, S.A.U.	—	(1)	B
Befesa Limpiezas Industriales México, S.A. de C.V.	Mexico D.F. (MX)	6	100.00	Befesa México, S.A. De C.V./Abengoa México, S.A. de CV	—	(7)	A
Befesa Medio Ambiente, S.A.	Vizcaya (ES)	305,160	97.38	Abengoa, S.A./Proyectos de Inversiones Medioambientales, S.L.	—	(7)	A
Befesa México, S.A. De C.V.	Mexico D.F. (MX)	4,100	100.00	Abengoa México, S.A./Alianza Medioambiental, S.L.	—	(7)	A
Befesa PCB	Cartagena (ES)	1,358	100.00	Alianza Medioambiental, S.L.	—	(7)	A
Befesa Perú, S.A.	Lima (PE)	716	100.00	Abengoa Perú, S.A./Alianza Medioambiental, S.L.	—	(7)	A
Befesa Plásticos, S.L.	Murcia (ES)	2,415	93.07	Alianza Medioambiental, S.L.	—	(7)	A
Befesa Reciclaje de Residuos de Aluminio, S.L.	Vizcaya (ES)	21,518	60.25	MRH-Residuos Metálicos, S.L.	—	(7)	A
Befesa Salt Slag, Ltd.	Gales (UK)	21,399	100.00	Befesa Aluminio, S.L./Befesa Escorias Salinas, S.A.	—	(7)	D
Befesa Salzschlacke GmbH	Hannover (DE)	6,500	100.00	MRH-Residuos Metálicos, S.L.	—	(7)	A
Befesa Scandust AB	Landskrona (Suecia)	37,526	100.00	Befesa Zinc, S.L.	—	(7)	A
Befesa Servicios Corporativos, S.A.	Madrid (ES)	2,626	100.00	Befesa Medio Ambiente, S.A.	—	(7)	A
Befesa Servicios, S.A.	Buenos Aires (AR)	586	51.00	Alianza Medioambiental, S.L./ Befesa Desulfuración	—	(7)	—
Befesa Silvermet Turkey, S.L.	Vizcaya (ES)	7,238	51.01	MRH Residuos Metálicos, S.L.	(*)	(7)	A
Befesa Steel R & D, S.L.U.	Vizcaya (ES)	589	100.00	MRH-Residuos Metálicos, S.L.	—	(7)	—
Befesa Steel Services GmbH	Duisburg (DE)	58,878	100.00	BUS Germany GmbH	—	(7)	A
Befesa Uruguay	Montevideo (UY)	12	100.00	Teyma Medioambiente, S.A.	—	(1)	—
Befesa Valera, S.A.S.	Gravelines (FR)	2,956	100.00	BUS France, S.A.R.L.	—	(7)	A
Befesa Valorización de Azufre, S.L.U.	Vizcaya (ES)	29,543	100.00	Alianza Medioambiental, S.L.	—	(7)	A
Befesa Valorización S.L Sociedad Unipersonal	Cartagena (ES)	3	100.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Befesa Water Projects, S.L.	Seville (ES)	3	100.00	Befesa Agua, S.A.U.	—	(8)	—
Befesa Waterbuilt GP, Inc.	Texas (US)	789	51.00	Befesa Agua, S.A.U.	—	(8)	A
Befesa Zinc Freiberg GmbH & Co KG	Freiberg (DE)	52,521	100.00	Befesa Steel Services, GmbH	—	(7)	A
Befesa Zinc Amorebieta, S.A.	Vizcaya (ES)	9,933	100.00	MRH Residuos Metálicos, S.L.	—	(7)	A
Befesa Zinc Aser, S.A.	Vizcaya (ES)	18,039	100.00	Befesa Zinc, S.L	—	(7)	A
Befesa Zinc Comercial, S.A.	Vizcaya (ES)	60	100.00	Befesa Zinc, S.L.	—	(7)	A
Befesa Zinc Duisburg GmbH	Duisburg (DE)	4,953	100.00	Befesa Steel Services GmbH/BUS Germany GmbH	—	(7)	A
Befesa Zinc Gravelines, S.A.S.U.	Gravelines (FR)	50	100.00	Befesa Valera, S.A.S.	—	(7)	A
Befesa Zinc Sondika, S.A.	Vizcaya (ES)	4,726	100.00	MRH Residuos Metálicos, S.L.	—	(7)	A
Befesa Zinc Sur, S.L.	Vizcaya (ES)	3,144	100.00	MRH Residuos Metálicos, S.L.	—	(7)	—
Befesa Zinc, S.L.	Vizcaya (ES)	34,626	100.00	MRH Residuos Metálicos, S.L.	—	(7)	A
Beijing Blue Shield High & New Tech. Co., Ltd.	Beijing (China)	3,191	80.00	Telvent China, S.A.	—	(1)	D
Biocarburantes de Castilla y León, S.A.	Salamanca (ES)	43,800	100.00	Abengoa Bioenergía, S.A./Ecoagricola, S.A.	—	(6)	A
Bioeléctrica Jienense, S.A.	Seville (ES)	1,185	100.00	Abener Inversiones, S.L.	—	(1)	—
Bioetanol Galicia Novas Tecnoloxías, S.A.	A Coruña (ES)	72	60.00	Abengoa Bioenergía, S.A.	—	(6)	—
Bioetanol Galicia, S.A.	A Coruña (ES)	19,533	90.00	Abengoa Bioenergía, S.A.	—	(6)	A
BUS France	Gravelines (FR)	30,692	100.00	Befesa Zinc, S.L.	—	(7)	—
BUS Germany GmbH	Duisburg (DE)	267,783	100.00	Befesa Zinc, S.L.	—	(7)	—
C.D.Puerto San Carlos S.A. De C.V.	Mexico D.F. (MX)	13,917	100.00	Abener Energía, S.A./Abengoa, S.A./Abengoa México, S.A. de C.V.	—	(1)	A
Captación Solar, S.A.	Seville (ES)	205	100.00	Abener Inversiones, S.L./Abener Energía, S.A.	—	(1)	—
Captasol Fotovoltaica 1, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 2, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 3, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 4, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 5, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 6, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Captasol Fotovoltaica 7, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 8, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 9, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 10, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 11, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 12, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 13, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 14, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 15, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 16, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 17, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 18, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 19, S.L.	Seville (ES)	3	100.00	Abengoa Solar PV, S.A./Casaquemada Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 20, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 21, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 22, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 23, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 24, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 25, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 26, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 27, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 28, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 29, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 30, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 31, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 32, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 33, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 34, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 35, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 36, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 37, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 38, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Linares Fotovoltaica, S.L.	—	(3)	—
Captasol Fotovoltaica 39, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 40, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 41, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 42, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 43, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 44, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 45, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 46, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.	—	(3)	—

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Captasol Fotovoltaica 47, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 48, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 49, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 50, S.L.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.	—	(3)	—
Captasol Fotovoltaica 51, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 52, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 53, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 54, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 55, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 56, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 57, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 58, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 59, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 60, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 61, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 62, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 63, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 64, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 65, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 66, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 67, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 68, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 69, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 70, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 71, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 72, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 73, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 74, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 75, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 76, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 77, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Captasol Fotovoltaica 78, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Captasol Fotovoltaica 79, S.L.	Seville (ES)	3	99.94	Abengoa Solar España, S.A./Abengoa Solar PV, S.A.	—	(3)	—
Carpio Solar Inversiones, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.	(*)	(8)	—
Casaquemada Fotovoltaica, S.L.	Seville (ES)	2,816	100.00	Abengoa Solar PV, S.A.	—	(3)	A
Centro Industrial y Logístico Torrecúellar, S.A.	Seville (ES)	60	100.00	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(5)	—
Centro Tecnológico Palmas Altas, S.A.	Seville (ES)	12,899	100.00	Abengoa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	A
Construcciones Metalicas Mexicanas, S.A. De CV	Queretaro (MX)	13,093	100.00	Europea Const. Metálicas, S.A./Abengoa México, S.A. de C.V.	—	(1)	A
Complejo Medioambiental Tierra de Campos, S.L.	Palencia (ES)	46	77.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Construcciones y Depuraciones, S.A.	Seville (ES)	7,800	100.00	Befesa Agua S.A.U.	—	(1)	A
Construtora Integração Ltda.	R. de Janeiro (BR)	—	51.00	Abengoa Brasil, S.A.	—	(1)	A
Copero Solar Huerta Uno, S.A.	Seville (ES)	44	50.00	Abengoa Solar PV, S.A.	—	(3)	A
Copero Solar Huerta Dos, S.A.	Seville (ES)	44	50.00	Abengoa Solar PV, S.A.	—	(3)	A
Copero Solar Huerta Tres, S.A	Seville (ES)	44	50.00	Abengoa Solar PV, S.A.	—	(3)	A
Copero Solar Huerta Cuatro, S.A.	Seville (ES)	44	50.00	Abengoa Solar PV, S.A.	—	(3)	A
Copero Solar Huerta Cinco, S.A.	Seville (ES)	44	50.00	Abengoa Solar PV, S.A.	—	(3)	A
Copero Solar Huerta Seis, S.A.	Seville (ES)	44	50.00	Abengoa Solar PV, S.A.	—	(3)	A
Copero Solar Huerta Siete, S.A.	Seville (ES)	44	50.00	Abengoa Solar PV, S.A.	—	(3)	A
Copero Solar Huerta Ocho, S.A.	Seville (ES)	44	50.00	Abengoa Solar PV, S.A.	—	(3)	A
Copero Solar Huerta Nueve, S.A.	Seville (ES)	44	50.00	Abengoa Solar PV, S.A.	—	(3)	A
Copero Solar Huerta Diez, S.A.	Seville (ES)	44	50.00	Abengoa Solar PV, S.A.	—	(3)	A
Covisa, Cogeneración Villaricos, S.A.	Seville (ES)	5,951	99.22	Abener Inversiones, S.L.	—	(5)	C
Cycon Solar, LTD	Cyprus (GR)	1	66.00	Abengoa Solar Internacional, S.A.	—	(3)	—
Dimange Inversiones, S.L.	Madrid (ES)	—	100.00	Captasol Fotovoltaica 56, S.L./Captasol Fotovoltaica 55, S.L	(*)	(3)	—
DTN, Data Transmission Network	Minneapolis (US)	189,074	100.00	Telvent Export S.A.	—	(1)	B
Ecija Solar Inversiones, S.A.	Seville (ES)	60	100.00	Abengoa Solar, S.A.	—	(8)	—
Ecoagricola, S.A.	Murcia (ES)	586	100.00	Abengoa Bioenergía, S.L./ Ecocarburantes, S.A.	—	(6)	A
Ecocarburantes Españoles, S.A.	Murcia (ES)	10,172	95.10	Abengoa Bioenergía, S.A.	—	(6)	A
Ecovedras, S.A.	Torres Vedras (PT)	39	78.00	Alianza Medioambiental, S.L.	—	(7)	—
Energoprojekt-Gliwice, S.A.	Gliwice (PL)	5,671	100.00	Abener Energía, S.A.	—	(1)	D
Enernova Ayamonte, S.A.	Huelva (ES)	2,281	91.00	Abener Inversiones, S.L.	—	(5)	C
Enicar Chile, S.A.	Santiago (CL)	11	100.00	Abengoa Chile, S.A.	—	(2)	—
Europea Construcciones Metálicas, S.A.	Seville (ES)	7,125	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./Abengoa Solar, S.A.	—	(1); (8)	A
Faritel, S.A.	Montevideo (UY)	13	100.00	Teyma Forestal, S.A.	—	(1)	—
Financiera Soteland, S.A.	Montevideo (UY)	367	100.00	Asa Investment AG	—	(1)	—
Fotovoltaica Solar Sevilla, S.A.	Seville (ES)	800	80.00	Abengoa Solar España, S.A.	—	(3)	A
Freener-g LLC.	Minneapolis (US)	534	76.00	Abengoa Solar, S.A.	—	(3)	—
Fundación Santa Angela para Grupos Vulnerables	Buenos Aires (AR)	—	100.00	Teyma Abengoa, S.A.	—	(1)	—
Galdán, S.A.	Navarra (ES)	1,485	100.00	Befesa Aluminio, S.L.	—	(7)	—
Geida Skikda, S.L.	Madrid (ES)	7,546	67.00	Befesa Agua, S.A.U./Construcciones y Depuraciones, S.A.	—	(4)	—
Gestión de Evacuación Don Rodrigo, S.L.	Seville (ES)	—	100.00	Solargate Electricidad Uno, S.A./Solargate Electricidad Dos, S.A./Solargate Electricidad Tres, S.A./Solargate Electricidad Cuatro, S.A./Solargate Electricidad Cinco, S.A./Helioenergy Electricidad Once, S.A./Helioenergy Electricidad Doce, S.A.	(*)	(3)	—
Gestión Integral de Proyectos e Ingeniería, S.A. De C.V.	Mexico D.F. (MX)	3	99.80	Telvent México, S.A.	—	(1)	B
Gestión Integral de Recursos Humanos, S.A.	Seville (ES)	64	99.98	Telvent Corporation, S.L./Telvent Energia, S.A.	—	(1)	A
Global Engineering Services LLC.	Delaware (US)	2	92.00	Tarefix, S.A.	—	(1)	—
Harper Dry Lake Land Company LLC.	Delaware (US)	1	100.00	Abengoa Solar Inc.	—	(3)	—

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Helio Energy Electricidad Tres, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Cuatro, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Cinco, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Seis, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Siete, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Ocho, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Nueve, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad DIez, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Once, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Doce, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Trece, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Catorce, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Quince, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Dieciseis, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Diecisiete, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Dieciocho, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Diecinueve, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helio Energy Electricidad Veinte, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Helioenergy Electricidad Veintiuno, S.A.	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helioenergy Electricidad Veintidos, S.A.	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helioenergy Electricidad Veintitres, S.A.	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helioenergy Electricidad Veinticuatro, S.A.	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helioenergy Electricidad Veinticinco, S.A.	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(3)	—
Helios I Hyperion Energy Investments, S.L.	Seville (ES)	1,497	85.00	Hypesol Energy Holding, S.L.	—	(3)	A
Helios II Hyperion Energy Investments, S.L.	Madrid (ES)	1,497	85.00	Hypesol Energy Holding, S.L.	—	(3)	A
Hidro Abengoa, S.A. De C.V.	Mexico D.F. (MX)	4	100.00	Abengoa México, S.A. de C.V./ Befesa Agua, S.A.U.	—	(1)	—
Hynergreen Technologies, S.A.	Seville (ES)	912	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./ Instalaciones Inabensa, S.A.	—	(8)	A
Hypesol Energy Holding, S.L.	Seville (ES)	5,353	100.00	Abengoa Solar España, S.A.	—	(8)	—
Inabensa Bharat Private Limited	New Delhi (IN)	576	100.00	Abener Energía, S.A./Instalaciones Inabensa, S.A.	—	(1)	A
Inabensa Electric and Electronic Equipment Manufacturing (Tiajin)Co. Ltda.	Tianjin (CH)	188	100.00	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	D
Inabensa Fotovoltaica, S.L.	Seville (ES)	3	100.00	Instalaciones Inabensa, S.A./C.I.L. Torrecuéllar, S.A.	—	(1)	—
Inabensa France, S.A.	Pierrelate (FR)	550	100.00	Instalaciones Inabensa, S.A.	—	(1)	A
Inabensa Maroc, S.A.	Tanger (MA)	2,373	100.00	Instalaciones Inabensa, S.A.	—	(1)	A
Inabensa Portugal	Lisboa (PT)	280	100.00	Instalaciones Inabensa, S.A.	—	(1)	A
Inabensa Rio Ltda.	R. de Janeiro (BR)	—	100.00	Befesa Brasil, S.A./Abengoa Brasil, S.A.	—	(1)	A
Inabensa Saudí Arabia, LLC.	Dammam (SA)	93	100.00	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	B
Inabensa Seguridad, S.A.	Seville (ES)	61	100.00	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	—

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Inabensa, S.A.	Seville (ES)	17,307	100.00	Negocios Industriales y Comerciales, S.A./Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	A
Iniciativas Hidroeléctricas de Aragón y Cataluña S.L.	Huesca (ES)	—	95.00	Befesa Agua, S.A.U.	(*)	(1)	—
Iniciativas Hidroeléctricas, S.A.	Seville (ES)	1,227	51.00	Negocios Industriales y Comerciales, S.A./Befesa Agua, S.A.U.	—	(1)	A
Iniciativas Medioambientales, S.L.	Seville (ES)	8	100.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Insolation 1, S.R.L.	Rome (IT)	45	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation 2, S.R.L.	Rome (IT)	45	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation 3, S.R.L.	Rome (IT)	45	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation 17, S.R.L.	Rome (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation 18, S.R.L.	Rome (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation 19, S.R.L.	Rome (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation 20, S.R.L.	Rome (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 4, S.R.L.	Rome (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 5, S.R.L.	Palermo (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 6, S.R.L.	Palermo (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 7, S.R.L.	Palermo (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 8, S.R.L.	Palermo (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 9, S.R.L.	Palermo (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 10, S.R.L.	Palermo (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 11, S.R.L.	Palermo (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 12, S.R.L.	Palermo (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 13, S.R.L.	Palermo (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 14, S.R.L.	Palermo (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 15, S.R.L.	Rome (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Insolation Sic 16, S.R.L.	Rome (IT)	168	100.00	Abengoa Solar PV, S.A./Abengoa Solar, S.A.	—	(3)	—
Instalaciones Fotovoltaicas Torrecuéllar, 1 S.L.	Seville (ES)	—	100.00	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.	—	(1)	—
Instalaciones Fotovoltaicas Torrecuéllar, 2 S.L.	Seville (ES)	—	100.00	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.	—	(1)	—
Instalaciones Fotovoltaicas Torrecuéllar, 3 S.L.	Seville (ES)	—	100.00	Inabensa Fotovoltaica, S.L./Instalaciones Inabensa, S.A.	—	(1)	—
Instalaciones Inabensa.Pty.Limited	Sidney (AU)	4	100.00	Instalaciones Inabensa, S.A.	—	(1)	A
Inversora Enicar, S.A.	Santiago (CL)	2,161	100.00	Abengoa Chile, S.A.	—	(2)	—
Kaxu CSP South Africa (Proprietary) Limited	Gauteng (ZA)	—	100.00	Abengoa Solar South Africa (Proprietary) Limited	(*)	(3)	A
Khi CSP South Africa (Proprietary) Limited	Gauteng (ZA)	—	100.00	Abengoa Solar South Africa (Proprietary) Limited	(*)	(3)	A
Klitten, S.A.	Montevideo (UY)	17	100.00	Teyma Construcciones, S.A.	—	(1)	—
L.T. Rosarito y Monterrey, S.A. De C.V.	Mexico D.F. (MX)	2,983	100.00	Asa Investment AG/Abengoa México S.A. de C.V./Instalaciones Inabensa, S.A.	—	(1)	A
Las Cabezas Fotovoltaica, S.L.	Seville (ES)	7,193	100.00	Abengoa Solar PV, S.A.	—	(3)	A
Las Cabezas Solar, S.L.	Seville (ES)	3	100.00	Aleduca, S.L.	—	(3)	—
Linares Fotovoltaica, S.L.	Seville (ES)	3,173	100.00	Abengoa Solar PV, S.A.	—	(3)	A
Lineas 612 Norte Noroeste, S.A. De C.V.	Mexico D.F. (MX)	2	100.00	Abengoa México, S.A. de C.V./Abengoa, S.A.	—	(1)	—
Linha Verde Transmisora de Energia, S.A.	Brasilia (BR)	17,664	51.00	Abengoa Concessoes Brasil Holding S.A.	—	(2)	A
Logrosán Solar Inversiones, S.A.	Extremadura (ES)	—	100.00	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.	(*)	(8)	—
Manaus Constructora Ltda.	R. de Janeiro (BR)	—	50.50	Abengoa Concessões Brasil Holding, S.A.	—	(1)	A
Marismas PV A1, S.L.	Seville (ES)	7,000	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A2, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A3, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A4, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A5, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A6, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Marismas PV A7, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A8, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A9, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A10, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A11, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A12, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A13, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A14, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A15, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A16, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A17, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV A18, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B1, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B2, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B3, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B4, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B5, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B6, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B7, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B8, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B9, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B10, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B11, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B12, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B13, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B14, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B15, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B16, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B17, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV B18, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C1, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Marismas PV C2, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C3, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C4, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C5, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C6, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C7, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C8, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C9, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C10, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C11, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C12, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C13, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C14, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C15, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C16, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C17, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV C18, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV E1, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV E2, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marismas PV E3, S.L.	Seville (ES)	123	100.00	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.	—	(3)	—
Marudhara Akshay Urja Private Limited	Maharashtra (IN)	—	100.00	Abengoa Solar India Private Limited/Abengoa Solar Internacional. S.A.	(*)	(3)	A
Marusthal Green Power Private Limited	Maharashtra (IN)	—	100.00	Abengoa Solar India Private Limited/Abengoa Solar Internacional, S.A.	(*)	(3)	A
Matchmind Software Ltda.	Sao Paulo (BR)	238	100.00	Telvent Global Services, S.A.	(*)	(1)	—
Mojave Solar LLC.	Berkeley (US)	1	100.00	Abengoa Solar, Inc.	—	(3)	—
MRH-Residuos Metálicos, S.L.	Vizcaya (ES)	28,668	100.00	Befesa Medio Ambiente, S.A.	—	(7)	A
Mundiland, S.A.	Montevideo (UY)	2,902	100.00	Telvent Factory Holding AG	—	(1)	—
New Cairo Wastewater Company	Seville (ES)	—	100.00	Befesa Agua, S.A.U.	(*)	(4)	—
Nicsa Fornecimiento de Materiais Eléctricos Ltda.	R. de Janeiro (BR)	253	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./Negocios Industriales y Comerciales, S.A.	—	(1)	—
Nicsa Industrial Supplies Corporation	Houston (US)	790	100.00	Negocios Industriales y Comerciales, S.A.	—	(1)	—
Nicsa Mexico, S.A. de C.V.	Mexico D.F. (MX)	4	99.80	Negocios Industriales y Comerciales, S.A./Abengoa México, S.A. de C.V.	—	(1)	A
Nicsa Suministros Industriales, S.A.	Buenos Aires (AR)	—	100.00	Befesa Argentina, S.A./Teyma Abengoa, S.A.	—	(7)	A
Nicsa, Negocios Industr. y Comer. S.A.	Madrid (ES)	1,791	100.00	Abencor, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	C
Norventus Atlántico, S.L.	A Coruña (ES)	3	70.00	Instalaciones Inabensa, S.A.	(*)	(5)	—
NRS Consulting Engineers	Texas (US)	5,057	51.00	Befesa Agua, S.A.U.	—	(8)	A
NTE, Nordeste Transmissora de Energía, S.A.	R. de Janeiro (BR)	114,113	100.00	Abengoa Concessoes Brasil Holding, S.A.	—	(2)	A

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
OMEGA Operação e Manutenção de Linhas de Transmissão, S.A.	R. de Janeiro (BR)	175	100.00	Instalaciones Inabesa S.A./Abengoa Brasil, S.A.	—	(1)	A
Palmatir, S.A.	Montevideo (UY)	67	100.00	Teyma Sociedad de Inversión S.A./Instalaciones Inabensa, S.A.	(*)	(5)	—
Palmucho, S.A.	Santiago (CL)	2	100.00	Abengoa Chile, S.A. / Enicar Chile, S.A.	—	(2)	A
Power Structures Inc.	Delaware (US)	—	100.00	Construcciones Metalicas Mexicanas, S.A. De CV	—	(1)	—
Precosa, Puerto Real Cogeneración, S.A.	Cadiz (ES)	176	99.10	Abener Inversiones, S.L.	—	(5)	A
Procesos Ecológicos Carmona 1, S.A.	Seville (ES)	63	100.00	Procesos Ecológicos, S.A./Alianza Medioambiental, S.L.	—	(1)	—
Procesos Ecológicos Carmona 2, S.A.	Seville (ES)	90	100.00	Befesa Agua,S.A.U./Procesos Ecológicos, S.A.	—	(1)	—
Procesos Ecológicos Lorca 1, S.A.	Seville (ES)	180	100.00	Befesa Agua, S.A.U./Procesos Ecológicos, S.A.	—	(1)	—
Procesos Ecológicos Vilches, S.A.	Seville (ES)	1,299	100.00	Befesa Agua, S.A.U./Procesos Ecológicos, S.A.	—	(7)	A
Proyectos de Inversiones Medioambientales, S.L.	Vizcaya (ES)	334,607	100.00	Siema AG/Asa Environment AG	—	(1)	—
Qingdao BCTA Desalinataion Co. Ltd.	Qingdao (CH)	13,916	91.71	Befesa CTA Qingdao, S.L.	(*)	(4)	A
Rajathan Photon Energy	Maharashtra (IN)	—	100.00	Abengoa Solar India Private Limited/Abengoa Solar Internacional, S.A.	(*)	(3)	A
Residuos Ind. De la Madera de Córdoba, S.A.	Cordoba (ES)	617	71.09	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Rioglass Solar, Inc.	Delaware (US)	758	100.00	Rioglass Solar Holding, S.A.	(*)	(8)	A
S.E.T Sureste Peninsular, S.A. De C.V.	Mexico D.F. (MX)	1,658	100.00	Abengoa México, S.A. de C.V./Instalaciones Inabensa, S.A.	—	(1)	A
Sanlucar Solar, S.A.	Seville (ES)	8,636	100.00	Abengoa Solar, S.A./Asa Environment	—	(3)	A
SAS Abengoa Bioenergia Biomasse France	Arance (FR)	3	100.00	Abengoa Bioenrgia, S.A.	—	(6)	—
Scios. Aux. Admon., S.A. De C.V.	Mexico D.F. (MX)	3	99.80	Abengoa México, S.A. de C.V./Abengoa, S.A.	—	(1)	A
Servicios de Ingenieria IMA, S.A.	Santiago (CL)	2,859	60.00	Abengoa Chile, S.A.	—	(1)	A
Shariket Tenes Lilmiyah Spa	Argel (DZ)	9,885	51.00	Befesa Aguas Tenes, S.L.	—	(4)	—
Siema AG	Zug (SZ)	8,757	100.00	Siema AG	—	(1)	—
Simosa I.T., S.A	Seville (ES)	61	100.00	Abengoa, S.A./Simosa, S.A.	—	(1)	A
Simosa IT Uruguay, S.A.	Montevideo (UY)	—	100.00	Simosa IT, S.A.	(*)	(1)	A
Simosa IT US, LLC.	Chesterfield (US)	—	100.00	Simosa IT, S.A.	(*)	(1)	—
Servicios Integrales de Mantenimiento y Operaciones, S.A.	Seville (ES)	125	100.00	Negocios Industriales y Comerciales, S.A./Abengoa, S.A.	—	(1)	C
Sinalan, S.A.	Montevideo (UY)	4	100.00	Teyma Forestal, S.A.	—	(1)	—
Sistemas de Desarrollo Sustentables S.A. De C.V.	Mexico D.F. (MX)	4,869	100.00	Befesa México, S.A. De C.V./Abengoa México, S.A. de CV	—	(7)	A
Soc. Inver. En Ener. y Medioambiente, S.A.	Seville (ES)	93,008	100.00	Abengoa, S.A./Negocios Industriales y Comerciales, S.A.	—	(1)	A
Sociedad Inversora Lineas de Brasil, S.L.	Seville (ES)	12,798	100.00	Asa Iberoamérica, S.L.	—	(1)	—
Sol3G	Barcelona (ES)	6,762	100.00	Abengoa Solar, S.A.	—	(8)	D
Solaben Electricidad Uno, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	A
Solaben Electricidad Dos, S.A.	Badajoz (ES)	—	100.00	Abengoa Solar España, S.A./ Logrosán Solar Inversiones, S.A.	—	(3)	A
Solaben Electricidad Tres, S.A.	Badajoz (ES)	—	70.00	Abengoa Solar España, S.A./ Logrosán Solar Inversiones, S.A.	—	(3)	—
Solaben Electricidad Cuatro, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT,S.A.	—	(3)	—
Solaben Electricidad Cinco, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Seis, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Siete, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Ocho, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A/Abengoa Solar New Technologies,S.A.	—	(3)	—
Solaben Electricidad Nueve, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A/Abengoa Solar New Technologies, S.A.	—	(3)	—
Solaben Electricidad Diez, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Once, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Solaben Electricidad Doce, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Trece, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Catorce, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Quince, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Dieciseis S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Diecisiete, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Dieciocho, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Diecinueve, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solaben Electricidad Veinte, S.A.	Badajoz (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solacor Electricidad Uno, S.A.	Seville (ES)	33,236	74.00	Carpio Solar Inversiones, S.A.	—	(3)	A
Solacor Electricidad Dos, S.A.	Seville (ES)	33,163	74.00	Carpio Solar Inversiones, S.A.	—	(3)	A
Solacor Electricidad Tres, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solar de Receptores de Andalucía, S.A.	Seville (ES)	60	100.00	Abengoa Solar, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solar Nerva, S.L.U.	Huelva (ES)	3	100.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Solar Power Plant One (SPP1)	Argel (DZ)	42,111	66.00	Abener Energía, S.A.	—	(3)	A
Solar Processes, S.A.(PS-20)	Seville (ES)	14,578	100.00	Abengoa Solar España, S.A.	—	(3)	A
Solargate Electricidad Uno, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Dos , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Tres, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Cuatro , S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Cinco, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Seis, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Siete, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Ocho, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Nueve, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Diez, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Once, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solargate Electricidad Doce, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solnova Electricidad, S.A.AZ-50	Seville (ES)	30,986	100.00	Solnova Solar Inversiones, S.A.	—	(3)	A
Solnova Electricidad Dos, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Solnova Electricidad Tres, S.A.	Seville (ES)	30,110	100.00	Solnova Solar Inversiones, S.A.	—	(3)	A
Solnova Electricidad Cuatro, S.A.	Seville (ES)	28,964	100.00	Solnova Solar Inversiones, S.A.	—	(3)	A
Solnova Electricidad Cinco, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar, S.A.	—	(3)	—
Solnova Electricidad Séis, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solnova Electricidad Siete, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solnova Electricidad Ocho, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Solnova Electricidad Nueve, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solnova Electricidad Diez, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solnova Electricidad Once, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solnova Electricidad Doce, S.A.	Seville (ES)	60	100.00	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solnova Solar Inversiones, S.A.	Seville (ES)	60	99.99	Abengoa Solar España, S.A.	—	(8)	A
Solúcar Andalucía FV1, S.A.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar NT, S.A.	—	-3	—
Solúcar Andalucía FV2, S.A.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solúcar Castilla FV1, S.A.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solúcar Castilla FV2, S.A.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solúcar Extremadura FV1, S.A.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Solúcar Extremadura FV2, S.A.	Seville (ES)	60	100.00	Abengoa Solar PV, S.A./Abengoa Solar NT, S.A.	—	(3)	—
Soluciones Ambientales del Norte Limitada S.A.	Santiago (CL)	8	100.00	Befesa Chile Gestión Ambiental Limitada/Abengoa Chile, S.A.	—	(7)	A
Solugas Energía, S.A.	Seville (ES)	60	100.00	Abengoa Solar NT, S.A./Abengoa Solar S.A.	—	(3)	—
Son Rivieren (Pty) Limited	Gauteng (ZA)	—	100.00	Abengoa Solar South Africa, Pty Ltd	(*)	(3)	A
STE-Sul Transmissora de Energía, Ltda.	R. de Janeiro (BR)	61,348	100.00	Abengoa Concessoes Brasil Holding, S.A.	—	(2)	—
SYI Metalurji Madencilik Sanayi ve Ticaret A.S.	IsIskenderun (TU)	8,823	100.00	Befesa Silvermet Turkey, S.L.	(*)	(7)	—
Tarefix, S.A.	Delaware (US)	1	92.00	Asa Investment AG	—	(1)	A
Telvent Arce Sistemas, S.A.	Vizcaya (ES)	1,769	99.99	Telvent Tráfico y Transporte, S.A.	—	(1)	B
Telvent Argentina	Buenos Aires (AR)	574	100.00	Telvent Tráfico y Transporte, S.A./Telvent Brasil, S.A.	—	(1)	B
Telvent Australia Pty Ltd.	Australia (AUS)	5,188	100.00	Telvent Git, S.A.	—	(1)	B
Telvent Brasil, S.A.	R. de Janeiro (BR)	12,459	100.00	Telvent Tráfico Y Transporte, S.A./Bargoa, S.A.	—	(1)	B
Telvent BV	Amsterdam (NL)	160	100.00	Siema AG	—	(1)	—
Telvent Canada, Ltd.	Calgary (CS)	14,162	100.00	Telvent Git, S.A.	—	(1)	B
Telvent Chile	Santiago (CL)	15	100.00	Telvent Tráfico y Transporte, S.A./Telvent Energia, S.A.	—	(1)	—
Telvent China	Pekin (CN)	5,508	100.00	Telvent Tráfico y Transporte, S.A.	—	(1)	D
Telvent Corporation, S.L.	Madrid (ES)	24,297	100.00	Abengoa, S.A./Siema AG	—	(1)	—
Telvent Deutschland Gmbh	Hamburgo (GE)	27	100.00	Telvent E. Y M. A.	—	(1)	D
Telvent Dinamarca	Copenhague (DK)	17	100.00	Telvent Energía, S.A.	—	(1)	B
Telvent Energía, S.A.	Madrid (ES)	39,066	100.00	Telvent Git, S.A.	—	(1)	B
Telvent Environment , S.A.	Seville (ES)	1,245	100.00	Telvent Energía/Telvent Git, S.A.	—	(1)	B
Telvent Export, S.L	Madrid (ES)	3	100.00	Telvent Git, S.A.	—	(1)	—
Telvent Factory Holding AG	Zug (SZ)	9,353	100.00	Telvent Investment, S.L.	—	(1)	—
Telvent Farradyne Engineering, P.C.	Maryland (US)	—	100.00	Telvent USA Corporation	—	(1)	B
Telvent GIT, S.A.	Madrid (ES)	71,185	41.09	Telvent Corp., S.L./Siema AG	—	(1)	B
Telvent Global Services, S.A.	Seville (ES)	3,588	100.00	Telvent Git, S.A.	(*)	(1)	B
Telvent Implantación de Sistemas, S.L.	Madrid (ES)	3	100.00	Simosa I.T., S.A.	—	(1)	—
Telvent Investment, S.L.	Madrid (ES)	7,000	100.00	Telvent Corporation, S.L.	—	(1)	—
Telvent México, S.A.	Mexico D.F. (MX)	3,293	99.34	Telvent Energía, S.A.	—	(1)	B
Telvent Netherlands BV	Culemborg (NL)	1,702	100.00	Telvent Git, S.A.	—	(1)	A
Telvent Portugal, S.A.	Lisboa (PT)	1,202	100.00	Telvent Global Services, S.A.	—	(1)	B
Telvent Saudi Arabia, Co. Ltd.	Jeddah (SA)	85	100.00	Telvent Tráfico y Transporte, S.A./Trafinsa, Tráfico e Ingenier., S.A.	—	(1)	B
Telvent Scandinavia AB	Ostersund (SE)	334	100.00	Telvent Energía,S.A.	—	(1)	B
Telvent Servicios Compartidos, S.A.	Madrid (ES)	211	100.00	Telvent Energía, S.A./Telvent Git, S.A.	—	(1)	B
Telvent Tráfico y Transporte, S.A.	Madrid (ES)	6,452	100.00	Telvent Energía/Telvent Git, S.A.	—	(1)	B
Telvent USA Corporation	Maryland (US)	43,357	100.00	Telvent Git	—	(1)	B
Telvent Venezuela C.A.	Caracas (VE)	1	100.00	Telvent Tráfico y Transporte, S.A.	—	(1)	D
Teyma Abengoa, S.A.	Buenos Aires (AR)	46,057	100.00	Asa Investment AG/Asa Iberoamérica, S.L./Befesa Argentina, S.A.	—	(1)	A
Teyma Construcción, S.A.	Montevideo (UY)	5,666	99.00	Teyma Uruguay Holding, S.A.	—	(1)	—
Teyma Forestal, S.A.	Montevideo (UY)	541	100.00	Teyma Uruguay Holding, S.A.	—	(8)	A
Teyma Gestión de Contratos de Construcción e Ingeniería	Seville (ES)	55	92.00	Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(1)	A
Teyma Medioambiente, S.A.	Montevideo (UY)	21	100.00	Teyma Uruguay Holding, S.A .	—	(1)	—

Appendices

Appendix XVIII

Subsidiary companies included in the 2010 consolidation perimeter using the global integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity (See Page 8)	Auditor
Teyma Paraguay, S.A.	Asunción (PY)	—	100.00	Teyma Servicios de Ingeniería y Construcción Internacional, S.A.	—	(1)	—
Teyma Servicios de Ingeniería y Construcción Internacional, S.A.	Montevideo (UY)	21	100.00	Teyma Uruguay Holding, S.A.	—	(1)	A
Teyma Sociedad de Inversión, S.A.	Montevideo (UY)	3,495	92.00	Asa Investment AG	—	(1)	A
Teyma Uruguay ZF, S.A.	Montevideo (UY)	25	100.00	Teyma Construcción, S.A.	—	(1)	A
Teyma USA & Abener Engineering and Construction Services Partnership	Chesterfield (US)	2	100.00	Abener Engineering and Construction Services, LLC/Teyma USA Inc.	(*)	(1)	A
Teyma USA Inc.	Delaware (US)	—	100.00	ASA Investment AG	—	(1)	A
Trafinsa, Tráfico e Ingenier., S.A.	Gijon (ES)	1,034	100.00	Telvent Tráfico y Transporte, S.A./Arce Sistemas, S.A.	—	(1)	C
Transportadora Cuyana, S.A.	Buenos Aires (AR)	2	100.00	Teyma Abengoa, S.A./Abengoa, S.A.	—	(1)	A
Transportadora del Atlántico, S.A.	Buenos Aires (AR)	2	100.00	Teyma Abengoa, S.A./Abengoa, S.A.	—	(1)	—
Transportadora del Norte, S.A.	Buenos Aires (AR)	—	100.00	Abengoa, S.A./Teyma Abengoa, S.A.	—	(1)	A
Transportadora Rio de la Plata, S.A.	Buenos Aires (AR)	—	100.00	Teyma Argentina, S.A./Abengoa, S.A.	—	(1)	A
Transportadora Sanjuanina, S.A.	Buenos Aires (AR)	—	100.00	Teyma Abengoa, S.A./Abengoa, S.A.	—	(2)	—
Trinacria Spzoo	Skawina (PL)	4,583	95.05	Befesa Aluminio, S.L.	—	(7)	A
Valorcam, S.L.	Madrid (ES)	2	80.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Zero Emissions Technologies, S.A.	Seville (ES)	60	100.00	Abeinsa Ingeniería y Construcción Industrial, S.A./Hynergreen, S.A.	—	(8)	A
Zeroemissions (Beijing) Technology Consulting Service Co. Ltd.	Beijing (CH)	100	100.00	Zero Emissions Technologies, S.A./Zeroemissions Carbon Trust, S.A.	(*)	(1)	—
Zeroemissions Carbon Trust, S.A.	Seville (ES)	60	100.00	Zeroemissions Technologies, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.	—	(8)	A
Zeroemissions do Brasil, Ltda.	R. de Janeiro (BR)	1,893	100.00	Zeroemissions Technologies, S.A./Zeroemissions Carbon Trust,S.A.	—	(1)	A
Zeroemissions Eatern Europe, LLC.	Moscow (RU)	—	100.00	Zeroemissions Technologies, S.A./Zeroemissions Carbon Trust, S.A.	—	(1)	—

(*)
Companies incorporated or acquired and consolidated for the first time in the year

(1)
Operating segment activities area: Engineering and Construction

(2)
Operating segment activities area: Transmission

(3)
Operating segment activities area: Solar

(4)
Operating segment activities area: Water

(5)
Operating segment activities areae: Cogeneration and others

(6)
Operating segment activities area: Bioenergy

(7)
Operating segment activities area: Recycling

(8)
Operating segment activities area: Others

A
Audited by PricewaterhouseCoopers Auditores

B
Audited by Deloitte (for legal purposes)

C
Audited by Auditoría y Consulta (for legal purposes)

D
Audited by others auditors (for legal purposes)

Appendices

Appendix XIX

Associated companies included in the 2010 consolidation perimeter using the participation method

		Sharedholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Parent Company	(*)	Activity	Auditor
Abenor, S.A.	Santiago (CL)	7,876	20.00	Inversiones Eléctricas Transam Chile Ltd./Asa Chile, S.L.	—	(2)	A
Agua y Gestión de Servicios Ambientales, S.A.	Seville (ES)	6,886	37.38	Befesa Medio Ambiente, S.A.	—	(4)	—
Araucana de Electricidad, S.A.	Santiago (CL)	8,518	20.00	Abengoa Chile, S.A./Inversiones Eléctricas Transam Chile Ltd.	—	(2)	A
Betearte	Vizcaya (ES)	1,121	33.33	Alianza Medioambiental, S.L.	—	(7)	—
Chennai Water Desalination Limited	Chennai (IN)	5,700	25.00	Befesa Agua, S.A.U.	—	(4)	—
Cogeneración Motril, S.A.	Seville (ES)	1,403	39.00	Abener Inversiones, S.L.	—	(5)	—
Concesionaria Hospital del Tajo, S.A.	Madrid (ES)	1,727	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Ecología Canaria, S.A.	Las Palmas (ES)	68	45.00	Befesa Gestión de Residuos Industriales, S.L.	—	(7)	—
Evacuación Villanueva del Rey, S.L.	Seville (ES)	2	44.99	Helioenergy Electricidad Uno, S.A./Helioenergy Electricidad Dos, S.A./Helio Energy Electricidad Tres, S.A.	—	(3)	—
Evacuación Valdecaballeros, S.L.	Madrid (ES)	1,060	39.96	Solaben Electricidad Uno, S.A./Solaben Electricidad Dos, S.A./Solaben Electricidad Tres, S.A./Solaben Electricidad Seis, S.A.	(*)	(3)	—
Explotadora Hospital del Tajo, S.L.	Madrid (ES)	1	20.00	Instalaciones Inabensa, S.A.	—	(5)	—
Green Visión Holding B.V.	Arnhem (NL)	3,000	24.00	Hynergreen Technologies, S.A.	—	(1)	—
Huepil de Electricidad, S.L.	Santiago (CL)	12,846	20.00	Inversiones Eléctricas Transam Chile Limitada	—	(2)	A
Inversiones Eléctricas Transam Chile Limitada.	Santiago (CL)	5,785	20.00	Abengoa Chile, S.A.	—	(2)	A
Myah Bahr Honaine, S.P.A.	Argel (DZ)	19,039	51.00	Geida Tlemcen, S.L.	—	(4)	—
Red eléctrica del Sur, S.A.	Lima (PE)	4,312	23.75	Abengoa Perú, S.A.	—	(2)	—
Shams One Company LLC.	Abu Dabi (AE)	14	20.00	Total Abengoa Solar Emirates Investment Company B.V.	(*)	(3)	—
Shams Power Company PJSC	Abu Dabi (AE)	167	20.00	Total Abengoa Solar Emirates Investment Company B.V.	(*)	(3)	—
Telvent DMS LLC.	Serbia	6,111	49.00	Telvent Energía, S.A.	—	(1)	—
TSMC Ing. Y Contrucción	Santiago (CL)	14	33.30	Abengoa Chile, S.A.	—	(1)	—
Zoar Eolica, S.L.	A Coruña (ES)	40	33.33	Instalaciones Inabensa, S.A./Abengoa, S.A.	—	(1)	—

(*)
Companies incorporated or acquired and consolidated for the first time in the year

(1)
Operating segment activities area: Engineering and Construction

(2)
Operating segment activities area: Transmission

(3)
Operating segment activities area: Solar

(4)
Operating segment activities area: Water

(5)
Operating segment activities areae: Cogeneration and others

(6)
Operating segment activities area: Bioenergy

(7)
Operating segment activities area: Recycling

(8)
Operating segment activities area: Others

A
Audited by PricewaterhouseCoopers Auditores

B
Audited by Deloitte (for legal purposes)

C
Audited by Auditoría y Consulta (for legal purposes)

D
Audited by others auditors (for legal purposes)

Appendices

Appendix XX

Joint ventures included in the 2010 consolidation perimeter
using the proportional integration method

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (See Page 6)
Abastecimiento Ames-Brio	Bilbao (ES)	1.50	50.00	Befesa Agua, S.A.U	(*)	(4)
Abencon, S.A. de C.V.	Mexico D.F. (MX)	2.00	50.00	Abengoa México, S.A.	—	(1)
Abener Ghenova Ingeniería, S.L.	Seville (ES)	1,750.00	50.00	Abener Energía, S.A.	—	(1)
Abener Nuevo Pemex Tabasco I	Seville (ES)	—	30.00	Instalaciones Inabensa, S.A.	—	(5)
Abener-Dragados Industrial-México, S.A. De C.V.	Mexico D.F. (MX)	—	50.00	Abener México, S.A.	—	(1)
Abener-Inabensa Alemania	Seville (ES)	—	30.00	Instalaciones Inabensa, S.A.	—	(5)
Abener-Inabensa Francia	Seville (ES)	—	30.00	Instalaciones Inabensa, S.A.	—	(5)
Abener-Inabensa Paises Bajos	Seville (ES)	—	30.00	Instalaciones Inabensa, S.A.	—	(5)
Abensaih Construcción	Seville (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(1)
Abensaih Construcción UTE	Seville (ES)	3.00	50.00	Telvent Eenergia S.A	(*)	(1)
Abensaih Mantenimiento UTE	Seville (ES)	3.00	50.00	Telvent Eenergia S.A	(*)	(1)
Acceso Avda Pais Valencia	Alicante (ES)	3.00	50.00	Instalaciones Inabensa, S.A.	—	(1)
Acciona—TTT	Madrid (ES)	3.00	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Acisa—Indra Sistemas Telvent	Madrid (ES)	2.04	34.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Adis Segovia Valdestrilla	Madrid (ES)	0.42	7.00	Instalaciones Inabensa, S.A.	—	(5)
Aerópolis	Seville (ES)	2.40	40.00	Instalaciones Inabensa, S.A.	—	(1)
Agencia Andaluza de Energía	Seville (ES)	6.00	35.00	Instalaciones Inabensa, S.A.	—	(5)
Aguas Salobres	Cataluña (ES)	3.60	60.00	Befesa Agua, S.A.U.	(*)	(1)
Al Osais-Inabensa Co. Ltd	Dammam (SA)	50.00	50.00	Inabensa Saudi Arabia LLC.	—	(1)
Alcoy	Alicante (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(1)
Almanjayar	Madrid (ES)	1.50	25.00	Instalaciones Inabensa, S.A.	—	(5)
Alstom Tráfico—TTT	Madrid (ES)	0.75	25.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Aparcamiento L`Ordana	Alicante (ES)	4.50	90.00	Instalaciones Inabensa, S.A.	—	(1)
APCA Inabensa-Abengoa Lote 1	Seville (ES)	30.00	100.00	Instalaciones Inabensa, S.A/ Abengoa S.A	—	(5)
APCA Inabensa-Abengoa Lote 2	Seville (ES)	30.00	100.00	Instalaciones Inabensa, S.A/ Abengoa S.A		(5)
Argelia	Madrid (ES)	3.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Armilla	Seville (ES)	3.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Avinyó	Cataluña (ES)	0.24	40.00	Construcciones y Depuraciones, S.A	—	(1)
Baix Llobregat	Gerona (ES)	6.00	50.00	Befesa Agua, S.A.U.	—	(4)
Bajo Almanzora	Almeria (ES)	2.40	40.00	Befesa Agua, S.A.U.	—	(1)
Barras Paradas	Madrid (ES)	3.00	50.00	Instalaciones Inabensa, S.A.	(*)	(1)
Bascara	Cataluña (ES)	0.24	40.00	Construcciones y Depuraciones, S.A	—	(1)
Bioener Energía, S.A.	Vizcaya (ES)	337.00	50.00	Abengoa Bioenergía, S.A.	—	(6)
Boaco	Nicaragua (NI)	2.18	73.00	Befesa Agua, S.A.U.	—	(1)
Cáceres	Cáceres (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(1)
Campello	Alicante (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(1)
Canal de Navarra	Navarra (ES)	3.60	20.00	Befesa Agua, S.A.U.	—	(1)
Care Córdoba	Seville (ES)	12.00	25.00	Instalaciones Inabensa, S.A.	—	(5)
Cartagena	Murcia (ES)	1.13	38.00	Befesa Agua, S.A.U.	—	(4)
Cedisolar	Ourense (ES)	4,992.00	50.00	Rioglass Solar Holding, S.A.	—	(3)
Cei Huesca	Zaragoza (ES)	0.60	20.00	Instalaciones Inabensa, S.A.	—	(1)
Cercanias Tren (Camas-Salteras)	Madrid (ES)	1.00	35.00	Instalaciones Inabensa, S.A.	(*)	(1)
Chennai EPC	India (IN)	4.80	80.00	Befesa Agua, S.A.U.	—	(4)
Chennai EPC	India (IN)	1.20	20.00	Construcciones y Depuraciones, S.A	—	(4)
Chennai O&M	India (IN)	4.80	80.00	Befesa Agua, S.A.U.	—	(1)
Chennai O&M	India (IN)	1.20	20.00	Construcciones y Depuraciones, S.A	—	(1)
Chilca Montalbo	Seville (ES)	4.80	80.00	Instalaciones Inabensa, S.A.	(*)	(1)
China Exhibition Center	Seville (ES)	6.00	34.50	Instalaciones Inabensa, S.A.	—	(5)
China Internacional	Madrid (ES)	2.07	34.50	Instalaciones Inabensa, S.A.	—	(5)
Ciudad de la Justicia	Madrid (ES)	1.20	20.00	Instalaciones Inabensa, S.A.	—	(5)
Coaben, S.A. de C.V.	Mexico D.F. (MX)	1.00	50.00	Abengoa México S.A. de CV/Instalaciones Inabensa, S.A.	—	(1)
Cobra—TTT	Valladolid (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Complejo Espacial	Madrid (ES)	3.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Concecutex, S.A. de C.V.	Toluca (MX)	7,358.00	50.00	Inabensa, S.A./Abengoa México, S.A./Abengoa, S.A.	—	(5)
Concesionaria Costa del Sol, S.A.	Malaga (ES)	4,585.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Conquero	Huelva (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(1)
Consistorio	Madrid (ES)	6.00	30.00	Instalaciones Inabensa, S.A.	—	(5)
Consocio Iberinco-T. Tunez	Tunez	—	50.00	Telvent Energía, S.A	(*)	(1)
Consorcio Abengoa Kipreos Ltda	Santiago (CL)	7.99	50.00	Abengoa Chile, S.A	(*)	(1)
Consorcio Constructor Alto Cayma	Lima (PE)	—	50.00	Abengoa Perú, S.A./Befesa Agua, S.A.U.	—	(1)
Consorcio Siga SDI IMA Limitada	Santiago (CL)	4.79	50.00	Servicios de Ingenieria IMA S.A	(*)	(1)
Consorcio Tema/Vaisala	Lima (PE)	—	80.00	Telvent Energía, S.A	(*)	(1)
Contenedores Ortuella	Vizcaya (ES)	6.00	60.00	Instalaciones Inabensa, S.A.	—	(1)
Cortes de Pallas	Valencia (ES)	4.80	80.00	Befesa Agua, S.A.U.	(*)	(4)
Dragados Ind.—Electronic Trafic- Indra Sistemas—ST—Tekia Cons.	Madrid (ES)	2.73	22.75	Telvent Tráfico y Transporte, S.A.	—	(1)

Appendices

Appendix XX

Joint ventures included in the 2010 consolidation perimeter
using the proportional integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (See Page 6)
Edif. Plaza d/America (Ferrabe)	Madrid (ES)	—	35.00	Instalaciones Inabensa, S.A.	(*)	(1)
Edificio ITA	Zaragoza (ES)	3.00	30.00	Instalaciones Inabensa, S.A.	—	(5)
Edificio PICA	Seville (ES)	4.50	50.00	Instalaciones Inabensa, S.A.	—	(5)
Eidra	Seville (ES)	1.01	42.00	Instalaciones Inabensa, S.A.	—	(1)
Elec.t/Unquera-Cabez (Ontoria)	Vizcaya (ES)	3.00	50.00	Instalaciones Inabensa, S.A.	(*)	(1)
Electrificación Burgos	Madrid (ES)	2.00	33.34	Instalaciones Inabensa, S.A.	—	(5)
Electrificación Granollers	Madrid (ES)	6.00	20.00	Instalaciones Inabensa, S.A.	—	(5)
Electrificación L-3	Madrid (ES)	1.20	20.00	Instalaciones Inabensa, S.A.	—	(1)
Electronic Traffic—TTT	Barcelona (ES)	1.50	25.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Electronic Traffic—TTT	Barcelona (ES)	2.70	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Electronic Trafic-TTT-Sice	Madrid (ES)	—	33.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Emergencia NAT	Barcelona (ES)	4.00	33.33	Instalaciones Inabensa, S.A.	—	(1)
Emvisesa Palacio Exposiciones	Seville (ES)	1.50	25.00	Instalaciones Inabensa, S.A.	—	(5)
Energía Línea 9	Barcelona (ES)	1.20	20.00	Instalaciones Inabensa, S.A.	—	(5)
Energía Noroeste	Seville (ES)	3.00	50.00	Instalaciones Inabensa, S.A.	—	(1)
Energía Palmas Altas	Seville (ES)	10.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Equipamiento Solar Caballería	Madrid (ES)	1.20	20.00	Instalaciones Inabensa, S.A.	—	(5)
Erabil	Bizakaia (ES)	6.00	20.00	Instalaciones Inabensa, S.A.	—	(5)
Esclusa 42	Valladolid (ES)	1.80	30.00	Befesa Agua, S.A.U.	—	(1)
Estremera	Albacete (ES)	6.00	50.00	Befesa Agua, S.A.U.	—	(4)
Explotaciones Varias, S.A.	Seville (ES)	1,907.00	50.00	Abengoa, S.A.	—	(1)
Facultades	Madrid (ES)	1.00	15.00	Instalaciones Inabensa, S.A.	—	(5)
FA-Teyma	Uruguay (UY)	—	40.00	Teyma Uruguay S.A	(*)	(1)
Ferial Badajoz	Madrid (ES)	0.25	25.00	Instalaciones Inabensa, S.A.	—	(5)
Ferrovial, Teyma, Befesa	Seville (ES)	1.82	30.00	Telvent Eenergia S.A	(*)	(1)
Fontsanta	Barcelona (ES)	4.80	40.00	Befesa Agua, S.A.U.	—	(1)
Fotovoltaica Expo	Huelva (ES)	7.00	70.00	Instalaciones Inabensa, S.A.	—	(5)
Fuente Alamo	Murcia (ES)	2.97	33.00	Construcciones y Depuraciones, S.A	—	(1)
Gallur Castejon	Madrid (ES)	2.00	33.33	Instalaciones Inabensa, S.A.	—	(5)
Geida Tlemcen, S.L.	Madrid (ES)	12,478.00	50.00	Befesa Agua S.A.U.	—	(4)
Girhmex, S.A. De C.V.	Mexico D.F. (MX)	—	50.00	Gestión Integral de Recursos Humanos, S.A./Abengoa México, S.A.	—	(1)
Grupisa Infraestructuras—TTT	Seville (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Guadalajara	Guadalajara (ES)	3.01	55.00	Befesa Agua, S.A.U.	—	(4)
Guardería La Nucia	Elche (ES)	4.50	45.00	Instalaciones Inabensa, S.A.	—	(5)
Guiamets	Tarragona (ES)	7.20	60.00	Befesa Agua, S.A.U.	—	(1)
H. Campus de la Salud	Seville (ES)	2.40	20.00	Instalaciones Inabensa, S.A.	—	(5)
Helioenergy Electricidad Dos, S.A.	Seville (ES)	28,503.00	50.00	Écija Solar Inversiones, S.A.	—	(3)
Helioenergy Electricidad Uno, S.A.	Seville (ES)	32,562.00	50.00	Écija Solar Inversiones, S.A.	—	(3)
Hidrosur	Almeria (ES)	2.00	33.00	Befesa Agua, S.A.U.	—	(1)
Honnaine	Argel (AR)	1.50	50.00	Befesa Agua, S.A.U.	—	(1)
Hospital Aranjuez	Madrid (ES)	6.00	20.00	Instalaciones Inabensa, S.A.	—	(5)
Hospital Costa del Sol	Malaga (ES)	10.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Idam Almería	Almeria (ES)	1.50	50.00	Befesa Agua, S.A.U.	—	(4)
Idam Carboneras	Almeria (ES)	2.58	43.00	Befesa Agua, S.A.U.	—	(4)
Inabensa ST	Malaga (ES)	—	80.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Inabensa-Jayton Catral	Elche (ES)	3.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Inabensa-Jayton La Nucia	Alicante (ES)	45.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Inabensa-Jayton Villajoyosa	Elche (ES)	3.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Inabervion	Vizcaya (ES)	5.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Inacom	Madrid (ES)	1.50	25.00	Instalaciones Inabensa, S.A.	—	(5)
Inapreu, S.A.	Barcelona (ES)	2,318.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Indra Sistemas—ST	Madrid (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Indra Sistemas—ST	Madrid (ES)	0.36	36.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Indra Sistemas—TTT	Madrid (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Indra Sistemas—TTT	Madrid (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Indra Sistemas—TTT	Madrid (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Indra Sistemas—TTT	Madrid (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Inelcy	Madrid (ES)	2.97	33.33	Instalaciones Inabensa, S.A.	—	(1)
Inelin	Madrid (ES)	6.01	48.50	Instalaciones Inabensa, S.A.	—	(5)
Inst. Clima Hopsital Costa del Sol	Malaga (ES)	3.00	50.00	Instalaciones Inabensa, S.A.	(*)	(1)
Instalaciones Hospital VQ	Seville (ES)	6.00	60.00	Instalaciones Inabensa, S.A.	—	(5)
Instalaciones Inabensa- Intel	Madrid (ES)	5.00	50.00	Instalaciones Inabensa, S.A.	—	(1)
Instalaciones Plataformas Sur	Barcelona (ES)	5.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Instalaciones. LAC Albacete-Al (Albalac)	Madrid (ES)	2.04	33.34	Instalaciones Inabensa, S.A.	(*)	(1)
Intercambiador Mairena	Seville (ES)	1.50	30.00	Instalaciones Inabensa, S.A.	—	(5)
Italgest Abengoa Solar, S.r.l.	Roma (IT)	15.00	50.00	Abengoa Solar, S.A.	—	(3)

Appendices

Appendix XX

Joint ventures included in the 2010 consolidation perimeter
using the proportional integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (See Page 6)
Itoiz	Navarra (ES)	3.50	35.00	Befesa Agua, S.A.U.	—	(1)
Keyland Sistemas de Gestión, S.L.	Burgos (ES)	100.00	50.00	Telvent Global Services, S.A.	—	(1)
Klitten	Uruguay (UY)	—	100.00	Teyma Uruguay S.A	—	(1)
Kurkudi	Guipuzcoa (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(1)
L'Esplugas	Cataluña (ES)	0.24	40.00	Construcciones y Depuraciones, S.A	—	(1)
Lav Buixalleu	Barcelona (ES)	3.00	50.00	Instalaciones Inabensa, S.A.	—	(1)
Libia-Líneas	Seville (ES)	—	50.00	Instalaciones Inabensa, S.A.	—	(5)
Mantenimiento Abensaih	Seville (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(4)
Mantenimiento L-9	Barcelona (ES)	1.20	20.00	Instalaciones Inabensa, S.A.	—	(5)
Mantenimiento Presas	Malaga (ES)	2.10	35.00	Befesa Agua, S.A.U.	—	(1)
Mataporquera	Madrid (ES)	3.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Meisa-Inabensa	Huelva (ES)	5.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
mejora atraque muelle Pto. Vigo	Compotela (ES)	—	20.00	Instalaciones Inabensa, S.A.	(*)	(1)
Metro Ligero de Granada	Madrid (ES)	6.00	40.00	Instalaciones Inabensa, S.A.	—	(5)
Micronet Porous Fibers, S.L.	Vizcaya (ES)	1,250.00	50.00	Befesa Agua, S.A.U.	—	(7)
Minicentrales	Madrid (ES)	3.00	40.00	Construcciones y Depuraciones, S.A	—	(1)
Minicentrales P y Valm	Madrid (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(4)
Mobiliario La Nucia	Elche (ES)	4.50	45.00	Instalaciones Inabensa, S.A.	—	(5)
Mto.AVE Madrid-Valla (Asimel)	Madrid (ES)	1.50	25.00	Instalaciones Inabensa, S.A.	(*)	(1)
Mundaka	Bilbao (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(1)
Nat Barcelona	Madrid (ES)	4.00	33.33	Instalaciones Inabensa, S.A.	—	(1)
Negratín Almanzora	Almeria (ES)	3.01	50.00	Befesa Agua, S.A.U.	—	(4)
Nicsa—ST no 1	Seville (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Pabellón Cubierto La Nucia	Alicante (ES)	9.00	90.00	Instalaciones Inabensa, S.A.	—	(5)
Paneles	Valladolid (ES)	1.80	30.00	Befesa Agua, S.A.U.	—	(1)
Patrimonio	Seville (ES)	2.10	35.00	Instalaciones Inabensa, S.A.	—	(5)
Perú	Seville (ES)	4.20	70.00	Instalaciones Inabensa, S.A.	—	(5)
Pistas Deportivas La Nucia	Elche (ES)	1.20	45.00	Instalaciones Inabensa, S.A.	—	(5)
Preufet Juzgados	Barcelona (ES)	6.00	50.00	Instalaciones Inabensa, S.A.	—	(1)
Primapen III	Gijon (ES)	36.00	33.33	Instalaciones Inabensa, S.A.	—	(1)
Proecsa, Procesos Ecológicos, S.A.	Seville (ES)	657.00	50.00	Befesa Agua, S.A.U.	—	(4)
Puerto Elantxobe	Guipuzcoa (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(4)
Puerto Huelva	Huelva (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(4)
Puerto Huelva	Huelva (ES)	3.00	50.00	Construcciones y Depuraciones, S.A	—	(4)
Quingdao	China (CH)	4.80	80.00	Befesa Agua, S.A.U.	—	(4)
Quingdao	China (CH)	1.20	20.00	Construcciones y Depuraciones, S.A	—	(4)
Ranilla	Seville (ES)	1.80	15.00	Construcciones y Depuraciones, S.A	—	(1)
Rap Fenol	Madrid (ES)	1.00	33.33	Instalaciones Inabensa, S.A.	—	(1)
Recuperacion ruinas Faisanera	Burgos (ES)	4.00	30.00	Instalaciones Inabensa, S.A.	(*)	(1)
Recytech, S.A.	Fouquieres (FR)	—	50.00	Befesa Steel Services GmbH	—	(7)
Residuos Urbanos de Ceuta, S.L.	Seville (ES)	2,030.00	50.00	Abengoa, S.A.	—	(1)
Retortillo	Seville (ES)	4.20	70.00	Befesa Agua, S.A.U.	—	(1)
Retortillo	Seville (ES)	1.80	30.00	Construcciones y Depuraciones, S.A	—	(1)
Reus	Tarragona (ES)	3.90	65.00	Befesa Agua, S.A.U.	—	(1)
Rincón de la Victoria	Malaga (ES)	3.01	50.00	Befesa Agua, S.A.U.	—	(4)
Río Cunene	Angola (AN)	25.00	50.00	Befesa Agua, S.A.U.	—	(1)
Rioglass Solar 2	Asturias (ES)	60.00	50.00	Rioglass Solar Holding, S.A.	—	(8)
Rioglass Solar Holding, S.A.	Asturias (ES)	500.00	50.00	Abengoa Solar, S.A.	—	(8)
Rioglass Solar, S.A.	Asturias (ES)	6,906.00	50.00	Rioglass Solar Holding, S.A.	—	(8)
Rotonda CV-70	Alicante (ES)	4.50	45.00	Instalaciones Inabensa, S.A.	—	(5)
S/E Blanes	Madrid (ES)	2.00	33.33	Instalaciones Inabensa, S.A.	—	(1)
S/E Libia	Madrid (ES)	—	50.00	Instalaciones Inabensa, S.A.	—	(1)
S/E Modulares	Barcelona (ES)	2.50	50.00	Instalaciones Inabensa, S.A.	—	(1)
S/E Orio	San Sebastián (ES)	—	20.00	Instalaciones Inabensa, S.A.	—	(1)
Sahechores	Leon (ES)	3.73	62.00	Befesa Agua, S.A.U.	—	(1)
Saih Duero	Valladolid (ES)	1.80	30.00	Befesa Agua, S.A.U.	—	(1)
Saima Seguridad—TTT	Madrid (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Sala Reguladora TF Norte	Sta. Cruz de Tenerife (ES)	1.50	25.00	Instalaciones Inabensa, S.A.	—	(1)
Sallent	Barcelona (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(1)
San Juan del Sur	Nicaragua (NI)	2.20	74.00	Befesa Agua, S.A.U.	—	(1)
Sancho Nuño	Avila (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(4)
Sant Adriá S/E	Madrid (ES)	1.50	50.00	Instalaciones Inabensa, S.A.	—	(5)
Sant Blas de Fonz	Tarragona (ES)	5.40	90.00	Befesa Agua, S.A.U.	—	(4)
Sant Celoni	Gerona (ES)	6.00	50.00	Befesa Agua, S.A.U.	—	(1)
Santa Amalia	Extremadura (ES)	4.80	80.00	Construcciones y Depuraciones, S.A	—	(1)
Sector Vilablareix	Barcelona (ES)	3.33	33.34	Instalaciones Inabensa, S.A.	—	(5)

Appendices

Appendix XX

Joint ventures included in the 2010 consolidation perimeter
using the proportional integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (See Page 6)
Sede Universitaria	Elche (ES)	4.50	45.00	Instalaciones Inabensa, S.A.	—	(5)
Segovia/BT C (CPD Solares)	Segovia (ES)	10.00	35.00	Instalaciones Inabensa, S.A.	(*)	(1)
Seguridad Vial y Tráfico Rodado	Alicante (ES)	9.00	90.00	Instalaciones Inabensa, S.A.	—	(5)
Selectiva	Almeria (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(4)
Semi-Inabensa	Madrid (ES)	3.00	50.00	Instalaciones Inabensa, S.A.	—	(1)
Servicios Culturales Mexiquenses, S.A. de C.V.	Toluca (MX)	—	50.00	Abengoa México, S.A. de C.V./Instalaciones Inabensa, S.A.	(*)	(1)
Sice—ST	Madrid (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Sice—ST	Madrid (ES)	—	20.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Sice—ST	Madrid (ES)	0.30	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Sice—ST, AIE	Madrid (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Sice—TTT	Madrid (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Sigmacat	Madrid (ES)	1.98	33.00	Instalaciones Inabensa, S.A.	—	(5)
Sigmalac	Madrid (ES)	2.00	33.34	Instalaciones Inabensa, S.A.	—	(5)
Silfrasub.Ave Figueras	Madrid (ES)	2.40	40.00	Instalaciones Inabensa, S.A.	—	(5)
Silvacat	Madrid (ES)	10.59	35.30	Instalaciones Inabensa, S.A.	—	(5)
Sisecat	Madrid (ES)	1.26	20.95	Instalaciones Inabensa, S.A.	—	(5)
Skikda	Argel (AR)	0.75	25.00	Construcciones y Depuraciones, S.A	—	(1)
Skikda EPC	Argel (AR)	1.26	42.00	Befesa Agua, S.A.U.	—	(1)
Skikda O&M	Argel (AR)	1.26	42.00	Befesa Agua, S.A.U.	—	(1)
Skikda O&M	Argel (AR)	0.75	25.00	Construcciones y Depuraciones, S.A	—	(1)
Soterramnet 132 Kv	Barcelona (ES)	2.00	33.34	Instalaciones Inabensa, S.A.	—	(5)
St—Acisa	Madrid (ES)	3.91	65.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Codinsa	Barcelona (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Daviña no 1	Madrid (ES)	1.55	80.00	Telvent Tráfico y Transporte, S.A.	—	(1)
ST—Disel AIE	Barcelona (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
ST—E. Otaduy—Exacavaciones Cantabricas, A.I.E.	Trapagaran (ES)	2.00	34.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Etralux	Madrid (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Etralux	Madrid (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Etralux	Madrid (ES)	1.65	55.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Etralux	Madrid (ES)	—	56.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Etralux—Sice	Madrid (ES)	—	35.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Etralux no 1	Madrid (ES)	0.34	56.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Getecma	Barcelona (ES)	—	60.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Getecma	Barcelona (ES)	—	75.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Inabensa	Gijon (ES)	0.48	80.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Indra	Madrid (ES)	1.65	55.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Indra—Etralux	Madrid (ES)	2.70	45.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Isolux Wat	Madrid (ES)	3.00	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Monelec	Malaga (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Monelec	Malaga (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Monelec	Malaga (ES)	—	54.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Monelec	Malaga (ES)	—	55.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—Sice—Acisa	Madrid (ES)	3.25	54.00	Telvent Tráfico y Transporte, S.A.	—	(1)
St—VS Ingenieria y Urbanismo	Seville (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Suburbano Mexico	Seville (ES)	6.00	50.00	Instalaciones Inabensa, S.A.	—	(5)
Tablada	Seville (ES)	6.00	50.00	Befesa Agua, S.A.U.	—	(4)
Tas—Balzola—Cobra	Madrid (ES)	2.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Tas—Guillermo Ibargoyen—Inabensa	San Sebastián (ES)	—	40.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Teatinos	Malaga (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(1)
Telve Novasoft Ingenieria S.L. Telvent Interactiva S.A. Movipolis	Malaga (ES)	0.60	20.00	Telvent Global Services	—	(1)
Telvent Interactiva y Carestream, Ute	Seville (ES)	1.50	50.00	Telvent Global Services	—	(1)
Telvent Interactiva y Fujitsu, Ute	Seville (ES)	6.00	50.00	Telvent Interactiva,s.a	—	(1)
Telvent Interactiva y Guadaltel, Ute	Seville (ES)	—	50.00	Telvent Interactiva,s.a	—	(1)
Telvent Interactiva y Novasolft II, Ute Proyecto Abrego	Malaga (ES)	15.00	50.00	Telvent Global Services	—	(1)
Telvent Interactiva y Novasolft, Ute Proyecto Archiva	Malaga (ES)	0.60	20.00	Telvent Interactiva,s.a	—	(1)
Telvent UTE	Buenos Aires (AR)	1.89	100.00	Telvent Sociedad Argentina	—	(1)
Telvent-Inabensa	Barcelona (ES)	—	50.00	Instalaciones Inabensa, S.A.	—	(1)
Telvent-Inabensa (Ampliación Equipo estación Irún)	Bilbao (ES)	—	20.00	Instalaciones Inabensa, S.A.	(*)	(1)
Tenés	Argel (AR)	4.80	80.00	Befesa Agua, S.A.U.	—	(1)
Tenes EPC	Argel (AR)	1.20	20.00	Construcciones y Depuraciones, S.A	—	(1)
Teulada-Moraira	Alicante (ES)	2.55	43.00	Befesa Agua, S.A.U.	—	(4)
Teyma Uruguay S.A y Transportes Olivos S.A.C.I YF	Uruguay (UY)	—	40.00	Teyma Uruguay S.A	(*)	(1)
Torre	Bilbao (ES)	66.40	20.00	Instalaciones Inabensa, S.A.	—	(5)

Appendices

Appendix XX

Joint ventures included in the 2010 consolidation perimeter
using the proportional integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (See Page 6)
Total Abengoa Solar Emirates Investment Company, B.V.	Amsterdam (NL)	50.00	50.00	Abengoa Solar Ventures, S.A.	—	(8)
Total Abengoa Solar Emirates O&M Company, B.V.	Amsterdam (NL)	105.00	50.00	Abengoa Solar Ventures, S.A.	(*)	(3)
Tranvía de Jaén	Seville (ES)	0.90	15.00	Instalaciones Inabensa, S.A.	—	(5)
TTT—Acisa	Barcelona (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Acisa	Barcelona (ES)	3.00	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Electronic Trafic	Madrid (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Electrosistemas Bach	Barcelona (ES)	2.83	47.17	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Etra—Sice	Barcelona (ES)	3.00	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Etralux—Sice	Madrid (ES)	—	46.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Iceacsa	A Coruña (ES)	6.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Idom	Madrid (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Inabensa	Gijon (ES)	—	80.00	Telvent Tráfico y Transporte, S.A.	(*)	(1)
TTT—Inabensa—Acisa	Barcelona (ES)	2.00	34.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Indra Sistemas	Madrid (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Indra Sistemas	Madrid (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	(*)	(1)
TTT—Indra Sistemas	Madrid (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Indra Sistemas	Madrid (ES)	—	36.00	Telvent Tráfico y Transporte, S.A.	(*)	(1)
TTT—Indra Sistemas	Madrid (ES)	—	36.00	Telvent Tráfico y Transporte, S.A.	(*)	(1)
TTT—Roig Obres Serveis i Medi Ambient	Barcelona (ES)	3.30	55.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Sice	Madrid (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Sice	Madrid (ES)	—	70.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Sice	Madrid (ES)	—	49.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Tecnocontrol	Madrid (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT—Tecnocontrol	Madrid (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT- Etra Cataluña	Barcelona (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	(*)	(1)
TTT-Atos Origin-Indra Sistem	Madrid (ES)	1.98	33.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT-Cobra-Ansaldo	Madrid (ES)	—	40.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT-Cobra-Conservación	Vizcaya (ES)	1.50	30.00	Telvent Tráfico y Transporte, S.A.	—	(1)
TTT-Daviña	Madrid (ES)	1.96	80.00	Telvent Tráfico y Transporte, S.A.	(*)	(1)
Túnel Rovira	Barcelona (ES)	2.00	33.00	Instalaciones Inabensa, S.A.	—	(1)
Ute Cantabria	Madrid (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Abencor-Inabensa Chicla Montalvo	Chiclana (ES)	2.40	20.00	Abencor Suministros, S.A	(*)	(1)
Ute Abener Befesa Cortes de Pallas	Seville (ES)	—	20.00	Abener Energía, S.A.	(*)	(1)
Ute Abener Befesa Sahechores	Seville (ES)	—	0.20	Abener Energía, S.A.	(*)	(1)
Ute Abener Hasi R'Mel Construction	Seville (ES)	—	0.00	Abengoa Solar New Technologies	—	(1)
Ute Abener Hasi R'Mel O&M	Argel (AR)	—	30.00	Abengoa Solar España	(*)	(1)
Ute Abener Inabensa	Seville (ES)	—	70.00	Abener Energía, S.A.	—	(1)
Ute Abener Inabensa Germany	Seville (ES)	—	70.00	Abener Energía, S.A.	—	(1)
Ute Abener Inabensa NP Tabasco	Seville (ES)	—	70.00	Abener Energía, S.A.	—	(1)
Ute Abener Inabensa Paises Bajos	Seville (ES)	—	70.00	Abener Energía, S.A.	—	(1)
Ute Abener Teyma Emirates I	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)
Ute Abener Teyma Helio Energy I	Seville (ES)	—	50.00	Abener Energía, S.A.	—	(1)
Ute Abener Teyma Helio Energy II	Seville (ES)	—	50.00	Abener Energía, S.A.	—	(1)
Ute Abener Teyma Helios I	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)
Ute Abener Teyma Helios II	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)
Ute Abener Teyma Solaben 3	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)
Ute Abener Teyma Solaben IC	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)
Ute Abener Teyma Solaben II	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)
Ute Abener Teyma Solacor I	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)
Ute Abener Teyma Solacor I	Seville (ES)	—	50.00	Abener Energía, S.A.	(*)	(1)
Ute Abensaih	Seville (ES)	3.90	65.00	Befesa Agua, S.A.U.	—	(4)
Ute Abensaih 10192C	Madrid (ES)	2.10	40.00	Telvent Energía, S.A	(*)	(1)
Ute Abensaih Guadalate Barbate	Seville (ES)	2.94	49.00	Telvent Environment, S.A	(*)	(1)
Ute Abensaih Guadalete	Cadiz (ES)	3.06	51.00	Befesa Agua, S.A.U.	(*)	(4)
Ute Abensaih Guadalquivir	Seville (ES)	3.06	51.00	Befesa Agua, S.A.U.	(*)	(4)
Ute Abensaih Guadalquivir	Seville (ES)	2.94	49.00	Telvent Environment, S.A	(*)	(4)
Ute Ampliación CCTV	Madrid (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Ampliación M-30	Madrid (ES)	—	20.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Arce sistemas-T.Interac	Bilbao (ES)	0.43	50.00	Telvent Global Services	—	(1)
Ute Atabal	Malaga (ES)	3.19	53.00	Befesa Agua, S.A.U.	—	(4)
Ute CAC Arequipa	Peru (PE)	6.82	51.00	Befesa Agua, S.A.U.	(*)	(4)
Ute CCAC Arequipa	Peru (PE)	3.34	25.00	Befesa Agua, S.A.U.	(*)	(4)
Ute Centre Vic	Barcelona (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Deca	Almeria (ES)	1.94	32.00	Befesa Agua, S.A.U.	—	(4)
Ute Electro Roig—TTT	Madrid (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Esclusa 42	Seville (ES)	1.80	30.00	Telvent Eenergia S.A	(*)	(1)

Appendices

Appendix XX

Joint ventures included in the 2010 consolidation perimeter
using the proportional integration method (Continuation)

		Shareholding
Company Name	Registered Address	Amount in thousands of €	% of Nominal Capital	Partner Company in Entity	(*)	Activity (See Page 6)
Ute Etra Cataluña—TTT (UTE Corredors B1)	Barcelona (ES)	—	45.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Hassi R'Mel Construction	Seville (ES)	—	70.00	Abener Energía, S.A.	—	(1)
Ute Hassi R'Mel O&M	Seville (ES)	—	70.00	Abener Energía, S.A.	—	(1)
Ute Inabensa-Eucomsa-Perú	Seville (ES)	1.80	30.00	Europea de Construcciones Metálicas S.A	—	(1)
Ute Indra—TTT (Radares Centro)	Madrid (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Levatel	Madrid (ES)	—	50.00	Telvent Energía, S.A	(*)	(1)
Ute LFF Consultores y Asesores—TTT—Indra	Madrid (ES)	1.98	33.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Mantenimiento RVCA Andalucía	Seville (ES)	—	45.00	Telvent Environment, S.A	(*)	(1)
Ute Marismas Construcción	Seville (ES)	10.80	90.00	Befesa Agua, S.A.U.	—	(4)
Ute Operación Verano	Madrid (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Paneles	Madrid (ES)	—	30.00	Telvent Eenergia S.A	(*)	(1)
Ute Poniente Almeriense	Almeria (ES)	6.01	50.00	Befesa Gestión de residuos Industriales	—	(7)
Ute Res IRIS (Eurocomercial informática y comunicaciones, S.A)	Madrid (ES)	0.79	99.00	Telvent Global Services	—	(1)
Ute Saih Sur	Seville (ES)	3.00	33.00	Telvent Eenergia S.A	(*)	(1)
Ute Scada Norte Jordania	Seville (ES)	—	20.00	Telvent Environment, S.A	(*)	(1)
Ute Sevic	Barcelona (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Sice—TTT (Sictram)	Madrid (ES)	—	40.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Sice—TTT Accesos Zaragoza II	Madrid (ES)	1.47	49.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute T. Interactiva-Caymasa El Sendero	Seville (ES)	3.60	60.00	Telvent Global Services	—	(1)
Ute T.Interac Esri España	Huelva (ES)	—	50.00	Telvent Global Services	—	(1)
Ute T.Interac-Sadiel	Seville (ES)	4.20	70.00	Telvent Interactiva,s.a	—	(1)
Ute Tecnocontrol—TTT	Madrid (ES)	6.27	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Telvent Interactiva, S.A.- Indra Sistemas, S.A.- Isoft Sanidad S.A.-Everis Spain S.L.	Seville (ES)	2.64	22.00	Telvent Interactiva,s.a	—	(1)
Ute Telvent Interactiva-Novasoft Sica	Seville (ES)	1.50	50.00	Telvent Interactiva,s.a	—	(1)
Ute Telvent Keyland	Madrid (ES)	—	80.00	Telvent Energía, S.A	(*)	(1)
Ute Telvent Tráfico y Transporte—Floria Diseño	Madrid (ES)	—	51.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Telvent-Novasoft Aplicaciones TIC Junta de Andalucía	Seville (ES)	—	70.00	Telvent Global Services	—	(1)
Ute Tema/Isolux	Madrid (ES)	3.01	50.00	Telvent Energía, S.A	(*)	(1)
UTE Tema/Sufi	Madrid (ES)	3.00	50.00	Telvent Energía, S.A	(*)	(1)
Ute Tema/Tradia	Seville (ES)	13.00	65.00	Telvent Energía, S.A	(*)	(1)
UTE Teyma-Sadiel-Isotrol	Seville (ES)	4.00	30.00	Telvent Energía, S.A	(*)	(1)
Ute Th-To	Madrid (ES)	—	50.00	Telvent Global Services	—	(1)
Ute Torre Isla Cartuja	Seville (ES)	12.00	20.00	Instalaciones Inabensa, S.A.	(*)	(1)
Ute TTT—Acisa	Barcelona (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute TTT—Acisa—Lectro 90	Barcelona (ES)	—	22.69	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute TTT—Iceacsa (Explotacion Centro Control Noroeste)	A Coruña (ES)	3.00	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute TTT—Inabensa	Barcelona (ES)	1.50	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute TTT—Inabensa (UTE Jerez-Algeciras)	Seville (ES)	—	75.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute TTT—Meym 2000 (Postes SOS Barcelona)	Barcelona (ES)	—	50.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute TTT—TI—Inabensa	Seville (ES)	—	40.00	Telvent Tráfico y Transporte, S.A.	—	(1)
Ute Villanueva	Cordoba (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(4)
Ute Villarreal	Castellon (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(4)
Ute Vinalopó	Alicante (ES)	2.00	33.00	Befesa Agua, S.A.U.	—	(4)
Utrera	Seville (ES)	3.31	50.00	Befesa Agua, S.A.U.	—	(4)
Valdeinfierno	Murcia (ES)	0.60	20.00	Befesa Agua, S.A.U.	—	(1)
Valdeinfierno	Murcia (ES)	1.20	40.00	Construcciones y Depuraciones, S.A	—	(1)
Valdelentisco	Murcia (ES)	4.80	80.00	Befesa Agua, S.A.U.	—	(1)
Vall Baixa	Lerida (ES)	6.00	50.00	Befesa Agua, S.A.U.	—	(1)
Winterra-Inabensa C.S. San Paio	Compotela (ES)	2.00	30.00	Instalaciones Inabensa, S.A.	—	(5)
Winterra-Inabensa Guardia Civil	Compotela (ES)	2.00	30.00	Instalaciones Inabensa, S.A.	—	(5)
Winterra-Inabensa Monterroso	Compotela (ES)	6.00	30.00	Instalaciones Inabensa, S.A.	—	(5)
Winterra-Inabensa Pet-tac Meixoeiro	Compotela (ES)	1.20	30.00	Instalaciones Inabensa, S.A.	—	(1)
Winterra-Inabensa Sarriá	Compotela (ES)	2.00	30.00	Instalaciones Inabensa, S.A.	—	(5)
Xerta Senia	Lerida (ES)	3.00	50.00	Befesa Agua, S.A.U.	—	(4)
Zonas Deportivas La Nucia	Alicante (ES)	4.50	45.00	Instalaciones Inabensa, S.A.	—	(5)

(*)
Companies incorporated or acquired and consolidated for the first time in the year

(1)
Operating segment activities area: Engineering and Construction

(2)
Operating segment activities area: Transmission

(3)
Operating segment activities area: Solar

(4)
Operating segment activities area: Water

Appendices

Appendix XX

Joint ventures included in the 2010 consolidation perimeter
using the proportional integration method (Continuation)

(5)
Operating segment activities areae: Cogeneration and others

(6)
Operating segment activities area: Bioenergy

(7)
Operating segment activities area: Recycling

(8)
Operating segment activities area: Others

A
Audited by PricewaterhouseCoopers Auditores

B
Audited by Deloitte (for legal purposes)

C
Audited by Auditoría y Consulta (for legal purposes)

D
Audited by others auditors (for legal purposes)

Appendices

Appendix XXI

Companies with electricity operations included in the 2010 consolidation perimeter

Company Name	Registered Address	Activity (*)	Comments
Abengoa Cogeneración Tabasco, S. de R.L. de C.V.	Mexico D.F. (MX)	4	Construction phase
Abengoa Hellas Solar Power Systems Limited Liabilities Company	Atenas (GR)	6	Construction phase
Abengoa Solar Australia Pty Limited	Melbourne (AU)	6	Construction phase
Abengoa Solar India Private Limited	Maharashtra (IN)	5	Construction phase
Abengoa Solar Sicilia S.R.L.	Rome (IT)	5	Construction phase
Abengoa Solar South Africa	Pretoria (SDF)	5	Construction phase
Abengoa Transmisión Norte, S.A.	Lima (PE)	9	Construction phase
Abengoa Transmisión Sur, S.A.	Lima (PE)	9	Construction phase
Abenor, S.A.	Santiago (CL)	9	Operational
Almadén Solar, S.A.	Seville (ES)	6	Operational
Aprofursa, Aprovechamientos Energéticos Furesa, S.A.	Murcia (ES)	1	Operational
Arao Enerxías Eólica, S.L	A Coruña (ES)	2	Construction phase
Araucana de Electricidad, S.A.	Santiago (CL)	9	Operational
Arizona Solar One, LLC	Colorado (USA)	6	Operational
Ashalim Solar Power One Ltd.	Tel Aviv (IS)	6	Construction phase
ATE Transsmisora de Energía, S.A.	R. de Janeiro (BR)	9	Operational
ATE II Transmissora de Energia, S.A.	R. de Janeiro (BR)	9	Operational
ATE III Transmissora de Energia, S.A.	R. de Janeiro (BR)	9	Operational
ATE IV Sao Mateus Transmissora de Energía, S.A.	R. de Janeiro (BR)	9	Operational
ATE V Londrina Transmissora de Energía, S.A.	R. de Janeiro (BR)	9	Operational
ATE VI Campos Novos Transmissora de Energía, S.A	R. de Janeiro (BR)	9	Operational
ATE VII- Foz do Iguacú Transmissora de Energía, S.A.	R. de Janeiro (BR)	9	Operational
ATE VIII Estação Transmissora de Energia S/A	R. de Janeiro (BR)	9	Construction phase
ATE IX Transmissora de Energía, S.A.	R. de Janeiro (BR)	9	Construction phase
ATE XI, Manaus Transmissora de Energía	R. de Janeiro (BR)	5	Construction phase
ATE XIII, Norte Brasil Transmissora de Energía S.A	R. de Janeiro (BR)	5	Construction phase
ATE XV Transmissora de Energia S.A.	R. de Janeiro (BR)	5	Construction phase
ATE XVI	R. de Janeiro (BR)	9	Construction phase
ATE XVII	R. de Janeiro (BR)	9	Construction phase
ATN 1	Lima (PE)	9	Construction phase
Befesa Duslfuración, S.A.	Barakaldo (ES)	8	Operational
Befesa Plásticos, S.L.	Murcia (ES)	8	Operational
Biocarburantes de Castilla y León, S.A.	Salamanca (ES)	3	Operational
Bioetanol Galicia, S.A.	A Coruña (ES)	3	Operational
Captasol Fotovoltaica 1, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 2, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 3, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 4, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 5, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 6, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 7, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 8, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 9, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 10, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 11, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 12, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 13, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 14, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 15, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 16, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 17, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 18, S.L.	Seville (ES)	5	Operational

Appendices

Appendix XXI

Companies with electricity operations included in the 2010 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity (*)	Comments
Captasol Fotovoltaica 19, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 20, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 21, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 22, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 23, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 24, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 25, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 26, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 27, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 28, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 29, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 30, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 31, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 32, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 33, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 34, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 35, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 36, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 37, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 38, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 39, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 40, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 41, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 42, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 43, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 44, S.L.	Seville (ES)	5	Operational
Captasol Fotovoltaica 45, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 46, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 47, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 48, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 49, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 50, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 51, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 52, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 53, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 54, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 55, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 56, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 57, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 58, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 59, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 60, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 61, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 62, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 63, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 64, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 65, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 66, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 67, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 68, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 69, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 70, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 71, S.L.	Seville (ES)	5	Construction phase

Appendices

Appendix XXI

Companies with electricity operations included in the 2010 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity (*)	Comments
Captasol Fotovoltaica 72, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 73, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 74, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 75, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 76, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 77, S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 78 S.L.	Seville (ES)	5	Construction phase
Captasol Fotovoltaica 79 S.L.	Seville (ES)	5	Construction phase
Cogeneración Motril, S.A.	Seville (ES)	1	Operational
Copero Solar Huerta Uno, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Dos, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Tres, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Cuatro, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Cinco, S.A.	Paris (FR)	5	Operational
Copero Solar Huerta Seis, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Siete, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Ocho, S.A.	Seville (ES)	5	Operational
Copero Solar Huerta Nueve, S.A	Seville (ES)	5	Operational
Copero Solar Huerta Diez, S.A.	Seville (ES)	5	Operational
Cogeneración Villaricos, S.A.	Seville (ES)	1	Operational
Cycon Solar, LTD.	Cyprus (GR)	6	Construction phase
Ecocarburantes Españoles, S.A.	Murcia (ES)	3	Operational
Enernova Ayamonte S.A.	Huelva (ES)	4	Operational
Evacuación Valdecaballeros, S.L.	Madrid (ES)	6	Construction phase
Fotovoltaica Solar Sevilla, S.A.	Seville (ES)	5	Operational
Freener-g, LLC	Minneapolis (USA)	5	Operational
Gestión de Evacuación Don Rodrigo, S.L.	Seville (ES)	6	Operational
Harper Dry Lake Land Company LLC.	Victorville (USA)	6	Construction phase
Helio Energy Electricidad Uno, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Dos, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Tres, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Cuatro, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Cinco, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Seis, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Siete, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Ocho, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Nueve, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Diez, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Once, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Doce, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Trece, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Catorce S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Quince, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Dieciseis, S.A.	Seville (ES)	6	Construction phase
Helio Energy Electricidad Diecisiete, S.A.	Seville (ES)	6	Construction phase
Helio energy Electricidad Dieciocho, S.A.	Seville (ES)	6	Construction phase
Helio energy Electricidad Diecinueve, S.A.	Seville (ES)	6	Construction phase
Helioenergy Electricidad Veinte, S.A	Seville (ES)	6	Construction phase
Helio energy Electricidad Veintiuno, S.A	Seville (ES)	6	Construction phase
Helio energy Electricidad Veintidos, S.A	Seville (ES)	6	Construction phase
Helio energy Electricidad Veintitres, S.A	Seville (ES)	6	Construction phase
Helioenergy Electricidad Veinticuatro, S.A	Seville (ES)	6	Construction phase
Helio energy Electricidad Veinticinco, S.A	Seville (ES)	6	Construction phase

Appendices

Appendix XXI

Companies with electricity operations included in the 2010 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity (*)	Comments
Helios I Hyperion Energy Investments, S.L.	Seville (ES)	6	Construction phase
Helios II Hyperion Energy Investments, S.L.	Madrid (ES)	6	Construction phase
Huepil de Electricidad, S.L.	Santiago (CL)	9	Operational
Inabensa Fotovoltaica, S.L.	Seville (ES)	5	Construction phase
Iniciativas Hidroeléctricas de Aragón y Cataluña S.L.	Huesca (ES)	7	Operational
Iniciativas Hidroeléctricas, SA	Seville (ES)	7	Operational
Insolation 1, S.R.L.	Rome (IT)	5	Construction phase
Insolation 2, S.R.L.	Rome (IT)	5	Construction phase
Insolation 3, S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 4 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 5 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 6 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 7.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 8 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 9 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 10 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 11 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 12 S.R.L	Palermo (IT)	5	Construction phase
Insolation Sic 13 S.R.L	Rome (IT)	5	Construction phase
Insolation Sic 14 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 15 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 16 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 17 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 18 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 19 S.R.L.	Rome (IT)	5	Construction phase
Insolation Sic 20 S.R.L.	Rome (IT)	5	Construction phase
Instalaciones Fotovoltaicas Torrecuéllar, 1 S.L.	Seville (ES)	5	Construction phase
Instalaciones Fotovoltaicas Torrecuéllar, 2 S.L.	Seville (ES)	5	Construction phase
Instalaciones Fotovoltaicas Torrecuéllar, 3 S.L.	Seville (ES)	5	Construction phase
Italgest Abengoa Solar, S.r.l	Rome (IT)	5	Construction phase
Kaxu CSP South Africa (Proprietary) Limited	Gauteng (SDF)	6	Construction phase
Khi CSP South Africa (Proprietary) Limited	Gauteng (SDF)	6	Construction phase
Las Cabezas Fotovoltaica, S.L.	Seville (ES)	5	Operational
Las Cabezas Solar S.L.	Seville (ES)	5	Construction phase
Linares Fotovoltaica, S.L.	Seville (ES)	5	Operational
Linha Verde Transmisora de Energia S.A	Brasilia (BR)	9	Construction phase
Marismas PV A1, S.L.	Seville (ES)	5	Operational
Marismas PV A2, S.L.	Seville (ES)	5	Operational
Marismas PV A3, S.L.	Seville (ES)	5	Operational
Marismas PV A4, S.L.	Seville (ES)	5	Operational
Marismas PV A5, S.L.	Seville (ES)	5	Operational
Marismas PV A6, S.L.	Seville (ES)	5	Operational
Marismas PV A7, S.L.	Seville (ES)	5	Operational
Marismas PV A8, S.L.	Seville (ES)	5	Operational
Marismas PV A9, S.L.	Seville (ES)	5	Operational
Marismas PV A10, S.L.	Seville (ES)	5	Operational
Marismas PV A11, S.L.	Seville (ES)	5	Operational
Marismas PV A12, S.L.	Seville (ES)	5	Operational
Marismas PV A13, S.L.	Seville (ES)	5	Operational
Marismas PV A14, S.L.	Seville (ES)	5	Operational
Marismas PV A15, S.L.	Seville (ES)	5	Operational
Marismas PV A16, S.L.	Seville (ES)	5	Operational
Marismas PV A17, S.L.	Seville (ES)	5	Operational

Appendices

Appendix XXI

Companies with electricity operations included in the 2010 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity (*)	Comments
Marismas PV A18, S.L.	Seville (ES)	5	Operational
Marismas PV B1, S.L.	Seville (ES)	5	Operational
Marismas PV B2, S.L.	Seville (ES)	5	Operational
Marismas PV B3, S.L.	Seville (ES)	5	Operational
Marismas PV B4, S.L.	Seville (ES)	5	Operational
Marismas PV B5, S.L.	Seville (ES)	5	Operational
Marismas PV B6, S.L.	Seville (ES)	5	Operational
Marismas PV B7, S.L.	Seville (ES)	5	Operational
Marismas PV B8, S.L.	Seville (ES)	5	Operational
Marismas PV B9, S.L.	Seville (ES)	5	Operational
Marismas PV B10, S.L.	Seville (ES)	5	Operational
Marismas PV B11, S.L.	Seville (ES)	5	Operational
Marismas PV B12, S.L.	Seville (ES)	5	Operational
Marismas PV B13, S.L.	Seville (ES)	5	Operational
Marismas PV B14, S.L.	Seville (ES)	5	Operational
Marismas PV B15, S.L.	Seville (ES)	5	Operational
Marismas PV B16, S.L.	Seville (ES)	5	Operational
Marismas PV B17, S.L.	Seville (ES)	5	Operational
Marismas PV B18, S.L.	Seville (ES)	5	Operational
Marismas PV C1, S.L.	Seville (ES)	5	Operational
Marismas PV C2, S.L.	Seville (ES)	5	Operational
Marismas PV C3, S.L.	Seville (ES)	5	Operational
Marismas PV C4, S.L.	Seville (ES)	5	Operational
Marismas PV C4, S.L.	Seville (ES)	5	Operational
Marismas PV C5, S.L.	Seville (ES)	5	Operational
Marismas PV C6, S.L.	Seville (ES)	5	Operational
Marismas PV C7, S.L.	Seville (ES)	5	Operational
Marismas PV C8, S.L.	Seville (ES)	5	Operational
Marismas PV C9, S.L.	Seville (ES)	5	Operational
Marismas PV C10, S.L.	Seville (ES)	5	Operational
Marismas PV C11, S.L.	Seville (ES)	5	Operational
Marismas PV C12, S.L.	Seville (ES)	5	Operational
Marismas PV C13, S.L.	Seville (ES)	5	Operational
Marismas PV C14, S.L.	Seville (ES)	5	Operational
Marismas PV C15, S.L.	Seville (ES)	5	Operational
Marismas PV C16, S.L.	Seville (ES)	5	Operational
Marismas PV C17, S.L.	Seville (ES)	5	Operational
Marismas PV C18, S.L.	Seville (ES)	5	Operational
Marismas PV E1, S.L.	Seville (ES)	5	Operational
Marismas PV E2, S.L.	Seville (ES)	5	Operational
Marismas PV E3, S.L.	Seville (ES)	5	Operational
Marudhara Akshay Urja Private Limited	Maharashtra (IN)	6	Construction phase
Marusthal Green Power Private Limited	Maharashtra (IN)	6	Construction phase
Mojave Solar LLC	Berkeley (USA)	6	Construction phase
Norventus Atlántico, S.L	A Coruña (ES)	2	Construction phase
NTE, Nordeste Transmissora de Energía, S.A.	R. de Janeiro (BR)	9	Operational
Palmucho, S.A.	Santiago (CL)	9	Operational
Puerto Real Cogeneración, S.A.	Seville (ES)	3	Operational
Procesos Ecológicos Vilches, S.A.	Seville (ES)	3	Operational
Rajathan Photon Energy	Maharashtra (IN)	6	Construction phase
Sanlucar Solar, S.A.(PS-10)	Seville (ES)	6	Operational
Shams Power Company PJSC	Abu Dabi	6	Construction phase
Solaben Electricidad Uno, S.A.	Badajoz (ES)	6	Construction phase

Appendices

Appendix XXI

Companies with electricity operations included in the 2010 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity (*)	Comments
Solaben Electricidad Dos, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Tres, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Cuatro, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Cinco, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Seis, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Siete, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Ocho S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Nueve S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Diez, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Once, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Doce, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Trece, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Catorce, S.A	Badajoz (ES)	6	Construction phase
Solaben Electricidad Quince, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Dieciseis, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Diecisiete, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Dieciocho, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Diecinueve, S.A.	Badajoz (ES)	6	Construction phase
Solaben Electricidad Veinte, S.A.	Badajoz (ES)	6	Construction phase
Solacor Electricidad Uno, S.A.	Seville (ES)	6	Construction phase
Solacor Electricidad Dos, S.A.	Seville (ES)	6	Construction phase
Solacor Electricidad Tres, S.A.	Seville (ES)	6	Construction phase
Solar de Receptores de Andalucía S.A.	Seville (ES)	5	Operational
Solar Nerva SLU	Huelva (ES)	5	Construction phase
Solar Power Plant One	Argel (DZ)	6	Construction phase
Solar Processes, S.A.(PS-20)	Seville (ES)	6	Operational
Solargate Electricidad Uno, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Dos, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Tres, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Cuatro, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Cinco, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Seis, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Siete, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Ocho, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Nueve, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Diez, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Once, S.A.	Seville (ES)	6	Construction phase
Solargate Electricidad Doce, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad, S.A.AZ-50	Seville (ES)	6	Construction phase
Solnova Electricidad Uno, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Dos, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Tres, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Cuatro, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Cinco, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Seis, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Siete, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Ocho, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Nueve, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Diez, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Once, S.A.	Seville (ES)	6	Construction phase
Solnova Electricidad Doce, S.A.	Seville (ES)	6	Construction phase
Solúcar Andalucía FV1, S.A	Seville (ES)	5	Construction phase
Solúcar Andalucía FV2, S.A	Seville (ES)	5	Construction phase

Appendices

Appendix XXI

Companies with electricity operations included in the 2010 consolidation perimeter (Continuation)

Company Name	Registered Address	Activity (*)	Comments
Solúcar Castilla FV1, S.A	Seville (ES)	5	Construction phase
Solúcar Castilla FV2, S.A	Seville (ES)	5	Construction phase
Solúcar Extremadura FV1, S.A	Seville (ES)	5	Construction phase
Solúcar Extremadura FV2, S.A	Seville (ES)	5	Construction phase
Son Rivieren (Pty) Limited	Gauteng (SDF)	6	Construction phase
STE-Sul Transmissora de Energía, Ltda.	R. de Janeiro (BR)	9	Operational

(*)
Electricity operations as described in Note 2.29 in accordance with the provisions of Law 54/1997

(1)
Production under Special Regime: Cogeneration. Primary energy type: Fuel

(2)
Production under Special Regime: Wind. Primary energy type: Wind

(3)
Includes production under Special Regime: Cogeneration. Primary energy type: Natural gas

(4)
Production under Special Regime: Cogeneration. Primary energy type: Natural gas

(5)
Production under Special Regime: Solar Photovoltaic. Primary energy type: Solar light

(6)
Production under Special Regime: Solar Termosolar. Primary energy type: Solar light

(7)
Production under Special Regime: Hydraulic. Primary energy type: Water

(8)
Production under Special Regime: Other. Primary energy type: Industrial waste (used oils)

(9)
Transport.

(10)
Electricity production: Based on hydrogen. Primary type of energy: Hydrogen

Appendices

Appendix XXII

Companies taxed under the special regime for company groups at 12.31.10

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Abengoa S.A.	Seville (ES)	Parent Company
Abeinsa Ingenieria y Construccion Industrial, S.A.	Seville (ES)	Abengoa, S.A/Siema AG, ZUG
Abencor Suministros S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A./ Neg. Industr. Y Com. S.A.
Abener Argelia, S.L.	Seville (ES)	Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Abener Energía, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A.
Abener Inversiones, S.L.	Seville (ES)	Abener Energía, S.A./ Negocios Industriales Comerciales, S.A.
Abengoa Bioenergía Biodiesel S.A.	Seville (ES)	Abengoa Bioenergía, S.A./Ecoagrícola, S.A.
Abengoa Bioenergía Inversiones, S.A.	Seville (ES)	Abengoa Bioenergía, S.A./Ecoagrícola, S.A.
Abengoa Bioenergía Nuevas Tecnologías, S.A.	Seville (ES)	Abengoa Bioenergía, S.L./ Instalaciones Inabensa, S.A.
Abengoa Bioenergía San Roque, S.A.	Cadiz (ES)	Ecoagrícola, S.A./Abengoa Bioenergía, S.A.
Abengoa Bioenergía, S.A.	Seville (ES)	Abengoa, S.A./Siema AG, ZUG
Abengoa Finance	Seville (ES)	Abengoa, S.A.
Abengoa Solar España, S.A.	Seville (ES)	Abengoa Solar, S.A./Abengoa Solar PV, S.A.
Abengoa Solar Internacional, S.A.	Seville (ES)	Abengoa Solar, S.A.
Abengoa Solar Extremadura, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Twchnologies, S.A.
Abengoa Solar New Technologies, S.A.	Seville (ES)	Abengoa Solar, S.A.
Abengoa Solar Power, S.A.	Seville (ES)	Abengoa Solar, S.A./Abengoa Solar PV, S.A.
Abengoa Solar PV, S.A.	Seville (ES)	Abengoa Solar, S.A.
Abengoa Solar Venture, S.A.	Seville (ES)	Abengoa Solar, S.A.
Abengoa Solar, S.A.	Seville (ES)	Abengoa, S.A./Abengoa Solar España, S.A.
Abentel Telecomunicaciones, S.A.	Seville (ES)	Abener Energía, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Aleduca, S.L	Madrid (ES)	Abengoa Solar PV, S.A.
Aprovechamientos Energéticos Furesa, S.A.	Murcia (ES)	Abener Inversiones, S.L.
Asa Iberoamérica, S.L.	Seville (ES)	Siema AG/Abeinsa Ingeniería y Construcción Industrial, S.A.
Aznalcóllar Solar, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar S.A.
Biocarburantes de Castilla y León, S.A.	Salamanca (ES)	Abengoa Bioenergía, S.A./Ecoagricola, S.A.
Bioeléctrica Jiennense, S.A.	Seville (ES)	Abener Inversiones, S.L.
Bioetanol Galicia, S.A.	A Coruña (ES)	Abengoa BioenergÍa S.A.
Captación Solar, S.A.	Seville (ES)	Abener Inversiones, S.L./Abener Energía, S.A.
Captasol Fotovoltaica 1 , S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 2 , S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 3 , S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 4 , S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 5 , S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 6, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 7, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 8, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 9, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 10, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 11, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 12, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 13, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 14, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 15, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 16, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 17, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 18, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 19, S.L.	Seville (ES)	Abengoa Solar PV/Casaquemada Fotovoltaica, S.L.
Captasol Fotovoltaica 20, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 21, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 22, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 23, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 24, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 25, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.

Appendices

Appendix XXII

Companies taxed under the special regime for company groups at 12.31.10 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Captasol Fotovoltaica 26, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 27, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 28, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 29, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 30, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 31, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 32, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 33, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 34, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 35, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 36, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 37, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 38, S.L.	Seville (ES)	Abengoa Solar PV /Linares Fotovoltaica, S.L.
Captasol Fotovoltaica 39, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 40, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 41, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 42, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 43, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 44, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 45, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 46, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 47, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 48, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 49, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 50, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 51, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 52, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 53, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 54, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 55, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 56, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 57, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 58, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 59, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 60, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 61, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 62, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 63, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 64, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 65, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 66, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 67, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 68, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 69, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 70, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 71, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 72, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 73, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 74, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 75, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 76, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 77, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 78, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Captasol Fotovoltaica 79, S.L.	Seville (ES)	Abengoa Solar PV, S.A./Abengoa Solar España, S.A.
Casaquemada Fotovoltaica, S.L.	Seville (ES)	Abengoa Solar PV, S.A.
Carpio Solar Inversiones, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.
Centro Industrial y Logístico Torrecuellar, S.A.	Seville (ES)	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.

Appendices

Appendix XXII

Companies taxed under the special regime for company groups at 12.31.10 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Centro Tecnológico Palmas Altas, S.A.	Seville (ES)	Abengoa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Cogeneración Villaricos, S.A.	Seville (ES)	Abener Inversiones, S.L.
Desarrollos Eólicos El Hinojal	Seville (ES)	Negocios Ind. y com., S.A./ Soc. Inversora en Energía y Medio Amb.,S.A.
Ecija Solar Inversiones, S.A	Seville (ES)	Abengoa Solar, S.A.
Ecoagrícola, S.A.	Murcia (ES)	Abengoa Bioenergía, S.L./Ecocarburantes Españoles, S.A.
Ecocarburantes Españoles, S.A.	Murcia (ES)	Abengoa Bioenergía, S.A.
Enernova Ayamonte, S.A.	Huelva (ES)	Abener Inversiones, S.L.
Europea de Construcciones Metálicas, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A./Abengoa Solar, S.A.
Fotovoltaica Solar Sevilla, S.A.	Seville (ES)	Écija Solar Inversiones, S.A.
Gestión Integral de Recursos Humanos, S.A.	Seville (ES)	Écija Solar Inversiones, S.A.
Helio Energy Electricidad Tres, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Cuatro, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Cinco, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Seis, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Siete, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Ocho, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Nueve, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad DIez, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Once, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Doce, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Trece, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Catorce S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Quince, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Dieciseis, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Diecisiete, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Dieciocho, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Diecinueve S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Helio Energy Electricidad Veinte, S.A.	Seville (ES)	Abengoa Solar España, S.A./ Écija Solar Inversiones, S.A.
Helioenergy Electricidad Veintiuno, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helioenergy Electricidad Veintidos, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helioenergy Electricidad Veintitres, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helioenergy Electricidad Veinticuatro, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helioenergy Electricidad Veinticinco, S.A	Seville (ES)	Abengoa Solar España, S.A.
Helios I Hyperion Energy Investments, S.L.	Seville (ES)	Hypesol Energy Holding, S.L. /Hyperion Management, S.L.
Helios II Hyperion Energy Investments, S.L.	Madrid (ES)	Hypesol Energy Holding, S.L. /Hyperion Management, S.L.
Hynergreen Technologies, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A./ Instalaciones Inabensa, S.A.
Hypesol Energy Holding , S.L.	Seville (ES)	Abengoa Solar España, S.A.

Appendices

Appendix XXII

Companies taxed under the special regime for company groups at 12.31.10 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Inabensa Fotovoltaica, S.L.	Seville (ES)	Instalaciones Inabensa, S.A./ Centro Industrial y Logístico Torrecúellar, S.A.
Inabensa Seguridad, S.A.	Seville (ES)	Instalaciones Inabensa, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A
Instalaciones Fotovoltaicas Torrecuéllar 1, S.R.L.	Seville (ES)	Inabensa Fotovoltaica, S.L./ Instalaciones Inabensa, S.A.
Instalaciones Fotovoltaicas Torrecuéllar 2, S.R.L.	Seville (ES)	Inabensa Fotovoltaica, S.L./ Instalaciones Inabensa, S.A.
Instalaciones Fotovoltaicas Torrecuéllar 3, S.R.L.	Seville (ES)	Inabensa Fotovoltaica, S.L./ Instalaciones Inabensa, S.A.
Instalaciones Inabensa, S.A.	Seville (ES)	Neg.Ind.Com.,S.A./Abener Energía, S.A./Abeinsa Ing.y Const.Ind., S.A.
Las Cabezas Fotovoltaica, S.L.	Seville (ES)	Abengoa Solar PV, S.A.
Las Cabezas Solar S.L.	Seville (ES)	Aleduca,S.L.
Linares Fotovoltaica, S.L.	Seville (ES)	Abengoa Solar PV, S.A.
Logrosán Solar Inversiones, S.A.	Extremadura (ES)	Abengoa Solar España, S.A./Abengoa Solar New Technologies, S.A.
Marismas PV A1, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A2, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A3, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A4, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A5, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A6, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A7, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A8, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A9, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A10, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A11, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A12, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A13, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A14, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A15, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A16, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A17, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV A18, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B1, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B2, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B3, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B4, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B5, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B6, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B7, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B8, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B9, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B10, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B11, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B12, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B13, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B14, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B15, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B16, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B17, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV B18, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C1, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C2, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C3, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C4, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C5, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C6, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C7, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C8, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C9, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.

Appendices

Appendix XXII

Companies taxed under the special regime for company groups at 12.31.10 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Marismas PV C10, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C11, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C12, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C13, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C14, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C15, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C16, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C17, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV C18, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV E1, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV E2, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Marismas PV E3, S.L.	Seville (ES)	Las Cabezas Fotovoltaica, S.L./Abengoa Solar PV, S.A.
Negocios Industriales y Comerciales, S.A.	Madrid (ES)	Abencor Suministros, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.
Puerto Real Cogeneración, S.A.	Cadiz (ES)	Abener Inversiones, S.L.
Sanlucar Solar, S.A.	Seville (ES)	Abengoa Solar España, S.A./Asa Environment & Energy Holding AG Zug
Servicios Integrales Mantenimiento y Operaciones, S.A.	Seville (ES)	Negocios Industriales y Comerciales, S.A./Instalaciones Inabensa, S.A.
Simosa I.T., S.A.	Seville (ES)	Abengoa, S.A./ Servicios Integrales de Mantenimiento y Operaciones, S.A.
Sociedad Inversora en Energía y Medio Ambiente, S.A.	Seville (ES)	Abengoa, S.A./Negocios Industriales y Comerciales, S.A.
Sociedad Inversora Líneas de Brasil, S.L.	Seville (ES)	Asa Iberoamérica, S.L.
Sol3G, S.L.	Barcelona (ES)	Abengoa Solar, S.A.
Solaben Electricidad Uno, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Cuatro, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Cinco, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Seis, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Siete, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Ocho, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Nueve, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Diez, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Once, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Doce, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Trece, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Catorce, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Quince, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Dieciseis, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Diecisiete, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Dieciocho, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solaben Electricidad Diecinueve, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.

Appendices

Appendix XXII

Companies taxed under the special regime for company groups at 12.31.10 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Solaben Electricidad Veinte, S.A.	Badajoz (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solacor Electricidad Uno, S.A.	Seville (ES)	Carpio Solar Inversiones, S.A.
Solacor Electricidad Dos, S.A.	Seville (ES)	Carpio Solar Inversiones, S.A.
Solacor Electricidad Tres, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solar de Receptores de Andalucía, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solar Processes, S.A.(PS-20)	Seville (ES)	Abengoa Solar ,S.A./Instalaciones Inabensa, S.A.
Solargate Electricidad Uno, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solargate Electricidad Dos, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solargate Electricidad Tres, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solargate Electricidad Cuatro, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solargate Electricidad Cinco, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solargate Electricidad Seis, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solargate Electricidad Siete, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solargate Electricidad Ocho, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solargate Electricidad Nueve, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solargate Electricidad Diez, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar New Tecnologies, S.A.
Solargate Electricidad Once, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Solargate Electricidad Doce, S.A.	Seville (ES)	Solnova Solar Inversiones, S.A.
Solnova Electricidad Dos, S.A.	Seville (ES)	Solnova Solar Inversiones, S.A.
Solnova Electricidad Tres, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar, S.A.
Solnova Electricidad Cuatro, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Cinco, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Seis, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Siete, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Ocho, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Nueve, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Diez, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Once, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad Doce, S.A.	Seville (ES)	Abengoa Solar España, S.A./Abengoa Solar NT, S.A.
Solnova Electricidad, S.A.	Seville (ES)	Solnova Solar Inversiones, S.A.
Solnova Solar Inversiones, S.A.	Seville (ES)	Abengoa Solar España, S.A.
Solúcar Andalucía FV1, S.A.	Seville (ES)	Abengoa Solar PV Inc/Abengoa Solar New Tecnologies, S.A.
Solúcar Andalucía FV2, S.A.	Seville (ES)	Abengoa Solar PV Inc/Abengoa Solar New Tecnologies, S.A.
Solúcar Castilla FV1, S.A.	Seville (ES)	Abengoa Solar PV Inc/Abengoa Solar New Tecnologies, S.A.
Solúcar Castilla FV2, S.A.	Seville (ES)	Abengoa Solar PV Inc/Abengoa Solar New Tecnologies, S.A.
Solúcar Extremadura FV1, S.A.	Seville (ES)	Abengoa Solar PV Inc/Abengoa Solar New Tecnologies, S.A.
Solúcar Extremadura FV2, S.A.	Seville (ES)	Abengoa Solar PV Inc/Abengoa Solar New Tecnologies, S.A.
Solugas Energía, S.A.	Seville (ES)	Abengoa Solar New Technologies, S.A./Abengoa Solar, S.A.
Telvent Corporation, S.L.	Madrid (ES)	Abengoa, S.A./Sociedad Inversora en Energía y Medioambiente, S.A.
Telvent Investment, S.L.	Madrid (ES)	Telvent Corporation, S.L.
Teyma Gestión de Contratos de Construcción e Ingeniería, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A.
Zero Emissions Technologies, S.A.	Seville (ES)	Abeinsa Ingeniería y Construcción Industrial, S.A./Hynergreen Technologies, S.A.

Appendices

Appendix XXII

Companies taxed under the special regime for company groups at 12.31.10 (Continuation)

Abengoa Tax Group Number 02/97
Company Name	Tax Address	Shareholding
Zeroemissions Carbon Trust, S.A.	Seville (ES)	Zeroemissions Tecnologies, S.A./Abeinsa Ingeniería y Construcción Industrial, S.A.

Befesa Tax Group Number 4/01 B
Name	Tax Address	Shareholding
Proyectos de Inversiones Medioambientales, S.L.	Vizcaya (ES)	Parent Company
Alianza Medioambiental, S.L.	Vizcaya (ES)	Befesa Medio Ambiente, S.A.
Befesa Desulfuración, S.A.	Barakaldo (ES)	Alianza Medioambiental, S.L.
Befesa Medio Ambiente, S.A.	Vizcaya (ES)	Abengoa, S.A./Proyectos de Inversiones Medioambientales, S.L.
Befesa Steel R & D, S.L.U.	Vizcaya (ES)	MRH-Residuos Metálicos, S.L.
Befesa Valorización de Azufre,S.L.U.	Vizcaya (ES)	Alianza Medioambiental, S.L.
Befesa Zinc Amorebieta, S.A.	Vizcaya (ES)	MRH-Residuos Metálicos, S.L.
Befesa Zinc Aser, S.A.	Vizcaya (ES)	Befesa Zinc, S.L.
Befesa Zinc Comercial, S.A.	Vizcaya (ES)	Befesa Zinc, S.L.
Befesa Zinc Sondika, S.A.	Vizcaya (ES)	MRH-Residuos Metálicos, S.L.
Befesa Zinc, S.L.	Vizcaya (ES)	MRH-Residuos Metálicos, S.L.
MRH-Residuos Metálicos, S.L.	Vizcaya (ES)	Befesa Medio Ambiente, S.A.

Befesa Tax Group Number 13/05/B
Name	Tax Address		Shareholding
Befesa Reciclaje de Residuos de Aluminio, S.L.	Vizcaya (ES	)	Parent Company
Befesa Aluminio, S.L.	Vizcaya (ES	)	Befesa Reciclaje de Residuos de Aluminio, S.L.

Telvent Tax Group Number 231/05
Name	Tax Address		Shareholding
Telvent Git, S.A.	Madrid (ES	)	Parent Company
Galian 2002, S.L.	Madrid (ES	)	Telvent Outsorcing, S.A.
GD 21, S.L.	Madrid (ES	)	Telvent Outsorcing, S.A.
Matchmind Holding, S.L.	Madrid (ES	)	Telvent Outsourcing, S.A./GD 21, S.L./Galian 2002, S.L.
Matchmind Ingeniería de Sistemas, S.L.	Avila (ES	)	Matchmind Holding, S.L.
Matchmind, S.L.	Madrid (ES	)	Matchmind Holding, S.L.
Telvent Energía, S.A.	Madrid (ES	)	Telvent Git, S.A.
Telvent Environment, S.A.	Seville (ES	)	Telvent Energía, S.A./Telvent Git, S.A.
Telvent Export, S.L.	Madrid (ES	)	Telvent Git, S.A.
Telvent Housing, S.A.	Madrid (ES	)	Telvent Git, S.A.
Telvent Interactiva, S.A.	Madrid (ES	)	Telvent Energía, S.A./ Telvent Git, S.A.
Telvent Outsourcing, S.A.	Seville (ES	)	Negocios Industriales y Comerciales, S.A/ Telvent Git, S.A.
Telvent Servicios Compartidos, S.A.	Madrid (ES	)	Telvent Energía, S.A./ Telvent Git, S.A.
Telvent Tráfico y Transporte, S.A.	Madrid (ES	)	Telvent Energía, S.A./ Telvent Git, S.A.
Tráfico Ingeniería, S.A.	Gijon (ES	)	Telvent Tráfico y Transporte, S.A./Telvent Arce Sistemas, S.A.

Appendices

Appendix XXIII

Associated companies included in the consolidation perimeter using the participation method due to the application of new accounting standards

Company Name	Registered Address	Activity
Abencon, S.A. de C.V.	Mexico D.F. (MX)	(1)
Abener-Dragados Industrial-México, S.A. De C.V.	Mexico D.F. (MX)	(1)
Abengoa Bioenergy Biomass of Kansas, LLC.	Chesterfield (US)	(6)
Al Osais-Inabensa Co. Ltd	Dammam (SA)	(1)
Arizona Solar One, LLC.	Colorado (US)	(3)
ATE VIII Transmissora de Energía S.A.	R. de Janeiro (BR)	(2)
Carmona & Befesa Limpiezas Industriais, Ltda. (C&B)	Setúbal (PT)	(7)
Central Eólica Santo Antonio de Pádua S.A.	Sao Paulo (BR)	(5)
Central Eólica São Cristóvão S.A.	Sao Paulo (BR)	(5)
Central Eólica São Jorge S.A.	Sao Paulo (BR)	(5)
Coaben SA de C.V.	Mexico D.F. (MX)	(1)
Concecutex SA de C.V.	Toluca (MX)	(5)
Concesionaria Costa del Sol S.A.	Malaga (ES)	(5)
Desarrolladora de Energía Renovable, S.A.P.I. de C.V	Mexico D.F. (MX)	(1)
Evacuación Villanueva del Rey, S.L.	Seville (ES)	(3)
Explotaciones Varias, S.A.	Seville (ES)	(1)
Geida Tlemcen, S.L.	Madrid (ES)	(4)
Gestión y Valorización Integral del Centro, S.L.	Madrid (ES)	(7)
Helioenergy Electricidad Dos, S.A.	Seville (ES)	(3)
Helioenergy Electricidad Uno, S.A.	Seville (ES)	(3)
Íbice Participações e Consultoria em Energia S.A.	R. de Janeiro (BR)	(1)
Inapreu, S.A.	Barcelona (ES)	(5)
Iniciativas Hidroeléctricas, S.A. (IHSA)	Seville (ES)	(5)
Kaxu Solar One (Pty) Ltd.	Gauteng (ZA)	(3)
Khi Solar One (Pty) Ltd.	Gauteng (ZA)	(3)
Ledincor S.A.	Montevideo (UY)	(1)
Lidelir S.A.	Montevideo (UY)	(1)
Micronet Porous Fibers, S.L.	Vizcaya (ES)	(7)
Mojave Solar, LLC.	Berkeley (US)	(3)
Myah Bahr Honaine, S.P.A.	Argel (DZ)	(4)
Proecsa, Procesos Ecológicos, S.A.	Seville (ES)	(1)
Recytech, S.A.	Fouquiéres (FR)	(7)
Resid. Urbanos de Ceuta, S.L. (Resurce)	Seville (ES)	(1)
Santos Energia Participaçoes S.A	Sao Paulo (BR)	(5)
Servicios Culturales Mexiquenses, S.A. de C.V.	Mexico D.F. (MX)	(1)
SRC Nanomaterials, S.A	Asturias (ES)	(3)
Total Abengoa Solar Emirates Investment Company, B.V.	Amsterdam (NL)	(8)
Total Abengoa Solar Emirates O&M Company, B.V.	Amsterdam (NL)	(3)

See
note 2.1.b) to the Consolidated Condensed Interim Financial Statements for the six period ended June 30, 2013

(1)
Operating segment activities area: Engineering and Construction

(2)
Operating segment activities area: Transmission

(3)
Operating segment activities area: Solar

(4)
Operating segment activities area: Water

(5)
Operating segment activities areae: Cogeneration and others

(6)
Operating segment activities area: Bioenergy

(7)
Operating segment activities area: Recycling

(8)
Operating segment activities area: Others

Appendices

Appendix XXIV

Condensed Financial Statement of the parent company

Condensed statements of financial position of Abengoa, S.A.
– Amounts in thousands of euros –

	12/31/2012	12/31/2011
Assets
Investment in affiliates	399,927	380,690
Loans to affiliates	7,517,605	5,420,405
Inventory	—	—
Trade receivables	6,906	5,787
Cash and cash equivalents	535,753	2,032,742
Other assets	266,690	322,124
Total assets	8,726,881	8,161,748
Liabilities and Equity
Borrowings	2,311,080	2,358,209
Notes and bonds	1,186,205	1,161,360
Intercompany liabilities	4,100,110	3,674,150
Other Liabilities	370,133	267,072
Total Liabilities	7,967,528	7,460,791
Common Stock	90,144	90,641
Accumulated gains (losses)—net	276,229	259,760
Assets held for sale	803	808
Cash flow hedges	(88,569)	(74,404)
Additional paid-in capital	388,752	388,752
Retained earnings	91,994	35,400
Total shareholders's equity	759,353	700,957
Total liabilities and equities	8,726,881	8,161,748

Appendices

Appendix XXIV

Condensed Financial Statement of the parent company (Continuation)

Condensed income statements of Abengoa, S.A.
– Amounts in thousands of euros –

	For the year ended
	12/31/2012	12/31/2011	12/31/2010
Income from
Services	664,254	496,558	483,468
lnterest	15,935	33,619	32,812
Other revenues	4,643	7,734	4,545
Other financial income	334,514	240,329	93,767
Total Income	1,019,346	778,240	614,592
Expenses
Raw materials and consumables used	(13,186)	(10,661)	(66,284)
Employee benefit expenses	(30,023)	(28,430)	(18,081)
Other operating expenses	(28,723)	(34,020)	(32,813)
Provisions and amortization	(684)	(627)	4,149
lnterest	(598,451)	(473,654)	(241,875)
Other financial expenses	(232,398)	(162,836)	(125,158)
Total Expenses	(903,465)	(710,228)	(480,062)
Income before income taxes	115,881	68,012	134,530
Income tax benefit (expense)	(610)	3,162	(23,632)
Profit for the year	115,271	71,174	110,898

Appendices

Appendix XXIV

Condensed Financial Statement of the parent company (Continuation)

Condensed statements of other comprehensive income of Abengoa, S.A.
– Amounts in thousands of euros –

	For the year ended
	12/31/2012	12/31/2011	12/31/2010
Profit for the year	115,271	71,174	110,898
Fair Value of Available-for-Sale Financial Assets	—	—	—
Fair Value Cash-Flow Hedges	(12,321)	(19,122)	(17,728)
Currency Translation Differences	—	—	—
Tax Effect	3,764	5,804	5,384
Other Movements	—	—	—
Net Income/(Expense) recognised directly in Equity	(8,557)	(13,318)	(12,344)
Fair Value of Available-for-Sale Financial Assets	(7,695)	(10,096)	(8,082)
Fair Value Cash-Flow Hedges	—	—	—
Tax Effect	2,308	3,029	2,425
Transfers to Income Statement	(5,387)	(7,067)	(5,657)
Other Comprehensive Income	101,327	50,789	92,897

Appendices

Appendix XXIV

Condensed Financial Statement of the parent company (Continuation)

Condensed cash flow statements of Abengoa, S.A.
– Amounts in thousands of euros –

	For the year ended
	12/31/2012	12/31/2011	12/31/2010
Cash Flow from operating activities	137,111	140,824	54,190
Cash Flow—investing activities
Decrease (increase) in investment and advance to affiliates	(2,118,333)	(1,606,878)	(631,681)
Net decrease (increase) in other assets	(25,746)	(164,357)	(24,129)
Cash used for investing activities	(2,092,587)	(1,771,235)	(655,810)
Cash Flow—financing activities
Net increases in borrowings and other liabilities	501,194	1,405,924	2,181,181
Dividend paid to shareowner	(36,632)	(18,094)	(17,189)
Other	(6,075)	252,130	(1,999)
Cash from financing activities	458,487	1,639,960	2,161,993
Increase (decrease) in cash and cash equivalents during the year	(1,496,989)	9,549	1,560,373
Cash and cash equivalent at the beginning of the year	2,032,742	2,023,193	462,820
Cash and cash equivalent at the end of the year	535,753	2,032,742	2,023,193

Appendices

Appendix XXIV

Condensed Financial Statement of the parent company (Continuation)

Notes to the Condensed Financial Statements

        Schedule I has been provided pursuant to the requirements of Rule 12-04(a) and 5-04-(c) of Regulation S-X, of the US Securities and Exchange Commission (SEC) which require condensed financial information as to the financial position, change in financial position, results of operations of a parent company, other comprehensive income statement and cash flow statement as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with International Financial Reporting Standards have been condensed or omitted. The footnote disclosures contain supplemental information only and, as such, these statements should be read in conjunction with the notes to the accompanying consolidated financial statements.

Basis of Presentation.

  a)
  The presentation of the parent company stands alone condensed financial statement has been prepared using the same accounting policies as set out in the accompanying consolidated financial statements except that, the Company records its investment in subsidiaries under the cost method of accounting. Such investments are presented on the statements of financial position as "Investment in and advances to affiliates" at cost less any identified impairment loss.

  b)
  As of December 31, 2012 and 2011 there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of the Company, except for those which have been separately disclosed in the Consolidated Financial Statements, if any.

  c)
  For years ended December 31, 2012, 2011 and 2010, cash dividends of €104,205 thousand, €37,642 thousand and €33,000 thousand were declared to the Company by its consolidated subsidiaries or associates, respectively.

Reconciliation IFRS — Abengoa

IFRS Profit/(Loss) Reconciliation	Year Ended December 31,2012	Year Ended December 31,2011	Year Ended December 31,2010
Parent only—IFRS (loss) profit for the period	115,271	71,174	110,898
Additional profit/(loss) if subsidiaries had been accounted for using the equity method of accounting as opposed to cost method	10,140	186,236	96,264
Consolidated IFRS profit/(loss) for the period attributable to the parent company	125,411	257,410	207,162

Appendices

Appendix XXIV

Condensed Financial Statement of the parent company (Continuation)

IFRS Equity Reconciliation	As of December 31,2012	As of December 31,2011	As of December 31,2010
Parent only—IFRS (loss) shareholders equity	759,353	700,957	416,361
Additional profit/(loss) if subsidiaries had been accounted for on the equity method of a accounting as opposed to cost method	258,108	616,707	773,314
Consolidated IFRS shareholders equity	1,017,461	1,317,664	1,189,675

ABENGOA

Consolidated condensed interim financial statements

Consolidated condensed statements of financial position as of June 30, 2013 and December 31, 2012
– Amounts in thousands of euros –

Assets	Note(1)	06/30/2013	12/31/2012(2)
Non-current assets
Goodwill		522,285	1,115,275
Other intangible assets		741,376	441,470

Intangible assets	8	1,263,661	1,556,745

Property, plant & equipment	8	1,281,301	1,431,599

Intangible assets in projects		6,229,320	6,024,694
Property, plant & equipment in projects		1,400,481	1,716,693

Fixed assets in projects (project finance)	9	7,629,801	7,741,387

Investments in associates carried under the equity method		1,156,298	920,140

Financial investments	10 & 11	766,905	524,401

Deferred tax assets		1,250,088	1,148,324

Total non-current assets		13,348,054	13,322,596

Current assets
Inventories	12	393,653	426,826

Clients and other receivables	13	2,126,601	2,271,306

Financial investments	10 & 11	1,174,218	900,019

Cash and cash equivalents		2,047,533	2,413,184

Total current assets		5,742,005	6,011,335

Total assets		19,090,059	19,333,931

(1)
Notes 1 to 25 are an integral part of these Consolidated Condensed Interim Financial Statements

(2)
Figures recasted, see Note 2 Basis of preparation

ABENGOA

Consolidated condensed interim financial statements

Consolidated condensed statements of financial position as of June 30, 2013 and December 31, 2012
– Amounts in thousands of euros –

Equity and liabilities	Note(1)	06/30/2013	12/31/2012(2)
Equity attributable to owners of the Parent
Share capital	14	89,228	90,144

Parent company reserves		621,923	628,406

Other reserves		(189,461)	(280,266)

Accumulated currency translation differences		(287,999)	(167,380)

Retained earnings		823,672	847,251

Non-controlling Interest		734,991	742,208

Total equity		1,792,354	1,860,363

Non-current liabilities
Long-term non-recourse project financing	15	4,702,475	4,678,993

Corporate financing	16	4,839,601	4,356,444

Grants and other liabilities		181,690	194,420

Provisions and contingencies		75,103	118,277

Derivative liabilities	11	280,593	407,551

Deferred tax liabilities		259,865	276,550

Personnel liabilities	24	45,748	70,599

Total non-current liabilities		10,385,075	10,102,834

Current liabilities
Short-term non-recourse project financing	15	595,123	577,779

Corporate financing	16	412,447	590,384

Trade payables and other current liabilities	17	5,620,281	5,955,589

Income and other tax payables		235,377	179,275

Derivative liabilities	11	37,748	54,200

Provisions for other liabilities and charges		11,654	13,507

Total current liabilities		6,912,630	7,370,734

Equity and liabilities		19,090,059	19,333,931

(1)
Notes 1 to 25 are an integral part of these Consolidated Condensed Interim Financial Statements

(2)
Figures recasted, see Note 2 Basis of preparation

ABENGOA

Consolidated condensed interim financial statements

Consolidated income statements for the six month periods ended June 30, 2013 and June 30, 2012
– Amounts in thousands of euros –

		Six-months period ended
	Note(1)	06/30/2013	06/30/2012(2)
Revenue		3,402,301	2,953,193
Changes in inventories of finished goods and work in progress		35,785	(119)
Other operating income		141,122	310,273
Raw materials and consumables used		(2,119,975)	(2,042,877)
Employee benefit expenses		(391,186)	(338,705)
Depreciation, amortization and impairment charges		(238,144)	(151,692)
Other operating expenses		(537,390)	(484,782)

Operating profit		292,513	245,291

Financial income	18	43,873	44,759
Financial expense	18	(285,850)	(263,298)
Net exchange rate differences		(5,848)	(9,930)
Other financial income/(expense), net	18	10,486	(54,762)

Financial expense, net		(237,339)	(283,231)

Share of profit/(loss) of associates carried under the equity method		(6,471)	13,826

Profit/(loss) before income tax		48,703	(24,114)

Income tax benefit	19	35,156	101,949

Profit for the period from continuing operations		83,859	77,835

Profit/(loss) from discontinued operations, net of tax	7	(595)	15,665

Profit for the period		83,264	93,500

Profit/(loss) attributable to non-controlling interests from continuing operations		15,935	17,616
Profit/(loss) attributable to non-controlling interests from discontinued operations		—	547

Profit for the year attributable to the parent company		67,329	75,337

Weighted average number of ordinary shares outstanding (thousands)		538,063	538,063
Basic earnings per share from continuing operations (€ per share)		0.13	0.11
Basic earnings per share from discontinued operations (€ per share)		—	0.03

Basic earnings per share attributable to the parent company (€ per share)	21	0.13	0.14

Weighted average number of ordinary shares affecting the diluted earnings per share (thousands)		558,059	558,088
Diluted earnings per share from continuing operations (€ per share)		0.12	0.11
Diluted earnings per share from discontinued operations (€ per share)		—	0.02

Diluted earnings per share attributable to the parent company (€ per share)	21	0.12	0.13

(1)
Notes 1 to 25 are an integral part of these Consolidated Condensed Interim Financial Statements

(2)
Figures recasted, see Note 2 Basis of preparation and Note 7 Discontinued operations

ABENGOA

Consolidated condensed interim financial statements

Consolidated statements of comprehensive income for the six month periods ended
June 30, 2013 and June 30, 2012
– Amounts in thousands euros –

	Six-months ended
	06/30/2013	06/30/2012(2)
Profit for the period	83,264	93,500

Items that may be subject to transfer to income statement:
Change in fair value of available for sale financial assets	(287)	181
Change in fair value of cash flow hedges	95,765	(128,244)
Currency translation differences	(144,883)	(83,862)
Tax effect	(30,389)	26,022
Other movements	(6,292)	(91)

Net income/(expense) recognized directly in equity	(86,086)	(185,994)

Cash flow hedges	46,280	13,735
Tax effect	(13,884)	(4,120)

Transfers to income statement for the period	32,396	9,615

Other comprehensive income	(53,690)	(176,379)

Total comprehensive income/(expense) for the period	29,574	(82,879)

Total comprehensive income/(expense) attributable to non-controlling interest	(6,425)	8,829

Total comprehensive income/(expense) attributable to the parent company	35,999	(91,708)

Total comprehensive income/(expense) attributable to the parent company from continuining operations	36,594	(102,691)
Total comprehensive income/(expense) attributable to the parent company from discontinued operations	(595)	10,983

(1)
Notes 1 to 25 are an integral part of these Consolidated Condensed Interim Financial Statements

(2)
Figures recasted, see Note 2 Basis of preparation and Note 7 Discontinued operations

ABENGOA

Consolidated condensed interim financial statements

Consolidated statements of changes in equity for the six month periods ended June 30, 2013 and 2012
– Amounts in thousands euros –

	Attributable to the Owners of the Company
	Share capital	Parent company and other reserves	Accumulated currency translation differences	Retained earnings	Total	Non-controlling interest	Total equity
Balance at December 31, 2011, as previously reported	90,641	419,826	41,354	765,843	1,317,664	408,581	1,726,245

Retroactive application IFRS 10 and 11 (see Note 2.1)	—	—	—	—	—	20,584	20,584
Retroactive application IFRIC 12 (see Note 2.2)	—	—	—	116,735	116,735	5,055	121,790

Balance at January 1, 2012 , as recasted	90,641	419,826	41,354	882,578	1,434,399	434,220	1,868,619

Profit for the year after taxes	—	—	—	75,337	75,337	18,163	93,500
Other comprehensive income/(expense)	—	(93,606)	(71,923)	—	(165,529)	(10,850)	(176,379)
Total comprehensive income/(expense)	—	(93,606)	(71,923)	75,337	(90,192)	7,313	(82,879)
Transactions with owners	—	32,962	—	(71,399)	(38,437)	—	(38,437)
Scope variations, acquisitions and other movements	—	(3,360)	—	(21,211)	(24,571)	201,880	177,309

Balance at June 30, 2012, as recasted	90,641	355,822	(30,569)	865,305	1,281,199	643,413	1,924,612

Balance at December 31, 2012, as previously reported	90,144	348,140	(167,380)	800,557	1,071,461	760,145	1,831,606

Retroactive application IFRS 10 and 11 (see Note 2.1)	—	—	—	—	—	(19,959)	(19,959)
Retroactive application IFRIC 12 (see Note 2.2)	—	—	—	46,694	46,694	2,022	48,716

Balance at January 1, 2013	90,144	348,140	(167,380)	847,251	1,118,155	742,208	1,860,363

Profit for the year after taxes	—	—	—	67,329	67,329	15,935	83,264
Other comprehensive income	—	90,805	(120,619)	—	(29,814)	(23,876)	(53,690)
Total comprehensive income/(expense)	—	90,805	(120,619)	67,329	37,515	(7,941)	29,574
Transactions with owners	(916)	(6,482)	—	(115,496)	(122,894)	—	(122,894)
Scope variations, acquisitions and other movements	—	(1)	—	24,588	24,587	724	25,311

Balance at June 30, 2013	89,228	432,462	(287,999)	823,672	1,057,363	734,991	1,792,354

(1)
Notes 1 to 25 are an integral part of these Consolidated Condensed Interim Financial Statements

ABENGOA

Consolidated condensed interim financial statements

Consolidated condensed cash flow statements for the six month periods ended June 30, 2013 and June 30, 2012
– Amounts in thousands of euros –

	Six-months ended
	06/30/2013	06/30/2012(2)
I. Profit for the period from continuing operations	83,859	77,835

Non-monetary adjustments	339,841	213,799

II. Profit for the period from continuing operations adjusted by non monetary items	423,700	291,634

III. Variations in working capital and discontinued operations	(68,840)	(31,520)

Income tax received (paid)	14,971	(16,344)
Interest paid	(263,510)	(230,333)
Interest received	20,101	44,421
Discontinued operations	34,539	21,297

A. Net cash provided by operating activities	160,961	79,155

Intangible assets and property, plant & equipment	(930,623)	(1,406,910)
Other investments	(53,392)	(23,415)
Discontinued operations	(27,848)	4,079

B. Net cash used in investing activities	(1,011,863)	(1,426,246)

C. Net cash provided by financing activities	571,349	234,767

Net increase/(decrease) in cash and cash equivalents	(279,553)	(1,112,324)

Cash, cash equivalents and bank overdrafts at beginning of the period	2,413,184	3,723,204
Translation differences cash or cash equivalent	(9,729)	(8,743)
Discontinued operations	(76,369)	(51,688)

Cash and cash equivalents at end of the period	2,047,533	2,550,449

(1)
Notes 1 to 25 are an integral part of these Consolidated Condensed Interim Financial Statements

(2)
Figures recasted, see Note 2 Basis of preparation and Note 7 Discontinued operations

ABENGOA

Consolidated condensed interim financial statements

Notes to the consolidated condensed interim financial statements for the six month period ended June 30, 2013

ABENGOA

Consolidated condensed interim financial statements

Notes to the consolidated condensed interim financial statements

Note 1. — General information

        Abengoa, S.A. is the parent company of the Abengoa Group (referred to hereinafter as 'Abengoa', 'the Group' or 'the Company'), which at the end of the six month periods ended June 30, 2013, was made up of 584 companies: the parent company itself, 532 subsidiaries, 17 associates and 34 joint ventures.

        Abengoa, S.A. was incorporated in Seville, Spain on January 4, 1941 as a Limited Liability Company and was subsequently transformed into a Limited Liability Corporation ('S.A' in Spain) on March 20, 1952. Its registered office is Campus Palmas Altas, C/ Energía Solar n? 1, 41014 Seville.

        Abengoa's shares are represented by class A and B shares are listed on the Madrid and Barcelona Stock Exchange and on the Spanish Stock Exchange Electronic Trading System (Electronic Market). Class A shares have been listed since November 29, 1996 and class B shares since October 25, 2012. The Company presents mandatory financial information on a quarterly and semiannually basis.

        Abengoa is an international company that applies innovative technology solutions for sustainability development in the energy and environment sectors, generating for sustainability in the energy and environment sectors, generating electricity from renewable resources, converting biomass into biofuels and producing drinking water from sea water. The Company supplies engineering projects under the 'turnkey' contract modality and operates assets that generate renewable energy, produce biofuel, manage water resources, desalinate sea water and treat sewage.

        The Group has identified 3 main business activities (Engineering and Construction, Concession-type Infrastructures and Industrial Production).

        Abengoa's activities are focused on the energy and environmental sectors, and integrate operations throughout the value chain including R+D+i, project development, engineering and construction and operating and maintenance for its own the assets and third parties.

        Abengoa's activity and the internal and external management information are organized under the following three activities:

  •
  Engineering and construction: includes our traditional engineering activities in the energy and water sectors, with more than 70 years of experience in the market and development of thermosolar technology. Abengoa is specialized in carrying out complex turn-key projects for thermosolar plants, solar-gas hybrid plants, conventional generation plants, biofuels plants and water infrastructures, as well as large-scale desalination plants and transmission lines, among others.

  •
  Concession-type infrastructures: groups together the company's proprietary concession assets that generate revenues governed by long term sales agreements, such as take-or-pay contracts, tariff contracts or power purchase agreements. This activity includes the operation of electric (solar, cogeneration or wind) energy generation plants and transmission lines. These assets generate low demand risk and we focus on operating them as efficiently as possible.

  •
  Industrial production: covers Abengoa's businesses with a commodity component, such as biofuels (industrial waste recycling was part of this activity until the sale of shareholding in Befesa Medio Ambiente, S.L.U., see Note 7.1). The company holds an important leadership position in these activities in the geographical markets in which it operates.

        The Consolidated Condensed Interim Financial Statements for the period ended on June 30, 2013 were approved by the Chief Executive Officer on August 28, 2013.

ABENGOA

Consolidated condensed interim financial statements

Note 2. — Basis of preparation

        The Group's consolidated financial statements corresponding to the fiscal year ended December 31, 2012 were prepared by the Directors of the Company in accordance with International Financial Reporting Standards (herein IFRS) as issued by the International Accounting Standards Board (IASB) applying the principles of consolidation, accounting policies and valuation criteria described in Note 2 of the notes to the aforementioned consolidated financial statements, and they present the consolidated equity and the consolidated financial situation of the Group as of December 31, 2012 and the consolidated results of its operations, the changes in the consolidated net equity and its consolidated cash flows corresponding to the financial year ending on that date.

        The Group's consolidated financial statements corresponding to the 2012 financial year were approved on February 21, 2013 and as indicated in Note 2 to such Consolidated Financial Statements, have been recasted and approved on August 28, 2013.

        These Consolidated Condensed Interim Financial Statements are presented in accordance with IAS 34, 'Interim Financial Reporting' as issued by the International Accounting Standards Board (IASB).

        These Consolidated Condensed Interim Financial Statements have been prepared based on the accounting records of Abengoa and the subsidiary companies which are part of the Group, and include the adjustments and re-classifications necessary to achieve uniformity between the accounting and presentation criteria followed by all the companies of the Group (in all cases, in accordance with local regulations) and those applied by Abengoa, S.A. for the purpose of preparing consolidated financial statements.

        In accordance with IAS 34, interim financial information is prepared solely in order to update the most recent annual consolidated financial statements prepared by the Group, placing emphasis on new activities, occurrences and circumstances that have taken place during the six month period ended June 30, 2013 and not duplicating the information previously published in the annual consolidated financial statements for the year ended December 31, 2012. Therefore, the Consolidated Condensed Interim Financial Statements do not include all the information that would be required in complete consolidated financial statements prepared in accordance with the International Financial Reporting Standards as issued by the IASB.

        In view of the above, for an adequate understanding of the information, these Consolidated Condensed Interim Financial Statements must be read together with Abengoa's consolidated financial statements for the year ended December 31, 2012.

        Given the activities in which the companies of the Group engage, their transactions are not of a cyclical or seasonal nature. For this reason, specific breakdowns are not included in these explanatory notes to the Consolidated Condensed Interim Financial Statements corresponding to the twelve-month period ending on June 30, 2013.

        In determining the information to be disclosed in the notes to the Condensed Consolidated Interim Financial Statements, the Group, in accordance with IAS 34, has taken into account its materiality in relation to the Consolidated Condensed Interim Financial Statements.

        The amounts included within the documents comprising the Consolidated Financial Statements (Consolidated Statement of Financial Position, Consolidated Income Statement, Consolidated Statement of Comprehensive Income, Consolidated Statement of Changes in Equity, Consolidated Cash Flow Statement and notes herein) are, unless otherwise stated, all expressed in thousands of Euros (€).

        Unless otherwise stated, any presented percentage of interest in subsidiaries, joint ventures (including temporary joint ventures) and associates includes both direct and indirect ownership.

ABENGOA

Consolidated condensed interim financial statements

2.1.
Applying new accounting standards

a)
Standards, interpretations and amendments that came into effect on January 1, 2013 under the IFRS as issued by the International Accounting Standards Board, applied by the Group prospectively in these Condensed Financial Statements:

•
IFRS 13 'Fair value measurement'. IFRS 13 defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements.

      According to IFRS 13, this standard will be applied prospectively from the beginning of the annual period in which it is initially applied. The disclosure requirements of this IFRS do not need to be applied to compare information provided for periods prior to the initial application of this IFRS.

      The main impact relates to the measurement of the financial derivatives, call options on Abengoa own shares that were signed to hedge the convertible notes as well as the embedded derivative in the convertible notes, (see Note 11).

    •
    IAS 1 (amendment) 'Financial statements presentation'. The main change resulting from this amendment is a requirement to group items presented in 'other comprehensive income' (OCI) on the basis of whether they will be subsequently reclassified to profit or loss or not (reclassification adjustments).

  b)
  Standards, interpretations and amendments that came into effect on January 1, 2013 under the IFRS as issued by the International Accounting Standards Board, applied by the Group retrospectively in these Condensed Financial Statements:

  •
  IFRS 10, 'Consolidated Financial Statements'. IFRS 10 supersedes current consolidation requirements of IAS 27 and establishes principles for the presentation and preparation of Consolidated Financial Statements when an entity controls one or more other entities. IFRS 10 modifies the current definition of control. The new definition of control sets out the following three elements: power over the investee; exposure, or rights, to variable returns from involvement with the investee; and the ability to use power over the investee to affect the amount of the investor's returns.

  •
  IFRS 11 'Joint arrangements'. IFRS 11, supersedes the actual IAS 31 about joint ventures and under this standard investments in joint arrangements are classified either as joint operations or joint ventures, depending on the contractual rights and obligations each investor has rather than just the legal structure of the joint arrangement. Joint operations arise where a joint operator has rights to the assets and obligations relating to the arrangement and hence accounts for its interest in assets, liabilities, revenue and expenses. Joint ventures arise where the joint operator has rights to the net assets of the arrangement and accounts for its interest under the equity method. Proportional consolidation of joint ventures is no longer allowed.

  •
  IFRS 12 'Disclosures of interests in other entities'. IFRS 12 defines the required disclosures of interests in subsidiaries, associates, joint ventures and non-controlling interests.

  •
  IAS 27 (amendment) 'Separated financial statements'. After IFRS 10 has been published, IAS 27 covers only separate financial statements.

ABENGOA

Consolidated condensed interim financial statements

    •
    IAS 28 (amendment) 'Associates and joint ventures'. IAS 28 has been amended to include the requirements for joint ventures to be accounted for under the equity method following the issuance of IFRS 11.

    •
    IFRS 10, IFRS 11 and IFRS 12 (amendments) 'Transition guidance'.

  The main impacts of the application of the new standards IFRS 10 and 11, as well as the amendments to IAS 27 and 28, in relation to what was systematically applied previously, relate to:

  (i)
  The de-consolidation of companies that do not fulfill the conditions of effective control of the interest in terms during the construction phase of decision making for their integration in the consolidated financial statements according to the equity method.

  (ii)
  The elimination of the proportional consolidation of the joint ventures, with the equity method being obligatory for recording its interest in the company.

  According to the terms and requirements established in IAS 8 'Accounting policies, changes in accounting estimates and errors', the above standards and amendments have been retrospectively applied, recasting the comparison information presented for the year 2012, to which these standards and amendments had not been applied, in order to make it comparable with the information at June 30, 2013. The Company has also recasted the information presented in the Consolidated Financial Statements as of December, 31, 2012, to make it comparable with the information as of June 2013. Consolidated Financial Statements as of December, 31, 2011 and 2010 have not been recasted according to the transition guidance of this IFRS.

  Based on the foregoing the effect of the de-consolidation of the affected companies and their integration according to the equity method on the consolidated statements of financial position as of December 31, 2012 is shown below:

Concept	12.31.12
Assets
Intangible assets and Property, Plant & Equipment	(25,212)
Fixed assets in projects (project finance)	(2,385,770)
Investments in associates carried under the equity method	855,627
Financial investments	76,393
Deferred tax assets	(18,976)
Current assets	237,834

Total assets	(1,260,104)

Equity and liabilities
Equity	(19,959)
Long-term non-recourse project financing	(1,707,460)
Long-term corporate financing	(40)
Other non-current liabilities	(189,989)
Current liabilities	657,344

Total equity and liabilities	(1,260,104)

ABENGOA

Consolidated condensed interim financial statements

  In addition, the effect of this de-consolidation on the consolidated income statement for the six month period ended June 30, 2012 is shown below:

Concept	06.30.12
Revenue	(28,923)
Other operating income	(58,965)
Operating expenses	45,151
I. Operating profit	(42,737)
II. Financial expense, net	20,814
III. Share of profit/(loss) of associates carried under the equity method	13,997
IV. Profit before income tax	(7,926)
V. Income tax benefit	6,135
VI. Profit for the period from continuing operations	(1,791)
VII. Profit/(loss) attributable to non-controlling interests	1,791

VIII. Profit for the period attributable to the parent company	0

  Subsidiary companies included in the consolidation perimeter using the equity method, due to the application of new accounting standards, are disclosed in Appendix I.

  c)
  Standards, interpretations and amendments published by the IASB that will be effective for periods beginning on or after January 1, 2014:

  •
  IAS 32 (amendment) 'Compensation of financial assets for financial liabilities'. IAS 32 amendment is mandatory for periods beginning on or after January 1, 2014 under IFRS-IASB and is to be applied retroactively.

  •
  IFRS 9, 'Financial Instruments'. This Standard will be effective as from January 1, 2015 under IFRS-IASB.

2.2.
IFRIC 12 — Service concession arrangements

  Service concession agreements are recorded in accordance with the provisions of IFRIC 12. IFRIC 12 is applicable to public-to-private service concession arrangements where the grantor of the concession governs what services the operator must provide using the infrastructure, to whom and at what price and also controls any significant residual interest in the infrastructure at the end of the term of the arrangement. When the operator of the infrastructure is also responsible for the engineering, procurement and construction of such asset, IFRIC 12 requires the separate accounting for the revenue and margins associated with the construction activities, which is not eliminated in consolidation even between companies within the same consolidated group, and for the subsequent operation and maintenance of the infrastructure. In such cases, the investment in the infrastructure used in the concession arrangement cannot be classified as property, plant and equipment of the operator, but rather must be classified as a financial asset or an intangible asset, depending on the nature of the payment rights established under the contract. The infrastructures accounted for by us as service concessions under IFRIC 12 are mainly related to the activities concerning power transmission lines, desalination plants and thermo-solar electricity generation plants outside of Spain and, with effect from January 1, 2011 (as explained below), in Spain.

  The analysis on whether IFRIC 12 applies to certain contracts and activities involves various complex factors and it is significantly affected by legal interpretation of certain contractual agreements or other terms and conditions with public sector entities. The application of IFRIC 12 requires extensive judgment in relation with, among other factors, (i) the identification of certain infrastructures and contractual agreements in the scope of IFRIC 12, (ii) the understanding of the nature of the payments

ABENGOA

Consolidated condensed interim financial statements

  in order to determine the classification of the infrastructure as a financial asset or as an intangible asset and (iii) the timing and recognition of the revenue from construction and concessionary activity.

  Thermo-solar electricity generation plants have been affected by numerous laws and regulation which have made difficult and very judgmental their consideration as concessionary assets. The following are the main laws, regulations or agreements with the government which have been considered as the most relevant to the Company's analysis of the application of IFRIC 12 to its thermo-solar assets in Spain:

    •
    the Electricity Sector Act and Royal Decree 661/2007; which regulates the activity of the production of electricity under the special regime for renewable energy producers;

    •
    Royal Decree-Law 6/2009 of April 30 (RDL 6/2009); which adopts certain measures in the energy sector, approves a subsidized rate, and creates a "Pre-Allocation Registry";

    •
    Individual rulings issued to us in January and March 2011, from the Spanish Ministry of Industry for each of our thermo-solar installations, confirming earliest commissioning dates, economic terms of the feed-in tariff/premium economic schemes and other issues related to the legal and economic regime of the plants; and

    •
    Royal Decree 9-2013 of July 12, whereby the government adopted urgent measures to ensure financial stability in the electrical system (see Note 33.9 "Subsequent events").

  As a result of IFRIC 12 on Service Concession Arrangements coming into effect on January 1, 2008 and in accordance with IAS 8 as established in paragraph 29 of the aforementioned IFRIC 12, Abengoa began to apply this interpretation retrospectively with no significant impact on its Consolidated Financial Statements as of that date, since it had already been applying a similar accounting policy to the interpretation concurrently and in anticipation of the changes for its concession-type assets, mainly related to the international concession business for electricity transmission and desalination, with the exception of its thermo-solar assets in Spain. The Electricity Sector Act and Royal Decree 661/2007, which regulates the activity of the production of electricity under the special regime for renewable energy producers in Spain, is a statutory legal regime that created a legal relationship between the Spanish government and the developers of the plants. This legal relationship is of a public/administrative law nature, meaning that it is a legal relationship that is not governed by the Spanish Civil Code or Spanish Commercial Code in any respect (which governs relationships among private parties). This legal relationship is not a bilateral relationship, meaning that it could be changed unilaterally by the Spanish government by way of introducing changes in the laws and regulations governing the statutory legal regime. For that reason, the Company concluded that these assets did not meet the characteristics of concessionary assets as defined under the Interpretation at the transition date.

  The introduction of RDL 6/2009, created a very high level of uncertainty as to whether our thermo-solar plants in Spain would be entitled to participate in the Special Regime remuneration system, as well as to the continued availability of benefits under the Special Regime remuneration system for the duration of the useful life of our Spanish thermo-solar plants. Registration in the new system of the Pre-Allocation Registry under RDL 6/2009 did not guarantee that all of the thermo-solar plants accepted into the Pre-Allocation Registry would be immediately granted the right to participate in the Special Regime remuneration system. Due to the legal uncertainty created during this period, in the second half of 2010 Abengoa's Board and senior management determined to pursue a strategy to maximize legal certainty for purposes of finally and definitively establishing a legal and binding arrangement for the generation and sale of electricity on terms designed to ensure a reasonable level of return on its investment in Spanish thermo-solar plants and reducing the uncertainty introduced by

ABENGOA

Consolidated condensed interim financial statements

  the economic and political circumstances and the various regulatory changes that were being discussed. Abengoa implemented this strategy by applying for administrative rulings from the Ministry of Industry's General Directorate for Energy Policy and Mining. The Company's aim was to ensure that it had entered into a bilateral contractual relationship with the Spanish government on mutually binding terms and conditions that could not be amended unilaterally and that, in the case of default or breach by the Spanish government, would give the Company the recourse to bring claims based on the damages caused by such default or breach. The rulings do not guarantee that the Company will be successful in any claim brought by it against the Spanish government. However, if Abengoa had not obtained the rulings and only relied on the regulatory framework established by the Electricity Sector Act and Royal Decree 661/2007 to participate in the Special Regime, a unilateral change by the Spanish government to that framework affecting all producers equally would have left the Company without legal recourse. These rulings therefore substantially reduced the uncertainty that contributed to the Company's original conclusion that its Spanish thermo-solar plants were not within the scope of IFRIC 12.

  For the foregoing reasons, the Company did not consider the entry into the Pre-Allocation Registry to constitute the beginning of a service concession arrangement in accordance with the guidance in IFRIC 12 and only considered a service concession arrangement with the Spanish government within the scope of IFRIC 12 to come into existence upon the receipt of the administrative rulings in 2011, as it was through those rulings that the Spanish government confirmed, on an individual basis for each thermo-solar plant, the economic terms of the feed-in tariff and the commissioning dates for each asset, creating a bilateral contractual relationship and an obligation on the Company's part to supply the services at the established terms. In this regard, in June 2013 the Company commenced a private-law action against the Spanish government for breach of contract based on the administrative ruling issued in respect of one of its thermo-solar plants. In that action the Company is seeking performance by the Spanish government in accordance with the terms of that administrative ruling or, in the alternative, money damages in an amount equivalent to the difference between the profit it would have obtained under the administrating ruling and the profit that the Company will obtain under the Spanish government's special-regime tariff. In addition, in June 2013 the Company also submitted a demand for arbitration against the Spanish government alleging that the Spanish government's regulatory reforms of the electricity sector have breached the Company's legitimate expectations under the administrative rulings issued in respect of its thermo-solar facilities and constitute expropriation. Further, the Company is seeking compensation through money damages, in an amount yet to be determined (see Note 33.9 "Subsequent Events").

  Furthermore, during the first eight months of 2011, in view of the complex regulatory and accounting issues raised by the application of IFRIC 12 to those assets, and as a result of a review conducted by the Company's home country regulator, the CNMV, the Company decided to gather the opinions of legal and accounting experts on this topic to support its analysis and conclusions. After completing that analysis with the CNMV in August 2011, the Company concluded that its Spanish thermo-solar assets were required to be included in the scope of IFRIC 12. As such, and because the change was driven by a change in facts and circumstances, the Company originally began to apply IFRIC 12 to such assets prospectively from that date (September 1, 2011). As a result, from January 1, 2008 through September 1, 2011, the Company originally determined that these assets were not under the scope of IFRIC 12, and therefore such plants were accounted for in accordance with IAS 16 as "Property, Plant and Equipment in Projects" and classified under the "Fixed Assets in Projects" line item. Capitalized costs derived from the construction of the plants were recorded in "Other Operating Income—Work performed by the entity and capitalized and other". Once IFRIC 12 began to be applied to these assets on September 1, 2011, the Company reclassified its solar-thermal plant assets from "Property, Plant and Equipment in Projects" to "Intangible Assets in Projects" and, in accordance

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Consolidated condensed interim financial statements

  with IAS 11, the total contract revenue for the construction of the plants (including amounts previously eliminated in consolidation) began to be recognized from September 1, 2011 based on the "percentage of completion" method, up to the finalization of construction of the plants.

  During the year 2013, in connection with the SEC Staff's review of this Registration Statement, the Company has reconsidered the assumptions and conclusions made in 2011, which led to the application of the accounting policy for thermo-solar plants in Spain described above. As a result, on June 30, 2013, the Company decided, based on the provisions of IAS 8.14, to apply an alternative acceptable accounting treatment which would better reflect the reliability and comparability of financial information, consisting of the revision of the method in which it applied IFRIC 12 to its thermo-solar assets in Spain already constructed or under construction upon application of IFRIC 12 and of the revision of the date on which IFRIC 12 was applied to these assets (January 1, 2011 instead of September 1, 2011). The revised accounting treatment has consisted in applying IFRIC 12 prospectively from January 1, 2011 (as this was the date the administrative rulings were received) by derecognizing, in accordance with IFRIC 12.8 and IAS 16, the Company's thermo-solar plant assets previously recognized at cost as "Property, Plant and Equipment in Projects" and recognizing those thermo-solar plant assets at fair value as "Intangible Assets in Projects". The difference of €165 million has been recorded as a sale of property, plant and equipment on January 1, 2011 within "Other Operating Income" on the consolidated income statement for the year ended December 31, 2011. From January 1, 2011, only the remaining contract revenue, costs and margins generated after such date for the ongoing construction of the plants began to be recognized based on the "percentage of completion" accounting method, up to the end of construction of the plants, in accordance with IAS 11. In addition, the revenue and operating profit that was previously deferred upon original adoption of IFRIC 12 and that was being recognized prospectively during fiscal years 2011 (from September 1, 2011) and 2012 have been eliminated. The change in application date also resulted in the recognition of revenues and costs associated with the construction activities that occurred between January 1, 2011 and September 1, 2011 that had been previously eliminated in consolidation. In accordance with the terms and requirements of IAS 8 for Accounting Policies, Changes in Accounting Estimates and Errors, the Company applied this change in accounting policy by recasting its 2012 and 2011 consolidated financial statements. Total recasted revenues and operating profits related to the Company's thermo-solar activity in Spain amounted to €843 million and €234 million, respectively, for the year ended December 31, 2011 (including the one-time gain of €165million recorded within "other operating income"), versus €649 million and €60 million, respectively, which had been recognized during this same period prior to the voluntary accounting change described above.

  The following table shows the impact of the voluntary change in accounting policy on the consolidated statements of financial position as of December, 31 2012 and December 31, 2011 and on the consolidated income statements for the years ended December 31, 2012 and 2011. The recasting did not have any impact on the consolidated financial statements as of or for the year ended December 31, 2010.

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Concept	12.31.12	30.06.12	12.31.11
Assets
Fixed assets in projects (project finance)	69,595	121,791	173,986
Deferred tax assets	(20,879)	(36,537)	(52,196)

Total assets	48,716	85,253	121,790

Equity and liabilities
Equity	48,716	85,253	121,790
Total equity and liabilities	48,716	85,253	121,790

Concept	12.31.12	30.06.12	12.31.11
Revenue	(808,484)	(404,242)	194,326
Other operating income	—	—	(240,500)
Operating expenses	704,093	352,047	220,160
I. Operating profit	(104,391)	(52,196)	173,986
IV. Profit before income tax	(104,391)	(52,196)	173,986
V. Income tax benefit	31,317	15,659	(52,196)
VI. Profit for the period from continuing operations	(73,074)	(36,537)	121,790
VII. Profit/(loss) attributable to non-controlling interests	(3,033)	(1,517)	5,055

VIII. Profit for the period attributable to the parent company	(70,041)	(35,021)	116,735

        The impact of this voluntary change in accounting policy on the basic and diluted earnings per share for the years ended December 31, 2012 and 2011 was €0.13 and €0.25 per share, respectively.

Note 3. — Critical accounting policies

        The Accounting Policies followed in these Consolidated Condensed Interim Financial Statements are consistent with those established in Abengoa's Consolidated Financial Statements as of December 31, 2012 which are described in Note 2 to such Consolidated Financial Statements.

        In Abengoa's Consolidated Condensed Interim Financial Statements corresponding to the six month period ended June 30, 2013 estimates and assumptions have been made by the Management of the Group and the Management of the consolidated subsidiaries (and subsequently verified by their Directors), in order to quantify some of the assets, liabilities, income, expenses and commitments recorded therein.

        The most critical accounting policies that involve estimations, are as follows:

  •
  Impairment of intangible assets and goodwill.

  •
  Consolidation through de facto control.

  •
  Revenue from construction contracts.

  •
  Income taxes and recoverable amount of deferred tax assets.

  •
  Share-based payments.

  •
  Derivatives and hedging.

  •
  Concession agreements.

ABENGOA

Consolidated condensed interim financial statements

        A full description of the above mentioned critical accounting estimates and judgments is provided in Note 3 to the Abengoa's Consolidated Financial Statements as of December 31, 2012.

        Although these estimates and assumptions are made using all available facts and circumstances, it is possible that future events may require management to amend such estimates and assumptions in future periods. Changes in accounting estimates are recognized prospectively, in accordance with IAS 8, in the Consolidated Income Statement of the year in which the change occurs. During the first six months of 2013, in opinion of the Directors there were no significant changes to the estimates made at the end of 2012.

Note 4. — Financial risk management

        Abengoa's activities are undertaken through its operating segments and are exposed to various financial risks: market risk (including currency risk, interest rate risk and price risk), credit risk, liquidity risk and capital risk.

        The risk management model attempts to minimize the potential adverse impact of such risks upon the Group's financial performance. Risk is managed by the Group's Corporate Finance Department, which is responsible for identifying and evaluating financial risks in conjunction with the Group's operating segments, quantifying them by project, region and company.

        Additionally, the sources of finance are diversified, in an attempt to prevent concentrations that may affect our liquidity risk.

        Written internal risk management policies exist for global risk management, as well as for specific areas of risk, such as foreign exchange risk, credit risk, interest rate risk, liquidity risk, the use of hedging instruments and derivatives and the investment of cash surpluses.

        In addition, there are official written management regulations regarding key controls and control procedures for each company and the implementation of these controls is monitored through internal audit procedures.

        These Consolidated Condensed Interim Financial Statements do not include all financial risk management information and disclosures required for annual financial statements, and should be read together with the information included in Note 4 to Abengoa's Consolidated Financial Statements as of December 31, 2012.

Note 5. — Financial information by segment

5.1.
Information by business segment

  As indicated in Note 1, the Abengoa's activity is grouped under the following three activities which are in turn composed of seven operating segments (eight operating segments until the sale of shareholding in Befesa Medio Ambiente, S.L.U. (Befesa)) as defined by IFRS 8:

  •
  Engineering and construction; includes our traditional engineering activities in the energy and water sectors, with more than 70 years of experience in the market as well as the development of solar technology.

    This activity comprises two operating segments:

    •
    Engineering and construction — Abengoa is specialized in carrying out complex turn-key projects for thermosolar plants, solar-gas hybrid plants, conventional generation plants, biofuels plants and water infrastructures, as well as large-scale desalination plants and transmission lines, among others. This activity covers the operating segment.

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Consolidated condensed interim financial statements

    •
    Technology and other — This segment includes those activities related to the development of thermosolar technology, water management technology and innovative technology businesses such as hydrogen energy or the management of energy crops.

  •
  Concession-type infrastructures; groups together the company's proprietary concession assets that generate revenues governed by long term sales agreements, such as take-or-pay contracts, tariff contracts or power purchase agreements. This activity includes the operation of electric (solar, cogeneration or wind) energy generation plants and transmission lines. These assets generate low demand risk and we focus on operating them as efficiently as possible.

    This activity currently comprises four operating segments:

    •
    Solar — Operation and maintenance of solar energy plants, mainly using thermosolar technology;

    •
    Transmission — Operation and maintenance of high-voltage transmission power line infrastructures;

    •
    Water — Operation and maintenance of facilities aimed at generating, transporting, treating and managing water, including desalination and water treatment and purification plants;

    •
    Cogeneration and other — Operation and maintenance of conventional cogeneration electricity plants.

  •
  Industrial production; covers Abengoa's businesses with a commodity component, such as biofuels (industrial waste recycling was part of this activity until the sale of shareholding in Befesa, see Note 7.1). The company holds an important leadership position in these activities in the geographical markets in which it operates.

    This activity is comprised of an operating segment:

    •
    Biofuels — Production and development of biofuels, mainly bioethanol for transport, which uses cereals, sugar cane and oil seeds (soya, rape and palm) as raw materials.

  Abengoa's CODM assesses the performance and assignment of resources according to the above identified segments. The CODM in Abengoa considers the revenues as a measure of the activity and the EBITDA (Earnings before interest, tax, depreciation and amortization) as measure of the performance of each segment. In order to assess performance of the business, the CODM receives reports of each reportable segment using revenues and EBITDA. Net interest expense evolution is assessed on a consolidated basis given that the majority of the corporate financing is incurred at the holding level and that most of the related assets are held at project companies which are financed through non-recourse project finance. The depreciation, amortization and impairment charges are assessed on a consolidated basis in order to analyze the evolution of net income and to determine the dividend pay-out ratio. These charges are not taken into consideration by CODM for the allocation of resources because they are non-cash charges.

  The process to allocate resources by the CODM takes place prior to the award of a new project. Prior to presenting a bid, the company must ensure that the non-recourse financing for the new project has been obtained. These efforts are taken on a project by project basis. Once the project has been awarded, its evolution is monitored at a lower level and the CODM receives periodic information (revenues and EBITDA) on each operating segment's performance.

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Consolidated condensed interim financial statements

  a)
  The following table shows the Segment revenues and EBITDA for the six month periods ended June 30, 2013 and 2012:

	Revenue		Ebitda
	For the six months ended		For the six months ended
Item	06.30.13	06.30.12	06.30.13	06.30.12
Engineering and construction
Engineering and construction	1,995,657	1,714,582	242,023	215,195
Technology and other	185,872	144,435	107,895	67,539

Total	2,181,529	1,859,017	349,918	282,734

Concession-type infraestructure
Solar	134,408	121,767	80,843	90,441
Transmission lines	32,745	17,740	21,601	9,610
Water	20,637	10,906	16,242	6,366
Cogeneration and other	48,582	30,569	21,385	2,627

Total	236,372	180,982	140,071	109,044

Industrial production
Biofuels	984,400	913,194	40,668	5,205

Total	984,400	913,194	40,668	5,205

Total	3,402,301	2,953,193	530,657	396,983

        The reconciliation of segment EBITDA with the profit attributable to owners of the parent is as follows:

Line	For the six months ended 06.30.13	For the six months ended 06.30.12
Total segment EBITDA	530,657	396,983
Amortization and depreciation	(238,144)	(151,692)
Financial cost net	(237,339)	(283,231)
Share in profits/ (losses) of associates	(6,471)	13,826
Income tax expense	35,156	101,949
Profit (loss) from discontinued operations, net of tax	(595)	15,665
Profit attributable to non-controlling interests from continuing operations	(15,935)	(18,163)
Profit attributable to the parent company	67,329	75,337

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Consolidated condensed interim financial statements

  b)
  The long term assets and liabilities by Segment at June 30, 2013 and December 31, 2012 are as follows:

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Balance as of 06.30.13
Assets allocated
Intangible assets	120,323	236,745	411,361	—	5,078	3,541	486,613	1,263,661
Property plant and equipment	115,348	93,908	32,760	—	—	12,377	1,026,908	1,281,301
Fixed assets in projects	—	609	2,780,691	2,530,028	378,001	847,789	1,092,683	7,629,801
Current financial investments	740,718	167,028	124,895	67,311	—	33,788	40,478	1,174,218
Cash and cash equivalents	716,232	61,017	161,744	151,788	42,319	61,742	852,691	2,047,533

Subtotal allocated	1,692,621	559,307	3,511,451	2,749,127	425,398	959,237	3,499,373	13,396,514

Unallocated assets
Non-current and associated financ. invest.	—	—	—	—	—	—	—	1,923,203
Deferred tax assets	—	—	—	—	—	—	—	1,250,088
Other current assets	—	—	—	—	—	—	—	2,520,254
Subtotal unallocated	—		—				—	5,693,545

Total Assets	—	—	—	—	—	—	—	19,090,059

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Balance as of 06.30.13
Liabilities allocated
Long-term and short-term corpor. Financing	858,911	837,482	944,291	79,353	—	4,542	2,364,391	5,088,970
Long-term and short-term non rec. financing	—	155,697	2,078,412	1,536,868	313,754	670,227	542,640	5,297,598
Long-term lease liabilities	19,392	11	—	—	—	—	22,544	41,947

Subtotal allocated	878,303	993,190	3,022,703	1,616,221	313,754	674,769	2,929,575	10,428,515

Unallocated liabilities
Long-term Other loans and borrowings	—	—	—	—	—	—	—	121,131
Long-term grants and other liabilities	—	—	—	—	—	—	—	181,690
Provisions and contingencies, non-current	—	—	—	—	—	—	—	86,757
Long-term derivative financial instruments	—	—	—	—	—	—	—	280,593
Deferred tax liabilities	—	—	—	—	—	—	—	259,865
Long-term personnel liabilities	—	—	—	—	—	—	—	45,748
Other current liabilities	—	—	—	—	—	—	—	5,893,406

Subtotal unallocated	—	—	—	—	—	—	—	6,869,190

Total liabilities	—	—	—	—	—	—	—	17,297,705

Equity unallocated	—	—	—	—	—	—	—	1,792,354

Total liabilities and equity unallocated	—	—	—	—	—	—	—	8,661,544

Total liabilities and equity	—	—	—	—	—	—	—	19,090,059

ABENGOA

Consolidated condensed interim financial statements

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Recycling(*)	Balance as of 12.31.12
Assets allocated
Intangible assets	119,837	174,692	183,261	—	5,078	3,121	502,892	567,864	1,556,745
Property plant and equipment	132,099	99,908	33,778	—	—	6,351	1,038,901	120,562	1,431,599
Fixed assets in projects	—	896	2,842,225	2,384,127	363,250	737,285	1,116,057	297,547	7,741,387
Current financial investments	275,599	191,184	208,618	119,122	—	12	59,851	45,633	900,019
Cash and cash equivalents	945,717	87,355	177,399	442,090	23,701	9,188	651,138	76,596	2,413,184

Subtotal allocated	1,473,252	554,035	3,445,281	2,945,339	392,029	755,957	3,368,839	1,108,202	14,042,934

Unallocated assets
Non-current and associated financ. invest.	—	—	—	—	—	—	—	—	1,444,541
Deferred tax assets	—	—	—	—	—	—	—	—	1,148,324
Other current assets	—	—	—	—	—	—	—	—	2,698,132

Subtotal unallocated	—	—	—	—	—	—	—	—	5,290,997

Total Assets	—	—	—	—	—	—	—	—	19,333,931

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Recycling(*)	Balance as of 12.31.12
Liabilities allocated
Long-term and short-term corpor. financing	817,704	665,805	961,613	95,732	—	—	2,100,213	75,797	4,716,864
Long-term and short-term non rec. financing	—	76,228	2,129,077	1,267,412	267,181	588,388	559,569	368,917	5,256,772
Long-term lease liabilities	18,301	12	—	—	—	—	16,225	5,396	39,934

Subtotal allocated	836,005	742,045	3,090,690	1,363,144	267,181	588,388	2,676,007	450,110	10,013,570

Unallocated liabilities
Long-term Other loans and borrowings	—	—	—	—	—	—	—	—	190,030
Long-term grants and other liabilities	—	—	—	—	—	—	—	—	194,420
Provisions and contingencies, non-current	—	—	—	—	—	—	—	—	131,784
Long-term derivative financial instruments	—	—	—	—	—	—	—	—	407,551
Deferred tax liabilities	—	—	—	—	—	—	—	—	276,550
Long-term personnel liabilities	—	—	—	—	—	—	—	—	70,599
Other current liabilities	—	—	—	—	—	—	—	—	6,189,064

Subtotal unallocated	—	—	—	—	—	—	—	—	7,459,998

Total liabilities	—	—	—	—	—	—	—	—	17,473,568

Equity unallocated	—	—	—	—	—	—	—	—	1,860,363

Total liabilities and equity unallocated	—	—	—	—	—	—	—	—	9,320,361

Total liabilities and equity	—	—	—	—	—	—	—	—	19,333,931

        (*)
        Operating segment existing until the sale of shareholding in Befesa (see Note 7).

    The criteria used to obtain the assets and liabilities per segment, are described as follows:

    •
    With the only objective of presenting liabilities by segment, Corporate Financing signed by Abengoa, S.A. (see Note 16) and Abengoa Finance, S.A.U. has been allocated by

ABENGOA

Consolidated condensed interim financial statements

      segments, since its main purpose is to finance investments in projects and in companies needed to expand businesses and lines of activity of the group.

  c)
  Net Debt by segment at June 30, 2013 and December 31, 2012 is as follows:

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Recycling(*)	Balance as of 06.30.13
Bank debt and current/non-curr. bond	858,911	703,858	1,077,915	79,353	—	4,542	2,364,391	—	5,088,970
Obligations under curr./non-curr. financial lease	19,392	11	—	—	—	—	22,544	—	41,947
Long-term and short-term non rec. financing	—	155,697	2,078,412	1,536,868	313,754	670,227	542,640	—	5,297,598
Current financial investments	(740,718)	(167,028)	(124,895)	(67,311)	—	(33,788)	(40,478)	—	(1,174,218)
Cash and cash equivalents	(716,232)	(61,017)	(161,744)	(151,788)	(42,319)	(61,742)	(852,691)	—	(2,047,533)

Total net debt (cash)	(578,647)	631,521	2,869,688	1,397,122	271,435	579,239	2,036,046	—	7,206,764

	Engineering and construction		Concession-type infrastructure				Industrial production
Item	Eng. and const.	Techn. and other	Solar	Trans.	Water	Cog. and other	Biofuels	Recycling(*)	Balance as of 12.31.12
Bank debt and current/non-curr. bond	817,704	665,805	961,613	95,732	—	—	2,100,213	75,797	4,716,864
Obligations under curr./non-curr. financial lease	18,301	12	—	—	—	—	16,225	5,396	39,934
Long-term and short-term non rec. financing	—	76,228	2,129,077	1,267,412	267,181	588,388	559,569	368,917	5,256,772
Current financial investments	(275,599)	(191,184)	(208,618)	(119,122)	—	(12)	(59,851)	(45,633)	(900,019)
Cash and cash equivalents	(945,717)	(87,355)	(177,399)	(442,090)	(23,701)	(9,188)	(651,138)	(76,596)	(2,413,184)

Total net debt (cash)	(385,311)	463,506	2,704,673	801,932	243,480	579,188	1,965,018	327,881	6,700,367

        (*)
        Operating segment existing until the sale of shareholding in Befesa.

    In order to obtain Net Debt, by segment:

    1.
    With the only objective of presenting liabilities by segment, Corporate Financing signed by Abengoa, S.A. and Abengoa Finance, S.A.U. has been allocated by operating segment (see Note 16), since its main purpose is to finance investments in projects and in companies needed to expand the businesses and lines of activity of the group.

    2.
    Short-term financial investments and Cash and cash equivalents are presented reducing debt, since both items are considered highly liquid.

ABENGOA

Consolidated condensed interim financial statements

  d)
  The investment in property, plant and equipment and intangible assets by segments for the six month periods ended June 30, 2013 and 2012 is as follows:

Item	For the six months ended 06.30.13	For the six months ended 06.30.12
Engineering and construction
Engineering and construction	24,155	11,720
Technology and other	25,542	43,809

Total	49,697	55,529
Concession-type infraestructure
Solar	311,138	474,942
Transmission lines	237,514	425,082
Water	24,727	19,046
Cogeneration and other	109,439	50,734

Total	682,818	969,804

Industrial production
Biofuels	33,418	58,738
Total	33,418	58,738

Total	765,933	1,084,071

  e)
  The depreciation, amortization and impairment charges distribution by segments for the six month periods ended June 30, 2013 and 2012 is as follows:

Item	For the six months ended 06.30.13	For the six months ended 06.30.12
Engineering and construction
Engineering and construction	(34,815)	(12,247)
Technology and other	(31,490)	(24,268)

Total	(66,305)	(36,515)
Concession-type infraestructure
Solar	(52,594)	(34,382)
Transmission lines	(13,576)	(8,266)
Water	(4,411)	(3,010)
Cogeneration and other	(15,252)	(1,095)

Total	(85,833)	(46,753)

Industrial production
Biofuels	(86,006)	(68,424)

Total	(86,006)	(68,424)

Total	(238,144)	(151,692)

ABENGOA

Consolidated condensed interim financial statements

5.2.
Information by geographic areas

  The revenue distribution by geographical region for the six month periods ended June 30, 2013 and 2012 is as follows:

Geographical region	For the six months ended 06.30.13%		For the six months ended 06.30.12%
— USA	1,032,303	30.3	780,487	26.4
— Latin America (except Brazil)	529,077	15.6	468,448	15.9
— Brazil	371,190	10.9	563,658	19.1
— Europe (except Spain)	418,903	12.3	391,603	13.3
— Other regions	446,716	13.1	173,628	5.8
— Spain	604,112	17.8	575,369	19.5

Consolidated Total	3,402,301	100	2,953,193	100

Outside Spain amount	2,798,189	82.2	2,377,824	80.5

Spain amount	604,112	17.8	575,369	19.5

Note 6. — Changes in the composition of the group

6.1.
Changes in the consolidation group

  During the six month period ended June 30, 2013, 28 subsidiaries and 4 joint ventures, were added to the consolidation group. In addition, 59 subsidiaries, 4 associates and 3 joint ventures were no longer included in the consolidation group. These changes did not have a significant impact on these Consolidated Condensed Interim Financial Statements, except as indicated in Note 7 in relation to the sale of the shareholding in Befesa.

6.2.
Main acquisitions and disposals

a)
Acquisitions

•
There were no significant acquisitions during the six month period ended June 30, 2013 neither during the year ended December 31, 2012.

b)
Disposals

•
On 22 February 2013, Abengoa, through its subsidiary Asa Investment AG, signed a purchase agreement with Corning Incorporated whereby it sold its Brazilian subsidiary, Bargoa S.A., a company which manufactures telecommunications components. The transaction price was set at 80 million US dollars (€61 million). The transaction was subject to a number of conditions, among which was the approval of the Brazilian Competition Authority. This approval was granted before May 2, 2013, the date when Abengoa received the final payment on satisfaction of all conditions of the contract. This sale brought Abengoa a cash inflow of 50 million US dollars (€38 million) and generated an after-tax profit of €29 million.

•
In June 13, 2013 Abengoa reached a strategic agreement with the European private equity fund, Triton Partners (Triton), to sell 100% of Befesa Medio Ambiente, S.L.U. Note 7 on Discontinued Operations gives further details on this transaction.

•
On March 16, 2012, the Company reached an agreement with Compañía Energética Minas Gerais (CEMIG) to sell the 50% stake that Abengoa S.A. still owned in four

ABENGOA

Consolidated condensed interim financial statements

      transmission line concessions in Brazil (STE, ATE, ATE II and ATE III). On July 2, 2012 we received €354 million of cash proceeds corresponding to the total price agreed for the shares. The gain from this sale has amounted to €4 million and is recorded in 'Other operating income' in the 2012 Consolidated Income Statements.

6.3.
Business combinations

  During the six month period ended June 30, 2013, no significant business combinations were carried out by the Group.

Note 7. — Discontinued operations

7.1.
Sale of shares in Befesa Medio Ambiente, S.L.U.

  On April 18, 2013 the company reached an exclusive agreement with certain investment funds managed by Triton Partners to wholly transfer Abengoa's shareholding in Befesa Medio Ambiente, S.L.U.

  The sale agreement was signed on June 13, 2013, by which the agreed sale price was €1,075 million (considering the net debt adjustments, total consideration to Abengoa amounts to €620 million).

  The sale of this shareholding involves a cash deposit, received on July 15, 2013, of €331 million. The balance of the agreed payment, to complete the aforementioned figure of €620 million, will consist of:

  –
  A deferred payment of €17 million (€15 million held as a deposit until ongoing litigations are resolved and two million Euros in long-term receivables from a client of Befesa Medioambiente).

  –
  A credit note of €48 million to mature in five years, accruing annual interest of 2% in the first year, 4% in the second, 6% in the third, 8% in the fourth and 12% in the fifth year, and payable at the expiration of each period.

  –
  A deferred payment of €225 million through a convertible loan with 15 years maturity and subject to two extension options of five years each at the discretion of the venture capital fund. The loan's principal shall be settled with a single repayment at maturity and accrues interest at the 6-month Euribor rate applicable on the date the agreement comes into effect, plus a 6% spread, annual accrual and an option for the fund to capitalise the accrued interest and increase the loan or pay the interest at the end of each accrual period. Certain triggering events, which include Befesa's insolvency, a maximum net debt/ebitda ratio of 8.0 throughout the life of the convertible loan, and failure to meet certain financial objectives in the last three years of the 15-year loan (minimum expected operating cash flow, minimum cash coverage ratio of 1.3) would result in the automatic conversion of the loan into 14.06% of Befesa's shares. Furthermore, under certain scenarios of sale of Befesa by the fund, and conversion of the convertible loan into the 14.06% of Befesa's shares, the fund can require that Abengoa sells its 14.06% ownership together with the sale of the fund's ownership and under the same conditions applicable to the fund. In any case, if Abengoa does not receive such requirement from the fund, Abengoa can sell its 14.06% ownership coming from the conversion together with the remaining ownership sold by the fund and in this case the sale will be valid only if the acquirer also bought the 14.06%.

    For accounting purposes, the convertible loan has been treated as a hybrid financial instrument with the existence of an embedded derivative (because of the option of redeeming the convertible loan to Befesa Medioambiente shares should any of the aforementioned triggers

ABENGOA

Consolidated condensed interim financial statements

    occur) with respect to the receivable arising from the convertible loan. Paragraph 11 of IAS 39 'Financial Instruments' establishes that this embedded derivative is not 'closely related' to the receivable arising from the convertible loan and should be valued separately. However, in terms of the initial valuation of the derivative, given the derivative's characteristics and special nature, initial fair value cannot be reliably measured in isolation in the absence of an active market and comparable transactions.

    In accordance with the provisions of IAS 39.13, in cases where the initial valuation of an embedded derivative cannot be reliably determined, the Company has declared this initial valuation to be the difference between the overall fair value of the hybrid financial instrument and the fair value, calculated separately and in isolation, of the receivable from the purchasing party. Fair value of the receivable amounts to €170 million, taking into account the annual capitalisation of the interest and a discount rate of the Spanish bond, with a maturity similar to the convertible loan plus a market spread, of 7.5%. The value of the embedded derivative has been valued at zero at the date of disposition (June 13, 2013) and as of June 30, 2013 because it is not considered likely the occurrence of any of the events that would trigger the conversion of the convertible loan into the 14.06% of Befesa's shares due to today's expected improbability of Befesa being insolvency, overcoming a maximum net debt/ebitda ratio of 8.0 throughout the life of the convertible loan, and failure to meet certain financial objectives in the last three years of the 15-year loan, or Befesa being sold by Triton as of today. These events will be continuously monitored and the embedded derivative value adjusted to its fair value.

    The convertible loan is included under the caption"Other Receivable Accounts" in non-current assets in the consolidated condensed statements of financial position.

  As of June 30, 2013, all the conditions necessary to close the transaction were fulfilled (including the required approvals from the competition authorities). All that remained was the mandatory delivery of the shares and the payment of the corresponding price under the conditions outlined above, which occurred on July 15, 2013. In accordance with the above, the Company has recorded the sale transaction, derecognizing the assets and liabilities of this shareholding, and recognizing a gain of €0.4 million in the 'Results for the year from discontinued operations, net of taxes' in the Consolidated Interim Income Statement for the six month period ended on June 30, 2013.

  Taking into account the significance of the activities carried out by Befesa to Abengoa, the sale of this shareholding is considered as a discontinued operation in accordance with the stipulations and requirements of IFRS 5, 'Non-Current Assets Held for Sale and Discontinued Operations'.

  In accordance with this standard, the results of Befesa until the closing of the sale and the result of this sale are included under a single heading in Abengoa's Consolidated Condensed Interim Financial Statements for the six month period ended June 30, 2013. Likewise, the Consolidated Income Statement for the six month period ended June 30, 2012, which is included for comparison purposes in Abengoa's Consolidated Condensed Interim Financial Statements for the six month period ended June 30, 2013 also includes the results generated by Befesa under a single heading. The Company has also recasted the information presented in the Consolidated Financial Statements as of and for the years ended December, 31, 2012, 2011 and 2010, to make it comparable with the information as of June 2013.

ABENGOA

Consolidated condensed interim financial statements

  For the six month periods ended June 30, 2013 and 2012, the breakdown of the Consolidated Interim Income Statements related to Befesa, is as follows:

	Six-month periods ended
Concept	06.30.13	06.30.12
Revenue	317,517	304,718
Other operating income	4,670	4,130
Operating expenses	(317,132)	(266,234)
I. Operating profit	5,055	42,614
II. Financial expense, net	(18,623)	(21,781)
III. Share of profit/(loss) of associates carried under the equity method	138	1,644
IV. Profit before income tax	(13,430)	22,477
V. Income tax benefit	12,454	(6,812)
VI. Profit for the period from continuing operations	(976)	15,665
VII. Profit/(loss) attributable to non-controlling interests	—	547

VIII. Profit for the period attributable to the parent company	(976)	15,118

  Additionally, below is the composition of the heading 'Profit (loss) from discontinued operations, net of tax' included in the Consolidated Interim Income Statements for the six month period ended June 30, 2013:

Concept	Impact 06.30.13
Gain on the sale of Befesa	381
% result of Befesa integration	(976)

Profit from discontinued operations, net of tax	(595)

Note 8. — Intangible assets and property, plant & equipment

8.1
The detail of the main categories included in Intangible assets at June 30, 2013 and December 31, 2012 is as follows:

Concept	Goodwill	Development assets	Software and other	Total
Intangible assets cost	522,285	260,143	673,252	1,455,680
Amortization and impairment	—	(126,479)	(65,540)	(192,019)

Total as of June 30, 2013	522,285	133,664	607,712	1,263,661

Concept	Goodwill	Development assets	Software and other	Total
Intangible assets cost	1,115,275	223,751	392,450	1,731,476
Amortization and impairment	—	(116,823)	(57,908)	(174,731)

Total as of December 31, 2012	1,115,275	106,928	334,542	1,556,745

  During the six month period ended June 30, 2013, goodwill has decreased mainly due to the exclusion of Befesa from the consolidation scope (€-562 million) and due to the negative effect of the depreciation of the Brazilian real with respect to the Euro, partially offset by the appreciation of the US

ABENGOA

Consolidated condensed interim financial statements

  dollar with respect to the Euro. The increase of the remaining intangible assets, are mainly due to the progress in the construction of several thermosolar plants in Spain (€241) and to the investment effort in research and development projects.

8.2
The detail of the main categories included in Property, plant and equipment at June 30, 2013 and December 31, 2012 is as follows:

Concept	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Property, plant & equipment cost	473,800	1,225,947	59,947	87,397	1,847,091
Depreciation and impairment	(99,925)	(417,463)	—	(48,402)	(565,790)

Total as of June 30, 2013	373,875	808,484	59,947	38,995	1,281,301

Concept	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Property, plant & equipment cost	523,679	1,306,824	95,498	107,883	2,033,884
Depreciation and impairment	(109,014)	(436,385)	—	(56,886)	(602,285)

Total as of December 31, 2012	414,665	870,439	95,498	50,997	1,431,599

  Property, plant and equipment has decreased in June 30, 2013 when compared to December 31, 2012 due to exclusion of Befesa and Bargoa from the consolidation scope following the sale of the shareholdings (€-105 million).

8.3
As of June 30, 2013, there was no impairment evidence in our tangible or intangible assets with an indefinite useful life, other than those recorded in the Consolidated Financial Statements for 2012.

Note 9. — Fixed assets in projects (project finance)

        There are several companies in the consolidation group which engage in the development of projects including the design, construction, financing, operation and maintenance of owned assets or assets under concession-type agreements which are financed through non-recourse financing.

9.1.
The detail of the main categories included in Intangible assets in projects at June 30, 2013 and December 31, 2012 is as follows:

Concept	Concessions	Development assets	Software and others	Total
Intangible assets cost	6,321,720	71,204	110,240	6,503,164
Amortization and impairment	(235,711)	(16,395)	(21,738)	(273,844)

Total as of June 30, 2013	6,086,009	54,809	88,502	6,229,320

ABENGOA

Consolidated condensed interim financial statements

Concept	Concessions	Development assets	Software and others	Total
Intangible assets cost	6,031,090	73,424	125,209	6,229,723
Amortization and impairment	(165,974)	(15,353)	(23,702)	(205,029)

Total as of December 31, 2012	5,865,116	58,071	101,507	6,024,694

  During the six month period ended June 30, 2013 concession assets have increased due to Concession projects in process, mainly the cogeneration plant in Mexico (€21 million), transmission lines in Brazil and Peru (€306 million), desalination plant in Ghana (€21 million) and Palmatir wind farm in Uruguay (€64 million). Additionally, there was a decrease due to the effect of translation differences, arising mainly from the depreciation of the Brazilian real with respect to the Euro (€-142 million).

9.2.
The detail of the main categories included in Property, plant & equipment in projects at June 30, 2013 and December 31, 2012 is as follows:

Concept	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Property, plant & equipment cost	289,462	1,106,268	73,138	376,236	1,845,104
Depreciation and impairment	(76,719)	(230,877)	—	(137,027)	(444,623)

Total as of June 30, 2013	212,743	875,391	73,138	239,209	1,400,481

Concept	Land and buildings	Technical installations and machinery	Advances and fixed assets in progress	Other fixed assets	Total
Property, plant & equipment cost	424,847	1,447,136	137,143	351,979	2,361,105
Depreciation and impairment	(105,131)	(416,435)	—	(122,846)	(644,412)

Total as of December 31, 2012	319,716	1,030,701	137,143	229,133	1,716,693

  During the six month period ended June 30, 2013, the decrease in Property, plant and equipment in projects is mainly due to the property, plant and equipment in projects of Befesa (€-290 million), as a result of its exclusion from the consolidation scope following the sale of its shareholding, and due to the negative effect of the depreciation of the Brazilian real with respect to the Euro (€-31 million).

Note 10. — Financial investments

10.1
The detail of the main categories included in Non-current financial investment at June 30, 2013 and December 31, 2012 is as follows:

Concept	Balance as of 06.30.13	Balance as of 12.31.12
Available for sale financial assets	40,369	41,552
Other receivable accounts	672,721	451,166
Derivative assets	53,815	31,683

Total non-current financial investments	766,905	524,401

ABENGOA

Consolidated condensed interim financial statements

  The most significant variations during the six month periods ended June 30, 2013 correspond to an increase in other receivable accounts due to the recognition of long-term receivable accounts by the vendor note and the convertible loan received from the Befesa sale (see Note 7), partially offset by the reclassification to current financial investments of deposits as guarantee of short-term projects. Additionally, there was an increase in derivative assets (see Note 11).

10.2.
The detail of the main categories included in Current financial investments at June 30, 2013 and December 31, 2012 is as follows:

Concept	Balance as of 06.30.13	Balance as of 12.31.12
Available for sale financial assets	6,991	8,143
Other receivable accounts	1,159,305	880,376
Derivative assets	7,922	11,500

Total current financial investments	1,174,218	900,019

  Other credit receivables increased during the six month period ended June 30, 2013 due to the account receivable from the Befesa sale (see Note 7) and due to the reclassification from non-current financial investments of deposits as of guarantee of short-term projects, partially offset by the maturity of some deposits as of guarantee of certain projects.

  The amount at June 30, 2013 of Current financial investments corresponding to companies with non-recourse financing is €104,920 thousand (€267,479 thousand at December 31, 2012).

Note 11. — Derivative financial instruments

        The fair value of derivative financial instruments as of June 30, 2013 and December 31, 2012 is as follows:

	06.30.13		12.31.12
Concept	Assets	Liabilities	Assets	Liabilities
Exchange rate derivatives — cash flow hedge	15,017	8,634	3,455	21,060
Interest rate derivatives — cash flow hedge	41,938	233,083	23,052	361,824
Interest rate derivatives — non-hedge accounting	—	14,408	—	12,094
Commodity derivatives — cash flow hedge	635	16,137	7,895	6,154
Commodity derivatives — non-hedge accounting	3,177	—	—	—
Embedded derivatives of convertible notes and shares options (Note 16.3)	970	46,079	8,781	60,619

Total	61,737	318,341	43,183	461,751

Non-current part	53,815	280,593	31,683	407,551
Current part	7,922	37,748	11,500	54,200

        Fair value of derivative assets increased in the six month period ended June 30, 2013 due to new interest rate derivatives contracted, which was partially offset by the decrease in fair value of call options on Abengoa's own shares that were signed to hedge the convertible notes, mainly due to a decrease in the stock price of the shares of Abengoa, which is a principal factor in the evaluation of the embedded derivatives and the options, and by the decrease due to the exclusion of Befesa from the consolidation scope following the sale of its shareholding.

        Fair value of derivative liabilities has decreased in the six month period ended June 30, 2013 mainly due to the favorable evolution in interest rate derivatives for hedging, measured according to IFRS 13. The decrease was also due to a decrease in the fair value of the derivative liabilities embedded in convertible notes issued in 2009 and 2010 and to the partial cancellation of the embedded derivative component of convertible

ABENGOA

Consolidated condensed interim financial statements

notes due 2014 once the repurchase process has been completed on January 17, 2013, partially offset by the recognition of the embedded derivative component of convertible notes issued on January 17, 2013 (see Note 16.3).

        The fair value amount transferred to the Consolidated Interim Income Statement in the six month period ended June 30, 2013 for the financial instruments derivatives designated as hedging instruments is a loss of €46,280 thousand (loss of €13,735 thousand in the six month period ended June 30, 2012).

        At the end of the six months ended June 30, 2013, the net amount of the fair value of derivatives recorded directly in the Consolidated income statement as a result of not meeting all the requirements of IAS 39 to be designated as accounting hedges represented a loss of €786 thousand (loss of €469 thousand for the six month period ended June 30, 2012).

Note 12. — Inventories

        Inventories as of June 30, 2013 and December 31, 2012 were as follows:

Item	Balance as of 06.30.13	Balance as of 12.31.12
Goods for resale	20,775	39,676
Raw materials and other supplies	135,532	147,499
Work in progress and semi-finished products	1,072	3,940
Projects in progress	60,548	50,856
Finished products	86,531	103,218
Advance Payments to suppliers	89,195	81,637

Total	393,653	426,826

Note 13. — Clients and other receivable accounts

        The breakdown of Clients and Other Receivable Accounts as of June 30, 2013 and December 31, 2012 is as follows:

Item	Balance as of 06.30.13	Balance as of 12.31.12
Trade receivables	822,536	1,064,838
Unbilled revenues	522,040	393,200
Bad debt provisions	(55,925)	(46,086)
Tax receivables	583,285	621,034
Other debtors	254,665	238,320

Total	2,126,601	2,271,306

        The fair value of Clients and other receivable accounts does not differ significantly from its carrying value.

Note 14. — Share capital

        As of June 30, 2013 the share capital amounts to €89,228,145.27 represented by two distinct classes of 538,062,690 shares completely subscribed and disbursed:

  •
  84,694,463 class A shares with a nominal value of 1 Euro each, all in the same class and series, each of which grants the holder a total of 100 voting ('Class A Shares').

ABENGOA

Consolidated condensed interim financial statements

  •
  453,368,227 class B shares with a nominal value of 0.01 Euros each, all in the same class and series, each of which grants One (1) voting right and which afford its holder economic rights identical to the economic rights of Class A Shares ('Class B Shares' and, together with class A shares, 'Shares with Voting Rights').

        Abengoa's shares are represented by book entries. Class A and B shares are listed on the Madrid and Barcelona Stock Exchange and on the Spanish Stock Exchange Electronic Trading System (Electronic Market). Class A shares have been listed since November 29, 1996 and class B shares since October 25, 2012. The Company presents mandatory financial information on a quarterly and semiannual basis.

        In accordance with notifications received by the company and in compliance with reporting requirements to communicate shareholding percentages and the information received from relevant parties, shareholders with a significant holding as of June 30, are as follows:

Shareholders	Share %
Inversión Corporativa IC, S.A. (*)	52.72
Finarpisa, S.A. (*)	6.37

(*)
Inversión Corporativa Group.

        On September 30, 2012, the Extraordinary General Shareholders' Meeting approved a capital increase of 430,450,152 class B shares with a nominal value of €0.01 per share, charged to our freely available reserves, which have been distributed for no consideration to all existing shareholders on the basis of four class B shares for each class A share or class B share which they hold ('the Capital increase'). Therefore, no dilution or further concentration with respect to our share capital occurred.

        The General Shareholders' Meeting approved a right of voluntary conversion for the class A shareholders to convert their class A shares with a nominal value of 1 Euro into class B shares with a nominal value of 0.01 Euros during pre-set windows until December 31, 2017. Following the exercise of this right, after each conversion window, a capital reduction has taken place and will take place, by reducing the par value of a number of converted class A shares to 0.99 euros per share, by creating a non-available reserve.

        Since the approval by the General Shareholder's Meeting of the afore-mentioned conversion right of class A shares into class B shares, six capital conversions have taken place after six conversion windows periods; the last one has finalized on July 15, 2013.

        Regarding the operations carried out during the period, the number of treasury stock purchased amounted to 4,216,543 class A shares and 34,788,142 class B shares and treasury stock transferred amounted to 1,762,258 class A shares and 11,843,513 class B shares, with a net result of €-84,153 thousand recognized in equity (€-961 thousand in 2012).

        The General Shareholders' meeting held on April 7, 2013 approved a dividend of €0.072 per share, which added up to a total dividend of €38,741 thousand (€37,664 thousand in 2012).

Note 15. — Non-recourse financing (project financing)

        There are certain entities within the Group for which, in general, the main commercial purpose is the long-term development of integrated products which are financed through non-recourse project finance.

ABENGOA

Consolidated condensed interim financial statements

15.1.
The details of Non-recourse financing — of both non-current and current liabilities — as of June 30, 2013 and December 31, 2012 are as follows:

Non-recourse financing	Balance as of 06.30.13	Balance as of 12.31.12
Non-Current	4,702,475	4,678,993
Current	595,123	577,779

Total Non-recourse financing	5,297,598	5,256,772

  During the six month period ended June 30, 2013 the increase in non-recourse financing was mainly due to the drawings in relation to transmission lines projects (€268 million), to the co-generation project in Tabasco, Mexico (€42 million), to the desalination plant project in Tenes, Algeria (€41 million), to the financing obtained for capital contribution in thermosolar projects in South Africa (€84 million), and to the drawings for the bioenergy business in Brazil (€36 million). On the other hand, non-recourse financing decreased due to the exclusion of Befesa from the consolidation scope following the sale of its shareholding (€-369 million) and to the depreciation of the Brazilian real with respect to the Euro (€-82 million).

15.2.
The repayment schedule for Non-recourse project financing, as of June 30, 2013, is as follows, and is consistent with the projected cash flows of the related projects.

Rest 2013	Between January and June 2014	Between July and December 2014	2015	2016	2017	2018	Subsequent years	Total
487,475	107,648	435,906	433,639	257,664	262,588	332,584	2,980,094	5,297,598

Note 16. — Corporate financing

16.1.
The breakdown of the corporate financing as of June 30, 2013 and December 31, 2012 is as follows:

Non-current	Balance as of 06.30.13	Balance as of 12.31.12
Credit facilities with financial entities	2,567,628	2,506,005
Notes and bonds	2,123,459	1,643,926
Finance lease liabilities	31,855	28,049
Other loans and borrowings	116,659	178,464

Total non-current	4,839,601	4,356,444

Current	Balance as of 06.30.13	Balance as of 12.31.12
Credit facilities with financial entities	349,476	536,052
Notes and bonds	48,407	30,881
Finance lease liabilities	10,092	11,885
Other loans and borrowings	4,472	11,566

Total current	412,447	590,384

Total corporate financing	5,252,048	4,946,828

  The increase in corporate financing during the six month period ended June 30, 2013 was mainly due to the issuance during the first months in 2013 of the convertible notes due 2019 and the ordinary

ABENGOA

Consolidated condensed interim financial statements

  notes due 2018 for an amount of €400 million and €250 million respectively, partially offset by partial repayment of the convertible notes due 2014.

16.2.
Credit facilities with financial entities

  As of June 30, 2013 the debt repayment calendar for the current and non-current loans with financial entities line item is set out in the following table:

	Rest 2013	Between January and June 2014	Between July and December 2014	2015	2016	2017	2018	Subsequent years	Total
FSF 2010 and 2012	214,920	—	455,218	505,114	681,042	—	—	—	1,856,294
ICO financing	1,486	—	49,942	49,942	50,000	—	—	—	151,370
EIB financing	60	—	108,997	—	—	—	—	—	109,057
Abener Energia SA financing	13,394	13,394	13,394	26,789	26,789	26,789	26,726	39,521	186,796
Instalaciones Inabensa SA financing	32,306	29,692	29,266	56,772	54,616	52,399	42,142	—	297,193
Remaining loans and credits	27,722	16,502	69,623	47,634	20,269	20,015	30,866	83,763	316,394

Total	289,888	59,588	726,440	686,251	832,716	99,203	99,734	123,284	2,917,104

  To ensure that the Company has sufficient funds to repay the debt with respect to its capacity to generate cash flow, Abengoa has to comply with a Corporate Net Debt/EBITDA financial ratio with the financial institutions.

  According to the financing agreements, the maximum limit of this ratio is 3.0 for the years 2012, 2013 and until December 30, 2014 and 2.5 starting December 31, 2014. As of June 30, 2013, Corporate Net Debt/EBITDA financial ratio is 2.32 according to the conditions of the financing agreements.

16.3.
Notes and bonds

  The table below shows the maturities of the existing notes as of June 30, 2013.

Concept	2014	2015	2016	2017	2018	2019
Convertible notes Abengoa	100,100	—	—	250,000	—	400,000
Ordinary notes Abengoa	—	300,000	500,000	499,616	250,000	—

Total	100,100	300,000	500,000	749,616	250,000	400,000

  As described in the Consolidated Financial Statements for the year ended December 31, 2012 and in accordance with IAS 32 and 39 and the Terms and Conditions of the issuance, since Abengoa has a contractual right to choose the type of settlement and one of these possibilities is paying through a variable number of shares and cash, the conversion option qualifies as an embedded derivative. Thus, the convertible notes are considered a hybrid instrument, which includes a component of debt and an embedded derivative for the conversion option held by the bondholder.

  Convertible notes 2014

  In relation to the Convertible notes for an amount of €200 million issued on July 24, 2009 and maturing in 2014, Abengoa, S.A. repurchased, on January 17, 2013, €99.9 million nominal amount for a purchase price of €108.8 million. The carrying value of the liability component of this note at June 30, 2013 amounts to € 92,809 thousand, corresponding to a nominal amount of €100.1 million (€178,720 thousand at December 31, 2012, corresponding to a nominal amount of €200 million).

ABENGOA

Consolidated condensed interim financial statements

  At June 30, 2013, the fair value of the derivative liability embedded in the convertible note is €407 thousand, while its fair value as of December 31, 2012 amounted to €10,656 thousand. The decrease in fair value has been recorded as an income amounting to €10,249 thousand in 'Other finance income' in the Consolidated Income Statement for the six months ended June 30, 2013.

  Additionally, a net loss of €4,815 thousand was recorded as a result of the partial repayment of the convertible notes due 2014 corresponding to an income of €7,212 thousand to the fair value measurement of the embedded derivative component cancelled and a loss of €12,027 thousand due to the difference between the amount paid and the liability cancelled.

  On the other hand, in order to partially hedge the derivatives embedded in the notes convertible, during the years 2011 and 2010 the Company purchased two call options over 7,000,000 Abengoa's own shares with a strike price of €21.125 per share, maturing on July 24, 2014 (over 35,000,000 Abengoa's shares with a strike price of €4.22 after the distribution of class B shares approved by the Extraordinary General Meeting held on September 30, 2012). The fair value of such call options at December 31, 2012 was €4,714 thousand, while the fair value was €359 thousand on June 30, 2013. The decrease in fair value has been recorded as a finance expense amounting to €4,355 thousand recorded in 'Other finance income' in the Consolidated Income Statement for the six months ended June 30, 2013.

  Convertible notes 2017

  In relation to the €250 million convertible notes maturing in 2017 issued on February 3, 2010, the carrying value of the liability component of the note at June 30, 2013 amounts to € 197,412 thousand.

  At June 30, 2013, the fair value of the derivative liability embedded in the convertible note is €16,985 thousand, while its fair value as of December 31, 2012 amounted to €39,306 thousand. The decrease in fair value has been recorded as an income amounting to €22,321 thousand in 'Other finance income' in the Consolidated Income Statement for the six months ended June 30, 2013.

  On the other hand, in order to partially hedge the derivatives embedded in the convertible notes, during the years 2011 and 2010 the Company purchased two call options over 7,100,000 Abengoa's own shares with a strike price of €30.27 per share, maturing on February 3, 2017 (over 35,500,000 Abengoa's own shares with a strike price of €6.05 after the distribution of class B shares approved by the Extraordinary General Meeting held on September 30, 2012). The fair value of such call options at December 31, 2012 was €4,065 thousand, while the fair value was €547 thousand on June 30, 2013. The decrease in fair value has been recorded as a finance expense amounting to €3,518 thousand recorded in 'Other finance income' in the Consolidated Income Statement for the six months ended June 30, 2013.

  Convertible notes 2019

  On January 17, 2013, Abengoa, S.A. issued €400 million aggregate principal amount of 6.25% notes due 2019 (the "2019 Convertible Notes"). In summary, the final terms and conditions of the issuance are as follows:

  a)
  The Notes were issued for four hundred million Euros (€400 million) with maturity set at six (6) years.

  b)
  The Notes accrue a fixed annual interest of 6.25% payable semiannually.

  c)
  The Notes are convertible, at the option of noteholders into fully paid class B shares.

ABENGOA

Consolidated condensed interim financial statements

  d)
  In the event that investors decide to exercise their right of conversion, the Company may decide to repay the notes in shares, cash or a combination of cash and shares.

  e)
  The 2019 Convertible Notes are convertible into fully paid class B shares of the Parent Guarantor credited in the number determined by dividing the aggregate nominal amount of the Notes by the applicable conversion price. The conversion price is three Euros and twenty-seven cents of a Euro (€3.27) for each share B of the Company.

  The carrying value of the liability component of the note at June 30, 2013 amounts to €303,019 thousand.

  At June 30, 2013, the fair value of the derivative liability embedded in the convertible note is €28,687 thousand, while its initial valuation generated in the issuance of the convertible notes amounted to €91,244 thousand. The decrease in fair value has been recorded as an income amounting to €62,557 thousand in 'Other finance income' in the Consolidated Income Statement for the six months ended June 30, 2013.

Note 17. — Trade payables and other current liabilities

        Trade payable and other current liabilities at June 30, 2013 and December 31, 2012 are shown in the following table:

Item	Balance as of 06.30.13	Balance as of 12.31.12
Trade suppliers	3,627,302	3,587,221
Credits for services	987,673	989,387
Down payments from clients	776,328	1,036,789
Remunerations payable	51,427	41,779
Suppliers of intangible assets current	106,873	228,262
Other accounts payable	70,678	72,151

Total	5,620,281	5,955,589

Note 18. — Financial income and expenses

18.1.
Financial income and expenses

  The following table sets forth our Finance income and expenses for the six month period ended June 30, 2013 and 2012:

Finance income	For the six months ended 06.30.13	For the six months ended 06.30.12
Interest income from loans and credits	18,537	39,481
Interest rates benefits derivatives: cash flow hedges	20,074	5,259
Interest rates benefits derivatives: non-hedging	5,262	19

Total	43,873	44,759

ABENGOA

Consolidated condensed interim financial statements

Finance expenses	For the six months ended 06.30.13	For the six months ended 06.30.12
Expenses due to interest:
— Loans from credit entities	(85,106)	(101,852)
— Other debts	(140,754)	(114,687)
Interest rates losses derivatives: cash flow hedges	(56,264)	(46,173)
Interest rates losses derivatives: non-hedging	(3,726)	(586)

Total	(285,850)	(263,298)

Net financial loss	(241,977)	(218,539)

  For the six month period ended June 30, 2013 finance income has decreased with respect to the same period in the previous year mainly due to lower interest income from loans and credits in Brazil, partially offset by higher interest rates benefits derivatives as a result of income for the time value of interest rate options, that in the same period in the previous year this impact was a loss classified in Finance expenses.

  Finance expenses have increased for the six month period ended June 30, 2013 when compared to the same period in the previous year, mainly due to the increase of other finance debts expenses due to the convertible notes and ordinary notes issued during the first months of 2013 (see Note 16.1) and to higher losses coming from interest rate derivatives hedging cash flows due to the higher amount of negative fair value transferred to Consolidated income statement.

  The net financial expenses for non-recourse financing project companies is €-54,693 thousand (€-49,144 thousand for the six month period ended June 30, 2012).

18.2.
Other net finance income and expenses

  The following table sets out 'Other net finance income and expenses' for the six month period ended June 30, 2013 and 2012:

Other finance income	For the six months ended 06.30.13	For the six months ended 06.30.12
Profits from the sale of financial assets	—	694
Income on financial assets	287	382
Other finance Income	9,317	7,996
Changes in the fair value of the derivatives embedded in the convertible notes and options over shares	94,466	14,111

Total	104,070	23,183

ABENGOA

Consolidated condensed interim financial statements

Other finance expenses	For the six months ended 06.30.13	For the six months ended 06.30.12
Loss from sale of financial assets	—	(81)
Other finance losses	(51,807)	(54,113)
Outsourcing of payables	(31,449)	(23,415)
Commodity derivatives losses: non hedge	(10,328)	(336)

Total	(93,584)	(77,945)

Other net finance income/expenses	10,486	(54,762)

  For the six month period ended June 30, 2013 the heading 'Other finance income' has increased when compared to the same period in the previous year, mainly due to the change in fair value of embedded derivatives of the convertible bonds, net of change in fair value of the call options over Abengoa's own share, which hedge the embedded derivatives partially, amounting to a net gain of €94,466 thousand, see Note 16.3 (€14,111 thousand for the six month period ended June 30, 2012).

  The heading 'Other finance expenses' has increased for the six month period ended June 30, 2013 compared to the same period in the previous year mainly due to an increase in outsourcing of payables expenses and to commodity derivatives losses corresponding to the interruption of the hedging relationship, when the transaction hedged is no longer expected to occur, partially offset by lower other finance losses. In addition, other finance losses for the six months ended June 30, 2013 correspond primarily to bank fees and commissions, financial guarantees, letters of credit and costs related to wire transfers, as well as, losses from partial repayment of the convertible notes due 2014 (see Note 16.3).

  The net of 'Other incomes and financial expenses' corresponding to Non-recourse financing project companies was €-12,217 thousand (€-16,573 thousand for the six month period ended June 30, 2012).

Note 19. — Income tax and tax situation

19.1.
The effective tax rate for the period presented has been established based on Management's best estimates.

19.2.
The effective tax rate for the six month period ended June 30, 2013 was -72% (the effective tax rate for the six month period ended June 30, 2012 was -423%) higher than the previous period, primarily due to less recognition of certain Spanish government incentives for export activities and incentives under Article 23 of the Corporate Income Tax Act, as well as, gains tax exempt.

Note 20. — Financial instruments fair value

        The information on the financial instruments measured at fair value, is presented in accordance with the following level classification:

  •
  Level 1: Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2: Measured on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

  •
  Level 3: Measured on inputs for the assets or liabilities that are not based on observable market data (unobservable inputs).

ABENGOA

Consolidated condensed interim financial statements

        The following is a breakdown of the Group's assets and liabilities measured at fair value as of June 30, 2013 and December 31, 2012 (except assets and liabilities with a carrying amount close to their fair value, non-quoted equity instruments measured at cost and contracts with components that cannot be measured reliably):

Category	Level 1	Level 2	Level 3	Balance as of 06.30.13
Derivatives — non hedge accounting	—	(56,340)	—	(56,340)
Hedging derivatives	—	(200,264)	—	(200,264)
Available-for-sale	2,768	—	44,592	47,360

Total	2,768	(256,604)	44,592	(209,244)

Category	Level 1	Level 2	Level 3	Balance as of 12.31.12
Derivatives — non hedge accounting	—	(63,932)	—	(63,932)
Hedging derivatives	—	(354,636)	—	(354,636)
Available-for-sale	3,991	—	45,704	49,695

Total	3,991	(418,568)	45,704	(368,873)

        The caption Derivatives — non-hedge accounting includes the fair value of the derivatives embedded in the convertible notes, the fair value of the call options over Abengoa's own shares, as well as those derivatives purchased with the purpose of hedging a market risk (interest rate, foreign exchange or commodities) that do not fulfil all the requirements to be recorded as hedges from an accounting point of view.

        During the periods presented, there have not been any reclassifications amongst the three level presented above.

20.1.
Level 2 valuation

  The majority of Abengoa's portfolio comprises financial derivatives designated as cash flow hedges, is classified as level 2 and corresponds mainly to the interest rate swaps. The valuation method used for this type of derivative is shown below.

  Description of the valuation method

  We value independently the interest rate swap and the credit risk.

  The method most commonly used by the market and applied by Abengoa for valuing interest rate swaps consists on discounting projected future flows based on the parameters of the contract. Flows are projected based on the forward rates calculated from the zero swap curves of the contract's benchmark indices (e.g. 3 month Euribor, 6 month Libor). These estimated flows are discounted with the zero swap curve for the reference period most used by the market for each currency. For the Euro, this is the 6 month Libor.

  The effect of the credit risk on the valuation of the interest rate swaps depends on the future settlement. If the settlement is favourable for the Company, the counterparty credit spread will be incorporated to quantify the probability of default at maturity. If the expected settlement is negative for the company, its own credit risk will be applied to the final settlement.

  Classic models for valuing interest rate swaps use deterministic valuation of the future of variable rates, based on future outlooks. When quantifying credit risk, this model is limited by considering only

ABENGOA

Consolidated condensed interim financial statements

  the risk for the current paying party, ignoring the fact that the derivative could change sign at maturity. A payer and receiver swaption model is proposed for these cases. This enables the associated risk in each swap position to be reflected. Thus, the model shows each agent's exposure, on each payment date, as the value of entering into the 'tail' of the swap, i.e. the live part of the swap.

  Variables (Inputs)

  Currency interest rate curves are the inputs used when valuing interest rate swaps: the zero swap curve for the period set out in the contract for calculating forward rates and the zero swap curve for the period considered risk-free by the market for the discounting of projected flows.

  The market value of debt and the CDS (credit default swaps) available in the different sectors in which Abengoa operates (engineering and construction, renewables) have been taken into account as CDS when valuing credit risk.

20.2.
Detail of level 3 elements

  Level 3 includes shares in companies that, pursuant to the regulations in force, have not been included in the scope of consolidation and in which the Company's stake is greater than 5% and lower than 20%.

  Level 3 corresponds mainly to the 3% interest held by Abengoa, S.A. in Yoigo, S.A., a Spanish telecom operator, recorded at a cost of €32,997 thousand and held through the ownership of Siema Investments, S.L. (a holding company owned 100% by Abengoa, S.A.). Additionally the shareholders of Yoigo have granted this company several 'participative' loans in accordance with a pre-established plan, which involved a total disbursement equivalent to 3% of the total loan made to the company by its shareholders.

  Fair value within these elements was calculated by taking as the main reference the value of the investment—the company's cash flow generation based on its current business plan, discounted at a rate appropriate for the sector in which each of the company's is operating. Valuations were obtained from internal models. These valuations could vary where other models and assumptions made on the principle variables had been used, however the fair value of the assets and liabilities, as well as the results generated by these financial instruments are considered reasonable.

  The following tables shows the changes in the fair value of level 3 for the six month period ended June 30, 2013 and for the year ended December 31, 2012:

Movements	Amount
Beginning balance as of January 1, 2012	41,371
Transfers to Level 3	—
Gains and losses recognized in the Consolidated Income Statement	—
Gains and losses recognized in Equity	1,390
Change in consolidation, reclassifications and translation differences	2,943

Total as of December 31, 2012	45,704

Transfers to Level 3	—
Gains and losses recognized in the Consolidated Income Statement	—
Gains and losses recognized in Equity (see Note 13.1)	(287)
Change in consolidation, reclassifications and translation differences	(825)

Total as of June 30, 2013	44,592

ABENGOA

Consolidated condensed interim financial statements

Note 21. — Earnings per share

        As explained in Note 14, on September 30, 2012, the Extraordinary General Shareholders' Meeting approved an increase in class B share capital, charged to Abengoa's freely available reserves, which will be distributed for no consideration to all existing shareholders on the basis of four (4) class B shares for each class A share or class B share which they hold. Therefore, no dilution or further concentration with respect to our share capital has occurred.

        According to IAS 33, when ordinary shares are issued to existing shareholders for no additional consideration, the transaction is equivalent to a share split. In this case, the number of ordinary shares outstanding before the event is adjusted for the proportionate change in the number of ordinary shares outstanding as if the event had occurred at the beginning of the earliest period presented. Consequently, the number of shares has been adjusted to reflect this transaction in each of the presented periods.

21.1.
Basic earnings per share

  Basic earnings per share are calculated by dividing the profit attributable to equity holders of the company by the weighted average number of ordinary shares outstanding during the period.

Item	For the six months ended 06.30.13	For the six months ended 06.30.12
Profit from continuing operations attributable to equity holders of the company	67,924	60,219
Profit/(loss) from discontinuing operations attributable to equity holders of the company	(595)	15,118

Average number of ordinary shares outstanding (thousands)	538,063	538,063

Earnings per share from continuing operations (€ per share)	0.13	0.11
Earnings per share from discontinuing operations (€ per share)	(0.00)	0.03

Earnings per share from profit for the year (€ per share)	0.13	0.14

21.2.
Diluted earnings per share

  To calculate the diluted earnings per share, the average weighted number of ordinary shares issued and outstanding is adjusted to reflect the conversion of all the potential diluting ordinary shares.

  The potential diluting ordinary shares held by the group correspond to the warrants on class B shares issued in November 2011. The assumption is that all warrants will be exercised and a calculation is made to determine the number of shares that may have been acquired at fair value based on the monetary value of the subscription rights of the warrants still to be exercised. The difference between

ABENGOA

Consolidated condensed interim financial statements

  the number of shares issued assuming the exercise of the warrants, and the number of shares calculated based on the above, is included in the calculation of the income per diluted share.

Concept	For the six months ended 06.30.13	For the six months ended 06.30.12
Profit for the year
—Profit from continuing operations attributable to equity holders of the company	67,924	60,219
—Profit/(loss) from discontinuing operations attributable to equity holders of the company	(595)	15,118
—Adjustments to attributable profit	—	—

Profit used to determine the diluted earnings per share	67,329	75,337

Average weighted number of ordinary shares outstanding (thousands)	538,063	538,063
—Warrants adjustments (average weighted number of shares in outstanding since issue)	19,996	20,025

Average weighted number of ordinary shares affecting the diluted earnings per share (thousands)	558,059	558,088

Diluted earnings per share from continuing operations (€ per share)	0.12	0.11
Diluted earnings per share from discontinuing operations (€ per share)	—	0.02

Diluted earnings per share to the profit for the year (€ per share)	0.12	0.13

Note 22. — Average number of employees

        The average number of employees for the six month period ended at June 30, 2013 and 2012 was:

	Average number of employees for the six months ended 06.30.13			Average number of employees for the six months ended 06.30.12
Categories	Female	Male	% Total	Female	Male	% Total
Directors	76	560	2.3	74	562	2.5
Management	433	1,602	7.4	387	1,703	8.4
Engineers	1,284	3,195	16.3	1,033	2,391	13.7
Assistants and professional	1,165	1,525	9.8	1,290	2,128	13.7
Operators	984	16,057	62.2	908	14,021	59.8
Interns	233	303	2.0	192	292	1.9

Total	4,175	23,242	100	3,884	21,097	100

        During the six month period ended June 30, 2013 the average number of employees is 28% in Spain and 72% abroad.

ABENGOA

Consolidated condensed interim financial statements

Note 23. — Related party entities

        The only operation with related party entities that has taken place during the period corresponds to certain stock loan agreements signed by Abengoa with Inversion Corporativa IC, S.A. (IC) on January 9, 2013 for a total amount of 11,047,468 Class B shares to facilitate stock borrow liquidity to investors in the 2019 convertible notes.

        Inversión Corporativa IC, S.A. lends the shares to Abengoa and, at the end of the term receives them back, not receiving any consideration in return. Because the risks and benefits of the shares are not being transferred, Inversion Corporativa IC, S.A. continues recognizing the financial asset.

        On July 3, 2013, these agreements have been cancelled and the shares returned to Inversión Corporativa IC, S.A.

Note 24. — Employee benefit expenses

        Directors are remunerated as established in article 39 of the Bylaws. The remuneration of Directors is made up of a fixed amount as agreed upon at the General Shareholders' Meeting, and is not necessarily equal for all Directors. Additionally, they may participate in profit sharing programs, for a percentage between 5% and 10% (maximum) of the net income of the Company after the declaration of the dividends for the year. Travel expenses related to work undertaken by the board are reimbursed to Directors.

        Additionally, during the six month period ended on June 30, 2013 overall compensation paid to top level management of the Company (senior management who are not Executive Directors), including both fixed and variable components, amounted to € 8,100 thousand, including the Extraordinary Variable Compensation Plan approved in 2006 (€5,760 thousand for the period ended June 30, 2012).

        No advanced payments or credits are granted to members of the Board, nor are any guarantees or obligations granted in their favor.

        As of June 30, 2013 there existed €45,748 thousand in non-current personnel compensation obligations (€70,599 thousand as of December 31, 2012).

Note 25. — Subsequent events
        On 13 July 2013 Royal Decree-Act 9/2013 of 12 July 2013 (hereinafter, 'Royal Decree Act 9/2013') was published. This adopts urgent measures to ensure the financial stability of the system in order to mitigate the tariff deficit. In general, these measures address the following issues: (i) they enable the Government to approve a new legal and economic regime for existing installations for the production of electricity from renewable energy sources; (ii) they approve urgent measures in relation to the system governing the remuneration of distribution and transport activities; (iii) they envisage a set of measures in relation to the Electricity System Deficit Securitisation Fund; and (iv) they establish measures in relation to payments based on capacity, the assumption of the cost of the subsidised rate and the review of access tolls, among other things.

        Although the new legal and economic regime is still pending implementation, Royal Decree-Act 9/2013 establishes the pillars on which the future reform will be based. To this end, Article 30.4 of Act 54/1997 of 27 November 1997 on the Electricity Sector (Ley del Sector Eléctrico) is modified, and recognises the producer's right to earn some income from its participation in the market, with an additional remuneration which, if necessary, can cover the standard investment costs not recovered in the market by an efficient and well managed company. For the calculation of the specific remuneration it shall consider, for a typical installation, the proceeds from the sale of energy generated valued at the production market price, the average operating costs necessary for carrying out the activity, and the value of the initial investment in the

ABENGOA

Consolidated condensed interim financial statements

typical installation, all this with the aim of acknowledging a reasonable return for producers that, before tax, will be around the average yield in the secondary market for 10-year Government Bonds plus 300 basis points, and that in any case may be reviewed every 6 years.

        In line with the aim of the reform, Royal Decree-Act 9/2013 repeals Article 4 of Royal Decree-Act 6/2009 of 30 April 2009 approving the subsidised rate, Royal Decree 661/2007 of 25 May 2007 which regulates the electricity production activity under the special regime, and Royal Decree 1578/2008 of 26 September 2008 on the remuneration for the production of electricity using solar photovoltaic technology for installations postdating the deadline for maintaining the remuneration of Royal Decree 661/2007 of 25 May 2007 for such technology. However, in order to maintain both the flow of remuneration to the installations and the rest of the procedures, rights and obligations, it is stipulated that the provisions of the above mentioned rules will be applied on a transitional basis until the new legislation has been approved. As a result of the foregoing, until further legislation implementing the reform has been approved, all payment collection rights and settlements paid to the producers from 13 July 2013 shall be on account of the definitive regularisation and pending such regularisation. In addition, any changes arising from the pending legislative development could have an impact on the business, financial terms or operating results in the activities of electricity generation under the special regime. Abengoa will finish assessing the impact of this reform once the Government has published all the necessary details.

        Given that the afore-mentioned measures have been approved and made public after the date of these consolidated condensed interim financial statements, they correspond to a circumstance occurred in the following period and do not correspond to an evidence or confirmation of conditions that existed prior to the closing of the reporting period ended June 30, 2013. In consequence, under IAS 10 on 'Events after the reporting period', its potential impacts should be considered after the closing of the reporting period ended June 30, 2013. In accordance with the analysis performed by the Company on the potential impacts that these measures could have, considering all the evidence available at the date of issuance of these consolidated condensed interim financial statements, Management has concluded that the analysis carried out do not indicate an impairment in the carrying amount of assets related to thermosolar electricity generation activity in Spain. As a result, the Company does not expect to have impairment losses nor any default in the financial obligations related to these projects as a consequence of the measures established in Royal Decree 9/2013.

        Since June 30, 2013, apart from what is detailed above, no other events have occurred that might significantly influence the information reflected in the Consolidated Condensed Interim Financial Statements, nor has there been any event of significant significance to the Group as a whole.

Appendix I

Associated companies included in the consolidation perimeter using the equity method due to the application of new accounting standards

Company Name	Registered Address	Activity
Abencon, S.A. de C.V.	Mexico D.F. (MX)	(1)
Abener-Dragados Industrial-México, S.A. De C.V.	Mexico D.F. (MX)	(1)
Abengoa Bioenergy Biomass of Kansas, LLC.	Chesterfield (US)	(6)
Al Osais-Inabensa Co. Ltd	Dammam (SA)	(1)
Arizona Solar One, LLC.	Colorado (US)	(3)
ATE VIII Transmissora de Energía S.A.	R. de Janeiro (BR)	(2)
Carmona & Befesa Limpiezas Industriais, Ltda. (C&B)	Setúbal (PT)	(7)
Central Eólica Santo Antonio de Pádua S.A.	Sao Paulo (BR)	(5)
Central Eólica São Cristóvão S.A.	Sao Paulo (BR)	(5)
Central Eólica São Jorge S.A.	Sao Paulo (BR)	(5)
Coaben SA de C.V.	Mexico D.F. (MX)	(1)
Concecutex SA de C.V.	Toluca (MX)	(5)
Concesionaria Costa del Sol S.A.	Malaga (ES)	(5)
Desarrolladora de Energía Renovable, S.A.P.I. de C.V	Mexico D.F. (MX)	(1)
Evacuación Villanueva del Rey, S.L.	Seville (ES)	(3)
Explotaciones Varias, S.A.	Seville (ES)	(1)
Geida Tlemcen, S.L.	Madrid (ES)	(4)
Gestión y Valorización Integral del Centro, S.L.	Madrid (ES)	(7)
Helioenergy Electricidad Dos, S.A.	Seville (ES)	(3)
Helioenergy Electricidad Uno, S.A.	Seville (ES)	(3)
Íbice Participações e Consultoria em Energia S.A.	R. de Janeiro (BR)	(1)
Inapreu, S.A.	Barcelona (ES)	(5)
Iniciativas Hidroeléctricas, S.A. (IHSA)	Seville (ES)	(5)
Kaxu Solar One (Pty) Ltd.	Gauteng (ZA)	(3)
Khi Solar One (Pty) Ltd.	Gauteng (ZA)	(3)
Ledincor S.A.	Montevideo (UY)	(1)
Lidelir S.A.	Montevideo (UY)	(1)
Micronet Porous Fibers, S.L.	Vizcaya (ES)	(7)
Mojave Solar, LLC.	Berkeley (US)	(3)
Myah Bahr Honaine, S.P.A.	Argel (DZ)	(4)
Proecsa, Procesos Ecológicos, S.A.	Seville (ES)	(1)
Recytech, S.A.	Fouquiéres (FR)	(7)
Resid. Urbanos de Ceuta, S.L. (Resurce)	Seville (ES)	(1)
Santos Energia Participaçoes S.A	Sao Paulo (BR)	(5)
Servicios Culturales Mexiquenses, S.A. de C.V.	Mexico D.F. (MX)	(1)
SRC Nanomaterials, S.A	Asturias (ES)	(3)
Total Abengoa Solar Emirates Investment Company, B.V.	Amsterdam (NL)	(8)
Total Abengoa Solar Emirates O&M Company, B.V.	Amsterdam (NL)	(3)

See
note 2.1.b) to the Consolidated Condensed Interim Financial Statements for the six month period ended June 30, 2013

(1)
Operating segment activities area: Engineering and Construction

(2)
Operating segment activities area: Transmission

(3)
Operating segment activities area: Solar

(4)
Operating segment activities area: Water

(5)
Operating segment activities areae: Cogeneration and others

(6)
Operating segment activities area: Bioenergy

(7)
Operating segment activities area: Recycling

(8)
Operating segment activities area: Others

182,500,000 Class B Shares

(either in the form of shares or American Depositary Shares)

PROSPECTUS

, 2013

Global Coordinators
Citigroup	HSBC

Senior Bookrunners
Citigroup	HSBC	BofA Merrill Lynch	Banco Santander
Junior Bookrunners
Canaccord Genuity		Société Générale Corporate & Investment Banking

        Until                           , 2013 (25 days after commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        The registrant maintains an insurance policy that protects its directors and officers from liabilities incurred as a result of actions taken in their official capacity.

        Under Spanish law, our directors shall be liable to the company, the shareholders and the creditors of the company for any damage they cause through acts or omission contrary to the law or our by-laws, or through acts or omissions carried out breaching the duties inherent to holding a director position. Any other person acting as a director in fact shall be personally responsible on this basis as well.

Item 7.    Recent Sales of Unregistered Securities

        None.

Item 8.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Bylaws
4.1	Specimen certificate evidencing American Depositary Receipt (included in Exhibit 4.2)
4.2	Form of Deposit Agreement among the Registrant, the depositary and all registered holders and beneficial owners of the American Depositary Shares
5.1	Form of opinion of DLA Piper Spain as to certain Spanish legal matters
8.1	Form of opinion of DLA Piper Spain as to Spanish tax matters (included in Exhibit 5.1)
8.2	Form of opinion of DLA Piper LLP (US) as to U.S. tax matters
10.1	Form of Agreement between executives and Abengoa, S.A. for acquisition of shares of Abengoa, S.A.
10.2	2011 Extraordinary Variable Compensation Plan of Abengoa, S.A.
10.3	Registration Rights Agreement, dated as of November 4, 2011, between Abengoa, S.A. and FR Alfajor Holdings S.à.r.l.
10.4	Shareholder's Agreement between Abengoa, S.A. and Inversión Corporativa, I.C., S.A. dated as of August 27, 2012
21.1	List of Subsidiaries (incorporated by reference to Appendix I to the Annual Consolidated Financial Statements included with this registration statement)
23.1	Consent of Deloitte, S.L.
23.2	Consent of PricewaterhouseCoopers Auditores, S.L.
23.3	Letter of PricewaterhouseCoopers Auditores, S.L.
23.4	Consent of DLA Piper Spain (included in Exhibit 5.1)
23.5	Consent of DLA Piper LLP (US) (included in Exhibit 8.2)
24.1	Powers of Attorney (included on signature page)

*
To be filed by amendment

(b)
Financial Statement Schedules

        All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto or the additional information thereto.

Item 9.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (2)    For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3)    For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Madrid in the Kingdom of Spain on the 4th day of October, 2013.

ABENGOA, S.A.
By:	/s/ MANUEL SÁNCHEZ ORTEGA
	Name:	Manuel Sánchez Ortega
	Title:	Chief Executive Officer

Power of Attorney

        We, the undersigned directors and officers of Abengoa, S.A., hereby severally constitute and appoint Manuel Sánchez Ortega, Felipe Benjumea Llorente, José B. Terceiro and Miguel Ángel Jiménez-Velasco Mazarío, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the United States Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the United States Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MANUEL SÁNCHEZ ORTEGA Manuel Sánchez Ortega	Chief Executive Officer and Director (Principal executive officer)	October 4, 2013
/s/ BÁRBARA ZUBIRÍA FUREST Bárbara Zubiría Furest	Co-Chief Financial Officer, Capital Markets and Investor Relations (Principal financial officer)	October 4, 2013
/s/ JESÚS GARCÍA-QUILEZ GÓMEZ Jesús García-Quilez Gómez	Co-Chief Financial Officer, Financial Markets (Principal financial officer)	October 4, 2013
/s/ ENRIQUE BORRAJO LOVERA Enrique Borrajo Lovera	Consolidation Officer (Principal accounting officer)	October 4, 2013
/s/ FELIPE BENJUMEA LLORENTE Felipe Benjumea Llorente	Executive Chairman	October 4, 2013
/s/ JOSÉ B. TERCEIRO José B. Terceiro	Executive Vice-Chairman and Lead Director	October 4, 2013
/s/ JOSÉ JOAQUÍN ABAURRE LLORENTE José Joaquín Abaurre Llorente	Director	October 4, 2013
/s/ JOSÉ LUIS AYA ABAURRE José Luis Aya Abaurre	Director	October 4, 2013
/s/ JOSÉ BORRELL FONTELLÉS José Borrell Fontellés	Director	October 4, 2013

Signature	Title	Date

/s/ MARÍA TERESA BENJUMEA LLORENTE María Teresa Benjumea Llorente	Director	October 4, 2013
/s/ JAVIER BENJUMEA LLORENTE Javier Benjumea Llorente	Director	October 4, 2013
/s/ MERCEDES GRACIA DÍEZ Mercedes Gracia Díez	Director	October 4, 2013
/s/ RICARDO MARTÍNEZ RICO Ricardo Martínez Rico	Director	October 4, 2013
/s/ CLAUDI SANTIAGO PONSA Claudi Santiago Ponsa	Director	October 4, 2013
/s/ IGNACIO SOLÍS GUARDIOLA Ignacio Solís Guardiola	Director	October 4, 2013
/s/ FERNANDO SOLÍS MARTÍNEZ-CAMPOS Fernando Solís Martínez-Campos	Director	October 4, 2013
/s/ CARLOS SUNDHEIM LOSADA Carlos Sundheim Losada	Director	October 4, 2013
/s/ ALICIA VELARDE VALIENTE Alicia Velarde Valiente	Director	October 4, 2013

Signature of Authorized Representative in the United States

        Pursuant to the United States Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States for Abengoa, S.A., has signed this Registration Statement and any amendment thereto in the City of Oakland, State of California, on the 4th day of October, 2013.

/s/ CHRISTOPHER HANSMEYER
Name:	Christopher Hansmeyer
Title:	Authorized Representative

 Exhibit Index

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Bylaws
4.1	Specimen certificate evidencing American Depositary Receipt (included in Exhibit 4.2)
4.2	Form of Deposit Agreement among the Registrant, the depositary and all registered holders and beneficial owners of the American Depositary Shares
5.1	Form of opinion of DLA Piper Spain as to certain Spanish legal matters
8.1	Form of opinion of DLA Piper Spain as to Spanish tax matters (included in Exhibit 5.1)
8.2	Form of opinion of DLA Piper LLP (US) as to U.S. tax matters
10.1	Form of Agreement between executives and Abengoa, S.A. for acquisition of shares of Abengoa, S.A.
10.2	2011 Extraordinary Variable Compensation Plan of Abengoa, S.A.
10.3	Registration Rights Agreement, dated as of November 4, 2011, between Abengoa, S.A. and FR Alfajor Holdings S.à.r.l.
10.4	Shareholder's Agreement between Abengoa, S.A. and Inversión Corporativa, I.C., S.A. dated as of August 27, 2012
21.1	List of Subsidiaries (incorporated by reference to Appendix I to the Annual Consolidated Financial Statements included with this registration statement)
23.1	Consent of Deloitte, S.L.
23.2	Consent of PricewaterhouseCoopers Auditores, S.L.
23.3	Letter of PricewaterhouseCoopers Auditores, S.L.
23.4	Consent of DLA Piper Spain (included in Exhibit 5.1)
23.5	Consent of DLA Piper LLP (US) (included in Exhibit 8.2)
24.1	Powers of Attorney (included on signature page)

*
To be filed by amendment